                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-46930


PROSPECTUS SUPPLEMENT
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[UBS AG LOGO]
                                     UBS AG
                                  $30,000,000
                       14.125% GOALs DUE AUGUST 15, 2002
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     Each note being offered has the terms described beginning on page S-15, including the following:

- Issuer:             UBS AG
- Issue:              $30,000,000 USD principal amount
                      of GOALs due August 15, 2002
                      linked to shares in the common
                      stock of The Home Depot, Inc.
- Coupon:             14.125% per annum, payable
                      semi-annually in arrears on each
                      February 15 and August 15 which
                      shall be composed of (1) an
                      interest coupon representing a
                      rate of 5% per annum and (2) a
                      coupon representing an option
                      premium of 9.125% per annum
- Initial price of    $46.31 per share, subject to
  underlying stock    antidilution adjustments
  (strike price):
- Key dates:          Trade: February 13, 2001
                      Settlement: February 15, 2001
                      Determination: August 12, 2002
                      Maturity: August 15, 2002
- Booking branch:     The GOALS will be booked in UBS
                      AG, Jersey Branch

- Proceeds at maturity are based on the closing price of The Home Depot, Inc. common stock three business days before maturity:

  If the closing price of The Home Depot, Inc. common stock is at or above the initial price per share of $46.31, holders will receive a cash payment equal to the principal amount of their GOALs.

  If the closing price of The Home Depot, Inc. is lower than the initial price per share of $46.31, holders will receive 21.5936 shares of The Home Depot, Inc. common stock for each $1,000 principal amount of their GOALs (the stock redemption amount). Fractional shares will be paid in cash. The number of shares received for each $1,000 invested was calculated by dividing the initial price per share of $46.31 into $1,000. The stock redemption amount and the initial price per share of $46.31 (strike price) may change due to stock splits or other corporate actions.

- Calculation agent: UBS Warburg LLC

- Listing: GOALs have been approved for listing on the American Stock Exchange under the symbol "NYH.A".

SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR RISKS RELATED TO AN INVESTMENT IN THE GOALs

                                                             PRICE TO      UNDERWRITING    PROCEEDS TO
                                                              PUBLIC         DISCOUNT        UBS AG
------------------------------------------------------------------------------------------------------
Per GOAL..................................................     100%            2%              98%
------------------------------------------------------------------------------------------------------
Total.....................................................  $30,000,000     $600,000       $29,400,000
------------------------------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The GOALs are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States Government, or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG may use this prospectus supplement and accompanying prospectus in the initial sale of any GOAL. In addition, UBS AG, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS AG may use this prospectus supplement and accompanying prospectus in a market-making transaction for any GOAL after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

UBS WARBURG LLC                                         PAINEWEBBER INCORPORATED

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 13, 2001.

TABLE OF CONTENTS
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PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-3
Risk Factors..........................   S-5
  The GOALs are not ordinary senior
     notes: there is no guaranteed
     return of principal..............   S-5
  The value of the GOALs cannot exceed
     the stated principal amount at
     maturity.........................   S-5
  You may not have an active trading
     market in the GOALs..............   S-5
  The market price of the GOALs will
     be influenced by unpredictable
     factors..........................   S-5
  If the market price of The Home
     Depot, Inc. common stock changes,
     the market value of your GOALs
     may not change in the same
     manner...........................   S-6
  Trading and other transactions by
     UBS AG or its affiliates in the
     common stock of The Home Depot,
     Inc., or options and other
     derivative products on the common
     stock of The Home Depot, Inc. may
     impair the value of the GOALs....   S-6
  UBS AG's business activities may
     create conflicts of interest
     between you and us...............   S-7
  You have no shareholder rights in
     the common stock of The Home
     Depot, Inc.......................   S-7
  UBS AG and its affiliates have no
     affiliation with The Home Depot,
     Inc., and are not responsible for
     The Home Depot, Inc.'s public
     disclosure of information,
     whether contained in SEC filings
     or otherwise.....................   S-7
  You have limited antidilution
     protection.......................   S-7
  There are potential conflicts of
     interest between you and the
     calculation agent................   S-8
  We can postpone the maturity date if
     a market disruption event
     occurs...........................   S-8
  Significant aspects of the tax
     treatment of the GOALs are
     uncertain........................   S-8
Historical Performance of The Home
  Depot, Inc..........................   S-9
Sensitivity Analysis: Comparison of
  Total Return of the GOALs at
  Maturity Against Owning the
  Underlying Stock....................  S-12
Valuation of the GOALs................  S-14
Specific Terms of the GOALs...........  S-15
Use of Proceeds and Hedging...........  S-26
Supplemental Tax Considerations.......  S-27
ERISA Considerations..................  S-31
Supplemental Plan of Distribution.....  S-32

PROSPECTUS

Prospectus Summary....................    3
Use of Proceeds.......................    7
Cautionary Note Regarding Forward-
  Looking Information.................    8
Capitalization of UBS.................    9
Recent Developments...................   10
UBS...................................   11
  Description of Business.............   11
  Description of Property.............   45
  Legal Proceedings...................   45
  Exchange Controls and Other
     Limitations Affecting Security
     Holders..........................   46
  Control of UBS......................   46
  Nature of Trading Market............
  Directors and Officers of UBS.......   47
  Compensation of Directors and
     Officers.........................   48
  Options to Purchase Securities from
     UBS..............................   48
  Interest of Management in Certain
     Transactions.....................   49
  Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations............   50
Unaudited Pro Forma Consolidated
  Financial Information...............  125
Description of Notes We May Offer.....  151
Considerations Relating to Indexed
  Notes...............................  188
Considerations Relating to Notes
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......  191
U.S. Tax Considerations...............  194
Tax Considerations Under the Laws of
  Switzerland.........................  205
ERISA Considerations..................  206
Plan of Distribution..................  207
Validity of the Notes.................  210
Experts...............................  210
Limitations on Enforcement of U.S.
  Laws Against UBS, Its Management and
  Others..............................  210
Where You Can Find More Information...  211
Presentation of Financial
  Information.........................  211
Financial Statements of UBS and
  PaineWebber.........................  F-i
Appendix (Third Quarter Results)......  A-i

Prospectus Supplement Summary

The following is a summary of the terms of the GOALs, as well as considerations relating to purchasing a GOAL. All of the information set forth in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SUMMARY OF TERMS

The GOALs are issued by UBS AG with a 14.125% annual coupon paid semi-annually and repayment at maturity linked to the performance of The Home Depot, Inc. common stock. If the closing price of The Home Depot, Inc. common stock on August 12, 2002 (the determination date) is at or above the initial price per share of $46.31 (strike price), you will receive a cash payment at maturity equal to the principal amount of the GOALs you hold. If, however, the closing price of The Home Depot, Inc. common stock is lower than the initial price per share of $46.31, you will receive 21.5936 shares of common stock of The Home Depot, Inc. for each $1,000 principal amount of the GOALs you hold. Fractional shares will be paid in cash. The number of shares received for each $1,000 invested was calculated by dividing the initial price per share of $46.31 into $1,000. The stock redemption amount and the initial price per share of $46.31 (strike price) may change due to stock splits or other corporate actions.

WHO SHOULD CONSIDER PURCHASING GOALS?

Investors who seek high current income and who are willing to accept the risk of owning equities in general and the common stock of The Home Depot, Inc. in particular. These are investors who anticipate that the common stock of The Home Depot, Inc. will either remain unchanged or appreciate or depreciate only to a limited degree during the period of the GOALs.

Investors who are unwilling to own the common stock of The Home Depot, Inc. or who seek the lower risk (and accept the lower returns) of money market, treasury or agency bonds or other traditional fixed income instruments should not purchase a GOAL.

SELECTED PURCHASE CONSIDERATIONS

- ENHANCED COUPON. The GOALs provide a higher coupon than would generally be paid on bonds of an issuer with a comparable credit rating.

- ENHANCED POTENTIAL YIELD. In the event that the stock price of The Home Depot, Inc. remains relatively unchanged, GOALs may provide enhanced performance to investors compared with owning The Home Depot, Inc. common stock.

- DIVERSIFICATION. The GOALs linked to the common stock of The Home Depot, Inc. may help to broaden an existing portfolio mix of stocks, bonds, mutual funds and cash.

- EXCHANGE LISTING. The GOALs have been approved for listing on the American Stock Exchange. However, there can be no guarantee of liquidity in the secondary market.

- U.S. SETTLEMENT.  The GOALs are traded and settled in the U.S. market.

SELECTED RISK CONSIDERATIONS

An investment in GOALs involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this Prospectus Supplement, beginning on page S-5.

- MARKET RISKS. GOALs are exposed to the same downside price risk as the common stock of The Home Depot, Inc. and do not provide protection of principal. GOALs do not have the same price appreciation potential as the underlying stock. At maturity, the value of the GOALs cannot appreciate above their principal amount.

- LIQUIDITY. There may be little or no secondary market for the GOALs. While UBS Warburg LLC and other affiliates of UBS AG intend to make a market in the GOALs, if a holder needs to liquidate GOALs prior to maturity, he or she may have to sell the GOALs at a substantial discount from the principal amount if the market price of the common stock of The Home Depot, Inc. is at, below, or not sufficiently above the initial market price. You should be willing to hold your GOALs until maturity.

CONSIDERATIONS RELATING TO TAXATION

The terms of GOALs require (in the absence of an administrative or judicial ruling to the contrary) that you treat your GOALs for tax purposes as consisting of two components: (1) a non-contingent debt instrument issued by us and (2) a put option on the common stock of The Home Depot, Inc. which you sold to us. Under this tax treatment, the interest paid is divided into two components for tax purposes. The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes. The option component is generally not taxed until sale or maturity. At maturity, the option component is taxed as a short term capital gain if the The Home Depot, Inc. stock price is at or above the initial stock price. If the stock has declined in value and the final payment on the GOALs is paid in shares of The Home Depot, Inc. common stock, the option component reduces the cost basis of the stock received.

The United States federal income tax consequences of your investment in GOALs is uncertain. In the opinion of our counsel, Sullivan & Cromwell, it is reasonable to treat your GOALs as described above, but it would also be reasonable to treat your GOALs as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN GOALS. For a more complete discussion of the United States federal income tax consequences of your investment in GOALs, including tax consequences applicable to non-United States persons and persons who purchase GOALs in the secondary market, please see the discussion under "Supplemental Tax Considerations -- Supplemental U.S. Tax Considerations."

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Risk Factors

The GOALs are not secured debt and are riskier than ordinary unsecured debt securities. The return on the GOALs is linked to the performance of The Home Depot, Inc. common stock and there is no guaranteed return of principal. Investing in the GOALs is NOT equivalent to investing directly in The Home Depot, Inc. common stock. This section describes the most significant risks relating to the GOALs. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE GOALs.

THE GOALs ARE NOT ORDINARY SENIOR NOTES: THERE IS NO GUARANTEED RETURN OF PRINCIPAL

The GOALs combine features of equity and debt. The terms of the GOALs differ from those of ordinary debt securities in that we will NOT pay you a fixed amount at maturity if the market price of The Home Depot, Inc. common stock is less than $46.31 on the determination date. In that event, our payment to you at maturity will be 21.5936 shares of The Home Depot, Inc. common stock per $1,000 face amount of GOALs. THEREFORE, IF THE MARKET PRICE OF THE HOME DEPOT, INC. COMMON STOCK ON THE DETERMINATION DATE IS LESS THAN $46.31, WE WILL PAY YOU AN AMOUNT OF THE HOME DEPOT, INC. COMMON STOCK WITH A MARKET VALUE LESS THAN THE PRINCIPAL AMOUNT OF THE GOALs. ACCORDINGLY, YOU CAN LOSE SOME OR ALL OF THE AMOUNT THAT YOU INVEST IN THE GOALs. See "-- Sensitivity Analysis" below.

THE VALUE OF THE GOALs CANNOT EXCEED THE STATED PRINCIPAL AMOUNT AT MATURITY

The value of the principal amount paid or shares of The Home Depot, Inc. exchanged at the maturity date will NOT exceed the principal amount of the GOALs. If the market price of The Home Depot, Inc. common stock on the determination date is equal to or exceeds $46.31, you will not receive common stock or any other asset with the value of the common stock. Instead, you will receive the principal amount of the GOALs. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PRINCIPAL AMOUNT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE GOALs THAT YOU HOLD AT THAT TIME.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE GOALs

You should be willing to hold your GOALs until the maturity date. There may be little or no secondary market for the GOALs. Although the GOALs have been approved for listing on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the GOALs. Even if a secondary market for the GOALs develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC and other affiliates of UBS AG currently intend to make a market for the GOALs but they are NOT required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in the GOALs at any time.

THE MARKET PRICE OF THE GOALs WILL BE INFLUENCED BY UNPREDICTABLE FACTORS

The value of the GOALs may move up or down between the date you purchase them and the determination date when we determine the amount to be paid to holders of the GOALs on the maturity date. Therefore, you may sustain a significant loss if you sell the GOALs in the secondary market during that time. Several factors, many of which are beyond our control, will influence the value of the GOALs. WE EXPECT THAT GENERALLY THE MARKET PRICE OF THE HOME DEPOT, INC. COMMON STOCK ON ANY DAY WILL AFFECT THE VALUE OF THE GOALs MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the value of the GOALs include:

- the frequency and magnitude of changes in price of The Home Depot, Inc. common stock (volatility)

RISK FACTORS
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- the dividend rate on The Home Depot, Inc. common stock (while not paid to holders of the GOALs, dividend payments, if any, on the common stock of The Home Depot, Inc. may have an influence on the market price of the common stock and therefore on the GOALs)

- economic, financial, political and regulatory or judicial events that affect stock markets generally which may also affect the market price of The Home Depot, Inc. common stock

- interest and yield rates in the market

- the time remaining to the maturity of the GOALs

- the creditworthiness of UBS AG

While it is possible that the GOALs could trade above their principal amount prior to maturity, the likelihood of such an increase is limited because the amount payable at maturity will not exceed the principal amount of the GOALs and by the market factors set forth above. Even if the GOALs did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your GOALs in a secondary market transaction, if such a transaction were available. MOREOVER, IF YOU SELL YOUR GOALs PRIOR TO MATURITY, YOU MAY HAVE TO SELL THEM AT A SUBSTANTIAL DISCOUNT FROM THEIR PRINCIPAL AMOUNT IF THE MARKET PRICE OF THE HOME DEPOT, INC. COMMON STOCK IS AT, BELOW, OR NOT SUFFICIENTLY ABOVE THE INITIAL PRICE PER SHARE.

IF THE MARKET PRICE OF THE HOME DEPOT, INC. COMMON STOCK CHANGES, THE MARKET VALUE OF YOUR GOALs MAY NOT CHANGE IN THE SAME MANNER

Owning the GOALs is not the same as owning common stock of the The Home Depot, Inc. Accordingly, the market value of your GOALs may not have a direct relationship with the market price of The Home Depot, Inc. common stock and changes in the market price of The Home Depot, Inc. common stock may not result in a comparable change in the market value of your GOALs. If the price of the common stock of The Home Depot, Inc. increases above the initial price per share of $46.31, the market value of the GOALs may not increase. It is also possible for the price of the common stock of The Home Depot, Inc. to increase while the market price of the GOALs declines.

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES IN THE COMMON STOCK OF THE HOME DEPOT, INC., OR OPTIONS AND OTHER DERIVATIVE PRODUCTS ON THE COMMON STOCK OF THE HOME DEPOT, INC. MAY IMPAIR THE VALUE OF THE GOALs

As described below under "Use of Proceeds and Hedging," we or one or more affiliates may hedge our obligations under the GOALs by purchasing The Home Depot, Inc. common stock, options on that stock or other derivative instruments with returns linked to or related to changes in the value of The Home Depot, Inc. common stock and may adjust these hedges by, among other things, purchasing or selling The Home Depot, Inc. common stock, options or other derivative instruments at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the price of The Home Depot, Inc. common stock and, therefore, the value of the GOALs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the GOALs may decline.

We or one or more of our affiliates may also engage in trading in The Home Depot, Inc. common stock and other investments relating to The Home Depot, Inc. on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of The Home Depot, Inc. common stock and, therefore, the value of the GOALs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of The Home Depot,

RISK FACTORS
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Inc. common stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the GOALs.

The indenture governing the GOALs does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of The Home Depot, Inc. common stock acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold common stock of The Home Depot, Inc. for the benefit of holders of the GOALs in order to enable the holders to exchange their GOALs for common stock of The Home Depot, Inc. under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any The Home Depot, Inc. common stock that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the GOALs.

UBS AG'S BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We and one or more of our affiliates may, at present or in the future, engage in business with The Home Depot, Inc. and its competitors, including making loans to or equity investments in The Home Depot, Inc. and its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the GOALs. Moreover, we or one or more of our affiliates have published and may in the future publish research reports on The Home Depot, Inc. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the GOALs. Any of these activities may affect the price of the The Home Depot, Inc. common stock and, therefore, the value of the GOALs.

YOU HAVE NO SHAREHOLDER RIGHTS IN THE COMMON STOCK OF THE HOME DEPOT, INC.

As an owner of GOALs, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of common stock of The Home Depot, Inc. would have.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE HOME DEPOT, INC., AND ARE NOT RESPONSIBLE FOR THE HOME DEPOT, INC.'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

UBS AG and its affiliates are not affiliated with The Home Depot, Inc. and have no ability to control or predict the actions of The Home Depot, Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting The Home Depot, Inc. THE HOME DEPOT, INC. IS NOT INVOLVED IN THE OFFER OF THE GOALs IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF GOALs IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR GOALs. THE HOME DEPOT, INC. MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE VALUE OF YOUR GOALs. None of the money you pay for the GOALs will go to The Home Depot, Inc.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about The Home Depot, Inc. contained in this prospectus supplement or in any of The Home Depot, Inc.'s publicly available filings. YOU, AS AN INVESTOR IN THE GOALs, SHOULD MAKE YOUR OWN INVESTIGATION INTO THE HOME DEPOT, INC.

RISK FACTORS
--------------------------------------------------------------------------------

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Warburg LLC, as calculation agent for the GOALs, will adjust the amount payable at maturity, by adjusting the initial price per share (strike price) and the stock redemption amount for certain events affecting The Home Depot, Inc. common stock, such as stock splits and stock dividends, and certain other corporate actions involving The Home Depot, Inc., such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the The Home Depot, Inc. common stock. For example, the calculation agent is not required to make any adjustments if The Home Depot, Inc. or anyone else makes a partial tender or partial exchange offer for the The Home Depot, Inc. common stock. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF THE HOME DEPOT, INC. COMMON STOCK PAYABLE AT MATURITY, THE MARKET PRICE OF THE GOALs AND THE PRINCIPAL AMOUNT OF THE GOALs PAYABLE AT THE MATURITY DATE MAY BE MATERIALLY AND ADVERSELY AFFECTED. You should refer to "Role of the Calculation Agent" below for a description of the items that the calculation agent is responsible to determine.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

As calculation agent for the GOALs, UBS Warburg LLC will calculate the payout to you at maturity of the GOALs. UBS Warburg LLC and other affiliates of UBS AG may also carry out hedging activities related to the GOALs or to other instruments, including trading in The Home Depot, Inc. common stock, as well as in other instruments related to The Home Depot, Inc. common stock. UBS Warburg LLC also trades The Home Depot, Inc. common stock and other financial instruments relating to The Home Depot, Inc. on a regular basis as part of its general broker dealer and other businesses. Any of these activities could influence UBS Warburg LLC's determination of adjustments made to the GOALs and any such trading activity could potentially affect the price of The Home Depot, Inc. common stock and, accordingly could affect your payout on the GOALs.

WE CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the maturity date for the GOALs will also be postponed, although not by more than five business days. Thus, you may not receive the payment -- or, if the GOALs are to be exchanged, any delivery of The Home Depot, Inc. common stock -- that we are obligated to make on the maturity date until after the originally scheduled maturity date.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE GOALs ARE UNCERTAIN

You should also consider the tax consequences of investing in the GOALs. Significant aspects of the tax treatment of the GOALs are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the GOALs, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "Considerations Relating to Taxation" in the summary section above, "Supplemental Tax Considerations" below, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT YOUR OWN TAX SITUATION.

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Historical Performance of The Home Depot, Inc.

According to publicly available documents, The Home Depot, Inc. is the world's largest home improvement retailer and the third largest retailer in the United States based on net sales volume for fiscal 1999. At the end of the 1999 fiscal year, The Home Depot, Inc. was operating 913 Home Depot(R) stores and fifteen EXPO Design Center(R) stores. A description of these two types of stores is as follows:

HOME DEPOT STORES: Home Depot stores sell a wide assortment of building materials and home improvement and lawn and garden products. Home Depot stores average approximately 108,000 square feet of enclosed space, with an additional approximately 24,000 square feet in the outside garden area. At fiscal year end, The Home Depot, Inc. had 909 Home Depot stores located throughout the United States and Canada, as well as four in Chile.

EXPO DESIGN CENTER STORES: EXPO Design Center stores sell products and services primarily for design and renovation projects. Unlike Home Depot stores, EXPO Design Center stores do not sell building materials and lumber. Rather, EXPO Design Center stores offer high-end interior design products, such as kitchen and bathroom cabinetry, tiles, flooring and lighting fixtures. The prototypical EXPO Design Center is approximately 90,000 square feet. At fiscal 1999 year end, EXPO Design Center stores were operating in California, Florida, Georgia, New York, Texas and Virginia.

Additionally, at the end of fiscal 1999 The Home Depot, Inc. was operating two Villager's Hardware(SM) test stores in New Jersey. Villager's Hardware stores offer products for home enhancement and small projects.

The Home Depot, Inc. also offers products through two direct marketing subsidiaries. The Home Depot, Inc.'s Maintenance Warehouse(R) subsidiary is a leading direct mail marketer of maintenance, repair and operations products serving primarily the multi-family housing and lodging facilities management market. The company fills orders through its 15 distribution centers, which are located throughout the United States. The Home Depot's Inc.'s National Blinds & Wallpaper(SM) subsidiary is a telephone mail order service for wallpaper and custom window treatments.

During fiscal 1999, The Home Depot, Inc. acquired two companies, Georgia Lighting, Inc. and Apex Supply Company, Inc., each of which The Home Depot, Inc. operates as a wholly owned subsidiary. Georgia Lighting(R), a leading specialty lighting designer, distributor and retailer, has six retail locations. Apex Supply Company(SM) is a wholesale supplier of plumbing, HVAC and other related professional products with 21 locations in Georgia, Tennessee and South Carolina.

The Home Depot, Inc.'s Store Support Center (corporate office) is located at 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024.

The stock is traded on the New York Stock Exchange under the symbol "HD." The following table sets forth the quarterly high, low, and closing prices for the common stock of The Home Depot, Inc. based on daily closing prices. The information given below is for the four calendar quarters in each of 1998, 1999 and 2000, and partial data for the first calendar quarter in 2001, through February 13, 2001. We obtained the trading price information set forth from Bloomberg, without independent verification.

HISTORICAL PERFORMANCE OF THE HOME DEPOT, INC.
--------------------------------------------------------------------------------

YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE INDEX STOCK AS AN INDICATION OF FUTURE PERFORMANCE.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------   --------------   -------------   ---------------
-----------------------------------------------------------------
    3/31/98          $23.17          $18.79           $22.54
    6/30/98          $28.31          $22.25           $27.69
    9/30/98          $32.46          $25.42           $26.33
   12/31/98          $41.04          $22.75           $40.79
    3/31/99          $43.58          $36.03           $41.50
    6/30/99          $44.88          $37.08           $42.96
    9/30/99          $46.63          $37.29           $45.75
   12/31/99          $68.75          $45.67           $68.75
    3/31/00          $68.50          $52.31           $64.50
    6/30/00          $68.00          $46.00           $49.94
    9/29/00          $59.00          $48.06           $52.94
   12/29/00          $55.56          $34.88           $45.69
    2/13/01          $51.69          $41.00           $46.31

The Home Depot, Inc. common stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by The Home Depot, Inc. with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by The Home Depot, Inc. under the Exchange Act can be located by reference to its SEC file number: I-8207.

Information about The Home Depot, Inc. may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by The Home Depot, Inc. with the SEC.

WE OBTAINED THE INFORMATION ABOUT THE HOME DEPOT, INC. IN THIS PROSPECTUS SUPPLEMENT FROM THE HOME DEPOT, INC. PUBLIC FILINGS

This prospectus supplement relates only to the GOALs and does not relate to the common stock of The Home Depot, Inc. We have derived all information about The Home Depot, Inc. in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of The Home Depot, Inc. in connection with the offering of the GOALs. We do not make any representation that the publicly available documents or any other publicly available information about The Home Depot, Inc. are accurate or complete. Furthermore, we do not know whether The Home Depot, Inc. has disclosed all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the underlying stock and, therefore, the exchange rate the calculation agent uses to determine the number of underlying shares you will receive if the price at maturity is below $46.31 per share. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning The Home Depot, Inc. could affect the value you will receive at maturity and, therefore, the market value of the GOALs.

HISTORICAL PERFORMANCE OF THE HOME DEPOT, INC.
--------------------------------------------------------------------------------

NEITHER WE NOR ANY OF OUR AFFILIATES MAKE ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE COMMON STOCK OF THE HOME DEPOT, INC.

We or any of our affiliates may currently or from time to time engage in business with The Home Depot, Inc., including making loans to or equity investments in The Home Depot, Inc. or providing advisory services to The Home Depot, Inc., including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about The Home Depot, Inc. and, in addition, one or more of our affiliates may publish research reports about The Home Depot, Inc. NONETHELESS, AS AN INVESTOR IN A GOAL, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF THE HOME DEPOT, INC. AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN A GOAL.

--------------------------------------------------------------------------------

Sensitivity Analysis:    Comparison of Total Return of the GOALs at Maturity
Against Owning the Underlying Stock

The total return at maturity of owning the GOALs compared to the common stock of The Home Depot, Inc. is driven by a number of factors including the price of the underlying stock at maturity, the coupon level of the GOALs, dividends paid on the stock and the reinvestment rate. The total return prior to maturity of owning the GOALs is driven by a number of factors. See "Valuation of the GOALs" on S-14. In the graph and table below, we compare the total return of owning the underlying stock to the total return of owning the GOALs at maturity based on the assumptions outlined below. The actual initial price and GOALs coupon will be set on the trade date. The information in the graph and table is based on hypothetical market values for the underlying stock and your GOAL. We cannot predict the market price of the underlying stock or the market value of the GOALs, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth below may not reflect actual events. Consequently, the total return that an investor in the GOALs would actually achieve, as well as how that return would compare to the total return that an investor in The Home Depot, Inc. common stock would actually achieve, may be very different from the information reflected in the graph and table.

Assumptions:

- Initial stock price of underlying stock: $46.31 per share (actual initial stock price to be set on trade date)

-  Annual GOALs coupon: 14.125% (actual coupon to be set on trade date)

-  Annual dividend yield: 0.35% ($0.04 per quarter)

-  Reinvestment rate for GOALs coupon and stock dividends: 0%
[SENSITIVITY ANALYSIS GRAPH]

                                                                           STOCK                               GOAL
                                                                           -----                               ----
$0                                                                          0.24                               9.81
                                                                            0.55                              10.12
                                                                            1.55                              11.12
                                                                            2.55                              12.12
                                                                            3.55                              13.12
                                                                            4.55                              14.12
$5                                                                          5.55                              15.12
                                                                            6.55                              16.12
                                                                            7.55                              17.12
                                                                            8.55                              18.12
                                                                            9.55                              19.12
$10                                                                        10.55                              20.12
                                                                           11.55                              21.12
                                                                           12.55                              22.12
                                                                           13.55                              23.12
                                                                           14.55                              24.12
$15                                                                        15.55                              25.12
                                                                           16.55                              26.12
                                                                           17.55                              27.12
                                                                           18.55                              28.12
                                                                           19.55                              29.12
$20                                                                        20.55                              30.12
                                                                           21.55                              31.12
                                                                           22.55                              32.12
                                                                           23.55                              33.12
                                                                           24.55                              34.12
$25                                                                        25.55                              35.12
                                                                           26.55                              36.12
                                                                           27.55                              37.12
                                                                           28.55                              38.12
                                                                           29.55                              39.12
$30                                                                        30.55                              40.12
                                                                           31.55                              41.12
                                                                           32.55                              42.12
                                                                           33.55                              43.12
                                                                           34.55                              44.12
$35                                                                        35.55                              45.12
                                                                           36.55                              46.12
                                                                           37.55                              47.12
                                                                           38.55                              48.12
                                                                           39.55                              49.12
$40                                                                        40.55                              50.12
                                                                           41.55                              51.12
                                                                           42.55                              52.12
                                                                           43.55                              53.12
                                                                           44.55                              54.12
$45                                                                        45.55                              55.12
                                                                           46.55                              56.12
                                                                           47.55                              56.12
                                                                           48.55                              56.12
                                                                           49.55                              56.12
$50                                                                        50.55                              56.12
                                                                           51.55                              56.12
                                                                           52.55                              56.12
                                                                           53.55                              56.12
                                                                           54.55                              56.12
$55                                                                        55.55                              56.12
                                                                           56.55                              56.12
                                                                           57.55                              56.12
                                                                           58.55                              56.12
                                                                           59.55                              56.12
$60                                                                        60.55                              56.12
                                                                           61.55                              56.12
                                                                           62.55                              56.12
                                                                           63.55                              56.12
                                                                           64.55                              56.12
$65                                                                        65.55                              56.12
                                                                           66.55                              56.12
                                                                           67.55                              56.12
                                                                           68.55                              56.12
                                                                           69.55                              56.12
$70                                                                        70.55                              56.12

SENSITIVITY ANALYSIS: COMPARISON OF TOTAL RETURN OF GOALS AT MATURITY AGAINST OWNING THE UNDERLYING STOCK.
--------------------------------------------------------------------------------

ASSUMPTIONS
Stock                        The Home Depot, Inc.
Stock ticker                 HD
Initial stock price          $46.31
Annual dividend yield        0.35% (or $.04 per quarter)
Annual Interest on GOAL      14.125%
Term of GOAL                 18 months

                    STOCK PERFORMANCE                                                                             GOAL VS. STOCK
                                                                             GOAL PERFORMANCE                          GOAL
                                                                                 THREE                            OUTPERFORMANCE
                                                 18 MONTH     GOAL PAYMENT    SEMI-ANNUAL            18 MONTH   (UNDERPERFORMANCE)
                  %      SIX DIVIDEND             TOTAL      OR STOCK VALUE     INTEREST              TOTAL        VERSUS STOCK
STOCK PRICE    CHANGE    PAYMENTS(1)    TOTAL     RETURN      AT MATURITY     PAYMENTS(1)    TOTAL    RETURN      ($)        (%)
---------------------------------------------------------    ------------------------------------------------   ------------------
   $70.00          51%      $0.24       $70.24     51.7%         $46.31          $ 9.81      $56.12    21.2%    -$14.12    -30.5%
   $69.00          49%      $0.24       $69.24     49.5%         $46.31          $ 9.81      $56.12    21.2%    -$13.12    -28.3%
   $68.00          47%      $0.24       $68.24     47.4%         $46.31          $ 9.81      $56.12    21.2%    -$12.12    -26.2%
   $67.00          45%      $0.24       $67.24     45.2%         $46.31          $ 9.81      $56.12    21.2%    -$11.12    -24.0%
   $66.00          43%      $0.24       $66.24     43.0%         $46.31          $ 9.81      $56.12    21.2%    -$10.12    -21.9%
   $65.00          40%      $0.24       $65.24     40.9%         $46.31          $ 9.81      $56.12    21.2%     -$9.12    -19.7%
   $64.00          38%      $0.24       $64.24     38.7%         $46.31          $ 9.81      $56.12    21.2%     -$8.12    -17.5%
   $63.00          36%      $0.24       $63.24     36.6%         $46.31          $ 9.81      $56.12    21.2%     -$7.12    -15.4%
   $62.00          34%      $0.24       $62.24     34.4%         $46.31          $ 9.81      $56.12    21.2%     -$6.12    -13.2%
   $61.00          32%      $0.24       $61.24     32.2%         $46.31          $ 9.81      $56.12    21.2%     -$5.12    -11.1%
   $60.00          30%      $0.24       $60.24     30.1%         $46.31          $ 9.81      $56.12    21.2%     -$4.12     -8.9%
   $59.00          27%      $0.24       $59.24     27.9%         $46.31          $ 9.81      $56.12    21.2%     -$3.12     -6.7%
   $58.00          25%      $0.24       $58.24     25.8%         $46.31          $ 9.81      $56.12    21.2%     -$2.12     -4.6%
   $57.00          23%      $0.24       $57.24     23.6%         $46.31          $ 9.81      $56.12    21.2%     -$1.12     -2.4%
   $55.88          21%      $0.24       $56.12     21.2%         $46.31          $ 9.81      $56.12    21.2%      $0.00      0.0%
   $55.00          19%      $0.24       $55.24     19.3%         $46.31          $ 9.81      $56.12    21.2%      $0.88      1.9%
   $54.00          17%      $0.24       $54.24     17.1%         $46.31          $ 9.81      $56.12    21.2%      $1.88      4.1%
   $53.00          14%      $0.24       $53.24     15.0%         $46.31          $ 9.81      $56.12    21.2%      $2.88      6.2%
   $52.00          12%      $0.24       $52.24     12.8%         $46.31          $ 9.81      $56.12    21.2%      $3.88      8.4%
   $51.00          10%      $0.24       $51.24     10.6%         $46.31          $ 9.81      $56.12    21.2%      $4.88     10.5%
   $50.00           8%      $0.24       $50.24      8.5%         $46.31          $ 9.81      $56.12    21.2%      $5.88     12.7%
   $49.00           6%      $0.24       $49.24      6.3%         $46.31          $ 9.81      $56.12    21.2%      $6.88     14.9%
   $48.00           4%      $0.24       $48.24      4.2%         $46.31          $ 9.81      $56.12    21.2%      $7.88     17.0%
   $47.00           1%      $0.24       $47.24      2.0%         $46.31          $ 9.81      $56.12    21.2%      $8.88     19.2%
   $46.31           0%      $0.24       $46.55      0.5%         $46.31          $ 9.81      $56.12    21.2%      $9.57     20.7%
   $45.00          -3%      $0.24       $45.24     -2.3%         $45.00          $ 9.81      $54.81    18.4%      $9.57     20.7%
   $44.00          -5%      $0.24       $44.24     -4.5%         $44.00          $ 9.81      $53.81    16.2%      $9.57     20.7%
   $43.00          -7%      $0.24       $43.24     -6.6%         $43.00          $ 9.81      $52.81    14.0%      $9.57     20.7%
   $42.00          -9%      $0.24       $42.24     -8.8%         $42.00          $ 9.81      $51.81    11.9%      $9.57     20.7%
   $41.00         -11%      $0.24       $41.24    -10.9%         $41.00          $ 9.81      $50.81     9.7%      $9.57     20.7%
   $40.00         -14%      $0.24       $40.24    -13.1%         $40.00          $ 9.81      $49.81     7.6%      $9.57     20.7%
   $39.00         -16%      $0.24       $39.24    -15.3%         $39.00          $ 9.81      $48.81     5.4%      $9.57     20.7%
   $38.00         -18%      $0.24       $38.24    -17.4%         $38.00          $ 9.81      $47.81     3.2%      $9.57     20.7%
   $37.00         -20%      $0.24       $37.24    -19.6%         $37.00          $ 9.81      $46.81     1.1%      $9.57     20.7%
   $36.50         -21%      $0.24       $36.74    -20.7%         $36.50          $ 9.81      $46.31     0.0%      $9.57     20.7%
   $36.00         -22%      $0.24       $36.24    -21.7%         $36.00          $ 9.81      $45.81    -1.1%      $9.57     20.7%
   $35.00         -24%      $0.24       $35.24    -23.9%         $35.00          $ 9.81      $44.81    -3.2%      $9.57     20.7%
   $34.00         -27%      $0.24       $34.24    -26.1%         $34.00          $ 9.81      $43.81    -5.4%      $9.57     20.7%
   $33.00         -29%      $0.24       $33.24    -28.2%         $33.00          $ 9.81      $42.81    -7.6%      $9.57     20.7%
   $32.00         -31%      $0.24       $32.24    -30.4%         $32.00          $ 9.81      $41.81    -9.7%      $9.57     20.7%
   $31.00         -33%      $0.24       $31.24    -32.5%         $31.00          $ 9.81      $40.81   -11.9%      $9.57     20.7%
   $30.00         -35%      $0.24       $30.24    -34.7%         $30.00          $ 9.81      $39.81   -14.0%      $9.57     20.7%
   $29.00         -37%      $0.24       $29.24    -36.9%         $29.00          $ 9.81      $38.81   -16.2%      $9.57     20.7%
   $28.00         -40%      $0.24       $28.24    -39.0%         $28.00          $ 9.81      $37.81   -18.4%      $9.57     20.7%
   $27.00         -42%      $0.24       $27.24    -41.2%         $27.00          $ 9.81      $36.81   -20.5%      $9.57     20.7%
   $26.00         -44%      $0.24       $26.24    -43.3%         $26.00          $ 9.81      $35.81   -22.7%      $9.57     20.7%
   $25.00         -46%      $0.24       $25.24    -45.5%         $25.00          $ 9.81      $34.81   -24.8%      $9.57     20.7%
   $24.00         -48%      $0.24       $24.24    -47.7%         $24.00          $ 9.81      $33.81   -27.0%      $9.57     20.7%
   $23.00         -50%      $0.24       $23.24    -49.8%         $23.00          $ 9.81      $32.81   -29.2%      $9.57     20.7%
 .................................................................................................................................
   $ 0.00        -100%      $0.24       $ 0.24    -99.5%         $ 0.00          $ 9.81       $9.81   -78.8%      $9.57     20.7%

------------
(1) The reinvestment rate on dividends and interest is assumed to be 0%. A positive interest rate would increase the total return of the GOALs relative to the total return of the stock.

--------------------------------------------------------------------------------

Valuation of the GOALs

AT MATURITY. As described above, a $1,000 investment in the GOALS will be worth $1,000 if the common stock of The Home Depot, Inc. is equal to or above the initial stock price of $46.31 If the stock price has declined, however, you will receive a number of shares of the underlying stock. The value of your investment, therefore will equal the value of the shares you receive at maturity, which could be substantially less than the value of the original investment.

PRIOR TO MATURITY. The value of the GOALs will be affected by a number of interrelated factors including, but not limited to, supply and demand, the level of the underlying stock, the volatility and dividend level of the stock, the time remaining to maturity, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of the issuer. Generally, the value of the GOALs will tend to rise with the increase in the stock price and falling volatility, although this increase in value is limited because the value at maturity cannot exceed the principal amount of the GOALs. The value of the GOALs will generally decline as the stock price declines, stock volatility increases, and the dividend level of the stock rises. In addition, rising interest rates will on balance hurt the value of the GOALs. You should understand that the value of the GOALs is driven by a range of interrelated factors and that while the price of the stock is an important variable, it cannot be used as the sole measure to approximate value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

Specific Terms of the GOALs

Please note that references to "UBS", "we", "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own GOALs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in GOALs registered in street name or in GOALs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the GOALs should read the section entitled "Legal Ownership of Notes" in the accompanying prospectus.

The GOALs are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the GOALs. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In this prospectus supplement, when we refer to the underlying or index stock, we mean the common stock of The Home Depot, Inc. and when we refer to the Index Stock Issuer, we mean that company, except as noted below under "--Antidilution Adjustments--Reorganization Events--Distribution Property".

Please note that the information about the trade date, settlement date, price to public and net proceeds to UBS AG on the front cover relates only to the initial sale of the GOALs. If you have purchased GOALs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the GOALs in more detail below.

INTEREST/OPTION PREMIUM

The GOALs bear interest from February 15, 2001 at the rate of 14.125% per annum, payable semi-annually in arrears on each February 15 and August 15, which annual interest amount shall be composed of (a) a coupon representing interest at a rate of 5% per annum and (b) a coupon representing an option premium of 9.125% per annum.

PAYMENT AT MATURITY

On the maturity date, we will pay as principal to the holders of the GOALs

- if the closing price of the common stock of The Home Depot, Inc. is equal to or above the initial price of $46.31 per share on the determination date (subject to antidilution adjustment), cash in an amount equal to 100% of the outstanding principal amount of the GOALs; or

- if the closing price of the common stock of The Home Depot, Inc. is less than the initial price of $46.31 per share on the determination date (subject to antidilution adjustment), 21.5936 shares for each nominal amount $1,000 of GOALs (the stock redemption amount). Fractional shares will be paid in cash.

STOCK REDEMPTION AMOUNT

If the payment at maturity is in shares of The Home Depot, Inc., the number of shares of common stock of The Home Depot, Inc. received for each $1,000 invested is referred to as the stock

SPECIFIC TERMS OF THE GOALS
--------------------------------------------------------------------------------

redemption amount. The stock redemption amount is calculated by dividing $1,000 by the initial price of the shares which is set on the trade date. The stock redemption amount and the initial price (strike price) may change due to stock splits or other corporate actions. See "--Antidilution Adjustments" below.

The closing price on the trade date is referred to here as the initial price or the strike price.

MATURITY DATE

The maturity date will be August 15, 2002 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day is not the determination date referred to below, however, then the maturity date will be the third business day following the determination date, although the maturity date will never be later than the third business day after August 19, 2002 or, if August 19, 2002 is not a business day, later than the fourth business day after August 19, 2002. The calculation agent may postpone the determination date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "--Special Calculation Provisions".

REGULAR RECORD DATES FOR INTEREST

The regular record date relating to an interest payment date for the GOALs will be the February 14 or August 14 next preceding that interest payment date, whether or not the record date is a business day. For the purpose of determining the Holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 p.m., New York City time, on that day.

DETERMINATION DATE

The determination date will be the third business day prior to August 15, 2002, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than August 19, 2002 or, if August 19, 2002 is not a business day, later than the first business day after August 19, 2002.

MARKET DISRUPTION EVENT

As described above, the calculation agent will use the closing price of The Home Depot, Inc. common stock on the determination date to determine whether we will pay the outstanding principal amount of the GOALs or exchange the GOALs for shares of common stock of The Home Depot, Inc. on the maturity date. If a market disruption event occurs or is continuing on a day that would otherwise be a determination date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than five business days.

If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the market price of The Home Depot, Inc. is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the exchange-traded price for the common stock of The Home Depot, Inc. that would have prevailed in the absence of the market disruption event or such other reason on the last possible determination date.

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SPECIFIC TERMS OF THE GOALS
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Any of the following will be a market disruption event

- a suspension, absence or material limitation of trading in the index stock in its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- the index stock does not trade on the New York Stock Exchange, or the primary market for The Home Depot, Inc., as determined by the calculation agent in its sole discretion and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the GOALs that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of any of:

-  a price change exceeding limits set by that market

-  an imbalance of orders relating to those contracts

-  a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

ANTIDILUTION ADJUSTMENTS

The calculation agent will adjust the strike price or the stock redemption amount or both as described below, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of the common stock of The Home Depot, Inc. The adjustments described below do not cover all events that could affect the value of the GOALs. We describe the risks relating to dilution above under "Risk Factors--You have limited antidilution protection".

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the stock redemption amount. In each case where the stock redemption amount

                                                                           S- 17
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SPECIFIC TERMS OF THE GOALS
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changes, the strike price (initial price) will generally also change. Typically, the strike price will be adjusted as follows:

The calculation agent will adjust the strike price by multiplying the prior strike price and a fraction whose numerator is the prior stock redemption amount and whose denominator is the new stock redemption amount.

New Strike Price =  Prior Strike Price X  Prior Stock Redemption Amount
                                          -----------------------------
                                           New Stock Redemption Amount

HOW ADJUSTMENTS WILL BE MADE
If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the common stock of The Home Depot, Inc., the calculation agent will calculate a corresponding adjustment to the strike price or the stock redemption amount or both as the calculation agent determines appropriate to account for that diluting or concentrative effect. The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying shares, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the strike price or redemption amount or both.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the strike price or the stock redemption amount or both for the first event, the calculation agent will adjust the strike price or the stock redemption amount or both for the second event, applying the required adjustment to the strike price and stock redemption amount as already adjusted for the first event, and so on for each event.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change to the strike price or the stock redemption amount of at least 0.1% in the strike price or stock redemption amount that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the strike price, the nearest cent, and, in the case of the stock redemption amount, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the GOALs, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment

- a subdivision, consolidation or reclassification of index stock or a free distribution or dividend of any shares of index stock to existing holders of shares of the index stock by way of bonus, capitalization or similar issue

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SPECIFIC TERMS OF THE GOALS
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- a distribution or dividend to existing holders of shares of index stock of

     - shares of the index stock or

     - other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of The Home Depot, Inc. equally or proportionately with such payments to holders of shares of index stock or

     - any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent

- the declaration by The Home Depot, Inc. of an extraordinary or special dividend or other distribution whether in cash or shares of index stock or other assets

- a repurchase by The Home Depot, Inc. of its common stock index stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise

- any other similar event that may have a diluting or concentrative effect on the theoretical value of the index stock

- a consolidation of The Home Depot, Inc. with another company or merger of The Home Depot, Inc. with another company.

STOCK SPLITS
A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

If The Home Depot, Inc. is subject to a stock split, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount--i.e., the stock redemption amount before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one share of The Home Depot, Inc. times (2) the prior stock redemption amount.

REVERSE STOCK SPLITS
A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

If The Home Depot, Inc. is subject to a reverse stock split, then the calculation agent will adjust the stock redemption amount to equal the product of the prior stock redemption amount and the quotient of (1) the number of outstanding shares of The Home Depot, Inc. outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of The Home Depot, Inc. outstanding immediately before the reverse stock split becomes effective.

STOCK DIVIDENDS
In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If The Home Depot, Inc. is subject to a stock dividend payable in The Home Depot, Inc. common stock, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of The Home Depot, Inc. common stock times (2) the prior stock redemption amount.

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SPECIFIC TERMS OF THE GOALS
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OTHER DIVIDENDS AND DISTRIBUTIONS
The stock redemption amount will not be adjusted to reflect dividends or other distributions paid with respect to The Home Depot, Inc. common stock, other than

- stock dividends described above

- issuances of transferable rights and warrants as described in "--Transferable Rights and Warrants" below

- distributions that are spin-off events described in "--Reorganization Events" below, and

- extraordinary dividends described below.

A dividend or other distribution with respect to The Home Depot, Inc. common stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for The Home Depot, Inc. common stock by an amount equal to at least 10% of the closing price of The Home Depot, Inc. common stock on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which The Home Depot, Inc. common stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the stock redemption amount to equal the product of (1) the prior stock redemption amount times (2) a fraction, the numerator of which is the closing price of The Home Depot, Inc. common stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The extraordinary dividend amount with respect to an extraordinary dividend for The Home Depot, Inc. common stock equals

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of The Home Depot, Inc. common stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for The Home Depot, Inc. common stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on The Home Depot, Inc. common stock that is a dividend payable in The Home Depot, Inc. common stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the stock redemption amount only as described in "--Stock Dividends" above, "--Transferable Rights and Warrants" below or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS
If The Home Depot, Inc. issues transferable rights or warrants to all holders of The Home Depot, Inc. common stock to subscribe for or purchase The Home Depot, Inc. common stock at an exercise price per share that is less than the closing price of The Home Depot, Inc. common stock on the business day before the ex-dividend date for the issuance, then the stock redemption amount will be adjusted by multiplying the prior stock redemption amount by the following fraction

- the numerator will be the number of shares of The Home Depot, Inc. common stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of The Home Depot, Inc. common stock offered for subscription or purchase under those transferable rights or warrants, and

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SPECIFIC TERMS OF THE GOALS
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- the denominator will be the number of shares of The Home Depot, Inc. common stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of The Home Depot, Inc. common stock offered for subscription or purchase under the transferable rights or warrants times (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

REORGANIZATION EVENTS
Each of the following is a reorganization event

- The Home Depot, Inc. common stock is reclassified or changed

- The Home Depot, Inc. has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding The Home Depot, Inc. common stock is exchanged for or converted into other property

- a statutory share exchange involving outstanding The Home Depot, Inc. common stock and the securities of another entity occurs, other than as part of an event described above

- The Home Depot, Inc. sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity

- The Home Depot, Inc. effects a spin-off--that is, issues to all holders of The Home Depot, Inc. common stock equity securities of another issuer, other than as part of an event described above

- The Home Depot, Inc. is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding The Home Depot, Inc. common stock.

ADJUSTMENTS FOR REORGANIZATION EVENTS
If a reorganization event occurs, then the calculation agent will adjust the stock redemption amount by adjusting the amount and type of property deliverable on the stated maturity date in exchange for each $1,000 of outstanding principal amount of the GOALs, which we refer to as the "reference amount". Initially, the reference amount will be the amount of The Home Depot, Inc. common stock specified above. However, if the stock redemption amount is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if a stock redemption amount adjustment is required because of a stock split, reverse stock split, stock dividend, extraordinary dividend or issuance of rights or warrants, then the reference amount might be adjusted to be a proportion or multiple of the amount of The Home Depot, Inc. common stock specified herein, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the securities distributed in the event in respect of the amount of The Home Depot, Inc. common stock specified herein, if there has been no prior adjustment of the stock redemption amount. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the securities distributed in the event in respect of the specified amount of The Home Depot, Inc. common stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs, the reference amount will be adjusted so as to consist of the amount and type of property--whether it be cash, securities or other property--distributed in the event in respect of the prior reference amount. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value

                                                                           S- 21
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SPECIFIC TERMS OF THE GOALS
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of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount.

For the purposes of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of property distributed in the distribution, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the exchange date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of The Home Depot, Inc. common stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the property distributed in the event as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the The Home Depot, Inc. common stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if The Home Depot, Inc. merges into another company and each share of The Home Depot, Inc. common stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments" as if the common shares were The Home Depot, Inc. common stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, holders of GOALs who receive shares of The Home Depot, Inc. at maturity will be entitled to receive, for each $1,000 of the outstanding principal amount of the GOALs being exchanged, all components of the reference amount in effect on the exchange date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the exchange date.

In this prospectus supplement, references to the calculation agent adjusting the stock redemption amount in respect of a dilution event means that the calculation agent will adjust the reference amount in the manner described in this subsection if the dilution event is a reorganization event.

DISTRIBUTION PROPERTY
The term "distribution property" used in this prospectus supplement means the cash, securities and other property or assets distributed in a reorganization event in respect of an amount outstanding of The Home Depot, Inc. common stock equal to the amount specified above as the redemption amount or in respect of whatever the reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the specified amount of The Home Depot, Inc. common stock--or other applicable reference amount--in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for The Home Depot, Inc. common stock as described above. Consequently, in this prospectus supplement, references to The Home Depot, Inc. common stock mean any distribution property that is

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SPECIFIC TERMS OF THE GOALS
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distributed in a reorganization event and comprises the adjusted reference amount. Similarly, references to The Home Depot, Inc. mean any successor entity in a reorganization event.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the GOALs is accelerated, we will pay the default amount in respect of the principal of the GOALs at maturity. We describe the default amount below under "--Special Calculation Provisions."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the GOALs are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the GOALs as the outstanding principal amount of that note. Although the terms of the GOALs may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the GOALs. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

MANNER OF PAYMENT AND DELIVERY

Any payment or delivery on the GOALs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the GOALs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the GOALs that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Determination Date" above. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For the GOALs, however, the term business day has a different meaning than it does for other Series A medium-term notes. We discuss this term under "--Special Calculation Provisions" below.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the antidilution adjustments, market disruption events, the closing price or other value of the index stock and the default amount. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the GOALs. We may change the calculation agent after the original issue date without notice.

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SPECIFIC TERMS OF THE GOALS
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SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

When we refer to a business day with respect to the GOALs, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities market for the index stock is authorized by law or executive order to close.

CLOSING PRICE
The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

The default amount for the GOALs on any day will be an amount, in the specified currency for the principal of the GOALs, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the GOALs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the GOALs. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the GOALs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the GOALs, which we describe below, the holders of the GOALs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

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SPECIFIC TERMS OF THE GOALS
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DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of the GOALs.

QUALIFIED FINANCIAL INSTITUTIONS.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poors' Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

BOOKING BRANCH

The GOALs will be booked through UBS AG, Jersey branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the GOALs for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the GOALs as described below.

In anticipation of the sale of the GOALs, we or our affiliates expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options on the index stock prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of the index stock or other securities of The Home Depot, Inc.,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

We or our affiliates may acquire a long or short position in securities similar to the GOALs from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of the index stock, listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the Nasdaq National Market or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the GOALs from time to time. See "Risk Factors" above for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the GOALs. It does not purport to be a complete analysis of all tax considerations relating to the GOALs. Prospective purchasers of GOALs should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of GOALs and receiving payments of interest, principal and/or other amounts under the GOALs. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable to treat your GOAL as either (i) an investment unit consisting of a non-contingent debt instrument issued by us to you (the "Debt Portion") and a put option on the index stock written by you and purchased by us (the "Put Option") or (ii) a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either characterization. The terms of your GOAL, however, require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat your GOAL for all tax purposes as an investment unit consisting of the Debt Portion and Put Option. In purchasing your GOAL, you agree to these terms.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR GOAL SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A GOAL ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR GOAL DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR GOAL.

Treatment as an Investment Unit. If your GOAL is properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your GOAL would be treated as having been issued for the principal amount of the GOAL and that interest payments on the GOAL would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would either be included in income by you upon the maturity, early redemption or sale of your GOAL or would reduce the basis of any index stock you receive upon the maturity or early redemption of your GOAL. The terms of your GOAL require you and us to treat the Debt Portion as paying annual interest of 5% and the Put Option as paying annual payments of 9.125%.

A cash payment of the principal amount of your GOAL upon the maturity of your GOAL would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your GOAL and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph.

A payment of index stock upon the maturity of your GOAL would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your GOAL and (ii) the exercise by us of the Put Option and your purchase of the index stock for an amount equal to the principal amount of your GOAL. Your United States federal income tax basis in the index stock you receive would equal the principal amount of your GOAL less the amount of payments you received for the Put Option and deferred as described in the second preceding paragraph. Your holding period in the index stock you receive would begin on the day after you beneficially receive such index stock. If you receive cash in lieu of a fractional share of index stock, you would recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share.

Upon an early redemption or sale of your GOAL for cash or index stock, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the redemption or sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your GOAL if you are an initial purchaser of your GOAL). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period in your GOAL is greater than one year. The amount of cash or index stock that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described in the preceding paragraph) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale or early redemption of your GOAL is in excess of the amount you receive upon such sale or early redemption, you would likely be treated as having made a payment (to us in the case of an early redemption or to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your GOAL, you would be required to allocate your purchase price for your GOAL between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your GOAL, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess. If the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your GOAL, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under "U.S. Tax Considerations--Original Issue Discount--Market Discount" and "U.S. Tax Considerations--Notes Purchased at a Premium" with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the GOAL that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any index stock you receive upon the exercise of the Put Option.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

     Example of Tax Treatment as an Investment Unit. The following example is for illustrative purposes only. Assume that you purchased a GOAL on the initial issuance with an underlying stock issued by a hypothetical XYZ Company at par for $1,000 and will receive a 16% annual coupon. Assume further that the $160 annual coupon consists of an interest payment on the Debt Portion of 6%, or $60, and a payment with respect to the Put Option of 10%, or $100. Under the treatment agreed to, you would include the interest portion of $60 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Put Option ($100) would not be subject to tax.

     For an 18 month GOAL that is not sold prior to maturity, the coupon payments would total $240, $90 of which would be taxed as ordinary interest income in the year it is received or accrued and $150 of which would not be subject to tax until maturity. If the share price of XYZ Company is equal to or higher than the initial stock price of $100 at maturity, you would receive $1,000 cash and recognize a short-term capital gain of $150 (that is, the amount of the payments previously received by you with respect to the Put Option). If the share price of XYZ Company at maturity is below the $100 initial stock price, you would receive 10 shares of XYZ Company stock for your GOALs (that is, $1,000 principal amount/$100 per share initial price = 10 shares). Your basis in the shares received would be $850, which is the initial purchase price of your GOAL ($1,000) less the payments previously made to you with respect to the Put Option ($150).

     The above example can be summarized as follows:

    INITIAL INVESTMENT
    Dollars invested in GOAL....................................    $1,000
    Annual coupon...............................................        16%
      Fixed income component of coupon..........................         6%
      Option component of income................................        10%
    Initial stock price of XYZ company..........................      $100
    Number of shares received if stock price at maturity has
      declined from the initial price ($1,000 par amount/initial
      stock price of $100 = 10 shares of XYZ common stock)......        10

                                                                   EVERY      TOTAL FOR 18
                                                                  6 MONTHS       MONTHS
                                                                  --------    ------------
    COUPON PAYMENT
    Ordinary interest income (taxed in year received or
      accrued)..................................................       $30             $90
    Option component of income (tax impact deferred until
      maturity).................................................       $50            $150
                                                                  --------    ------------
      Total coupon..............................................       $80            $240

    THERE ARE TWO POTENTIAL OUTCOMES AT MATURITY
    1) If XYZ common stock is at or above $100 at maturity, then the:
         Investor receives repayment of principal...............                    $1,000
         Investor recognizes short term capital gains tax on the
          option component of income............................                      $150
    2) If XYZ common stock is below $100 at maturity, then the:
    Investor receives 10 shares of XYZ common stock the market value of which depends on the stock price of XYZ company.
      The cost basis of the stock is:
         Initial Investment.....................................                    $1,000
         Less: total interest on option component...............                     -$150
                                                                              ------------
    Net cost basis..............................................                      $850

Alternative Characterization. If your GOAL is properly treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments, the amount of interest

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your GOAL and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the GOAL and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your GOAL in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your GOAL.

If your GOAL is treated as a contingent debt instrument, you would recognize gain or loss upon the sale, early redemption or maturity of your GOAL in an amount equal to the difference, if any, between the cash or the fair market value of any index stock received at such time and your adjusted United States federal income tax basis in your GOAL. In general, your adjusted United States federal income tax basis in your GOAL would equal the amount you paid for your GOAL, increased by the amount of interest you previously accrued with respect to your GOAL (in accordance with the comparable yield and the projected payment schedule) and decreased by the amount of interest payments you received with respect to your GOAL. Any gain recognized by you upon the sale, early redemption or maturity of your GOAL would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your GOAL, and thereafter, capital loss. Your holding period in any index stock received upon the maturity of your GOAL would begin on the day after your receipt of the index stock.

If your GOAL is treated as a contingent debt instrument and you purchase your GOAL in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your GOAL, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your GOAL in the secondary market at a price other than the adjusted issue price of your GOAL, you should consult your tax advisor as to the possible application of such rules to you.

Wash Sale Rules. If you purchase your GOAL at original issue and you sell shares of the index stock prior or subsequent to such purchase, your purchase of a GOAL will not cause you to be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon your sale of the index stock. If you are a secondary purchaser of a GOAL or if you have shorted shares of the index stock, you should consult your tax advisor regarding the possible application of the wash sale rules to your sale of shares of the index stock prior or subsequent to your purchase of a GOAL.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your GOAL but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your GOAL unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest on and repayment of principal of the GOALs by us are not subject to Swiss withholding tax (Swiss Anticipatory
Tax), and payments to holders of the GOALs who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of GOALs who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a GOAL.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the GOALs. However, GOALs sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment representing interest shall be treated as income and that portion of the annual interest payment representing an option premium shall be treated as a capital gain.
--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, PaineWebber Incorporated and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefits plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of GOALs by a Plan with respect to which UBS Warburg LLC, PaineWebber Incorporated or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of GOALs by a Plan with respect to which UBS Warburg LLC, PaineWebber Incorporated or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any GOAL on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS AG has agreed to sell to UBS Warburg LLC and PaineWebber Incorporated, and UBS Warburg LLC and PaineWebber Incorporated have agreed to purchase from UBS AG, the aggregate principal amount of the GOALs specified on the front cover of this prospectus supplement. UBS Warburg LLC and PaineWebber Incorporated intend to resell the offered GOALs at the original issue price applicable to the offered GOALs to be resold. In the future, we or one or more of our affiliates may repurchase and resell the offered GOALs in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

PROSPECTUS
--------------------------------------------------------------------------------

[UBS AG LOGO]                        UBS AG
                                 $2,000,000,000
                          MEDIUM-TERM NOTES, SERIES A
--------------------------------------------------------------------------------

     UBS AG from time to time may offer to sell its medium-term notes, Series A. The total amount of these notes will have an initial aggregate offering price of up to $2,000,000,000, or the equivalent amount in other currencies, currency units or composite currencies. UBS AG will receive between an estimated minimum of $1,960,000,000 and $1,998,000,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between $2,000,000 and an estimated maximum of $40,000,000. The specific terms of any notes to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. The notes may include the terms listed below.

-  stated maturity

- fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

   - commercial paper rate

   - prime rate

   - LIBOR

   - EURIBOR

   - treasury rate

   - CMT rate

   - CD rate

   - federal funds rate

   - 11th district cost of funds rate

   - J.J. Kenny Rate

- amount of principal or interest may be determined by reference to one or more indices, securities or formulas

-  may be book-entry form only

- may be subject to redemption at the option of UBS AG or repayment at the option of the holder

-  interest may be paid monthly, quarterly, semi-annually or annually

-  may have denominations of $1,000 and multiples of $1,000

- may be denominated in a currency other than U.S. dollars or in a composite currency

-  settlement in immediately available funds

-  may be listed on a securities exchange

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The notes are not deposit liabilities of UBS and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any particular amount of the notes.

This prospectus may be used in the initial sale of the notes. In addition, UBS AG, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS AG may use this prospectus in a market-making transaction involving the debt securities after their initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

UBS Warburg LLC                                         PaineWebber Incorporated

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 26, 2001

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus Summary....................    3
Use of Proceeds.......................    7
Cautionary Note Regarding Forward-
  Looking Information.................    8
Capitalization of UBS.................    9
Recent Developments...................   10
UBS...................................   11
  Description of Business.............   11
  Description of Property.............   45
  Legal Proceedings...................   45
  Exchange Controls and Other
     Limitations Affecting Security
     Holders..........................   46
  Control of UBS......................   46
  Directors and Officers of UBS.......   47
  Compensation of Directors and
     Officers.........................   48
  Options to Purchase Securities from
     UBS..............................   48
  Interest of Management in Certain
     Transactions.....................   49
  Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations............   50
Unaudited Pro Forma Consolidated
  Financial Information...............  125
Description of Notes We May Offer.....  151
Considerations Relating to Indexed
  Notes...............................  188
Considerations Relating to Notes
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......  191
U.S. Tax Considerations...............  194
Tax Considerations Under the Laws of
  Switzerland.........................  205
ERISA Considerations..................  206
Plan of Distribution..................  207
Validity of the Notes.................  210
Experts...............................  210
Limitations on Enforcement of U.S.
  Laws Against UBS, Its Management and
  Others..............................  210
Where You Can Find More Information...  211
Presentation of Financial
  Information.........................  211
Financial Statements of UBS and
  PaineWebber.........................  F-i
Appendix (Annual Report)..............  A-i

Prospectus Summary

The following summary does not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision.

UBS AG

UBS AG is a global, integrated investment services firm and the leading bank in Switzerland. UBS's business is managed through three main business groups and its Corporate Center. The business groups are: UBS Switzerland, UBS Warburg and UBS Asset Management. UBS's clients include international corporations, small- and medium-sized businesses in Switzerland, governments and other public bodies, financial institutions, market participants and individuals. UBS AG's ordinary shares are listed on the New York Stock Exchange under the symbol "UBS.N," on the Zurich Stock Exchange under the symbol "UBSNZn.S" and on the Tokyo Stock Exchange under the symbol "UBS.T."

On 3 November 2000, UBS acquired Paine Webber Group Inc. ("PaineWebber"), one of the largest full-service securities and commodities firms in the United States. UBS purchased all outstanding shares of PaineWebber stock for a combination of cash and stock representing a total purchase price of $11.8 billion (based on the UBS share price on 3 November 2000).

The principal executive offices of UBS AG are located at Bahnhofstrasse 45, Zurich, Switzerland and Aeschenvorstadt 1, Basel, Switzerland. Its telephone numbers are 011-41-1-234-11-11 and 011-41-61-288-20-20.

THE OFFERING

If you purchase a note, we will describe the specific terms of that note in a supplement to this prospectus. Please refer to "Description of Notes We May Offer" in this prospectus for more information about the notes.

Notes offered.................   Medium-term notes, Series A.

Issuer........................   UBS AG.

Stated Maturity...............   Various maturities from original issue date, as
                                 stated in the applicable prospectus supplement.

Amount initially offered......   Aggregate offering price of up to
                                 $2,000,000,000 or its equivalent in any other currencies, currency units or composite currencies.

Ranking.......................   The notes will rank equally in right of payment
                                 with all other senior, unsecured debt
                                 obligations of UBS AG. The notes are not deposit liabilities of UBS and are not insured by the United States Federal Deposit Insurance
                                 Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Interest features.............   A note may bear interest at a fixed rate or a
                                 floating rate, which may be determined by reference to one or more indices, other securities or formulas, or may bear no interest, as stated in the applicable prospectus supplement.

Redemption/repayment
features......................   A note may be subject to redemption at our
                                 option, repayment at your option or both, if specified in the applicable prospectus supplement.

Currency features.............   Payments of principal or interest on a note may
                                 be made in currencies, currency units or composite currencies other than U.S. dollars, if specified in the applicable prospectus supplement.

Index features................   The amount of principal or interest payable on
                                 a note may be determined by reference to one or more indices, other securities or formulas, if specified in the applicable prospectus supplement.

Plan of distribution..........   In connection with their original issuance, we
                                 will offer and sell the notes directly, through our agents named in the applicable prospectus supplement, or to our agents so named for resale. After a note has been originally issued, we, as well as agents affiliated with us, may acquire and resell the note in market-making transactions.

Book-entry issuance and
settlement....................   We will issue the notes only in book-entry
                                 form, that is, as global notes, registered in the name of The Depository Trust Company, New
                                 York, New York, or its nominee, unless
                                 otherwise stated in the applicable prospectus supplement. Each sale of a note in book-entry form will settle in immediately available funds through DTC.

Listing.......................   The notes may be listed on one or more
                                 securities exchanges, as specified in the applicable prospectus supplement.

Use of proceeds...............   We intend to use the net proceeds from the
                                 sales of the notes to provide additional funds for our operations and for other general corporate purposes.

Branches......................   We expect that the notes will be booked through
                                 our Jersey branch, our London branch, or such other branch as specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UBS AG's ratio of earnings to fixed charges, for the periods indicated.

                                                                                       SIX MONTHS ENDED
                                                             YEAR ENDED 31 DECEMBER             30 JUNE
                                                       1997         1998       1999      1999      2000
                                                     CHF in millions, except ratios
-------------------------------------------------------------------------------------------------------
INTERNATIONAL ACCOUNTING STANDARDS ("IAS")(1)

RATIO OF EARNINGS TO FIXED CHARGES(2)..............     0.95       1.11       1.25      1.36      1.28

US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
  ("GAAP")(1)

RATIO OF EARNINGS TO FIXED CHARGES(3)..............        x       0.80       1.14         x      1.16

------------
(1) The ratio is provided using both IAS and US GAAP values, as the ratio is materially different between the two accounting standards. No US GAAP information is provided for 31 December 1997 and 30 June 1999 as a US GAAP reconciliation was not required for those periods.

(2) The deficiency in the coverage of fixed charges by earnings before fixed charges on an IAS basis at 31 December 1997 of CHF 851 million is due to restructuring charges of CHF 7,000 million under IAS charged in that period. Without that charge, the ratio would have been 1.36.

(3) The deficiency in the coverage of fixed charges by earnings before fixed charges at 31 December 1998 of CHF 5,319 million is due to restructuring charges of CHF 3,982 million under US GAAP, as well as 1,706 million of pre-tax losses from significant financial events charged for that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Introduction." Without those charges the ratio would have been 1.01.

--------------------------------------------------------------------------------

Use of Proceeds

UBS AG intends to use the proceeds from the sale of the notes to provide additional funds for our operations and for general corporate purposes outside of Switzerland. We will receive the net proceeds from sales of the notes made in connection with their original issuance and in connection with any market-making resales UBS AG undertakes. We have not received, and do not expect to receive, any proceeds from resales of the notes by UBS Warburg LLC, PaineWebber Incorporated or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cautionary Note Regarding Forward-looking Information

This prospectus contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of words such as "anticipates," "expects," "believes," "should," "could," "intends," "estimates" and "may," or other comparable language. We identify the following important factors that could cause UBS's actual results to differ materially from any results that might be projected by UBS in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of UBS. Accordingly, although we believe that the assumptions underlying the forward-looking information are reasonable, there can be no assurance that those assumptions will approximate actual experience.

The important factors include, among others, the following:

- general economic conditions, including prevailing interest rates and performance of financial markets, which may affect UBS's ability to sell its products,

-  the market value of UBS's investments,

- UBS's and PaineWebber's ability to achieve anticipated cost savings and efficiencies from their merger, to integrate their sales and distribution channels in a timely manner and to retain their key employees,

- changes in federal tax laws, which could adversely affect the tax advantages of certain of UBS's products and subject it to increased taxation,

-  industry consolidation and competition,

- changes affecting the banking industry generally and UBS's banking operations specifically, including asset quality,

- increasing levels of competition in emerging markets and general competitive factors, locally, nationally, regionally and globally, and

- changes in currency exchange rates, including the exchange rate for the Swiss franc into U.S. dollars.

You should also consider other risks and uncertainties discussed in documents filed by UBS with the SEC, including UBS's most recent Annual Report on Form 20-F for the fiscal year ended December 31, 1999. We have no obligation to update forward-looking information to reflect actual results.

--------------------------------------------------------------------------------
 8

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars, at the rate of CHF 1 = $0.6129, the exchange rate as of 30 June 2000.

                                                               AS OF 30 JUNE 2000
                                                              --------------------
                                                                CHF        U.S.$
                                                                 (in millions)
----------------------------------------------------------------------------------
Debt
  Money market paper issued.................................   85,409      52,263
  Due to banks..............................................   75,172      45,999
  Cash collateral on securities lent........................   15,334       9,383
  Due to customers..........................................  279,915     171,286
  Long-term debt............................................   52,990      32,426
                                                              -------     -------
  Total Debt................................................  508,820     311,357
Minority Interest...........................................        0           0
Shareholders' Equity........................................   31,876      19,506
                                                              -------     -------
Total capitalization........................................  540,696     330,863
                                                              =======     =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Recent Developments

THIRD AND FOURTH QUARTER RESULTS

On 28 November 2000, we announced our results for the third quarter of 2000, and on 22 February 2001, we announced our results for the fourth quarter of 2000. These results, and certain changes to the composition of the Board of Directors and senior management, are set forth in an appendix to this prospectus, beginning at page A-i.

--------------------------------------------------------------------------------
 10

--------------------------------------------------------------------------------

UBS

DESCRIPTION OF BUSINESS

Mission

The UBS mission is to:

     -  provide clients with superior value-added investment services;

     -  provide above average rewards to shareholders;

     -  be an employer of choice; and

     -  be a good corporate citizen.

Overview

UBS is a global, integrated investment services firm and the leading bank in Switzerland. UBS's business is managed through three main business groups and UBS's Corporate Center. The business groups are:

     -  UBS Switzerland;

     -  UBS Warburg; and

     -  UBS Asset Management.

The philosophy of UBS's business model is that each of the business groups holds primary responsibility for managing relationships with well-defined client segments, while ensuring appropriate access to the products and services of the entire Group. UBS's clients include international corporations, small- and medium-sized businesses in Switzerland, governments and other public bodies, financial institutions, market participants and individuals. Individuals include high net worth individuals, affluent clients and retail customers. UBS provides its clients with a broad range of products and services. These include:

     -  wealth management services;

     -  investment funds;

     -  corporate advisory (mergers and acquisitions) services;

     -  equity and debt underwriting;

     -  securities and financial market research;

     -  securities and derivatives sales and trading;

     -  structured risk management;

     -  retail, commercial and transaction banking in Switzerland;

     -  asset management; and

     -  private equity funds.

Each of the business groups is one of the leaders in its field. UBS has the world's largest private banking business and is a leading global asset manager, as measured by assets under management. UBS Warburg is among the leading corporate and institutional investment banks, and it is differentiated by its European roots. UBS is the leading retail and commercial bank in Switzerland.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

UBS's Corporate Center encompasses Group level functions that cannot be delegated to the business groups.

All of UBS's business groups work together in an integrated investment services firm. UBS believes this allows it to provide several types of services to its clients, resulting in additional profits. Examples of inter-group synergies include:

- UBS Warburg provides research, securities brokerage and foreign exchange execution services to clients of UBS Switzerland.

- UBS Switzerland and UBS Warburg banking clients also have the opportunity to invest in UBS Capital and UBS Asset Management funds.

- UBS Asset Management researches and recommends the asset allocation strategies employed by UBS Warburg and UBS Switzerland, in particular with respect to investment funds.

- Technology and premises infrastructure, operations and other support services are generally shared between all business groups in a given country, especially in Switzerland.

Set forth below is summary information relating to UBS.

                                                      FOR THE SIX MONTHS    FOR THE YEAR ENDED
                                                           ENDED 30 JUNE        31 DECEMBER(1)
                                                      2000       1999(1)     1999       1998
                                                    (CHF in millions, except per share data)
----------------------------------------------------------------------------------------------
Operating income.................................    18,557      15,102      28,425     22,247
Operating expenses...............................    12,997      10,071      20,532     18,376
                                                    -------      ------     -------    -------
Operating profit before tax and minority
  interests......................................     5,560       5,031       7,893      3,871
                                                    -------      ------     -------    -------
Net profit.......................................     4,268       3,859       6,153      2,972
                                                    =======      ======     =======    =======
Basic earnings per share.........................     10.91        9.38       15.20       7.33
                                                    =======      ======     =======    =======
(at period end)
Total assets.....................................   946,307                 898,888    861,282
Shareholders' equity.............................    31,876                  30,608     28,794
Assets under management (CHF billion)(2).........     1,711                   1,744      1,572

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

(2) Assets under management is defined as third-party on- and off-balance sheet assets for which UBS has investment responsibility, as well as deposits and current accounts. This includes discretionary assets (deposited with UBS or externally), where UBS has a mandate to invest and manage the assets, as well as advisory assets. The major product categories of assets under management are mutual funds, securities (bonds and equities) and deposit and current accounts.

UBS's financial stability stems from the fact that it is one of the most well capitalized banks in the world. UBS believes that this financial strength is a key part of the value proposition offered to both clients and investors. The long-term credit ratings assigned to UBS by rating agencies are set out below.

                                        AT               AT                 AT
                                   30 JUNE 2000   31 DECEMBER 1999   31 DECEMBER 1998
-------------------------------------------------------------------------------------
Moody's, New York................           Aa1                Aa1                Aa1
Fitch/IBCA, London...............           AAA                AAA                AAA
Standard & Poor's, New York......           AA+                AA+                AA+
Thomson BankWatch, New York......            AA                 AA                 AA

--------------------------------------------------------------------------------
 12

UBS
--------------------------------------------------------------------------------

Each of these ratings reflects only the view of the applicable rating agency at the time the rating was issued, and any explanation of the significance of such rating may be obtained only from such rating agency. There is no assurance that any such credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if in such rating agency's judgment, circumstances so warrant.

Strategy

UBS seeks to grow the profitability and enhance the efficiency of all of its businesses, while continuously improving the provision of products and services to its clients. UBS will build its franchise either through investments in internal growth or, where appropriate, through selected acquisitions, such as the merger with PaineWebber. UBS believes that its business model and its recent history of embracing and managing change will enable flexible responses to the rapid and unpredictable changes taking place in the financial services industry. In order to maintain an edge in the highly competitive markets in which UBS operates, UBS will continue to make ongoing investments in top quality staff and technology.

In addition to the delivery of products and services through traditional channels, UBS is strengthening its e-commerce initiatives. UBS's business groups are well advanced in formulating and implementing their e-commerce strategies.

- UBS Switzerland will invest CHF 90-100 million annually over the next few years to extend its electronic banking and mobile phone banking initiatives. Since April 2000, a single unit has been responsible for handling all the business group's e-banking activities with its primary goal being to bring personalized service to private clients. A further goal is to expand relationships with active online clients, strengthening cross-selling in the process.

- UBS Warburg has launched its web-based business-to-business solution, Investment Banking On-Line or "IBOL". From the IBOL homepage, corporate and institutional clients can access services and content electronically and link to execution capabilities across all product areas.

Background

On 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation merged to form UBS. Union Bank of Switzerland was created by the merger of two Swiss regional banks in 1912; these two Swiss regional banks can trace their history back to 1862 and 1863. Swiss Bank Corporation was incorporated in Basel in 1872 and its history can be traced back to the creation of "Bankverein" from six private banking houses in 1854.

Prior to the 1998 merger, Union Bank of Switzerland developed primarily through internal growth, although it made certain significant acquisitions such as Phillips & Drew in 1985. Swiss Bank Corporation expanded mainly through acquisitions. These included the acquisitions of:

- O'Connor & Associates, a group of affiliated firms specializing in the trading of options and other derivative instruments (1992);

- Brinson Partners, a leading institutional investment management firm in terms of assets under management (1995);

- the investment banking operating subsidiaries of S.G. Warburg Group p.l.c.
  (1995); and

- Dillon Read & Co., Inc., a United States-based investment bank (1997).

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

The integration of Union Bank of Switzerland and Swiss Bank Corporation was largely completed within one year, despite the additional challenges presented by preparation for the Year 2000 and the introduction of the euro.

Merger with PaineWebber

On 3 November 2000, UBS acquired Paine Webber Group Inc. UBS purchased all outstanding shares of PaineWebber stock for a combination of cash and stock representing a total purchase price of $11.8 billion (based on the UBS share price on 3 November 2000).

PaineWebber is one of the largest full-service securities and commodities firms in the United States. Founded in 1879, PaineWebber employs approximately 23,175 people in 385 offices worldwide.

PaineWebber offers a wide variety of products and services, consisting of those of a full service broker-dealer to primarily a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products, asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital markets products and services such as securities dealer activities and investment banking.

Business and Management Structure

Prior to the 1998 merger, Union Bank of Switzerland operated four strategic business segments:

- private banking and institutional asset management;

- corporate and institutional finance;

- trading, sales and risk management services; and

- retail banking.

Swiss Bank Corporation also operated in four divisions prior to the 1998 merger:

- SBC Private Banking;

- SBC Warburg Dillon Read (investment banking);

- SBC Switzerland (corporate and retail banking); and

- SBC Brinson (investment management).

The combined entity following the 1998 merger initially had the following five operating divisions and the Corporate Center:

- UBS Private Banking;

- Warburg Dillon Read;

- UBS Private and Corporate Clients;

- UBS Brinson, which was renamed UBS Asset Management; and

- UBS Private Equity.

--------------------------------------------------------------------------------
 14

UBS
--------------------------------------------------------------------------------

On 18 February 2000, UBS regrouped its businesses into the following three main business groups to align itself as closely as possible to client needs.

- UBS Switzerland, which is now composed of two business units:

        - Private and Corporate Clients: Swiss retail and commercial banking.

        - Private Banking: private banking services offered to all Swiss and international high net worth clients who bank in Switzerland or offshore centers.

- UBS Asset Management, which now includes:

        - Institutional Asset Management: Brinson Partners and Phillips & Drew business areas, which are now integrated to form a single global investment platform.

        - Investment Funds/GAM: The Investment Funds and Global Asset Management, or GAM, business areas, transferred from UBS Private Banking.

- UBS Warburg, which is now comprised of four business units:

        - Corporate and Institutional Clients: securities and investment banking products and services for institutional and corporate clients. This includes the Corporate Finance, Equities, Fixed Income and Treasury Products businesses.

        - UBS Capital: investment of UBS and third-party funds in a diverse range of private, and occasionally public, companies on a global basis.

        - Private Clients: UBS's onshore private banking services for high net worth individuals worldwide, outside of Switzerland.

        - e-services: personalized investment and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure that integrates internet, call centers and investment centers.

UBS's board of directors, which consists exclusively of non-executive directors in accordance with Swiss Banking Law, has the ultimate responsibility for the strategic direction of UBS's business and the supervision and control of executive management. The Group Executive Board, which is UBS's most senior executive body, assumes overall responsibility for the development of UBS's strategies and its implementation and results.

The Chief Executive Officer of each business group is a member of the Group Executive Board and is responsible and accountable for the results of the business group as a whole. However, when the new business group structure was introduced, UBS committed to continue to provide summary financial and management information about the business units, in order to maintain transparency in its affairs and allow shareholders to make meaningful comparisons to the performance of the Group under its previous structure. Therefore, the discussion in this section describes the business groups mainly in terms of their constituent business units.

In the remainder of this section, the discussion will be divided into the three business groups and their constituent business units, as they exist now, not the five divisions as they existed on 31 December 1999.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

UBS Switzerland

The UBS Switzerland business group is made up of two business units:

- Private and Corporate Clients -- The leading retail and commercial bank in Switzerland.

- Private Banking -- Covers all Swiss and international high net worth clients who bank in Switzerland or offshore centers.

The onshore Private Clients business, formerly part of Private Banking, is now managed within the UBS Warburg business group.

UBS Switzerland is the leading Swiss bank for individual and corporate clients and a premier Swiss private banking institution. UBS Switzerland offers a continuum of services to all Swiss-based clients. It benefits from an integrated infrastructure and the opportunity for shared distribution via its developing multi-channel architecture.

To drive forward its e-commerce vision and strategy, UBS Switzerland has created a single business area called "e-Channels and Products" to lead all its e-banking activities. The new business area will be responsible for all electronic channels and products as well as associated service and support centers and will oversee all e-banking functions of UBS Switzerland. Its costs are shared between Private Banking and Private and Corporate Clients, based on service level agreements.

Private and Corporate Clients. The Private and Corporate Clients business unit of UBS Switzerland is the leading retail bank in Switzerland and targets individual clients with assets of up to approximately CHF 1 million as well as business and corporate clients in Switzerland. At 30 June 2000, this business unit had about CHF 439 billion in assets under management and a loan portfolio of approximately CHF 163 billion. Private and Corporate Clients employs over 22,000 people in its headquarters in Zurich and its offices throughout Switzerland.

Set forth below is summary information, based on management accounting data, relating to the Private and Corporate Clients business unit, which is discussed in greater detail under "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Business Unit--UBS Switzerland--Private and Corporate Clients."

                                                      FOR THE               FOR THE
                                                   SIX MONTHS            YEAR ENDED
                                                ENDED 30 JUNE        31 DECEMBER(1)
                                              2000    1999(1)       1999       1998
                                                      (CHF in millions)
-----------------------------------------------------------------------------------
Operating income before credit loss
  expense................................    3,803      3,599      7,193      7,025
Credit loss expense......................      412        554      1,050      1,170
Personnel, general and administrative
  expenses...............................    2,154      2,224      4,486      4,263
Depreciation and amortization............      219        200        386        684
                                           -------    -------    -------    -------
Operating profit before tax..............    1,018        621      1,271        908
                                           =======    =======    =======    =======
Average regulatory equity used...........    8,850      8,400      8,550      8,250
(at period end)
Assets under management (CHF in
  billions)..............................      439        443        439        434
Numbers of employees.....................   22,270     24,186     24,098     24,043
Total loans..............................  162,752    167,004    164,743    164,840

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

--------------------------------------------------------------------------------
 16

UBS
--------------------------------------------------------------------------------

Organizational Structure. Private and Corporate Clients operates four main business areas:

- Individual Clients -- This business area includes over 4,000,000 client accounts, of which over 25% are client accounts that relate to clients with assets over CHF 50,000.

- Corporate Clients -- This business area focuses on Swiss corporate clients and includes 160 top corporations, over 7,500 large corporate clients and 180,000 small- and medium-sized businesses.

- Operations -- In addition to providing operational support to the retail banking business and other Swiss-based UBS units, this business area provides payment and custodial services to approximately 1,800 banking institutions throughout the world.

- Risk Transformation and Capital Management -- This business area has responsibility for clients with impaired or non-performing loans and manages the risk in Private and Corporate Clients' loan portfolio. It is also responsible for optimizing capital utilization.

Private and Corporate Clients also includes the Resources business area, which provides real estate, marketing, personnel and administrative services to Private and Corporate Clients and the other UBS business units in Switzerland, particularly Private Banking, and the Information Technology business area, which provides information technology services to Private and Corporate Clients and the other Swiss-based UBS offices, again with Private Banking as the main recipient.

Profit Enhancement Initiatives. The domestic retail banking sector in Switzerland has historically been a high-cost, low-return business. In order to further enhance the profitability of the retail business and to exploit the synergies after the 1998 merger, UBS has developed and commenced a number of initiatives that are intended to reduce the costs and increase the revenues of this business unit. These include:

- The further development and enhancement of alternative distribution channels, including:

        - UBS e-banking, on-line internet and teletext banking, and telephone banking.

        - UBS Multimat and UBS Bancomat Plus, which together offer a direct electronic link to the customer's account and to a full range of traditional ATM services, including accepting cash deposits, and permits additional functions, such as the set-up and maintenance of payment and standing orders.

     - Increasing revenue principally through improvements in pricing, increased focus on higher yielding investment products and fee-based businesses, and improvements in the distribution of UBS's products, including implementing risk-adjusted pricing in its new and maturing loan business and by expanding its e-banking services.

     - Reducing costs by continuing to close branches. Since the 1998 merger, UBS has closed 200 branches, or 36%, still leaving UBS with more branches than either predecessor institution.

     - Increasing the efficiency and productivity of Private and Corporate Clients' processes by standardizing its products and taking advantage of automation and other technological developments.

Clients. Private and Corporate Clients has a diverse client base, ranging from individual clients to corporate clients and international banking institutions. Private and Corporate Clients provides a broad range of products and services to these clients, including retail banking, investment services and lending. UBS believes that clients choose Private and Corporate Clients primarily based on UBS's leading position as a bank and an asset manager in Switzerland, its broad distribution network and its ability to provide a comprehensive range of financial products and services. Based on market surveys, over 96% of the Swiss market readily recognizes the UBS brand, which has a long history and is well established in Switzerland.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

The table below sets forth assets under management attributable to each of Private and Corporate Client's main client areas at 30 June 2000 and 31 December 1999 and 1998.

                                      30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
      ASSETS UNDER MANAGEMENT                          (CHF in billions)
------------------------------------------------------------------------------------------
Individual Clients..................           221                 223                 229
Corporate Clients...................           213                 212                 178
Banks...............................             5                   4                  27
                                      ------------    ----------------    ----------------
  Total.............................           439                 439                 434
                                      ============    ================    ================

Client/Product Initiatives. Rapid growth of technology has made available a number of alternative distribution channels. UBS has offered telebanking since 1985 and, based upon its market research, UBS has the leading position in the Swiss telebanking market, initiating in excess of one-half of all telebanking transactions in Switzerland during 1998.

Since 1997, UBS has expanded its product offerings and taken steps to market additional services to its client base. Key initiatives include:

- The launch of UBS Tradepac, an expanded all-inclusive internet-based offering aimed at serving the on-line trading needs of UBS's customers and providing access to six international exchanges. As part of UBS Tradepac, UBS has established a partnership with Intuit Inc. that has permitted it to introduce UBS Quicken, a specially adapted version of the Quicken software that includes enhanced financial management functions and adds to the attractiveness of its product offering.

- The launch of UBS's small- and medium-sized business enterprises initiative, which is intended to respond to the lack of risk capital for small business enterprises.

Investment Services. UBS's investment services for Private and Corporate Clients are a collaborative effort among:

- UBS Asset Management, which manages the UBS mutual fund portfolio and determines the investment strategy for, delivers monthly tactical asset allocations to, and manages discretionary mandates of, Private and Corporate Clients' institutional clients.

- UBS Warburg, which provides research and access to the securities exchanges.

- UBS Switzerland, which actively markets and distributes investment products to its clients after making the appropriate revisions to take into account the needs of those clients.

The principal result is a full range of investment options to offer UBS's clients including those of Private and Corporate Clients.

The following table illustrates Private and Corporate Clients' assets under management by asset class at 30 June 2000 and 31 December 1999 and 1998.

                                      30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                       (CHF in billions)
------------------------------------------------------------------------------------------
Deposit and current accounts........           125                 129                 153
Securities accounts.................           314                 310                 281
                                      ------------    ----------------    ----------------
  Total.............................           439                 439                 434
                                      ============    ================    ================

--------------------------------------------------------------------------------
 18

UBS
--------------------------------------------------------------------------------

Loan Portfolio. The following table shows the loan portfolio (excluding Solothurner Bank) before all allowances, in Private and Corporate Clients, broken down by Private and Corporate Clients' main business areas at 30 June 2000 and 31 December 1999 and 1998.

                                      30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                       (CHF in billions)
------------------------------------------------------------------------------------------
Individual Clients..................            77                  76                  90
Corporate Clients...................            68                  68                  49
Recovery Portfolio..................            18                  21                  26
                                      ------------    ----------------    ----------------
  Total.............................           163                 165                 165
                                      ============    ================    ================

The following table shows the loan portfolio in Private and Corporate Clients, broken down by loan category at 30 June 2000 and 31 December 1999 and 1998.

                                      30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                       (CHF in billions)
------------------------------------------------------------------------------------------
Fixed rate mortgages................            79                  81                  80
Commercial credits..................            40                  44                  44
Variable rate mortgages.............            28                  30                  36
Other...............................            16                  10                   5
                                      ------------    ----------------    ----------------
  Total.............................           163                 165                 165
                                      ============    ================    ================

At 30 June 2000, about CHF 107 billion (or 66%) of the CHF 163 billion loan portfolio in Private and Corporate Clients related to mortgages, of which approximately 81% were secured by residential real estate. A discussion of UBS's loan portfolio classified by industry is included under "--Management's Discussion and Analysis of Financial Condition and Results of
Operations--Selected Statistical Information--Loans."

Private and Corporate Clients' impaired loans, which include non-performing loans, are transferred to the Risk Transformation and Capital Management business area to be managed by UBS's Recovery Group, which specializes in working-out or otherwise recovering the value of those loans. At 30 June 2000, Private and Corporate Clients' loan portfolio included approximately a CHF 18 billion recovery portfolio. Approximately CHF 16 billion of Private and Corporate Clients' 30 June 2000 recovery portfolio was impaired and related to provisional positions and positions stemming back to weakness in the Swiss commercial real estate markets during the 1990s. A provision of CHF 9 billion has been established against the portion of impaired loans not secured by collateral or otherwise deemed uncollectible. Approximately CHF 2 billion of UBS's 30 June 2000 recovery portfolio is performing and unimpaired. The unimpaired loans included in UBS's recovery portfolio are outstanding with counterparties for whom other loans have become impaired. No provisions have been established against these loans. UBS's lending officers actively manage the recovery portfolio, seeking to restructure the lending relationship with a goal of removing the loan from the recovery portfolio. The following table describes the development in UBS's recovery portfolio from 1 January 1998 to 30 June 2000.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

                                                                (CHF in billions)
---------------------------------------------------------------------------------
Balance, 1 January 1998.....................................            29
Changes in 1998:
  New recovery loans added..................................             7
  Settlements of outstanding recovery loans.................           (10)
                                                                       ---
Balance, 31 December 1998...................................            26
Changes in 1999:
  New recovery loans added..................................             5
  Settlements of outstanding recovery loans.................           (10)
                                                                       ---
Balance, 31 December 1999...................................            21
Changes in 2000:
  New recovery loans added..................................             1
  Settlements of outstanding recovery loans.................            (4)
                                                                       ---
Balance, 30 June 2000.......................................            18
                                                                       ===

Approximately 60% of the loans that were originally included in UBS's recovery portfolio in 1997 have been worked out and removed. See "--Management's Discussion and Analysis of Financial Condition and Results of
Operations--Analysis of Risks--Credit Risk" for a further description of UBS's process for credit risk management and control and a discussion of impaired and non-performing loans.

Private and Corporate Clients' continued implementation of "risk-adjusted pricing," which differentiates loan pricing based on risk profiles, has led to improved margins on UBS's lending portfolio and has resulted in more effective use of UBS's capital. For a discussion of UBS's credit approval process and how UBS manages interest rate risk, see "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Interest Rate Management."

The credit approval activities of Private and Corporate Clients are the responsibility of the business area, coordinated by a separate chief credit officer who is accountable to the Chief Credit Officer, or "CCO." Generally, loans are approved by a credit officer who does not participate in the client relationship, but works with the lending officer to establish a set of lending criteria that are applicable to the risk profile rating of the borrower. The exception is for certain high-risk lending relationships, in which case the credit officer directly corresponds with the borrower. Private and Corporate Clients' chief credit officer reviews the business area's loans on a periodic basis (annually for most loans and at least quarterly for high-risk loans) to confirm the ratings. The CCO further coordinates Private and Corporate Clients' lending activities and credit exposure with the lending activities and credit exposure of UBS Warburg and the remainder of UBS Switzerland.

Private Banking. UBS is one of the leading international private banks, as measured by assets under management. At 30 June 2000, Private Banking had CHF 683 billion in assets under management. Private Banking serves high net worth individuals with a broad range of comprehensive wealth management services and financial products. Private Banking's approach is to focus on establishing long-term client relationships and emphasizing the life-time value of these relationships.

The private banking industry is in the process of undergoing some fundamental changes resulting from the changing profile of high net worth individuals, emerging technologies and increased competition. Clients are increasingly taking a more active role in managing their wealth and are demanding more sophisticated products and a broader geographic range of services. They are focused on asset

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

performance and allocation, quality of information and advice and extended availability of services, such as 24-hour, remote and internet access. The private banking industry is also experiencing an increase in the wealth that remains in onshore markets, particularly in the form of equity and equity-linked investments, as domestic capital markets become more developed and generate higher returns.

To address this changing environment, Private Banking is seeking to further penetrate its existing client base with enhanced wealth management solutions. Private Banking's size provides it with the flexibility to offer its clients customized and expanded service offerings tailored to their particular needs. To further increase its assets under management in its private banking business, UBS will also continue to consider select acquisition opportunities that may arise, as evidenced by the acquisition in 1999 of Bank of America's international private banking activities. Set forth below is summary information, based on management accounting data, relating to the Private Banking business unit of UBS Switzerland, which is discussed in greater detail under "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Business Unit--UBS Switzerland--Private Banking."

                                                               FOR THE SIX           FOR THE
                                                              MONTHS ENDED        YEAR ENDED
                                                                   30 JUNE    31 DECEMBER(1)
                                                            2000     1999     1999     1998
                                                                   (CHF in millions)
--------------------------------------------------------------------------------------------
Operating income before credit loss expense...............  3,471    2,728    5,568    6,933
Credit loss expense.......................................     11        6       21       16
Personnel, general and administrative expenses............  1,425    1,147    2,513    2,411
Depreciation and amortization.............................     55       38       97       91
                                                            -----    -----    -----    -----
Operating profit before tax...............................  1,980    1,537    2,937    4,415
                                                            =====    =====    =====    =====
(at period end)
Assets under management (CHF in billions).................    683      630      671      579
Number of employees.......................................  7,447    6,697    7,256    6,546

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Marketing and Distribution. Private Banking provides wealth management services to its clients in a number of geographic regions and seeks to tailor its service offerings to meet the specific needs of particular client segments and markets. To better understand the needs of its existing and prospective clients, Private Banking differentiates its clients by geographic location and the amount of assets under management and then based on their product needs and utilization and service requirements. The client advisors who serve Private Banking's clients are principally organized by client market, which allows them a higher level of client focus. Private Banking believes that this approach fosters valued long-term client relationships.

Private Banking's client advisors retain primary responsibility for introducing products and services to its existing and prospective private banking clients. The business areas that deal directly with clients are generally responsible for their own marketing activities. The client advisors are central to the delivery of services to Private Banking's clients and are responsible for increasing the penetration of Private Banking service offerings within its existing customer base. The client advisors are supported by a separate marketing department, which is responsible for market research and the preparation of standardized marketing materials.

Products and Services. Private Banking provides a number of asset-based, transaction-based and other services to its clients. Asset-based services include custodial services, deposit accounts, loans and

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

fiduciary services while transaction-based services include trading and brokerage and investment fund services. Private Banking also provides financial planning and consulting and offers financial planning instruments to its clients. These services include establishing proprietary trusts and foundations, the execution of wills, corporate and personal tax structuring and tax efficient investments. Private Banking has the following three core product and service business areas:

     - Financial Planning and Wealth Management -- Responsible for developing integrated comprehensive wealth management services in the form of tax and estate planning, liquidity and retirement lifestyle planning, insurance products, art and real estate advisory services and a variety of sophisticated capital enhancement and asset protection strategies.

     - Portfolio Management -- Responsible for providing portfolio management services to Private Banking clients and for the investment clients of Private and Corporate Clients.

     - Active Advisory Team -- Provides sales brokerage, investment advisory services and products to key private banking locations worldwide. The Active Advisory Team provides information concerning, and facilitates investments in, primary initial public offerings and secondary placements. This team also provides fiduciary services and the execution of private banking orders outside Switzerland.

At 30 June 2000, slightly more than one-fifth of Private Banking's assets under management were managed on a discretionary basis. The remaining assets under management related to advisory engagements.

The following table shows information concerning assets under management by type of engagement and asset class in Private Banking at 30 June 2000 and 31 December 1999 and 1998.

                                      30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                       (CHF in millions)
------------------------------------------------------------------------------------------
TYPE OF ENGAGEMENT
Advisory............................       533,000             501,000             437,000
Discretionary.......................       150,000             170,000             142,000
                                      ------------    ----------------    ----------------
  Total.............................       683,000             671,000             579,000
                                      ============    ================    ================
ASSET CLASS
Deposit and current accounts........        59,000              59,000              50,000
Equities............................       199,000             196,000             148,000
Bonds...............................       194,000             187,000             187,000
Investment Funds....................       106,000             119,000              93,000
Other(1)............................       125,000             110,000             101,000
                                      ------------    ----------------    ----------------
  Total.............................       683,000             671,000             579,000
                                      ============    ================    ================

---------------
(1) Includes money market instruments, UBS medium-term notes, derivatives, mutual funds not managed by UBS and precious metals.

--------------------------------------------------------------------------------
 22

UBS
--------------------------------------------------------------------------------

     UBS Asset Management

UBS Asset Management brings together UBS's asset management activities. It consists of two business units:

     - Institutional Asset Management -- One of the largest institutional asset managers in the world.

     - Investment Funds/GAM -- Investment Funds is one of the leading funds providers in Europe and the seventh largest in the world. GAM is a diversified asset management group with assets composed primarily of private client accounts, institutional and mutual funds.

UBS Asset Management benefits from an integrated business model and single management team.

Institutional Asset Management. Based on assets under management, Institutional Asset Management is one of the largest institutional asset managers in the world and among the industry leaders in the United States, the United Kingdom and Switzerland. At 30 June 2000, Institutional Asset Management had over CHF 525 billion in assets under management, including CHF 326 billion of institutional assets and CHF 199 billion of non-institutional assets, including the UBS Investment Funds offered by the Investment Funds business area of the Investment Funds/GAM business unit, which are managed by Institutional Asset Management. Institutional Asset Management is headquartered in Chicago and has offices in Dallas/Houston, Frankfurt, Geneva, Hartford, Hong Kong, London, Melbourne, New York, Paris, Rio de Janeiro, San Francisco, Singapore, Sydney, Tokyo and Zurich.

Institutional Asset Management markets its services under the UBS Asset Management name, with Brinson Partners and Phillips & Drew serving as sub-brands within the Americas and the United Kingdom, respectively. Institutional Asset Management believes that its broad geographic spread of operations and strong brand names will help it pursue growth opportunities in Continental Europe, Asia-Pacific and Latin America and maintain its strong positions in the mature markets it serves in the United States, the United Kingdom and Switzerland.

Set forth below is summary information, based on management accounting data, relating to Institutional Asset Management, which is discussed in greater detail under "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Business Unit--UBS Asset
Management--Institutional Asset Management."

                                                               FOR THE                 FOR THE
                                                            SIX MONTHS              YEAR ENDED
                                                         ENDED 30 JUNE          31 DECEMBER(1)
                                                    2000       1999(1)      1999         1998
                                                                (CHF in millions)
----------------------------------------------------------------------------------------------
Operating income..................................    638         542       1,099        1,163
Personnel, general and administrative expenses....    402         331         636          619
Depreciation and amortization.....................     98          63         138          107
                                                    -----       -----       -----        -----
Operating profit before tax.......................    138         148         325          437
                                                    =====       =====       =====        =====
(at period end)
Assets under management (CHF in billions).........    525         563         574          531
Number of employees...............................  1,712       1,507       1,653        1,497

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Organizational Structure. During 1999, Institutional Asset Management implemented a client-centric business model and modified its organizational structure to strengthen local and regional roles. Institutional Asset Management believes that its new organizational structure will improve

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

accountability for results and the business group's effectiveness and efficiency. At 30 June 2000, Institutional Asset Management's organizational structure consisted of the following business areas:

- Brinson Partners and Phillips & Drew -- These business areas have the mandate to optimize the contribution from the Americas and the United Kingdom, respectively, and to further develop their investment capabilities and to contribute to global business development efforts in Europe and the Asia-Pacific region.

- Europe, Middle East & Africa and Asia Pacific -- These two business areas have a mandate to capture profitable growth opportunities in their assigned geographic markets and to optimize the contribution from existing businesses in these regions. These mandates strengthen the regional accountability for results and resources. At the same time, both regional business areas continue to contribute to the UBS Asset Management global investment process as well as ensure their adaptation to regional client needs where appropriate.

- O'Connor -- Launched at the beginning of June 2000, O'Connor is comprised of part of the proprietary equity trading group of UBS Warburg, as well as the Fund of Funds and Currency Funds businesses of UBS Warburg. O'Connor will focus on alternative investments, or investment strategies designed to provide attractive risk-adjusted returns with a low correlation to traditional investments.

- IT and Operations -- This business area is responsible for implementing and maintaining information technology and delivery platforms for the Institutional Asset Management business unit.

Clients. Institutional Asset Management has a diverse institutional client base located throughout Europe, the Middle East, Africa, the Asia-Pacific region and the Americas. Its clients consist of:

- corporate and public pension plans;

- endowments and private foundations;

- insurance companies;

- central banks and supranationals; and

- financial advisers.

Externally managed pension assets constitute the majority of worldwide available institutional assets. The pension market is undergoing a shift from traditional defined benefit plans to defined contribution schemes. One of Institutional Asset Management's strategic initiatives is to position itself to take advantage of the opportunities created in this changing environment.

The following table shows assets under management broken down between institutional assets and non-institutional assets at 30 June 2000 and 31 December 1999 and 1998. Non-institutional assets include the UBS Investment Funds, which are managed by Institutional Asset Management.

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                               (CHF in millions)
--------------------------------------------------------------------------------------------------
Institutional...............................       326,000             376,000             360,000
Non-institutional...........................       199,000             198,000             171,000
                                                 ---------           ---------           ---------
     Total..................................       525,000             574,000             531,000
                                                 =========           =========           =========

Institutional Asset Management is well represented in the United States, Europe and Australia, and is one of the largest foreign investment managers in Japan. Institutional Asset Management believes this gives it a strong platform to meet the increasingly complex global investment and servicing needs of its major clients, and to expand its presence in growth markets.

--------------------------------------------------------------------------------
 24

UBS
--------------------------------------------------------------------------------

The following table shows Institutional Asset Management's institutional assets under management by the geographic location of its clients at 30 June 2000 and 31 December 1999 and 1998.

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                               (CHF in millions)
--------------------------------------------------------------------------------------------------
Europe, Middle East & Africa................       171,000             185,000             202,000
The Americas................................       110,000             140,000             122,000
Asia-Pacific................................        45,000              51,000              36,000
                                                 ---------           ---------           ---------
     Total..................................       326,000             376,000             360,000
                                                 =========           =========           =========

Marketing and Distribution. Clients differentiate among institutional asset managers based on client service, investment performance, process and philosophy, fees and continuity of staff. Institutional Asset Management seeks to use its long-term track record and strong client franchise to increase the penetration of its services with both new and existing clients. It is a full service institutional asset management firm, offering its clients a comprehensive range of research and investment analysis as part of its overall service and capability package.

Consultants advise institutional investors based on their expert knowledge of managers' investment performance, process and client service capabilities, as well as other factors. In consultant-driven markets, such as the United States and the United Kingdom, Institutional Asset Management relies on its strong relationships with the major consultants that advise corporate and public pension plans, endowments, foundations, and other institutions. It also dedicates resources to generating new business directly with large clients.

Institutional Asset Management also seeks to increase its revenues from existing clients. Each of its client-facing business areas has dedicated account management teams that service existing clients and seek to find new ways to address client needs. These account managers are also focused on further developing and solidifying the relationships that Institutional Asset Management has with the major consultants that serve its clients.

Client Mandates. Institutional Asset Management seeks to deliver sustained value-added investment performance relative to client-mandated benchmarks. Its client mandates range from fully discretionary global asset allocation portfolios to equity or fixed income portfolios with a single country emphasis to other asset classes, including real estate, timber, oil and gas, and private equity. These portfolios are available through separately managed portfolios as well as through a comprehensive range of pooled investment funds.

The following table sets forth institutional assets under management for Institutional Asset Management by client mandate at 30 June 2000 and 31 December 1999 and 1998.

                                      30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                       (CHF in millions)
------------------------------------------------------------------------------------------
Equity..............................       100,000             125,000             115,000
Asset Allocation....................       110,000             130,000             148,000
Fixed Income........................        79,000              90,000              83,000
Private Markets.....................        37,000              31,000              14,000
                                         ---------           ---------           ---------
  Total.............................       326,000             376,000             360,000
                                         =========           =========           =========

Within each of these broad client mandate categories, Institutional Asset Management has a diverse range of particular mandates that it provides to its clients without a high concentration of business in

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

any particular segment. For example, within the equity, asset allocation and fixed income areas, it offers a range of mandates on global, regional, emerging market and sector-specific bases. The private markets category includes such mandates as direct investments, oil and gas, partnership investments, real estate and timber.

Investment Process and Research. At the beginning of March 2000, Institutional Asset Management announced that Brinson Partners and Phillips & Drew were being combined to establish a common global investment management platform. This decision reflected the shared investment philosophies of Phillips & Drew and Brinson Partners, based on capturing price-value discrepancies identified through fundamental research as well as similar cultures. The initial integration was completed according to schedule at the beginning of May 2000.

The investment process is based on Institutional Asset Management efforts to determine and quantify investment value. Senior investment professionals set policy and oversee research activity within the units, drawing upon the expertise of investment specialists in each asset class. These specialists consult with external analysts, economists, consultants and academics. They develop research and provide input into Institutional Asset Management's quantitative valuation models. Institutional Asset Management estimates long-term expected returns for asset classes, markets, and securities using proprietary valuation models that consider cash flows discounted at risk-adjusted rates and then evaluates potential strategies in the context of forecasted returns as well as its forecasted risks and correlations.

Institutional Asset Management creates portfolios and monitors and adjusts them based on relative price/value discrepancies. Its method is to identify periodic discrepancies between market price and investment value and turn them to its clients' advantage. Where no significant discrepancies exist between price and value, Institutional Asset Management continues its research and analysis. Institutional Asset Management believes that its approach allows it to respond to market changes, while providing its clients with the benefit of its knowledge and experience and maintains the flexibility to customize portfolios to meet their requirements.

Investment Funds/GAM. As part of the re-grouping announced in February 2000, the Global Asset Management, or GAM, and Investment Funds areas of the former Private Banking division were transferred to UBS Asset Management, bringing together all of UBS's asset management activities.

UBS Asset Management will benefit from an integrated business model and single management team. Within this framework GAM will be distinctly positioned and maintain its brand identity as well as its unique investment styles.

Set forth below is summary information, based on management accounting data, relating to the Investment Funds/GAM business unit, which is discussed in greater detail under "--Management's Discussion and Analysis of Financial Condition and Results of Operations --UBS Asset Management--Investment Funds/GAM."

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

                                                                   FOR THE             FOR THE
                                                          SIX MONTHS ENDED          YEAR ENDED
                                                                   30 JUNE      31 DECEMBER(1)
                                                        2000       1999(1)      1999      1998
                                                                  (CHF in millions)
----------------------------------------------------------------------------------------------
Operating income....................................      334        102        270       195
Personnel, general and administrative expenses......      215         75        151       124
Depreciation and amortization.......................       55          3          7         6
                                                        -----        ---        ---       ---
Operating profit before tax.........................       64         24        112        65
                                                        =====        ===        ===       ===
(at period end)
Assets under management (CHF in billions)...........      225        190        225       176
Number of employees.................................    1,038        392        923       366

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

The following table sets forth assets under management by business area within the Investment Funds/GAM business unit at 30 June 2000 and 31 December 1999 and 1998.

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                               (CHF in millions)
--------------------------------------------------------------------------------------------------
Investment Funds............................       202,500             201,000             175,600
GAM.........................................        22,100              23,500                   0
                                              ------------    ----------------    ----------------
  Total.....................................       224,600             224,500             175,600
                                              ============    ================    ================

Investment Funds. As a result of the merger between the Union Bank of Switzerland and Swiss Bank Corporation, Investment Funds became the leading investment fund provider in Europe and Switzerland in terms of investment fund assets under management. By year-end 1999, Investment Funds' assets under management increased 15% with growth primarily attributable to investment performance. UBS has received numerous awards, including being named "Switzerland's Best Overall Management Group" by Standard & Poor's Fund Services in 1999.

Marketing and Distribution. Investment Funds are distributed primarily through UBS Switzerland and UBS Warburg, with a minority of assets distributed through third-party distribution partners. As of 30 June 2000, Investment Funds had CHF 203 billion in assets under management, including CHF 9.2 billion in assets under management distributed through third-party distribution partners. In addition, Investment Funds has a significant business administering assets for third-parties.

As part of the Group reorganization, Investment Funds is evolving towards an open, multi-channel distribution architecture. Initiatives include establishing additional third-party distribution partnerships, developing electronic sales channels and combining distribution efforts with Institutional Asset Management in various markets to better capture defined contribution opportunities. Additionally, the Investment Funds business unit is currently developing an e-based investment fund distribution strategy. This channel will offer clients personalized advisory services, investor education content, online decision support tools, and automated trade execution, delivered through intermediaries.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

Client Mandates. Investment Funds has an extensive product range of approximately 163 funds. The following table shows total assets under management in these investment funds by fund category at 30 June 2000 and 31 December 1999 and 1998.

FUND CATEGORY                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                               (CHF in millions)
----------------------------------------------------------------------------------
Asset Allocation............        46,700
                                                        44,200              35,000
Money Market................        44,100
                                                        46,200              45,500
Bond........................        37,100
                                                        40,200              42,500
Equity......................        61,900
                                                        52,300              35,400
Capital Preservation........         7,600
                                                        12,100              12,400
Real Estate.................         5,100
                                                         6,000               4,800
                                 ---------           ---------           ---------
  Total.....................       202,500             201,000             175,600
                                 =========           =========           =========

The continuing trend toward equity investments helped increase equity funds by 75% since the end of 1998, making Equity Investment Funds' largest asset category, accounting for 31% of total Investment Funds volume. The number of Investment Fund accounts, which make it easy for clients to make regular savings in UBS Investment Funds, has grown by 80% to 90,000, with assets invested through them increasing by 39% to a total of CHF 2.5 billion in 1999.

Investment Process and Research. The Institutional Asset Management business unit is responsible for managing the investment funds offered by the Investment Funds business unit, other than some real estate funds. However, Investment Funds is responsible for managing its product range, which is tailored to meet the needs of individual investors, and for the development and marketing of individual funds.

Global Asset Management. Acquired in late 1999, Global Asset Management, or "GAM," is a diversified asset management group with approximately 600 employees and operations in Europe, North America, Asia and the Middle East. It manages assets comprised of private client portfolios and over 170 private client mutual funds, as well as institutional mandates. GAM continues to operate under its established brand name within UBS Asset Management and continues to employ its own distinctive investment style.

UBS Asset Management will increasingly take advantage of GAM's range of mutual funds and its multi-manager selection process, in which it selects the top 90 out of about 6,000 third-party fund providers, to enhance the range of its investment styles and products.

Marketing and Distribution. Marketing and distribution for GAM is divided into three areas: Private Clients, Mutual Funds and Institutional. Each area markets and services clients within its specific segment.

- Private Clients -- Offers and manages a broad range of tailored investment strategies for its clients across the risk/return spectrum and from all major reference currency perspectives. Implementation is through a combination of GAM funds, under guidance established by GAM's investment committee.

   The private client area seeks clients from a variety of sources including referrals from its existing client base, intermediaries, and professional advisors. Clients receive a high level of service from a dedicated team of portfolio managers. Communication is ongoing and includes regular formal review meetings.

- Mutual Funds -- GAM distributes mutual funds on a global basis, including within the United States. GAM's Mutual Funds area seeks clients at the high end of the market. Mutual funds are

--------------------------------------------------------------------------------
 28

UBS
--------------------------------------------------------------------------------

   distributed through multiple channels, including brokerage firms, banks, portfolio and fund managers, financial advisors, family offices, employee pension plans, and directly to major investors.

- Institutional -- GAM provides a full range of services to its institutional clients through dedicated account managers. Institutions are offered the same products developed to support GAM's private client and fund distributions businesses. This includes traditional equity portfolio management, as well as multi-manager funds and alternative assets classes.

Investment Process and Research. GAM was founded in 1983 to give private clients "access to great investment talent." As a result, the investment process is based on selecting the world's leading investment talent, whether the manager selected for a particular fund or mandate is internal to GAM or an external manager. Beginning in 1989, GAM extended its investment process to pioneer the development of the multi-manager concept.

An in-house team of investment professionals is responsible for managing the various internally managed mandates or funds. Members of this team also create multi-manager mandates using a quantitative database of 50,000 funds, and by carefully scrutinizing all aspects of external managers employing a qualitative database of 6,000 investment managers. The investment objective of multi-manager funds or mandates is diversifying risk by employing complementary managers using different strategies.

The range of funds and mandates extends from traditional equity and bond funds to a comprehensive range of alternative investment funds.

UBS Warburg

UBS Warburg is composed of four business units:

- Corporate and Institutional Clients -- Securities and investment banking products and services for institutional and corporate clients.

- UBS Capital -- Investment of UBS and third-party funds in a diverse range of private, and occasionally public, companies on a global basis.

- Private Clients -- Onshore private banking services for high net worth individuals worldwide, outside of Switzerland.

- e-services -- Personalized investment and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure that integrates internet, call centers and investment centers.

Corporate and Institutional Clients. The Corporate and Institutional Clients business unit is one of the leading global investment banks. It provides wholesale financial and investment products and advisory services globally to a diversified client base, which includes institutional investors (including institutional asset managers and broker-dealers), corporations, sovereign governments and supranational organizations. Corporate and Institutional Clients also manages cash and collateral trading and interest rate risks on behalf of UBS and executes the vast majority of UBS's retail securities, derivatives and foreign currency exchange transactions. Corporate and Institutional Clients's headquarters are in London and, at 30 June 2000, it employed about 13,000 people in over 40 countries throughout the world.

In the 1998 merger, the investment banking businesses of the two banks came together to form what is now the Corporate and Institutional Clients business unit. Within Union Bank of Switzerland, securities trading began in New York and London in the 1970s and grew in the 1980s with the

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

acquisition of Phillips & Drew in 1985. Within Swiss Bank Corporation, the acquisition of O'Connor & Associates in 1992 and the investment banking businesses of S.G. Warburg Group p.l.c. in 1995 led to the formation of SBC Warburg as a global investment bank, which was further strengthened in the United States with the 1997 acquisition of Dillon Read & Co., Inc.

Corporate and Institutional Clients has a large corporate client financing and advisory business and is one of the top-ranked investment banking businesses engaged in institutional client business. The business area has achieved industry-wide recognition for its performance in the following areas:

- equity sales and trading (ranked number two globally in the first quarter of 2000 based on equity commission revenues based on an independent survey);

- cash and derivative fixed income sales and trading with institutional investors (ranked number four globally in 1999 based on information compiled and classified by the Securities Data Company and other publicly available information);

- eurobond trading (named Best Foreign Bond Firm in the Eurozone, the United Kingdom and Australia in July 2000 by Euromoney);

- global foreign exchange (ranked number four in May 2000 by Euromoney FX poll, which ranks investment banks and banks on a global basis by market share);

- research, with a global research sales team that includes about 630 specialist analysts based in over 30 countries and covering over 4,600 companies (ranked fourth in Institutional Investor Global Research in December 1999 and third in European Research in February 2000 as well as receiving Euromoney's award in October 1999 for best overall Asian research);

- debt and equity capital markets (1999, ranked number five in international equity; number three in international equity-linked issuances; number two in eurobond origination; and number one in its target franchise segments of international bonds by Bondware. Corporate and Institutional Clients's target franchise markets exclude asset-backed, self-issuance and U.S. agencies); and

- privatizations (including its role as lead manager in the Swisscom privatization, which was named privatization of the year by Institutional Investor and International Financing Review in 1998).

Set forth below is summary information, based on management accounting data, relating to Corporate and Institutional Clients, which is discussed in greater detail under "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Business Unit--UBS Warburg--Corporate and Institutional Clients."

                                                                 FOR THE             FOR THE
                                                        SIX MONTHS ENDED          YEAR ENDED
                                                                 30 JUNE      31 DECEMBER(1)
                                                        2000     1999(1)     1999      1998
                                                                 (CHF in millions)
--------------------------------------------------------------------------------------------
Operating income before credit loss expense..........   9,909     6,966     12,729     6,906
Credit loss expense..................................     113       171        330       500
Personnel, general and administrative expenses.......   6,601     4,972      9,290     6,816
Depreciation and amortization........................     330       393        763       692
                                                       ------    ------     ------    ------
Operating profit (loss) before tax...................   2,865     1,430      2,346    (1,102)
                                                       ======    ======     ======    ======
(at period end)
Average regulatory equity used.......................   9,850    10,750     10,050    13,300
Number of employees..................................  12,730    13,148     12,694    13,794

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

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UBS
--------------------------------------------------------------------------------

Business Areas. At 30 June 2000, Corporate and Institutional Clients operated four main business areas that have been organized by the type of products and services offered and their risk exposure. These four business areas consist of Equities, Fixed Income, Corporate Finance and Treasury Products. The Corporate Finance business area works with the Equities and Fixed Income business areas through the Equity Capital Markets Group, the Debt Capital Markets Group and Leveraged Finance to originate new equities capital markets business, fixed income capital markets business and leveraged finance business. Consequently, operating income from the Equity Capital Markets Group is shared between Equities and Corporate Finance and operating income from the Debt Capital Markets Group and Leveraged Finance is shared between Fixed Income and Corporate Finance. The table below sets forth the operating income before credit loss expense attributable to each of Corporate and Institutional Clients's main business areas for the years ended 31 December 1999 and 1998:

                                                               FOR THE YEAR ENDED
                                                                   31 DECEMBER(1)
                                                                1999       1998
                                                               (CHF in millions)
---------------------------------------------------------------------------------
Equities....................................................    5,724      3,253
Fixed Income................................................    2,464       (267)
Corporate Finance...........................................    2,054      1,665
Treasury Products...........................................    1,805      2,351
Non-core business...........................................      682        (96)
                                                               ------      -----
     Total..................................................   12,729      6,906
                                                               ======      =====

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

Equities. Equities is a leader in equity, equity-linked and equity derivative products in primary markets and a large cross-border trader in secondary equity markets. Equities' secondary market business represented over 60% of the operating income from Equities in 1999. Equities' primary areas of responsibility include:

- researching companies, industry sectors, geographic markets and macro and economic trends;

- sales and trading of cash and derivative equity securities and equity structured products; and

- structuring, originating, distributing and trading newly issued equity, equity-linked and equity derivative products.

Through UBS's branches and affiliates, UBS is a member of most major stock exchanges, including New York, London, Tokyo and Zurich. UBS also participates in a number of electronic exchange ventures, including Tradepoint, through its equity investment in TP Group Limited, and NYFIX Millennium L.L.C.

Fixed Income. Fixed Income structures, originates, trades and distributes a variety of fixed income, banking and structured products. It also is responsible for loan syndication and core-loan portfolio functions. Fixed Income serves a broad client base consisting of investors and borrowers and offers a range of fixed income products and services, including:

-  interest rate based credit products, including loans and government bonds;

- a variety of banking products, such as structured finance and leveraged finance products;

- principal finance services, which involves the purchase, origination and securitization of credit products;

-  investment grade, high-yield and emerging market bonds;

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                                                                              31
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UBS
--------------------------------------------------------------------------------

- credit-structured vehicles and credit derivatives, including credit-linked notes and total return swaps;

-  various derivative products; and

-  structured products to meet clients' risk management needs.

Corporate Finance. Corporate Finance manages the relationships with UBS's large supranational, corporate and sovereign clients. It provides a variety of advisory services in areas such as mergers and acquisitions, strategic advisory and restructuring. Corporate Finance also provides capital markets and leveraged financing services in conjunction with the Equity Capital Markets Group, the Debt Capital Markets Group and Leveraged Finance, as described above. Utilizing UBS's existing resources, Corporate Finance's strategy is to further expand its presence in targeted global sectors in the areas of mergers and acquisitions and primary capital markets activities, including targeted sectors in the United States. Corporate Finance's responsibilities include:

-  mergers and acquisitions;

-  country and global sector coverage;

- equity and equity-linked capital offerings, initial public offerings and other public and private equity offerings in conjunction with the Equity Capital Markets Group;

- investment grade and high-yield debt offerings in conjunction with the Debt Capital Markets Group;

-  leveraged debt offerings in conjunction with Leveraged Finance; and

-  structured finance.

Treasury Products. Treasury Products serves institutional investors, banks, sovereigns, corporate clients, as well as other retail and wholesale clients of UBS's other divisions. Treasury Products' primary areas of responsibility include:

- sales and trading of foreign exchange (spot and derivatives), precious metals, short-term interest rate cash and derivative products and exchange-traded derivatives;

-  collateral trading, securities lending and repurchase agreements;

-  bank note sales and distribution;

-  foreign currency research; and

-  UBS's alternative asset management business.

Clients. Corporate and Institutional Clients has a diverse global client base, including institutional investors, corporations, governments and supranational organizations. This diversity has allowed UBS to establish itself as a leading investment bank headquartered in Europe and the leading distributor of non-U.S. investment products to United States investors.

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
UBS
--------------------------------------------------------------------------------

The table below sets forth the percentage of operating income attributable to each category of clients for 1999 and 1998. The total operating income used to calculate the percentage of operating income by client type includes only operating income generated from or attributed to clients.

                                                              FOR THE YEAR
                                                                 ENDED
                                                              31 DECEMBER
                                                              1999    1998
                                                              (% of total)
--------------------------------------------------------------------------
Corporations................................................  26%     33%
Institutional investors.....................................  70%     61%
Governments and supranational organizations.................   4%      6%
                                                              ---     ---
          Total.............................................  100%    100%
                                                              ===     ===

e-commerce/Product Initiatives. The institutional client business worldwide is rapidly moving to an electronic basis. UBS believes Corporate and Institutional Clients is well positioned to capitalize on this trend. Recent e-commerce initiatives include:

     - Investment Banking On-Line (IBOL). IBOL provides extensive client desktop capability from a single home page with direct access to prices, research, trade ideas and analytical tools for Corporate and Institutional Clients' equities, fixed income and treasury products businesses. Corporate and Institutional Clients delivers electronic research to over 5,000 clients and has signed up over 10,000 users. UBS intends to expand IBOL to include wireless and video links.

     - Electronic Transactions for Securities (ETS) and Electronic Transactions for OTC Products (ETOP). ETS and ETOP provide a further rollout of on-line order routing and trading capabilities for all securities, foreign exchange and derivatives products. 30% of all institutional orders are sent via the internet and 90% of all retail orders are executed using straight through processing, or "STP."

     - Corporate Finance On-Line (CFOL). The CFOL initiative is intended to establish a secure connection for the exchange of transactional and pricing information with corporate clients to support the execution and origination of advisory mandates, as well as to create on-line connectivity for capital markets participants.

     - Debtweb. Using Debtweb, about 25% of all new bond issue volume in the first quarter of 2000 volume was delivered on-line.

     - DealKey. Designed for primary equity investors, it uses the web as an additional channel for the distribution of value-added information relating to current equity and equity-linked offerings.

     - Transactional Websites. UBS has established transactional websites for euro commercial paper and euro medium-term notes, including consolidated site information links to euro credit markets, credit indices and bond analytics.

     -  New Web Services.  Other new web services include:

        - KeyLink Web, which provides secure international electronic banking for cash, foreign exchange and securities;

        -  Adviser Web, which relates to Australian equities; and

        - Global eHelp Service Desk, which provides support for clients 24 hours a day, 6 days a week.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

Providing superior advice and maintaining contacts with clients will be key to Corporate and Institutional Clients' future success. UBS believes its e-commerce initiatives will enhance its ability to add value to clients, as well as allow it to extract value from the processing power and scale of its core business processes and development standards, in order to maximize the benefits it can achieve from technological innovations. Corporate and Institutional Clients already processes 100,000 domestic and cross-border securities trades per day automatically, and has the capacity to increase this amount five-fold within the existing infrastructure.

Loan Portfolio. In 1998, UBS decided that Corporate and Institutional Clients' loans and commitments that were (1) not part of the loan trading portfolio, (2) not issued in conjunction with leveraged finance transactions or (3) not directly supporting its core client relationships, would be separated from the core activities of Corporate and Institutional Clients and wound down. As a result of this initiative, Corporate and Institutional Clients' total loans and committed and undrawn lines of credit have been reduced.

The following table sets forth information regarding the Corporate and Institutional Clients loan portfolio before allowance for loan loss at 31 December 1999 and 1998.

                                                              AS OF 31 DECEMBER
                                                                1999       1998
                                                              (CHF in millions)
-------------------------------------------------------------------------------
Due from banks..............................................  25,891     62,272
Loans to customers..........................................  56,374     72,425
                                                              ------    -------
  Total loans...............................................  82,265    134,697
                                                              ======    =======

See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Risks--Credit Risk" for a more in-depth review of UBS's credit portfolio and business, including a discussion of its impaired and non-performing loans.

UBS Capital. The UBS Capital business unit of UBS Warburg is the private equity business of UBS.

UBS Capital has increased the value of its investments substantially in recent years with the book value of its investments increasing from about CHF 400 million at 31 December 1994 to about CHF 3.8 billion at 30 June 2000.

Until earlier this year, UBS Capital was managed as an independent division within UBS. Following UBS's realignment, UBS Capital now operates within the UBS Warburg business group. This is expected to further strengthen the business synergies between the investment banking and private equity businesses, while maintaining strong links between UBS Capital and UBS Switzerland.

UBS Capital has a local presence throughout major industrialized regions in Europe, North America, Latin America and the Asia-Pacific region, with about 113 employees as of 30 June 2000. UBS Capital has offices in London, Zurich, New York, Sao Paolo, Buenos Aires, Paris, The Hague, Munich, Milan, Singapore, Hong Kong, Seoul, Sydney and Tokyo.

As a private equity group, UBS Capital's business involves investing in unlisted companies, managing these investments over a medium-term time horizon to increase their value, and "exiting" the investment in a manner that will maximize the capital gain. UBS Capital seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with UBS's own capital or through sponsored investment funds. Although the main focus of UBS's investments is late-stage financing, such as management buyouts, expansion or replacement capital, a minority of the portfolio targets early stage investments in the technology and telecommunications sectors. UBS Capital

--------------------------------------------------------------------------------
 34

UBS
--------------------------------------------------------------------------------

generally targets medium-sized businesses with enterprise values in the range of CHF 75 million to CHF 1.5 billion.

In addition to its international specialization, UBS Capital endeavors to differentiate itself from its competitors by creating and adding value by working together with an investee company's management over a three- to six-year period to develop the business and optimize the company's performance.

Set forth below is summary information, based on management accounting data, relating to UBS Capital, which is discussed in greater detail under "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Business Unit--UBS Warburg--UBS Capital."

                                                            FOR THE           FOR THE
                                                   SIX MONTHS ENDED        YEAR ENDED
                                                            30 JUNE    31 DECEMBER(1)
                                                    2000    1999(1)     1999     1998
                                                           (CHF in millions)
-------------------------------------------------------------------------------------
Operating income.................................    151       120       315      585
Personnel, general and administrative expenses...     76        60       151      156
Depreciation and amortization....................      4         3         7        1
                                                   -----     -----     -----    -----
Operating profit before tax......................     71        57       157      428
                                                   =====     =====     =====    =====
Average regulatory equity used...................    500       300       340      250
(at period end)
Investments (at book value)......................  3,765     2,422     2,993    1,784
Number of employees..............................    113       111       116      122

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

Competitive Position. Superior returns and the widespread recognition of private equity as an alternative asset class has led to a substantial growth in the number of private equity funds raised in recent years. The number and amount of private equity funds raised has exceeded the number and amount of attractive and available private equity investments. This has led to increased competition among investment banks, investment funds and insurance companies and decreased returns for private equity investors.

In spite of the changing environment, UBS believes that opportunities for profitable investment will continue to arise in the private equity business. UBS believes this potential will be enhanced by a number of factors working in combination to produce a favorable business environment for astute market participants. These factors include the introduction of the euro, the worldwide trend of industrial consolidation, a growing awareness of the importance of shareholder value and the increasing need to solve succession issues in family-owned businesses.

Organizational Structure. UBS Capital is structured on a country and sector approach and, as of 30 June 2000, had fourteen individual teams covering around 30 countries. UBS believes that UBS Capital's established local presence and expertise, coupled with the global reach of its operations, generates the early identification of opportunities and their timely and effective development.

UBS Capital's teams are divided geographically between Western Europe, Asia and the Americas, which includes Latin America. UBS Capital's presence in the Asia-Pacific region started in Singapore and now includes Australia and its new offices in South Korea and Hong Kong.

Last year, UBS Capital established two private equity investment funds in the Americas. One of these investment funds makes private equity investments primarily in North America, while the other

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

investment fund makes private equity investments in Latin America. UBS is the largest beneficial investor in each of the North America and Latin America funds.

In connection with the establishment of the new funds, UBS and the team managing the investments of UBS Capital in the Americas formed two limited liability company advisors, one to advise each fund. Each fund's advisor is jointly owned by the managers and principals of the management team and by UBS. Effective 31 December 1999, the managers and principals of the management team resident in the United States are no longer employed by UBS and are not employed by either advisor. The remaining employees of UBS Capital in the Americas are either members or employees of the respective advisors.

Investment Portfolio. UBS Capital's investment portfolio had a book value of approximately CHF 3.8 billion and an estimated fair value of approximately CHF
5.2 billion at 30 June 2000. To augment its competitive strengths, UBS Capital plans to gradually increase its annual investment rate, targeting a portfolio book value of CHF 5 billion in committed capital from UBS and CHF 5 billion from third parties.

UBS Capital has designed its portfolio to reduce UBS's exposure to risk by:

- geographically diversifying its portfolio and minimizing concentration of investment in specific locations;

- diversifying by industry sector to obtain a good mix between manufacturing and services sectors;

- investing a minority of the portfolio in earlier stage growth opportunities, such as technology and telecommunications; and

- focusing on later-stage investments, such as management buy-outs of existing businesses.

The following table provides information regarding UBS Capital's investment portfolio by geographic region, by industry sector and by age of investment at 30 June 2000 and 31 December 1999 and 1998.

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 (CHF in millions; all amounts are book values)
--------------------------------------------------------------------------------------------------
GEOGRAPHIC REGION (BY HEADQUARTERS OF
  INVESTEE)
North America...............................         1,538               1,389                 939
Europe......................................         1,650               1,153                 689
Latin America...............................           238                 217                 123
Asia-Pacific................................           339                 234                  33
                                                    ------              ------              ------
                                                     3,765               2,993               1,784
                                                    ======              ======              ======

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 (CHF in millions; all amounts are book values)
--------------------------------------------------------------------------------------------------
INDUSTRY SECTOR (BY INDUSTRY CLASSIFICATION
  CODE)
Consumer related............................           820                 610                 400
Diversified industrials.....................           638                 587                 376
Transportation..............................           768                 605                 186
Communications..............................           369                 326                 208
Computer related............................           353                 282                 109
Energy......................................           190                 167                 153
Other electronics related...................           127                  38                  32

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 36
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UBS
--------------------------------------------------------------------------------

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 (CHF in millions; all amounts are book values)
--------------------------------------------------------------------------------------------------
Other manufacturing.........................            67                  45                  53
Chemicals and materials.....................            21                  23                  52
Industrial products and services............            84                  48                  60
Others......................................           328                 262                 155
                                                    ------              ------              ------
                                                     3,765               2,993               1,784
                                                    ======              ======              ======

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 (CHF in millions; all amounts are book values)
--------------------------------------------------------------------------------------------------
AGING (BY DATE OF INITIAL INVESTMENT)
Pre-1994....................................            70                  89                 112
1994........................................           220                 199                 195
1995........................................           310                 308                 282
1996........................................           190                 204                 183
1997........................................           492                 496                 450
1998........................................           709                 718                 562
1999........................................         1,071                 979                  --
2000........................................           703                  --                  --
                                                    ------              ------              ------
                                                     3,765               2,993               1,784
                                                    ======              ======              ======

At 30 June 2000, approximately 74% of the investment portfolio was three years old or less. Generally, investments are sold, and operating income recognized, between the third and the sixth year after the initial investment.

Investment Process. At 30 June 2000, 85% of the book value of UBS Capital's investments were late-stage at the time of its investment. The following table provides information about UBS Capital's investment portfolio by investment stage, at 30 June 2000 and 31 December 1999 and 1998, as determined at the time of UBS Capital's investment.

                                          30 JUNE 2000  31 DECEMBER 1999  31 DECEMBER 1998
                                                         (CHF in millions)
------------------------------------------------------------------------------------------
Early stage.............................           582               488                49
Late stage..............................         3,183             2,505             1,735
                                                ------            ------            ------
                                                 3,765             2,993             1,784
                                                ======            ======            ======

Investment opportunities originate from a variety of sources, including from UBS Switzerland and UBS Warburg. UBS Capital's investment policy concentrates on five "value drivers":

-  negotiate an attractive entry price;

-  increase the company's efficiency;

-  implement a sales growth strategy;

-  repay company debt and reduce leverage; and

- achieve an exit at a higher multiple than the entry price, or what UBS Capital calls "multiple arbitrage."

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

Where appropriate, UBS Capital tries to participate actively with the management of its investee companies in developing their businesses over the medium term (three to six years) in order to optimize their performance. UBS Capital's exit strategies for the businesses include direct sales to strategic buyers, initial public offerings, leveraged recapitalizations and sales to other financial sponsors.

More recently, given the industry trend toward larger sized transactions, UBS Capital has also begun to concentrate on the formation of four regional funds -- Europe, North America, Latin America and Asia -- including the two investment funds in the Americas referred to above. In late 1999, UBS Capital launched the $1 billion investment fund targeting North America to which it has committed up to $500 million. In late 1999, UBS Capital also launched the $500 million fund targeting Latin America, which UBS has committed to fund fully with the option to permit third-party investors to commit up to 25% of such funds. In addition to these funds, two new funds were launched in Europe during 1999. Phildrew Ventures V, a United Kingdom private equity fund with a fund size of GBP 330 million, and CapVis Equity Partners, which is Switzerland's largest private equity fund with a fund size of CHF 300 million. Phildrew Ventures is UBS Capital's vehicle for investing in the United Kingdom and Ireland and CapVis Equity Partners is UBS Capital's vehicle for investing in Switzerland and Austria. A European fund and an Asian fund are expected to be launched in the near future.

Private Clients. UBS Warburg's Private Clients business unit provides onshore private banking services for high net worth individuals in key markets worldwide.

Private Clients' target markets include Germany, France, Italy, Spain, the United Kingdom, the United States, Japan, Australia and Taiwan.

Private Clients had CHF 37 billion of assets under management at 30 June 2000 and 1,277 employees. In the first half of 2000, Private Clients earned revenues after credit loss expense of CHF 133 million.

The business is mainly in the relatively early stages of start-up operations and, with the exception of Germany and Australia, where the businesses are based around an established private bank and an existing domestic brokerage business, Private Clients' franchise is small.

                                                             FOR THE            FOR THE
                                                    SIX MONTHS ENDED         YEAR ENDED
                                                             30 JUNE     31 DECEMBER(1)
                                                     2000    1999(1)      1999     1998
                                                             (CHF in millions)
---------------------------------------------------------------------------------------
Operating income after credit loss expense........    133        93       194      190
Personnel, general and administrative expenses....    365       216       481      294
Depreciation and amortization.....................     14        18        40       29
                                                    -----     -----     -----     ----
Operating loss before tax.........................  (246)      (141)     (327)    (133)
                                                    =====     =====     =====     ====
Average regulatory equity used....................    340       282       289      229
(at period end)
Assets under management (CHF in billions).........     37        29        36       27
Number of employees...............................  1,277     1,167     1,386      722

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Organizational Structure. The offshore Private Clients business was moved to UBS Warburg in February 2000. UBS Warburg aims to take advantage of the considerable growth potential resulting from putting investment banking and investment services activities for private clients under one roof.

--------------------------------------------------------------------------------
 38

UBS
--------------------------------------------------------------------------------

The decision to bring Private Clients and the e-services business, described below, closer together offers many potential synergies including the ability to enrich the private banking offering with a full complement of online investment information and execution capabilities. Significant savings are possible in the medium term from a shared information technology platform as well as shared operations and infrastructure and a coordinated sales and distribution process.

Products and Services. Private Clients will focus on delivering a sophisticated product offering to its high net worth client base, including the specifically targeted executive and entrepreneur segments. Traditional private banking services will be combined with investment banking innovation. For example, Private Clients will further develop its innovative products allowing clients to release value from own-company shareholdings or options.

UBS believes that on-line capabilities should be an integrated part of the service offering. As such, the e-services initiative described below, which will target affluent, advice-seeking private investors, is moving towards an integrated product and infrastructure approach with Private Clients in Europe.

Private Clients also will increasingly collaborate with UBS Warburg's Corporate Finance team for client introductions and support on clients' corporate needs.

e-services. e-services is a new business initiative started in the third quarter of 1999. e-services intends to offer personalized investment and advisory services targeted at affluent European individuals, and will be launched progressively in Germany and thereafter in the United Kingdom and other European countries, starting in late 2000. e-services plans to implement an integrated multi-channel "clicks and mortar" distribution concept, including online channels, call centers and investment centers. e-services had 226 employees at 30 June 2000.

e-services intends to deliver a distinctive set of services, including advanced financial planning and asset allocation, and investment products such as UBS and third-party funds, securities and pension products.

Organizational Structure. e-services continues to build its organizational structure and establish critical elements of its infrastructure, marketing approach and product offering. The infrastructure component has long lead times and e-services has made significant progress. e-services has formed major alliances with major information technology vendors, including Siebel Systems Incorporated, Broadvision Incorporated and Artificial Life Incorporated, which have accelerated time-to-market considerably.

e-services has completed the full deployment of its technical platform and software infrastructure and has established customer call centers in Edinburgh, Scotland and Maastricht, Holland.

Total expenditures for e-services were CHF 144 million in the first half of 2000 and are expected to reach CHF 310 million this year, and comparable amounts over the next few years, although future costs will depend on the exact roll-out schedule, and the possibility of partnering to share cost. e-services does not expect to record revenues until 2001.

Target Clients. e-services will target advice-seeking, affluent investors in major European markets. The value proposition is tailored to investors with a need for quick access, quality advice and flawless execution. The business will use online channels, telephone service centers and investment centers to provide multi-channel client service.

Products and Services. The e-services product offering will be based around a central cash management account, with capabilities for a broad base of products, services and advice using a sophisticated array of tools covering financial planning, financial analysis, asset allocation and decision support.

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UBS
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e-services is adopting an open architecture model, integrating and distributing third-party content where this will enrich the service offering.

Marketing and Distribution. A key focus on acquiring clients will be directed at establishing deeper relationships with intermediaries and aggregators.

These companies, be they full-service brokers, online discount brokers, online banks, private banks or independent financial advisors, are increasingly faced with greater demands for investment services and products in an intensively competitive environment. UBS is strongly positioned to act as a lead supplier of content, products, platforms and market access to these companies. Through this channel UBS expects to be able to increase its order flow, generate incremental revenues, improve its understanding of the mass market segment, and further brand UBS Warburg as a leading supplier of investment advisory content and investment products.

Corporate Center

In the context of a global integrated investment services firm, the role of Corporate Center is to contribute to the long-term maximization of shareholder value by:

- competitively positioning UBS in growing market places with an optimal business model and adequate resources;

- maintaining an appropriate balance between risk and profit to provide financial stability on a Group-wide basis; and

- ensuring that the divisions, while being accountable for their results, operate as a coherent and effective Group with a common set of values and principles.

To perform its role, Corporate Center establishes standards and principles to be applied by the divisions, thereby permitting UBS to minimize staffing levels within Corporate Center.

The following functions are part of Corporate Center:

- Group internal audit, which reports directly to the Chairman of the Board of Directors in order to ensure its operational independence;

- functions reporting to the Chief Executive Officer, including human resources policies and standards, communications with staff, public and media, marketing and brand management, and the Group's general counsel; and

- functions reporting to the Chief Financial Officer, including risk control, credit risk management, financial control and management, Group Treasury, Group Strategy and communications with regulators, rating agencies, investors and analysts.

Additionally, the Corporate Center plays an active role with regard to funding, capital and balance sheet management and management of foreign currency earnings.

Competition

UBS operates in a highly competitive environment in all of its businesses and markets. Many large financial services groups compete with UBS in the provision of sophisticated banking, investment banking and investment management services to corporate, institutional and individual customers on a global basis, while local banks and other financial services companies, which may be of substantial size, often provide significant competition within national markets. UBS also competes with other banks, money market funds and mutual funds for deposits, investments, and other sources of funds. In

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UBS
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some jurisdictions, many of UBS's competitors are not subject to the same regulatory restrictions that apply to UBS.

Employees

At 30 June 2000, UBS had 47,744 employees. Set forth below are the number of employees of UBS broken down by its eight business units and Corporate Center at 30 June 2000 and 31 December 1999 and 1998.

                                                           AS OF        AS OF          AS OF
                                                          30 JUNE    31 DECEMBER    31 DECEMBER
                                                           2000         1999           1998
-----------------------------------------------------------------------------------------------
Private and Corporate Clients...........................   22,270         24,098         24,043
Private Banking.........................................    7,447          7,256          6,546
Institutional Asset Management..........................    1,712          1,653          1,497
Investment Funds/GAM....................................    1,038            923            366
Corporate and Institutional Clients.....................   12,730         12,694         13,794
UBS Capital.............................................      113            116            122
Private Clients.........................................    1,277          1,386            722
e-services..............................................      226             70              0
Corporate Center........................................      931            862            921
                                                          -------    -----------    -----------
     Total..............................................   47,744         49,058         48,011
                                                          =======    ===========    ===========

The decrease in headcount in the first half of 2000 was mainly attributable to the transfer of the Systor business, an IT services provider, from Private and Corporate Clients to become a venture capital investment of UBS Capital and to 1998 merger-related savings in Private and Corporate Clients. These were partly offset by increases due to the continuing build up of the e-services business, which will launch later this year, and to investment in growth initiatives in the Investment Funds business area.

The increase in headcount in 1999 was mainly attributable to expansion of UBS Warburg's Private Clients business unit, the onshore private banking business outside Switzerland, and by the acquisitions of Global Asset Management and Allegis Realty Investors LLC in December 1999, partially offset by decreases in UBS Warburg's Corporate and Institutional Clients business unit, relating to the winding down of non-core businesses and 1998 merger-related reductions.

UBS has not experienced any significant strike, work stoppage or labor dispute in recent years. UBS considers its relations with employees to be good.

Regulation and Supervision

UBS's operations throughout the world are regulated and supervised by the relevant central banks and regulatory authorities in each of the jurisdictions in which it has offices, branches and subsidiaries. These authorities impose reserve and reporting requirements and controls on banks, including those relating to capital adequacy, depositor protection and prudential supervision. In addition, a number of countries in which UBS operates impose additional limitations on, or that affect, foreign or foreign-owned or controlled banks and financial institutions, including:

- restrictions on the opening of local offices, branches or subsidiaries and the types of banking and non-banking activities that may be conducted by those local offices, branches or subsidiaries;

- restrictions on the acquisition of local banks or requiring a specified percentage of local ownership; and

- restrictions on investment and other financial flows entering or leaving the country.

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                                                                              41
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UBS
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Changes in the supervisory and regulatory regimes of the countries where UBS operates will determine to some degree its ability to expand into new markets, the services and products that it will be able to offer in those markets and how it structures specific operations.

The most important jurisdictions that regulate and supervise UBS's activities are Switzerland, the United Kingdom and the United States.

Regulation and Supervision in Switzerland. UBS is regulated in Switzerland under a system established by the Swiss Federal Law Relating to Banks and Savings Banks of 8 November 1934, as amended, and the related Implementing Ordinance of 17 May 1972, as amended, or the "FBL." Under the FBL, banks in Switzerland are permitted to engage in a full range of financial services activities, including commercial banking, investment banking and funds management. Banking groups may also engage in insurance activities, but these must be undertaken through a separate subsidiary.

The FBL establishes a framework for supervision by the Federal Banking Commission, or "FBC." The FBC implements this framework through the issuance of Ordinances or Circular Letters to the banks that it supervises. In addition, the regulatory framework in Switzerland relies on self-regulation through the Swiss Bankers Association, or "SBA." The SBA issues guidelines to banks on conduct of business issues. Recent examples of such guidelines include:

- The Due Diligence Convention, which established know your customer standards to protect against money laundering;

- Risk Management Guidelines for Trading and for the Use of Derivatives, which set out standards based on the recommendations on this subject from the Group of Thirty, The Basel Committee on Banking Supervision and The International Organization of Securities Commissions; and

- Portfolio Management Guidelines, which set standards for banks when managing customers funds and administering assets on their behalf.

Mandatory Annual Audits. The approach to supervising banks in Switzerland places a particular emphasis on the role of the external auditor. UBS's auditors, who must be approved by the FBC to perform this role, are required to submit an annual report to the FBC that assesses UBS's financial situation as well as its compliance with the regulations and self-regulatory guidelines that are applicable to its business. If the audit reveals violations or other irregularities, the independent auditors must (1) inform the FBC if a correction is not carried out within a designated time limit or (2) inform the FBC immediately in the case of serious violations or irregularities. The FBC may issue directives as necessary to require a bank to address any issues identified by the auditors and may also appoint an expert to act as an observer of a bank if the claims of the bank's creditors appear to be seriously jeopardized.

Supervision by the FBC. Since July 1999, the FBC has established a dedicated unit called the Large Banking Groups Department which focuses solely on the supervision of UBS AG and the Credit Suisse Group. The group, which consists of experts covering all the main business activities in which UBS operates, supervises UBS directly through regular meetings with management as well as on-site visits. The group also coordinates the activities of the FBC with those of UBS's main overseas supervisors as well as with those of the external auditors.

Capital Requirements. For purposes of complying with Swiss capital requirements, bank capital is divided into three main categories:

-  core (or Tier 1) capital,

-  supplementary (or Tier 2) capital, and

-  additional (or Tier 3) capital.

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
UBS
--------------------------------------------------------------------------------

Tier 1 capital primarily includes paid-in share capital, reserves (defined to include retained earnings) and capital participations of minority shareholders in fully consolidated subsidiaries, and is reduced by, among other items, the bank's holdings of its own shares. Tier 1 capital is supplemented, for capital adequacy purposes, by Tier 2 capital, which consists of, among other things, two categories of subordinated debt instruments that may be issued by a bank, and by Tier 3 capital, which consists of certain subordinated debt obligations. The use of Tier 2 and Tier 3 capital in complying with capital ratio requirements is, however, subject to limitations.

Under Swiss law, a bank must maintain a minimum capital ratio of 8%, calculated by dividing adjusted core and supplementary capital by aggregate risk-weighted assets. This standard must be met on both a consolidated and an unconsolidated basis. UBS is required to file a statement of its required and existing capital resources, together with its annual statement of condition and interim balance sheet, with both the FBC and the Swiss National Bank.

Liquidity Requirements. Under Swiss law, banks are required to maintain specified measures of primary and secondary liquidity. Primary liquidity is measured by comparing Swiss franc-denominated liabilities to liquid assets in Swiss francs. For this purpose, liabilities are defined as balances due to banks, due on demand or due within three months, as well as 20% of deposits in savings and similar accounts. Under current law, UBS's liquid assets must be maintained at the level of at least 2.5% of these kinds of liabilities.

To measure secondary liquidity, assets maturing within one month which are readily marketable and suitable for offsetting are subtracted from the short-term and suitable for offsetting liabilities due to banks on demand or maturing within one month, time deposits repayable within one month and certain other liabilities maturing within one month (such as debentures, cash bonds and cash certificates). Any excess of such liabilities remaining after this calculation is then added to the sum of 50% of demand deposits and certain other deposit accounts that have no restrictions on withdrawal, and 15% of thrift, deposit and savings book accounts as well as similar accounts that are subject to restrictions on withdrawal. The total of UBS's liquid and readily marketable assets must be at least equal to 33% of the short-term liabilities as calculated above.

UBS is required to file monthly statements reflecting its primary liquidity position and quarterly statements reflecting its secondary liquidity position.

Disclosures to the Swiss National Bank. Although the primary responsibility for supervision of banks under the FBL lies with the FBC, UBS also submits an annual statement of condition and detailed monthly interim balance sheets to the Swiss National Bank. The Swiss National Bank may require further disclosures from UBS concerning its financial condition as well as other information relevant to regulatory oversight by the Swiss National Bank.

Regulation and Supervision in the United States.

Banking Regulation. UBS's operations in the United States are subject to a variety of regulatory regimes. UBS maintains branches in California, Connecticut, Illinois and New York and agencies in Florida and Texas. UBS refers to these as its U.S. "banking offices." UBS's California branches are located in Los Angeles and San Francisco and are licensed by the Office of the Comptroller of the Currency. Each of UBS's other U.S. banking offices is licensed by the state banking authority of the state in which it is located. Each U.S. banking office is subject to regulation and examination by its licensing authority. In addition, the Board of Governors of the Federal Reserve System exercises examination and regulatory authority over UBS's state-licensed U.S. banking offices. None of UBS's U.S. banking offices are insured by the Federal Deposit Insurance Corporation. The regulation of UBS's U.S. banking offices imposes restrictions on the activities of those offices, as well as prudential restrictions, such as limits on extensions of credit to a single borrower, including UBS subsidiaries.

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                                                                              43

UBS
--------------------------------------------------------------------------------

The licensing authority of each U.S. banking office has the authority to take possession of the business and property of the office it licenses in certain circumstances. Such circumstances generally include violations of law, unsafe business practices and insolvency. So long as UBS maintains one or more federal branches, such as its California branches, state insolvency regimes that would otherwise be applicable to its state licensed offices may be preempted by U.S. federal law. As a result, if the Office of the Comptroller of the Currency exercised its authority over UBS's U.S. banking offices pursuant to federal law in the event of a UBS insolvency, all of UBS's U.S. assets would be applied first to satisfy creditors of its U.S. banking offices as a group, and then made available for application pursuant to any Swiss insolvency proceeding.

In addition to the direct regulation of its U.S. banking offices, operating its U.S. banking offices subjects UBS to regulation by the Board of Governors of the Federal Reserve System under various laws, including the International Banking Act of 1978, as amended, and the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act imposes significant restrictions on UBS's U.S. nonbanking operations and on its worldwide holdings of equity in companies operating in the United States. Historically, UBS's U.S. nonbanking activities were principally limited to activities that the Board of Governors of the Federal Reserve System found to be so "closely related to banking as to be a proper incident thereto." Moreover, prior approval by the Board of Governors of the Federal Reserve System has been required to engage in new activities and to make acquisitions in the United States.

The Gramm-Leach-Bliley Financial Modernization Act of 1999 was recently enacted, liberalizing the restrictions on the nonbanking activities of banking organizations, including non-U.S. banks operating U.S. Banking Offices. The Gramm-Leach-Bliley Act:

- allows bank holding companies meeting management, capital and, in the case of companies owning FDIC-insured banks, Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than previously was permissible, including insurance underwriting and making merchant banking investments;

-  allows insurers and other financial services companies to acquire banks;

- removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

- revised the overall regulatory structure applicable to bank holding companies, including those that also engage in insurance and securities operations.

This part of the Gramm-Leach-Bliley Act became effective on 11 March 2000. On 10 April 2000, UBS AG was designated a "financial holding company" under the Gramm-Leach-Bliley Act, which generally permits it to exercise the new powers granted by that act.

The Gramm-Leach-Bliley Act will also modify other current financial laws, including laws related to the conduct of securities activities by U.S. banks and U.S. banking offices. As a result, UBS may relocate certain activities now conducted by its U.S. banking offices to a UBS subsidiary or elsewhere.

Other. In the United States, UBS's U.S. registered broker-dealer is regulated by the SEC as a registered broker-dealer. Broker-dealers are subject to regulations that cover all aspects of the securities business, including:

-  sales methods,

-  trade practices among broker-dealers,

-  use and safekeeping of customers' funds and securities,

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
UBS
--------------------------------------------------------------------------------

-  capital structure,

-  record-keeping,

-  the financing of customers' purchases, and

-  the conduct of directors, officers and employees.

In addition, UBS's U.S. registered broker-dealer is a member of and regulated by the New York Stock Exchange and is regulated by the individual state securities authorities in the states in which it operates.

These U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. UBS's U.S. commodities-related businesses are subject to similar regulation.

Regulation and Supervision in the United Kingdom. UBS operates in the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified regulator. Through 1999, UBS was regulated by the Securities and Futures Authority Limited in respect of its investment banking, individual asset management, brokerage and principal trading activities, and by the Investment Management Regulatory Organization in respect of its institutional asset management and fund management activities. Commencing in 2000, however, the responsibilities of the Securities and Futures Authority Limited and Investment Management Regulatory Organization have been taken over by the Financial Services Authority. Some of UBS's subsidiaries and affiliates are also regulated by the London Stock Exchange and other United Kingdom securities and commodities exchanges of which UBS is a member. The investment services that are subject to oversight by United Kingdom regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under applicable U.S. law.

DESCRIPTION OF PROPERTY

At 30 June 2000, UBS operated about 1,230 offices and branches worldwide, of which about 82.7% were in Switzerland. Of the remaining 17.3%, 8.6% were in Europe, 5.8% were in the Americas and 2.9% were in Asia. Approximately 43% of the offices and branches in Switzerland are owned directly by UBS with the remainder, along with most of UBS's offices outside Switzerland, being held under commercial leases. The premises are subject to continuous maintenance and upgrading and are considered suitable and adequate for UBS's current and anticipated operations.

LEGAL PROCEEDINGS

Except as described below, there are no legal or arbitration proceedings pending or threatened of which UBS is aware involving UBS which may have or have had a significant effect on the financial position of UBS taken as a whole.

In the United States, several class action lawsuits, in relation to what is known as the Holocaust affair, have been brought against UBS, as legal successor to Swiss Bank Corporation and Union Bank of Switzerland, in the United States District Court for the Eastern District of New York (Brooklyn). These lawsuits were initially filed in October 1996. Credit Suisse Group has been designated as a defendant

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                                                                              45

UBS
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alongside UBS. On 12 August 1998, a settlement was reached between the parties.
This settlement provides for a payment by the defendant banks to the plaintiffs, under certain terms and conditions, of an aggregate amount of $1.25 billion. UBS agreed to contribute up to two-thirds of this amount.

To the extent that other Swiss companies agreed to participate in this fund, and to the extent of applicable payments to beneficiaries of eligible dormant accounts, UBS's share was to be reduced. For these purposes, dormant accounts are defined as accounts with banks and other financial institutions prior to 9 May 1945 which are part of the settlement agreement. In Switzerland, dormant or abandoned accounts remain on the books of the bank in perpetuity, until claimed or settled. Therefore, if such dormant or abandoned accounts are identified as balances that should be used to fund the settlement, the payment of cash to claimants causes the account to be liquidated from the company's records, thereby reducing cash and reducing the dormant account liability, as well as the remaining settlement amount liability. Accordingly, to the extent that such accounts are identified at institutions other than UBS, UBS's exposure to this matter will be reduced. Based on UBS's estimate of such expected contributions, UBS provided a reserve of $610 million (CHF 842 million) in 1998 and an additional $95 million (CHF 154 million) in 1999.

During the second quarter of 2000, as part of the continuing review of this matter, UBS recognized that the amounts in dormant accounts attributable to Holocaust victims at UBS as well as at other Swiss banks are vastly below the initially expected level, and that UBS needed to adjust its reserve. In addition, on 26 July 2000, Judge Korman, the presiding judge in this matter, approved the settlement agreement. The final settlement approved by the judge describes a new mechanism to include Holocaust-related insurance claims for insurance companies. As a consequence, contributions by insurance companies will not serve to offset the banks' liabilities, contrary to UBS's previous understanding. As a result, in the second quarter of 2000, UBS provided an additional reserve of $122 million (CHF 200 million), bringing the total provision to $827 million (CHF 1,196 million). The difference between the amount accrued and the maximum potential liability of $833 million represents amounts specifically identified in UBS's customer accounts that are eligible for offset.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

There are no restrictions under UBS's Articles of Association or Swiss law, presently in force, that limit the right of non-resident or foreign owners to hold UBS's securities freely or, when entitled, as described under "Description of UBS Ordinary Shares--Voting Rights," to vote UBS's securities freely. There are currently no Swiss foreign exchange controls or laws restricting the import or export of capital. In addition, there are currently no restrictions under Swiss law affecting the remittance of dividends, interest or other payments to non-resident holders of UBS securities.

CONTROL OF UBS

As far as UBS is aware, UBS is neither directly nor indirectly owned nor controlled by another corporation or any government and there are no arrangements in place the operation of which may result in a change in control.

As of 31 August 2000, UBS's directors and executive officers as a group beneficially held 2,368,412 of UBS's issued and outstanding ordinary shares. For the purposes of this analysis, UBS's executive officers are the members of the UBS Group Managing Board. The Group Managing Board consists of the seven members of the Group Executive Board, and 26 members who hold senior positions at the top level of UBS's organization in the Business Groups and Corporate Center. See also "-- Options to Purchase Securities from UBS" on page 126 for a discussion of options and warrants issued by UBS.

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UBS
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DIRECTORS AND OFFICERS OF UBS

The UBS Board of Directors has ultimate responsibility for the strategic direction of UBS's business and the supervision and control of UBS's executive management. The Board of Directors consists exclusively of non-executive directors in accordance with the Swiss Banking Law. Each member of the Board is elected at the annual general meeting of shareholders for a four-year term. However, at the initial annual general meeting, the terms varied between one and four years to provide for staggered terms for Board members. In order to ensure its independence, the Chief Executive Officer of UBS is not permitted to be a member of the Board of Directors. The UBS Articles of Association and the UBS Organizational Regulations prescribe the presentation of information on UBS's affairs to the members of the Board of Directors.

The UBS Group Executive Board is UBS's most senior executive body. It assumes overall responsibility for the development of UBS's strategies, and the implementation of the results of these strategies. The UBS Group Executive Board is comprised of seven members, namely the UBS Chief Executive Officer, the Chief Executive Officer of the three Business Groups, the Private Banking business unit and of UBS Capital, and the UBS Chief Financial Officer. The UBS Group Executive Board normally convenes bi-weekly. Information concerning the members of the Board of Directors is set forth in the table below.

                                                                                       EXPIRATION OF
                                                                      YEAR OF INITIAL   CURRENT TERM
           NAME                           POSITION HELD                   APPOINTMENT      OF OFFICE
----------------------------------------------------------------------------------------------------
Alex Krauer                  Chairman
                             Member of the Audit Supervisory Board         1998            2002
Alberto Togni                Vice Chairman
                             Chairman of the Audit Supervisory Board       1998            2001
Markus Kundig                Vice Chairman
                             Member of the Audit Supervisory Board         1998            2002
Peter Bockli                 Chairman of the Audit Committee               1998            2003
Rolf A. Meyer                Member of the Audit Committee                 1998            2003
Hans Peter Ming              Board Member                                  1998            2004
Andreas Reinhart             Member of the Audit Committee                 1998            2004
Eric Honegger                Board Member                                  1999            2003

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                                                                              47

UBS
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Information concerning the members of the Group Executive Board is set forth below:

                                                                                              YEAR OF INITIAL
                NAME                                       POSITION HELD                        APPOINTMENT
-------------------------------------------------------------------------------------------------------------
Marcel Ospel                           President and Group Chief Executive Officer                 1998
Luqman Arnold                          Chief Financial Officer                                     1999
Georges Gagnebin                       Chief Executive Officer of Private Banking Business         2000
                                       Unit
Markus Granziol                        Chairman and Chief Executive of UBS Warburg                 1999
Stephan Haeringer                      Chief Executive Officer of UBS Switzerland and of           1998
                                       Private and Corporate Clients Business Unit
Pierre De Weck                         Chief Executive Officer of UBS Capital                      1998
Peter A. Wuffli                        Chief Executive Officer of UBS Asset Management             1998

COMPENSATION OF DIRECTORS AND OFFICERS

The aggregate compensation paid by UBS to its directors and officers as a group in 1998 was approximately CHF 102.8 million, including bonus compensation and approximately CHF 10.3 million in accrued pension benefits. The aggregate compensation paid by UBS to its directors and officers as a group in 1999 was approximately CHF 193.1 million, including bonus compensation and approximately CHF 2.7 million in accrued pension benefits. For the purposes of this analysis, UBS's executive officers are the members of the UBS Group Managing Board, as described above under "-- Control of Registrant."

OPTIONS TO PURCHASE SECURITIES FROM UBS

UBS offers employees options on UBS ordinary shares under five plans, as described below:

Under the UBS Employee Ownership Plan and Senior Management Compensation Program, key personnel are awarded that portion of their performance-related compensation in excess of a predetermined amount in UBS ordinary shares, warrants or options, which are restricted for a specified number of years.

Under the UBS Employee Investment Plan, employees have the option to invest part or all of their annual bonus in UBS ordinary shares, warrants or other derivatives on UBS ordinary shares. A certain holding period applies during which the instruments cannot be sold or exercised.

Under the UBS Long Term Incentive and Key Award plans, long-term stock options are granted to key employees. UBS considers the key employee's performance, potential, years of service and the performance of the division in which the employee works in determining the amount of the award. The options are blocked for a certain period of time during which they cannot be exercised. For the 1997 options and certain of the 1998 options, one half of each grant is subject to an acceleration clause after which certain forfeiture provisions lapse. One option gives the right to purchase one registered share at the option's strike price.

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UBS
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The following table provides information concerning options to purchase UBS ordinary shares at 31 August 2000.

                                            WEIGHTED-AVERAGE
                                              EXERCISE PRICE         WEIGHTED-AVERAGE
INSTRUMENT TYPE            NUMBER ISSUED            (IN CHF)    EXPIRATION (IN YEARS)
-------------------------------------------------------------------------------------
Options..................     14,004,159                 199                      4.4
Warrants.................      6,257,804                 227                      2.3
     Total...............     20,261,963                 208                      3.7

The total number of UBS ordinary shares subject to issuance under such options and warrants held by officers and directors of UBS as of 31 August 2000 is 3,230,612.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Mortgages receivable from members of the UBS Board of Directors, the UBS Group Executive Board, the UBS Group Managing Board, close family members of these individuals and enterprises controlled by these individuals were as follows:

CHF MILLION                                                    1999
-------------------------------------------------------------------
Mortgages at 1 January......................................     27
Additions...................................................      6
Reductions..................................................      5
Mortgages at 31 December....................................     28

Members of the UBS Board of Directors, UBS Group Executive Board and UBS Group Managing Board are granted mortgages at the same terms and conditions as other employees. Terms and conditions are based on third party terms, excluding the credit margin. In addition, fully secured personal loans totalling approximately CHF 3.6 million have been extended to members of this group, all of which are due and payable within 24 months.

--------------------------------------------------------------------------------
                                                                              49
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UBS
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with UBS's consolidated financial statements and the related notes included elsewhere in this document. UBS's consolidated financial statements have been prepared in accordance with International Accounting Standards, or "IAS," which differ in certain significant respects from U.S. GAAP. Please refer to Note 42 of UBS's consolidated financial statements for a description of the significant differences between IAS and U.S. GAAP and the reconciliation of shareholders' equity and net profit (loss) to U.S. GAAP. Unless otherwise stated, all of UBS's financial information presented in this document is presented on a consolidated basis under IAS.

All references to 1999, 1998 and 1997 refer to UBS's fiscal years ended 31 December 1999, 1998 and 1997, respectively. The financial statements for each of these periods have been audited by Ernst & Young Ltd., as described in the "Report of Independent Auditors" on page F-1.

For comparative purposes, 1999 and 1998 figures have been restated to conform to the 2000 presentation, which gives effect to certain accounting changes, including:

- the removal from net trading income of profit on UBS ordinary shares held for trading purposes;

- the treatment of these shares as treasury shares, reducing both the number of shares and the shareholders' equity used in ratio calculations;

- the reclassification of trading-related interest revenues from net trading income to net interest income;

- the removal of the credit to net interest income and matching debit to net trading income for the cost of funding trading positions; and

- the capitalization of costs relating to the in-house development of software.

Note 1(t) of UBS's consolidated financial statements includes a complete explanation of these accounting changes.

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UBS
--------------------------------------------------------------------------------

Introduction

UBS is a global, integrated investment services firm and operates through three business groups, which are divided into eight operating business units, and its Corporate Center. The business units within each of the three business groups, share senior management, infrastructure and other resources. The three business groups are:

- UBS Switzerland, which is made up of two business units: Private and Corporate Clients and Private Banking;

- UBS Asset Management, which consists of two business units: Institutional Asset Management and Investment Funds/GAM; and

- UBS Warburg, which is composed of four business units: Corporate & Institutional Clients, UBS Capital, Private Clients and e-services.

The following table sets forth the contributions to operating profit before tax from each of the three business groups, and the eight business units within them, and for the Corporate Center.

                                                               FOR THE
                                                      SIX MONTHS ENDED      FOR THE YEAR ENDED
                                                               30 JUNE          31 DECEMBER(1)
                                                   2000        1999(1)      1999         1998
                                                                (CHF in millions)
----------------------------------------------------------------------------------------------
UBS SWITZERLAND:
Private and Corporate Clients....................  1,018          621       1,271          908
Private Banking..................................  1,980        1,537       2,937        4,415
                                                   -----        -----       -----       ------
  UBS Switzerland................................  2,998        2,158       4,208        5,323
UBS ASSET MANAGEMENT:
Institutional Asset Management...................    138          148         325          437
Investment Funds/GAM.............................     64           24         112           65
                                                   -----        -----       -----       ------
  UBS Asset Management...........................    202          172         437          502
UBS WARBURG:
Corporate and Institutional Clients..............  2,865        1,430       2,346       (1,102)
UBS Capital......................................     71           57         157          428
Private Clients..................................   (246)        (141)       (327)        (133)
e-services.......................................   (158)           0         (39)           0
                                                   -----        -----       -----       ------
  UBS Warburg....................................  2,532        1,346       2,137         (807)
CORPORATE CENTER.................................   (172)       1,355       1,111       (1,147)
                                                   -----        -----       -----       ------
     Total.......................................  5,560        5,031       7,893        3,871
                                                   =====        =====       =====       ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

The 1998 merger of Swiss Bank Corporation and Union Bank of Switzerland, which was completed on 29 June 1998, was accounted for under the "pooling-of-interests" method of accounting. Under the pooling-of-interests method, a single uniform set of accounting policies was adopted and applied retrospectively for the restatement of comparative information. After the 1998 merger was effected, UBS began the process of integrating the operations of the two banks. This process involved streamlining operations, eliminating duplicate information technology infrastructure, consolidating banking premises and various other measures to bring the two banks together. At the time of the 1998 merger, UBS established a restructuring provision of CHF 7 billion to cover its expected restructuring costs associated with the 1998 merger. An additional pre-tax restructuring charge of CHF 300 million

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

in respect of the 1998 merger, representing about 4% of the original CHF 7 billion provision, was recognized in December 1999. The majority of the extra provision was due to revised estimates of the cost of lease breaks and property disposals. UBS has now largely completed the integration and restructuring process relating to the 1998 merger and, at 30 June 2000, has used approximately CHF 6.1 billion of the CHF 7.3 billion restructuring provision.

In addition, during the last three and a half years, a number of other events occurred that also had a significant effect on UBS's results of operations during these periods. These events included:

- During 1999, UBS recognized pre-tax gains of CHF 1,490 million on the sale of its 25% stake in Swiss Life/Rentenanstalt; CHF 110 million on Julius Baer registered shares; CHF 200 million on the sale of its international Global Trade Finance business; and CHF 38 million on Long Term Capital Management, L.P.

- During the first half of 1998, UBS divested Banca della Svizzera Italiana, or "BSI," and Adler & Co. Ltd. to satisfy a condition of the Swiss Competition Commission in connection with the 1998 merger. UBS recognized pre-tax gains of CHF 1,058 million on these sales.

- During 1998, due to extremely volatile market conditions, UBS incurred losses of CHF 1,160 million relating to the write-down of its trading and investment positions in Long Term Capital Management, L.P. and CHF 762 million relating to its Global Equity Derivatives portfolio.

- As of 31 December 1998, UBS established a provision of CHF 842 million in connection with the claims relating to the matter known as the Holocaust affair. UBS recognized additional pre-tax provisions of CHF 154 million relating to this claim in 1999 and CHF 200 million in 2000.

- In the fourth quarter of 1999, UBS recognized a one-time credit of CHF 456 million in connection with excess pension fund employer prepayments, recorded in accordance with IAS.

As a global financial services firm, UBS's businesses are affected by the external environment in the markets in which it operates. In particular, the results of UBS's business in Switzerland, and notably the results of its credit-related activities, would be adversely affected by any deterioration in the state of the Swiss economy because of the impact this would have on UBS's customers' creditworthiness. More generally, economic and political conditions in different countries can also impact UBS's results of operations and financial position by affecting the demand for UBS's products and services and the credit quality of UBS's borrowers and counterparties. Similarly, any prolonged weakness in international securities markets would affect UBS's business revenues through its effect on UBS's clients' investment decisions and the value of portfolios under management, which would in turn reduce UBS's revenues from its private banking and asset management businesses.

Competitive Forces. UBS faces intense competition in all aspects of its business. UBS competes with asset management entities, retail and commercial banks, investment banking firms, merchant banks, broker-dealers and other investment services firms. In addition, the trend toward consolidation in the global financial services industry is enhancing the competitive position of some of UBS's competitors by broadening the range of their product and service offerings and increasing their access to capital. These competitive pressures could result in increased pricing pressure on a number of UBS's products and services, particularly as competitors seek to win market share.

Fluctuations in Currency Exchange Rates and Interest Rates. Because UBS prepares its accounts in Swiss francs, changes in currency exchange rates, particularly between the Swiss franc and the U.S. dollar and the Swiss franc and the British pound, may have an effect on the earnings that it reports. UBS's approach to managing the risk is explained below under "--Asset and Liability Management--Currency Management." In addition, changes in exchange rates can affect UBS's business

--------------------------------------------------------------------------------
 52

UBS
--------------------------------------------------------------------------------

earnings. For example, the establishment of the euro during 1999 has started to have an effect on the foreign exchange markets in Europe by reducing the extent of foreign exchange dealings among member countries and generating more harmonized financial products. Movements in interest rates can also affect UBS's results. As interest rates decline, UBS's interest rate margins generally come under pressure and mortgage borrowers may seek to repay their borrowings early, which can affect UBS's net interest income. Interest rate movements can also affect UBS's fixed income trading portfolio and the investment performance of its asset management businesses.

Operational Risks. UBS's businesses are dependent on its ability to process a large number of complex transactions across numerous and diverse markets in different currencies and subject to many different legal and regulatory regimes. UBS's systems and processes are designed to ensure that the risks associated with UBS's activities are appropriately controlled, but UBS recognizes that any weaknesses in these systems could have a negative impact on its results of operations during the affected period.

As a result of these and other factors beyond its control, UBS's revenues and operating profit have been and are likely to continue to be subject to a measure of variability from period to period. Therefore UBS's revenues and operating profit for any particular fiscal period may not be indicative of sustainable results, may vary from year to year and may impact UBS's ability to achieve its strategic objectives. Nevertheless, UBS's risk management and control procedures have been designed to keep the risk of such variability at an acceptably low level. For further discussion of UBS's risk management and control see "--Analysis of Risks--Consequential Risks."

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

Consolidated Results of Operations

The following table sets forth UBS's consolidated results of operations for the half years ended 30 June 2000 and 1999 and for the years ended 31 December 1999 and 1998.

                                                                 FOR THE                     FOR THE
                                                        SIX MONTHS ENDED                  YEAR ENDED
                                                                 30 JUNE              31 DECEMBER(1)
                                                      2000       1999(1)          1999          1998
                                                                 (CHF in millions)
----------------------------------------------------------------------------------------------------
OPERATING INCOME:
  Interest income.............................    24,079        16,293        35,604        37,442
  Interest expense............................    19,753        13,540        29,695        32,424
                                                  ------        ------        ------        ------
     Net interest income......................     4,326         2,753         5,909         5,018
  Credit loss expense.........................       (83)          635           956           951
                                                  ------        ------        ------        ------
     Net interest income after credit loss
       expense................................     4,409         2,118         4,953         4,067
  Net fee and commission income...............     7,835         6,184        12,607        12,626
  Net trading income..........................     5,669         4,460         7,719         3,313
  Other income, including income from disposal
     of associates and subsidiaries...........       644         2,340         3,146         2,241
                                                  ------        ------        ------        ------
     Total operating income...................    18,557        15,102        28,425        22,247
                                                  ------        ------        ------        ------
OPERATING EXPENSES:
  Personnel...................................     8,876         6,819        12,577         9,816
  General and administrative..................     3,174         2,388         6,098         6,735
  Depreciation and amortization...............       947           864         1,857         1,825
                                                  ------        ------        ------        ------
     Total operating expenses.................    12,997        10,071        20,532        18,376
Operating profit before tax and minority
  interests...................................     5,560         5,031         7,893         3,871
  Tax expense.................................     1,257         1,151         1,686           904
                                                  ------        ------        ------        ------
     Net profit before minority interests.....     4,303         3,880         6,207         2,967
  Minority interests..........................       (35)          (21)          (54)            5
                                                  ------        ------        ------        ------
       Net profit.............................     4,268         3,859         6,153         2,972
                                                  ======        ======        ======        ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Net interest income increased by CHF 1,573 million, or 57.1%, from CHF 2,753 million in the first half of 1999 to CHF 4,326 million in the first half of 2000. This was principally the result of higher coupon income, in line with an increase of interest bearing instruments in the trading portfolio.

As a result of the significant recovery of the Swiss economy in the first half of 2000 and especially its effect on the real estate and real estate construction markets, UBS was able to write back CHF 237 million of domestic credit loss provisions in the first half of 2000. These writebacks were offset by additional provisions on the international portfolio of CHF 154 million, leading to a net credit of CHF 83 million in the credit loss expense line for the first half of 2000, compared to an expense of CHF 635 million in the first half of 1999.

--------------------------------------------------------------------------------
 54

UBS
--------------------------------------------------------------------------------

Net fee and commission income increased by CHF 1,651 million, or 26.7%, from CHF 6,184 million in the first half of 1999 to CHF 7,835 million in the first half of 2000, as the result of increased client activity, driven by strong markets, especially in the first quarter of 2000. The following table sets forth UBS's net fee and commission income for the first half of 2000 and 1999.

                                                              FOR THE SIX MONTHS
                                                                ENDED 30 JUNE
                                                              2000      1999(1)
                                                              (CHF in millions)
--------------------------------------------------------------------------------
CREDIT-RELATED FEES AND COMMISSIONS.........................    145          215
SECURITY TRADING AND INVESTMENT ACTIVITY FEES:
  Underwriting and corporate finance fees...................  1,069          826
  Brokerage fees............................................  2,979        1,882
  Fiduciary fees............................................    175          162
  Custodian fees............................................    726          788
  Portfolio and other management and advisory fees..........  1,913        1,476
  Investment fund fees......................................  1,360          925
  Other.....................................................     29           53
                                                              -----    ---------
     Total..................................................  8,251        6,112
                                                              -----    ---------
COMMISSION INCOME FROM OTHER SERVICES.......................    391          367
                                                              -----    ---------
       TOTAL FEE AND COMMISSION INCOME......................  8,787        6,694
                                                              -----    ---------
FEE AND COMMISSION EXPENSE:
  Brokerage fees paid.......................................    582          359
  Other.....................................................    370          151
                                                              -----    ---------
     Total..................................................    952          510
                                                              -----    ---------
NET FEE AND COMMISSION INCOME...............................  7,835        6,184
                                                              =====    =========

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

Credit-related fees and commissions decreased in the first half of 2000 as a result of the sale of UBS's International Global Trade Finance business in the second half of 1999. Underwriting and corporate finance fees increased by 29% over the first half of 1999 with strong results in both equity and fixed income underwriting, and continuing increases in corporate finance revenues. Brokerage fees were 58.3% higher in the first half of 2000 than in the first half of 1999 as a result of high levels of client activity in the context of strong market volumes. The increase in investment fund fees from the first half of 1999 to the first half of 2000 resulted from higher volumes and the inclusion in the first half of 2000 of GAM, which was acquired in the fourth quarter of 1999. Portfolio and other management and advisory fees increased CHF 437 million due to higher asset-related fees in the first half of 2000.

Net trading income increased CHF 1,209 million, or 27.1%, to CHF 5,669 million for the first half of 2000, compared to CHF 4,460 million for the first half of 1999, driven by strong growth in equity trading income and through increased client activity, particularly in the first quarter of 2000. The

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

following table sets forth UBS's net trading income by major business area for the first half of 2000 and 1999.

                                                                         FOR THE
                                                                SIX MONTHS ENDED
                                                                         30 JUNE
                                                               2000      1999(1)
                                                              (CHF in millions)
--------------------------------------------------------------------------------
Foreign exchange(2).........................................    680          718
Fixed income................................................    643        1,303
Equities....................................................  4,346        2,439
                                                              -----    ---------
          Total.............................................  5,669        4,460
                                                              =====    =========

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

(2) Includes other trading income such as banknotes, precious metals and commodities.

Net trading income from foreign exchange decreased CHF 38 million, or 5.3%, from the first half of 1999 to the first half of 2000 in difficult trading conditions, with lower levels of market activity and narrowing margins on derivative products.

Net trading income from fixed income decreased CHF 660 million, or 50.7%, from the first half of 1999 to CHF 643 million in the first half of 2000. The fixed income component of net trading income does not represent the full revenue picture of the Fixed Income business area within the Corporate and Institutional Clients business unit. In particular, coupon income is managed as an integral part of the trading portfolio. The relative revenue contributions of mark-to-market gains, coupon income and other factors are somewhat volatile, because they depend on trading strategies and the instrument composition. In the first half of 2000, while fixed income trading income fell, coupon income, which is reported in net interest income, rose substantially. The sum of the two results suggests significantly more stable revenue development than either component standing alone. In total, in the first half of 2000, revenues in the Fixed Income business area of Corporate and Institutional Clients rose 13.6% over the first half of 1999.

Net trading income from equities increased CHF 1,907 million, or 78.2%, from the first half of 1999 to the first half of 2000. Positive markets led to an exceptionally good first quarter of 2000, with record client volumes and strong performances in European, U.S., U.K. and Japanese equities. Performance in the second quarter fell slightly in more mixed market conditions, but was still well ahead of second quarter of 1999.

Other income, including income from disposal of associates and subsidiaries, decreased CHF 1,696 million, or 72.5%, from CHF 2,340 million in the first half of 1999 to CHF 644 million in the first half of 2000. Total disposal-related pre-tax gains were CHF 1,778 million in the first half of 1999 compared to CHF 23 million in the first half of 2000. The first half of 1999 included pre-tax gains of CHF 1,490 million from the sale of UBS's stake in Swiss Life/Rentenanstalt, CHF 200 million from the disposal of the Global Trade Finance business and CHF 110 million from the sale of Julius Baer registered shares. Excluding income from disposal of associates and subsidiaries, other income increased CHF 59 million due to increased income from the disposal of private equity investments and the consolidation of Klinik Hirslanden AG's results in the first half of 2000 but not in the first half of 1999, offset by a reduction of income from investments in associates and losses from the revaluation of properties held for resale.

Personnel expense increased CHF 2,057 million, or 30.2%, from CHF 6,819 million in the first half of 1999 to CHF 8,876 million in the first half of 2000, despite an almost unchanged headcount of

--------------------------------------------------------------------------------
 56

UBS
--------------------------------------------------------------------------------

47,744 at 30 June 2000, compared to 48,066 at 30 June 1999. This is primarily attributable to higher performance-related compensation based on the very strong results in the first half of 2000. In addition, CHF 567 million of the increase is the result of adverse currency movements and CHF 182 million is due to the consolidation of Klinik Hirslanden AG's results in the first half of 2000 but not in the first half of 1999 and the inclusion of GAM, acquired in the fourth quarter of 1999.

General and administrative expenses increased CHF 786 million, or 32.9%, from CHF 2,388 million in the first half of 1999 to CHF 3,174 million in the first half of 2000. General and administrative expenses in the first half of 2000 includes a final provision of CHF 200 million related to the U.S. global settlement of Holocaust-related claims and CHF 110 million from the consolidation of Klinik Hirslanden AG and the inclusion of GAM. Marketing and public relations costs increased by CHF 102 million in the first half of 2000, mainly due to the corporate re-branding program. CHF 146 million of the increase primarily relates to information technology outsourcing charges for work that was previously carried out in-house.

Depreciation and amortization increased CHF 83 million, or 9.6%, from CHF 864 million in the first half of 1999 to CHF 947 million in the first half of 2000, mainly as a result of the acquisition of GAM and Allegis in the fourth quarter of 1999.

Tax expense increased CHF 106 million, or 9.2%, from CHF 1,151 million in the first half of 1999 to CHF 1,257 million in the first half of 2000, principally due to increased operating profit. The effective tax rate of 22.6% in the first half of 2000 is very slightly lower than the 22.9% rate in the first half of 1999.

Year to 31 December 1999 Compared to Year to 31 December 1998. Net interest income increased by CHF 891 million, or 17.8%, from CHF 5,018 million in 1998 to CHF 5,909 million in 1999. Increased trading-related interest income and higher interest margins in the domestic loan portfolio in 1999 from more consistent application of UBS's risk-adjusted pricing model were partially offset by the sale of business activities which had contributed to net interest income in 1998, as well as the impact of lower returns on invested equity and the reduction of the international loan portfolio.

Credit loss expense had a slight increase of CHF 5 million from CHF 951 million in 1998 to CHF 956 million in 1999. During 1999, UBS experienced general improvements in the economy and in the credit performance of its loan portfolio, and a reduction in impaired loans in the aggregate. Although impaired loans decreased, additional provisions were required for some of the impaired domestic loans remaining in the portfolio.

Net fee and commission income decreased by CHF 19 million from CHF 12,626 million in 1998 to CHF 12,607 million in 1999. Excluding the effect of divestments in 1998, the decrease was roughly 1%.

The following table sets forth UBS's net fee and commission income for each of the years ended 31 December 1999 and 1998.

                                                                 FOR THE YEAR ENDED
                                                                     31 DECEMBER(1)
                                                                   1999        1998
                                                                 (CHF in millions)
-----------------------------------------------------------------------------------
CREDIT-RELATED FEES AND COMMISSIONS.........................       372         559
SECURITY TRADING AND INVESTMENT ACTIVITY FEES:
  Underwriting and corporate finance fees...................     1,831       1,694
  Brokerage fees............................................     3,934       3,670
  Fiduciary fees............................................       317         349
  Custodian fees............................................     1,583       1,386

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

                                                                 FOR THE YEAR ENDED
                                                                     31 DECEMBER(1)
                                                                   1999        1998
                                                                 (CHF in millions)
-----------------------------------------------------------------------------------
  Portfolio and other management and advisory fees..........     2,984       3,335
  Investment fund fees......................................     1,915       1,778
  Other.....................................................        57         110
                                                                ------      ------
     Total..................................................    12,621      12,322
                                                                ------      ------
COMMISSION INCOME FROM OTHER SERVICES.......................       765         776
                                                                ------      ------
     TOTAL FEE AND COMMISSION INCOME........................    13,758      13,657
                                                                ------      ------
FEE AND COMMISSION EXPENSE:
  Brokerage fees paid.......................................       795         704
  Other.....................................................       356         327
                                                                ------      ------
     Total..................................................     1,151       1,031
                                                                ------      ------
NET FEE AND COMMISSION INCOME...............................    12,607      12,626
                                                                ======      ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Credit-related fees and commissions decreased in line with reduced emerging market exposures and the sale of UBS's international Global Trade Finance operations. As a result of strong results in mergers and acquisitions in 1999, underwriting and corporate finance fees increased 8% relative to exceptionally strong performance in 1998. Brokerage fees were higher in 1999 than in 1998 mainly due to strong volumes in the U.K., U.S. and Asia. A CHF 137 million increase in investment fund fees was attributable to higher volumes and pricing adjustments from the integration of the two pre-1998 merger product platforms. Strong increases in custodian fees reflected higher custodian assets and a new pricing model.

Net trading income increased CHF 4,406 million, or 133%, from CHF 3,313 million in 1998 to CHF 7,719 million in 1999. The following table sets forth UBS's net trading income by major business area for each of the years ended 31 December 1999 and 1998.

                                                                           FOR THE
                                                                        YEAR ENDED
                                                                    31 DECEMBER(1)
                                                                  1999        1998
                                                                (CHF in millions)
----------------------------------------------------------------------------------
Foreign exchange(2).........................................    1,108       1,992
Fixed income................................................    2,603         162
Equities....................................................    4,008       1,159
                                                                -----      ------
  Total.....................................................    7,719       3,313
                                                                =====      ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.
(2) Includes other trading income such as banknotes, precious metals and commodities.

Net trading income from foreign exchange decreased CHF 884 million, or 44.4%, from 1998 to 1999 mostly as a result of lower volumes in key markets. The reduced levels of activity resulted from the introduction of the euro and narrowing margins from increased competition in global markets.

Net trading income from fixed income increased CHF 2,441 million from 1998 to 1999. During 1998, net trading income from fixed income was negatively impacted by the pre-tax approximately CHF 790 million write-down of UBS's trading position in Long Term Capital Management, L.P., or "LTCM,"

--------------------------------------------------------------------------------
 58

UBS
--------------------------------------------------------------------------------

and approximately CHF 690 million in losses in UBS's emerging markets trading portfolios. Excluding those write downs from the 1998 results, net trading income from fixed income increased approximately 58% in 1999 over 1998. Fixed income trading revenues were strong across all major products during 1999, led by swaps and options and investment grade debt.

Net trading income from equities increased CHF 2,849 million from 1998 to 1999. During 1998, net trading income was negatively impacted by pre-tax CHF 762 million in losses from the Global Equities Derivatives positions. In 1999, net trading income benefited from very strong customer volumes in equity products globally.

Other income, including income from disposal of associates and subsidiaries, increased CHF 905 million, or 40.4%, from CHF 2,241 million in 1998 to CHF 3,146 million in 1999. Total disposal-related pre-tax gains were CHF 1,821 million in 1999 compared to disposal-related pre-tax gains of CHF 1,119 million in 1998. The first-time consolidation of Klinik Hirslanden in 1999 resulting in other income of CHF 395 million was partially offset by less income from investments in associates as a result of the divestments as well as lower income from other properties. The approximately CHF 370 million portion of the LTCM write-down negatively impacted other income in 1998.

Personnel expense increased CHF 2,761 million, or 28.1%, from CHF 9,816 million in 1998 to CHF 12,577 million in 1999, despite only a minor increase in headcount from 48,011 at 31 December 1998 to 49,058 at 31 December 1999. At the end of 1997, UBS foresaw the probability of a shortfall in profit in its investment banking business as a result of the then-pending 1998 merger. In order to protect its investment banking franchise, UBS realized it would probably need to make payments to personnel in excess of amounts determined by normal compensation methodologies. An amount of approximately CHF 1 billion was recorded as part of the merger-related restructuring reserve for this purpose. By the end of 1998, this shortfall had materialized, and CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998 as planned. The shortfall in profits noted above was aggravated by losses associated with LTCM and the Global Equity Derivatives, or "GED," portfolio. Adjusting the prior year for the CHF 1,007 million, personnel expenses in 1999 increased by 16%, which was primarily attributable to higher performance-related compensation based on the good investment banking result in 1999. Personnel expense in 1999 was reduced by the recognition of CHF 456 million in pre-paid employer pension contributions.

General and administrative expenses decreased CHF 637 million, or 9.5%, from CHF 6,735 million in 1998 to CHF 6,098 million in 1999. General and administrative expenses in 1998 includes the provision of CHF 842 million for the settlement related to the Holocaust litigation. In 1999, the following were included:

     - the additional restructuring provision of CHF 300 million;

     - an additional provision of CHF 154 million for the U.S. global settlement of Holocaust-related claims; and

     - CHF 130 million from the first-time consolidation of Klinik Hirslanden.

Excluding the impact of these items in 1998 and 1999, general and administrative expenses decreased 6.4% year-on-year reflecting stringent cost reduction programs.

Depreciation and amortization increased CHF 32 million, or 1.8%, from CHF 1,825 million 1998 to CHF 1,857 million in 1999. Excluding the impact of the first-time consolidation of Klinik Hirslanden in 1999, depreciation and amortization remained flat.

Tax expense increased CHF 782 million, or 86.5%, from CHF 904 million in 1998 to CHF 1,686 million in 1999, principally due to increased operating profit. The effective tax rate of 21.4% is lower than 23.4%, the rate in 1998, primarily due to the utilization of tax loss carry forwards.

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--------------------------------------------------------------------------------

Year Ended 31 December 1998 Compared to Year Ended 31 December 1997. The following figures have not been restated for the changes in accounting policy and restructuring of the UBS business groups that have been introduced during 2000, as such a restatement of the 1997 data was not practicable. As a result of the differences in the reporting by the predecessor banks' accounting and reporting policies, the unavailability of certain data, and the shut down and modification of significant computer systems as a result of the 1998 merger and to address Year 2000 issues, there is insufficient information to permit UBS to restate the 1997 results for the changes in accounting policy.

                                                                 31 DECEMBER
                                                               1998       1997
                                                              (CHF in millions)
--------------------------------------------------------------------------------
OPERATING INCOME:
  Interest income...........................................  22,835     23,669
  Interest expense..........................................  16,173     16,733
                                                              ------     ------
       Net interest income..................................   6,662      6,936
  Credit loss expense.......................................     951      1,278
                                                              ------     ------
       Total................................................   5,711      5,658
  Net fee and commission income.............................  12,626     12,234
  Net trading income........................................   1,750      5,491
  Other income, including income from disposal of associates
     and subsidiaries.......................................   2,241      1,497
                                                              ------     ------
       Operating income.....................................  22,328     24,880
                                                              ------     ------
OPERATING EXPENSES:
  Personnel.................................................   9,816     11,559
  General and administrative................................   6,617      5,315
  Depreciation and amortization.............................   1,825      1,762
                                                              ------     ------
     Operating expenses.....................................  18,258     18,636
                                                              ------     ------
       Operating profit before tax..........................   4,070      6,244
  Restructuring costs.......................................      --      7,000
  Tax expense (benefit).....................................   1,045       (105)
                                                              ------     ------
       Net profit (loss) before minority interests..........   3,025       (651)
  Minority interests........................................       5        (16)
                                                              ------     ------
       Net profit (loss)....................................   3,030       (667)
                                                              ======     ======

Net interest income decreased CHF 274 million, or 4.0%, from CHF 6,936 million in 1997 to CHF 6,662 million in 1998. The decrease primarily resulted from lower variable-rate mortgage volumes and the elimination of operations in 1998 that generated interest income during 1997. Lower variable rate mortgage volumes during 1998 more than offset an increase in fixed-rate mortgages. In addition, although lower savings and deposit accounts reduced interest expense in 1998, it also resulted in lower interest income from deposits during the year.

UBS's credit loss expense decreased CHF 327 million, or 25.6%, from CHF 1,278 million in 1997 to CHF 951 million in 1998. Credit loss expense improved because of positive developments in the overall Swiss economy. This was offset in part by the rapid deterioration of emerging market economies, most notably in Latin America and Southeast Asia. This caused an approximately CHF 275 million net increase in country provisions from 1997 to 1998 and other increases in individual

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counterparty allowances. The largest provisions in the emerging markets economies were as follows at 31 December 1998 and 1997.

                                                               1998        1997
                                                              (CHF in millions)
--------------------------------------------------------------------------------
Brazil......................................................    276          55
Indonesia...................................................    168          29
South Korea.................................................    186          19

Net fee and commission income increased CHF 392 million, or 3.2%, from CHF 12,234 million in 1997 to CHF 12,626 million in 1998. Increases in underwriting and corporate finance fees, custodian fees, portfolio and other management and advisory fees, and fees from investment funds resulting from strong markets, growth in assets under management and the acquisition of Dillon Read & Co., Inc. in late 1997 all contributed to this net increase. These increases were partially offset by a decrease in credit-related fees and commissions and brokerage fees.

Net trading income decreased CHF 3,741 million, or 68.1%, from CHF 5,491 million in 1997 to CHF 1,750 million in 1998. The decrease primarily resulted from the CHF 790 million write-down of UBS's trading position in LTCM, the CHF 762 million loss on UBS's Global Equities Derivatives portfolio and approximately CHF 810 million of losses on UBS's emerging markets trading portfolios. Net trading income from foreign exchange and bank notes decreased by CHF 541 million primarily reflecting losses in foreign exchange trading that were partially offset by unusually strong results in UBS's cash and collateral trading business. In addition, net trading income from precious metals and commodities decreased by CHF 216 million, or 89%, from CHF 244 million in 1997 to CHF 28 million in 1998 due primarily to the wind-down of some of these businesses and difficult trading conditions.

Other income, including income from disposal of associates and subsidiaries, increased CHF 744 million, or 49.7%, from CHF 1,497 million in 1997 to CHF 2,241 million in 1998. The increase primarily reflected CHF 1,058 million gains on the sales of BSI and Adler and gains in UBS's real estate and private equity activities, partially offset by the CHF 370 million write-down of UBS's investment in LTCM attributable to other income.

Personnel expense decreased CHF 1,743 million, or 15.1%, from CHF 11,559 million in 1997 to CHF 9,816 million in 1998, reflecting reduced headcount of 13.0% from 55,176 people as of 31 December 1997 to 48,011 people as of 31 December 1998. The headcount reduction primarily resulted from efficiencies gained from the 1998 merger and divestments of specific businesses. As discussed above, CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998. Adjusting 1998 for this amount, personnel expenses decreased 6.4% in 1998 compared to 1997.

General and administrative expenses increased CHF 1,302 million, or 24.5%, from CHF 5,315 million in 1997 to CHF 6,617 million in 1998. This increase primarily resulted from a CHF 842 million charge taken in 1998 for the settlement of the claim relating to the Holocaust litigation and approximately CHF 397 million in expenses recorded in 1998 associated with preparing for implementation of the euro and for Year 2000 readiness.

Depreciation and amortization increased CHF 63 million, or 3.6%, from CHF 1,762 million in 1997 to CHF 1,825 million in 1998. Increased amortization of goodwill and other intangible assets primarily resulting from additional goodwill recorded in 1998 on Brinson Partners, the acquisition of Dillon Read & Co., Inc. in September 1997 and the accelerated amortization of goodwill on Russian and Brazilian subsidiaries due to the worsening markets in these countries in 1998 were the primary reasons for the increase from 1997 to 1998. These increases were offset by a decrease in depreciation from the disposal of property and equipment.

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                                                                              61

UBS
--------------------------------------------------------------------------------

Tax expense increased CHF 1,150 million, from a tax benefit in 1997 of CHF 105 million to a tax expense in 1998 of CHF 1,045 million. In 1997, UBS recognized a total current and deferred tax benefit of approximately CHF 1,600 million related to the CHF 7,000 million restructuring provision. Excluding the restructuring reserve, operating profit before tax would have been CHF 6,244 million in 1997 and UBS would have accrued tax expenses of CHF 1,395 million.

Operational Reserves. UBS maintains operational reserves to provide for losses associated with existing transaction errors in processing and other operational losses. The reserves cover probable losses that exist in the portfolio as of the balance sheet date, and are subject to senior management review and approval within the specific business unit, functional operations and financial control management and at the Group Executive Board.

UBS experienced an overall increase in the level of these reserves during 1999, primarily related to UBS's continuing program of integrating the two predecessor banks' domestic operations. As planned, this integration is taking longer than the integration of operations outside Switzerland. There has been no significant change in the level of these reserves in the first half of 2000.

Restructuring Provision. At the announcement of the 1998 merger in 1997, UBS estimated the costs it believed would result from integrating and restructuring the operations of the two pre-existing banks and recorded a charge of CHF 7 billion. The charge included estimates for personnel-related costs, costs for the elimination of duplicate infrastructures and the merging of bank premises, and other 1998 merger-related restructuring costs. An additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger, representing about 4% of the original CHF 7 billion provision, was recognized in December 1999. The majority of the extra charge was taken to provide for revised estimates of the cost of lease breaks and property disposals. UBS has now largely completed the integration and restructuring process and, at 30 June 2000, has used approximately CHF 6.1 billion of the CHF 7.3 billion restructuring provision.

During 1998, CHF 4,027 million of the restructuring provision was utilized including:

     - CHF 2 billion for personnel-related expenses,

     - CHF 797 million for information technology integration projects and write-offs of equipment that management had committed to dispose of,

     - CHF 267 million for merging premises, and

     - CHF 939 million for costs associated with the exit of specific businesses, as well as merger administration costs.

Included in the CHF 2 billion of personnel-related expenses are severance payments and payments required to maintain stability in the workforce during the 1998 merger-related integration period, as well as some performance-related compensation as discussed above.

During 1999, CHF 1,844 million of the restructuring provision was utilized, bringing the total utilization to CHF 5,871 million at 31 December 1999. The transition to one common technology platform and parallel operation of the systems in UBS Switzerland's Private and Corporate Clients business unit and the merger of bank premises, including related moving, outfitting and vacancy costs, recognized in Corporate Center, were the primary uses of the provision in 1999.

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

During the first half of 2000, the main use of the restructuring provision related to premises costs in Corporate Center, including moving, outfitting and vacancy costs that were charged against the provision, and also to costs relating to the early retirement plan in Private and Corporate Clients. The following table analyzes the use of the restructuring provision through the first half of 2000.

                                                     USAGE IN 2000             30 JUNE   31 DECEMBER
                                           PERSONNEL   IT   PREMISES   OTHER    2000     1999   1998
                                                               (CHF in millions)
-----------------------------------------------------------------------------------------------------
Private and Corporate Clients............         53    14         1      20        88     794    717
Private Banking..........................          0     5         0       0         5     122    104
                                           ---------   ---  --------   -----   -------   -----  -----
  UBS Switzerland........................         53    19         1      20        93     916    821
Institutional Asset Management...........          1     0         0       0         1       9     18
Investment Funds/GAM.....................          0     0         0       0         0       6      4
                                           ---------   ---  --------   -----   -------   -----  -----
  UBS Asset Management...................          1     0         0       0         1      15     22
Corporate and Institutional Clients......          0     0         0       0         0     316  2,382
UBS Capital..............................          0     0         0       0         0       3      2
Private Clients..........................          0     0         0       0         0      29     39
e-Services...............................          0     0         0       0         0       0      0
                                           ---------   ---  --------   -----   -------   -----  -----
  UBS Warburg............................          0     0         0       0         0     348  2,423
Corporate Center.........................          3     0        91       3        97     565    761
                                           ---------   ---  --------   -----   -------   -----  -----
          Total..........................         57    19        92      23       191   1,844  4,027
                                           =========   ===  ========   =====   =======   =====  =====

The substantial majority of the remaining restructuring reserve balance is also attributed to employees and real estate located in Switzerland. UBS estimates that the balance of the reserve will be used in the second half of 2000 and in 2001.

UBS has achieved 1998 merger-related cost savings of CHF 2 billion per year, including savings related to headcount reductions of CHF 1.6 billion and savings for other costs estimated to be around CHF 0.4 billion per year, including approximately CHF 75 million in eliminated depreciation expenses and other costs related to real estate.

Since the 1998 merger was announced, UBS Warburg has essentially completed its integration including the reduction of personnel and the integration of information technology platforms. As expected, most of the cost savings over the past two years have been attributable to UBS Warburg.

UBS Asset Management has also essentially completed its integration, while in the Corporate Center UBS expects the write-off or sale of the remaining redundant real estate to proceed in 2000 and 2001.

Within UBS Switzerland, Private Banking's integration is essentially complete. Private and Corporate Clients, meanwhile, has been rapidly integrating its business in line with a detailed timetable and project schedule. For example, the branch network has been reduced by 36%, or 200 branches. In addition, now that the integration of the technology platforms has been completed and in line with employee association agreements made in 1998, redundancy plans will gain momentum during 2000 and 2001.

As with any merger, cost savings attributable directly to the 1998 merger are becoming increasingly difficult to track. Across all divisions, normal organic business growth, new investments and initiatives, and at least three acquisitions and six divestitures have clouded underlying developments since the time of the 1998 merger.

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

For example, UBS Warburg's Private Clients business unit has invested heavily over the past two years in building up its onshore private banking business outside Switzerland. Additionally, in 1999, UBS formed the e-services business area, which will experience further significant investment. More information on various divisional initiatives can be found in the respective business descriptions.

UBS is also implementing general cost control initiatives across all divisions, which extend well beyond merger-related savings. These initiatives are already well-structured at UBS Warburg's Corporate and Institutional Clients business unit and UBS Switzerland's Private and Corporate Clients business unit. Corporate and Institutional Clients is continuing to focus on cost management with emphasis on improving overall efficiency such that revenue growth exceeds any growth in non-personnel costs.

In addition, the Corporate and Institutional Clients Investment Committee has carried out a rigorous review process to ensure that investments in the business unit's infrastructure are fully aligned with the strategy of the business.

Within the UBS Switzerland Private and Corporate Clients business unit, the Strategic Projects Portfolio is expected to enhance revenues and reduce costs, including the ongoing realization of the remaining merger-related cost savings. This portfolio is well on track and is expected to yield a significant improvement in net profit by 2002.

In the third quarter of 1998, UBS realized a post-tax loss of CHF 984 million as a result of a write-down of its investment in Long Term Capital Management, L.P., or LTCM, and a post-tax loss of CHF 919 million as a result of unrealized losses in the value of its Global Equity Derivatives, or GED, portfolio.

Long Term Capital Management. In the case of LTCM, the loss arose from a structured transaction in which UBS sold an option that gave the optionholder the right to purchase shares in LTCM at a predetermined price over a seven-year period. In order to hedge the risk of this option, UBS held $800 million of LTCM shares to create an incrementally risk neutral position. Separate from the structured transaction, UBS also made a further direct equity investment of $266 million in LTCM. In normal market conditions, the structured transaction would have behaved in a controlled manner. However, the structured transaction could not be effectively hedged, particularly in the event of extreme market movements. As a result of the structured transaction, UBS was exposed to a sudden and severe downward movement in the value of LTCM equity, and had very limited scope to hedge this exposure. LTCM's equity was not traded and was valued only periodically based on the underlying instruments held by LTCM. Moreover, LTCM did not provide detailed information about its investment results. Consequently, UBS could not hedge with any precision against adverse moves in the value of LTCM's equity. In particular, when LTCM was faced by a sharp adverse move in market prices relating to certain specific investment strategies, UBS was unable to hedge this risk itself as it had no knowledge of the details of these strategies.

At the time of the recapitalization of LTCM in 1998, UBS wrote down its initial investment in LTCM and also agreed to provide a further $300 million (out of $3.6 billion provided by a group of financial institutions) of "consortium" equity in order to avoid a forced liquidation of LTCM and to enable LTCM's portfolio to be managed under the oversight of a management board that would oversee the orderly winding down of LTCM's portfolio.

On 24 November 1999, at the release of its nine month 1999 results, UBS reported that its initial investment, which was written down to $106 million, had been bought back by LTCM, with an immaterial impact on UBS's income statement. That position is now closed. In addition, as part of UBS's "consortium" investment, four cash payments totaling $296 million were received by UBS by 31 December 1999. Of these cash repayments, $271 million were treated as a return of its

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

$300 million investment, to leave a remaining balance of $29 million, and $25 million was recorded as income.

Global Equity Derivatives (GED) Portfolio. The other major contributory factor to the third-quarter 1998 losses related to the GED portfolio. This portfolio consists of a number of structured equity derivative transactions. This portfolio was analyzed at the time of the merger and it was recognized that it contained a number of positions that possessed the potential for significant short-term variance. Consequently, when equity market volatilities increased significantly as a result of the market turmoil in the third quarter of 1998, an unrealized loss of about CHF 728 million on the value of the portfolio arose. Over the next 12 months, as volatilities fell and positions were reduced, income from the portfolio of approximately CHF 306 million was recognized.

UBS continues to manage the exposure associated with this portfolio in order to minimize the risk of further adverse effects on earnings. The positions have now been included in UBS's standard equity risk management platform and are subject to its normal risk control and stress loss processes. UBS has been reducing the market risk associated with the portfolio and will continue to do so through specific hedges, close-outs and the passage of time. These positions, including the associated hedges, are all carried at fair value. However, given that the average maturity of the transactions in the portfolio is about two years, it will take some time to wind down this exposure, and during this time the portfolio will continue to be exposed to adverse moves in equity markets.

Reconciliation of IAS to U.S. GAAP. UBS's consolidated results of operations are prepared in accordance with IAS, which differs in certain respects from U.S. GAAP. A reconciliation of the effects on shareholders' equity and net profit/(loss) to U.S. GAAP for the years ended 31 December 1999 and 1998 is included in Note 42 of UBS's consolidated financial statements.

Results of Operations by Business Unit

UBS's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business unit. Internal charges and transfer pricing adjustments have been reflected in the performance of each business unit. The basis of the reporting reflects UBS's current management structure (UBS Warburg, UBS Asset Management, UBS Switzerland and Corporate Center), rather than the management structure that existed during 1999 and during 1998, following the 1998 merger (UBS Asset Management, UBS Private Banking, UBS Capital, UBS Private and Corporate Clients, UBS Warburg and Corporate Center).

Inter-business unit revenues and expenses include transfers between business units and between geographical locations. Inter-business unit expense charges are recorded as a reduction to expenses in the business unit providing the service. Corporate Center expenses are allocated to the operating business units, to the extent possible, whereby the business unit controlling the process that is driving the expense bears the expense.

The credit loss expense included in the business unit results is a statistically derived adjusted annual expected loan loss that reflects the inherent counterparty and country risks in the respective portfolios. The expected loss is based on assumptions about developments covering a full economic cycle and on cumulative loss probabilities over the entire life of the loan portfolio. In determining the inherent counterparty and country risk in the portfolio, UBS takes into consideration the statistical probability of default by the customer and the severity of loss.

As each business unit is ultimately responsible for its credit decisions, the difference between actual credit losses and annual expected loan loss will eventually be charged or credited back to the business unit in order to ensure that the risks and rewards of credit decisions are fully reflected in its results. The difference between the statistically adjusted expected loss that is charged to the management

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

accounts of the business unit and the credit loss expense that is recorded in the financial accounts in accordance with IAS is included in Corporate Center results.

The following table compares the expected credit loss charged to the management accounts to the credit loss expense calculated in accordance with IAS, broken down by business unit for the half years to 30 June 2000 and 1999 and for the years ended 31 December 1999 and 1998.

                           EXPECTED               IAS
                          CREDIT LOSS       CREDIT EXPENSE       EXPECTED CREDIT LOSS         IAS CREDIT EXPENSE
                       30 JUNE   30 JUNE   30 JUNE   30 JUNE   31 DECEMBER   31 DECEMBER   31 DECEMBER   31 DECEMBER
                        2000      1999      2000      1999        1999          1998          1999          1998
                                 (CHF in millions)                               (CHF in millions)
--------------------------------------------------------------------------------------------------------------------
UBS Switzerland......      423       560      (237)      617         1,071         1,186           985           445
UBS Asset
  Management.........                                                    0             0             0             0
UBS Warburg..........      115       171       154        14           333           510           (20)          506
Corporate Center.....     (621)      (96)                  4          (448)         (745)           (9)            0
                         -----      ----     -----      ----        ------        ------          ----          ----
Total................      (83)      635       (83)      635           956           951           956           951
                       =======   =======   =======   =======   ===========   ===========   ===========   ===========

Business unit results are presented according to the current management structure and current accounting treatment for the following periods:

- Six months ended 30 June 2000 compared to six months ended 30 June 1999; and

- Year ended 31 December 1999 compared to year ended 31 December 1998.

Results for the year ended 31 December 1998 compared to the year ended 31 December 1997 are presented in terms of the business divisions through which UBS was managed at that time, namely UBS Private Banking, UBS Private and Corporate Clients, UBS Warburg, UBS Capital, UBS Asset Management and Corporate Center. As a result of the differences in the reporting by the predecessor banks' accounting and reporting policies, the unavailability of certain data, and the shut down and modification of significant computer systems as a result of the 1998 merger and to address Year 2000 issues, there is insufficient information to permit UBS to restate these results in terms of the current business group and business unit structure.

The principal differences between the structure in 1997 and the current structure are that the UBS Asset Management Investment Funds business unit and the UBS Warburg Private Clients business unit were part of the Private Banking Division, and their results are included within that Division. In addition, UBS Warburg's UBS Capital business unit was an autonomous division, and UBS Warburg itself consisted only of what is now the UBS Warburg Corporate and Institutional Clients business unit.

In addition the comparison of the year ended 31 December 1998 with the year ended 31 December 1997 is based on results which are presented without restatement for new accounting policies introduced in 2000. The principal effect of this is within UBS Warburg. For further details, see Note 1(t) to UBS's consolidated financial statements.

In considering these results it is important to bear in mind the following representations with regard to the factors that may affect the operating income of each business unit.

INTRODUCTION.

UBS SWITZERLAND.

Private and Corporate Clients. Private and Corporate Clients derives its operating income principally from:

- interest income on its loan portfolio;

- fees for investment and asset management services;

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
UBS
--------------------------------------------------------------------------------

- transaction fees; and

- investment income from deposits.

As a result, Private and Corporate Clients' operating income is affected by movements in interest rates, fluctuations in assets under management, client activity, investment performance and changes in market conditions.

Private Banking.  Private Banking derives its operating income from:

- fees for financial planning and wealth management services;

- fees for discretionary services; and

- transaction-related fees.

Private Banking's fees are based on the market value of assets under management and the level of transaction-related activity. As a result, Private Banking's operating income is affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds.

UBS Asset Management.

Prior to the reorganization of UBS in February 2000, UBS Asset Management generated most of its revenue from the asset management services it provides to institutional clients. In 2000 this has become more evenly divided between institutional and non-institutional sources due to the addition of GAM and the Investment Funds business area. Fees charged to institutional clients and on investment funds are based on the market value of assets under management. As a result, UBS Asset Management's revenues are affected by changes in market conditions as well as new and lost business.

UBS WARBURG.

Corporate and Institutional Clients. Corporate and Institutional Clients generates operating income from:

- commissions on agency transactions and spreads or markups on principal transactions,

- fees from debt and equity capital markets transactions, leverage finance and structuring derivatives and complex transactions;

- mergers and acquisitions advisory fees;

- interest income on principal transactions and from the loan portfolio; and

- gains and losses on market making, proprietary and arbitrage positions.

As a result, Corporate and Institutional Clients's operating income is affected by movements in market conditions, interest rate swings, the level of trading activity in primary and secondary markets and the extent of merger and acquisition activity. These and other factors outside the control of Corporate and Institutional Clients have had and may in the future have a significant impact on its results of operations from year to year.

UBS Capital. UBS Capital's primary source of operating income is capital gains from the disposition or sale of its investments, which are recorded at the time of ultimate divestment. As a result, appreciation in fair market value is recognized as operating income only at the time of sale. The level of annual operating income from UBS Capital is directly affected by the level of investment dispositions that take place during the course of a year. With the formation of regional funds, UBS Capital has begun to receive management fees from funds UBS manages and sponsors, which are recorded as operating income.

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--------------------------------------------------------------------------------

Private Clients.  Private Clients derives its operating income from:

- fees for financial planning and wealth management services;

- fees for discretionary services; and

- transaction-related fees.

Private Clients' fees are based on the market value of assets under management and the level of transaction-related activity. As a result, Private Clients' operating income is affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds.

e-services. The e-services business unit has not yet generated revenues, but expects to generate revenues from fees for financial planning and wealth management services, fees for discretionary services and transaction related fees. It is expected that these fees will be based on the market value of assets under management and the level of transaction-related activity. As a result, e-services' operating income will be affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds. In addition, e-services is a new business with no existing clients and an as yet unproven business model. e-services' possible future income will be affected by its ability to attract clients and by the success or failure of its business model.

UBS Switzerland. The business group UBS Switzerland is made up of two business units:

- Private and Corporate Clients, the leading retail and commercial bank in Switzerland; and

- Private Banking, which covers all Swiss and international high net worth clients who bank in Switzerland or offshore centers.

Private and Corporate Clients. The following table sets forth the results of Private and Corporate Clients for the half years ended 30 June 2000 and 30 June 1999 and the years ended 31 December 1999 and 1998.

                                                            FOR THE                 FOR THE
                                                   SIX MONTHS ENDED              YEAR ENDED
                                                         30 JUNE(1)          31 DECEMBER(2)
                                                2000        1999(2)     1999         1998
                                                            (CHF in millions)
-------------------------------------------------------------------------------------------
OPERATING INCOME:
Individual clients...........................                            4,553        4,785
Corporate clients............................                            1,855        1,728
Risk transformation and capital management...                              330           --
Operations...................................                              313          448
Other........................................                              142           64
                                                                       -------      -------
  Total operating income before credit loss
     expense.................................    3,803        3,599      7,193        7,025
Credit loss expense..........................      412          554      1,050        1,170
                                               -------      -------    -------      -------
  Operating income...........................    3,391        3,045      6,143        5,855
                                               -------      -------    -------      -------

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--------------------------------------------------------------------------------

                                                            FOR THE                 FOR THE
                                                   SIX MONTHS ENDED              YEAR ENDED
                                                         30 JUNE(1)          31 DECEMBER(2)
                                                2000        1999(2)     1999         1998
                                                            (CHF in millions)
-------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel, general and administrative
  expenses...................................    2,154        2,224      4,486        4,263
Depreciation and amortization................      219          200        386          684
                                               -------      -------    -------      -------
  Operating expenses.........................    2,373        2,424      4,872        4,947
                                               -------      -------    -------      -------
     Operating profit before tax.............    1,018          621      1,271          908
                                               -------      -------    -------      -------
(at period end)
Assets under management (CHF in billions)....      439          443        439          434
                                               -------      -------    -------      -------
     Total loans.............................  162,752      167,004    164,743      164,840
                                               =======      =======    =======      =======

------------
(1) Income by business area is only reported at year end.

(2) Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income before credit loss expense increased CHF 204 million, or 5.7%, from CHF 3,599 million in the first half of 1999 to CHF 3,803 million in the first half of 2000. This improvement was primarily due to increased brokerage revenues in the strong market conditions, particularly in the first quarter of 2000. Private and Corporate Clients' results are dependent on interest-related businesses, which contribute almost 60% of operating income.

Private and Corporate Clients' credit loss expense decreased CHF 142 million, or 26%, from CHF 554 million in the first half of 1999 to CHF 412 million in the second half of 2000 as a result of improved asset quality and increased collateral values.

Personnel, general and administrative expenses decreased CHF 70 million, or 3.1%, from CHF 2,224 million in the first half of 1999 to CHF 2,154 million in the first half of 2000. This decrease was due primarily to continued reduction in personnel expense, in line with headcount reductions as a result of the 1998 merger. General and administrative expenses increased by 1%, or CHF 6 million, from CHF 501 million in the first half of 1999 to CHF 507 million in the first half of 2000, while personnel expenses fell 4% or CHF 76 million to CHF 1,647 million in the first half of 2000.

Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income before credit loss expense increased CHF 168 million, or 2.4%, from CHF 7,025 million in 1998 to CHF 7,193 million in 1999. This improvement was primarily due to higher margins on interest-related business, such as mortgages, as well as the first full-year impact of the amalgamation and repricing of products from the two former banks. In conjunction with the creation of the Risk Transformation and Capital Management business area in October 1999, the business areas within Private and Corporate Clients were realigned in 1999. These realignments and the resulting effects on 1999 operating income were as follows:

- The Business Client segment was transferred from Individual Clients to Corporate Clients resulting in a decrease in operating income from Individual Clients from 1998 to 1999.

- Operating income from Corporate Clients increased from 1998 to 1999 primarily due to the transfer in of the Business Client segment, the transfer in of the Swiss Global Trade Finance business from UBS Warburg and improving interest margins. The transfer out of the Recovery portfolio to Risk Transformation and Capital Management partially offset these increases.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

- Operating income from Operations decreased compared to 1998. This was the net effect of the transfer of emerging market bank activities from UBS Warburg into UBS Private and Corporate Clients and the transfer of industrialized bank activities to UBS Warburg during 1999.

UBS's credit loss expense decreased CHF 120 million, or 10.3%, from CHF 1,170 million in 1998 to CHF 1,050 million in 1999 as a result of the accelerated reduction of impaired positions and the movement to higher quality businesses. This was partially offset by increased loss expectations primarily resulting from the transfer of the remainder of the Swiss Global Trade Finance business from UBS Warburg during 1999.

Personnel, general and administrative expenses increased CHF 223 million, or 5.2%, from CHF 4,263 million in 1998 to CHF 4,486 million in 1999. This increase was due primarily to merger related IT integration work, work relating to the Year 2000 transition and the costs associated with the shift of the Swiss Trade Finance business from UBS Warburg. This business, with approximately 400 professionals, was transferred from UBS Warburg in early 1999. These increases were partially offset by cost savings resulting from the closure of redundant branches.

Depreciation and amortization expense decreased CHF 298 million, or 43.6%, from CHF 684 million in 1998 to CHF 386 million in 1999, primarily due to reduced assets employed subsequent to the merger.

Private Banking. The following table sets forth the results of Private Banking for the half years ended 30 June 2000 and 30 June 1999 and the years ended 31 December 1999 and 1998.

                                                       FOR THE SIX            FOR THE YEAR
                                                       MONTHS ENDED              ENDED
                                                         30 JUNE             31 DECEMBER(1)
                                                   2000       1999(1)        1999      1998
                                                              (CHF in millions)
--------------------------------------------------------------------------------------------
OPERATING INCOME:
Operating income before credit loss expense.....   3,471        2,728        5,568     6,933
Credit loss expense.............................      11            6           21        16
                                                  ------       ------       ------    ------
  Operating income..............................   3,460        2,722        5,547     6,917
                                                  ------       ------       ------    ------
OPERATING EXPENSES:
Personnel, general and administrative
  expenses......................................   1,425        1,147        2,513     2,411
Depreciation and amortization...................      55           38           97        91
                                                  ------       ------       ------    ------
  Operating expenses............................   1,480        1,185        2,610     2,502
                                                  ------       ------       ------    ------
     Operating profit before tax................   1,980        1,537        2,937     4,415
                                                  ======       ======       ======    ======
(at period end)
ASSETS UNDER MANAGEMENT (CHF IN BILLIONS):
Advisory........................................     533          470          501       437
Discretionary...................................     150          160          170       142
                                                  ------       ------       ------    ------
  Total.........................................     683          630          671       579
                                                  ======       ======       ======    ======

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income before credit loss expense increased CHF 743 million, or 27.2%, from CHF 2,728 million in the first half of 1999 to CHF 3,471 million in the first half of 2000. This increase principally reflected higher transaction-based revenues due to higher levels of client transaction activity and asset growth since 30 June 1999.

--------------------------------------------------------------------------------
 70

UBS
--------------------------------------------------------------------------------

Assets under management increased CHF 53.0 billion, or 8.4%, from 30 June 1999 to 30 June 2000, with most of the increase due to positive performance trends, partially offset by a net decline of CHF 3 billion in new money.

Operating expenses increased 24.8%, or CHF 295 million, to CHF 1,480 million from the first half of 1999 to the first half of 2000, mainly due to increased general and administrative expense.

Personnel, general and administrative expenses increased CHF 278 million, or 24.2%, from CHF 1,147 million in the first half of 1999 to CHF 1,425 million in the first half of 2000. Personnel costs increased 16.5%, or CHF 109 million, to CHF 769 million in the first half of 2000, due to increased performance-related compensation in line with strong first half 2000 results and an increase in headcount. Headcount went up by 750 from 6,697 at 30 June 1999 to 7,447 at 30 June 2000 as Private Banking expanded its front line staff and strengthened its logistics. General and administrative expenses increased 34.7%, or CHF 169 million, from the first half of 1999 to the first half of 2000 due to increases in IT and marketing expenses and higher intra-Group cost recoveries, driven by higher transaction levels.

Goodwill amortization increased CHF 9 million, or 112.5%, to CHF 17 million in the first half of 2000 as a result of the acquisition of Bank of America's international private banking business, which took place in the second quarter of 1999. Depreciation increased CHF 8 million, or 26.6%, from CHF 30 million in the first half of 1999 to CHF 38 million in the first half of 2000.

Year to 31 December 1999 Compared to Year to 31 December 1998. In March 1999, UBS acquired Bank of America's international private banking operations in Europe and Asia, thereby increasing the assets under management in UBS Private Banking by approximately CHF 5 billion as of 31 December 1999. The remainder of the increase was principally performance related.

Operating income before credit loss expense decreased CHF 1,365 million, or 19.7%, from CHF 6,933 million in 1998 to CHF 5,568 million in 1999. This significant decrease principally reflected lower transaction-based revenues due to lower levels of client transaction activity. CHF 1,058 million gains from the divestitures of BSI and Adler, as well as CHF 268 million of operating income relating to BSI's operations, are included in operating income for 1998 and did not recur in 1999. Excluding the disposal related income, operating income from UBS Private Banking increased 2.3% from 1998 to 1999.

Notwithstanding the decrease in operating income, assets under management increased during 1999 by CHF 92 billion, or 15.9%. Strong markets, especially in Europe, the United States and in the technology sector, as well as the stronger U.S. dollar, led to a performance increase of CHF 80 billion for 1999. In addition, the acquisition of the international private banking operations of Bank of America accounted for an additional CHF 5 billion while interdivisional transfers resulted in another CHF 6 billion. This increase was partially offset, however, by decreased volumes from existing clients during the second half of 1999.

Operating expenses, adjusting for CHF 125 million in divestiture-related operating expenses, increased 4.3%, or CHF 108 million, to CHF 2,610 million in 1999, to a large extent as a result of UBS's expansion in the front-line staff as well as infrastructure related investments.

Personnel, general and administrative expenses increased CHF 102 million, or 4.2%, from CHF 2,411 million in 1998 to CHF 2,513 million in 1999. Personnel costs increased 9.7%, or CHF 118 million, to CHF 1,328 million, in 1999 due to an increase in headcount of 710 from 6,546 at 31 December 1998 to 7,256 at 31 December 1999. Headcount growth resulted from the acquisition in 1999 of Bank of America's international private banking operations, enhancement of UBS's logistics capabilities and support for the introduction of new portfolio monitoring and advisory capabilities. Operating expenses in 1998 also included CHF 125 million related to BSI that did not occur in 1999.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

As a result of the acquisition of the international private banking operations of Bank of America, goodwill amortization increased by CHF 21 million in 1999. Depreciation decreased CHF 15 million, or 16.5%, from CHF 91 million in 1998 to CHF 76 million in 1999.

UBS Asset Management.

Institutional Asset Management. The following table sets forth the results of Institutional Asset Management for the half years ended 30 June 2000 and 30 June 1999 and the years ended 31 December 1999 and 1998.

                                                               FOR THE SIX        FOR THE YEAR
                                                              MONTHS ENDED               ENDED
                                                                   30 JUNE      31 DECEMBER(1)
                                                          2000     1999(1)     1999      1998
                                                                   (CHF in millions)
----------------------------------------------------------------------------------------------
OPERATING INCOME........................................  638        542       1,099     1,163
OPERATING EXPENSES:
Personnel, general and administrative expenses..........  402        331         636       619
Depreciation and amortization...........................   98         63         138       107
                                                          ---        ---       -----     -----
  Operating expenses....................................  500        394         774       726
                                                          ---        ---       -----     -----
     Operating profit before tax........................  138        148         325       437
                                                          ===        ===       =====     =====
(at period end)
Assets under management (CHF in billions):..............  525        563         574       531

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Assets under management decreased 6.7% or CHF 38 billion, from CHF 563 billion at 30 June 1999 to CHF 525 billion at 30 June 2000, with increases in non-institutional assets under management more than offset by losses in institutional assets under management. Non-institutional assets under management increased primarily because of market performance, while institutional assets under management declined mainly due to client losses, as a result of performance issues in equity related mandates, offset by the effect of currency movements and the acquisition of Allegis Realty Investors LLC in December 1999.

Operating income increased CHF 96 million, or 17.5%, from CHF 542 million in the first half of 1999 to CHF 638 million in the first half of 2000. Despite the decrease in assets under management, operating income increased as a result of the acquisition of Allegis, the addition of the O'Connor alternative asset management business formed in June 2000 and positive currency movements, partially offset by lost revenue from client losses.

Personnel, general and administrative expenses increased CHF 71 million, or 21.5%, from CHF 331 million in the first half of 1999 to CHF 402 million in the first half of 2000. Headcount increased 13.6% from 1,507 as of 30 June 1999 to 1,712 as of 30 June 2000, primarily as a result of the acquisition of Allegis in December 1999 and the creation of the O'Connor business in June 2000. Personnel expenses increased 18.7% from CHF 252 million in the first half of 1999 to CHF 299 million in the first half of 2000 due to the acquisition of Allegis, the addition of the O'Connor business and currency movements. General and administrative expenses increased 30.4% to CHF 103 million in the period as a result of the acquisition of Allegis and currency movements.

Depreciation and amortization expense increased CHF 35 million, or 56%, from CHF 63 million in the first half of 1999 to CHF 98 million in the first half of 2000, reflecting the acquisition of Allegis.

--------------------------------------------------------------------------------
 72

UBS
--------------------------------------------------------------------------------

Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income decreased CHF 64 million, or 5.5%, from CHF 1,163 million in 1998 to CHF 1,099 million in 1999. Assets under management increased 8.1%, or CHF 43 billion, to CHF 574 billion at 31 December 1999, with increases in both institutional and non-institutional categories year-on-year. Despite the 4.4% increase in institutional assets under management, which primarily resulted from investment performance, the acquisition of Allegis and growth in private client mandates, institutional revenues decreased. This decrease from CHF 968 million in 1998 to CHF 903 million in 1999 reflects a slight decline in average institutional assets under management from 1998 to 1999, as gains from performance and currency were offset by loss of clients and performance issues in certain mandate types. Non-institutional assets increased by 16% during 1999; however, non-institutional revenues declined slightly to CHF 193 million as a result of new interdivisional fee arrangements with UBS Private Banking.

Personnel, general and administrative expenses increased CHF 17 million, or 2.7%, from CHF 619 million in 1998 to CHF 636 million in 1999. Headcount increased from 1,497 as of 31 December 1998 to 1,653 as of 31 December 1999, primarily as a result of the acquisition of Allegis in December 1999. Personnel expenses decreased slightly from CHF 465 million in 1998 to CHF 458 million in 1999 reflecting decreased incentive compensation. General and administrative expenses increased 15.6% to CHF 178 million in 1999 as a result of revisions in cost-sharing arrangements between Institutional Asset Management and other divisions of UBS.

Depreciation and amortization expense increased CHF 31 million, or 29%, from CHF 107 million in 1998 to CHF 138 million in 1999, reflecting increased goodwill amortization related to the buy-out of UBS's joint venture with the Long-Term Credit Bank of Japan.

Investment Funds/GAM. The following table sets forth the results of Investment Funds/GAM for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                                      FOR THE             FOR THE
                                                             SIX MONTHS ENDED          YEAR ENDED
                                                                      30 JUNE      31 DECEMBER(1)
                                                             2000     1999(1)     1999      1998
                                                                      (CHF in millions)
-------------------------------------------------------------------------------------------------
OPERATING INCOME...........................................  334        102        270       195
OPERATING EXPENSES:
Personnel, general and administrative expenses.............  215         75        151       124
Depreciation and amortization..............................   55          3          7         6
                                                             ---        ---        ---       ---
  Operating expenses.......................................  270         78        158       130
                                                             ---        ---        ---       ---
  Operating profit before tax..............................   64         24        112        65
                                                             ===        ===        ===       ===
(at period end)
Assets under management (CHF in billions)..................  225        190        225       175

------------
(1)  Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Assets under management increased 18.4%, or CHF 35 billion, from CHF 190 billion at 30 June 1999 to CHF 225 billion at 30 June 2000, as a result of the acquisition of GAM, which had CHF 24 billion assets under management at 31 December 1999, and positive market performance.

Operating income increased CHF 232 million, or 227.5%, from CHF 102 million in the first half of 1999 to CHF 334 million in the first half of 2000. This was a result of the GAM acquisition and increases in Investment Fund fees from higher asset levels.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

Personnel, general and administrative expenses increased CHF 140 million, or 187%, from CHF 75 million in the first half of 1999 to CHF 215 million in the first half of 2000. Headcount increased 165% from 392 as of 30 June 1999 to 1,038 as of 30 June 2000, primarily as a result of the acquisition of GAM and an increase of about 100 people to support increased marketing and distribution initiatives in Investment Funds. Personnel expenses increased 321% from CHF 29 million in the first half of 1999 to CHF 122 million in the first half of 2000 due to the acquisition of GAM. General and administrative expenses increased 102.2% from 30 June 1999 to CHF 93 million at 30 June 2000 as a result of the acquisition of GAM and marketing and distribution initiatives in Investment Funds.

Depreciation and amortization expense increased CHF 52 million, or 1,733% from CHF 3 million in the first half of 1999 to CHF 55 million in the first half of 2000, reflecting goodwill amortization following the acquisition of GAM.

Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income increased CHF 75 million, or 38.5%, from CHF 195 million in 1998 to CHF 270 million in 1999. This was principally due to higher Investment Funds assets and the transfer from Private Banking of some client responsibility and related income. The acquisition of GAM did not impact income or expenses in 1999.

Assets under management increased 28.1%, or CHF 50 billion, to CHF 225 billion at 31 December 1999. CHF 24 billion of this increase was due to the acquisition of GAM in December 1999. The remainder was mainly due to positive investment performance.

Personnel, general and administrative expenses increased CHF 27 million, or 21.7%, from CHF 124 million in 1998 to CHF 151 million in 1999. Headcount increased from 366 as of 31 December 1998 to 923 as of 31 December 1999, primarily as a result of the acquisition of GAM in December 1999. Excluding GAM, headcount increased by 69, as a result of efforts to build the Investment Funds business, including the launching of new funds and expansion of distribution efforts. Personnel expenses increased 16% from CHF 50 million in 1998 to CHF 58 million in 1999 in line with the increase in headcount. General and administrative expenses increased 25.7% to CHF 93 million in 1999 reflecting increased investment in international distribution and the costs of launching new funds, offset by synergies from the 1998 merger, including reduced fees for market data systems and the combination of fund valuation and management systems.

Depreciation and amortization expense increased CHF 1 million, or 16.7%, from CHF 6 million in 1998 to CHF 7 million in 1999, as a result of changes in the holding structure of some of the business unit's real estate funds.

UBS Warburg.

Corporate and Institutional Clients. The Corporate Finance business area within Corporate and Institutional Clients provides both advisory services and financing services. The financing services include both equity and fixed-income offerings undertaken in cooperation with the Equity Capital Markets, Debt Capital Markets and Leveraged Finance groups. Accordingly, a portion of operating income associated with these equity and fixed-income financing services is allocated to Corporate Finance and the remaining operating income is allocated to the Equities business area or Fixed Income business area as appropriate.

--------------------------------------------------------------------------------
 74

UBS
--------------------------------------------------------------------------------

The following table sets forth the results of Corporate and Institutional Clients for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                                 FOR THE                FOR THE
                                                        SIX MONTHS ENDED             YEAR ENDED
                                                                 30 JUNE         31 DECEMBER(1)
                                                    2000      1999(1)(2)     1999         1998
                                                                (CHF in millions)
-----------------------------------------------------------------------------------------------
OPERATING INCOME:
Equities.........................................                            5,724        3,253
Fixed Income.....................................                            2,464         (267)
Corporate Finance................................                            2,054        1,665
Treasury Products................................                            1,805        2,351
Non-Core Business................................                              682          (96)
                                                                            ------       ------
Total operating income before credit loss
  expense........................................   9,909        6,966      12,729        6,906
Credit loss expense..............................     113          171         330          500
                                                   ------       ------      ------       ------
  Operating income...............................   9,796        6,795      12,399        6,406
                                                   ------       ------      ------       ------
OPERATING EXPENSES:
Personnel, general and administrative............   6,601        4,972       9,290        6,816
Depreciation and amortization....................     330          393         763          692
                                                   ------       ------      ------       ------
  Operating expenses.............................   6,931        5,365      10,053        7,508
                                                   ------       ------      ------       ------
     Operating profit (loss) before tax..........   2,865        1,430       2,346       (1,102)
                                                   ======       ======      ======       ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.
(2) Income by business area is only reported at year end.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income increased CHF 3,001 million, or 44.2% from CHF 6,795 million in the first half of 1999 to CHF 9,796 million in the first half of 2000. Corporate Finance revenues increased in the first half of 2000 with a strong performance in mergers and acquisitions, and both Equities and Fixed Income produced record revenues reflecting active markets and record levels of client commissions, offset by slightly weaker performances by Treasury Products.

Credit loss expense decreased CHF 58 million, or 33.9%, from CHF 171 million in the first half of 1999 to CHF 113 million in the first half of 2000. This reflected a decrease in expected credit losses due primarily to the continued wind-down of the non-core loan portfolio and the sale of the international Global Trade Finance business in mid-1999.

Personnel, general and administrative expenses increased CHF 1,629 million, or 32.8%, from CHF 4,972 million in the first half of 1999 to CHF 6,601 million in the first half of 2000. Despite a slight reduction in headcount of 418 from 13,148 at 30 June 1999 to 12,730 at 30 June 2000, personnel expenses increased CHF 1,464 million, or 37.6%, to CHF 5,362 million in the first half of 2000, due primarily to performance-related compensation tied directly to the strong results for the half. General and administrative expenses increased by CHF 165 million, or 15.4%, from the first half of 1999 to the first half of 2000, mainly driven by increased investments in e-commerce and technology.

Depreciation and amortization decreased CHF 63 million, or 16%, from CHF 393 million in the first half of 1999 to CHF 330 million in the first half of 2000, as the depreciation impact of 1998 merger-related IT and premises projects diminished.

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

Year to 31 December 1999 Compared to Year to 31 December 1998. In October and November 1998, UBS's Board of Directors mandated and undertook a review of UBS's risk profile and risk management as well as UBS's control processes and procedures. The review placed particular emphasis on the Fixed Income business area, which had experienced losses on credit exposures in certain emerging market assets. Each of the business areas selected for review was assessed as to whether it supported the UBS and UBS Warburg franchises and, if so, whether the expected return as compared to the estimated risk justified a continuation of the business. Corporate and Institutional Clients used the review to define its core and non-core business areas, and decided to wind down over time the identified non-core businesses.

The businesses identified as non-core in late 1998 were:

     -  Lease Finance;

     -  Commodities Trading (energy, base metals, electricity);

     -  Non-structured Asset-Backed Finance;

     -  Distressed Debt Trading;

     - Global Trade Finance, with the exception of the Swiss corporate business;

     -  Conduit Finance;

     - Non-core loans -- loans and commitments that are not part of UBS's tradeable asset portfolio, that are not issued in conjunction with UBS's Leveraged Finance business or that are credit exposures UBS wishes to reduce; and

     -  Project Finance.

The identified non-core businesses are being wound down over time and will be disposed of as appropriate. While UBS considers all of its non-core businesses to be held for sale (including those listed above), none of these businesses constitutes a segment to be treated as a discontinued operation, as defined by U.S. GAAP. Businesses designated as non-core businesses remain consolidated for purposes of both IAS and U.S. GAAP unless and until such businesses are actually sold or otherwise disposed of. Most of UBS's international Global Trade Finance business was sold during the first quarter of 1999 and its Conduit Finance business was sold during the third quarter of 1999. UBS's non-core loan portfolio decreased approximately CHF 65 billion, or 61.3%, from approximately CHF 106 billion as of 31 December 1998 to CHF 41 billion as of 31 December 1999.

Negotiations for the sale of the Project Finance portfolio and residual Global Trade Finance positions were completed in December 1999 for proceeds approximating their carrying values. As a result, no material losses were realized. Certain aspects of UBS's Global Equities Derivatives portfolio previously identified at the time of the 1998 merger as inconsistent with UBS's risk profile were also designated as a non-core business during late 1998 in order to segregate this activity from the rest of its Equities business. UBS accrued CHF 154 million as a restructuring reserve for this portion of the portfolio.

In 1999, Corporate and Institutional Clients' operating income before credit loss expense from core businesses amounted to CHF 12,047 million and its operating income before credit loss expense from non-core businesses was CHF 682 million.

Operating income from Equities increased CHF 2,471 million, or 76%, from CHF 3,253 million in 1998 to CHF 5,724 million in 1999. This increase was primarily due to continued strong growth throughout 1999 compared to weaker results and losses in 1998 that did not recur. Equities performed well during the six months ended 30 June 1998, but experienced a more difficult trading environment in the second half of 1998 as a result of higher volatility levels in equity markets. In 1999, Equities

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

performed strongly in all major markets. Continuing strong secondary cash and derivatives business with institutional and corporate clients contributed significantly to the positive results.

Operating income from Fixed Income increased CHF 2,731 million from CHF (267) million in 1998 to CHF 2,464 million in 1999. The improvement in Fixed Income largely reflected particularly strong performance in swaps and options and investment grade corporate debt products during 1999. Strong client flows drove both investor and issuer activities, resulting in increased revenues. Weaker than expected results in Fixed Income in 1998 were due primarily to significant losses in the Group's emerging market portfolio, which were largely attributable to Corporate and Institutional Clients and a write-down of CHF 790 million in the division's LTCM trading position.

Operating income from Corporate Finance increased CHF 389 million, or 23.4%, from CHF 1,665 million in 1998 to CHF 2,054 million in 1999. Strong performance in mergers and acquisitions, resulting in higher advisory fees, and contributions from UBS's Equity and Debt Capital Markets Groups were the primary drivers of the increase.

Operating income from Treasury Products decreased CHF 546 million, or 23.2%, from CHF 2,351 million in 1998 to CHF 1,805 million in 1999. Foreign exchange trading, while continuing to be profitable, was adversely affected by diminished volumes in key markets in 1999. The reduced levels of activity resulted from the introduction of the euro and narrowing margins from increased competition in the global markets. Corporate and Institutional Clients' precious metals business was adversely impacted by the dramatic volatility in the gold market in the fourth quarter of 1999.

Operating income from the non-core business as identified above increased CHF 778 million from CHF (96) million in 1998 to CHF 682 million in 1999. In 1998, Equities recognized losses of CHF 762 million from the Global Equity Derivatives portfolio as compared to 1999, during which this portfolio generated CHF 74 million in positive revenues. The losses recognized in 1998 were partially offset by CHF 498 million in revenues generated by Global Trade Finance. In addition, during 1999 the Global Trade Finance business was sold for a CHF 200 gain after generating approximately CHF 160 million in revenues in 1999.

Credit loss expense decreased CHF 170 million, or 34.0%, from CHF 500 million in 1998 to CHF 330 million in 1999. This reflected a decrease in expected credit losses due primarily to the continued wind-down of the non-core loan portfolio and the sale of the international Global Trade Finance business in mid-1999. See "--UBS Switzerland--Private and Corporate Clients" for a discussion of the impact of the transfer of UBS's Swiss Global Trade Finance business to Private and Corporate Clients. The non-core loan portfolio will continue to be wound-down.

Personnel, general and administrative expenses increased CHF 2,474 million, or 36.3%, from CHF 6,816 million in 1998 to CHF 9,290 million in 1999. Despite a reduction in headcount of 1,100, or 8%, from 13,794 at 31 December 1998 to 12,694 at 31 December 1999, personnel expenses increased CHF 2,528 million, or 58.3%, to CHF 6,861 million in 1999, due primarily to performance-related compensation tied directly to the strong divisional results for the year. In addition, in 1998, CHF 1,007 million of accrued payments to personnel was charged against the restructuring reserve. At the end of 1997, UBS foresaw the probability of a shortfall in profit in its investment banking business as a result of the merger. In order to protect its investment banking franchise, UBS realized it would probably need to make payments to personnel in excess of amounts determined by normal compensation methodologies. An amount of approximately CHF 1 billion was recorded as part of the merger-related restructuring reserve for this purpose. By the third quarter of 1998, this shortfall had materialized, and the CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve as planned. The shortfall in profits noted above was aggravated by losses associated with LTCM and the Global Equity Derivatives portfolio. After adjusting 1998 for the

--------------------------------------------------------------------------------
                                                                              77
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UBS
--------------------------------------------------------------------------------

amount charged to the restructuring reserve, personnel expenses in 1999 increased 28.5% against the comparative prior period.

General and administrative expenses remained relatively flat from 1998 to 1999.

Depreciation and amortization increased CHF 71 million, or 10.3%, from CHF 692 million in 1998 to CHF 763 million in 1999, primarily reflecting accelerated amortization of the goodwill on a Latin American subsidiary.

UBS Capital. The following table sets forth the results of UBS Capital for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                               FOR THE           FOR THE
                                                      SIX MONTHS ENDED        YEAR ENDED
                                                               30 JUNE    31 DECEMBER(1)
                                                      2000     1999(1)    1999      1998
                                                              (CHF in millions)
----------------------------------------------------------------------------------------
OPERATING INCOME....................................  151        120      315       585
OPERATING EXPENSES:
Personnel, general and administrative...............   76         60      151       156
Depreciation and amortization.......................    4          3        7         1
                                                      ---        ---      ---       ---
Operating expenses..................................   80         63      158       157
                                                      ---        ---      ---       ---
Operating profit before tax.........................   71         57      157       428
                                                      ===        ===      ===       ===

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income increased CHF 31 million, or 25.8% from CHF 120 million in the first half of 1999 to CHF 151 million in the first half of 2000. This reflects an increase in realized gains resulting from an increased number of sales of investments in the first half of 2000 as compared to 1999, partially offset by write-downs of the value of some under-performing companies in the portfolio.

Personnel, general and administrative expenses increased by CHF 16 million, or 26.7%, from CHF 60 million in the first half of 1999 to CHF 76 million in the first half of 2000. This was mainly driven by bonus expenses. Bonuses are accrued when an investment is successfully exited, so personnel expenses increase when divestments occur.

UBS Capital made approximately CHF 0.8 billion of new investments and add-ons between 31 December 1999 and 30 June 2000, compared to CHF 0.6 billion in the equivalent period in 1999. UBS Capital is gradually increasing its annual investment rate, as demonstrated by the higher investment rate in the first half of 2000 as compared to the first half of 1999. UBS Capital has a target portfolio book value of approximately CHF 5 billion from its own investments and CHF 5 billion from third-party funds.

Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income decreased CHF 270 million, or 46.2%, from CHF 585 million in 1998 to CHF 315 million in 1999. This reflects a decrease in realized gains resulting from a reduced number of sales of investments in 1999 as compared to 1998. In 1999, operating income included CHF 13 million of management fees paid by funds that UBS manages and sponsors.

Personnel, general and administrative expenses decreased slightly by CHF 5 million, or 3.2%, from CHF 156 million in 1998 to CHF 151 million in 1999. These expenses remained stable despite the business unit's expansion into new regions and sectors, the recruitment of new professionals, the high level of investment activity during 1999 and the associated investment costs. As part of the

--------------------------------------------------------------------------------
 78
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UBS
--------------------------------------------------------------------------------

restructuring related to the 1998 merger, one team from UBS Capital moved to another business unit effective 1 January 1999. This resulted in a lower headcount during most of 1999 when compared to 1998, and therefore personnel costs decreased 13.2% from CHF 121 million in 1998 to CHF 105 million in 1999. General and administrative expenses increased CHF 11 million, or 31.4%, to CHF 46 million in 1999 mainly due to deal-related expenses.

UBS Capital made approximately CHF 1.4 billion of new investments and add-ons during 1999.

Private Clients. The following table sets forth the results of Private Clients for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                                  FOR THE
                                                                SIX MONTHS          FOR THE
                                                                   ENDED           YEAR ENDED
                                                                  30 JUNE        31 DECEMBER(1)
                                                              2000    1999(1)    1999     1998
                                                                      (CHF in millions)
-----------------------------------------------------------------------------------------------
OPERATING INCOME............................................   133       93       194      190
OPERATING EXPENSES:
Personnel, general and administrative.......................   365      216       481      294
Depreciation and amortization...............................    14       18        40       29
                                                              ----     ----      ----     ----
  Operating expenses........................................   379      234       521      323
                                                              ----     ----      ----     ----
     Operating loss before tax..............................  (246)    (141)     (327)    (133)
                                                              ====     ====      ====     ====
(at period end)
Assets under management (CHF in billions)...................    37       29        36       27

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 compared to Half Year to 30 June 1999. Operating income increased CHF 40 million, or 43%, from CHF 93 million in the first half of 1999 to CHF 133 million in the first half of 2000. Revenues have increased as assets under management have grown and a wider range of products and services has been offered to clients. With the exception of its business activities in Germany and Australia, UBS Warburg's Private Clients business is in the relatively early stages of development and its client relationships have not yet delivered their full revenue potential. Private Clients opened new offices in Rome, Madrid, Barcelona and Marbella in January 1999 and in Stuttgart and Paris in June 1999.

Assets under management increased by CHF 8 billion, or 27.6%, from 30 June 1999 to 30 June 2000, driven primarily by market performance.

Operating expenses increased 62%, or CHF 145 million, from CHF 234 million in the first half of 1999 to CHF 379 million in the first half of 2000, mainly due to the expansion of Private Clients' offices during the year. This included a restructuring charge of CHF 93 million taken as a result of scaling back operations in certain markets, subsequent to integration of Private Clients into UBS Warburg in February 2000. CHF 60 million of the charge relates to personnel costs, the remainder to general and administrative expenses.

Personnel, general and administrative expenses increased CHF 149 million, or 69.0%, from CHF 216 million in the first half of 1999 to CHF 365 million in the first half of 2000. Personnel costs increased 86.6%, or CHF 116 million, to CHF 250 million in the first half of 2000, versus the first half of 1999, including the restructuring charge of CHF 60 million as explained above. Excluding this restructuring charge, personnel expenses increased 41.8% in line with increases in headcount, and bonus accruals increased in line with improved revenue performance. General and administrative

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

expenses increased CHF 33 million, or 40%, from the first half of 1999 to the first half of 2000, due to the restructuring provision explained above. Excluding this provision, general and administrative expenses were unchanged, reflecting continued close management of non-personnel costs in the context of a growing business.

Year to 31 December 1999 Compared to Year to 31 December 1998. Results for the year ended 31 December 1998 are driven by a business consisting primarily of the private banking operations of Schroder Munchmeyer Hengst, a German private bank acquired by the former Union Bank of Switzerland in August 1997, domestic private banking activities in Australia, and limited onshore private banking activities conducted in the United States and Italy, established by the former Union Bank of Switzerland.

Operating income increased CHF 4 million, or 2%, from CHF 190 million in 1998 to CHF 194 million in 1999.

Assets under management increased during 1999 by CHF 9 billion, or 33%.

Operating expenses increased 61%, or CHF 198 million, to CHF 521 million in 1999, as a result of expansion in front-line and support staff, office locations, and infrastructure related investments.

Personnel, general and administrative expenses increased CHF 187 million, or 64%, from CHF 294 million in 1998 to CHF 481 million in 1999. Personnel costs increased 57%, or CHF 107 million, to CHF 294 million in 1999 due to an increase in headcount of 664, or 92%, from 722 at 31 December 1998 to 1,386 at 31 December 1999. General and administrative expenses increased CHF 80 million, or 75%, from 1998 to CHF 187 million in 1999, due to increases in information technology, property and other infrastructure costs to support the new offices and increased headcount.

e-services. UBS Group established the e-services project in the third quarter of 1999.

The following table sets forth the results of e-services for the half year ended 30 June 2000 and the year ended 31 December 1999.

                                                                    FOR THE          FOR THE
                                                                 SIX MONTHS       YEAR ENDED
                                                              ENDED 30 JUNE      31 DECEMBER
                                                                       2000          1999(1)
                                                                    (CHF in millions)
--------------------------------------------------------------------------------------------
OPERATING INCOME............................................              0                0
OPERATING EXPENSES:
Personnel, general and administrative.......................            144               36
Depreciation and amortization...............................             14                3
                                                              -------------      -----------
  Operating expenses........................................            158               39
                                                              -------------      -----------
     Operating loss before tax..............................           (158)             (39)
                                                              =============      ===========

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

e-services has yet to be launched to the public. Accordingly, there have been no revenues.

Operating expenses were CHF 158 million in the first half of 2000, mainly related to the hiring of front-line staff as well as infrastructure-related investments in core technologies. Personnel, general and administrative expenses were CHF 144 million in the first half of 2000 and CHF 36 million in 1999,

--------------------------------------------------------------------------------
 80

UBS
--------------------------------------------------------------------------------

of which CHF 84 million and CHF 18 million were personnel costs. These expenses are primarily related to

-  the hiring of the management team across a broad range of functions,

- the establishment of the operations infrastructure, including new call centers in Maastricht and Edinburgh,

-  the installation and testing of systems platforms, and

-  the testing of the marketing concept.

Corporate Center. The following table sets forth the results of Corporate Center for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                                FOR THE                FOR THE
                                                       SIX MONTHS ENDED             YEAR ENDED
                                                                30 JUNE         31 DECEMBER(1)
                                                       2000        1999       1999        1998
                                                                 (CHF in millions)
----------------------------------------------------------------------------------------------
OPERATING INCOME:
Operating income before credit loss expense.........    33       1,587       2,010         191
Credit loss expense.................................  (621)        (96)       (448)       (745)
                                                      ----       -----       -----      ------
  Operating income..................................   654       1,683       2,458         936
                                                      ----       -----       -----      ------
OPERATING EXPENSES:
Personnel general and administrative expenses.......   668         182         931       1,868
Depreciation and amortization.......................   158         146         416         215
                                                      ----       -----       -----      ------
  Operating expenses................................   826         328       1,347       2,083
                                                      ----       -----       -----      ------
     Operating profit (loss) before tax.............  (172)      1,355       1,111      (1,147)
                                                      ====       =====       =====      ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income before credit loss expense decreased CHF 1,554 million from CHF 1,587 million in the first half of 1999 to CHF 33 million in the first half of 2000, primarily due to one-time gains on the divestitures of the stake in Swiss Life/Rentenanstalt of CHF 1,490 million and of Julius Baer registered shares of CHF 110 million included in the first half of 1999. Operating income before credit loss expense included CHF 216 million in the first half of 2000, due to the consolidation of Klinik Hirslanden AG. Other gains and losses attributable to Corporate Center arise from funding, capital and balance sheet management, the management of corporate real estate and the management of foreign currency earnings activities undertaken by Group Treasury.

Credit loss expense in Corporate Center reconciles the difference between management accounting and financial accounting, that is between the adjusted expected losses charged to the divisions and the actual credit loss expense recognized in the Group financial accounts. The Swiss economy has been strong in the first half of 2000 and has led to lower than expected credit losses, and a write back of credit loss provisions of CHF 208 million, resulting in a credit of CHF 621 million in this line.

Personnel, general and administrative expenses increased CHF 486 million, or 267%, from CHF 182 million in the first half of 1999 to CHF 668 million in the first half of 2000.

Personnel costs increased CHF 208 million, or 254%, in the first half of 2000 from CHF 82 million in the first half of 1999 to CHF 290 million in the first half of 2000. This increase is largely attributable to the first-time consolidation of Klinik Hirslanden AG beginning in the second half of 1999.

--------------------------------------------------------------------------------
                                                                              81
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UBS
--------------------------------------------------------------------------------

General and administrative expenses increased 278%, or CHF 278 million, to CHF 378 million in the first half of 2000 from CHF 100 million in the first half of 1999, primarily as a result of the following items, which were included in general and administrative expenses for the first half of 2000:

- an additional charge of CHF 200 million for the U.S. global settlement of Holocaust-related claims; and

- expenses of Klinik Hirslanden AG as a result of the consolidation of this entity in the first half of 2000, but not in the first half of 1999.

Depreciation and amortization increased CHF 12 million, or 8.2%, from CHF 146 million in the first half of 1999 to CHF 158 million in 1999, principally reflecting the inclusion of Klinik Hirslanden AG in the first half of 2000. The remaining portion of depreciation and amortization includes depreciation of workstations and information technology equipment, goodwill and other intangible assets as well as depreciation of other fixed assets.

Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income before credit loss expense increased CHF 1,819 million, or 952%, from CHF 191 million in 1998 to CHF 2,010 million in 1999, primarily due to the following:

- gains on the divestments of Swiss Life/Rentenanstalt of CHF 1,490 million and of UBS's interest in Julius Baer registered shares of CHF 110 million included in 1999;

- approximately CHF 380 million due to the first time consolidation of Klinik Hirslanden AG included in 1999; and

- negative impact on 1998 operating income due to the loss of CHF 370 million from LTCM.

In addition, revenues attributable to Corporate Center arise from the funding, capital and balance sheet management, and the management of foreign currency earnings activities undertaken by Group Treasury.

Personnel, general and administrative expenses decreased CHF 937 million, or 50.2%, from CHF 1,868 million in 1998 to CHF 931 million in 1999.

Personnel costs decreased 56.6% to CHF 92 million in 1999 from CHF 212 million in 1998 primarily as a result of the recognition in 1999 of pre-paid employer pension contributions of CHF 456 million. This represents the difference between previously recorded and actuarially determined pension expenses and was recognized in 1999 after the resolution of certain legal and regulatory issues. Excluding the recognition of this benefit, personnel expenses increased from 1998 to 1999 despite a slight decrease in headcount from 921 in 1998 to 862 in 1999. This increase year-on-year is largely attributable to the first-time consolidation of Klinik Hirslanden AG in 1999.

General and administrative expenses decreased CHF 817 million, or 49.3%, to CHF 839 million in 1999 from CHF 1,656 million in 1998, primarily as a result of a charge for the U.S. global settlement of Holocaust-related claims of CHF 842 million in 1998. In addition, the following items were included in general and administrative expenses for 1999:

- an additional charge of CHF 154 million related to the settlement of Holocaust-related claims in the United States;

- an additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger; and

- expenses of Klinik Hirslanden AG as a result of the first-time consolidation of this entity in 1999.

In addition, total operating expenses in Corporate Center were reduced from 1998 to 1999 mainly due to a further refinement of service level agreements with the business groups.

--------------------------------------------------------------------------------
 82
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UBS
--------------------------------------------------------------------------------

Depreciation and amortization increased CHF 201 million, or 93.5%, from CHF 215 million in 1998 to CHF 416 million in 1999, principally as a result of a reclassification of certain items which appeared in general and administrative expenses in 1998.

Divisional Results for Year Ended 31 December 1998 Compared to Year Ended 31 December 1997

Results for the year ended 31 December 1998 compared to year ended 31 December 1997 are shown in terms of the old divisional structure which existed at that time, and without taking account of the accounting changes implemented during 2000.

The principal differences from the current structure were that the UBS Asset Management Investment Funds business unit and the UBS Warburg Private Clients business unit were part of the Private Banking Division, and their results are included within that division. In addition, UBS Warburg's UBS Capital business unit was an autonomous division, and UBS Warburg itself consisted only of what is now the UBS Warburg Corporate and Institutional Clients business unit. The e-services business did not exist in 1998 or 1997.

Private and Corporate Clients. The following table sets forth the results of Private and Corporate Clients for the years ended 31 December 1998 and 1997.

                                                                AS OF YEAR ENDED
                                                                     31 DECEMBER
                                                                 1998    1997(1)
                                                              (CHF in millions)
--------------------------------------------------------------------------------
OPERATING INCOME:
  Individual clients........................................    4,785
  Corporate clients.........................................    1,728
  Operations................................................      448
  Other.....................................................       64
                                                              -------
          Total operating income............................    7,025      7,005
  Credit loss expense.......................................    1,170      1,092
                                                              -------    -------
          Operating income..................................    5,855      5,913
                                                              -------    -------
OPERATING EXPENSES:
  Personnel, general and administrative expenses............    4,263      4,497
  Depreciation and amortization.............................      684        660
                                                              -------    -------
     Operating expenses.....................................    4,947      5,157
                                                              -------    -------
          Operating profit before tax.......................      908        756
                                                              =======    =======
(at year end)
Assets under management (CHF in billions)...................      434        398
Total loans.................................................  164,840        N/A(2)
                                                              -------    -------

---------------
(1) Prior to the 1998 merger, the businesses were reported under different management reporting structures. A breakdown of 1997 operating income in accordance with UBS's current management reporting structure is, therefore, not possible.

(2)  Total loans are not available for dates prior to the 1998 merger.

Total operating income before credit loss expense increased slightly from CHF 7,005 million in 1997 to CHF 7,025 million in 1998. Included in operating income in 1997 was a CHF 97 million pre-tax gain on the sale of Bank Aufina AG. Included in operating income in 1998 were total gains from the sale of Bank Prokredit AG, a leasing and consumer credit company, of CHF 50 million. The small

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

increase in operating income before credit loss expense from 1997 to 1998 excluding the gains from the divestitures was primarily attributable to improved margins resulting from risk-adjusted pricing.

Private and Corporate Clients' credit loss expenses increased CHF 78 million, or 7.1%, from CHF 1,092 million in 1997 to CHF 1,170 million in 1998, reflecting increased loss expectations.

Personnel, general and administrative expense decreased CHF 234 million, or 5.2%, from CHF 4,497 million in 1997 to CHF 4,263 million in 1998. This decrease primarily reflected reduced costs due to a reduction in headcount from 25,641 in 1997 to 24,043 in 1998 resulting from the sales of Boss Lab SA and Bank Prokredit AG and additional reductions from the closing of redundant branches.

Private Banking. The following table sets forth the results of Private Banking for the years ended 31 December 1998 and 1997.

                                                                         FOR THE
                                                                      YEAR ENDED
                                                                     31 DECEMBER
                                                               1998       1997
                                                              (CHF in millions)
--------------------------------------------------------------------------------
OPERATING INCOME:
  Operating income before credit loss expense...............   7,223      6,215
  Credit loss expense.......................................      26         59
                                                               -----      -----
          Operating income..................................   7,197      6,156
                                                               =====      =====
OPERATING EXPENSES:
  Personnel, general and administrative expenses............   2,735      2,869
  Depreciation and amortization.............................     126        122
                                                               -----      -----
          Operating expenses................................   2,861      2,991
                                                               =====      =====
Operating profit before tax (at period end).................   4,336      3,165
                                                               =====      =====
ASSETS UNDER MANAGEMENT (CHF IN BILLIONS):
  Advisory..................................................     458        470
  Discretionary.............................................     149        140
                                                               -----      -----
          Total.............................................     607        610
                                                               =====      =====

Operating income increased CHF 1,041 million, or 16.9%, from CHF 6,156 million in 1997 to CHF 7,197 million in 1998. This increase primarily reflected non-recurring gains of CHF 1,058 million realized on the sales of BSI and Adler. Excluding these gains from 1998 operating income, operating income decreased marginally from 1997 to 1998. The decrease primarily reflected adverse market conditions in the second half of 1998. Despite this difficult environment and the occurrence of the 1998 merger on 29 June 1998, Private Banking was able to maintain relatively stable performance, with assets under management decreasing only slightly from CHF 610 billion at 31 December 1997 to CHF 607 billion at 31 December 1998.

Personnel, general and administrative expenses decreased CHF 134 million, or 4.7%, from CHF 2,869 million in 1997 to CHF 2,735 million in 1998. Headcount decreased 2.9% from 7,862 at 31 December 1997 to 7,634 at 31 December 1998. Headcount in Switzerland, along with related personnel costs, decreased primarily from the sales of BSI and Adler. This decrease was partially offset by an increase in headcount outside of Switzerland due to the development of UBS's private banking business outside of Switzerland.

--------------------------------------------------------------------------------
 84
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UBS
--------------------------------------------------------------------------------

Depreciation and amortization increased slightly, from CHF 122 million in 1997 to CHF 126 million in 1998.

UBS Asset Management. The following table sets forth the results of UBS Asset Management for the years ended 31 December 1998 and 1997:

                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 31 DECEMBER
                                                               1998        1997
                                                              (CHF in millions)
--------------------------------------------------------------------------------
OPERATING INCOME............................................  1,163       1,040
OPERATING EXPENSES:
  Personnel, general and administrative expense.............    608         542
  Depreciation and amortization.............................    107          95
                                                              -----       -----
     Operating expenses.....................................    715         637
                                                              -----       -----
          Operating profit before tax.......................    448         403
                                                              =====       =====
(at period end):
ASSETS UNDER MANAGEMENT (CHF IN BILLIONS):
  Institutional.............................................    360         373
  Non-institutional.........................................    171         131
                                                              -----       -----
          Total.............................................    531         504
                                                              =====       =====

Operating income increased CHF 123 million, or 11.8%, from CHF 1,040 million in 1997 to CHF 1,163 million in 1998, reflecting growth in assets under management from UBS Asset Management's acquisition in Japan and positive market performance. Non-institutional assets under management, including assets from Private Banking, increased CHF 40 billion, or 30.5%, from 1997 to 1998. These positive developments were partially offset by a decline in the U.K. business's operating income and assets under management due to short-term performance issues and a very competitive U.K. marketplace.

Personnel, general and administrative expenses increased CHF 66 million, or 12.2%, from CHF 542 million in 1997 to CHF 608 million in 1998. This increase reflects the expansion in Europe and the acquisition of Long-Term Credit Bank of Japan's asset management business during 1998. Principally as a result of these expansions, headcount increased 9.8% from 1,364 at 31 December 1997 to 1,497 at 31 December 1998.

Depreciation and amortization increased CHF 12 million, or 12.6%, from CHF 95 million in 1997 to CHF 107 million in 1998. This increase reflects an increase in goodwill amortization due to additional goodwill recorded in 1998 upon the payment of the remaining obligation to the previous owners of Brinson Partners.

  UBS Warburg, The following table sets forth the results of UBS Warburg for the years ended 31 December 1998 and 1997:

                                                                     31 DECEMBER
                                                               1998      1997(1)
                                                              (CHF in millions)
--------------------------------------------------------------------------------
OPERATING INCOME:
  Equities..................................................   3,334
  Fixed income..............................................    (267)
  Corporate Finance.........................................   1,665

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UBS
--------------------------------------------------------------------------------

                                                                     31 DECEMBER
                                                               1998      1997(1)
                                                              (CHF in millions)
--------------------------------------------------------------------------------
  Treasury Products.........................................   2,351
  Non-core Business.........................................     (96)
                                                              ------
          Total operating income before credit loss
             expense........................................   6,987     10,888
  Credit loss expense.......................................     500        300
                                                              ------     ------
          Operating income..................................   6,487     10,588
                                                              ------     ------
OPERATING EXPENSES:
  Personnel, general and administrative.....................   6,816      8,641
  Depreciation and amortization.............................     692        668
                                                              ------     ------
          Operating expenses................................   7,508      9,309
                                                              ------     ------
            Operating profit (loss) before restructuring
                costs and tax...............................  (1,021)     1,279
                                                              ======     ======

------------
(1) Prior to the 1998 merger, these businesses were reported under different management reporting structures. A breakdown of 1997 operating income in accordance with UBS's current management reporting structure in effect for 1998 was, therefore, not possible.

Total operating income before credit loss expense decreased CHF 3,901 million, or 35.8%, from CHF 10,888 million in 1997 to CHF 6,987 million in 1998, with decreases recognized across all business areas. Equities experienced a difficult trading environment in the second half of 1998 in addition to recognizing net losses on the Global Equity Derivatives portfolio of CHF 762 million, although this was offset somewhat by high commission levels and income from new issues. Fixed Income's operating income decreased from 1997 to 1998 due to the writedown in 1998 of UBS's holdings in LTCM by CHF 790 million and CHF 725 million in emerging markets. This emerging markets loss consisted of CHF 455 million in losses in Russia, CHF 215 million in Latin America and CHF 55 million in Asia and other Eastern European countries. These losses were somewhat offset by strong primary and secondary bond activity.

Corporate Finance exceeded expectations in 1998 resulting from strong mergers and acquisitions activity and improved results from equity and equity-linked issues. In 1997 and 1998, Treasury Products performed well in cash and collateral trading, as well as in foreign exchange.

Credit loss expense increased CHF 200 million, or 66.7%, from CHF 300 million in 1997 to CHF 500 million in 1998. This increase resulted from increased exposures from the start-up of the leveraged finance business in early 1998 and an increase in over-the-counter derivatives exposures due primarily to counterparty and country rating downgrades resulting from the Asian and Russian crises.

Personnel, general and administrative expenses decreased CHF 1,825 million, or 21.1%, from CHF 8,641 million in 1997 to CHF 6,816 million in 1998. This primarily reflected a reduction in personnel related costs resulting from a reduction in headcount by 25.9% from 18,620 at 31 December 1997 to 13,794 at 31 December 1998 as a result of the merger. Merger integration for UBS Warburg in connection with the 1998 merger was substantially completed during 1998. As discussed above, CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998. Adjusting 1998 for this amount, personnel expenses decreased from 1997 by 9.5%.

Depreciation and amortization increased CHF 24 million, or 3.6%, from CHF 668 million in 1997 to CHF 692 million in 1998. This reflected increased goodwill amortization in 1998 due to the acquisition of Dillon Read & Co., Inc. in September 1997 and the accelerated amortization of

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

goodwill on Russian and Brazilian subsidiaries of CHF 35 million due to weak market conditions in these countries in 1998.

UBS Capital. The following table sets forth the results of UBS Capital for the years ended 31 December 1998 and 1997:

                                                                     31 DECEMBER
                                                               1998       1997
                                                              (CHF in millions)
--------------------------------------------------------------------------------
OPERATING INCOME............................................     585        492
                                                               -----      -----
OPERATING EXPENSES:
  Personnel, general and administrative expense.............     156        110
  Depreciation and amortization.............................       1          1
                                                               -----      -----
     Operating expenses.....................................     157        111
                                                               -----      -----
       Operating profit before tax..........................     428        381
                                                               =====      =====
(at period end)
Investments (at book value).................................   1,748      1,080

Operating income increased CHF 93 million, or 18.9%, from CHF 492 million in 1997 to CHF 585 million in 1998, reflecting generally favorable conditions in Western markets allowing for the disposals of investments in Switzerland, the United States, and the Benelux and Nordic region. UBS Capital's portfolio in 1998 was, and it continued to be during 1999, primarily focused on the United States and Western Europe with minor exposure to Latin America and Asia. Therefore, the emerging markets crises which took place during 1998 had little impact on the division's performance.

Personnel, general and administrative expenses increased CHF 46 million, or 41.8%, from CHF 110 million in 1997 to CHF 156 million in 1998. Higher performance-related compensation in 1998 than in 1997 primarily resulted from the stronger performance in 1998. Staff losses due to the merger were minimal.

UBS Capital made investments totaling approximately CHF 800 million during 1998 compared to approximately CHF 600 million during 1997, further demonstrating steady growth in its investment rate.

Corporate Center. The following table sets forth the results of Corporate Center for the years ended 31 December 1998 and 1997.

                                                                      31 DECEMBER
                                                                1998        1997
                                                               (CHF in millions)
---------------------------------------------------------------------------------
OPERATING INCOME:
  Operating income before credit loss expense...............      296        518
                                                               ------       ----
  Credit loss expense.......................................     (745)      (173)
                                                               ------       ----
     Operating income.......................................    1,041        691
                                                               ------       ----
OPERATING EXPENSES:
  Personnel, general and administrative expenses............    1,855        215
  Depreciation and amortization.............................      215        216
                                                               ------       ----
     Operating expenses.....................................    2,070        431
                                                               ------       ----
       Operating profit (loss) before restructuring costs
          and tax...........................................   (1,029)       260
                                                               ======       ====

Operating income before credit loss expense from Corporate Center activities decreased CHF 222 million, or 42.9%, from CHF 518 million in 1997 to CHF 296 million in 1998, reflecting a CHF 370

--------------------------------------------------------------------------------
                                                                              87
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--------------------------------------------------------------------------------

million charge resulting from the write-down in 1998 of UBS's investment in LTCM. In addition, revenues attributable to Corporate Center arise from the funding, capital and balance sheet management, and the management of foreign currency earnings activities undertaken by Group Treasury.

Personnel, general and administrative expenses increased CHF 1,640 million, or 763%, from CHF 215 million in 1997 to CHF 1,855 million in 1998, primarily resulting from a CHF 842 million provision taken in 1998, for the settlement in the United States of the Holocaust-related litigation, additional provisions for litigation and adjustments to the pricing of interdivisional allocations on the basis of service level agreements.

Depreciation and amortization decreased CHF 1 million, or 0.5%, from CHF 216 million in 1997 to CHF 215 million in 1998. This represented the charge for depreciation on goodwill and intangibles, information technology infrastructure, real estate and other fixed assets.

UBS Financial Targets

UBS focuses on four key financial targets. These targets are to achieve:

- A pre-goodwill return on equity, or "RoE," averaging between 15% and 20%, across periods of varying market conditions.

- Double-digit average annual growth in pre-goodwill earnings per share, across periods of varying market conditions.

- Focus and downward pressure on UBS's cost/income ratio.

- Strong growth in net new money in UBS's private client businesses.

Adjusted for the final provision of CHF 200 million relating to the U.S. global settlement, UBS's annualized pre-goodwill return on equity for the first six months of 2000 was 31.9%. Pre-goodwill earnings per share grew 92% over the first six months of 1999, adjusted for divestments and one-off provisions, reaching UBS's target of double-digit growth. UBS's cost/income ratio is well below that of the first half of 1999. After a positive start to the year, net new money in the private client businesses was slightly negative in the second quarter of 2000, against a more muted market background for asset growth than the first quarter.

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UBS
--------------------------------------------------------------------------------

UBS's performance against its performance targets for the six months ended 30 June 2000 and the year ended 31 December 1999 are as follows:

                        UBS PERFORMANCE AGAINST TARGETS

                                                                    FOR THE             FOR THE
                                                           SIX MONTHS ENDED          YEAR ENDED
                                                               30 JUNE 2000    31 DECEMBER 1999
-----------------------------------------------------------------------------------------------
RoE (%, ANNUALIZED)
As reported..............................................              29.5                22.4
Before goodwill amortization and adjusted for significant
  financial events (1,2).................................              31.9                18.2
BASIC EPS (CHF) (3)
As reported..............................................             10.91               15.20
Before goodwill amortization and adjusted for significant
  financial events (1,2).................................             12.01               12.37
COST/INCOME RATIO (%)
As reported..............................................              70.4                69.9
Before goodwill amortization and adjusted for significant
  financial events (1,2).................................              67.8                73.3
NET NEW MONEY FOR PRIVATE CLIENT BUSINESSES (4)..........                 4                   5

------------
(1) The amortization of goodwill and other purchased intangible assets are excluded from the calculation.

(2) Significant financial events are excluded from the calculation. In 1999, these events included the disposal of the registered shares of Julius Baer, the sale of UBS's 25% stake in Swiss Life/Rentenanstalt, the sale of UBS's international Global Trade Finance business, and the pre-tax gains on Long Term Capital Management, L.P., the one-time credit recognized during the fourth quarter of 1999 in connection with excess pension fund employer prepayments, the additional provisions recognized in 1999 in connection with the U.S. global settlement and the utilization of the restructuring provision relating to the 1998 merger. In the first six months of 2000, these events included the further provision recognized in relation to the U.S. global settlement.

(3) The 1999 figures are restated for the two-for-one stock split relating to the UBS ordinary shares, which became effective on 8 May 2000.

(4) For this purpose, Private Client Businesses consist of the UBS Warburg Private Clients business unit and the UBS Switzerland Private Banking business unit. Excludes interest and dividend income.

THERE CAN BE NO ASSURANCE THAT UBS WILL BE ABLE TO ACHIEVE ITS FINANCIAL TARGETS, AND THESE TARGETS ARE SUBJECT TO CHANGE AT THE DISCRETION OF UBS'S MANAGEMENT. A VARIETY OF FACTORS COULD PREVENT UBS FROM ACHIEVING THESE TARGETS, INCLUDING THE FACTORS REFERRED TO UNDER "CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION."

Liquidity and Capital Resources

Group liquidity and capital management is undertaken at UBS by Group Treasury as an integral asset and liability management function. For a detailed discussion of UBS's asset and liability management, see "--Asset and Liability Management" and for a detailed discussion of UBS's liquidity risk management, see "--Asset and Liability Management--Liquidity and Funding Management."

Consolidated Cash Flows. In the half year to 30 June 2000, cash equivalents decreased CHF 13,788 million, principally as a result of operating activities. UBS's net profit of CHF 4,268 million was more than offset by a high net cash outflow for repurchase and reverse repurchase agreements, cash collateral on securities borrowed and lent and for investments in trading positions. Negative cash flow of CHF 2,293 million from investing activities was principally due to the purchase of financial investments. Net cash inflow from financing activities of CHF 14,507 million was principally generated

--------------------------------------------------------------------------------
                                                                              89
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UBS
--------------------------------------------------------------------------------

by the issuance of CHF 20,754 million in money market paper and CHF 7,452 million in long-term debt, offset by the repayment of CHF 10,794 million of long-term debt, dividend payments of CHF 2,164 million and treasury share transactions.

UBS generated significant positive cash flow during the year ended 31 December 1999 resulting in a net increase in cash equivalents of CHF 18,599 million. Operating activities provided a net cash flow of CHF 3,338 million during the year ended 31 December 1999. The strong positive results and reduction in UBS's customers' loan exposures at UBS Warburg during the year, offset in part by a net cash outflow from trading-related balances, generated the net positive cash flow from operating activities. Net cash from investing activities included cash outflows due to the purchase of property and equipment and investments in subsidiaries and associates, which were more than offset by positive cash flows generated from the sale of subsidiaries and associates, property and equipment and financial investments. The net cash inflow from financing activities was principally due to the issuance of CHF 13,128 million in money market paper and CHF 12,661 million in long-term debt which was partially offset by the payment of dividends, treasury share transactions, the repayment of CHF 7,801 million in long-term debt and minority interests.

During the year ended 31 December 1998, UBS's net cash outflows from operating and financing activities more than offset its net cash inflow from investing activities resulting in a decrease in UBS's cash equivalents of CHF 8,675 million. The main contributor to the net decrease in cash equivalents was the negative cash flow from financing activities of CHF 12,335 million. This negative cash flow was primarily due to the repayment of long-term debt, the reduction in money market paper outstanding, the payment of dividends and treasury share transactions, partially offset by the issuance of long-term debt. Positive net cash flow from investing activities resulted primarily from the sale and maturity of financial investments.

During the year ended 31 December 1997, UBS's net cash outflows of CHF 35,895 million from operating and investing activities more than offset UBS's net cash inflow from financing activities of CHF 29,015 million resulting in a decrease in cash equivalents of CHF 7,451 million. UBS's operating activities generated negative net cash flow principally due to a net increase in its trading related balances which was only partially offset by strong operating results before the restructuring reserve. Investing activities generated a net cash outflow of CHF 1,671 million during the period primarily due to the purchase of property and equipment and financial investments. Net cash inflow from financing activities resulted principally from the issuance of long-term debt and money market paper.

Capital Resources. Capital management is undertaken at UBS by Group Treasury as an integral asset and liability management function. UBS does not have any material commitments for capital expenditures as of 30 June 2000. UBS's overall capital needs are continually reviewed to ensure that its capital base can appropriately support the anticipated needs of the divisions as well as the regulatory capital requirements. See "--Asset and Liability Management."

The Bank for International Settlements, or "BIS," is an international organization fostering the cooperation of central banks and international financial institutions. Among other activities, it provides guideline formulas for evaluating capital adequacy.

As the following table shows, UBS's BIS Tier 1 Ratio increased from 9.3% at 31 December 1998 to 10.6% at 31 December 1999 primarily resulting from a significant increase in retained earnings coupled with a reduction in risk weighted assets. The decrease in risk weighted assets is principally a result of reduced positive replacement values, off balance sheet contingent liabilities and the reduction in the size of the international loan book.

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

UBS's BIS Tier 1 Ratio has continued to increase, from 10.6% at 31 December 1999 to 12.1% at 30 June 2000. The effect of UBS's share buy back program was more than offset by a significant increase in UBS's retained earnings as well as a further reduction in risk weighted assets.

                                                       PRO
                                                  FORMA(1)
                                                   30 JUNE         30 JUNE           31 DECEMBER
                                                      2000            2000       1999       1998
                                                       (CHF in millions except ratios)
------------------------------------------------------------------------------------------------
BIS Tier 1 Capital..........................     24,982          31,904        28,952     28,220
BIS Tier 1 and Tier 2 Capital...............     35,921          42,173        39,682     40,306

BIS Tier 1 Capital Ratio....................       8.51%           12.1%         10.6%       9.3%
BIS Tier 1 and Tier 2 Capital Ratio.........      12.24%           15.9%         14.5%      13.2%

Balance sheet risk-weighted assets..........    239,359         210,538       214,011    237,042
Off balance sheet and other positions.......     41,718          41,718        48,282     50,659
Market risk positions.......................     12,450          12,450        10,813     16,018
                                                -------         -------       -------    -------
Total BIS risk-weighted assets..............    293,527         264,706       273,106    303,719
                                                =======         =======       =======    =======

------------
(1) Gives effect to the combined pro forma financial position of UBS and PaineWebber.

The ratios measure capital adequacy by comparing UBS's eligible capital with the risk-weighted asset positions, which include balance sheet assets, the net positions in securities not held in the trading portfolio, off-balance sheet transactions converted into their credit equivalents and market risk positions at a weighted amount to reflect their relative risk. See Note 33c in UBS's consolidated financial statements for additional information on capital adequacy.

The calculation of capital requirements applicable to UBS under the Swiss Federal Banking Commission's regulations differs in certain respects from the calculation under the BIS guidelines. Most importantly:

- where the BIS currently does not apply risk weightings above 100% to any asset category, the Swiss Federal Banking Commission applies risk weightings of greater than 100% to certain kinds of assets (for example, real estate, bank premises, other fixed assets, equity securities and unconsolidated participations); and

- where the BIS guidelines apply a 20% risk weighting to obligations of OECD banks, the Swiss Federal Banking Commission's regulations apply risk weightings of 25% to 75% (depending upon maturities) to obligations of OECD banks.

As a result of these differences, UBS's risk-adjusted assets are higher, and its ratios of total capital and Tier 1 capital are lower, when calculated pursuant to the Swiss Federal Banking Commission's regulations as compared to the BIS guidelines. However, since the BIS and Swiss Federal Banking Commission first implemented their risk-based capital guidelines and regulations in 1987, UBS and its predecessor banks have always had total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission. For the years ended 31 December 1998 and 31 December 1999 and the six-months ended 30 June 2000, UBS has maintained significant levels of total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission. Although no assurance can be given that UBS will continue to have total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission, UBS does not expect that credit losses, risk-weighted asset growth and similar events will eliminate UBS's excess total capital or Tier 1 capital.

--------------------------------------------------------------------------------
                                                                              91
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--------------------------------------------------------------------------------

UBS is committed to maintaining a strong capitalization and rating as a distinguishing characteristic of UBS for both clients and shareholders. On 12 March 1999, UBS introduced a treasury stock buy-back program, which was intended to run for a period of two years. At 31 December 1998, UBS held 8,300,300 shares, as adjusted for the two-for-one stock split that became effective on 8 May 2000, or 2% of its outstanding shares, as treasury stock. As of 31 December 1999, a total of 15,660,220 shares, as adjusted for the two-for-one stock split, or 3.6%, had been acquired as treasury stock. This amount includes 1,053,082 shares that are at the disposal of UBS's Board of Directors. The objective of the buy-back program was to utilize the shares for acquisitions and the employee stock ownership program. UBS has subsequently concluded that this program was too limited for its purposes because of the continuous increase in capital that was projected to arise from on-going retained earnings, the selective reduction in the risk profile and increasing capital efficiency.

For this reason, UBS announced in December 1999 that it would replace the treasury stock buy-back program with a Swiss-specific program targeted at Swiss institutional shareholders, which is the only tax-efficient means that has been identified to achieve cancellation. This is called a "second trading line" program. At UBS's annual shareholders' meeting on 18 April 2000, shareholders approved the repurchase of shares up to a maximum amount of CHF 4 billion, through the second trading line program. The second trading line program was implemented in January 2000 and concluded on 28 June 2000. During this time UBS repurchased 18,421,783 shares, representing 4.3% of its share capital, at an average price of CHF 217.00. The final cancellation of the shares bought back through the second trading line requires shareholders' approval which the board of directors will seek at the annual general meeting scheduled for April 2001.

Balance Sheet. UBS maintains a significant percentage of liquid assets, including collateralized receivables and trading portfolios that can be converted into cash on relatively short notice and with a limited impact on UBS's results in order to meet short-term funding needs. Collateralized receivables include reverse repurchase agreements and cash collateral on securities borrowed which are secured by U.S. government and agency securities, and marketable corporate debt and equity securities and a portion of UBS's loans and due from banks which are secured primarily by real estate. The value of UBS's collateralized receivables and trading portfolio will fluctuate depending on market conditions and client business. The individual components of UBS's total assets may vary significantly from period to period due to changing client needs, economic and market conditions and trading strategies.

Total assets increased CHF 47,419 million, or 5.3%, at 30 June 2000 compared to total assets at 31 December 1999. This was principally a result of an increase in cash collateral on securities borrowed, reverse repurchase and trading portfolio assets, which was partially offset by significant decreases in cash and balances with central banks and money market paper as liquidity levels were adjusted following Y2K, a reduction in positive replacement values resulting from decreases in derivative products, and decreases in amounts due from banks.

Total liabilities increased CHF 46,151 million, or 5.3%, at 30 June 2000, compared to total liabilities at 31 December 1999, principally due to a significant increase in amounts due under repurchase agreements, cash collateral on securities lent and trading portfolio liabilities and an increase in money market paper issued, offset in part by a decrease in negative replacement values resulting from decreases in derivative products.

In the course of the first half of 2000, UBS's long-term debt portfolio decreased from CHF 56.3 billion at 31 December 1999 to CHF 53.0 billion at 30 June 2000. During this half year CHF 7,452 million of long-term securities were issued while CHF 10,794 million matured. UBS believes the maturity profile of the long-term debt portfolio is well balanced with slight bias towards shorter-term maturities to match the maturity profile of UBS's assets.

--------------------------------------------------------------------------------
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
UBS
--------------------------------------------------------------------------------

The following table sets forth information regarding total shareholders' equity at 30 June 2000 and 31 December 1999 and 1998.

                                                          30 JUNE              31 DECEMBER
                                                           2000         1999        1998
                                                         (CHF in millions, except ratios)
------------------------------------------------------------------------------------------
Total shareholders' equity.............................    31,876      30,608      28,794
Total shareholders' equity to total assets.............      3.4%        3.4%        3.3%

Shareholders' equity increased CHF 1,268 million, or 4.1%, from 31 December 1999 to 30 June 2000. The increase in treasury shares was more than offset by the increase in net income, resulting in a steady increase in total shareholders' equity.

Credit Ratings. UBS uses the debt capital markets to fund a significant portion of its operations. The cost and availability of debt financing is influenced by UBS's credit ratings. Credit ratings are also important in certain markets and in entering into certain transactions, such as derivative transactions. A reduction in UBS's credit ratings could increase its borrowing costs and limit its access to the capital markets. UBS has been able to maintain strong credit ratings over the past few years, even during periods of a difficult trading environment.

The following table sets forth UBS's credit ratings on its long-term debt as of 30 June 2000 and 31 December 1999 and 1998.

                                                              30 JUNE     31 DECEMBER
                                                               2000      1999    1998
-------------------------------------------------------------------------------------
Moody's, New York...........................................      Aa1    Aa1     Aa1
Fitch/IBCA, London..........................................      AAA    AAA     AAA
Standard & Poor's, New York.................................      AA+    AA+     AA+
Thomson BankWatch, New York.................................       AA     AA      AA

Each of these ratings reflects only the view of the applicable rating agency at the time the rating was issued, and any explanation of the significance of such rating may be obtained only from such rating agency. There is no assurance that any such credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if in such rating agency's judgment, circumstances so warrant.

Recent Accounting Developments

For a discussion of recent accounting developments, including those that have not yet been adopted, see Note 1 to UBS's consolidated financial statements, which are included elsewhere in this document.

Risk Management

The risk management process is an integral part of UBS's commitment to providing consistent high quality returns for its shareholders. UBS believes that the delivery of superior shareholder returns depends on achieving an appropriate balance between risk and return. This requires a management process that gives appropriate focus to risk as well as returns and which integrates this approach with the management of UBS's balance sheet and capital. For this reason, UBS restructured the Corporate Center in the course of 1999 to establish an integrated group-wide function under the Chief Financial Officer, or "CFO," to address all aspects of finance, strategic planning, risk control and balance sheet and capital management.

--------------------------------------------------------------------------------
                                                                              93
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--------------------------------------------------------------------------------

The approach to risk management and control at UBS recognizes that risk is integral to its business. UBS's risk processes, which have evolved over a number of years, seek to limit the scope for adverse variations in UBS's earnings and in particular to protect UBS from the risk of loss in the event of unlikely, but possible, stress scenarios arising from any of the material risks which it faces. UBS's Risk Policy Framework focuses on the procedures for managing and controlling the risks that can affect the volatility of earnings from period to period, and distinguishes between the following three types of risk:

- Primary risks: risks inherent in the businesses that UBS undertakes. The principal primary risks are credit risk and market risk.

- Group risks: risks that UBS faces at the Group level in managing its business and balance sheet. Principal group risks are tax risk, liquidity and funding risk and residual balance sheet related interest rate risk.

- Consequential risks: risks that UBS faces as a consequence of the operational activities it undertakes to provide services to customers. This is sometimes referred to as "operational risk." Principal consequential risks are transaction processing risk, legal risk, compliance risk, liability risk and security risk.

UBS's risk framework recognizes that an effective risk management and control process depends on sound processes to identify risks, and to establish and maintain limits and procedures to control these risks. UBS's Chief Risk Officer, or "CRO," has overall responsibility for ensuring that the limits and procedures are appropriate and are adhered to for risks other than credit risk. The Chief Credit Officer, or "CCO," has overall responsibility for ensuring that the limits and procedures are appropriate and are adhered to for credit risk. Credit risk remains the single largest risk that UBS faces. The limits and procedures are designed to keep UBS's risk exposures within the parameters determined by the UBS Board of Directors. These limits and procedures take into account not only the external environment that UBS faces, but also UBS's internal capabilities to manage the risk, including issues such as the availability of appropriate information processing systems and the availability of suitably qualified staff to manage and control the risk.

The Board of Directors establishes the risk parameters within which UBS operates and reviews a report on UBS's risk profile from the CCO and the CRO on at least a quarterly basis. The Board of Directors establishes two limits: normal earnings volatility and potential losses under a stress scenario. UBS's risk appetite defines the amount of earnings volatility that the Board of Directors deems to be acceptable in normal market conditions in order to achieve divisional growth targets. This potential volatility is measured by the risk control organization using measures that estimate statistically possible losses. Value at risk, or "VaR," methodology is the principal quantitative measure UBS uses for evaluating risk.

UBS's risk bearing capacity seeks to establish a limit to the potential scale of the loss that UBS might face in unlikely but possible stress situations. Stress loss limits are set by the Board of Directors taking into account UBS's overall earnings capacity. They are set in order to protect UBS from unacceptable damage to annual earnings, dividend paying capability, business viability and reputation. UBS currently adopts this approach to risk limits in the context of its trading activities and its country risk credit exposure. In addition, the Board of Directors approves UBS's key risk policies and the Chairman's office maintains an ongoing oversight of the integrity of the risk management and control processes through UBS's internal audit function.

The responsibility for implementing the risk framework on a day to day basis is delegated by the Board of Directors to the Group Executive Board, which allocates risk limits to the divisions and monitors UBS's aggregate risk profile on an ongoing basis. The Group Executive Board, together with

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UBS
--------------------------------------------------------------------------------

the CRO and CCO, constitutes itself as UBS's Risk Council and usually meets twice a month to review outstanding risk issues, large exposures and significant transactions. In addition, the Group Executive Board has established a Group Risk Committee and a Group Governance Committee. These committees, which meet quarterly, consist of representatives of the risk control organization at the Corporate Center and from the business groups and consider issues relating to the implementation and development of the risk framework.

Each business group also has a risk management and control structure in place which is appropriate to its particular business profile. The CRO and CCO have risk control staff who are located in each business group and who are responsible for ensuring that the business group implements the Group-wide risk policies and procedures appropriately. They ensure that all risks are adequately taken into account in assessing the risk profile of the business groups' business activities. The focus is on identifying those infrequent events with a potentially severe impact. In addition, each business group has its own structure of risk management and governance committees. This is designed to ensure that there is an ongoing review of the risk profile that the business group faces in new business initiatives and in large and complex transactions and that any requirement for amendments to risk policies or limits is identified and, where appropriate, is escalated in a timely manner to the Group Executive Board.

Analysis of Risks

Within UBS's risk framework, UBS has identified a number of risk factors as being of particular importance to its business. The following section summarizes the main trends and developments in the key risks that UBS faces.

Credit Risk. Credit risk is the risk of loss resulting from the default of an obligor or counterparty. UBS's definition of credit risk includes counterparty and country transfer risk, as well as settlement risk. Credit risk is inherent in traditional banking products, such as loans and commitments to lend money in the future or contracts to support clients' obligations to third parties, such as letters of credit. Credit risk is also inherent in derivative contracts and other traded products, such as bonds and equity investments. In view of the significance of credit risk for UBS, the approval and monitoring of new transactions giving rise to credit risk plays a central part in UBS's risk control process. Credit approval authorities are exercised independently from the business units. Credit authority is dependent on the amount involved, quality, security and tenor of the transaction as well as on the experience and competence of the credit professionals entrusted with this function.

In order to manage UBS's exposure to credit risk effectively, and in particular to encourage appropriate pricing of transactions involving credit, UBS measures its exposure to credit risk using a forward looking statistical estimate of the expected loss based on the estimated probability of default of UBS's counterparties. Such estimates are based on the volume and type of exposure, the value of potential collateral or support, and the quality of each counterparty. The quality of the counterparty is expressed in a rating with a specific default probability. For this purpose, UBS classifies all counterparties into a 14 point rating scale and the transfer risk into a 15 point country rating scale.

Composition of Credit Risk. Credit risk is assumed, as an integral part of their business, by UBS Warburg and UBS Switzerland.

The composition of UBS's credit exposure differs appreciably between these two business groups. At 30 June 2000, a substantial majority of UBS Warburg's counterparties fell into the internal counterparty rating categories C1-C5 both with respect to banking products (83%) and the traded products portfolio (97%). UBS's internal rating classes C1-C5 compare to Moody's Investor Services ratings Aaa to Baa3 and are considered investment grade. UBS Warburg's counterparties are primarily sovereigns, insurance companies, financial institutions, multi-national corporate clients and investment

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

funds. UBS Warburg's exposure to lower rated customers is generally collateralized or otherwise structurally supported. UBS's aggregate, unsecured exposure to hedge funds measured in terms of net replacement value amounted to USD 5 million at 30 June 2000 compared to USD 55 million at 31 December 1999 and USD 81 million at 31 December 1998.

By contrast, the largest single component of the loan portfolio within UBS Switzerland consists of residential mortgage lending in Switzerland, over half of which is classified within UBS's lowest internal investment grade rating class of C5. The rating of the remainder of the Swiss portfolio, excluding mortgages, is fairly widely spread with the largest concentration being in rating classes C3-C5 comparable to Moody's rating of A2 to Baa3. Credits to Private Clients are predominately extended against the pledge of marketable securities and against single-family real estate property.

The continued improvement in the Swiss economy and property markets has aided in the overall improvement in the quality of this portfolio. UBS Switzerland's largest exposure at 30 June 2000 was to private households in Switzerland.

Loan Portfolio. The UBS Warburg loan portfolio remained unchanged during the first half of 2000. In 1999 this portfolio had been significantly reduced. This was a continuation of the strategy that began immediately after the 1998 merger with the objective of improving the risk/reward profile of the international lending business. This initiative included the shift in focus away from Emerging Markets and into high quality credits in the major OECD (Organization for Economic Cooperation and Development) countries and the sale of the non-Swiss portion of the Global Trade Finance business.

The overall impact of this shift has been a reduction in UBS Warburg's international banking portfolio (consisting of loans and unfunded commitments to corporates and institutional clients, excluding banks) from over CHF 250 billion at June 1998 to CHF 96 billion by 30 June 2000 (CHF 99 billion by 31 December
1999).

The following table shows UBS's loan portfolio and related allowances and provisions by business groups at 30 June 2000 and 31 December 1999.

                                                                    UBS ASSET                         CORPORATE
                                             UBS SWITZERLAND       MANAGEMENT      UBS WARBURG           CENTER             TOTAL
                                            ----------------  ---------------  ---------------  ---------------  ----------------
       ALL AMOUNTS IN CHF MILLIONS          JUNE 00  DEC 99   JUNE 00  DEC 99  JUNE 00  DEC 99  JUNE 00  DEC 99  JUNE 00  DEC 99
------------------------------------------  -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
Loans to Banks (Gross)....................   11,673    8,780      352     181   14,442  21,481       93     343   26,560   30,785
Loans to Customers (Gross)................  188,579  191,180       59      32   54,758  55,670    1,022     347  244,418  247,229
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
 Loans, Gross.............................  200,252  199,960      411     213   69,200  77,151    1,115     690  270,978  278,014
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
Counterparty Allowance....................    9,267   10,447       --      --    1,764   1,550        6       6   11,037   12,003
Country Allowance.........................       --       --       --      --    1,166   1,246       --      --    1,166    1,246
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
 Allowances for Loan Losses(1)............    9,267   10,447       --      --    2,930   2,796        6       6   12,203   13,249
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
   Loans, Net of Allowances...............  190,985  189,513      411     213   66,270  74,355    1,109     684  258,775  264,765
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
Counterparty Provision for Contingent
 Claims...................................       12       --       --      --       24      19       --      --       36       19
Country Provision for Contingent Claims...       --       --       --      --      151     130       --      --      151      130
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
 Total Provisions(2)......................       12       --       --      --      175     149       --      --      187      149
                                            =======  =======  =======  ======  =======  ======  =======  ======  =======  =======
Summary:
Allowances & Provisions for Counterparty
 Risk.....................................    9,279   10,447       --      --    1,788   1,569        6       6   11,073   12,022
Allowances & Provisions for Country
 Risk.....................................       --       --       --      --    1,317   1,376       --      --    1,317    1,376
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------
 Total Allowances & Provisions............    9,279   10,447       --      --    3,105   2,945        6       6   12,390   13,398
                                            -------  -------  -------  ------  -------  ------  -------  ------  -------  -------

---------------
(1)  Deducted from assets.
(2)  Booked as liabilities.

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UBS
--------------------------------------------------------------------------------

See "--Selected Statistical Information--Loans" for a breakdown of the loan exposure by type of borrower.

Over-the-Counter Derivative Contracts. A significant proportion of UBS Warburg's credit risk arises from its trading activities, including its trading of derivative products. The provision of risk management solutions that involve the use of derivative products is a core service that UBS offers to its clients. Derivative products by their nature are particularly sensitive to changes in market prices and consequently UBS pays close attention to the management and control of these risks. UBS's credit standards for entering into unsecured derivative contracts are very high and particular emphasis is placed on the maturity profile. Ninety-seven percent of UBS Warburg's credit risk on derivative products falls within UBS's internal rating classes C1-C5. Transactions with counterparties of lower quality are generally conducted only on a secured basis. A new system has been introduced in February 2000 to monitor credit risk exposure to derivative contracts on the basis of a statistically calculated potential exposure, or Potential Credit Exposure or "PCE," which will allow an even more precise valuation of the credit equivalents.

Settlement Risk. Due to UBS's international business, UBS is also exposed to settlement risk. Settlement risk arises in transactions involving the exchange of values where a counterparty fails to honor its obligation to deliver cash or securities. This risk is particularly significant in relation to foreign exchange and precious metals transactions. UBS limits its exposure to settlement risk by tolerance levels assigned to each counterparty in relation to its rating. In addition, UBS monitors this risk on a permanent basis and seeks to shorten, as much as practicable, the period during which UBS is exposed. UBS has also been an active participant in an industry initiative to establish a new organization, called CLS Bank, which is being established in order to substantially reduce settlement risk between major international financial institutions. Participation in regulated payment and securities clearing systems also reduces settlement exposure.

Country Risk Exposure. UBS's definition of country risk comprises all cross-border exposures from loans, derivative products and trading products. This definition includes its own intracompany cross-border positions, which amounted to CHF 419 billion at 30 June 2000, about 49% of the total non-emerging market country risk exposure of CHF 851 billion. At 30 June 2000, 98.0% of UBS's country risk exposure was included in its three highest internal ratings classes. This portion of UBS's country risk exposure was with OECD countries where the risk of default is judged to be negligible. The following table summarizes UBS's country transfer risk exposure grouped by rating classes as of 30 June 2000 compared to 31 December 1999 and 31 December 1999 compared to 31 December 1998.

                                                   BANKING         TRADED     TRADABLE
                                                  PRODUCTS    PRODUCTS(1)    ASSETS(2)     TOTAL
COUNTRY CATEGORIES                                               (CHF IN MILLIONS)
-------------------------------------------------------------------------------------------------
Industrialized Countries
COUNTRIES RATED S0 - S2.........................  496,212       183,839       170,784     850,835
  Change from December 1999.....................   -8,512        27,738       -48,711     -29,485
  Change December 1999/December 1998............   28,270       -23,380        26,207      31,097

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--------------------------------------------------------------------------------

                                                   BANKING         TRADED     TRADABLE
                                                  PRODUCTS    PRODUCTS(1)    ASSETS(2)     TOTAL
COUNTRY CATEGORIES                                               (CHF IN MILLIONS)
-------------------------------------------------------------------------------------------------
Emerging Markets
COUNTRIES RATED S3 - S14........................   11,020         3,478         2,941      17,439
  Change from December 1999.....................   -5,610        -1,967           414      -7,163
  Change December 1999/December 1998............   -7,533        -1,794         1,500      -7,827

TOTAL...........................................  507,232       187,317       173,725     868,274
  Change from December 1999.....................  -14,122        25,771       -48,297     -36,648
  Change December 1999/December 1998............   20,737       -25,174        27,707      23,270

------------
(1) Traded products consists of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

The remaining 2.0%, or CHF 17.4 billion, of UBS's country risk exposure is to emerging markets that are classified in rating classes S3 to S14. This exposure has decreased as a result of the restructuring of the international loan portfolio and the exit from the non-Swiss Global Trade Finance business in 1999. Total exposure to the emerging markets group of countries fell by CHF 7.2 billion between 31 December 1999 and 30 June 2000 -- a reduction of 29% -- and by CHF 15.0 billion between 31 December 1998 and 30 June 2000 -- a reduction of 46%. In view of the higher risk associated with emerging markets, UBS closely monitors this exposure on an ongoing basis within the country limits approved by the Board of Directors. All significant new transactions in emerging and distressed markets require approval from the respective country risk manager in addition to the standard counterparty credit approval. The country risk limit operates as the primary limit for such transactions and extension of credit may be denied on the basis of a country risk limit even though adequate counterparty limits may be available for the customer concerned.

The following table analyzes the emerging markets exposures by the major geographical areas as of 30 June 2000 compared to 31 December 1999 and 31 December 1999 compared to December 1998.

                                                      BANKING         TRADED     TRADABLE
                                                     PRODUCTS    PRODUCTS(1)    ASSETS(2)     TOTAL
REGION                                                        (CHF IN MILLIONS)
---------------------------------------------------------------------------------------------------
EMERGING EUROPE....................................      711             210         351      1,272
  Change from December 1999........................     -208             -38         -68       -314
  Change from December 1999/December 1998..........     -402              -6         239       -169

EMERGING ASIA......................................    5,152           1,657       1,257      8,066
  Change from December 1999........................      149          -2,216          78     -1,989
  Change from December 1999/December 1998..........   -4,230            -971         850     -4,351

LATIN AMERICA......................................    3,168             998       1,267      5,433
  Change from December 1999........................   -5,001             333         454     -4,214
  Change from December 1999/December 1998..........   -1,649            -603         371     -1,881

AFRICA/MIDDLE EAST.................................    1,989             613          66      2,668
  Change from December 1999........................     -550             -46         -50       -646
  Change from December 1999/December 1998..........   -1,252            -214          40     -1,426

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--------------------------------------------------------------------------------

                                                      BANKING         TRADED     TRADABLE
                                                     PRODUCTS    PRODUCTS(1)    ASSETS(2)     TOTAL
REGION                                                        (CHF IN MILLIONS)
---------------------------------------------------------------------------------------------------
TOTAL..............................................   11,020           3,478       2,941     17,439
  Change from December 1999........................   -5,610          -1,967         414     -7,163
  Change from December 1999/December 1998..........   -7,533          -1,794       1,500     -7,827

------------
(1) Traded products consists of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

Impaired loans were reduced from 31 December 1998 to 31 December 1999 by approximately CHF 1.4 billion and non-performing loans by about CHF 1 billion.

See "--Selected Statistical Information--Cross-Border Outstandings" for additional details on UBS's country risk exposures.

Impaired and Non-Performing Loans. UBS classifies a loan as impaired when it determines that there is a high probability that UBS will suffer a partial or full loss. A provision is then made with respect to the probable loss to be incurred for the loan in question. Within this category, non-performing loans are defined as loans where payment of interest, principal or fees is overdue for 90 days.

The following table provides a breakdown by business groups of the impaired and non-performing loans as of 30 June 2000 and 31 December 1999. UBS Asset Management did not have any impaired loans or non-performing loans in any of the periods presented.

                                         UBS SWITZERLAND             UBS WARBURG        CORPORATE CENTER               UBS GROUP
                                   ---------------------   ---------------------   ---------------------   ---------------------
                                   30 JUNE   31 DECEMBER   30 JUNE   31 DECEMBER   30 JUNE   31 DECEMBER   30 JUNE   31 DECEMBER
                                    2000        1999        2000        1999        2000        1999        2000        1999
                                                                         (CHF in millions)
--------------------------------------------------------------------------------------------------------------------------------
IMPAIRED LOANS:
Total impaired loans.............   16,658        19,166     4,310         3,226        43            64    21,011        22,456
Allocated allowances.............    9,267        10,447     2,279         2,018         6             6    11,552        12,471
                                   -------   -----------   -------   -----------   -------   -----------   -------   -----------
Impaired loans, net of
  allowances.....................    7,391         8,719     2,031         1,208        37            58     9,459         9,985
                                   -------   -----------   -------   -----------   -------   -----------   -------   -----------
NON-PERFORMING LOANS:
Total non-performing loans.......   10,270        11,416     1,772         1,594        43            63    12,085        13,073
Allocated allowances.............    6,486         7,315     1,383         1,341         5             5     7,874         8,661
                                   -------   -----------   -------   -----------   -------   -----------   -------   -----------
Non-performing loans, net of
  allowances.....................    3,784         4,101       389           253        38            58     4,211         4,412
                                   -------   -----------   -------   -----------   -------   -----------   -------   -----------

Non-performing loans have decreased to CHF 12,085 million at 30 June 2000 from CHF 13,073 million at 31 December 1999. This positive result was principally due to the unexpectedly strong performance of the economy in Switzerland, especially in the second quarter. Previous provisions were established against a background of several years of relatively low growth in the Swiss economy and relatively high credit losses. Since the beginning of this year, the Swiss economy started improving, and accelerated further during the last quarter, with the Swiss National Bank recently raising its 2000 growth forecast from 1.8% to 3.0%. In particular, this turnaround has affected real estate values and the real estate construction market, which has led to recoveries of provisions against loans in these portfolios. UBS expects to recognize additional recoveries if current economic trends continue. Non-performing loans decreased to CHF 13,073 million at 31 December 1999 from CHF 16,113 million at 31 December 1998. The reduction reflects an accelerated writedown in the Swiss domestic portfolio, a substantial reduction in UBS's emerging markets exposure, a significant improvement in the macroeconomic situation in Switzerland and a faster than expected recovery in key Asian economies.

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--------------------------------------------------------------------------------

The following table provides a breakdown of impaired loans by type at 30 June 2000 and 31 December 1999 and 1998.

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                               (CHF in millions)
--------------------------------------------------------------------------------------------------
Loans (Gross)...............................       270,978             278,014             330,964
                                              ============    ================    ================
Impaired Loans:
Counterparties:
  Non-performing loans......................        11,625              12,649              15,717
  Other impaired loans......................         8,677               9,096               9,884
                                              ------------    ----------------    ----------------
     Sub-total..............................        20,302              21,745              25,601
Country:
  Non-performing loans......................           460                 424                 397
  Other impaired loans......................           249                 287                 449
                                              ------------    ----------------    ----------------
     Sub-total..............................           709                 711                 846
                                              ------------    ----------------    ----------------
  Total impaired loans......................        21,011              22,456              26,447
                                              ============    ================    ================
Ratios:
Impaired loans as a percentage of gross
  loans.....................................           7.8%                8.1%                8.0%
Non-performing loans as a percentage of
  gross loans...............................           4.5%                4.7%                4.9%

See "--Selected Statistical Information--Impaired, Non-Performing and Restructured Loans" for further information on impaired and non-performing loans.

Allowances and Provisions. The adequacy of the allowances and provisions that UBS makes for impaired loans is assessed by the Credit Risk Management and Control function which is independent from the business units. Allowances and provisions are determined based upon an individual assessment of counterparties and countries and their creditworthiness as well as the amount of collateral available to UBS to offset against the probable loss. UBS believes that the probable losses in its portfolio are adequately covered by its allowances and provisions.

The following table provides a breakdown of allowances and provisions by type at 30 June 2000 and 31 December 1999 and 1998.

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                               (CHF in millions)
--------------------------------------------------------------------------------------------------
Counterparties:
  Allowances for non-performing loans.......         7,435               8,243               9,609
  Allowances for other impaired loans.......         3,602               3,760               3,484
                                              ------------    ----------------    ----------------
     Subtotal allowances and provisions for
       counterparty risk....................        11,037              12,003              13,093
Country:
  Allowances for non-performing loans.......           439                 418                 397
  Allowances for other impaired loans.......            76                  50                  92
                                              ------------    ----------------    ----------------
     Subtotal allowances and provisions for
       country risk.........................           515                 468                 489

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--------------------------------------------------------------------------------

                                              30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                               (CHF in millions)
--------------------------------------------------------------------------------------------------
Allowances and provisions for country
  risk......................................           802                 908                 961
Allowances for contingent liabilities.......            36                  19                 435
                                              ------------    ----------------    ----------------
Total allowances and provisions for credit
  losses....................................        12,390              13,398              14,978
                                              ============    ================    ================
Allowances and provisions for credit losses
  as a percentage of gross loans............          4.6%                4.8%                4.5%
Allowances and provisions for credit losses
  as a percentage of impaired loans.........         58.9%               59.7%               56.6%

The following analysis provides an overview of UBS's credit loss experience for 30 June 2000 and 31 December 1999 and 1998:

                                          FOR THE SIX          FOR THE YEAR         FOR THE YEAR
                                          MONTHS ENDED    ENDED 30 DECEMBER    ENDED 30 DECEMBER
                                          30 JUNE 2000                 1999                 1998
                                                            (CHF in millions)
------------------------------------------------------------------------------------------------
Balance at beginning of period..........        13,398               14,978               16,213
  Net write-offs........................        (1,142)              (3,210)              (2,265)
  Increase (Decrease) in credit loss
     allowances.........................           (83)                 956                  951
  Other Adjustments (primarily net
     foreign exchange and provisions for
     doubtful interest).................           217                  674                   79
                                          ------------    -----------------    -----------------
Balance at end of period................        12,390               13,398               14,978
                                          ============    =================    =================

The allowances and provisions for credit losses decreased CHF 1,008 million, or 7.5%, from CHF 13,398 million at 31 December 1999 to CHF 12,390 million at 30 June 2000. During the first half of 2000, UBS realized a decrease in credit loss allowances of CHF 83 million compared to an increase of CHF 956 million for 1999. This positive result was essentially due to the continuous strong economy in Switzerland, where recoveries and write-backs of previously established provisions by far exceeded new provisioning requirements. The Swiss economy is expanding at the fastest rate in a decade and accelerated further during the quarter. The growth is broadly supported, especially in the domestic sector, and was markedly higher than what could have been expected in 1999.

The development of the total credit loss expense in 1998 and 1999 includes the effect of allocations from the special reserve pools that had been established in 1996, prior to the 1998 merger, by both Union Bank of Switzerland and Swiss Bank Corporation totaling some CHF 5.5 billion. These reserves were established in recognition of the fact that there might be a further deterioration in the quality of their loan portfolios as a result of adverse economic conditions particularly in Switzerland. These reserves totaled CHF 3.6 billion at the beginning of 1998. CHF 3.3 billion was applied against specific loan exposures during 1998 and the balance of CHF 300 million was used or reversed in 1999. Following these allocations, the credit loss expense incurred in 1998 amounted to CHF 951 million and in 1999 to CHF 956 million. UBS does not believe there is a current need for such allowances. See "--Selected Statistical Information--Summary of Movements in Allowances and Provisions for Credit Losses" for a further analysis of credit losses.

The allowance and provisions for credit losses include a component for country risk. UBS's approach to country risk provisioning follows the guidelines of the Swiss Bankers' Association, which allows banks to establish provisions based on their own portfolio scenarios. UBS establishes country-specific scenarios, which are reviewed and used on an ongoing basis to evaluate the current and future probability of default due to country risk incidents or country-specific systemic risks. The appropriate allowances and provisions are then determined by evaluating the type of credit exposure and the loss severities that have been attributed to each exposure type. Total provisions and allowances for

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

emerging market-related exposures stood at CHF 1,317 million at 30 June 2000, CHF 1,376 million at 31 December 1999 and CHF 1,450 million at 31 December 1998, reflecting both the reduction in the overall size of UBS's emerging market exposure and reallocation of provisions from Asia to Latin America during 1999.

See "--Selected Statistical Information -- Summary of Movements in Allowances and Provisions for Credit Losses" and "--Selected Statistical
Information -- Allocation of the Allowances and Provisions for Credit Losses" for further analyses of the allowances and provisions for credit risk and related credit losses.

Market Risk. Market risk is the risk UBS faces as a result of adverse movements in the value of foreign exchange, commodities, equity market and interest rates positions. UBS incurs market risk mainly through its trading activities, which are centered in UBS Warburg, although market risk also arises -- to a substantially lesser extent -- in relation to other activities, notably in the context of balance sheet management activities. UBS Warburg's primary market risk exposure relates to its business activities in equities, fixed income products and foreign exchange. The risk that UBS Warburg assumes is primarily related to the need to facilitate its customers' activities in the major OECD markets.

UBS measures its exposure to market risk using the framework of expected loss, statistical loss and stress loss, as follows:

- In the context of market risk, expected losses are the value adjustments made to the portfolio to adjust for price uncertainties resulting from a lack of market liquidity or the absence of a reliable market price for a particular instrument.

- One-day loss is measured based on a value at risk, or "VaR," methodology. VaR is a forward-looking estimate of potential loss. One-day VaR looks forward one trading day, while 10-day VaR looks forward ten days. UBS calculates VaR using a 99% confidence level. In other words, under normal market conditions, UBS would expect over the course of a day a loss of more than its 1-day VaR to occur 1 in 100 times.

- Stress scenario loss is defined as the risk of an extreme market move affecting particular predefined market variables.

In order to keep its exposure to market risk within acceptable boundaries, the UBS Board of Directors has set limits on UBS's exposure to both statistical loss by reference to the VaR exposures as well as to stress scenario loss by placing limits in relation to particular stress scenarios.

UBS calculates the VaR associated with its exposure to market risk and consequently also its regulatory market risk capital requirement using the historical simulation technique, based on five years of data. VaR is calculated both on a 1-day 99% confidence interval and a 10-day 99% confidence interval, and the latter is used both for internal limits setting and for calculating regulatory market risk capital. The calculation incorporates both the risk from general market moves, such as moves in foreign exchange rates, equity indices and market interest rates, as well as the risk from price movements that are specific to an individual issuer. During 1999 and in the first six months of 2000, UBS Warburg operated within a CHF 450 million 10-day VaR limit.

The Swiss Federal Banking Commission, or "FBC," approved the use of UBS's VaR model to compute regulatory capital requirements for market risks in 1999.

While a VaR measure is the principal measure of UBS's exposure to day-to-day movements in market prices, UBS's risk control process is specifically focused on tail risks (or the risk of a loss on UBS's portfolios significantly larger than the VaR number as a result of large movements in the risk factors, such as equity indices, foreign exchange rates and interest rates). UBS has a consistent set of predefined

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--------------------------------------------------------------------------------

large price movements, or shocks, and risk limits, which apply to all the major risk factors to which UBS is exposed as a basis to prevent risk concentration. This is the primary protection against any extreme event. In addition to this first level protection, a stress loss limit has been introduced as a portfolio control for all the trading activities that are concentrated within UBS Warburg. The potential stress loss is calculated with respect to eight base scenarios which are supplemented by ad hoc analyses depending on external developments or specific portfolio concentrations such as Year 2000, which UBS added to its stress test analysis in the third quarter of 1999. This ensures that both historical crises as well as forward-looking extreme scenarios are incorporated in the analysis. Implementing this stress loss limit is a way of protecting UBS's earnings during periods of extreme market stress.

UBS Warburg Market Risk Developments. Market risk exposure as measured by the 10-day 99% confidence VaR was generally higher over 1999 and the first half of 2000. However, utilization remained well within the limits. The main market risk drivers continued to be Equity and Interest Rate risk.

        SUMMARY OF 10-DAY 99% CONFIDENCE VAR UTILIZATION FOR UBS WARBURG

                                                  SIX MONTHS ENDED                              YEAR ENDED
                                                      30 JUNE                                   31 DECEMBER
                       MIN.     MAX.    AVERAGE         2000         MIN.     MAX.    AVERAGE      1999
                                                        (CHF in millions)
-----------------------------------------------------------------------------------------------------------
RISK TYPE
Equities.............  169.5    245.9     210.2              189.6   121.8    207.6     162.5         172.8
Interest Rates.......  127.0    181.2     152.5              133.7    87.7    187.6     140.2         140.1
Foreign Exchange.....    8.7     97.5      41.0                9.5     9.5    144.7      57.5          76.1
Precious Metals......    4.3     27.4      12.2               12.1     5.3     35.8      21.0          27.8
Diversification
  Effect.............     --       --    (159.8)            (113.6)     --       --    (168.2)       (193.2)
                       -----   ------   -------   ----------------   -----   ------   -------   -----------
UBS Warburg..........  214.6    296.1     256.1              231.3   176.6    275.7     213.1         223.6
                       -----   ------   -------   ----------------   -----   ------   -------   -----------

All VaR models, while forward-looking, are based on past events and are dependent upon the quality of available market data. In order to evaluate the VaR model, actual revenues are compared with the 1-day VaR on a daily basis, a process known as "backtesting," with losses greater than the VaR estimate being known as "exceptions." As the chart below shows, UBS Warburg's backtesting results showed no exceptions over the last 12 months. In addition, there were no exceptions during 1999.

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

                    [UBS Warburg Backtesting Results Graph]

Market Risk in the Other Business Groups. Although UBS assumes almost all of its active market risk in UBS Warburg, the Group-wide VaR utilization includes all sources of market risk. This includes a small amount of risk that is assumed in order to facilitate customer business by UBS Private Banking in Switzerland as well as the risk associated with the structural foreign exchange and interest rate hedge positions managed by Corporate Center, which are discussed below under "-- Asset and Liability Management." However, market risk exposure at the UBS group level continues to be dominated by the UBS Warburg positions.

SUMMARY OF 10-DAY 99% CONFIDENCE VAR UTILIZATION FOR YEAR ENDED 31 DECEMBER UBS
                                     GROUP

                                                  SIX MONTHS ENDED        YEAR ENDED
                                                           30 JUNE       31 DECEMBER
                                                             2000     1999     1998
                                                                (CHF in millions)
------------------------------------------------------------------------------------
DIVISION:
UBS Warburg................................................  231.3    223.6    259.9
UBS Switzerland............................................    3.8      4.3      5.4
Corporate Center...........................................   62.8     59.8     79.2
Diversification Effect.....................................  (69.2)   (55.5)   (62.0)
                                                             -----    -----    -----
UBS Group..................................................  228.7    232.2    282.5
                                                             =====    =====    =====

Consequential Risks. In addition to credit and market risks that UBS assumes as an integral part of its business activities, UBS also assumes a number of consequential risks -- often referred to as "operational risk" -- which arise as a consequence of its business activities. These risks include:

-  operations or transactions processing risk;

-  legal risk;

-  compliance risk;

-  liability risk; and

-  security risk.

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--------------------------------------------------------------------------------

UBS is addressing the measurement of its consequential risks through the introduction of a generic operational risk-modeling framework. This framework groups risks into predetermined risk categories and identifies the factors behind the risk exposure. Operational risk scenarios are developed to stress UBS's processes and procedures underlying the exposure. This helps UBS to measure the risk of loss from the identified exposure in a similar manner to the statistical loss measurements of its credit and/or market risk exposures. This framework is relatively new and is periodically reviewed and enhanced so that risks are accurately assessed and are in accordance with UBS's risk appetite and risk-bearing capacity.

Year 2000 Issue. An important element of UBS's operational risks over the past two years has been the need to address the Year 2000 issue. UBS recognized early the potential problems that could arise from computer systems failing to properly recognize the change of date from 1999 to 2000. To combat this problem, starting in 1996, UBS and each of its operating divisions established and implemented a program responsible for addressing the Year 2000 issue.

UBS has not experienced any material problems related to the Year 2000 date change. The total cost to UBS of the Year 2000 program was CHF 493 million in 1998 and CHF 279 million in 1999.

Asset and Liability Management

UBS's asset and liability management processes are designed to manage all balance sheet related risks on a coordinated Group-wide basis. The procedures and policies cover Group liquidity, Group funding and capital management, and the management of non-trading foreign exchange and interest rate risk.

UBS recognizes that the market and credit risk framework that is set out above cannot be fully applied to its asset and liability management activities. Consequently, specific processes and policies have been established for managing these risks. UBS's asset and liability management function is undertaken at the Corporate Center by the Group Treasury department, which reports directly to the CFO. Group Treasury is responsible for establishing and effectively managing the processes in relation to these risks in accordance with policies that have been approved by the Board of Directors.

The overriding goals of all processes within the asset and liability management activities are:

- efficient management of the bank's non-trading interest rate and foreign exchange exposures;

- sustainable and cost-efficient funding of the bank's balance sheet;

- optimal liquidity management in order to generate cash when required; and

- compliance with legal and regulatory requirements.

Interest Rate Management. Interest rate risk is inherent to most of UBS's businesses. Interest rate risks arise from a variety of factors, including differences in the timing between the contractual maturity or repricing of assets, liabilities and derivative instruments. Net interest income is affected by changes in market interest rates, given that the repricing characteristics of loans and other interest earning assets do not necessarily match those of deposits, other borrowings and capital. In the case of floating rate assets and liabilities, UBS is also exposed to basis risk, which is the difference in repricing characteristics of two floating rate indices, such as the savings rate and six-month LIBOR. In addition, certain products have embedded options that affect their pricing and principal.

UBS adopts a comprehensive Group-wide approach to managing interest rate risk, and allocates the responsibility for managing this risk to a limited number of business areas. Under this approach, interest rate risk is clearly segregated into trading and non-trading risk. All interest rate risks arising from non-trading business activities are captured at the point of business origination and transferred either to UBS Warburg's Cash and Collateral Trading book -- or "CCT" -- or to the Corporate

--------------------------------------------------------------------------------
                                                                             105
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--------------------------------------------------------------------------------

Center's Bank Book through a Group-wide transfer pricing mechanism. The risk is then managed centrally in accordance with the relevant risk policy.

In the case of transactions with a fixed maturity, the interest rate risk is transferred from the relevant business area to CCT on a transaction by transaction basis. This means that products with fixed maturities immediately become part of the trading book in UBS Warburg and the business locks in an interest-rate-risk-free margin on such products, thereby relieving them of any residual interest rate risk. As a result of this process, UBS benefits fully from the netting potential between its balance sheet and trading products.

In the case of client business, such as savings accounts or current accounts, which have no contractual maturity date or directly market-linked customer rate, the interest rate risk is transferred from the business areas by pooled transactions to the Bank Book. Since these products effectively contain various embedded options in respect of withdrawal/prepayment and rate-setting, they cannot be hedged by single back-to-back transactions. Consequently, Group Treasury manages the inherent interest rate risk in these products in the Bank Book through the establishment of replicating portfolios of revolving fixed-rate transactions of predefined maturities, which approximate the average cash flow behavior of these positions. Group Treasury then hedges the overall risk in the Bank Book by means of internal transactions with CCT. As a result of this process, all interest rate risks arising from client business are transferred either directly or indirectly via the Bank Book to CCT.

In addition to the interest rate risk associated with client business, a significant amount of interest rate risk arises in relation to non-business balance sheet items, such as in the refinancing of the bank's real estate portfolio, equity investments in associated companies and the investment of UBS's own equity. The refinancing of real estate and equity investments and the investment of equity are all strategic decisions that implicitly create non-trading interest rate exposures. The interest rate risks inherent in these balance sheet items are managed in the Bank Book by representing them as replicating portfolios, on the basis of decisions taken by the Group Executive Board as to the appropriate effective maturities. Here, too, the risk is hedged by means of internal transactions with CCT.

All the replicating portfolios that are contained in the Bank Book are updated monthly by replacing maturing tranches with new aggregate tranches that reflect the changes in the balance sheet over the period. By their nature, the staggered tranches that constitute each replicating portfolio reduce the volume that must be hedged by the Bank Book at each monthly rollover. However, due to the extent of the underlying portfolio volumes, the new aggregate tranches are nevertheless of such a size that they cannot be hedged instantly. The Bank Book therefore assumes intramonth interest rate exposure until it can execute all the necessary offsetting hedges with CCT. The exposure of the Bank Book, which thus tends to fluctuate between monthly rollovers and the profits or losses arising out of the Bank Book, are reported on an accrual basis in the financial statements and constitute an integral part of the Group's net interest income.

The Board of Directors has approved risk management policies, risk limits and the control framework for the entire interest rate risk management process including the establishment of a VaR limit for the interest rate exposure of the Bank Book. Market Risk Control monitors the risk in both CCT and in the Bank Book on a daily basis as part of the Group's overall market risk in order to ensure the integrity of the interest rate risk management process and UBS's compliance with the defined risk limits.

UBS's approach to managing the interest rate risks inherent in the Bank Book complies with the regulatory framework recently introduced by the FBC. In the course of the year 2000, it will become mandatory for all Swiss banks to report to the Swiss National Bank the interest rate sensitivity of the Bank Book on a quarterly basis. Additionally, the specific composition of the underlying replicating

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
UBS
--------------------------------------------------------------------------------

portfolios used to manage individual balance sheet items must also be disclosed in order to assist the regulators to identify 'outliers' in terms of their interest rate risk profiles.

The following table shows the interest rate sensitivity of the Bank Book as at 30 June 2000 measured in terms of the potential impact of a one basis point (0.01%) parallel rise in interest rates on the market value of each balance sheet item.

                                       WITHIN 1   1 TO 3   3 TO 12   1 TO 5   OVER 5
                                        MONTH     MONTHS   MONTHS    YEARS    YEARS    TOTAL
                                                   (CHF thousand per basis point)
---------------------------------------------------------------------------------------------
CHF..................................      6         (5)      55        212     (627)    (359)
USD..................................      8        (34)     (29)      (119)     505      331
EUR..................................      0         (3)       3        106      192      298
GBP..................................      0          0      (47)       288      531      772
JPY..................................      0          0        0          1       (6)      (5)
Others...............................      0          0        0          0        0        0
                                       -----        ---     ----         --       --       --

TOTAL................................     14        (42)     (18)       488      595    1,037
Of which Replicated Equity:
CHF..................................     16         23      237      6,990    1,710    8,976
Bank Book without Replicated Equity:
TOTAL................................     (2)       (65)    (255)    (6,502)  (1,115)  (7,939)

The most significant component of the Bank Book sensitivity stems from the investment of UBS's equity. At 30 June 2000, this was invested in a portfolio of fixed-rate CHF deposits with an average duration of 2.5 years and a sensitivity of CHF (9.0) million per basis point, in line with the strategic investment targets set by the Group Executive Board. In order to ensure that these Group Executive Board targets are met, UBS's equity is represented as a liability position by a replication portfolio reflecting this target benchmark. UBS's equity becomes then automatically invested according to the Group Executive Board's strategic targets so as to offset the interest rate risk associated with this equity replication portfolio. The interest rate sensitivity of these investments indicates the extent to which their marked-to-market value would be affected by an upward move in interest rates. This in turn is directly related to the investment duration chosen by the Group Executive Board. However, when measured against the equity replication portfolio itself, the residual interest rate risk is negligible. Moreover, any reduction in this measure of the interest rate sensitivity relating to the investment of UBS's equity would inevitably require investing at significantly shorter maturities, which would lead to a higher volatility of UBS's interest earnings.

In addition to the above standard sensitivity to a one basis point rise in rates, UBS uses the following two measures to help to monitor the risk inherent in the Bank Book:

- Net interest income at risk, which is defined as the exposure of the net interest income arising in the Bank Book to an adverse movement in interest rates over the next twelve months. Given the fact that all client business with fixed maturities is "match funded" with UBS Warburg, these transactions are not affected by changes in interest rates. Therefore only net interest income positions resulting from replicating portfolios may be exposed to market changes. This measure estimates the impact of different changes in the level of interest rates using shock scenarios as well as gradual changes in interest rates over a period of time. All of the scenarios are compared with a scenario in which current market rates are held constant for the next twelve months.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

- The economic value sensitivity, which is defined as the potential change in market value of the Bank Book resulting from changes in interest rates. This estimates the effect of an immediate interest rate shock on the net position in the Bank Book.

The net interest income at risk measure on the Bank Book considers such variables as:

-  repricing characteristics of assets and liabilities;

-  rate barrier effects, such as caps and floors, on assets and liabilities;

-  maturity effects of replicating portfolios; and

-  behavior of competitors.

Both measures are based on the Bank Book's interest rate position excluding the liability position relating to the "equity replication portfolio." The methodology is designed to highlight the effects of market changes in interest rates on existing balance sheet positions; it ignores future changes in the asset and liability mix and therefore it is not by itself a measure of future net interest income.

The two methodologies provide different measures of the level of interest rate risk. The economic value sensitivity measure provides a longer term view, since this considers the present value of all future cash flows generated from the existing balance sheet positions. The net interest income at risk measure provides a shorter term view, as it considers the repricing effect of all maturing positions over the next twelve months. The table below shows the change in risk under both measures at 30 June 2000, 31 December 1999 and 1998.

                                                              30 JUNE     31 DECEMBER
                                                               2000      1999    1998
                                                                 (CHF in millions)
-------------------------------------------------------------------------------------
Net interest income at risk.................................     (188)   (355)   (265)
Economic value sensitivity..................................     (787)   (555)   (493)

Among various scenarios that have been analyzed the net interest income at risk figure shown is the worst case and relates to an interest rate shock (parallel shift) of -200 basis points. At 31 December 1998, the difference to the constant market rate scenario represents -4.07% of UBS's 1998 total net interest income, -5.6% at 31 December 1999 and -3.0% at 30 June 2000. In this extreme scenario the largest part of the decrease would occur due to lower margins on deposit accounts and lower returns on the investment of UBS's equity.

The economic value sensitivity shows the effect of a 100 basis point adverse interest rate shock, implying that the bank had an exposure of CHF (493) million to rising interest rates at 31 December 1998, CHF (555) million at 31 December 1999 and CHF (787) million at 30 June 2000.

Liquidity and Funding Management. UBS's approach to liquidity management seeks to ensure that UBS will always have sufficient liquidity to meet its liabilities in a timely manner while preserving the option of exploiting potential strategic market opportunities. UBS's centralized approach to liquidity management encompasses the entire network of branches and all subsidiaries and ensures that the liquidity position is more than adequate to cover short-term liabilities at all times. UBS's liquidity management is based on an integrated framework that incorporates an assessment of all known cash flows within UBS as well as the availability of high grade collateral that could be used to secure additional funding if required. The liquidity position is prudently managed under different potential scenarios taking stress factors into due consideration.

UBS's Board of Directors has approved a policy that establishes the core principles for liquidity management and has defined an appropriate contingency plan. A first set of principles relates to the establishment of liquidity risk limits, such as a net overnight funding limit. The risk limits are set by

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

the Group Executive Board and monitored by the Group Treasury Committee, or "GTC," which is chaired by the Group Treasurer and meets on a monthly basis in order to assess the bank's liquidity exposure. A second set of principles concentrates on liquidity crisis management for which detailed contingency plans have been worked out. Regional committees constantly monitor the markets in which UBS operates for potential threats and regularly report their findings to the GTC. If a liquidity crisis occurs, regional crisis task forces will perform all necessary contingency actions under the command of senior management.

The liquidity management process is undertaken jointly by Group Treasury and CCT. Group Treasury's function is to establish a comprehensive framework of directives and risk limits, while CCT undertakes the operational cash and collateral management transactions within the established parameters. UBS's centralized cash and collateral business management structure facilitates a tight control on both the global cash position and the stock of highly liquid and rediscountable securities.

UBS's funding strategy seeks to ensure that business activities are funded at the lowest possible costs. With a broad diversification (by market, product and currency) of funding sources UBS maintains a well balanced portfolio of liabilities which generate a stable flow of financing and additionally provides protection in the event of market disruptions. In this context UBS's strong domestic retail business is a very valuable, cost efficient and reliable source of funding. Through the establishment of short-, medium- and long-term funding programs in Europe, in the US and in Asia, UBS can raise funds globally in a very efficient manner and minimize its dependence on any particular source of funding.

See "--Liquidity and Capital Resources" for additional information.

Currency Management. UBS's corporate currency management activities are designed to protect UBS's equity and the expected future foreign currency cash-flows from adverse currency movements against the Swiss franc while preserving the option of exploiting any market opportunities which may arise.

The following principles guide the approach to managing this risk:

-  UBS's equity must be invested in Swiss francs (translation risk management);
   and

- Recognized foreign currency exposures must be hedged proactively for the whole financial year, which represents the cycle of financial accounting (transaction risk management).

Translation (Balance Sheet) Currency Risk. UBS aims to maintain the flexibility to allow foreign assets (a business unit or a non-financial asset) to be divested at any time without adverse currency impacts. To limit these undesired foreign exchange impacts on investments and divestments of these assets, foreign currency assets are match funded in the relevant currency. The match-funding principle is also applied to the financing of foreign investments, including foreign equity investments. This strategy, together with the repatriation into Swiss francs of foreign currency dividends and capital, ensures that UBS's equity is always fully invested in Swiss francs.

Transaction (Revenues/Costs) Currency Risk. UBS's transaction risk currency management process is designed to protect the budgeted annual foreign currency net profits against adverse currency movements during the relevant reporting period. Foreign currency net profits are actively managed by Group Treasury on behalf of UBS in accordance with the instructions of the Group Executive Board and subject to the VaR limit that has been established for this risk. The budgeted net profits are treated as long forward foreign exchange exposures in the local reporting currency against the Swiss franc.

The non-trading foreign currency exposures are hedged mainly with foreign exchange forward contracts, although foreign exchange options are also used particularly where there is a measure of uncertainty about the magnitude of the underlying income. The net position of the budgeted net profits and the corresponding hedges is the basis for the VaR calculation on Group Treasury's non-trading

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

currency position. During the year, actual results are continuously monitored. Major budget deviations must be communicated to Group Treasury for potential additional hedge transactions. The VaR analysis, which is performed daily, is based on the same 10-day 99% confidence level as applies in UBS Warburg. The validity of the VaR measurement is evaluated by conducting backtests, which compare the estimated VaR amount with the actual shift of the positions' profit or loss due to exchange rate movements.

The following table summarizes the VaR usage during the second half of 1998, 1999 and the first half of 2000.

                                           MINIMUM    MAXIMUM    AVERAGE    LAST VALUE OF PERIOD
VAR                                                          (CHF in millions)
------------------------------------------------------------------------------------------------
1 JULY -- 31 DECEMBER 1998...............     37.2      133.7       77.5                    79.2
1999.....................................      1.4       77.8       37.1                    59.7
1 JANUARY -- 30 JUNE 2000................     11.7      113.4       52.2                    12.2

The principal contributors to UBS's non-trading currency exposure are the operations in the UK and the US. In general, the VaR position is highest at the beginning of the year when the budgeted net profits are transferred to Group Treasury and is gradually reduced during the year depending on the exact hedge strategy being used. The underlying policy is to keep the VaR of the non-trading currency position as low as practicable.

Capital Management. Capital management is undertaken at UBS by Group Treasury as an integral asset and liability management function. UBS's overall capital needs are continually reviewed to ensure that its capital base can appropriately support the anticipated needs of the divisions as well as regulatory capital requirements. See "--Liquidity and Capital Resources--Capital Resources" for further details.

Performance Measurement. UBS is in the process of implementing a comprehensive value based management approach intended to support management in key tasks like planning, investments, capital allocation, performance appraisal and compensation, strategic risk management and communication to investors and analysts.

Divisional business plans, planned acquisitions, investments and divestments are evaluated and approved on the basis of their expected contribution to shareholder value. Actual performance is appraised using division specific hurdle rates and according to the contribution to value creation. The implicit costs of risk tolerance as well as the consumption of regulatory equity and risk control efforts are therefore considered in an appropriate way.

     Selected Statistical Information

The tables below set forth selected statistical information regarding UBS's banking operations. Unless otherwise indicated, average balances for the year ended 31 December 1999 are calculated from monthly data and averages for the years ended 31 December 1998 and 1997 are calculated from quarterly data. The distinction between domestic and foreign generally is based on the domicile of the booking location. For loans, this method is not significantly different from an analysis based on domicile of the borrower. Disclosures for the years ended 31 December 1996 and 1995, where applicable, are presented for Union Bank of Switzerland and Swiss Bank Corporation individually. Combined data is not presented for these periods because differences between accounting policies of the predecessor banks were significant or could not be quantified, or because significant inter-company balances could not be identified and eliminated. For purposes of this selected statistical information, "UBS" refers to Union Bank of Switzerland and "SBC" refers to Swiss Bank Corporation.

--------------------------------------------------------------------------------
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
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--------------------------------------------------------------------------------

Average Balances and Interest Rates. The following table sets forth average interest-earning assets and average interest-bearing liabilities, along with the average rates, for the years ended 31 December 1999, 1998 and 1997.

                                                1999                              1998                            1997
                       AVERAGE              AVERAGE     AVERAGE               AVERAGE    AVERAGE              AVERAGE
                       BALANCE   INTEREST   RATE (%)    BALANCE    INTEREST   RATE (%)   BALANCE   INTEREST   RATE (%)
                                                    (CHF in millions, except percentages)
----------------------------------------------------------------------------------------------------------------------
ASSETS
Money market paper
  Domestic...........    2,798        27      1.0%         4,002        70      1.7%       6,768       181      2.7%
  Foreign............   48,179     1,144      2.4%        20,679       763      3.7%      27,416     1,133      4.1%
Due from banks
  Domestic...........   19,451       705      3.6%        22,703       916      4.0%      22,823       926      4.1%
  Foreign............   28,999     1,269      4.4%        43,705     2,852      6.5%      33,003     2,278      6.9%
Securities borrowed
  and reverse
  repurchase
  agreements
  Domestic...........    3,265       117      3.6%         7,751        89      1.2%          --        --       --
  Foreign............  223,962    11,305      5.0%       275,549    10,290      3.7%     257,090    11,328      4.4%
Trading portfolio
  Domestic...........   36,269        72      0.2%        78,211        78      0.1%      19,915       139      0.7%
  Foreign............  124,564     4,460      3.6%       119,629     3,802      3.2%     153,211     4,059      2.6%
Loans
  Domestic...........  200,111     7,733      3.9%       207,937     8,839      4.3%     216,114    10,646      4.9%
  Foreign............   58,634     3,326      5.7%        72,445     5,440      7.5%      61,110     5,400      8.8%
Financial investments
  Domestic...........    2,066        74      3.6%         3,481       104      3.0%       3,819       119      3.1%
  Foreign............    3,737        85      2.3%         7,105       268      3.8%       9,491       379      4.0%
Net interest on
  swaps..............       --     2,132       --             --     1,701       --           --       725       --
                       -------    ------               ---------    ------               -------    ------
Total
  interest-earning
  assets.............  752,035    32,449      4.3%       863,197    35,212      4.1%     810,760    37,313      4.6%
Non-interest-earning
  assets
  Positive
    replacement
    values...........  146,036                           164,708                         124,224
  Fixed assets.......    8,824                            11,316                          12,628
  Other..............   34,957                            33,897                          32,846
                       -------                         ---------                         -------
TOTAL AVERAGE
  ASSETS.............  941,852                         1,073,118                         980,458
                       =======                         =========                         =======
LIABILITIES AND
  EQUITY
Money market paper
  issued
  Domestic...........      146         1      0.7%           255         2      0.8%         625        12      1.9%
  Foreign............   57,956     2,394      4.1%        51,435     2,557      5.0%      42,565     1,920      4.5%
Due to banks
  Domestic...........   37,581     1,303      3.5%        69,140     2,772      4.0%      76,269     1,749      2.3%
  Foreign............   41,583     1,704      4.1%        51,209     3,205      6.3%      63,498     4,155      6.5%

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

                                                1999                              1998                            1997
                       AVERAGE              AVERAGE     AVERAGE               AVERAGE    AVERAGE              AVERAGE
                       BALANCE   INTEREST   RATE (%)    BALANCE    INTEREST   RATE (%)   BALANCE   INTEREST   RATE (%)
                                                    (CHF in millions, except percentages)
----------------------------------------------------------------------------------------------------------------------
Securities loaned and
  repurchase
  agreements
  Domestic...........   12,830       106      0.8%        12,261        71      0.6%          --        --       --
  Foreign............  144,837     8,340      5.8%       186,819     7,472      4.0%     177,128     9,660      5.5%
Trading portfolio
  Domestic...........       --        --       --             --        --       --           --        --       --
  Foreign............   48,560     2,070      4.3%        65,677     1,741      2.7%      40,541     1,492      3.7%
Due to customers
  Domestic...........  155,887     1,920      1.2%       161,688     2,613      1.6%     169,514     3,030      1.8%
  Foreign............  122,411     5,593      4.6%       132,338     7,275      5.5%     121,305     6,505      5.4%
Long-term debt
  Domestic...........   16,241       979      6.0%        21,267     1,138      5.4%      29,010     1,481      5.1%
  Foreign............   37,963     2,130      5.6%        31,024     1,348      4.3%      23,788     1,055      4.4%
                       -------    ------               ---------    ------               -------    ------
Total
  interest-bearing
  liabilities........  675,995    26,540      3.9%       783,113    30,194      3.9%     744,243    31,059      4.2%
Non-interest-bearing
  liabilities
  Negative
    replacement
    values...........  171,800                           187,934                         136,151
  Other..............   60,946                            69,184                          66,755
                       -------                         ---------                         -------
Total liabilities....  908,741                         1,040,231                         947,149
Shareholders'
  equity.............   33,111                            32,887                          33,309
                       -------                         ---------                         -------
TOTAL AVERAGE
  LIABILITIES AND
  SHAREHOLDERS'
  EQUITY.............  941,852                         1,073,118                         980,458
                       =======                         =========                         =======
NET INTEREST INCOME..              5,909                             5,018                           6,254
NET YIELD ON
  INTEREST-EARNING
  ASSETS.............                         0.8%                              0.6%                            0.8%

All assets and liabilities are translated into Swiss francs at uniform month-end rates. Income and expenses are translated at monthly average rates.

Average rates earned and paid on assets and liabilities can change from period to period based on the changes in interest rates in general, but also are affected by changes in the currency mix included in the assets and liabilities. This is especially true for foreign assets and liabilities. Tax exempt income is not recorded on a tax-equivalent basis. For all three years presented, it is considered to be insignificant and therefore the impact from such income is negligible.

Interest income and expense on certain accounts are reported as trading income in UBS's 1997 consolidated financial statements, but are reported against those accounts in the table. These accounts include: money market paper, securities borrowed and lent, reverse repurchase and repurchase agreements, and trading assets and liabilities. Also, the interest expense in UBS's 1997 consolidated financial statements is reduced by an amount for funding costs for trading positions, which is not

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--------------------------------------------------------------------------------

reflected in the preceding table. The following table reconciles net interest on interest-earnings assets as shown in the table above to net interest income in UBS's 1997 consolidated financial statements.

                                                                1997
                                                                (CHF in
                                                              millions)
-----------------------------------------------------------------------
Net interest on interest-earning assets.....................     6,254
  Money market paper........................................        --
  Securities borrowed and reverse repurchase agreements.....  (11,328)
  Trading portfolio assets..................................   (4,198)
  Securities loaned and repurchase agreements...............     9,660
  Trading portfolio liabilities.............................     1,492
  Funding costs for trading positions.......................     5,056
                                                               -------
NET INTEREST PER FINANCIAL STATEMENTS.......................     6,936
                                                               =======

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

Analysis of Changes in Interest Income and Expense. The following tables allocate, by categories of interest-earning assets and interest-bearing liabilities, the changes in interest income and expense due to changes in volume and interest rates for the year ended 31 December 1999 compared to the year ended 31 December 1998, and for the year ended 31 December 1998 compared to the year ended 31 December 1997. Volume and rate variances have been calculated on movements in average balances and changes in interest rates. Changes due to a combination of volume and rate have been allocated proportionally.

                                                    1999 OVER 1998                        1998 OVER 1997
                                        INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                                        CHANGES IN                            CHANGES IN
                               AVERAGE                               AVERAGE
                               VOLUME    AVERAGE RATE   NET CHANGE   VOLUME    AVERAGE RATE   NET CHANGE
                                                           (CHF in millions)
--------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Money market paper
  Domestic...................      (21)           (22)         (43)      (74)           (37)        (111)
  Foreign....................    1,014           (633)         381      (278)           (92)        (370)
Due from banks
  Domestic...................     (131)           (80)        (211)       (5)            (4)          (9)
  Foreign....................     (960)          (623)      (1,583)      739           (165)         574
Securities borrowed and
  reverse repurchase
  agreements
  Domestic...................      (52)            79           27        89             --           89
  Foreign....................   (1,926)         2,941        1,015       813         (1,851)      (1,038)
Trading portfolio
  Domestic...................      (42)            36           (6)      407           (468)         (61)
  Foreign....................      157            501          658      (890)           633         (257)
Loans
  Domestic...................     (333)          (773)      (1,106)     (403)        (1,404)      (1,807)
  Foreign....................   (1,037)        (1,077)      (2,114)    1,002           (962)          40
Financial investments
  Domestic...................      (13)           (17)         (30)      (11)            (4)         (15)
  Foreign....................     (126)           (57)        (183)      (95)           (16)        (111)
                               -------        -------      -------   -------        -------      -------
Interest income
  Domestic...................     (592)          (777)      (1,369)        3         (1,917)      (1,914)
  Foreign....................   (2,878)         1,053       (1,825)    1,291         (2,453)      (1,162)
                               -------        -------      -------   -------        -------      -------
Total interest-earning
  assets.....................   (3,470)           276       (3,194)    1,294         (4,370)      (3,076)
                               -------        -------      -------   -------        -------      -------
Net interest on swaps........                                  431                                   976
                                                           -------                               -------
Total interest income........                               (2,763)                               (2,100)
                                                        ==========                            ==========

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UBS
--------------------------------------------------------------------------------

                                                    1999 OVER 1998                        1998 OVER 1997
                                        INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                                        CHANGES IN                            CHANGES IN
                               AVERAGE                               AVERAGE
                               VOLUME    AVERAGE RATE   NET CHANGE   VOLUME    AVERAGE RATE   NET CHANGE
                                                           (CHF in millions)
--------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Money market paper issued
  Domestic...................       (1)            (0)          (1)       (7)            (3)         (10)
  Foreign....................      324           (487)        (163)      400            237          637
Due to banks
  Domestic...................   (1,265)          (204)      (1,469)     (164)         1,187        1,023
  Foreign....................     (602)          (899)      (1,501)     (804)          (146)        (950)
Securities loaned and
  repurchase agreements
  Domestic...................        3             32           35        71             --           71
  Foreign....................   (1,679)         2,547          868       529         (2,717)      (2,188)
Trading portfolio
  Domestic...................       --             --           --        --             --           --
  Foreign....................     (454)           783          329       926           (677)         249
Due to customers
  Domestic...................      (94)          (599)        (693)     (140)          (277)        (417)
  Foreign....................     (546)        (1,136)      (1,682)      592            178          770
Long-term debt
  Domestic...................     (269)           110         (159)     (395)            52         (343)
  Foreign....................      302            480          782       321            (28)         293
                               -------   ------------   ----------   -------   ------------   ----------
Interest expense
  Domestic...................   (1,626)          (661)      (2,287)     (635)           959          324
  Foreign....................   (2,655)         1,288       (1,367)    1,964         (3,153)      (1,189)
                               -------   ------------   ----------   -------   ------------   ----------
Total interest-bearing
  liabilities................   (4,281)           627       (3,654)    1,329         (2,194)        (865)
                               =======   ============   ==========   =======   ============   ==========

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

Deposits. The following table analyzes average deposits and the average rates on each deposit category listed below at and for the years ended 31 December 1999, 1998 and 1997. The geographic allocation is based on the location of the office or branch where the deposit is made.

                                                1999                   1998                   1997
                                 AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE
                                 DEPOSIT    RATE (%)    DEPOSIT    RATE (%)    DEPOSIT    RATE (%)
                                               (CHF in millions except percentages)
--------------------------------------------------------------------------------------------------
BANKS
  Domestic offices:
     Demand deposits...........   12,736      0.9%       11,890      0.6%        9,856      0.8%
     Time deposits.............    6,715      4.8%       10,813      4.7%       12,967      2.5%
                                 -------                -------                -------
     Total domestic offices....   19,451      2.2%       22,703      2.6%       22,823      1.8%
                                 -------                -------                -------
  Foreign offices:
     Interest-bearing
       deposits(1).............   28,999      4.1%       43,705      6.3%       33,003      6.5%
                                 -------                -------                -------
TOTAL DUE TO BANKS.............   48,450      3.4%       66,408      5.0%       55,826      4.6%
                                 =======                =======                =======
CUSTOMER ACCOUNTS
  Domestic offices:
     Demand deposits...........   49,261      0.6%       44,569      0.7%       41,411      0.8%
     Savings deposits..........   80,543      1.1%       82,561      1.6%       85,027      1.8%
     Time deposits.............   26,083      2.8%       34,558      2.9%       43,076      2.7%
                                 -------                -------                -------
     Total domestic offices....  155,887      1.2%      161,688      1.6%      169,514      1.8%
                                 -------                -------                -------
  Foreign offices:
     Demand deposits...........  122,411      4.6%      132,338      5.5%      121,305      5.4%
                                 -------                -------                -------
TOTAL DUE TO CUSTOMERS.........  278,298      2.7%      294,026      3.4%      290,819      3.3%
                                 =======                =======                =======

------------
(1)  Includes mostly time deposits.

At 31 December 1999, the maturity of time deposits exceeding CHF 150,000, or an equivalent amount in other currencies, was as follows.

                                                              AT 31 DECEMBER 1999
                                                              DOMESTIC    FOREIGN
                                                               (CHF in millions)
---------------------------------------------------------------------------------
Within 3 months.............................................   32,466     117,260
3 to 12 months..............................................    4,620       7,784
1 to 5 years................................................    1,027         978
Over 5 years................................................      429       2,333
                                                               ------     -------
TOTAL TIME DEPOSITS.........................................   38,542     128,355
                                                               ======     =======

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--------------------------------------------------------------------------------

Short-Term Borrowings. The following table presents UBS's period-end, average and maximum month-end outstanding amounts for short-term borrowings, along with the average rates and period-end rates at and for the years ended 31 December 1999, 1998 and 1997.

                            MONEY MARKET PAPER ISSUED                DUE TO BANKS         REPURCHASE AGREEMENTS
                             1999      1998      1997     1999     1998      1997      1999      1998      1997
                                                            (CHF in millions)
---------------------------------------------------------------------------------------------------------------
Period-end balance......  64,655    51,527    55,600    40,580   10,361    84,952   217,736   137,617   191,792
Average balance.........  58,103    51,690    43,190    30,714   53,941    83,941   149,071   177,298   153,028
Maximum month-end
  balance...............  76,368    53,710    55,600    64,562   89,072   105,332   217,736   202,062   191,792
Average interest rate
  during the period.....     4.1%      5.0%      4.5%      4.5%     4.9%      4.0%      4.8%      3.6%      5.3%
Average interest rate at
  period-end............     4.6%      4.6%      4.5%      4.8%     4.4%      4.2%      3.9%      4.9%      4.5%

Loans. UBS's loans are widely dispersed over customer categories both within and outside of Switzerland. No one concentration of loans, with the exceptions of private households in Switzerland and foreign commercial and manufacturing, accounted for more than 10% of the total loan portfolio. For further discussion of UBS's loan portfolio, see "--Analysis of Risks--Credit Risk." The following table illustrates the diversification of the loan portfolio among customer categories at 31 December 1999, 1998, 1997, 1996 and 1995. The industry categories presented are consistent with the classification of loans for reporting to the Swiss Federal Banking Commission and Swiss National Bank.

                                                                          1996                  1995
                              1999       1998       1997        UBS        SBC        UBS        SBC
                                                       (CHF in millions)
----------------------------------------------------------------------------------------------------
Domestic:
  Banks..................    5,802      4,543     17,751     15,039      2,532      2,700      2,467
  Financial
    institutions.........    9,387     10,240     11,371     14,465      6,752     12,865      6,673
  Construction...........    6,577      7,897      9,627      6,022      4,556      3,737      4,644
  Services (1)...........   14,862     11,582     13,083      7,841      6,383      6,011      6,401
  Retail and wholesale...   10,904      8,912     10,512      7,220      6,602      6,772      6,323
  Hotels and
    restaurants..........    4,259      4,129      4,668      4,815      2,200      4,311      2,219
  Real estate and rentals
    (2)..................   19,835     21,231     22,915        N/A        N/A        N/A        N/A
  Manufacturing..........   11,377     13,505     16,440      9,650      9,019     10,113      9,788
  Public authorities.....    5,277      5,858      6,354      3,271      4,972      2,727      4,484
  Private households.....   93,846     97,664    109,044     55,088     59,098     48,935     56,732
  Other..................    1,818      1,662      1,862      1,156        694      1,629        747
                           -------    -------    -------    -------    -------    -------    -------
Total domestic...........  183,944    187,223    223,627    124,567    102,808     99,800    100,478
Foreign:
  Banks..................   24,983     65,000     49,559     25,048     70,758     88,586     42,689
  Other loans (3)........   69,087     78,741     80,054     33,412     34,758     55,188     29,814
                           -------    -------    -------    -------    -------    -------    -------
Total foreign............   94,070    143,741    129,613     58,460    105,516    143,774     72,503
                           -------    -------    -------    -------    -------    -------    -------
TOTAL GROSS LOANS........  278,014    330,964    353,240    183,027    208,324    243,574    172,981
                           =======    =======    =======    =======    =======    =======    =======

---------------
(1) Includes transportation, communication, health and social work, education and other social and personal service activities.

(2) Includes real estate development, buying, selling and leasing of real estate, agency activities and real estate management. The Swiss National Bank introduced this category in 1997; prior years' balances cannot be restated.

(3) Includes commercial and manufacturing (52%), financial institutions (25%), commodities (8%) and other (15%) at 31 December 1999.

--------------------------------------------------------------------------------
                                                                             117
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--------------------------------------------------------------------------------

The following table analyzes UBS's mortgage portfolio by geographic origin of the customer and type of mortgage at 31 December 1999, 1998, 1997, 1996 and 1995. Mortgages are included in the aforementioned industry categories.

                                                                                     1996              1995
                                             1999      1998      1997      UBS      SBC      UBS      SBC
                                                                   (CHF in millions)
-----------------------------------------------------------------------------------------------------------
Mortgages:
  Domestic................................  126,677   138,306   142,919   68,534   70,966   67,200   67,098
  Foreign.................................    1,310     2,479     3,883    1,657    2,266    1,306    2,372
                                            -------   -------   -------   ------   ------   ------   ------
Total gross mortgages.....................  127,987   140,785   146,802   70,191   73,232   68,506   69,470
                                            =======   =======   =======   ======   ======   ======   ======
Mortgages:
  Residential.............................   91,408   106,093   105,926   48,508   49,794   48,711   46,083
  Commercial..............................   36,579    34,692    40,876   21,683   23,438   19,795   23,387
                                            -------   -------   -------   ------   ------   ------   ------
Total gross mortgages.....................  127,987   140,785   146,802   70,191   73,232   68,506   69,470
                                            =======   =======   =======   ======   ======   ======   ======

Loan Maturities. The following table discloses loans by maturity at 31 December 1999. The determination of maturities is based on contract terms. Information on interest rate sensitivities can be found in Note 33 of UBS's consolidated financial statements.

                                           WITHIN 1 YEAR    1 TO 5 YEARS    OVER 5 YEARS     TOTAL
                                                              (CHF in millions)
---------------------------------------------------------------------------------------------------
Domestic:
  Banks..................................          5,756              21              25      5,802
  Mortgages..............................         66,787          57,582           2,308    126,677
  Other loans............................         39,665           9,304           2,496     51,465
                                           -------------    ------------    ------------    -------
Total domestic...........................        112,208          66,907           4,829    183,944
                                           -------------    ------------    ------------    -------
Foreign:
  Banks..................................         24,286             453             244     24,983
  Mortgages..............................            802             287             221      1,310
  Other loans............................         62,140           4,124           1,513     67,777
                                           -------------    ------------    ------------    -------
Total foreign............................         87,228           4,864           1,978     94,070
                                           -------------    ------------    ------------    -------
Total gross loans........................        199,436          71,771           6,807    278,014
                                           =============    ============    ============    =======

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

Impaired, Non-Performing and Restructured Loans. UBS classifies a loan as impaired when it is determined that there is a high probability that the bank will suffer a partial or full loss. A provision is then made with respect to the probable loss to be incurred for the loan in question. Within the category are non-performing loans, for which the contractual payments of principal and/or interest are in arrears for 90 days or more. After the 90-day period, UBS no longer recognizes interest income on the loan and takes a charge for the unpaid and accrued interest receivable. Unrecognized interest related to non-performing loans amounted to CHF 409 million, CHF 423 million and CHF 450 million for the years ended 31 December 1999, 1998 and 1997, respectively. The table below provides an analysis of the Group's non-performing and restructured loans at 31 December 1999, 1998, 1997, 1996 and 1995. For further discussion of impaired and non-performing loans, see "--Analysis of Risks--Credit Risk."

                                                                              1996               1995
                                      1999      1998      1997      UBS      SBC       UBS      SBC
                                                            (CHF in millions)
-----------------------------------------------------------------------------------------------------
Non-performing loans:
  Domestic.........................  11,435    14,023    15,238    7,171     9,587    7,787    10,582
  Foreign..........................   1,638     2,091     1,426      414     1,446      424     1,703
                                     ------    ------    ------    -----    ------    -----    ------
TOTAL NON-PERFORMING LOANS.........  13,073    16,114    16,664    7,585    11,033    8,211    12,285
                                     ======    ======    ======    =====    ======    =====    ======
FOREIGN RESTRUCTURED LOANS(1)......     287       449       638      473       289      439       301
                                     ======    ======    ======    =====    ======    =====    ======

---------------
(1) Amounts presented for 1999 and 1998 include only performing foreign restructured loans. Amounts presented for prior years include both performing and non-performing foreign restructured loans. UBS does not, as a matter of policy, typically restructure loans to accrue interest at rates different from the original contractual terms or reduce the principal amount of loans. Instead, specific loan allowances are established as necessary. Unrecognized interest related to the foreign restructured loans was not material to the results of operations during these periods.

In addition to the data above analyzing non-performing loans, at 31 December 1999 UBS had CHF 9,383 million in "other impaired loans." These are loans that are current, or less than 90 days in arrears, with respect to payment of principal or interest; however, UBS's credit officers have expressed doubts as to the ability of the borrowers to repay the loans, and specific allowances of CHF 3,810 million have been established against them. These loans are primarily domestic.

Cross-Border Outstandings. Cross-border outstandings consist of general banking products such as loans and deposits with third parties, credit equivalents of over-the-counter derivatives and repurchase agreements, and the market value of the inventory of securities. The outstandings are monitored and reported on an ongoing basis by the credit risk management organization with a dedicated country risk information system. With the exception of the 27 most developed economies, the exposures are rigorously limited.

Claims that are secured by third-party guarantees are recorded against the guarantor's country of domicile. Outstandings that are secured by collateral are recorded against the country where the asset could be liquidated. This follows the "Guidelines for the Management of Country Risk," which are applicable to all banks that report to the Swiss Federal Banking Commission as their supervisory body.

The following tables list those countries for which UBS's cross-border outstandings exceeded 0.75% of total assets at 31 December 1999, 1998 and 1997. At 31 December 1999, there were no outstandings that exceeded 0.75% of total assets in any country currently facing liquidity problems that the bank expects would materially affect the country's ability to service its obligations.

For more information on cross-border outstandings, see "--Analysis of Risks--Credit Risk--Country Risk Exposure."

--------------------------------------------------------------------------------
                                                                             119
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--------------------------------------------------------------------------------

                                                                                AT 31 DECEMBER 1999
                              BANKING PRODUCTS       TRADED       TRADEABLE              % OF TOTAL
                             BANKS    NON-BANKS    PRODUCTS(1)    ASSETS(2)    TOTAL       ASSETS
                                                       (CHF in millions)
---------------------------------------------------------------------------------------------------
United States..............  3,202        2,508         41,970       48,012    95,692       9.7%
Japan......................  1,117          965          7,153       69,194    78,429       8.0%
United Kingdom.............  3,417        3,193         11,273       58,300    76,183       7.8%
Germany....................  4,455        3,174         41,422        8,181    57,232       5.8%
Italy......................  2,462          762          6,803        8,708    18,735       1.9%
Netherlands................  1,932        1,149          6,648        4,993    14,722       1.5%
France.....................  1,200        1,395          7,324        4,379    14,298       1.5%
Australia..................  2,688          409          6,342        3,735    13,174       1.3%
Canada.....................    866          492          5,233          807     7,398       0.8%

                                                                                AT 31 DECEMBER 1998
                            BANKING PRODUCTS        TRADED       TRADEABLE               % OF TOTAL
                           BANKS     NON-BANKS    PRODUCTS(1)    ASSETS(2)     TOTAL       ASSETS
                                                      (CHF in millions)
---------------------------------------------------------------------------------------------------
United States............  13,882        2,292         27,922       65,543    109,639       11.6%
United Kingdom...........   4,006        2,583         10,912       32,348     49,849        5.3%
Japan....................   1,633          768          7,879       38,133     48,413        5.1%
Germany..................   7,850        2,500         20,666       15,903     46,919        5.0%
France...................   2,490        1,420         10,037        8,521     22,468        2.4%
Italy....................   2,174        1,201          8,236        9,394     21,005        2.2%
Australia................   6,749          543          3,097        4,760     15,149        1.6%
Netherlands..............   1,221        1,086          6,134        6,363     14,804        1.6%
Sweden...................     449          812          3,710        8,091     13,062        1.4%
Canada...................     755          549          5,162        3,479      9,945        1.1%
Austria..................     769           82          1,513        5,436      7,800        0.8%
Spain....................     913          350          2,495        3,701      7,459        0.8%
Belgium..................   1,248          162          2,393        3,599      7,402        0.8%
Luxembourg...............   1,212        2,130          1,723        2,195      7,260        0.8%

                                                                            UBS AT 31 DECEMBER 1997
                                       BANKING       TRADED       TRADEABLE              % OF TOTAL
                                       PRODUCTS    PRODUCTS(1)    ASSETS(2)    TOTAL       ASSETS
                                                            (CHF in millions)
---------------------------------------------------------------------------------------------------
United States........................     8,306         10,063           --    18,369          3.2%
France...............................     7,338          3,450           --    10,788          1.9%
Germany..............................     5,074          4,704           --     9,778          1.7%
United Kingdom.......................     2,741          6,963           --     9,704          1.7%
Italy................................     6,088          1,748           --     7,836          1.4%
Singapore............................     5,930            739           --     6,669          1.2%
Luxembourg...........................     4,832          1,123           --     5,955          1.0%
Japan................................     1,641          4,101           --     5,742          1.0%
Netherlands..........................     3,524          1,114           --     4,638          0.8%

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

                                                                            SBC AT 31 DECEMBER 1997
                                       BANKING       TRADED       TRADEABLE              % OF TOTAL
                                       PRODUCTS    PRODUCTS(1)    ASSETS(2)    TOTAL       ASSETS
                                                            (CHF in millions)
---------------------------------------------------------------------------------------------------
United States........................    23,084         11,432       26,170    60,686         13.8%
Germany..............................     4,790         10,404        8,768    23,962          5.5%
Japan................................     2,022          6,555       11,870    20,447          4.7%
France...............................     1,271          5,150        2,900     9,321          2.1%
Netherlands..........................     2,621          4,009        2,379     9,009          2.1%
Italy................................     2,419          2,541        3,988     8,948          2.0%
Sweden...............................     1,144          2,096        1,254     4,494          1.0%
Belgium..............................       365          1,664        2,035     4,064          0.9%
Canada...............................       655          2,531          818     4,004          0.9%
Australia............................        73          1,982        1,671     3,726          0.8%
Cayman Islands.......................       771          1,443        1,328     3,542          0.8%

---------------
(1) Traded products consist of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

Summary of Movements in Allowances and Provisions for Credit Losses. The following table provides an analysis of movements in allowances and provisions for credit losses for the years ended 31 December 1999, 1998, 1997, 1996 and 1995.

As a result of Swiss bankruptcy laws, banks write off loans against allowances only upon final settlement of bankruptcy proceedings, the sale of the underlying asset and/or in case of the forgiveness of debt. Under Swiss law, a creditor can continue to collect from a debtor who has emerged from bankruptcy, unless the debt has been forgiven through a formal agreement.

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

                                                                                       1996              1995
                                                                            ---------------   ---------------
                                                  1999     1998     1997     UBS      SBC      UBS      SBC
                                                                      (CHF in millions)
-------------------------------------------------------------------------------------------------------------
Balance at beginning of year...................  14,978   16,213   18,135    6,413    6,700    6,412    7,403
Writeoffs:
  Domestic:
    Banks......................................      (4)      (2)      (5)      --       --       (3)      --
    Financial institutions.....................     (92)     (66)    (226)     (32)    (284)     (57)     (88)
    Construction...............................    (296)    (228)    (408)    (103)    (140)    (447)    (166)
    Services(1)................................    (315)    (116)    (229)    (220)     (54)    (283)    (100)
    Retail and wholesale.......................    (210)    (178)    (227)    (108)     (46)    (192)     (68)
    Hotels and restaurants.....................    (137)     (98)    (138)     (28)     (37)     (46)     (35)
    Real estate and rentals(2).................    (823)    (610)    (871)    (561)    (263)    (386)    (278)
    Manufacturing..............................    (242)    (214)    (514)    (179)    (111)    (197)    (171)
    Public authorities.........................      --       (2)     (19)      --       (3)      --       (2)
    Private households.........................    (598)    (534)  (1,214)    (306)    (389)    (220)    (867)
    Other......................................     (41)     (15)     (29)     (85)     (35)    (155)     (28)
                                                 ------   ------   ------   ------   ------   ------   ------
  Total domestic...............................  (2,758)  (2,063)  (3,880)  (1,622)  (1,362)  (1,986)  (1,803)
  Foreign......................................    (517)    (261)    (240)     (49)    (350)     (73)    (339)
                                                 ------   ------   ------   ------   ------   ------   ------
Total writeoffs................................  (3,275)  (2,324)  (4,120)  (1,671)  (1,712)  (2,059)  (2,142)
Recoveries:
  Domestic.....................................      54       59      406      438       71      354       78
  Foreign......................................      11       --       36       25       20        8       --
                                                 ------   ------   ------   ------   ------   ------   ------
Total recoveries...............................      65       59      442      463       91      362       78
                                                 ------   ------   ------   ------   ------   ------   ------
Net writeoffs..................................  (3,210)  (2,265)  (3,678)  (1,208)  (1,621)  (1,697)  (2,064)
Increase in credit loss allowances.............     956      951    1,432    1,272    1,018    1,084      874
Special provisions(3)..........................      --       --       --    2,289    2,480      711       --
Other adjustments(4)...........................     674       79      324      140      652      (97)     487
                                                 ------   ------   ------   ------   ------   ------   ------
Balance at end of year.........................  13,398   14,978   16,213    8,906    9,229    6,413    6,700
                                                 ======   ======   ======   ======   ======   ======   ======

---------------
(1) Includes transportation, communication, health and social work, education and other social and personal service activities.

(2) Includes real estate development, buying, selling and leasing of real estate, agency activities and real estate management.

(3) The 1996 UBS amount includes a special provision of CHF 3,000 million for credit risks and the release of a CHF 711 million provision for general banking risks from the prior year.

(4) Includes the following for 1999, 1998 and 1997:

                                                        1999    1998    1997
                                                         (CHF in millions)
----------------------------------------------------------------------------
Doubtful interest.....................................  409      423     450
Net foreign exchange..................................  351      (98)     91
Subsidiaries sold and other...........................  (86)    (246)   (217)
                                                        ---     ----    ----
Total adjustments.....................................  674       79     324
                                                        ===     ====    ====

--------------------------------------------------------------------------------
 122
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UBS
--------------------------------------------------------------------------------

Allocation of the Allowances and Provisions for Credit Losses. The following tables provide an analysis of the allocation of the allowances and provisions for credit losses by customer categories and geographic location at 31 December 1999, 1998, 1997, 1996 and 1995. For a description of the bank's procedures with respect to allowances and provisions for credit losses, see "--Analysis of Risks--Credit Risk."

                                                                                       1996            1995
                                                                              -------------   -------------
                                                     1999     1998     1997     UBS     SBC     UBS     SBC
                                                                      (CHF in millions)
-----------------------------------------------------------------------------------------------------------
Domestic:
  Banks..........................................      41       49       34       9      39      43      32
  Financial institutions.........................     342      668      510     152     403     132     370
  Construction...................................   1,247    1,671    1,449     716     539     602     471
  Services(1)....................................     934      766      661     429     160     440     157
  Retail and wholesale...........................     779      825      723     371     263     318     212
  Hotels and restaurants.........................     690      657      512     172     135     113     112
  Real estate and rentals(2).....................   2,696    3,333    2,591   1,286   1,335   1,314   1,163
  Manufacturing..................................   1,223    1,331    1,036     603     438     547     385
  Public authorities.............................      40      107       59       1      66       1      47
  Private households.............................   2,350    2,741    2,264     970   1,459     976   1,396
  Other..........................................     141       71       52      40      19      19      34
                                                   ------   ------   ------   -----   -----   -----   -----
Total domestic...................................  10,483   12,219    9,891   4,749   4,856   4,505   4,379
                                                   ------   ------   ------   -----   -----   -----   -----
  Foreign........................................   1,539    1,309    1,399     353   1,286     340   1,539
  Country provisions.............................   1,376    1,450    1,175     804     404     857     559
                                                   ------   ------   ------   -----   -----   -----   -----
Total foreign(3).................................   2,915    2,759    2,574   1,157   1,690   1,197   2,098
                                                   ------   ------   ------   -----   -----   -----   -----
  Unallocated allowances(4)......................      --       --    3,748   3,000   2,683     711     223
                                                   ------   ------   ------   -----   -----   -----   -----
TOTAL ALLOWANCES AND PROVISIONS FOR CREDIT
  LOSSES.........................................  13,398   14,978   16,213   8,906   9,229   6,413   6,700
                                                   ======   ======   ======   =====   =====   =====   =====

---------------
(1) Includes transportation, communication, health and social work, education and other social and personal service activities.

(2) Includes real estate development, buying, selling and leasing of real estate, agency activities and real estate management.

(3) The 1999 and 1998 amounts include CHF 149 million and CHF 435 million of provisions and commitments for contingent liabilities, respectively.

(4) The 1997 amount includes a provision for commitments and contingent liabilities of CHF 472 million. In addition, the 1996 SBC amount includes CHF 603 million of provisions for commitments and contingent liabilities. The 1995 UBS and SBC amounts represent provisions for general banking risks and commitments and contingent liabilities, respectively.

The following table presents the percentage of loans in each category to total loans at 31 December 1999, 1998, 1997, 1996 and 1995. This table can be read in conjunction with the preceding table showing the breakdown of the allowances and provisions for credit losses by loan categories to evaluate the credit risks in each of the categories.

                                                                                1996              1995
                                                                      --------------    --------------
                                            1999     1998     1997      UBS      SBC      UBS      SBC
------------------------------------------------------------------------------------------------------
Domestic:
  Banks..................................    2.1%     1.4%     5.0%     8.2%     1.2%     1.1%     1.4%
  Financial institutions.................    3.4%     3.1%     3.2%     7.9%     3.2%     5.3%     3.9%
  Construction...........................    2.4%     2.4%     2.7%     3.3%     2.2%     1.5%     2.7%
  Services...............................    5.3%     3.5%     3.7%     4.3%     3.1%     2.5%     3.7%
  Retail and wholesale...................    3.9%     2.7%     3.0%     3.9%     3.2%     2.8%     3.6%
  Hotels and restaurants.................    1.5%     1.2%     1.3%     2.6%     1.0%     1.8%     1.3%
  Real estate and rentals................    7.1%     6.4%     6.5%     0.0%     0.0%     0.0%     0.0%

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

                                                                                1996              1995
                                                                      --------------    --------------
                                            1999     1998     1997      UBS      SBC      UBS      SBC
------------------------------------------------------------------------------------------------------
  Manufacturing..........................    4.1%     4.1%     4.7%     5.3%     4.3%     4.1%     5.7%
  Public authorities.....................    1.9%     1.8%     1.8%     1.8%     2.4%     1.1%     2.6%
  Private households.....................   33.8%    29.5%    30.9%    30.1%    28.4%    20.1%    32.8%
  Other..................................    0.7%     0.5%     0.5%     0.6%     0.3%     0.7%     0.4%
                                           -----    -----    -----    -----    -----    -----    -----
Total domestic...........................   66.2%    56.6%    63.3%    68.0%    49.3%    41.0%    58.1%
                                           -----    -----    -----    -----    -----    -----    -----
Foreign:
  Banks..................................    9.0%    19.6%    14.0%    13.7%    34.0%    36.4%    24.7%
  Other loans............................   24.8%    23.8%    22.7%    18.3%    16.7%    22.6%    17.2%
                                           -----    -----    -----    -----    -----    -----    -----
Total foreign............................   33.8%    43.4%    36.7%    32.0%    50.7%    59.0%    41.9%
                                           -----    -----    -----    -----    -----    -----    -----
TOTAL GROSS LOANS........................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
                                           =====    =====    =====    =====    =====    =====    =====

Loss History Statistics. The following is a summary of UBS's loan loss history at 30 June 2000 and 31 December 1999, 1998, 1997, 1996 and 1995.

                                                                                     1996                1995
                                                                        -----------------   -----------------
                           30 JUNE 2000      1999      1998      1997       UBS       SBC       UBS       SBC
                                                  (CHF in millions except percentages)
-------------------------------------------------------------------------------------------------------------
Gross loans..............       270,978   278,014   330,964   353,240   183,027   208,324   243,574   172,981
Impaired loans...........        21,011    22,456    26,447       N/A       N/A       N/A       N/A       N/A
Non-performing loans.....        11,552    13,073    16,114    16,664     7,585    11,033     8,211    12,285
Allowances and provisions
  for credit losses......        12,390    13,398    14,978    16,213     8,906     9,229     6,413     6,700
Net writeoffs............         1,142     3,210     2,265     3,678     1,208     1,621     1,697     2,064
Credit loss expense......           (83)      956       951     1,432     1,272     1,018     1,084       874
RATIOS:
Impaired loans/Gross
  loans..................           7.8%      8.1%      8.0%      N/A       N/A       N/A       N/A       N/A
Non-performing loans/
  Gross loans............           4.3%      4.7%      4.9%      4.7%      4.1%      5.3%      3.4%      7.1%
Allowance and provisions
  for credit losses as a
  percentage of:
  Gross loans............           4.6%      4.8%      4.5%      4.6%      4.9%      4.4%      2.6%      3.9%
  Impaired loans.........          58.9%     59.7%     56.6%      N/A       N/A       N/A       N/A       N/A
  Non-performing loans...         107.3%    102.5%     93.0%     97.3%    117.4%     83.6%     78.1%     54.5%
Net writeoffs as a
  percentage of:
  Gross loans............           0.4%      1.2%      0.7%      1.0%      0.7%      0.8%      0.7%      1.2%
  Allowance and
    provisions for credit
    losses...............           9.2%     24.0%     15.1%     22.7%     13.6%     17.6%     26.5%     30.8%
Allowance and provisions
  for credit losses as a
  multiple of net
  writeoffs..............         10.85%     4.17      6.61      4.41      7.37      5.69      3.78      3.25

---------------
N/A = Not Available

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Risks--Market Risk."

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma financial statements on pages 127 to 150 present the condensed consolidated balance sheet of UBS and PaineWebber as of 30 June 2000 and the related condensed consolidated income statements for the six-month period ended 30 June 2000 and the year ended 31 December 1999, as if the merger had occurred on 1 January 1999. The presentation is made both on the basis of IAS and U.S. GAAP. In order to present this information and show the reader the source of the information, several schedules are required.

The first set of schedules included present the unaudited pro forma financial statements on the basis of IAS, in Swiss francs (CHF). This is achieved by presenting in the first two columns the financial statements of PaineWebber in accordance with IAS in U.S. Dollars (USD), and then showing the translation into CHF. The third column presents the IAS financial statements of UBS in CHF. We then present accounting entries to reflect the results of the merger, each of which is explained in a footnote, and the final resulting column presents the unaudited pro forma condensed consolidated financial statements. Since IAS will be the primary accounting framework of the consolidated company, we present this information first.

PaineWebber presents its financial statements on the basis of U.S. GAAP rather than IAS. The second set of schedules shows the restatement of the U.S. GAAP financial statements of PaineWebber into IAS. The first column presents the U.S. GAAP financial statements of PaineWebber, after reflecting certain reclassification entries required to conform to the UBS presentation. These reclassification entries do not affect net income or shareholders' equity, and are therefore not presented separately in this document. The next column presents the accounting entries required to restate the financial statements on the basis of IAS, and each entry is explained in a footnote. The final resulting column presents the PaineWebber financial statements in accordance with IAS, and is the same as the first column in the first set of schedules described in the preceding paragraph.

The third set of schedules presents the unaudited pro forma condensed consolidated financial statements in accordance with U.S. GAAP. In much the same way that UBS is required to present a reconciliation of its primary financial statements from IAS to U.S. GAAP, we have also presented this reconciliation. The first column presents the IAS unaudited pro forma condensed consolidated financial statements and is the same as the next to last column in the first set of schedules described two paragraphs above. The next two columns present the accounting entries required to restate the unaudited pro forma financial statements for UBS and PaineWebber, respectively, in accordance with U.S. GAAP. Each of the entries is described in a footnote. The final column presents the unaudited pro forma condensed consolidated financial statements in accordance with U.S. GAAP.

THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS WERE PREPARED DURING AUGUST 2000, SHORTLY AFTER THE MERGER WAS ANNOUNCED, AND THEY HAVE NOT BEEN UPDATED SINCE THEN. As of the date of this prospectus, the analyses necessary to complete the purchase accounting entries required to reflect the merger have not been finalized. However, several of the assumptions and data inputs used in preparing the pro forma financial statements have changed. The more significant changes include:

- Price of UBS Stock. UBS stock was assumed to be valued at $148.75 (CHF245.70) per share for purposes of computing the fair value of the stock consideration given in the merger. The actual closing price on 3 November 2000 (the date the merger was consummated) was $143.30 (CHF252.5) per share.

- Employee stock options. The pro forma financial statements assume that all outstanding PaineWebber employee stock options would have been exercised prior to consummation of the merger. In fact, a significant number of options were exchanged for options on UBS stock rather than being exercised.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

- UBS partial dividend. The partial dividend authorized by UBS shareholders in their Extraordinary General Meeting has not been reflected in the pro forma financial statements.

- Fair value of PaineWebber debt. At the time the merger was announced, PaineWebber debt instruments were being traded generally at a discount to face value. Since that time, the market for these instruments has changed reflecting the prospective guarantee announced by UBS and they are now valued at a premium to face value.

- Final identification of all acquisitions related liabilities has not been completed.

- Analyses necessary to conform PaineWebber accounting policies to those of UBS and to adjust other PaineWebber assets and liabilities to fair value in accordance with purchase accounting have not yet been completed.

All of these matters will result in changes to the estimates included in the accompanying pro forma financial information, which will, in the aggregate be significant. While we do not expect the changes to result in any material change to operating income as presented in the pro formas, these changes will increase the recorded balance of goodwill significantly, as well as the related annual amortization.

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

         UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       BALANCE SHEET AND INCOME STATEMENT
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000

The following unaudited pro forma condensed consolidated balance sheet and income statement as of and for the six months ended 30 June 2000 is derived from the unaudited consolidated financial statements of UBS as of and for the six month period then ended and PaineWebber's unaudited condensed consolidated financial statements as of and for the same period, as adjusted to IAS and translated into Swiss francs, after giving effect to the pro forma adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement below. These adjustments have been made as if the merger took place on 1 January 1999, the first day of the earliest period presented in the UBS and PaineWebber unaudited pro forma condensed consolidated financial information. This information has been prepared from, and should be read together with, the respective unaudited consolidated financial statements and related notes of UBS and the unaudited condensed consolidated financial statements of PaineWebber, which are included in this document. These statements have been prepared in accordance with IAS.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED 30 JUNE 2000

                                                                                                             CONVENIENCE
                                                                                                             TRANSLATION
                                                                                                   UBS AND       UBS AND
                                                       UBS AND                                 PAINEWEBBER   PAINEWEBBER
                                                   PAINEWEBBER      PRO FORMA                 CONSOLIDATED  CONSOLIDATED
                           PAINEWEBBER       UBS      COMBINED  ADJUSTMENT(2)                    PRO FORMA     PRO FORMA
(IN MILLIONS)            US$    CHF(1)     CHF         CHF           CHF       REFERENCE(2)       CHF          US$(3)
------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income.......  2,056   3,410     24,079        27,489                                     27,489        16,820
Interest expense......  1,729   2,868     19,753        22,621            299        e,g           22,920        14,024
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Net interest income...    327     542      4,326         4,868          (299)                       4,569         2,796
Credit loss expense...     --      --        (83)         (83)                                       (83)          (51)
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Net interest income
  after credit loss
  expense.............    327     542      4,409         4,951          (299)                       4,652         2,847
Net fee and commission
  income..............  2,025   3,359      7,835        11,194                                     11,194         6,850
Net trading income....    473     784      5,669         6,453                                      6,453         3,948
Other income,
  including income
  from disposal of
  associates and
  subsidiaries........     81     134        644           778                                        778           475
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Total operating
  income..............  2,906   4,819     18,557        23,376          (299)                      23,077        14,120
                        -----   -----    -------   -----------  -------------                 -----------   -----------
OPERATING EXPENSES
Personnel.............  1,781   2,955      8,876        11,831            166          h           11,997         7,340
General and
  administrative......    605   1,003      3,174         4,177                                      4,177         2,556
Depreciation and
  amortization........     63     104        947         1,051            372        d,k            1,423           871
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Total operating
  expense.............  2,449   4,062     12,997        17,059            538                      17,597        10,767
                        -----   -----    -------   -----------  -------------                 -----------   -----------
OPERATING PROFIT
  BEFORE TAX AND
  MINORITY
  INTERESTS...........    457     757      5,560         6,317          (837)                       5,480         3,353
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Tax expense...........    166     274      1,257         1,531          (169)          l            1,362           834
                        -----   -----    -------   -----------  -------------                 -----------   -----------
NET PROFIT BEFORE
  MINORITY
  INTERESTS...........    291     483      4,303         4,786          (668)                       4,118         2,519
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Minority interests....      0       0         35            35            111          f              146            89
                        -----   -----    -------   -----------  -------------                 -----------   -----------
NET PROFIT............    291     483      4,268         4,751          (779)                       3,972         2,430
                        -----   -----    -------   -----------  -------------                 -----------   -----------
Basic earnings per
  share...............           3.32      10.91                                                     9.15          5.60
                                -----    -------                                              -----------   -----------
Diluted earnings per
  share...............           3.15      10.79                                                     9.03          5.52
                                -----    -------                                              -----------   -----------

The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement are an integral part of this pro forma information.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                               AS OF 30 JUNE 2000

                                                                                                                  CONVENIENCE
                                                                                                                  TRANSLATION
                                                                                                        UBS AND       UBS AND
                                                            UBS AND                                 PAINEWEBBER   PAINEWEBBER
                                                        PAINEWEBBER      PRO FORMA                 CONSOLIDATED  CONSOLIDATED
                                PAINEWEBBER       UBS      COMBINED  ADJUSTMENT(2)                    PRO FORMA     PRO FORMA
(IN MILLIONS)               US$     CHF(1)      CHF         CHF           CHF       REFERENCE(2)       CHF          US$(3)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with
  central banks..........      --        --     3,457         3,457                                      3,457         2,115
Money market paper.......   4,284     7,002    61,504        68,506                                     68,506        41,918
Due from banks...........   1,682     2,749    25,761        28,510                                     28,510        17,445
Cash collateral on
  securities borrowed....  10,517    17,188   146,199       163,387                                    163,387        99,974
Reverse repurchase
  agreements.............  17,622    28,800   164,866       193,666                                    193,666       118,501
Trading portfolio
  assets.................  15,939    26,048   215,649       241,697                                    241,697       147,891
Positive replacement
  values.................     190       310    57,758        58,068                                     58,068        35,531
Loans, net of allowance
  for credit losses......  11,108    18,152   233,015       251,167                                    251,167       153,685
Financial investments....     862     1,408     9,504        10,912             50          b           10,962         6,708
Accrued income and
  prepaid expenses.......     575       940     5,817         6,757            776          h            7,533         4,610
Investments in
  associates.............      --        --       818           818                                        818           501
Property and equipment...     723     1,182     8,216         9,398                                      9,398         5,750
Intangible assets and
  goodwill...............     676     1,105     3,545         4,650         12,669    b,c,d,k           17,319        10,597
Other assets.............   1,408     2,301    10,198        12,499          1,601        b,l           14,100         8,628
                           ------   -------   -------   -----------  -------------                 -----------   -----------
TOTAL ASSETS.............  65,586   107,185   946,307     1,053,492         15,096                   1,068,588       653,854
                           ------   -------   -------   -----------  -------------                 -----------   -----------
LIABILITIES
Money market paper
  issued.................   1,157     1,890    85,409        87,299                                     87,299        53,417
Due to banks.............   1,496     2,445    75,172        77,617          7,724          a           85,341        52,219
Cash collateral on
  securities lent........   7,249    11,847    15,334        27,181                                     27,181        16,632
Repurchase agreements....  28,825    47,109   230,565       277,674                                    277,674       169,904
Trading portfolio
  liabilities............   4,239     6,928    60,279        67,207                                     67,207        41,123
Negative replacement
  values.................     320       523    77,926        78,449                                     78,449        48,002
Due to customers.........  10,228    16,716   279,915       296,631                                    296,631       181,503
Accrued expenses and
  deferred income........   2,197     3,591    14,492        18,083            802          e           18,885        11,555
Long-term debt...........   5,603     9,157    52,990        62,147          (307)        b,g           61,840        37,839
Other liabilities........   1,121     1,829    21,950        23,779            303      b,f,l           24,082        14,736
                           ------   -------   -------   -----------  -------------                 -----------   -----------
TOTAL LIABILITIES........  62,435   102,045   914,032     1,016,067          8,522                   1,024,589       626,930
                           ------   -------   -------   -----------  -------------                 -----------   -----------
MINORITY INTERESTS.......      --        --       399           399          2,478          a            2,877         1,761
                           ------   -------   -------   -----------  -------------                 -----------   -----------
TOTAL SHAREHOLDERS'
  EQUITY.................   3,151     5,150    31,876        37,026          4,096  a,b,c,f,h,j         41,122        25,163
                           ------   -------   -------   -----------  -------------                 -----------   -----------
TOTAL LIABILITIES,
  MINORITY INTERESTS AND
  SHAREHOLDERS' EQUITY...  65,586   107,185   946,307     1,053,492         15,096                   1,068,588       653,854
                           ======   =======   =======   ===========  =============                 ===========   ===========

The notes to the UBS AG and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement are an integral part of this pro forma information.

--------------------------------------------------------------------------------
 128

UBS
--------------------------------------------------------------------------------

         UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                INCOME STATEMENT
                      FOR THE YEAR ENDED 31 DECEMBER 1999

The following unaudited pro forma condensed consolidated income statement for the year ended 31 December 1999 is derived from the audited consolidated financial statements of UBS for the year then ended and from the audited consolidated financial statements of PaineWebber for the year then ended as adjusted to IAS and translated into Swiss francs, after giving effect to the pro forma adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement. These adjustments have been determined as if the merger took place on 1 January 1999, the first day of the earliest financial period presented in the UBS and PaineWebber unaudited pro forma condensed consolidated financial information. This information has been prepared from, and should be read together with, the respective historical consolidated financial statements of UBS and PaineWebber, which are included in this document. These statements have been prepared in accordance with IAS.

                      FOR THE YEAR ENDED 31 DECEMBER 1999

                                                                                                               CONVENIENCE
                                                                                                               TRANSLATION
                                                                                                     UBS AND       UBS AND
                                                               UBS AND                           PAINEWEBBER   PAINEWEBBER
                                                           PAINEWEBBER      PRO FORMA           CONSOLIDATED  CONSOLIDATED
                                    PAINEWEBBER   UBS AG      COMBINED  ADJUSTMENT(2)              PRO FORMA     PRO FORMA
        (IN MILLIONS)            US$     CHF(1)    CHF         CHF           CHF       REF(2)       CHF          US$(3)
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income...............  3,123    4,694    35,604        40,298                               40,298        24,658
Interest expense..............  2,647    3,979    29,695        33,674            545  e,g           34,219        20,938
                                -----    -----    ------   -----------  -------------           -----------   -----------
Net interest income...........    476      715     5,909         6,624          (545)                 6,079         3,720
Credit loss expense...........     --       --       956           956                                  956           585
                                -----    -----    ------   -----------  -------------           -----------   -----------
Net interest income after
  credit loss expense.........    476      715     4,953         5,668          (545)                 5,123         3,135
Net fee and commission
  income......................  3,343    5,024    12,607        17,631                               17,631        10,788
Net trading income............  1,090    1,638     7,719         9,357                                9,357         5,726
Other income, including income
  from disposal of associates
  and subsidiaries............    171      257     3,146         3,403                                3,403         2,082
                                -----    -----    ------   -----------  -------------           -----------   -----------
Total operating income........  5,080    7,634    28,425        36,059          (545)                35,514        21,731
                                -----    -----    ------   -----------  -------------           -----------   -----------
OPERATING EXPENSES
Personnel.....................  3,069    4,613    12,577        17,190            331    h           17,521        10,721
General and administrative....  1,016    1,526     6,098         7,624                                7,624         4,665
Depreciation and
  amortization................     98      147     1,857         2,004            746  d,k            2,750         1,683
                                -----    -----    ------   -----------  -------------           -----------   -----------
Total operating expenses......  4,183    6,286    20,532        26,818          1,077                27,895        17,069
                                -----    -----    ------   -----------  -------------           -----------   -----------
OPERATING PROFIT BEFORE TAX
  AND MINORITY INTERESTS......    897    1,348     7,893         9,241        (1,622)                 7,619         4,662
                                -----    -----    ------   -----------  -------------           -----------   -----------
Tax expense...................    366      550     1,686         2,236          (306)    l            1,930         1,181
                                -----    -----    ------   -----------  -------------           -----------   -----------
NET PROFIT BEFORE MINORITY
  INTERESTS...................    531      798     6,207         7,005        (1,316)                 5,689         3,481
                                -----    -----    ------   -----------  -------------           -----------   -----------
Minority interests............     --       --        54            54            223    f              277           169
                                -----    -----    ------   -----------  -------------           -----------   -----------
NET PROFIT....................    531      798     6,153         6,951        (1,539)                 5,412         3,312
                                -----    -----    ------   -----------  -------------           -----------   -----------
Basic earnings per share......            5.51     15.20                                              12.10          7.40
                                         -----    ------                                        -----------   -----------
Diluted earnings per share....            5.21     15.07                                              11.97          7.32
                                         -----    ------                                        -----------   -----------

The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement are an integral part of this information.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT

   AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND FOR THE YEAR ENDED 31
                                 DECEMBER 1999

1. TRANSLATION OF PAINEWEBBER FINANCIAL STATEMENTS

PaineWebber presents its financial statements on a U.S. GAAP basis and in U.S. dollars. These financial statements have been restated into IAS. The restated income statement of PaineWebber has been translated into Swiss francs at the average rate of CHF 1.66 per U.S. $1.00 for the six months ended 30 June 2000 and CHF 1.50 per U.S. $1.00 for the year ended 31 December 1999.

The restated PaineWebber balance sheet has been translated into Swiss francs at the spot rate of CHF 1.63 per U.S. $1.00 at 30 June 2000 and CHF 1.59 per U.S. $1.00 at 31 December 1999.

These translations should not be taken as assurances that the CHF amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

2. PRO FORMA ACQUISITION ADJUSTMENTS

The unaudited pro forma condensed consolidated financial information records the merger as being accounted for as an acquisition with the excess of the fair value of the consideration over the fair value of net assets acquired being allocated to goodwill. See the discussion below for information related to recording the issuance of UBS ordinary shares, trust preferred securities and debt to effect the purchase, the related retirement of shares of PaineWebber common stock, the adjustment of PaineWebber's assets and liabilities to fair value, and the recording of the resulting goodwill.

  Issuance of UBS Securities and the Retirement of PaineWebber Securities

The unaudited pro forma condensed consolidated financial information assumes a total purchase price of $12,696 million (CHF 20,970 million). Pursuant to the terms of the merger agreement, UBS will issue approximately 42.7 million UBS ordinary shares, equivalent to $6,348 million (CHF 10,485 million), and pay $6,348 million (CHF 10,485 million) in cash in exchange for 172.8 million shares of PaineWebber common stock at an exchange ratio of 0.4954. The total purchase price assumed is based on the closing price of UBS ordinary shares on the New York Stock Exchange on 11 July 2000, which was $148.75 (CHF 245.70). Additional costs relevant to the merger include estimated professional fees of $90 million (CHF 149 million) (primarily legal, investment bankers' and accountants' fees) to be accounted for as acquisition costs.

For purposes of determining the number of PaineWebber shares to be canceled, it is assumed that, in addition to the 146.8 million shares outstanding as of 11 July 2000, PaineWebber employee stock options and convertible debt representing approximately 33.6 million shares will be exercised or converted at an aggregate strike price of $908 million (CHF 1,500 million), at a range of $6.69 to $48.56, or CHF 11.05 to CHF 80.21, per share, and reduced by approximately 7.6 million shares of PaineWebber common stock that may be repurchased from employees at $73.50 (CHF 121.42) per share for a total price of $562 million (CHF 928 million) to satisfy their individual tax withholding requirements.

a. This entry records the cash consideration of $6,348 million (CHF 10,485 million) to be paid in the merger, on the basis of the assumptions noted in this footnote. We have assumed, for purposes of these pro forma financial statements, that UBS will issue, directly or indirectly through subsidiaries, $1,500 million (CHF 2,478 million) in trust preferred securities during the third and fourth quarters of 2000. Although it has not yet been determined how the proceeds of these trust preferred securities will be applied by UBS, we have assumed, solely for the purposes of these pro forma financial statements, that the cash consideration in the merger will be financed from the proceeds of those trust preferred securities and through the issuance of short-term debt instruments. UBS will also enter into certain interest rate swap transactions in order to produce the effect of issuing medium- to long-term debt.

--------------------------------------------------------------------------------
 130

UBS
--------------------------------------------------------------------------------

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

The pro forma net cash requirement relating to the merger, including additional cost considerations and sources of funding, are shown below.

                                                                   US$              CHF
                                                              (in millions)    (in millions)
--------------------------------------------------------------------------------------------
Cash consideration..........................................      6,348           10,485
Professional fees...........................................         90              149
                                                                  -----           ------
Purchase price net cash requirement.........................      6,438           10,634
Additional funding:
  1. Purchase of PaineWebber shares for tax withholding (see
     b).....................................................        562              928
  2. Employee retention program (see h).....................         19               31
  3. Proceeds from PaineWebber employee stock options (see
     i).....................................................       (908)          (1,500)
  4. Swiss assessment for issuance of UBS ordinary shares
     (see j)................................................         66              109
                                                                  -----           ------
Total cash required to fund the merger......................      6,177           10,202
                                                                  =====           ======
Sources of funding:
  Short-term debt...........................................      4,677            7,724
  Issuance of trust preferred securities....................      1,500            2,478
                                                                  -----           ------
                                                                  6,177           10,202
                                                                  =====           ======

     Fair Value and Book Value Adjustments

b. This entry records the adjustments to state the net assets of PaineWebber at their fair market values and additional book value adjustments as of 30 June 2000. A preliminary allocation of the purchase price has been performed for purposes of the unaudited pro forma condensed consolidated financial information based on initial appraisal estimates and other valuation studies which are in process and on certain assumptions that UBS believes are reasonable. The final allocation is subject to completion of these studies, which is expected to be within the next twelve months. However, UBS does not expect the differences between the preliminary and final allocations to have a material impact on shareholders' equity or net profit for the periods. A summary, in accordance with IAS, is shown on the following page.

Certain financial and non-financial assets, long-term debt and corresponding hedging derivatives, and pension obligations have been adjusted to reflect their estimated fair values. All remaining assets and liabilities are reported in the historical accounts at approximately their respective fair values. The fair value adjustments have been shown pre-tax, with an aggregate tax effect, based on a 35% effective tax rate, disclosed.

PaineWebber vested and non-vested options and convertible debt outstanding as of 11 July 2000 are assumed to be fully exercised or converted prior to the merger. The resulting proceeds, related tax benefit and redemption of shares of PaineWebber common stock in satisfaction of employees' tax withholding requirements have been reflected in the adjustments.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

                                                                        US$              CHF
                                                              (in millions)    (in millions)
--------------------------------------------------------------------------------------------
Book value of PaineWebber net assets in accordance with
  IAS.......................................................      3,151            5,205
Proceeds upon exercise of existing PaineWebber stock
  options...................................................        908            1,500
Tax benefit upon exercise/conversion of existing PaineWebber stock options/convertible debt and net tax benefit upon
  vesting of (restricted) shares............................        714            1,179
Redemption of shares in satisfaction of employees'
  individual tax withholding requirements...................       (562)            (928)
Fair value adjustments:
  1. Elimination of existing goodwill.......................       (660)          (1,090)
  2. Revaluation of financial assets........................         30               50
  3. Revaluation of non-financial assets....................         39               64
  4. Recognition of fair value of lease obligations.........        145              240
  5. Revaluation of long-term debt and associated hedging
     derivatives............................................         85              141
  6. Revaluation of pension obligations.....................        (21)             (35)
Tax effect of fair value adjustments........................        134              221
                                                                  =====           ======
Fair value of net assets acquired...........................      3,962            6,545
                                                                  =====           ======

     Determination of Goodwill

c. This entry records payment of the total purchase consideration, the elimination of PaineWebber's equity accounts, and the recognition of the resulting goodwill.

                                                                   US$              CHF
                                                              (in millions)    (in millions)
--------------------------------------------------------------------------------------------
Share consideration
  Share capital.............................................        635            1,049
  Share premium.............................................      5,713            9,436
                                                                 ------           ------
Total share consideration...................................      6,348           10,485
Cash consideration..........................................      6,348           10,485
Acquisition costs...........................................         90              149
                                                                 ------           ------
Total purchase consideration................................     12,786           21,119
Less: Fair value of net assets acquired (see above).........      3,962            6,545
                                                                 ------           ------
Goodwill....................................................      8,824           14,574
                                                                 ======           ======

The purchase consideration and pro forma adjustments shown above are based in part on the assumption that all of the 33.6 million PaineWebber employee stock options and convertible debt are exercised/converted and the resulting shares (net of shares repurchased by PaineWebber) are tendered as part of the share exchange. UBS stock options will be issued to replace PaineWebber options and convertible debt that are not exercised/converted. If none of the PaineWebber stock options/convertible debt were exercised/converted, 16.7 million UBS options would be issued, with a fair value of $1,845

--------------------------------------------------------------------------------
 132

UBS
--------------------------------------------------------------------------------

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

million. (CHF 3,048 million). This would change the pro forma information presented in this document as follows:

                                                               US$             CHF
                                                           (IN MILLIONS    (IN MILLIONS
                                                            EXCEPT FOR      EXCEPT FOR
                                                           EARNINGS PER    EARNINGS PER      %
                                                              SHARE)          SHARE)       CHANGE
-------------------------------------------------------------------------------------------------
Decrease in purchase price...............................          (184)           (305)    (1.5%)
Decrease in cash consideration...........................        (1,014)         (1,675)   (16.0%)
Decrease in net assets acquired..........................        (1,096)         (1,810)   (27.7%)
Increase in goodwill.....................................           911           1,505     10.3%
Change in pro forma net profit and EPS:
  Six months ended 30 June 2000
     Net profit..........................................         (9.56)         (15.67)    (0.4%)
     Basic EPS...........................................          0.07            0.11      1.2%
     Diluted EPS.........................................         (0.08)          (0.14)    (1.5%)
  Year ended 31 December 1999
     Net profit..........................................        (19.12)         (35.48)    (0.7%)
     Basic EPS...........................................          0.08            0.11      0.9%
     Diluted EPS.........................................         (0.21)          (0.33)    (2.8%)

d. This entry records the amortization of goodwill of $221 million (CHF 364 million) in the six months ended 30 June 2000, and $441 million (CHF 729 million) in the year ended 31 December 1999.

  Other Merger-Related Adjustments

e. This entry records interest expense accrued on $4,677 million (CHF 7,724 million) of merger-related short-term debt. The interest expense assumes a weighted average rate of 6.85% on the short-term debt and a 0.50% rate on swaps used to hedge the short-term debt, for a total interest rate of 7.35%. The resulting adjustment to interest expense is $172 million (CHF 285 million) for the six months ended 30 June 2000, and $344 million (CHF 517 million) for the year ended 31 December 1999. The effect of a 1/8% increase in interest rates would be to increase interest expense by $3 million (CHF 5 million) for the six months ended 30 June 2000 and by $6 million (CHF 9 million) for the year ended 31 December 1999.

f. This entry records the distributions accrued on $1,500 million (CHF 2,478 million) of trust preferred securities issued, assuming a distribution rate of 9%. The distributions accrued are $68 million (CHF 111 million) for the six months ended 30 June 2000, and $135 million (CHF 223 million) for the year ended 31 December 1999. The effect of a 1/8% increase in rates would be to increase distributions by $1 million (CHF 2 million) for the six months ended 30 June 2000 and by $2 million (CHF 3 million) for the year ended 31 December 1999.

g. This entry records amortization of net discount resulting from fair market valuation of PaineWebber long-term debt and associated hedging swaps. The amortization period is a straight line period of 5 years (the average maturity of the long-term debt). The amounts amortized are $9 million (CHF 14 million) for the six months ended 30 June 2000 and $17 million (CHF 28 million) for the year ended 31 December 1999.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

h. This entry records the establishment of an employee retention bonus program. For purposes of this pro forma presentation, it is assumed that approximately 5 million restricted UBS ordinary shares, 2 million UBS stock options and $37.5 million (CHF 62 million) cash, with an aggregate value of $875 million (CHF 1,446 million), subject to vesting restrictions of 2 to 4 years, will be awarded to certain employees of PaineWebber. It is further assumed that the options will be issued with strike prices equivalent to the current market value of UBS ordinary shares. No compensation expense is recorded for the options. The assumed issuance of restricted UBS ordinary shares results in incremental compensation expense of $94 million (CHF 156 million) for the six months ended 30 June 2000 and $188 million (CHF 310 million) for the year ended 31 December 1999. The related deferred compensation expense at the end of such periods is $470 million (CHF 776 million) and $564 million (CHF 931 million), respectively. The cash component of the award results in compensation expense of $6 million (CHF 10 million) for the six months ended 30 June 2000 and $13 million (CHF 21 million) for the year ended 31 December 1999. For purposes of computing the cash requirements in a. above, initial funding of the cash awards includes the total amount expensed through the periods ending 30 June 2000, $19 million (CHF 31 million).

i. This entry records PaineWebber's recognition of $908 million (CHF 1,500 million) in proceeds from the exercise of existing PaineWebber employee stock options as a reduction in short term borrowings used to fund the merger.

j. This entry records the payment of $66 million (CHF 109 million) in Swiss assessments required upon the issuance of new UBS ordinary shares in the merger. For purposes of this entry, we have assumed the entire stock component of the purchase consideration will be newly issued shares. The actual amount of newly issued shares may differ if UBS issues shares from treasury stock or enters into stock borrow transactions as a funding source.

k. This entry records the amortization of the fair market valuation of lease obligations. The amortization period is a straight line period of 14 years (the average economic life of existing lease obligations, to be fair valued). The amortization expense is $5 million (CHF 8 million) for the six months ended 30 June 2000 and $10 million (CHF 17 million) for 31 December 1999.

l. This entry records the tax effects of the relevant pro forma adjustments arising from the acquisition at the assumed effective rate of 35%, for both balance sheet and income statement purposes, resulting in a net tax benefit of $102 million (CHF 169 million) for the six months ended 30 June 2000 and $203 million (CHF 306 million) for the year ended 31 December 1999.

3. CONVENIENCE TRANSLATION

30 June 2000 and 31 December 1999 CHF amounts have been translated into U.S. dollars at the exchange rate of one US$=CHF 1.63, the exchange rate on 30 June 2000.

4. PAINEWEBBER EARNINGS PER SHARE

The EPS amounts presented for PaineWebber reflect pro forma IAS adjustments to income and effects of currency translation and will thus differ from those presented in PaineWebber's historical audited and unaudited consolidated financial statements.

--------------------------------------------------------------------------------
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UBS
--------------------------------------------------------------------------------

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

5. PROPOSED DIVIDEND

At the extraordinary general meeting of UBS AG, held on 7 September 2000, the UBS shareholders approved the UBS Board of Directors proposal that a partial dividend be paid to UBS shareholders on record as of 2 October 2000. The payment, which was made on 5 October 2000, relates to the first nine months of the year 2000. The payment of $2.75 (CHF 4.50) per share amounted to approximately $1.1 billion (CHF 1.8 billion). This dividend has not been reflected in the assumptions made for purposes of presenting pro forma financial information.

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

                        PAINEWEBBER UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                        CONVERSION FROM U.S. GAAP TO IAS
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000

The following unaudited condensed consolidated statement of financial condition and income statement as of and for the six months ended 30 June 2000 is derived from the historical unaudited condensed consolidated statement of financial condition and income statement of PaineWebber as of and for the six months then ended, after giving effect to the unaudited IAS adjustments described in the notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS. This information has been prepared from, and should be read together with, the unaudited condensed consolidated financial statements and related notes from PaineWebber's 10-Q for the six months ended 30 June 2000, which are included in this document.

                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED 30 JUNE 2000

                                                                                        PAINE WEBBER
(IN US$ MILLIONS)                        U.S. GAAP(1)    IAS ADJUSTMENT(2)    REFERENCE(2)     IAS
----------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income........................      2,056                                             2,056
Interest expense.......................      1,713               16                i           1,729
                                            ------             ----                           ------
Net interest income....................        343              (16)                             327
Credit loss expense....................         --                                                --
                                            ------             ----                           ------
     Net interest income after credit
       loss expense....................        343              (16)                             327
Net fee and commission income..........      2,093              (68)              j,k          2,025
Net trading income.....................        491              (18)              f,j            473
Other income, including income from
  disposal of associates and
  subsidiaries.........................         81                                                81
                                            ------             ----                           ------
Total operating income.................      3,008             (102)                           2,906
                                            ------             ----                           ------
OPERATING EXPENSES
Personnel..............................      1,789               (8)               f           1,781
General and administrative.............        653              (48)               j             605
Depreciation and amortization..........         64               (1)              a,d             63
                                            ------             ----                           ------
Total operating expenses...............      2,506              (57)                           2,449
                                            ------             ----                           ------
OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS...................        502              (45)                             457
                                            ------             ----                           ------
Tax expense............................        182              (16)               g             166
                                            ------             ----                           ------
NET PROFIT BEFORE MINORITY INTERESTS...        320              (29)                             291
                                            ------             ----                           ------
Minority interests.....................         16              (16)               i               0
                                            ------             ----                           ------
NET PROFIT.............................        304              (13)                             291
                                            ------             ----                           ------
Basic earnings per share...............       2.09                                              2.00
                                            ------                                            ------
Diluted earnings per share.............       1.98                                              1.90
                                            ------                                            ------

The notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS are an integral part of this pro forma information.

--------------------------------------------------------------------------------
 136

UBS
--------------------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION
                               AS OF 30 JUNE 2000

(IN USD MILLIONS)                                    US GAAP(1)    IAS ADJ(2)    REF(2)     IAS
-------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central banks...............          --                                --
Money market paper.................................       4,302         (18)         f      4,284
Due from banks.....................................       1,682                             1,682
Securities received as collateral..................         907        (907)         c         --
Cash collateral on securities borrowed.............      10,517                            10,517
Reverse repurchase agreements......................      15,313       2,309          c     17,622
Trading portfolio assets...........................      18,194      (2,255)     c,e,f     15,939
Positive replacement values........................         190                               190
Loans, net of allowance for credit losses..........      11,108                            11,108
Financial investments..............................         892         (30)         k        862
Accrued income and prepaid expenses................         575                               575
Investments in associates..........................          --                                --
Property and equipment.............................         748         (25)         a        723
Intangible assets and goodwill.....................         693         (17)         d        676
Other assets.......................................       1,282         126          b      1,408
                                                     ----------      ------                ------
TOTAL ASSETS.......................................      66,403        (817)               65,586
                                                     ----------      ------                ------
LIABILITIES
Money market paper issued..........................       1,157                             1,157
Due to banks.......................................       2,393        (897)         e      1,496
Cash collateral on securities lent.................       7,249                             7,249
Obligation to return securities received as
  collateral.......................................         907        (907)         c         --
Repurchase agreements..............................      27,918         907          c     28,825
Trading portfolio liabilities......................       4,081         158        c,e      4,239
Negative replacement values........................         194         126          b        320
Due to customers...................................      10,228                            10,228
Accrued expenses and deferred income...............       2,197                             2,197
Long-term debt.....................................       5,209         394          i      5,603
Other liabilities..................................       1,285        (164)       f,g      1,121
                                                     ----------      ------                ------
TOTAL LIABILITIES..................................      62,818        (383)               62,435
                                                     ----------      ------                ------
MINORITY INTERESTS.................................         394        (394)         i         --
                                                     ----------      ------                ------
TOTAL SHAREHOLDERS' EQUITY.........................       3,191         (40)     a,d,g      3,151
                                                     ----------      ------                ------
TOTAL LIABILITIES, MINORITY INTERESTS AND
  SHAREHOLDERS' EQUITY.............................      66,403        (817)               65,586
                                                     ----------      ------                ------

The notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from US GAAP to IAS are an integral part of this pro forma information.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

                        PAINEWEBBER UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED INCOME STATEMENT
                        CONVERSION FROM U.S. GAAP TO IAS
                      FOR THE YEAR ENDED 31 DECEMBER 1999

The following unaudited condensed consolidated income statement for the year ended 31 December 1999 is derived from the historical audited consolidated income statement of PaineWebber for the year then ended, after giving effect to the unaudited IAS adjustments described in the notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS. This information has been prepared from, and should be read together with, the historical consolidated financial statements and related notes of PaineWebber, which are included in this document.

                      FOR THE YEAR ENDED 31 DECEMBER 1999

                                                                      IAS
               (IN US$ MILLIONS)                 U.S. GAAP(1)    ADJUSTMENT(2)    REFERENCE(2)    IAS
-----------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income................................         3,123                                   3,123
Interest expense...............................         2,532                115           h,i  2,647
                                                 ------------  -----------------                -----
Net interest income............................           591              (115)                  476
Credit loss expense............................            --                                      --
                                                 ------------  -----------------                -----
Net interest income after credit loss
  expense......................................           591              (115)                  476
Net fee and commission income..................         3,418               (75)             j  3,343
Net trading income.............................         1,110               (20)             j  1,090
Other income, including income from disposal of
  associates and subsidiaries..................           171                                     171
                                                 ------------  -----------------                -----
Total operating income.........................         5,290              (210)                5,080
                                                 ------------  -----------------                -----
OPERATING EXPENSES
Personnel......................................         3,050                 19             a  3,069
General and administrative.....................         1,105               (89)           a,j  1,016
Depreciation and amortization..................           100                (2)           a,d     98
                                                 ------------  -----------------                -----
Total operating expense........................         4,255               (72)                4,183
                                                 ------------  -----------------                -----
OPERATING PROFIT BEFORE TAX AND MINORITY
  INTERESTS....................................         1,035              (138)                  897
                                                 ------------  -----------------                -----
Tax expense....................................           374                (8)             g    366
                                                 ------------  -----------------                -----
NET PROFIT BEFORE MINORITY INTERESTS...........           661              (130)                  531
                                                 ------------  -----------------                -----
Minority interests.............................            32               (32)             i     --
                                                 ------------  -----------------                -----
NET PROFIT.....................................           629               (98)                  531
                                                 ------------  -----------------                -----
Dividends and amortization of discount on
  preferred stock..............................            83               (83)             h     --
                                                 ------------  -----------------                -----
NET PROFIT APPLICABLE TO COMMON SHARES.........           546               (15)                  531
                                                 ------------  -----------------                -----
Basic earnings per share.......................          3.77                                    3.67
                                                 ------------                                   -----
Diluted earnings per share.....................          3.56                                    3.47
                                                 ------------                                   -----

     The notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS are an integral part of this pro forma information.

--------------------------------------------------------------------------------
 138

UBS
--------------------------------------------------------------------------------

             NOTES TO THE PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                        CONVERSION FROM U.S. GAAP TO IAS
              AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND
                        THE YEAR ENDED 31 DECEMBER 1999

1. RECLASSIFICATION TO CONFORM PAINEWEBBER ACCOUNTS WITH UBS FINANCIAL PRESENTATION

Reclassifications have been made to the PaineWebber historical financial information presented under U.S. GAAP to conform to UBS's presentation under IAS.

The principal income statement reclassifications relate to:

 1. Commission revenue, Asset management revenue, and Investment banking revenue have been reclassified as Net fees and commission revenue.

 2. Compensation and benefits expense has been reclassified into the Personnel balance.

 3. Office and equipment expense, Communication expense, Business development expense, Professional services expense, and Other expenses have been reclassified into the General and administrative and Depreciation and Amortization expense balances.

The principal balance sheet reclassifications relate to:

 1. Cash and cash equivalents, Cash and securities segregated and on deposit for federal and other regulations, and Receivables from broker dealers have been reclassified into Due from banks.

 2. Treasury bills and money market securities have been removed from Financial instruments owned and moved into Money market paper.

 3. Positive and negative replacement values on derivatives have been separated from Financial instruments owned or sold, not yet purchased into their own respective line items.

 4. Receivables from clients have been reclassified to Loans, net of allowances for credit losses.

 5. Dividend and interest receivables and Fees and other receivables have been reclassified into Accrued income and prepaid expenses.

 6. Intangible assets and goodwill have been removed from Other assets and classified into their own line item.

 7. Commercial and money market paper issued by PaineWebber have been removed from Short term borrowings and reclassified into Money market paper issued.

 8. Short term borrowings, excluding those removed above, and Payables to broker dealers have been reclassified into Due to banks.

 9. Dividends and interest payable and Other liabilities and accrued expenses have been reclassified into Accrued expenses and deferred income.

10. Accrued compensation and benefits have been reclassified into Other liabilities.

11. Company-obligated mandatorily redeemable preferred securities of subsidiary trusts have been reclassified into Minority interest.

12. Certain investments were reclassified from Financial instruments owned to Financial investments and all other Financial instruments owned have been reclassified into Trading portfolio assets.

None of these reclassification adjustments has an impact on net income or shareholders' equity.

2. U.S. GAAP TO IAS ADJUSTMENTS

Accounting principles generally accepted in the United States differ in material respects from IAS. The differences that are material to restating the historical consolidated financial statements of PaineWebber to comply with IAS are described below.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

             NOTES TO THE PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                CONVERSION FROM U.S. GAAP TO IAS -- (CONTINUED)

  Adjustments to Historical PaineWebber Financial Statements:

     a. Software Capitalization

IAS 38, Intangible Assets, became effective 1 January 2000 for entities reporting on a calendar year basis. This standard requires that companies capitalize certain costs of acquiring or developing internal use software. Prior to 1 January 2000, these costs were expensed. Under U.S. GAAP, PaineWebber early adopted SOP 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use, and capitalized such costs beginning in 1998. For purposes of the pro forma presentation, the effects of capitalization and related amortization prior to 1 January 2000 are reversed and costs are instead recognized in expense as incurred.

     b. Hedge Accounting

Under U.S. GAAP, unrealized gains and losses on derivatives that qualify for hedge accounting are not recognized on the face of the balance sheet. Under IAS, the replacement value of all derivative products, including those qualifying for hedge accounting, are recognized on the balance sheet. For purposes of the pro forma presentation, positive and negative replacement values for derivatives qualifying for hedge accounting are reported on the face of the balance sheet, with the net offset reported as other assets.

     c. Repurchase, Resale, and Securities Lending Transactions

Under IAS, repurchase agreements and securities borrowed are accounted for as collateralized borrowings. Reverse repurchase agreements and securities lending are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.

Under U.S. GAAP, securities lending and repurchase transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. The accounting for these transactions has been reversed for purposes of the IAS presentation.

Additionally, under U.S. GAAP, when specific control conditions exist, securities collateral controlled is recognized as an asset with an offsetting obligation to return such securities collateral. For purposes of IAS presentation, such controlled securities collateral has been de-recognized.

     d. Goodwill and Other Intangibles

Under IAS, amortization of goodwill and other intangible assets is generally limited to a maximum period of 20 years. U.S. GAAP provides that goodwill and other intangibles are amortizable over their useful economic life with a maximum life of 40 years. For purposes of the pro forma presentation, the amortization of PaineWebber's goodwill and other intangibles has been restated using the maximum 20 year period.

     e. Trade Date v. Settlement Date

UBS follows a settlement date convention of accounting for inventory in its trading portfolio, for balance sheet presentation purposes. PaineWebber recognizes purchases and sales of inventory on its statement of financial condition at their trade date. For purpose of pro forma presentation PaineWebber's statement of financial condition has been restated as if it followed settlement date accounting.

--------------------------------------------------------------------------------
 140

UBS
--------------------------------------------------------------------------------

             NOTES TO THE PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                CONVERSION FROM U.S. GAAP TO IAS -- (CONTINUED)

     f. Rabbi Trusts

PaineWebber has transferred certain compensation related assets into "Rabbi Trusts." U.S. GAAP requires consolidation of the assets and liabilities of a Rabbi Trust. IAS, however, applies a "controls" approach in determining whether an entity should be consolidated. Under this approach the Rabbi Trusts would not be consolidated and therefore, for purposes of the pro forma presentation, such assets and liabilities and their related income and expenses have been eliminated from the statement of financial condition and income statement, respectively.

     g. Income Taxes

Records the tax effect pertaining to the conversion from U.S. GAAP to IAS on the unaudited consolidated statement of financial condition and income statement of PaineWebber, assuming an effective tax rate of 37.3%.

     h. Redemption of Mandatorily Redeemable Preferred Stock

Under IAS, preferred shares having mandatory redemption features are classified as debt with associated dividends recognized in interest expense. For purposes of pro forma presentation, the Unamortized discount charged to equity on redemption of preferred stock and Dividends and amortization of discount on preferred stock, thereon, have been reclassified as Interest expense.

     i. Trust Preferred Securities

Under IAS, trust preferred securities having mandatory redemption features are classified as debt with associated dividends recognized in interest expense. For purposes of pro forma presentation, Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts have been reclassified to Long-term debt and the related Minority interest expense to Interest expense.

     j. Brokerage, Clearing and Exchange Fees

PaineWebber records certain brokerage, clearing and exchange fees as separate components of expense for purposes of its U.S. GAAP financial statements. Under IAS, expenses directly connected with a transaction are charged against revenues.

     k. Private Equity Investments

PaineWebber carries private equity related investments for which there exist trading restrictions at estimated net realizable value under U.S. GAAP. UBS records similar investments at cost, less writedowns for impairments in value. This adjustment reverses unrealized gains on such investments reflected in the PaineWebber accounts.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

               UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                        CONVERSION FROM IAS TO U.S. GAAP
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000

The following unaudited pro forma condensed consolidated balance sheet and income statement as of and for the six months ended 30 June 2000 is derived from the unaudited consolidated balance sheet and income statements of UBS and PaineWebber as of and for the six months then ended, after giving effect to the U.S. GAAP adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP and the pro forma adjustments presented in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement. This information has been prepared from, and should be read together with, the respective unaudited consolidated financial statements and related notes of UBS and of PaineWebber, which are included in this document.

                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED 30 JUNE 2000

                                                                                                            CONVENIENCE
                                                                                                            TRANSLATION
                                      UBS AND                                                                   UBS AND
                                  PAINEWEBBER                                                    UBS AND    PAINEWEBBER
                                 CONSOLIDATED             UBS                 PAINEWEBBER    PAINEWEBBER   CONSOLIDATED
                                    PRO FORMA       U.S. GAAP                   U.S. GAAP   CONSOLIDATED      PRO FORMA
                                          IAS   ADJUSTMENT(1)   REFERENCE(1)   ADJUSTMENT      U.S. GAAP      U.S. GAAP
(IN MILLIONS)                             CHF             CHF                         CHF            CHF         US$(2)
-----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income................       27,489              (91)       a                            27,398        16,764
Interest expense...............       22,920              (15)       a                (27)        22,878        13,999
                                     -------           ------                         ---         ------       -------
Net interest income............        4,569              (76)                         27          4,520         2,765
Credit loss expense............          (83)                                                        (83)          (51)
                                     -------           ------                         ---         ------       -------
Net interest income after
  credit loss expense..........        4,652              (76)                         27          4,603         2,816
Net fee and commission
  income.......................       11,194                                          112         11,306         6,918
Net trading income.............        6,453           (1,270)       c                 30          5,213         3,190
Other income, including income
  from disposal of associates
  and subsidiaries.............          778               25        d                               803           493
                                     -------           ------                         ---         ------       -------
Total operating income.........       23,077           (1,321)                        169         21,925        13,417
                                     -------           ------                         ---         ------       -------
OPERATING EXPENSES
Personnel......................       11,997               (7)     e,f,g               13         12,003         7,344
General and administrative.....        4,177               27        b                 79          4,283         2,621
Depreciation and
  amortization.................        1,423              839       a,h                 3          2,265         1,386
                                     -------           ------                         ---         ------       -------
Restructuring costs............           --              130        b                               130            80
Total operating expenses.......       17,597              989                          95         18,681        11,431
                                     -------           ------                         ---         ------       -------
                                     -------           ------                         ---         ------       -------
OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS...........        5,480           (2,310)                         74          3,244         1,986
                                     -------           ------                         ---         ------       -------
Tax expense....................        1,362              (71)       a                 26          1,317           807
                                     -------           ------                         ---         ------       -------
NET PROFIT BEFORE MINORITY
  INTERESTS....................        4,118           (2,239)                         48          1,927         1,179
                                     -------           ------                         ---         ------       -------
Minority interests.............          146                                           27            173           106
                                     -------           ------                         ---         ------       -------
NET PROFIT.....................        3,972           (2,239)                         21          1,754         1,073
                                     -------           ------                         ---         ------       -------
Other comprehensive income.....           --               34        o                                34            21
                                     -------           ------                         ---         ------       -------
COMPREHENSIVE INCOME...........        3,972           (2,205)                         21          1,788         1,094
                                     -------           ------                         ---         ------       -------
Basic earnings per share.......         9.15                                                        4.04
                                     -------           ------                         ---         ------       -------
Diluted earnings per share.....         9.03                                                        3.99
                                     -------           ------                         ---         ------       -------

     The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP are an integral part of this pro forma information.

--------------------------------------------------------------------------------
 142

UBS
--------------------------------------------------------------------------------

                                 BALANCE SHEET
                               AS OF 30 JUNE 2000

                                                                                                                      CONVENIENCE
                                                                                                                      TRANSLATION
                                         UBS AND                                                                          UBS AND
                                     PAINEWEBBER                                                          UBS AND     PAINEWEBBER
                                    CONSOLIDATED              UBS                     PAINEWEBBER     PAINEWEBBER    CONSOLIDATED
                                       PRO FORMA        U.S. GAAP                       U.S. GAAP    CONSOLIDATED       PRO FORMA
                                             IAS    ADJUSTMENT(1)                      ADJUSTMENT       U.S. GAAP       U.S. GAAP
(IN MILLIONS)                           CHF              CHF         REFERENCE(1)         CHF            CHF            US$(2)
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central
  banks...........................        3,457                                                            3,457           2,115
Money market paper................       68,506                                                30         68,536          41,936
Due from banks....................       28,510            18,866         a,j                 741         48,117           9,442
Cash collateral on securities
  borrowed........................      163,387                                                          163,387          99,974
Reverse repurchase agreements.....      193,666                                            (3,773)       189,893         116,192
Trading portfolio assets..........      241,697           (10,307)       g,i,j              3,685        235,075         143,839
Positive replacement values.......       58,068              (380)         i                              57,688          35,298
Loans, net of allowance for credit
  losses..........................      251,167             8,787         a,j                 741         60,695         159,515
Financial investments.............       10,962            (5,880)         d               (1,458)         3,624           2,217
Accrued income and prepaid
  expenses........................        7,533                                                            7,533           4,609
Investments in associates.........          818                                                              818             501
Property and equipment............        9,398               878         a,h                  41         10,317           6,313
Intangible assets and goodwill....       17,319            16,965         a,h                  59         34,343          21,014
Other assets......................       14,100            15,025       c,d,e,f             1,253         30,378          18,588
                                    -----------           -------                          ------    -----------       ---------
TOTAL ASSETS......................    1,068,588            43,954                           1,319      1,113,861         681,553
                                    -----------           -------                          ------    -----------       ---------
LIABILITIES
Money market paper issued.........       87,299                                                           87,299          53,417
Due to banks......................       85,341            18,104          j                2,206        105,651          64,649
Cash collateral on securities
  lent............................       27,181                                                           27,181          16,632
Repurchase agreements.............      277,674           (15,703)         j               (1,482)       260,489         159,389
Trading portfolio liabilities.....       67,207                                              (259)        66,948          40,964
Negative replacement values.......       78,449              (378)         i                 (205)        77,866          47,645
Due to customers..................      296,631            18,519         a,j                 741        315,891         193,288
Accrued expenses and deferred
  income..........................       18,885                                                           18,885          11,555
Long-term debt....................       61,840               130         a,g                (644)        61,326          37,524
Other liabilities.................       24,082             4,212    a,b,c,d,g,i,j            250         28,544          17,466
                                    -----------           -------                          ------    -----------       ---------
TOTAL LIABILITIES.................    1,024,589            24,884                             607      1,050,080         642,526
                                    -----------           -------                          ------    -----------       ---------
MINORITY INTERESTS................        2,877                                               644          3,521           2,154
                                    -----------           -------                          ------    -----------       ---------
TOTAL SHAREHOLDERS' EQUITY........        1,122            19,070                              68         60,260          36,873
                                    -----------           -------                          ------    -----------       ---------
TOTAL LIABILITIES, MINORITY
  INTERESTS AND SHAREHOLDERS'
  EQUITY..........................    1,068,588            43,954                           1,319      1,113,861         681,553
                                    -----------           -------                          ------    -----------       ---------

    The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP are an integral part of this pro forma information.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

               UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                         CONSOLIDATED INCOME STATEMENT
                        CONVERSION FROM IAS TO U.S. GAAP
                      FOR THE YEAR ENDED 31 DECEMBER 1999

The following unaudited pro forma condensed consolidated income statement for the year ended 31 December 1999 is derived from the audited consolidated income statement of UBS for the year then ended and from the unaudited pro forma condensed consolidated income statement of PaineWebber for the year then ended, after giving effect to the U.S. GAAP adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP and the pro forma adjustments presented in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated income statement. This information has been prepared from, and should be read together with, the respective consolidated financial statements and related notes of UBS and PaineWebber, which are included in this document.

                      FOR THE YEAR ENDED 31 DECEMBER 1999

                                                                                                              CONVENIENCE
                                                                                                              TRANSLATION
                                          UBS AND                                                               UBS AND
                                        PAINEWEBBER                                               UBS AND     PAINEWEBBER
                                        CONSOLIDATED       UBS                     PAINEWEBBER  PAINEWEBBER   CONSOLIDATED
                                         PRO FORMA      U.S. GAAP                   U.S. GAAP   CONSOLIDATED   PRO FORMA
                                            IAS       ADJUSTMENT(1)                ADJUSTMENT    U.S. GAAP     U.S. GAAP
            (IN MILLIONS)                        CHF            CHF    REFERENCE           CHF           CHF        US$(2)
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income.......................       40,298           (200)  a                               40,098        24,536
Interest expense......................       34,219            (35)  a                   (173)       34,011        20,811
                                            -------          ------                       ----      -------       -------
Net interest income...................        6,079           (165)                        173        6,087         3,725
Credit loss expense...................          956                                                     956           585
                                            -------          ------                       ----      -------       -------
Net interest income after credit loss
  expense.............................        5,123           (165)                        173        5,131         3,140
Net fee and commission income.........       17,631                                        113       17,744        10,857
Net trading income....................        9,357           (545)  a,b,c                  30        8,842         5,411
Other income, including income from
  disposal of associates and
  subsidiaries........................        3,403              36  a,d                              3,439         2,104
                                            -------          ------                       ----      -------       -------
Total operating income................       35,514           (674)                        316       35,156        21,512
                                            -------          ------                       ----      -------       -------
OPERATING EXPENSES
Personnel.............................       17,521            (94)  a,b,e,f,g,h          (29)       17,398        10,646
General and administrative............        7,624             566  a,b,h                 134        8,324         5,093
Depreciation and amortization.........        2,750           1,597  a,h                     3        4,350         2,662
                                            -------          ------                       ----      -------       -------
Restructuring costs...................           --             750  b                                  750           459
Total operating expenses..............       27,895           2,819                        108       30,822        18,860
                                            -------          ------                       ----      -------       -------
OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS..................        7,619         (3,493)                        208        4,334         2,652
                                            -------          ------                       ----      -------       -------
Tax expense...........................        1,930           (177)  a                      12        1,765         1,080
                                            -------          ------                       ----      -------       -------
NET PROFIT BEFORE MINORITY
  INTERESTS...........................        5,689         (3,316)                        196        2,569         1,572
                                            -------          ------                       ----      -------       -------
Minority interests....................          277                                         48          325           199
                                            -------          ------                       ----      -------       -------
NET PROFIT............................        5,412         (3,316)                        148        2,244         1,373
                                            -------          ------                       ----      -------       -------
Dividends and amortization of discount
  on preferred stock..................           --                                        125          125            76
                                            -------          ------                       ----      -------       -------
NET PROFIT/(LOSS) APPLICABLE TO COMMON
  SHARES..............................        5,412         (3,316)                         23        2,119         1,297
                                            -------          ------                       ----      -------       -------
Basic earnings per share..............        12.10                                                    4.74
                                            -------          ------                       ----      -------       -------
Diluted earnings per share............        11.97                                                    4.69
                                            -------          ------                       ----      -------       -------

The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP are an integral part of this pro forma information.

--------------------------------------------------------------------------------
 144

UBS
--------------------------------------------------------------------------------

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                        CONVERSION FROM IAS TO U.S. GAAP
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000
                    AND FOR THE YEAR ENDED 31 DECEMBER 1999

1. IAS TO U.S. GAAP ADJUSTMENTS

IAS accounting principles differ in material respects from accounting principles generally accepted in the U.S. The differences which are material to restating the historical consolidated financial statements of UBS and PaineWebber to comply with U.S. GAAP, are described below.

ADJUSTMENTS TO UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AND INCOME STATEMENTS

The differences which are material to restating the UBS unaudited pro forma consolidated balance sheets and income statements to U.S. GAAP relate to purchase accounting, restructuring provisions, derivatives held for non-trading purposes, financial investments, retirement and benefit plans, other employee benefits, equity participation plans, software capitalization, settlement date vs. trade date accounting and repurchase, resale and securities lending transactions as described in notes (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j), respectively. PaineWebber's IAS to U.S. GAAP adjustments have been documented in the notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS, note #2: U.S. GAAP to IAS adjustments. In addition, for purposes of conforming PaineWebber's accounts to UBS's presentation under U.S. GAAP, certain investments have been reclassified from financial investments to Other Assets.

  a. Purchase Accounting

     General

Under IAS, UBS accounted for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation under the pooling of interests method. The balance sheets and income statements of the banks were combined and no adjustments to the carrying values of the assets and liabilities were made.

Under U.S. GAAP, the business combination creating UBS is accounted for under the purchase method with Union Bank of Switzerland being considered the accounting acquirer. Under the purchase method, the cost of acquisition is measured at fair value and the acquirer's interests in identifiable tangible assets and liabilities of the acquiree are restated to fair values at the date of acquisition. Any excess consideration paid over the fair value of net tangible assets acquired is allocated, first to identifiable intangible assets based on their fair values, if determinable, with the remainder allocated to goodwill.

     Goodwill

Under U.S. GAAP, goodwill and other intangible assets acquired are capitalized and amortized over the expected periods to be benefited with adjustments, if any, for impairment.

For purposes of the U.S. GAAP reconciliation, the excess of the consideration paid for Swiss Bank Corporation over the fair value of the net tangible assets received has been recorded as Goodwill and is being amortized on a straight line basis over a weighted average life of 13 years beginning 29 June 1998.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

     Other Purchase Accounting Adjustments

For purposes of the U.S. GAAP reconciliation, the restatement of Swiss Bank Corporation's net assets to fair value resulted in decreasing net tangible assets by CHF 1,077 million. This amount will be amortized over a period ranging from 2 years to 20 years depending upon the nature of the restatement.

  b. Restructuring Provision

Under IAS, restructuring provisions are recognized when a legal or constructive obligation has been incurred. In 1997, UBS recognized a CHF 7,000 million restructuring provision to cover personnel, information technology ("IT"), premises and other costs associated with combining and restructuring the merged Group. An additional CHF 300 million provision was recognized in the fourth quarter of 1999, reflecting the impact of increased precision in the estimation of certain leased and owned property costs.

Under U.S. GAAP, restructuring provisions for business combinations are not recognized prior to the consummation date of the business combination. Also, the criteria for establishing liabilities of this nature are more stringent than under IAS. Established restructuring provisions are required to be periodically reviewed for appropriateness and revised if necessary.

For purposes of the U.S. GAAP reconciliation, the aggregate CHF 7,300 million restructuring provision was reversed. As a result of the business combination with Swiss Bank Corporation, the decision to combine and streamline certain activities of the banks for the purpose of reducing costs and improving efficiencies, Union Bank of Switzerland recognized a restructuring provision of CHF 1,575 million during 1998 for purposes of the U.S. GAAP reconciliation. CHF 759 million of this provision related to estimated costs for restructuring the operations and activities of Swiss Bank Corporation and such amount was recorded as a liability of the acquired business. The remaining CHF 816 million of estimated costs were charged to restructuring expense during 1998. Adjustments of CHF 130 million and 600 million to the restructuring provision were recognized in the six months ended 30 June 2000 and in the year ended 31 December 1999, respectively, for purposes of the U.S. GAAP reconciliation. The reserve is expected to be substantially exhausted by the end of 2001.

The restructuring provision initially included CHF 756 million for employee termination benefits, CHF 332 million for the closure and write downs of owned and leased premises, and CHF 487 million for professional fees, IT costs, miscellaneous transfer taxes and statutory fees.

The usage of the U.S. GAAP restructuring provision was as follows:

                          BALANCE                            BALANCE      JAN-JUN    JAN-JUN
                         1 JANUARY    1999       1999      31 DECEMBER     2000        2000        BALANCE
(CHF MILLIONS)             1999       USAGE    REVISION       1999         USAGE     REVISION    30 JUNE 2000
-------------------------------------------------------------------------------------------------------------
Personnel............          382     (254)        553            681         57          70             694
Premises.............          305     (244)        179            240         98          45             187
IT...................           25       (5)          7             27          3          --              24
Other................          313      (45)       (139)           129          6          15             138
                            ------    -----       -----         ------       ----        ----          ------
     Total...........        1,025     (548)        600          1,077        164         130           1,043
                            ------    -----       -----         ------       ----        ----          ------
                            ------    -----       -----         ------       ----        ----          ------

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
UBS
--------------------------------------------------------------------------------

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

Additionally, for purposes of the U.S. GAAP reconciliation, nil and CHF 150 million of restructuring costs were expensed as incurred in the six months ended 30 June 2000 and the year ended 31 December 1999, respectively.

  c. Derivatives Instruments Held or Issued for Non-Trading Purposes

Under IAS, UBS recognizes transactions in derivative instruments hedging non-trading positions in the income statement using the accrual or deferral method, which is generally the same accounting as the underlying item being hedged.

U.S. GAAP requires that derivatives be reported at fair value with changes in fair value recorded in income unless specified criteria are met to obtain hedge accounting treatment (accrual or deferral method).

UBS is not required to comply with all of the criteria necessary to obtain hedge accounting treatment under U.S. GAAP. Accordingly, for purposes of the U.S. GAAP reconciliation, derivative instruments held or issued for non-trading purposes that did not meet U.S. GAAP hedging criteria have been carried at fair value with changes in fair value recognized as adjustments to net trading income.

  d. Financial Investments

Under IAS, financial investments are classified as either current investments or long-term investments. UBS considers current financial investments to be held for sale and carried at lower of cost or market value. UBS accounts for long-term financial investments at cost, less any permanent impairment.

Under U.S. GAAP, investments are classified as either held to maturity (essentially debt securities), which are carried at amortized cost, or available for sale (debt and marketable equity securities), which are carried at fair value with changes in fair value recorded as a separate component of shareholders' equity. Realized gains and losses are recognized in net profit in the period sold.

For purposes of the U.S. GAAP reconciliation, amounts reflected in Other income for the changes in market values of held for sale investments are reclassified as a component of Shareholders' equity. Held to maturity investments that do not meet U.S. GAAP criteria are reclassified to the available for sale category. Unrealized gains or unrealized losses relating to these investments are recorded as a component of Shareholders' equity.

  e. Retirement Benefit Plans

Under IAS, UBS has recorded pension expense based on a specific method of actuarial valuation of projected plan liabilities for accrued service including future expected salary increases and expected return on plan assets. Plan assets are held in a separate trust to satisfy plan liabilities. Plan assets are recorded at fair value. The recognition of a prepaid asset on the books of UBS is subject to certain limitations. These limitations generally cause amounts recognized as expense to equal amounts funded in the same period. Any amount not recognized as a prepaid asset and the corresponding impact on pension expense has been disclosed in the financial statements.

Under U.S. GAAP, pension expense, generally, is based on the same method of valuation of liabilities and assets as under IAS. Differences in the levels of expense and liabilities (or prepaid assets) exist due to the different transition date rules and the stricter provisions of IAS as well as industry practice under IAS for recognition of a prepaid asset.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

As a result of the merger of the retirement benefit plans of Union Bank of Switzerland and Swiss Bank Corporation after the 1998 merger, there was a one time increase of the vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation at this date by CHF 3,020 million. Under IAS this resulted in a one-time charge to income which was offset by the recognition of assets (previously unrecognized due to certain limitations under IAS).

Under U.S. GAAP, in a business combination that is accounted for under the purchase method, the assignment of the purchase price to individual assets acquired and liabilities assumed must include a liability for the projected plan liabilities in excess of plan assets or an asset for plan assets in excess of the projected plan liabilities, thereby recognizing any previously existing unrecognized net gains or losses, unrecognized prior service cost, or unrecognized net liabilities or assets.

For purposes of the U.S. GAAP reconciliation, UBS recorded a prepaid asset for the Union Bank of Switzerland plans as of 1 January 1998. Swiss Bank Corporation recorded a purchase price adjustment to recognize its prepaid asset at 29 June 1998. The recognition of these assets impacts the pension expense recorded under U.S. GAAP versus IAS. The pension expense for the year ended 31 December 1999 is also impacted by the different treatment of the merger of the plans under IAS versus U.S. GAAP. The assets recognized under IAS (which had been previously unrecognized due to certain limitations under IAS) were already recognized under U.S. GAAP due to the absence of such limitations under U.S. GAAP.

  f. Other Employee Benefits

Under IAS, UBS has recorded expenses and liabilities for post-retirement benefits determined under a methodology similar to that described above under retirement benefit plans.

Under U.S. GAAP, expenses and liabilities for post-retirement benefits would be determined under a similar methodology as under IAS. Differences in the levels of expenses and liabilities have occurred due to different transition date rules and the treatment of the merger of Union Bank of Switzerland and Swiss Bank Corporation under the purchase method.

  g. Equity participation plans

IAS does not specifically address the recognition and measurement requirements for equity participation plans.

U.S. GAAP permits the recognition of compensation cost on the grant date for the estimated fair value of equity instruments issued (Statement of Financial Accounting Standards No. 123) or based on the intrinsic value of equity instruments issued (Accounting Principles Board Opinion No. 25), with the disclosure of the pro forma effects of equity participation plans on net profit and earnings per share, as if the fair value had been recorded on the grant date. UBS recognized only intrinsic values at the grant date with subsequent changes in value not recognized.

For purposes of the U.S. GAAP reconciliation, certain of UBS's option awards have been determined to be variable, primarily because they may be settled in cash or UBS has offered to hedge their value. Additional compensation expense from these options awards for the six months ended 30 June and the year ended 31 December 1999, is CHF 44 million and CHF 41 million, respectively. In addition, certain of UBS's equity participation plans provide for deferral of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on UBS's balance sheet for U.S.

--------------------------------------------------------------------------------
 148

UBS
--------------------------------------------------------------------------------

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

GAAP presentation, the effect of which is to increase assets by CHF 1,070 million and CHF 655 million, liabilities by CHF 1,162 million and CHF 717 million, and decrease shareholders' equity by CHF 92 million and CHF 62 million (for UBS shares held by the trusts, which are treated as treasury shares) at 30 June 2000 and 31 December 1999, respectively.

  h. Software capitalization

Under IAS, effective 1 January 2000, certain costs associated with the acquisition or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the income statement over estimated lives. Under U.S. GAAP, the same principal applies; however this standard was effective beginning 1 January 1999. For purposes of the U.S. GAAP reconciliation, the costs associated with the acquisition or development of internal use software that met the U.S. GAAP software capitalization criteria in 1999 have been reversed from Operating expenses and amortized over a life of 2 years. From 1 January 2000, the only remaining reconciliation item is the amortization of software capitalized in 1999 for U.S. GAAP purposes.

  i. Settlement Date vs. Trade Date Accounting

UBS's transactions from securities activities are recorded on the settlement date for balance sheet and on the trade date for income statement purposes. This results in recording an off-balance sheet forward transaction during the period between the trade date and the settlement date. Forward positions relating to trading activities are revalued to fair value and any unrealized profits and losses are recognized in Net profit.

Under U.S. GAAP, trade date accounting is required for purchases and sales of securities. For purposes of U.S. GAAP presentation, all purchases and sales of securities previously recorded on settlement date have been recorded as of trade date for balance sheet purposes. Trade date accounting has resulted in receivables and payables to broker-dealers and clearing organizations recorded in Other assets and Other liabilities.

  j. Repurchase, Resale and Securities Lending Transactions

Under IAS, UBS's repurchase agreements and securities borrowed are accounted for as collateralized borrowings. Reverse repurchase agreements and securities lending are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.

Under U.S. GAAP, securities lending and repurchase transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. Additionally, under U.S. GAAP, UBS is required to recognize securities collateral controlled and an offsetting obligation to return such securities collateral on certain financing transactions, when specific control conditions exist.

For purposes of U.S. GAAP presentation, securities collateral recognized under financing transactions is reflected in Due from banks or loans, net of allowance for credit losses, depending on the counterparty. The related obligation to return the securities collateral is reflected in the balance sheet in Due to banks or Due to customers, as appropriate.

--------------------------------------------------------------------------------

UBS
--------------------------------------------------------------------------------

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

2. CONVENIENCE TRANSACTION

30 June 2000 and 31 December 1999 CHF amounts have been translated into U.S. dollars at the exchange rate of one US$ = CHF 1.63, the exchange rate on 30 June 2000.

3. PROPOSED DIVIDEND

At the extraordinary general meeting of UBS AG, held on 7 September 2000, the UBS shareholders approved the UBS Board of Directors proposal that a partial dividend be paid to UBS shareholders on record as of 2 October 2000. The payment, which was made on 5 October 2000, relates to the first nine months of the year 2000. The payment of $2.75 (CHF 4.50) per share amounted to approximately $1.1 billion (CHF 1.8 billion).

--------------------------------------------------------------------------------
 150

--------------------------------------------------------------------------------

DESCRIPTION OF NOTES WE MAY OFFER

Please note that in this section entitled "Description of Notes We May Offer," references to UBS, we, our and us refer only to UBS AG and not to its consolidated subsidiaries. Also, in this section, references to Holders mean those who own notes registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries. Owners of beneficial interests in the notes should read the subsection below entitled "-- Legal Ownership of Notes."

INFORMATION ABOUT OUR MEDIUM-TERM NOTES PROGRAM

THE NOTES WILL BE ISSUED UNDER THE INDENTURE
As required by U.S. federal law for publicly offered bonds and notes, the notes are governed by a document called the indenture. The indenture is a contract between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles:

     - First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe below under "Default, Remedies and Waiver of Default."

     - Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

WE MAY ISSUE OTHER SERIES OF DEBT SECURITIES
The indenture permits us to issue different series of debt securities from time to time. The Series A medium-term notes will be a single distinct series of debt securities. We may, however, issue Series A notes in such amounts, at such times and on such terms as we wish. The notes will differ from one another, and from other series, in their terms.

This section summarizes the material terms that will apply generally to the notes as a series. Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a prospectus supplement that will be delivered with this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your note as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your note.

When we refer to the notes, the Series A medium-term notes or these notes, we mean the medium-term notes, Series A. When we refer to a series of debt securities, we mean a series, such as the notes, issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the note you purchase.

AMOUNTS THAT WE MAY ISSUE
The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of series or the aggregate amount of any particular series. We have authorized the issuance of Series A medium-term notes in such amounts as will not result in the notes having an aggregate initial offering price greater than $2,000,000,000, or an equivalent amount in any other currency or currency unit.

The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes.

--------------------------------------------------------------------------------

DESCRIPTION OF NOTES WE MAY OFFER
--------------------------------------------------------------------------------

HOW THE NOTES RANK AGAINST OTHER DEBT
The Series A medium-term notes will not be secured by any property or assets of UBS or its subsidiaries. Thus, by owning a note, you will be one of our unsecured creditors.

The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all other unsecured and unsubordinated debt of UBS, except for debts required to be preferred by law. The notes are not deposit liabilities of UBS and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

THIS SECTION IS ONLY A SUMMARY
The indenture and its associated documents, including your note, contain the full legal text governing the matters described in this section and your prospectus supplement. The indenture and the notes are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" below for information on how to obtain a copy.

This section and your prospectus supplement summarize all the material terms of the indenture and your note. They do not, however, describe every aspect of the indenture and your note. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indenture, but we describe the meaning of only the more important of those terms.

FEATURES COMMON TO ALL NOTES

STATED MATURITY AND MATURITY
The day on which the principal amount of your note is scheduled to become due is called the stated maturity of the principal and is specified in your prospectus supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. A redemption may occur at our option, at your option, or both, or as a term of the note, as described in your prospectus supplement. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a note, without specifying a particular payment, we mean the stated maturity or maturity, as applicable, of the principal.

CURRENCY OF NOTES
Amounts that become due and payable on your note will be payable in a currency, composite currency, basket of currencies or currency units specified in your prospectus supplement.

We refer to this currency, composite currency, basket of currencies or currency unit or units as a specified currency. The specified currency for your note will be U.S. dollars, unless your prospectus supplement states otherwise. Some notes may have different specified currencies for principal and interest.

You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to UBS Warburg LLC, PaineWebber Incorporated or another agent or dealer that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that agent or dealer. We will make payments on your notes in the specified currency, except as described below under the heading "-- Payment Mechanics."

--------------------------------------------------------------------------------
 152

DESCRIPTION OF NOTES WE MAY OFFER
--------------------------------------------------------------------------------

TYPES OF DEBT SECURITIES
We may issue various kinds of notes, including the following types of notes:

     - Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount payable at stated maturity.

     - Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula based on one or more than one base interest rate. In some cases, the interest rate on your notes may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various base interest rates that will be used in these formulas, and these other features, are described below under "-- Interest Rates -- Floating Rate Notes." If your note is a floating rate note, the formula, the base interest rates used in the formula and any adjustments that will apply to your notes will be described in your prospectus supplement.

     - Equity Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more equity securities or stocks, including baskets of stocks and stock indices, or to any other equity index described in your prospectus supplement. If you are a Holder of an equity indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the relevant stock or index at maturity. That value may fluctuate over time. Some equity indexed notes may also be exchangeable, at the option of the Holder or UBS, into equity securities of one or more issuers other than UBS. If you purchase an equity indexed note, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the risk factors that are specified in your prospectus supplement.

     - Credit Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more loans, debt securities or evidences of indebtedness, notes and/or bonds, including baskets of notes, bonds, or loans, note indices and bond indices, or to any other credit or credit related index described in your prospectus supplement. If you are a Holder of a credit indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the relevant debt instruments or debt index at maturity. That value may fluctuate over time. Some credit indexed notes may also be exchangeable, at the option of the Holder or UBS, into debt of one or more issuers other than UBS. If you purchase an credit indexed note, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the risk factors that are specified in your prospectus supplement.

     - Credit Linked Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, is dependent on whether or not a credit event (such as a bankruptcy or payment default) has occurred with respect to one or more specified reference entities' debt obligations. The notes may bear interest at a fixed, floating or variable rate of interest, as will be described in your prospectus supplement. If you are a Holder of a credit-linked note, your note may be redeemed prior to maturity for less than its face amount and you may not receive any interest for the interest period in which any of the specified credit events occurs with respect to the reference entity. If you purchase a credit-linked note, your prospectus supplement will contain a description of the

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       reference entity or entities, the obligations of the reference entity or entities to which your notes are linked, the potential credit events applicable with respect to each reference entity, and the effect that a credit event will have on the principal or interest payable on the notes or any other terms of the notes. Before you purchase any credit-linked note, you should read carefully the risk factors that are specified in your prospectus supplement.

We may also issue notes that are indexed or linked to any other asset, liability, commodity, rate or index, or with any other type of feature determining the amount of principal and interest that we will pay on the notes and the timing of these payments. In addition, we can combine the types of provisions described above, or any other special features, in a single offering of notes. If these features apply to your notes, they will be described in your prospectus supplement.

ORIGINAL ISSUE DISCOUNT NOTES
A fixed rate note, a floating rate note, an equity or credit indexed note, or a credit-linked note or any other note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero coupon note. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See "U.S. Tax Considerations -- Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

INFORMATION IN THE PROSPECTUS SUPPLEMENT
Your prospectus supplement will describe one or more of the following terms of your note:

     - the stated maturity;

     - the specified currency or currencies for principal and interest, if not U.S. dollars;

     - the price at which we will originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

     - whether your note is a fixed rate note, a floating rate note, an equity indexed note, a credit indexed note, a credit-linked note or any other note, and also whether it is an original issue discount note;

     - if your note is a fixed rate note, the annual rate at which your note will bear interest, if any, and the interest payment dates, if different from those described below under "-- Interest Rates -- Fixed Rate Notes;"

     - if your note is a floating rate note, the interest rate basis, which may be one of the base rates described in "-- Interest Rates -- Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the calculation agent; and whether the note is renewable, all of which we describe under "-- Interest Rates -- Floating Rate Notes" below;

     - if your note is an equity or credit indexed note, or a note indexed to any other reference or index, the principal amount we will pay you at maturity and the amount of interest we will pay you on an interest payment date, or the formulas we will use to calculate these amounts, and whether your note will be exchangeable for or payable in equity securities, debt securities or other debt obligations of one or more issuers (other than UBS) or any other property;

     - if your note is a credit linked note, the maturity, interest reset, determination, calculation and payment dates; the calculation agent; the amount of interest we will pay you on an interest

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       payment date or the formula we will use to calculate this amount; the reference entity or entities; the obligations of the reference entity or entities to which the notes are linked; the credit events applicable to each reference entity; and the effect that any credit event will have on the principal or interest payable on the notes or on any other terms of the notes;

     - if your note is an original issue discount note, the yield to maturity;

     - whether your note may be redeemed at our option or repaid at the Holder's option prior to the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "--Redemption and Repayment" below;

     - whether your note may be converted or exchanged at your option or our option into other securities or property (including other securities of UBS) in addition to or in place of any payments of interest or principal, and, if so, other relevant terms;

     - whether we will issue your note or make it available in non-book-entry form;

     - whether the stated maturity of your note may be extended and, if so, other relevant terms; and

     - any other terms of your note that are not inconsistent with the provisions of the indenture, which other terms could be different from those described in this prospectus.

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which UBS, UBS Warburg LLC, PaineWebber Incorporated or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note.

Your prospectus supplement will summarize the specific financial and other terms of your note, while this prospectus describes terms that apply generally to the notes. Consequently, the terms described in your prospectus supplement will supplement those described in this prospectus and, if the terms described there are inconsistent with those described here, the terms described in the prospectus supplement will be controlling. The terms used in your prospectus supplement have the meanings described in this prospectus, unless otherwise specified in the prospectus supplement.

WHAT IS A GLOBAL NOTE?

We will issue each note in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means that interests in the note will be represented and transferred through the rules of a book-entry clearing system. Each note issued in book-entry form will be represented by a global note that we deposit with and register in the name of a financial institution that we select, or its nominee. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, known as DTC, will be the depositary for all notes issued in book-entry form.

A global note may represent one or any other number of individual notes. Generally, all notes represented by the same global note will have the same terms. We may, however, issue a global note that represents multiple notes that have different terms and are issued at different times. We call this kind of global note a master global note. Your prospectus supplement will not indicate whether a global note is a master global note.

A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Note Will Be Terminated." As a result of these arrangements, the

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depositary, or its nominee, will be the sole registered owner and Holder of all notes represented by a global note, and investors will be permitted to own only beneficial interests in a global note. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose note is represented by a global note will not be a Holder of the note, but only an indirect holder of a beneficial interest in the global note.

If the prospectus supplement for a particular note indicates that the note will be issued in global form only, then the note will be represented by a global note at all times unless and until the global note is terminated. We describe the situations in which this can occur below under "--Special Situations When a Global Note Will Be Terminated." If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL NOTES
As an indirect holder, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of notes and instead deal only with the depositary that holds the global note.

If notes are issued only in the form of a global note, an investor should be aware of the following:

     - An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below under "--Special Situations When a Global Note Will Be Terminated."

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe below under "--Legal Ownership of Notes."

     - An investor may not be able to sell his or her interest in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

     - An investor may not be able to pledge his or her interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

     - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global note. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global note. We and the trustee also do not supervise the depositary in any way.

     - The depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

     - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global notes, may also have their own policies affecting payments, notices and other matters relating to the notes. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

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SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED
In a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in non-global form representing the notes it represented. After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be Holders. We have described the rights of Holders and street name investors below under "--Legal Ownership of Notes."

Unless the applicable prospectus supplement identifies additional situations, the only special situations for termination of a global note are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global note and we do not appoint another institution to act as depositary within 60 days;

     - if we notify the trustee that we wish to terminate that global note; or

     - if an event of default has occurred with regard to notes represented by that global note and has not been cured or waived; we discuss defaults below under "--Default, Remedies and Waiver of Default."

If a global note is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the Holders of those notes.

LEGAL OWNERSHIP OF NOTES

We refer to those who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the "Holders" of those notes. These persons are the legal holders of the notes. We refer to those who, indirectly through others, own beneficial interests in notes that are not registered in their own names as indirect holders of those notes. As we discuss below, indirect holders are not legal holders, and investors in notes issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS
We will issue each note in book-entry or global form only, unless we specify otherwise in the applicable prospectus supplement. This means notes will be represented by one or more global notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.

As a result, investors will not own notes directly. Instead, they will own beneficial interests in a global note, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the notes are issued in book-entry form, investors will be indirect holders, and not Holders, of the notes.

Under the indenture, only the person in whose name a note is registered is recognized as the Holder of that note. Consequently, for notes issued in book-entry form, we will recognize only the depositary as the Holder of the notes and we will make all payments on the notes to the depositary. The depositary will pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.

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STREET NAME HOLDERS
We may terminate a global note described above or issue notes initially in non-global or definitive form. In these cases, investors may choose to hold their notes in their own names or in "street name." Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.

For notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the Holders of those notes and we will make all payments on those notes to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold notes in street name will be indirect holders, not Holders, of the notes.

LEGAL HOLDERS
Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the Holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global notes, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a note or has no choice because we are issuing the notes only in book-entry form.

For example, once we make a payment or give a notice to the Holder, we have no further responsibility for that payment or notice even if that Holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the Holders for any purpose--for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture--we would seek the approval only from the Holders, and not the indirect holders, of the notes. Whether and how the Holders contact the indirect holders is up to the Holders.

When we refer to you, we mean those who invest in the notes being offered by this prospectus, whether they are the Holders or only indirect holders of those notes. When we refer to your notes, we mean the notes in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS
If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the Holders' consent, if ever required;

     - whether and how you can instruct it to send you notes registered in your own name so you can be a Holder, if that is permitted;

     - how it would exercise rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests; and

     - if the notes are in book-entry form, how the depositary's rules and procedures will affect these matters.

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INTEREST RATES

This subsection describes general terms relating to the different kinds of interest rates that may apply to your note, if it bears interest.

Please remember that the specific terms of your note as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms regarding interest rates and payments of interest described in this subsection. The statements we make in this subsection may not apply to your note.

FIXED RATE NOTES
Each fixed rate note, except a zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable pricing supplement, until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be payable semi-annually each May 15 and November 15, which will be the interest payment dates for the fixed rate note, and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will make each interest payment as described below under "--Payment Mechanics."

FLOATING RATE NOTES
In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in BOLD type the first time they appear, and we define these terms in "--Special Rate Calculation Terms" at the end of this subsection.

Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a floating rate note at the rate determined according to the interest rate formula stated in the applicable pricing supplement, until the principal is paid or made available for payment. Interest on a floating rate note will be payable on each interest payment date specified in the applicable prospectus supplement and at maturity. We will rate each interest payment as described under "--Payment Mechanics" below.

BASE RATES. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

     - commercial paper rate

     - prime rate

     - LIBOR

     - EURIBOR

     - treasury rate

     - CMT rate

     - CD rate

     - federal funds rate

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     - J.J. Kenny rate

     - 11th district cost of funds rate

We describe each of these base rates in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

INITIAL BASE RATE. For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in the applicable pricing supplement.

SPREAD OR SPREAD MULTIPLIER. In some cases, the base rate for a floating rate note may be adjusted:

     - by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

     - by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

MAXIMUM AND MINIMUM RATES. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

     - a maximum rate -- i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

     - a minimum rate -- i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

INTEREST RESET DATES. The interest rate on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

     - for floating rate notes that reset daily, each BUSINESS DAY;

     - for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

     - for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under "--Interest Determination Dates" below;

     - for floating rate notes that reset monthly, the third Wednesday of each month;

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     - for floating rate notes that reset quarterly, the third Wednesday of
       March, June, September and December of each year;

     - for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

     - for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR or EURIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

INTEREST DETERMINATION DATES. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable pricing supplement:

     - For all floating rate notes other than LIBOR notes, EURIBOR notes, treasury rate notes and 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

     - For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON BUSINESS DAY preceding the interest reset date, unless the INDEX CURRENCY is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

     - For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second EURO BUSINESS DAY preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

     - For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills--i.e., direct obligations of the U.S. government--would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

     - For 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the last working day, in the first calendar month before that interest

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       reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district cost of funds rate note as an 11th district interest determination date.

INTEREST CALCULATION DATES. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

     - the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

     - the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

INTEREST PAYMENT DATES. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

     - for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

     - for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" under "--Payment Mechanics" below.

In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the maturity will not be changed.

CALCULATION OF INTEREST
Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as UBS

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Warburg LLC. The prospectus supplement for a particular floating rate note will name the institution that we have appointed to act as the calculation agent for that note as of its original issue date. We may appoint a different institution to serve as a calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period--i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. This factor will be equal to the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day:

     - by 360, in the case of commercial paper rate notes, prime rates, LIBOR notes, EURIBOR notes, CD rate notes, federal funds rate notes J.J. Kenny rate notes and 11th district cost of funds rate notes; or

     - by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

Upon the request of the Holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect--and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654), and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer, or agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include affiliates of UBS.

CALCULATION AGENT. We have initially appointed UBS Warburg LLC as our calculation agent for the notes.

COMMERCIAL PAPER RATE NOTES
If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

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The commercial paper rate will be the MONEY MARKET YIELD of the rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your prospectus supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial." If the commercial paper rate cannot be determined as described above, the following procedures will apply.

     - If the rate described above does not appear in H.15 (519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper--Nonfinancial."

     - If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

     - If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES
If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate as adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan." If the prime rate cannot be determined as described above, the following procedures will apply.

     - If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan."

     - If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

     - If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by

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       the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

     - If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES
If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your prospectus supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

     - LIBOR will be either:

        -- the offered rate appearing on the TELERATE LIBOR PAGE; or

        -- the arithmetic mean of the offered rates appearing on the REUTERS
           SCREEN LIBOR PAGE unless that page by its terms cites only one rate, in which case that rate;

    in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your prospectus supplement will indicate the index currency, the index maturity and the reference page that will apply to your LIBOR note. If no reference page is specified in your prospectus supplement, Telerate LIBOR page will apply to your LIBOR note.

     - If the Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

     - If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

     - If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

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EURIBOR NOTES
If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI--the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement. EURIBOR will be determined in the following manner:

     - EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on TELERATE PAGE 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

     - If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the EURO-ZONE interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

     - If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

     - If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period, If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES
If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the BOND EQUIVALENT YIELD of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

     - If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest

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       calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

     - If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

     - If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

     - If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

     - If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES
If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The CMT rate will be the following rate displayed on the DESIGNATED CMT TELERATE PAGE under the heading "... Treasury Constant Maturities. . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the DESIGNATED CMT INDEX MATURITY:

     - if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

     - if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your prospectus supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

     - If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the

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       calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above--i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable --as published in H.15 (519).

     - If the applicable rate described above does not appear in H.15 (519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

        -- is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

        -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15 (519).

     - If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation--or, if there is equality, one of the highest--and the lowest quotation--or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

     - If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation--or, if there is equality, one of the highest--and the lowest quotation--or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

     - If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

     - If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior

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       interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES
If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your prospectus supplement, as published in H.15 (519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above does not appear in H.15 (519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

     - If the rate described above does not appear in H.15 (519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

     - If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES
If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page
120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

     - If the rate described above is not displayed on Telerate page 120 and does not appear in H.15 (519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City

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       time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

     - If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

J.J. KENNY RATE NOTES
If you purchase a J.J. Kenny rate note, your note will bear interest at a base rate equal to the high grade weekly index made available by J.J. Kenny Information Systems, which we call the weekly index, adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The J.J. Kenny rate will be the rate on the relevant interest determination date equal to the weekly index. J.J. Kenny formulates the weekly index by selecting at least five high grade component issuers, including issuers of general obligation bonds. The weekly index includes the 30 day yield evaluations at par of bonds of these selected issuers. J.J. Kenny may change the issuers from time to time at its discretion. J.J. Kenny will select only bonds that are exempt from Federal income taxation under the Internal Revenue Code. J.J. Kenny will not select bonds on which the interest is subject to a minimum tax or similar tax under the Internal Revenue Code unless all tax-exempt bonds are subject to such a tax.

If J.J. Kenny stops making the weekly index available, the calculation agent will select a new indexing agent. The index made available by the new indexing agent will reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Rating Services from issuers most closely resembling the high grade component issuers selected by J.J. Kenny. The interest on the bonds selected by the new indexing agent will be variable on a weekly basis, exempt from federal income taxation and not subject to a minimum tax unless all tax exempt bonds are subject to a minimum tax. If a new indexing agent is not available to replace J.J. Kenny, then the J.J. Kenny rate will be 67% of the Treasury Rate.

11TH DISTRICT COST OF FUNDS RATE NOTES
If you purchase an 11th district cost of funds rate note, your note will bear interest at a base rate equal to the 11th district cost of funds rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

The 11th district cost of funds rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date. If the 11th district cost of funds rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above does not appear on Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district cost of funds rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

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     - If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district cost of funds rate in effect for the new interest period will be the 11th district cost of funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

RENEWABLE FLOATING RATE NOTES
If specified in the applicable prospectus supplement, your floating rate note may be a renewable floating rate note. The interest rate and other relevant terms of your renewable floating rate note will be described in the applicable prospectus supplement.

Renewable floating rate notes will mature as described in the applicable prospectus supplement unless the stated maturity of all or a portion of the principal amount is extended in the following manner. The interest payment dates in May and November of each year, or in the months specified in the applicable prospectus supplement, will be the election dates. On each election date, the maturity of your renewable floating rate note will be automatically extended to the interest payment date occurring twelve months after the election date, unless the Holder elects to terminate the automatic extension. The Holder may elect to terminate the automatic extension either as to the entire maturity or as to any portion of the maturity having a principal amount of US$1,000 or any multiple of US$1,000 (or, in the case of a note denominated in a currency other than dollars, a principal amount or multiple as described in the applicable prospectus supplement). To make this election, the Holder must give notice to the paying agent within the time frame specified in the applicable prospectus supplement. If the Holder elects to terminate the automatic extension as to the whole or any portion of the maturity, that whole or portion will become due and payable on the interest payment date falling six months after the election date that preceded the election date on which the Holder made the election, or at such time as specified in the applicable prospectus supplement. The applicable prospectus supplement will also specify a final maturity date, beyond which there will be no automatic extension.

The Holder of a renewable floating rate note may revoke an election to terminate the automatic extension of the entire amount as to which the election was made, or any portion of that amount having a principal amount of US$1,000 or any multiple of US$1,000 (or, in the case of a note denominated in a currency other than dollars, a principal amount or multiple as described in the applicable prospectus supplement). To revoke an election, the Holder must deliver notice to the paying agent on any day following the election but no later than 15 days before the revoked portion would otherwise mature, or at such time as specified in the applicable prospectus supplement. A revocation may not be made, however, during the period between and including a record date and the immediately succeeding interest payment date.

An election to terminate the automatic extension, if not revoked in the manner described immediately above by the Holder or any subsequent Holder, will be binding upon any subsequent Holder.

We may redeem a renewable floating rate note in whole or in part on the interest payment dates in each year specified in the applicable prospectus supplement, at a redemption price set forth in the applicable prospectus supplement, together with accrued interest to the date of the redemption. If we redeem a renewable floating rate note, we will mail notice of the redemption to each Holder by first class mail, postage-prepaid, at least 180 days before the date selected for the redemption. We will follow this procedure even if it differs from any procedure specified under "--Redemption and Repayment" below.

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SPECIAL RATE CALCULATION TERMS
In this subsection entitled "--Interest Rates," we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term "BOND EQUIVALENT YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                D x N
bond equivalent yield =  ------------------   X 100
                            360 - (D x M)

     where

     - "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

     - "N" means 365 or 366, as the case may be; and

     - "M" means the actual number of days in the applicable interest reset period.

The term "BUSINESS DAY" means, for any note, a day that meets all the following applicable requirements:

     - for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

     - if the note is a LIBOR note, is also a London business day;

     - if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

     - if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a euro business day.

The term "DESIGNATED CMT INDEX MATURITY" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security--either 1, 2, 3, 5, 7, 10, 20 or 30 years--specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

The term "DESIGNATED CMT TELERATE PAGE" means the Telerate page specified in the applicable prospectus supplement that displays treasury constant maturities as reported in H.15 (519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but the applicable prospectus supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term "EURO BUSINESS DAY" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

The term "EURO-ZONE" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

"H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

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"H.15 DAILY UPDATE" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

The term "INDEX CURRENCY" means, with respect to a LIBOR note, the currency specified as such in the applicable prospectus supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable prospectus supplement.

The term "INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable prospectus supplement.

"LONDON BUSINESS DAY" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term "MONEY MARKET YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                               D x 360
money market yield =     ------------------   X 100
                            360 - (D x M)

     where

     - "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

     - "M" means the actual number of days in the applicable interest reset period.

The term "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

"REUTERS SCREEN LIBOR PAGE" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

"REUTERS SCREEN US PRIME 1 PAGE" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

"TELERATE LIBOR PAGE" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

"TELERATE PAGE" means the display on Bridge Telerate, Inc., or any successor service, on the page or pages specified in the applicable prospectus supplement, or any replacement page or pages on that service.

If, when we use the terms designated CMT Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

EXTENSION OF MATURITY

If specified in the applicable prospectus supplement, we will have the option to extend the stated maturity for one or more periods of whole years up to but not beyond the final maturity date specified in the prospectus supplement. We call a note whose maturity we may extend an extendible note. We call the period of time as to which we may extend the maturity the extension period. The following

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procedures will apply to extendible notes, unless otherwise indicated in the applicable prospectus supplement.

We may extend the maturity of an extendible note by notifying the paying agent between 45 and 60 days before the stated maturity then in effect. The stated maturity may be the original stated maturity, as described in the prospectus supplement, or a maturity that we previously extended by following these procedures. If we notify the paying agent that we will extend the maturity, the paying agent will send a notice to each Holder by first class mail, postage prepaid, or by other means agreed upon between us and the paying agent, at least 30 days before the stated maturity then in effect. The notice sent by the paying agent will set forth the following information:

     - the company's election to extend the maturity of the extendible note.

     - the extended maturity date or, if the maturity date had previously been extended, the new extended maturity date.

     - the interest rate that will apply during the extension period or, in the case of a floating rate note, the spread and/or spread multiplier, if any, applicable during the extension period.

     - the provisions, if any, for redemption and repayment during the extension period.

Once the paying agent has mailed the notice to each Holder, the extension of the maturity date will take place automatically. All of the terms of the note will be the same as the terms of the note as originally issued, except those terms that are described in the notice sent by the paying agent to each Holder and except as described in the following paragraph.

Not later than 10:00 a.m., New York City time, on the twentieth calendar day before the maturity date then in effect for an extendible note or, if that day is not a business day, on the next succeeding business day, we may revoke the interest rate set forth in the extension notice sent by the paying agent to each Holder and establish a higher interest rate for the extension period. If we elect to establish a higher interest rate, the paying agent will send a notice to each Holder by first class mail, postage prepaid, or by other means agreed between us and the paying agent, of the higher interest rate in the case of a floating rate note, the higher spread and/or spread multiplier, if any. The notice of the higher rate cannot be revoked. All extendible notes as to which the maturity date has been extended will bear the higher rate for the extension period, whether or not tendered for repayment.

If we elect to extend the maturity date of an extendible note, each Holder may elect repayment of all or part of its note on the maturity date then in effect at a price equal to the principal amount plus any accrued and unpaid interest to that date. To elect repayment, a Holder must give notice to the paying agent between 25 and 35 days before the maturity date in effect. The notice must consist of either:

     - the note along with the completed form entitled "Option to Elect Repayment," which is attached to your note.

     - a telegram, facsimile transmission or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being elected and a guarantee that the note, together with the completed form entitled "Option to Elect Repayment" will be received by the paying agent no later than the fifth business day after the date of the telegram, facsimile transmission or letter. The telegram, facsimile transmission or letter will become effective upon receipt, by that fifth business day, of the note and complete form.

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The Holder may revoke the election of repayment by sending to the paying agent written notice by 3:00 p.m., New York City time, on the twentieth day before the maturity date then in effect or, if that day is not a business day, on the next succeeding business day.

REDEMPTION AND REPAYMENT

Unless otherwise indicated in your prospectus supplement, your note will not be entitled to the benefit of any sinking fund--that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, we will not be entitled to redeem your note before its stated maturity (except for certain tax reasons, as described below) unless your prospectus supplement specifies a redemption date or redemption commencement date. You will not be entitled to require us to buy your note from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

If your prospectus supplement specifies one or more redemption dates, a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

If your prospectus supplement specifies one or more redemption dates, your note will be redeemable on any of those dates. If your prospectus supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. If we redeem your note, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

If your prospectus supplement specifies a repayment date, your note will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

If we exercise an option to redeem any note, we will give the trustee and the Holders written notice of the principal amount of the note to be redeemed, not less than 10 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "--Notices."

If a note represented by a global note is subject to repayment at the Holder's option, the depositary or its nominee, as the Holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

If the option of the Holder to elect repayment is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or cancelled.

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OPTIONAL TAX REDEMPTION

In addition to the situations described above under "-- Redemption and Repayment," we also have the option to redeem the notes in two situations described below, unless otherwise indicated in your prospectus supplement. The redemption price for the notes, other than original issue discount notes, will be equal to the principal amount of the notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount notes will be specified in the prospectus supplement for such notes. Furthermore, we must give you between 10 and 60 days' notice before redeeming the notes.

     - The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described below under "Payment of Additional Amounts."

       This applies only in the case of changes, executions, amendments, applications or interpretations that occur on or after the date specified in the prospectus supplement for the applicable notes and in a relevant jurisdiction, as defined in "-- Payment of Additional Amounts" below. If UBS is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor.

       We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

     - The second situation is where a person located outside of a relevant jurisdiction into which UBS is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the notes even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

PAYMENT OF ADDITIONAL AMOUNTS

A relevant jurisdiction may require UBS to withhold amounts from payments on the principal or interest on a note for taxes or any other governmental charges. If the relevant jurisdiction requires a withholding of this type, UBS may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled.

By relevant jurisdiction, we mean Switzerland or a jurisdiction in which the UBS branch through which notes are issued is located. UBS will NOT have to pay additional amounts in respect of taxes or other governmental charges that are required to be deducted or withheld by any paying agent from a payment on a note, if such payment can be made without such deduction or withholding by any other paying agent, or in respect of taxes or other governmental charges that would not have been imposed but for

     - the existence of any present or former connection between you and the relevant jurisdiction, other than the mere holding of the note and the receipt of payments on it;

     - your status as an individual resident of a member state of the European Union;

     - a failure to comply with any reasonable certification, documentation, information or other reporting requirement concerning your nationality, residence, identity or connection with the relevant jurisdiction, if such compliance is required as a precondition to relief or exemption

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       from such taxes or other governmental charges (including, without limitation, a certification that you are not resident in the relevant jurisdiction or are not an individual resident of a member state of the European Union); or

     - a change in law that becomes effective more than 30 days after a payment on the note becomes due and payable or on which the payment is duly provided for, whichever occurs later.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to UBS is organized. The prospectus supplement relating to the note may describe additional circumstances in which UBS would not be required to pay additional amounts.

MERGERS AND SIMILAR TRANSACTIONS

We are generally permitted to merge or consolidate with another firm. We are also permitted to sell substantially all our assets to another firm. We may not take any of these actions, however, unless all the following conditions are met:

     - If the successor firm in the transaction is not UBS, the successor firm must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume UBS's obligations under the notes and the indenture. The successor firm may be organized under the laws of any jurisdiction, whether in Switzerland or elsewhere.

     - Immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, "default under the notes" means an event of default or any event that would be an event of default if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "--Default, Remedies and Waiver of Default."

If the conditions described above are satisfied, we will not need to obtain the approval of the Holders in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell all or substantially all our assets. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of UBS but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell all or substantially all of our assets and the successor firm is a non-Swiss entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to the notes.

DEFEASANCE AND COVENANT DEFEASANCE

Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each note as indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each note that is not a floating rate note, equity or credit indexed note or credit linked note and that has a specified currency of U.S. dollars.

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FULL DEFEASANCE.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your note. This is called full defeasance. To do so, each of the following must occur:

     - We must deposit in trust for the benefit of all Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your note on their various due dates.

     - There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your note any differently than if we did not make the deposit and just repaid the note ourselves. Under current federal tax law, the deposit and our legal release from the note would be treated as though we took back your note and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your note.

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever fully defease your note, you will have to rely solely on the trust deposit for payments on your note. You could not look to us for payment in the event of any shortfall.

COVENANT DEFEASANCE. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to your note. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

     - We must deposit in trust for the benefit of all Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your note on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under U.S. federal income tax law as then in effect we may make the above deposit without causing you to be taxed on your note any differently than if we did not make the deposit and just repaid the note ourselves.

If we accomplish covenant defeasance with regard to your note, the events of default resulting from a breach of covenants, described below in the fourth item under "-- Default, Remedies and Waiver of Default -- Events of Default" would no longer apply

If we accomplish covenant defeasance, you can still look to us for repayment of your note in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your note became immediately due and payable, there may be a shortfall. Depending on the event causing the default you may not be able to obtain payment of the shortfall.

DEFAULT, REMEDIES AND WAIVER OF DEFAULT

You will have special rights if an event of default with respect to your note occurs and is not cured, as described in this subsection.

EVENTS OF DEFAULT
With respect to your note, when we refer to an event of default, we mean any of the following:

     - We do not pay the principal or any premium (including any security or other property deliverable) on any Series A medium-term note on its stated maturity;

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     - We do not pay interest on any Series A medium-term note within 30 days after its due date;

     - We do not deposit a sinking fund payment with regard to any Series A medium-term note on its due date, but only if the payment is required in the applicable prospectus supplement;

     - We remain in breach of any covenant we make in the indenture for the benefit of the Series A medium-term notes, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the Holders of not less than 10% in principal amount of the debt securities;

     - We file for bankruptcy or certain other bankruptcy, insolvency or reorganization events relating to UBS occur; or

     - If your prospectus supplement states that any additional event of default applies to your note, that event of default occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS
If an event of default has occurred and has not been cured or waived, the trustee or the Holders of not less than 25% in principal amount of all Series A medium-term notes may declare the entire principal amount of all the Series A medium-term notes to be due immediately. If an event of default occurs because of bankruptcy, insolvency or reorganization events relating to UBS, the entire principal amount of all the notes will be automatically accelerated, without any action by the trustee or any Holder.

The acceleration of any notes as described above is called an acceleration of the maturity of the affected notes. If the maturity of any notes is accelerated and a judgment for payment has not yet been obtained, the Holders of a majority in principal amount of the notes affected by the acceleration may cancel the acceleration for all the affected notes.

If an event of default occurs, the trustee will have special duties. The trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the Holders of a majority in principal amount of all Series A medium-term notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture with respect to the Series A medium-term notes.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

     - The Holder of your note must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

     - The Holders of not less than 25% in principal amount of all Series A medium-term notes must make a written request that the trustee take action because of the default, and they or other Holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

     - The trustee must not have taken action for 60 days after the above steps have been taken.

     - During those 60 days, the Holders of a majority in principal amount of the Series A medium-term notes must not have given the trustee directions that are inconsistent with the written

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       request of the Holders of not less than 25% in principal amount of all
       Series A medium-term notes.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date.

WAIVER OF DEFAULT
The Holders of not less than a majority in principal amount of the Series A medium-term notes as to which a default occurred may waive a default for those Series A medium-term notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your note, however, without the approval of the particular Holder of that note.

Book-entry and other indirect holders should consult their banks or brokers for information on how to instruct the Holder to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY
We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

MODIFICATION AND WAIVER OF COVENANTS

There are three types of changes we can make to the indenture and the Series A medium-term notes.

CHANGES REQUIRING EACH HOLDER'S APPROVAL
First, there are changes that cannot be made without the approval of each Holder of a note affected by the change. Here is a list of those types of changes:

     - change the stated maturity for any principal or interest payment on a note;

     - reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a note;

     - permit redemption of a note if not previously permitted;

     - impair any right a Holder may have to require repayment of his or her note;

     - impair any right that a Holder of an indexed note may have to exchange the note for securities or other property;

     - change the currency of any payment on a note other than as permitted by the note;

     - change the place of payment on a note, if it is in non-global form;

     - impair a Holder's right to sue for payment of any amount due on his or her note;

     - reduce the percentage in principal amount of the notes and any other affected series of notes, taken together, the approval of whose Holders is needed to change the indenture or the notes;

     - reduce the percentage in principal amount of the notes and any other affected series of notes, taken separately or together, as the case may be, the consent of whose Holders is needed to waive our compliance with the indenture or to waive defaults; and

     - change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

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CHANGES NOT REQUIRING APPROVAL
The second type of change does not require any approval by Holders of the Series A medium-term notes. This type is limited to clarifications and changes that would not adversely affect the notes in any material respect. We also do not need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or debt securities. In those cases, we do not need to obtain the approval of the Holder of that note; we need only obtain any required approvals from the Holders of the affected notes or other debt securities.

CHANGES REQUIRING MAJORITY APPROVAL
Any other change to the indenture and the Series A medium-term notes would require the following approval:

     - If the change affects only the Series A medium-term notes, it must be approved by the Holders of a majority in principal amount of the Series A medium-term notes.

     - If the change affects the Series A medium-term notes as well as one or more other series of debt securities issued under the indenture, it must be approved by the Holders of a majority in principal amount of the Series A medium-term notes and all other series affected by the change, with the Series A medium-term notes and all the other series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. If the Holders approve a waiver of a covenant, we will not have to comply with that covenant. The Holders, however, cannot approve a waiver of any provision in a particular note, or in the indenture as it affects that note, that we cannot change without the approval of the Holder of that note as described above in "-- Changes Requiring Each Holder's Approval," unless that Holder approves the waiver.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

SPECIAL RULES FOR ACTION BY HOLDERS

When Holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the indenture.

ONLY OUTSTANDING NOTES ARE ELIGIBLE
Only Holders of outstanding Series A medium-term notes will be eligible to participate in any action by Holders of those debt securities. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be "outstanding":

     - if it has been surrendered for cancellation;

     - if we have deposited or set aside, in trust for its Holder, money for its payment or redemption;

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     - if we have fully defeased it as described above under "-- Defeasance and
       Covenant Defeasance -- Full Defeasance;" or

     - if we or one of our affiliates, such as UBS Warburg LLC or PaineWebber Incorporated, is the beneficial owner.

In some situations, Holders of debt securities of other series may be eligible to participate in an action by Holders of your series of the notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity. For any note of the kind described below, we will decide how much principal amount to attribute to the note as follows:

     - For an original issue discount note, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default;

     - For a note whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that note. The principal amount of a note may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

     - For notes with a principal amount denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

DETERMINING RECORD DATES FOR ACTION BY HOLDERS
We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by Holders. If we or the trustee set a record date for an approval or other action to be taken by Holders, that vote or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global note may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global notes may differ from those for other debt securities.

FORM, EXCHANGE AND TRANSFER

If the notes cease to be issued in global form, they will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and that are multiples of $1,000.

Holders may exchange their notes for notes of smaller denominations (subject to the limit above) or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of Holders and transferring notes. We may appoint another entity to perform these functions or perform them ourselves.

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Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the Holder's proof of legal ownership.

If we have designated additional transfer agents for your note, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any notes are redeemable and we redeem less than all those notes, we may block the transfer or exchange of those notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders who will receive the mailing. We may also refuse to register transfers of or exchange any note selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

If a note is issued as a global note, only the depositary will be entitled to transfer and exchange the note as described in this subsection, since it will be the sole Holder of the note.

PAYMENT MECHANICS

WHO RECEIVES PAYMENTS?
If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount besides interest is due on a note at maturity, we will pay the amount to the Holder of the note against surrender of the note at a proper place of payment (or, in the case of a global note, in accordance with the applicable policies of the depositary).

REGULAR RECORD DATES FOR INTEREST
Unless we specify otherwise in the applicable prospectus supplement, the regular record date relating to an interest payment date for any fixed rate note will be the May 1 or November 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the Holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS
We will follow the practices described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

PAYMENTS ON GLOBAL NOTES. We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under "--What Is a Global Note?".

PAYMENTS ON NON-GLOBAL NOTES. We will make payments on a note in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the Holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described

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below, against surrender of the note. All payments by check will be made in next-day funds--that is, in funds that become available on the day after the check is cashed.

Alternatively, if a non-global note has a face amount of at least $1,000,000 and the Holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the Holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES
We will follow the practices described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

PAYMENTS ON GLOBAL NOTES. We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows:

Unless otherwise indicated in your prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global note is held of your election:

     - on or before the applicable regular record date, in the case of a payment of interest, or

     - on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by you or your participant with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "--Conversion to U.S. Dollars." We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

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Book-entry and other indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

PAYMENTS ON NON-GLOBAL NOTES. Except as described in the second to last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the Holder and is acceptable to us and the trustee. To designate an account for wire payment, the Holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the regular record date. In the case of any other payment, the payment will be made only after the note is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a Holder fails to give instructions as described above, we will notify the Holder at the address in the trustee's records and will make the payment within five business days after the Holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the Holder asks us to do so. To request U.S. dollar payment, the Holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the Holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

CONVERSION TO U.S. DOLLARS. When we are asked by a Holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the Holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, an affiliate of UBS, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all Holders of notes requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the Holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation in the total amount due in that currency on all series of notes. If some but not all of the relevant notes are LIBOR notes or EURIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes or EURIBOR notes.

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A Holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

WHEN THE SPECIFIED CURRENCY IS NOT AVAILABLE. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us or cannot be paid to you due to circumstances beyond our control--such as the imposition of exchange controls or a disruption in the currency markets--we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.

The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the indenture.

THE EURO. The euro may be a specified currency for some notes. On 1 January 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from 1 January 1999 to 31 December 2001 and for a maximum of six months thereafter, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on 31 December 1998.

EXCHANGE RATE AGENT. If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may select UBS Warburg LLC or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in your prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

PAYMENT WHEN OFFICES ARE CLOSED
If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any note or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "-- Special Rate Calculation Terms."

PAYING AGENT
We may appoint one or more financial institutions to act as our paying agents, at whose designated offices notes in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

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SETTLEMENT MECHANICS
The settlement mechanics applicable to notes calling for physical settlement will be described in the applicable prospectus supplement.

UNCLAIMED PAYMENTS
Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to us. After that two-year period, the Holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

NOTICES

Notices to be given to Holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to Holders of notes not in global form will be sent by mail to the respective addresses of the Holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

OUR RELATIONSHIP WITH THE TRUSTEE

U.S. Bank Trust National Association is initially serving as the trustee for the notes and all other series of debt securities to be issued under the indenture. U.S. Bank Trust National Association has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, U.S. Bank Trust National Association provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations of UBS or its subsidiaries.

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Considerations Relating to Indexed Notes

We use the term "indexed notes" to mean notes whose value is linked to an underlying property or index, including equity and credit indexed notes and credit linked notes. Indexed notes may present a high level of risk, and those who invest in some indexed notes may lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read "U.S. Tax Considerations" for a discussion of U.S. tax matters.

INVESTORS IN INDEXED SECURITIES COULD LOSE THEIR INVESTMENT

The amount of principal and/or interest payable on an indexed note and the cash value or physical settlement value of a physically settled note will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an "index". The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or interest payable on an indexed note and the cash value or physical settlement value of a physically settled note. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

THE ISSUER OF A SECURITY OR CURRENCY THAT SERVES AS AN INDEX COULD TAKE ACTIONS THAT MAY ADVERSELY AFFECT AN INDEXED NOTES

The issuer of a note that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the Holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the Holder. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a component.

If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the Holder of the indexed note. That government may take actions that could adversely affect the value of the security. See "Considerations Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency--Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Note" below for more information about these kinds of government actions.

AN INDEXED NOTE MAY BE LINKED TO A VOLATILE INDEX, WHICH COULD HURT YOUR INVESTMENT

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that

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the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

AN INDEX TO WHICH A NOTE IS LINKED COULD BE CHANGED OR BECOME UNAVAILABLE

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index. The indices for our indexed notes may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed notes.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or interest on an indexed debt note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

Some indexed notes are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of return on them.

WE MAY ENGAGE IN HEDGING ACTIVITIES THAT COULD ADVERSELY AFFECT AN INDEXED NOTE

In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates, enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for that note, or involving derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of an indexed note. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

INFORMATION ABOUT INDICES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

If we issue an indexed note, we may include historical information about the relevant index in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

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WE MAY HAVE CONFLICTS OF INTEREST REGARDING AN INDEXED NOTE

UBS Warburg LLC, PaineWebber Incorporated and our other affiliates may have conflicts of interest with respect to some indexed notes. UBS Warburg LLC, PaineWebber Incorporated and our other affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of indexed notes. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed securities. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed note.

UBS Warburg LLC, PaineWebber Incorporated or another of our affiliates may serve as calculation agent for the indexed notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that UBS Warburg LLC, PaineWebber Incorporated or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the note.

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Considerations Relating to Notes Denominated or Payable In or Linked to a
Non-U.S. Dollar Currency

If you intend to invest in a non-U.S. dollar note--e.g., a note whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency--you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

AN INVESTMENT IN A NON-U.S. DOLLAR NOTE INVOLVES CURRENCY-RELATED RISKS

An investment in a non-U.S. dollar note entails significant risks that are not associated with a similar investment in a note that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

CHANGES IN CURRENCY EXCHANGE RATES CAN BE VOLATILE AND UNPREDICTABLE

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note denominated in, or where value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity or settlement value payable upon exercise. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

GOVERNMENT POLICY CAN ADVERSELY AFFECT CURRENCY EXCHANGE RATES AND AN INVESTMENT IN A NON-U.S. DOLLAR NOTE

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

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Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a Holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

NON-U.S. DOLLAR NOTES MAY PERMIT US TO MAKE PAYMENTS IN U.S. DOLLARS OR DELAY PAYMENT IF WE ARE UNABLE TO OBTAIN THE SPECIFIED CURRENCY

Notes payable in a currency other than U.S. dollars may provide that, if the other currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described above under "Description of Notes We May Offer--Payment Mechanics--How We Will Make Payments Due in Other Currencies--When the Specified Currency Is Not Available". A determination of this kind may be based on limited information and would involve significant discretion on the part of our foreign exchange agent. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens, we will be entitled to deduct these taxes from any payment on notes payable in that currency.

WE WILL NOT ADJUST NON-U.S. DOLLAR NOTES TO COMPENSATE FOR CHANGES IN CURRENCY EXCHANGE RATES

Except as described above, we will not make any adjustment or change in the terms of a non-U.S. dollar note in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar notes will bear the risk that their investment may be adversely affected by these types of events.

IN A LAWSUIT FOR PAYMENT ON A NON-U.S. DOLLAR NOTE, AN INVESTOR MAY BEAR CURRENCY EXCHANGE RISK

Our notes will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any

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particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

INFORMATION ABOUT EXCHANGE RATES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

If we issue a non-U.S. dollar note, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

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U.S. Tax Considerations

This section describes the material United States federal income tax consequences to United States Holders, as defined below, of owning the Series A medium-term notes and is the opinion of Sullivan & Cromwell, United States tax counsel to UBS. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

-  a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

-  a bank;

-  a life insurance company;

-  a tax-exempt organization;

- a person who holds notes that are a hedge or that are hedged against interest rate or currency risks;

- a person who holds notes as part of a straddle or conversion transaction for tax purposes; or

-  a person whose functional currency for tax purposes is not the U.S. dollar

- except as otherwise noted under "Backup Withholding and Information Reporting", a person that is not a United States holder, as defined below.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

- Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a note and you are:

-  a citizen or resident of the United States;

-  a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under "Original Issue Discount--General", you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes. Interest we pay on the notes and

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original issue discount, if any, accrued with respect to the notes (as described below under "Original Issue Discount") constitutes income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial service income," which is treated separately from other types of income for purposes of computing the foreign tax credit limitation.

CASH BASIS TAXPAYERS. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

ACCRUAL BASIS TAXPAYERS. If you are a taxpayer who uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. However, you may not treat this ordinary income gain or loss as an adjustment to the interest income you receive.

ORIGINAL ISSUE DISCOUNT

GENERAL. If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under "--Variable Rate Notes".

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In general, your note is not a discount note if the amount by which its stated
redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "--Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

-  the amount of the principal payment made

divided by

-  the stated principal amount of the note.

Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of accrued OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your note and you may vary the length of each accrual period over the term of your note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

- multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

- subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your discount note's adjusted issue price at the beginning of any accrual period by:

- adding your note's issue price and any accrued OID for each prior accrual period; and then

- subtracting any payments previously made on your note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an

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--------------------------------------------------------------------------------

initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

- the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

- your note's adjusted issue price as of the beginning of the final accrual period.

ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "General", the excess is acquisition premium. If you do not make the election described below under "Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

-  the excess of your adjusted basis in the note immediately after purchase over

-  the adjusted issue price of the note

divided by

- the excess of the sum of all amounts payable (other than qualified stated interest) on the note after the purchase date over

-  the note's adjusted issue price.

MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if:

- in the case of an initial purchaser, you purchase your note for less than its issue price as determined above under "General"; and

- in the case of all purchasers, the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, exceeds the price you paid for your note by at least 1/4 of 1% of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

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You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

If you are an accrual-basis taxpayer, you should be aware that legislation has been proposed that would require you to include market discount in income currently over the life of your note, subject to certain limitations. We cannot say whether any such proposal will be enacted or what its effective dates might be.

PRE-ISSUANCE ACCRUED INTEREST. An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

- a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

- the first stated interest payment on your note is to be made within one year of your note's issue date; and

-  the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

- the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

-  one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options of ours, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note. If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been

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retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "Notes Purchased at a Premium", or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

-  the issue price of your note will equal your cost;

-  the issue date of your note will be the date you acquired it; and

- no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "Market Discount" to include market discount in income currently over the life of all debt instruments that you currently hold or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

VARIABLE RATE NOTES.  Your note will be a variable rate note if:

- your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

     1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

     2.  15 percent of the total noncontingent principal payments; and

- your note provides for stated interest, compounded or paid at least annually, only at:

     1.  one or more qualified floating rates,

     2.  a single fixed rate and one or more qualified floating rates,

     3.  a single objective rate, or

     4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

- variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

-  the rate is equal to such a rate multiplied by either:

     5.  a fixed multiple that is greater than 0.65 but not more than 1.35, or

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     6.  a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within
0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

-  the rate is not a qualified floating rate;

- the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

An objective rate as described above is a qualified inverse floating rate if:

-  the rate is equal to a fixed rate minus a qualified floating rate; and

- the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

- the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

- the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, federal funds rate notes, J.J. Kenny rate, and 11th district rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the

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qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

- determining a fixed rate substitute for each variable rate provided under your variable rate note;

- constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

- determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

- adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

SHORT-TERM NOTES. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

FOREIGN CURRENCY DISCOUNT NOTES. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note

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U.S. TAX CONSIDERATIONS
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in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- United States Holders -- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

- adding any OID or market discount, de minimis original issue discount and de minimis market discount; and then

- subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

- the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;

- the date of disposition, if you are an accrual basis taxpayer; or

- the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis United States holder that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

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U.S. TAX CONSIDERATIONS
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You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to changes in exchange rates as described in the next paragraph or to accrued but unpaid interest, described above under "-- Original Issue Discount -- Short-Term Notes" or "-- Market Discount", or subject to the rules governing contingent payment obligations. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED AND OTHER NOTES

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to contingent foreign currency notes, notes the payments on which are determined by reference to the value of any index or stock and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

PAYMENTS OF PRINCIPAL AND INTEREST. If you are a non-corporate United States Holder, information reporting requirements generally will apply to all payments of principal, any premium and interest on your note and the accrual of OID on a discount note within the United States, including payments made by wire transfer from outside the United States to an account you maintain with a fiscal or paying agent in the United States.

Additionally, backup withholding at a rate of 31% will apply to such payments if you:

- fail to provide an accurate taxpayer identification number

- are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Holder that is not a United States person for federal income tax purposes, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest, assuming the income is otherwise exempt from United States federal income tax, provided that you comply with certain certification and identification procedures in order to prove your exemption.

PROCEEDS FROM THE SALE OF A NOTE. Payment of the proceeds from the sale of a note to or through the United States office of a broker may be subject to information reporting and backup withholding. If, however, you are a Holder that is not a United States person for federal income tax purposes, you will not be subject to information reporting or backup withholding if you certify as to your non-United States status or otherwise establish an exemption. Payment of the proceeds from the sale of a note

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U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting, but not backup withholding, may apply to such payments, however, if the broker is:

- a United States person;

- a controlled foreign corporation for United States tax purposes;

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

- with respect to payments made after 31 December 2000, a foreign partnership if at any time during its tax year

- one or more of its partners are United States persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

- the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its records that the Holder is a non-United States person and does not have actual knowledge that the Holder is a United States person or otherwise establishes an exemption.

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Tax Considerations Under The Laws of Switzerland

The tax information set forth below is based on the opinion of Ernst & Young Ltd., dated 8 November 2000, and has been approved by them for its accuracy. In this section, we summarize the principal tax consequences under the laws of Switzerland of owning your note. You should also read the section of your prospectus supplement concerning taxation under the laws of Switzerland before you purchase a note, as the tax consequences of owning your note may differ in some respects than as described in this summary.

We will book the notes in one of our branches that is not a resident in Switzerland. We do not plan to use the proceeds of the sale of notes in Switzerland. Therefore, under applicable Swiss law, we do not expect your notes to be subject to the Swiss federal stamp duty on securities.

Under present law, a Holder of a note who (i) is not a resident of Switzerland,
(ii) during the relevant taxable years has not engaged in a trade or business through a permanent establishment within Switzerland, and (iii) is not subject to taxation by Switzerland for any other reason, will not have to pay any federal, cantonal or municipal income tax either on interest payments with respect to the note or on gains resulting from the sale of the note. For these reasons, we believe that payments of interest on your note, if you are not a resident of Switzerland and are not otherwise subject to taxation in Switzerland, will not be subject to Swiss income taxes. We also believe that we will not be required to withhold or deduct any amounts on account of income or other taxes, withholding or charges imposed by Switzerland or any of its political subdivisions from payment of principal of, or interest on, your notes, if you are not a resident of Switzerland and are not otherwise subject to taxation in Switzerland.

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ERISA Considerations

We, UBS Warburg LLC, PaineWebber Incorporated and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefits plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of notes by a Plan with respect to which UBS Warburg LLC, Paine Webber Incorporated or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of notes by a Plan with respect to which UBS Warburg LLC, PaineWebber Incorporated or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any note on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto.

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Plan of Distribution

PLAN OF DISTRIBUTION FOR THE INITIAL OFFER AND SALE OF NOTES

We, and UBS Warburg LLC and PaineWebber Incorporated, as the agents, have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. The commission will range from 0.100% to an estimated maximum of 2.0% of the principal amount of the notes, depending on the stated maturity of the notes.

We may also sell notes to the agents who will purchase the notes as principal for their own accounts. In that case, the agents will purchase the notes at a price equal to the issue price specified in the applicable prospectus supplement, less a discount. The discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

The agents may resell any notes they purchase as principal to other brokers or dealers at a discount, which may include all or part of the discount the agents received from us. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

The agents, whether acting as agent or principal, may be deemed to be an "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act.

If the agents sell notes to dealers who resell to investors and the agents pay the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be "underwriters" within the meaning of the Securities Act.

In connection with an offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The purchase price of the notes will be required to be paid in immediately available funds in New York City, unless otherwise indicated in your prospectus supplement.

We may appoint agents other than or in addition to UBS Warburg LLC and PaineWebber Incorporated with respect to the notes. Any other agents will be named in the applicable prospectus supplements and those agents will enter into the distribution agreement referred to above. The other agents may be affiliates or customers of UBS and may engage in transactions with and perform services for UBS in

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PLAN OF DISTRIBUTION
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the ordinary course of business. UBS Warburg LLC and PaineWebber Incorporated may resell notes to or through another of our affiliates, as selling agents.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We may or may not list the notes on a securities exchange or quotation system. We have been advised by UBS Warburg LLC and PaineWebber Incorporated that they intend to make a market in the notes. However, neither UBS Warburg LLC, PaineWebber Incorporated nor any of our other affiliates nor any other agent named in your prospectus supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

UBS Warburg LLC and PaineWebber Incorporated are affiliates of UBS. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as UBS Warburg LLC or PaineWebber Incorporated distributes an affiliated company's debt securities. UBS Warburg LLC and PaineWebber Incorporated have advised UBS that this offering will comply with the applicable requirements of Rule 2720.

UBS Warburg LLC and PaineWebber Incorporated will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

MARKET-MAKING RESALES BY AFFILIATES

This prospectus may be used by UBS, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS in connection with offers and sales of the notes in market-making transactions. In a market-making transaction, each of UBS, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS may resell a note it acquires from other holders, after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

UBS does not expect to receive any proceeds from market-making transactions other than those it undertakes on its own. UBS does not expect that UBS Warburg LLC, PaineWebber Incorporated or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to UBS.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless UBS or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

MATTERS RELATING TO INITIAL OFFERING AND MARKET-MAKING RESALES

UBS Warburg LLC and PaineWebber Incorporated do not expect the amount of notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price (that is, $100,000,000) of all of the notes. In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the notes offered pursuant to this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of notes will be significantly less than this amount.

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PLAN OF DISTRIBUTION
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In this prospectus, the term "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

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Validity of the Notes

In connection with the commencement of our Series A medium-term note program, the validity of the notes was passed upon by Sullivan & Cromwell as to matters of New York law and by Bar & Karrer as to matters of Swiss law. These opinions were based on assumptions about future actions required to be taken by UBS and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those options.

Experts

The consolidated financial statements of UBS AG at 31 December 1999 and 1998 and for each of the three years in the period ended 31 December 1999 appearing in this document have been audited by Ernst & Young Ltd., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of PaineWebber Group Inc. at 31 December 1999 and 1998 and for each of the three years appearing in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Limitation on Enforcement of U.S. Laws Against UBS, Its Management and Others

UBS is a Swiss bank. Many of its directors and executive officers, including all of the persons who signed the registration statement of which this prospectus is a part, and certain experts named in this prospectus, are resident outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on UBS or its management or have any of them appear in a U.S. court. We have been advised by Bar & Karrer, Swiss counsel to UBS, that there is doubt as to enforceability in Switzerland, in original actions or in actions for enforcement of judgment of U.S. courts, of liabilities based solely on the federal securities laws of the United States.

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Where You Can Find More Information

UBS files periodic reports and other information with the Securities and Exchange Commission. You may read and copy any document that UBS files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. You may also inspect UBS's SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form F-1 under the Securities Act with the SEC covering the notes. For further information on the notes and UBS, you should review our registration statement and its exhibits. This prospectus summarizes material provisions of the contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

Presentation of Financial Information

UBS's financial statements have been prepared in accordance with International Accounting Standards and are denominated in Swiss francs, or "CHF," the legal tender of Switzerland. For convenience, 31 December 1999 CHF amounts have been translated into United States dollars, or "$," at the rate of CHF 1=$0.6277, which was the noon buying rate on 31 December 1999, and 30 June 2000 CHF amounts have been translated into United States dollars at the rate of CHF 1=$0.6129, which was the noon buying rate on 30 June 2000. This translation should not be construed as a representation that the Swiss franc amounts actually denote such United States dollar amounts or have been, could have been or could be, converted into United States dollars at the rate indicated.

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate for the Swiss franc, expressed in United States dollars per one Swiss franc. The "noon buying rate" is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

                                              HIGH      LOW      AVERAGE RATE(1)
YEAR ENDED 31 DECEMBER                                            ($ per 1 CHF)     AT PERIOD END
-------------------------------------------------------------------------------------------------
1995.......................................  0.8951    0.7616             0.8466           0.8666
1996.......................................  0.8641    0.7399             0.8090           0.7468
1997.......................................  0.7446    0.6510             0.6890           0.6845
1998.......................................  0.7731    0.6485             0.6894           0.7281
1999.......................................  0.7361    0.6244             0.6605           0.6277
2000 (through October 31)..................  0.5495    0.6441             0.5896           0.5562

------------
(1) The average of the noon buying rates on the last business day of each full month during the relevant period.

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Financial Statements of UBS

                               TABLE OF CONTENTS

                          FINANCIAL STATEMENTS OF UBS

               AUDITED YEAR-END FINANCIAL STATEMENTS
Report of Independent Auditors..............................     F-1
UBS Group Income Statement..................................     F-3
UBS Group Balance Sheet.....................................     F-4
UBS Group Statement of Changes in Equity....................     F-5
UBS Group Statement of Cash Flows...........................     F-6
UBS Group Notes to the Financial Statements.................     F-7
               UNAUDITED INTERIM FINANCIAL STATEMENTS
UBS Group Income Statement..................................    F-86
UBS Group Balance Sheet.....................................    F-87
UBS Group Statement of Changes in Equity....................    F-88
UBS Group Statement of Cash Flows...........................    F-89
UBS Group Notes to the Financial Statements.................    F-90
                FINANCIAL STATEMENTS OF PAINEWEBBER
               AUDITED YEAR-END FINANCIAL STATEMENTS
Consolidated Statements of Income...........................   F-107
Consolidated Statements of Financial Condition..............   F-108
Consolidated Statements of Changes in Stockholders'
  Equity....................................................   F-109
Consolidated Statements of Cash Flows.......................   F-112
Notes to Consolidated Financial Statements..................   F-113
Report of Independent Auditors..............................   F-134
Financial Highlights........................................   F-135
Common Stock and Quarterly Information......................   F-136
Five Year Financial Summary.................................   F-138
               UNAUDITED INTERIM FINANCIAL STATEMENTS
First Quarter 2000..........................................   F-139
Condensed Consolidated Statements of Income.................   F-140
Condensed Consolidated Statements of Financial Condition....   F-141
Condensed Consolidated Statements of Cash Flows.............   F-142
Notes to Condensed Consolidated Financial Statements........   F-143
Second Quarter 2000.........................................   F-152
Condensed Consolidated Statements of Income.................   F-153
Condensed Consolidated Statements of Financial Condition....   F-154
Condensed Consolidated Statements of Cash Flows.............   F-155
Notes to Condensed Consolidated Financial Statements........   F-156
Third Quarter 2000..........................................   F-167
Condensed Consolidated Statements of Income.................   F-168
Condensed Consolidated Statements of Financial Condition....   F-169
Condensed Consolidated Statements of Cash Flows.............   F-170
Notes to Condensed Consolidated Financial Statements........   F-171

--------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Group Executive Board UBS AG:

We have audited the accompanying consolidated balance sheets of UBS AG and subsidiaries as of 31 December 1999 and 1998, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended 31 December 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UBS AG as of 31 December 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended 31 December 1999, in conformity with International Accounting Standards ("IAS") and comply with Swiss Law.

IAS vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected shareholders' equity as of 31 December 1999 and 1998 and the results of operations for the two years then ended to the extent summarized in Note 42 of the Notes to the Financial Statements.

Basel, 8 March 2000, except for Note 38, as to which the date is 18 April 2000 and Note 1(t) as to which the date is 17 August 2000

                                          ATAG Ernst & Young Ltd.

       /s/ ROGER K. PERKIN                   /s/ PETER HECKENDORN
---------------------------------     ---------------------------------
      Roger K. Perkin                 Peter Heckendorn

      Chartered Accountant            lic. oec.
      in charge of the audit          in charge of the audit

--------------------------------------------------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS

                                   UBS GROUP

                  YEARS ENDED 31 DECEMBER 1999, 1998 AND 1997

--------------------------------------------------------------------------------

                                   UBS GROUP

                                INCOME STATEMENT

FOR THE YEAR ENDED                                NOTE    31.12.1999(1)     31.12.1998(1)     31.12.1997
------------------                                ----    -------------     -------------     ----------
CHF MILLION, EXCEPT PER SHARE DATA
OPERATING INCOME
Interest income.................................    4         35,604            37,442          23,669
Interest expense................................    4        (29,695)          (32,424)        (16,733)
                                                             -------           -------         -------
Net interest income.............................               5,909             5,018           6,936
Credit loss expense.............................  12b           (956)             (951)         (1,278)
                                                             -------           -------         -------
Net interest income after credit loss expense...               4,953             4,067           5,658
                                                             -------           -------         -------
Net fee and commission income...................    5         12,607            12,626          12,234
Net trading income..............................    6          7,719             3,313           5,491
Income from disposal of associates and
  subsidiaries..................................    7          1,821             1,119             198
Other income....................................    8          1,325             1,122           1,299
                                                             -------           -------         -------
Total operating income..........................              28,425            22,247          24,880

OPERATING EXPENSES
Personnel.......................................    9         12,577             9,816          11,559
General and administrative......................    9          6,098             6,735           5,315
Depreciation and amortization...................    9          1,857             1,825           1,762
                                                             -------           -------         -------
Total operating expenses........................              20,532            18,376          18,636
                                                             -------           -------         -------
OPERATING PROFIT BEFORE RESTRUCTURING COSTS, TAX
  AND MINORITY INTERESTS........................               7,893             3,871           6,244
                                                             -------           -------         -------
Restructuring costs.............................                                                 7,000
                                                                                               -------
OPERATING PROFIT/(LOSS) BEFORE TAX AND MINORITY
  INTERESTS.....................................               7,893             3,871            (756)
                                                             -------           -------         -------
Tax expense/(benefit)...........................   25          1,686               904            (105)
                                                             -------           -------         -------
NET PROFIT/(LOSS) BEFORE MINORITY INTERESTS.....               6,207             2,967            (651)
                                                             -------           -------         -------
Minority interests..............................   26            (54)                5             (16)
                                                             -------           -------         -------
NET PROFIT/(LOSS)...............................               6,153             2,972            (667)
                                                             =======           =======         =======
Basic earnings per share (CHF)..................   10          15.20              7.33           (1.59)
Diluted earnings per share (CHF)................   10          15.07              7.20           (1.59)
                                                             -------           -------         -------

---------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                                 BALANCE SHEET

FOR THE YEAR ENDED                                       NOTE      31.12.1999(1)     31.12.1998(1)
------------------                                     --------    -------------     -------------
CHF MILLION
ASSETS
Cash and balances with central banks.................                      5,073             3,267
Money market paper...................................     11              69,717            18,390
Due from banks.......................................    12a              29,907            68,495
Cash collateral on securities borrowed...............     13             113,162            91,695
Reverse repurchase agreements........................     14             132,474           141,285
Trading portfolio assets.............................     15             212,440           159,179
Positive replacement values..........................     27              64,698            90,511
Loans, net of allowance for credit losses............    12a             234,858           247,926
Financial investments................................     16               7,039             6,914
Accrued income and prepaid expenses..................                      5,167             6,627
Investments in associates............................     17               1,102             2,805
Property and equipment...............................     18               8,701             9,886
Intangible assets and goodwill.......................     19               3,543             2,210
Other assets.........................................     20              11,007            12,092
                                                                   -------------     -------------
TOTAL ASSETS.........................................                    898,888           861,282
                                                                   =============     =============
Total subordinated assets............................                        600               496
                                                                   -------------     -------------
LIABILITIES
Money market paper issued............................                     64,655            51,527
Due to banks.........................................     21              76,365            85,716
Cash collateral on securities lent...................     13              12,832            19,171
Repurchase agreements................................     14             196,914           137,617
Trading portfolio liabilities........................     15              54,586            47,033
Negative replacement values..........................     27              95,786           125,847
Due to customers.....................................     21             279,960           274,850
Accrued expenses and deferred income.................                     12,040            11,232
Long-term debt.......................................     22              56,332            50,783
Other liabilities....................................  23,24,25           18,376            27,722
                                                                   -------------     -------------
TOTAL LIABILITIES....................................                    867,846           831,498
                                                                   -------------     -------------
MINORITY INTERESTS...................................     26                 434               990
                                                                   -------------     -------------
SHAREHOLDERS' EQUITY
Share capital........................................                      4,309             4,300
Share premium account................................                     14,437            13,617
Foreign currency translation.........................                       (442)             (456)
Retained earnings....................................                     20,327            16,224
Treasury shares......................................                     (8,023)           (4,891)
                                                                   -------------     -------------
TOTAL SHAREHOLDERS' EQUITY...........................                     30,608            28,794
                                                                   -------------     -------------
TOTAL LIABILITIES, MINORITY INTERESTS AND
  SHAREHOLDERS' EQUITY...............................                    898,888           861,282
                                                                   =============     =============
Total subordinated liabilities.......................                     14,801            13,652
                                                                   -------------     -------------

---------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                         STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED                                    31.12.1999(1)     31.12.1998(1)     31.12.1997
------------------                                    -------------     -------------     ----------
CHF MILLION
ISSUED AND PAID UP SHARE CAPITAL
Balance at the beginning of the year................          4,300             4,296        4,255
Issue of share capital..............................              9                 4           41
                                                      -------------     -------------       ------
BALANCE AT THE END OF THE YEAR(2)...................          4,309             4,300        4,296
                                                      =============     =============       ======
SHARE PREMIUM
Balance at the beginning of the year as previously
  reported..........................................         13,740            13,260       13,001
Change in accounting policy.........................           (123)             1406(4)         0
Balance at the beginning of the year (restated).....         13,617            14,666       13,001
Premium on shares issued, and warrants exercised....             45               111          130
Own equity derivatives..............................            526            (1,598)           0
Net premium on treasury share and own equity
  derivative activity...............................            249               438          129
                                                      -------------     -------------       ------
BALANCE AT THE END OF THE YEAR......................         14,437            13,617       13,260
                                                      =============     =============       ======
FOREIGN CURRENCY TRANSLATION
Balance at the beginning of the year................           (456)             (111)        (155)
Movements during the year...........................             14              (345)          44
                                                      -------------     -------------       ------
BALANCE AT THE END OF THE YEAR......................           (442)             (456)        (111)
                                                      =============     =============       ======
RETAINED EARNINGS
Balance at the beginning of the year as previously
  reported..........................................         16,293            15,464       16,931
Change in accounting policy.........................            (69)                0            0
Balance at the beginning of the year (restated).....         16,224            15,464       16,931
Net profit/(loss) for the year restated.............          6,153             2,972         (667)
Dividends paid restated.............................         (2,050)           (2,212)        (800)
                                                      -------------     -------------       ------
BALANCE AT THE END OF THE YEAR......................         20,327            16,224       15,464
                                                      =============     =============       ======
TREASURY SHARES, AT COST
Balance at the beginning of the year as previously
  reported..........................................         (1,482)           (1,982)        (702)
Change in accounting policy.........................         (3,409)           (2,345)(4)        0
Balance at the beginning of the year (restated).....         (4,891)           (4,327)        (702)
Acquisitions restated...............................         (6,595)           (3,860)      (3,172)
Disposals restated..................................          3,463             3,296        1,892
                                                      -------------     -------------       ------
BALANCE AT THE END OF THE YEAR(3)...................         (8,023)           (4,891)      (1,982)
                                                      =============     =============       ======
TOTAL SHAREHOLDERS' EQUITY..........................         30,608            28,794       30,927
                                                      =============     =============       ======

---------------
(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) Comprising 430,893,162 ordinary shares at 31 December 1999; 429,952,612 ordinary shares at 31 December 1998; and 428,724,700 ordinary shares at 31 December 1997 (as restated for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation), at CHF 10 each, fully paid.

(3) Comprising 36,873,714 shares at 31 December 1999; 24,456,698 shares at 31 December 1998; and 11,692,326 shares at 31 December 1997.

(4) Opening balance sheet adjustment to 1 January 1998, with no restatement to 1997.

In addition to the Treasury shares, a maximum of 1,057,908 unissued shares (conditional capital) (1,998,458 at 31 December 1998 and 2,884,672 at 31 December 1997) can be issued without the approval of the shareholders. This amount consists of unissued and reserved shares for the former Swiss Bank Corporation employee share ownership plan and optional dividend warrants. The optional dividend warrants were the warrants granted in lieu of a cash dividend by the former Swiss Bank Corporation in February 1996 (at the option of the shareholder).

--------------------------------------------------------------------------------

                                   UBS GROUP

                            STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED                                            31.12.1999(1)     31.12.1998(1)     31.12.1997
CHF MILLION                                                   -------------     -------------     ----------
CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES
Net profit/(loss)...........................................          6,153             2,972         (667)
ADJUSTMENTS TO RECONCILE TO CASH FLOW FROM/(USED IN)
  OPERATING ACTIVITIES
Non cash items included in net profit/(loss) and other
  adjustments:
  Depreciation and amortization.............................          1,857             1,825        1,762
  Provision for credit losses...............................            956               951        1,278
  Income from associates....................................           (211)             (377)        (231)
  Deferred tax expense/(benefit)............................            479               491       (1,035)
  Restructuring provision...................................              0                 0        7,000
  Net gain from investing activities........................         (2,282)           (1,803)        (967)
Net increase/(decrease) in operating assets:
  Net due from/to banks.....................................         (5,298)          (65,172)      22,503
  Reverse repurchase agreements, cash collateral on
    securities borrowed.....................................        (12,656)           66,031      (52,440)
  Trading portfolio including net replacement values........        (49,956)           45,089      (38,388)
  Loans due to/from customers...............................         17,222            (5,626)       2,865
  Accrued income, prepaid expenses and other assets.........          2,545             2,107         (350)
Net increase/(decrease) in operating liabilities:
  Repurchase agreements, cash collateral on securities
    lent....................................................         52,958           (49,145)      24,594
  Accrued expenses and other liabilities....................         (7,366)            1,686        1,037
  Income taxes paid.........................................         (1,063)             (733)      (1,185)
                                                              -------------     -------------      -------
NET CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES...........          3,338            (1,704)     (34,224)
                                                              =============     =============      =======
CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES
Investments in subsidiaries and associates..................         (1,720)           (1,563)      (1,550)
Disposal of subsidiaries and associates.....................          3,782             1,858        1,294
Purchase of property and equipment..........................         (2,820)           (1,813)      (1,785)
Disposal of property and equipment..........................          1,880             1,134        1,101
Net (investment)/divestment in financial investments........            356             6,134         (731)
                                                              -------------     -------------      -------
NET CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES...........          1,478             5,750       (1,671)
                                                              =============     =============      =======
CASH FLOW FROM/(USED IN) FINANCING ACTIVITIES
Money market paper issued...................................         13,128            (4,073)      23,303
Net movements in treasury shares and treasury share contract
  activity..................................................         (2,312)           (2,552)      (1,151)
Capital issuance............................................              9                 4          408
Capital repayment...........................................              0                 0         (795)
Dividends paid..............................................         (2,050)           (2,212)        (800)
Issuance of long term debt..................................         12,661             5,566       17,155
Repayment of long term debt.................................         (7,112)           (9,068)      (9,105)
Repayment of minority interests.............................           (689)                0            0
                                                              -------------     -------------      -------
NET CASH FLOW FROM/(USED IN) FINANCING ACTIVITIES...........         13,635           (12,335)      29,015
Effects of exchange rate differences........................            148              (386)        (571)
                                                              =============     =============      =======
NET INCREASE/(DECREASE) IN CASH EQUIVALENTS.................         18,599            (8,675)      (7,451)
Cash and cash equivalents, beginning of year................         83,678            92,353       99,805
                                                              -------------     -------------      -------
Cash and cash equivalents, end of year......................        102,277            83,678       92,354
                                                              =============     =============      =======
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and cash balances with central banks...................          5,073             3,267        4,638
Money market paper..........................................         69,717            18,390       36,353
Bank deposits maturing in less than 3 months................         27,487            62,021       51,363
                                                              -------------     -------------      -------
TOTAL.......................................................        102,277            83,678       92,354
                                                              =============     =============      =======

---------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Basis of accounting

UBS AG and subsidiaries ("UBS" or the "Group") provides a broad range of financial services such as advisory, underwriting, financing, market making, asset management, brokerage, and retail banking on a global level. The Group was formed on 29 June 1998 when Swiss Bank Corporation and Union Bank of Switzerland merged. The merger was accounted for using the pooling of interests method of accounting. Due to the merger, the Group harmonized its accounting policies, which have been retrospectively applied for the presentation of comparative information.

The Group adopted new International Accounting Standards ("IAS") and changed the presentation of certain financial information effective 1 January 2000. The consolidated financial statements have been restated, where practicable, to give retroactive effect to these changes -- see t) below.

The consolidated financial statements are stated in Swiss francs, the currency of the country in which UBS AG is incorporated. They are prepared in accordance with International Accounting Standards. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results could differ from such estimates and the differences may be material to the consolidated financial statements.

  b) Consolidation

The consolidated financial statements comprise those of the parent company (UBS
AG), its subsidiaries and its special purpose entities, presented as a single economic entity. Subsidiaries and special purpose entities which are directly or indirectly controlled by the Group are consolidated. Subsidiaries acquired are consolidated from the date control passes. Companies which are acquired and held with a view to their subsequent disposal are recorded as financial investments.

The effects of intra-group transactions are eliminated in preparing the Group financial statements, except for certain intercompany derivatives for which hedge accounting is used.

Equity and net income attributable to minority interests are shown separately in the balance sheet and income statement respectively.

  c) Offsetting

Assets and liabilities are offset only when the Group has a legal right to offset amounts with the same counterparty and transactions are expected to be settled on a net basis.

  d) Trade date/settlement date accounting

When the Group becomes party to a contract in its trading activities it recognizes from that date ("trade date") any unrealized profits and losses arising from revaluing that contract to fair value. These unrealized profits and losses are recognized in the income statement.

On a date subsequent to the trade date, the terms of spot and forward trading transactions are fulfilled ("settlement date") and a resulting financial asset or liability is recognized on the balance sheet at the fair value of the consideration given or received.

  e) Foreign currency translation

Foreign currency transactions are recorded at the rate of exchange on the date of the transaction. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are reported

--------------------------------------------------------------------------------

                                   UBS GROUP
using the closing exchange rate. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealized foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the income statement.

Assets and liabilities of foreign entities are translated at the exchange rates at the balance sheet date, while income statement items and cash flows are translated at average rates over the year. Differences resulting from the use of these different exchange rates are recognized directly in foreign currency translation within shareholders' equity.

  f) Business and geographical segments

The Group is organized on a worldwide basis into five major operating divisions and Corporate Center. These divisions are the basis upon which the Group reports its primary segment information.

Segment revenue, segment expenses and segment performance include transfers between business segments and between geographical segments. Such transfers are accounted for at competitive prices charged to unaffiliated customers for similar services.

  g) Securities borrowing and lending

Securities borrowed and lent that are collateralized by cash are included in the balance sheet at amounts equal to the collateral advanced or received.

Income arising from the securities lending and borrowing business is recognized in the income statement on an accrual basis.

  h) Repurchase and reverse repurchase transactions

The Group enters into purchases of securities under agreements to resell and sales of securities under agreements to repurchase substantially identical securities. Securities which have been sold subject to repurchase agreements continue to be recognized in the balance sheet and are measured in accordance with the accounting policy for trading balances or financial assets as appropriate. The proceeds from sale of these securities are treated as liabilities and included in repurchase agreements.

Securities purchased subject to commitments to resell at a future date are treated as loans collateralized by the security and are included in reverse repurchase agreements.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income and interest expense respectively over the life of each agreement.

  i) Trading portfolio

The trading portfolio consists of debt and equity securities as well as of precious metals held to meet the financial needs of our customers and to take advantage of market opportunities. The trading portfolio is carried at fair value. Short positions in securities are reported as trading portfolio liabilities. Realized and unrealized gains and losses, net of related transaction expenses, are recognized as net trading income. Net trading income also includes interest and dividend income on trading assets as well as the funding costs for holding these positions.

  j) Loans and allowance for credit losses

Loans are initially recorded at cost. For loans originated by the Group, the cost is the amount lent to the borrower. For loans acquired from a third party the cost is the fair value at the time of acquisition.

--------------------------------------------------------------------------------

                                   UBS GROUP

Interest income on an unimpaired loan is recognized on an accrual basis. Interest includes the amount of amortization of any discount or premium between the cost of a loan and its amount at maturity and the amortization of any loan fees and costs.

The allowance for credit losses provides for risks of losses inherent in the credit extension process, including loans and lending-related commitments. Such commitments include letters of credit, guarantees and commitments to extend credit. Counterparties are individually rated and periodically reviewed and analyzed. The allowance is adjusted for impairments identified on a loan-by-loan basis. If there are indications that there are significant probable losses in the portfolio that have not specifically been identified, allowances would also be provided for on a portfolio basis.

Impairments in loans are recognized when it becomes probable that the Group will not be able to collect all amounts due according to the contractual terms of the loans. The carrying amounts of the loans are reduced to their estimated realizable value through a specific allowance. The impairment is recognized as an expense for the period. Loans are stated at their principal amount net of any allowance for credit losses.

This management process has resulted in the following components of the overall allowance:

          Counterparty-specific: Probable losses from individual credit exposures are evaluated based upon the borrower's character, overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. Impairment is measured and allowances are established based on discounted expected cash flows.

          Country-specific: Probable losses resulting from exposures in countries experiencing political and transfer risk, countrywide economic distress, or problems regarding the legal enforceability of contracts are assessed using country specific scenarios and taking into consideration the nature of the individual exposures and their importance for the economy. Specific country allowances exclude exposures addressed in counterparty-specific allowances.

          Specific reserve pools: Specific risk reserve pools were established in 1996 to absorb probable losses not specifically identified at that time, but which experience indicated were present in the portfolio. These pools subsequently have been applied to specific loans based on the analysis of individual credit exposures. The Group does not believe there is a current need for such allowances.

A loan is classified as non-performing when the contractual payments of principal and/or interest are in arrears for 90 days or more. After the 90 day period the recognition of interest income ceases and a charge is recognized for the unpaid and accrued interest receivable.

A write-off is made when all or part of a loan is deemed uncollectible or in the case of debt forgiveness. Write-offs are charged against previously established allowances and reduce the principal amount of a loan.

  k) Financial investments

Financial investments are debt and equity securities held for the accretion of wealth through distributions, such as interest and dividends, and for capital appreciation. Financial investments also include real estate held for sale.

Debt securities held to maturity are carried at amortized cost. If necessary, the carrying amount is reduced to its estimated realizable value. Interest income on debt securities, including amortization of premiums and discounts, is recognized on an accrual basis and reported as net interest income.

--------------------------------------------------------------------------------

                                   UBS GROUP

Financial investments held for sale are carried at the lower of cost or market value. Reductions to market value and reversals of such reductions as well as gains and losses on disposal are included in other income. Interest earned and dividends received are included in net interest income.

Private equity investments are carried at cost less write-downs for impairments in value. Reductions of the carrying amount and reversals of such reductions as well as gains and losses on disposal are included in other income.

  l) Investments in associates

Investments in associates in which the Group has a significant influence are accounted for by the equity method. Investments in which the Group has a significant influence, but which are acquired and held with a view to their subsequent disposal, are included in financial investments (see the reference to private equity investments in the paragraph above).

Investments in companies where the parent company does not hold a significant influence are recorded at cost less value adjustments for less than temporary declines in value.

  m) Property and equipment

Property and equipment includes land, buildings, furnishings, fixtures, leasehold improvements, computer, telecommunications and other equipment. Property and equipment is carried at cost less accumulated depreciation and is periodically reviewed for impairment.

Property and equipment is depreciated on a straight-line basis over their estimated useful lives as follows:

-    Buildings                 Not exceeding 50 years
-    Furnishings and           Not exceeding 10 years
     fixtures
-    Leasehold improvements    Not exceeding 10 years
-    Equipment                 Not exceeding 5 years

  n) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary or associate at the date of acquisition. Goodwill and intangibles resulting from the acquisition of client franchises are recognized as an asset and are amortized using the straight-line basis over their estimated useful economic life, not exceeding 20 years. At each balance sheet date, goodwill is reviewed for indications of impairment. If such indications exist an analysis is performed including an assessment of future cash flows to determine if a write-down is necessary.

Goodwill and fair value adjustments arising on the acquisition of foreign subsidiaries are treated as local currency balances and are translated into Swiss francs at the closing rate at subsequent balance sheet dates.

  o) Income taxes

Income tax payable on profits, based on the applicable tax laws in each jurisdiction, is recognized as an expense in the period in which profits arise. The tax effects on income tax losses available for carry-forward are recognized as an asset when it is probable that future taxable profit will be available against which those losses can be utilized.

--------------------------------------------------------------------------------

                                   UBS GROUP

Deferred tax liabilities are recognized for temporary differences between the carrying amounts of assets and liabilities in the Group balance sheet and their amounts as measured for tax purposes, which will result in taxable amounts in future periods. Deferred tax assets are recognized for temporary differences which will result in deductible amounts in future periods, but only to the extent it is probable that sufficient taxable profits will be available against which these differences can be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period in which the asset will be realized or the liability will be settled.

Current and deferred tax assets and liabilities are offset when they arise from the same tax reporting group and relate to the same tax authority and when the legal right to offset exists.

  p) Own shares, own bonds and derivatives on own shares

In the normal course of its trading and market making activities, the Group buys and sells its own shares, own bonds and derivatives on its own shares. In 1997, these instruments were held in the trading portfolio similar to other trading instruments, and carried at fair value. Changes in fair value and dividends received on UBS AG shares and interest on its own bonds in the trading portfolio were recognized as net trading income (See Note t).

The Group also holds its own shares for non-trading purposes, for instance employee compensation schemes and other strategic purposes. These shares are recorded within treasury shares and are deducted from shareholders' equity. The difference between the proceeds of the sale of treasury shares and their cost basis is recognized in share premium. Dividends relating to treasury shares are not recognized.

  q) Retirement benefits

The Group sponsors a number of retirement benefit plans for its employees worldwide. These plans include both defined benefit and defined contribution plans and various other retirement benefits such as post-employment medical benefit. As of 1 January 1999, the Group adopted IAS 19, Employee Benefits (revised 1998) ("IAS 19") to account for such plans. Under IAS 19, Group contributions to defined contribution plans are expensed when employees have rendered services in exchange for such contributions, generally in the year of contribution.

In accordance with IAS 19, the Group uses the projected unit credit actuarial method to determine the present value of its defined benefit obligations and the related current service cost and, where applicable, past service cost.

The principal actuarial assumptions made by the actuary are set out in Note 35.

The Group recognizes a portion of its actuarial gains and losses as income or expenses if the net cumulative unrecognized actuarial gains and losses at the end of the previous reporting period exceeded the greater of:

          a) 10% of the present value of the defined benefit obligation at that date (before deducting plan assets); and

          b) 10% of the fair value of any plan assets at that date.

The unrecognized actuarial gains and losses exceeding the greater of the two values are recognized in the income statement over the expected average remaining working lives of the employees participating in the plans.

--------------------------------------------------------------------------------

                                   UBS GROUP

  r) Derivative instruments

Derivative instruments are carried at fair value. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models as appropriate. The fair values of derivative instruments are shown in the balance sheet as positive and negative replacement values. Realized and unrealized gains and losses are recognized in net trading income. Valuation adjustments to cover credit and market liquidity risks have been made.

Transactions in derivative instruments entered into for hedging of non-trading positions are recognized in the income statement on the same basis as to the underlying item being hedged.

  s) Comparability

Certain amounts have been reclassified from previous years to conform to the 1999 presentation.

The prior year financial statements reflect the requirements of the following revised or new International Accounting Standards, which the Group implemented in 1999:

-    IAS 1     Presentation of Financial Statements
-    IAS 14    Segment Reporting
-    IAS 17    Accounting for Leases
-    IAS 19    Employee Benefits
-    IAS 36    Impairment of Assets.

The implementation of the above standards had no material impact for the Group.

  t) Retroactive application of accounting changes adopted 1 January 2000

The consolidated financial statements as of and for the years ended 31 December 1999 and 1998 have been restated to reflect retroactively changes in accounting policy arising from newly applicable IAS and changes in presentation adopted 1 January 2000, as discussed below. 1997 financial information has not been restated due to unavailability of certain pre-merger data and different organizational structures.

The following notes to the financial statements also have been revised to reflect the changes referred to in this Note: Notes 2, 3, 4, 6, 10, 14, 15, 25, 27, 33, 34, 41, 42 and 43.

     Standing Interpretations Committee ("SIC") 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares)

In May 1999, the International Accounting Standards Committee ("IASC") issued Interpretation SIC 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares) which the Group adopted as of 1 January 2000. The Interpretation provides guidance for the recognition, presentation, and disclosure of Treasury shares. SIC 16 applies to own shares and derivatives on own shares held for trading and non-trading purposes. SIC 16 requires own shares and derivatives on own shares to be presented as Treasury shares and deducted from Shareholders' equity. Gains and losses relating to the sale of own shares and derivatives on own shares are not recognized in the income statement but rather as a change in Shareholders' equity.

As a result of the retroactive application of Interpretation SIC 16, net trading income was reduced by CHF 196 million and CHF 81 million, and income tax expense was reduced by CHF 49 million and CHF 23 million for the years ended 31 December 1999 and 1998, respectively; these amounts were recorded in shareholders' equity. Shareholders' equity and total assets were reduced by CHF 4,227 million and CHF 3,601 million as of 31 December 1999 and 1998, respectively, to reflect the

--------------------------------------------------------------------------------

                                   UBS GROUP
reclassification of own shares and derivatives on own shares held at those dates. Of the CHF 4,227 million for 31 December 1999, CHF 4,561 million was a reduction in trading portfolio assets and the remaining CHF 334 million was an increase in positive replacement values. Of the CHF 3,601 million for 31 December 1998, CHF 3,409 million was a reduction to trading portfolio assets and the remaining CHF 192 million was a reduction to positive replacement values. In addition, shareholders' equity was adjusted as of 1 January 1998.

     Offsetting of Amounts Related to Certain Contracts

In order to improve comparability with its main competitors, the Group has offset positive and negative replacement values and reverse repurchase agreements and repurchase agreements with the same counter-party for transactions covered by legally enforceable master netting agreements. Positive and negative replacement values have been reduced by CHF 66,136 million and CHF 79,233 million as of 31 December 1999 and 1998, respectively. Reverse repurchase and repurchase agreements have been reduced by CHF 12,322 million as of 31 December 1999.

     Interest and Dividend Income and Expense on Trading Assets and Liabilities

In prior periods, interest and dividend income and expense on trading assets and liabilities were included in net trading income. In order to improve comparability with its main competitors, the Group has included interest and dividend income on trading assets and interest expense on trading liabilities in interest income and interest expense, respectively, and has discontinued the allocation of funding costs to net trading income.

Interest income was increased by CHF 17,281 million and CHF 14,607 million for the years ended 31 December 1999 and 1998, respectively. Interest expense was increased by CHF 17,728 million and CHF 16,251 million for the years ended 31 December 1999 and 1998, respectively. Net trading income was increased by CHF 447 million and CHF 1,644 million for the years ended 31 December 1999 and 1998, respectively.

     Tax Expense

Capital taxes were included in tax expense. The Group has reclassified CHF 80 million and CHF 118 million in Capital taxes from tax expense to General and administrative expenses for the years ended 31 December 1999 and 1998, respectively.

     Segment Information

In the first half of 2000, the Group reorganized its business divisions. The segment reporting for the year ended 31 December 1999 and 1998 has been restated to reflect the new Group structure.

The following IAS were adopted as of 1 January 2000, but this adoption had no material impact on the prior periods presented herein.

     IAS 37, Provisions, Contingent Liabilities and Contingent Assets

In July 1998, the IASC issued IAS 37, Provisions, Contingent Liabilities and Contingent Assets, which is required to be adopted for the Group's financial statements as of 1 January 2000. The Standard provides accounting and disclosure requirements for contingent liabilities and contingent assets. IAS 37 also provides recognition and measurement requirements for provisions.

--------------------------------------------------------------------------------

                                   UBS GROUP

     IAS 38, Intangible Assets

In July 1998, the IASC issued IAS 38, Intangible Assets, which is required to be adopted prospectively for the Group's financial statements as of 1 January 2000. The Standard requires the capitalization and amortization of intangible assets, if it is probable that the future economic benefits that are attributable to the assets will flow to the enterprise and the cost of the asset can be measured reliably. The amortization period for recognized intangible assets should not exceed 20 years. If adopted in 1999 this standard would have increased operating profit by approximately CHF 300 million.

     IAS 10 (revised), Events After the Balance Sheet Date

In May 1999, the IASC issued IAS 10 (revised), Events After the Balance Sheet Date, which is required to be adopted for the Group's financial statements as of 1 January 2000. IAS 10 (revised) establishes requirements for the recognition and disclosure of events after the balance sheet date.

  u) Recent accounting standards not yet adopted

     IAS 39, Recognition and Measurement of Financial Instruments

In December 1998, the IASC issued IAS 39, Recognition and Measurement of Financial Instruments, which is required to be adopted for the Group's financial statements as of 1 January 2001 on a prospective basis. The Standard provides comprehensive guidance on accounting for financial instruments. Financial instruments include conventional financial assets and liabilities and derivatives. IAS 39 requires that all financial instruments should be recognized on the balance sheet. Most financial instruments should be carried at fair value. IAS 39 also establishes hedge accounting criteria and guidelines. While the specific impact on earnings and financial position of IAS 39 has not been determined, the activities that will be most affected by the new Standard have been identified. Specifically, the use of derivatives to hedge loans, deposits, and issuance of debt, primarily hedge of interest rate risk, will be affected by IAS 39. Management is currently evaluating the impact of IAS 39. The actual assessment of the impact of IAS 39 on the Group's earnings and financial position will be based on the 1 January 2001 financial position, among other things, in accordance with the Standard.

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 2 SEGMENT REPORTING BY BUSINESS GROUP

The business group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Total revenue includes income which is directly attributable to a business group whether from sales to external customers or from transactions with other segments. Revenue sharing agreements are used to allocate external customer revenues to a business group on a reasonable basis. Transactions between business groups are conducted at arm's length.

                                                             UBS
                                                UBS         ASSET        UBS     CORPORATE     UBS
FOR THE YEAR ENDED 31 DECEMBER 1999(2)      SWITZERLAND   MANAGEMENT   WARBURG    CENTER      GROUP
------------------------------------------  -----------   ----------   -------   ---------   -------
CHF MILLION
Revenues..................................     12,761        1,369      13,241      2,010     29,381
Credit loss expense(1)....................     (1,071)           0        (333)       448       (956)
                                              -------       ------     -------   --------    -------
Total operating income....................     11,690        1,369      12,908      2,458     28,425
                                              -------       ------     -------   --------    -------
Personnel expenses........................      4,691          516       7,278         92     12,577
General and administrative expenses.......      2,308          271       2,680        839      6,098
Depreciation..............................        460           32         659        366      1,517
Amortization of goodwill and other
  intangible assets.......................         23          113         154         50        340
                                              -------       ------     -------   --------    -------
Total operating expenses..................      7,482          932      10,771      1,347     20,532
                                              -------       ------     -------   --------    -------
SEGMENT PERFORMANCE BEFORE TAX............      4,208          437       2,137      1,111      7,893
Tax expense...............................                                                     1,686
                                                                                             -------
NET PROFIT BEFORE MINORITY INTERESTS......                                                     6,207
Minority interests........................                                                       (54)
                                                                                             -------
NET PROFIT................................                                                     6,153
                                                                                             =======
OTHER INFORMATION AS OF 31.12.1999

Total assets(3)...........................    254,577       10,451     721,900    (88,040)   898,888
Total liabilities(3)......................    270,137        4,614     695,965   (102,436)   868,280

---------------
(1) In order to show the relevant business group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all business groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expense for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 956 million for the year ended 31 December 1999 is as follows: UBS Switzerland CHF 985 million, UBS Warburg CHF (20) million, Corporate Center CHF (9) million.

(2) The 1999 figures have been restated to reflect the new Group structure and retroactive changes in accounting policy and changes in presentation (see
    Note 1: Basis of Accounting).

(3) The funding surplus/requirement is reflected in each business group and adjusted in Corporate Center.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                              UBS
                                                 UBS         ASSET        UBS     CORPORATE     UBS
FOR THE YEAR ENDED 31 DECEMBER 1998(2)       SWITZERLAND   MANAGEMENT   WARBURG    CENTER      GROUP
--------------------------------------       -----------   ----------   -------   ---------   -------
CHF MILLION
-----------
Revenues...................................     13,958       1,358        7,691        191     23,198
Credit loss expense(1).....................     (1,186)          0         (510)       745       (951)
                                               -------       -----      -------    -------    -------
Total operating income.....................     12,772       1,358        7,181        936     22,247
                                               -------       -----      -------    -------    -------
Personnel expenses.........................      4,448         515        4,641        212      9,816
General and administrative expenses........      2,226         228        2,625      1,656      6,735
Depreciation...............................        771          35          549        128      1,483
Amortization of goodwill and other
  intangible assets........................          4          78          173         87        342
                                               -------       -----      -------    -------    -------
Total operating expenses...................      7,449         856        7,988      2,083     18,376
                                               -------       -----      -------    -------    -------
SEGMENT PERFORMANCE BEFORE TAX.............      5,323         502         (807)    (1,147)     3,871
Tax expense................................                                                       904
                                                                                              -------
NET PROFIT BEFORE MINORITY INTERESTS.......                                                     2,967
Minority interests.........................                                                         5
                                                                                              -------
NET PROFIT.................................                                                     2,972
                                                                                              =======

OTHER INFORMATION AS OF 31.12.1998
Total assets(3)............................    217,215       7,266      662,006    (25,205)   861,282
Total liabilities(3).......................    228,583       2,848      637,676    (36,619)   832,488

---------------
(1) In order to show the relevant divisional performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all business divisions. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expense for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 951 million as of 31 December 1998 is as follows: UBS Private Banking CHF 48 million, UBS Warburg CHF 506 million, UBS Private & Corporate Clients CHF 397 million.

(2) The 1998 figures have been restated to reflect the new Group structure and retroactive changes in accounting policy and changes in presentation (see
    Note 1: Basis of Accounting).

(3) The funding surplus/requirement is reflected in each division and adjusted in Corporate Center.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                       UBS               UBS PRIVATE
                                     PRIVATE     UBS     & CORPORATE    UBS ASSET      UBS     CORPORATE    UBS
FOR THE YEAR ENDED 31 DECEMBER 1997  BANKING   WARBURG     CLIENTS      MANAGEMENT   CAPITAL    CENTER     GROUP
-----------------------------------  -------   -------   -----------    ----------   -------   ---------   -----
CHF MILLION
Revenues...........................   6,215    10,888        7,005        1,040        492        518      26,158
Credit loss expense(1).............     (59)     (300)      (1,092)           0          0        173      (1,278)
                                      -----    ------       ------        -----        ---        ---      ------
Total operating income.............   6,156    10,588        5,913        1,040        492        691      24,880
                                      -----    ------       ------        -----        ---        ---      ------
Personnel, general and
  administrative expenses..........   2,869     8,641        4,497          542        110        215      16,874
Depreciation and amortization......     122       668          660           95          1        216       1,762
                                      -----    ------       ------        -----        ---        ---      ------
Total operating expenses...........   2,991     9,309        5,157          637        111        431      18,636
                                      -----    ------       ------        -----        ---        ---      ------
SEGMENT PERFORMANCE BEFORE TAX.....   3,165     1,279          756          403        381        260       6,244
Tax expense........................                                                                         1,395
                                                                                                           ------
NET PROFIT BEFORE MINORITY
  INTERESTS........................                                                                         4,849
Minority interests.................                                                                            16
                                                                                                           ------
NET PROFIT BEFORE RESTRUCTURING
  COSTS............................                                                                         4,833
                                                                                                           ======

---------------
(1) Basically the same methodology as for the year 1998 segment reporting is applied. Due to the unavailability of certain pre-1998 merger data and different organizational structures, the divisional breakdown of the financially booked net credit loss expense is not available.

The 1997 results do not take into account the 1998 merger provision and the impact of the 1998 merger on taxes. The net loss for the Group including these items was CHF (667) million. Due to the unavailability of certain pre-merger (1998 merger) data, 1997 assets and liabilities by business group are not presented.

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 3 SEGMENT REPORTING BY GEOGRAPHICAL LOCATION

The geographical analysis of total assets is based on customer domicile whereas operating income and capital investment is based on the location of the office in which the transactions and assets are recorded. Because of the global nature of financial markets the Group's business is managed on an integrated basis worldwide, with a view to profitability by product line. The geographical analysis of operating income, total assets, and capital investment is provided in order to comply with International Accounting Standards, and does not reflect the way the Group is managed. Management believes that analysis by business division, as shown in Note 2 to these financial statements, is a more meaningful representation of the way in which the Group is managed.

FOR THE YEAR ENDED                                                31 DECEMBER 1999
------------------                        ----------------------------------------------------------------
                                          TOTAL OPERATING INCOME     TOTAL ASSETS      CAPITAL INVESTMENT
                                          ----------------------   -----------------   -------------------
                                           CHF m        SHARE %     CHF m    SHARE %    CHF m     SHARE %
                                          --------     ---------   -------   -------   -------   ---------
Switzerland.............................   14,976          52      227,821      25      1,990        70
Europe..................................    7,626          27      243,427      27        356        13
Americas................................    3,861          14      316,363      35        386        14
Asia/Pacific............................    1,945           7      103,703      12         87         3
Africa/Middle East......................       17           0        7,574       1          1         0
                                           ------         ---      -------     ---       ----       ---
TOTAL...................................   28,425         100      898,888     100      2,820       100
                                           ======         ===      =======     ===       ====       ===

FOR THE YEAR ENDED                                                31 DECEMBER 1998
------------------                        ----------------------------------------------------------------
                                          TOTAL OPERATING INCOME     TOTAL ASSETS      CAPITAL INVESTMENT
                                          ----------------------   -----------------   -------------------
                                           CHF m        SHARE %     CHF m    SHARE %    CHF m     SHARE %
                                          --------     ---------   -------   -------   -------   ---------
Switzerland.............................   16,757          75      221,945      26        234        13
Europe..................................    1,655           8      322,841      38        765        42
Americas................................    2,548          11      216,989      25        513        28
Asia/Pacific............................    1,251           6       95,402      11        304        17
Africa/Middle East......................       36           0        4,105       0          2         0
                                           ------         ---      -------     ---      -----       ---
Total...................................   22,247         100      861,282     100      1,818       100
                                           ======         ===      =======     ===      =====       ===

NOTE 4 NET INTEREST INCOME

                   FOR THE YEAR ENDED                     31.12.1999    31.12.1998    31.12.1997(1)
                   ------------------                     ----------    ----------    -------------
CHF MILLION
INTEREST INCOME
Interest earned on loans and advances to banks..........     6,105         7,687          4,031
Interest earned on loans and advances to customers......    12,077        14,111         17,565
Interest from finance leasing...........................        49            60             90
Interest earned on securities borrowed and reverse
  repurchase agreements.................................    11,422        10,380              0
Interest and dividend income from financial
  investments...........................................       160           372            498
Interest and dividend income from trading portfolio.....     5,598         3,901              0
Other...................................................       193           931          1,485
                                                            ------        ------         ------
Total...................................................    35,604        37,442         23,669
                                                            ------        ------         ------

--------------------------------------------------------------------------------

                                   UBS GROUP

                   FOR THE YEAR ENDED                     31.12.1999    31.12.1998    31.12.1997(1)
                   ------------------                     ----------    ----------    -------------
CHF MILLION
INTEREST EXPENSE
Interest on amounts due to banks........................     5,515         8,205          7,247
Interest on amounts due to customers....................     8,330         9,890         10,074
Interest on securities lent and repurchase agreements...     8,446         7,543              0
Interest on medium and long term debt...................     5,334         5,045          4,468
Interest and dividend expense from trading portfolio....     2,070         1,741              0
Funding costs for trading positions.....................         0             0         (5,056)
                                                            ------        ------         ------
Total...................................................    29,695        32,424         16,733
                                                            ------        ------         ------
NET INTEREST INCOME.....................................     5,909         5,018          6,936
                                                            ======        ======         ======

---------------
(1) Interest and dividends derived from the securities and derivative product portfolios held for trading are included within net trading income. The funding costs of holding these assets are charged to net trading income and credited to interest expense.

NOTE 5 NET FEE AND COMMISSION INCOME

FOR THE YEAR ENDED                                          31.12.1999    31.12.1998    31.12.1997
------------------                                          ----------    ----------    ----------
CHF MILLION
CREDIT-RELATED FEES AND COMMISSIONS.......................       372           559           793
                                                              ------        ------        ------
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting and corporate finance fees...................     1,831         1,694         1,645
Brokerage fees............................................     3,934         3,670         4,145
Investment fund fees......................................     1,915         1,778         1,457
Fiduciary fees............................................       317           349           375
Custodian fees............................................     1,583         1,386         1,188
Portfolio and other management and advisory fees..........     2,984         3,335         2,549
Other.....................................................        57           110           233
                                                              ------        ------        ------
Total.....................................................    12,621        12,322        11,592
                                                              ------        ------        ------
COMMISSION INCOME FROM OTHER SERVICES.....................       765           776           784
     TOTAL FEE AND COMMISSION INCOME......................    13,758        13,657        13,169
                                                              ------        ------        ------
FEE AND COMMISSION EXPENSE
Brokerage fees paid.......................................       795           704           694
Other.....................................................       356           327           241
                                                              ------        ------        ------
Total.....................................................     1,151         1,031           935
                                                              ------        ------        ------
NET FEE AND COMMISSION INCOME.............................    12,607        12,626        12,234
                                                              ======        ======        ======

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 6 NET TRADING INCOME

FOR THE YEAR ENDED                                        31.12.1999    31.12.1998    31.12.1997(2)
------------------                                        ----------    ----------    -------------
CHF MILLION
Foreign exchange(1).....................................     1,108        1,992           2,550
Fixed income............................................     2,603          162           1,843
Equities................................................     4,008        1,159           1,098
                                                            ------        -----           -----
NET TRADING INCOME......................................     7,719        3,313           5,491
                                                            ======        =====           =====

---------------
(1) Includes other trading income such as banknotes, precious metals and commodities.

(2) Interest and dividends derived from the securities and derivative product portfolios held for trading are included within net trading income. The funding costs of holding these assets are charged to net trading income and credited to interest expense.

NOTE 7 NET GAINS/(LOSSES) FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES

FOR THE YEAR ENDED                                          31.12.1999    31.12.1998    31.12.1997
------------------                                          ----------    ----------    ----------
CHF MILLION
Net income from disposal of consolidated subsidiaries.....        8         1,149           154
Net gains/(losses) from disposal of investments in
  associates..............................................    1,813           (30)           44
                                                              -----         -----         -----
NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES....    1,821         1,119           198
                                                              =====         =====         =====

While the 1999 figure represents mainly the disposal gains from our investments in Swiss Life/ Rentenanstalt and Julius Baer registered shares, the 1998 number is mainly attributable to the disposal of the BSI - Banca della Svizzera Italiana.

NOTE 8 OTHER INCOME

FOR THE YEAR ENDED                                          31.12.1999    31.12.1998    31.12.1997
------------------                                          ----------    ----------    ----------
CHF MILLION
INVESTMENTS IN FINANCIAL ASSETS (DEBT AND EQUITY)
Net income from disposal of private equity investments....      374           587           418
Net income from disposal of other financial assets........      180           398           338
Net gains/(losses) from revaluation of financial assets...     (102)         (556)          (16)
                                                              -----         -----         -----
Total.....................................................      452           429           740
                                                              -----         -----         -----
INVESTMENTS IN PROPERTY
Net income from disposal of properties held for resale....       78            33            20
Net gains/(losses) from revaluation of properties held for
  resale..................................................      (49)         (106)          (90)
Net income from other properties..........................      (20)          328            99
                                                              -----         -----         -----
Total.....................................................        9           255            29
                                                              -----         -----         -----
EQUITY INCOME FROM INVESTMENTS IN ASSOCIATES..............      211           377           231
                                                              -----         -----         -----
OTHER.....................................................      653            61           299
                                                              -----         -----         -----
TOTAL OTHER INCOME........................................    1,325         1,122         1,299
                                                              =====         =====         =====

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 9 OPERATING EXPENSES

FOR THE YEAR ENDED                                          31.12.1999    31.12.1998    31.12.1997
------------------                                          ----------    ----------    ----------
CHF MILLION
PERSONNEL EXPENSES
Salaries and bonuses......................................     9,872         7,082(1)      8,932
Contractors...............................................       886           535           365
Insurance and social contributions........................       717           542(1)        536
Contributions to retirement benefit plans.................         8(2)        614           580
Employee share plans......................................       151           201           143
Other personnel expenses..................................       943           842         1,003
                                                              ------        ------        ------
TOTAL.....................................................    12,577         9,816        11,559
                                                              ======        ======        ======
GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy.................................................       847           822           830
Rent and maintenance of machines and equipment............       410           390           460
Telecommunications and postage............................       756           820           819
Administration............................................       784           759           794
Marketing and public relations............................       335           262           306
Travel and entertainment..................................       552           537           528
Professional fees, including IT outsourcing...............     1,815         1,792         1,464
Other.....................................................       599         1,353           114
                                                              ------        ------        ------
TOTAL.....................................................     6,098         6,735         5,315
                                                              ======        ======        ======
DEPRECIATION AND AMORTIZATION
Property and equipment....................................     1,517         1,483         1,623
Goodwill and other intangible assets......................       340           342           139
                                                              ------        ------        ------
TOTAL.....................................................     1,857         1,825         1,762
                                                              ======        ======        ======
TOTAL OPERATING EXPENSES..................................    20,532        18,376        18,636
                                                              ======        ======        ======

---------------
(1) CHF 121 million of bonus related social contribution costs have been reclassified from Salaries and bonuses to Insurance and social contributions.

(2) Includes CHF 456 million prepaid employer contributions.

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 10 EARNINGS PER SHARE

FOR THE YEAR ENDED                                31.12.1999     31.12.1998     31.12.1997
------------------                                -----------    -----------    -----------
BASIC EARNINGS/(LOSS) PER SHARE CALCULATION
Net profit/(loss) for the year (CHF million)....        6,153          2,972           (667)
Weighted average shares outstanding:
Registered ordinary shares......................  430,497,026    429,710,128    426,994,240
Treasury shares.................................  (25,754,544)   (24,487,833)    (7,724,236)
                                                  -----------    -----------    -----------
WEIGHTED AVERAGE SHARES FOR BASIC EARNINGS PER
  SHARE.........................................  404,742,482    405,222,295    419,270,004
                                                  -----------    -----------    -----------
BASIC EARNINGS/(LOSS) PER SHARE (CHF)...........        15.20           7.33          (1.59)
                                                  ===========    ===========    ===========
DILUTED EARNINGS/(LOSS) PER SHARE CALCULATION
Net profit/(loss) for the period (CHF
  million)......................................        6,153          2,972           (667)
Weighted average shares for basic earnings per
  share.........................................  404,742,482    405,222,295    419,270,004
Potential dilutive ordinary shares resulting
  from outstanding options, warrants and
  convertible debt securities...................    3,632,670      7,658,746        576,290
                                                  -----------    -----------    -----------
WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER
  SHARE.........................................  408,375,152    412,881,041    419,846,294
                                                  -----------    -----------    -----------
DILUTED EARNINGS/(LOSS) PER SHARE (CHF).........        15.07           7.20          (1.59)
                                                  ===========    ===========    ===========

The weighted average number of shares is calculated based upon the average outstanding shares at the end of each month. 1999 share figures are restated for the two-for-one stock split, approved at the shareholder meeting of 18 April 2000.

NOTE 11 MONEY MARKET PAPER

                        CHF MILLION                           31.12.1999    31.12.1998
                        -----------                           ----------    ----------
Government treasury notes and bills.........................    32,724         9,568
Money market placements.....................................    36,540         8,262
Other bills and cheques.....................................       453           560
                                                                ------        ------
TOTAL MONEY MARKET PAPER....................................    69,717        18,390
                                                                ======        ======
thereof eligible for discount at central banks..............    64,671        16,512

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 12a DUE FROM BANKS AND LOANS TO CUSTOMERS

The composition of due from banks, the loan portfolio and the allowances for credit losses by type of exposure at the end of the year was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Banks.......................................................    30,785        69,543
Allowance for credit losses.................................      (878)       (1,048)
                                                               -------       -------
Net due from banks..........................................    29,907        68,495
                                                               -------       -------
Loans to customers:
  Mortgages.................................................   127,987       140,785
  Other loans...............................................   119,242       120,636
                                                               -------       -------
Subtotal....................................................   247,229       261,421
Allowance for credit losses.................................   (12,371)      (13,495)
                                                               -------       -------
Net loans to customers......................................   234,858       247,926
                                                               -------       -------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS...................   264,765       316,421
                                                               =======       =======
thereof subordinated........................................        86           133
                                                               -------       -------

The composition of due from banks and loans to customers by geographical region based on the location of the borrower at the end of the year was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Switzerland.................................................   183,944        187,223
Europe......................................................    44,796         53,013
Americas....................................................    31,285         44,556
Asia/Pacific................................................    13,451         43,142
Africa/Middle East..........................................     4,538          3,030
                                                               -------        -------
Subtotal....................................................   278,014        330,964
Allowance for credit losses.................................   (13,249)       (14,543)
                                                               -------        -------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS...................   264,765        316,421
                                                               =======        =======

The composition of due from banks and loans to customers by type of collateral at the end of the year was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Secured by mortgages........................................   130,835        145,247
Collateralized by securities................................    19,061         13,185
Guarantees and other collateral.............................    28,725         27,953
Unsecured...................................................    99,393        144,579
                                                               -------        -------
Subtotal....................................................   278,014        330,964
Allowance for credit losses.................................   (13,249)       (14,543)
                                                               -------        -------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS...................   264,765        316,421
                                                               =======        =======

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 12b ALLOWANCE AND PROVISION FOR CREDIT LOSSES

The allowance and provision for credit losses developed as follows:

                                                                                      TOTAL
                                                SPECIFIC     COUNTRY RISK    ------------------------
CHF MILLION                                     ALLOWANCE     PROVISION      31.12.1999    31.12.1998
-----------                                     ---------    ------------    ----------    ----------
Balance at the beginning of the year..........   13,528         1,450          14,978        16,213
Write-offs....................................   (3,271)           (4)         (3,275)       (2,324)
Recoveries....................................       65             0              65            59
Increase/(decrease) in credit loss allowance
  and provision...............................    1,122          (166)            956           951
Net foreign exchange and other
  adjustments(1)..............................      578            96             674            79
                                                 ------         -----          ------        ------
BALANCE AT THE END OF THE YEAR................   12,022         1,376          13,398        14,978
                                                 ======         =====          ======        ======

---------------
(1) Includes allowance for doubtful interest of CHF 409 million at 31 December 1999 and CHF 423 million at 31 December 1998.

At the end of the year the aggregate allowances and provisions were apportioned and displayed as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
As a reduction of due from banks............................       878         1,048
As a reduction of loans to customers........................    12,371        13,495
                                                                ------        ------
Subtotal....................................................    13,249        14,543
Included in other liabilities related to commitments and
  contingent liabilities....................................       149           435
                                                                ------        ------
TOTAL ALLOWANCE AND PROVISION FOR CREDIT LOSSES.............    13,398        14,978
                                                                ======        ======

NOTE 12c NON-PERFORMING LOANS

An analysis of changes in non-performing loans is presented in the following table:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Non-performing loans at beginning of year...................    16,113        16,664
Net additions...............................................      (638)        2,258
Write-offs and disposals....................................    (2,402)       (2,809)
                                                                ------        ------
NON-PERFORMING LOANS AT THE END OF THE YEAR.................    13,073        16,113
                                                                ======        ======

The non-performing loans by type of exposure at the end of the year were as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Banks.......................................................       499           477
                                                                ------        ------
Loans to customers:
  Mortgages.................................................     7,105         9,280
  Other.....................................................     5,469         6,356
                                                                ------        ------
Subtotal....................................................    12,574        15,636
                                                                ------        ------
TOTAL NON-PERFORMING LOANS..................................    13,073        16,113
                                                                ======        ======

--------------------------------------------------------------------------------

                                   UBS GROUP

The non-performing loans by geographical region based on the location of the borrower were as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Switzerland.................................................    11,435        14,022
Europe......................................................       223           405
Americas....................................................       697         1,156
Asia/Pacific................................................       373           281
Africa/Middle East..........................................       345           249
                                                                ------        ------
TOTAL NON-PERFORMING LOANS..................................    13,073        16,113
                                                                ======        ======

When principal and interest are overdue by 90 days, loans are classified as non-performing, the recognition of interest income ceases and a charge is recognized against income for the unpaid interest receivable. Allowances are provided for non-performing loans to reflect their net estimated recoverable amount. Unrecognized interest related to such loans totaled CHF 409 million for the year ended 31 December 1999 and CHF 423 million for the year ended 31 December 1998.

NOTE 13 CASH COLLATERAL ON SECURITIES BORROWED AND LENT

                                                            31.12.1999                  31.12.1998
                                                     ------------------------    ------------------------
                                                     SECURITIES    SECURITIES    SECURITIES    SECURITIES
CHF MILLION                                           BORROWED        LENT        BORROWED        LENT
-----------                                          ----------    ----------    ----------    ----------
CASH COLLATERAL BY COUNTERPARTIES
Banks..............................................    99,810         8,926        68,186         5,337
Customers..........................................    13,352         3,906        23,509        13,834
                                                      -------        ------        ------        ------
TOTAL CASH COLLATERAL ON SECURITIES BORROWED AND
  LENT.............................................   113,162        12,832        91,695        19,171
                                                      =======        ======        ======        ======

NOTE 14 REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

                                                      31.12.1999                  31.12.1998
                                               ------------------------    ------------------------
                                                REVERSE                     REVERSE
                                               REPURCHASE    REPURCHASE    REPURCHASE    REPURCHASE
CHF MILLION                                    AGREEMENTS    AGREEMENTS    AGREEMENTS    AGREEMENTS
-----------                                    ----------    ----------    ----------    ----------
AGREEMENTS BY COUNTERPARTIES
Banks........................................    93,161       125,054       107,565        77,942
Customers....................................    39,313        71,860        33,720        59,675
                                                -------       -------       -------       -------
TOTAL REPURCHASE AND REVERSE REPURCHASE
  AGREEMENTS.................................   132,474       196,914       141,285       137,617
                                                =======       =======       =======       =======

NOTE 15 TRADING PORTFOLIO

Trading assets and liabilities are carried at fair value. The following table presents the carrying value of trading assets and liabilities at the end of the year.

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
TRADING PORTFOLIO ASSETS
DEBT INSTRUMENTS
Swiss government and government agencies....................     7,391        13,448
U.S. Treasury and government agency.........................    21,821         9,969

--------------------------------------------------------------------------------

                                   UBS GROUP

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Other government............................................    65,821        62,639
Corporate listed instruments................................    13,646         8,519
Other unlisted instruments..................................     8,439         8,100
                                                               -------       -------
TOTAL.......................................................   117,118       102,675
                                                               -------       -------
EQUITY INSTRUMENTS
Listed instruments (excluding own shares)...................    87,227        49,848
Unlisted instruments........................................     2,968           841
                                                               -------       -------
TOTAL.......................................................    90,195        50,689
                                                               -------       -------
PRECIOUS METALS.............................................     5,127         5,815
                                                               -------       -------
TOTAL TRADING PORTFOLIO ASSETS..............................   212,440       159,179
                                                               =======       =======
TRADING PORTFOLIO LIABILITIES
DEBT INSTRUMENTS
Swiss government and government agencies....................         0            96
U.S. Treasury and government agency.........................    24,535         4,455
Other government............................................    11,917        34,979
Corporate listed instruments................................     6,459         3,154
                                                               -------       -------
TOTAL.......................................................    42,911        42,684
                                                               -------       -------
LISTED EQUITY INSTRUMENTS...................................    11,675         4,349
                                                               -------       -------
TOTAL TRADING PORTFOLIO LIABILITIES.........................    54,586        47,033
                                                               =======       =======

The Group trades debt, equity, precious metals, foreign currency and derivatives to meet the financial needs of its customers and to generate revenue through its trading activities. Note 27 provides a description of the various classes of derivatives together with the related volumes used in the Group's trading activities, whereas Notes 13 and 14 provide further details about cash collateral on securities borrowed and lent and repurchase and reverse repurchase agreements.

NOTE 16 FINANCIAL INVESTMENTS

CHF MILLION                                                   31.12.1999    12.31.1998
-----------                                                   ----------    ----------
DEBT INSTRUMENTS
Listed......................................................    1,357         1,880
Unlisted....................................................      609           547
                                                                -----         -----
Total.......................................................    1,966         2,427
                                                                -----         -----
EQUITY INVESTMENTS
Listed......................................................      356           400
Unlisted....................................................      557         1,048
                                                                -----         -----
Total.......................................................      913         1,448
                                                                -----         -----
PRIVATE EQUITY INVESTMENTS..................................    3,001         1,759
PROPERTIES HELD FOR RESALE..................................    1,159         1,280
                                                                -----         -----
TOTAL FINANCIAL INVESTMENTS.................................    7,039         6,914
                                                                =====         =====
thereof eligible for discount at central banks..............      563           544

--------------------------------------------------------------------------------

                                   UBS GROUP

The following table gives additional disclosure in respect of the valuation methods used.

                                                         31.12.1999                  31.12.1998
                                                  ------------------------    ------------------------
CHF MILLION                                       BOOK VALUE    FAIR VALUE    BOOK VALUE    FAIR VALUE
-----------                                       ----------    ----------    ----------    ----------
VALUED AT AMORTIZED COST
Debt instruments................................      677           687         1,530         1,551
                                                    -----         -----         -----         -----
VALUED AT THE LOWER OF COST OR MARKET VALUE
Debt instruments................................    1,289         1,314           897           907
Equity instruments..............................      913           939         1,448         1,552
Properties held for resale......................    1,159         1,194         1,280         1,369
                                                    -----         -----         -----         -----
Total...........................................    3,361         3,447         3,625         3,828
                                                    -----         -----         -----         -----
VALUED AT COST LESS ADJUSTMENTS FOR IMPAIRMENTS
Private equity investments......................    3,001         4,146         1,759         2,574
                                                    -----         -----         -----         -----
TOTAL FINANCIAL INVESTMENTS.....................    7,039         8,280         6,914         7,953
                                                    =====         =====         =====         =====

NOTE 17 INVESTMENTS IN ASSOCIATES

                                         CARRYING                                            CARRYING
                                       AMOUNT AS OF                                        AMOUNT AS OF
CHF MILLION                             31.12.1998     INCOME    ADDITIONS    DISPOSALS     31.12.1999
-----------                            ------------    ------    ---------    ---------    ------------
Total investments in associates......     2,805         211         47         (1,961)        1,102
                                          =====         ===         ==         ======         =====

The figure of CHF 1,961 million for disposals for the year ended 31 December 1999 primarily consists of the sale of Swiss Life/Rentenanstalt.

NOTE 18 PROPERTY AND EQUIPMENT

                                      ACCUMULATED     CARRYING                                             CARRYING     ACCUMULATED
                                      AMORTIZATION     AMOUNT                                               AMOUNT     DEPRECIATION
                         HISTORICAL      AS OF         AS OF                              DEPRECIATION,     AS OF          AS OF
CHF MILLION                 COST       31.12.1998    31.12.1998   ADDITIONS   DISPOSALS    WRITE-OFFS     31.12.1999   31.12.1999(3)
-----------              ----------   ------------   ----------   ---------   ---------   -------------   ----------   -------------
Bank premises..........    10,668        (4,096)       6,572          292      (1,050)         (354)        5,460         (3,625)
Other properties.......     1,802          (656)       1,146          705        (325)          (59)        1,467           (539)
Equipment and
  furniture............     6,035        (3,867)       2,168        1,823        (525)       (1,692)        1,774         (4,345)
                           ------        ------        -----        -----      ------        ------         -----         ------
TOTAL PROPERTY AND
  EQUIPMENT(1).........    18,505        (8,619)       9,886        2,820      (1,900)       (2,105)(2)     8,701         (8,509)
                           ======        ======        =====        =====      ======        ======         =====         ======

---------------
(1) Fire insurance value of property and equipment is CHF 15,004 million (1998:
    CHF 14,941 million).

(2) Depreciation, write-offs of CHF 2,105 million include a charge of CHF 588 million that was charged against the restructuring provision.

(3) After elimination of CHF 2,215 million accumulated depreciation relating to disposals.

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 19 INTANGIBLE ASSETS AND GOODWILL

                                            ACCUMULATED     CARRYING                                    CARRYING     ACCUMULATED
                                            AMORTIZATION     AMOUNT                                      AMOUNT     AMORTIZATION
                               HISTORICAL      AS OF         AS OF                     AMORTIZATION,     AS OF          AS OF
CHF MILLION                       COST       31.12.1998    31.12.1998   ADDITIONS(1)    WRITE-OFFS     31.12.1999   31.12.1999(2)
-----------                    ----------   ------------   ----------   ------------   -------------   ----------   -------------
Intangible assets............      553          (301)          252            55            (42)           265           (40)
Goodwill.....................    2,447          (489)        1,958         1,618           (298)         3,278          (951)
                                 -----          ----         -----         -----           ----          -----          ----
TOTAL INTANGIBLE ASSETS AND
  GOODWILL...................    3,000          (790)        2,210         1,673           (340)         3,543          (991)
                                 =====          ====         =====         =====           ====          =====          ====

---------------
(1) Including currency translation differences.

(2) After elimination of CHF 139 million accumulated amortization relating to intangible assets fully written off and no longer used.

NOTE 20 OTHER ASSETS

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Deferred tax assets(1)......................................       742         1,205
Settlement and clearing accounts............................     4,911         5,543
VAT and other tax receivables...............................       702           839
Other receivables...........................................     4,652         4,505
                                                                ------        ------
TOTAL OTHER ASSETS..........................................    11,007        12,092
                                                                ======        ======

---------------
(1) Additional tax information is provided in Note 25.

NOTE 21 DUE TO BANKS AND CUSTOMERS

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Due to banks................................................    76,365        85,716
Due to customers in savings and investment accounts.........    78,640        79,723
Amounts due to customers on demand and time.................   201,320       195,127
                                                               -------       -------
Total due to customers......................................   279,960       274,850
                                                               -------       -------
TOTAL DUE TO BANKS AND CUSTOMERS............................   356,325       360,566
                                                               =======       =======

NOTE 22 LONG-TERM DEBT

CHF MILLION                                                   31.12.1999
-----------                                                   -----------
Total bond issues...........................................    48,305
Shares in bond issues of the Swiss Regional or Cantonal
  Banks' Central Bond Institutions..........................     2,055
Medium term notes...........................................     5,972
                                                                ------
TOTAL LONG-TERM DEBT........................................    56,332
                                                                ======

--------------------------------------------------------------------------------

                                   UBS GROUP

                                       -----------------------------------------------------------------------
                                          UBS AG (PARENT)          SUBSIDIARIES
                                       ---------------------   ---------------------
                                                    FLOATING                FLOATING     TOTAL        TOTAL
CHF MILLION                            FIXED RATE     RATE     FIXED RATE     RATE     31.12.1999   31.12.1998
-----------                            ----------   --------   ----------   --------   ----------   ----------
CONTRACTUAL MATURITY DATE
2000.................................    13,395        524         818           0       14,737        8,208
2001.................................     7,866        121       1,354           0        9,341        7,803
2002.................................     5,313        270       2,158         399        8,140        8,368
2003.................................     3,093        147         129           0        3,369        6,534
2004.................................     2,316         47         286       1,705        4,354        3,772
2005-2009............................     9,795        208         581       1,378       11,962       12,562
Thereafter...........................     3,476         32         921           0        4,429        3,536
                                         ------      -----       -----       -----       ------       ------
TOTAL................................    45,254      1,349       6,247       3,482       56,332       50,783
                                         ======      =====       =====       =====       ======       ======

The Group issues both CHF and non-CHF denominated fixed and floating rate debt. Publicly placed fixed rate debt pays interest at rates up to 16%. Floating rate debt pays interest based on the three-month or six-month London Interbank Offered Rate ("LIBOR").

Subordinated debt securities are unsecured obligations of the Group and are subordinated in right of payment to all present and future senior indebtedness and certain other obligations of the Group. At 31 December 1999 and 31 December 1998, the Group had CHF 13,106 million and CHF 12,071 million, respectively, in subordinated debt excluding convertible and exchangeable debt and notes with warrants which have been included in the following paragraph. Subordinated debt usually pays interest annually and provides for single principal payments upon maturity. At 31 December 1999 and 31 December 1998, the Group had CHF 41,093 million and CHF 36,379 million, respectively, in unsubordinated debt.

The Group issues convertible obligations that can be exchanged for ordinary shares of UBS AG and notes with warrants attached on UBS AG shares. Furthermore, the Group issues notes exchangeable into common stock or preferred stock of other companies, or repaid based on the performance of an index or group of securities. At 31 December 1999 and 31 December 1998, the Group had CHF 2,133 million and CHF 2,333 million, respectively, in convertible and exchangeable debt and notes with warrants attached outstanding.

The Group, as part of its interest-rate risk management process, utilizes derivative instruments to modify the repricing and maturity characteristics of the notes/bonds issued. The Group also utilizes other derivative instruments to manage the foreign exchange impact of certain long-term debt obligations. Interest rate swaps are utilized to convert the economic characteristics of fixed rate debt to those of floating rate debt.

The Group issues credit-linked notes generally through private placements. The credit-linked notes are usually senior unsecured obligations of UBS AG, acting through one of its branches, and can be subject to early redemption at the option of the Group or in the event of a defined credit event. Payment of interest and/or principal is dependent upon the performance of a reference entity or security. The rate of interest on each credit-linked note is either floating and determined by reference to LIBOR plus a spread or fixed. Medium-term and credit-linked notes have been included in the amounts disclosed above as unsubordinated debt.

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 23 OTHER LIABILITIES

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Provision, including restructuring provision(1).............     5,995         7,094
Provision for commitments and contingent liabilities........       149           435
Current tax liabilities.....................................     1,747           875
Deferred tax liabilities....................................       994         1,012
VAT and other tax payables(2)...............................       888         1,010
Settlement and clearing accounts............................     4,789         9,502
Other payables..............................................     3,814         7,794
                                                                ------        ------
TOTAL OTHER LIABILITIES.....................................    18,376        27,722
                                                                ======        ======

---------------
(1) Further details to business risk and restructuring provisions are provided in Note 24.

(2) Additional information regarding income tax is provided in Note 25.

NOTE 24 PROVISIONS, INCLUDING RESTRUCTURING PROVISION

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
BUSINESS RISK PROVISION
Balance at the beginning of the year........................     4,121         1,142
New provisions charged to income............................       539         3,133
Provisions applied..........................................      (705)         (484)
Recoveries and adjustments..................................       611           330
                                                                ------        ------
BALANCE AT THE END OF THE YEAR..............................     4,566         4,121
                                                                ------        ------
RESTRUCTURING PROVISION
Balance at the beginning of the year........................     2,973         7,000
Addition....................................................       300             0
Applied(1)
  Personnel.................................................      (378)       (2,024)
  IT........................................................      (642)         (797)
  Premises..................................................      (673)         (267)
  Other.....................................................      (151)         (939)
                                                                ------        ------
Total utilized during the year..............................    (1,844)       (4,027)
                                                                ------        ------
BALANCE AT THE END OF THE YEAR..............................     1,429         2,973
                                                                ------        ------
TOTAL PROVISIONS, INCLUDING RESTRUCTURING PROVISION.........     5,995         7,094
                                                                ======        ======

---------------
(1) The expense categories refer to the nature of the expense rather than the income statement expense line.

PROVISION FOR RESTRUCTURING COSTS: At the time of the 1998 merger, it was announced that the merged banks' operations in various locations would be combined, resulting in vacant properties, reductions in personnel, elimination of redundancies in the information technology platforms, exit costs and other costs. As a result, the individual banks estimated that the cost of the post-merger (1998 merger) restructuring would be approximately CHF 7 billion, to be expended over a period of four years. By the end of December 1999, the Group had utilized CHF 6 billion of the provision.

--------------------------------------------------------------------------------

                                   UBS GROUP

As of today, many of the actions under these plans are completed or near completion. As a result of the real estate lease breaks or disposals which have been identified, the Group recognized an additional restructuring provision of CHF 300 million in 1999.

NOTE 25 INCOME TAXES

FOR THE YEAR ENDED
----------------------------------------------------------  31.12.1999    31.12.1998    31.12.1997
CHF MILLION                                                 ----------    ----------    ----------
FEDERAL AND CANTONAL
  Current payable.........................................      849           213           511
  Deferred................................................      511           463          (191)
FOREIGN
  Current payable.........................................      359           200           419
  Deferred................................................      (33)           28          (844)
                                                              -----         -----          ----
TOTAL INCOME TAX EXPENSE (BENEFIT)........................    1,686           904          (105)
                                                              =====         =====          ====

The Group made net tax payments, including domestic federal, cantonal and foreign taxes, of CHF 1,063 million and CHF 733 million for the full year of 1999 and 1998, respectively.

The components of operating profit/(loss) before tax, and the differences between income tax expense/(benefit) reflected in the financial statements and the amounts calculated at the statutory rate of 25% are as follows:

FOR THE YEAR ENDED
----------------------------------------------------------  31.12.1999    31.12.1998    31.12.1997
CHF MILLION                                                 ----------    ----------    ----------
Operating profit/(loss) before tax........................    7,893          3,871          (756)
  Domestic................................................    6,957         10,287         1,202
  Foreign.................................................      936         (6,416)       (1,958)
                                                              -----         ------        ------
Income taxes at statutory rate of 25%.....................    1,973            968          (189)
Increase/(decrease) resulting from:
Applicable tax rates differing from statutory rate........       55             88            (3)
Tax losses not recognized.................................       39          1,436           310
Previously unrecorded tax losses now recognized...........     (215)          (142)         (201)
Lower taxed income........................................     (278)        (1,849)         (333)
Non-deductible expenses...................................      132            172           171
Adjustments related to prior years........................     (112)             7           (27)
Capital taxes.............................................        0              0            96
Change in deferred tax valuation allowance................       92            224            71
                                                              -----         ------        ------
Income tax expense (benefit)..............................    1,686            904          (105)
                                                              =====         ======        ======

As of 31 December 1999 the Group had accumulated unremitted earnings from foreign subsidiaries on which deferred taxes had not been provided as the undistributed earnings of these foreign subsidiaries are indefinitely reinvested. In the event these earnings were distributed it is estimated that Swiss taxes of approximately CHF 35 million would be due.

--------------------------------------------------------------------------------

                                   UBS GROUP

Significant components of the Group's deferred income tax assets and liabilities (gross) are as follows:

CHF MILLION                                                 31.12.1999    31.12.1998    31.12.1997
-----------                                                 ----------    ----------    ----------
DEFERRED TAX ASSETS
Compensation and benefits.................................       316           114          106
Restructuring provision...................................       316           718        1,100
Allowance for credit losses...............................       138           370          573
Net operating loss carryforwards..........................     2,194         1,610          672
Others....................................................       237           170          270
                                                              ------        ------        -----
Total.....................................................     3,201         2,982        2,721
Valuation allowance.......................................    (2,459)       (1,777)        (647)
                                                              ------        ------        -----
NET DEFERRED TAX ASSETS...................................       742         1,205        2,074
                                                              ======        ======        =====
DEFERRED TAX LIABILITIES
Property and equipment....................................       342           484          602
Investments in associates.................................       153           299          287
Other provisions..........................................       142           109          501
Unrealized gains on investment securities.................        93           103           69
Others....................................................       264            17           36
                                                              ------        ------        -----
TOTAL.....................................................       994         1,012        1,495
                                                              ======        ======        =====

The change in the balance of the net deferred tax asset (liability) at 31 December 1999, 31 December 1998 and 31 December 1997 does not equal the deferred tax expense (benefit) in those years. This is due to the effect of foreign currency rate changes on tax assets and liabilities denominated in currencies other than CHF.

Certain foreign branches and subsidiaries of the Group have deferred tax assets related to net operating loss carryforwards and other items. Because recognition of these assets is uncertain, the Group has established valuation allowances of CHF 2,459 million, CHF 1,777 million and CHF 647 million at 31 December 1999, 1998 and 1997, respectively.

Net operating loss carryforwards totaling CHF 9,149 million at 31 December 1999 are available to reduce future taxable income of certain branches and subsidiaries.

The carryforwards have lives as follows:

                                                              31.12.1999
                                                              ----------
One year....................................................       15
2 to 4 years................................................      215
More than 4 years...........................................    8,919
                                                                -----
Total.......................................................    9,149
                                                                =====

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 26 MINORITY INTERESTS

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Minority interests in profit/(loss).........................      54            (5)
Preferred stock(1)..........................................       0           689
Minority interests in equity................................     380           306
                                                                 ---           ---
TOTAL MINORITY INTERESTS....................................     434           990
                                                                 ===           ===

---------------
(1) Represents Auction Market Preferred Stock, issued by UBS Inc., New York, a subsidiary whose ordinary share capital is completely owned by UBS AG.

NOTE 27 DERIVATIVE INSTRUMENTS

  Derivatives held or issued for trading purposes

Most of the Group's derivative transactions relate to sales and trading activities. Sales activities include the structuring and marketing of derivative products to customers at competitive prices to enable them to transfer, modify or reduce current or expected risks. Trading involves market-making, positioning and arbitrage activities. Market-making involves quoting bid and offer prices to other market participants with the intention of generating revenues based on spread and volume. Positioning involves managing market risk positions with the expectation of profiting from favorable movements in prices, rates or indices. Arbitrage activities involve identifying and profiting from price differentials between markets and products.

  Derivatives held or issued for non-trading purposes

The Group also uses derivatives as part of its asset/liability management activities.

The majority of derivative positions used in UBS's asset and liability management activities are established via intercompany transactions with independently managed UBS dealer units within the Group. When the Group purchases assets and issues liabilities at fixed interest rates it subjects itself to fair value fluctuations as market interest rates change. These fluctuations in fair value are managed by entering into interest rate contracts, mainly interest rate swaps which change fixed rate instruments into variable rate instruments.

When the Group purchases foreign currency denominated assets, issues foreign currency denominated debt or has foreign net investments, it subjects itself to changes in value as exchange rates move. These fluctuations are managed by entering into currency swaps and forwards.

  Type of derivatives

The Group uses the following derivative financial instruments for both trading and non-trading purposes:

     Swaps

Swaps are transactions in which two parties exchange cash flows on a specified notional amount for a predetermined period.

Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of a single currency, based on a notional amount and an interest reference rate.

--------------------------------------------------------------------------------

                                   UBS GROUP

Cross currency interest rate swaps generally involve the exchange of payments which are based on the interest reference rates available at the inception of the contract on two different currency principal balances that are exchanged. The principal balances are re-exchanged at an agreed upon rate at a specified future date. Interest rate swaps subject the Group to market risks associated with changes in interest rates and possibly foreign exchange rates. Exposure to the credit risk associated with counterparty default also exists.

     Forwards and futures

Forwards and futures are contractual obligations to buy or sell a financial instrument on a future date at a specified price. Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market (OTC), whereas futures are standardized contracts that are transacted on regulated exchanges. Varying levels of credit risk and market risk exist with respect to these instruments. For futures contracts closed prior to settlement, the cash receipt or payment is limited to the change in value of the underlying instrument. Futures contracts allow for daily cash settlement, therefore the credit risk is generally limited to one day's variation margin. Forward contracts are settled at maturity by the exchange of notional amounts specified under the contracts. Forwards generally have a greater degree of credit risk since daily cash settlements are not required.

     Options

Options are contractual agreements under which the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or sell (put option) by or at a set date, a specified amount of a financial instrument at a predetermined price. The seller receives a premium from the purchaser for this right. For options purchased, the Group is subject to credit and market risk to the extent of the carrying value of the options. For options sold, the Group is subject to market risk in excess of the carrying values but is not subject to credit risk, except that for put options sold, credit risk may arise from the underlying instrument that the Group may be obligated to buy.

  Notional amounts and replacement values

The table below provides the notional amounts and the positive and negative replacement values of the Group's derivative transactions. The notional amount is the amount of a derivative's underlying asset, reference rate or index and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the volume of business transacted by the Group but does not provide any measure of risk.

Some derivatives are standardized in terms of their nominal amounts and settlement dates, and these are designed to be bought and sold in active markets (exchange traded). Others are packaged specifically for individual customers and are not exchange traded although they may be bought and sold between counterparties at negotiated prices (over-the-counter or OTC instruments).

Positive replacement value represents the cost to the Group of replacing all transactions with a receivable amount if all the Group's counterparties were to default. This measure is the industry standard for the calculation of current credit exposure. Positive replacement values represent current credit risk without giving effect to any possible reductions due to master netting agreements, collateral, or other security. Negative replacement value is the cost to the Group's counterparties of replacing all the Group's transactions with a commitment if the Group were to default. The total positive and negative replacement values are reported separately on the balance sheet on a net by counterparty basis.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                FOR THE YEAR ENDED 31.12.1999
                             ----------------------------------------------------------------------------------------------------
                                                                       TERM TO MATURITY
                             ----------------------------------------------------------------------------------------------------
                                                                                                                          TOTAL
                                 WITHIN                                                                                  NOTIONAL
                                3 MONTHS         3-12 MONTHS        1-5 YEARS       OVER 5 YEARS      TOTAL     TOTAL     AMOUNT
                             ---------------   ---------------   ---------------   ---------------   -------   -------   --------
                             PRV(1)   NRV(2)    PRV      NRV      PRV      NRV      PRV      NRV     PRV(4)    NRV(4)     CHF bn
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   --------
                                                                         CHF MILLION
INTEREST RATE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........      34       55       68       19        6        1        0        0       108        75     554.0
  Swaps....................   5,386    2,100    3,163    2,871   22,843   24,168   35,942   30,301    67,334    59,440   2,650.9
  Options..................     108       27       47      742      268       12        4    2,018       427     2,799   1,877.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0        0        0        0        0        0        0         0         0     774.1
  Options..................       0        0        0        0        0        0        0        0         0         0      54.4
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................   5,528    2,182    3,278    3,632   23,117   24,181   35,946   32,319    67,869    62,314   5,910.4
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
FOREIGN EXCHANGE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........   9,669   14,264    3,661    7,008      445      851       25       37    13,800    22,160   1,077.1
  Interest and currency
    swaps..................     622      520    2,036    1,826      529    6,076    2,567    1,518     5,754     9,940     252.3
  Options..................   3,344    2,708    3,934    3,138    8,883      411       30       10    16,191     6,267     813.5
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        1        0        0        0        0        0        0         0         1       3.5
  Options..................       0        1        4        1        0        0        0        0         4         2       3.7
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................  13,635   17,494    9,635   11,973    9,857    7,338    2,622    1,565    35,749    38,370   2,150.1
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
PRECIOUS METALS CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........   1,112    1,047       53       62       80       60        0        0     1,245     1,169      30.0
  Options..................     277      215      594      466    1,168    1,059      117      130     2,156     1,870      82.9
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0        0        0        0        0        0        0         0         0       0.8
  Options..................       0        5        5        8        0       10        0        0         5        23       4.9
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................   1,389    1,267      652      536    1,248    1,129      117      130     3,406     3,062     118.6
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
EQUITY/INDEX CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     526    1,721    1,148    2,044      503    5,325    1,762    2,787     3,939    11,877     149.4
  Options..................   1,941    1,611    4,013   10,021   10,146   27,182      439    2,985    16,539    41,799     264.7
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................      74       46        0        0        0        0        0        0        74        46      25.1
  Options..................   1,395      304    1,744    4,047       72       63        0        0     3,211     4,414      79.8
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................   3,936    3,682    6,905   16,112   10,721   32,570    2,201    5,772    23,763    58,136     519.0
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
COMMODITY CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........      32       25        0        0        0        0        0        0        32        25     167.9
  Options..................      15       15        0        0        0        0        0        0        15        15      79.7
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................      47       40        0        0        0        0        0        0        47        40     247.6
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL DERIVATIVE
  INSTRUMENTS 31.12.1999...  24,535   24,665   20,470   32,253   44,943   65,218   40,886   39,786   130,834   161,922        --
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======

---------------
(1) PRV Positive replacement value.
(2) NRV Negative replacement value.
(3) Exchange-traded products include proprietary trades only.
(4) The figures above are presented on a gross by counterparty basis for disclosure purposes, but shown net in the balance sheet (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                FOR THE YEAR ENDED 31.12.1998
                             ----------------------------------------------------------------------------------------------------
                                                                       TERM TO MATURITY
                             ----------------------------------------------------------------------------------------------------
                                                                                                                          TOTAL
                                 WITHIN                                                                                  NOTIONAL
                                3 MONTHS         3-12 MONTHS        1-5 YEARS       OVER 5 YEARS      TOTAL     TOTAL     AMOUNT
                             ---------------   ---------------   ---------------   ---------------   -------   -------   --------
                             PRV(1)   NRV(2)    PRV      NRV      PRV      NRV      PRV      NRV     PRV(4)    NRV(4)     CHF bn
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   --------
                                                                         CHF MILLION
INTEREST RATE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     783      932      309      271       45       29       42       23     1,179     1,255     217.7
  Swaps....................   3,488    4,502    6,657    6,024   36,464   35,799   38,056   34,758    84,665    81,084   3,722.5
  Options..................     233      327      465      615    2,947    4,476    3,207    4,427     6,852     9,845   2,519.2
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................      12        7        0        1        2        0        0        0        14         7     732.3
  Options..................       0        0        0        0        0        0        0        0         0         0      77.8
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................   4,516    5,768    7,431    6,911   39,458   40,304   41,305   39,208    92,710    92,191   7,269.5
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
FOREIGN EXCHANGE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........   3,439      498    6,493    9,455      278      261      164      237    10,375    10,451     888.4
  Interest and currency
    swaps..................   2,456    3,009    1,718    2,683    4,626    5,202    4,974    5,097    13,775    15,991     235.4
  Options..................   4,718   17,168   10,123      218    1,945      619      604      604    17,390    18,610     921.9
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0        0        0        0        0        0        0         0         0       2.5
  Options..................     156      120      193        0        0        5        0        0       348       124       5.2
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................  10,769   20,795   18,527   12,356    6,849    6,087    5,742    5,938    41,888    45,176   2,053.4
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
PRECIOUS METALS CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........   4,539    4,633      216      295       75       60       10        0     4,840     4,988      47.7
  Options..................   2,840    2,915       24        6       41        0        0        0     2,905     2,921      56.2
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0        0        0        0        0        0        0         0         0       1.2
  Options..................       4        0       15        0        2        0        0        0        21         0       5.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................   7,383    7,548      255      301      118       60       10        0     7,766     7,909     110.1
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
EQUITY/INDEX CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     279      383      325      608      791    2,421      159      446     1,554     3,858      57.3
  Options..................   8,220   15,347    4,619    8,480    8,700   25,726    1,687    4,598    23,227    54,151     939.6
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       3       15        0        0        0        0        0        0         3        15      17.7
  Options..................     128      242      703      392      754      305       75        9     1,659       948      62.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................   8,630   15,987    5,647    9,480   10,245   28,452    1,921    5,053    26,443    58,972   1,076.6
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
COMMODITY CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     114       52      244      214      325      359       65       66       749       691       8.9
  Options..................       8        0       62       70       24        0        5        0        99        70       3.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0       85       65        0        0        0        0        85        65       2.2
  Options..................       0        0        0        7        2        0        0        0         2         7       0.9
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................     122       52      391      356      351      359       70       66       935       823      15.0
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL DERIVATIVE
  INSTRUMENTS 31.12.1998...  31,420   50,150   32,251   29,404   57,022   75,262   49,048   50,265   169,742   205,081        --
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======

---------------

(1) PRV Positive replacement value.

(2) NRV Negative replacement value.

(3) Exchange-traded products include proprietary trades only.

(4) The figures above are presented on a gross by counterparty basis for disclosure purposes, but shown net in the balance sheet (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 28 PLEDGED ASSETS

ASSETS PLEDGED OR ASSIGNED AS SECURITY FOR LIABILITIES AND ASSETS SUBJECT TO RESERVATION OF TITLE

                                                              31.12.1999               31.12.1998
                                                         ---------------------    ---------------------
                                                         CARRYING     RELATED     CARRYING     RELATED
                                                          AMOUNT     LIABILITY     AMOUNT     LIABILITY
CHF MILLION                                              --------    ---------    --------    ---------
Money market paper.....................................   35,578         707        6,981           5
Mortgage loans.........................................    2,536       1,736        2,955       2,047
Securities(1)..........................................   23,837         585       13,902       5,636
Property and equipment.................................      170          91          147          71
Other..................................................    2,110           0            0           0
                                                          ------       -----       ------       -----
TOTAL PLEDGED ASSETS...................................   64,231       3,119       23,985       7,759
                                                          ======       =====       ======       =====

---------------
(1) Excluding securities pledged in respect of securities borrowing and repurchase agreements.

Assets are pledged as collateral for collateralized credit lines with central banks, loans from central mortgage institutions, deposit guarantees for savings banks, security deposits relating to stock exchange membership and mortgages on the Group's property. These assets are also segregated pursuant to certain regulatory requirements.

NOTE 29 FIDUCIARY TRANSACTIONS

                                                              31.12.1999    31.12.1998
CHF MILLION                                                   ----------    ----------
Placements with third parties...............................    60,221        60,612
Fiduciary credits and other fiduciary financial
  transactions..............................................     1,438           652
                                                                ------        ------
TOTAL FIDUCIARY TRANSACTIONS................................    61,659        61,264
                                                                ======        ======

Fiduciary placements represents funds which customers have instructed the Group to place in foreign banks. The Group is not liable to the customer for any default by the foreign bank nor do creditors of the Group have a claim on the assets placed.

NOTE 30 COMMITMENTS AND CONTINGENT LIABILITIES

Commitments and contingencies represent potential future liabilities of the Group resulting from credit facilities available to clients, but not yet drawn upon by them. They are subject to expiration at fixed dates. The Group engages in providing open credit facilities to allow clients quick access to funds required to meet their short-term obligations as well as their long-term financing needs. The credit facilities can take the form of guarantees, whereby the Group might guarantee repayment of a loan taken out by a client with a third party; standby letters of credit, which are credit enhancement facilities enabling the client to engage in trade finance at lower cost; documentary letters of credit, which are trade finance-related payments made on behalf of a client; commitments to enter into repurchase agreements; note issuance facilities and revolving underwriting facilities, which allow clients to issue money market paper or medium term notes when needed without engaging in the normal underwriting process each time.

The figures disclosed in the accompanying tables represent the amounts at risk should clients draw fully on all facilities and then default, and there is no collateral. Determination of the creditworthiness

--------------------------------------------------------------------------------

                                   UBS GROUP
of the clients is part of the normal credit risk management process, and the fees charged for maintenance of the facilities reflect the various credit risks.

                                                              31.12.1999    31.12.1998
                                                              ----------    ----------
CHF MILLION
CONTINGENT LIABILITIES
Credit guarantees and similar instruments(1)................    18,822        22,697
Sub-participations..........................................    (3,665)       (5,217)
                                                                ------       -------
Total.......................................................    15,157        17,480
                                                                ======       =======
Performance guarantees and similar instruments(2)...........     6,782        12,092
Sub-participations..........................................       (42)         (216)
                                                                ------       -------
Total.......................................................     6,740        11,876
                                                                ======       =======
Irrevocable commitments under documentary credits...........     2,704         2,942
Sub-participations..........................................         0           (39)
                                                                ------       -------
Total.......................................................     2,704         2,903
                                                                ======       =======
GROSS CONTINGENT LIABILITIES................................    28,308        37,731
SUB-PARTICIPATIONS..........................................    (3,707)       (5,472)
                                                                ------       -------
NET CONTINGENT LIABILITIES..................................    24,601        32,259
                                                                ======       =======
IRREVOCABLE COMMITMENTS
Undrawn irrevocable credit facilities.......................    65,693        82,337
Sub-participations..........................................    (1,836)          (26)
                                                                ------       -------
Total.......................................................    63,857        82,311
                                                                ======       =======
Liabilities for calls on shares and other equities..........        57           109
                                                                ------       -------
GROSS IRREVOCABLE COMMITMENTS...............................    65,750        82,446
SUB-PARTICIPATIONS..........................................    (1,836)          (26)
                                                                ------       -------
NET IRREVOCABLE COMMITMENTS.................................    63,914        82,420
                                                                ======       =======
GROSS COMMITMENTS AND CONTINGENT LIABILITIES................    94,058       120,177
SUB-PARTICIPATIONS..........................................    (5,543)       (5,498)
NET COMMITMENTS AND CONTINGENT LIABILITIES..................    88,515       114,679
                                                                ======       =======

---------------
(1) Credit guarantees in the form of bill of exchange and other guarantees, including guarantees in the form of irrevocable letters of credit, endorsement liabilities from bills rediscounted, advance payment guarantees and similar facilities.

(2) Bid bonds, performance bonds, builders' guarantees, letters of indemnity, other performance guarantees in the form of irrevocable letters of credit and similar facilities.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                     MORTGAGE       OTHER
CHF MILLION                                         COLLATERAL    COLLATERAL    UNSECURED     TOTAL
-----------                                         ----------    ----------    ---------    -------
OVERVIEW OF COLLATERAL
Gross contingent liabilities......................      191         11,356       16,761       28,308
Gross irrevocable commitments.....................      386          8,774       56,533       65,693
Liabilities for calls on shares and other
  equities........................................        0              0           57           57
                                                        ---         ------       ------      -------
TOTAL 31.12.1999..................................      577         20,130       73,351       94,058
                                                        ===         ======       ======      =======
TOTAL 31.12.1998..................................      389         33,363       86,425      120,177
                                                        ===         ======       ======      =======

NOTE 31 OPERATING LEASE COMMITMENTS

Our minimum commitments for non-cancellable leases of premises and equipment are presented as follows:

CHF MILLION                                                     31.12.1999
-----------                                                     -----------
OPERATING LEASES DUE:
2000........................................................         247
2001........................................................         202
2002........................................................         184
2003........................................................         187
2004........................................................         153
2005 and thereafter.........................................       1,919
                                                                   -----
TOTAL COMMITMENTS FOR MINIMUM PAYMENTS UNDER OPERATING
  LEASES....................................................       2,892
                                                                   =====

Operating expenses include CHF 742 million and CHF 797 million in respect of operating lease rentals for the year ended 31 December 1999 and for the year ended 31 December 1998 respectively.

NOTE 32 LITIGATION

In the United States, several class actions, in relation to what is known as the Holocaust affair, have been brought against UBS AG (as legal successor to Swiss Bank Corporation and Union Bank of Switzerland) in the United States District Court for the Eastern District of New York (Brooklyn). These lawsuits were initially filed in October 1996. Another Swiss bank has been designated as a defendant alongside us. On 12 August 1998, however, a settlement was reached between the parties. This settlement provides for a payment by the defendant banks to the plaintiffs, under certain terms and conditions, of an aggregate amount of USD 1.25 billion. UBS agreed to contribute up to two-thirds of this amount. To the extent that other Swiss companies agreed to participate in this fund, and to the extent of applicable payments to beneficiaries of eligible dormant accounts, our share was to be reduced. Based on our estimate of such expected contributions, we provided a reserve of USD 610 million in 1998 and an additional USD 95 million in 1999. A number of persons have elected to opt out of the settlement and not participate in the class action. It is expected that a decision approving the settlement will be issued in 2000, which will be followed by hearings on the allocation of the settlement amount. We will continue to monitor the contributions of other Swiss companies, in order to determine whether we will need an adjustment to the reserve.

In addition, UBS AG and other companies within the Group are subject to various claims, disputes and legal proceedings, as part of the normal course of business. The Group makes provision for such matters when, in the opinion of management and its professional advisors, it is probable that a

--------------------------------------------------------------------------------

                                   UBS GROUP
payment will be made by the Group, and the amount can be reasonably estimated. All litigation provisions are included under Business risk provision within Other liabilities in the accompanying Group Balance Sheet.

In respect of the further claims asserted against the Group of which management is aware (which, according to the principles outlined above, have not been provided for), it is the opinion of management that such claims are either without merit, can be successfully defended or will result in exposure to the Group which is immaterial to both financial position and results of operations.

                               OTHER INFORMATION

NOTE 33 FINANCIAL INSTRUMENTS RISK POSITION

OVERALL RISK POSITION

The Group manages risk in a number of ways, including the use of a value at risk model combined with a system of trading limits.

This section presents information about the results of the Group's management of the risks associated with the use of financial instruments.

  (a) Interest Rate Risk

Interest rate risk is the potential impact of changes in market interest rates on the fair values of assets and liabilities on the balance sheet and on the annual interest income and expense in the income statement.

     Interest rate sensitivity

One commonly used method to present the potential impact of market movements is to show the effect of a one basis point (0.01%) change in interest rates on the fair values of assets and liabilities, analyzed by time bands within which the Group is committed. This type of presentation, described as a sensitivity analysis, is set out below. Interest rate sensitivity is one of the inputs to the value at risk model used by the Group to manage its overall market risk, of which interest rate risk is a part.

The following sets out the extent to which the Group was exposed to interest rate risk at 31 December 1999 and 31 December 1998. The tables show the potential impact of a one basis point (0.01%) increase in market interest rates which would influence the fair values of both assets and liabilities that are subject to fixed interest rates. The impact of such an increase in rates depends on the net asset or net liability position of the Group in each category, currency and time band in the table. A negative amount in the table reflects a potential loss to the Group due to the changes in fair values as a result of an increase in interest rates. A positive amount reflects a potential gain as a result of an increase in interest rates. Both primary and derivative instruments in trading and non-trading activities, as well as off-balance-sheet commitments, are included in the table.

--------------------------------------------------------------------------------

                                   UBS GROUP

     Interest rate sensitivity position

                                         INTEREST SENSITIVITY BY TIME BANDS AS AT 31.12.1999
                                      ----------------------------------------------------------
                                                             3 TO
                                      WITHIN 1    1 TO 3      12      1 TO 5    OVER 5
                                       MONTH      MONTHS    MONTHS    YEARS     YEARS     TOTAL
                                      --------    ------    ------    ------    ------    ------
                                                     CHF THOUSAND PER BASIS POINT
CHF     Trading.....................     171        (902)     466        506      (417)     (176)
        Non-trading.................     (30)         (8)    (398)    (6,204)   (1,220)   (7,860)
                                        ----      ------     ----     ------    ------    ------
USD     Trading.....................    (411)      1,018      386       (109)     (908)      (24)
        Non-trading.................       3         (33)     (10)        83     1,207     1,250
                                        ----      ------     ----     ------    ------    ------
EUR     Trading.....................     (39)       (239)     113        600    (1,406)     (971)
        Non-trading.................       0          (3)       3         30       210       240
                                        ----      ------     ----     ------    ------    ------
GBP     Trading.....................       1          43       10        (34)      (77)      (57)
        Non-trading.................       0           5      (39)        77       815       858
                                        ----      ------     ----     ------    ------    ------
JPY     Trading.....................     484      (1,708)     927       (101)      135      (263)
        Non-trading.................       0           0        0         (1)       (4)       (5)
                                        ----      ------     ----     ------    ------    ------
OTHERS  Trading.....................     (34)         46       50       (195)       24      (109)
        Non-trading.................       0           0        0          0         0         0
                                        ====      ======     ====     ======    ======    ======

                                          INTEREST SENSITIVITY BY TIME BANDS AS AT 31.12.1998
                                       ----------------------------------------------------------
                                                              3 TO
                                       WITHIN 1    1 TO 3      12      1 TO 5    OVER 5
                                        MONTH      MONTHS    MONTHS    YEARS     YEARS     TOTAL
                                       --------    ------    ------    ------    ------    ------
                                                      CHF THOUSAND PER BASIS POINT
CHF     Trading......................    189        (672)      450       (322)    (464)      (819)
        Non-trading..................    (23)          6      (350)    (7,522)    (546)    (8,435)
                                         ---        ----      ----     ------    -----     ------
USD     Trading......................    (28)         93         8       (575)   1,254        752
        Non-trading..................      1         (21)        7         72    1,502      1,561
                                         ---        ----      ----     ------    -----     ------
EUR     Trading......................    (34)        (22)     (158)      (559)     339       (434)
        Non-trading..................      0          (8)        0         48      256        296
                                         ---        ----      ----     ------    -----     ------
GBP     Trading......................     10        (214)      560       (919)     491        (72)
        Non-trading..................      0           2       (18)       130      876        990
                                         ---        ----      ----     ------    -----     ------
JPY     Trading......................    (32)       (698)     (402)     1,002      263        133
        Non-trading..................      0           3        (5)         6      146        150
                                         ---        ----      ----     ------    -----     ------
OTHERS  Trading......................     11         (98)       47       (158)    (152)      (350)
        Non-trading..................      0           0         0          0        0          0
                                         ===        ====      ====     ======    =====     ======

     Trading

The major part of the trading related interest rate risk is generated in fixed income securities trading, fixed income derivatives trading, trading in currency forward contracts and money market trading and is being managed within the Value at Risk model. Interest rate sensitivity arising from trading activities is quite sizeable in USD and Euro as these are still the predominantly traded currencies in the global interest rate markets. It should be noted that it is management's view that an interest rate sensitivity analysis at a particular point in time has limited relevance with respect to trading positions, which can vary significantly on a daily basis.

--------------------------------------------------------------------------------

                                   UBS GROUP

     Non-trading

The interest rate risk related to client business with undefined maturities and non-interest bearing business including the strategic management of overall balance sheet interest rate exposure is managed by the Corporate Center. Significant contributors to the overall USD and GBP interest rate sensitivity were strategic long-term subordinated note issues which are intentionally unswapped since they are regarded as constituting a part of the Group's equity for asset and liability management purposes. At 31 December 1999, the Group's equity was invested in a portfolio of fixed rate CHF deposits with an average duration of 2.16 years. As this equity investment is the most significant component of the CHF book, this results in the entire book having an interest rate sensitivity of CHF (7.9) million, which is reflected in the table above. This is in line with the duration and sensitivity targets set by the Group Executive Board. Investing in shorter-term or variable rate instruments would mean exposing the earnings stream (interest income) to higher fluctuations.

  (b) Credit Risk

Credit risk is the risk of loss from the default by an obligor or counterparty. This risk is managed primarily based on reviews of the financial status of each specific counterparty. Credit risk is greater when counterparties are concentrated in a single industry or geographical region. This is because a group of otherwise unrelated counterparties could be adversely affected in their ability to repay their obligations because of economic developments affecting their common industry or region.

Concentrations of credit risk exist if a number of clients are engaged in similar activities, or are located in the same geographic region or have comparable economic characteristics such that their ability to meet contractual obligations would be similarly affected by changes in economic, political or other conditions. Concentrations of credit risk indicate the relative sensitivity of the bank's performance to developments affecting a particular industry or geographic location.

  (b)(i) On-balance sheet assets

As of 31 December 1999, due from banks and loans to customers amounted to CHF 278 billion (as of 31 December 1998 CHF 331 billion). 66.2% (56.6%) of the loans were with clients domiciled in Switzerland. Please refer to Note 12 for a breakdown by region.

  (b)(ii) Off-balance sheet financial instruments

     Credit commitments and contingent liabilities

Of the CHF 94 billion in credit commitment and contingent liabilities as of 31 December 1999 (as of 31 December 1998 CHF 120 billion), 11% (11%) relate to clients domiciled in Switzerland, 36% (21%) in Europe (excluding Switzerland) and 42% (55%) in North America.

     Derivatives

Credit risk represents the current replacement value of all outstanding derivative contracts in a gain position without factoring in the impact of master netting agreements or the value of any collateral. Positive replacement values amounted to CHF 130 billion as at 31 December 1999 (CHF 169 billion as at 31 December 1998), before applying any master netting agreements. Based on the location of the ultimate counterparty, 4% (8%) of this credit risk amount relates to Switzerland, 49% (47%) to Europe (excluding Switzerland) and 37% (33%) to North America. 71% (76%) of the positive replacement values are with other banks.

--------------------------------------------------------------------------------

                                   UBS GROUP

  (b)(iii) Credit risk mitigation techniques

Credit risk associated with derivative instruments is mitigated by the use of master netting agreements. A further method of reducing credit exposure arising from derivatives transactions is to use collateralization arrangements.

Master netting agreements eliminate risk to the extent that only the net claim is due to be settled in the case of a default of the counterparty. The impact of master netting agreements as at 31 December 1999 is to mitigate credit risk on derivative instruments by approximately CHF 66 billion (as of 31 December 1998 CHF 79 billion). The impact can change substantially over short periods of time, because the exposure is affected by each transaction subject to the arrangement.

The Group subjects its derivative-related credit risks to the same credit approval, limit and monitoring standards that it uses for managing other transactions that create credit exposure. This includes evaluation of counterparties as to creditworthiness, and managing the size, diversification and maturity structure of the portfolio. Credit utilization for all products is compared with established limits on a continual basis and is subject to a standard exception reporting process.

  (c) Currency Risk

The Group views itself as a Swiss entity, with the Swiss franc as its reporting currency. Hedging transactions are used to manage risks in other currencies.

     Breakdown of assets and liabilities by currencies

                                                      31.12.1999                     31.12.1998
                                            -------------------------------    -----------------------
                                             CHF      USD     EUR     OTHER     CHF      USD     OTHER
CHF BILLION                                 -----    -----    ----    -----    -----    -----    -----
ASSETS
Cash and balances with central banks....      3.4      0.2     0.5      1.0      2.4      0.3      0.6
Money market paper......................      1.5     38.6     0.7     28.9      2.2     10.3      5.9
Due from banks..........................      7.5      7.7     5.3      9.4     12.7     13.3     42.5
Cash collateral on securities
  borrowed..............................      0.1    106.4     1.1      5.6      0.2     74.5     17.0
Reverse repurchase agreements...........      2.0     42.5    37.9     50.1      0.2     38.3    102.8
Trading portfolio assets................     29.5     77.4    26.9     78.6     21.4     40.0     97.8
Positive replacement values.............      8.3      5.7     0.6     50.1      9.5     11.1     69.9
Loans, net of allowance for credit
  losses................................    166.4     35.0     5.3     28.2    173.5     40.0     34.4
Financial investments...................      2.5      2.9     0.7      0.9      2.6      2.5      1.8
Accrued income and prepaid expenses.....      1.7      1.8     0.5      1.2      1.2      1.8      3.6
Investments in associates...............      0.9      0.1     0.0      0.1      2.6      0.0      0.2
Property and equipment..................      7.4      0.5     0.1      0.7      8.5      0.6      0.8
Intangible assets and goodwill..........      1.2      2.2     0.0      0.1      0.3      1.7      0.2
Other assets............................      3.1      1.9     2.5      3.5      4.9      3.1      4.1
                                            -----    -----    ----    -----    -----    -----    -----
TOTAL ASSETS............................    235.5    322.9    82.1    258.4    242.2    237.5    381.6
                                            =====    =====    ====    =====    =====    =====    =====
LIABILITIES
Money market paper issued...............      1.0     55.7     0.3      7.7      1.0     38.5     12.0
Due to banks............................      8.1     36.3    14.5     17.5     25.4     33.6     26.7
Cash collateral on securities lent......      0.1      6.5     1.0      5.2      0.1      5.9     13.2
Repurchase agreements...................     16.5     91.3    27.8     61.3     10.7     74.3     52.6
Trading portfolio liabilities...........      0.0     38.2     5.4     11.0      0.2      8.1     38.7
Negative replacement values.............     12.8      6.9     2.0     74.0     16.8     12.1     97.0

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                      31.12.1999                     31.12.1998
                                            -------------------------------    -----------------------
                                             CHF      USD     EUR     OTHER     CHF      USD     OTHER
CHF BILLION                                 -----    -----    ----    -----    -----    -----    -----
Due to customers........................    127.5     93.8    23.7     35.0    138.0     80.2     56.7
Accrued expenses and deferred income....      3.1      4.9     0.5      3.6      3.3      2.6      5.3
Long-term debt..........................     23.7     17.6     3.1     11.9     23.4     16.9     10.5
Other liabilities.......................      9.1      4.0     0.8      4.5     14.6      6.1      7.0
Minority interests......................      0.3      0.0     0.0      0.1      1.0      0.0      0.0
Shareholders' equity....................     30.6      0.0     0.0      0.0     28.8      0.0      0.0
                                            -----    -----    ----    -----    -----    -----    -----
TOTAL LIABILITIES, MINORITY INTERESTS
  AND SHAREHOLDERS' EQUITY..............    232.8    355.2    79.1    231.8    263.3    278.3    319.7
                                            =====    =====    ====    =====    =====    =====    =====

  (d) Liquidity Risk

     Maturity analysis of assets and liabilities

                                                                                DUE           DUE
                                           ON     SUBJECT TO   DUE WITHIN    BETWEEN 3     BETWEEN 1    DUE AFTER 5
                                         DEMAND   NOTICE(1)      3 MTHS     AND 12 MTHS   AND 5 YEARS      YEARS      TOTAL
CHF BILLION                              ------   ----------   ----------   -----------   -----------   -----------   -----
ASSETS
Cash and balances with central banks...    5.1         --           --           --            --            --         5.1
Money market paper.....................     --         --         67.8          1.9            --            --        69.7
Due from banks.........................    8.4         --         19.1          1.6           0.5           0.3        29.9
Cash collateral on securities
  borrowed.............................     --         --        112.7           --           0.5            --       113.2
Reverse repurchase agreements..........     --         --        130.6          1.9            --            --       132.5
Trading portfolio assets...............  212.4         --           --           --            --            --       212.4
Positive replacement values............   64.7         --           --           --            --            --        64.7
Loans, net of allowance for credit
  losses...............................     --       53.4         64.9         39.2          70.8           6.6       234.9
Financial investments..................    5.0         --          0.1          0.2           0.9           0.8         7.0
Accrued income and prepaid expenses....    5.2         --           --           --            --            --         5.2
Investments in associates..............     --         --           --           --            --           1.1         1.1
Property and equipment.................     --         --           --           --            --           8.7         8.7
Intangible assets and goodwill.........     --         --           --           --            --           3.5         3.5
Other assets...........................   11.0         --           --           --            --            --        11.0
                                         -----       ----        -----         ----          ----          ----       -----
TOTAL 31.12.1999.......................  311.8       53.4        395.2         44.8          72.7          21.0       898.9
                                         =====       ====        =====         ====          ====          ====       =====
TOTAL 31.12.1998.......................  293.8       59.9        375.8         43.5          66.0          22.3       861.3
                                         =====       ====        =====         ====          ====          ====       =====
LIABILITIES
Money market paper issued..............     --         --         24.3         40.4            --            --        64.7
Due to banks...........................   10.1        1.1         60.2          4.4           0.3           0.3        76.4
Cash collateral on securities lent.....     --         --         12.8           --            --            --        12.8
Repurchase agreements..................     --         --        185.6         11.3            --            --       196.9
Trading portfolio liabilities..........   54.6         --           --           --            --            --        54.6
Negative replacement values............   95.7         --           --           --            --            --        95.7
Due to customers.......................   58.6       82.1        127.0          8.1           1.7           2.5       280.0

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                                DUE           DUE
                                           ON     SUBJECT TO   DUE WITHIN    BETWEEN 3     BETWEEN 1    DUE AFTER 5
                                         DEMAND   NOTICE(1)      3 MTHS     AND 12 MTHS   AND 5 YEARS      YEARS      TOTAL
CHF BILLION                              ------   ----------   ----------   -----------   -----------   -----------   -----
Accrued expenses and deferred income...   12.0         --           --           --            --            --        12.0
Long-term debt.........................     --        0.4          6.3          8.4          28.0          13.2        56.3
Other liabilities......................   18.4         --           --           --            --            --        18.4
                                         -----       ----        -----         ----          ----          ----       -----
TOTAL 31.12.1999.......................  249.4       83.6        416.2         72.6          30.0          16.0       867.8
                                         =====       ====        =====         ====          ====          ====       =====
Total 31.12.1998.......................  288.7       83.5        371.1         42.2          29.7          16.3       831.5
                                         =====       ====        =====         ====          ====          ====       =====

---------------
(1) Deposits without a fixed term, on which notice of withdrawal or termination has not been given. (Such funds may be withdrawn by the depositor or repaid by the borrower subject to an agreed period of notice.)

  (e) Capital adequacy

     Risk-weighted assets (BIS)

                                                    31.12.1999               31.12.1998
                                               ---------------------    ---------------------
                                                BALANCE                  BALANCE
                                                SHEET/       RISK-       SHEET/       RISK-
                                               NOTIONAL     WEIGHTED    NOTIONAL     WEIGHTED
                                                AMOUNT       AMOUNT      AMOUNT       AMOUNT
CHF MILLION                                    ---------    --------    ---------    --------
BALANCE SHEET ASSETS
Due from banks and other collateralized
  lendings...................................    229,794      9,486       244,246     13,845
Net positions in securities(1)...............     77,858      5,805        28,109      7,334
Positive replacement values..................     64,698     18,175        90,511     29,494
Loans, net of allowances for credit losses
  and other collateralized lendings..........    292,928    159,835       305,155    164,113
Accrued income and prepaid expenses..........      5,167      3,164         6,627      3,190
Property and equipment(2)....................      8,701      9,860         9,886     11,166
Other assets.................................     11,007      7,686        12,092      7,900
                                               ---------    -------     ---------    -------
OFF-BALANCE SHEET AND OTHER POSITIONS
Contingent liabilities.......................     28,308     14,459        37,731     19,471
Irrevocable commitments......................     65,693     17,787        82,337     18,197
Forward and swap contracts(3)................  4,881,483     13,213     5,177,912      7,130
Purchased options(3).........................    406,208      2,823       489,005      5,861
                                               ---------    -------     ---------    -------
MARKET RISK POSITIONS(4).....................         --     10,813            --     16,018
                                               ---------    -------     ---------    -------
TOTAL RISK-WEIGHTED ASSETS...................         --    273,106            --    303,719
                                               =========    =======     =========    =======

---------------
(1) Excluding positions in the trading book, these are included in market risk positions.

(2) Including CHF 1,159 million (1998: CHF 1,280 million) foreclosed properties and properties held for disposal, which are recorded in the balance sheet under financial investments.

(3) The risk-weighted amount corresponds to the security margin (add-on) of the contracts.

(4) Value at risk according to the internal model multiplied by a factor of 12.5 to create the risk-weighted amount of the market risk positions in the trading book.

--------------------------------------------------------------------------------

                                   UBS GROUP

     BIS Capital ratios

                                                             31.12.1999          31.12.1998
                                                          ----------------    ----------------
                                                          CAPITAL    BIS %    CAPITAL    BIS %
                                                          -------    -----    -------    -----
Tier 1..................................................  28,952     10.6%    28,220      9.3%
Tier 2..................................................  10,730       --     12,086       --
                                                          ------     ----     ------     ----
Total BIS...............................................  39,682     14.5%    40,306     13.2%
                                                          ======     ====     ======     ====

Among other measures UBS monitors the adequacy of its capital using ratios established by the Bank for International Settlements (BIS). The Group has maintained all BIS and Swiss capital adequacy rules for all periods presented. These ratios measure capital adequacy by comparing the Group's eligible capital with its risk-weighted positions which include balance sheet assets, net positions in securities not held in the trading book, off-balance sheet transactions converted into their credit equivalents and market risk positions at a weighted amount to reflect their relative risk.

The capital adequacy rules require a minimum amount of capital to cover credit and market risk exposures. For the calculation of the capital required for credit risk the balance sheet assets are weighted according to broad categories of notional credit risk, being assigned a risk weighting according to the amount of capital deemed to be necessary to support them. Four categories of risk weights (0%, 20%, 50%, 100%) are applied; for example cash, claims collateralized by cash or claims collateralized by OECD central-government securities have a zero risk weighting, which means that no capital is required to be held in respect of these assets. Uncollateralized loans granted to corporate or private customers carry a 100% risk weighting, meaning that they must be supported by capital equal to 8% of the carrying amount. Other asset categories have weightings of 20% or 50%, which require 1.6% or 4% capital.

The net positions in securities not held in the trading book reflect the Group's exposure to an issuer of securities arising from its physical holdings and other related transactions in that security.

For contingent liabilities and irrevocable facilities granted, the credit equivalent is calculated by multiplying the nominal value of each transaction by its corresponding credit conversion factor. The resulting amounts are then weighted for credit risk using the same percentage as for balance sheet assets. In the case of OTC forward contracts and purchased options, the credit equivalent is computed on the basis of the current replacement value of the respective contract plus a security margin (add-on) to cover the future potential credit risk during the remaining duration of the contract.

UBS calculates its capital requirement for market risk positions, which includes interest-rate instruments and equity securities in the trading book as well as positions in foreign exchange and commodities throughout the Group, using an internal Value at Risk (VaR) model. This approach was introduced in the BIS 1996 market risk amendment to the Basel Accord of July 1988 and incorporated in the Swiss capital adequacy rules of the Banking Ordinance.

The BIS proposal requires that the regulators perform tests of the bank internal models before giving permission for these models to be used to calculate the market risk capital. Based on extensive checks, the use of the Group internal models was accepted by the Swiss Federal Banking Commission (FBC) in July 1999.

Tier 1 capital consists of permanent shareholders' equity and retained earnings less goodwill and investments in unconsolidated subsidiaries. Tier 2 capital includes the Group's subordinated long-term debt.

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 34 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the fair value of on- and off-balance sheet financial instruments based on the following valuation methods and assumptions. It is presented because not all financial instruments are reflected in the financial statements at fair value.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's-length transaction. A market price, where an active market (such as a recognized stock exchange) exists, is the best evidence of the fair value of a financial instrument. However, market prices are not available for a significant number of the financial assets and liabilities held and issued by the Group. Therefore, for financial instruments where no market price is available, the fair values presented in the following table have been estimated using present value or other estimation and valuation techniques based on market conditions existing at balance sheet date.

The values derived using these techniques are significantly affected by underlying assumptions concerning both the amounts and timing of future cash flows and the discount rates used. The following methods and assumptions have been used:

          (a) trading assets, derivatives and other transactions undertaken for trading purposes are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or discounted cash flows. Fair value is equal to the carrying amount for these items;

          (b) the fair value of liquid assets and other assets maturing within 12 months is assumed to approximate their carrying amount. This assumption is applied to liquid assets and the short-term elements of all other financial assets and financial liabilities;

          (c) the fair value of demand deposits and savings accounts with no specific maturity is assumed to be the amount payable on demand at the balance sheet date;

          (d) the fair value of variable rate financial instruments is assumed to approximate their carrying amounts; and

          (e) the fair value of fixed rate loans and mortgages is estimated by comparing market interest rates when the loans were granted with current market rates offered on similar loans. Changes in the credit quality of loans within the portfolio are not taken into account in determining gross fair values as the impact of credit risk is recognized separately by deducting the amount of the allowance for credit losses from both book and fair values.

The assumptions and techniques have been developed to provide a consistent measurement of fair value for the Group's assets and liabilities. However, because other institutions may use different methods and assumptions, such fair value disclosures cannot necessarily be compared from one financial institution to another.

--------------------------------------------------------------------------------

                                   UBS GROUP

     Fair Value of Financial Instruments

                                           31.12.1999                              31.12.1998
                              ------------------------------------    ------------------------------------
                                                        UNREALIZED                              UNREALIZED
                              CARRYING                    GAIN/       CARRYING                    GAIN/
                               VALUE      FAIR VALUE      (LOSS)       VALUE      FAIR VALUE      (LOSS)
CHF BILLION                   --------    ----------    ----------    --------    ----------    ----------
ASSETS
Cash and balances with
  central banks.............     5.0          5.0           0.0          3.3          3.3           0.0
Money market paper..........    69.7         69.7           0.0         18.4         18.4           0.0
Due from banks..............    30.0         30.0           0.0         68.6         68.7           0.1
Cash collateral on
  securities borrowed.......   113.2        113.2           0.0         91.7         91.7           0.0
Reverse repurchase
  agreements................   132.5        132.5           0.0        141.3        141.3           0.0
Trading portfolio assets....   212.4        212.4           0.0        159.2        159.2           0.0
Positive replacement
  values....................    64.7         64.7           0.0         90.5         90.5           0.0
Loans, net of allowance for
  credit losses.............   235.1        235.3           0.2        248.3        250.7           2.4
Financial investments.......     5.9          7.1           1.2          5.7          6.5           0.8
                               -----        -----          ----        -----        -----          ----
LIABILITIES
Money market paper issued...    64.7         64.7           0.0         51.5         51.5           0.0
Due to banks................    76.9         76.9           0.0         86.1         86.1           0.0
Cash collateral on
  securities lent...........    12.8         12.8           0.0         19.2         19.2           0.0
Repurchase agreements.......   196.9        196.9           0.0        137.6        137.6           0.0
Trading portfolio
  liabilities...............    54.6         54.6           0.0         47.0         47.0           0.0
Negative replacement
  values....................    95.8         95.8           0.0        125.8        125.8           0.0
Due to customers............   280.1        280.1           0.0        275.3        275.6          (0.3)
Long-term debt..............    56.4         57.6          (1.2)        51.0         53.3          (2.3)
Fair value effect on income
  of hedging derivatives
  recorded on the accrual
  basis.....................                                0.5                                     1.0
                                                           ----                                    ----
Net difference between
  carrying value and fair
  value.....................                                0.7                                     1.7
                                                           ====                                    ====

The table does not reflect the fair values of non-financial assets and liabilities such as property (including those properties carried as financial investments), equipment, prepayments and non-interest accruals. The interest amounts accrued to date for respective financial instruments are included, for purposes of the above fair value disclosure, in the carrying value of the financial instruments.

Substantially all of the Group's commitments to extend credit are at variable rates. Accordingly, the Group has no significant exposure to fair value fluctuations related to these commitments.

Changes in the fair value of the Group's fixed rate loans, long and medium term notes and bonds issued are hedged by derivative instruments, mainly interest rate swaps. The interest rate risk inherent in the balance sheet positions with no specific maturity is also hedged with derivative instruments based on the management view on the economic maturity of the products.

--------------------------------------------------------------------------------

                                   UBS GROUP

The hedging derivative instruments are carried at fair value on the balance sheet and are part of the replacement values in the above table. The difference between the total amount of valuation gains and losses and the amortized amount is deferred and shown net in the table as fair value effect on income of hedging derivatives recorded on accruals basis.

During 1999, the interest rate level of leading economies increased substantially. The biggest move in rates was noted in Switzerland, where in particular mid- and long-term rates increased. These moves in rates had a direct impact on the fair value calculation of fixed term transactions.

As the bank has an excess volume of fixed rate long-term assets over fixed rate long-term liabilities, the net fair value unrealized gain is reduced substantially. In addition to fixed rate balance sheet positions, the bank has a number of retail products traditionally offered in Switzerland such as variable mortgage loans and customer savings and deposits. These instruments have no maturity or have a contractual repricing maturity of less than one year. Based on the assumptions and the guidance under IAS, they are excluded from the fair value calculations of the table above.

The exclusion of the above traditional banking products from the fair value calculation leads to certain fair value swings. By calculating the fair value differences based on the economic maturity of the non-maturity liabilities, such as savings and deposits, in an environment of raising interest rates, they would generate fair value gains which may offset most of the fair value loss reported for fixed term transactions.

NOTE 35 RETIREMENT BENEFIT PLANS AND OTHER EMPLOYEE BENEFITS

The Group has established various pension plans inside and outside of Switzerland. The major plans are located in Switzerland, the UK, the U.S. and Germany. Independent actuarial valuations are performed for the plans in those locations.

  Swiss Pension Plans until 30 June 1999

The pension funds of the Group are set up as trusts, domiciled in Basel and Zurich. All domestic employees are covered. The pension funds are defined benefit plans. The pension plan benefits exceed the minimum benefits required under the Swiss law.

Contributions are paid for by the Group and the employees. The employee contributions are calculated as a percentage of the insured annual salary and are deducted monthly. The percentages deducted from the salary depend on age and vary between 8% and 12%. The Group contributions are variable and amount from 125% to 250% of the employees' contributions depending on the financial situation of the pension fund.

The pension plan formula is based on years of contributions and final covered salary. The benefits covered include retirement benefits, disability, death and survivor pension.

  Swiss Pension Plans starting 1 July 1999

The pension plans of both former banks in Switzerland are in the process of being liquidated and a new foundation with domicile in Zurich was created as of 21 January 1999. The new pension scheme became operational as of 1 July 1999.

As a result of the merger of the plans of the former banks in Switzerland, on 1 July 1999 there was a one-time increase of vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation at this date by CHF 3,525 million. In accordance with IAS 19 (revised 1998) this resulted in a one-time charge to income which was offset by the recognition of

--------------------------------------------------------------------------------

                                   UBS GROUP
assets (previously unrecognized due to the paragraph 58(b) limitation of IAS 19 (revised 1998)) used to fund this increase in benefits.

The pension plan covers practically all employees in Switzerland and exceeds the minimum benefits requirements under the Swiss law.

Contributions for the pension plan are paid for by the employees and the Group. The employee contributions are calculated as a percentage of the insured annual salary and are deducted monthly. The percentages deducted from the salary for the full benefit coverage (including risk benefits) depend on age and vary between 7% and 10%. The Group pays a variable contribution that ranges between 150% and 220% of the sum of the employees' contributions.

The pension plan formula is based on years of contributions and final covered salary. The benefits covered include retirement benefits, disability, death and survivor pension.

The Group booked an amount of CHF 456 million in 1999 related to the recognition of "Excess Employer Contributions." These assets were recognized in the fourth quarter as certain legal and regulatory issues related to the Group's ability to utilize these assets for future funding purposes were resolved.

                                                            31.12.1999    31.12.1998    31.12.1997
CHF MILLION                                                 ----------    ----------    ----------
SWISS PENSION PLANS
Defined benefit obligation................................   (17,011)      (14,944)      (14,431)
Plan assets at fair value.................................    18,565        17,885        17,224
                                                             -------       -------       -------
PLAN ASSETS IN EXCESS OF BENEFIT OBLIGATION...............     1,554         2,941         2,793
Unrecognized net actuarial (gains)/losses.................      (724)         (385)         (385)
Unrecognized assets.......................................      (374)       (2,556)       (2,408)
                                                             -------       -------       -------
Prepaid pension cost......................................       456             0             0
                                                             =======       =======       =======
ADDITIONAL DETAILS TO FAIR VALUE OF PLAN ASSETS
Own financial instruments and securities lent to UBS
  included in plan assets.................................     6,785         2,761         2,202
Any assets used by the bank included in plan assets.......       187           176           176
                                                             -------       -------       -------
RETIREMENT BENEFITS EXPENSE
Current service cost......................................       464           535           524
Interest cost.............................................       636           726           705
Expected return on plan assets............................      (883)         (856)         (756)
Adjustment to limit prepaid pension cost..................      (150)          148            22
Amortization of unrecognized prior service costs..........       172             6            (8)
Employee contributions....................................      (180)         (185)         (194)
                                                             -------       -------       -------
ACTUARIALLY DETERMINED NET PERIODIC PENSION COST..........        59           374           293
                                                             =======       =======       =======
Actual return on plan assets..............................      11.9%          6.7%         15.5%
PRINCIPAL ACTUARIAL ASSUMPTIONS USED (%)
Discount rate.............................................       4.0           5.0           5.0
Expected rate of return on assets p.a.....................       5.0           5.0           5.0
Expected rate of salary increase..........................   2.0-3.0       3.5-5.5       3.5-5.5
Rate of pension increase..................................       1.5           2.0           2.0
                                                             =======       =======       =======

--------------------------------------------------------------------------------

                                   UBS GROUP

  Foreign Pension Plans

The foreign locations of UBS operate various pension schemes in accordance with local regulations and practices. Among these schemes are defined contribution plans as well as defined benefit plans. The locations with defined benefit plans of a material nature are in the UK, the U.S. and Germany. These locations, together with Switzerland, cover nearly 90% of the active workforce. Certain of these schemes permit employees to make contributions and earn matching or other contributions from the Group.

The retirement plans provide benefits in the event of retirement, death, disability or employment termination. The plans' retirement benefits depend on age, contributions and level of compensation. The principal plans are financed in full by the Group. The funding policy for these plans is consistent with local government and tax requirements.

The assumptions used in foreign plans take into account local economic conditions.

The amounts shown for foreign plans reflect the net funded positions of the major foreign plans.

  Postretirement Medical and Life Plans

The Group in the U.S. and the UK offers retiree medical benefits that contribute to the health care coverage of the employees and beneficiaries after retirement. In addition to retiree medical, the U.S. also provides retiree life insurance benefits.

The benefit obligation in excess of plan assets for those plans amounts to CHF 113 million as of 31 December 1999 (1998 CHF 93 million, 1997 CHF 100 million) and the total unfunded accrued postretirement liabilities to CHF 83 million (1998 CHF 62 million, 1997 CHF 50 million). The actuarially determined net postretirement cost amounts to CHF 17 million for 1999 (1998 CHF 17 million, 1997 CHF 14 million).

CHF MILLION                                              31.12.1999    31.12.1998    31.12.1997
-----------                                              ----------    ----------    ----------
PENSION PLANS ABROAD
Defined benefit obligation.............................     (2,444)       (2,009)       (1,950)
Plan assets at fair value..............................      2,880         2,173         2,187
                                                         ---------     ---------     ---------
PLAN ASSETS IN EXCESS OF BENEFIT OBLIGATION............        436           164           237
Unrecognized net actuarial (gains)/losses..............       (474)          (63)         (160)
Unrecognized transition amount.........................          1             2           (17)
Unrecognized past service cost.........................          2             0             0
Unrecognized assets....................................        (28)          (60)          (24)
                                                         ---------     ---------     ---------
(Unfunded accrued)/Prepaid pension cost................        (63)           43            36
                                                         =========     =========     =========
MOVEMENT OF NET (LIABILITY)/ASSET
Prepaid pension cost/(benefit) at the beginning of the
  year.................................................         43            36           (12)
Net periodic pension cost..............................       (123)          (33)            9
Employer contributions.................................         22            43            39
Currency adjustment....................................         (5)           (3)
                                                         ---------     ---------     ---------
(Unfunded accrued)/Prepaid pension cost at the end of
  the year.............................................        (63)           43            36
                                                         =========     =========     =========

--------------------------------------------------------------------------------

                                   UBS GROUP

CHF MILLION                                              31.12.1999    31.12.1998    31.12.1997
-----------                                              ----------    ----------    ----------
RETIREMENT BENEFITS EXPENSE
Current service cost...................................        118           116           114
Interest cost..........................................        123           140           115
Expected return on plan assets.........................       (195)         (191)         (147)
Amortization of net transition (assets)/liability......          0             2           (85)
Adjustment to limit prepaid pension cost...............         21             2             0
Immediate recognition of transition assets under IAS
  8....................................................          0           (23)            0
Amortization of unrecognized prior service costs.......         77             7             0
Amortization of unrecognized net (gain)/losses.........         (6)           (3)            0
Effect of any curtailment or settlement................          0            (8)            0
Employee contributions.................................        (15)           (9)           (6)
                                                         ---------     ---------     ---------
ACTUARIALLY DETERMINED NET PERIODIC PENSION COST.......        123            33            (9)
                                                         =========     =========     =========
Actual return on plan assets...........................       15.3%          5.2%         21.4%
PRINCIPAL ACTUARIAL ASSUMPTIONS USED (%)
Discount rate..........................................  5.75-7.50     6.50-7.50     6.50-7.50
Expected rates of return on assets p.a.................  8.00-8.50     8.50-8.75     8.50-8.75
Expected rate of salary increase.......................  3.50-5.60     3.50-9.00     3.50-9.00
Rate of pension increase...............................  0.00-2.50     0.00-3.75     0.00-3.75
                                                         =========     =========     =========

NOTE 36 EQUITY PARTICIPATION PLANS

UBS AG has established various equity participation plans in the form of stock plans and stock option plans to further align the long-term interests of managers, staff and shareholders.

Key personnel are awarded a portion of their performance-related compensation in UBS AG shares or options, which are restricted for a specified number of years. Long-term stock options are granted to key employees under another plan. A number of awards under these plans are made in notional shares or options, which generally are settled in cash and are treated as liabilities. Participation in both plans is mandatory. Long-term stock options are blocked for three or five years, during which they cannot be exercised. For the 1997 options and certain of the 1998 options, one half of each award is subject to an acceleration clause after which certain forfeiture provisions lapse. One option gives the right to purchase one registered UBS AG share at the option's strike price. Neither the fair value nor the intrinsic value of the options granted is recognized as an expense in the financial statements.

Other employees have the choice to invest part of their annual bonus in UBS AG shares or in options or derivatives on UBS AG shares, which may be exercised or settled in cash. A number of awards under these plans are made in notional shares or instruments, which generally are settled in cash. A holding period, generally three years, applies during which the instruments cannot be sold or exercised. In addition, participants in the plan receive a restricted matching contribution of additional UBS AG shares or derivatives. Shares awarded under the plan are purchased or hedged in the market. Under another plan, employees in Switzerland are entitled to purchase a specified number of UBS AG shares at a predetermined discounted price each year (the discount is recorded as compensation expense). The number of shares that can be purchased depends primarily on years of service and rank. Any such shares purchased must be held for a specified period of time. Information on shares available for issuance under these plans is included in the Group Statement of Changes in Equity.

--------------------------------------------------------------------------------

                                   UBS GROUP

The Group's policy is to recognize expense as of the date of grant for equity participation instruments (stock, warrants, options and other derivatives for which the underlying is the Group's own shares). The amount of expense recognized is equal to the intrinsic value of the instrument at such date.

  Options in UBS AG Shares

                                       WEIGHTED-                       WEIGHTED-                       WEIGHTED-
                       NUMBER OF    AVERAGE EXERCISE   NUMBER OF    AVERAGE EXERCISE   NUMBER OF    AVERAGE EXERCISE
                        OPTIONS      PRICE (IN CHF)     OPTIONS      PRICE (IN CHF)     OPTIONS      PRICE (IN CHF)
                       31.12.1999      31.12.1999      31.12.1998      31.12.1998      31.12.1997      31.12.1997
                       ----------   ----------------   ----------   ----------------   ----------   ----------------
Outstanding, at the
  beginning of the
  year...............   7,202,786         177          1,899,924          186                  0           --
Granted during the
  year...............   3,439,142         237          5,811,778          182          1,899,924          186
Exercised during the
  year...............     (71,766)        179            (22,970)         178                  0           --
Forfeited during the
  year...............    (431,700)        190           (485,946)         268                  0           --
                       ----------         ---          ---------          ---          ---------          ---
Outstanding, at the
  end of the year....  10,138,462         197          7,202,786          177          1,899,924          186
                       ----------         ---          ---------          ---          ---------          ---
Exercisable, at the
  end of the year....     650,640         186                  0            0                  0           --
                       ==========         ===          =========          ===          =========          ===

Of the total options outstanding at 31 December 1999: 9,974,770 options (650,640 of which were exercisable) had exercise prices ranging from CHF 170 to CHF 237, or CHF 196 on average, and had a weighted-average remaining contractual life of
4.58 years; and 163,692 options (none of which were exercisable) had exercise prices ranging from CHF 255 to CHF 270, or CHF 261 on average, and had a weighted-average remaining contractual life of 4.45 years.

NOTE 37 RELATED PARTIES

Related parties include the Board of Directors, the Group Executive Board, the Group Managing Board, close family members and enterprises which are controlled by these individuals.

Total remuneration of related parties recognized in the income statement during the year amounted to CHF 193.1 million and CHF 102.8 million for the year ended 1998. The number of long-term stock options outstanding from equity plans was 274,616 at 31 December 1999 and 255,000 at 31 December 1998. This scheme is further explained in Note 36.

Total amount of shares and warrants held by members of the Board of Directors, Group Executive Board and Group Managing Board were 2,456,092 and 22,849,028 as of 31 December 1999 and 4,635,804 and 6,178,748 as of 31 December 1998.

Total loans and advances receivable (mortgages only) from related parties were as follows:

CHF MILLION                                                   31.12.1999
-----------                                                   -----------
Mortgages at the beginning of the year......................      27
Additions...................................................       6
Reductions..................................................      (5)
                                                                  --
MORTGAGES AT THE END OF THE YEAR............................      28
                                                                  ==

--------------------------------------------------------------------------------

                                   UBS GROUP

Members of the Board of Directors, Group Executive Board and Group Managing Board are granted mortgages at the same terms and conditions as other employees. Terms and conditions are based on third party conditions excluding credit margin.

Loans and advances to significant associated companies were as follows:

CHF MILLION                                                   31.12.1999
-----------                                                   -----------
Loans and advances at the beginning of the year.............      165
Additions...................................................       42
Reductions..................................................     (145)
                                                                 ----
LOANS AND ADVANCES AT THE END OF THE YEAR...................       62
                                                                 ====

Note 39 provides a list of significant associates.

NOTE 38 POST BALANCE SHEET EVENTS

There have been no material post-balance sheet events which would require disclosure or adjustment to the December 1999 financial statements except as follows: at the annual general meeting of shareholders held on 18 April 2000, a two-for-one stock split was approved to be effective 8 May 2000. Accordingly, the share, per share, stock options and exercise price information have been adjusted to retroactively reflect the stock split.

NOTE 39 SIGNIFICANT SUBSIDIARIES AND ASSOCIATES

    Significant Subsidiaries

                                                                                      EQUITY
                                                                       SHARE         INTEREST
                                         REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                    OFFICE       DIVISION    IN MILLIONS        IN %
-------                                 ------------    --------    ------------    -----------
Armand von Ernst & Cie AG               Bern               PB(1)         CHF 5.0        100.0
Aventic AG                              Zurich            PCC(2)        CHF 30.0        100.0
Bank Ehinger & Cie AG                   Basel              PB            CHF 6.0        100.0
BDL Banco di Lugano                     Lugano             PB           CHF 50.0        100.0
Brinson Partners Inc.                   Chicago            AM(3)          USD --        100.0
Brunswick Warburg Limited               Georgetown         WA(4)        USD 50.0         50.0
Cantrade Privatbank AG                  Zurich             PB           CHF 10.0        100.0
Cantrade Private Bank Switzerland (CI)
  Ltd                                   St Helier          PB            GBP 0.7        100.0
Credit Industriel SA                    Zurich            CAP(5)        CHF 10.0        100.0
EIBA "Eidgenossische Bank"              Zurich            CAP           CHF 14.0        100.0
Factors AG                              Zurich            PCC            CHF 5.0        100.0
Ferrier Lullin & Cie SA                 Geneva             PB           CHF 30.0        100.0
Global Asset Management Ltd             Hamilton           AM            USD 2.0        100.0
HYPOSWISS, Schweizerische Hypotheken-
  und Handelsbank                       Zurich             PB           CHF 26.0        100.0
IL Immobilien-Leasing AG                Opfikon           PCC            CHF 5.0        100.0

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                                      EQUITY
                                                                       SHARE         INTEREST
                                         REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                    OFFICE       DIVISION    IN MILLIONS        IN %
-------                                 ------------    --------    ------------    -----------
Indelec Holding AG                      Basel             CAP           CHF 10.0        100.0
Intrag                                  Zurich             PB           CHF 10.0        100.0
Klinik Hirslanden AG                    Zurich             CC(6)        CHF 22.5         91.2
NYRE Holding Corp                       Wilmington         WA          USD 102.9(7)     100.0
Phillips & Drew Fund Management
  Limited                               London             AM             GBP --        100.0
Phillips & Drew Limited                 London             AM            GBP 8.0        100.0
PT Warburg Dillon Read Indonesia        Jakarta            WA        IDR 11000.0         85.0
SBC Equity Partners AG                  Opfikon           CAP           CHF 71.7        100.0
Schroder Munchmeyer Hengst AG           Hamburg            PB          DEM 100.0        100.0
SG Warburg & Co International BV        Amsterdam          WA          GBP 148.0(7)     100.0
SG Warburg Securities SA                Geneva             WA           CHF 14.5        100.0
Solothurner Bank SoBa                   Solothurn         PCC           CHF 50.0        100.0
Systor AG                               Zurich            PCC            CHF 5.0        100.0
Thesaurus Continentale Effekten-
  Gesellschaft Zurich                   Zurich            CAP           CHF 30.0        100.0
UBS Investment Management Pte Ltd       Singapore          WA            SGD 0.5         90.0
UBS (Bahamas) Ltd                       Nassau             PB            USD 4.0        100.0
UBS (Cayman Islands) Ltd                Georgetown         PB            USD 5.6        100.0
UBS (France) SA                         Paris              WA           EUR 10.0        100.0
UBS (Italia) SpA                        Milan              PB        ITL 43000.0        100.0
UBS (Luxembourg) SA                     Luxembourg         PB          CHF 150.0        100.0
UBS (Monaco) SA                         Monte Carlo        PB            EUR 9.2        100.0
UBS (Panama) SA                         Panama             PB            USD 6.0        100.0
UBS (Sydney) Limited                    Sydney             WA           AUD 12.7        100.0
UBS (Trust and Banking) Ltd             Tokyo              PB        JPY 10500.0        100.0
UBS (USA), Inc.                         Delaware           WA          USD 763.3(7)     100.0
UBS Australia Holdings Ltd              Sydney             WA           AUD 11.7        100.0
UBS Australia Ltd                       Sydney             WA           AUD 15.0        100.0
UBS Bank (Canada)                       Toronto            PB           CAD 90.4(7)     100.0
UBS Beteiligungs-GmbH & Co KG           Frankfurt          WA          EUR 398.8        100.0
UBS Brinson Asset Management Co. Ltd    Tokyo              AM          JPY 800.0        100.0
UBS Brinson Inc.                        New York           AM           USD 72.7(7)     100.0
UBS Brinson Investment GmbH             Frankfurt          AM           DEM 10.0        100.0
UBS Brinson Limited                     London             AM            GBP 8.8        100.0
UBS Brinson Ltd                         Sydney             AM            AUD 8.0        100.0
UBS Brinson Pte Ltd                     Singapore          AM            SGD 4.0        100.0

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                                      EQUITY
                                                                       SHARE         INTEREST
                                         REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                    OFFICE       DIVISION    IN MILLIONS        IN %
-------                                 ------------    --------    ------------    -----------
UBS Brinson SA                          Paris              AM            EUR 0.8        100.0
UBS Capital AG                          Zurich            CAP            CHF 0.5        100.0
UBS Capital Asia Pacific Ltd            Georgetown        CAP            USD 5.0        100.0
UBS Capital BV                          The Hague         CAP          EUR 104.1(7)     100.0
UBS Capital GmbH                        Frankfurt         CAP             EUR --        100.0
UBS Capital II LLC                      Delaware          CAP            USD 2.7        100.0
UBS Capital LLC                         New York          CAP           USD 18.6(7)     100.0
UBS Capital Partners Ltd                London            CAP            GBP 6.7        100.0
UBS Capital S.p.A                       Milan             CAP        ITL 50000.0        100.0
UBS Card Center AG                      Glattbrugg        PCC           CHF 40.0        100.0
UBS Espana SA                           Madrid             PB           EUR 35.3        100.0
UBS Finance (Cayman Islands) Limited    Georgetown         CC            USD 0.5        100.0
UBS Finance (Curacao) NV                Curacao            CC            USD 0.1        100.0
UBS Finance (Delaware) LLC              Wilmington         WA           USD 37.3(7)     100.0
UBS Finanzholding AG                    Zurich             CC           CHF 10.0        100.0
UBS Fund Holding (Luxembourg) SA        Luxembourg         PB           CHF 42.0        100.0
UBS Fund Holding (Switzerland) AG       Basel              PB           CHF 18.0        100.0
UBS Fund Management (Japan) Co. Ltd     Tokyo              PB         JPY 1000.0        100.0
UBS Fund Management (Switzerland) AG    Basel              PB            CHF 1.0        100.0
UBS Fund Services (Luxembourg) S.A.     Luxembourg         PB            CHF 2.5        100.0
UBS Futures & Options Limited           London             WA            GBP 2.0        100.0
UBS Immoleasing AG                      Zurich            PCC            CHF 3.0        100.0
UBS Inc.                                New York           WA          USD 308.7(7)     100.0
UBS International Holdings BV           Amsterdam          CC            CHF 5.5        100.0
UBS Invest Kapitalanlagegesellschaft
  mbH                                   Frankfurt          PB            DEM 5.0         64.0
UBS Lease Finance LLC                   New York           WA           USD 16.7        100.0
UBS Leasing AG                          Brugg             PCC           CHF 10.0        100.0
UBS Limited                             London             WA           GBP 10.0        100.0
UBS Overseas Holding BV                 Amsterdam         CAP           EUR 18.1(7)     100.0
UBS Securities (Hong Kong) Ltd          Hong Kong          WA           HKD 20.0        100.0
UBS Securities Limited                  London             WA           GBP 10.0        100.0
UBS International Limited               London             WA           GBP 10.0        100.0
UBS Services (Japan) Ltd                London             WA       JPY 41,358.5        100.0
UBS Services Limited                    London             WA             GBP --        100.0
UBS Trust (Canada)                      Toronto            PB           CAD 10.0        100.0
UBS UK Holding Ltd                      London             WA            GBP 5.0        100.0

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                                      EQUITY
                                                                       SHARE         INTEREST
                                         REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                    OFFICE       DIVISION    IN MILLIONS        IN %
-------                                 ------------    --------    ------------    -----------
UBS UK Limited                          London             WA          GBP 609.0        100.0
Warburg Dillon Read (Asia) Ltd          Hong Kong          WA           HKD 20.0        100.0
Warburg Dillon Read (Australia)
  Corporation Pty Limited               Sydney             WA           AUD 50.4(7)     100.0
Warburg Dillon Read (Espana) SA         Madrid             WA            EUR 1.2        100.0
Warburg Dillon Read (France) SA         Paris              WA           EUR 22.9        100.0
Warburg Dillon Read (Hong Kong) Ltd     Hong Kong          WA           HKD 30.0        100.0
Warburg Dillon Read (Italia) S.I.M.
  SpA                                   Milan              WA            EUR 1.8        100.0
Warburg Dillon Read (Japan) Ltd         Georgetown         WA        JPY 30000.0         50.0
Warburg Dillon Read (Malaysia) Sdn.
  Bhd                                   Kuala Lumpur       WA            MYR 0.5        100.0
Warburg Dillon Read (Nederland) BV      Amsterdam          WA           EUR 10.9        100.0
Warburg Dillon Read AG                  Frankfurt          WA          EUR 155.7        100.0
Warburg Dillon Read Australia Ltd       Sydney             WA          AUD 571.5(7)     100.0
Warburg Dillon Read Derivatives Ltd     Hong Kong          WA           HKD 20.0        100.0
Warburg Dillon Read Futures Inc.        Chicago            WA           USD 14.3(7)     100.0
Warburg Dillon Read International
  Limited                               London             WA           GBP 18.0        100.0
Warburg Dillon Read LLC                 New York           WA          USD 535.0(7)     100.0
Warburg Dillon Read Pte. Ltd            Singapore          WA            SGD 3.0        100.0
Warburg Dillon Read Securities
  (Espana) SVB SA                       Madrid             WA           EUR 13.4        100.0
Warburg Dillon Read Securities (India)
  Private Ltd                           Mumbai             WA            INR 0.4         75.0
Warburg Dillon Read Securities
  (Philippines) Inc                     Makati             WA          PHP 120.0        100.0
Warburg Dillon Read Securities (South
  Africa) (Pty) Ltd                     Sandton            WA           ZAR 22.0        100.0
Warburg Dillon Read Securities Co. Ltd  Bangkok            WA          THB 400.0        100.0
Warburg Dillon Read Securities Ltd      London             WA          GBP 140.0        100.0

---------------
(1) PB: UBS Private Banking.

(2) PCC: UBS Private and Corporate Clients.

(3) AM: UBS Asset Management.

(4) WA: UBS Warburg.

(5) CAP: UBS Capital.

(6) CC: Corporate Center.

(7) Share Capital + share premium.

--------------------------------------------------------------------------------

                                   UBS GROUP

SIGNIFICANT ASSOCIATES

                                                               EQUITY     SHARE CAPITAL
COMPANY                                                       INTEREST     IN MILLIONS
-------                                                       --------    -------------
Giubergia Warburg SIM SpA, Milan............................    50.0%     ITL 29,000
Motor Columbus AG, Baden....................................    35.6%     CHF 253
National Versicherung AG, Basel.............................    28.4%     CHF 35
Telekurs Holding AG, Zurich.................................    33.3%     CHF 45
Swiss Financial Services Group AG, Zurich...................    30.7%     CHF 26

None of the above investments carry voting rights that are significantly different from the proportion of shares held.

  Consolidated Companies: Changes in 1999

     New companies


          Global Asset Management Ltd., Hamilton
          Klinik Hirslanden AG, Zurich
          UBS Brinson Realty Investors LLC, Hartford
          (formerly Allegis Realty Investors LLC)
          UBS Capital AG, Zurich
          UBS Espana SA. Madrid
          UBS (France) SA, Paris
          UBS Trustees (Channel Island) Ltd., Jersey
          (formerly Bankamerica Trust Company)

     Deconsolidated companies

NAME                                                     REASON FOR DECONSOLIDATION
----                                                     --------------------------
UBS (East Asia) Ltd., Singapore                                 Deregistered
UBS Securities (Singapore) Pte Ltd., Singapore                  Deregistered

NOTE 40 SIGNIFICANT FOREIGN CURRENCY TRANSLATION RATES

The following table shows the significant rates used to translate the financial statements of foreign entities into Swiss francs.

                                      SPOT RATE                                AVERAGE RATE
                        --------------------------------------    --------------------------------------
                        31.12.1999    31.12.1998    31.12.1997    31.12.1999    31.12.1998    31.12.1997
                        ----------    ----------    ----------    ----------    ----------    ----------
1 EUR.................     1.61            --            --          1.60            --            --
1 GBP.................     2.58          2.29          2.41          2.43          2.41          2.37
1 USD.................     1.59          1.38          1.46          1.50          1.45          1.45
100 DEM...............    82.07         82.19         81.24         81.88         82.38         83.89
100 JPY...............     1.56          1.22          1.12          1.33          1.11          1.19

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 41 SWISS BANKING LAW REQUIREMENT

The significant differences between International Accounting Standards (IAS), which are the principles followed by the Group, and the accounting for banks under Swiss laws and regulations, are as follows:

  Securities borrowing and lending

Under IAS, only the cash collateral delivered or received is recognized in the balance sheet. There is no recognition or derecognition for the securities received or delivered. The Swiss requirement is to recognize the securities received or delivered in the balance sheet along with any collateral in respect of those securities for which control is transferred.

  Treasury shares

Treasury shares is the term used to describe the holding by an enterprise of its own equity instruments. In accordance with IAS, treasury shares are presented in the balance sheet as a deduction from equity. No gain or loss is recognized in the income statement on the sale, issuance, or cancellation of those shares. Consideration received is presented in the financial statement as a change in equity.

Under Swiss requirements, treasury shares and derivatives on treasury shares would be carried in the balance sheet as financial investments with gains and losses on the sale, issuance, or cancellation of treasury shares reflected in the income statement.

  Extraordinary income and expense

Under IAS, most items of income and expense arise in the course of ordinary business, and extraordinary items are expected to be rare. Under the Swiss requirements, income and expense not directly related with the core business activities of the enterprise (e.g., sale of fixed assets or bank premises) are recorded as extraordinary income or expense.

CHF MILLION                                         31.12.1999    31.12.1998
-----------                                         ----------    ----------
DIFFERENCES IN THE BALANCE SHEET
Securities borrowing and lending
  Assets
     Trading portfolio assets/Money market
       paper......................................    47,401        97,907
     Due from banks/customers.....................   273,093        40,915
  Liabilities
     Due to banks/customers.......................   375,080       185,855
     Trading portfolio liabilities................   (54,586)      (47,033)
Treasury shares
  Assets
     Trading portfolio assets.....................     4,561         3,409
     Positive replacement values..................       334           192
     Financial investments........................     3,136         1,482

--------------------------------------------------------------------------------

                                   UBS GROUP

FOR THE YEAR ENDED                                          31.12.1999    31.12.1998    31.12.1997
------------------                                          ----------    ----------    ----------
CHF MILLION
DIFFERENCES IN THE INCOME STATEMENT
Treasury shares...........................................       (36)          427          129
RECLASSIFICATION OF EXTRAORDINARY INCOME AND EXPENSE
Other income, including income from associates............    (1,726)       (1,350)        (162)
General and administrative expenses.......................      (519)       (1,235)        (114)
DIFFERENCES IN THE SHAREHOLDERS' EQUITY
Treasury shares...........................................     7,543         5,025        1,982

NOTE 42 DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

42.1 VALUATION AND INCOME RECOGNITION DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Group have been prepared in accordance with IAS. The principles of IAS differ in certain respects from United States Generally Accepted Accounting Principles ("U.S. GAAP").

The following is a summary of the significant accounting and valuation differences between IAS and U.S. GAAP.

  a. Purchase accounting

Under IAS, the Group accounted for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation under the pooling of interests method. The balance sheets and income statements of the banks were combined and no adjustments to the carrying values of the assets and liabilities were made.

Under U.S. GAAP, the business combination creating UBS AG is being accounted for under the purchase method with Union Bank of Switzerland being considered the accounting acquirer. Under the purchase method, the cost of acquisition is measured at fair value and the acquirer's interests in identifiable tangible assets and liabilities of the acquiree are restated to fair values at the date of acquisition. Any excess consideration paid over the fair value of net tangible assets acquired is allocated, first to identifiable intangible assets based on their fair values, if determinable, with the remainder allocated to goodwill.

     Goodwill

Under U.S. GAAP, goodwill and other intangible assets acquired are capitalized and amortized over the expected periods to be benefited with adjustments, if any, for impairment.

For purposes of the U.S. GAAP reconciliation, the excess of the consideration paid for Swiss Bank Corporation over the fair value of the net tangible assets received has been recorded as goodwill and is being amortized on a straight line basis over a weighted average life of 13 years beginning 29 June 1998.

In 1999, goodwill was reduced by CHF 118 million due to the recognition of deferred tax assets of Swiss Bank Corporation which had previously been subject to valuation reserves.

--------------------------------------------------------------------------------

                                   UBS GROUP

     Other purchase accounting adjustments

Under U.S. GAAP, the results of operations of Swiss Bank Corporation would have been included in the Group's consolidated financial statements beginning 29 June 1998. For purposes of the U.S. GAAP reconciliation, Swiss Bank Corporation's Net profit for the six-month period ended 29 June 1998 has been excluded from the Group's Net profit. For purposes of the U.S. GAAP reconciliation, the restatement of Swiss Bank Corporation's net assets to fair value resulted in decreasing net tangible assets by CHF 1,077 million. This amount will be amortized over a period ranging from 2 years to 20 years depending upon the nature of the restatement.

  b. Harmonization of accounting policies

The business combination noted above was accounted for under the pooling of interests method under IAS. Under the pooling of interests method of accounting, a single uniform set of accounting policies was adopted and applied to all periods presented. This resulted in a restatement of 1997 Shareholders' equity and Net loss.

U.S. GAAP requires that accounting changes be accounted for in the income statement in the period the change is made. For purposes of the U.S. GAAP reconciliation the accounting policy harmonization recorded in 1997 was reversed because the business contribution noted above is being accounted for under the purchase method and the impact of the accounting changes was recorded in 1998.

The income statement effects of this conforming adjustment was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Depreciation policies.......................................     (20)          (338)
Credit risk adjustments on derivatives......................       0           (193)
Policies for other real estate owned........................       0           (140)
Retirement benefit and equity participation plans...........       0            (47)
Settlement-risk adjustments on derivatives..................       0            (33)
                                                                 ---           ----
Total.......................................................     (20)          (751)
                                                                 ===           ====

  c. Restructuring provision

Under IAS, restructuring provisions are recognized when a legal or constructive obligation has been incurred. In 1997, the Group recognized a CHF 7,000 million restructuring provision to cover personnel, information technology ("IT"), premises and other costs associated with combining and restructuring the merged Group. An additional CHF 300 million provision was recognized in the fourth quarter of 1999, reflecting the impact of increased precision in the estimation of certain leased and owned property costs.

Under U.S. GAAP, restructuring provisions for business combinations are not recognized prior to the consummation date of the business combination. Also, the criteria for establishing liabilities of this nature are more stringent than under IAS. Established restructuring provisions are required to be periodically reviewed for appropriateness and revised if necessary.

For purposes of the U.S. GAAP reconciliation, the aggregate CHF 7,300 million restructuring provision was reversed. As a result of the business combination with Swiss Bank Corporation, and the decision to combine and streamline certain activities of the banks for the purpose of reducing costs and improving efficiencies, Union Bank of Switzerland recognized a restructuring provision of CHF 1,575 million during 1998 for purposes of the U.S. GAAP reconciliation. CHF 759 million of this provision related to estimated costs for restructuring the operations and activities of Swiss Bank Corporation and

--------------------------------------------------------------------------------

                                   UBS GROUP
such amount was recorded as a liability of the acquired business. The remaining CHF 816 million of estimated costs were charged to restructuring expense during 1998. A CHF 600 million adjustment to the restructuring provision was recognized in 1999 for purposes of the U.S. GAAP reconciliation. The reserve is expected to be substantially exhausted by the end of 2001.

The restructuring provision initially included CHF 756 million for employee termination benefits, CHF 332 million for the closure and write downs of owned and leased premises, and CHF 487 million for professional fees, IT costs, miscellaneous transfer taxes and statutory fees.

The usage of the U.S. GAAP restructuring provision was as follows:

                                    1998       1998      BALANCE        1999       1999      BALANCE
                                  PROVISION    USAGE    31.12.1998    PROVISION    USAGE    31.12.1999
CHF MILLION                       ---------    -----    ----------    ---------    -----    ----------
Personnel.......................     756       (374)        382          553       (254)        681
Premises........................     332        (27)        305          179       (244)        240
IT..............................      93        (68)         25            7         (5)         27
Other...........................     394        (81)        313         (139)       (45)        129
                                    ----       ----       -----         ----       ----       -----
Total...........................   1,575       (550)      1,025          600       (548)      1,077
                                    ====       ====       =====         ====       ====       =====

Additionally, for purposes of the U.S. GAAP reconciliation, CHF 150 million and CHF 273 million of restructuring costs were expensed as incurred in 1999 and 1998, respectively.

  d. Derivatives instruments held or issued for non-trading purposes

Under IAS, the Group recognizes transactions in derivative instruments hedging non-trading positions in the income statement using the accrual or deferral method, which is generally the same accounting as the underlying item being hedged.

U.S. GAAP requires that derivatives be reported at fair value with changes in fair value recorded in income unless specified criteria are met to obtain hedge accounting treatment (accrual or deferral method).

The Group is not required to comply with all of the criteria necessary to obtain hedge accounting treatment under U.S. GAAP. Accordingly, for purposes of the U.S. GAAP reconciliation, derivative instruments held or issued for non-trading purposes that did not meet U.S. GAAP hedging criteria have been carried at fair value with changes in fair value recognized as adjustments to net trading income.

  e. Own shares and derivatives on own shares -- trading

As of 1 January 2000, upon adoption of SIC 16 "Share Capital -- Reacquired Own Equity Instruments (Treasury Shares)" for IAS, all own shares are treated as treasury shares and reduce total shareholders' equity. This applies also to the number of shares outstanding. Derivatives on own shares are classified as assets, liabilities or shareholders' equity depending upon the manner of settlement. As a result of this adoption, there is no difference between IAS and U.S. GAAP. For 1999 and 1998, figures have been retroactively restated (see Note 1(t)).

  f. Financial investments

Under IAS, financial investments are classified as either current investments or long-term investments. The Group considers current financial investments to be held for sale and carried at lower of cost or market value. The Group accounts for long-term financial investments at cost, less any permanent impairments.

--------------------------------------------------------------------------------

                                   UBS GROUP

Under U.S. GAAP, investments are classified as either held to maturity (essentially debt securities) which are carried at amortized cost or available for sale (debt and marketable equity securities), which are carried at fair value with changes in fair value recorded as a separate component of shareholders' equity. Realized gains and losses are recognized in net profit in the period sold.

For purposes of the U.S. GAAP reconciliation, amounts reflected in Other income for the changes in market values of held for sale investments are reclassified as a component of Shareholders' equity. Held to maturity investments that do not meet U.S. GAAP criteria are reclassified to the available for sale category. Unrealized gains or unrealized losses relating to these investments are recorded as a component of Shareholders' equity.

  g. Retirement benefit plans

Under IAS, the Group has recorded pension expense based on a specific method of actuarial valuation of projected plan liabilities for accrued service including future expected salary increases and expected return on plan assets. Plan assets are held in a separate trust to satisfy plan liabilities. Plan assets are recorded at fair value. The recognition of a prepaid asset on the books of the Group is subject to certain limitations. These limitations generally cause amounts recognized as expense to equal amounts funded in the same period. Any amount not recognized as a prepaid asset and the corresponding impact on pension expense has been disclosed in the financial statements.

Under U.S. GAAP, pension expense, generally, is based on the same method of valuation of liabilities and assets as under IAS. Differences in the levels of expense and liabilities (or prepaid assets) exist due to the different transition date rules and the stricter provisions as well as industry practice under IAS for recognition of a prepaid asset.

As a result of the merger of the benefit plans of Union Bank of Switzerland and Swiss Bank Corporation, there was a one time increase of the vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation at this date by CHF 3,020 million. Under IAS this resulted in a one time charge to income which was offset by the recognition of assets (previously unrecognized due to certain limitations under IAS).

Under U.S. GAAP, in a business combination that is accounted for under the purchase method, the assignment of the purchase price to individual assets acquired and liabilities assumed must include a liability for the projected plan liabilities in excess of plan assets or an asset for plan assets in excess of the projected plan liabilities, thereby recognizing any previously existing unrecognized net gains or losses, unrecognized prior service cost, or unrecognized net liabilities or assets.

For purposes of the U.S. GAAP reconciliation, the Group recorded a prepaid asset for the Union Bank of Switzerland plans as of 1 January 1998. Swiss Bank Corporation recorded a purchase price adjustment to recognize its prepaid asset at 29 June 1998. The recognition of these assets impacts the pension expense recorded under U.S. GAAP versus IAS. The pension expense for the year ended 31 December 1999 is also impacted by the different treatment of the merger of the plans under IAS versus U.S. GAAP. The assets recognized under IAS (which had been previously unrecognized due to certain limitations under IAS) were already recognized under U.S. GAAP due to the absence of such limitations under U.S. GAAP.

  h. Other employee benefits

Under IAS, the Group has recorded expenses and liabilities for post-retirement benefits determined under a methodology similar to that described above under retirement benefit plans.

--------------------------------------------------------------------------------

                                   UBS GROUP

Under U.S. GAAP, expenses and liabilities for post-retirement benefits would be determined under a similar methodology as under IAS. Differences in the levels of expenses and liabilities have occurred due to different transition date rules and the treatment of the merger of Union Bank of Switzerland and Swiss Bank Corporation under the purchase method.

  i. Equity participation plans

IAS does not specifically address the recognition and measurement requirements for equity participation plans.

U.S. GAAP permits the recognition of compensation cost on the grant date for the estimated fair value of equity instruments issued (Statement of Financial Accounting Standard ("SFAS") No. 123) or based on the intrinsic value of equity instruments issued (APB No. 25), with the disclosure of the pro forma effects of equity participation plans on net profit and earnings per share, as if the fair value had been recorded on the grant date. The Group recognized only intrinsic values at the grant date with subsequent changes in value not recognized.

For purposes of the U.S. GAAP reconciliation, certain of the Group's option awards have been determined to be variable, primarily because they may be settled in cash or the Group has offered to hedge their value. Additional compensation expense from these options awards for the years ended 31 December 1999 and 31 December 1998 is CHF 41 million and CHF 1 million, respectively. In addition, certain of the Group's equity participation plans provide for deferral of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on the Group's balance sheet for U.S. GAAP presentation. The effect of recording these asset and liabilities is a debit to expense of CHF 8 million and CHF nil for the years ended 31 December 1999 and 31 December 1998, respectively.

  j. Software capitalization

Costs associated with the acquisition or development of internal use software are recorded as Operating expenses as incurred by the Group.

Under U.S. GAAP, effective 1 January 1999, certain costs associated with the acquisition or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the Income statement over estimated lives.

For purposes of the U.S. GAAP reconciliation, costs associated with the acquisition or development of internal use software that meet U.S. GAAP software capitalization criteria have been reversed from Operating expenses and amortized over a period of 2 years.

  k. Credit loss expense

The allowance for credit losses provides for risks of losses inherent in the credit extension process. Counterparties are individually rated and continuously reviewed and analyzed. The allowance is adjusted for impairments identified on a loan-by-loan basis. If there are indications that there are significant probable losses in the portfolio that have not specifically been identified allowances would also be provided for on a portfolio basis. As described in Note 1(j), "Loans and allowance for credit losses," the allowance for credit losses has three components: counterparty-specific, country-specific, and specific reserve pools.

Specific reserve pools were established in 1996 to absorb losses not specifically identified at that time but which experience indicated were present in the portfolio. These pools have been applied to specific loans based on the analysis of individual credit exposures. The utilization of the unallocated specific

--------------------------------------------------------------------------------

                                   UBS GROUP
reserve pools was periodically reviewed by the Group. At 31 December 1999 there were no specific reserve pools and none were required.

Under U.S. GAAP, the allowance for loan losses also is an accounting estimate of credit losses inherent in a company's loan portfolio that have been incurred as of the balance-sheet date. The practice of using a procedural discipline in determining all components of the allowance for loan losses to be reported is followed under U.S. GAAP. The Group's evaluation of the specific reserve pools at 30 September 1999 did not follow a procedural discipline and therefore is not in full compliance with U.S. GAAP. An adjustment to the U.S. GAAP reconciliation was made at 30 September 1999 but not required at 31 December 1999.

  l. Recently issued US accounting standards

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the US Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended, is required to be adopted for financial statements as of 1 January 2001. The standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. While the specific impact on earnings and financial position of SFAS No. 133 has not been determined, the activities that will be most affected by the new Standard have been identified. Specifically, UBS Warburg and Corporate Center use derivatives to hedge loans, deposits, and issuance of debt, primarily to hedge interest rate risk. The Group's lending activities use credit derivatives to hedge credit risk, and to a lesser extent, use other derivatives to hedge interest rate risk. Management is currently evaluating the impact of SFAS No. 133 on the Group's hedging strategies. The actual assessment of the impact on the Group's earnings and financial position will be based on the 1 January 2001 positions in accordance with the Standard.

--------------------------------------------------------------------------------

                                   UBS GROUP

42.2 RECONCILIATION OF IAS SHAREHOLDERS' EQUITY AND NET PROFIT/(LOSS) TO U.S.
GAAP

                                                    SHAREHOLDERS' EQUITY        NET PROFIT/(LOSS)
                                                   -----------------------   ------------------------
                   CHF MILLION                     31.12.1999   31.12.1998   31.12.1999    31.12.1998
                   -----------                     ----------   ----------   ----------    ----------
AMOUNTS DETERMINED IN ACCORDANCE WITH IAS:.......    30,608       28,794        6,153         2,972
Adjustments in respect of:
  a.  SBC purchase accounting:
      Goodwill...................................    19,765       21,612       (1,729)         (864)
      Other purchase accounting adjustments......      (858)        (895)          37        (2,415)
  b.  Harmonization of accounting policies.......         0           20          (20)         (751)
  c.  Restructuring provision....................       350        1,948       (1,598)       (3,982)
  d.  Derivative instruments held or issued for         507        1,052         (545)         (405)
      non-trading purposes.......................
  f.  Financial investments......................        52          108           36            23
  g.  Retirement benefit plans...................     1,839        1,858          (19)           88
  h.  Other employee benefits....................       (24)         (26)           2           (20)
  i.  Equity participation plans.................      (113)         (40)         (47)           (1)
  j.  Software capitalization....................       389            0          389             0
  k.  Credit loss expense........................         0            0            0             0
  l.  Tax adjustments............................      (682)         330          178         1,690
                                                     ------       ------       ------        ------
Total adjustments................................    21,225       25,967       (3,316)       (6,637)
                                                     ------       ------       ------        ------
AMOUNTS DETERMINED IN ACCORDANCE WITH U.S.
  GAAP:..........................................    51,833       54,761        2,837        (3,665)
                                                     ======       ======       ======        ======

--------------------------------------------------------------------------------

                                   UBS GROUP

42.3 EARNINGS PER SHARE

Under IAS and U.S. GAAP, basic earnings per share ("EPS") is computed by dividing income available to common shareholders' by the weighted average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

The computation of basic and diluted EPS for the years ended 31 December 1999 and 31 December 1998 are presented in the following table:

                                                              31.12.1999      31.12.1998
                                                              -----------    ------------
Net profit/(loss) available for ordinary shares (CHF
  million):
  IAS.......................................................        6,153           2,972
  U.S. GAAP.................................................        2,837          (3,665)
Weighted average shares outstanding:
  IAS.......................................................  404,742,482     405,222,295
  U.S. GAAP.................................................  404,742,482     414,609,886
Diluted weighted average shares outstanding:
  IAS.......................................................  408,375,152     412,881,041
  U.S. GAAP.................................................  408,375,152     414,609,886
Basic earnings/(loss) per share (CHF):
  IAS.......................................................        15.20            7.33
  U.S. GAAP.................................................         7.01           (8.84)
Diluted earnings/(loss) per share (CHF):
  IAS.......................................................        15.07            7.20
  U.S. GAAP.................................................         6.95           (8.84)

The following are adjustments to the calculation of weighted average outstanding common shares which result from valuation and presentation differences between IAS and U.S. GAAP:

WEIGHTED AVERAGE SHARES OUTSTANDING:                          31.12.1999     31.12.1998
------------------------------------                          -----------    -----------
Basic weighted-average ordinary shares (IAS)................  404,742,482    405,222,295
  add: Treasury shares adjustments..........................            0      9,387,591(2)
                                                              -----------    -----------
Basic weighted-average ordinary shares (U.S. GAAP)..........  404,742,482    414,609,886
                                                              -----------    -----------
Diluted weighted-average ordinary shares (IAS)..............  408,375,152              0(1)
                                                              -----------    -----------
Diluted weighted-average ordinary shares (U.S. GAAP)........  408,375,152    414,609,886
                                                              -----------    -----------

---------------
(1) No potential ordinary shares may be included in the computation of any diluted per-share amount when a loss from continuing operations exists.

(2) This adjustment is due to the difference in weighted average shares calculated under purchase accounting for U.S. GAAP versus the pooling method under IAS for the Union Bank of Switzerland merger with Swiss Bank Corporation on 29 June 1998. There is otherwise no difference between IAS and U.S. GAAP for the calculation of weighted average shares for EPS.

--------------------------------------------------------------------------------

                                   UBS GROUP

42.4 PRESENTATION DIFFERENCES BETWEEN IAS AND U.S. GAAP

In addition to the differences in valuation and income recognition, other differences, essentially related to presentation, exist between IAS and U.S. GAAP. Although these differences do not cause differences between IAS and U.S. GAAP reported shareholders' equity and net profit, it may be useful to understand them to interpret the financial statements presented in accordance with U.S. GAAP. The following is a summary of presentation differences that relate to the basic IAS financial statements.

  1. Purchase accounting

As described in Note 42.1, under U.S. GAAP the business combination creating UBS AG was accounted for under the purchase method with Union Bank of Switzerland being considered the accounting acquirer. In the U.S. GAAP Condensed Consolidated Balance Sheet, the assets and liabilities of Swiss Bank Corporation have been restated to fair value at the date of acquisition (29 June 1998). In addition, the following table presents summarized financial results of SBC for the period from 1 January to 29 June 1998 which, under U.S. GAAP, would be excluded from the U.S. GAAP condensed consolidated Income statement for the year ended 31 December 1998:

OPERATING INCOME
Interest income.............................................  8,205
Less: interest expense......................................  6,630
                                                              -----
Net interest income.........................................  1,575
Less: Credit loss expense...................................    164
                                                              -----
Total.......................................................  1,411
                                                              -----
Net fee and commission income...............................  3,701
Net trading income..........................................  2,135
Income from disposal of associates and subsidiaries.........  1,035
Other income................................................    364
                                                              -----
Total.......................................................  8,646
                                                              -----
OPERATING EXPENSES
Personnel...................................................  3,128
General and administrative..................................  1,842
Depreciation and amortization...............................    511
                                                              -----
Total.......................................................  5,481
                                                              -----
OPERATING PROFIT BEFORE TAXES AND MINORITY INTERESTS........  3,165
                                                              -----
Tax expense.................................................    552
                                                              -----
PROFIT......................................................  2,613
                                                              -----
Less: Minority interests....................................     (1)
                                                              -----
NET PROFIT..................................................  2,614
                                                              =====

  2. Settlement date vs. trade date accounting

The Group's transactions from securities activities are recorded on the settlement date for balance sheet and on the trade date for income statement purposes. This results in recording an off-balance sheet forward transaction during the period between the trade date and the settlement date. Forward

--------------------------------------------------------------------------------

                                   UBS GROUP
positions relating to trading activities are revalued to fair value and any unrealized profits and losses are recognized in Net profit.

Under U.S. GAAP, trade date accounting is required for purchases and sales of securities. For purposes of U.S. GAAP presentation, all purchases and sales of securities previously recorded on settlement date have been recorded as of trade date for balance sheet purposes. Trade date accounting has resulted in receivables and payables to broker-dealers and clearing organizations recorded in Other assets and Other liabilities.

  3. Repurchase, resale and securities lending transactions

Under IAS, the Group's repurchase agreements and securities borrowed are accounted for as collateralized borrowings. Reverse repurchase agreements and securities lending are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.

Under U.S. GAAP, securities lending and repurchase transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. Additionally, under U.S. GAAP, the Group is required to recognize securities collateral controlled and an offsetting obligation to return such securities collateral on certain financing transactions, when specific control conditions exist.

For purposes of U.S. GAAP presentation, securities collateral recognized under financing transactions is reflected in Due from banks or Due from customers, depending on the counterparty. The related obligation to return the securities collateral is reflected in the Balance sheet in Due to banks or Due to customers, as appropriate.

  4. Financial investments

Under IAS, the Group's private equity investments, real estate held for sale and non-marketable equity financial investments have been included in Financial investments.

Under U.S. GAAP, private equity investments, real estate held for sale and non-marketable financial investments generally are reported in Other assets or reported as a separate caption in the Balance sheet.

For purposes of U.S. GAAP presentation, private equity investments are reported as a separate caption in the Balance sheet and real estate held for sale and non-marketable equity financial investments are reported in Other assets.

  5. Net trading income

The Group has implemented a change in accounting policy for interest and dividend income and expenses on trading related assets and liabilities (see Note 1(t)). For the years ended 31 December 1999 and 31 December 1998, figures have been retroactively restated. As a result of this change, there is no longer a difference between IAS and U.S. GAAP.

  6. Equity participation plans

Certain of the Group's equity participation plans provide for deferral of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on the Group's balance sheet for U.S. GAAP presentation, the effect of which is to increase assets by CHF 655 million and CHF 197 million, liabilities by CHF 717 million and CHF 236 million, and decrease shareholders'

--------------------------------------------------------------------------------

                                   UBS GROUP
equity by CHF 62 million and CHF 39 million (for UBS AG shares held by the trusts which are treated as treasury shares) at 31 December 1999 and 31 December 1998, respectively.

  7. Own bonds -- trading

Under IAS, the Group's own bonds held for trading are carried at fair value similar to other trading assets and liabilities. Changes in fair value and interest on own bonds held for trading are recognized as Net trading income

Under U.S. GAAP, all own bonds are treated as Long-term debt and a reduction to the amount of own bonds outstanding.

For purposes of U.S. GAAP presentation, own bond positions included in the Trading portfolio and Trading portfolio liabilities have been reclassified to Long-term debt.

42.5 CONSOLIDATED INCOME STATEMENT

The following is a Consolidated Income Statement of the Group, for the years ended 31 December 1999 and 31 December 1998, restated to reflect the impact of valuation and income recognition differences and presentation differences between IAS and U.S. GAAP.

                                                             31.12.1999           31.12.1998
                                                          -----------------    -----------------
CHF MILLION                                               US GAAP     IAS      US GAAP     IAS
-----------                             REFERENCE         -------    ------    -------    ------
OPERATING INCOME
Interest income..................                 a, 1    35,404     35,604    29,136     37,442
Less: interest expense...........                 a, 1    29,660     29,695    25,773     32,424
                                                          ------     ------    ------     ------
Net interest income..............                          5,744      5,909     3,363      5,018
Less: Credit loss expense........                    1       956        956       787        951
                                                          ------     ------    ------     ------
Total............................                          4,788      4,953     2,576      4,067
                                                          ------     ------    ------     ------
Net fee and commission income....                    1    12,607     12,607     8,925     12,626
Net trading income...............           b, c, d, 1     7,174      7,719       455      3,313
Net gains from disposal of
  associates and subsidiaries....                    1     1,821      1,821        84      1,119
Other income.....................              b, f, 1     1,361      1,325       641      1,122
                                                          ------     ------    ------     ------
Total............................                         27,751     28,425    12,681     22,247
                                                          ------     ------    ------     ------
OPERATING EXPENSES
Personnel........................  b, c, g, h, i, j, 1    12,483     12,577     7,938      9,816
General and administrative.......           a, c, j, 1     6,664      6,098     6,259      6,735
Depreciation and amortization....           a, b, j, 1     3,454      1,857     2,403      1,825
Restructuring costs..............                    c       750          0     1,089          0
                                                          ------     ------    ------     ------
Total............................                         23,351     20,532    17,689     18,376
                                                          ------     ------    ------     ------

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                             31.12.1999           31.12.1998
                                                          -----------------    -----------------
CHF MILLION                                               US GAAP     IAS      US GAAP     IAS
-----------                             REFERENCE         -------    ------    -------    ------
OPERATING PROFIT/(LOSS) BEFORE
  TAX AND MINORITY INTERESTS.....                          4,400      7,893    (5,008)     3,871
                                                          ------     ------    ------     ------
Tax expense/(benefit)............                    1     1,509      1,686    (1,339)       904
                                                          ------     ------    ------     ------
NET PROFIT/(LOSS) BEFORE MINORITY
  INTERESTS......................                          2,891      6,207    (3,669)     2,967
                                                          ------     ------    ------     ------
Minority interests...............                    1       (54)       (54)        4          5
                                                          ------     ------    ------     ------
NET PROFIT/(LOSS)................                          2,837      6,153    (3,665)     2,972
                                                          ======     ======    ======     ======

---------------
NOTE: References above coincide with the discussions in Note 42.1 and Note 42.4.
      These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

--------------------------------------------------------------------------------

                                   UBS GROUP

42.6 CONDENSED CONSOLIDATED BALANCE SHEET

The following is a Condensed Consolidated Balance Sheet of the Group, as of 31 December 1999 and 31 December 1998, restated to reflect the impact of valuation and income recognition principles and presentation differences between IAS and U.S. GAAP.

                                                                 31.12.1999            31.12.1998
                                                             -------------------   -------------------
CHF MILLION                                                  U.S. GAAP     IAS     U.S. GAAP     IAS
-----------                               REFERENCE          ---------   -------   ---------   -------
ASSETS
Cash and balances with central
  banks...........................                              5,073      5,073       3,267     3,267
Money market paper................                             69,717     69,717      18,390    18,390
Due from banks....................                    3, a     50,103     29,907     103,158    68,495
Cash collateral on securities
  borrowed........................                            113,162    113,162      91,695    91,695
Reverse repurchase agreements.....                            132,474    132,474     141,285   141,285
Trading portfolio assets..........              b, 2, 3, 7    189,504    212,440     161,440   159,179
Positive replacement values.......                       2     64,035     64,698      90,520    90,511
Loans, net of allowance for credit
  losses..........................                    3, a    235,714    234,858     254,750   247,926
Financial investments.............                 b, f, 4      2,378      7,039       2,962     6,914
Accrued income and prepaid
  expenses........................                              5,167      5,167       6,627     6,627
Investments in associates.........                              1,102      1,102       2,805     2,805
Property and equipment............                 a, b, j      9,655      8,701      10,523     9,886
Intangible assets and goodwill....                       a     21,428      3,543      21,707     2,210
Private equity investments........                       4      3,001          0       1,759         0
Other assets......................        b, d, g, h, 4, 6     18,717     11,007      29,398    12,092
                                                              -------    -------   ---------   -------
TOTAL ASSETS......................                            921,230    898,888     940,286   861,282
                                                              =======    =======   =========   =======
LIABILITIES
Money market paper issued.........                             64,655     64,655      51,528    51,527
Due to banks......................                       3     90,112     76,365     114,903    85,716
Cash collateral on securities
  lent............................                       3     12,832     12,832      19,127    19,171
Repurchase agreements.............                       3    173,840    196,914     136,824   137,617
Trading portfolio liabilities.....                   2,3,7     52,606     54,586      51,600    47,033
Negative replacement values.......                       2     95,004     95,786     125,857   125,847
Due to customers..................                     3,a    291,595    279,960     282,543   274,850
Accrued expenses and deferred
  income..........................                             12,040     12,040      11,232    11,232
Long-term debt....................                    a, 7     56,049     56,332      50,445    50,783
Other liabilities.................  a, b, c, d, f, i, 2, 3     20,230     18,376      40,476    27,722
                                                              -------    -------   ---------   -------

--------------------------------------------------------------------------------

                                   UBS GROUP

                                                                 31.12.1999            31.12.1998
                                                             -------------------   -------------------
CHF MILLION                                                  U.S. GAAP     IAS     U.S. GAAP     IAS
-----------                               REFERENCE          ---------   -------   ---------   -------
TOTAL LIABILITIES.................                            868,963    867,846     884,535   831,498
                                                              -------    -------   ---------   -------
MINORITY INTERESTS................                                434        434         990       990
                                                              -------    -------   ---------   -------
TOTAL SHAREHOLDERS' EQUITY........                             51,833     30,608      54,761    28,794
                                                              -------    -------   ---------   -------
TOTAL LIABILITIES, MINORITY
  INTERESTS AND SHAREHOLDERS'
  EQUITY..........................                            921,230    898,888     940,286   861,282
                                                              =======    =======   =========   =======

---------------
NOTE: References above coincide with the discussions in Note 42.1 and Note 42.4.
      These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

42.7 COMPREHENSIVE INCOME

Comprehensive income is defined as the change in Shareholders' equity excluding transactions with shareholders. Comprehensive income has two major components:
Net profit, as reported in the income statement, and Other comprehensive income. Other comprehensive income includes such items as foreign currency translation and unrealized gains in available-for-sale securities. The components and accumulated other comprehensive income amounts for the years ended 31 December 1999 and 31 December 1998 are as follows:

                                                           UNREALIZED         ACCUMULATED
                                          FOREIGN           GAINS IN             OTHER
                                         CURRENCY      AVAILABLE-FOR-SALE    COMPREHENSIVE    COMPREHENSIVE
CHF MILLION                             TRANSLATION        SECURITIES           INCOME           INCOME
-----------                             -----------    ------------------    -------------    -------------
Balance, 1 January 1998...............     (111)                47                (64)
Net loss..............................                                                           (3,665)
Other comprehensive income
  Foreign currency translation........     (345)                                 (345)
  Unrealized gains, arising during the
     year, net of CHF 89 million
     tax..............................                         267                267
  Less: Reclassification adjustment
        for gains realized in net
        profit, net of CHF 76 million
        tax...........................                        (229)              (229)             (307)
                                                                                                 ------
Comprehensive loss....................                                                           (3,972)
                                           ----               ----               ----            ------
Balance, 31 December 1998.............     (456)                85               (371)
                                           ----               ----               ----
NET PROFIT............................                                                            2,837
OTHER COMPREHENSIVE INCOME
  FOREIGN CURRENCY TRANSLATION........       14                                    14
  UNREALIZED GAINS, ARISING DURING THE
     YEAR, NET OF CHF 18 MILLION
     TAX..............................                          74                 74
  LESS: RECLASSIFICATION ADJUSTMENT
        FOR GAINS REALIZED IN NET
        PROFIT, NET OF CHF 40 MILLION
        TAX...........................                        (143)              (143)              (55)
                                                                                                 ------
COMPREHENSIVE INCOME..................                                                            2,782
                                           ----               ----               ----            ------
BALANCE, 31 DECEMBER 1999.............     (442)                16               (426)
                                           ----               ----               ----

--------------------------------------------------------------------------------

                                   UBS GROUP

NOTE 43 ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

In addition to the differences in valuation and income recognition and presentation, disclosure differences exist between IAS and U.S. GAAP. The following are additional U.S. GAAP disclosures that relate to the basic financial statements.

43.1 BUSINESS COMBINATIONS

On 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation consummated a merger of the banks, resulting in the formation of UBS. New shares totaling 428,746,982 were issued exclusively for the exchange of the existing shares of Union Bank of Switzerland and Swiss Bank Corporation. Under the terms of the merger agreement, Union Bank of Switzerland shareholders received 5 registered shares for each bearer share held and 1 registered share for each registered share held, totaling 257,500,000 shares of UBS AG. Swiss Bank Corporation shareholders received 1 1/13 registered shares of the Group for each Swiss Bank Corporation registered share held, totaling 171,246,982 shares. The combined share capital amounted to CHF 5,754 million. As a result of the exchange of shares, CHF 1,467 million were transferred from share capital to the share premium account. The merger was accounted under the pooling of interests method and, accordingly, the information included in the financial statements presents the combined results of Union Bank of Switzerland and Swiss Bank Corporation as if the merger had been in effect for all periods presented.

Summarized results of operations of the separate companies for the period from 1 January 1998 through 29 June 1998, the date of combination, are as follows:

CHF MILLION                                UNION BANK OF SWITZERLAND    SWISS BANK CORPORATION
-----------                                -------------------------    ----------------------
Total operating income...................            5,702                      8,646
Net profit...............................              739                      2,614

As a result of the merger, the Group harmonized its accounting policies that have then been retrospectively applied for the restatement of comparative information and opening retained earnings at 1 January 1997. As a result, adjustments were required for the accounting for treasury shares, netting of balance sheet items, repurchase agreements, depreciation, and employee share plans.

Summarized results of operations of the separate companies for the year ended 31 December 1997 are as follows:

CHF MILLION                                               TOTAL OPERATING INCOME    NET LOSS
-----------                                               ----------------------    --------
Union Bank of Switzerland...............................          13,114              (129)
Swiss Bank Corporation..................................          13,026              (248)
                                                                  ------              ----
Total as previously reported............................          26,140              (377)
Impact of accounting policy harmonization...............          (1,260)             (290)
                                                                  ------              ----
Consolidated............................................          24,880              (667)

Prior to 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation entered into certain transactions with each other in the normal course of business. These intercompany transactions have been eliminated in the accompanying financial statements.

43.2 RESTRUCTURING PROVISION

See Note 24 for information on the restructuring provision.

--------------------------------------------------------------------------------

                                   UBS GROUP

At the time of the merger announcement in December 1997, it was announced that the merged bank's operations in various locations would be combined, resulting in vacant properties, reductions in personnel, elimination of redundancies in the IT platforms, exit costs and other costs. As a result, restructuring provisions of CHF 7,300 million (of which CHF 7,000 million was recognized as a restructuring expense in 1997 and CHF 300 million was recognized as a component of general and administrative expense in the fourth quarter of 1999) were established, to be used over a period of four years. At 31 December 1999, the Group had utilized CHF 5,871 million of the provisions.

The restructuring provisions included CHF 3,000 million for employee termination benefits, CHF 1,500 million for sale and lease breakage costs associated with the closure of premises, CHF 1,650 for IT integration projects and write-offs of equipment which management had committed to dispose of; and CHF 1,150 million for other costs, including professional fees, miscellaneous transfer taxes and statutory fees. For income statement purposes, these costs would normally be classified as personnel expense, general and administrative expense or other income.

                                                      UTILIZATION THROUGH 31 DECEMBER 1999
                                                ------------------------------------------------
                 CHF MILLION                    PERSONNEL     IT      PREMISES    OTHER    TOTAL
                 -----------                    ---------    -----    --------    -----    -----
UBS Switzerland...............................      300      1,054      180         203    1,737
  Private and Corporate Clients...............      205        929      176         201    1,511
  Private Banking.............................       95        125        4           2      226
UBS Asset Management..........................       25          9        0           3       37
UBS Warburg...................................    1,983        373        1         414    2,771
Corporate Center..............................       94          3      759         470    1,326
                                                  -----      -----      ---       -----    -----
GROUP TOTAL...................................    2,402      1,439      940       1,090    5,871
                                                  =====      =====      ===       =====    =====

                                                                                        31.12.99
                                                                                        --------
Restructuring provision as of 31.12.1997...                                                7,000
Additional provision in 1999...............                                                  300
Used in 1998...............................                                                4,027
Used in 1999...............................                                                1,844
                                                                                        --------
Total used through 31.12.1999..............                                                5,871
                                                                                        --------
RESTRUCTURING PROVISION REMAINING..........                                                1,429
                                                                                        ========

The employee terminations affected all functional levels and all operating divisions within the Group. The CHF 2,000 million portion of the provision related to employee severance and early retirement costs reflects the costs of eliminating approximately 7,800 positions, after considering attrition and redeployment within the Company. CHF 1,000 million of the provision relates to payments to maintain stability in the workforce during the integration period. As of 31 December 1999, approximately 5,700 employees had been severed or early retired and the remaining personnel restructuring reserve balance was CHF 598 million.

43.3 Segment Reporting

See Note 2 and Note 3 for segment reporting information.

UBS is organized into three business groups: UBS Switzerland, UBS Warburg and UBS Asset Management, and our Corporate Center.

UBS Switzerland encompasses Private Banking and Private and Corporate Clients.

--------------------------------------------------------------------------------

                                   UBS GROUP

Private Banking offers a broad portfolio of financial products and services to offshore and Swiss high net worth clients who bank in Switzerland or other offshore centers, and to the financial intermediaries advising them. The business unit's products and services are aimed at encompassing the complete life cycle of the client, including succession planning and the generational change. Private Banking provides a number of asset-based, transaction-based and other services. Asset-based services include custodial services, deposit accounts, loans and fiduciary services while transaction-based services include trading and brokerage and investment fund services. The business unit also provides financial planning and consulting and offers financial planning instruments to clients. These services include establishing proprietary trusts and foundations, the execution of wills, corporate and tax structuring and tax efficient investments.

Private and Corporate Clients is the leading retail bank in Switzerland and targets individual clients with assets of up to approximately CHF 1 million and business and corporate clients in Switzerland. Private and Corporate Clients provides a broad range of products and services to these clients, including retail banking, investment services and lending.

UBS Warburg is made up of four business units, Corporate and Institutional Clients, UBS Capital, Private Clients and e-services.

Corporate and Institutional Clients is one of the leading global investment banks and is headquartered in London. It provides wholesale financial and investment products and services globally to a diversified client base, which includes institutional investors (including institutional asset managers and broker-dealers), corporations, sovereign governments and supranational organizations. Corporate and Institutional Clients also manages cash and collateral trading on behalf of the Group and executes the vast majority of the Group's retail securities, derivatives and foreign currency exchange transactions.

UBS Capital is the Group's global private equity business. UBS Capital invests in unlisted companies, managing these investments over a medium term time horizon to increase their value and "exiting" the investment in a manner that will maximize the capital gain. The business unit seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with the Group's own capital or through sponsored investment funds. UBS Capital endeavors to create investment value by working together with management to develop the businesses it invests in over the medium term in order to optimize their performance.

Private Clients provides onshore private banking services for high net worth individuals in key markets world-wide, providing a similar range of services to Private Banking, but specializing in combining traditional private banking services with investment banking innovation. For example, Private Clients offers innovative products allowing clients to release value from own-company shareholdings or options.

e-services is a new business, currently working towards a client launch in Germany in the Autumn of 2000. e-services will provide personalized investments and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure which integrates internet, call centers and investment centers. e-services will deliver a distinctive set of services, including advanced financial planning and asset allocation, and investment products such as UBS and third-party funds, securities and pension products.

UBS Asset Management is made up of two business units: Institutional Asset Management and Investment Funds/GAM.

Institutional Asset Management is responsible for the Group's institutional asset management business, and for the investment management of the Groups mutual funds. Its diverse institutional client base located throughout the world consists of corporate and public pension plans, endowments and private

--------------------------------------------------------------------------------

                                   UBS GROUP
foundations, insurance companies, central banks and supranationals, quasi-institutions, and financial advisers.

Investment Funds/GAM is the mutual funds business of UBS. Investment Funds is one of the leading mutual funds providers in Europe and the seventh largest in the world. GAM is a diversified asset management group with assets composed primarily of private client accounts, institutional and mutual funds. Global Asset Management operates under its established brand name within UBS Asset Management and employs its own distinctive investment style. UBS Asset Management will increasingly leverage Global Asset Management's range of mutual funds and its multi-manager selection process, in which it selects the top 90 out of about 6,000 third-party fund providers, to enhance the range of its investment styles and products.

The Corporate Center encompasses Group level functions which cannot be devolved to the operating divisions. Additionally, the Corporate Center plays an active role with regard to funding, capital and balance sheet management and management of foreign currency earnings.

43.4 NET TRADING INCOME

See Note 6 for information on net trading income. Foreign exchange net trading income include gains and losses from spot and forward contracts, options, futures, and translation of foreign currency assets and liabilities, bank notes, precious metals, and commodities. Fixed income net trading income includes the results of making markets in both developed and emerging countries in government securities, corporate debt securities, money market instruments, interest rate and currency swaps, options, and other derivatives. Equities net trading income includes the results of making markets in global equity securities and equity derivatives such as swaps, options, futures, and forward contracts.

43.5 LOANS

See Note 12 for information on loans. The following table summarizes the Group's impaired loans at and for the years ended 31 December 1999 and 31 December 1998:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Impaired loans(1),(2).......................................    22,456        26,447
Amount of allowance for credit losses related to impaired
  loans.....................................................    12,471        13,582
Average impaired loans(3)...................................    24,467        25,939

Included in the impaired loans information above are non-performing loans, which are as set forth below. Unrecognized interest on non-performing loans was CHF 409 million and CHF 423 million for the years ended 31 December 1999 and year ended 31 December 1998, respectively.

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Non-performing loans........................................    13,073        16,113
Amount of allowance for credit losses related to
  non-performing loans......................................     8,661        10,006
Average non-performing loans(2).............................    14,615        16,587

---------------
(1) All impaired loans have a specific allowance for credit losses.

(2) Interest income on impaired loans recognized in the years ended 31 December 1999 and 31 December 1998 is immaterial.

(3) Average balances for the year ended 31 December 1999 are calculated from quarterly data. Average balances for the year ended 31 December 1998 are calculated from year-end balances.

--------------------------------------------------------------------------------

                                   UBS GROUP

43.6 FINANCIAL INVESTMENTS

See Note 16 for information on financial investments. The following table summarizes the Group's financial investments as of 31 December 1999 and 31 December 1998:

                                                                    GROSS         GROSS
                                            BOOK     AMORTIZED    UNREALIZED    UNREALIZED    FAIR
CHF MILLION                                 VALUE      COST         GAINS         LOSSES      VALUE
-----------                                 -----    ---------    ----------    ----------    -----
31 DECEMBER 1999
  EQUITY SECURITIES.......................    356        388           3            14          377
  DEBT SECURITIES ISSUED BY THE SWISS
     NATIONAL GOVERNMENT AND AGENCIES.....     78         78           3             0           81
  DEBT SECURITIES ISSUED BY SWISS LOCAL
     GOVERNMENTS..........................     81         81           3             1           83
  DEBT SECURITIES ISSUED BY THE U.S.
     TREASURY AND AGENCIES................    410        410           0             0          410
  DEBT SECURITIES ISSUED BY FOREIGN
     GOVERNMENTS AND OFFICIAL
     INSTITUTIONS.........................    321        321           6             1          326
  CORPORATE DEBT SECURITIES...............    847        851          24             6          869
  MORTGAGE-BACKED SECURITIES..............    109        109           1             1          109
  OTHER DEBT SECURITIES...................    120        120           3             0          123
                                            -----      -----         ---            --        -----
     TOTAL................................  2,322      2,358          43            23        2,378
                                            =====      =====         ===            ==        =====
31 December 1998
  Equity Securities.......................    400        423          82             0          505
  Debt Securities Issued by the Swiss
     National Government and Agencies.....     85         85           8             0           93
  Debt Securities Issued by Swiss Local
     Governments..........................     89         89           7             0           96
  Debt Securities Issued by the U.S.
     Treasury and Agencies................    373        373           4             0          377
  Debt Securities Issued by Foreign
     Governments and Official
     Institutions.........................    426        426           9             0          435
  Corporate Debt Securities...............  1,044      1,044           4             9        1,039
  Mortgage-Backed Securities..............     26         26           3             0           29
  Other Debt Securities...................    384        384           5             1          388
                                            -----      -----         ---            --        -----
     Total................................  2,827      2,850         122            10        2,962
                                            =====      =====         ===            ==        =====

--------------------------------------------------------------------------------

                                   UBS GROUP

The following presents an analysis of the contractual maturities of the investments in debt securities as of 31 December 1999:

                                   WITHIN 1 YEAR         1-5 YEARS          5-10 YEARS         OVER 10 YEARS
                                 -----------------   -----------------   -----------------   -----------------
CHF MILLION, EXCEPT PERCENTAGES  AMOUNT   YIELD(%)   AMOUNT   YIELD(%)   AMOUNT   YIELD(%)   AMOUNT   YIELD(%)
-------------------------------  ------   --------   ------   --------   ------   --------   ------   --------
SWISS NATIONAL GOVERNMENT AND
  AGENCIES...................      22       5.49%      42       4.91%       9       5.32%       5       3.59%
SWISS LOCAL GOVERNMENTS......       6       5.79%      46       5.31%      29       4.18%       0
U.S. TREASURY AND AGENCIES...       0                   4       4.93%       0                 406       5.11%
FOREIGN GOVERNMENTS AND
  OFFICIAL INSTITUTIONS......      87       5.60%     199       3.09%      22       3.61%      13       5.56%
CORPORATE DEBT SECURITIES....     107       5.14%     469       5.60%     275       2.11%       0
MORTGAGE-BACKED SECURITIES...       0                 107       5.96%       2       2.46%       0
OTHER DEBT SECURITIES........      37       6.59%      71       5.81%      12       8.16%       0
                                  ---                 ---                 ---                 ---
TOTAL AMORTIZED COST.........     259                 938                 349                 424
                                  ===                 ===                 ===                 ===
TOTAL MARKET VALUE...........     260                 966                 351                 424
                                  ===                 ===                 ===                 ===

Proceeds from sales and maturities of investment securities available for sale during the year ended 31 December 1999 and the year ended 31 December 1998 were CHF 1,482 million and CHF 1,002 million, respectively. Gross gains of CHF 180 million and gross losses of CHF 3 million were realized in 1999 on those sales, and gross gains of CHF 398 million and gross losses of CHF 92 million were realized in 1998.

43.7 DERIVATIVE INSTRUMENTS

The Group uses derivative instruments for trading and non-trading purposes. All derivatives instruments held or issued for trading or used to hedge another financial instrument carried at fair value are accounted at fair value with changes in fair value recorded in Net trading income. The Group uses interest rate swaps in its asset/liability management. These interest rate swaps are accounted for on the accrual basis of accounting as an adjustment of Net interest income. No specific criteria is required for interest rate swaps to be classified on the accrual basis. Gains and losses on terminations of non-trading interest rate swaps are deferred and amortized to Net interest income over the remaining original maturity of the contract. All other derivatives used in asset/liability management are accounted for on a fair value basis of accounting due to the short term nature of these derivatives.

--------------------------------------------------------------------------------

                                   UBS GROUP

The following table presents the fair value, average fair value and notional amounts for each class of derivative financial instrument for the years ended 31 December 1999 and 31 December 1998 distinguished between held or issued for trading purposes and held or issued for non-trading purposes. See Note 27 for information on derivative instruments including a discussion of the distinction between trading and non-trading. Positive replacement values ("PRV") and negative replacement values ("NRV") represent the fair values of derivative instruments. Average balances for the years ended 31 December 1999 and 31 December 1998 are calculated from quarterly data.

                                          31.12.1999                                         31.12.1998
                       ------------------------------------------------   ------------------------------------------------
                                                                TOTAL                                              TOTAL
                        TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL    TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL
                         PRV       PRV       NRV       NRV      CHF BN      PRV       PRV       NRV       NRV      CHF BN
                       -------   -------   -------   -------   --------   -------   -------   -------   -------   --------
CHF MILLIONS, EXCEPT WHERE STATED
TRADING
Interest rate
  contracts..........   67,857    80,880    62,311    79,260     5,909     92,627    75,741    92,036    73,835    12,081
Foreign exchange
  contracts..........   35,649    36,407    38,239    37,634     2,136     41,857    49,358    45,169    45,101     2,048
Precious metals
  contracts..........    3,407     4,630     3,063     4,501       119      7,766     5,659     7,909     5,511       110
Equity/Index
  contracts..........   23,558    18,217    58,011    42,788       517     26,134    30,242    58,467    59,936     1,061
Commodity
  contracts..........       47       383        40       213       248        936       420       832       389        15
                       -------   -------   -------   -------              -------   -------   -------   -------
Total trading........  130,518   140,517   161,664   164,396              169,320   161,420   204,413   184,772
                       =======   =======   =======   =======              =======   =======   =======   =======

                                          31.12.1999                                         31.12.1998
                       ------------------------------------------------   ------------------------------------------------
                                                                TOTAL                                              TOTAL
                        TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL    TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL
                         PRV       PRV       NRV       NRV      CHF BN      PRV       PRV       NRV       NRV      CHF BN
                       -------   -------   -------   -------   --------   -------   -------   -------   -------   --------
CHF MILLIONS, EXCEPT WHERE STATED
NON-TRADING
Interest rate
  contracts..........       12        57         4        81         1         84        80       156       229        10
Foreign exchange
  contracts..........      100       105       131        63        14         32       200         5       157         6
Equity/Index
  contracts..........      204       149       123       196         2        308      1141       506      1310        15
                       -------   -------   -------   -------              -------   -------   -------   -------
Total non-trading....      316       311       258       340                  424      1421       667      1696
                       =======   =======   =======   =======              =======   =======   =======   =======
TOTAL................  130,834   140,828   161,922   164,736              169,744   162,841   205,080   186,468
                       =======   =======   =======   =======              =======   =======   =======   =======

---------------
(1) The figures above are presented on a gross by counterparty basis for disclosure purposes, but shown net in the balance sheet (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

43.8 RETIREMENT BENEFIT PLANS AND OTHER EMPLOYEE BENEFITS

See Note 35 for information on retirement benefit plans and other employee benefits. Under U.S. GAAP, a reconciliation of beginning and ending balances of the plan benefit obligation is required. The following is the reconciliation of the plan benefit obligation for the Swiss and foreign pension plans:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
SWISS PENSION PLANS
Defined benefit obligation at beginning of year.............    14,944        14,431
  Service cost..............................................       464           535
  Interest cost.............................................       636           726
  Plan amendments...........................................     3,517           119
  Special termination benefits..............................    (1,000)            0
  Actuarial gain (loss).....................................      (571)            6
  Benefits paid.............................................      (979)         (873)
                                                                ------        ------
Defined benefit obligation at end of year...................    17,011        14,944

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
FOREIGN PENSION PLANS
Defined benefit obligation at beginning of year.............    2,009           1,950
  Service cost..............................................      118             116
  Interest cost.............................................      123             140
  Plan amendments...........................................        2               7
  Special termination benefits..............................        0             (40)
  Actuarial gain (loss).....................................       (2)            (32)
  Benefits paid.............................................     (133)            (60)
  Other.....................................................      327             (72)
                                                                -----        --------
Defined benefit obligation at end of year...................    2,444           2,009

Under U.S. GAAP, a reconciliation of beginning and ending balances of the fair value of plan assets is required. The following is the reconciliation of the fair value of plan assets for the Swiss and foreign pension plans:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
SWISS PENSION PLANS
Fair value of plan assets at beginning of year..............    17,885       17,224
  Actual return of plan assets..............................     2,136          856
  Employer contributions....................................       515          493
  Plan participant contributions............................       180          185
  Benefits paid.............................................      (979)        (873)
  Special termination benefits..............................    (1,172)           0
                                                                ------        -----
Fair value of plan assets at end of year....................    18,565       17,885

--------------------------------------------------------------------------------

                                   UBS GROUP

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
FOREIGN PENSION PLANS
Fair value of plan assets at beginning of year..............    2,173         2,188
  Actual return of plan assets..............................      352           267
  Employer contributions....................................       21            41
  Plan participant contributions............................       14             9
  Benefits paid.............................................     (133)          (60)
  Other.....................................................      452          (272)
                                                                -----         -----
Fair value of plan assets at end of year....................    2,879         2,173

43.9 OTHER EMPLOYEE BENEFITS

The United Kingdom and the United States of America offer postretirement health care benefits that contribute to the health care coverage of the employees after retirement. U.S. GAAP presentation requires that a reconciliation of beginning and ending balances of the postretirement health care benefits be disclosed. The following is the reconciliation of the postretirement health care benefits obligation:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Postretirement benefit obligation at beginning of year......      96           103
  Service cost..............................................       2             7
  Interest cost.............................................       6             8
  Plan amendments...........................................       0             5
  Actuarial gain (loss).....................................       0             9
  Benefits paid.............................................      (4)           (4)
  Other.....................................................      17           (32)
                                                                 ---           ---
Postretirement benefit obligation at end of year............     117            96

Under U.S. GAAP, a reconciliation of beginning and ending balances of the postretirement plan assets is required. The following is the reconciliation of the postretirement care plan assets:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Fair value of plan assets at beginning of year..............       3             3
  Actual return of plan assets..............................       1             1
  Company contributions.....................................       4             3
  Benefits paid.............................................      (4)           (4)
                                                                 ---           ---
Fair value of plan assets at end of year....................       4             3

The assumed health care cost trend rate used in determining benefit expense for December 1999 is 4.6%. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would change the U.S. postretirement benefit obligation and the service and interest cost components of net periodic postretirement benefit costs by CHF 7.8 million.

43.10 EQUITY PARTICIPATION PLANS

See Note 36 for information on equity participation plans. Additional disclosure for the equity participation plans required by U.S. GAAP follows. The accrued expense for the years ended 31 December 1999 and 31 December 1998 was CHF 2,045 million and CHF 996 million, respectively. The accruals include awards earned currently but issued in the following year.

--------------------------------------------------------------------------------

                                   UBS GROUP

  Stock award and stock purchase plans

The following table shows the shares awarded and the weighted-average fair-market value per share for these plans. The fair values for the stock purchase awards reflect the purchase price paid. For 1999, in addition to the 1998 plan-year awards, the stock bonus awards include 1,405,000 shares issued in an exchange for previously issued non-share awards and for special bonuses and the stock purchase awards include 666,000 shares issued for the current year.

STOCK BONUS PLANS                                             31.12.1999    31.12.1998
-----------------                                             ----------    ----------
Shares awarded..............................................  3,469,000     2,524,000
Weighted-average fair market value per share (in CHF).......        220           210

STOCK PURCHASE PLANS
--------------------
Shares awarded..............................................  1,802,000     1,338,000
Weighted-average fair market value per share (in CHF).......        148           155

Shares awarded in 1998 under both types of plans included Swiss Bank Corporation shares issued to employees prior to the merger. For the above table, the number of these shares and their fair market value have been adjusted for the 1 1/13 Swiss Bank Corporation to UBS AG share conversion rate of the merger.

  Stock Option Plans

During 1998, options that had been issued to Swiss Bank Corporation employees were revised to reflect the 1 1/13 SBC to UBS AG share conversion rate of the merger. Also, during 1998, because of a significant drop in UBS AG share price in the third quarter, employees were given the opportunity to convert options received earlier in the year with a strike price of CHF 270 to a reduced number (2/3) of options with a strike price of CHF 170. The stock option award information in Note 36 reflects both these changes.

Companies that apply APB 25 in determining compensation costs for stock-based compensation awards are required to disclose the effects of the application of the "fair value method" determined under the guidance provided in SFAS No. 123. Under SFAS No. 123, the fair value of compensation cost is recognized, using option pricing models intended to estimate the fair value of the awards at the grant date. The table below illustrates the pro forma effects of applying the fair value method.

CHF MILLION, EXCEPT PER SHARE DATA  31.12.99    31.12.98
----------------------------------  --------    --------
Net income        As reported        6,153       2,972
                  Pro forma          6,027       2,893
Basic EPS         As reported        15.20        7.33
                  Pro forma          14.89        7.14
Diluted EPS       As reported        15.07        7.20
                  Pro forma          14.76        7.01

--------------------------------------------------------------------------------

                                   UBS GROUP

The pro forma amounts in the table above reflect the vesting periods of all options granted. The effects of applying the guidance contained in SFAS 123 for recognizing compensation expense and providing pro forma disclosures are not likely to be representative of the effects on reported Net profit for future years.

The weighted-average fair-value of options granted in 1999 and 1998 was CHF 59 and CHF 54 per share, respectively. The fair value of options granted was determined as of the date of issuance using a proprietary option pricing model, substantially similar to the Black-Scholes, with the following assumptions:

                                                        31.12.1999    31.12.1998
                                                        ----------    ----------
Expected volatility...................................        33%           40%
Risk free interest rate...............................      2.07%         2.56%
Expected dividends....................................       6.2           6.9
Expected life.........................................   6 YEARS       6 years

43.11 REGULATORY CAPITAL

See Note 33 for information on regulatory capital. Internationally, it has been agreed that the Bank for International Settlements (BIS) ratio must be at least 8%. At 31 December 1999, the Group's BIS ratio and Tier 1 ratios were 14.5% and 10.6%, respectively, as compared to 13.2% and 9.3%, respectively, as of 31 December 1998. At 31 December 1999 and 1998, the Group was adequately capitalized under the regulatory provisions outlined under BIS.

--------------------------------------------------------------------------------

                   CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                   UBS GROUP

                 SIX-MONTH PERIODS ENDED 30 JUNE 2000 AND 1999

                                  (UNAUDITED)

--------------------------------------------------------------------------------

                                   UBS GROUP

                                INCOME STATEMENT
                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED
CHF MILLION, EXCEPT PER SHARE DATA                            NOTE    30.6.00    30.6.99(1)
----------------------------------                            ----    -------    ----------
OPERATING INCOME
Interest income.............................................     3     24,079      16,293
Interest expense............................................     3    (19,753)    (13,540)
                                                                      -------     -------
Net interest income.........................................            4,326       2,753
Credit loss recovery/expense................................               83        (635)
                                                                      -------     -------
Net interest income after credit loss recovery/expense......            4,409       2,118
                                                                      -------     -------
Net fee and commission income...............................     4      7,835       6,184
Net trading income..........................................     5      5,669       4,460
Net gains from disposal of associates and subsidiaries......     6         23       1,778
Other income................................................     7        621         562
                                                                      -------     -------
Total operating income......................................           18,557      15,102
                                                                      -------     -------
OPERATING EXPENSES
Personnel...................................................     8      8,876       6,819
General and administrative..................................     8      3,174       2,388
Depreciation and amortization...............................     8        947         864
                                                                      -------     -------
Total operating expenses....................................           12,997      10,071
OPERATING PROFIT BEFORE TAX AND MINORITY INTERESTS..........            5,560       5,031
                                                                      -------     -------
Tax expense.................................................            1,257       1,151
                                                                      -------     -------
NET PROFIT BEFORE MINORITY INTERESTS........................            4,303       3,880
                                                                      -------     -------
Minority interests..........................................              (35)        (21)
                                                                      -------     -------
NET PROFIT..................................................            4,268       3,859
                                                                      =======     =======
Basic earnings per share (CHF)(3)...........................     9      10.91        9.38
Basic earnings per share before goodwill (CHF)(2)(3)........     9      11.61        9.79
Diluted earnings per share (CHF)(3).........................     9      10.79        9.30
Diluted earnings per share before goodwill (CHF)(2)(3)......     9      11.49        9.71
                                                                      -------     -------

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

(3) 1999 share figures are restated for the two-for-one stock split, approved at the shareholder meeting of 18 April 2000.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                 BALANCE SHEET

CHF MILLION                                                     30.6.00      31.12.99(1)
-----------                                                   -----------    -----------
                                                              (UNAUDITED)
ASSETS
Cash and balances with central banks........................      3,457          5,073
Money market paper..........................................     61,504         69,717
Due from banks..............................................     25,761         29,907
Cash collateral on securities borrowed......................    146,199        113,162
Reverse repurchase agreements...............................    164,866        132,474
Trading portfolio assets....................................    215,649        212,440
Positive replacement values.................................     57,758         64,698
Loans, net of allowance for credit losses...................    233,015        234,858
Financial investments.......................................      9,504          7,039
Accrued income and prepaid expenses.........................      5,817          5,167
Investments in associates...................................        818          1,102
Property and equipment......................................      8,216          8,701
Intangible assets and goodwill..............................      3,545          3,543
Other assets................................................     10,198         11,007
                                                                -------        -------
TOTAL ASSETS................................................    946,307        898,888
                                                                =======        =======
Total subordinated assets...................................        330            600
                                                                -------        -------
LIABILITIES
Money market paper issued...................................     85,409         64,655
Due to banks................................................     75,172         76,365
Cash collateral on securities lent..........................     15,334         12,832
Repurchase agreements.......................................    230,565        196,914
Trading portfolio liabilities...............................     60,279         54,586
Negative replacement values.................................     77,926         95,786
Due to customers............................................    279,915        279,960
Accrued expenses and deferred income........................     14,492         12,040
Long term debt..............................................     52,990         56,332
Other liabilities...........................................     21,950         18,376
                                                                -------        -------
TOTAL LIABILITIES...........................................    914,032        867,846
                                                                -------        -------
MINORITY INTERESTS..........................................        399            434
                                                                -------        -------
SHAREHOLDERS' EQUITY
Share capital...............................................      4,317          4,309
Share premium account.......................................     14,554         14,437
Foreign currency translation................................       (557)          (442)
Retained earnings...........................................     22,431         20,327
Treasury shares.............................................     (8,869)        (8,023)
                                                                -------        -------
TOTAL SHAREHOLDERS' EQUITY..................................     31,876         30,608
                                                                -------        -------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
  EQUITY....................................................    946,307        898,888
                                                                =======        =======
Total subordinated liabilities..............................     14,089         14,801
                                                                =======        =======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                         STATEMENT OF CHANGES IN EQUITY
                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99(1)
------------------------------                                -------    ----------
CHF MILLION
ISSUED AND PAID UP SHARE CAPITAL
Balance at the beginning of the period......................   4,309        4,300
Issue of share capital......................................       8            6
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD(2).........................   4,317        4,306
                                                              ======       ======
SHARE PREMIUM
Balance at the beginning of the period as previously
  reported..................................................  13,929       13,740
Change in accounting policy.................................     508         (123)
Balance at the beginning of the period (restated)...........  14,437       13,617
Premium on shares issued, and warrants exercised............      74            9
Own equity derivatives......................................    (181)         467
Net premium on treasury share and own equity derivative
  activity..................................................     224          179
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD............................  14,554       14,272
                                                              ======       ======
FOREIGN CURRENCY TRANSLATION
Balance at the beginning of the period......................    (442)        (456)
Movements during the period.................................    (115)         (81)
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD............................    (557)        (537)
                                                              ======       ======
RETAINED EARNINGS
Balance at the beginning of the period as previously
  reported..................................................  20,501       16,293
Changes in accounting policy................................    (174)         (69)
Balance at the beginning of the period (restated)...........  20,327       16,224
Net profit for the period...................................   4,268        3,859
Dividends paid..............................................  (2,164)      (2,051)
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD............................  22,431       18,032
                                                              ======       ======
TREASURY SHARES, AT COST
Balance at the beginning of the period as previously
  reported..................................................  (3,462)      (1,482)
Change in accounting policy.................................  (4,561)      (3,409)
Balance at the beginning of the period (restated)...........  (8,023)      (4,891)
Acquisitions................................................  (6,591)      (2,983)
Disposals...................................................   5,745        3,002
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD(3).........................  (8,869)      (4,872)
                                                              ======       ======
TOTAL SHAREHOLDERS' EQUITY..................................  31,876       31,201
                                                              ======       ======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) Comprising 431,696,624 ordinary shares as of 30 June 2000 and 430,577,614 ordinary shares as of 30 June 1999, at CHF 10 each, fully paid.

(3) Comprising 40,269,350 ordinary shares as of 30 June 2000 and 22,395,766 ordinary shares as of 30 June 1999.

In addition to treasury shares, a maximum of 254,446 unissued shares (conditional capital) (1,373,456 as of 30 June 1999) can be issued without the approval of the shareholders. This amount consists of unissued and reserved shares for the former Swiss Bank Corporation employee share ownership plan and optional dividend warrants. The optional dividend warrants were granted in lieu of a cash dividend by the former Swiss Bank Corporation in February 1996 (at the option of the shareholder).

--------------------------------------------------------------------------------

                                   UBS GROUP

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99(1)
------------------------------                                -------    ----------
CHF MILLION
-----------
CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES
Net profit..................................................    4,268       3,859
ADJUSTMENTS TO RECONCILE TO CASH FLOW FROM/(USED IN)
  OPERATING ACTIVITIES
Non cash items included in net profit and other adjustments:
  Depreciation and amortization.............................      947         864
  Provision for credit losses...............................      (83)        635
  Income from associates....................................      (59)       (102)
  Deferred tax expense......................................      213         193
  Net gain from investing activities........................     (299)     (1,997)
Net increase/(decrease) in operating assets:................
  Net due from/to banks.....................................   (1,005)     (2,091)
  Reverse repurchase agreements, cash collateral on
     securities borrowed....................................  (65,429)     13,509
  Trading portfolio including net replacement values........   (8,436)      1,257
  Loans due to/from customers...............................    1,881      14,486
  Accrued income, prepaid expenses and other assets.........      159         306
Net increase/(decrease) in operating liabilities:...........
  Repurchase agreements, cash collateral on securities
     lent...................................................   36,153      (2,637)
  Accrued expenses and other liabilities....................    6,354      (6,647)
  Income taxes paid.........................................     (535)       (591)
                                                              -------     -------
NET CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES...........  (25,871)     21,044
                                                              =======     =======
CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES
Investments in subsidiaries and associates..................     (282)       (339)
Disposal of subsidiaries and associates.....................      370       3,350
Purchase of property and equipment..........................     (928)     (1,096)
Disposal of property and equipment..........................      763         279
Net (investment)/divestment in financial investments........   (2,216)        293
                                                              -------     -------
NET CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES...........   (2,293)      2,487
                                                              =======     =======
CASH FLOW FROM FINANCING ACTIVITIES
Money market paper issued...................................   20,754       4,463
Net movements in treasury shares and treasury share contract
  activity..................................................     (729)        674
Capital issuance............................................        8           6
Dividends paid..............................................   (2,164)     (2,051)
Issuance of long term debt..................................    7,452       5,225
Repayment of long term debt.................................  (10,794)     (1,081)
Repayment of minority interests.............................      (20)       (689)
                                                              -------     -------
NET CASH FLOW FROM FINANCING ACTIVITIES.....................   14,507       6,547
Effects of exchange rate differences........................     (131)        (46)
                                                              =======     =======
NET INCREASE/(DECREASE) IN CASH EQUIVALENTS.................  (13,788)     30,032
Cash and cash equivalents, beginning of period..............  102,277      83,678
                                                              -------     -------
Cash and cash equivalents, end of period....................   88,489     113,710
                                                              =======     =======
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and balances with central banks........................    3,457       3,135
Money market paper..........................................   61,504      65,688
Bank deposits maturing in less than 3 months................   23,528      44,887
                                                              -------     -------
TOTAL.......................................................   88,489     113,710
                                                              =======     =======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                       NOTES TO THE FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1  BASIS OF ACCOUNTING

The consolidated interim financial statements have been prepared in accordance with and comply with International Accounting Standard ("IAS") 34, "Interim Financial Reporting."

In the first half of 2000, the Group reorganized its business divisions. The segment reporting for the six-month period ended 30 June 2000, as well as the comparative segment reporting for the first six-month period ended 30 June 1999, have been restated to reflect the new Group structure.

At the Annual General Meeting of shareholders held on 18 April 2000, a two-for-one stock split was approved to be effective 8 May 2000. Share and per share information have been adjusted to retroactively reflect the stock split.

In preparing the consolidated interim financial statements, the same accounting policies and methods of computation are followed as in the consolidated financial statements as of 31 December 1999 and for the year then ended, with the exception of the following changes in accounting policies:

  IAS 37 Provisions, Contingent Liabilities and Contingent Assets

In July 1998, the IASC issued IAS 37, Provisions, Contingent Liabilities and Contingent Assets, which has been adopted for the Group's financial statements as of 1 January 2000. The Standard provides recognition and measurement requirements for provisions. IAS 37 also provides accounting and disclosure requirements for contingent liabilities and contingent assets.

  IAS 38 Intangible Assets

In July 1998, the IASC issued IAS 38 Intangible Assets, which the Group adopted prospectively as of 1 January 2000. The standard requires the capitalization and amortization of certain intangible assets, if it is probable that the future economic benefits that are attributable to the assets will flow to the enterprise and the cost can be measured reliably.

  IAS 10 (revised), Events after the Balance Sheet Date

In May 1999, the IASC issued IAS 10 (revised), Events after the Balance Sheet Date, which has been adopted for the Group's financial statements as of 1 January 2000. IAS 10 (revised) establishes requirements for the recognition and disclosure of events after the balance sheet date. The adoption of IAS 10 (revised) had no impact on any comparative financial information.

  Interpretation SIC 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares)

In May 1999, the IASC issued Interpretation SIC 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares), which the Group adopted as of 1 January 2000. The interpretation provides guidance for the recognition, presentation and disclosure of treasury shares. SIC 16 applies to own shares and derivatives on own shares held for trading and non-trading purposes. SIC 16 requires own shares and derivatives on own shares to be presented as treasury shares and deducted from shareholders' equity. Gains and losses relating to the sale of own shares and derivatives on own shares are recognized as a change in shareholders' equity.

As a result of the adoption of Interpretation SIC 16, prior periods presented have been retroactively restated. Net trading income and income tax expense were reduced by CHF 138 million and CHF 35 million, respectively, for the six-month period ended 30 June 1999. Shareholders' equity and total assets were reduced by CHF 4,277 million for 31 December 1999. Of the CHF 4,227 million

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

reduction to total assets, CHF 4,561 million was a reduction in trading portfolio assets and the remaining CHF 334 million was a reduction to negative replacement values. In addition, the opening balance in shareholders' equity was adjusted as of 1 January 1998.

  Offsetting of Amounts Related to Certain Contracts

In order to improve comparability with its main competitors, the Group has offset positive and negative replacement values and reverse repurchase agreements and repurchase agreements with the same counter-party for transactions covered by legally enforceable master netting agreements. This change became effective as of 1 January 2000 and all prior periods presented have been restated. Positive and negative replacement values have been reduced by CHF 66,136 million as of 31 December 1999. Reverse repurchase and repurchase agreements have been reduced by CHF 12,322 million as of 31 December 1999.

  Interest and Dividend Income and Expenses on Trading Assets and Liabilities

In prior periods, interest and dividend income and expense on trading assets and liabilities were included in net trading income. In order to improve comparability with its main competitors, the Group has included interest and dividend income on trading assets and interest expense on trading liabilities in interest income and interest expense, respectively, and has discontinued the allocation of funding costs to net trading income. This change in presentation became effective as of 1 January 2000. The comparative financial information for 1999 has been restated to comply with this change.

Interest income and interest expense was increased by CHF 8,144 million and CHF 8,756 million, respectively, for the six-month period ended 30 June 1999. In addition, net trading income was increased by CHF 612 million for the six-month period ended 30 June 1999.

  Tax Expense

In prior periods, capital taxes were included in tax expense. The Group has reclassified capital taxes from tax expense to general and administrative expenses for the six-month period ended 30 June 1999.

NOTE 2  REPORTING BY BUSINESS GROUP

The business group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Total revenue includes income, which is directly attributable to a business group whether from sales to external customers or from transactions with other segments. Revenue sharing agreements are used to allocate external customer revenues to a business group on a reasonable basis. Transactions between business groups are conducted at arms length.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED 30 JUNE 2000

                                                         UBS
                                           UBS          ASSET         UBS      CORPORATE     UBS
                                       SWITZERLAND    MANAGEMENT    WARBURG     CENTER      GROUP
CHF MILLION                            -----------    ----------    -------    ---------    ------
Revenues.............................     7,274          972        10,195         33       18,474
Credit loss recovery(1)..............      (423)           0          (115)       621           83
                                          -----          ---        ------       ----       ------
Total operating income...............     6,851          972        10,080        654       18,557
                                          -----          ---        ------       ----       ------
Personnel expenses...................     2,416          421         5,749        290        8,876
General and administrative
  expenses...........................     1,163          196         1,437        378        3,174
Depreciation.........................       230           22           285        135          672
Amortization of goodwill and other
  intangible assets..................        44          131            77         23          275
                                          -----          ---        ------       ----       ------
Total operating expenses.............     3,853          770         7,548        826       12,997
                                          -----          ---        ------       ----       ------
SEGMENT PERFORMANCE BEFORE TAX.......     2,998          202         2,532       (172)       5,560
Tax expense..........................                                                        1,257
                                          -----          ---        ------       ----       ------
NET PROFIT BEFORE MINORITY
  INTERESTS..........................                                                        4,303
Minority interests...................                                                          (35)
                                          -----          ---        ------       ----       ------
NET PROFIT...........................                                                        4,268
                                          =====          ===        ======       ====       ======

---------------
(1) In order to show the relevant business group performance over time, adjusted expected loss figures rather than the net credit recovery are reported for all business groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures to the net credit loss expenses for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit recovery/(expense) for financial reporting purposes of CHF 83 million for the six month period ended 30 June 2000 is as follows: UBS Switzerland CHF 237 million, UBS Warburg CHF (154) million.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED 30 JUNE 1999(2)

                                                         UBS
                                           UBS          ASSET         UBS      CORPORATE     UBS
                                       SWITZERLAND    MANAGEMENT    WARBURG     CENTER      GROUP
             CHF MILLION               -----------    ----------    -------    ---------    ------
Revenues.............................     6,327          644         7,179       1,587      15,737
Credit loss expense(1)...............      (560)           0          (171)         96        (635)
                                          -----          ---         -----       -----      ------
Total operating income...............     5,767          644         7,008       1,683      15,102
                                          -----          ---         -----       -----      ------
Personnel expenses...................     2,383          281         4,073          82       6,819
General and administrative
  expenses...........................       988          125         1,175         100       2,388
Depreciation.........................       229            9           332         123         693
Amortization of goodwill and other
  intangible assets..................         9           57            82          23         171
                                          -----          ---         -----       -----      ------
Total operating expenses.............     3,609          472         5,662         328      10,071
                                          -----          ---         -----       -----      ------
SEGMENT PERFORMANCE BEFORE TAX.......     2,158          172         1,346       1,355       5,031
Tax expense..........................                                                        1,151
                                          -----          ---         -----       -----      ------
NET PROFIT BEFORE MINORITY
  INTERESTS..........................                                                        3,880
Minority interests...................                                                          (21)
                                          -----          ---         -----       -----      ------
NET PROFIT...........................                                                        3,859
                                          =====          ===         =====       =====      ======

---------------
(1) In order to show the relevant business group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all business groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures to the net credit loss expenses for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 635 million for the six-month period ended 30 June 1999 is as follows:
    UBS Switzerland CHF 617 million, UBS Warburg CHF 14 million, Corporate Center CHF 4 million.

(2) The 1999 figures have been restated to reflect the new Group structure and retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

INCOME STATEMENT

NOTE 3  NET INTEREST INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.06.00    30.06.99(1)
------------------------------                                --------    -----------
CHF MILLION
INTEREST INCOME
Interest earned on loans and advances to banks..............    2,079        2,467
Interest earned on loans and advances to customers..........    7,153        5,639
Interest from finance leasing...............................       19           23
Interest earned on securities borrowed and reverse
  repurchase agreements.....................................    9,019        5,392
Interest and dividend income from financial investments.....      100           66
Interest and dividend income from trading portfolio.........    5,576        2,622
Other.......................................................      133           84
                                                               ------       ------
TOTAL.......................................................   24,079       16,293
                                                               ======       ======
INTEREST EXPENSE
Interest on amounts due to banks............................    2,230        1,695
Interest on amounts due to customers........................    4,453        4,060
Interest on securities lent and repurchase agreements.......    6,707        4,218
Interest and dividend expense from trading portfolio........    2,724        1,078
Interest on medium and long term debt.......................    3,639        2,489
                                                               ------       ------
TOTAL.......................................................   19,753       13,540
                                                               ======       ======
NET INTEREST INCOME.........................................    4,326        2,753
                                                               ======       ======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 4  NET FEE AND COMMISSION INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00         30.6.99
------------------------------                                -------         -------
CHF MILLION
CREDIT-RELATED FEES AND COMMISSIONS.........................     145             215
                                                               -----           -----
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting and corporate finance fees.....................   1,069             826
Brokerage fees..............................................   2,979           1,882
Investment fund fees........................................   1,360             925
Fiduciary fees..............................................     175             162
Custodian fees..............................................     726             788
Portfolio and other management and advisory fees............   1,913           1,476
Other.......................................................      29              53
                                                               -----           -----
TOTAL.......................................................   8,251           6,112
                                                               -----           -----
COMMISSION INCOME FROM OTHER SERVICES.......................     391             367
                                                               -----           -----
TOTAL FEE AND COMMISSION INCOME.............................   8,787           6,694
                                                               -----           -----
FEE AND COMMISSION EXPENSE
Brokerage fees paid.........................................     582             359
Other.......................................................     370             151
                                                               -----           -----
TOTAL.......................................................     952             510
                                                               -----           -----
NET FEE AND COMMISSION INCOME...............................   7,835           6,184
                                                               =====           =====

NOTE 5  NET TRADING INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99(1)
------------------------------                                -------    ----------
CHF MILLION
Foreign exchange(2).........................................     680         718
Fixed income................................................     643       1,303
Equities....................................................   4,346       2,439
                                                              ------       -----
NET TRADING INCOME..........................................   5,669       4,460
                                                              ======       =====

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) Includes other trading income such as bank notes, precious metals and commodities.

NOTE 6  NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99
------------------------------                                -------    -------
CHF MILLION
Net income from disposal of consolidated subsidiaries.......     0            1
Net gains from the disposal of investments in associates....    23        1,777
                                                                --        -----
NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES......    23        1,778
                                                                ==        =====

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 7  OTHER INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99
------------------------------                                -------    -------
CHF MILLION
INVESTMENTS IN FINANCIAL ASSETS (DEBT AND EQUITY)
Net income from disposal of private equity investments......    411        150
Net income from disposal of other financial assets..........     84         30
Net losses from revaluation of financial assets.............   (218)       (20)
                                                               ----        ---
TOTAL.......................................................    277        160
                                                               ----        ---
INVESTMENTS IN PROPERTY
Net income from disposal of properties held for resale......     37         36
Net losses from revaluation of properties held for resale...    (66)        (9)
Net income from other properties............................     28         33
                                                               ----        ---
TOTAL.......................................................     (1)        60
                                                               ----        ---
EQUITY INCOME FROM INVESTMENTS IN ASSOCIATES................     59        102
                                                               ----        ---
OTHER.......................................................    286        240
                                                               ----        ---
TOTAL OTHER INCOME..........................................    621        562
                                                               ====        ===

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 8  OPERATING EXPENSES

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99
------------------------------                                -------    -------
CHF MILLION
PERSONNEL EXPENSES
Salaries and bonuses........................................   7,270      5,372(1)
Contractors.................................................     335        386
Insurance and social contributions..........................     490        372(1)
Contributions to retirement benefit plans...................     238        242
Employee share plans........................................      41        109
Other personnel expenses....................................     502        338
                                                              ------     ------
TOTAL.......................................................   8,876      6,819
                                                              ======     ======
GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy...................................................     474        400
Rent and maintenance of machines and equipment..............     256        123
Telecommunications and postage..............................     412        371
Administration..............................................     358        337
Marketing and public relations..............................     209        107
Travel and entertainment....................................     292        247
Professional fees...........................................     278        297
IT and other outsourcing....................................     564        399
Other.......................................................     331        107
                                                              ------     ------
TOTAL.......................................................   3,174      2,388
                                                              ======     ======
DEPRECIATION AND AMORTIZATION
Property, equipment and software............................     672        693
Goodwill and other intangible assets........................     275        171
                                                              ------     ------
TOTAL.......................................................     947        864
                                                              ======     ======
TOTAL OPERATING EXPENSES....................................  12,997     10,071
                                                              ======     ======

---------------
(1) Bonus related social contribution costs of CHF 125 million for the six months ended 30 June 1999 have been reclassified from Salaries and bonuses to Insurance and social contributions.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 9  EARNINGS PER SHARE

               FOR THE SIX-MONTH PERIOD ENDED                   30.6.00      30.6.99(1)
               ------------------------------                 -----------    -----------
BASIC EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million).....................        4,268          3,859
Net profit for the period before goodwill amortization (CHF
  million)(2)...............................................        4,543          4,030
Weighted average shares outstanding:
Registered ordinary shares..................................  431,147,206    430,232,988
Treasury shares.............................................  (39,936,372)   (18,746,327)(3)
                                                              -----------    -----------
WEIGHTED AVERAGE SHARES FOR BASIC EARNINGS PER SHARE........  391,210,834    411,486,661
                                                              ===========    ===========
BASIC EARNINGS PER SHARE (CHF)..............................        10.91           9.38
BASIC EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION
  (CHF)(2)..................................................        11.61           9.79
                                                              ===========    ===========
DILUTED EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million).....................        4,268          3,859
Net profit for the period before goodwill amortization (CHF
  million)(2)...............................................        4,543          4,030
Weighted average shares for basic earnings per share........  391,210,834    411,486,661
Potential dilutive ordinary shares resulting from
  outstanding options, warrants and convertible debt
  securities................................................    4,201,494      3,673,968(4)
                                                              ===========    ===========
WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER SHARE......  395,412,328    415,160,629
                                                              ===========    ===========
DILUTED EARNINGS PER SHARE (CHF)............................        10.79           9.30
DILUTED EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION
  (CHF)(2)..................................................        11.49           9.71
                                                              ===========    ===========

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

(3) Treasury shares have increased by 6,679,451 for the six-month period ended 30 June 1999, due to a change in accounting policy (see Note 1: Basis of Accounting).

(4) Share amount has been adjusted by 1,247,968, representing other potential dilutive instruments for the six-month period ended 30 June 1999, due to a change in accounting policy (see Note 1: Basis of Accounting).

The 1999 share figures are restated for the two-for-one stock split, approved at the shareholder meeting of 18 April 2000.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 10 DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Group have been prepared in accordance with IAS. The principles of IAS differ in certain respects from U.S. GAAP. A summary of the significant accounting valuation and presentation differences between IAS and U.S. GAAP can be found at Notes 42.1 and 42.4 of the 31 December 1999 financial statements. The following is provided to supplement those discussions for the six month period ended 30 June 2000.

  10.1 Valuation, income recognition and presentation differences between International Accounting Standards and United States Generally Accepted Accounting Principles

     10.1.1 Goodwill

For the six month period ended 30 June 2000, goodwill was reduced by CHF 178 million due to the recognition of deferred tax assets of Swiss Bank Corporation which had previously been subject to valuation reserves.

     10.1.2 Restructuring provision

For the six-month period ended 30 June 2000, a CHF 130 million additional restructuring expense was recognized for U.S. GAAP. The usage of the U.S. GAAP restructuring provision was as follows:

                                                                          JAN-JUNE    JAN-JUNE
                                                              BALANCE       2000        2000       BALANCE
                                                               1.1.00      USAGE      REVISION     30.6.00
CHF MILLION                                                   --------    --------    --------    ---------
PERSONNEL.................................................       681          57          70          694
PREMISES..................................................       240          98          45          187
IT........................................................        27           3           0           24
OTHER.....................................................       129           6          15          138
                                                                ----       -----       -----        -----
         TOTAL............................................     1,077         164         130        1,043
                                                                ----       -----       -----        -----

     10.1.3 Software capitalization

Under IAS, effective 1 January 2000, certain costs associated with the acquisition or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the Income statement over estimated lives. Under U.S. GAAP, the same principle applies, however this standard was effective 1 January 1999. For purposes of the U.S. GAAP reconciliation, the costs associated with the acquisition or development of internal use software that met the U.S. GAAP software capitalization criteria in 1999 have been reversed from Operating expenses and amortized over a life of 2 years. From 1 January 2000, the only remaining reconciliation item is the amortization of software capitalized in 1999 for U.S. GAAP purposes.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

  10.2 Reconciliation of IAS Shareholders' equity and Net profit to U.S. GAAP

                                                                        30.06.00
                                                              -----------------------------
                                                                                NET PROFIT
                                                                                SIX-MONTH
                                                              SHAREHOLDERS'       PERIOD
                                                                 EQUITY           ENDED
                                                              -------------    ------------
CHF MILLION

AMOUNTS DETERMINED IN ACCORDANCE WITH IAS...................     31,876            4,268
                                                                 ------           ------
ADJUSTMENTS IN RESPECT OF:
a. SBC PURCHASE ACCOUNTING:
   GOODWILL.................................................     18,728             (860)
   OTHER PURCHASE ACCOUNTING ADJUSTMENTS....................       (833)              25
c. RESTRUCTURING PROVISION..................................        193             (157)
d. DERIVATIVE INSTRUMENTS HELD OR ISSUED FOR NON-TRADING
   PURPOSES.................................................       (763)          (1,270)
f. FINANCIAL INVESTMENTS....................................        190               25
g. PENSION LIABILITIES AND PENSION COSTS....................      1,886               47
h. POSTRETIREMENT BENEFITS..................................        (20)               4
i. EQUITY PARTICIPATION PLANS...............................       (187)             (44)
j. SOFTWARE CAPITALIZATION..................................        309              (80)
   TAX ADJUSTMENTS..........................................       (433)              71
                                                                 ------           ------
          TOTAL ADJUSTMENTS.................................     19,070           (2,239)
                                                                 ------           ------
AMOUNTS DETERMINED IN ACCORDANCE WITH U.S. GAAP: ...........     50,946            2,029
                                                                 ======           ======
OTHER COMPREHENSIVE INCOME..................................                          34
COMPREHENSIVE INCOME........................................                       2,063
                                                                                  ======

Note: References above refer to the discussions in Note 42.1 of the restated 31 December 1999 financial statements.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

  10.3 Earnings per share

Under IAS and U.S. GAAP, basic earnings per share ("EPS") is computed by dividing income available to common shareholders' by the weighted-average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

The computation of basic and diluted EPS for the six-month period ended 30 June 2000 is presented in the following table:

FOR THE SIX-MONTH PERIOD ENDED                                  30.6.00
------------------------------                                ------------
Net profit available for ordinary shares (CHF million):
  IAS.......................................................        4,268
  U.S. GAAP.................................................        2,029
Weighted average shares outstanding:........................  391,210,834
Diluted weighted average shares outstanding:................  395,412,328
Basic earnings per share (CHF):
  IAS.......................................................        10.91
  U.S. GAAP.................................................         5.19
Diluted earnings per share (CHF):
  IAS.......................................................        10.79
  U.S. GAAP.................................................         5.13

  10.4 Consolidated Income Statement

The following is a Consolidated Income Statement of the Group, for the six month period ended 30 June 2000, restated to reflect the impact of valuation and income recognition differences and presentation differences between IAS and U.S. GAAP.

FOR THE SIX-MONTH PERIOD ENDED                                                     30.6.00
------------------------------                                               -------------------
CHF MILLION                                                                  U.S. GAAP     IAS
-----------                                                                  ---------    ------
OPERATING INCOME
Interest income.............................................  a               23,988      24,079
Less: interest expense......................................  a               19,738      19,753
                                                                              ------      ------
Net interest income.........................................                   4 250       4,326
Credit loss recovery........................................                      83          83
                                                                              ------      ------
Total.......................................................                   4,333       4,409
Net fee and commission income...............................                   7,835       7,835
Net trading income..........................................  d                4,399       5,669
Other income, including income from associates..............  f                  669         644
                                                                              ------      ------
Total.......................................................                  17,236      18,557
                                                                              ------      ------

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED                                                     30.6.00
------------------------------                                               -------------------
CHF MILLION                                                                  U.S. GAAP     IAS
-----------                                                                  ---------    ------
OPERATING EXPENSES
Personnel...................................................  g,h,i            8,869       8,876
General and administrative..................................  c                3,201       3,174
Depreciation and amortization...............................  a,j              1,786         947
Restructuring costs.........................................  c                  130           0
                                                                              ------      ------
Total.......................................................                  13,986      12,997
                                                                              ------      ------
OPERATING PROFIT BEFORE TAX AND MINORITY INTERESTS..........                   3,250       5,560
                                                                              ------      ------
Tax expense.................................................                   1,186       1,257
NET PROFIT BEFORE MINORITY INTERESTS........................                   2,064       4,303
                                                                              ------      ------
Less: Minority interests....................................                      35          35
                                                                              ------      ------
NET PROFIT..................................................                   2,029       4,268
                                                                              ======      ======
Other comprehensive income..................................                      34
COMPREHENSIVE INCOME........................................                   2,063
                                                                              ======

---------------
Note: References above refer to the discussions in Note 42.1 and Note 42.4 of the restated 31 December 1999 financial statements. These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

  10.5 Condensed Consolidated Balance Sheet

The following is a Condensed Consolidated Balance Sheet of the Group, as of 30 June 2000, restated to reflect the impact of valuation and income recognition principles and presentation differences between IAS and U.S. GAAP.

                                                                                 30.06.00
                                                                            ------------------
                                                                             U.S.
                                                                             GAAP        IAS
CHF MILLION                                                                 -------    -------
ASSETS
Cash and balances with central banks.....................                     3,457      3,457
Money market paper.......................................                    61,504     61,504
Due from banks...........................................            3,a     44,627     25,761
Cash collateral on securities borrowed...................                   146,199    146,199
Reverse repurchase agreements............................                   164,866    164,866
Trading portfolio........................................            2,3    205,342    215,649
Positive replacement values..............................              2     57,378     57,758
Loans, net of allowance for credit losses................            3,a    241,802    233,015
Financial investments....................................            f,4      3,624      9,504
Accrued income and prepaid expenses......................                     5,817      5,817
Investments in associates................................                       818        818
Property and equipment...................................            a,j      9,094      8,216
Intangible assets and goodwill...........................              a     20,510      3,545
Private equity investments...............................              4      3,881          0
Other assets.............................................  d,g,h,i,2,3,4     21,342     10,198
                                                                            -------    -------
TOTAL ASSETS.............................................                   990,261    946,307
                                                                            -------    -------
LIABILITIES
Money market paper issued................................                    85,409     85,409
Due to banks.............................................              3     93,276     75,172
Cash collateral on securities lent.......................                    15,334     15,334
Repurchase agreements....................................              3    214,862    230,565
Trading portfolio liabilities............................                    60,279     60,279
Negative replacement values..............................              2     77,548     77,926
Due to customers.........................................            3,a    298,434    279,915
Accrued expenses and deferred income.....................                    14,492     14,492
Long-term debt...........................................              a     53,120     52,990
Other liabilities........................................  a,c,d,f,i,2,6     26,162     21,950
                                                                            -------    -------
TOTAL LIABILITIES........................................                   938,916    914,032
                                                                            -------    -------
MINORITY INTERESTS.......................................                       399        399
                                                                            -------    -------
TOTAL SHAREHOLDERS' EQUITY...............................                    50,946     31,876
                                                                            -------    -------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
  EQUITY.................................................                   990,261    946,307
                                                                            =======    =======

---------------
Note: References above refer to the discussions in Note 42.1 and Note 42.4 of the restated 31 December 1999 financial statements. These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 11  ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

In addition to the differences in valuation and income recognition and presentation, disclosure differences exist between IAS and U.S. GAAP. The following are additional U.S. GAAP disclosures that relate to the basic financial statements.

  11.1 IAS Restructuring Provision Usage

                                                                                           SIX-MONTH
                                                                                            PERIOD
                                                                                             ENDED
CHF MILLION                                       PERSONNEL    IT     PREMISES    OTHER     30.6.00
-----------                                       ---------    ---    --------    -----    ---------
UBS Switzerland.................................     53         19        1        20            93
  Private and Corporate Clients.................     53         14        1        20            88
  Private Banking...............................      0          5        0         0             5
UBS Asset Management............................      1          0        0         0             1
UBS Warburg.....................................      0          0        0         0             0
Corporate Center................................      3          0       91         3            97
                                                     --        ---       --        --       -------
GROUP TOTAL.....................................     57         19       92        23           191
                                                     --        ---       --        --       -------

                                                                                            30.6.00
                                                                                           ---------
Restructuring provision as of 31.12.1997........                                              7,000
Additional provision in 1999....................                                                300
Used in 1998....................................                                             (4,027)
Used in 1999....................................                                             (1,844)
Used in 2000....................................                                               (191)
                                                                                            -------
Total used through 30.06.2000...................                                              6,062
                                                                                            -------
RESTRUCTURING PROVISION REMAINING...............                                              1,238
                                                                                            -------

  11.2 Segment Reporting

UBS is organized into three business groups: UBS Switzerland, UBS Warburg and UBS Asset Management, and our Corporate Center.

UBS Switzerland encompasses Private Banking and Private and Corporate Clients.

Private Banking offers a broad portfolio of financial products and services to offshore and Swiss high net worth clients who bank in Switzerland or other offshore centers, and to the financial intermediaries advising them. The business unit's products and services are aimed at encompassing the complete life cycle of the client, including succession planning and the generational change. Private Banking provides a number of asset-based, transaction-based and other services. Asset-based services include custodial services, deposit accounts, loans and fiduciary services while transaction-based services include trading and brokerage and investment fund services. The division also provides financial planning and consulting and offers financial planning instruments to clients. These services include establishing proprietary trusts and foundations, the execution of wills, corporate and tax structuring and tax efficient investments.

Private and Corporate Clients is the leading retail bank in Switzerland and targets individual clients with assets of up to approximately CHF 1 million and business and corporate clients in Switzerland. Private and Corporate Clients provides a broad range of products and services to these clients, including retail banking, investment services and lending.

--------------------------------------------------------------------------------

                                   UBS GROUP

                                  (UNAUDITED)

UBS Warburg is made up of four business units; Corporate and Institutional Clients, UBS Capital, Private Clients and e-services.

Corporate and Institutional Clients is one of the leading global investment banks and is headquartered in London. It provides wholesale financial and investment products and services globally to a diversified client base, which includes institutional investors (including institutional asset managers and broker-dealers), corporations, sovereign governments and supranational organizations. Corporate and Institutional Clients also manages cash and collateral trading on behalf of the Group and executes the vast majority of the Group's retail securities, derivatives and foreign currency exchange transactions.

UBS Capital is the Group's global private equity business. UBS Capital invests in unlisted companies, managing these investments over a medium-term time horizon to increase their value and "exiting" the investment in a manner that will maximize the capital gain. The business unit seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with the Group's own capital or through sponsored investment funds. UBS Capital endeavors to create investment value by working together with management to develop the businesses it invests in over the medium term in order to optimize their performance.

Private Clients provides onshore private banking services for high net worth individuals in key markets world-wide, providing a similar range of services to Private Banking, but specializing in combining traditional private banking services with investment banking innovation. For example, Private Clients offers innovative products allowing clients to release value from own-company shareholdings or options.

e-services is a new business, currently working towards a client launch in Germany in the Autumn of 2000. e-services will provide personalized investment and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure which integrates internet, call centers and investment centers. e-services will deliver a distinctive set of services, including advanced financial planning and asset allocation, and investment products such as UBS and third-party funds, securities and pension products.

UBS Asset Management is made up of two business units: Institutional Asset Management and Investment Funds/GAM.

Institutional Asset Management is responsible for the Group's institutional asset management business, and for the investment management of the Groups mutual funds. Its diverse institutional client base located throughout the world consists of corporate and public pension plans, endowments and private foundations, insurance companies, central banks and supranationals, quasi-institutions, and financial advisers.

Investment Funds/GAM is the mutual funds business of UBS. Investment Funds is one of the leading mutual funds providers in Europe and the seventh largest in the world. GAM is a diversified asset management group with assets composed primarily of private client accounts, institutional and mutual funds. Global Asset Management operates under its established brand name within UBS Asset Management and employs its own distinctive investment style. UBS Asset Management will increasingly leverage Global Asset Management's range of mutual funds and its multi-manager selection process, in which it selects the top 90 out of about 6,000 third-party fund providers, to enhance the range of its investment styles and products.

The Corporate Center encompasses Group level functions which cannot be devolved to the operating divisions. Additionally, the Corporate Center plays an active role with regard to funding, capital and balance sheet management and management of foreign currency earnings.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

                   CONSOLIDATED YEAR-END FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                                 1999          1998          1997
------------------------                              ----------    ----------    ----------
(IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
REVENUES
Commissions.........................................  $1,948,959    $1,641,283    $1,496,791
Principal transactions..............................   1,110,080       868,807     1,055,648
Asset management....................................     911,099       713,570       542,755
Investment banking..................................     558,224       530,972       460,001
Interest............................................   3,123,440     3,352,708     2,963,124
Other...............................................     170,951       142,242       138,633
                                                      ----------    ----------    ----------
  Total revenues....................................   7,822,753     7,249,582     6,656,952
Interest expense....................................   2,532,578     2,844,468     2,544,550
                                                      ----------    ----------    ----------
  Net revenues......................................   5,290,175     4,405,114     4,112,402
                                                      ----------    ----------    ----------
NON-INTEREST EXPENSES
Compensation and benefits...........................   3,049,568     2,601,364     2,420,296
Office and equipment................................     352,712       301,845       275,532
Communications......................................     168,071       154,272       153,285
Business development................................     122,678       103,287        82,099
Brokerage, clearing and exchange fees...............      95,211        97,430        86,808
Professional services...............................     136,758       123,265       129,066
Other...............................................     330,375       308,644       292,209
                                                      ----------    ----------    ----------
  Total non-interest expenses.......................   4,255,373     3,690,107     3,439,295
                                                      ----------    ----------    ----------
Income before taxes and minority interest...........   1,034,802       715,007       673,107
Provision for income taxes..........................     373,959       249,208       228,626
                                                      ----------    ----------    ----------
Income before minority interest.....................     660,843       465,799       444,481
Minority interest...................................      32,244        32,244        29,032
Net income..........................................  $  628,599    $  433,555    $  415,449
                                                      ----------    ----------    ----------
Dividends and amortization of discount on preferred
  stock.............................................      22,802        23,647        29,513
Unamortized discount charged to equity on redemption
  of preferred stock................................      59,883            --            --
                                                      ----------    ----------    ----------
Net income applicable to common shares..............  $  545,914    $  409,908    $  385,936
                                                      ==========    ==========    ==========
EARNINGS PER COMMON SHARE (1)
Basic...............................................  $     3.77    $     2.91    $     2.84
Diluted.............................................  $     3.56    $     2.72    $     2.56
                                                      ----------    ----------    ----------

---------------

(1) The 1999 amounts reflect the effect of the unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                        DECEMBER 31,                             1999           1998
                        ------------                          -----------    -----------
(IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents...................................  $   176,401    $   228,359
Cash and securities segregated and on deposit for federal
  and other regulations.....................................      823,059        631,272
Financial instruments owned.................................   21,144,830     20,021,351
Securities received as collateral...........................    1,079,976      1,189,331
Securities purchased under agreements to resell.............   15,923,948     14,217,062
Securities borrowed.........................................   10,526,638      8,717,476
Receivables:
  Clients, net of allowance for doubtful accounts of $30,039
     and $20,496 in 1999 and 1998, respectively.............    8,918,069      6,667,055
  Brokers and dealers.......................................      701,497        634,825
  Dividends and interest....................................      376,380        306,998
  Fees and other............................................      291,991        267,741
Office equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $527,718 and
  $431,460 in 1999 and 1998, respectively...................      579,819        434,895
Other assets................................................    1,069,768        859,556
                                                              -----------    -----------
                                                              $61,612,376    $54,175,921
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings.......................................  $ 1,884,250    $ 1,417,783
Financial instruments sold, not yet purchased...............    7,099,208      5,177,099
Securities sold under agreements to repurchase..............   25,740,196     23,948,872
Securities loaned...........................................    5,661,200      4,969,638
Obligation to return securities received as collateral......    1,079,976      1,189,331
Payables:
  Clients...................................................    7,742,759      6,691,316
  Brokers and dealers.......................................      295,262        533,621
  Dividends and interest....................................      410,196        294,431
  Other liabilities and accrued expenses....................    1,779,984      1,642,682
Accrued compensation and benefits...........................    1,384,512      1,032,838
Long-term borrowings........................................    5,223,826      4,255,802
                                                              -----------    -----------
                                                               58,301,369     51,153,413
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts holding solely Company
  Guaranteed Related Subordinated Debt......................      393,750        393,750
Redeemable Preferred Stock..................................           --        189,815
Stockholders' equity:
  Common stock, $1 par value, 400,000,000 shares authorized;
     issued 193,145,152 shares and 191,047,151 shares in
     1999 and 1998, respectively............................      193,145        191,047
  Additional paid-in capital................................    1,672,085      1,525,938
  Retained earnings.........................................    2,171,080      1,689,386
  Treasury stock, at cost; 47,557,064 shares and 45,527,707
     shares in 1999 and 1998, respectively..................   (1,113,736)      (962,792)
  Accumulated other comprehensive income....................       (5,317)        (4,636)
                                                              -----------    -----------
                                                                2,917,257      2,438,943
                                                              -----------    -----------
                                                              $61,612,376    $54,175,921
                                                              ===========    ===========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AT PER SHARE AMOUNTS)

                                                             6%
                                                         CUMULATIVE
                                                         CONVERTIBLE                  ADDITIONAL
                                                         REDEEMABLE        COMMON      PAID-IN
                                                       PREFERRED STOCK     STOCK       CAPITAL
                                                       ---------------    --------    ----------
BALANCE AT DECEMBER 31, 1996.........................     $ 100,000       $162,537    $  792,215
                                                          =========       ========    ==========
  Net income.........................................
  Foreign currency translation.......................
Total comprehensive income, year ended December 31,
  1997...............................................
Dividends declared:
  Common stock, $.41 per share.......................
  Redeemable Preferred Stock, $9.00 per share........
  Convertible Preferred Stock, $6.00 per share.......
Employee stock transactions..........................                        3,528        14,164
Restricted stock awards..............................                         (857)       83,599
Conversion of Convertible Preferred Stock............      (100,000)                     (69,443)
Conversion of debentures.............................                                    (14,633)
Tax benefit relating to employee compensation
  programs...........................................                                     58,738
Other................................................                                     (1,811)
Repurchases of common stock:
  Kidder-related repurchase..........................                       23,250       542,500
  Other..............................................
                                                          ---------       --------    ----------
BALANCE AT DECEMBER 31, 1997.........................            --       $188,458    $1,405,329
                                                          =========       ========    ==========
  Net income.........................................
  Foreign currency translation.......................
Total comprehensive income, year ended December 31,
  1998...............................................
Dividends declared:
  Common stock, $.44 per share.......................
Redeemable Preferred Stock, $9.00 per share..........
Employee stock transactions..........................                        2,954        27,999
Restricted stock awards..............................                         (368)       31,800
Conversion of debentures.............................                                    (15,757)
Tax benefit relating to employee compensation
  programs...........................................                                     70,425
Other................................................                            3         6,142
Repurchases of common stock..........................
                                                          ---------       --------    ----------
BALANCE AT DECEMBER 31, 1998.........................            --       $191,047    $1,525,938
                                                          =========       ========    ==========
  Net income.........................................
  Foreign currency translation.......................
Total comprehensive income, year ended December 31,
  1999...............................................
Dividends declared:
  Common stock, $.44 per share.......................
  Redeemable Preferred Stock, $9.00 per share........
Employee stock transactions..........................                        2,330        49,937
Restricted stock awards..............................                         (235)       50,051
Tax benefit relating to employee compensation
  programs...........................................                                     45,699
Unamortized discount on redemption of preferred
  stock..............................................
Other................................................                            3           460
Repurchases of common stock..........................
                                                          ---------       --------    ----------
BALANCE AT DECEMBER 31, 1999.........................            --       $193,145    $1,672,085
                                                          =========       ========    ==========

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    ACCUMULATED                                   NUMBER OF
                                                                       OTHER           TOTAL                       SHARES
                                         RETAINED     TREASURY     COMPREHENSIVE   STOCKHOLDERS'     COMMON       TREASURY
                                         EARNINGS       STOCK         INCOME          EQUITY          STOCK         STOCK
                                        ----------   -----------   -------------   -------------   -----------   -----------
BALANCE AT DECEMBER 31, 1996..........  $1,009,448   $  (331,907)     $(1,868)      $1,730,425     162,537,267   (23,049,351)
                                        ==========   ===========      =======       ==========     ===========   ===========
  Net income..........................     415,449                                     415,449
  Foreign currency translation........                                 (3,622)          (3,622)
Total comprehensive income, year ended
  December 31, 1997...................                                                 411,827
                                                                                    ----------
Dividends declared:
  Common stock, $.41 per share........     (54,418)                                    (54,418)
  Redeemable Preferred Stock, $9.00
    per share.........................     (22,500)                                    (22,500)
  Convertible Preferred Stock, $6.00
    per share.........................      (6,000)                                     (6,000)
Employee stock transactions...........                                                  17,692       3,528,030
Restricted stock awards...............                     5,061                        87,803        (857,214)      271,716
Conversion of Convertible Preferred
  Stock...............................                   169,443                            --                     8,273,600
Conversion of debentures..............                    34,721                        20,088                     2,224,209
Tax benefit relating to employee
  compensation programs...............                                                  58,738
Other.................................      (1,013)         (400)                       (3,224)                     (312,485)
Repurchases of common stock:
  Kidder-related repurchase...........                  (784,750)                     (219,000)     23,250,000   (32,250,000)
  Other...............................                   (90,468)                      (90,468)                   (3,715,477)
                                        ----------   -----------      -------       ----------     -----------   -----------
BALANCE AT DECEMBER 31, 1997..........  $1,340,966   $  (998,300)     $(5,490)      $1,930,963     188,458,083   (48,557,788)
                                        ==========   ===========      =======       ==========     ===========   ===========
  Net income..........................     433,555                                     433,555
  Foreign currency translation........                                    854              854
                                                                                    ----------
Total comprehensive income, year ended
  December 31, 1998...................                                                 434,409
Dividends declared:
  Common stock, $.44 per share........     (61,488)                                    (61,488)
  Redeemable Preferred Stock, $9.00
    per share.........................     (22,500)                                    (22,500)
Employee stock transactions...........                                                  30,953       2,953,503
Restricted stock awards...............                    57,534                        88,966        (367,921)    2,725,525
Conversion of debentures..............                    30,061                        14,304                     1,454,707
Tax benefit relating to employee
  compensation programs...............                                                  70,425
Other.................................      (1,147)       15,526                        20,524           3,486       982,919
Repurchases of common stock...........                   (67,613)                      (67,613)                   (2,133,070)
                                        ----------   -----------      -------       ----------     -----------   -----------
BALANCE AT DECEMBER 31, 1998..........  $1,689,386   $  (962,792)     $(4,636)      $2,438,943     191,047,151   (45,527,707)

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    ACCUMULATED                                   NUMBER OF
                                                                       OTHER           TOTAL                       SHARES
                                         RETAINED     TREASURY     COMPREHENSIVE   STOCKHOLDERS'     COMMON       TREASURY
                                         EARNINGS       STOCK         INCOME          EQUITY          STOCK         STOCK
                                        ----------   -----------   -------------   -------------   -----------   -----------
  Net income..........................     628,599                                     628,599
  Foreign currency translation........                                   (681)            (681)
                                                                                    ----------
Total comprehensive income, year ended
  December 31, 1999...................                                                 627,918
Dividends declared:
  Common stock, $.44 per share........     (64,220)                                    (64,220)
  Redeemable Preferred Stock, $9.00
    per share.........................     (21,562)                                    (21,562)
Employee stock transactions...........                    32,775                        85,042       2,329,596     1,484,938
Restricted stock awards...............                    86,546                       136,362        (235,081)    3,733,981
Tax benefit relating to employee
  compensation programs...............                                                  45,699
Unamortized discount on redemption of
  preferred stock.....................     (59,883)                                    (59,883)
Other.................................      (1,240)          346                          (431)          3,486        15,751
Repurchases of common stock...........                  (270,611)                     (270,611)                   (7,264,027)
                                        ----------   -----------      -------       ----------     -----------   -----------
BALANCE AT DECEMBER 31, 1999..........  $2,171,080   $(1,113,736)     $(5,317)      $2,917,257     193,145,152   (47,557,064)
                                        ==========   ===========      =======       ==========     ===========   ===========

--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                        1999            1998            1997
------------------------                                     -----------     -----------     -----------
(IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $   628,599     $   433,555     $   415,449
Adjustments to reconcile net income to cash used for
  operating activities:
Noncash items included in net income:
  Depreciation and amortization............................       99,723          74,296          68,700
  Deferred income taxes....................................      (74,097)        (43,118)       (119,934)
  Amortization of deferred charges.........................       59,138          84,932         105,911
  Stock-based compensation.................................      136,362          88,966          87,803
(Increase) decrease in operating receivables:
  Clients..................................................   (2,260,557)       (999,221)     (1,343,942)
  Brokers and dealers......................................      (66,672)       (139,970)       (221,118)
  Dividends and interest...................................      (69,382)         30,411          13,387
  Fees and other...........................................      (24,250)        135,834        (267,030)
Increase (decrease) in operating payables:
  Clients..................................................    1,051,443       1,638,800         169,172
  Brokers and dealers......................................     (238,359)        265,571          62,613
  Dividends and interest...................................      115,765         (48,960)         58,050
  Other....................................................      523,330         408,672         393,127
(Increase) decrease in:
  Cash and securities on deposit...........................     (191,787)        (62,134)        (69,377)
  Financial instruments owned..............................   (1,091,755)     (3,041,221)        456,731
  Securities purchased under agreements to resell..........   (1,706,886)      7,345,677        (815,908)
  Securities borrowed......................................   (1,809,162)        855,711      (2,192,813)
  Other assets.............................................     (196,808)         16,726        (165,625)
Increase (decrease) in:
  Financial instruments sold, not yet purchased............    1,922,109      (1,925,045)        480,253
  Securities sold under agreements to repurchase...........    1,791,324      (5,680,030)        831,626
  Securities loaned........................................      691,562         235,677       1,274,101
                                                             -----------     -----------     -----------
  Cash used for operating activities.......................     (710,360)       (324,871)       (778,824)
                                                             ===========     ===========     ===========
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for:
  Office equipment and leasehold improvements..............     (252,186)       (181,417)        (90,947)
                                                             -----------     -----------     -----------
  Cash used for investing activities.......................     (252,186)       (181,417)        (90,947)
                                                             ===========     ===========     ===========
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on):
  Short-term borrowings....................................      466,467        (248,433)        328,570
Proceeds from:
  Long-term borrowings.....................................    1,414,997       1,148,860         822,011
  Employee stock transactions..............................       85,042          45,257          72,820
  Issuances of Preferred Trust Securities..................           --              --         198,750
Payments for:
  Long-term borrowings.....................................     (449,525)       (293,223)       (207,863)
  Repurchases of common stock..............................     (270,611)        (67,613)       (411,668)
  Preferred stock transactions.............................     (250,000)             --              --
  Dividends................................................      (85,782)        (83,988)        (82,918)
                                                             -----------     -----------     -----------
  Cash provided by financing activities....................      910,588         500,860         719,702
                                                             -----------     -----------     -----------
  Decrease in cash and cash equivalents....................      (51,958)         (5,428)       (150,069)
  Cash and cash equivalents, beginning of year.............      228,359         233,787         383,856
                                                             -----------     -----------     -----------
  Cash and cash equivalents, end of year...................  $   176,401     $   228,359     $   233,787
                                                             ===========     ===========     ===========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (In thousands of dollars except share and per share amounts)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities firms in the industry. The Company is engaged in one principal line of business, that of serving the investment and capital needs of individual and institutional clients.

The consolidated financial statements include the accounts of PWG and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentations. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Financial Instruments Owned and Sold, Not Yet Purchased

Financial instruments used in the Company's trading activities, including derivative contracts held or issued for trading purposes, are recorded on a trade date basis at fair value or amounts approximating fair value. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.

Related revenues and expenses are recorded in the accounts on a trade date basis. Unrealized gains and losses from marking-to-market trading instruments daily are included in principal transactions revenues. Realized gains and losses on trading instruments and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, respectively.

Equity and debt securities purchased in connection with the Company's principal investing activities, as well as investments in partnerships and other entities that invest in financial instruments, in which there are no available market quotations or may be otherwise restricted, are reported at cost or estimated net realizable value. Realized and unrealized gains and losses are included in principal transactions revenues.

  Derivative Financial Instruments

A derivative instrument is typically defined as a contractual agreement whose value is "derived" from an underlying asset, rate or index and includes products such as forwards, futures, swaps or option contracts and other financial instruments with similar characteristics. A derivative financial instrument also includes firm or standby commitments for the purchase of securities. The derivative definition does not include cash instruments whose values are derived from changes in the value of some asset or index, such as mortgage-backed securities and structured notes. Derivative contracts used by the Company generally represent future commitments to exchange interest payment streams based on the gross contract or notional amount or to purchase or sell financial instruments at specified terms and future dates.

In connection with the Company's market risk management and trading activities, the Company may enter into a derivative contract to manage the risk arising from other financial instruments or to take a

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

position based upon expected future market conditions. The Company also takes positions to facilitate client transactions.

A large portion of the Company's derivative financial instruments are "to be announced" mortgage securities requiring forward settlement. As a principal in the mortgage-backed securities business, the Company has outstanding forward purchase and sale agreements committing the Company to receive or deliver mortgage-backed securities. These forward contracts are generally short-term with maturity or settlement dates ranging from 30 to 90 days.

Derivative instruments held or issued for trading purposes are marked-to-market daily with the resulting unrealized gains and losses recorded on the Consolidated Statement of Financial Condition in financial instruments owned or financial instruments sold, not yet purchased, and the related profit or loss reflected in principal transactions revenues on the Consolidated Statement of Income. The fair value of an exchange-traded derivative, such as futures and certain option contracts, is determined by quoted market prices while the fair value of derivatives negotiated in over-the-counter markets are valued based upon dealer price quotations or pricing models which consider time value and the volatility of the underlying instruments, as well as other economic factors.

The Company also enters into interest rate swaps to modify the interest rate characteristics of its outstanding fixed rate debt. These agreements generally involve the exchange between the Company and its counterparties of amounts based on a fixed interest rate for amounts based on a variable interest rate over the life of the agreement without the exchange of the notional amount upon which the payments are based. The Company accounts for interest rate swap agreements used for hedging purposes on the accrual method. The difference to be paid or received on the swap agreements is accrued as an adjustment to interest expense as incurred. The related receivable from or payable to counterparties is reflected as an asset or liability, accordingly. The fair values of the swap agreements are not recognized in the financial statements. Any gains and losses on early terminations of swap agreements are deferred as an adjustment to the carrying amount of the debt and amortized as an adjustment to interest expense over the remaining term of the original contract life of the hedged item. In the event of the early extinguishment of debt, any unrealized gain or loss from the related swap would be recognized in income coincident with the extinguishment.

  Collateralized Securities Transactions

Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements"), principally government and agency securities are, for accounting purposes, treated as financing transactions and are recorded at their contractual amounts, plus accrued interest. It is Company policy to obtain possession or control of securities, which have a fair value in excess of the original principal amount loaned, in order to collateralize resale agreements. The Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company monitors the fair value of the securities purchased and sold under these agreements daily versus the related receivable or payable balances. Should the fair value of the securities purchased decline or the fair value of the securities sold increase, additional collateral is requested or excess collateral is returned when deemed appropriate to maintain contractual margin protection. When specific conditions are met, including the existence of a legally enforceable master netting agreement, balances related to resale agreements and repurchase agreements are netted by counterparty on the Consolidated Statements of Financial Condition.

Resale agreements and repurchase agreements for which the resale/repurchase date corresponds to the maturity date of the underlying securities are accounted for as purchases and sales, respectively.

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral. The initial collateral advanced or received approximates or is greater than, the fair value of the securities borrowed or loaned. The Company monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.

  Depreciation and Amortization

The Company depreciates office equipment using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

The excess cost of acquired companies over the fair value of the net assets acquired is recorded as goodwill and is amortized on a straight-line basis over periods not exceeding 35 years.

  Income Taxes

The Company files a consolidated federal income tax return and uses the asset and liability method in providing for income tax expense. Under this method, deferred taxes are provided based upon the net tax effects of temporary differences between the book and tax bases of assets and liabilities.

  Translation of Foreign Currencies

Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, and revenues and expenses are translated at average rates of exchange during the year. Gains and losses resulting from translation adjustments are accumulated as a separate component of comprehensive income within stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

  Stock-Based Compensation

The Company grants stock options to certain employees and non-employee directors with an exercise price equal to the fair market value of the stock at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense related to such grants.

  Statement of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1999, 1998 and 1997 were $2,416,813, $2,893,428 and $2,486,500, respectively.

  Fair Value of Financial Instruments

Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, cash and securities segregated for regulatory purposes, trading assets, resale agreements, securities borrowed, and certain receivables, are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities, including short-term borrowings, trading liabilities, repurchase agreements, securities loaned, obliga-

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

tions to return securities received as collateral and certain payables, are carried at fair value or contracted amounts approximating fair value. Fair values of the Company's long-term borrowings and interest rate swaps used to hedge the Company's long-term borrowings are discussed in Note 4.

  Accounting Changes and Developments

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes revised accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity measure all derivative instruments at fair value and recognize such instruments as either assets or liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument will depend on the intended use of the derivative as either a fair value hedge, a cash flow hedge or a foreign currency hedge. The effect of the changes in fair value of the derivatives and, in certain cases, the hedged items are to be reflected in either the consolidated statements of income or as a component of other comprehensive income, based upon the resulting designation. As issued, SFAS No. 133 was effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of this statement on the Company's Consolidated Financial Statements, taken as a whole.

NOTE 2 FINANCIAL INSTRUMENTS OWNED AND SOLD, NOT YET PURCHASED

At December 31, 1999 and 1998, financial instruments owned and financial instruments sold, not yet purchased, consisted of the following:

                                                            1999           1998
                                                         -----------    -----------
FINANCIAL INSTRUMENTS OWNED
U.S. government and agencies...........................  $ 5,864,331    $ 4,858,189
Mortgages and mortgage-backed..........................    9,012,415      8,861,944
Corporate debt.........................................    1,875,361      2,466,322
Commercial paper and other short-term debt.............    1,744,036      1,534,913
Equities and other.....................................    2,030,986      1,799,804
State and municipals...................................      617,701        500,179
                                                         -----------    -----------
                                                         $21,144,830    $20,021,351
                                                         ===========    ===========
FINANCIAL INSTRUMENTS SOLD, NOT YET PURCHASED
U.S. government and agencies...........................  $ 5,804,259    $ 4,031,254
Mortgages and mortgage-backed..........................      123,049         79,521
Corporate debt.........................................      785,890        837,099
Equities...............................................      348,485        215,991
State and municipals...................................       37,525         13,234
                                                         -----------    -----------
                                                         $ 7,099,208    $ 5,177,099
                                                         ===========    ===========

NOTE 3 SHORT-TERM BORROWINGS

The Company meets its short-term financing needs principally by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

Short-term borrowings at December 31, 1999 and 1998 consisted of the following:

                                                               1999          1998
                                                            ----------    ----------
Commercial paper..........................................  $  763,909    $  457,973
Bank loans................................................     708,841       714,810
Medium-Term Notes.........................................     411,500       245,000
                                                            ----------    ----------
                                                            $1,884,250    $1,417,783
                                                            ==========    ==========

The interest rate on commercial paper fluctuates throughout the year. The weighted-average interest rates on commercial paper borrowings outstanding at December 31, 1999 and 1998 were 6.30 percent and 5.74 percent, respectively, and during 1999 and 1998 were 5.33 percent and 5.67 percent, respectively.

Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted-average interest rates on bank loans outstanding at December 31, 1999 and 1998 were 5.53 percent and 5.57 percent, respectively, and during 1999 and 1998 were 5.88 percent and 5.72 percent, respectively.

The Company has a Multiple Currency Medium-Term Note Program under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. At December 31, 1999, the Company had outstanding $276,500 and $135,000 of variable rate and fixed rate Medium-Term Notes, respectively, with maturities of less than one year from the date of issuance. At December 31, 1998, the Company had $245,000 of variable rate Medium-Term Notes with maturities of less than one year from the date of issuance. The weighted-average interest rates on these Medium-Term Notes outstanding at December 31, 1999 and 1998 were 6.26 percent and 5.46 percent, respectively, and during 1999 and 1998 were 5.43 percent and 5.78 percent, respectively.

The Company has a $1,200,000 committed unsecured senior revolving credit facility with a group of banks which expires in September 2000, with provisions for renewal through 2001. In addition, certain of the Company's subsidiaries have entered into a committed secured revolving credit facility which extends through August 2000. At December 31, 1999, this credit facility provided an aggregate of up to $1,000,000. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR, a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1999, there were no outstanding borrowings under these credit facilities.

NOTE 4 LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1999 and 1998 consisted of the following:

                                                               1999          1998
                                                            ----------    ----------
Fixed Rate Notes due 2000 -- 2014.........................  $2,757,851    $1,961,340
Fixed Rate Subordinated Notes due 2002....................     174,765       174,677
Medium-Term Senior Notes..................................   2,143,010     1,936,835
Medium-Term Subordinated Notes............................     148,200       182,950
                                                            ----------    ----------
                                                            $5,223,826    $4,255,802
                                                            ==========    ==========

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

The Company issued $525,000 of 6.38 percent senior notes due 2004 and $275,000 of 7.63 percent senior notes due 2009 on May 18, 1999 and December 1, 1999, respectively.

Interest rates on the fixed rate notes and the fixed rate subordinated notes outstanding at December 31, 1999 ranged from 6.38 percent to 9.25 percent. The weighted-average interest rates on these notes outstanding at December 31, 1999 and 1998 were 7.20 percent and 7.35 percent, respectively. Interest on the notes is payable semi-annually.

At December 31, 1999 and 1998, the Company had outstanding $1,422,210 and $1,267,135 of fixed rate Medium-Term Notes and $869,000 and $852,650 of variable rate Medium-Term Notes, respectively. The Medium-Term Notes outstanding at December 31, 1999 and 1998 had weighted-average interest rates of 6.76 percent and 6.48 percent, respectively.

At December 31, 1999, the total long-term borrowings of the Company had an average maturity of 4.96 years. The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1999, and the total amount due thereafter, was as follows:

2000........................................................  $  875,373
2001........................................................     357,500
2002........................................................     602,465
2003........................................................     706,837
2004........................................................     850,434
Thereafter..................................................   1,831,217
                                                              ----------
                                                              $5,223,826

The Company has entered into interest rate swap agreements which effectively convert substantially all of its fixed rate debt into floating rate debt. The floating interest rates are based on LIBOR and generally adjust semi-annually. The effective weighted-average interest rates on the long-term borrowings, after giving effect to the interest rate swap agreements, were 6.94 percent and 6.42 percent at December 31, 1999 and 1998, respectively. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's long-term borrowings by $22,593, $15,606 and $10,966 for the years ended December 31, 1999, 1998 and 1997, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1999 were as follows:

2000........................................................  $  747,000
2001........................................................     284,000
2002........................................................     279,500
2003........................................................     645,500
2004........................................................     690,200
Thereafter..................................................   1,559,810
                                                              ----------
                                                              $4,206,010

At December 31, 1999 and 1998, the fair values of long-term borrowings were $5,140,331 and $4,325,014, respectively, as compared to the carrying amounts of $5,223,826 and $4,255,802, respectively. The estimated fair value of long-term borrowings was based upon quoted market prices for the same or similar issues and pricing models. The fair values of the interest rate swaps were $127,097 payable and $113,226 receivable at December 31, 1999 and 1998, respectively. The fair value of interest rate swaps used to hedge the Company's long-term borrowings was based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

interest rates. The carrying amounts of the interest rate swap agreements included in the Company's Consolidated Statements of Financial Condition at December 31, 1999 and 1998 were net receivables of $12,075 and $8,827, respectively. See Notes 1 and 8 for a further discussion of interest rate swap agreements used for hedging purposes.

NOTE 5 PREFERRED STOCK

  Preferred Stock Issued by Paine Webber Group Inc.

The Company is authorized to issue up to 20,000,000 shares of preferred stock, in one or more series.

Redeemable Preferred Stock -- In connection with the acquisition of certain net assets and specific businesses of Kidder, Peabody Group Inc. ("Kidder") in December 1994, the Company issued 2,500,000 shares of 20-year 9 percent Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which was increased periodically by charges to retained earnings, using the interest method, so that the carrying amount would have equaled the redemption amount of $250,000 at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock was redeemable at any time, in whole or in part, on or after December 16, 1999 at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends.

At the earliest redemption date of December 16, 1999, the Company redeemed the Redeemable Preferred Stock which resulted in a charge to stockholders' equity equal to the difference between the carrying value and par value (unamortized discount) of $59,883. Dividends on the Redeemable Preferred Stock were cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock had no voting rights, except in the event of certain dividend payment defaults.

  Preferred Stock Issued by Subsidiary Trusts

Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts holding solely Company Guaranteed Related Subordinated Debt -- In December 1996, PWG Capital Trust I, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $195,000 (7,800,000 shares) of 8.30 percent Preferred Trust Securities to the public at $25.00 per security and $6,031 (241,238 securities) of 8.30 percent Common Trust Securities to the Company at $25.00 per security. In March 1997, PWG Capital Trust II, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $198,750 (7,950,000 securities) of 8.08 percent Preferred Trust Securities to the public at $25.00 per security and $6,147 (245,877 securities) of 8.08 percent Common Trust Securities to the Company at $25.00 per security. The 8.30 percent Preferred Trust Securities and the 8.08 percent Preferred Trust Securities (collectively, the "Preferred Trust Securities") have a stated liquidation amount of $25.00 per share.

PWG Capital Trust I and PWG Capital Trust II (collectively, the "Trusts") exist for the sole purpose of issuing the Preferred Trust Securities and common securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. The sole assets of PWG Capital Trust I at December 31, 1999 were $201,031 of 8.30 percent Junior Subordinated Debentures due December 1, 2036 issued by the Company. The sole assets of PWG Capital Trust II at December 31, 1999 were $204,897 of 8.08 percent Junior Subordinated Debentures due March 1, 2037 issued by the Company. The 8.30 percent Junior Subordinated Debentures and the 8.08 percent Junior Subordinated Debentures (collectively, the "Junior Subordinated Debentures") held by the Trusts are redeemable by the Company, in whole or in part, on or after December 1, 2001 and March 1, 2002, respectively. If the Company redeems Junior Subordinated Debentures, the Trust must redeem Preferred Trust

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

Securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures.

The Company guarantees payment to the holders of the Preferred Trust Securities, on a subordinated basis, to the extent the Company has made principal and interest payments on the Junior Subordinated Debentures. This guarantee, together with the Company's obligations under the Junior Subordinated Debentures, provides a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Trust Securities. Dividends on the Preferred Trust Securities are cumulative, payable monthly in arrears, and are deferrable at the Company's option for periods not to exceed sixty consecutive months. The Company generally cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the Preferred Trust Securities have been classified as minority interest in the Company's Consolidated Statements of Income.

NOTE 6 COMMON STOCK

In accordance with the repurchase programs, the Company had available to repurchase at December 31, 1999 a maximum of 18,681,999 shares of its common stock. Subsequent to December 31, 1999, the Company's Board of Directors increased the number of shares of common stock authorized for repurchase by 18,000,000.

NOTE 7 CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2 percent of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4 percent of such aggregate debit items. Business may not be expanded if net capital is less than 5 percent of such aggregate debit items. As of December 31, 1999, PWI's net capital of $892,165 was 7.5 percent of December 29, 1999 aggregate debit items and its net capital in excess of the minimum required was $649,034.

Advances, dividend payments and other equity distributions by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1999, the equity of PWG's subsidiaries totaled approximately $2,900,000. Of this amount, approximately $453,000 was not available for payment of cash dividends and advances to PWG.

Under the terms of certain credit agreements, PWG is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1999, these restrictions did not affect PWG's ability to pay dividends to its shareholders.

NOTE 8 FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  Held or Issued for Trading Purposes

Set forth below are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statements of Financial Condition and are indicative only of the volume of activity at December 31, 1999 and 1998. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on-and off-balance-sheet transactions.

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

NOTIONAL OR CONTRACT AMOUNT AT         DECEMBER 31, 1999             DECEMBER 31, 1998
------------------------------     --------------------------    --------------------------
                                    PURCHASES        SALES        PURCHASES        SALES
                                   -----------    -----------    -----------    -----------
Mortgage-backed forward contracts
  and options written and
  purchased......................  $14,417,186    $17,540,786    $30,296,601    $35,558,370
Foreign currency forward
  contracts, futures contracts,
  and options written and
  purchased......................    1,380,925      1,373,981      2,709,421      2,628,824
Equity securities contracts
  including stock index futures,
  forwards, and options written
  and purchased..................      144,034        239,682        156,519        332,248
Other fixed income securities
  contracts including futures,
  forwards, and options written
  and purchased..................    3,557,193      5,538,887      3,890,619      4,336,300
Interest rate swaps and caps.....    1,688,762        419,989      1,292,620        282,546

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1999 and 1998. The fair value amounts are netted by counterparty when specific conditions are met.

FAIR VALUE AT                                       DECEMBER 31, 1999         DECEMBER 31, 1998
-------------                                    -----------------------    ----------------------
                                                  ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                 --------    -----------    -------    -----------
Mortgage-backed forward contracts and options
  written and purchased........................  $159,228     $114,838      $85,995      $76,315
Foreign currency forward contracts, futures
  contracts, and options written and
  purchased....................................    20,274       20,158       31,622       31,726
Equity securities contracts including stock
  index futures, forwards, and options written
  and purchased................................   152,024       48,835       26,806       46,606
Other fixed income securities contracts
  including futures, forwards, and options
  written and purchased........................    29,584       20,177       12,183       55,015
Interest rate swaps and caps...................    31,569       11,087       34,749        8,096

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes during the years ended December 31, 1999 and 1998. The average fair value is based on the average of the month-end balances during the year.

AVERAGE FAIR VALUE FOR THE YEARS ENDED           DECEMBER 31, 1999          DECEMBER 31, 1998
--------------------------------------        -----------------------    -----------------------
                                               ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                              --------    -----------    --------    -----------
Mortgage-backed forward contracts and
  options written and purchased.............  $171,113     $163,954      $158,215     $146,522
Foreign currency forward contracts, futures
  contracts, and options written and
  purchased.................................    22,549       22,377        46,222       45,895
Equity securities contracts including stock
  index futures, forwards, and options
  written and purchased.....................    63,624       40,321        20,836       42,995
Other fixed income securities contracts
  including futures, forwards, and options
  written and purchased.....................    11,932       49,800        16,547       41,786
Interest rate swaps and caps................    18,593        6,754        13,423       40,760

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

The Company also sells securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statements of Financial Condition.

The off-balance-sheet derivative trading transactions are generally short-term. At December 31, 1999, substantially all of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

The Company's risk of loss in the event of counterparty default is limited to the current fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statements of Financial Condition and amounted to $392,679 and $191,355 at December 31, 1999 and 1998, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk. See Note 1 for a further discussion of derivative financial instruments.

The following table summarizes the Company's principal transactions revenues by business activity for the years ended December 31, 1999 and 1998. Principal transactions revenues include realized and unrealized gains and losses on trading positions and principal investing activities, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

YEARS ENDED DECEMBER 31,                                         1999         1998
------------------------                                      ----------    --------
Taxable fixed income (includes futures, forwards, options
  contracts and other securities)...........................  $  501,819    $451,668
Equities (includes stock index futures, forwards and options
  contracts)................................................     446,168     279,720
Municipals (includes futures and options contracts).........     162,093     137,419
                                                              ----------    --------
                                                              $1,110,080    $868,807
                                                              ==========    ========

  Held or Issued for Purposes other than Trading

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of December 31, 1999 and 1998, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $4,206,010 and $3,096,985, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at December 31, 1999 into floating rate debt. The Company had no deferred gains or losses related to terminated swap agreements on the Company's long-term borrowings at December 31, 1999 and 1998. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements generally are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Notes 1 and 4 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 9 RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

basis and through a variety of financial, security position and credit exposure reporting and control procedures.

  Market Risk

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, equity prices and foreign currency exchange rates. The Company has a variety of methods to monitor its market risk profile. The senior management of each business group is responsible for reviewing trading positions, exposures, profits and losses, and trading strategies. The Company also has an independent risk management group which reviews the Company's risk profile and aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee, comprised of senior corporate and business group managers, is responsible for establishing trading position and exposure limits.

Market risk modeling is based on estimating loss exposure through sensitivity testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks, and holding regular meetings between the senior management of the business groups and the risk management group.

  Credit Risk in Proprietary Transactions

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including banks, brokers and dealers, investment funds, and insurance companies. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and agency securities, and letters of credit. The market value of the initial collateral received approximates or is greater than the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1999, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

  Credit Risk in Client Activities

Client transactions are entered on either a cash or margin basis. In a margin transaction, the Company extends credit to a client for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. Receivables from customers are substantially collateralized by customer securities. Amounts loaned are limited by margin regulations of

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

the Federal Reserve Board and other regulatory authorities and are subject to the Company's credit review and daily monitoring procedures. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.

Client transactions include positions in commodities and financial futures, trading liabilities, and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and exchange-traded options transactions are generally lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1999 were settled without material adverse effect on the Company's consolidated financial statements, taken as a whole.

  Concentrations of Credit Risk

Concentrations of credit risk that arise from financial instruments (whether on-or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in underwriting and other financing activities with a broad range of clients, including other financial institutions, municipalities, governments, financing companies, and commercial real estate investors and operators. These activities could result in concentrations of credit risk with a particular counterparty, or group of counterparties operating in a particular geographic area or engaged in business in a particular industry. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, investment funds, and insurance companies.

NOTE 10 COMMITMENTS AND CONTINGENCIES

  Leases

The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2015. As of December 31, 1999, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year were as follows:

2000..................................................    $  166,168
2001..................................................       155,240
2002..................................................       146,857
2003..................................................       142,583
2004..................................................       136,963
Thereafter............................................       897,467
                                                          ----------
                                                          $1,645,278
                                                          ==========

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $7,859.

For the years ended December 31, 1999, 1998 and 1997, rent expense under operating leases was $183,967, $168,417 and $160,973, respectively.

  Other Commitments and Contingencies

At December 31, 1999 and 1998, the Company was contingently liable under unsecured letters of credit totaling $139,156 and $159,647, respectively, which approximated fair value. At December 31, 1999, certain of the Company's subsidiaries were contingently liable as issuer of approximately $45,000 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are fully collateralized by customer margin securities. At December 31, 1999, the Company had outstanding $101,400 of such standby letters of credit. At December 31, 1999 and 1998, securities with a fair value of $2,536,073 and $2,008,145, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, at December 31, 1999, the Company had commitments of $858,122, consisting of secured credit lines to real estate operators, mortgage and asset-backed originators, and other commitments to investment partnerships. Settlement of these transactions at December 31, 1999 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

The Company has been named as a defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's consolidated financial statements, taken as a whole.

NOTE 11 EMPLOYEE INCENTIVE AWARDS

The Company's various Stock Option and Award Plans (the "Plans") provide for the granting to officers and other key employees nonqualified stock options, restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights, performance units and other stock based awards. At December 31, 1999 and 1998, there were 10,597,664 and 9,502,661 shares, respectively, available for future stock option, common stock and restricted stock awards under these plans. The Company had no stock appreciation rights, performance units or stock purchase rights outstanding at December 31, 1999.

  Nonqualified Stock Options

Officers and other key employees are granted nonqualified stock options to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to limited partnerships, in

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

which key employees of the Company are limited partners, and to non-employee directors. Options are exercisable in ratable installments or otherwise, generally over a period of one to five years from the date of grant. The rights generally expire within seven to ten years after the date of grant.

Beginning in January 1999, the Company established the Equity Plus Program which allows eligible employees to purchase shares of the Company's common stock at a price equal to fair market value on the purchase date and receive stock options based upon the number of shares purchased under the Program. The maximum number of shares an employee can purchase is 1,000 per year. The nonqualified stock options have a price equal to the fair market value of the stock on the date the option is granted. Shares purchased under the Equity Plus Program are restricted from resale for two years from the time of purchase, and the options that are granted under the Equity Plus Program have a three year vesting requirement and expire seven years after the date of grant. The number of common shares authorized for purchase by eligible employees is 3,000,000 per annum. During 1999, employees of the Company purchased 1,484,983 shares under the Equity Plus Program and received 3,005,209 options.

The activity during the years ended December 31, 1997, 1998 and 1999 is set forth below. In January 2000, eligible participants were granted nonqualified stock options for 1,822,500 shares which are not included in the table below.

                                                NUMBER OF     EXERCISE PRICE    WEIGHTED-AVERAGE
                                                  SHARES        PER SHARE        EXERCISE PRICE
                                                ----------    --------------    ----------------
Options outstanding at December 31, 1996
  (6,351,551 exercisable).....................  26,330,606    $ 4.37 - 17.71         $11.80
Granted.......................................   7,726,325     18.50 - 34.22          27.58
Exercised.....................................  (4,964,542)     4.37 - 14.08          10.60
Terminated....................................    (928,594)     4.37 - 22.50          13.89
                                                ----------    --------------         ------
Options outstanding at December 31, 1997
  (6,062,722 exercisable).....................  28,163,795    $ 4.43 - 34.22         $16.27
Granted.......................................   5,865,220     30.69 - 42.63          36.19
Exercised.....................................  (2,953,503)     4.43 - 34.22          10.48
Terminated....................................    (826,541)     4.93 - 34.22          22.06
                                                ----------    --------------         ------
Options outstanding at December 31, 1998
  (8,712,066 exercisable)                       30,248,971    $ 4.93 - 42.63         $20.54
Granted.......................................   3,594,777     35.78 - 48.03          39.70
Exercised.....................................  (2,329,596)     4.93 - 36.78          11.43
Terminated....................................    (861,589)     6.69 - 46.66          27.30
                                                ----------    --------------         ------
Options outstanding at December 31, 1999
  (13,072,821 exercisable)....................  30,652,563    $ 5.00 - 48.03         $23.29
                                                ==========    ==============         ======

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

The following table summarizes information about stock options outstanding at December 31, 1999:

                                 OPTIONS OUTSTANDING
                               ------------------------     OPTIONS EXERCISABLE
                                            WEIGHTED-     -----------------------
                               WEIGHTED-     AVERAGE                    WEIGHTED-
   RANGE OF       NUMBER OF     AVERAGE     REMAINING      NUMBER OF     AVERAGE
EXERCISE PRICES    SHARES      EXERCISE    CONTRACTUAL      SHARES      EXERCISE
   PER SHARE     OUTSTANDING     PRICE     LIFE (YEARS)   EXERCISABLE     PRICE
---------------  -----------   ---------   ------------   -----------   ---------
$ 5.00 - 13.00    7,228,012     $10.76         4.2         7,228,012     $10.76
 13.01 - 21.00    9,795,481      15.15         4.7         5,832,343      14.54
 21.01 - 29.00      789,750      22.47         4.3                --         --
 29.01 - 37.00    7,481,268      34.68         5.2            11,346      34.41
 37.01 - 48.03    5,358,052      39.28         6.2             1,120      44.89
$ 5.00 - 48.03   30,652,563     $23.29         5.0        13,072,821     $12.47

The Company accounts for stock option grants in accordance with APB Opinion No.
25. Accordingly, no compensation cost has been recognized for its stock option grants. Pro forma information regarding net income and earnings per share is required under SFAS No. 123 and has been determined as if the Company had accounted for all post 1994 stock option grants based on the fair value method. The pro forma information presented below is not representative of the effect stock options will have on pro forma net income or earnings per share for future years.

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: dividend yields of 1.1 percent, 1.2 percent and 1.7 percent; expected lives of 4.0 years, 3.8 years, and 3.8 years; risk-free interest rates of 5.5 percent, 5.0 percent and 6.2 percent; and expected volatility of 38 percent, 35 percent and 33 percent. The weighted-average fair values of options granted during 1999, 1998 and 1997 were $13.64, $11.15 and $8.52, respectively.

For purposes of the pro forma information, the fair values of the 1999, 1998 and 1997 stock option grants are amortized over the vesting period. The pro forma information for the years ended 1999, 1998 and 1997 was as follows:

YEARS ENDED DECEMBER 31,                             1999        1998        1997
------------------------                           --------    --------    --------
NET INCOME
  As reported....................................  $628,599    $433,555    $415,449
  Pro forma......................................  $592,684    $406,967    $397,131
EARNINGS PER COMMON SHARE
Basic
  As reported....................................  $   3.77(1) $   2.91    $   2.84
  Pro forma......................................  $   3.52(1) $   2.72    $   2.70
Diluted
  As reported....................................  $   3.56(1) $   2.72    $   2.56
  Pro forma......................................  $   3.33(1) $   2.55    $   2.44

------------
(1) Reflects the effect of the unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

  Restricted Stock Awards

Restricted stock awards are granted to key employees, whereby shares of the Company's common stock are awarded in the name of the employee, who has all rights of a stockholder, subject to certain

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

sale and transfer restrictions. The awards generally contain restrictions on sales and transfers ranging from one to three years. The restricted stock awards are subject to forfeiture if the employee terminates prior to the prescribed restriction period.

During the years ended December 31, 1999, 1998 and 1997, the Company awarded 3,498,900, 2,357,604 and 2,174,502 shares, respectively, of restricted stock, net of forfeitures. Restricted stock awards are expensed in the service year to which the grant relates at the value of the stock on grant date. The charge to compensation expense, net of forfeitures, amounted to $136,362, $88,966 and $87,803 in the years ended December 31, 1999, 1998 and 1997, respectively.

  Other Deferred Compensation Awards

Eligible employees in the Company's Private Client Group participate in the PaineWebber PartnerPlus Plan (the "PartnerPlus Plan"), a nonqualified deferred compensation plan. Under the PartnerPlus Plan, the Company makes annual contributions and the employee may elect to make voluntary pre-tax contributions, subject to a maximum percent of the Company contribution. The Company and employee contributions earn tax-deferred interest for ten years. Company contributions made beginning January 1, 1999 and the interest thereon generally vest 20 percent per year beginning the sixth year from the date of contribution, through year ten. Company contributions made prior to January 1, 1999, vest after four years, and the related interest vests after ten years from the date of contribution. Voluntary contributions vest immediately and the interest thereon vests on the same terms as interest on Company contributions. The Company expenses these costs over the service period.

NOTE 12 EMPLOYEE BENEFIT PLANS

  Defined Benefit Pension Plan

In 1998, the Company adopted SFAS No. 132 "Employers' Disclosure about Pension and Other Postretirement Benefits" which revised and standardized disclosure requirements. Prior year disclosures have been restated to comply with SFAS No. 132.

The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. As of December 31, 1998, the Company amended its Plan to freeze future accruals except as related to employees meeting certain age and years of service eligibility requirements. Pension expense for the years ended 1999, 1998 and 1997 for the Plan included the following components:

YEARS ENDED DECEMBER 31,                               1999        1998       1997
------------------------                             --------    --------    -------
Service cost.......................................  $ 15,900    $ 23,729    $19,373
Interest cost......................................    27,860      27,016     23,576
Expected return on Plan assets.....................   (35,394)    (37,085)   (28,991)
Amortization of transition asset...................      (840)       (840)      (840)
Amortization of prior service cost.................        --       1,742      2,037
Recognized actuarial loss..........................     2,748       6,289      5,783
                                                     --------    --------    -------
Net periodic pension cost..........................  $ 10,274    $ 20,851    $20,938
                                                     ========    ========    =======

The following table provides a reconciliation of the Plan's benefit obligation and fair value of Plan assets, as well as a summarization of the Plan's funded status and prepaid pension asset which is

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

included in other assets on the Company's Consolidated Statements of Financial Condition at December 31, 1999 and 1998:

                                                                1999        1998
                                                              --------    --------
Change in Benefit Obligation:
  Benefit obligation at beginning of year...................  $406,458    $394,583
     Service cost...........................................    15,900      23,729
     Interest cost..........................................    27,860      27,016
     Actuarial gain.........................................   (49,113)     (3,731)
     Effect of curtailment..................................        --     (18,003)
     Benefits paid..........................................   (20,597)    (17,136)
                                                              --------    --------
  Benefit obligation at end of year.........................   380,508     406,458
                                                              --------    --------
Change in Plan Assets:
  Fair value of Plan assets at beginning of year............   424,874     399,010
     Actual return on assets................................    25,453      33,000
     Employer contribution..................................        --      10,000
     Benefits paid..........................................   (20,597)    (17,136)
                                                              --------    --------
  Fair value of Plan assets at end of year..................   429,730     424,874
                                                              --------    --------
Funded status...............................................    49,222      18,416
Unrecognized transition asset...............................    (2,005)     (2,845)
Unrecognized net loss.......................................    21,212      63,132
                                                              --------    --------
Prepaid pension asset at year-end...........................  $ 68,429    $ 78,703
                                                              ========    ========

The benefit obligation for the Plan was determined using an assumed discount rate of 8.0 percent for 1999 and 7.0 percent for 1998, and an assumed rate of compensation increase of 4 percent for 1999 and 5 percent for 1998. The weighted-average assumed rate of return on Plan assets was 8.5 percent for 1999 and 9.5 percent for 1998 and 1997. The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. Plan assets consist primarily of equity securities and U.S. government and agency obligations.

  Defined Contribution Pension Plan

Effective January 1, 1999, the Company established the PaineWebber 401(k) Plus Plan (the "Plus Plan") which was developed for eligible employees of the Company to modify the PaineWebber Savings Investment Plan and replace the benefits that employees would have accrued under the frozen defined benefit pension plan. The Plus Plan is a defined contribution pension plan that includes two retirement benefit features: an employee savings investment plan (401(k)) and an annual retirement contribution that the Company will make to the Plus Plan on the employee's behalf. Employee contributions vest immediately while Company contributions are subject to certain vesting provisions.

Under the new Plus Plan, a portion of the employee's 401(k) contributions are matched by the Company on a graduated scale based on the Company's pre-tax earnings. The provision for Company contributions for amounts contributed or to be contributed in cash and/or stock of the Company to the 401(k) and invested in the PaineWebber Common Stock Fund amounted to approximately $22,900, $14,100 and $13,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The annual retirement contribution feature provides a Company contribution equal to a percentage based on the employee's eligible compensation and the employee's number of years of service with the

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

Company. The provision for the Company's annual retirement contribution to be contributed in cash for the year ended December 31, 1999 is $24,300.

  Other Benefit Plans

The Company also provides certain life insurance and healthcare benefits to employees. The costs of such benefits for the years ended December 31, 1999, 1998 and 1997 were $72,500, $57,600 and $55,400, respectively.

NOTE 13 INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, net deferred tax assets are included in other assets in the Consolidated Statements of Financial Condition. Deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, 1998 and 1997 were as follows:

                                                     1999        1998        1997
                                                   --------    --------    --------
DEFERRED TAX ASSETS
Employee benefits................................  $395,326    $276,367    $229,449
Accelerated income and deferred deductions.......   117,978      92,724      91,263
Acquired tax benefits............................       730      25,472      46,000
Other............................................    29,509      20,554      23,627
                                                   --------    --------    --------
  Total deferred tax assets......................   543,543     415,117     390,339
                                                   --------    --------    --------
DEFERRED TAX LIABILITIES
Tax over book depreciation.......................     8,947       6,792      16,450
Accelerated deductions and deferred income.......    70,076      41,414      36,753
Safe harbor leases...............................     3,198       4,385       5,282
Valuation of trading assets and investments......    70,412      45,662      57,781
Other............................................     3,203       3,254       3,581
                                                   --------    --------    --------
  Total deferred tax liabilities.................   155,836     101,507     119,847
                                                   --------    --------    --------
Net deferred tax asset...........................  $387,707    $313,610    $270,492
                                                   ========    ========    ========

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

The significant components of the provision for income taxes for the years ended December 31, 1999, 1998 and 1997 were as follows:

YEARS ENDED DECEMBER 31,                             1999        1998        1997
------------------------                           --------    --------    --------
CURRENT
Federal..........................................  $360,596    $262,733    $235,349
State............................................    45,970      14,501      56,476
Foreign..........................................    41,490      15,092      10,735
                                                   --------    --------    --------
  Total current..................................   448,056     292,326     302,560
                                                   --------    --------    --------
DEFERRED
Federal..........................................   (67,871)    (59,732)    (56,373)
State............................................    (7,298)     14,562     (17,348)
Foreign..........................................     1,072       2,052        (213)
                                                   --------    --------    --------
  Total deferred.................................   (74,097)    (43,118)    (73,934)
                                                   --------    --------    --------
                                                   $373,959    $249,208    $228,626
                                                   ========    ========    ========

The reconciliation of income taxes, computed at the statutory federal rate, to the provision for income taxes recorded for the years ended December 31, 1999, 1998 and 1997, was as follows:

                                 1999                1998                1997
                           ----------------    ----------------    ----------------
YEARS ENDED DECEMBER 31,    AMOUNT      %       AMOUNT      %       AMOUNT      %
------------------------   --------    ----    --------    ----    --------    ----
Tax at statutory federal
  rate...................  $362,181    35.0    $250,252    35.0    $235,587    35.0
State and local income
  taxes, net of federal
  tax benefit............    25,137     2.4      18,891     2.6      25,433     3.8
Foreign rate
  differential...........    (3,709)   (0.4)        902     0.1      (1,926)   (0.3)
Nontaxable dividends and
  interest...............    (6,657)   (0.6)     (6,264)   (0.8)     (6,936)   (1.0)
Nondeductible expenses...     6,757     0.7       3,261     0.5       3,251     0.5
Minority interest........   (11,285)   (1.1)    (11,285)   (1.6)    (10,161)   (1.5)
Other, net...............     1,535     0.1      (6,549)   (0.9)    (16,622)   (2.5)
                           --------    ----    --------    ----    --------    ----
                           $373,959    36.1    $249,208    34.9    $228,626    34.0
                           ========    ====    ========    ====    ========    ====

Income taxes paid for the years ended December 31, 1999, 1998 and 1997 were $379,194, $236,597 and $278,553, respectively.

Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. As of December 31, 1999, such earnings were estimated to be $293,000. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings were not material.

NOTE 14 EARNINGS PER COMMON SHARE

Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities.

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per share computations:

YEARS ENDED DECEMBER 31,                   1999            1998            1997
------------------------               ------------    ------------    ------------
NUMERATOR
Net income...........................  $    628,599    $    433,555    $    415,449
  Preferred stock dividends..........       (22,802)        (23,647)        (29,513)
  Unamortized discount charged to
     equity on redemption of
     preferred stock.................       (59,883)             --              --
                                       ------------    ------------    ------------
Net income applicable to common
  shares for basic earnings per
  share..............................       545,914         409,908         385,936
                                       ------------    ------------    ------------
Effect of dilutive securities:
  Preferred stock dividends..........            --              --           6,000
  Interest savings on convertible
     debentures......................            --             279           1,030
                                       ------------    ------------    ------------
                                                 --             279           7,030
                                       ------------    ------------    ------------
Net income applicable to common
  shares for diluted earnings per
  share..............................  $    545,914    $    410,187    $    392,966
                                       ------------    ------------    ------------
DENOMINATOR
Weighted-average common shares for
  basic earnings per share...........   144,931,042     140,863,761     135,943,063
Weighted-average effect of dilutive
  securities:
  Employee stock options and
     awards..........................     8,283,402       8,870,423       7,759,013
  Convertible debentures.............            --         877,241       1,984,328
     6% Convertible Preferred
       Stock.........................            --              --     7,661,580(1)
                                       ------------    ------------    ------------
Dilutive potential common shares.....     8,283,402       9,747,664      17,404,921
Weighted-average common and common
  equivalent shares for diluted
  earnings per share.................   153,214,444     150,611,425     153,347,984
                                       ------------    ------------    ------------
EARNINGS PER COMMON SHARE
Basic................................  $     3.77(2)   $       2.91    $       2.84
Diluted..............................  $     3.56(2)   $       2.72    $       2.56
                                       ============    ============    ============

------------
(1) The 6% Convertible Preferred Stock was converted into 8,273,600 common shares on December 4, 1997.

(2) Reflects the effect of the unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16,1999.

NOTE 15 SEGMENT REPORTING DATA

In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company offers a wide variety of products and services, primarily those of a full service broker-dealer to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products (such as the purchase and sale of securities, insurance annuity contracts, mutual funds, wrap fee products, and margin and

--------------------------------------------------------------------------------

          (In thousands of dollars except share and per share amounts)

securities lending), asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital markets products and services (such as the placing of securities and other financial instruments for--and the execution of trades on behalf of--institutional clients, investment banking services such as the underwriting of debt and equity securities, and mergers and acquisitions advisory services).

Segment revenues and expenses in the table below consist of those that are directly attributable, combined with segment amounts based on Company allocation methodologies (for example, allocating a portion of investment banking revenues to the Individual segment; relative utilization of the Company's square footage for certain cost allocations).

                                          1999                                        1998                         1997
                        -----------------------------------------   -----------------------------------------   -----------
                        INDIVIDUAL    INSTITUTIONAL      TOTAL      INDIVIDUAL    INSTITUTIONAL      TOTAL      INDIVIDUAL
                        -----------   -------------   -----------   -----------   -------------   -----------   -----------
Total revenues........  $ 4,676,467    $ 3,146,286    $ 7,822,753   $ 3,978,301    $ 3,271,281    $ 7,249,582   $ 3,556,246
Net interest
 revenues.............      368,853        222,009        590,862       314,078        194,162        508,240       274,762
Net revenues..........    4,014,049      1,276,126      5,290,175     3,373,456      1,031,658      4,405,114     3,082,359
Depreciation and
 amortization.........       78,868         20,855         99,723        49,639         24,657         74,296        37,637
Income before taxes
 and minority
 interest.............      641,870        392,932      1,034,802       494,666        220,341        715,007       443,376
Total assets..........   21,828,324     39,784,052     61,612,376    18,330,427     35,845,494     54,175,921    14,736,069
Expenditures for long-
 lived assets.........      145,531        106,655        252,186        89,460         91,957        181,417        45,950
                        ===========    ===========    ===========   ===========    ===========    ===========   ===========

                                   1997
                        ---------------------------
                        INSTITUTIONAL      TOTAL
                        -------------   -----------
Total revenues........   $ 3,100,706    $ 6,656,952
Net interest
 revenues.............       143,812        418,574
Net revenues..........     1,030,043      4,112,402
Depreciation and
 amortization.........        31,063         68,700
Income before taxes
 and minority
 interest.............       229,731        673,107
Total assets..........    42,328,964     57,065,033
Expenditures for long-
 lived assets.........        44,997         90,947
                         ===========    ===========

The following presents information about the Company's operations by geographic area:

                                            1999                                        1998                          1997
                          -----------------------------------------   -----------------------------------------   -------------
                          UNITED STATES   NON-U.S.(1)      TOTAL      UNITED STATES   NON-U.S.(1)      TOTAL      UNITED STATES
                          -------------   -----------   -----------   -------------   -----------   -----------   -------------
Total revenues..........   $ 7,531,898    $  290,855    $ 7,822,753    $ 7,001,967    $  247,615    $ 7,249,582    $ 6,461,976
Net revenues............     5,022,697       267,478      5,290,175      4,239,413       165,701      4,405,114      3,965,289
Income before taxes and
 minority interest......       907,253       127,549      1,034,802        677,646        37,361        715,007        647,268
Total assets............    53,921,208     7,691,168     61,612,376     44,691,427     9,484,494     54,175,921     46,610,462
                           ===========    ==========    ===========    ===========    ==========    ===========    ===========

                                    1997
                          -------------------------
                          NON-U.S.(1)      TOTAL
                          -----------   -----------
Total revenues..........  $   194,976   $ 6,656,952
Net revenues............      147,113     4,112,402
Income before taxes and
 minority interest......       25,839       673,107
Total assets............   10,454,571    57,065,033
                          ===========   ===========

------------
(1) Predominantly the United Kingdom.

--------------------------------------------------------------------------------

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Paine Webber Group Inc.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

New York, New York

January 31, 2000

--------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31,                1999          1998          1997          1996         1995(2)
------------------------             -----------   -----------   -----------   -----------   -----------
(IN THOUSANDS OF DOLLARS EXCEPT PER
SHARE AMOUNTS)
OPERATING RESULTS
Total revenues................       $ 7,822,753   $ 7,249,582   $ 6,656,952   $ 5,705,966   $ 5,320,090
Net revenues (including net
  interest)...................       $ 5,290,175   $ 4,405,114   $ 4,112,402   $ 3,735,212   $ 3,350,279
Income before taxes and minority
  interest....................       $ 1,034,802   $   715,007   $   673,107   $   560,033   $   102,677
Net income....................       $   628,599   $   433,555   $   415,449   $   364,350   $    80,750
                                     -----------   -----------   -----------   -----------   -----------
PER COMMON SHARE(1)
Basic earnings................       $    3.77(3)  $      2.91   $      2.84   $      2.55   $      0.37
Diluted earnings..............       $    3.56(3)  $      2.72   $      2.56   $      2.24   $      0.35
Dividends declared............       $      0.44   $      0.44   $      0.41   $      0.32   $      0.32
Book value....................       $     20.04   $     16.76   $     13.80   $     12.19   $     10.41
                                     -----------   -----------   -----------   -----------   -----------
FINANCIAL CONDITION
Total assets..................       $61,612,376   $54,175,921   $57,065,033   $52,513,500   $45,671,294
Long-term borrowings and preferred
  securities..................       $ 5,617,576   $ 4,839,367   $ 3,980,379   $ 3,164,349   $ 2,622,797
Stockholders' equity..........       $ 2,917,257   $ 2,438,943   $ 1,930,963   $ 1,730,425   $ 1,552,288
Total capitalization..........       $ 8,534,833   $ 7,278,310   $ 5,911,342   $ 4,894,774   $ 4,175,085
                                     -----------   -----------   -----------   -----------   -----------

---------------
(1) All per share data reflect a three-for-two common stock split in November 1997.

(2) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(3) Reflects the effect of the unamortized discount of $59.9 million charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

--------------------------------------------------------------------------------

                     COMMON STOCK AND QUARTERLY INFORMATION

COMMON STOCK DIVIDEND HISTORY

During 1999, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

CALENDAR QUARTER                                        4TH     3RD     2ND     1ST
----------------                                        ----    ----    ----    ----
1999..................................................  $.11    $.11    $.11    $.11
1998..................................................   .11     .11     .11     .11
1997..................................................   .11     .10     .10     .10

On February 3, 2000, Paine Webber Group Inc. declared a 2000 first quarter dividend of $.12 per share, an increase of 9 percent over the fourth quarter of 1999. However, there is no assurance that dividends will continue to be paid in the future, since they are dependent upon income, financial condition and other factors, including the restrictions described in Note 7 in the Notes to Consolidated Financial Statements.

MARKET FOR COMMON STOCK

The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

                                                               HIGH      LOW
                                                              ------    ------
Calendar 1999
  4th Quarter...............................................  $44.00    $31.75
  3rd Quarter...............................................   46.38     34.00
  2nd Quarter...............................................   49.75     38.00
  1st Quarter...............................................   42.06     32.63
Calendar 1998
  4th Quarter...............................................  $44.50    $20.38
  3rd Quarter...............................................   53.38     29.25
  2nd Quarter...............................................   49.44     39.44
  1st Quarter...............................................   43.13     28.69

On February 11, 2000 the last reported sale price per share of Paine Webber Group, Inc. common stock on the NYSE was $37.56. The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 11, 2000 was 6,077.

--------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                        EARNINGS PER
                                                         INCOME BEFORE                     COMMON
(IN THOUSANDS OF DOLLARS     TOTAL          NET            TAXES AND          NET           SHARE
EXCEPT PER SHARE AMOUNTS)   REVENUES      REVENUES     MINORITY INTEREST     INCOME     BASIC/DILUTED
-------------------------  ----------    ----------    -----------------    --------    -------------
Calendar 1999
  4th Quarter...........   $2,068,273    $1,390,210        $274,131         $166,294    $     .71/.67(1)
  3rd Quarter...........    1,860,192     1,237,167         225,985          138,202          .91/.86
  2nd Quarter...........    1,970,978     1,347,907         269,667          163,504        1.08/1.02
  1st Quarter...........    1,923,310     1,314,891         265,019          160,599        1.06/1.01
Calendar 1998
  4th Quarter...........   $1,735,041    $1,096,493        $166,214         $100,427    $     .66/.63
  3rd Quarter...........    1,809,148     1,031,476         138,599           82,892          .54/.51
  2nd Quarter...........    1,900,283     1,162,168         211,999          129,501          .88/.82
  1st Quarter...........    1,805,110     1,114,977         198,195          120,735          .82/.77

------------
(1) Reflects the effect of unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

The sum of the quarterly earnings per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted-average common and common equivalent shares outstanding during each period.

--------------------------------------------------------------------------------

                          FIVE-YEAR FINANCIAL SUMMARY
          (In thousands of dollars except share and per share amounts)

                                         1999                   1998                   1997                   1996
                                 --------------------   --------------------   --------------------   --------------------
YEARS ENDED DECEMBER 31,            AMOUNT        %        AMOUNT        %        AMOUNT        %        AMOUNT        %
------------------------         ------------   -----   ------------   -----   ------------   -----   ------------   -----
REVENUES
COMMISSIONS
Listed securities and
 options.......................  $  1,115,508    21.1   $    992,816    22.5   $    884,341    21.5   $    821,499    22.0
Mutual funds and insurance.....       545,125    10.3        438,598    10.0        415,855    10.1        380,982    10.2
Over-the-counter securities and
 other.........................       288,326     5.5        209,869     4.8        196,595     4.8        178,994     4.8
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
                                    1,948,959    36.9      1,641,283    37.3      1,496,791    36.4      1,381,475    37.0
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
PRINCIPAL TRANSACTIONS
Taxable fixed income...........       501,819     9.5        451,668    10.3        514,976    12.5        500,391    13.4
Equities.......................       446,168     8.4        279,720     6.3        408,969     9.9        379,446    10.2
Municipals.....................       162,093     3.1        137,419     3.1        131,703     3.2        143,778     3.8
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
                                    1,110,080    21.0        868,807    19.7      1,055,648    25.6      1,023,615    27.4
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
ASSET MANAGEMENT...............       911,099    17.2        713,570    16.2        542,755    13.2        453,267    12.1
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
INVESTMENT BANKING
Underwriting fees, management
 fees and selling concessions:
 Corporate securities..........       248,407     4.7        265,721     6.0        249,777     6.1        226,063     6.1
 Municipal obligations.........        89,098     1.7        117,978     2.7         76,964     1.9         53,914     1.4
Private placement and other
 fees..........................       220,719     4.2        147,273     3.3        133,260     3.2        111,187     3.0
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
                                      558,224    10.6        530,972    12.0        460,001    11.2        391,164    10.5
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
OTHER..........................       170,951     3.2        142,242     3.2        138,633     3.4        146,708     3.9
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
INTEREST.......................     3,123,440    59.0      3,352,708    76.1      2,963,124    72.1      2,309,737    61.9
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
TOTAL REVENUES.................     7,822,753   147.9      7,249,582   164.5      6,656,952   161.9      5,705,966   152.8
                                 ============   =====   ============   =====   ============   =====   ============   =====
INTEREST EXPENSE...............     2,532,578   (47.9)     2,844,468   (64.5)     2,544,550   (61.9)     1,970,754   (52.8)
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
NET REVENUES...................  $  5,290,175   100.0   $  4,405,114   100.0   $  4,112,402   100.0   $  3,735,212   100.0
                                 ============   =====   ============   =====   ============   =====   ============   =====

                                       1995(1)
                                 --------------------
YEARS ENDED DECEMBER 31,            AMOUNT        %
------------------------         ------------   -----
REVENUES
COMMISSIONS
Listed securities and
 options.......................  $    816,517    24.4
Mutual funds and insurance.....       302,654     9.0
Over-the-counter securities and
 other.........................       153,595     4.6
                                 ------------   -----
                                    1,272,766    38.0
                                 ------------   -----
PRINCIPAL TRANSACTIONS
Taxable fixed income...........       396,787    11.8
Equities.......................       377,650    11.3
Municipals.....................       139,764     4.2
                                 ------------   -----
                                      914,201    27.3
                                 ------------   -----
ASSET MANAGEMENT...............       399,540    11.9
                                 ------------   -----
INVESTMENT BANKING
Underwriting fees, management
 fees and selling concessions:
 Corporate securities..........       207,499     6.2
 Municipal obligations.........        43,578     1.3
Private placement and other
 fees..........................        75,700     2.2
                                 ------------   -----
                                      326,777     9.7
                                 ------------   -----
OTHER..........................       150,056     4.5
                                 ------------   -----
INTEREST.......................     2,256,750    67.4
                                 ------------   -----
TOTAL REVENUES.................     5,320,090   158.8
                                 ============   =====
INTEREST EXPENSE...............     1,969,811   (58.8)
                                 ------------   -----
NET REVENUES...................  $  3,350,279   100.0
                                 ============   =====

NON-INTEREST EXPENSES
Compensation and benefits......  $  3,049,568    57.6   $  2,601,364    59.1   $  2,420,296    58.9   $  2,219,129    59.4
Office and equipment...........       352,712     6.7        301,845     6.9        275,532     6.7        267,006     7.1
Communications.................       168,071     3.2        154,272     3.5        153,285     3.7        153,301     4.1
Business development...........       122,678     2.3        103,287     2.3         82,099     2.0         75,981     2.0
Brokerage, clearing and
 exchange fees.................        95,211     1.8         97,430     2.2         86,808     2.1         87,839     2.4
Professional services..........       136,758     2.6        123,265     2.8        129,066     3.1        108,123     2.9
Other..........................       330,375     6.2        308,644     7.0        292,209     7.1        263,800     7.1
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
TOTAL NON-INTEREST EXPENSES....     4,255,373    80.4      3,690,107    83.8      3,439,295    83.6      3,175,179    85.0
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
Income before taxes and
 minority interest.............     1,034,802    19.6        715,007    16.2        673,107    16.4        560,033    15.0
Provision for income taxes.....       373,959     7.1        249,208     5.7        228,626     5.6        194,649     5.2
Income before minority
 interest......................       660,843    12.5        465,799    10.5        444,481    10.8        365,384     9.8
Minority interest..............        32,244     0.6         32,244     0.7         29,032     0.7          1,034     0.0
                                 ------------   -----   ------------   -----   ------------   -----   ------------   -----
Net income.....................  $    628,599    11.9   $    433,555     9.8   $    415,449    10.1   $    364,350     9.8
                                 ============   =====   ============   =====   ============   =====   ============   =====
EARNINGS PER COMMON SHARE(2)
Basic..........................  $     3.77(3)          $       2.91           $       2.84           $       2.55
Diluted........................  $     3.56(3)          $       2.72           $       2.56           $       2.24
                                 ------------           ------------           ------------           ------------
WEIGHTED-AVERAGE COMMON
 SHARES(2)
Basic..........................   144,931,042            140,863,761            135,943,063            131,547,207
Diluted........................   153,214,444            150,611,425            153,347,984            153,829,662
                                 ------------           ------------           ------------           ------------
DIVIDENDS DECLARED PER SHARE
Common stock(2)................  $        .44           $        .44           $        .41           $        .32
Preferred stock:
 Redeemable Preferred Stock....  $       9.00           $       9.00           $       9.00           $       9.00
 Convertible Preferred Stock...  $         --           $         --           $       6.00           $       6.00
                                 ============           ============           ============           ============

NON-INTEREST EXPENSES
Compensation and benefits......  $  2,004,585    59.8
Office and equipment...........       266,291     7.9
Communications.................       149,047     4.5
Business development...........        90,752     2.7
Brokerage, clearing and
 exchange fees.................        93,657     2.8
Professional services..........       101,911     3.0
Other..........................       541,359    16.2
                                 ------------   -----
TOTAL NON-INTEREST EXPENSES....     3,247,602    96.9
                                 ------------   -----
Income before taxes and
 minority interest.............       102,677     3.1
Provision for income taxes.....        21,927     0.7
Income before minority
 interest......................        80,750     2.4
Minority interest..............            --     0.0
                                 ------------   -----
Net income.....................  $     80,750     2.4
                                 ============   =====
EARNINGS PER COMMON SHARE(2)
Basic..........................  $       0.37
Diluted........................  $       0.35
                                 ------------
WEIGHTED-AVERAGE COMMON
 SHARES(2)
Basic..........................   138,045,626
Diluted........................   152,268,070
                                 ------------
DIVIDENDS DECLARED PER SHARE
Common stock(2)................  $        .32
Preferred stock:
 Redeemable Preferred Stock....  $       9.00
 Convertible Preferred Stock...  $       6.00
                                 ============

------------
(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(2) All share and per share data reflect a three-for-two common stock split in November 1997.

(3) Reflects the effect of the unamortized discount of $59.9 million charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

             UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               FIRST QUARTER 2000

                                 MARCH 31, 2000

--------------------------------------------------------------------------------

                        PART I -- FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                            PAINE WEBBER GROUP INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (In thousands of dollars except share and per share amounts)

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
REVENUES
Commissions.................................................  $    676,172    $    478,873
Principal transactions......................................       309,289         314,208
Asset management............................................       278,288         206,051
Investment banking..........................................       122,180         125,953
Interest....................................................       981,547         757,160
Other.......................................................        37,645          41,065
                                                              ------------    ------------
     Total revenues.........................................     2,405,121       1,923,310
Interest expense............................................       808,016         608,419
                                                              ------------    ------------
     Net revenues...........................................     1,597,105       1,314,891
                                                              ------------    ------------
NON-INTEREST EXPENSES
Compensation and benefits...................................       949,786         768,714
Office and equipment........................................        96,592          81,452
Communications..............................................        44,123          42,203
Business development........................................        38,901          23,867
Brokerage, clearing & exchange fees.........................        27,303          24,390
Professional services.......................................        49,426          30,452
Other.......................................................       100,755          78,794
                                                              ------------    ------------
     Total non-interest expenses............................     1,306,886       1,049,872
                                                              ------------    ------------
INCOME BEFORE TAXES AND MINORITY INTEREST...................       290,219         265,019
  Provision for income taxes................................       105,809          96,359
                                                              ------------    ------------
INCOME BEFORE MINORITY INTEREST.............................       184,410         168,660
  Minority interest.........................................         8,061           8,061
                                                              ------------    ------------
NET INCOME..................................................  $    176,349    $    160,599
                                                              ============    ============
Net income applicable to common shares......................  $    176,349    $    154,650
                                                              ============    ============
Earnings per common share:
  Basic.....................................................  $       1.22    $       1.06
  Diluted...................................................  $       1.16    $       1.01
Weighted-average common shares:
  Basic.....................................................   145,019,159     145,598,619
  Diluted...................................................   152,336,445     153,728,711
Dividends declared per common share.........................  $       0.12    $       0.11

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
          (In thousands of dollars except share and per share amounts)

                                                               MARCH 31,     DECEMBER 31,
                                                                 2000            1999
                                                              -----------    ------------
ASSETS
Cash and cash equivalents...................................  $   286,899    $   176,401
Cash and securities segregated and on deposit for federal
  and other regulations.....................................      849,756        823,059
Financial instruments owned.................................   22,467,838     21,144,830
Securities received as collateral...........................      809,168      1,079,976
Securities purchased under agreements to resell.............   15,873,737     15,923,948
Securities borrowed.........................................   10,129,834     10,526,638
Receivables, net of allowance for doubtful accounts of
  $27,413 and $30,039 at March 31, 2000 and December 31,
  1999, respectively........................................   11,363,652     10,287,937
Office equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $561,375 and
  $527,718 at March 31, 2000 and December 31, 1999,
  respectively..............................................      628,310        579,819
Other assets................................................    1,105,729      1,069,768
                                                              -----------    -----------
                                                              $63,514,923    $61,612,376
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings.......................................  $ 1,855,495    $ 1,884,250
Financial instruments sold, not yet purchased...............    5,732,661      7,099,208
Securities sold under agreements to repurchase..............   27,762,648     25,740,196
Securities loaned...........................................    7,605,308      5,661,200
Obligation to return securities received as collateral......      809,168      1,079,976
Payables....................................................    8,239,030      8,448,217
Other liabilities and accrued expenses......................    2,961,542      3,164,496
Long-term borrowings........................................    5,114,910      5,223,826
                                                              -----------    -----------
                                                               60,080,762     58,301,369
                                                              -----------    -----------
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts holding solely Company
  Guaranteed Related Subordinated Debt......................      393,750        393,750
Stockholders' Equity:
  Common stock, $1 par value, 400,000,000 shares authorized, issued 194,530,404 shares and 193,145,152 shares at
     March 31, 2000 and December 31, 1999, respectively.....      194,530        193,145
  Additional paid-in capital................................    1,722,842      1,672,085
  Retained earnings.........................................    2,329,992      2,171,080
  Treasury stock, at cost; 49,393,807 shares and 47,557,064
     shares at March 31, 2000 and December 31, 1999,
     respectively...........................................   (1,200,754)    (1,113,736)
  Accumulated other comprehensive income....................       (6,199)        (5,317)
                                                              -----------    -----------
                                                                3,040,411      2,917,257
                                                              -----------    -----------
                                                              $63,514,923    $61,612,376
                                                              ===========    ===========

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (In thousands of dollars)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   176,349    $   160,599
Adjustments to reconcile net income to cash provided by
  (used for) operating activities:
Noncash items included in net income:
  Depreciation and amortization.............................       30,118         21,435
  Deferred income taxes.....................................       31,841         11,198
  Amortization of deferred charges..........................       25,332         18,386
  Stock-based compensation..................................       (1,596)         5,790
(Increase) decrease in operating assets:
  Cash and securities on deposit............................      (26,697)        32,778
  Financial instruments owned...............................   (1,302,698)    (2,074,670)
  Securities purchased under agreements to resell...........       50,211     (1,071,797)
  Securities borrowed.......................................      396,804       (702,443)
  Receivables...............................................   (1,073,089)      (379,327)
  Other assets..............................................      (93,806)      (156,608)
Increase (decrease) in operating liabilities:
  Financial instruments sold, not yet purchased.............   (1,366,547)     1,013,811
  Securities sold under agreements to repurchase............    2,022,452      4,119,870
  Securities loaned.........................................    1,944,108        545,931
  Payables..................................................     (209,187)    (1,576,819)
  Other.....................................................     (198,042)      (211,215)
                                                              -----------    -----------
  Cash provided by (used for) operating activities..........      405,553       (243,081)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for:
  Office equipment and leasehold improvements...............      (80,211)       (45,492)
                                                              -----------    -----------
  Cash used for investing activities........................      (80,211)       (45,492)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments for) proceeds from short-term borrowings......      (28,755)       195,116
Proceeds from:
  Long-term borrowings......................................      196,022        147,000
  Employee stock transactions...............................       54,447         37,576
Payments for:
  Long-term borrowings......................................     (307,530)       (37,600)
  Repurchases of common stock...............................     (111,592)       (56,404)
  Dividends.................................................      (17,436)       (22,067)
                                                              -----------    -----------
  Cash (used for) provided by financing activities..........     (214,844)       263,621
                                                              -----------    -----------
Increase (decrease) in cash and cash equivalents............      110,498        (24,952)
  Cash and cash equivalents, beginning of period............      176,401        228,359
                                                              -----------    -----------
  Cash and cash equivalents, end of period..................  $   286,899    $   203,407
                                                              ===========    ===========

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The condensed consolidated financial statements include the accounts of Paine Webber Group Inc. ("PWG") and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI") (collectively, the "Company"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentations. The December 31, 1999 Condensed Consolidated Statement of Financial Condition was derived from the audited consolidated financial statements of the Company. The financial information as of and for the periods ended March 31, 2000 and 1999 is unaudited. All normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation have been made.

Certain financial information that is normally in annual financial statements but is not required for interim reporting purposes has been condensed or omitted. The condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States which require management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year.

  Statement of Cash Flows

Total interest payments, which relate principally to agreements to repurchase, short-term borrowings, securities loaned and long-term borrowings, were $865,029 and $577,797 for the three months ended March 31, 2000 and 1999, respectively. Income taxes paid were $86,657 and $63,680 for the three months ended March 31, 2000 and 1999, respectively.

  Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes revised accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity measure all derivative instruments at fair value and recognize such instruments as either assets or liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument will depend on the intended use of the derivative as either a fair value hedge, a cash flow hedge or a foreign currency hedge. The effect of the changes in fair value of the derivatives and, in certain cases, the hedged items are to be reflected in either the consolidated statements of income or as a component of other comprehensive income, based upon the resulting designation. As issued, SFAS No. 133 was effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of this statement on the Company's Consolidated Financial Statements, taken as a whole.

--------------------------------------------------------------------------------

NOTE 2: FINANCIAL INSTRUMENTS OWNED AND SOLD, NOT YET PURCHASED

At March 31, 2000 and December 31, 1999, financial instruments owned and financial instruments sold, not yet purchased consisted of the following:

                                                          MARCH 31,     DECEMBER 31,
                                                            2000            1999
                                                         -----------    ------------
Financial instruments owned:
  U.S. government and agencies.........................  $ 6,685,430    $ 5,864,331
  Mortgages and mortgage-backed........................    9,087,219      9,012,415
  Corporate debt.......................................    1,791,952      1,875,361
  Commercial paper and other short-term debt...........    1,835,741      1,744,036
  Equities and other...................................    2,510,595      2,030,986
  State and municipals.................................      556,901        617,701
                                                         -----------    -----------
                                                         $22,467,838    $21,144,830
                                                         ===========    ===========
Financial instruments sold, not yet purchased:
  U.S. government and agencies.........................  $ 3,998,570    $ 5,804,259
  Mortgages and mortgage-backed........................      100,908        123,049
  Corporate debt.......................................    1,238,058        785,890
  Equities.............................................      379,992        348,485
  State and municipals.................................       15,133         37,525
                                                         -----------    -----------
                                                         $ 5,732,661    $ 7,099,208
                                                         ===========    ===========

NOTE 3: LONG-TERM BORROWINGS

Long-term borrowings at March 31, 2000 and December 31, 1999 consisted of the following:

                                                            MARCH 31,     DECEMBER 31,
                                                               2000           1999
                                                            ----------    ------------
U.S. Dollar-Denominated:
  Fixed Rate Notes due 2000 -- 2014.......................  $2,624,543     $2,757,851
  Fixed Rate Subordinated Notes due 2002..................     174,787        174,765
  Medium-Term Senior Notes................................   2,142,990      2,143,010
  Medium-Term Subordinated Notes..........................      85,200        148,200
Non-U.S. Dollar-Denominated:
  Medium-Term Note due 2003...............................      87,390             --
                                                            ----------     ----------
                                                            $5,114,910     $5,223,826
                                                            ==========     ==========

At March 31, 2000, interest rates on the U.S. dollar-denominated fixed rate notes and fixed rate subordinated notes ranged from 6.25 percent to 9.25 percent and the weighted-average interest rate was 7.19 percent. Interest on the notes is payable semi-annually. The fixed rate notes and fixed rate subordinated notes outstanding at March 31, 2000 had an average maturity of 5.8 years.

At March 31, 2000, the Company had outstanding U.S. dollar-denominated fixed rate Medium-Term Notes of $1,324,040 and variable rate Medium-Term Notes of $904,150. The Medium-Term Notes outstanding at March 31, 2000 had an average maturity of 4.1 years and a weighted-average interest rate of 6.73 percent.

At March 31, 2000, the interest rate on the Non-U.S. dollar-denominated Medium-Term note was 1.27 percent.

--------------------------------------------------------------------------------

At March 31, 2000 and December 31, 1999, the fair values of long-term borrowings were $4,975,067 and $5,140,331, respectively, as compared to the carrying amounts of $5,114,910 and $5,223,826, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all of its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments.

The net fair values of the interest rate swaps were $142,099 and $127,097 payable at March 31, 2000 and December 31, 1999, respectively. The fair value of interest rate swaps used to hedge the Company's fixed rate debt is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates.

The carrying amounts of the interest rate swap agreements included in the Company's Condensed Consolidated Statements of Financial Condition at March 31, 2000 and December 31, 1999 were net receivables of $12,956 and $12,075, respectively. See Note 5 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 4: CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission Uniform Net Capital Rule and New York Stock Exchange Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2 percent of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4 percent of such aggregate debit items. Business may not be expanded if net capital is less than 5 percent of such aggregate debit items. As of March 31, 2000, PWI's net capital of $1,177,824 was 9.5 percent of aggregate debit items and its net capital in excess of the minimum required was $919,943.

NOTE 5: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  Held or Issued for Trading Purposes

Set forth below are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Condensed Consolidated Statements of Financial Condition and are indicative only of the volume of activity at March 31, 2000 and December 31, 1999. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.

                                                      NOTIONAL OR CONTRACT AMOUNT
                                         -----------------------------------------------------
                                              MARCH 31, 2000             DECEMBER 31, 1999
                                         -------------------------   -------------------------
                                          PURCHASES       SALES       PURCHASES       SALES
                                         -----------   -----------   -----------   -----------
Mortgage-backed forward contracts and
  options written and purchased........  $15,768,316   $20,472,150   $14,417,186   $17,540,786
Foreign currency forward contracts,
  futures contracts, and options
  written and purchased................    1,799,585     1,800,063     1,380,925     1,373,981
Equity securities contracts including
  stock index futures, forwards, and
  options written and purchased........      201,171       470,999       144,034       239,682
Other fixed income securities contracts
  including futures, forwards, and
  options written and purchased........    6,987,108     5,358,536     3,557,193     5,538,887
Interest rate swaps and caps...........    1,464,080     2,434,080     1,688,762       419,989

--------------------------------------------------------------------------------

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of March 31, 2000 and December 31, 1999. The fair value amounts are netted by counterparty when specific conditions are met.

                                                         FAIR VALUE AT            FAIR VALUE AT
                                                         MARCH 31, 2000         DECEMBER 31, 1999
                                                     ----------------------   ----------------------
                                                      ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                     --------   -----------   --------   -----------
Mortgage-backed forward contracts and options
  written and purchased............................  $ 78,782     $86,714     $159,228    $114,838
Foreign currency forward contracts, futures
  contracts, and options written and purchased.....    19,365      19,163       20,274      20,158
Equity securities contracts including stock index
  futures, forwards, and options written and
  purchased........................................   132,908      58,919      152,024      48,835
Other fixed income securities contracts including
  futures, forwards, and options written and
  purchased........................................    28,566      13,008       29,584      20,177
Interest rate swaps and caps.......................    15,624      23,704       31,569      11,087

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes for the three months ended March 31, 2000 and the twelve months ended December 31, 1999. The average fair value is based on the average of the month-end balances during the periods indicated.

                                                       AVERAGE FAIR VALUE       AVERAGE FAIR VALUE
                                                       THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                                         MARCH 31, 2000         DECEMBER 31, 1999
                                                     ----------------------   ----------------------
                                                      ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                     --------   -----------   --------   -----------
Mortgage-backed forward contracts and options
  written and purchased............................  $ 93,071     $89,451     $171,113    $163,954
Foreign currency forward contracts, futures
  contracts, and options written and purchased.....    33,468      30,338       22,549      22,377
Equity securities contracts including stock index
  futures, forwards, and options written and
  purchased........................................   136,105      51,531       63,624      40,321
Other fixed income securities contracts including
  futures, forwards, and options written and
  purchased........................................    27,772      13,164       11,932      49,800
Interest rate swaps and caps.......................    26,662      18,052       18,593       6,754

The Company also sells securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Condensed Consolidated Statements of Financial Condition.

The off-balance-sheet derivative trading transactions are generally short-term. At March 31, 2000 substantially all of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

The Company's risk of loss in the event of counterparty default is limited to the current fair value or the replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Condensed Consolidated Statements of Financial Condition and amounted to $275,245 and $392,679 at March 31, 2000 and December 31, 1999, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

--------------------------------------------------------------------------------

The following table summarizes the Company's principal transactions revenues by business activity for the three months ended March 31, 2000 and 1999. Principal transactions revenues include realized and unrealized gains and losses on trading positions and principal investing activities, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

                                                              PRINCIPAL TRANSACTIONS
                                                                     REVENUES
                                                              -----------------------
                                                                   THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Taxable fixed income (includes futures, forwards, options
  contracts and other securities)...........................   $ 57,771     $194,404
Equities (includes stock index futures, forwards and options
  contracts)................................................    206,822       84,907
Municipals (includes futures and options contracts).........     44,696       34,897
                                                               --------     --------
                                                               $309,289     $314,208
                                                               ========     ========

  Held or Issued for Purposes Other Than Trading

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of March 31, 2000 and December 31, 1999, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $3,891,010 and $4,206,010, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at March 31, 2000 into floating rate debt. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's fixed rate debt by $282 and $5,753 for the three months ended March 31, 2000 and 1999, respectively. The Company had no deferred gains or losses related to terminated swap agreements on the Company's long-term borrowings at March 31, 2000 and December 31, 1999. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements generally are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Note 3 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 6: RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.

  Market Risk

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, equity prices, and foreign currency exchange rates. The Company has a variety of methods to monitor its market risk profile. The senior management of each business group is responsible for reviewing trading positions, exposures, profits and losses, and trading strategies. The Company also has an independent risk management group which reviews the Company's risk profile and aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee, comprised of senior corporate and business group managers, is responsible for establishing trading position and exposure limits.

--------------------------------------------------------------------------------

Market risk modeling is based on estimating loss exposure through sensitivity testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and holding regular meetings between the senior management of the business groups and the risk management group.

  Credit Risk in Proprietary Transactions

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including banks, brokers and dealers, investment funds and insurance companies. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and government-agency securities, and letters of credit. The market value of the initial collateral received approximates or is greater than the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At March 31, 2000, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

  Credit Risk in Client Activities

Client transactions are entered on either a cash or margin basis. In a margin transaction, the Company extends credit to a client for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. Receivables from customers are substantially collateralized by customer securities. Amounts loaned are limited by margin regulations of the Federal Reserve Board and other regulatory authorities and are subject to the Company's credit review and daily monitoring procedures. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.

Client transactions include positions in commodities and financial futures, trading liabilities and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and exchange-traded options transactions are generally lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at March 31, 2000 were settled without material adverse effect on the Company's consolidated financial statements, taken as a whole.

--------------------------------------------------------------------------------

  Concentrations of Credit Risk

Concentrations of credit risk that arise from financial instruments (whether on- or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in underwriting and other financing activities with a broad range of clients, including other financial institutions, municipalities, governments, financing companies, and commercial real estate investors and operators. These activities could result in concentrations of credit risk with a particular counterparty, or group of counterparties operating in a particular geographic area or engaged in business in a particular industry. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, investment funds, and insurance companies.

NOTE 7: COMMITMENTS AND CONTINGENCIES

At March 31, 2000 and December 31, 1999, the Company was contingently liable under unsecured letters of credit totaling $193,787 and $139,156, respectively, which approximated fair value. At March 31, 2000 and December 31, 1999 certain of the Company's subsidiaries were contingently liable as issuer of approximately $45,000 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are collateralized by customer margin securities. At March 31, 2000 and December 31, 1999, the Company had outstanding $118,300 and $101,400, respectively, of such standby letters of credit. At March 31, 2000 and December 31, 1999, securities with fair value of $1,791,490 and $2,536,073, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, at March 31, 2000 and December 31, 1999, the Company had commitments of $1,070,416 and $858,122, respectively, consisting of secured credit lines to real estate operators, mortgage and asset-backed originators, and commitments to investment partnerships, in certain of which key employees are limited partners. Settlement of these transactions at March 31, 2000 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

The Company has been named as defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's consolidated financial statements, taken as a whole.

NOTE 8: COMPREHENSIVE INCOME

Comprehensive income is calculated in accordance with SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income combines net income and certain items that directly affect

--------------------------------------------------------------------------------
stockholders' equity, such as foreign currency translation adjustments. The components of comprehensive income for the three months ended March 31, 2000 and 1999 were as follows:

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Net income..................................................  $176,349    $160,599
Foreign currency translation adjustment.....................      (882)     (1,512)
                                                              --------    --------
Total comprehensive income..................................  $175,467    $159,087
                                                              ========    ========

NOTE 9: EARNINGS PER COMMON SHARE

Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities.

Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per common share computations:

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                       ----------------------------
                                                           2000            1999
                                                       ------------    ------------
NUMERATOR:
Net income...........................................  $    176,349    $    160,599
  Preferred stock dividends..........................            --          (5,949)
                                                       ------------    ------------
Net income applicable to common shares for basic
  earnings per share.................................       176,349         154,650
                                                       ============    ============
Net income applicable to common shares for diluted
  earnings per share.................................  $    176,349    $    154,650
                                                       ============    ============
DENOMINATOR:
Weighted-average common shares for basic earnings per
  share..............................................   145,019,159     145,598,619
                                                       ============    ============
Weighted-average effect of dilutive employee stock
  options and awards.................................     7,317,286(1)    8,130,092
                                                       ------------    ------------
Dilutive potential common shares.....................     7,317,286       8,130,092
                                                       ------------    ------------
Weighted-average common and common equivalent shares
  for diluted earnings per share.....................   152,336,445     153,728,711
                                                       ============    ============
EARNINGS PER SHARE:
Basic................................................  $       1.22    $       1.06
                                                       ============    ============
Diluted..............................................  $       1.16    $       1.01
                                                       ============    ============

------------
(1) Included in the calculation of employee stock options and awards was the dilutive effect of 1,925,000 instruments related to convertible debentures.

--------------------------------------------------------------------------------

NOTE 10: SEGMENT REPORTING DATA

The Company offers a wide variety of products and services, primarily those of a full service domestic broker-dealer to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products (such as the purchase and sale of securities, insurance annuity contracts, mutual funds, wrap fee products, and margin and securities lending), asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital market products and services (such as the placing of securities and other financial instruments for--and the execution of trades on behalf of--institutional clients, investment banking services such as the underwriting of debt and equity securities, and mergers and acquisitions advisory services).

Segment revenues and expenses in the table below consist of those that are directly attributable to the segment under which they are reported, combined with segment amounts based on Company allocation methodologies (for example, allocating a portion of investment banking revenues to the Individual segment; relative utilization of the Company's square footage for certain cost allocations).

                            THREE MONTHS ENDED MARCH 31, 2000         THREE MONTHS ENDED MARCH 31, 1999
                         ---------------------------------------   ---------------------------------------
                         INDIVIDUAL   INSTITUTIONAL     TOTAL      INDIVIDUAL   INSTITUTIONAL     TOTAL
                         ----------   -------------   ----------   ----------   -------------   ----------
Total revenues.........  $1,470,751     $934,370      $2,405,121   $1,104,409     $818,901      $1,923,310
Net revenues...........   1,251,278      345,827       1,597,105      955,113      359,778       1,314,891
Income before taxes and
  minority interest....     199,194       91,025         290,219      155,483      109,536         265,019

Total assets for the Individual and Institutional segments were $25,175,880 and $38,339,043, respectively, at March 31, 2000 and $21,828,324 and $39,784,052,
respectively at December 31, 1999.

NOTE 11: SUBSEQUENT EVENTS

On April 27, 2000, PWG entered into an agreement and plan of merger (the "Merger Agreement") with J.C. Bradford & Co. L.L.C. ("J.C. Bradford"), a leading privately-held brokerage firm in the Southeast, pursuant to which a subsidiary of PWG will merge with and into J.C. Bradford. The all cash transaction, valued at $620 million, is expected to close in the third quarter of this year.

At the May 4, 2000 Annual Meeting of Stockholders, the Company approved to amend the Restated Certificate of Incorporation of PWG to authorize the issuance of up to 150,000,000 shares of Non-Voting Common Stock, par value of $1.00 per share.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

             UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              SECOND QUARTER 2000

                                 JUNE 30, 2000

--------------------------------------------------------------------------------

                         PART I--FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                            PAINE WEBBER GROUP INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (In thousands of dollars except share and per share amounts)

                                                  THREE MONTHS ENDED             SIX MONTHS ENDED
                                                       JUNE 30,                      JUNE 30,
                                              ---------------------------   ---------------------------
                                                  2000           1999           2000           1999
                                              ------------   ------------   ------------   ------------
REVENUES
Commissions.................................  $    560,510   $    488,878   $  1,236,682   $    967,751
Principal transactions......................       181,428        279,846        490,717        594,054
Asset management............................       300,705        224,487        578,993        430,538
Investment banking..........................       155,647        160,133        277,827        286,086
Interest....................................     1,074,208        770,271      2,055,755      1,527,431
Other.......................................        43,928         47,363         81,573         88,428
                                              ------------   ------------   ------------   ------------
     Total revenues.........................     2,316,426      1,970,978      4,721,547      3,894,288
Interest expense............................       905,254        623,071      1,713,270      1,231,490
                                              ------------   ------------   ------------   ------------
     Net revenues...........................     1,411,172      1,347,907      3,008,277      2,662,798
                                              ------------   ------------   ------------   ------------
NON-INTEREST EXPENSES
Compensation and benefits...................       839,603        780,078      1,789,389      1,548,792
Office and equipment........................        99,695         89,330        196,287        170,782
Communications..............................        46,807         42,645         90,930         84,848
Business development........................        41,776         28,534         80,677         52,401
Brokerage, clearing & exchange fees.........        20,300         23,487         47,603         47,877
Professional services.......................        50,455         32,397         99,881         62,849
Other.......................................       100,466         81,769        201,221        160,563
                                              ------------   ------------   ------------   ------------
     Total non-interest expenses............     1,199,102      1,078,240      2,505,988      2,128,112
                                              ------------   ------------   ------------   ------------
INCOME BEFORE TAXES AND MINORITY INTEREST...       212,070        269,667        502,289        534,686
  Provision for income taxes................        76,503         98,102        182,312        194,461
                                              ------------   ------------   ------------   ------------
INCOME BEFORE MINORITY INTEREST.............       135,567        171,565        319,977        340,225
  Minority interest.........................         8,061          8,061         16,122         16,122
                                              ------------   ------------   ------------   ------------
NET INCOME..................................  $    127,506   $    163,504   $    303,855   $    324,103
                                              ============   ============   ============   ============
Net income applicable to common shares......  $    127,506   $    157,555   $    303,855   $    312,205
                                              ============   ============   ============   ============
Earnings per common share:
  Basic.....................................  $       0.87   $       1.08   $       2.09   $       2.14
  Diluted...................................  $       0.82   $       1.02   $       1.98   $       2.02
Weighted-average common shares:
  Basic.....................................   146,067,820    145,742,741    145,324,940    145,631,920
  Diluted...................................   154,576,404    154,960,397    153,233,875    154,305,795
Dividends declared per common
  share.....................................  $       0.12   $       0.11   $       0.24   $       0.22

Results for the quarter and six months ended June 30, 2000 include J.C. Bradford merger-related costs of $30 million, $18.8 million after taxes.

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
          (In thousands of dollars except share and per share amounts)

                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                              -----------    ------------
ASSETS
Cash and cash equivalents...................................  $   429,002    $   176,401
Cash and securities segregated and on deposit for federal
  and other regulations.....................................      719,651        823,059
Financial instruments owned.................................   23,577,357     21,144,830
Securities received as collateral...........................      907,299      1,079,976
Securities purchased under agreements to resell.............   15,313,111     15,923,948
Securities borrowed.........................................   10,517,232     10,526,638
Receivables, net of allowance for doubtful accounts of
  $21,301 and $30,039 at June 30, 2000 and December 31,
  1999, respectively........................................   12,215,893     10,287,937
Office equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $591,129 and
  $527,718 at June 30, 2000 and December 31, 1999,
  respectively..............................................      747,931        579,819
Other assets................................................    1,975,026      1,069,768
                                                              -----------    -----------
                                                              $66,402,502    $61,612,376
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings.......................................  $ 2,255,603    $ 1,884,250
Financial instruments sold, not yet purchased...............    4,275,325      7,099,208
Securities sold under agreements to repurchase..............   27,918,155     25,740,196
Securities loaned...........................................    7,249,077      5,661,200
Obligation to return securities received as collateral......      907,299      1,079,976
Payables....................................................   11,882,125      8,448,217
Other liabilities and accrued expenses......................    3,121,054      3,164,496
Long-term borrowings........................................    5,209,136      5,223,826
                                                              -----------    -----------
                                                               62,817,774     58,301,369
                                                              -----------    -----------
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts holding solely Company
  Guaranteed Related Subordinated Debt......................      393,750        393,750
Stockholders' Equity:
  Common stock, $1 par value, 400,000,000 shares authorized, issued 195,719,680 shares and 193,145,152 shares at
     June 30, 2000 and December 31, 1999, respectively......      195,720        193,145
  Additional paid-in capital................................    1,755,825      1,672,085
  Retained earnings.........................................    2,439,962      2,171,080
  Treasury stock, at cost; 48,971,281 shares and 47,557,064
     shares at June 30, 2000 and December 31, 1999,
     respectively...........................................   (1,191,934)    (1,113,736)
  Accumulated other comprehensive income....................       (8,595)        (5,317)
                                                              -----------    -----------
                                                                3,190,978      2,917,257
                                                              -----------    -----------
                                                              $66,402,502    $61,612,376
                                                              ===========    ===========

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (In thousands of dollars)

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   303,855    $   324,103
Adjustments to reconcile net income to cash provided by
  (used for) operating activities:
Noncash items included in net income:
  Depreciation and amortization.............................       63,815         49,206
  Deferred income taxes.....................................       14,268        (10,317)
  Amortization of deferred charges..........................       53,729         51,736
  Stock-based compensation..................................       (3,126)        11,480
(Increase) decrease in operating assets:
  Cash and securities on deposit............................      103,685        (54,585)
  Financial instruments owned...............................   (2,156,799)    (2,200,354)
  Securities purchased under agreements to resell...........      610,837       (306,902)
  Securities borrowed.......................................      234,592       (197,510)
  Receivables...............................................   (1,031,176)    (1,032,062)
  Other assets..............................................     (306,671)      (243,111)
Increase (decrease) in operating liabilities:
  Financial instruments sold, not yet purchased.............   (2,823,883)     2,863,254
  Securities sold under agreements to repurchase............    2,177,959      1,697,395
  Securities loaned.........................................    1,319,954         14,021
  Payables..................................................    2,603,232     (1,204,663)
  Other.....................................................     (312,241)        73,936
                                                              -----------    -----------
  Cash provided by (used for) operating activities..........      852,030       (164,373)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for:
  Net assets acquired in business acquisition...............     (621,667)            --
  Office equipment and leasehold improvements...............     (196,740)      (110,289)
                                                              -----------    -----------
  Cash used for investing activities........................     (818,407)      (110,289)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) short-term borrowings.......      337,151       (233,289)
Proceeds from:
  Long-term borrowings......................................      346,762        875,985
  Employee stock transactions...............................       88,365         56,593
Payments for:
  Long-term borrowings......................................     (403,560)      (190,180)
  Repurchases of common stock...............................     (114,767)      (121,080)
  Dividends.................................................      (34,973)       (43,706)
                                                              -----------    -----------
  Cash provided by financing activities.....................      218,978        344,323
                                                              -----------    -----------
Increase in cash and cash equivalents.......................      252,601         69,661
  Cash and cash equivalents, beginning of period............      176,401        228,359
                                                              -----------    -----------
  Cash and cash equivalents, end of period..................  $   429,002    $   298,020
                                                              ===========    ===========

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The condensed consolidated financial statements include the accounts of Paine Webber Group Inc. ("PWG") and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI") (collectively, the "Company"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentations. The December 31, 1999 Condensed Consolidated Statement of Financial Condition was derived from the audited consolidated financial statements of the Company. The financial information as of and for the periods ended June 30, 2000 and 1999 is unaudited. All normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation have been made.

Certain financial information that is normally in annual financial statements but is not required for interim reporting purposes has been condensed or omitted. The condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States which require management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year.

  Statement of Cash Flows

Total interest payments, which relate principally to agreements to repurchase, short-term borrowings, securities loaned and long-term borrowings, were $1,763,452 and $1,211,332 for the six months ended June 30, 2000 and 1999, respectively. Income taxes paid were $202,888 and $118,274 for the six months ended June 30, 2000 and 1999, respectively.

  Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes revised accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity measure all derivative instruments at fair value and recognize such instruments as either assets or liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument will depend on the intended use of the derivative as either a fair value hedge, a cash flow hedge or a foreign currency hedge. The effect of the changes in fair value of the derivatives and, in certain cases, the hedged items are to be reflected in either the consolidated statements of income or as a component of other comprehensive income, based upon the resulting designation. As issued, SFAS No. 133 was effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment to FASB Statement No. 133". The Company has not yet determined the impact of these statements on the Company's Consolidated Financial Statements, taken as a whole.

--------------------------------------------------------------------------------

NOTE 2: SUBSEQUENT EVENT

On July 12, 2000, PWG entered into an agreement and plan of merger with UBS AG ("UBS") and a subsidiary of UBS, pursuant to which PWG will merge with and into that subsidiary. Under the terms of the agreement, PWG's shareholders will have the right to elect to receive either $73.50 in cash or 0.4954 of an ordinary share of UBS AG stock for each share of PWG's common stock, $1 par value ("common stock") that they own. The percentage of PWG's common stock that will be converted into the right to receive UBS AG stock is fixed at 50 percent. Adjustments to elections may therefore be necessary so that, in the aggregate, 50 percent of the shares of PWG's common stock is converted into the right to receive UBS AG stock, and 50 percent is converted into the right to receive cash. The transaction, which is expected to be completed in the fourth quarter of 2000, has been approved by PWG's Board of Directors and is subject to customary closing conditions, including certain regulatory approvals and the approval of PWG's shareholders.

NOTE 3: MERGER WITH J.C. BRADFORD

On June 9, 2000, the Company completed its merger with J.C. Bradford & Co. L.L.C. ("J.C. Bradford"), a leading privately-held brokerage firm in the Southeastern U.S., for approximately $622,000 in cash. The merger was accounted for as a purchase and, accordingly, the excess of the purchase cost over the fair value of the net assets acquired of approximately $185,000, resulted in the Company recording $560,000 in goodwill, which is being amortized over 25 years on a straight-line basis. The consolidated financial statements of the Company include the results of J.C. Bradford from the closing date. As a result of the merger, the Company recorded after-tax costs of approximately $18,800 ($30,000 pre-tax) relating primarily to elimination of the Company's duplicate facilities, severance and other costs.

NOTE 4: FINANCIAL INSTRUMENTS OWNED AND SOLD, NOT YET PURCHASED

At June 30, 2000 and December 31, 1999, financial instruments owned and financial instruments sold, not yet purchased consisted of the following:

                                                          JUNE 30,      DECEMBER 31,
                                                            2000            1999
                                                         -----------    ------------
Financial instruments owned:
  U.S. government and agencies.........................  $ 6,859,578    $ 5,864,331
  Mortgages and mortgage-backed........................    9,585,261      9,012,415
  Corporate debt.......................................    1,972,518      1,875,361
  Commercial paper and other short-term debt...........    2,196,741      1,744,036
  Equities and other...................................    2,342,821      2,030,986
  State and municipals.................................      620,438        617,701
                                                         -----------    -----------
                                                         $23,577,357    $21,144,830
                                                         ===========    ===========
Financial instruments sold, not yet purchased:
  U.S. government and agencies.........................  $ 2,907,693    $ 5,804,259
  Mortgages and mortgage-backed........................      144,194        123,049
  Corporate debt.......................................      940,826        785,890
  Equities.............................................      239,698        348,485
  State and municipals.................................       42,914         37,525
                                                         -----------    -----------
                                                         $ 4,275,325    $ 7,099,208
                                                         ===========    ===========

--------------------------------------------------------------------------------

NOTE 5: LONG-TERM BORROWINGS

Long-term borrowings at June 30, 2000 and December 31, 1999 consisted of the following:

                                                             JUNE 30,     DECEMBER 31,
                                                               2000           1999
                                                            ----------    ------------
U.S. Dollar-Denominated:
  Fixed Rate Notes........................................  $2,608,917     $2,757,851
  Fixed Rate Subordinated Notes...........................     198,809        174,765
  Medium-Term Senior Notes................................   2,186,350      2,143,010
  Medium-Term Subordinated Notes..........................      85,200        148,200
  Other...................................................      11,037             --
Non-U.S. Dollar-Denominated:
  Medium-Term Notes.......................................     118,823             --
                                                            ----------     ----------
                                                            $5,209,136     $5,223,826
                                                            ==========     ==========

At June 30, 2000, interest rates on the U.S. dollar-denominated fixed rate notes and fixed rate subordinated notes ranged from 6.25 percent to 9.25 percent and the weighted-average interest rate was 7.19 percent. Interest on the notes is payable semi-annually. The fixed rate notes and fixed rate subordinated notes outstanding at June 30, 2000 had an average maturity of 5.6 years.

At June 30, 2000, the Company had outstanding U.S. dollar-denominated fixed rate Medium-Term Notes of $1,292,100 and variable rate Medium-Term Notes of $979,450. The Medium-Term Notes outstanding at June 30, 2000 had an average maturity of
3.9 years and a weighted-average interest rate of 6.36 percent.

At June 30, 2000, the Non-U.S. dollar-denominated Medium-Term Notes outstanding had a weighted-average interest rate of 1.18 percent and an average maturity of
2.4 years.

In 2000, the Company issued to certain employees, 6.25% Convertible Debentures (the "Debentures") due 2007. The Debentures are convertible, at the option of the holders, into 1,931,250 shares of Convertible Preferred Stock, which are then convertible into 1,931,250 shares of common stock of the Company. The Debentures are convertible beginning on January 20, 2003.

At June 30, 2000 and December 31, 1999, the fair values of long-term borrowings were $4,998,397 and $5,140,331, respectively, as compared to the carrying amounts of $5,209,136 and $5,223,826, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all of its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments.

The net fair values of the interest rate swaps were $125,726 and $127,097 payable at June 30, 2000 and December 31, 1999, respectively. The fair value of interest rate swaps used to hedge the Company's long-term borrowings is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates.

The carrying amounts of the interest rate swap agreements included in the Company's Condensed Consolidated Statements of Financial Condition at June 30, 2000 and December 31, 1999 were net receivables of $6,233 and $12,075, respectively. See Note 7 for further discussion of interest rate swap agreements used for hedging purposes.

--------------------------------------------------------------------------------

NOTE 6: CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission Uniform Net Capital Rule and New York Stock Exchange Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2 percent of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4 percent of such aggregate debit items. Business may not be expanded if net capital is less than 5 percent of such aggregate debit items. As of June 30, 2000, PWI's net capital of $1,196,312 was 9.1 percent of aggregate debit items and its net capital in excess of the minimum required was $921,545.

Effective June 9, 2000, the Company completed its merger with J.C. Bradford, a registered broker-dealer. As a registered broker-dealer, J.C. Bradford is subject to the Securities and Exchange Commission Uniform Net Capital Rule and New York Stock Exchange Growth and Business Reduction capital requirements, similar to PWI. As of June 30, 2000, J.C. Bradford's net capital of $376,146 was
41.3 percent of aggregate debit items and its net capital in excess of the minimum required was $357,940.

NOTE 7: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  Held or Issued for Trading Purposes

Set forth below are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Condensed Consolidated Statements of Financial Condition and are indicative only of the volume of activity at June 30, 2000 and December 31, 1999. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.

                                                 NOTIONAL OR CONTRACT AMOUNT
                                   --------------------------------------------------------
                                         JUNE 30, 2000               DECEMBER 31, 1999
                                   --------------------------    --------------------------
                                    PURCHASES        SALES        PURCHASES        SALES
                                   -----------    -----------    -----------    -----------
Mortgage-backed forward contracts
  and options written and
  purchased......................  $14,862,935    $20,758,712    $14,417,186    $17,540,786
Foreign currency forward
  contracts, futures contracts,
  and options written and
  purchased......................    2,047,008      2,014,695      1,380,925      1,373,981
Equity securities contracts
  including stock index futures,
  forwards, and options written
  and purchased..................      202,385        359,693        144,034        239,682
Other fixed income securities
  contracts including futures,
  forwards, and options written
  and purchased..................    5,930,773      7,913,074      3,557,193      5,538,887
Interest rate swaps and caps.....    1,591,267      3,737,418      1,688,762        419,989

--------------------------------------------------------------------------------

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of June 30, 2000 and December 31, 1999. The fair value amounts are netted by counterparty when specific conditions are met.

                                                   FAIR VALUE AT              FAIR VALUE AT
                                                   JUNE 30, 2000            DECEMBER 31, 1999
                                               ----------------------    -----------------------
                                               ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                               -------    -----------    --------    -----------
Mortgage-backed forward contracts and options
  written and purchased......................  $93,514     $110,055      $159,228     $114,838
Foreign currency forward contracts, futures
  contracts, and options written and
  purchased..................................   21,160       20,211        20,274       20,158
Equity securities contracts including stock
  index futures, forwards, and options
  written and purchased......................   41,655       16,051       152,024       48,835
Other fixed income securities contracts
  including futures, forwards, and options
  written and purchased......................   12,327        6,436        29,584       20,177
Interest rate swaps and caps.................   21,000       41,489        31,569       11,087

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes for the three months ended June 30, 2000 and the twelve months ended December 31, 1999. The average fair value is based on the average of the month-end balances during the periods indicated.

                                                AVERAGE FAIR VALUE         AVERAGE FAIR VALUE
                                                   JUNE 30, 2000            DECEMBER 31, 1999
                                              -----------------------    -----------------------
                                               ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                              --------    -----------    --------    -----------
Mortgage-backed forward contracts and
  options written and purchased.............  $121,674     $112,297      $171,113     $163,954
Foreign currency forward contracts, futures
  contracts, and options written and
  purchased.................................    31,807       31,218        22,549       22,377
Equity securities contracts including stock
  index futures, forwards, and options
  written and purchased.....................    88,125       31,563        63,624       40,321
Other fixed income securities contracts
  including futures, forwards, and options
  written and purchased.....................    16,163        6,017        11,932       49,800
Interest rate swaps and caps................    29,344       26,051        18,593        6,754

The Company also sells securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Condensed Consolidated Statements of Financial Condition.

The off-balance-sheet derivative trading transactions are generally short-term. At June 30, 2000 substantially all of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

The Company's risk of loss in the event of counterparty default is limited to the current fair value or the replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Condensed Consolidated Statements of Financial Condition and amounted to $189,656 and $392,679 at June 30, 2000 and December 31, 1999, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges

--------------------------------------------------------------------------------
which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

The following table summarizes the Company's principal transactions revenues by business activity for the three months and six months ended June 30, 2000 and 1999. Principal transactions revenues include realized and unrealized gains and losses on trading positions and principal investing activities, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

                                                    PRINCIPAL TRANSACTIONS REVENUES
                                              --------------------------------------------
                                                  THREE MONTHS             SIX MONTHS
                                                 ENDED JUNE 30,          ENDED JUNE 30,
                                              --------------------    --------------------
                                                2000        1999        2000        1999
                                              --------    --------    --------    --------
Taxable fixed income (includes futures,
  forwards, options contracts and other
  securities)...............................  $ 61,901    $137,646    $119,672    $332,050
Equities (includes stock index futures,
  forwards and options contracts)...........    71,983     107,424     278,805     192,331
Municipals (includes futures and options
  contracts)................................    47,544      34,776      92,240      69,673
                                              --------    --------    --------    --------
                                              $181,428    $279,846    $490,717    $594,054
                                              ========    ========    ========    ========

  Held or Issued for Purposes Other Than Trading

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of June 30, 2000 and December 31, 1999, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $3,896,010 and $4,206,010, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at June 30, 2000 into floating rate debt. The interest rate swap agreements entered into have had the effect of increasing net interest expense on the Company's fixed rate debt by $2,359 for the six months ended June 30, 2000, and decreasing net interest expense by $13,791 for the six months ended June 30, 1999. The Company had no deferred gains or losses related to terminated swap agreements on the Company's long-term borrowings at June 30, 2000 and December 31, 1999. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements generally are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Note 5 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 8: RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.

  Market Risk

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, equity prices, and foreign currency exchange rates. The Company has a variety of methods to monitor its market risk profile. The senior management of each business group is

--------------------------------------------------------------------------------
responsible for reviewing trading positions, exposures, profits and losses, and trading strategies. The Company also has an independent risk management group which reviews the Company's risk profile and aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee, comprised of senior corporate and business group managers, is responsible for establishing trading position and exposure limits.

Market risk modeling is based on estimating loss exposure through sensitivity testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and holding regular meetings between the senior management of the business groups and the risk management group.

  Credit Risk in Proprietary Transactions

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including banks, brokers and dealers, investment funds and insurance companies. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and government-agency securities, and letters of credit. The market value of the initial collateral received approximates or is greater than the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At June 30, 2000, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

  Credit Risk in Client Activities

Client transactions are entered on either a cash or margin basis. In a margin transaction, the Company extends credit to a client for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. Receivables from customers are substantially collateralized by customer securities. Amounts loaned are limited by margin regulations of the Federal Reserve Board and other regulatory authorities and are subject to the Company's credit review and daily monitoring procedures. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.

Client transactions include positions in commodities and financial futures, trading liabilities and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and exchange-traded options transactions are generally

--------------------------------------------------------------------------------
lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at June 30, 2000 were settled without material adverse effect on the Company's consolidated financial statements, taken as a whole.

  Concentrations of Credit Risk

Concentrations of credit risk that arise from financial instruments (whether on-or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in underwriting and other financing activities with a broad range of clients, including other financial institutions, municipalities, governments, financing companies, and commercial real estate investors and operators. These activities could result in concentrations of credit risk with a particular counterparty, or group of counterparties operating in a particular geographic area or engaged in business in a particular industry. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, investment funds, and insurance companies.

NOTE 9: COMMITMENTS AND CONTINGENCIES

At June 30, 2000 and December 31, 1999, the Company was contingently liable under unsecured letters of credit totaling $204,868 and $139,156, respectively, which approximated fair value. At June 30, 2000 and December 31, 1999 certain of the Company's subsidiaries were contingently liable as issuer of approximately $45,000 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are collateralized by customer margin securities. At June 30, 2000 and December 31, 1999, the Company had outstanding $142,503 and $101,400, respectively, of such standby letters of credit. At June 30, 2000 and December 31, 1999, securities with fair value of $3,414,277 and $2,536,073, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, at June 30, 2000 and December 31, 1999, the Company had commitments of $1,411,297 and $858,122, respectively, consisting of secured credit lines to real estate operators, mortgage and asset-backed originators, and commitments to investment partnerships, in certain of which key employees are limited partners. Settlement of these transactions at June 30, 2000 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

--------------------------------------------------------------------------------

The Company has been named as defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's consolidated financial statements, taken as a whole.

NOTE 10: COMPREHENSIVE INCOME

Comprehensive income is calculated in accordance with SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income combines net income and certain items that directly affect stockholders' equity, such as foreign currency translation adjustments. The components of comprehensive income for the three months and six months ended June 30, 2000 and 1999 were as follows:

                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                            JUNE 30,                JUNE 30,
                                      --------------------    --------------------
                                        2000        1999        2000        1999
                                      --------    --------    --------    --------
Net income..........................  $127,506    $163,504    $303,855    $324,103
Foreign currency translation
  adjustment........................    (2,396)     (1,419)     (3,278)     (2,931)
                                      --------    --------    --------    --------
Total comprehensive income..........  $125,110    $162,085    $300,577    $321,172
                                      --------    --------    --------    --------

NOTE 11: EARNINGS PER COMMON SHARE

Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities.

--------------------------------------------------------------------------------

Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per common share computations:

                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                                      JUNE 30,                      JUNE 30,
                             ---------------------------   ---------------------------
                                 2000           1999           2000           1999
                             ------------   ------------   ------------   ------------
NUMERATOR:
Net income.................  $    127,506   $    163,504   $    303,855   $    324,103
Preferred stock
  dividends................            --         (5,949)            --        (11,898)
                             ------------   ------------   ------------   ------------
Net income applicable to
  common shares for basic
  earnings per share.......       127,506        157,555        303,855        312,205
                             ============   ============   ============   ============
Net income applicable to
  common shares for diluted
  earnings per share.......  $    127,506   $    157,555   $    303,855   $    312,205
                             ============   ============   ============   ============
DENOMINATOR:
Weighted-average common
  shares for basic earnings
  per share................   146,067,820    145,742,741    145,324,940    145,631,920
Weighted-average effect of
  dilutive employee stock
  options and awards.......   8,508,584(1)     9,217,656    7,908,935(1)     8,673,875
                             ------------   ------------   ------------   ------------
Dilutive potential common
  shares...................     8,508,584      9,217,656      7,908,935      8,673,875
                             ------------   ------------   ------------   ------------
Weighted-average common and
  common equivalent shares
  for diluted earnings per
  share....................   154,576,404    154,960,397    153,233,875    154,305,795
                             ============   ============   ============   ============
EARNINGS PER SHARE:
Basic......................  $       0.87   $       1.08   $       2.09   $       2.14
                             ============   ============   ============   ============
Diluted....................  $       0.82   $       1.02   $       1.98   $       2.02
                             ============   ============   ============   ============

------------
(1) Included in the calculation of employee stock options and awards was the dilutive effective of 1,931,250 instruments related to convertible debentures.

NOTE 12: SEGMENT REPORTING DATA

The Company offers a wide variety of products and services, primarily those of a full service domestic broker-dealer to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products (such as the purchase and sale of securities, insurance annuity contracts, mutual funds, wrap fee products, and margin and securities lending), asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital market products and services (such as the placing of securities and other financial instruments for--and the execution of trades on behalf of--institutional clients, investment banking services such as the underwriting of debt and equity securities, and mergers and acquisitions advisory services).

--------------------------------------------------------------------------------

Segment revenues and expenses in the table below consist of those that are directly attributable to the segment under which they are reported, combined with segment amounts based on Company allocation methodologies (for example, allocating a portion of investment banking revenues to the Individual segment; relative utilization of the Company's square footage for certain cost allocations).

                                                           THREE MONTHS ENDED JUNE 30, 2000
                                                       -----------------------------------------
                                                       INDIVIDUAL    INSTITUTIONAL      TOTAL
                                                       ----------    -------------    ----------
Total revenues.......................................  $1,422,061      $894,365       $2,316,426
Net revenues.........................................   1,142,750       268,422        1,411,172
Income before taxes and minority interest............     199,050        13,020          212,070

                                                           THREE MONTHS ENDED JUNE 30, 1999
                                                       -----------------------------------------
                                                       INDIVIDUAL    INSTITUTIONAL      TOTAL
                                                       ----------    -------------    ----------
Total revenues.......................................  $1,135,946      $835,032       $1,970,978
Net revenues.........................................     980,018       367,889        1,347,907
Income before taxes and minority interest............     152,980       116,687          269,667

                                                           SIX MONTHS ENDED JUNE 30, 2000
                                                      -----------------------------------------
                                                      INDIVIDUAL    INSTITUTIONAL      TOTAL
                                                      ----------    -------------    ----------
Total revenues......................................  $2,892,812     $1,828,735      $4,721,547
Net revenues........................................   2,394,028        614,249       3,008,277
Income before taxes and minority interest...........     398,244        104,045         502,289

                                                           SIX MONTHS ENDED JUNE 30, 1999
                                                      -----------------------------------------
                                                      INDIVIDUAL    INSTITUTIONAL      TOTAL
                                                      ----------    -------------    ----------
Total revenues......................................  $2,240,355     $1,653,933      $3,894,288
Net revenues........................................   1,935,131        727,667       2,662,798
Income before taxes and minority interest...........     304,873        229,813         534,686

Total assets for the Individual and Institutional segments were $26,786,776 and $39,615,726, respectively, at June 30, 2000 and $21,828,324 and $39,784,052,
respectively at December 31, 1999.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

             UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               THIRD QUARTER 2000

                               SEPTEMBER 30, 2000

--------------------------------------------------------------------------------

                         PART I--FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                            PAINE WEBBER GROUP INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (In thousands of dollars except share and per share amounts)

                                         THREE MONTHS ENDED             NINE MONTHS ENDED
                                            SEPTEMBER 30,                 SEPTEMBER 30,
                                     ---------------------------   ---------------------------
                                         2000           1999           2000           1999
                                     ------------   ------------   ------------   ------------
REVENUES
Commissions........................  $    528,948   $    451,341   $  1,765,630   $  1,419,092
Principal transactions.............       287,931        235,914        778,648        829,968
Asset management...................       314,083        235,712        893,076        666,250
Investment banking.................       107,502        134,235        385,329        420,321
Interest...........................     1,167,415        762,205      3,223,170      2,289,636
Other..............................        39,367         40,785        120,940        129,213
                                     ------------   ------------   ------------   ------------
     Total revenues................     2,445,246      1,860,192      7,166,793      5,754,480
Interest expense...................     1,002,567        623,025      2,715,837      1,854,515
                                     ------------   ------------   ------------   ------------
     Net revenues..................     1,442,679      1,237,167      4,450,956      3,899,965
                                     ------------   ------------   ------------   ------------
NON-INTEREST EXPENSES
Compensation and benefits..........       875,012        711,783      2,664,401      2,260,575
Office and equipment...............       111,933         89,159        308,220        259,941
Communications.....................        49,408         42,331        140,338        127,179
Business development...............        34,172         30,861        114,849         83,262
Brokerage, clearing & exchange
  fees.............................        16,203         23,391         63,806         71,268
Professional services..............        42,215         33,469        142,096         96,318
Other..............................        93,536         80,188        294,757        240,751
                                     ------------   ------------   ------------   ------------
     Total non-interest expenses...     1,222,479      1,011,182      3,728,467      3,139,294
                                     ------------   ------------   ------------   ------------
INCOME BEFORE TAXES AND MINORITY
  INTEREST.........................       220,200        225,985        722,489        760,671
  Provision for income taxes.......        76,370         79,722        258,682        274,183
                                     ------------   ------------   ------------   ------------
INCOME BEFORE MINORITY INTEREST....       143,830        146,263        463,807        486,488
  Minority interest................         8,061          8,061         24,183         24,183
                                     ------------   ------------   ------------   ------------
NET INCOME.........................  $    135,769   $    138,202   $    439,624   $    462,305
                                     ============   ============   ============   ============
Net income applicable to common
  shares...........................  $    135,769   $    132,253   $    439,624   $    444,458
                                     ============   ============   ============   ============
Earnings per common share:
  Basic............................  $       0.92   $       0.91   $       3.01   $       3.05
  Diluted..........................  $       0.85   $       0.86   $       2.83   $       2.88
Weighted-average common shares:
  Basic............................   148,019,200    145,633,697    146,143,267    145,583,134
  Diluted..........................   159,911,113    153,857,503    155,100,328    154,106,985
Dividends declared per common
  share............................  $       0.12   $       0.11   $       0.36   $       0.33

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
ASSETS
Cash and cash equivalents...................................   $   214,593    $   176,401
Cash and securities segregated and on deposit for federal
  and other regulations.....................................     1,426,661        823,059
Financial instruments owned.................................    23,793,940     21,144,830
Securities received as collateral...........................       894,448      1,079,976
Securities purchased under agreements to resell.............    15,678,483     15,923,948
Securities borrowed.........................................    10,260,714     10,526,638
Receivables, net of allowance for doubtful accounts of
  $18,903 and $30,039 at September 30, 2000 and December 31,
  1999, respectively........................................    12,367,901     10,287,937
Office equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $622,888 and
  $527,718 at September 30, 2000 and December 31, 1999,
  respectively..............................................       823,326        579,819
Other assets................................................     1,988,201      1,069,768
                                                               -----------    -----------
                                                               $67,448,267    $61,612,376
                                                               ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings.......................................   $ 1,810,822    $ 1,884,250
Financial instruments sold, not yet purchased...............     3,467,766      7,099,208
Securities sold under agreements to repurchase..............    29,377,087     25,740,196
Securities loaned...........................................     6,419,531      5,661,200
Obligation to return securities received as collateral......       894,448      1,079,976
Payables....................................................    13,514,944      8,448,217
Other liabilities and accrued expenses......................     3,233,534      3,164,496
Long-term borrowings........................................     4,943,484      5,223,826
                                                               -----------    -----------
                                                                63,661,616     58,301,369
                                                               -----------    -----------
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts holding solely Company
  Guaranteed Related Subordinated Debt......................       393,750        393,750
Stockholders' Equity:
  Common stock, $1 par value, 400,000,000 shares authorized, issued 197,727,238 shares and 193,145,152 shares at
     September 30, 2000 and December 31, 1999,
     respectively...........................................       197,727        193,145
  Additional paid-in capital................................     1,833,623      1,672,085
  Retained earnings.........................................     2,557,928      2,171,080
  Treasury stock, at cost; 48,752,322 shares and 47,557,064
     shares at September 30, 2000 and December 31, 1999,
     respectively...........................................    (1,186,605)    (1,113,736)
  Accumulated other comprehensive income....................        (9,772)        (5,317)
                                                               -----------    -----------
                                                                 3,392,901      2,917,257
                                                               -----------    -----------
                                                               $67,448,267    $61,612,376
                                                               ===========    ===========

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

                            PAINE WEBBER GROUP INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   439,624    $   462,305
Adjustments to reconcile net income to cash provided by
  (used for) operating activities:
Noncash items included in net income:
  Depreciation and amortization.............................      105,370         73,035
  Deferred income taxes.....................................        2,138        (45,757)
  Amortization of deferred charges..........................       99,584         81,708
  Stock-based compensation..................................       (5,116)        12,680
(Increase) decrease in operating assets:
  Cash and securities on deposit............................     (603,325)       (87,157)
  Financial instruments owned...............................   (2,366,989)    (1,582,711)
  Securities purchased under agreements to resell...........      245,465      1,405,018
  Securities borrowed.......................................      491,110       (651,622)
  Receivables...............................................   (1,180,787)    (1,548,063)
  Other assets..............................................     (360,248)      (282,626)
Increase (decrease) in operating liabilities:
  Financial instruments sold, not yet purchased.............   (3,631,443)       445,507
  Securities sold under agreements to repurchase............    3,636,891      2,227,316
  Securities loaned.........................................      490,408        199,468
  Payables..................................................    4,236,051     (1,249,085)
  Other.....................................................     (168,013)       134,438
                                                              -----------    -----------
  Cash provided by (used for) operating activities..........    1,430,720       (405,546)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for:
  Net assets acquired in business acquisition...............     (621,667)            --
  Office equipment and leasehold improvements...............     (306,217)      (179,731)
                                                              -----------    -----------
  Cash used for investing activities........................     (927,884)      (179,731)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) short-term borrowings.......     (107,630)        10,483
Proceeds from:
  Long-term borrowings......................................      471,761      1,010,984
  Employee stock transactions...............................      130,917         72,410
Payments for:
  Long-term borrowings......................................     (792,150)      (300,575)
  Repurchases of common stock...............................     (114,767)      (151,446)
  Dividends.................................................      (52,775)       (65,373)
                                                              -----------    -----------
  Cash (used for) provided by financing activities..........     (464,644)       576,483
                                                              -----------    -----------
Increase (decrease) in cash and cash equivalents............       38,192         (8,794)
  Cash and cash equivalents, beginning of period............      176,401        228,359
                                                              -----------    -----------
  Cash and cash equivalents, end of period..................  $   214,593    $   219,565
                                                              ===========    ===========

See notes to condensed consolidated financial statements.

--------------------------------------------------------------------------------

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The condensed consolidated financial statements include the accounts of Paine Webber Group Inc. ("PWG") and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI") (collectively, the "Company"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentations. The December 31, 1999 Condensed Consolidated Statement of Financial Condition was derived from the audited consolidated financial statements of the Company. The financial information as of and for the periods ended September 30, 2000 and 1999 is unaudited. All normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation have been made.

Certain financial information that is normally in annual financial statements but is not required for interim reporting purposes has been condensed or omitted. The condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States which require management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, and March 31, 2000. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year.

  Statement of Cash Flows

Total interest payments, which relate principally to agreements to repurchase, short-term borrowings, securities loaned and long-term borrowings, were $2,782,961 and $1,834,039 for the nine months ended September 30, 2000 and 1999, respectively. Income taxes paid were $232,558 and $268,289 for the nine months ended September 30, 2000 and 1999, respectively.

  Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes revised accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity measure all derivative instruments at fair value and recognize such instruments as either assets or liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument will depend on the intended use of the derivative as either a fair value hedge, a cash flow hedge or a foreign currency hedge. The effect of the changes in fair value of the derivatives and, in certain cases, the hedged items are to be reflected in either the consolidated statements of income or as a component of other comprehensive income, based upon the resulting designation. As issued, SFAS No. 133 was effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment to FASB Statement No. 133". The Company expects that the adoption of these statements will not have a material effect on the Company's Consolidated Financial Statements, taken as a whole.

--------------------------------------------------------------------------------

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company has not yet determined the impact of this statement on the Company's Consolidated Financial Statements, taken as a whole.

NOTE 2: RECENT EVENTS

On October 23, 2000, the stockholders of PWG adopted the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 12, 2000, by and among PWG, UBS AG ("UBS") and a subsidiary of UBS, pursuant to which PWG will merge with and into that subsidiary. Under the terms of the agreement, PWG's stockholders will have the right to elect to receive either $73.50 in cash or 0.4954 of an ordinary share of UBS AG stock for each share of PWG's common stock, $1 par value ("common stock") that they own. The percentage of PWG's common stock that will be converted into the right to receive UBS AG stock is fixed at 50 percent. Adjustments to elections may therefore be necessary so that, in the aggregate, 50 percent of the shares of PWG's common stock is converted into the right to receive UBS AG stock, and 50 percent is converted into the right to receive cash. The transaction, which is expected to be completed in November of 2000, is subject to customary closing conditions, including certain regulatory approvals.

NOTE 3: MERGER WITH J.C. BRADFORD

On June 9, 2000, the Company completed its merger with J.C. Bradford & Co. L.L.C. ("J.C. Bradford"), a leading privately-held brokerage firm in the Southeastern U.S., for approximately $622,000 in cash. The merger was accounted for as a purchase and, accordingly, the excess of the purchase cost over the fair value of the net assets acquired of approximately $185,000, resulted in the Company recording $560,000 in goodwill, which is being amortized over 25 years on a straight-line basis. The consolidated financial statements of the Company include the results of J.C. Bradford from the closing date. As a result of the merger, in the second quarter of 2000, the Company recorded after-tax costs of approximately $18,800 ($30,000 pre-tax) relating primarily to the elimination of the Company's duplicate facilities, severance and other costs.

--------------------------------------------------------------------------------

NOTE 4: FINANCIAL INSTRUMENTS OWNED AND SOLD, NOT YET PURCHASED

At September 30, 2000 and December 31, 1999, financial instruments owned and financial instruments sold, not yet purchased consisted of the following:

                                                         SEPTEMBER 30,    DECEMBER 31,
                                                             2000             1999
                                                         -------------    ------------
Financial instruments owned:
  U.S. government and agencies.........................   $ 7,724,521     $ 5,864,331
  Mortgages and mortgage-backed........................    10,426,454       9,012,415
  Corporate debt.......................................       671,925       1,875,361
  Commercial paper and other short-term debt...........     1,890,638       1,744,036
  Equities and other...................................     2,363,490       2,030,986
  State and municipals.................................       716,912         617,701
                                                          -----------     -----------
                                                          $23,793,940     $21,144,830
                                                          ===========     ===========
Financial instruments sold, not yet purchased:
  U.S. government and agencies.........................   $ 2,768,820     $ 5,804,259
  Mortgages and mortgage-backed........................       145,255         123,049
  Corporate debt.......................................       283,084         785,890
  Equities.............................................       257,343         348,485
  State and municipals.................................        13,264          37,525
                                                          -----------     -----------
                                                          $ 3,467,766     $ 7,099,208
                                                          ===========     ===========

NOTE 5: LONG-TERM BORROWINGS

Long-term borrowings at September 30, 2000 and December 31, 1999 consisted of the following:

                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                2000             1999
                                                            -------------    ------------
U.S. Dollar-Denominated:
  Fixed Rate Notes........................................   $2,607,009       $2,757,851
  Fixed Rate Subordinated Notes...........................      174,831          174,765
  Medium-Term Senior Notes................................    1,950,850        2,143,010
  Medium-Term Subordinated Notes..........................       84,200          148,200
  Other...................................................       10,044               --
Non-U.S. Dollar-Denominated:
  Medium-Term Notes.......................................      116,550               --
                                                             ----------       ----------
                                                             $4,943,484       $5,223,826
                                                             ==========       ==========

At September 30, 2000, interest rates on the U.S. dollar-denominated fixed rate notes and fixed rate subordinated notes ranged from 6.25 percent to 9.25 percent and the weighted-average interest rate was 7.19 percent. Interest on the notes is payable semi-annually. The fixed rate notes and fixed rate subordinated notes outstanding at September 30, 2000 had an average maturity of 5.3 years.

At September 30, 2000, the Company had outstanding U.S. dollar-denominated fixed rate Medium-Term Notes of $1,071,100 and variable rate Medium-Term Notes of $963,950. The Medium-Term Notes outstanding at September 30, 2000 had an average maturity of 4.2 years and a weighted-average interest rate of 5.97 percent.

--------------------------------------------------------------------------------

At September 30, 2000, the Non-U.S. dollar-denominated Medium-Term Notes outstanding had a weighted-average interest rate of 1.18 percent and an average maturity of 2.16 years.

In 2000, the Company issued to certain employees, 6.25% Convertible Debentures due 2007 (the "Debentures"). The Debentures were initially convertible, at the option of the holders beginning on January 20, 2003, into 1,931,250 shares of Convertible Preferred Stock, which were then convertible into 1,931,250 shares of common stock of the Company.

As a result of the Company entering into the Merger Agreement, the Debentures became convertible effective upon the adoption by the stockholders of the Company of the Merger Agreement, which occurred on October 23, 2000. Pursuant to their terms, on October 16, 2000, the Company called for redemption on October 23, 2000 all of the outstanding Debentures. All outstanding Debentures were converted into common stock.

At September 30, 2000 and December 31, 1999, the fair values of long-term borrowings were $4,924,528 and $5,140,331, respectively, as compared to the carrying amounts of $4,943,484 and $5,223,826, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all of its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments.

The net fair values of the interest rate swaps were $61,739 and $127,097 payable at September 30, 2000 and December 31, 1999, respectively. The fair value of interest rate swaps used to hedge the Company's long-term borrowings is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates.

The carrying amounts of the interest rate swap agreements included in the Company's Condensed Consolidated Statements of Financial Condition at September 30, 2000 and December 31, 1999 were net receivables of $4,780 and $12,075, respectively. See Note 7 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 6: CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission Uniform Net Capital Rule and New York Stock Exchange Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2 percent of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4 percent of such aggregate debit items. Business may not be expanded if net capital is less than 5 percent of such aggregate debit items. As of September 30, 2000, PWI's net capital of $1,608,364 was 10.1 percent of aggregate debit items and its net capital in excess of the minimum required was $1,281,410.

--------------------------------------------------------------------------------

NOTE 7: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  Held or Issued for Trading Purposes

Set forth below are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Condensed Consolidated Statements of Financial Condition and are indicative only of the volume of activity at September 30, 2000 and December 31, 1999. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.

                                                      NOTIONAL OR CONTRACT AMOUNT
                                         -----------------------------------------------------
                                            SEPTEMBER 30, 2000           DECEMBER 31, 1999
                                         -------------------------   -------------------------
                                          PURCHASES       SALES       PURCHASES       SALES
                                         -----------   -----------   -----------   -----------
Mortgage-backed forward contracts and
  options written and purchased........  $18,963,831   $26,909,451   $14,417,186   $17,540,786
Foreign currency forward contracts,
  futures contracts, and options
  written and purchased................    2,119,724     2,133,310     1,380,925     1,373,981
Equity securities contracts including
  stock index futures, forwards, and
  options written and purchased........      184,066       271,879       144,034       239,682
Other fixed income securities contracts
  including futures, forwards, and
  options written and purchased........    1,742,936     4,252,001     3,557,193     5,538,887
Interest rate swaps and caps...........    1,850,008     3,643,008     1,688,762       419,989

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of September 30, 2000 and December 31, 1999. The fair value amounts are netted by counterparty when specific conditions are met.

                                                         FAIR VALUE AT           FAIR VALUE AT
                                                      SEPTEMBER 30, 2000       DECEMBER 31, 1999
                                                     ---------------------   ----------------------
                                                     ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                     -------   -----------   --------   -----------
Mortgage-backed forward contracts and options
  written and purchased............................  $88,571    $105,027     $159,228    $114,838
Foreign currency forward contracts, futures
  contracts, and options written and purchased.....   20,304      17,001       20,274      20,158
Equity securities contracts including stock index
  futures, forwards, and options written and
  purchased........................................   16,074      16,246      152,024      48,835
Other fixed income securities contracts including
  futures, forwards, and options written and
  purchased........................................    2,100         378       29,584      20,177
Interest rate swaps and caps.......................   20,022      46,841       31,569      11,087

--------------------------------------------------------------------------------

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes for the three months ended September 30, 2000 and the twelve months ended December 31, 1999. The average fair value is based on the average of the month-end balances during the periods indicated.

                                                        AVERAGE FAIR VALUE       AVERAGE FAIR VALUE
                                                        SEPTEMBER 30, 2000       DECEMBER 31, 1999
                                                       ---------------------   ----------------------
                                                       ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                       -------   -----------   --------   -----------
Mortgage-backed forward contracts and options written
  and purchased......................................  $65,054     $69,284     $171,113    $163,954
Foreign currency forward contracts, futures
  contracts, and options written and purchased.......   25,445      25,016       22,549      22,377
Equity securities contracts including stock index
  futures, forwards, and options written and
  purchased..........................................   60,256      19,098       63,624      40,321
Other fixed income securities contracts including
  futures, forwards, and options written and
  purchased..........................................    3,686          23       11,932      49,800
Interest rate swaps and caps.........................   19,871      43,877       18,593       6,754

The Company also sells securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Condensed Consolidated Statements of Financial Condition.

The off-balance-sheet derivative trading transactions are generally short-term. At September 30, 2000 substantially all of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

The Company's risk of loss in the event of counterparty default is limited to the current fair value or the replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Condensed Consolidated Statements of Financial Condition and amounted to $147,071 and $392,679 at September 30, 2000 and December 31, 1999,
respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

The following table summarizes the Company's principal transactions revenues by business activity for the three months and nine months ended September 30, 2000 and 1999. Principal transactions revenues include realized and unrealized gains and losses on trading positions and principal investing activities, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

                                                         PRINCIPAL TRANSACTIONS REVENUES
                                                    -----------------------------------------
                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                    -------------------   -------------------
                                                      2000       1999       2000       1999
                                                    --------   --------   --------   --------
Taxable fixed income (includes futures, forwards,
  options contracts and other securities).........  $ 64,685   $ 72,228   $184,357   $404,278
Equities (includes stock index futures, forwards
  and options contracts)..........................   179,232    119,968    458,037    312,299
Municipals (includes futures and options
  contracts)......................................    44,014     43,718    136,254    113,391
                                                    --------   --------   --------   --------
                                                    $287,931   $235,914   $778,648   $829,968
                                                    ========   ========   ========   ========

--------------------------------------------------------------------------------

  Held or Issued for Purposes Other Than Trading

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of September 30, 2000 and December 31, 1999, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $3,706,010 and $4,206,010, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at September 30, 2000 into floating rate debt. The interest rate swap agreements entered into have had the effect of increasing net interest expense on the Company's fixed rate debt by $7,737 for the nine months ended September 30, 2000, and decreasing net interest expense by $20,370 for the nine months ended September 30, 1999. The Company had no deferred gains or losses related to terminated swap agreements on the Company's long-term borrowings at September 30, 2000 and December 31, 1999. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements generally are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Note 5 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 8: RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.

  Market Risk

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, equity prices, and foreign currency exchange rates. The Company has a variety of methods to monitor its market risk profile. The senior management of each business group is responsible for reviewing trading positions, exposures, profits and losses, and trading strategies. The Company also has an independent risk management group which reviews the Company's risk profile and aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee, comprised of senior corporate and business group managers, is responsible for establishing trading position and exposure limits.

Market risk modeling is based on estimating loss exposure through sensitivity testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and holding regular meetings between the senior management of the business groups and the risk management group.

  Credit Risk in Proprietary Transactions

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including banks, brokers and dealers, investment funds and insurance companies. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

--------------------------------------------------------------------------------

Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and government-agency securities, and letters of credit. The market value of the initial collateral received approximates or is greater than the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At September 30, 2000, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

  Credit Risk in Client Activities

Client transactions are entered on either a cash or margin basis. In a margin transaction, the Company extends credit to a client for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. Receivables from customers are substantially collateralized by customer securities. Amounts loaned are limited by margin regulations of the Federal Reserve Board and other regulatory authorities and are subject to the Company's credit review and daily monitoring procedures. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.

Client transactions include positions in commodities and financial futures, trading liabilities and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and exchange-traded options transactions are generally lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at September 30, 2000 were settled without material adverse effect on the Company's consolidated financial statements, taken as a whole.

  Concentrations of Credit Risk

Concentrations of credit risk that arise from financial instruments (whether on-or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in underwriting and other financing activities with a broad range of clients, including other financial institutions, municipalities, governments, financing companies, and commercial real estate investors and operators. These activities could result in concentrations of credit risk with a particular counterparty, or group of counterparties operating in a particular geographic area or engaged in business in a particular industry. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

--------------------------------------------------------------------------------

The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, investment funds, and insurance companies.

NOTE 9: COMMITMENTS AND CONTINGENCIES

At September 30, 2000 and December 31, 1999, the Company was contingently liable under unsecured letters of credit totaling $298,498 and $139,156, respectively, which approximated fair value. At September 30, 2000 and December 31, 1999 certain of the Company's subsidiaries were contingently liable as issuer of approximately $45,000 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are collateralized by customer margin securities. At September 30, 2000 and December 31, 1999, the Company had outstanding $182,712 and $101,400, respectively, of such standby letters of credit. At September 30, 2000 and December 31, 1999, securities with fair value of $2,416,428 and $2,536,073, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, at September 30, 2000 and December 31, 1999, the Company had commitments of $1,176,781 and $858,122, respectively, consisting of secured credit lines to real estate operators, mortgage and asset-backed originators, and commitments to investment partnerships, in certain of which key employees are limited partners. Settlement of these transactions at September 30, 2000 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

The Company has been named as defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's consolidated financial statements, taken as a whole.

NOTE 10: COMPREHENSIVE INCOME

Comprehensive income is calculated in accordance with SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income combines net income and certain items that directly affect stockholders' equity, such as foreign currency translation adjustments. The components of comprehensive income for the three months and nine months ended September 30, 2000 and 1999 were as follows:

                                       THREE MONTHS ENDED      NINE MONTHS ENDED
                                         SEPTEMBER 30,           SEPTEMBER 30,
                                      --------------------    --------------------
                                        2000        1999        2000        1999
                                      --------    --------    --------    --------
Net income..........................  $135,769    $138,202    $439,624    $462,305
Foreign currency translation
  adjustment........................    (1,177)      2,046      (4,455)       (885)
                                      --------    --------    --------    --------
Total comprehensive income..........  $134,592    $140,248    $435,169    $461,420
                                      ========    ========    ========    ========

--------------------------------------------------------------------------------

NOTE 11: EARNINGS PER COMMON SHARE

Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities.

Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per common share computations:

                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                 SEPTEMBER 30,                 SEPTEMBER 30,
                          ---------------------------   ---------------------------
                              2000           1999           2000           1999
                          ------------   ------------   ------------   ------------
NUMERATOR:
Net income..............  $    135,769   $    138,202   $    439,624   $    462,305
Preferred stock
  dividends.............            --         (5,949)            --        (17,847)
                          ------------   ------------   ------------   ------------
Net income applicable to
  common shares for
  basic earnings per
  share.................       135,769        132,253        439,624        444,458
                          ============   ============   ============   ============
Net income applicable to
  common shares for
  diluted earnings per
  share.................  $    135,769   $    132,253   $    439,624   $    444,458
                          ============   ============   ============   ============
DENOMINATOR:
Weighted-average common
  shares for basic
  earnings per share....   148,019,200    145,633,697    146,143,267    145,583,134
Weighted-average effect
  of dilutive employee
  stock options and
  awards................    11,891,913      8,223,806      8,957,061      8,523,851
                          ------------   ------------   ------------   ------------
Weighted-average common
  and common equivalent
  shares for diluted
  earnings per share....   159,911,113    153,857,503    155,100,328    154,106,985
                          ============   ============   ============   ============
EARNINGS PER SHARE:
Basic...................  $       0.92   $       0.91   $       3.01   $       3.05
                          ============   ============   ============   ============
Diluted.................  $       0.85   $       0.86   $       2.83   $       2.88
                          ============   ============   ============   ============

Pursuant to the terms and conditions of the Company's various Stock Option and Award Plans which provide for the granting to officers and other key employees nonqualified stock options, restricted stock awards, restricted stock units and other stock based awards (the "Awards"), effective October 23, 2000, the date the shareholders of the Company approved the Merger Agreement, the Awards that were previously unvested or restricted became fully vested and no longer subject to restrictions on sales and transfers.

--------------------------------------------------------------------------------

NOTE 12: SEGMENT REPORTING DATA

The Company offers a wide variety of products and services, primarily those of a full service domestic broker-dealer to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products (such as the purchase and sale of securities, insurance annuity contracts, mutual funds, wrap fee products, and margin and securities lending), asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital market products and services (such as the placing of securities and other financial instruments for -- and the execution of trades on behalf of -- institutional clients, investment banking services such as the underwriting of debt and equity securities, and mergers and acquisitions advisory services).

Segment revenues and expenses in the table below consist of those that are directly attributable to the segment under which they are reported, combined with segment amounts based on Company allocation methodologies (for example, allocating a portion of investment banking revenues to the Individual segment; relative utilization of the Company's square footage for certain cost allocations).

                        THREE MONTHS ENDED SEPTEMBER 30, 2000     THREE MONTHS ENDED SEPTEMBER 30, 1999
                       ---------------------------------------   ---------------------------------------
                       INDIVIDUAL   INSTITUTIONAL     TOTAL      INDIVIDUAL   INSTITUTIONAL     TOTAL
                       ----------   -------------   ----------   ----------   -------------   ----------
Total revenues.......  $1,556,834    $  888,412     $2,445,246   $1,167,330    $  692,862     $1,860,192
Net revenues.........   1,204,463       238,216      1,442,679    1,010,919       226,248      1,237,167
Income before taxes
  and minority
  interest...........     171,842        48,358        220,200      186,513        39,472        225,985

                        NINE MONTHS ENDED SEPTEMBER 30, 2000      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       ---------------------------------------   ---------------------------------------
                       INDIVIDUAL   INSTITUTIONAL     TOTAL      INDIVIDUAL   INSTITUTIONAL     TOTAL
                       ----------   -------------   ----------   ----------   -------------   ----------
Total revenues.......  $4,449,646    $2,717,147     $7,166,793   $3,407,685    $2,346,795     $5,754,480
Net revenues.........   3,598,490       852,466      4,450,956    2,946,050       953,915      3,899,965
Income before taxes
  and minority
  interest...........     570,086       152,403        722,489      491,386       269,285        760,671

Total assets for the Individual and Institutional segments were $30,141,208 and $37,307,059, respectively, at September 30, 2000 and $21,828,324 and
$39,784,052, respectively at December 31, 1999.

--------------------------------------------------------------------------------

[UBS LOGO]

THIRD QUARTER
2000 REPORT.

UBS GROUP
FINANCIAL HIGHLIGHTS




                                                                  Quarter ended          % change from         Year-to-date
                                                        -------------------------------  -------------    ----------------------
CHF million, except where indicated                     30.9.00    30.6.00    30.9.99 1   2Q00   3Q99     30.9.00     30.9.99 1
--------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT KEY FIGURES
Operating income                                          8,545      9,200      6,534       (7)    31      27,102      21,636
Operating expenses                                        5,842      6,548      4,921      (11)    19      18,839      14,992
Operating profit before tax                               2,703      2,652      1,613        2     68       8,263       6,644
Net profit                                                2,075      2,052      1,225        1     69       6,343       5,084
Cost / income ratio (%) 2                                  69.5       72.8       72.3                        70.1        66.5
Cost / income ratio before
goodwill amortization (%) 2, 3                             68.0       71.4       71.1                        68.6        65.4
--------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (CHF)
Basic earnings per share 4, 7                              5.15       5.24       3.07       (2)    68       16.05       12.48
Basic earnings per share before goodwill 3, 4, 7           5.46       5.57       3.27       (2)    67       17.07       13.10
Diluted earnings per share 4, 7                            5.09       5.19       3.05       (2)    67       15.88       12.38
Diluted earnings per share before goodwill 3, 4, 7         5.40       5.51       3.26       (2)    66       16.88       13.00
--------------------------------------------------------------------------------------------------------------------------------
RETURN ON SHAREHOLDERS' EQUITY (%)
Return on shareholders' equity 5                                                                             26.9        23.0
Return on shareholders' equity before goodwill 3, 5                                                          28.6        24.2
================================================================================================================================

                                                                                                      % change from
                                                                                                   --------------------
As of                                            30.9.00          30.6.00         31.12.99 1       30.6.00     31.12.99
------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET KEY FIGURES
Total assets                                   1,010,233          946,307          898,888              7            12
Shareholders' equity                              36,928           31,876           30,608             16            21
Market capitalization                             95,053           98,797           92,642
------------------------------------------------------------------------------------------------------------------------
BIS CAPITAL RATIOS
Tier 1 (%)                                          11.7             12.1             10.6
Total BIS (%)                                       15.4             15.9             14.5
Risk-weighted assets                             276,837          264,706          273,107
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS UNDER
MANAGEMENT (CHF BILLION)                           1,746            1,711            1,744              2             0
------------------------------------------------------------------------------------------------------------------------
HEADCOUNT (FULL TIME EQUIVALENTS) 6               48,099           47,744           49,058              1            (2)
------------------------------------------------------------------------------------------------------------------------
LONG-TERM RATINGS
Moody's, New York                                    Aa1              Aa1              Aa1
Fitch/IBCA, London                                   AAA              AAA              AAA
Standard & Poor's, New York                          AA+              AA+              AA+
========================================================================================================================

EARNINGS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS

                                                          Quarter ended                  % change from             Year-to-date
                                             --------------------------------------     ---------------      -----------------------
CHF million                                  30.9.00         30.6.00      30.9.99 1     2Q00       3Q99      30.9.00       30.9.99 1
------------------------------------------------------------------------------------------------------------------------------------
Operating income                               8,545           9,200        6,508        (7)        31        27,102        19,810
Operating expenses                             5,842           6,348        4,921        (8)        19        18,639        14,992
Operating profit before tax                    2,703           2,852        1,587        (5)        70         8,463         4,818
Net profit                                     2,075           2,207        1,202        (6)        73         6,498         3,606
------------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio before
goodwill (%) 2, 3                               68.0            69.2         71.4                               67.9          71.1
Basic earnings per share
before goodwill (CHF) 3, 4, 7                   5.46            5.97         3.22        (9)        70         17.46          9.47
Diluted earnings per share
before goodwill (CHF) 3, 4, 7                   5.40            5.90         3.20        (8)        69         17.27          9.40
------------------------------------------------------------------------------------------------------------------------------------
Return on shareholders' equity before
goodwill (%) 3, 5                                                                                               29.1          18.8
====================================================================================================================================

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 Operating expenses / operating income before credit loss expense. 3 The amortization of goodwill and other purchased intangible assets are excluded from the calculation. 4 For EPS calculation, see Note 8 to the Financial Statements. 5 Annualized net profit / average shareholders' equity excluding dividends. 6 The Group headcount does not include the Klinik Hirslanden AG headcount of 1,859, 1,885 and 1,853 for 30 September 2000, 30 June 2000 and 31 December 1999,
respectively. 7 1999 share figures are restated for the two-for-one share split, effective 8 May 2000.

TABLE OF CONTENTS

Shareholders' Letter                                                       2

Group Review                                                               4

Developments in Financial Disclosure at UBS                                11

UBS Switzerland                                                            12

UBS Asset Management                                                       19

UBS Warburg                                                                24

Corporate Center                                                           34

Financial Statements
      UBS Group Income Statement                                           35
      UBS Group Balance Sheet                                              36
      UBS Group Statement of Changes in Equity                             37
      UBS Group Statement of Cash Flows                                    38
      Notes to the Financial Statements                                    39

SHAREHOLDERS' LETTER
28 NOVEMBER 2000

SHAREHOLDERS' LETTER

DEAR SHAREHOLDERS,

On 23 October 2000, PaineWebber shareholders overwhelmingly approved the merger between PaineWebber and UBS. This followed the near unanimous approval by UBS shareholders on 7 September 2000 of the capital increase for use in the merger. We were extremely pleased that such a substantial majority of PaineWebber and UBS shareholders endorsed the merger, giving their vote of confidence in our plans to create a pre-eminent global investment services firm. The merger was formally completed on 3 November 2000.

    PaineWebber's leading position with affluent clients in the US and its success in using technology to support client relationships provide exciting growth opportunities for UBS.

    PaineWebber's management, products and services are world class and will help UBS to build a top-tier global private client business. PaineWebber complements the existing US strengths and client base of UBS Warburg's institutional business, adding particular skills in US equity research and specialized fixed income products. It also provides UBS Warburg with a completely new distribution channel to US investors, giving it access to a uniquely balanced network of private and institutional investors worldwide. UBS Warburg, meanwhile, will provide truly global investment banking content for PaineWebber to supply to an increasingly demanding private client base, and give PaineWebber the backing of a very strong balance sheet and an excellent credit rating.

    The integration of PaineWebber and UBS Warburg is proceeding well, with full business integration of the capital markets activities due to be completed in early December 2000, and the integration of the UBS Warburg Private Clients business into PaineWebber's management structure already almost complete.

    The reception of the merger by PaineWebber staff has been overwhelmingly positive with no increase in staff turnover in the period around the merger and the vast majority of PaineWebber option holders now established as UBS options holders.

    We look forward to PaineWebber's continuing success as a growth firm in a growth industry.

THIRD QUARTER RESULTS

We reported preliminary third quarter results on 26 October, in order to provide additional transparency for investors before the closing of the PaineWebber merger. You will therefore already know that UBS has produced another very successful result this quarter, with a net profit after tax of CHF 2,075 million. This represents continuing strong growth of 73% over third quarter 1999, once the effect of one-off gains is stripped out. In the first three quarters of this year we have already made 39% more adjusted net profit after tax than we did in the whole of 1999.

    The development of assets under management during the quarter was encouraging, with improvement in net new money across all Business Groups and positive investment performance.

    Adjusted for divestments and one-off provisions, and before goodwill amortization, the Group's annualized return on equity for the first nine months of this year increased to 29.1%, from 18.8% in the same period of 1999. Adjusted basic earnings per share for third quarter 2000 increased 70% to CHF 5.46 from CHF 3.22 in third quarter 1999. The adjusted pre-goodwill cost/income ratio of 68.0% is significantly below the 71.4% recorded in the same quarter last year, and a slight improvement over the second quarter this year.

BUSINESS GROUP HIGHLIGHTS

UBS Warburg's Corporate and Institutional Clients business unit continued a very good year, reporting profits before tax more than double those achieved in the same quarter last year. The strength of our secondary markets franchise and relatively small exposure to the telecoms, media and technology sectors ensured that whilst earnings fell somewhat from second quarter 2000 in line with market conditions, the effect was less than for the investment banking and securities industry in general.

    The continued enhancement of our clients' experience of UBS through e-banking, combined with successful cost reduction through our Strategic Projects Portfolio contributed to another very good result for the Private and Corporate Clients business unit, only slightly behind the last two record quarters.

    Private Banking continued its improved performance with earnings increasing very slightly from second quarter 2000, but up 22% from a year ago. Net new money was slightly positive, reflecting continued focus on this key growth driver.

                                                            SHAREHOLDERS' LETTER
                                                                28 NOVEMBER 2000



A PERSONAL NOTE FROM THE CHAIRMAN

AS YOU MIGHT BE AWARE, I HAVE DECIDED TO STEP DOWN FROM MY FUNCTION AS CHAIRMAN OF THE BOARD OF DIRECTORS AFTER THE ANNUAL GENERAL MEETING IN APRIL 2001.

I CONSIDER THIS TO BE THE RIGHT MOMENT. WE HAVE SUCCESSFULLY COMPLETED THE MERGER BETWEEN UNION BANK OF SWITZERLAND AND SWISS BANK CORPORATION. THE BUSINESS GROUPS AND THEIR RESPECTIVE RESPONSIBILITIES HAVE BEEN REDESIGNED. WE RECENTLY COMPLETED THE MERGER OF PAINEWEBBER INTO OUR GROUP. UBS IS IN GOOD FINANCIAL HEALTH.

THE BOARD OF DIRECTORS WILL SUBMIT THE ELECTION OF MARCEL OSPEL, CURRENTLY GROUP CHIEF EXECUTIVE OFFICER, FOR YOUR APPROVAL AT THE AGM OF 26 APRIL 2001, AND WILL THEN APPOINT HIM AS CHAIRMAN. LUQMAN ARNOLD, CURRENTLY GROUP CHIEF FINANCIAL OFFICER, HAS BEEN ELECTED TO BECOME THE NEW PRESIDENT OF THE GROUP EXECUTIVE BOARD, ADDING THIS NEW ROLE TO HIS RESPONSIBILITY FOR THE GROUP'S FINANCE AND RISK FUNCTIONS.

A NEW TOP-MANAGEMENT TEAM IS READY, AND I AM RELAXED AND CONFIDENT ABOUT HANDING OVER FULL RESPONSIBILITY TO THE YOUNGER GENERATION. PLEASE JOIN ME AND THE BOARD OF DIRECTORS IN WISHING MARCEL OSPEL AND LUQMAN ARNOLD SUCCESS AND LUCK IN THEIR NEW FUNCTIONS.

ALEX KRAUER


SENIOR MANAGEMENT SUCCESSION PLANS

On 11 October, we announced plans for changes in the senior management of UBS which will take effect after the Annual General Meeting in April next year. Details are in the note which you will find opposite.

    At the Annual General Meeting in April you will also be asked to approve the election of three other new members of the Board of Directors. The British, Dutch and American candidates will help accurately reflect at Board level UBS's international culture and global reach. The three candidates are: Sir Peter Davis, CEO of J. Sainsbury plc; Johannes Antonie de Gier, former Chairman and CEO of Warburg Dillon Read; and Lawrence Allen Weinbach, Chairman and CEO of Unisys Corporation.


UBS AG


/s/ Alex Krauer

Alex Krauer
Chairman of the Board of Directors



OUTLOOK

We are pleased to have been able to report strong results so far this year and to have maintained this performance through the recent more mixed market conditions. The fourth quarter is normally the quietest part of the year in most of our businesses, and we expect this year to be no exception. In addition, we expect a one-off impact from PaineWebber integration and restructuring costs. Nevertheless, we are confident that we can complete 2000 in robust form and that we are excellently positioned for further success in 2001.

    The history of our bank has been one of forging new partnerships and learning from the cultures and skills of new colleagues. As an organization we are naturally excited about change and the PaineWebber merger makes next year one of our most eagerly anticipated.


/s/ Marcel Ospel

Marcel Ospel
Group Chief Executive Officer

GROUP REVIEW
28 NOVEMBER 2000

GROUP REVIEW

[RoE 1 ANNUALIZED BAR CHART]

[BASIC ADJUSTED EPS 2,3 (CHF) BAR CHART]

[COST/INCOME RATIO 2 BAR CHART]

[NET NEW MONEY, PRIVATE BANKING AND PRIVATE CLIENTS (CHF bn) BAR GRAPH]

1 Annualized, before goodwill amortization and adjusted for significant financial events.

2 Before goodwill amortization and adjusted for significant financial events.

3 1999 share figures are restated for the two-for-one share split, effective 8 May 2000.



UBS GROUP PERFORMANCE AGAINST TARGETS

For the period                                                                9M2000         6M2000         9M1999 1
--------------------------------------------------------------------------------------------------------------------
RoE (%, ANNUALIZED)
as reported                                                                     26.9           29.5           23.0
before goodwill amortization and adjusted for significant financial
events 3, 4                                                                     29.1           31.9           18.8
--------------------------------------------------------------------------------------------------------------------

For the quarter ended                                                        30.9.00        30.6.00        30.9.99 1
--------------------------------------------------------------------------------------------------------------------
BASIC EPS (CHF) 2
as reported                                                                     5.15           5.24           3.07
before goodwill amortization and adjusted for significant financial
events 3, 4                                                                     5.46           5.97           3.22
--------------------------------------------------------------------------------------------------------------------
COST / INCOME RATIO (%)
as reported                                                                     69.5           72.8           72.3
before goodwill amortization and adjusted for significant financial
events 3, 4                                                                     68.0           69.2           71.4
--------------------------------------------------------------------------------------------------------------------

ASSETS UNDER MANAGEMENT                                                             NET NEW
                                                                                      MONEY 5
CHF billion                               30.9.00        30.6.00        % change       3Q00
---------------------------------------------------------------------------------------------
UBS GROUP                                   1,746          1,711              2
---------------------------------------------------------------------------------------------
UBS SWITZERLAND
Private and Corporate Clients                 440            439              0           1
Private Banking                               707            683              4           1
---------------------------------------------------------------------------------------------
UBS ASSET MANAGEMENT
Institutional Asset Management 6              528            525              1          (9)
Investment Funds / GAM                        227            225              1           0
---------------------------------------------------------------------------------------------
UBS Warburg
Private Clients                                44             37             19           8
=============================================================================================

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 1999 share figures are restated for the two-for-one share split, effective 8 May 2000. 3 The amortization of goodwill and other purchased intangible assets are excluded from the calculation. 4 Significant financial events are excluded from the calculation. 5 Excludes interest and dividend income. 6 Includes non-institutional assets also reported in the Investment Funds / GAM business unit.

GROUP TARGETS

UBS focuses on four key performance targets, designed to ensure that we deliver continually improving returns to our shareholders. Our performance against these targets has continued to be very good this quarter. Adjusted for significant financial events, our annualized pre-goodwill return on equity for the first nine months of 2000 is 29.1%, once again well above our target range of 15-20%. Pre-goodwill earnings per share grew 70% over third quarter 1999, adjusted for one-off gains, clearly beating our double-digit growth target. The cost/income ratio is also well below that of third quarter 1999 and slightly lower than second quarter 2000. Net new money in both the private banking units was positive this quarter, although the volatility in the quarter-on-quarter net new money trend in the Private Clients business unit reflects its relatively early stage of business development.

SIGNIFICANT FINANCIAL EVENTS

There were no significant financial events in third quarter 2000. Second quarter 2000 included an additional and final provision of CHF 200 million before tax in respect of the US Global Settlement regarding World War II related claims. Third quarter 1999 included a capital gain of CHF 26 million before tax relating to our residual holding in Long Term Capital Management.


RESULTS SUMMARY

Excellent third quarter results, with net profit after taxes and minority interests of CHF 2,075 million, demonstrate continued strong profitability. Group net profit after tax and minority interests has now been above CHF 2 billion for a third straight quarter and is up 73% compared to third quarter 1999, on an adjusted basis.

                                                                    GROUP REVIEW
                                                                28 NOVEMBER 2000

SIGNIFICANT FINANCIAL EVENTS

                                                                      Quarter ended                             Year-to-date
                                                       -----------------------------------------          -------------------------
CHF million                                            30.9.00          30.6.00          30.9.99          30.9.00           30.9.99
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME AS REPORTED                            8,545            9,200            6,534            27,102            21,636
Julius Baer registered shares divestment                                                                                        110
International Global Trade Finance divestment                                                                                   200
Swiss Life/Rentenanstalt divestment                                                                                           1,490
LTCM gain                                                                                    26                                  26
ADJUSTED OPERATING INCOME                               8,545            9,200            6,508            27,102            19,810
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES AS REPORTED                          5,842            6,548            4,921            18,839            14,992
US Global Settlement provision                                             200                                200
ADJUSTED OPERATING EXPENSES                             5,842            6,348            4,921            18,639            14,992
-----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS                                    2,703            2,852            1,587             8,463             4,818
===================================================================================================================================
Tax expense                                               621              591              374             1,878             1,525
Tax effect of significant financial events                                  45               (3)               45              (348)
Minority interests                                         (7)              (9)             (14)              (42)              (35)
-----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED NET PROFIT                                     2,075            2,207            1,202             6,498             3,606
===================================================================================================================================

    Year-to-date adjusted net profit after tax of CHF 6,498 million represents an increase of 80% over the first nine months of 1999, and already exceeds the adjusted 1999 full-year results by 39%.

    Net interest income before credit loss expense increased 30% over third quarter 1999 to CHF 1,831 million. Higher interest rates increased the cost of medium and long term debt, but also helped to increase net income from lending to clients and banks. Trading-related net interest income was up 24% over third quarter 1999.

    Net fee and commission income was CHF 3,865 million in third quarter 2000, an increase of 26% over third quarter 1999. Brokerage fees reflected higher levels of client activity in UBS Switzerland and busier markets, rising 36% from the same period last year. Underwriting fees were up 65% thanks to another strong performance in equity underwriting, and Corporate finance fees also increased 71%, with strong results worldwide. Portfolio and other management and advisory fees increased CHF 81 million compared to second quarter 2000, chiefly as a result of the performance of the new O'Connor business, and were up nearly 50% from the same quarter last year, due to O'Connor and the acquisition of GAM in fourth quarter 1999. The 34% increase in Investment fund fees since third quarter 1999 reflects the addition of GAM, increased fund assets and a greater proportion of client money invested in higher margin equity funds.

    Net trading income was CHF 2,368 million in third quarter 2000, 13% up on the same quarter last year, as a result of increased global market activity and the strong client-driven performance of UBS Warburg. Equity trading revenues are well ahead of this time last year, but when combined with dividend income fell in comparison to second quarter 2000, reflecting the usual seasonal reduction in market activity and trading opportunities experienced during the summer holiday season.

    The increase of CHF 100 million in Other income compared to third quarter 1999, is primarily due to the inclusion of income from Klinik Hirslanden, which was not consolidated in the income statement at that time.

    Total operating expenses increased 19% over third quarter last year to CHF 5,842 million. This is largely due to increased performance-related compensation as revenues continue to exceed levels in 1999. Personnel expenses were down 11% from last quarter, in line with slower revenues, but were 24% higher than in third quarter 1999.

    General and administrative expenses increased only 8% over third quarter 1999, to CHF 1,503 million, mainly due to currency movements and the impact of the consolidation of Klinik Hirslanden. The underlying figure was roughly static relative to third quarter last year, reflecting our continued efforts to control non-revenue driven costs.

    Depreciation and amortization increased 12% to CHF 476 million compared to third quarter 1999, with increases in goodwill amortization due to the acquisitions of Allegis and GAM.

    UBS Group incurred a tax expense of CHF 621 million for third quarter 2000, an effective tax rate of 23%.

GROUP REVIEW
28 NOVEMBER 2000


RESTRUCTURING PROVISION USED

                                                                                                        Quarter ended
                                                                                                     -------------------
CHF million                                         Personnel         IT     Premises      Other     30.9.00     30.6.00
------------------------------------------------------------------------------------------------------------------------
UBS Switzerland                                            38          7            0          0          45          54
  Private and Corporate Clients                            37          5            0          0          42          52
  Private Banking                                           1          2            0          0           3           2
UBS Asset Management                                        5          0            0          0           5           1
UBS Warburg                                                 0          0            0          0           0           0
Corporate Center                                            2          0           29          0          31          18
------------------------------------------------------------------------------------------------------------------------
GROUP TOTAL                                                45          7           29          0          81          73
========================================================================================================================

------------------------------------------------------------------------------------------------------------------------
Initial restructuring provision in 1997                                                                7,000
Additional provision in 1999                                                                             300
Used in 1998                                                                                           4,027
Used in 1999                                                                                           1,844
Used in 2000                                                                                             272
------------------------------------------------------------------------------------------------------------------------
Total used through 30.9.2000                                                                           6,143
------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING PROVISION REMAINING AT 30.9.2000                                                         1,157
========================================================================================================================

UBS/SBC MERGER RESTRUCTURING PROVISION

Of the CHF 7,300 million restructuring provision relating to the 1998 merger between Union Bank of Switzerland and Swiss Bank Corporation, CHF 81 million was used in third quarter 2000, leaving CHF 1,157 million still to be used. As in the second quarter, the main use of the provision this quarter related to severance costs in Private and Corporate Clients and vacancy-related premises costs in Corporate Center. UBS expects that the provision will be completely utilized by the end of 2001.

    The sale of Solothurner Bank to Baloise Insurance in August this year represents the completion of UBS's compliance with the sale of business conditions set by the Swiss Competition Commission as a result of the merger. The sale was completed on 19 October 2000, and will be reflected in fourth quarter results.

CREDIT RISK

During third quarter 2000, UBS realized a write-back of credit loss expenses of CHF 142 million, compared to a write-back of CHF 208 million in the second quarter 2000. This is the result of a continued improvement in the quality of our Swiss loan portfolio and is in sharp contrast to the CHF 275 million of credit loss expenses recorded in third quarter 1999.

    In accordance with the trend in the previous quarter, the unprecedentedly strong rebound of the Swiss economy, combined with UBS's disciplined credit underwriting standards, enabled additional recoveries of previously established loan loss provisions in the Swiss portfolio, which by far exceeded new requirements. On the other hand, this positive scenario was partially offset by the need for additional loan loss provisions in UBS Warburg's portfolio, in line with trends in the international credit markets. The significant reduction in the international loan portfolio achieved during the past two years, coupled with the active use of credit derivatives and reluctance to engage in balance sheet-led earnings growth, positions UBS well for the less positive credit conditions expected outside Switzerland, notably in the US. In particular, in line with its commitment to risk diversification, UBS's loan exposure to the telecom sector is relatively small compared to many of our peers, representing less than 2% of gross loans outstanding at 30 September 2000. The vast majority of our telecom loan book is rated investment grade.

    The further improvement in UBS's credit risk portfolio is also evident in the reduction of non-performing loans by CHF 956 million, or 8%, during the quarter. UBS's loan portfolio increased by CHF 11.4 billion over the quarter, to CHF 282.4 billion. The increase of CHF 17.5 billion in the UBS Warburg portfolio, principally as a result of zero risk-weighted money market and Group treasury positions held by UBS Warburg, was partially offset by a decrease of CHF 5.3 billion in UBS Switzerland, where the write-off and repayment of impaired positions exceeded new business. The reduction in non-performing loans combined with the increase in size of the overall portfolio means that the non-performing loans to total loans ratio fell to

                                                                    GROUP REVIEW
                                                                28 NOVEMBER 2000

ALLOWANCES AND PROVISIONS FOR CREDIT RISK

                                                                                              UBS Asset
CHF million                                                       UBS Switzerland            Management                 UBS Warburg
As of                                                      30.9.00        30.6.00    30.9.00    30.6.00       30.9.00       30.6.00
------------------------------------------------------------------------------------------------------------------------------------
Loans (gross)                                              195,000        200,252        463        411        86,654        69,200
------------------------------------------------------------------------------------------------------------------------------------
Impaired loans 1                                            15,209         16,658         --         --         4,377         4,310
Allowances for impaired loans                                8,505          9,267         --         --         2,462         2,279
------------------------------------------------------------------------------------------------------------------------------------
Non-performing loans                                         9,319         10,270         --         --         1,767         1,772
Allowances for non-performing loans                          5,760          6,486         --         --         1,389         1,383
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES FOR IMPAIRED AND
NON-PERFORMING LOANS                                         8,505          9,267         --         --         2,462         2,279
------------------------------------------------------------------------------------------------------------------------------------
Other allowances and provisions
for credit and country risk                                     12             12         --         --           878           826
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES AND PROVISIONS                              8,517          9,279         --         --         3,340         3,105
====================================================================================================================================
of which country allowances and provisions                      --             --         --         --         1,356         1,317
------------------------------------------------------------------------------------------------------------------------------------

RATIOS
Impaired loans as a % of gross loans                           7.8            8.3         --         --           5.1           6.2
------------------------------------------------------------------------------------------------------------------------------------
Non-performing loans as a % of gross loans                     4.8            5.1         --         --           2.0           2.6
------------------------------------------------------------------------------------------------------------------------------------
Allowances and provisions
for credit loss as a % of gross loans                          4.4            4.6         --         --           3.9           4.5
------------------------------------------------------------------------------------------------------------------------------------
Allocated allowances as a % of impaired loans                 55.9           55.6         --         --          56.2          52.9
------------------------------------------------------------------------------------------------------------------------------------
Allocated allowances as a % of non-performing loans           61.8           63.2         --         --          78.6          78.0
====================================================================================================================================

CHF million                                                       Corporate Center                     UBS Group
As of                                                         30.9.00      30.6.00        30.9.00        30.6.00
----------------------------------------------------------------------------------------------------------------
Loans (gross)                                                     253        1,115        282,370        270,978
----------------------------------------------------------------------------------------------------------------
Impaired loans 1                                                   44           43         19,630         21,011
Allowances for impaired loans                                       5            6         10,972         11,552
----------------------------------------------------------------------------------------------------------------
Non-performing loans                                               43           43         11,129         12,085
Allowances for non-performing loans                                 5            5          7,154          7,874
----------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES FOR IMPAIRED AND
NON-PERFORMING LOANS                                                5            6         10,972         11,552
----------------------------------------------------------------------------------------------------------------
Other allowances and provisions
for credit and country risk                                        --           --            890            838
----------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES AND PROVISIONS                                     5            6         11,862         12,390
================================================================================================================
of which country allowances and provisions                         --           --          1,356          1,317
----------------------------------------------------------------------------------------------------------------

RATIOS
Impaired loans as a % of gross loans                              17.4         3.9            7.0            7.8
----------------------------------------------------------------------------------------------------------------
Non-performing loans as a % of gross loans                        17.0         3.9            3.9            4.5
----------------------------------------------------------------------------------------------------------------
Allowances and provisions
for credit loss as a % of gross loans                             2.0          0.5            4.2            4.6
----------------------------------------------------------------------------------------------------------------
Allocated allowances as a % of impaired loans                     11.4        14.0           55.9           55.0
----------------------------------------------------------------------------------------------------------------
Allocated allowances as a % of non-performing loans               11.6        11.6           64.3           65.2
=================================================================================================================

 1 Includes non-performing loans.

UBS WARBURG: SUMMARY OF 10-DAY 99% CONFIDENCE VALUE AT RISK

                                            3 months ending 29.9.00                              3 months ending 30.6.00
                                   ------------------------------------------         ----------------------------------------------
CHF million                         Min.       Max.      Average      29.9.00           Min.         Max.      Average      30.6.00
------------------------------------------------------------------------------------------------------------------------------------
RISK TYPE
Equities                           179.9      238.4        204.0        192.7          183.2        245.9        214.0        189.6
Interest rates                     113.8      165.0        137.2        122.3          127.0        173.8        147.7        133.7
Foreign exchange                     7.6       75.4         26.0         19.7            8.7         97.5         32.2          9.5
Precious metals                      2.8       19.7          8.3         15.8            4.3         15.3          9.4         12.1
Diversification effect                -- 1       -- 1     (137.2)      (125.5)            -- 1         -- 1     (150.3)      (113.6)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL UBS WARBURG                  213.2      261.6        238.4        224.9          218.4        284.0        253.0        231.3
------------------------------------------------------------------------------------------------------------------------------------

 1 As the minimum and maximum occur on different days for different risk types, it is not meaningful to calculate a portfolio diversification effect.

VALUE AT RISK LIMITS AND UTILIZATION

                                                                                                            Utilization
                                                                                                  ---------------------------------
CHF million                                                                Limit                  29.9.00                   30.6.00
-----------------------------------------------------------------------------------------------------------------------------------
UBS Warburg                                                                450.0                    224.9                     231.3
UBS Switzerland                                                             50.0                      4.0                       3.8
Corporate Center                                                           350.0                     79.4                      62.8
Reserves                                                                   100.0
Diversification effects                                                      n/a                    (79.0)                    (69.2)
-----------------------------------------------------------------------------------------------------------------------------------
UBS GROUP                                                                  600.0                    229.3                     228.7
===================================================================================================================================

Remark: VaR numbers include interest rate exposures in the banking book of the Private Label Banks and Group Treasury.

GROUP REVIEW
28 NOVEMBER 2000

3.9%, compared to 4.5% at the end of the second quarter.

    Although, UBS's non performing loans ratio is somewhat higher than comparable US banks, the comparison reflects different structural practices rather than underlying asset quality. In general, Swiss practice is to write-off loans entirely only on final settlement of bankruptcy proceedings, the sale of the underlying assets or a formal debt forgiveness. In contrast, US practice is generally to write off non-performing loans much sooner, reducing the amount of such loans and corresponding provisions recorded at any given date.

MARKET RISK

Market risk is incurred primarily through UBS's trading activities, which are centered in the Corporate and Institutional Clients business unit of UBS Warburg. Market risk in UBS Warburg, as measured by the 10-day, 99% confidence level Value at Risk (VaR), has decreased slightly. VaR exposure closed the quarter at CHF 224.9 million, compared to CHF 231.3 million at the end of the second quarter. Average exposure over the period was CHF 238.4 million, which is slightly below the CHF 253.0 million average observed over the previous quarter.

    Potential stress loss is measured against a set of standard forward-looking scenarios. Stress loss exposure, which is defined as the outcome of the worst of our stress scenarios, amounted to CHF 349 million at the end of the third quarter, slightly up from CHF 293 million at the end of the second quarter.

    Market risk exposure at the Group level has remained nearly unchanged. At the end of the quarter the 10 day, 99% confidence VaR amounted to CHF 229.3 million.


ACCOUNTING CHANGES AND RESTATEMENTS

In Note 4 to the Financial Statements we have broken out Underwriting and Corporate Finance Fees for the first time this quarter, showing the two components separately. In addition, some corporate finance related fees previously reported in Portfolio and Other Management and Advisory Fees are now included in the new Corporate Finance Fees line. Previous periods have been restated accordingly.

    In first quarter 2000 we introduced a number of changes in accounting treatment. For comparative purposes, 1999 figures were restated to reflect these changes, primarily:

 - The removal from net trading income of profit on UBS Group shares held for trading purposes.

 - The treatment of these shares as treasury shares, reducing both the number of shares and the shareholder's equity used in ratio calculations.

 - The reclassification of trading-related interest revenues, from net trading income to net interest income.

 - The removal of the credit to net interest income and matching debit to net trading income for the cost of funding trading positions.

    Since the beginning of the year, we have capitalized costs relating to the in-house development of software, reducing operating expenses this quarter by CHF 58 million.


CAPITAL STRUCTURE

FINANCING THE PAINEWEBBER TRANSACTION

At the completion of the merger, a total of 163.8 million PaineWebber shares were cancelled, in exchange for a total consideration of USD 11.8 billion (CHF
20.8 billion), based on the closing UBS share price on the SWX Swiss Exchange on 3 November 2000 of CHF 252.50 per share, and a CHF/USD exchange rate of 1.762.

SHARE CONSIDERATION

At the Extraordinary General Meeting on 7 September 2000, UBS shareholders approved a resolution to create 38 million shares of authorized capital in connection with the PaineWebber merger. UBS shareholders also granted the Board of Directors a "green shoe option" giving them the flexibility to issue some of these shares at the time of the merger, and then issue additional shares as required during the three months following completion, up to the 38 million shares limit.

    The share portion of the merger consideration was 41 million shares. In order to minimize the dilution effects for existing shareholders, UBS initially issued only 12 million new shares from authorized capital on the completion date, 3 November 2000. 7 million shares were re-issued

                                                                    GROUP REVIEW
                                                                28 NOVEMBER 2000

from Treasury and the remaining 22 million shares required were borrowed in the market.

CASH CONSIDERATION AND ISSUE OF TRUST PREFERRED SECURITIES

The cash portion of the merger consideration was USD 6.0 billion, or CHF 10.6 billion. The majority of this amount was financed from existing cash resources and credit lines. However, UBS also took advantage of the focus on the company in US markets to make its inaugural US public offering, issuing USD 1.5 billion of 8.622% Trust Preferred Securities on 10 October 2000.

    The securities were priced at a spread of 278 basis points over the 5.75% August 2010 US Treasury securities. They have a perpetual maturity with a step-up and call on 1 October 2010, and will qualify as Tier 1 capital for UBS under Swiss regulations. The securities are rated aa2 by Moody's and AA- by Standard and Poors, making them the highest rated in their sector. Approximately 87% of the issue was placed in the US and 13% internationally. Thanks to the strong demand for the securities, the issue was increased from the initially announced target of USD 1.25 billion, underlining the positive investor reception for the UBS name, credit and liquidity, and creating a new benchmark for the sector.

OVERALL ECONOMIC COST OF THE TRANSACTION

Following the exercise of options by PaineWebber employees, 12.7 million PaineWebber options remained outstanding and have been converted into 6.3 million new UBS options, with an implied fair value of USD 0.54 billion (CHF
0.95 billion). As a result of the exercise of options since the announcement of the merger, PaineWebber has received cash proceeds of USD 0.55 billion (CHF
0.97 billion).

    Based on the value of the consideration paid to PaineWebber shareholders and the implied fair value of the converted options, less the receipt of option exercise proceeds, the total economic cost of the transaction to UBS is estimated to amount to USD 11.8 billion (CHF 20.8 billion).

BIS RATIO

As a result of these transactions, UBS's Tier 1 capital ratio, which was 12.1% at the end of June 2000 and 11.7% on 30 September 2000, is expected to be lower, but at least 8.5% at the end of December 2000.

SHARE BUY-BACK PROGRAM

On 6 November 2000, UBS announced a share buy-back program, running until June 2001. Unlike the second trading line program earlier this year it will not result in the cancellation of the repurchased shares.

TREASURY SHARES

At 30 September 2000, UBS held 25,069,074 shares or 5.8% of its outstanding capital in treasury shares, down from 40,269,350 shares or 9.3% of its outstanding capital at 30 June 2000. This total included 18,421,783 shares which were purchased earlier this year in the second trading line buy-back program. These shares are held pending their cancellation after the Annual General Meeting in April 2001.

    UBS Warburg acts as a market maker in both UBS shares and derivatives. It has therefore historically held a significant number of UBS shares as a hedge for derivatives issued to retail and institutional investors, but has recently changed its trading approach for these positions, reducing its direct shareholding of UBS shares. This change accounts for the significant drop in treasury share holdings this quarter.

UBS SHARES AND MARKET CAPITALIZATION

                                                              Number of shares as of                   % change from
                                                -------------------------------------------------    -------------------
                                                    30.9.00            30.6.00           31.12.99    30.6.00    31.12.99
-------------------------------------------------------------------------------------------------------------------------
TOTAL ORDINARY SHARES OUTSTANDING               431,697,629        431,696,624        430,893,162          0           0
less second trading line treasury shares         18,421,783         18,321,783                  0          1
-------------------------------------------------------------------------------------------------------------------------
NET SHARES OUTSTANDING                          413,275,846        413,374,841        430,893,162         (0)         (4)
=========================================================================================================================
MARKET CAPITALIZATION (CHF MILLION)                  95,053             98,797             92,642         (4)          3
=========================================================================================================================
Second trading line treasury shares              18,421,783         18,321,783                  0          1
Other treasury shares 1                           6,647,291         21,947,567         36,873,714        (70)        (82)
-------------------------------------------------------------------------------------------------------------------------
TOTAL NUMBER OF TREASURY SHARES                  25,069,074         40,269,350         36,873,714        (38)        (32)
=========================================================================================================================

 1 Includes own shares held for trading purposes.

GROUP REVIEW 28
NOVEMBER 2000

FINANCIAL IMPACT OF THE PAINEWEBBER MERGER

RESTRUCTURING COSTS

UBS currently expects that the restructuring and other one-off costs it will incur as a result of the PaineWebber merger will be in the region of the USD 400 million (CHF 700 million) predicted in the original merger announcement, although the analysis necessary to determine the final amount involved has not been finalized. This analysis includes investigating additional opportunities for premises consolidation in New York.

    In accordance with IAS purchase accounting rules, a portion of these costs will be accounted for as a liability of PaineWebber and will therefore be added to the goodwill amount for the transaction. The remaining costs currently foreseen will be charged to income, by way of a one-off charge in the fourth quarter 2000, and will be treated in our reporting as a Significant Financial Event.

    In addition to this one-off restructuring charge, reported fourth quarter 2000 results for UBS Warburg will be significantly impacted by the initial retention payments payable to PaineWebber staff, as well as goodwill amortization and funding costs.

GOODWILL

The goodwill amount for the merger is expected to be significantly higher than that shown in the Form F-4 registration statement submitted to the US Securities and Exchange Commission in connection with the merger. Although the analysis required to calculate the goodwill amount has not been finalized, several assumptions and data inputs have changed since the pro forma financial statements in the Form F-4 were prepared in August 2000. The more significant changes include:

 -  Using the actual UBS stock price at the time of completion;

 -  Reflecting the actual number of employee stock options ultimately exercised;

 - Revaluation of outstanding PaineWebber debt as a result of UBS's announced intention to provide a guarantee;

 -  A final identification of all acquisition related liabilities;

 - Fair value adjustments for PaineWebber assets and liabilities in accordance with purchase accounting rules.

                                                                 DEVELOPMENTS IN
                                                     FINANCIAL DISCLOSURE AT UBS
DEVELOPMENTS IN                                                 28 NOVEMBER 2000
FINANCIAL DISCLOSURE AT UBS

FOURTH QUARTER REPORT

In order to continue our focus on reporting and analyzing the quarterly performance of UBS's businesses, and to ensure that market sensitive data about UBS's results can be released as early as possible, we will issue a fourth quarter report on 22 February 2001. This report will be similar in style and level of disclosure to this one, although slightly abbreviated in recognition of the forthcoming Annual Report, which will be issued on 15 March 2001, as originally planned.


ACCELERATED TIMETABLE FOR QUARTERLY REPORTING

With effect from first quarter 2001, UBS will release its quarterly results approximately six weeks after quarter end, rather than the current eight weeks. Quarterly reports will be issued on 15 May 2001 for the first quarter, 14 August 2001 for the second quarter and 13 November 2001 for the third quarter.


FOURTH QUARTER REPORTING OF PAINEWEBBER RESULTS

In our fourth quarter report and Annual Report, we will continue to report results for the existing UBS Warburg business units. We will also report an additional business unit, comprising results for the previous PaineWebber businesses for the period from 3 November 2000, with the exception of the capital markets activities which will be fully integrated within the Corporate and Institutional Clients business unit.

    The business unit reporting structure for subsequent quarters will be announced in the fourth quarter report.


CLIENT ASSETS REPORTING

There is currently no consistently defined client assets measure in use across the asset gathering industry, nor is there generally accepted reporting practice applicable to client assets. There is also no standard level of transparency, with UBS one of the few firms to disclose both net new money flows and total client assets development on a quarterly basis.

    This lack of consistency and transparency hinders comparison between companies by analysts and investors. In practice, disclosed metrics vary widely across the industry, with the term Assets under Management ("AuM") being particularly ambiguous.

    UBS has therefore reviewed its own definition for reporting these assets and has suggested that its ideas could form the starting point for a broader standards-setting exercise across the industry. Further details of the proposal can be found on our Investor Relations website at http://www.ubs.com/investor-relations.

    UBS itself intends to phase in the new definitions with effect from first quarter 2001, after consultation with analysts, investors, and our investment services peers.

UBS SWITZERLAND
28 NOVEMBER 2000

UBS SWITZERLAND


BUSINESS GROUP REPORTING

                                                           Quarter ended                  % change from            Year-to-date
                                            ---------------------------------------      ---------------       --------------------
CHF million, except where indicated         30.9.00        30.6.00        30.9.99 1      2Q00       3Q99       30.9.00    30.9.99 1
-----------------------------------------------------------------------------------------------------------------------------------
Income                                        3,411          3,526          3,255          (3)         5        10,685      9,582
Credit loss expense                            (183)          (191)          (286)          4         36          (606)      (846)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                        3,228          3,335          2,969          (3)         9        10,079      8,736
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                            1,218          1,218          1,156           0          5         3,634      3,539
General and administrative expenses             537            591            699          (9)       (23)        1,700      1,687
Depreciation                                    114            105             86           9         33           344        315
Amortization of goodwill and
other intangible assets                           8             10              9         (20)       (11)           52         18
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                      1,877          1,924          1,950          (2)        (4)        5,730      5,559
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX         1,351          1,411          1,019          (4)        33         4,349      3,177
===================================================================================================================================

ADDITIONAL INFORMATION

                                                             Quarter ended                    % change from         Year-to-date
                                               -------------------------------------        -----------------     -----------------
                                               30.9.00        30.6.00        30.9.99        2Q00         3Q99     30.9.00   30.9.99
-----------------------------------------------------------------------------------------------------------------------------------
Assets under management (CHF billion) 2          1,147          1,122          1,042           2          10
-----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 3                           55             55             60                                   54        58
Cost / income ratio before
goodwill amortization (%) 3, 4                      55             54             60                                   53        58
===================================================================================================================================

                                                                                            % change from
                                                                                         ---------------------
As of                                     30.9.00         30.6.00        31.12.99        30.6.00      31.12.99
---------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)               10,500          10,750          10,059             (2)            4
Headcount (full time equivalents)          29,421          29,717          31,354             (1)           (6)
---------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 Before credit loss expense. 4 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

COOPERATION ACROSS UBS SWITZERLAND

Since the creation of UBS Switzerland earlier this year, a number of initiatives have been launched to ensure that the benefits of cooperation within the new Business Group are realized, such as the e-Channels and Products area which was set up to coordinate electronic banking initiatives.These cross-group initiatives have expanded this quarter with the launch of the Investment Center and the consolidation of all Financial Planning and Wealth Management services within a single unit. This quarter has also seen the introduction to Private Banking of the Strategic Project Portfolio concept, already proven in the Private and Corporate Clients unit.


e-CHANNELS AND PRODUCTS

BEST ONLINE BROKER IN SWITZERLAND

Our ongoing e-banking successes were again rewarded by BlueSky Ratings, an independent provider of online broker ratings, who ranked UBS as the best online broker in Switzerland at the end of September.

WAP

On 21 September 2000, after a highly successful two-month pilot phase, UBS launched e-banking wap for all e-banking clients, making it one of the first banks in the world to offer stock-market transactions via wap mobile phones.

    UBS e-banking wap provides access to UBS e-banking, UBS Quotes and other personalized functions based on pre-defined client profiles. UBS e-banking wap clients can check on their cash account and securities account balances; place, monitor and cancel stock-market orders; and carry out account transfers and foreign-exchange transactions.Like all other UBS e-banking tools, e-banking wap services are multi-language and multi-currency. e-banking wap is another successful combination of UBS's leading e-banking technology and its powerful strategic alliances with technology and content providers

                                                                 UBS SWITZERLAND
                                                                28 NOVEMBER 2000

meeting clients' growing demand for convenience and independence.

e-banking highlights for the period include:

 - UBS e-banking contracts increased to 534,000 by the end of September, from 506,000 in June;

 -  20% of all payment orders are now transacted via e-banking;

 - 12% of all UBS Switzerland stock exchange transactions this quarter were routed through e-banking, up from 11% in the second quarter;

 - During the quarter, the number of accounts with UBS Tradepac, our discount share trading package targeted at active traders, increased by 11.5%;

 -  UBS Quotes received an average of more than 22 million page views per month;

 -  UBS Quotes on wap received an average of more than 9,000 page views per day.

Despite the growth of online banking, we have not experienced a significant level of cannibalization of our traditional revenues and, based on continuous monitoring, we estimate that in excess of 80% of e-banking transactions represent additional revenue.

UBS SWITZERLAND
28 NOVEMBER 2000



Private and Corporate Clients

BUSINESS UNIT REPORTING

                                                             Quarter ended                % change from           Year-to-date
                                                  ---------------------------------     -----------------     ---------------------
CHF million, except where indicated               30.9.00     30.6.00     30.9.99 1     2Q00        3Q99      30.9.00     30.9.99 1
-----------------------------------------------------------------------------------------------------------------------------------
Income                                             1,784       1,888       1,848          (6)         (3)      5,587       5,447
Credit loss expense                                 (175)       (187)       (282)          6          38        (587)       (836)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                             1,609       1,701       1,566          (5)          3       5,000       4,611
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                   807         843         827          (4)         (2)      2,454       2,550
General and administrative expenses                  241         246         381          (2)        (37)        748         882
Depreciation                                          97          85          68          14          43         289         267
Amortization of goodwill and
other intangible assets                                0           1           1        (100)       (100)         27           2
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                           1,145       1,175       1,277          (3)        (10)      3,518       3,701
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                 464         526         289         (12)         61       1,482         910
===================================================================================================================================

KPI'S

Assets under management (CHF billion) 2, 3           440         439         427           0           3
-----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 4                             64          62          69                                  63          68
Cost / income ratio before
goodwill amortization (%) 4, 5                        64          62          69                                  62          68
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans/Gross loans outstanding(%)      5.6         6.0         6.9
===================================================================================================================================

ADDITIONAL INFORMATION                                                                                         % change from
                                                                                                         --------------------------
As of                                                 30.9.00          30.6.00          31.12.99         30.6.00           31.12.99
-----------------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                           8,600            8,850            8,550               (3)                1
Headcount (full time equivalents)                     21,767           22,270           24,098               (2)              (10)
-----------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 Bank transaction accounts are included. 4 Before credit loss expense. 5 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

KEY PERFORMANCE INDICATORS

The continued strengthening of the Swiss economy and successful recovery efforts, have favorably impacted the quality of the loan portfolio, leading to a further reduction in the non-performing loans to total loans ratio to 5.6% at 30 September 2000, down from 6.0% at the end of second quarter.

     Assets under management increased by CHF 1 billion from CHF 439 billion to CHF 440 billion during the third quarter, with net new money of CHF 1 billion.

     Compared to second quarter 2000, the cost/income ratio deteriorated marginally from 62% to 64% as revenues fell slightly. Continued strong cost control has brought the cost/income ratio down from 69% a year ago.

INITIATIVES AND ACHIEVEMENTS

e-COMMERCE

UBS and Paynet implemented a new electronic billing presentment and payment system at the end of the third quarter, making UBS the first Swiss bank to provide a fully integrated business to business electronic payment solution.

     The service allows bills to be sent electronically from supplier to customer, reviewed online by the customer, and paid online from the customer's bank account to the supplier's. This integrated electronic process provides real-time enquiry capabilities, shorter processing times, automated remittance, and enhanced customer relationship management possibilities, leading to smoother service for both supplier and customer.

     UBS plans to expand the service early next year to cover business to consumer billing.

                                                                 UBS SWITZERLAND
                                                                28 NOVEMBER 2000

LIFE INSURANCE COMPANY

In September, UBS announced the creation of its own life insurance company, which it plans to launch in early 2001. The new company will provide a range of products, but will have a strong focus on fund-linked life insurance. Some of its risk products will be supplied by its new partner Providentia, a Swiss life insurance company belonging to the Mobiliar Group, but will still be sold under the UBS name.

     UBS will continue to distribute products of other companies in addition to its own range, working as it has done up to now with a select group of insurance companies, through an open sales architecture. Through this initiative, UBS is strengthening its life insurance business content, concentrating on providing insurance products that cater to capital accumulation and retirement saving needs.

STRATEGIC PROJECT PORTFOLIO

The Strategic Project Portfolio is a series of carefully designed and controlled projects, whose aim is to enhance revenues and control costs, by improving processes, products, distribution and pricing and by delivering cost savings resulting from the merger between Union Bank of Switzerland and Swiss Bank Corporation.

     For the past two years, one of the most important cost control measures has been the removal of overlap and redundancy from the combined branch network. During the third quarter, a further five branches were closed, bringing the post-merger reduction to 205 branches, or 37% of the network. At the same time, traditional automated teller machines are being replaced by more sophisticated multi-functional BancomatPlus and Multimat machines which allow clients to perform core banking transactions at their convenience, 24 hours a day. 189 BancomatPlus and 212 Multimat terminals have now been installed at strategic sites throughout Switzerland.

     Private and Corporate Clients was recently honored with the 2000 SAS Enterprise Computing Award for its Advanced Marketing System initiative which has seen the implementation of sophisticated analytical software to personalize and manage client relationships. This use of data mining technologies provides effective identification of targeted cross-selling opportunities and enables UBS to cater more precisely to the information, product and service needs of our customers, positively influencing revenues.

     Optimization of IT processes during third quarter, including centralization of IT operating sites and process standardization, has also realized substantial savings from lower headcount and infrastructure costs.

LOAN PORTFOLIO

The Private and Corporate Clients loan portfolio reduced by CHF 4 billion to CHF 165 billion at the end of the third quarter, mainly due to transfers of clients to UBS Warburg. During the quarter, the recovery portfolio decreased to CHF 17 billion from CHF 18 billion as a result of continued workout initiatives.

CLIENT SERVICE INITIATIVES

At the end of the third quarter, Private and Corporate Clients launched the UBS Moneyline Mortgage, a new LIBOR-based mortgage product developed in cooperation with UBS Warburg. Moneyline Mortgage allows clients to take advantage of money market rates, which are typically lower than standard mortgage rates, and uses interest rate derivatives to give clients the option to limit their interest rate risk. By offering this type of mortgage at much lower minimum mortgage amounts than its competitors, UBS is making LIBOR-based real estate financing available to all client segments in Switzerland for the first time, extending an opportunity previously reserved for corporate clients and high net worth individuals. Based on initial indications, Money-line Mortgage is proving highly popular.

SALE OF SOLOTHURNER BANK

On 22 August 2000, UBS Switzerland announced the sale of Solothurner Bank, a 100% owned subsidiary, to Baloise Insurance, in compliance with a condition set out by the Swiss Competition Commission at the time of the merger between Union Bank of Switzerland and Swiss Bank Corporation.

     In 1999, Solothurner Bank achieved a pre-tax profit of CHF 28.7 million and had around 400 staff.

     The transaction was completed on 19 October 2000 after having received approval from the Swiss supervisory and regulatory authorities. Any impact on results will be reflected in the fourth quarter.

UBS SWITZERLAND
28 NOVEMBER 2000



RESULTS

Performance decreased by CHF 62 million, or 12%, to CHF 464 million from CHF 526 million during the second quarter and increased by CHF 175 million, or 61%, compared to third quarter 1999. This good result is slightly lower than the last two record quarters, but higher than any quarter in 1999.

OPERATING INCOME

Private and Corporate Clients operating income of CHF 1,609 million was CHF 92 million, or 5%, lower than the second quarter. This was the result of lower net interest income, which fell slightly due to higher refinancing costs, and certain one-off revenues recorded in second quarter 2000. Expected credit loss expense decreased again thanks to continued improvements in asset quality due to an improving economy and the further implementation of risk-adjusted pricing.

OPERATING EXPENSES

Our continued focus on cost control led to total operating expenses of CHF 1,145 million, CHF 30 million, or 3%, lower than the second quarter. Personnel and general and administrative expenses both fell as a result of the reducing headcount and other cost reduction initiatives during the quarter.

HEADCOUNT

Private and Corporate Clients headcount declined by 503 to 21,767 at the end of the third quarter. This reduction reflects the transfer of 148 Financial Planning and Wealth Management staff to Private Banking, the ongoing implementation of our Strategic Project Portfolio and the continued realization of merger benefits.

OUTLOOK

The continued strong performance of our business, with both robust revenues and declining costs, makes us confident of very good full-year results compared to 1999.

UBS SWITZERLAND
28 NOVEMBER 2000



Private Banking

BUSINESS UNIT REPORTING

                                                             Quarter ended                % change from           Year-to-date
                                                  ---------------------------------      -----------------    ---------------------
CHF million, except where indicated               30.9.00     30.6.00     30.9.99 1      2Q00        3Q99     30.9.00     30.9.99 1
-----------------------------------------------------------------------------------------------------------------------------------
Income                                              1,627       1,638       1,407          (1)         16       5,098       4,135
Credit loss expense                                    (8)         (4)         (4)       (100)       (100)        (19)        (10)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                              1,619       1,634       1,403          (1)         15       5,079       4,125
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                    411         375         329          10          25       1,180         989
General and administrative expenses                   296         345         318         (14)         (7)        952         805
Depreciation                                           17          20          18         (15)         (6)         55          48
Amortization of goodwill and
other intangible assets                                 8           9           8         (11)          0          25          16
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                              732         749         673          (2)          9       2,212       1,858
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                  887         885         730           0          22       2,867       2,267
===================================================================================================================================

KPI'S
Assets under management (CHF billion) 2               707         683         615           4          15
-----------------------------------------------------------------------------------------------------------------------------------
Net new money (CHF billion) 3                         0.5        (2.8)       (3.0)                               (0.2)       (0.2)
Gross AuM margin (bps)                                 94          95          90          (1)          4          99          91
-----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 4                              45          46          48                                  43          45
Cost / income ratio before
goodwill amortization (%) 4, 5                         44          45          47                                  43          45
===================================================================================================================================

ADDITIONAL INFORMATION                                                                                         % change from
                                                                                                        --------------------------
As of                                             30.9.00           30.6.00           31.12.99          30.6.00           31.12.99
-----------------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                      1,900             1,900             1,509                 0                26
Headcount (full time equivalents)                 7,654             7,447             7,256                 3                 5
-----------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 Excludes interest and dividend income. 4 Before credit loss expense. 5 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

KEY PERFORMANCE INDICATORS

Assets under management increased by CHF 24 billion during third quarter 2000 from CHF 683 billion to CHF 707 billion, primarily due to positive investment performance. Net new money of CHF 0.5 billion for the quarter represented encouraging progress compared to last quarter, achieved against a background of more subdued inflows industry-wide.

   The gross margin declined very slightly from 95 bps to 94 bps during third quarter 2000, but was still well ahead of the 90 bps average for 1999. UBS Private Banking continues to expand the range and client penetration of its added-value services.

   The pre-goodwill cost/income ratio fell a little to 44%, with a matching small decline in both costs and income.

INITIATIVES AND ACHIEVEMENTS

INVESTMENT CENTER

The UBS Switzerland Investment Center formally commenced operations on 1 October 2000.

   The Center is responsible for developing coherent and high quality investment strategies for the core investment products and services offered by both the Private Banking and Private and Corporate Clients business units. These strategies guide the investment process through which the two business units manage private wealth and advise their clients on their global investment decisions.

   The strategies and advice developed by the Investment Center are "buy-side" oriented. The Center conducts secondary research by drawing on sources inside UBS and from complementary external providers, and transforms this into investment strategies and advice specifically suited

UBS SWITZERLAND
28 NOVEMBER 2000



to private clients. The Investment Center also controls the tactical asset allocation for the active advisory products, the UBS Strategy Funds and for discretionary managed portfolios.

   This new investment process will continue and enhance UBS's tradition of providing top quality customized investment advice.

NEW PRODUCTS AND SERVICES

In September 2000, UBS Private Banking launched GAM funds and GAM discretionary portfolio management for clients of UBS Switzerland. GAM's mission is to provide its clients access to the best investment talent, both in-house and external, bringing together some of the world's top fund managers. Different active investment styles such as "long only" and "equity hedge" are offered through an extensive range of funds, based in all major markets. GAM mutual funds are well-renowned, and have received many awards for outstanding performance over the last 15 years.

   UBS Private Banking will further develop its open funds architecture during fourth quarter 2000. This initiative will make available a pre-screened selection of best-in-class funds from UBS, GAM and third-parties through multiple access channels.

   During the third quarter, Private Banking also launched a new trustee operation based in Singapore. UBS Trustees (Singapore) Ltd, will provide access to a full range of global trustee services for private clients in the Asian time zone, working within Singapore's sophisticated legal and regulatory framework. This underlines Private Banking's continuing commitment to the Asian region and to the use of Singapore as a booking center.

   The number of client mandates relating to our new Active Portfolio Advisory
(APA) and Active Portfolio Supervision (APS) services continues to grow at a significant rate. APS provides clients with investment recommendations whenever their portfolio breaches specified parameters, while APA additionally gives direct access to a dedicated investment specialist and tailor made strategies. Both services are available for an additional fee, or clients can pay an all-in fee, based on asset volume, asset allocation and expected activity levels. The success of these products is a key contributor to the increasing level of recurring asset based fees earned by Private Banking.

RESULTS

Pre-tax profit during the third quarter of CHF 887 million reflects a further quarter's strong earnings performance, up CHF 2 million from second quarter 2000.

OPERATING INCOME

Private Banking's operating income of CHF 1,619 million was stable, dipping just CHF 15 million, or 1%, since the second quarter.

OPERATING EXPENSES

Total operating expenses of CHF 732 million were CHF 17 million, or 2% lower than second quarter 2000. Personnel expenses increased by CHF 36 million, or 10% compared to second quarter 2000 largely due to the transfer of Financial Planning and Wealth Management activities from Private and Corporate Clients. However, general and administrative expenses fell CHF 49 million due to lower processing costs.

HEADCOUNT

Private Banking headcount reached 7,654 at the end of the third quarter, 207 up from the end of second quarter 2000. This was mainly due to the transfer of 148 Financial Planning and Wealth Management staff from the Private and Corporate Clients business unit, and a slight increase in client-facing staff. Private Banking continues to shift headcount from support areas to client-facing roles. Client adviser turnover remains consistent with pre-merger levels.

OUTLOOK

Whilst the fourth quarter of the year is often the quietest, Private Banking expects to continue to outpace its 1999 performance. Dedicated focus on client service, coupled with the steps being taken to strengthen our investment advisory capabilities and the benefits of cooperation across UBS Switzerland provide a firm foundation for continued success.

                                                            UBS ASSET MANAGEMENT
                                                                28 NOVEMBER 2000



UBS Asset Management

BUSINESS GROUP REPORTING

                                                          Quarter ended              % change from          Year-to-date
                                                -------------------------------     -----------------    --------------------
CHF million, except where indicated             30.9.00    30.6.00    30.9.99 1     2Q00        3Q99     30.9.00    30.9.99 1
-----------------------------------------------------------------------------------------------------------------------------
Income                                              493        490        369          1          34       1,465      1,013
Credit loss expense                                   0          0          0                                  0          0
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                              493        490        369          1          34       1,465      1,013
-----------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                  225        219        125          3          80         646        406
General and administrative expenses                 105        100         73          5          44         301        198
Depreciation                                         12         12         13          0          (8)         34         22
Amortization of goodwill and
other intangible assets                              67         66         26          2         158         198         83
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                            409        397        237          3          73       1,179        709
-----------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                84         93        132        (10)        (36)        286        304
=============================================================================================================================

ADDITIONAL INFORMATION

                                                          Quarter ended              % change from          Year-to-date
                                                -------------------------------     -----------------    --------------------
                                                30.9.00    30.6.00     30.9.99      2Q00        3Q99     30.9.00      30.9.99
-----------------------------------------------------------------------------------------------------------------------------
Assets under management (CHF billion) 2             555        552         538         1           3
-----------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 3                            83         81          64                                80           70
Cost / income ratio before
goodwill amortization (%) 3, 4                       69         68          57                                67           62
=============================================================================================================================

                                                                                                           % change from
                                                                                                      -------------------------
As of                                           30.9.00           30.6.00          31.12.99           30.6.00          31.12.99
-------------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                      1,250             1,250               162                 0               672
Headcount (full time equivalents)                 2,811             2,750             2,576                 2                 9
-------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 Before credit loss expense. 4 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

UBS ASSET MANAGEMENT
28 NOVEMBER 2000



Institutional Asset Management

BUSINESS UNIT REPORTING

                                                        Quarter ended                  % change from           Year-to-date
                                               ---------------------------------      ----------------     ---------------------
CHF million, except where indicated            30.9.00     30.6.00     30.9.99 1      2Q00        3Q99     30.9.00     30.9.99 1
--------------------------------------------------------------------------------------------------------------------------------
Income                                             336         325         272           3          24         974         814
Credit loss expense                                  0           0           0                       0           0           0
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                             336         325         272           3          24         974         814
--------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                 168         162         109           4          54         467         361
General and administrative expenses                 60          55          42           9          43         163         121
Depreciation                                         7           6          12          17         (42)         19          18
Amortization of goodwill and
other intangible assets                             43          43          26           0          65         129          83
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                           278         266         189           5          47         778         583
--------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                58          59          83          (2)        (30)        196         231
================================================================================================================================

Assets under management (CHF billion) 2            528         525         538           1          (2)
Net new money (CHF billion)                       (9.1)       (20.2)      (10.9)        55          17        (61.7)      (33.3)
Gross AuM margin (bps) 3                            35          32          24           9          46          32          24
--------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 4                           83          82          69                                  80          72
Cost / income ratio before
goodwill amortization (%) 4, 5                      70          69          60                                  67          61
================================================================================================================================

ADDITIONAL INFORMATION                                                                                     % change from
                                                                                                      -------------------------
As of                                           30.9.00           30.6.00          31.12.99           30.6.00          31.12.99
-------------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                        500               500               160                 0               213
Headcount (full time equivalents)                 1,725             1,712             1,653                 1                 4
-------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 Revenues divided by average assets under management, for the institutional portion of the business only. 4 Before credit loss expense. 5 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

KEY PERFORMANCE INDICATORS

During the third quarter, total assets under management increased slightly from CHF 525 billion to CHF 528 billion, largely as a result of currency movements. Institutional assets increased very slightly to CHF 326 billion at 30 September 2000, with net new money losses offset by currency related gains.

   Net outflows moderated further, with net new money losses reducing from CHF 20 billion in the second quarter to CHF 9 billion during the third quarter. Client losses continued to be concentrated within US equity-related and UK balanced mandates reflecting past investment performance issues.

   The gross AuM margin increased to 35 bps during the third quarter, from 32 bps the previous quarter reflecting the continued good performance of the O'Connor business unit, established in June 2000. The cost/income ratio before goodwill increased slightly to 70% compared to the 69% recorded in second quarter 2000.

INITIATIVES AND ACHIEVEMENTS

EXPANSION IN HONG KONG

Over the next few months, the Hong Kong office will expand with the establishment of an Equities Investment Team covering Greater China. This new team will allow Institutional Asset Management to provide better access to the Hong Kong domestic equity market for institutional and mutual fund clients. The expansion will also help Institutional Asset Management to develop institutional and mutual fund business in Taiwan and mainland China.

PAINEWEBBER DISTRIBUTION CHANNEL

An open funds distribution architecture is a core element of PaineWebber's strategy. On 9 August

                                                            UBS ASSET MANAGEMENT
                                                                28 NOVEMBER 2000

2000, PaineWebber awarded Institutional Asset Management a mandate to act as the sub-advisor for the PaineWebber Management High Yield Plus Fund. Management of these funds was transferred to UBS on 1 October 2000.

   The merger with PaineWebber will provide additional opportunities both to compete for management of PaineWebber funds and to distribute UBS funds.

ADAMS STREET PARTNERS

The formation of Adams Street Partners, a new entity composed of UBS Asset Management's existing Private Equity Investment Team, will facilitate growth in the increasingly competitive private equity marketplace. Its creation was driven by new US regulations under the Gramm-Leach-Bliley Act which limit ownership positions in various investments. Effective 1 January 2001, Adams Street Partners will be controlled by the existing UBS Asset Management private equity management team with UBS Asset Management as the only other shareholder, holding 24.9%. Adams Street Partners will provide UBS Asset Management with more flexibility and operational efficiency in structuring investment vehicles while continuing to provide existing and new clients with access to its very popular private equity investment vehicles.

INVESTMENT CAPABILITIES AND PERFORMANCE

Major markets made modest advances at the start of the quarter but then retreated partially as concerns about inflation, a number of profit warnings and other signs of economic deceleration turned sentiment negative. Sectoral movements within equity markets did not show the marked divergence between old and new economy sectors seen in previous quarters. However, within the "old economy" there was a clear split between winners and losers from rising oil prices. Bond markets undulated but did not move significantly in either direction. Inflationary pressure from high oil prices was balanced by signs of slower growth in some Western economies.

   Institutional Asset Management's third quarter and year-to-date portfolio returns compare favorably to most relevant benchmarks. Solid performances this quarter by the US Equity and US and Global Balanced Portfolios particularly enhanced year-to-date returns, contributing to the favorable benchmark comparison.

RESULTS

Institutional Asset Management's pre-tax profit fell 2% from second quarter 2000, to CHF 58 million.

OPERATING INCOME

Operating income grew 3% compared to the previous quarter, to CHF 336 million. Institutional income increased from CHF 274 million in second quarter 2000, to CHF 285 million due to good results at the new O'Connor business, offset by lower performance fees and reduced asset-based fees reflecting the impact of negative net new money flows earlier this year on assets under management. Non-institutional operating income was unchanged from the previous quarter, at CHF 51 million.

OPERATING EXPENSES

Personnel costs increased CHF 6 million from the previous quarter to CHF 168 million, mainly as a result of the inclusion of a full quarter of the new O'Connor business. General and administrative expenses increased CHF 5 million to CHF 60 million in the third quarter, principally as the result of the new O'Connor business.

HEADCOUNT

Headcount was almost unchanged, increasing by 13 over the quarter to 1,725.

OUTLOOK

While moderate client losses may continue over the next few quarters, the overall trend remains encouraging. New business development appears promising as strategic initiatives progress, performance relative to benchmarks improves and our pipeline of new business prospects grows. However, results will continue to be impacted by the effect of previous client losses which impact revenue with a slight time-lagged effect.

UBS ASSET MANAGEMENT
28 NOVEMBER 2000



Investment Funds/GAM

BUSINESS UNIT REPORTING

                                                           Quarter ended                % change from           Year-to-date
                                                  -------------------------------      -----------------    --------------------
CHF million, except where indicated               30.9.00    30.6.00    30.9.99 1      2Q00        3Q99     30.9.00    30.9.99 1
--------------------------------------------------------------------------------------------------------------------------------
Income                                                157        165         97          (5)         62         491        199
Credit loss expense                                     0          0          0                                   0          0
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                157        165         97          (5)         62         491        199
--------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                     57         57         16           0         256         179         45
General and administrative expenses                    45         45         31           0          45         138         77
Depreciation                                            5          6          1         (17)        400          15          4
Amortization of goodwill and
other intangible assets                                24         23          0           4                      69          0
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                              131        131         48           0         173         401        126
--------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                   26         34         49         (24)        (47)         90         73
================================================================================================================================

KPI'S
Assets under management (CHF billion) 2               227        225        186           1          22

Net new money (CHF billion)                           0.2        0.8       (0.8)        (75)        125         1.6        2.6
Gross AuM margin (bps) 3                               37         38         31          (3)         19          38         25
--------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 4                              83         79         49                                  82          63
Cost / income ratio before
goodwill amortization (%) 4, 5                         68         65         49                                  68          63
================================================================================================================================

ADDITIONAL INFORMATION                                                                                      % change from
                                                                                                      --------------------------
As of                                           30.9.00           30.6.00           31.12.99          30.6.00           31.12.99
--------------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                      750               750                 2                 0              --
Headcount (full time equivalents)               1,086             1,038               923                 5                18
--------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 All non-institutional revenues, including those booked in Institutional Asset Management, divided by average assets under management. 4 Before credit loss expense. 5 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

KEY PERFORMANCE INDICATORS

Assets under management increased slightly from CHF 225 billion to CHF 227 billion due to investment performance. Net new money of CHF 0.2 million reflected contraction in lower margin fixed income and money market funds, largely shifted into higher margin equity fund products.

   The cost/income ratio before goodwill increased from 65% during the second quarter to 68% in third quarter 2000 reflecting lower revenues from performance fees. The gross margin was 37 bps, a slight decline from second quarter.

INITIATIVES AND ACHIEVEMENTS

NEW DISTRIBUTION CHANNEL - FUNDS@UBS

On 13 November 2000, Investment Funds and Lufthansa announced the launch of a joint marketing effort to provide Lufthansa Miles and More clients with access to UBS Investment Funds. A new website dedicated to Lufthansa clients will provide, investment education, advice on investment strategies and online decision support tools, and will allow automated online fund purchases.

   This is the first such tie-up to be announced as a result of UBS's intermediary strategy, funds@ubs, which is designed to boost third-party distribution of our funds, by providing a turn-key solution for distribution partners, including technical, administrative and operational support. Over the coming months UBS expects to announce similar cooperation agreements with other non-traditional intermediaries, using the same strategy and technical platform.

SCREENED OPEN ARCHITECTURE FOR CLIENTS OF UBS SWITZERLAND

During the third quarter, UBS continued to develop investment solutions that combine UBS, GAM and third-party funds. This initiative reflects UBS's commitment to providing an attractive range of high quality investment funds, through multiple access channels, on a pre-screened basis. In early De-

UBS ASSET MANAGEMENT
28 NOVEMBER 2000



cember a screened selection of the products of several external mutual fund groups will be made available to clients alongside funds from UBS and GAM. Further fund groups will be added over the coming months, with the eventual aim of providing funds from a panel of over 20 different providers.

ACQUISITION OF FONDVEST

UBS Asset Management is to acquire Fondvest AG, a specialist independent funds advisory and distribution firm. Fondvest offers clients such as banks, insurance companies and asset managers access to a comprehensive range of funds from Swiss and foreign providers. The acquisition will extend and enhance UBS's open fund architecture, and provide opportunities to leverage Fondvest's renowed expertise in this area.

UBS INVESTMENT FUNDS PRODUCT INNOVATION

Much investment advice concentrates on finding ways for investors to diversify their risks through investments in funds rather than holdings in a small number of individual stocks. Two of UBS Investment Funds' latest products offer a middle way between these extremes - they help investors to focus on particular sectors where they think opportunities for growth exist, without having to pick specific stocks. The UBS (Lux) Focused Fund - Top Luxury and the UBS (Lux) Focused Fund - Top Leisure were both launched during third quarter. These two equity funds are the first products under the new "Focused" label and they differ from existing UBS funds in that each focuses on shares in only 16 to 25 promising companies in its particular sector, chosen for their excellent growth potential. The funds are designed to appeal to experienced investors with a strong risk appetite and a longer-term investment horizon.

JAPANESE REAL ESTATE INVESTMENT TRUSTS JOINT VENTURE

In September 2000, UBS Asset Management and Mitsubishi Corporation announced the launch in 2001 of a joint venture investment advisory firm which will manage Real Estate Investment Trusts (REITs) in Japan. The joint venture plans to establish REITs with an emphasis on commercial properties, such as shopping malls, and to distribute them to both institutional and retail clients. UBS Asset Management will provide expertise in REIT management as well as distribution access to Japanese pension funds, while Mitsubishi will contribute its extensive experience in Japanese real estate and access to its distribution network.

ACQUISITION OF TAIWAN-BASED MUTUAL FUND PROVIDER

UBS Asset Management has acquired a majority holding in Taiwan-based mutual fund provider, Fortune Securities Investment & Trust Company. The acquisition gives UBS Asset Management the ability to produce and distribute domestically-regulated mutual funds for Taiwanese investors and provides a platform to establish a solid domestic presence in a key market while raising its profile further throughout the region. Fortune's ability to attract new clients should benefit considerably from the good reputation enjoyed by UBS in Taiwan.

INVESTMENT CAPABILITIES AND PERFORMANCE

Investment Funds performance during the third quarter was slightly positive and in line with major indices. GAM's performance was also positive as most funds continued to exceed benchmark indices during the quarter.

RESULTS

OPERATING INCOME

Lower performance fees led to a slight decrease in operating income to CHF 157 million during third quarter compared to CHF 165 million the previous quarter.

OPERATING EXPENSES

Operating expenses were unchanged from the previous quarter, reflecting continued careful cost control.

HEADCOUNT

Headcount rose 48 or 5% to 1,086 at the end of September 2000, from 1,038 at the end of June, primarily due to continued investment in the third party distribution and open architecture initiatives.

OUTLOOK

Although the competitive environment is intense, the business outlook remains favorable for Investment Funds and GAM. The expansion of distribution channels within Investment Funds is expected to be a strong driver of future revenue growth, although the cost of investments in multi-channel distribution initiatives will continue to impact profits in the coming months.

UBS WARBURG
28 NOVEMBER 2000

UBS Warburg

BUSINESS GROUP REPORTING

                                                  Quarter ended                  % change from          Year-to-date
                                         -------------------------------        ----------------     --------------------
CHF million, except where indicated      30.9.00     30.6.00     30.9.99 1      2Q00        3Q99     30.9.00     30.9.99 1,3
-------------------------------------------------------------------------------------------------------------------------
Income                                     4,458       4,926       3,179         (10)         40      14,653      10,158
Credit loss expense                          (49)        (40)        (69)        (23)         29        (164)       (240)
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                     4,409       4,886       3,110         (10)         42      14,489       9,918
-------------------------------------------------------------------------------------------------------------------------
Personnel expenses                         2,321       2,761       1,713         (16)         35       8,070       5,786
General and administrative expenses          765         727         662           5          16       2,202       1,837
Depreciation                                 146         145         156           1          (6)        431         488
Amortization of goodwill and
other intangible assets                       41          40          36           3          14         118         118
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                   3,273       3,673       2,567         (11)         28      10,821       8,229
-------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX      1,136       1,213         543          (6)        109       3,668       1,689
=========================================================================================================================

ADDITIONAL INFORMATION

                                             Quarter ended             % change from       Year-to-date
                                     -----------------------------     -------------    -------------------
                                     30.9.00    30.6.00    30.9.99     2Q00     3Q99    30.9.0      30.9.99 1,3
-----------------------------------------------------------------------------------------------------------
Assets under management (CHF
billion) 2                                44         37         27       19       63
-----------------------------------------------------------------------------------------------------------
Cost / income ratio (%) 4                 73         75         81                          74           81
Cost / income ratio before
goodwill amortization (%) 4,5             72         74         80                          73           80
===========================================================================================================

                                                                          % change from
                                                                       --------------------
As of                                30.9.00    30.6.00    31.12.99    30.6.00     31.12.99
-------------------------------------------------------------------------------------------
Regulatory equity used (avg)          10,690     10,690      10,679          0            0
Headcount (full time equivalents)     14,946     14,346      14,266          4            5
-------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 1999 income adjusted for the CHF 200 million significant financial event relating to the sale of the international Global Trade Finance business. 4 Before credit loss expense. 5 The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

                                                                     UBS WARBURG
                                                                28 NOVEMBER 2000



CORPORATE AND INSTITUTIONAL CLIENTS

BUSINESS UNIT REPORTING

                                                            Quarter ended            % change from       Year-to-date
                                                   -------------------------------   -------------    -------------------
CHF million, except where indicated                30.9.00   30.6.00     30.9.99 1   2Q00     3Q99    30.9.00     30.9.99 1, 2
-------------------------------------------------------------------------------------------------------------------------
Income                                               4,314     4,860       2,999      (11)      44     14,223       9,765
Credit loss expense                                    (48)      (39)        (67)     (23)      28       (161)       (238)
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                               4,266     4,821       2,932      (12)      45     14,062       9,527
-------------------------------------------------------------------------------------------------------------
Personnel expenses                                   2,193     2,601       1,596      (16)      37      7,555       5,494
General and administrative expenses                    689       631         594        9       16      1,928       1,668
Depreciation                                           135       132         150        2      (10)       394         472
Amortization of goodwill and
other intangible assets                                 39        37          31        5       26        110         102
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                             3,056     3,401       2,371      (10)      29      9,987       7,736
-------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                 1,210     1,420         561      (15)     116      4,075       1,791
=========================================================================================================================

KPI'S

Compensation/income (%) 3                               51        54          53                           53          56
-------------------------------------------------------------------------------------------------------------------------
Cost/income ratio (%) 3                                 71        70          79                           70          79
Cost/income ratio before
goodwill amortization (%) 3, 4                          70        69          78                           69          78
-------------------------------------------------------------------------------------------------------------------------
Non-performing loans/Gross loans outstanding (%)       2.1       2.7 5       1.8
Average VaR (10-day 99%)                               238       253         197
=========================================================================================================================

LEAGUE TABLE RANKINGS                                                              Year-to-date
                                                                                  ----------------
                                                                                  30.9.00  30.6.00
--------------------------------------------------------------------------------------------------
Global Mergers and Acquisitions completed 6
  Rank                                                                                  5        6
  Market share (%)                                                                   18.2     20.3
--------------------------------------------------------------------------------------------------
International Equity New Issues 7
  Rank                                                                                  9       11
  Market share (%)                                                                    3.7      3.8
--------------------------------------------------------------------------------------------------
International Bonds 7
  Rank                                                                                  5        5
  Market share (%)                                                                    8.1        8
--------------------------------------------------------------------------------------------------
Eurobonds 7
  Rank                                                                                  1        1
  Market share (%)                                                                    9.3      8.7
--------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION                                                  % change from
                                                                      -------------------
As of                                30.9.00    30.6.00   31.12.99    30.6.00    31.12.99
-----------------------------------------------------------------------------------------
Regulatory equity used (avg)           9,850      9,850     10,050          0          (2)
Headcount (full time equivalents)     13,268     12,730     12,694          4           5
-----------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 1999 income adjusted for the CHF 200 million significant financial event relating to the sale of the international Global Trade Finance business. 3 Before credit loss expense. 4 The amortization of goodwill and other purchased intangible assets is excluded from this calculation. 5 Incorrectly reported as 2.0 in second quarter report. 6 Source: Thomson Financial Securities data. 7 Source:
Capital Data Bondware.

UBS WARBURG
28 NOVEMBER 2000

KEY PERFORMANCE INDICATORS

UBS Warburg measures its expense base primarily in terms of percentage of revenues, looking at both personnel costs and non-personnel costs on this basis.

    Continued strong revenue performance and active cost management led to a pre-goodwill cost/income ratio of 70%, up less than 1% on the previous quarter and a significant improvement over the 78% recorded in third quarter 1999. UBS Warburg's ratio of personnel cost to income fell to 51% in third quarter 2000, two percentage points lower than the same period last year. UBS Warburg continues to invest in top quality professionals to help expand its capabilities and client reach and therefore aims to compensate its employees at similar levels to its global competitors.

    Changes in non-personnel costs are less directly related to changes in income than personnel costs. As a percentage of income, non-personnel costs increased to 20% this quarter, from 16% in second quarter, although this is well below the third quarter 1999 level of 26%. The growth in non-personnel costs in third quarter 2000 was driven by continued investment in technology.

    Market risk utilization, as measured by average Value at Risk, continued to remain well within the limit of CHF 450 million, decreasing from CHF 253 million in second quarter to CHF 238 million in the third quarter.

    Corporate and Institutional Clients continues to manage its loan book closely. Total loans increased by CHF 16.6 billion from the end of second quarter 2000, reaching CHF 80.9 billion at 30 September 2000, an increase of 26%. This increase related almost solely to zero risk-weighted money market operations and group treasury positions held by UBS Warburg. The absolute value of non-performing loans fell slightly, bringing the ratio of non-performing loans to total loans down from 2.7% to 2.1%.

    Corporate and Institutional Clients will continue to use the balance sheet selectively for higher margin, value-added corporate business to support our clients.

LEAGUE TABLE RANKINGS

MERGERS AND ACQUISITIONS

    UBS Warburg's ranking in Completed Global Mergers and Acquisitions has improved during the quarter, to fifth year-to-date from sixth at half year, with market share of 18.2%. In Announced Global Mergers and Acquisitions, UBS Warburg remained in sixth place with a market share of 11.9%.

    Mergers and Acquisitions market growth has been largest in Europe this year, where UBS Warburg was ranked third in completed transactions with a market share of 35.3%. During third quarter 2000, UBS Warburg was involved as advisor in several significant global transactions, including:

- Advising the Italian internet service provider and portal company Tiscali on its recommended USD 5.4 billion offer for its Dutch rival, World Online - the largest new economy Mergers and Acquisitions deal in Europe to date.

- Advising Foster's Brewing Group on its AUD 2.6 billion purchase of California-based Beringer Wine Estates Holdings Inc. In this transaction UBS Warburg was awarded both the advisory work and the financing: underwriting an AUD 500m issue of ordinary shares and a USD 400m convertible bond issue to finance the acquisition.

FIXED INCOME UNDERWRITING

UBS Warburg's ranking in the international bond markets remains good, with year to date positions of first in Eurobonds and fifth in International Bonds matching our performance at half year, with slightly increased market shares of 9.3% and 8.1% respectively. In its franchise markets, UBS Warburg has improved from fifth place at half year to third place year-to-date with a market share of 8.6%. "Franchise Markets" excludes specific segments in which UBS Warburg has chosen not to compete actively.

    In addition to the Eurobond market, where UBS Warburg is the leading player, the firm has substantially improved its performance in the Global Bonds sector (bonds registered for sale both in the US and internationally), including transactions for an increasing number of American issuers. During third quarter 2000, financings were arranged for several leading US firms including IBM, Federal Home Loan Bank, Household Finance Corporation and Monumental Life Insurance Company.

    The recent investment in European Leveraged Finance and US High Yield is also beginning to deliver results in terms of deal flow, revenues and league table and research rankings, with UBS

                                                                     UBS WARBURG
                                                                28 NOVEMBER 2000

Warburg recording the biggest jump in rankings of any firm in the All America Fixed Income Research Team 2000 - ranked 8th, as compared with 20th in 1999.

EQUITY UNDERWRITING

UBS Warburg continued to improve its performance in the international primary equity markets, with its ranking in International Equity New Issues increasing from 11th at half year to 9th year-to-date, with a market share of 3.7%. Our ranking in Europe remained at 8th year-to-date with a market share of 5.1%.

    The relative weakness in these rankings compared to last year's performance is due to the large number of Technology, Media and Telecoms ("TMT") deals this year and UBS Warburg's relatively limited involvement in this sector. Several strategic initiatives designed to improve our long-term position have been implemented in recent months, including expansion of our capabilities in the global TMT sector, increased corporate coverage in Germany and France and enhanced product capabilities in block trades and convertibles. PaineWebber will significantly enhance the scope and scale of UBS Warburg's retail and institutional distribution capabilities in the US market for foreign and domestic issuers.

EQUITY RESEARCH

UBS Warburg is one of the top equity research firms globally, according to Institutional Investor rankings. PaineWebber will help to cement this position, by improving the breadth of our equity research coverage in the US. UBS Warburg now has over 100 publishing analysts in the US, similar to the levels of the leading US-based firms. PaineWebber's research team provides a significant boost to our coverage strength in several key sectors, including Consumer Goods, Energy, Healthcare and Technology. Through PaineWebber, UBS Warburg has also gained Institutional Investor's top-ranked portfolio strategy analyst, who will fill a coverage gap and help to raise UBS Warburg's public profile.

e-COMMERCE

UBS Warburg continues to enhance its e-commerce offerings as a core element of its content and execution services for institutional and corporate clients.

    Approximately USD 12 billion of primary debt was raised through DebtWeb in third quarter 2000, which brings the year-to-date total to approximately USD 54 billion.

    UBS Warburg marketed approximately USD 17 billion of new equity issues on DealKey during the third quarter, leveraging the enhanced capabilities introduced on the site in July 2000. The new features streamline the communication process between salespeople, traders and syndicate members, provide the salesforce with online tools to manage their client orders, and facilitate the pre-marketing and bookbuilding processes.

    Client usage of ResearchWeb, UBS Warburg's leading edge site for research distribution, and IBOL, our portal for corporate and institutional clients, continues to grow, with 58% more users at 30 September 2000 than at the end of June 2000.

    Institutional clients can now access UBS Warburg's equity research via electronic hand-held devices. This pioneering mobile distribution service is available on Palm OS, Windows CE and Pocket PC, and makes use of technology from mobile internet firm AvantGo. The solution satisfies the growing demand within the investment community for on the move access to broker research, and can be used in real-time via a wireless connection, or offline through synchronization with a personal computer.

    UBS Warburg is one of seven of the world's largest investment banks who have joined together to create a new internet portal, TheMarkets.com. Expected to launch in December, TheMarkets.com will provide real-time access for institutional investors to proprietary equity information from each of the consortium members, including equity research, new issue information, news and market data. It will also offer direct access to participants' individual web offerings.


RESULTS

UBS Warburg's Corporate and Institutional Clients business unit produced strong profit growth again this quarter, with pre-tax profit of CHF 1,210 million, up 116% over third quarter 1999. The consistent strong performance in each quarter this year means that pre-tax profits year-to-date have increased 128% from the same period in 1999, to CHF 4,075 million.

UBS WARBURG
28 NOVEMBER 2000

OPERATING INCOME

Corporate and Institutional Clients generated revenues of CHF 4,314 million in third quarter 2000, an increase of 44% over third quarter 1999.

     Equities revenues during third quarter 2000 were somewhat lower than in second quarter, reflecting almost exactly the reduction in market volumes during the period. The equity franchise continued to perform extremely well over the usually quieter summer months, with strong performances in European Equities, especially in the UK, and Japanese Equities. Revenues were approximately 40% higher than for the same quarter last year, largely driven by secondary client activity, although primary equities revenues also recorded their best ever quarterly performance. UBS Warburg's secondary equity sales franchise is now ranked as one of the global leaders, and the leading non-US equities house.

     In Fixed Income, UBS Warburg's Governments, Derivatives, Investment Grade & Emerging Markets businesses continued to deliver strong results, ahead of expectations. The Principal Finance group continues to expand and is delivering excellent results.

     In the Treasury Products business area, revenues continued to be slow in the third quarter, as in the first half of this year, although significant cost savings have been made as a result of re-engineering front-to-back processes.

     Market conditions for Mergers and Acquisitions, advisory work and primary underwriting continued to be strong, driving Corporate Finance's good performance.

     The recent expansion of Corporate and Institutional Clients high yield bonds and leveraged finance business has not resulted in any significant holdings of unsyndicated bond or loan positions, or material mark-downs. The business has been developed as "distribution-led", with secondary market positions carefully controlled, and, as with all UBS Warburg businesses, there are vigorous risk management policies in place. In addition, UBS Warburg has only recently begun to build its franchise in the Telecommunications, Media and Technology sector, and as such, is not significantly impacted by the recent swings in valuations and shifts in levels of client activity.

OPERATING EXPENSES

Corporate and Institutional Clients continues to carefully manage its cost base, with the cost/income ratio remaining well below 1999 levels, at 71%. Personnel expenses increased 37% from the same quarter last year, to CHF 2,193 million, reflecting increased performance-related compensation. General and administrative expenses increased 16% compared to third quarter 1999, as a result of increased expenditure on technology. Overall costs are growing at a slower rate than revenues, delivering continued strong pre-tax profit growth.

HEADCOUNT

Corporate and Institutional Clients headcount rose 4% during the quarter, to 13,268, mainly due to increases in Corporate Finance and Equities.


OUTLOOK

Client and market activity are important drivers of this business unit's performance. However, the solid institutional franchise in both equities and fixed income, combined with an expanding corporate client franchise have provided the firm with much improved sustainability and quality of earnings. Ongoing volatility in financial markets has not significantly impacted performance to date, although the current market environment remains challenging and the fourth quarter is traditionally the quietest of the year.

                                                                     UBS WARBURG
                                                                28 NOVEMBER 2000

UBS CAPITAL

BUSINESS UNIT REPORTING

                                                Quarter ended               % change from         Year-to-date
                                        ---------------------------        ---------------     -------------------
CHF million, except where indicated     30.9.00   30.6.00   30.9.99 1      2Q00       3Q99     30.9.00     30.9.99 1
------------------------------------------------------------------------------------------------------------------
Income                                       79         4       134          --        (41)        230         254
Credit loss expense                           0         0         0                                  0           0
------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                       79         4       134          --        (41)        230         254
------------------------------------------------------------------------------------------------------------------
Personnel expenses                           23        33        37         (30)       (38)         76          78
General and administrative expenses          10        12        14         (17)       (29)         33          33
Depreciation                                  0         1         0        (100)                     2           0
Amortization of goodwill and
other intangible assets                       0         1         1        (100)      (100)          2           4
------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     33        47        52         (30)       (37)        113         115
------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX         46       (43)       82         207        (44)        117         139
==================================================================================================================

KPI'S                                                                          % change from
                                                                            --------------------
As of                                30.9.00      30.6.00     31.12.99      30.6.00     31.12.99
------------------------------------------------------------------------------------------------
Book value (CHF billion)                 4.5          3.8          3.0           18           50
Value creation (CHF billion) 2           N/A          0.4          0.6
================================================================================================
ADDITIONAL INFORMATION
------------------------------------------------------------------------------------------------
Regulatory equity used (avg)             500          500          340            0           47
Headcount (full time equivalents)        117          113          116            4            1
------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting).
2 Value creation is reported semi-annually, at the end of June and December.

KEY PERFORMANCE INDICATORS

The book value of UBS Capital's investments has grown from CHF 3.8 billion at the end of June 2000 to CHF 4.5 billion at the end of September 2000. It has made approximately CHF 1.5 billion of new investments and add-ons this year, significantly above the amounts in the equivalent period in 1999.

    UBS Capital accounts for its private equity investments at the lower of cost or market value, showing only realized gains. As a full valuation of the portfolio is produced only every six months, value creation and unrealized gains will next be reported with UBS's fourth quarter results.


INITIATIVES AND ACHIEVEMENTS

In July 2000, UBS Capital established a private equity operation in Japan. This group will focus primarily on the rapidly evolving market in Japan for management buy-outs, leveraged buy-outs ("LBOs") and other restructuring opportunities. It will also assist the Technology, Media and Telecoms group in pursuing early stage investment opportunities in those important sectors.

    During the third quarter, new investments of CHF 0.7 billion were made, including shareholdings in:

 - The printed circuit board business of Singapore-listed Wong's Circuits (Holdings) Limited. The acquisition is the largest financial sponsor-backed LBO to be launched in the Hong Kong market.

 - Katwijk Farma BV, a Dutch manufacturer of generic drugs. The company is a well established group, and represents one of Holland's leading generic and OTC drug manufacturers with a significant drug wholesale business.

 - Demantra Ltd - an Israeli software development company specializing in providing internet-enabled demand management solutions which provide clients with an online, real time planning and decision-making environment.

UBS WARBURG
28 NOVEMBER 2000

RESULTS

Operating income decreased 41% to CHF 79 million, from CHF 134 million in third quarter 1999. UBS Capital's income is mainly driven by the timing of divestments and can therefore vary from period to period. During second quarter 2000, the business group recorded very low income due to write-downs of the value of some under-performing investments in the portfolio.

    Personnel, general and administrative expense was CHF 33 million this quarter, a decrease from the previous quarter of CHF 12 million, or 27%, mainly driven by bonus expenses. Bonuses are accrued when an investment is successfully exited, so personnel expenses move in line with divestments.

    UBS Capital is gradually increasing its annual investment rate. UBS Capital has a target portfolio book value of approximately CHF 5 billion from its own investments and CHF 5 billion from third party funds.


OUTLOOK

UBS Capital is currently preparing for the establishment of two new funds - an EUR 2 billion European fund which is due to launch in first quarter next year and a USD 1 billion Asian fund which is due to launch in third quarter 2001. These funds will help meet demand for access to private equity investments from UBS's private clients, giving them an opportunity to diversify from more traditional investments.

                                                                     UBS WARBURG
                                                                28 NOVEMBER 2000

PRIVATE CLIENTS

BUSINESS UNIT REPORTING

                                                     Quarter ended                    % change from              Year-to-date
                                          ----------------------------------         -----------------      ---------------------
CHF million, except where indicated       30.9.00       30.6.00      30.9.99 1       2Q00         3Q99      30.9.00       30.9.99 1
---------------------------------------------------------------------------------------------------------------------------------
Income                                         70            62           46           13           52          205           139
Credit loss expense                            (1)           (1)          (2)           0           50           (3)           (2)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                         69            61           44           13           57          202           137
---------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                             73            80           76           (9)          (4)         323           210
General and administrative expenses            35            45           53          (22)         (34)         150           135
Depreciation                                    7             3            6          133           17           17            16
Amortization of goodwill and
other intangible assets                         1             2            4          (50)         (75)           5            12
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                      116           130          139          (11)         (17)         495           373
---------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX          (47)          (69)         (95)          32           51         (293)         (236)
==================================================================================================================================
KPI'S
Assets under management (CHF
billion) 2                                     44            37           27           19           63
Net new money (CHF billion) 3                 8.1           0.8         (0.2)         913           --         12.9           1.7
Gross AuM margin (bps)                         69            64           65            8            6           69            67
==================================================================================================================================

ADDITIONAL INFORMATION                                                  % change from
                                                                      ------------------
As of                                30.9.00    30.6.00   31.12.99    30.6.00   31.12.99
----------------------------------------------------------------------------------------
Regulatory equity used (avg)             340        340        289          0         18
Headcount (full time equivalents)      1,177      1,277      1,386         (8)       (15)
----------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 As of quarter end. 3 Excludes interest and dividend income.

KEY PERFORMANCE INDICATORS

Assets under management increased from CHF 37 billion at the end of the second quarter to CHF 44 billion at 30 September 2000. Performance was slightly negative, in line with market movements, but was more than offset by net new money of CHF 8 billion. The sharp changes in the quarter-on-quarter net new money trend in UBS Warburg Private Clients reflect the relatively early stage of this unit's business development. UBS Warburg Private Clients does not expect to repeat this exceptional performance in the fourth quarter.

    Gross margin increased to 69 bps from 64 bps in second quarter as the positive effects of the recent restructuring began to show through.


INITIATIVES AND ACHIEVEMENTS

Considerable progress was made during the quarter on preparing for the integration with PaineWebber. New management structures have been agreed and new business plans are being developed.

    At the same time UBS Warburg Private Clients has continued to restructure and refocus the existing onshore private client business. This restructuring, including a headcount reduction of about 250 since its announcement at the end of March, is now largely completed. Considerable cost savings have been realized, producing a firm foundation for the integration with PaineWebber, with total expenses down 26% from CHF 156 million, the underlying level in first quarter before the restructuring.


RESULTS

Revenues in the third quarter increased by 13% to CHF 70 million, compared to CHF 62 million in the second quarter, driven by higher average assets and the positive effects of the completed restructuring in terms of management focus and staff motivation. Expenses fell CHF 14 million to

UBS WARBURG
28 NOVEMBER 2000

CHF 116 million, reflecting completion of the restructuring, with headcount falling by another 100 during the third quarter.


OUTLOOK

UBS Warburg's Private Clients unit will be combined with PaineWebber's existing businesses targeting core affluent investors. The US portion of UBS Warburg's Private Clients business will be added to the existing PaineWebber US private clients business.

    The European and Asia-Pacific Private Clients businesses will be combined with the e-services project, under a single management and integrated business model. UBS Warburg will leverage the management, technology and experience of PaineWebber to establish a truly advisor-centric business model, focused on core affluent and high net worth clients, building on the existing client base, content and resources.

                                                                     UBS WARBURG
                                                                28 NOVEMBER 2000

e-SERVICES

BUSINESS UNIT REPORTING

                                                   Quarter ended          % change from        Year-to-date
                                             -------------------------    -------------     ------------------
CHF million, except where indicated          30.9.00  30.6.00  30.9.99    2Q00     3Q99     30.9.00    30.9.99
--------------------------------------------------------------------------------------------------------------
Income                                         (5)       0        0                              (5)         0
Credit loss expense                             0        0        0                               0          0
--------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                         (5)       0        0                              (5)         0
--------------------------------------------------------------------------------------------------------------
Personnel expenses                             32       47        4        (32)     700         116          4
General and administrative expenses            31       39        1        (21)      --          91          1
Depreciation                                    4        9        0        (56)                  18          0
Amortization of goodwill and
other intangible assets                         1        0        0                               1          0
--------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                       68       95        5        (28)      --         226          5
--------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX          (73)     (95)      (5)        23       --        (231)        (5)
==============================================================================================================

ADDITIONAL INFORMATION                                                    % change from
                                                                       -------------------
As of                                30.9.00    30.6.00    31.12.99    30.6.00    31.12.99
------------------------------------------------------------------------------------------
Regulatory equity used (avg)               0          0           0
Headcount (full time equivalents)        384        226          70         70         449
------------------------------------------------------------------------------------------

INITIATIVES AND ACHIEVEMENTS

During third quarter 2000, UBS Warburg's e-services project has delivered its pre-launch objectives in a timely and very satisfactory manner. A UK banking licence was received from the Financial Services Authority, with a passport to all European Union countries, two state-of-the-art data centers in London are functioning in the production environment and the real time e-services platform (multi-currency, multi-entity, multi-lingual) has been built and successfully tested.

RESULTS

Following the decision to integrate the business with the Private Clients unit and realign its strategic focus, e-services' expansion plans were put on hold, reducing Personnel expenses to CHF 32 million in the third quarter, compared with CHF 47 million in the previous quarter, and General and administrative expenses from CHF 39 million in second quarter to CHF 31 million in third quarter.

OUTLOOK

UBS Warburg intends to leverage PaineWebber's success and know-how to develop further its global private client business model, as many of the same dynamics that have fueled investment growth in the US begin to impact the wealth markets in Europe.

    PaineWebber provides UBS Warburg with a unique opportunity to address the onshore high net worth and affluent private client market in Europe, extending PaineWebber's adviser-centric business model to new markets. e-services and the existing non-US business of UBS Warburg Private Clients will form the core of this new venture, with the focus on premium clients rather than the mass affluent market originally targeted by e-services.

    Concentration on face-to-face relationships and supplementary online services means that providing investment advice and selling financial products via telephone call centers is no longer central to the distribution strategy. Call centers will therefore not be developed as previously planned, which will lead to significant headcount reductions.

    e-services' technology will be re-deployed to support this effort, helping to provide seamless integration of online capabilities with the financial adviser/client relationship.

    The multi-currency and multi-entity transaction processing back-end systems developed for e-services will be integrated with front-end technology based on PaineWebber's industry-leading on-line systems. The result will be a pan-European processing platform with front-end systems tailored to each country's specific needs.

    As a result of this opportunity to refocus, the e-services pilot launch planned for late autumn in Germany will not now take place.

CORPORATE CENTER
28 NOVEMBER 2000

CORPORATE CENTER

BUSINESS GROUP REPORTING

                                                      Quarter ended                    % change from                Year-to-date
                                         ------------------------------------      -------------------       ---------------------
CHF million, except where indicated      30.9.00      30.6.00      30.9.99  1      2Q00           3Q99       30.9.00    30.9.99  1
-----------------------------------------------------------------------------------------------------------------------------------
Income                                        41           50          (20) 2       (18)            --            74        (33) 2
Credit loss recovery                         374          439           80          (15)           368           995        176
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                       415          489           60          (15)           383         1,069        143
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                            99          156          110          (37)           (10)          389        192
General and administrative expenses           96          125 3        (43)         (23)            --           274         57
Depreciation                                  78           62           90           26            (13)          213        213
Amortization of goodwill and
other intangible assets                       10           11           10           (9)             0            33         33
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     283          354          167          (20)            69           909        495
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX        132          135         (107)          (2)            --           160       (352)
===================================================================================================================================

ADDITIONAL INFORMATION                                                                                   % change from
                                                                                                    -----------------------
As of                                            30.9.00           30.6.00          31.12.99        30.6.00        31.12.99
---------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                       9,750             9,950             7,850             (2)             24
Headcount (full time equivalents)                    921               931               862             (1)              7
---------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 Third quarter 1999 income has been adjusted for a CHF 26 million gain from our residual holding in Long Term Capital Management (LTCM). Year-to-date 1999 income has additionally been adjusted for the CHF 1,490 million sale of our 25% stake in Swiss Life / Rentenanstalt and the CHF 110 million gain on the sale of Julius Baer registered shares. 3 General and administrative expenses in the second quarter 2000 have been adjusted for the additional CHF 200 million provision relating to the US Global Settlement.

RESULTS DISCUSSION

Adjusted for significant financial events, Corporate Center recorded a pre-tax profit of CHF 132 million for third quarter 2000, versus a pre-tax loss of CHF 107 million for third quarter 1999 and a pre-tax profit of CHF 135 million during second quarter 2000.

    The credit loss recovery booked in Corporate Center represents the difference between the adjusted expected losses charged to the business units and the actual credit loss recovery recognized in the Group financial accounts. This quarter the continued strength of the Swiss economy has allowed UBS to make a further write back of credit loss provisions of CHF 142 million. This continued better than expected credit loss performance resulted in a credit loss recovery in Corporate Center of CHF 374 million.

    The results of UBS's 91.2% holding in Klinik Hirslanden AG were fully consolidated for the first time in fourth quarter 1999. This has led to an increase in operating income and expenses compared to third quarter 1999, when there was no equivalent contribution in Corporate Center.

                                                            FINANCIAL STATEMENTS
                                                                28 NOVEMBER 2000

FINANCIAL STATEMENTS


UBS GROUP INCOME STATEMENT

                                                          Quarter ended                   % change from            Year-to-date
                                               ----------------------------------       -----------------      ---------------------
CHF million, except per share data   Note      30.9.00       30.6.00     30.9.99 1      2Q00         3Q99      30.9.00     30.9.99 1
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income                         3       12,480        12,682        9,353         (2)          33       36,559       25,646
Interest expense                        3      (10,649)      (10,445)      (7,940)        (2)         (34)     (30,402)     (21,480)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                              1,831         2,237        1,413         (18)         30        6,157        4,166
Credit loss recovery / expense                     142           208         (275)         --          --          225         (910)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income
after credit loss recovery / expense             1,973         2,445        1,138         (19)         73        6,382        3,256
-----------------------------------------------------------------------------------------------------------------------------------
Net fee and commission income           4        3,865         3,756        3,066           3          26       11,700        9,250
Net trading income                      5        2,368         2,691        2,097         (12)         13        8,037        6,557
Net gains from disposal of
associates and subsidiaries                          0            21           (6)         --          --           23        1,772
Other income                            6          339           287          239          18          42          960          801
-----------------------------------------------------------------------------------------------------------------------------------
Total operating income                           8,545         9,200        6,534          (7)         31       27,102       21,636
====================================================================================================================================

OPERATING EXPENSES
Personnel                               7        3,863         4,354        3,104         (11)         24       12,739        9,923
General and administrative              7        1,503         1,743        1,391         (14)          8        4,677        3,779
Depreciation and amortization           7          476           451          426           6          12        1,423        1,290
-----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                         5,842         6,548         4,921         (11)        19       18,839       14,992
====================================================================================================================================
OPERATING PROFIT BEFORE
TAX AND MINORITY INTERESTS                       2,703         2,652         1,613           2         68        8,263        6,644
====================================================================================================================================
Tax expense                                        621           591           374           5         66        1,878        1,525
-----------------------------------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS             2,082         2,061         1,239           1         68        6,385        5,119
====================================================================================================================================
Minority interests                                  (7)           (9)          (14)         22         50          (42)         (35)
-----------------------------------------------------------------------------------------------------------------------------------
NET PROFIT                                       2,075         2,052         1,225           1         69        6,343        5,084
====================================================================================================================================
Basic earnings per share (CHF) 3        8         5.15          5.24         3.07           (2)        68        16.05        12.48
Basic earnings per share
before goodwill (CHF) 2, 3              8         5.46          5.57         3.27           (2)        67        17.07        13.10
Diluted earnings per share (CHF) 3      8         5.09          5.19         3.05           (2)        67        15.88        12.38
Diluted earnings per share
before goodwill (CHF) 2, 3              8         5.40          5.51         3.26           (2)        66        16.88        13.00
-----------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 The amortization of goodwill and other purchased intangible assets is excluded from this calculation. 3 1999 share figures are restated for the two-for-one share split, effective 8 May 2000.

FINANCIAL STATEMENTS
28 NOVEMBER 2000









UBS GROUP BALANCE SHEET

                                                                                                              % change from
                                                                                                          ---------------------
CHF million                                           30.9.00            30.6.00           31.12.99 1     30.6.00      31.12.99
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central banks                    2,417              3,457              5,073           (30)          (52)
Money market paper                                     71,978             61,504             69,717            17             3
Due from banks                                         25,914             25,761             29,907             1           (13)
Cash collateral on securities borrowed                152,551            146,199            113,162             4            35
Reverse repurchase agreements                         174,562            164,866            132,474             6            32
Trading portfolio assets                              223,486            215,649            212,440             4             5
Positive replacement values                            76,344             57,758             64,698            32            18
Loans, net of allowance for credit losses             244,754            233,015            234,858             5             4
Financial investments                                  10,051              9,504              7,039             6            43
Accrued income and prepaid expenses                     7,024              5,817              5,167            21            36
Investments in associates                                 862                818              1,102             5           (22)
Property and equipment                                  8,283              8,216              8,701             1            (5)
Intangible assets and goodwill                          3,701              3,545              3,543             4             4
Other assets                                            8,306             10,198             11,007           (19)          (25)
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                        1,010,233            946,307            898,888             7            12
================================================================================================================================
Total subordinated assets                                 648                330                600            96             8
--------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Money market paper issued                              65,527             85,409             64,655           (23)            1
Due to banks                                           96,417             75,172             76,365            28            26
Cash collateral on securities lent                     15,894             15,334             12,832             4            24
Repurchase agreements                                 261,580            230,565            196,914            13            33
Trading portfolio liabilities                          60,694             60,279             54,586             1            11
Negative replacement values                            92,796             77,926             95,786            19            (3)
Due to customers                                      291,627            279,915            279,960             4             4
Accrued expenses and deferred income                   17,267             14,492             12,040            19            43
Long-term debt                                         50,558             52,990             56,332            (5)          (10)
Other liabilities                                      20,528             21,950             18,376            (6)           12
--------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                     972,888            914,032            867,846             6            12
--------------------------------------------------------------------------------------------------------------------------------
MINORITY INTERESTS                                        417                399                434             5            (4)
--------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Share capital                                           4,317              4,317              4,309             0             0
Share premium account                                  14,127             14,554             14,437            (3)           (2)
Foreign currency translation                             (710)              (557)              (442)          (27)          (61)
Retained earnings                                      24,505             22,431             20,327             9            21
Treasury shares                                        (5,311)            (8,869)            (8,023)           40            34
--------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                             36,928             31,876             30,608            16            21
--------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTERESTS
AND SHAREHOLDERS' EQUITY                            1,010,233            946,307            898,888             7            12
================================================================================================================================
Total subordinated liabilities                         14,393             14,089             14,801             2            (3)
--------------------------------------------------------------------------------------------------------------------------------

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting).

                                                            FINANCIAL STATEMENTS
                                                                28 NOVEMBER 2000









UBS GROUP STATEMENT OF CHANGES IN EQUITY

CHF million
For the nine-month period ended                                                          30.9.00           30.9.99 1
--------------------------------------------------------------------------------------------------------------------
ISSUED AND PAID UP SHARE CAPITAL
Balance at the beginning of the period                                                     4,309             4,300
Issue of share capital                                                                         8                 6
--------------------------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE PERIOD 2                                                         4,317             4,306
===================================================================================================================
SHARE PREMIUM
Balance at the beginning of the period (as per prior Annual Report)                       13,929            13,740
Change in accounting policy                                                                  508              (123)
Balance at the beginning of the period (restated)                                         14,437            13,617
Premium on shares issued and warrants exercised 3                                             74                 9
Net premium / (discount) on treasury share and own equity derivative activity 3             (384)              481
--------------------------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE PERIOD                                                          14,127            14,107
===================================================================================================================
FOREIGN CURRENCY TRANSLATION
Balance at the beginning of the period                                                      (442)             (456)
Movements during the period                                                                 (268)               (2)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE PERIOD                                                            (710)             (458)
===================================================================================================================
RETAINED EARNINGS
Balance at the beginning of the period (as per prior Annual Report)                       20,501            16,293
Change in accounting policy                                                                 (174)              (69)
Balance at the beginning of the period (restated)                                         20,327            16,224
Net profit for the period                                                                  6,343             5,084
Dividends paid                                                                            (2,165)           (2,050)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE PERIOD                                                          24,505            19,258
===================================================================================================================
TREASURY SHARES, AT COST
Balance at the beginning of the period (as per prior Annual Report)                       (3,462)           (1,482)
Change in accounting policy                                                               (4,561)           (3,409)
Balance at the beginning of the period (restated)                                         (8,023)           (4,891)
Acquisitions                                                                             (11,161)           (5,665)
Disposals                                                                                 13,873             2,904
--------------------------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE PERIOD 4                                                        (5,311)           (7,652)
===================================================================================================================

TOTAL SHAREHOLDERS' EQUITY                                                                36,928            29,561
===================================================================================================================

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 Comprising 431,697,629 ordinary shares as of 30 September 2000 and 430,578,786 ordinary shares as of 30 September 1999, at CHF 10 each, fully paid. 3 In prior periods, a portion of income on own equity derivative contract activity was included in Premium/(discount) on treasury shares issued and treasury share contract activity. This amount is now included in Net premium/(discount) on treasury share and own equity derivative activity for all periods. 4 Comprising 25,069,074 ordinary shares as of 30 September 2000 and 35,449,010 ordinary shares as of 30 September 1999.

In addition to treasury shares a maximum amount of 46,253,441 unissued shares were available to be issued without further approval of the shareholders. This amount of shares consisted of 38 million authorized shares, for use in the share exchange for the PaineWebber merger, and 17,253,441 shares of conditional capital of which 17 million were available to be used for PaineWebber employee option plans. However, these two categories of shares are interrelated. Therefore the number of shares finally issued will be less than the 55 million aggregate of the possible authorized and conditional capital increases. Using the maximum of one category would automatically lead to a reduction of the other category. This means that the maximum number of shares issued under the authorized and conditional capital in relation to the PaineWebber merger could not exceed 46 million shares.

FINANCIAL STATEMENTS
28 NOVEMBER 2000

UBS GROUP STATEMENT OF CASH FLOWS

CHF million
For the nine-month period ended                                                           30.9.00           30.9.99 1
---------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM / (USED IN) OPERATING ACTIVITIES
Net profit                                                                                  6,343             5,084
ADJUSTMENTS TO RECONCILE TO CASH FLOW FROM / (USED IN) OPERATING ACTIVITIES
Non cash items included in net profit and other adjustments:
    Depreciation and amortization                                                           1,423             1,290
    Provision for credit losses                                                              (225)              910
    Income from associates                                                                    (70)             (125)
    Deferred tax expense                                                                      238               279
    Net gain from investing activities                                                       (472)           (2,196)
 Net increase / (decrease) in operating assets:
    Net due from / to banks                                                                19,940            (1,611)
    Reverse repurchase agreements, cash collateral on securities borrowed                 (81,477)           (3,178)
    Trading portfolio including net replacement values                                    (19,574)          (12,893)
    Loans due to / from customers                                                           1,996             7,995
    Accrued income, prepaid expenses and other assets                                         844               129
 Net increase / (decrease) in operating liabilities:
    Repurchase agreements, cash collateral on securities lent                              67,728             3,773
    Accrued expenses and other liabilities                                                  7,988            (3,028)
Income taxes paid                                                                            (840)             (722)
---------------------------------------------------------------------------------------------------------------------
NET CASH FLOW FROM / (USED IN) OPERATING ACTIVITIES                                         3,842            (4,293)
---------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM / (USED IN) INVESTING ACTIVITIES
Investments in subsidiaries and associates                                                   (603)             (308)
Disposal of subsidiaries and associates                                                       377             3,659
Purchase of property and equipment                                                           (741)           (1,969)
Disposal of property and equipment                                                            190               420
Net (investment) / divestment in financial investments                                     (2,623)            1,004
---------------------------------------------------------------------------------------------------------------------
NET CASH FLOW FROM / (USED IN) INVESTING ACTIVITIES                                        (3,400)            2,806
---------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
Money market paper issued                                                                     872            15,890
Net movements in treasury shares and treasury share contract activity                       2,402            (2,271)
Capital issuance                                                                                8                 6
Dividends paid                                                                             (2,165)           (2,050)
Issuance of long-term debt                                                                 10,376             8,141
Repayment of long-term debt                                                               (16,150)           (3,400)
Repayment of minority interests                                                               (20)             (689)
---------------------------------------------------------------------------------------------------------------------
NET CASH FLOW FROM FINANCING ACTIVITIES                                                    (4,677)           15,627
Effects of exchange rate differences                                                         (266)               67
---------------------------------------------------------------------------------------------------------------------
NET INCREASE / (DECREASE) IN CASH EQUIVALENTS                                              (4,501)           14,207
Cash and cash equivalents, beginning of period                                            102,277            83,678
---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                   97,776            97,885
---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and balances with central banks                                                        2,417             2,746
Money market paper                                                                         71,978            63,606
Due from banks maturing in less than three months                                          23,381            31,533
---------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                      97,776            97,885
=====================================================================================================================

1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting).

                                                                    NOTES TO THE
                                                            FINANCIAL STATEMENTS
NOTES TO THE                                                    28 NOVEMBER 2000
FINANCIAL STATEMENTS

NOTE 1  BASIS OF ACCOUNTING

The UBS AG consolidated financial statements are prepared in accordance with International Accounting Standards ("IAS"). These interim financial statements are presented in accordance with IAS 34 "Interim Financial Statements".

    In the first half of 2000, the Group reorganized its business divisions. The segment reporting for the first nine months of 2000, as well as the comparative segment reporting for the first nine months of 1999, reflect the new Group structure.

    At the Annual General Meeting of shareholders held on 18 April 2000, a two-for-one stock split was approved to be effective 8 May 2000. Accordingly, share and per share information have been adjusted to retroactively reflect the stock split.

    In preparing the consolidated interim financial statements, the same accounting policies and methods of computation are followed as in the consolidated financial statements at 31 December 1999 and for the year then ended, with the exception of the following changes in accounting policies:

IAS 37 Provisions, Contingent Liabilities and Contingent Assets

In July 1998, the International Accounting Standard Committee ("IASC") issued IAS 37, Provisions, Contingent Liabilities and Contingent Assets, which has been adopted for the Group's financial statements as of 1 January 2000. The Standard provides recognition and measurement requirements for provisions. IAS 37 also provides accounting and disclosure requirements for contingent liabilities and contingent assets.

IAS 38 Intangible Assets

In July 1998, the IASC issued IAS 38 Intangible Assets, which the Group adopted prospectively as of 1 January 2000. The standard requires the capitalization and amortization of certain intangible assets, if it is probable that the future economic benefits that are attributable to the assets will flow to the enterprise and the cost can be measured reliably.

IAS 10 (revised), Events after the Balance Sheet Date

In May 1999, the IASC issued IAS 10 (revised), Events after the Balance Sheet Date, which has been adopted for the Group's financial statements as of 1 January 2000. IAS 10 (revised) establishes requirements for the recognition and disclosure of events after the balance sheet date. The adoption of IAS 10 (revised) had no impact on any comparative financial information.

Interpretation SIC 16, Share Capital - Reacquired Own Equity Instruments (Treasury Shares)

In May 1999, the IASC issued Interpretation SIC 16, Share Capital - Reacquired Own Equity Instruments (Treasury Shares), which the Group adopted as of 1 January 2000. The interpretation provides guidance for the recognition, presentation and disclosure of treasury shares. SIC 16 applies to own shares and derivatives on own shares held for trading and non-trading purposes. SIC 16 requires own shares and derivatives on own shares to be presented as treasury shares and deducted from shareholders' equity. Gains and losses relating to the sale of own shares are recognized as a change in shareholders' equity.

    As a result of the adoption of Interpretation SIC 16, financial information has been retroactively restated. Net trading income was increased by CHF 11 million for the quarter ended 30 September 1999 and was decreased by CHF 127 million for the nine-month period ended 30 September 1999. Shareholders' equity and total assets were reduced by CHF 4,227 million as of 31 December 1999 and CHF 3,601 million as of December 1998.

Offsetting of Amounts Related to Certain Contracts

In order to improve comparability with its main competitors, the Group has offset positive and negative replacement values and reverse repurchase agreements and repurchase agreements with the same counter-party for transactions covered by legally enforceable master netting agreements. This change became effective as of 1 January 2000 and all prior periods represented have been restated. Positive and negative replacement values have been reduced by CHF 66,136 million for the year ended 31 December 1999. Reverse repurchase and repurchase agreements have been reduced by CHF 12,322 million for the year ended 31 December 1999.

Interest and Dividend Income on Trading Assets

In prior periods, interest and dividend income and expense on trading assets and liabilities were

NOTES TO THE
FINANCIAL STATEMENTS
28 NOVEMBER 2000

included in Net trading income. In order to improve comparability with its main competitors, the Group has included interest and dividend income and expense on trading assets and liabilities in Interest income and interest expense respectively. This change in presentation became effective 1 January 2000. The comparative financial information for 1999 has been restated to comply with this change.

    Interest income was increased by CHF 4,563 million and CHF 12,707 million for the quarter ended 30 September 1999 and the nine-month period ended 30 September 1999 respectively. Interest expense was increased by CHF 4,622 million and CHF 13,378 million for the quarter ended 30 September 1999 and the nine-month period ended 30 September 1999 respectively. In addition, net trading income was increased by CHF 59 million and CHF 671 million for the quarter ended 30 September 1999 and nine-month period ended 30 September 1999 respectively.

Tax expense

In prior periods, capital taxes were included in Tax expense. Capital taxes have been reclassified from Tax expense to General and administrative expenses for all prior periods presented.

                                                                    NOTES TO THE
                                                            FINANCIAL STATEMENTS
                                                                28 NOVEMBER 2000



NOTE 2  REPORTING BY BUSINESS GROUP

The Business Group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Total revenue includes income, which is directly attributable to a Business Group whether from sales to external customers or from transactions with other segments. Revenue sharing agreements are used to allocate external customer revenues to a Business Group on a reasonable basis. Transactions between Business Groups are conducted at arms length.

FOR THE NINE-MONTH PERIOD ENDED 30 SEPTEMBER 2000



                                                  UBS         UBS Asset    UBS        Corporate     UBS
CHF million                                    Switzerland   Management  Warburg        Center     Group
-----------------------------------------------------------------------------------------------------------
Revenues                                         10,685        1,465      14,653           74      26,877
Credit loss recovery 1                             (606)           0        (164)         995         225
-----------------------------------------------------------------------------------------------------------
Total operating income                           10,079        1,465      14,489        1,069      27,102
-----------------------------------------------------------------------------------------------------------
Personnel expenses                                3,634          646       8,070          389      12,739
General and administrative expenses               1,700          301       2,202          474       4,677
Depreciation                                        344           34         431          213       1,022
Amortization of goodwill and
other intangible assets                              52          198         118           33         401
-----------------------------------------------------------------------------------------------------------
Total operating expenses                          5,730        1,179      10,821        1,109      18,839
-----------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX             4,349         286        3,668         (40)       8,263
Tax expense                                                                                         1,878
-----------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                                                                6,385
Minority interests                                                                                   (42)
-----------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                         6,343
===========================================================================================================



1 In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit recovery / (expense) for financial reporting purposes of CHF 225 million for the nine-month period ended 30 September 2000 is as follows: UBS Switzerland CHF 543 million, UBS Warburg CHF (318) million.


FOR THE NINE-MONTH PERIOD ENDED 30 SEPTEMBER 1999 2

                                                  UBS         UBS Asset    UBS        Corporate     UBS
CHF million                                    Switzerland   Management  Warburg        Center     Group
-----------------------------------------------------------------------------------------------------------
Revenues                                          9,582        1,013      10,358        1,593      22,546
Credit loss expense 1                              (846)           0        (240)         176        (910)
-----------------------------------------------------------------------------------------------------------
Total operating income                            8,736        1,013      10,118        1,769      21,636
-----------------------------------------------------------------------------------------------------------
Personnel expenses                                3,539          406       5,786          192       9,923
General and administrative expenses               1,687          198       1,837           57       3,779
Depreciation                                        315           22         488          213       1,038
Amortization of goodwill and
other intangible assets                              18           83         118           33         252
-----------------------------------------------------------------------------------------------------------
Total operating expenses                          5,559          709       8,229          495      14,992
-----------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX             3,177          304       1,889        1,274       6,644
Tax expense                                                                                         1,525
-----------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                                                                5,119
Minority interests                                                                                    (35)
-----------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                          5,084
===========================================================================================================

   1 In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 910 million for the nine-month period ended 30 September 1999 is as follows: UBS Switzerland CHF 907 million, UBS Warburg CHF 4 million, Corporate Center CHF (1) million. 2 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting).

NOTES TO THE
FINANCIAL STATEMENTS
28 NOVEMBER 2000


NOTE 3  NET INTEREST INCOME

                                                                   Quarter ended               % change from        Year-to-date
                                                           -------------------------------    ----------------   -------------------
CHF million                                                30.9.00    30.6.00    30.9.99 1    2Q00        3Q99   30.9.00   30.9.99 1
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest earned on loans and advances to banks               1,507        987      1,692       53         (11)    3,586      4,159
Interest earned on loans and advances to customers           3,913      3,790      3,053        3          28    11,066      8,692
Interest from finance leasing                                   11          8         13       38         (15)       30         36
Interest earned on securities borrowed
  and reverse repurchase agreements                          4,396      4,929      2,984      (11)         47    13,415      8,376
Interest and dividend income from financial investments         39         60         42      (35)         (7)      139        108
Interest and dividend income from trading portfolio          2,554      2,813      1,514       (9)         69     8,130      4,136
Other                                                           60         95         55      (37)          9       193        139
------------------------------------------------------------------------------------------------------------------------------------
Total                                                       12,480     12,682      9,353       (2)         33    36,559     25,646
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on amounts due to banks                             1,415      1,130      1,781       25         (21)    3,645      3,476
Interest on amounts due to customers                         2,692      2,269      2,109       19          28     7,145      6,169
Interest on securities lent and repurchase agreements        3,533      3,638      2,158       (3)         64    10,240      6,376
Interest and dividend expense from trading portfolio         1,136      1,435        507      (21)        124     3,860      1,585
Interest on medium and long-term debt                        1,873      1,973      1,385       (5)         35     5,512      3,874
------------------------------------------------------------------------------------------------------------------------------------
Total                                                       10,649     10,445      7,940        2          34    30,402     21,480
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                          1,831      2,237      1,413      (18)         30     6,157      4,166
====================================================================================================================================

 1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting).

NOTES TO THE
FINANCIAL STATEMENTS
28 NOVEMBER 2000



NOTE 4  NET FEE AND COMMISSION INCOME

                                                       Quarter ended                  % change from           Year-to-date
                                                   ----------------------------        -------------           ------------
CHF million                                        30.9.00    30.6.00    30.9.99      2Q00        3Q99       30.9.00   30.9.99
-----------------------------------------------------------------------------------------------------------------------------------
CREDIT-RELATED FEES AND COMMISSIONS                   69         65         85          6         (19)        214        300
-----------------------------------------------------------------------------------------------------------------------------------
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting fees 1                                  364        371        220         (2)         65         954        598
Corporate finance fees 1                             403        444        236         (9)         71       1,164        859
Brokerage fees                                     1,261      1,257        928          0          36       4,240      2,810
Investment fund fees                                 641        658        480         (3)         34       2,001      1,405
Fiduciary fees                                        86         86         81          0           6         261        243
Custodian fees                                       349        373        490         (6)        (29)      1,075      1,278
Portfolio and other
management and advisory fees 1                       890        809        594         10          50       2,521      1,895
Other                                                 15          4         22        275         (32)         44         75
-----------------------------------------------------------------------------------------------------------------------------------
Total                                              4,009      4,002      3,051          0          31      12,260      9,163
-----------------------------------------------------------------------------------------------------------------------------------
COMMISSION INCOME FROM OTHER SERVICES                176        188        208         (6)        (15)        567        575
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL FEE AND COMMISSION INCOME                    4,254      4,255      3,344          0          27      13,041     10,038
-----------------------------------------------------------------------------------------------------------------------------------

FEE AND COMMISSION EXPENSE
Brokerage fees paid                                  244        266        208         (8)         17         826        567
Other                                                145        233         70        (38)        107         515        221
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                389        499        278        (22)         40       1,341        788
-----------------------------------------------------------------------------------------------------------------------------------

NET FEE AND COMMISSION INCOME                      3,865      3,756      3,066          3          26      11,700      9,250
===================================================================================================================================

      1 In prior periods, corporate finance related advisory fees were included in Portfolio and other management and advisory fees. These fees are now reported in the new disclosure line Corporate finance fees together with merger and acquisition fees which were previously reported in Underwriting and corporate finance fees. All prior periods have been restated accordingly.



NOTE 5  NET TRADING INCOME


                                            Quarter ended                % change from         Year-to-date
                                   -------------------------------      ---------------     ----------------------
CHF million                        30.9.00     30.6.00    30.9.99 1     2Q00      3Q99      30.9.00   30.9.99 1
------------------------------------------------------------------------------------------------------------------
Foreign exchange 2                    255        397        174        (36)         47         935        892
Fixed income                          101        440        725        (77)        (86)        744      2,028
Equities                            2,012      1,854      1,198          9          68       6,358      3,637
------------------------------------------------------------------------------------------------------------------
NET TRADING INCOME                  2,368      2,691      2,097        (12)         13       8,037      6,557
==================================================================================================================
Trading related net interest 3      2,281      2,669      1,833        (15)         24       7,445      4,551
------------------------------------------------------------------------------------------------------------------
Combined total                      4,649      5,360      3,930        (13)         18      15,482     11,108
==================================================================================================================

      1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 Includes other trading income such as banknotes, precious metals and commodities. 3 Includes Net interest and dividend income from trading portfolio and Net interest income on securities borrowed and lent and repurchase and reverse repurchase agreements, which are included in Net interest income (Note
3).

NOTES TO THE
FINANCIAL STATEMENTS
28 NOVEMBER 2000


NOTE 6 OTHER INCOME

                                                       Quarter ended                  % change from       Year-to-date
                                                    --------------------------      ---------------     ----------------
CHF million                                         30.9.00   30.6.00   30.9.99     2Q00       3Q99     30.9.00   30.9.99
--------------------------------------------------------------------------------------------------------------------------
INVESTMENTS IN FINANCIAL ASSETS (DEBT AND EQUITY)
Net income from disposal of
private equity investments                             161       214       143       (25)       13       572       293
Net income from disposal of
other financial assets                                  13        77        60       (83)      (78)       97        90
Net loss from revaluation of financial assets          (33)     (198)      (27)       83       (22)     (251)      (47)
--------------------------------------------------------------------------------------------------------------------------
Total                                                  141        93       176        52       (20)      418       336
--------------------------------------------------------------------------------------------------------------------------
INVESTMENTS IN PROPERTY
Net income from disposal of
properties held for resale                               7        14        20       (50)      (65)       44        56
Net loss from revaluation of
properties held for resale                              (7)      (60)      (10)       88        30       (73)      (19)
Net income from other properties                        32        21        18        52        78        60        51
--------------------------------------------------------------------------------------------------------------------------
Total                                                   32       (25)       28       228        14        31        88
--------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME FROM INVESTMENTS IN ASSOCIATES            11        48        23       (77)      (52)       70       125
--------------------------------------------------------------------------------------------------------------------------
OTHER                                                  155       171        12        (9)       --       441       252
--------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                     339       287       239        18        42       960       801
==========================================================================================================================


NOTE 7  OPERATING EXPENSES

                                                Quarter ended                    % change from          Year-to-date
                                             -----------------------------     -----------------      ----------------
CHF million                                  30.9.00     30.6.00    30.9.99    2Q00          3Q99     30.9.00   30.9.99
-------------------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSES
Salaries and bonuses                          3,025      3,553      2,300        (15)         32      10,295      7,672
Contractors                                     184        166        223         11         (17)        519        609
Insurance and social contributions              217        225        190         (4)         14         707        562
Contribution to retirement benefit plans        125        118         95          6          32         363        337
Employee share plans                             24         21         22         14           9          65        131
Other personnel expenses                        288        271        274          6           5         790        612
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                         3,863      4,354      3,104        (11)         24      12,739      9,923
-------------------------------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy                                       211        243        199        (13)          6         685        599
Rent and maintenance
of machines and equipment                       100        136         93        (26)          8         356        216
Telecommunications and postage                  214        218        177         (2)         21         626        548
Administration                                  165        175        139         (6)         19         523        476
Marketing and public relations                  106        138         85        (23)         25         315        192
Travel and entertainment                        144        155        132         (7)          9         436        379
Professional fees                               141        155         34         (9)        315         419        331
IT and other outsourcing                        293        258        506         14         (42)        857        905
Other                                           129        265         26        (51)        396         460        133
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                         1,503      1,743      1,391        (14)          8       4,677      3,779
-------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Property, equipment and software                350        324        345          8           1       1,022      1,038
Goodwill and other intangible assets            126        127         81         (1)         56         401        252
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                           476        451        426          6          12       1,423      1,290
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                      5,842      6,548      4,921        (11)         19      18,839     14,992
=========================================================================================================================

44

NOTES TO THE
FINANCIAL STATEMENTS
28 NOVEMBER 2000



NOTE 8  EARNINGS PER SHARE

                                                            Quarter ended              % change from           Year-to-date
                                             ---------------------------------------   -------------      ----------------------
CHF million                                   30.9.00        30.6.00       30.9.99 1   2Q00    3Q99       30.9.00      30.9.99 1
----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)         2,075          2,052           1,225      1       69          6,343         5,084
Net profit for the period before
goodwill amortization (CHF million) 2           2,201          2,179           1,306      1       69          6,744         5,336
Weighted average shares outstanding:
Registered ordinary shares                431,697,293    431,328,220     430,578,326      0        0    431,330,568   430,434,800
Treasury shares                           (28,873,507)   (40,080,525)    (31,738,941)    28        9    (36,248,750)  (23,077,197) 3
----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
FOR BASIC EARNINGS PER SHARE              402,823,786    391,247,695     398,839,385      3        1    395,081,818   407,357,603
==================================================================================================================================
BASIC EARNINGS PER SHARE (CHF)                   5.15           5.24            3.07     (2)      68          16.05         12.48
BASIC EARNINGS PER SHARE BEFORE
GOODWILL AMORTIZATION (CHF)2                     5.46           5.57            3.27     (2)      67          17.07         13.10
==================================================================================================================================
DILUTED EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)         2,075          2,052           1,225      1       69          6,343         5,084
Net profit for the period before
goodwill amortization (CHF million) 2           2,201          2,179           1,306      1       69          6,744         5,336

Weighted average shares for
Basic Earnings per share                  402,823,786    391,247,695     398,839,385      3        1    395,081,818   407,357,603

Potential dilutive ordinary shares
resulting from outstanding options,
warrants and convertible debt securities    4,613,913      4,405,372       2,174,302      5      112      4,338,966    3,184,624 4
----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES FOR

DILUTED EARNINGS PER SHARE                407,437,699    395,653,067     401,013,687      3        2    399,420,784   410,542,227
==================================================================================================================================
DILUTED EARNINGS PER SHARE (CHF)                 5.09           5.19            3.05     (2)      67          15.88         12.38
DILUTED EARNINGS PER SHARE BEFORE
GOODWILL AMORTIZATION (CHF) 2                    5.40           5.51            3.26     (2)      66          16.88         13.00
==================================================================================================================================

  1 The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Basis of Accounting). 2 The amortization of goodwill and other purchased intangible assets is excluded from this calculation. 3 Treasury shares have increased by 9,290,451 for the period ended 30 September 1999, due to a change in accounting policy (see Note 1: Basis of Accounting). 4 Share amount has been adjusted by 907,360 representing other potentially dilutive instruments for the period ended 30 September 1999, due to a change in accounting policy (see Note 1: Basis of Accounting).


1999 share figures are restated for the two-for-one share split, effective 8 May 2000.

NOTES TO THE
FINANCIAL STATEMENTS
28 NOVEMBER 2000


NOTE 9  SIGNIFICANT CURRENCY TRANSLATION RATES



The following table shows the significant rates used to translate the financial statements of foreign entities into Swiss francs.

                                              SPOT RATE                           AVERAGE RATE
                                                As of                             Year-to-date
                             -----------------------------------------   ---------------------------------
                             30.9.00          30.6.00      31.12.99      30.9.00    30.6.00        30.9.99
----------------------------------------------------------------------------------------------------------
1 USD                        1.73               1.63         1.59        1.67       1.66           1.48
1 EUR                        1.52               1.56         1.61        1.57       1.59           1.60
1 GBP                        2.53               2.48         2.58        2.58       2.61           2.40
100 JPY                      1.60               1.55         1.56        1.57       1.56           1.28
==========================================================================================================


NOTE 10  POST BALANCE SHEET DATE EVENTS

On 3 November 2000, the previously announced merger with PaineWebber Group Inc. was completed for a total consideration of CHF 20.8 billion.

[UBS FINANCIAL SERVICES GROUP LOGO]


FOURTH QUARTER
2000 REPORT.

UBS GROUP
FINANCIAL HIGHLIGHTS

                                                                Quarter ended              % change from         Year ended
                                                        -------------------------------    --------------   ----------------------
CHF million, except where indicated                     31.12.00   30.9.00   31.12.99(1)    3Q00   4Q99    31.12.00   31.12.99(1)
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT KEY FIGURES
Operating income                                           9,300     8,545      6,789          9     37       36,402     28,425
Operating expenses                                         7,364     5,842      5,540         26     33       26,203     20,532
Operating profit before tax                                1,936     2,703      1,249        (28)    55       10,199      7,893
Net profit                                                 1,449     2,075      1,069        (30)    36        7,792      6,153
Cost/income ratio(%)(2)                                     78.4      69.5       81.1                           72.2       69.9
Cost/income ratio before goodwill(%)(2),(3)                 75.6      68.0       79.8                           70.4       68.7
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (CHF)
Basic earnings per share(4),(7)                             3.39      5.15       2.69        (34)    26        19.33      15.20
Basic earnings per share before goodwill(3),(4),(7)         4.02      5.46       2.92        (26)    38        20.99      16.04
Diluted earnings per share(4),(7)                           3.34      5.09       2.66        (34)    26        19.04      15.07
Diluted earnings per share before goodwill(3),(4),(7)       3.95      5.40       2.88        (27)    37        20.67      15.90
----------------------------------------------------------------------------------------------------------------------------------
RETURN ON SHAREHOLDERS' EQUITY (%)
Return on shareholders' equity(5)                                                                               21.5       22.4
Return on shareholders' equity before goodwill(3),(5)                                                           23.4       23.6
==================================================================================================================================

                                                                                            % change from
                                                                                         ---------------------
As of                                        31.12.00      30.9.00      31.12.99(1)      30.9.00      31.12.99
--------------------------------------------------------------------------------------------------------------
CAPITALIZATION
Shareholders' equity                           44,833       36,928        30,608              21            46
Market capitalization                         112,666       95,053        92,642              19            22
--------------------------------------------------------------------------------------------------------------
BIS CAPITAL RATIOS
Tier 1 (%)                                       11.7         11.7          10.6
Total BIS (%)                                    15.7         15.4          14.5
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS UNDER
MANAGEMENT (CHF BILLION)                        2,469        1,746         1,744              41            42
--------------------------------------------------------------------------------------------------------------
HEADCOUNT (FULL TIME EQUIVALENTS)(6)           71,076       48,099        49,058              48            45
--------------------------------------------------------------------------------------------------------------
LONG-TERM RATINGS
Moody's, New York                                 AA1          Aa1           Aa1
Fitch/IBCA, London                                AAA          AAA           AAA
Standard & Poor's, New York                       AA+          AA+           AA+
--------------------------------------------------------------------------------------------------------------

EARNINGS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS(8)

                                                                Quarter ended              % change from         Year-to-date
                                                        -------------------------------    --------------   ----------------------
CHF million                                              31.12.00   30.9.00   31.12.99(1)   3Q00    4Q99    31.12.00   31.12.99(1)
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                            9,300     8,545      6,777         9      37      36,402     26,587
Operating expenses                                          7,124     5,842      5,542        22      29      25,763     20,534
Operating profit before tax                                 2,176     2,703      1,235       (19)     76      10,639      6,053
Net profit                                                  1,634     2,075      1,059       (21)     54       8,132      4,665
----------------------------------------------------------------------------------------------------------------------------------
Cost/income ratio before goodwill(%)(2),(3)                  73.0      68.0       79.9                          69.2       73.3
Basic earnings per share
before goodwill (CHF)(3),(4),(7)                             4.45      5.46       2.89       (18)     54       21.83      12.37
Diluted earnings per share
before goodwill (CHF)(3),(4),(7)                             4.38      5.40       2.86       (19)     53       21.50      12.26
----------------------------------------------------------------------------------------------------------------------------------
Return on shareholders' equity before goodwill(%)(3,)(5)                                                        24.3       18.2
==================================================================================================================================

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (2) Operating expenses / operating income before credit loss expense. (3) The amortization of goodwill and other intangible assets are excluded from the calculation. (4) For EPS calculation, see Note 7 to the Financial Statements. (5) Net profit / average shareholders' equity excluding dividends. (6) The Group headcount does not include the Klinik Hirslanden AG headcount of 1,839, 1,859 and 1,853 for 31 December 2000, 30 September 2000 and 31 December 1999, respectively. (7) 1999 share figures are restated for the two-for-one share split, effective 8 May 2000. (8) Details of the Significant Financial Events are presented in the Group Review.


Except where otherwise stated, all 31 December 2000 figures throughout this report include the impact of the acquisition of PaineWebber, which occurred on 3 November 2000.

                               TABLE OF CONTENTS

Shareholders' Letter                                           2

Group Review                                                   4

UBS Switzerland                                                14

UBS Asset Management                                           22

UBS Warburg                                                    28

Corporate Center                                               43

Financial Information
     UBS Group Income Statement                                44
     Notes to the Financial Information                        45

Information for Shareholders                                   52

SHAREHOLDERS' LETTER
22 FEBRUARY 2001

                              SHAREHOLDERS' LETTER


DEAR SHAREHOLDERS,

UBS has had an excellent year, making real progress towards our strategic vision of a globally integrated investment services firm advising a premier client base, and culminating in the merger with PaineWebber. Our net profit for the year 2000 was CHF 7,792 million. Adjusted for restructuring and other one-off charges and provisions, net profit for the year rose 74% over 1999, to CHF
8,132 million. This growth reflects our increasingly distinct positioning and the skills and dedication of all our staff. In a difficult year for equity markets, we were delighted to see our share price gain 23% over twelve months.

     Adjusted for significant financial events and pre-goodwill, our return on equity for the year increased to 24.3% from 18.2% in 1999. On the same basis, earnings per share increased by 76%, from CHF 12.37 in 1999 to CHF 21.83 in 2000, and the cost/income ratio fell from 73.3% to 69.2%. Assets under management increased by CHF 725 billion, to CHF 2,469 billion, boosted by the inclusion of PaineWebber which more than offset the effect of weaker equity markets in the latter part of the year.

     Revenues were highest during the first quarter of the year, when the unprecedentedly active markets provided plentiful opportunities for our-selves and for our clients. But with every quarter this year showing adjusted earnings per share better than 1999's best quarter, and substantial year on year revenue growth in all our major business groups, we have also demonstrated the resilience and quality of our earnings, across varied market conditions.

DIVIDEND

In October, we paid a dividend of CHF 4.50 per share in respect of the first three quarters of 2000, as part of the arrangements for the merger with PaineWebber. The Board of Directors now recommends a distribution in respect of the fourth quarter of the year, of CHF 1.60 per share, in the form of a par value reduction. This will bring the total distribution for the year to CHF 6.10 per share, compared to the dividend of CHF 5.50 per share for 1999.

FOURTH QUARTER RESULTS

Net profit in the fourth quarter was CHF 1,449 million, 36% higher than in fourth quarter 1999, but 30% below the third quarter's level, reflecting the seasonal slow-down in our market-related businesses, the impact of the PaineWebber-related restructuring charges and the goodwill and funding costs arising from the PaineWebber acquisition. Adjusted for significant financial events, net profit increased 54% from fourth quarter 1999, to CHF 1,634 million. Excluding the estimated impact of the PaineWebber merger, UBS's underlying net profit adjusted for significant financial events would have fallen only 8% from third quarter, an excellent result considering the less favorable market conditions.

     Again adjusted for significant financial events and pre-goodwill, fourth quarter basic earnings per share was CHF 4.45, and the cost/income ratio was 73.0%, down from 79.9% in fourth quarter 1999.

BUSINESS GROUP HIGHLIGHTS

UBS Switzerland's Private and Corporate Clients business unit rounded off a very successful year with another strong performance in the fourth quarter, with profit before tax of CHF 511 million, up 10% from the previous quarter. The cost benefits of the 1998 merger between UBS and SBC have made a significant contribution to improving the bottom line this year, and our highly rated on-line services give us encouraging prospects for future growth.

     Private Banking continued its strong performance relative to last year, with earnings of CHF 815 million up 22% over fourth quarter 1999, driven by higher income from asset-based fees. Compared to the third quarter 2000, earnings were down only 8%, in part reflecting the cost of the launch of the new Private Banking brand campaign.

     UBS Asset Management's relative investment performance has staged an impressive come back over the year, as its core price/value style out-performed growth-based strategies in the mixed equity market conditions. Phillips and Drew, UBS Asset Management's UK-based business, was ranked the top-performing UK pension fund manager for the year by Combined Actuarial Performance Services
(CAPS), the leading UK performance measurement consultancy. This strong showing also raised its three year ranking from fourth quartile to second quartile.

     Earnings in UBS Warburg's Corporate and Institutional Clients business unit were once again

                                                            SHAREHOLDERS' LETTER
                                                                22 FEBRUARY 2001


more than double those of the same quarter last year, at CHF 948 million. There was a continued strong performance from the Equities business and a very good final quarter for Corporate Finance, including the completion of a number of landmark deals. Revenues at the US Private Clients business unit, which is made up of the individual client businesses of PaineWebber, fell only 2% relative to the level in the third quarter, before the merger.

FOURTH QUARTER STRATEGIC INITIATIVES

The integration of PaineWebber has been completed very smoothly, with the capital markets business completely merged into our Corporate and Institutional Clients business unit, and the US private client business of UBS Warburg fully integrated into PaineWebber's management structure. In January, the Group Executive Board welcomed Joseph J. Grano, the President and Chief Executive Officer of PaineWebber, as its newest member.

     The reception of the merger among PaineWebber staff has exceeded even our expectations, with negligible staff turnover. We now have an enviable platform in the US, employing 27,607 people, or almost 39% of our worldwide total.

     With the launch of UBS Fund Solutions in December 2000, we took another important step forward in our move to an open product architecture. Our role as trusted advisor to our clients demands that we supplement UBS products with a screened selection of the best on offer outside UBS. PaineWebber has led the way with this approach in the US, with notable success, and we are convinced that we can translate that experience into all our private client businesses.

OUTLOOK

The year 2000 was an outstanding one for UBS, and a good one overall for the markets. As we move into 2001, the prospects for markets and for the international credit environment are particularly difficult to predict. The recent upswing in the cycle in Switzerland does, however, afford us some protection.

     We believe that our credit business is well positioned, thanks to our avoidance of balance sheet-led earnings growth, although we do not expect to see the net credit loss write-backs we experienced this year. UBS Asset Management is cautiously optimistic about prospects for growth as its core price/value investment style demonstrates its strengths in less bullish markets, and UBS Warburg has already demonstrated the quality and sustainability of its earnings in the less positive conditions of the second half of 2000.

     The biggest opportunity for UBS this year lies in realizing the full transforming value of the PaineWebber merger, not only in the US, but through leveraging the marketing and client skills, product innovation and energy of our new partners to build the best wealth management firm in the world.


UBS AG

/s/ Alex Krauer                                   /s/ Marcel Ospel

Alex Krauer                                       Marcel Ospel
Chairman of the Board of Directors                Group Chief Executive Officer

GROUP REVIEW
22 FEBRUARY 2001


GROUP REVIEW


[ BAR CHART ]


[ BAR CHART ]


[ BAR CHART ]


[ BAR CHART ]

UBS GROUP PERFORMANCE AGAINST TARGETS

Year-to-date                                                                    31.12.00        30.9.00(1)        31.12.99(2)
--------------------------------------------------------------------------------------------------------------------------------
ROE (%)
as reported                                                                         21.5           26.9               22.4
before goodwill and adjusted for significant financial events(3)                    24.3           29.1               18.2
-----------------------------------------------------------------------------------------------------------------------------

For the quarter ended                                                           31.12.00        30.9.00          31.12.99(2),(4)
--------------------------------------------------------------------------------------------------------------------------------
BASIC EPS (CHF)
as reported                                                                         3.39           5.15              2.69
before goodwill and adjusted for significant financial events(3)                    4.45           5.46              2.89
--------------------------------------------------------------------------------------------------------------------------------
COST/INCOME RATIO (%)
as reported                                                                         78.4           69.5              81.1
before goodwill and adjusted for significant financial events(3)                    73.0           68.0              79.9
--------------------------------------------------------------------------------------------------------------------------------


ASSETS UNDER MANAGEMENT                                                                         NET NEW
                                                                                                MONEY(5)
CHF billion                                        31.12.00        30.9.00        % Change        4Q00
--------------------------------------------------------------------------------------------------------

UBS GROUP(6)                                          2,469          1,746              41
--------------------------------------------------------------------------------------------------------
UBS SWITZERLAND
Private and Corporate Clients                           440            440               0           (1)
Private Banking                                         681            707              (4)          (1)
--------------------------------------------------------------------------------------------------------
UBS ASSET MANAGEMENT
Institutional Asset Management(7)                       496            528              (6)          (5)
Investment Funds / GAM                                  219            227              (4)           3
--------------------------------------------------------------------------------------------------------
UBS WARBURG
US Private Clients(6)                                   794                                           8
International Private Clients                            33             44             (25)          (3)
--------------------------------------------------------------------------------------------------------


(1) Annualized. (2) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (3) The amortization of goodwill and other intangible assets are excluded from the calculation. (4) 1999 share figures are restated for the two-for-one share split, effective 8 May 2000. (5) Excludes interest and dividend income. (6) US Private Clients Assets under Management at 3 November 2000 were CHF 890 billion. (7) Includes non-institutional assets also reported in the Investment Funds/GAM business unit.


GROUP TARGETS

UBS focuses on four key performance targets, designed to ensure that we deliver continually improving returns to our shareholders. UBS has seen a good overall performance against these targets since they were announced in December 1999.

     Adjusted for significant financial events, our pre-goodwill return on equity for the year 2000 is 24.3%, clearly above our target range of 15-20% across periods of varying market conditions. Pre-goodwill earnings per share, again on an adjusted basis, was CHF 4.45 for fourth quarter 2000, representing an increase of 54% over fourth quarter 1999, well in excess of our target of double-digit growth across periods of varying market conditions. Over the entire year, our performance was even stronger, with adjusted pre-goodwill earnings per share growing 76% over 1999 to CHF 21.83. At 73.0% the fourth quarter pre-goodwill cost/income ratio is also well below the 79.9% recorded in fourth quarter 1999. For the year as a whole, continued focus on cost control has brought the pre-goodwill cost/income ratio down to 69.2% from 73.3% for full year 1999.

     Net new money in the private client units ( Private Banking, US Private Clients and International Private Clients) was CHF 18 billion for the year, compared to CHF 4 billion in 1999, and including CHF 8 billion of net new money in PaineWebber in only two months. PaineWebber's net new money growth since completion of the merger demonstrates the strength of its franchise and the momentum that it brings to UBS's asset gathering performance, helping to offset a weaker quarter for the Private Banking and International Private Clients units.

                                                                    GROUP REVIEW
                                                                22 FEBRUARY 2001


SIGNIFICANT FINANCIAL EVENTS

                                                               Quarter ended                         Year ended
                                                     ------------------------------------     ------------------------
CHF million                                          31.12.00     30.9.00     31.12.99        31.12.00     31.12.99
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME AS REPORTED                            9,300       8,545        6,789(1)       36,402       28,425(1)
Julius Baer registered shares divestment                                                                       (110)
International Global Trade Finance divestment                                                                  (200)
Swiss Life/Rentenanstalt divestment                                                                          (1,490)
LTCM gain                                                                          (12)                         (38)
----------------------------------------------------------------------------------------------------------------------
ADJUSTED OPERATING INCOME                               9,300       8,545        6,777          36,402       26,587
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES AS REPORTED                          7,364       5,842        5,540          26,203       20,532
US Global Settlement Fund provision                        50                     (154)           (150)        (154)
Pension Fund Accounting Credit                                                     456                          456
UBS / SBC Restructuring provision                                                 (300)                        (300)
PaineWebber integration costs                            (290)                                    (290)
----------------------------------------------------------------------------------------------------------------------
ADJUSTED OPERATING EXPENSES                             7,124       5,842        5,542          25,763       20,534
----------------------------------------------------------------------------------------------------------------------
ADJUSTED OPERATING PROFIT BEFORE TAX AND
MINORITY INTERESTS                                      2,176       2,703        1,235          10,639        6,053
======================================================================================================================
Tax expense                                               442         621          161           2,320        1,686
Tax effect of significant financial events                 55                       (4)            100         (352)
======================================================================================================================
Adjusted tax expense                                      497         621          157           2,420        1,334
Minority interests                                        (45)         (7)         (19)            (87)         (54)
======================================================================================================================
ADJUSTED NET PROFIT                                     1,634       2,075        1,059           8,132        4,665
----------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.


SIGNIFICANT FINANCIAL EVENTS

There were two significant financial events this quarter.

     UBS's previously established liability for the US Global Settlement regarding World War II related claims was offset by CHF 50 million pre-tax, as a result of contributions from Swiss industrial companies.

     UBS recorded a CHF 290 million pre-tax restructuring charge relating to the integration of PaineWebber into UBS.

     Details of significant financial events for the whole of 1999 and 2000 are shown in the table above.


RESULTS SUMMARY

     Fourth quarter results, with net profit of CHF 1,449 million, were 36% higher than the same period in 1999, continuing the very strong relative performance recorded throughout this year, particularly in UBS Warburg.

     Over the full year, net profit adjusted for significant financial events, was CHF 8,132 million, 74% higher than 1999. Excluding the identifiable effects of the PaineWebber merger, UBS estimates that full year adjusted profits would have been up approximately 80% over 1999.

     Net interest income before credit loss expense was 13% more than in fourth quarter 1999 at CHF 1,973 million. Comparisons to fourth quarter 1999 principally reflect the cautious trading environment in the run up to the millennium, with trading related net interest income up 67% from fourth quarter 1999.

     The increase from third quarter reflects the seasonality of coupon payments, and increases in securities lending and borrowing and repo and reverse repo activity. These effects were partially offset by the costs of funding the PaineWebber merger.

     Over the full year, net interest income increased 38% to CHF 8,130 million, principally driven by the much stronger trading related performance.

     Net fee and commission income was CHF 5,003 million in fourth quarter 2000, up 49% compared to fourth quarter 1999. CHF 949 million of this increase came from PaineWebber, the remainder mainly reflects strong performance in Corporate Finance and primary markets, and the contribution from two other new businesses, O'Connor, created in June 2000, and Global Asset Management, purchased at the end of fourth quarter 1999. Quarter-on-quarter, fee and commission income, adjusted for PaineWebber, increased by 5%, reflecting an excellent period for Corporate Finance fees.

GROUP REVIEW
22 FEBRUARY 2001


     Full year performance, with net fee and commission income up 32% to CHF 16,703 million, reflects these effects and also the very high level of brokerage fees in the exuberant trading markets of the first few months of 2000.

     Net trading income fell 19% from third quarter 2000 to CHF 1,916 million in fourth quarter, but was up 65% compared to the same quarter last year, when performance was depressed by the cautious trading strategies employed as Year 2000 approached. The quarter-on-quarter increase in Fixed Income trading income was offset by associated increases in funding costs, recorded in net interest income. Equity trading income in fourth quarter fell 31% from the previous quar-ter, as an extended seasonal decline, due to the uncertainty surrounding the US presidential elections, lowered trading volumes and liquidity, and increased market volatility. Foreign exchange trading income increased slightly due to more active euro trading.

     Over the whole year, net trading income increased 29% to CHF 9,953 million, as a result of increased global market activity, especially in the first quarter, and the increasing strength of UBS Warburg's secondary client franchise.

     Total operating expenses of CHF 7,364 million were 33% higher than fourth quarter 1999, and 26% higher than third quarter 2000, but included two months' expenses for PaineWebber. Excluding the impact of PaineWebber, costs fell slightly from third quarter, due to lower performance-related compensation.

     Full year expenses were CHF 26,203 million, or CHF 25,763 million after adjusting for significant financial events. Although this was an increase of 25% over the adjusted amount for 1999, total operating income grew considerably faster, up 37% year on year, on the same basis.

     Expense growth was principally due to Personnel expenses, up 36% for the full year to CHF 17,163 million, driven by bonus compensation in line with the excellent results. Approximately 48% of the annual total represented bonus and other variable compensation.

     Fourth quarter Personnel expenses were 38% higher than in fourth quarter 1999 excluding the impact of significant financial events, as a result of increased bonus expense, the inclusion of PaineWebber, and CHF 128 million of PaineWebber staff retention payments. Personnel expenses fell significantly compared to the third quarter (about 14%), if the identifiable effect of PaineWebber is stripped out, reflecting the alignment of performance-related compensation to the downward shift of market sentiment in the fourth quarter.

     General and administrative expenses fell 10% compared to fourth quarter 1999, to CHF 2,088 million. Adjusted for significant financial events and the inclusion for the first time of PaineWebber's expenses, underlying performance was still encouraging, with General and administrative expenses falling slightly from the same quarter in the previous year. Compared to third quarter, adjusted General and administrative expenses rose, after allowing for PaineWebber, reflecting the seasonal pattern of certain cost categories.

     On a full year basis, General and administrative expenses rose 11% to CHF 6,765 million, compared to operating income up 28%, reflecting successful control of non-revenue driven costs.

     Depreciation and amortization increased 50% over fourth quarter 1999 to CHF 852 million. Excluding the restructuring costs involved in re-aligning the e-services initiative, this represents an increase of CHF 213 million or 38%. Amortization of goodwill and intangibles resulting from the PaineWebber merger accounted for CHF 138 million, and depreciation of PaineWebber property and equipment for another CHF 44 million.

     Over the full year, depreciation and amortization increased by CHF 418 million to CHF 2,275 million, mainly due to the PaineWebber merger and the fourth quarter 1999 acquisition of GAM.

     UBS Group incurred a tax expense of CHF 442 million for fourth quarter 2000, an effective tax rate of 22.8%. Over the full year, the tax expense was CHF 2,320 million, an effective tax rate of 22.8%, compared to an effective tax rate of 21.4% in 1999.

UBS AND SBC MERGER RESTRUCTURING PROVISION

Of the CHF 7,300 million restructuring provision relating to the 1998 merger between Union Bank of Switzerland and Swiss Bank Corporation, CHF 427 million was used in fourth quarter 2000, bringing the total used in 2000 to CHF 699 million, and leaving CHF 730 million still to be used. As in the second and third quarters, the main use of the provision this quarter related to vacancy related premises costs in Corporate Center and severance costs in Private and Corporate Clients. UBS expects that the provision will be completely utilized by the end of 2001.

                                                                    GROUP REVIEW
                                                                22 FEBRUARY 2001


[BAR CHART]

CREDIT RISK

During the fourth quarter 2000, our aggregate net credit loss expense amounted to CHF 95 million. This compares to a net write-back of CHF 142 million in the third quarter 2000 and a net credit loss expense of CHF 46 million in the fourth quarter of 1999.

     Continuing the experience of the previous quarters, the strength of the Swiss economy, combined with our successful recovery efforts, resulted in another, albeit smaller, net recovery of previously established loan loss provisions in UBS Switzerland. In line with the general trend observed in the international credit markets in which we operate, UBS Warburg has increased loan loss provisions, particularly in the US.

     Over the last few years we have pursued a strategy of actively reducing our international credit exposure. We have cut back our international corporate lending activity and reduced our emerging markets credit exposures by selling our international trade finance operations. We have also increasingly used credit derivatives as an active means of managing and hedging our credit exposures. This strategy has positioned UBS relatively well for the less positive outlook in the international credit markets.

     The UBS loan portfolio increased by CHF 4.8 billion from 30 September 2000 to CHF 287.1 billion at year end. The integration of PaineWebber's CHF 23 billion loan portfolio was offset by decreases in the loan portfolios of UBS Warburg's Corporate and Institutional Clients business unit and in UBS Switzerland. CHF 5.1 billion of the decline in UBS Switzerland's portfolio related to the assets of Solothurner Bank, sold in October 2000.

     The increase in non-performing loans in UBS Warburg was more than offset by the decrease in UBS Switzerland. Non-performing loans stood at CHF 10,452 million at 31 December 2000, a decline of CHF 677 million during the quarter, and down CHF 2,621 million from the end of 1999. This reduction, and the addition of PaineWebber's mostly secured private client loan portfolio, resulted in an improvement in the non-performing loan ratio to 3.6%, compared to 3.9% at the end of the third quarter.

MARKET RISK

Market risk is incurred primarily through UBS's trading activities, which are centered in the Corporate and Institutional Clients business unit of UBS Warburg. PaineWebber's trading activities were integrated into UBS Warburg on completion of the merger on 3 November 2000, and their consolidated risk positions have been included in UBS's Value at Risk (VaR) from that date. The merger with PaineWebber has resulted in no significant change to UBS's market risk exposure.

     Market risk for UBS Warburg, as measured by 10 day 99% confidence level VaR, decreased over the quarter mainly due to a reduction in equity trading positions. Average VaR utilization for UBS Warburg amounted to CHF 221 million, down CHF 17 million compared to the third quarter.

     Potential stress loss is measured against a standard set of forward looking scenarios. Stress loss limit utilization, which is defined as the worst outcome from these stress scenarios, amounted to CHF 363 million at the end of the fourth quarter, slightly up from the end of the third quarter.


ACCOUNTING CHANGES AND RESTATEMENTS

In first quarter 2000 we introduced a number of changes in accounting treatment. For comparative purposes, 1999 figures were restated to reflect these changes, primarily:

- The removal from net trading income of profit on UBS shares held for trading purposes.

- The treatment of these shares as Treasury shares, reducing both the number of shares and the shareholders' equity used in ratio calculations.

- The reclassification of trading-related interest revenues, from net trading income to net interest income.

- The removal of the credit to net interest income and matching debit to net trading income for the cost of funding trading positions.

     Since the beginning of the year, we have capitalized costs relating to the in-house development of software, reducing operating expenses in the fourth quarter by CHF 73 million, and for the full year by CHF 248 million.

     Full details of these changes were provided in our First Quarter 2000 Report and will be available in note 1 of our Financial Report 2000.

GROUP REVIEW
22 FEBRUARY 2001


ALLOWANCES AND PROVISIONS FOR CREDIT RISK

CHF million                                                   UBS Switzerland       UBS Asset Management         UBS Warburg
As of                                                      31.12.00     30.9.00     31.12.00     30.9.00     31.12.00     30.9.00
-----------------------------------------------------------------------------------------------------------------------------------
Loans (gross)                                               183,943     195,000          561         463      102,411      86,654
-----------------------------------------------------------------------------------------------------------------------------------
Impaired loans(1)                                            13,671      15,209           --          --        4,797       4,377
Allowances for impaired loans                                 7,281       8,505           --          --        2,399       2,462
-----------------------------------------------------------------------------------------------------------------------------------
Of which:
   Non-performing loans                                       7,872       9,319           --          --        2,554       1,767
   Allowances for non-performing loans                        4,702       5,760           --          --        2,143       1,389
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES FOR IMPAIRED AND
NON-PERFORMING LOANS                                          7,281       8,505           --          --        2,399       2,462
-----------------------------------------------------------------------------------------------------------------------------------
Other allowances and provisions
for credit and country risk                                      22          12           --          --          874         878
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES AND PROVISIONS                               7,303       8,517           --          --        3,273       3,340
===================================================================================================================================
of which country allowances and provisions                       --          --           --          --        1,292       1,356
-----------------------------------------------------------------------------------------------------------------------------------

RATIOS
Impaired loans as a % of gross loans(1)                         7.4         7.8           --          --          4.7         5.1
-----------------------------------------------------------------------------------------------------------------------------------
   Non-performing loans as a % of gross loans                   4.3         4.8           --          --          2.5         2.0
-----------------------------------------------------------------------------------------------------------------------------------
Allowances and provisions
for credit loss as a % of gross loans                           4.0         4.4           --          --          3.2         3.9
-----------------------------------------------------------------------------------------------------------------------------------
Allocated allowances as a % of impaired loans(1)               53.3        55.9           --          --         50.0        56.2
-----------------------------------------------------------------------------------------------------------------------------------
   Allocated allowances as a % of non-performing loans         59.7        61.8           --          --         83.9        78.6
===================================================================================================================================

CHF million                                                   Corporate Center             UBS Group
As of                                                       31.12.00     30.9.00     31.12.00     30.9.00
----------------------------------------------------------------------------------------------------------
Loans (gross)                                                    225         253      287,140     282,370
----------------------------------------------------------------------------------------------------------
Impaired loans(1)                                                 26          44       18,494      19,630
Allowances for impaired loans                                      5           5        9,685      10,972
----------------------------------------------------------------------------------------------------------
Of which:
   Non-performing loans                                           26          43       10,452      11,129
   Allowances for non-performing loans                             5           5        6,850       7,154
----------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES FOR IMPAIRED AND
NON-PERFORMING LOANS                                               5           5        9,685      10,972
----------------------------------------------------------------------------------------------------------
Other allowances and provisions
for credit and country risk                                       --          --          896         890
----------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES AND PROVISIONS                                    5           5       10,581      11,862
==========================================================================================================
of which country allowances and provisions                        --          --        1,292       1,356
----------------------------------------------------------------------------------------------------------

RATIOS
Impaired loans as a % of gross loans(1)                         11.6        17.4          6.4         7.0
----------------------------------------------------------------------------------------------------------
   Non-performing loans as a % of gross loans                   11.6        17.0          3.6         3.9
----------------------------------------------------------------------------------------------------------
Allowances and provisions
for credit loss as a % of gross loans                            2.2         2.0          3.7         4.2
----------------------------------------------------------------------------------------------------------
Allocated allowances as a % of impaired loans(1)                19.2        11.4         52.4        55.9
----------------------------------------------------------------------------------------------------------
   Allocated allowances as a % of non-performing loans          19.2        11.6         65.5        64.3
==========================================================================================================

(1) Includes non-performing loans.


SUMMARY OF 10-DAY 99% CONFIDENCE VALUE AT RISK

UBS WARBURG

                                         3 Months ending 29.12.00(1)                         3 Months ending 29.9.00
                                   -------------------------------------------      ---------------------------------------------
CHF million                         Min.       Max.      Average      29.12.00        Min.       Max.      Average       29.9.00
---------------------------------------------------------------------------------------------------------------------------------
RISK TYPE
Equities                           144.7      197.6        172.9         146.5       179.9      238.4        204.0         192.7
Interest rates                     117.9      202.3        156.9         132.8       113.8      165.0        137.2         122.3
Foreign exchange                    10.3       41.3         22.0          31.6         7.6       75.4         26.0          19.7
Precious metals                      2.1       21.4          5.9           5.3         2.8       19.7          8.3          15.8
Diversification effect                --(2)      --(2)    (136.4)       (129.1)         --(2)      --(2)    (137.2)       (125.5)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UBS WARBURG                  186.8      266.1        221.3(3)      187.1       213.2      261.6        238.4         224.9
=================================================================================================================================

(1) Positions from PaineWebber are included from the date of acquisition, 3 November 2000. (2) As the minimum and maximum occur on different days for different risk types, it is not meaningful to calculate a portfolio diversification effect. (3) CHF 216 million relates to the Corporate and Institutional Clients business unit within UBS Warburg.


VALUE AT RISK LIMITS AND UTILIZATION

UBS GROUP VAR                                                                      UTILIZATION
                                                                            --------------------------
CHF million                                                  limit          29.12.00          29.9.00
------------------------------------------------------------------------------------------------------
UBS Warburg                                                  450.0             187.1            224.9
UBS Switzerland                                               50.0               3.7              4.0
Corporate Center                                             350.0              45.3             79.4
Reserves                                                     100.0
Diversification effect                                         n/a             (46.5)           (79.0)
------------------------------------------------------------------------------------------------------
UBS GROUP                                                    600.0             189.6            229.3
======================================================================================================

Remark: VaR limits and utilization include interest rate exposures in the banking books of the Private Label Banks and Group Treasury.

                                                                    GROUP REVIEW
                                                                22 FEBRUARY 2001


GROUP INITIATIVES

INTEGRATION OF PAINEWEBBER

PaineWebber is now completely integrated into the UBS Group. PaineWebber staff have responded very positively to the merger, with 98% of those offered positions in the new business accepting, and they have continued to show their strong commitment throughout the successful integration process.

- The capital markets activities of PaineWebber are now part of the Corporate and Institutional Clients business unit; the final technology and legal changes to implement this structure were completed in early February, and the fourth quarter results of the Corporate and Institutional Clients business unit already reflect the contribution from the ex-PaineWebber business.

- Mitchell Hutchins, PaineWebber's asset management arm, is to be renamed Brinson Advisors, and will be managed as part of UBS Asset Management.

- PaineWebber's private client business now forms the core of a new business unit in UBS Warburg, called US Private Clients for reporting purposes. This unit now also includes the US operations of the former UBS Warburg Private Clients business unit, which were integrated with the former PaineWebber business soon after the completion of the merger.

- The fourth quarter results for the US Private Clients unit include only the November and December results of the ex-PaineWebber business. The ex-UBS Warburg businesses will be included in the results of this unit from first quarter 2001; in this report they are included in the International Private Clients unit.

EUROPEAN WEALTH MANAGEMENT

The PaineWebber merger is a transforming partnership for UBS, not just in the US, but through the strengths that PaineWebber can bring, across the private client businesses. With integration smoothly completed, UBS can focus on bringing PaineWebber's skills into the developing European wealth management business.

     UBS now has scale and excellence in two different types of private client business: the brokerage model, through PaineWebber, and the banking model, through Private Banking. We are therefore uniquely positioned to combine these capabilities to provide a complete range of wealth management services to our clients. With this combination UBS can meet all the needs of a sophisticated clientele, whether banking in their home country or internationally.

     UBS's strategy will focus on wealthy clients, with client self-segmentation based on content and pricing, and services designed primarily for those with more than EUR 500,000 of investable assets. We will not directly target the "mass affluent" segment in Europe.

     Our domestic banking efforts will be centered on Germany, the UK, France, Italy and Spain, a scope that covers about 80% of Europe's investable assets, while our international offering will continue to be pan-European. We will extend the single brand, UBS Private Banking, from the top International private banking brand, to become the top wealth management brand within each of our targeted countries.

     UBS is clearly committed to open architecture and the provision of a full range of "best of breed" investment products to all our clients. Client advisors will help to structure the appropriate range of products for each client, building portfolios to reflect their investment objectives and risk criteria. This advice-centered approach will be supported by on-line systems which combine the best of PaineWebber's client interface technology with the core banking system developed by the e-services initiative.

     PaineWebber's top-class abilities in marketing, product management and innovation, technology, and training will be deployed as the key catalyst for our European businesses. UBS will accelerate the positive momentum of the existing domestic business, transferring knowledge and resources from the Private Banking business unit to add to the 170 existing advisors in Europe, and supplementing them with a program of new hires.

     In order to provide a structure able to meet the total needs of each client, UBS will integrate the leadership of its private client businesses under a single management for each region. The current UBS Warburg International Private Clients business unit will therefore be transferred to the Private Banking business unit, with the European business co-headed by Richard Sipes, with 22 years of experience in PaineWebber, and Raoul Weil, with 14 years of experience in UBS Private Banking.

GROUP REVIEW
22 FEBRUARY 2001


PRIVATE EQUITY: DEVELOPMENT OF A UNIQUE BUSINESS MODEL

During 2001, UBS will implement a unique new business model for UBS Capital, its private equity business, designed to best capture the opportunities available from the growth of the international private equity market, and the strength of demand for this asset class.

     UBS Capital intends to increase the level of funding sourced from third parties, reducing its dependence on direct funding from the UBS balance sheet. To support this move towards wider participation, the new business model will center on the formation of an autonomous investment management firm known as a fund advisor. The fund advisor will be 80% owned by UBS Capital's current management and 20% by UBS, and will adopt a new corporate identity during third quarter 2001.

     The explicit autonomy of this structure is particularly attractive to third party investors, and fully in line with best market practice in the private equity industry. Combined with UBS Capital's consistently impressive track record, it will provide a compelling investment proposition.

     The formation of the fund advisor will have a neutral effect on the earnings stream of UBS. UBS will remain a cornerstone investor in new funds, continuing to benefit from a strong commitment to this high-return product. The new fund advisor will remain strongly affiliated with UBS. UBS's private client and investment banking businesses will retain their close links to the private equity business. Individual clients will be supplied with a full range of proprietary private equity products, while maintaining complete freedom of choice to select private equity investments from other providers. UBS Warburg will continue to benefit from IPO and M&A referrals.

     In tandem with supporting this new business model, UBS will raise its target overall commitment to private equity investment from CHF 5 billion to CHF
7.5 billion.

WOLFSBERG ANTI-MONEY-LAUNDERING PRINCIPLES

UBS's reputation is one of its greatest assets, with a primary importance given to the maintenance of the highest ethical standards. As part of this commitment, UBS has joined with a group of the world's largest banks to agree a set of global anti-money-laundering guidelines for international private banks.

     The new guidelines were jointly announced on 30 October 2000 by the 11 banks and Transparency International, the global anti-corruption organization. The group anticipates that the principles will become widely accepted by a growing number of financial institutions.

     The principles encompass "know your customer" policies and the identification and follow-up of unusual or suspicious activities, and are designed to ensure that private banking services are only offered to clients with legitimate sources of wealth. An important working session to formulate the guidelines was held at UBS's Wolfsberg training and conference center, and the new guidelines have become known as the "Wolfsberg anti-money-laundering principles."

NEW DEFINITION OF CLIENT ASSETS

UBS's initiative to propose an industry standard for the measurement and reporting of client assets has been well received by investors, analysts and peers. UBS is optimistic that the International Accounting Standards Committee
(IASC) will include such a standard in its revised publication of IAS 30 relating to bank-specific disclosure.


Financial impact of the PaineWebber merger

RESTRUCTURING COSTS

UBS has incurred a total of CHF 746 million (USD 431 million) of restructuring costs and other one-off merger-related costs as a result of the PaineWebber merger.

     In accordance with IAS purchase accounting rules, CHF 456 million of these costs have been accounted for as a liability of PaineWebber and were therefore added to the goodwill amount for the transaction.

     The remaining expenses, of CHF 290 million, have been charged in fourth quarter 2000, and are treated as a significant financial event. CHF 152 million was charged in the e-services business unit, representing the costs of closure of the telephone call centers and the write down of capitalized software. CHF 106 million was charged in the Corporate and Institutional Clients business unit, principally covering severance and other personnel costs. The remaining CHF 32 million was charged in Corporate Center.

                                                                    GROUP REVIEW
                                                                22 FEBRUARY 2001


GOODWILL

The amount of goodwill and intangible assets resulting from the merger was USD
10.0 billion, or CHF 17.5 billion.

     Within this total USD 2.7 billion relates to identified intangible assets, including the value of PaineWebber's brand and infrastructure.

     The goodwill and intangible assets will be amortized over 20 years. Amortization costs amounted to CHF 138 million in the fourth quarter 2000.

RETENTION PAYMENTS

As part of the merger, UBS agreed to make retention payments to PaineWebber financial advisors, senior executives and other staff, subject to these employees continued employment and other restrictions. These payments are expected to amount to a total of USD 875 million (CHF 1,541 million), the vast majority of which will be paid in the form of UBS shares or options. The payments will vest over periods of up to four years from the merger. USD 76 million (CHF 128 million) was charged in fourth quarter 2000, and approximately USD 280 million is expected to be charged in 2001.

CASH CONSIDERATION

The cash portion of the merger consideration was USD 6.0 billion, or CHF 10.6 billion. UBS took advantage of the focus on the company in US markets as a result of the PaineWebber transaction to make its inaugural public US Fixed Income offering, issuing USD 1.5 billion of 8.622% Trust Preferred Securities on 10 October 2000.

ISSUE OF SHARES TO FINANCE THE PAINEWEBBER MERGER

At an Extraordinary General Meeting on 7 September 2000, UBS shareholders approved a resolution to create 38 million shares of authorized capital in connection with the PaineWebber merger. UBS shareholders also granted the Board of Directors a "green shoe option" giving them the flexibility to issue some of these shares at the time of the merger, and then issue additional shares as required during the three months following completion, up to the 38 million shares limit.

     As announced at the completion of the merger, 40.6 million shares were delivered to PaineWebber shareholders as part of the merger consideration. UBS chose to fund this amount by issuing 12 million new ordinary shares, re-issuing 7 million shares held in Treasury and borrowing the remaining 21.6 million ordinary shares that were required.

     On 6 November 2000, following completion of the merger, UBS launched a Treasury share buy-back program in Switzerland, designed principally to repurchase shares to cover the borrowings. By 31 December 2000, 14.2 million shares had been purchased through this program, and 13.8 million of them delivered to cover the borrowed shares, leaving 7.8 million borrowed shares still outstanding. UBS completed the repurchase of sufficient shares to cover all the borrowed shares on 24 January 2001, having paid an average price of CHF 262 per share.

     With no requirement to issue further shares in connection with the PaineWebber merger, the green shoe option has lapsed. UBS has met its commitment to minimize the dilution of earnings and voting power, by keeping the final number of new UBS shares issued as small as possible. The weighted average number of shares in the fourth quarter was 5% higher than if the PaineWebber transaction had not occurred.

     The Annual General Meeting on 26 April 2001 will be asked to give formal approval for the elimination of the remaining 26 million shares of authorized capital which were not required for the transaction. It will also be asked to reduce the conditional capital created to cover future exercise of options held by PaineWebber staff from 16.3 million to the 5.6 million required to cover the remaining outstanding options.

UBS GROUP'S PERFORMANCE WITHOUT THE IMPACT OF PAINEWEBBER

There are limitations to our ability to track the effect of the PaineWebber merger on the group's fourth quarter performance. Principally this is because of the full integration of PaineWebber's capital markets business into the Corporate and Institutional Clients unit. This was carried out very soon after merger completion, with staff and revenues completely integrated into the existing UBS Warburg structure. It is therefore not possible to identify clearly the specific impact of the capital markets business on results. However, the remaining PaineWebber businesses are reported as a separate business unit: US Private Clients. It is possible therefore to remove their contribution to Group profits. If additional adjustments are made for goodwill amortization, funding costs, the

GROUP REVIEW
22 FEBRUARY 2001


EARNINGS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS AND
THE ESTIMATED IMPACT OF THE PAINEWEBBER MERGER

                                                               Quarter ended               % change from          Year-to-date
                                                     ---------------------------------     -------------     ---------------------
CHF million                                          31.12.00     30.9.00     31.12.99     3Q00     4Q99     31.12.00     31.12.99
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                        8,207       8,545        6,777       (4)      21       35,309       26,587
Operating expenses                                      5,680       5,842        5,542       (3)       2       24,319       20,534
Operating profit before tax                             2,527       2,703        1,235       (7)     105       10,990        6,053
Net profit                                              1,905       2,075        1,059       (8)      80        8,403        4,665
----------------------------------------------------------------------------------------------------------------------------------
Cost/income ratio before goodwill(%)                     66.9        68.0         79.9                           67.6         73.3
Basic earnings per share
before goodwill (CHF)                                    5.00        5.46         2.89       (8)      73        22.44        12.37
Diluted earnings per share
before goodwill (CHF)                                    4.97        5.40         2.86       (8)      74        22.16        12.26
----------------------------------------------------------------------------------------------------------------------------------
Return on shareholders' equity before goodwill(%)                                                                27.5         18.2
==================================================================================================================================

share issuance, borrowing and subsequent repurchase, restructuring costs and retention payments, it is possible to make an approximate estimate of the underlying performance of UBS in the fourth quarter, and hence for the full year.

     Although, this analysis should not be relied on as a definitive indication of the performance of the continuing UBS businesses during the year, it demonstrates the very positive underlying performance of the Group in 2000.


CAPITAL MANAGEMENT

BIS RATIO

UBS's Tier 1 capital ratio rose during the year from 10.6% at 31 December 1999 to 12.1% at the end of June 2000, despite the CHF 4 billion share buy-back program that was carried out during the first half of the year. At 30 September 2000, the ratio had decreased to 11.7%, and remained at 11.7% at year end.

     7.7% of the Tier 1 capital was hybrid Tier 1 capital - the Trust Preferred securities - contributing
 0.9% to the 11.7% total ratio.

COMPLETION OF THE EXISTING SHARE BUY-BACK PROGRAM

The current share buy-back program will be terminated by UBS on 2 March 2001. Any further shares repurchased under this program will not be cancelled, but will be used for Treasury management purposes, principally to fund the Group's various employee share ownership plans.


NEW SECOND-LINE BUY-BACK PROGRAM

Given its continuing strong capital generation, UBS intends again to repurchase shares for capital reduction purposes under a "second-line" buy-back program, aimed at institutional investors, allowing tax efficient cancellation of the shares.

     This new second-line program will be available from 5 March 2001 and may run until 5 March 2002. A maximum of CHF 5 billion worth of shares could be repurchased under the program. These shares will be cancelled following approval by the Annual General Meeting in April 2002.

SHARE SPLIT AND DISTRIBUTION BY PAR VALUE REDUCTION

Until this year, the minimum par value allowed under law for a Swiss share was CHF 10. The share split that UBS implemented in May last year brought the par value of its share down to this level, removing any further opportunity to split the share.

     Under new regulations, which are currently passing through the Swiss legislative process and are likely to become effective on 1 May 2001, the minimum par value is expected to be reduced to CHF 0.01. UBS intends to utilize this change to lower the market price per share to a level more in line with that of its global peer group, and to make a tax efficient payment to its shareholders in the form of a reduction in the nominal value of its shares.

     If shareholder approval is granted, a distribution of CHF 1.60, in respect of the fourth quarter 2000, will be paid in the form of a par value reduction. This is treated in Switzerland as a return of capital to shareholders, not as income, and is therefore tax efficient for shareholders who pay tax in Switzerland. The par value reduction also has advantages for shareholders outside Switzerland, as no Swiss withholding tax is payable on it.

     The distribution will reduce the par value of the share to CHF 8.40. UBS will then split its share 3 for 1, resulting in a new par value of CHF 2.80 per share.

     Because of the legal and regulatory processes involved, the par value reduction is expected to take place on 18 July 2001, for holders of record on 13 July 2001. The share split will be implemented on the same day.


OUTSTANDING SHARES

International Accounting Standards require a company which holds its own shares for trading or non-trading purposes to include those shares in Treasury shares and deduct them from shareholders' equity. At 31 December 2000, UBS held 18,421,783 shares or 4.1% of its outstanding capital in Treasury shares, down from 25,069,074 shares or 5.8% of its outstanding capital at 30 September 2000. These shares were purchased during the first half of 2000, in the second trading line buy-back program, and are held pending their cancellation after approval by the Annual General Meeting in April 2001.

     UBS Warburg acts as a market maker in both UBS shares and derivatives. In the past it has therefore held a significant number of UBS shares as a hedge for derivatives issued to retail and institutional investors. During 2000, it changed its trading approach for these positions, reducing its direct shareholding of UBS shares, and sometimes maintaining a short position.

     Net outstanding shares therefore stood at 426.0 million at 31 December 2000, compared to 413.3 million at 30 September 2000, with the change made up of the 12 million new shares issued for the PaineWebber merger and small changes in share holdings for employee share ownership programs.


UBS SHARES AND MARKET CAPITALIZATION

                                                              Number of shares                      % change from
                                               --------------------------------------------     ---------------------
As of                                             31.12.00         30.9.00         31.12.99     30.9.00     31.12.99
---------------------------------------------------------------------------------------------------------------------
TOTAL ORDINARY SHARES ISSUED(1)                444,379,729     431,697,629      430,893,162           3            3
less second trading line treasury shares        18,421,783      18,421,783                0          --           --
---------------------------------------------------------------------------------------------------------------------
NET SHARES OUTSTANDING                         425,957,946     413,275,846      430,893,162           3           (1)
=====================================================================================================================
MARKET CAPITALIZATION (CHF MILLION)                112,666          95,053           92,642          19           22
=====================================================================================================================

Second trading line treasury shares             18,421,783      18,421,783                0          --           --
Other treasury shares                                    0       6,647,291       36,873,714          --           --
---------------------------------------------------------------------------------------------------------------------
TOTAL NUMBER OF TREASURY SHARES                 18,421,783      25,069,074       36,873,714         (27)         (50)
=====================================================================================================================

(1) Excludes 9,481,596 of shares to be delivered against borrowed own equity contracts, at 31 December 2000.

UBS SWITZERLAND
22 FEBRUARY 2001


UBS SWITZERLAND

BUSINESS GROUP REPORTING

                                                    Quarter ended                     % change from            Year ended
                                         ----------------------------------         -----------------     ---------------------
CHF million , except where indicated     31.12.00      30.9.00     31.12.99(1)      3Q00         4Q99     31.12.00     31.12.99(1)
-------------------------------------------------------------------------------------------------------------------------------
Income                                      3,497        3,411        3,179            3           10       14,182       12,761
Credit loss expense(2)                       (178)        (183)        (225)           3           21         (784)      (1,071)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                      3,319        3,228        2,954            3           12       13,398       11,690
-------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                          1,125        1,218        1,152           (8)          (2)       4,759        4,691
General and administrative expenses           694          537          621           29           12        2,394        2,308
Depreciation                                  164          114          145           44           13          508          460
Amortization of goodwill and
other intangible assets                        10            8            5           25          100           62           23
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                    1,993        1,877        1,923            6            4        7,723        7,482
-------------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX       1,326        1,351        1,031           (2)          29        5,675        4,208
===============================================================================================================================

ADDITIONAL INFORMATION

Assets under management (CHF billion)       1,121        1,147        1,110           (2)           1
-------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(3)                     57           55           60                                     54           59
Cost / income ratio before
goodwill (%)(3),(4)                            57           55           60                                     54           58
===============================================================================================================================

                                                                                    % change from
                                                                                 --------------------
As of                                    31.12.00      30.9.00     31.12.99      30.9.00     31.12.99
-------------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)               10,500       10,500       10,059            0            4
Headcount (full time equivalents)          28,785       29,421       31,354           (2)          (8)
-------------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (2) In order to show the relevant Business Unit performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. (3) Operating expenses / operating income before credit loss expense. (4) The amortization of goodwill and other intangible assets is excluded from this calculation.


E-CHANNELS & PRODUCTS


ONE OF EUROPE'S BEST ONLINE BANKS

UBS's innovative e-banking solutions continue to attract praise. BlueSky Ratings have again ranked UBS as the best online broker in Switzerland, while Forrester Research's recent survey put UBS as the second best online bank in Europe. Forrester analysts were particularly impressed by the comprehensive and integrated nature of UBS's e-banking service.

     e-banking's penetration of UBS Switzerland's customer base continues to increase, with 555,000 e-banking contracts at the end of December, up from 534,000 at the end of September, and 22% of payment orders now transacted on-line.

     e-banking gives customers comprehensive access to information, the ability to trade on all the world's major exchanges and to directly execute on-line on seven key exchanges. About 14% of UBS Switzerland's stock exchange transactions were executed on-line during fourth quarter 2000, up from 12% the previous quarter.

UBS QUOTES ENHANCED

During the quarter, e-Channels & Products introduced new functions and features to UBS Quotes, UBS's comprehensive free on-line financial information service. Major enhancements included:

- The quotation of Swiss registered investment funds offered by third parties which, although previously tradable via UBS e-banking, could not be monitored within UBS Quotes;

- The introduction of Traders Talk - live news about stocks and markets sourced directly from the UBS Warburg trading room;

- The ability to search for securities by sector and for news based on specified keywords, date range, agency, topic or sector;

- The introduction of a quick link taking the user from an equity to the main derivative instruments based on that equity.

                                                                 UBS SWITZERLAND
                                                                22 FEBRUARY 2001


     UBS Quotes now has the broadest coverage of any free-access financial information system, with prices for more than 320,000 different financial instruments. It received an average of 20 million page views per month during fourth quarter, down slightly from third quarter in line with market activity. UBS Quotes on WAP reflected this trend, with average daily page views falling to 8,000 during the fourth quarter.

CUSTOMER CENTERS

UBS Switzerland has established highly efficient e-Customer Centers. These centers, with experienced multi-lingual banking staff, are available to our clients 24 hours a day, to answer questions about any of UBS Switzerland's products and services. They currently handle in excess of 20,000 calls and 1,000 e-mails per day.

     UBS is continuing to implement new customer support technologies to provide clients with simple and convenient contact channels. Facilities are now available for customers to use internet-telephony to contact the e-Customer Center directly via the internet. A "client e-supporter", to be launched in the spring, will provide an internet chat facility, allowing customers to enter their questions directly on a web-site and to receive immediate answers. Speech recognition technology will also be introduced which will allow automated user verification, based on computer recognition of the user's voice-print.

UBS SWITZERLAND
22 FEBRUARY 2001


PRIVATE AND CORPORATE CLIENTS

BUSINESS UNIT REPORTING

                                                            Quarter ended               % change from        Year ended
                                                  ------------------------------       ---------------   -------------------
CHF million, except where indicated               31.12.00    30.9.00   31.12.99(1)    3Q00       4Q99   31.12.00   31.12.99(1)
----------------------------------------------------------------------------------------------------------------------------
Income                                               1,856      1,784      1,746          4          6      7,443      7,193
Credit loss expense(2)                                (172)      (175)      (214)         2         20       (759)    (1,050)
----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                               1,684      1,609      1,532          5         10      6,684      6,143
----------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                     733        807        813         (9)       (10)     3,187      3,363
General and administrative expenses                    310        241        241         29         29      1,058      1,123
Depreciation                                           130         97        117         34         11        419        384
Amortization of goodwill and
other intangible assets                                  0          0          0                               27          2
----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                             1,173      1,145      1,171          2          0      4,691      4,872
----------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                   511        464        361         10         42      1,993      1,271
============================================================================================================================

KPI'S
Assets under management (CHF billion)(3)               440        440        439          0          0
Net new money (CHF billion)                           (1.3)       1.3                    --         --        0.4
----------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(4)                              63         64         67                               63         68
Cost / income ratio before goodwill (%)(4), (5)         63         64         67                               63         68
----------------------------------------------------------------------------------------------------------------------------
Non-performing loans/Gross loans outstanding (%)       5.0        5.6        6.6
============================================================================================================================

ADDITIONAL INFORMATION                                                                % change from
                                                                                    ------------------
As of                                             31.12.00    30.9.00   31.12.99    30.9.00   31.12.99
----------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                         8,550      8,600      8,550         (1)         0
Headcount (full time equivalents)                   21,100     21,767     24,098         (3)       (12)
----------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (2) In order to show the relevant Business Unit performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. (3) Bank transaction accounts are included. (4) Operating expenses / operating income before credit loss expense. (5) The amortization of goodwill and other intangible assets is excluded from this calculation.


KEY PERFORMANCE INDICATORS

The quality of our loan portfolio continued to develop favourably resulting in a non-performing loans ratio of 5.0% in the fourth quarter, compared to 5.6% at the end of the third quarter, and 6.6% at the end of 1999.

     The improvement in the quality of our loan book during the year was the result of the on-going growth of the Swiss economy combined with our efforts to further enhance the risk/return profile of our loan portfolio through careful selection of new credits, secondary market transactions, disposals of subsidiaries and the continued work-out of our recovery portfolio.

     Assets under management were essentially stable for the year and the quarter, finishing 2000 at CHF 440 billion, up from CHF 439 billion at the end of 1999. Net new money for the quarter was CHF (1.3) billion, and CHF 0.4 billion for the year. Net new money flows during fourth quarter were impacted by the seasonal amortization of mortgage interest, amounting to CHF 1.2 billion.

     Compared to the third quarter, the pre-good-will cost/income ratio improved from 64% to 63% due to higher interest income and certain one-off disposal gains. The change for the year, to 63% from 68% in 1999 reflects both the benefits of higher fee income, and the continued tight control of costs as the benefits of the UBS / SBC merger continue to be realized.

                                                                 UBS SWITZERLAND
                                                                22 FEBRUARY 2001


Initiatives and Achievements

CLIENT SERVICE INITIATIVES

UBS continues to promote its electronic services, both to increase convenience for clients and to reduce costs to the bank. As part of this effort, UBS Switzerland has revised its account charges model. On 1 January 2001, the threshold for exemption from bank charges on personal accounts was reduced to CHF 10,000 from the current CHF 20,000 level. Charges for clients with assets below this level will reflect more closely the type and cost of services used, rewarding customers who use low cost electronic alternatives such as e-banking and the extensive UBS ATM network. It is expected to further reduce the amount of routine transactional business carried out face-to-face, giving client advisors more capacity, allowing them to intensify sales efforts and enhance the quality of the advice they can offer.

     UBS Life started operation at the beginning of January, providing specially developed insurance products that cater to capital accumulation and retirement saving needs, for sale to UBS customers in Switzerland. UBS will also continue to distribute products of a select group of third party insurance companies, through an open sales architecture.

STRATEGIC PROJECT PORTFOLIO

The strategic project portfolio is a series of carefully designed and controlled projects, whose aim is to enhance revenues and control costs, by improving processes, and enhancing products and distribution.

     For the past two years, one of the most important cost control measures has been the removal of overlap and redundancy from the combined branch network of UBS and SBC. During the fourth quarter, a further four branches were closed, bringing the post-merger reduction to 209 branches, or 38% of the network. At the same time, traditional automated teller machines are being replaced by more sophisticated multi-functional BancomatPlus and Multimat machines which allow clients to perform core banking transactions at their convenience, 24 hours a day. 201 BancomatPlus and 215 Multimat terminals have now been installed at strategic sites throughout Switzerland.

     The introduction of a dedicated client service representative for each of their internal clients has enhanced the service our logistics areas provide, and resulted in lower headcount levels and costs. In addition, we have commenced implementation of our Desktop 2000 program, in which 35,000 PC's throughout UBS's Swiss offices are being replaced with high-tech models operating on a new single platform, thus providing higher service quality as well as a more cost-efficient and centralized end-user support function.

LOAN PORTFOLIO

The Private and Corporate Clients loan portfolio reduced further in the fourth quarter, mainly as a result of the completion of the sale of Solothurner Bank, with its CHF 5.1 billion loan portfolio. Continued workout initiatives have led to a CHF 1.5 billion reduction in the recovery portfolio to CHF 15 billion at the end of the fourth quarter.

     Solothurner Bank was sold in order to comply with a condition set down by the Swiss Competition Commission at the time of the merger between Union Bank of Switzerland and Swiss Bank Corporation in 1998.

SALE OF REAL ESTATE COMPANIES

During fourth quarter UBS Switzerland announced the sale of two real estate companies, as part of its continuing program to focus on core business activities and free up capital.

- IMPRIS AG, which manages a portfolio of office and retail premises in Geneva and Zurich, was sold to an international real-estate investment fund managed by Goldman Sachs. This transaction was the first ever in which a Swiss real estate company was purchased by a foreign investor, following a recent change in the law.

- NURESTRA SA, which manages a portfolio of 31 buildings, including some 1,000 apartments, was sold to a group of private investors.

CO-OPERATION BETWEEN BUSINESS GROUPS

As part of the group-wide data-center consolidation project, UBS Warburg's mainframe computer system in Stamford, used for processing world-wide foreign exchange transactions, was decommissioned and the processing moved onto systems operated by UBS Switzerland. The integration of these systems not only allows for

UBS SWITZERLAND
22 FEBRUARY 2001


significant cost savings but also demonstrates the ability of UBS to work on a truly global scale, creating synergies through the utilization of common technical resources across its different business groups. Further consolidation is planned later this year, with the move of UBS Warburg's London-based securities processing system onto mainframes in Zurich.


RESULTS

Private and Corporate Clients' pre-tax profit for the fourth quarter increased 10% from the third quarter, to CHF 511 million. This excellent result was almost equal to the exceptional second quarter, and means that profit in every quarter in 2000 has been significantly higher than the best quarter in 1999.

     Record pre-tax profit for the year of CHF 1,993 million was an increase of 57% over 1999, clearly demonstrating the substantial benefits of the merger between UBS and SBC for the combined domestic banking franchise.

OPERATING INCOME

Private and Corporate Clients' operating income of CHF 1,684 million was CHF 75 million higher than in the third quarter, mainly due to higher interest income, which benefited from increased margins, more than offsetting the loss of revenues from Solothurner Bank ("SoBa"), which was sold in October 2000. Income was also helped by a slight improvement in statistically calculated credit loss expenses, as a result of improved asset quality and the removal of SoBa's assets, and some non-recurring revenues relating to the sales of SoBa and other small investments during the fourth quarter.

     Full year operating income was up 9%, at CHF 6,684 million, primarily reflecting higher fee income, particularly in the first half of the year, and reduced credit loss expenses as the quality of the loan portfolio has improved.

OPERATING EXPENSES

Total operating expenses rose 2% over third quarter 2000, to CHF 1,173 million. Personnel expenses fell slightly, reflecting lower headcount and bonus accruals, but general and administrative expenses rose, mainly as a result of increased IT costs due to the replacement of the installed PC base in Switzerland. Depreciation increased due to a change in the policy on capitalization of software costs.

     Full year operating expenses in 2000 were down 4% at CHF 4,691 million, primarily due to falling personnel costs as headcount reduced. General and administrative expenses fell 6% over the year, despite our continued investments in on-line services, reflecting continued cost control efforts.

HEADCOUNT

Private and Corporate Clients' headcount declined by a further 667 to 21,100 at the end of the fourth quarter, and was down nearly 3,000 from 24,098 at the end of December 1999. The sale of Solothurner Bank led to a reduction of 413 staff in fourth quarter 2000, the transfer of Systor to UBS Capital in first quarter reduced the total by another 948, and 148 financial planning and wealth management staff were transferred to Private Banking in third quarter. The remaining reduction of 1,489 since the beginning of the year and over 2,000 since September 1999 demonstrates the continued success of our Strategic Project Portfolio in realizing UBS/SBC merger-related benefits.


OUTLOOK

Sustained profitability during the fourth quarter, leading to a record pre-tax result for the full year, reflects our determination to continually enhance the profitability of this domestic franchise. We are confident that, assuming the Swiss economic environment remains benign, we can continue this progress through 2001.

                                                                 UBS SWITZERLAND
                                                                22 FEBRUARY 2001


PRIVATE BANKING

BUSINESS UNIT REPORTING

                                                         Quarter ended                % change from          Year ended
                                                ------------------------------       ---------------   ----------------------
CHF million, except where indicated             31.12.00    30.9.00   31.12.99(1)    3Q00       4Q99   31.12.00      31.12.99(1)
-----------------------------------------------------------------------------------------------------------------------------
Income                                             1,641      1,627      1,433          1         15      6,739         5,568
Credit loss expense(2)                                (6)        (8)       (11)        25         45        (25)          (21)
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                             1,635      1,619      1,422          1         15      6,714         5,547
-----------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                   392        411        339         (5)        16      1,572         1,328
General and administrative expenses                  384        296        380         30          1      1,336         1,185
Depreciation                                          34         17         28        100         21         89            76
Amortization of goodwill and
other intangible assets                               10          8          5         25        100         35            21
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                             820        732        752         12          9      3,032         2,610
-----------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                 815        887        670         (8)        22      3,682         2,937
=============================================================================================================================

KPI'S
Assets under management (CHF billion)                681        707        671         (4)         1
-----------------------------------------------------------------------------------------------------------------------------
Net new money (CHF billion)(4)                      (0.7)       0.5        1.0                             (0.7)(3)       0.7(3)
Gross AuM margin (bps)                                95         94         89          1          7         98            90
-----------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(5)                            50         45         52                               45            47
Cost / income ratio before goodwill (%)(5),(6)        49         44         52                               44            46
=============================================================================================================================

ADDITIONAL INFORMATION                                                              % change from
                                                                                  ------------------
As of                                           31.12.00    30.9.00   31.12.99    30.9.99   31.12.99
-----------------------------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                       1,950      1,900      1,509          3         29
Headcount (full time equivalents)                  7,685      7,654      7,256          0          6
-----------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) In order to show the relevant Business Unit performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center.

(3) Net new money for 2000 and 1999 does not agree to the sum of the previously published figures for the four quarters due to rounding.

(4) Excludes interest and dividend income.

(5) Operating expenses / operating before credit loss expense.

(6) The amortization of goodwill and other intangible assets is excluded from this calculation.


KEY PERFORMANCE INDICATORS

Assets under management decreased from CHF 707 billion to CHF 681 billion during the fourth quarter due to weak equity markets and the fall of the USD against the CHF. Some 40% of Private Banking's assets under management are USD denominated. Since the end of 1999, assets under management have increased by CHF 10 billion.

     Net new money remains weak, with net out-flows of CHF 0.7 billion in the fourth quarter.

     Gross margin for the year, at 98 bps, partly reflects the very strong performance in the exceptional market situation of the first quarter. The more recent rates of 95 bps in second and fourth quarters, and 94 bps in third quarter, represent a solid improvement over the average of 90 bps recorded in 1999.

     The fourth quarter pre-goodwill cost/income ratio of 49% was an improvement on the 52% recorded in fourth quarter 1999, but rose from 44% in third quarter 2000, primarily due to temporary increases in IT project costs and the launch of the Private Banking brand campaign. Over the whole year the pre-goodwill cost/ income ratio fell to 44%, from 46% in 1999, as non-personnel expenses remained under tight control.

UBS SWITZERLAND
22 FEBRUARY 2001


INITIATIVES AND ACHIEVEMENTS

UBS FUND SOLUTIONS

In December, Private Banking took a major step forward in the development of its open-product architecture with the launch of UBS Fund Solutions. This offers access to a pre-screened selection of "best in class" investment funds from a range of UBS and third party fund managers, helping clients obtain the best funds from a "confusing universe".

     The entire population of funds available for sale in Switzerland is screened by the Investment Center. Each individual client then receives a tailored sub-set of the screened funds, selected by their client advisor to suit their investment objectives and risk appetite, and pays an all-in "wrap" fee, based on the level of assets.

     UBS is committed to expanding the range and choice of funds available to its clients, using its sophisticated screening process so that the quality of funds offered is maintained.

LAUNCH OF GAM FUNDS AND DISCRETIONARY PORTFOLIO MANAGEMENT

As part of UBS's commitment to expanding the range of choices available to its clients, GAM funds and GAM's discretionary portfolio management service are now available to Private Banking clients in Switzerland. GAM's multi-manager selection process complements UBS's range of funds in both the diversity of styles and asset classes covered.

     GAM funds are also included in the UBS Fund Solutions screening process.

MARKETING INITIATIVES

UBS Private Banking has launched a global advertising campaign, featuring the UBS Verbier Festival Youth Orchestra in concert. The advertisements show how an accomplished orchestra and our expert Private Banking team have similar values, ranging from a passion for professionalism to the precision of their performance.

     In November, UBS Private Banking and UBS Warburg welcomed 200 external asset managers (EAM's) to the first annual UBS EAM Conference, focusing this year on investment opportunities in the Life Sciences sector. EAM's are third-party investment advisors, generally individuals or small firms, who maintain their own client relationships but make extensive use of UBS's products and services to support their businesses.


RESULTS

The CHF 815 million fourth quarter profit was 8% lower than in the third quarter, primarily due to higher marketing and technology costs. Full year performance, with pre-tax profits up 25% to CHF 3,682 million, reflects strong markets in the early part of 2000, and the margin-enhancing benefits of introducing more added-value products during the year.

OPERATING INCOME

Private Banking's operating income of CHF 1,635 million was 1% higher than the third quarter, despite a less buoyant market environment which impacted brokerage income.

     The increase in gross margin to 98 bps for the full year, resulted in income in 2000 of CHF 6,714 million, 21% higher than in 1999. Revenue quality has also improved with asset based fees growing faster over the year than transaction-based fees.

OPERATING EXPENSES

Total operating expenses of CHF 820 million were CHF 88 million higher than in third quarter 2000. Personnel expenses decreased by CHF 19 million compared to the third quarter, primarily due to lower performance-related compensation. This was off-set by an increase of 30% in General and administrative expenses, mainly due to temporarily higher IT project and infrastructure-related costs, as well as expenses relating to the fourth quarter launch of our global brand campaign.

     Full year operating expenses were CHF 3,032 million, CHF 422 million higher than in 1999. Personnel expenses increased CHF 244 million, in line with headcount growth and higher performance-related compensation. General and administrative expenses increased CHF 151 million due to higher IT and processing costs.

                                                                 UBS SWITZERLAND
                                                                22 FEBRUARY 2001


HEADCOUNT

Headcount at year end 2000 was 7,685, representing an increase of 31 during fourth quarter, with a continuation of our policy of shifting resources to client-facing roles and reducing the number of support staff.

     Full year headcount growth of 429 was mainly the result of the transfer of financial planning and wealth management staff from Private and Corporate Clients, and the completion in first quarter 2000 of previous initiatives to strengthen product capabilities.

     During the year, client advisor turnover returned to a level consistent with experience before the UBS/SBC merger.

OUTLOOK

Private Banking has lifted pre-tax profits by 25% to a record level in the year 2000. We believe that the trends of increasing asset-based revenues and sustained margins can continue into 2001. In particular, the recent volatility in equity markets provides a reminder of the value of the expert advice which is at the center of UBS Private Banking's philosophy. Our increased emphasis on asset gathering initiatives, our commitment to providing our clients with innovative products and services from within and outside UBS, and our partnership with PaineWebber, make us confident for the future and a good result in 2001.

UBS ASSET MANAGEMENT
22 FEBRUARY 2001

UBS ASSET MANAGEMENT

BUSINESS GROUP REPORTING

                                                          Quarter ended                 % change from             Year ended
                                                -----------------------------------     ---------------     -----------------------
CHF million, except where indicated             31.12.00     30.9.00    31.12.99(1)     3Q00       4Q99     31.12.00    31.12.99(1)
-----------------------------------------------------------------------------------------------------------------------------------
Income                                               488         493         356          (1)        37        1,953       1,369
Credit loss expense                                    0           0           0                                   0           0
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                               488         493         356          (1)        37        1,953       1,369
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                   234         225         110           4        113          880         516
General and administrative expenses                  138         105          73          31         89          439         271
Depreciation                                          15          12          10          25         50           49          32
Amortization of goodwill and
other intangible assets                               65          67          30          (3)       117          263         113
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                             452         409         223          11        103        1,631         932
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                 36          84         133         (57)       (73)         322         437
===================================================================================================================================

ADDITIONAL INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
Assets under management (CHF billion)                522         555         598          (6)       (13)
-----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio(%)(2)                             93          83          63                                   84         68
Cost / income ratio before goodwill(%)(2),(3)         79          69          54                                   70         60
===================================================================================================================================

                                                                                 % change from
                                                                              --------------------
As of                                   31.12.00     30.9.00     31.12.99     30.9.00     31.12.99
--------------------------------------------------------------------------------------------------
Regulatory equity used (avg)               1,250       1,250          162           0          672
Headcount (full time equivalents)          2,860       2,811        2,576           2           11
--------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2)  Operating expenses/operating income before credit loss expense.

(3) The amortization of goodwill and other intangible assets is excluded from this calculation.

CHANGES TO REPORTING STRUCTURE IN 2001

As a result of the integration initiatives that have taken place since the formation of UBS Asset Management in February 2000, the Investment Funds/GAM and Institutional Asset Management units are increasingly managed as a single business.

     While GAM's distinct identity is still maintanined, the other investment units share an integrated investment management and research function. Institutional Asset Management's regional business areas increasingly market GAM and UBS investment funds to institutions, and many of the two units' costs are managed together.

     To reflect these changes UBS Asset Management will be reported as a single business group, from first quarter 2001, without being split into business units. In order to maintain transparency of performance in the two business lines, disclosure will clearly segment institutional and non-institutional income and client assets.

                                                            UBS ASSET MANAGEMENT
                                                                22 FEBRUARY 2001


INSTITUTIONAL ASSET MANAGEMENT

BUSINESS UNIT REPORTING

                                                           Quarter ended               % change from             Year ended
                                                ----------------------------------     --------------      -----------------------
CHF million, except where indicated             31.12.00     30.9.00    31.12.99(1)    3Q00      4Q99      31.12.00     31.12.99(1)
----------------------------------------------------------------------------------------------------------------------------------
Income                                               327         336         285         (3)       15         1,301        1,099
Credit loss expense                                    0           0           0                                  0            0
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                               327         336         285         (3)       15         1,301        1,099
----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                   164         168          97         (2)       69           631          458
General and administrative expenses                   80          60          57         33        40           243          178
Depreciation                                           8           7           7         14        14            27           25
Amortization of goodwill and
other intangible assets                               44          43          30          2        47           173          113
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                             296         278         191          6        55         1,074          774
----------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                  31          58          94        (47)      (67)          227          325
==================================================================================================================================

Assets under management (CHF billion)                496         528         574         (6)      (14)
Net new money (CHF billion)                         (4.9)       (9.1)      (16.8)        46        71         (66.6)       (50.1)
Gross AuM margin (bps)(2)                             36          35          26          3        38            33           25
----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(3)                            91          83          67                                 83           70
Cost / income ratio before goodwill(%)(3),(4)         77          70          56                                 69           60
==================================================================================================================================

ADDITIONAL INFORMATION

                                                                                % CHANGE FROM
                                                                              --------------------
As of                                   31.12.00     30.9.00     31.12.99     30.9.00     31.12.99
--------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                 500         500          160           0          213
Headcount (full time equivalents)          1,728       1,725        1,653           0            5
--------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) Revenues divided by average assets under management, for the institutional portion of the business only.

(3)  Operating expenses / operating income before credit loss expense.

(4) The amortization of goodwill and other intangible assets is excluded from this calculation.

Key Performance Indicators

During the fourth quarter, total assets under management decreased from CHF 528 billion to CHF 496 billion, primarily a result of the fall of the US dollar, yen and pound against the CHF and generally retreating equity markets. Institutional assets decreased from CHF 326 billion to CHF 300 billion at 31 December 2000.

     Net new money outflows moderated further this quarter, as losses of equity mandates continued to decline, and have decreased substantially compared to the first half of the year. Net outflows of CHF 4.9 billion in the fourth quarter reflected improvement in both institutional and non-institutional asset flows. Client losses continued to be concentrated primarily within US, and to a lesser degree UK mandates, reflecting past investment performance issues.

     Over the full year, assets under management decreased 14%, to CHF 496 billion, with the majority of the decline due to client losses in the institutional business, particularly in the earlier part of the year.

     The gross margin in the fourth quarter was 36 bps, an increase of 1 bp over the third quarter. The rise since 1999 reflects the contributions from the higher margin O'Connor and Allegis businesses. The cost / income ratio before goodwill increased to 77% from 70% in third quarter 2000 as a result of spending on strategic initiatives to expand our global reach, and lower asset-based revenues.

Initiatives and Achievements

INVESTMENT CAPABILITIES AND PERFORMANCE

The return of global equity markets towards fundamental values was the predominant development during 2000. This trend accelerated during the fourth quarter as the US economy began to

UBS ASSET MANAGEMENT
22 FEBRUARY 2001


slow, and many companies within the technology, media and telecommunications
(TMT) sectors posted disappointing earnings. Within this challenging environment, strategic positions benefiting from the expected decline in TMT sectors, the associated drop in equity markets, the under-performance of the very largest capitalization equities, and the year-end turnaround in the Euro, helped Institutional Asset Management deliver the best relative annual investment performance in its history.

     US equity strategies outperformed benchmarks by wide margins during the fourth quarter. Global, international and UK equity strategies were also significantly positive. Phillips & Drew was ranked the top-performing pension fund manager in Britain for the year 2000 by Combined Actuarial Performance Services (CAPS), the leading UK performance measurement consultancy. Phillips & Drew's flagship Managed Exempt fund (equities mixed with property) outperformed the average fund manager by more than 10 percent for the full year. Phillips & Drew's strong performance in 2000 also benefited their balanced fund's three-year record, moving its ranking up from fourth quartile at the end of 1999 to second quartile at the end of 2000.

FIXED INCOME REFOCUS

UBS Asset Management has strengthened its efforts to develop and market its fixed income capabilities. This initiative is designed to capitalize on its consistently strong historic investment performance, and leverage its globally integrated fixed income platform that extends from the investment grade, sovereign and corporate classes to high yield and emerging markets debt.

     To support these efforts, investments in technology and people have been increased to strengthen quantitative modeling systems. Additionally, the spectrum of capabilities available to institutional clients has been expanded, including the development of offerings benchmarked against the new Lehman Universal index, which encompasses US investment grade, high yield and emerging market debt.

EXPANSION OF GROWTH EQUITY CAPABILITIES

The US growth equity team's large capitalization growth fund is ahead of benchmarks over a 1 and 3 year period and its US small capitalization growth portfolio has recently done extremely well, outperforming its benchmark by almost 45% in 2000.

     Institutional Asset Management intends to expand on this successful US growth capability by launching global growth funds. We anticipate significant institutional interest in these capabilities.

O'CONNOR INITIATIVE

Since its launch in June 2000, O'Connor's assets under management have grown strongly, with excellent net new money flows in the second half of the year. O'Connor focuses on alternative asset management, employing investment strategies designed to provide attractive risk-adjusted returns with a low correlation with traditional investments, and drawing on the expertise of both UBS Asset Management and UBS Warburg.

     Continued net new money flows are likely as the business is committed to aggressive expansion through the addition of innovative new investment vehicles. New investment vehicles are in development within the Equities, Currency and Rates, and Fund of Funds classes with the first new funds expected to be rolled out in the first half of 2001.


Results

Institutional Asset Management's pre-tax profit fell 47% from third quarter 2000, to CHF 31 million, primarily driven by higher costs due to investment in strategic initiatives.

     The full year pre-tax profit of CHF 227 million was 30% lower than 1999. Despite asset losses in the core institutional business, income increased as a result of the launch of the O'Connor business and the acquisition of UBS Realty Investors (formerly Allegis); but this was more than offset by higher performance-related personnel expenses, goodwill amortization relating to UBS Realty Investors and increased general and administrative expenses.

OPERATING INCOME

Operating income declined 3% compared to the previous quarter, to CHF 327 million. Institutional income decreased slightly from CHF 285 million in the third quarter 2000, to CHF 283 million. Non-institutional operating income declined CHF 7 million from the previous quarter, to CHF 44 million, as a result of lower fees from UBS Switzerland, following the launch of their Investment Center.

                                                            UBS ASSET MANAGEMENT
                                                                22 FEBRUARY 2001

     Over the full year, operating income increased CHF 202 million, or 18%, to CHF 1,301 million. Operating income increased as a result of the acquisition of UBS Realty Investors and the addition of the O'Connor business formed in June 2000, partially offset by lost revenue resulting from client losses.

OPERATING EXPENSES

Operating expenses increased CHF 18 million from the previous quarter to CHF 296 million. General and administrative expenses increased CHF 20 million to CHF 80 million in the fourth quarter, principally as the result of European office expansion and investment in new projects. Personnel costs fell slightly during the quarter to CHF 164 million as a result of reduced performance-related compensation.

     Full year expenses increased by CHF 300 million, to CHF 1,074 million, due to the addition of UBS Realty Investors and O'Connor, and other growth initiatives.

HEADCOUNT

Headcount was stable, ending the quarter at 1,728. Over the year, headcount increased by 75, mostly due to the creation of the O'Connor business.

Outlook

With the strong relative investment performance in 2000, a strengthened investment management platform, and successful initiatives including the full integration of Brinson and Phillips & Drew behind us, we are optimistic for 2001. While we must continue to provide competitive investment returns to fully realize the financial benefits of this success, we believe the future asset development trend is encouraging. In the short-term, small net client losses may continue but with favorable investment performance and diversification, a return to healthy growth rates in both client assets and earnings seem a realistic prospect.

UBS ASSET MANAGEMENT
22 FEBRUARY 2001


INVESTMENT FUNDS/GAM
BUSINESS UNIT REPORTING

                                                          Quarter ended                  % change from            Year ended
                                                  --------------------------------      ----------------    ---------------------
CHF million, except where indicated               31.12.00    30.9.00   31.12.99(1)     3Q00        4Q99    31.12.00   31.12.99(1)
---------------------------------------------------------------------------------------------------------------------------------
Income                                                 161        157         71           3         127         652        270
Credit loss expense                                      0          0          0                                   0          0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                 161        157         71           3         127         652        270
---------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                      70         57         13          23         438         249         58
General and administrative expenses                     58         45         16          29         263         196         93
Depreciation                                             7          5          3          40         133          22          7
Amortization of goodwill and
other intangible assets                                 21         24          0         (13)          --          90          0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                               156        131         32          19         388         557        158
---------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                     5         26         39         (81)        (87)         95        112
=================================================================================================================================

KPI's
Assets under management (CHF billion)                  219        227        225          (4)         (3)
Net new money (CHF billion)                            2.8        0.2       (1.3)          --           --         4.4        1.3
Gross AuM margin (bps)(2)                               37         37         23           0          61          38         24
---------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(3)                              97         83         45                                  85         59
Cost / income ratio before goodwill(%)(3),(4)           84         68         45                                  72         59
=================================================================================================================================

ADDITIONAL INFORMATION

                                                                                       % change from
                                                                                   ----------------------
As of                                   31.12.00       30.9.00      31.12.99       30.9.00       31.12.99
---------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                 750           750             2             0             --
Headcount (full time equivalents)          1,132         1,086           923             4             23
---------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) All non-institutional revenues, including those booked in Institutional Asset Management, divided by average assets under management.

(3)  Operating expenses / operating income before credit loss expense.

(4) The amortization of goodwill and other intangible assets is excluded from this calculation.

KEY PERFORMANCE INDICATORS

Assets under management decreased from CHF 225 billion at 31 December 1999 and CHF 227 billion at 30 September 2000, to CHF 219 billion at year end 2000. In both cases, the decline was largely a result of currency and market movements. Net new money was CHF 2.8 billion during the fourth quarter, reflecting the funds' improved relative performance, and CHF 4.4 billion for the year as whole.

     The cost / income ratio before goodwill increased from 68% during the third quarter to 84% in the fourth quarter 2000 reflecting higher costs related to spending on new business initiatives, chiefly targeted at marketing investment funds outside UBS. Over the year, the ratio increased from 59% to 72% as a result of the inclusion of GAM and spending on third party distribution initiatives.

     The gross margin for the year, at 38 bps, is significantly higher than the 24 bps recorded in 1999, principally due to the contribution from GAM.

INITIATIVES AND ACHIEVEMENTS

INVESTMENT CAPABILITIES AND PERFORMANCE

Over the past few months, UBS investment funds, and especially equity funds, have benefited from the change in market attitude towards a more value-oriented approach. Over the past six months, 53% of Swiss registered UBS equity funds outperformed their peer group, while in the fourth quarter this figure increased to 65%.

     GAM's range of specialist multi-manager and hedge funds continued to provide outstanding performance, and the market volatility seen in recent months has strengthened their appeal. GAM's in-house fund managers delivered strong relative performance across a range of long-only funds, despite difficult market conditions. Private client portfolios performed well and new business development has improved. Initiatives to promote GAM's specialist capabilities to the Swiss institutional market have seen success, and the opening of a GAM office in Kuwait responding to the strong demand for GAM's products and services in the Middle East.

                                                            UBS ASSET MANAGEMENT
                                                                22 FEBRUARY 2001

INVESTMENT FUNDS PRICING

In recognition of the competitive dynamics of the investment fund market, Investment Funds has increased all-in fees for all asset classes except real estate. This change will still leave UBS investment funds competitively priced in Switzerland and our other core markets, but will provide enhanced revenues for continued investment in customer service and more convenient channels. The fee increase is being introduced on a progressive basis between mid-January and May 2001, and is expected to have only a marginal effect on overall net fund performance.

UBS ALTERNATIVE PORTFOLIO

On 31 October, UBS Investment Funds launched UBS Alternative Portfolio AG combining the comprehensive alternative investment capabilities of UBS Asset Management into one pooled investment vehicle. Designed primarily as a unique vehicle to provide convenient access for institutions and Private Banking clients to access our broad range of alternative capabilities, the portfolio's assets will be allocated across the private equity, timber and real estate sectors, along with O'Connor and GAM funds.

ACQUISITION OF FONDVEST

UBS Asset Management completed the acquisition of Fondvest AG during fourth quarter. Fondvest specializes in open fund distribution, giving banks, insurance companies and other asset managers a simple way to offer their clients a comprehensive and independent range of third party funds from a single source.

funds@ubs

The launch during fourth quarter of our third party distribution initiative funds@ubs, in partnership with Lufthansa Miles and More, was very successful, with the number of inquiries received exceeding expectations. Plans for further expansion of this initiative continue, with a second partner expected in Germany in second quarter 2001.

     UBS's potential as a supplier of investment fund products to third parties is underlined by a recent survey of financial institutions by market research firm Sector Analysis. It ranked UBS's brand attractiveness as a supplier of third party funds as fourth in Europe.

RESULTS

The fall in pre-tax profit, down CHF 21 million from third quarter, reflected continued investment in third party distribution and other growth initiatives.

OPERATING INCOME

Operating income increased CHF 4 million from the previous quarter to CHF 161 million, mainly as a result of the acquisition of Fondvest and of Fortune Securities & Investment Trust Company during the fourth quarter 2000. Over the full year, operating income increased 141% to CHF 652 million, primarily due to the acquisition of GAM.

OPERATING EXPENSES

Operating expenses increased CHF 25 million from the previous quarter to CHF 156 million. Increased costs were primarily a result of strategic initiatives including the funds@ubs roll-out and the related purchase of Lufthansa air miles, as well as the acquisitions of Fondvest and Fortune. Increased IT, advertising and marketing spending also contributed to increased operating expenses.

     Over the full year, expenses increased 253% to CHF 557 million, reflecting the acquisition of GAM and spending on other strategic initiatives, including third-party distribution.

HEADCOUNT

Headcount rose 46 during the fourth quarter to 1,132 at the end of December 2000, mainly as a result of the Fondvest acquisition. The increase of 209 during the year was largely due to distribution initiatives, expansion at GAM and the acquisition of Fondvest.

OUTLOOK

As UBS opens its investment architecture further, UBS Investment Funds and GAM will be competing actively for investment flows both inside and outside UBS, capitalizing on their strong brand recognition.

     The expansion of distribution channels and the revised pricing structure are expected to be a strong driver of future revenue growth, although the cost of investments in multi-channel distribution initiatives will continue to impact profits in the coming months.

UBS WARBURG
22 FEBRUARY 2001

UBS WARBURG

BUSINESS GROUP REPORTING

                                                         Quarter ended                 % change from             Year ended
                                                ----------------------------------     --------------     -----------------------
CHF million, except where indicated             31.12.00     30.9.00    31.12.99(1)    3Q00      4Q99     31.12.00     31.12.99(1)
----------------------------------------------------------------------------------------------------------------------------------
Income                                             5,126(4)    4,458       2,883         15        78       19,779(4)    13,041(5)
Credit loss expense (2)                              (83)        (49)        (93)       (69)       11         (247)        (333)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                             5,043       4,409       2,790         14        81       19,532       12,708
----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                 2,846(3)    2,321       1,492         23        91       10,916(3)     7,278
General and administrative expenses                1,206(3)      765         843         58        43        3,408(3)     2,680
Depreciation                                         221(3)      146         171         51        29          652(3)       659
Amortization of goodwill and
other intangible assets                              180(4)       41          36        339       400          298(4)       154
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                           4,453       3,273       2,542         36        75       15,274       10,771
----------------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                590       1,136         248        (48)      138        4,258        1,937
==================================================================================================================================

ADDITIONAL INFORMATION

Assets under management (CHF billion)(6)             827          44          36          --         --
----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio(%)(7)                             87          73          88                                77           83
Cost / income ratio before goodwill(%)(7),(8)         83          72          87                                76           81
==================================================================================================================================

                                                                                     % change from
                                                                                 ---------------------
As of                                   31.12.00      30.9.00      31.12.99      30.9.00      31.12.99
------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)              24,900       10,690        10,679          133           133
Headcount (full time equivalents)         38,445       14,946        14,266          157           169
------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center.

(3) The quarter ended and year ended 31 December 2000 Personnel, General and administrative expenses and Depreciation have been adjusted for Significant Financial Events in respect of PaineWebber integration costs by CHF 86 million, CHF 93 million and CHF 79 million respectively.

(4) Goodwill funding costs of CHF 132 million and amortization of goodwill and other intangible assets of CHF 138 million in respect of the PaineWebber acquisition are included in UBS Warburg results but are not reflected in any of the individual Business Units.

(5) Year ended 31 December 1999 has been adjusted for the Significant Financial Event of CHF 200 million for the sale of international Global Trade Finance business.

(6) US Private Clients Assets under management at 3 November 2000 were CHF 890 billion.

(7)  Operating expenses/operating income before credit loss expense.

(8) The amortization of goodwill and other intangible assets is excluded from this calculation.

                                                                     UBS WARBURG
                                                                22 FEBRUARY 2001

GOODWILL COSTS

UBS Warburg's business group operating expenses include CHF 138 million of goodwill amortization and CHF 132 million of goodwill funding costs relating to the merger with PaineWebber which are recorded at the business group level, but are not allocated to the individual business units.

     In particular, the results of the US Private Clients business unit, which comprises most of the former PaineWebber private client business, will not reflect goodwill amortization or funding costs relating to the merger.

Business unit structure

IN FOURTH QUARTER 2000 REPORTING

In this quarter we report the following business units:

CORPORATE AND INSTITUTIONAL CLIENTS

The previous business unit, plus costs and income relating to the former Capital Markets business of PaineWebber, which is now integrated into it.

UBS CAPITAL

Unchanged from previous quarters.

INTERNATIONAL PRIVATE CLIENTS

The former Private Clients business unit will in future be known as International Private Clients.

US PRIVATE CLIENTS

The individual clients businesses of PaineWebber, including Mitchell Hutchins. Although the US businesses of the former Private Clients business unit are now integrated into the management structure of the US Private Clients unit, their results are reported for fourth quarter in the International Private Clients business unit.

E-SERVICES

Unchanged from previous quarters.

IN FIRST QUARTER 2001 REPORTING

With effect from first quarter 2001, we will report the following business units.

CORPORATE AND INSTITUTIONAL CLIENTS

As in fourth quarter 2000.

UBS CAPITAL

As in fourth quarter 2000.

INTERNATIONAL PRIVATE CLIENTS

The European businesses of the former UBS Warburg Private Clients business unit and the e-services initiative will be integrated into UBS Switzerland's Private Banking business unit during the first quarter.

US PRIVATE CLIENTS

The PaineWebber individual clients business, excluding Mitchell Hutchins, (which will be part of UBS Asset Management), and including the US businesses of the former UBS Warburg Private Clients business unit.

UBS WARBURG
22 FEBRUARY 2001

CORPORATE AND INSTITUTIONAL CLIENTS
BUSINESS UNIT REPORTING

                                                         Quarter ended                % change from            Year ended
                                           ---------------------------------------    -------------    ----------------------------
CHF million, except where indicated        31.12.00          30.9.00    31.12.99(1)   3Q00     4Q99    31.12.00          31.12.99(1)
-----------------------------------------------------------------------------------------------------------------------------------
Income                                       3,810             4,314       2,764       (12)      38      18,033            12,529(2)
Credit loss expense (3)                        (82)              (48)        (92)      (71)      11        (243)             (330)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                       3,728             4,266       2,672       (13)      40      17,790            12,199
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                           1,729(4),(5)      2,193       1,367       (21)      26      9,284(4),(5)       6,861
General and administrative expenses            851(4)            689         761        24       12      2,779(4)           2,429
Depreciation                                   161(4)            135         157        19        3        555(4)             629
Amortization of goodwill and
other intangible assets                         39                39          32         0       22         149               134
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     2,780             3,056       2,317        (9)      20      12,767            10,053
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX           948             1,210         355       (22)     167       5,023             2,146
===================================================================================================================================

KPI's

Compensation / income (%)                       45                51          49                             51                55
-----------------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(6)                      73                71          84                             71                80
Cost / income ratio before
goodwill(%)(6),(7)                              72                70          83                              70               79
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans /
Gross loans outstanding (%)                    3.4               2.1         2.2
Average VaR (10-day 99%)                       216               238         197
===================================================================================================================================

LEAGUE TABLE RANKINGS

                                                                          YEAR-TO-DATE
                                                                  ---------------------------
                                                                  31.12.00(10)        30.9.00
---------------------------------------------------------------------------------------------
Global Mergers and Acquisitions completed (8)
 Rank                                                                    6                  5
 Market share (%)                                                     16.7               18.2
International Equity New Issues (9)
 Rank                                                                    7                  9
 Market share (%)                                                      5.1                3.7
International Bonds (9)
  Rank                                                                   5                  5
  Market share (%)                                                     7.9                8.1
Eurobonds (9)
  Rank                                                                   1                  1
  Market share (%)                                                     8.8                9.3
=============================================================================================

ADDITIONAL INFORMATION

                                                                                    % change from
                                                                                 ---------------------
As of                                   31.12.00      30.9.00      31.12.99      30.9.00      31.12.99
------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)              10,000        9,850        10,050            2             0
Headcount (full time equivalents)         15,262       13,268        12,694           15            20
------------------------------------------------------------------------------------------------------


(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) Year ended 31 December 1999 income was adjusted for the Significant Financial Event of CHF 200 million related to the sale of the international Global Trade Finance business.

(3) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center.

(4) The quarter ended and year ended 31 December 2000 Personnel, General and administrative expenses and Depreciation were adjusted for Significant Financial Events in respect of the PaineWebber integration costs by CHF 86 million, CHF 13 million and CHF 7 million respectively.

(5) The quarter and year ended 31 December 2000 Personnel expenses include CHF 11 million of the CHF 128 million retention payments in respect of the PaineWebber acquisition.

(6)  Operating expenses / operating income before credit loss expense.

(7) The amortization of goodwill and other intangible assets is excluded from this calculation.

(8)  Source: Thomson Financial Securities data.

(9)  Source: Capital Data Bondware.

(10) The league table rankings reflect recent industry consolidation.

                                                                     UBS WARBURG
                                                                22 FEBRUARY 2001

The results for the Corporate and Institutional Clients business unit include the costs and revenues of the former PaineWebber capital markets business, which was integrated into this business unit from the completion of the merger on 3 November 2000.

KEY PERFORMANCE INDICATORS

UBS Warburg measures its expense base primarily in terms of percentage of revenues, looking at both personnel costs and non-personnel costs on this basis.

     Continued strong revenue performance and active cost management led to a pre-goodwill cost / income ratio of 72%, up 2% on the previous quarter but a significant improvement over the 83% recorded in fourth quarter 1999.

     UBS Warburg's ratio of personnel cost to income fell to 45% in fourth quarter 2000, four percentage points lower than the same period last year, reflecting the alignment of full year performance-related compensation to the downward shift of market sentiment this quarter. UBS Warburg continues to invest in top quality professionals to help expand its capabilities and client reach and therefore aims to compensate its employees in line with its global competitors.

     Changes in non-personnel costs are less directly related to changes in income than personnel costs.

     As a percentage of income, non-personnel costs increased to 28% this quarter, from 20% in third quarter, although this is well below the fourth quarter 1999 level of 34%. The growth in non-personnel costs in fourth quarter 2000 was driven by increased expenditure on technology, professional fees and the incremental costs of the PaineWebber capital markets business.

     Market risk utilization, as measured by average Value at Risk, continued to remain well within the limit of CHF 450 million, decreasing from CHF 238 million in third quarter to CHF 216 million in the fourth quarter, despite the addition of the PaineWebber capital markets business.

     Total loans fell by CHF 6,667 million from the end of third quarter 2000, to CHF 74, 253 million at 31 December 2000, due to repayments of short-term money market facilities. The value of non-performing loans rose CHF 783 million to CHF 2,519 million, reflecting the deteriorating credit environment in the US. As a result, the ratio of non-performing loans to total loans increased to 3.4% from 2.1% at the end of third quarter 2000.

     UBS Warburg does not believe that extensive lending is critical to the expansion of its client franchise. Risk/return considerations will be the paramount consideration in determining balance sheet usage.


League Table Rankings

MERGERS & ACQUISITIONS

As a global investment bank, with strong capabilities across a wide range of sectors, UBS Warburg was involved in several significant transactions during 2000 and considerably improved its position in Global and European M&A. For 2000 it was ranked 6th globally in Completed M&A Transactions and 4th in European Completed M&A Transactions, compared to 9th and 10th respectively in 1999.

     During fourth quarter, UBS Warburg was the number one advisor in the extensive consolidation in the US food and consumer goods industry -- acting as financial advisor for Diageo's USD 8.1 billion bid with Pernod Ricard for Seagram's spirit businesses; for Unilever's USD 24.3 billion acquisition of Bestfoods, the largest ever cross-border food deal; and for the sale of Nabisco to Philip Morris for USD 19.4 billion, the largest ever public auction.

FIXED INCOME UNDERWRITING

During fourth quarter 2000, UBS Warburg continued to play a leading role in the international fixed income markets, and ended the year ranked 1st in Eurobonds with a market share of 8.8%, compared with 2nd in 1999 with a market share of 7.6%. In the All International Bonds sector, UBS Warburg improved its ranking from 6th to 5th and significantly added market share, increasing from 6.1% to 7.9%.

     UBS Warburg has been named "Eurobond House of the Year" and "Sterling Bond House of the Year" in International Financing Review's Review of the Year 2000. The Sterling Bond House of the Year award cited UBS Warburg's broad primary market business and dominant position in secondary sales and trading. The Eurobond House of the Year award reflects success in "Global Bonds" and the breadth of our corporate Eurobonds business.

UBS WARBURG
22 FEBRUARY 2001


It also highlighted UBS Warburg's growing credit research team, the bank's CreditDelta portfolio analysis technology, and its expanding asset based securities and capital securities franchises.

EQUITY UNDERWRITING

UBS Warburg continues to strengthen its position in the international primary equity markets, and has started 2001 by winning several significant mandates.

     UBS Warburg's ranking in International Equity New Issues was 8th for the full year 2000, up from 9th at 30 September 2000, with market share almost doubling from 3.7% to 7.3%.

     During fourth quarter 2000, UBS Warburg was bookrunner on the Deutsche Post Worldnet IPO - the first IPO of a national postal operator and a transaction which was named Continental Europe Public Offer of the Year by Privatisation International.

     UBS Warburg was also ranked 4th in International Equity Linked New Issues, and was bookrunner in several significant innovative transactions, including MILES (Market Index-Linked Equity Securities) for Allianz, one of the world's leading insurance companies.

     UBS Warburg was ranked 1st in IPO performance for US offerings in 2000, according to Commscan's Equidesk. UBS Warburg was the only firm to have an overall positive return among the 17 firms included in the survey.

     UBS's market share and ranking is lower than in 1999, due at least in part to its relatively underweight position in the Technology, Media and Telecoms
(TMT) sectors. Whilst UBS did not suffer from the decline in these sectors in the second half of the year, it missed some of the opportunities in the first half. UBS remains committed to building its TMT capabilities through organic growth. Note: M&A league table rankings sourced from Thomson Financial Securities Data. Fixed Income, Equity and Equity Linked league table rankings sourced from Capital Data Bondware. All league tables -- for both 1999 and 2000 -- have been restated on a proforma basis to reflect industry consolidation.

EQUITY RESEARCH AND INDUSTRY AWARDS

UBS Warburg's research continues to be recognized as one of the leaders on a global, sector and regional basis. Some of the significant awards received during fourth quarter 2000 included:

- Institutional Investor Global Equity Research Team UBS -- Warburg was ranked 4th, overall, the same position as in 1999 but with a significantly increased number of ranked analysts.

- Reuters Emerging Markets Survey - UBS Warburg was ranked 1st in Broker Research for Emerging Europe, the Middle East and Africa (EMEA), 1st in Country Research on Israel, Greece and Russia, and 1st for capabilities in Sales Trading, Agency Execution and General Sales.

- Asiamoney - UBS Warburg was ranked 1st in the TeleTech sector and 4th best Research House in Asia.

E-COMMERCE

UBS Warburg continues to expand its e-commerce capabilities, as an integral part of its global product and service offering to its corporate and institutional clients. New features of its Investment Banking On-Line (IBOL) service in fourth quarter 2000 included enhanced releases of:

- UBS Warburg's award winning ResearchWeb, which provides analytical tools and on-line access to UBS Warburg research reports.

- DealKey(TM), which provides online capabilities for primary equity and equity-linked transactions - the site now provides investors with the ability to communicate feedback and enter orders for all UBS Warburg's current primary equity issues. Investors also make extensive use of the ability to view analyst presentations, access virtual roadshows and download offering information.

INTEGRATION OF PAINEWEBBER
CAPITAL MARKETS BUSINESS

During fourth quarter 2000, UBS Warburg integrated the former capital markets businesses of PaineWebber into Corporate & Institutional Clients. This expanded UBS Warburg's capabilities in asset backed securities, real estate, corporate finance, equity and fixed income sales, and especially in equity research, where UBS Warburg now covers about 90% of S&P 500 and NASDAQ 100 companies.

     As well as this direct and immediate impact, the integration of PaineWebber has also positioned UBS Warburg much more strongly as an employer of choice in the critical US investment banking market. As a result of the enhanced critical mass, and its strong performance

                                                                     UBS WARBURG
                                                                22 FEBRUARY 2001

in 2000, UBS Warburg has been able to take advantage of the ongoing industry consolidation and make significant hires across a wide range of sectors globally, with several notable additions to our US Corporate Finance capabilities at senior levels.

BUSINESS AREA REPORTING

From first quarter 2001, Corporate and Institutional Clients will report revenue by business area quarterly rather than just annually as it has until now. The business areas reported will also change slightly. The Treasury Products and Fixed Income business areas have been reorganized into two new areas, the Credit Fixed Income business area (the former Fixed Income business less interest rate derivatives and government bonds) and the Rates and Foreign Exchange business area (the former Treasury Products business area, with the addition of interest rate derivatives, and government bonds). This reorganization groups related products together on a more consistent basis, and allows our businesses to realize enhanced returns from a greater focus on client needs.

RESULTS

UBS Warburg's Corporate and Institutional Clients business unit delivered strong profit growth again this quarter, with pre-tax profit of CHF 948 million, up 167% over fourth quarter 1999, in what is seasonally a difficult period. Pre-tax profits for the full year have increased 134% from 1999, to CHF 5,023 million.

OPERATING INCOME

Corporate and Institutional Clients generated revenues of CHF 3,810 million in fourth quarter 2000, an increase of 38% over fourth quarter 1999. Full year performance was even stronger, with 2000 revenues of CHF 18,033 million representing an increase of 44% over 1999.

     Equities revenues during fourth quarter 2000 were somewhat lower than in third quarter, reflecting seasonal trends and poor market conditions, with increased volatility and sharply lower liquidity, but remained strong compared to prior years. Over the whole year, Equities revenues have performed extremely well, with the full year total of CHF 10,427 million 82% higher than in 1999.

     Fourth quarter 2000 saw a 5% increase in secondary commissions compared to the previous quarter. UBS Warburg's secondary equity sales franchise continues to be ranked as one of the global leaders, and the leading non-US equities house.

     In Fixed Income, all businesses recorded lower revenues compared to third quarter 2000, due to lower levels of issuance towards the end of the year and some volatility in the markets. On a full-year basis, the Governments & Derivatives and Principal Finance groups delivered excellent results, contributing to overall revenues for the year 2000 of CHF 2,969 million, an improvement of 21% over 1999.

     In the Treasury Products business area, increased revenues were recorded in Foreign Exchange in the fourth quarter, although derivative products continued to be impacted by ongoing commoditization, which has resulted in narrower margins. Full year performance reflected this, with revenues of CHF 1,653 million for 2000 down 8% on the previous year.

     Market conditions for Mergers and Acquisitions, advisory work and primary underwriting continued to be strong, driving Corporate Finance's excellent performance, with revenues above levels in third quarter 2000. Overall, 2000 was a year of very strong growth in this area for UBS Warburg. Revenues for the year of CHF 2,701 were 32% ahead of 1999.

     Non-core revenues in 2000, which include income from the work-out of the global equity derivatives portfolio and the run-down of the noncore loan portfolio, fell 59% compared to 1999, to CHF 281 million.

OPERATING EXPENSES

Corporate and Institutional Clients continues to carefully manage its cost base, with the pre-goodwill cost / income ratio remaining well below 1999 levels, at 72%. Personnel expenses increased 26% from the same quarter last year, to CHF 1,729 million, reflecting increased performance-related compensation.

     General and administrative expenses increased 12% compared to fourth quarter 1999, as a result of increased expenditure on technology outsourcing, professional fees and the incremental costs of the PaineWebber capital markets business. Overall costs are growing at a significantly slower rate than revenues, delivering continued strong pre-tax profit growth.

UBS WARBURG
22 FEBRUARY 2001


HEADCOUNT

Corporate and Institutional Clients headcount rose 15% during the quarter, to 15,262, mainly due to increases in Corporate Finance and Equities, and also including the impact of the integration of 1,623 staff from the PaineWebber capital markets businesses.

Outlook

UBS Warburg's leading institutional franchise in both equities and fixed income, together with an increasingly deep and broad corporate client franchise, continue to improve the sustainability and quality of earnings. UBS Warburg continues to deliver growth in revenues and profitability which are amongst the best in its peer group, despite the volatility in financial markets. The current market environment remains unsettled, but the fundamental trends in UBS Warburg's core European market remain strong and should deliver significant long term growth prospects across the main business areas.

                                                                     UBS Warburg
                                                                22 February 2001


UBS CAPITAL

BUSINESS UNIT REPORTING

                                                  Quarter ended                % change from              Year ended
                                           --------------------------------    -------------       ------------------------
CHF million, except where indicated        31.12.00   30.9.00    31.12.99(1)   3Q00      4Q99      31.12.00     31.12.99(1)
---------------------------------------------------------------------------------------------------------------------------
Income                                          138        79          61        75       126           368          315
Credit loss expense                               0         0           0                                 0            0
---------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                          138        79          61        75       126           368          315
---------------------------------------------------------------------------------------------------------------------------
Personnel expenses                               66        23          27       187       144           142          105
General and administrative expenses              16        10          13        60        23            49           46
Depreciation                                      0         0           2                                 2            2
Amortization of goodwill and
other intangible assets                           0         0           1                                 2            5
---------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                         82        33          43       148        91           195          158
---------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX             56        46          18        22       211           173          157
===========================================================================================================================

KPI's

                                                                                   % change from
                                                                                --------------------
As of                                    31.12.00     30.9.00      31.12.99     30.9.00     31.12.99
----------------------------------------------------------------------------------------------------
Portfolio book value (CHF billion)            5.5         4.5           3.0          22           83
====================================================================================================

                                                                                              % change from
                                                                                        ----------------------
As of                                           31.12.00     30.6.00      31.12.99      30.6.00       31.12.99
--------------------------------------------------------------------------------------------------------------
Value creation (CHF billion)                         0.2         0.4           0.3          (50)           (33)
==============================================================================================================

ADDITIONAL INFORMATION
Regulatory equity used (avg)                         600         500           340           20             76
Headcount (full time equivalents)                    129         117           116           10             11
--------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

Key Performance Indicators

The book value of UBS Capital's private equity investments has grown from CHF
4.5 billion at the end of third quarter 2000 to CHF 5.5 billion at 31 December 2000. New investments of CHF 0.6 billion were made during the fourth quarter, including new shareholdings across a diverse range of sectors.

     In addition, CHF 0.8 billion of investments made by PaineWebber were added to UBS Capital's private equity portfolio in December 2000.

     UBS Capital accounts for its private equity investments at cost less permanent impairments, showing only realized gains or losses in the profit and loss statement. The portfolio review and valuation at 31 December 2000 resulted in an approximate current fair value of CHF 6.9 billion, compared to CHF 5.2 billion at 30 June 2000 and CHF 4.2 billion at 31 December 1999. This equates to unrealized gains of approximately CHF 1.3 billion, compared to CHF 1.4 billion at 30 June 2000 and CHF 1.2 billion at year-end 1999. The value creation during the half-year to the end of December 2000, including realized gains since 30 June 2000, and the increase in the portfolio's unrealized gains, is estimated to be approximately CHF 0.2 billion, sustaining UBS Capital's impressive record of value creation.

Initiatives and Achievements

Despite the decline of public market prices in the technology and telecoms sectors in late 2000, UBS Capital successfully disposed of several companies in these sectors during the fourth quarter, substantially increasing revenues compared to third quarter 2000 and fourth quarter 1999. Given the size and nature of UBS Capital's

UBS WARBURG
22 FEBRUARY 2001


investments, exit strategies are more focused on trade sales than on IPOs, and are less impacted in difficult equity capital market environments.

     During the quarter UBS Capital has initiated a high level of new investments and add-on investments to existing portfolio companies, throughout both old and new economy sectors.

     Amongst the highlights were investment in a German auto-parts manufacturer, Reum, whose prestigious customer base includes BMW, and the success of the recently created TMT team in Asia. Taking advantage of the fall in technology asset prices, this team has already completed a selection of promising acquisitions including the purchase of Global Opticom, China Network, Pihana Pacific (Hong Kong) and Interoffice (Japan).

     UBS Capital is looking to raise funding for investment in the European and Asian private equity markets. This will help meet demand from UBS's private clients for access to private equity investments, giving them an opportunity to diversify from more traditional investments.

RESULTS

Operating income increased 126% to CHF 138 million, from CHF 61 million in fourth quarter 1999. This reflects the realized gains from sales of investments in the quarter, partially offset by write-downs of the value of several under-performing companies in different sectors of the portfolio. UBS Capital's quarterly income is mainly driven by the timing of divestments and can therefore show some volatility.

     Personnel, general and administrative expenses were CHF 82 million in the fourth quarter, an increase from the previous quarter of CHF 49 million, or 148%, mainly driven by bonus expenses. Bonuses are accrued when an investment is successfully exited, so personnel expenses move in line with divestments.

Outlook

The private equity business is looking forward to embracing its new and unique business model. With the volume of funds dedicated to private equity in Europe growing 50% in the last two years, private equity is increasingly recognized as an established asset class. UBS's increased commitment to private equity is recognition of UBS Capital's impressive investment record, while the freedom and incentive the new arrangements will give to raise larger amounts of third party funds will allow UBS Capital to increase its investment rate in line with the expanding market opportunities.

                                                                     UBS WARBURG
                                                                22 FEBRUARY 2001


US PRIVATE CLIENTS

BUSINESS UNIT REPORTING

                                                                       Quarter ended(1)
CHF million, except where indicated                                       31.12.00
--------------------------------------------------------------------------------------
Income                                                                       1,225
Credit loss expense                                                              0
--------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                                       1,225
--------------------------------------------------------------------------------------
Personnel expenses (2)                                                         955
General and administrative expenses                                            258
Depreciation                                                                    30
Amortization of goodwill and other intangible assets                             1
--------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                     1,244
--------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                                           (19)
======================================================================================

KPI's
Client assets (CHF billion) (3)                                                794
--------------------------------------------------------------------------------------
Net new money (CHF billion) (4)                                                8.3
Gross AuM margin (bps)                                                          86
--------------------------------------------------------------------------------------
Cost / income ratio (%) (5)                                                    102
Cost / income ratio before goodwill (%) (5),(6)                                101
Cost / income ratio before goodwill and retention payments (%) (5),(6)          92
--------------------------------------------------------------------------------------
Recurring fees (CHF millions) (7)                                              430
Financial advisors                                                           8,871
======================================================================================

ADDITIONAL INFORMATION

As of                                                                     31.12.00
--------------------------------------------------------------------------------------
Regulatory equity used (avg)                                                 2,450
Headcount (full time equivalents)                                           21,490
--------------------------------------------------------------------------------------


(1) The US Private Clients results cover the period from the date of acquisition of PaineWebber, 3 November 2000.

(2) The quarter ended 31 December 2000 personnel expenses include CHF 117 million of the CHF 128 million retention payments in respect of the PaineWebber acquisition.

(3) Corresponds to UBS's current definition of Assets under management. Client assets at 3 November 2000 were CHF 890 billion.

(4)  Excludes interest and dividend income.

(5)  Operating expenses / operating income before credit loss expense.

(6) The amortization of goodwill and other intangible assets is excluded from this calculation.

(7) Asset based and advisory revenues including fees from mutual funds, wrap fee products, insurance products and institutional asset management products.

The merger between UBS Warburg and PaineWebber was completed on 3 November 2000 -- the results shown are therefore for performance from that date until 31 December 2000. As the merger consolidation was effected via purchase accounting, results for prior periods are not shown. No precise comparative figures are available for prior periods, but some approximations have been made to allow comparisons.

     The business unit reported for fourth quarter 2000 represents the old PaineWebber businesses including Mitchell Hutchins, but excluding the capital markets business that was transferred to the Corporate and Institutional Clients business unit. Although the US businesses of the former UBS Warburg Private Clients business unit were integrated into PaineWebber's management structure soon after completion of the merger, their results are still included in the International Private Clients unit for this quarter.

     In first quarter 2001, Mitchell Hutchins will be moved into the UBS Asset Management business group. The US Private Clients business unit reported for first quarter 2001 will consist of the former PaineWebber private client businesses and the US operations formerly part of the UBS Warburg Private Clients business unit.

UBS WARBURG
22 FEBRUARY 2001


Key Performance Indicators

At the end of the fourth quarter 2000, US Private Clients had CHF 794 billion of client assets. This represents a fall of CHF 96 billion from the level at completion of the merger on 3 November 2000, reflecting the decline in equity markets, particularly in the US, and the effect of the fall of the US dollar against the Swiss franc.

     PaineWebber's asset gathering business continues to perform successfully, with net new money flows averaging CHF 202.3 million (USD 119.0 million) per day in November and December 2000, comparing very favorably to the average rate for the third quarter of CHF 172.5 million (USD 103.3 million) per day, despite the effects of the holiday season.

INTEGRATION AND THE BENEFITS OF UBS GROUP

Integration of the businesses has been very smooth, thanks to the limited overlaps, and has been carried out with the central objective of causing minimal disruption to client relationships. The reception of the merger by PaineWebber staff has exceeded our expectations, with no increase in turnover rates for financial advisors, who are the critical element in our client relationships.

     The GOALS product, first marketed to PaineWebber clients directly after the merger in November 2000, demonstrates the benefits of bringing PaineWebber into UBS's integrated business model. GOALS are equity-linked securities created by UBS Warburg that combine a bond with a short put option on a specific stock or index. This is an entirely new investment product for PaineWebber clients, using UBS Warburg's expertise in packaging structured products and PaineWebber's strong retail distribution capabilities. The credit element of the product relies on the UBS Group's rating and capital strength. This is a product that, prior to the merger, PaineWebber could not have originated and UBS Warburg could not have distributed in the US.

     PaineWebber financial advisors have also been able to leverage the capabilities and resources of UBS Warburg's Corporate and Institutional Clients business unit to allow clients access to enhanced liquidity and a broader array of markets. The linkage has also greatly expanded the hedging and monetization capabilities available to PaineWebber clients with concentrated equity holdings, typically clients who own a business, or have significant stock options in it, and are subject to formal or informal lock-ins which prevent them from selling their shareholdings.

Initiatives and Achievements

CORPORATE EMPLOYEE FINANCIAL SERVICES

In fourth quarter 2000 PaineWebber announced a major initiative to significantly expand its already successful stock option finance business through the formation of Corporate Employee Financial Services, "CEFS".

     CEFS features dedicated distribution, technology and service groups whose goal is to capture a larger share of the management and administration of the USD 1 trillion of stock options awarded to corporate executives in the US. PaineWebber already provides these services to well known companies such as Cisco, Enron, General Electric and Texas Instruments, whose 300,000 option holders together own more than USD 70 billion of in-the-money stock options managed by PaineWebber.

     The opportunity for PaineWebber is twofold: to administer employee stock option services for additional Fortune 1000 and major international corporations, and simultaneously to offer the highest levels of Internet-based and personalized service through its financial advisors to the employees of those companies.

     When properly coordinated, the combination of these services will allow PaineWebber not only to execute the options exercise for the option holders, but also to capture the clients as long term investors, managing the wealth they have generated. PaineWebber expects this business to grow strongly over the next twelve months.

Results

US Private Clients recorded a net loss for November and December 2000 of CHF 19 million. Adjusting for the effect of the retention payments of CHF 117 million, this represents a pretax operating profit of CHF 98 million for the two months.

     PaineWebber's strong asset gathering performance during November and December was in

                                                                     UBS WARBURG
                                                                22 FEBRUARY 2001

contrast to the seasonal slow down in transactional business, compounded this year by the delay in the results of the US Presidential election, which had a negative effect on client confidence and investment activity. As a result, net profit per month was about 39% lower than the rate in PaineWebber's individual client segment in third quarter 2000, after adjustment for the benefit of PaineWebber's invested equity. (Within UBS's management accounts, the benefit of invested equity is reflected in Corporate Center.)

     Total revenues for November and December were CHF 1,225 million, including approximately CHF 430 million of recurring fee revenue. This represents an overall decline of 2% from the run-rate recorded in PaineWebber's individual clients business in the third quarter, reflecting the effects of the seasonal slow-down.

     Total expenses for November and December were CHF 1,244 million. Personnel expenses were CHF 955 million, including CHF 117 million of retention payments for PaineWebber staff. Excluding these, overall expenses rose very slightly from prior levels, reflecting investments in the development of wrap fee products and the new CEFS business.

     Total headcount at 31 December 2000 was 21,490, including 8,871 financial advisors, up from 8,688 at 30 September 2000.

Outlook

The US Private Clients business is directly impacted, as are all other US brokers, by the continuing market volatility in the US and the fall in asset values, and would be impacted by any downturn in the US economy. Despite this, our focus on the core affluent client segment (households with investable assets in excess of USD 500,000) which is the segment with the largest, fastest growing pool of investable assets, positions us well to outperform our peers in revenue growth. PaineWebber will continue to grow its franchise, while broadening relationships with clients. Leveraging the product expertise and international scope of UBS Warburg's other business areas will bring a critical competitive advantage.

UBS WARBURG
22 FEBRUARY 2001


INTERNATIONAL PRIVATE CLIENTS

BUSINESS UNIT REPORTING

                                                     Quarter ended                    % change from                 Year ended
                                            -----------------------------------      ----------------        ----------------------
CHF million, except where indicated         31.12.00     30.9.00     31.12.99(1)     3Q00        4Q99        31.12.00    31.12.99(1)
-----------------------------------------------------------------------------------------------------------------------------------
Income                                            81          70           58          16          40             286         197
Credit loss expense (2)                           (1)         (1)          (1)          0           0              (4)         (3)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                            80          69           57          16          40             282         194
-----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                62          73           84         (15)        (26)            385         294
General and administrative expenses               38          35           52           9         (27)            188         187
Depreciation                                      13           7            9          86          44              30          25
Amortization of goodwill and
other intangible assets                            2           1            3         100         (33)              7          15
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                         115         116          148          (1)        (22)            610         521
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX             (35)        (47)         (91)         26          62            (328)       (327)
===================================================================================================================================

KPI's
Assets under management (CHF billion)             33          44           36         (25)         (8)
Net new money (CHF billion) (3)                 (2.5)        8.1          1.8        (131)          --           10.4         3.6
Gross AuM margin (bps)                            84          69           73          22          15             75          67
===================================================================================================================================

ADDITIONAL INFORMATION

                                                                                        % change from
                                                                                    ----------------------
As of                                   31.12.00       30.9.00       31.12.99       30.9.00       31.12.99
----------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                 350           340            289             3             21
Headcount (full time equivalents)          1,154         1,177          1,386            (2)           (17)
----------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center.

(3)  Excludes interest and dividend income.

Key Performance Indicators

Assets under management decreased from CHF 44 billion at the end of the third quarter to CHF 33 billion at 31 December 2000, mostly due to the poor performance of equity markets, particularly in the US, and the fall of the US dollar against the Swiss franc.

     Net new money was CHF (2.5) billion. Quarter on quarter volatility in this measure reflects the relatively early stage of development of this business, in which decisions by a few large clients can have an exaggerated effect.

     The increase in the gross margin from 69 bps in third quarter to 84 bps in fourth quarter is a result of the loss of some low margin assets in the US and a strong performance in Europe, helped by increased advisory and asset-based fees.

     The increase over 1999 reflects improved performance in Europe and the success of the restructuring announced in first quarter 2000.

Results

Income in the fourth quarter increased by 16% to CHF 81 million, up from CHF 70 million in the third quarter, as the benefits of the restructuring in 2000 show through, and the new offices opened since 1999 continue to build up their franchises.

     Total expenses of CHF 115 million were 1% lower than in third quarter, reflecting the continued benefits of the restructuring which was started in the earlier part of the year, and the ongoing focus on cost control. Headcount fell marginally from 1,177 to 1,154.

                                                                     UBS WARBURG
                                                                22 FEBRUARY 2001

OUTLOOK

The transforming potential of the UBS merger with PaineWebber is particularly exciting for the International Private Clients business.

     UBS has a unique opportunity to target the market for wealthy clients in Europe with an enhanced, advisor-centric client offering, taking advantage of PaineWebber's expertise and award winning on-line technology. This unit will therefore be transferred to the Private Banking business unit, and brought together with its existing pan-European Private Banking offering.

UBS WARBURG
22 FEBRUARY 2001


E-SERVICES

BUSINESS UNIT REPORTING

                                                    Quarter ended                  % change from            Year ended
                                          --------------------------------        ----------------    --------------------
CHF million, except where indicated       31.12.00     30.9.00    31.12.99        3Q00        4Q99    31.12.00    31.12.99
--------------------------------------------------------------------------------------------------------------------------
Income                                           4          (5)          0           --           --        (1)          0
Credit loss expense                              0           0           0                                   0           0
--------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                           4          (5)          0         180                      (1)          0
--------------------------------------------------------------------------------------------------------------------------
Personnel expenses                              34          32          14           6         143         150          18
General and administrative expenses             43(1)       31          17          39         153         134(1)       18
Depreciation                                    17(1)        4           3         325         467          35(1)        3
Amortization of goodwill and
other intangible assets                          0           1           0        (100)                      1           0
--------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                        94          68          34          38         176         320          39
--------------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX           (90)        (73)        (34)        (23)       (165)       (321)        (39)
==========================================================================================================================

ADDITIONAL INFORMATION

                                                                                    % change from
                                                                                ---------------------
As of                                   31.12.00     30.9.00      31.12.99      30.9.00      31.12.99
-----------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                   0           0             0
Headcount (full time equivalents)            410         384            70            7           486
-----------------------------------------------------------------------------------------------------

(1) The quarter ended and year ended 31 December 2000 General and administrative expenses and Depreciation have been adjusted for Significant Financial Events in respect of PaineWebber integration costs of by CHF 80 million and CHF 72 million respectively.

Results discussion

The products of the e-services initiative are to be fully integrated, along with the International Private Clients business unit into the core of UBS's new on-shore wealth management strategy in Europe, extending PaineWebber's advisor-centric business model to new markets.

     With the focus now on more upscale clients rather than those e-services originally targeted, UBS has reviewed the project's existing assets to determine which can be redeployed in support of the new strategy.

     The multi-currency and multi-entity core banking systems developed for e-services will be integrated with PaineWebber developed front-end technology to produce a multi-lingual pan-European processing platform with on-line customer interfaces tailored to each country's specific needs.

     Those parts of the infrastructure that were relevant to a mass affluent market, such as the telephone call-centers, have been closed and the investment in them written off, resulting in a charge of CHF 80 million in general and administrative expenses. In addition, capitalized software costs relating to parts of the systems which will not now be used have been written off, resulting in a CHF 72 million charge to depreciation. These two amounts form part of the PaineWebber restructuring charges, and as a result these costs do not appear in the adjusted business unit results.

                                                                CORPORATE CENTER
                                                                22 FEBRUARY 2001

CORPORATE CENTER

BUSINESS GROUP REPORTING (3)

                                                 Quarter ended                     % change from                 Year ended
                                         ---------------------------------        -------------------     ------------------------
CHF million , except where indicated     31.12.00    30.9.00    31.12.99(1)       3Q00          4Q99      31.12.00     31.12.99(1)
----------------------------------------------------------------------------------------------------------------------------------
Income                                        284         41         405           593           (30)          358          372
Credit loss expense (2)                       166        374         272           (56)          (39)        1,161          448
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                        450        415         677             8           (34)        1,519          820
----------------------------------------------------------------------------------------------------------------------------------
Personnel expenses                            101         99         356             2           (72)          490          548
General and administrative expenses             7         96         328           (93)          (98)          281          385
Depreciation                                  107         78         153            37           (30)          320          366
Amortization of goodwill and
other intangible assets                        11         10          17            10           (35)           44           50
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                      226        283         854           (20)          (74)        1,135        1,349
----------------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX         224        132        (177)           70             --           384         (529)
==================================================================================================================================

ADDITIONAL INFORMATION

                                                                                     % change from
                                                                                 ----------------------
As of                                   31.12.00      30.9.00      31.12.99      30.9.00       31.12.99
-------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)               8,450        9,750         7,850          (13)             8
Headcount (full time equivalents)            986          921           862            7             14
-------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

(2) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center.

(3) Figures have been adjusted for Significant Financial Events. Year ended 31 December 1999 income has been adjusted for CHF 38 million income from the residual holding in Long Term Capital Management (LTCM), CHF 1,490 million from the sale of our 25% stake in Swiss Life / Rentenanstalt and CHF 110 million from the sale of Julius Baer registered shares. The quarter ended and year ended 31 December 2000 Personnel expenses have been adjusted for PaineWebber integration costs of CHF 32 million. General and administrative expenses for year ended 31 December 2000 have been adjusted for the net additional CHF 150 million provision relating to the US Global Settlement and the quarter ended 31 December 2000 has been adjusted for the reduction in the provision of CHF 50 million. The quarter ended 31 December 1999 income has been adjusted for a gain of CHF 12 million relating to LTCM. The quarter ended and year-to-date 31 December 1999 Personnel expenses have been adjusted by CHF 456 million relating to a Pension Fund Accounting Credit. The quarter ended and year-to-date 31 December 1999 General and administrative expenses have been adjusted for CHF 300 million for the UBS / SBC Restructuring Provision and CHF 154 million for the increase in the provision for the US Global Settlement.

Results discussion

Adjusted for significant financial events, Corporate Center recorded a pre-tax profit of CHF 224 million for fourth quarter 2000, versus a pre-tax profit of CHF 132 million for third quarter 2000 and a pre-tax loss of CHF 177 million during fourth quarter 1999.

     The credit loss recovery booked in Corporate Center represents the difference between the adjusted statistically calculated expected losses charged to the business units and the actual credit loss recovery recognized in the Group financial accounts. UBS Group recorded a credit loss expense of CHF 95 million this quarter, however this continued to be lower than the amounts charged to the business units, resulting in a credit loss recovery in Corporate Center of CHF 166 million, compared to CHF 374 million in third quarter 2000.

FINANCIAL INFORMATION
22 FEBRUARY 2001

FINANCIAL INFORMATION

UBS GROUP INCOME STATEMENT

                                                           Quarter ended               % change from         Year ended
                                                 ----------------------------------   ---------------   -----------------------
CHF million, except per share data        Note   31.12.00    30.9.00    31.12.99(1)   3Q00       4Q99   31.12.00    31.12.99(1)
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income                             3     15,186     12,480       9,958        22         53     51,745       35,604
Interest expense                            3    (13,213)   (10,649)     (8,215)      (24)       (61)   (43,615)     (29,695)
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                1,973      1,831       1,743         8         13      8,130        5,909
Credit loss expense / recovery                       (95)       142         (46)       --         --        130         (956)
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after
credit loss expense / recovery                     1,878      1,973       1,697        (5)        11      8,260        4,953
-------------------------------------------------------------------------------------------------------------------------------
Net fee and commission income               4      5,003      3,865       3,357        29         49     16,703       12,607
Net trading income                          5      1,916      2,368       1,162       (19)        65      9,953        7,719
Net gains from disposal of
associates and subsidiaries                           60          0          49                   22         83        1,821
Other income                                         443        339         524        31        (15)     1,403        1,325
-------------------------------------------------------------------------------------------------------------------------------
Total operating income                             9,300      8,545       6,789         9         37     36,402       28,425
===============================================================================================================================
OPERATING EXPENSES
Personnel                                   6      4,424      3,863       2,654        15         67     17,163       12,577
General and administrative                  6      2,088      1,503       2,319        39        (10)     6,765        6,098
Depreciation and amortization               6        852        476         567        79         50      2,275        1,857
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                           7,364      5,842       5,540        26         33     26,203       20,532
===============================================================================================================================
OPERATING PROFIT BEFORE
TAX AND MINORITY INTERESTS                         1,936      2,703       1,249       (28)        55     10,199        7,893
===============================================================================================================================
Tax expense                                          442        621         161       (29)       175      2,320        1,686
-------------------------------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS               1,494      2,082       1,088       (28)        37      7,879        6,207
===============================================================================================================================
Minority interests                                   (45)        (7)        (19)     (543)      (137)       (87)         (54)
-------------------------------------------------------------------------------------------------------------------------------
NET PROFIT                                         1,449      2,075       1,069       (30)        36      7,792        6,153
===============================================================================================================================
Basic earnings per share (CHF) (3)          7       3.39       5.15        2.69       (34)        26      19.33        15.20
Basic earnings per share
before goodwill (CHF) (2), (3)              7       4.02       5.46        2.92       (26)        38      20.99        16.04
Diluted earnings per share (CHF) (3)        7       3.34       5.09        2.66       (34)        26      19.04        15.07
Diluted earnings per share
before goodwill (CHF) (2), (3)              7       3.95       5.40        2.88       (27)        37      20.67        15.90
-------------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (2) The amortization of goodwill and other intangible assets is excluded from this calculation. 3 1999 share figures are restated for the two-for-one share split, effective 8 May 2000.

                                                                    NOTES TO THE
                                                           FINANCIAL INFORMATION
                                                                22 FEBRUARY 2001

NOTES TO THE FINANCIAL INFORMATION

NOTE 1 ACQUISITION OF PAINE WEBBER GROUP, INC.

On 3 November 2000, UBS completed its acquisition of 100% of the outstanding common stock of the Paine Webber Group, Inc., in a transaction accounted for using the purchase method of accounting, making PaineWebber a wholly owned subsidiary of UBS. Results of operations of PaineWebber are included in the consolidated results beginning on the date of acquisition. Under International Accounting Standards, the valuation of shares and options issued is measured as of the date the acquisition was completed, 3 November 2000. Purchase consideration of CHF 22.0 billion (USD 12.5 billion) consists of the following:

                                                                 CHF         USD
                                                               million     million
----------------------------------------------------------------------------------
Value of shares issued (40,580,570 shares issued)               10,246      5,817
Value of options issued (options on 6,325,270 shares issued)       992        563
Cash consideration                                              10,607      6,021
Direct costs of the acquisition                                    115         65
----------------------------------------------------------------------------------
Total purchase price                                            21,960     12,466
Fair value of net assets acquired                               (5,630)    (3,196)
----------------------------------------------------------------------------------
Total intangible assets(1)                                      16,330      9,270
Intangible assets other than goodwill                           (4,695)    (2,665)
----------------------------------------------------------------------------------
Goodwill arising from acquisition                               11,635      6,605
Purchased goodwill                                               1,202        682
----------------------------------------------------------------------------------
TOTAL GOODWILL AT 3 NOVEMBER 2000                               12,837      7,287

Effect of translation adjustments                                 (898)
Amortization from 3 November 2000                                 (103)       (61)
----------------------------------------------------------------------------------
Balance of goodwill at 31 December 2000                         11,836      7,226
==================================================================================

(1) Excluding purchased goodwill

The resulting goodwill and intangible assets will be amortized using the straight line method over their estimated useful lives of 20 years.

In addition, UBS has entered into employee retention agreements that provide for payments to key PaineWebber employees which are subject to the employee's continued employment and other restrictions. The estimated cost to the Group for the agreements is approximately CHF 1.5 billion (USD 875 million) over a four year period.

NOTES TO THE
FINANCIAL INFORMATION
22 FEBRUARY 2001


NOTE 2 REPORTING BY BUSINESS GROUP

The Business Group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Revenue sharing agreements are used to allocate external customer revenues to a Business Group on a reasonable basis. Transactions between Business Groups are conducted at arms length.

FOR THE YEAR ENDED 31 DECEMBER 2000

                                             UBS       UBS Asset        UBS       Corporate      UBS
CHF million                              Switzerland   Management     Warburg      Center       Group
-------------------------------------------------------------------------------------------------------
Revenues                                   14,182        1,953        19,779          358       36,272
Credit loss recovery(1)                      (784)           0          (247)       1,161          130
-------------------------------------------------------------------------------------------------------
Total operating income                     13,398        1,953        19,532        1,519       36,402
=======================================================================================================
Personnel expenses                          4,759          880        11,002          522       17,163
General and administrative expenses         2,394          439         3,501          431        6,765
Depreciation                                  508           49           731          320        1,608
Amortization of goodwill and
other intangible assets                        62          263           298           44          667
-------------------------------------------------------------------------------------------------------
Total operating expenses                    7,723        1,631        15,532        1,317       26,203
=======================================================================================================
BUSINESS GROUP PERFORMANCE BEFORE TAX       5,675          322         4,000          202       10,199
Tax expense                                                                                      2,320
-------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                                                             7,879
Minority interests                                                                                 (87)
-------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                       7,792
=======================================================================================================

(1) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense/recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit recovery/(expense) for financial reporting purposes of CHF 130 million for the year 31 December 2000 is as follows: UBS Switzerland CHF 695 million, UBS Warburg CHF (565) million.

FOR THE YEAR ENDED 31 DECEMBER 1999(2)

                                                             UBS      UBS Asset       UBS     Corporate       UBS
CHF million                                              Switzerland  Management    Warburg     Center       Group
--------------------------------------------------------------------------------------------------------------------
Revenues                                                   12,761       1,369       13,241       2,010       29,381
Credit loss expense(1)                                     (1,071)          0         (333)        448         (956)
--------------------------------------------------------------------------------------------------------------------
Total operating income                                     11,690       1,369       12,908       2,458       28,425
====================================================================================================================
Personnel expenses                                          4,691         516        7,278          92       12,577
General and administrative expenses                         2,308         271        2,680         839        6,098
Depreciation                                                  460          32          659         366        1,517
Amortization of goodwill and other intangible assets           23         113          154          50          340
--------------------------------------------------------------------------------------------------------------------
Total operating expenses                                    7,482         932       10,771       1,347       20,532
====================================================================================================================
BUSINESS GROUP PERFORMANCE BEFORE TAX                       4,208         437        2,137       1,111        7,893
Tax expense                                                                                                   1,686
--------------------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                                                                          6,207
Minority interests                                                                                              (54)
--------------------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                                    6,153
====================================================================================================================

(1) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense/recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss recovery (expense) for financial reporting purposes of CHF (956) million for the year ended 31 December 1999 is as follows:
UBS Switzerland CHF (985) million, UBS Warburg CHF 20 million, Corporate Center CHF 9 million.

(2) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

                                                                    Notes to the
                                                           Financial Information
                                                                22 February 2001

NOTE 3 NET INTEREST INCOME

                                                                                 Quarter ended             % change from
                                                                          ------------------------------   --------------
CHF million                                                               31.12.00  30.9.00  31.12.99(1)   3Q00      4Q99
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest earned on loans and advances to banks                              2,029    1,507      1,946       35         4
Interest earned on loans and advances to customers                          3,626    3,913      3,385       (7)        7
Interest from finance leasing                                                   6       11         13      (45)      (54)
Interest earned on securities borrowed and reverse repurchase agreements    5,673    4,396      3,046       29        86
Interest and dividend income from financial investments                        63       39         52       62        21
Interest and dividend income from trading portfolio                         3,712    2,554      1,462       45       154
Other                                                                          77       60         54       28        43
---------------------------------------------------------------------------------------------------------------------------
Total                                                                      15,186   12,480      9,958       22        53
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on amounts due to banks                                            2,510    1,415      2,039       77        23
Interest on amounts due to customers                                        2,360    2,692      2,161      (12)        9
Interest on securities lent and repurchase agreements                       4,675    3,533      2,070       32       126
Interest and dividend expense from trading portfolio                        1,449    1,136        485       28       199
Interest on medium and long term debt                                       2,219    1,873      1,460       18        52
---------------------------------------------------------------------------------------------------------------------------
Total                                                                      13,213   10,649      8,215       24        61
---------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                         1,973    1,831      1,743        8        13
===========================================================================================================================

                                                                                 Year ended
                                                                           ----------------------
CHF million                                                                31.12.00   31.12.99(1)
-------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest earned on loans and advances to banks                               5,615      6,105
Interest earned on loans and advances to customers                          14,692     12,077
Interest from finance leasing                                                   36         49
Interest earned on securities borrowed and reverse repurchase agreements    19,088     11,422
Interest and dividend income from financial investments                        202        160
Interest and dividend income from trading portfolio                         11,842      5,598
Other                                                                          270        193
-------------------------------------------------------------------------------------------------
Total                                                                       51,745     35,604
-------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on amounts due to banks                                             6,155      5,515
Interest on amounts due to customers                                         9,505      8,330
Interest on securities lent and repurchase agreements                       14,915      8,446
Interest and dividend expense from trading portfolio                         5,309      2,070
Interest on medium and long term debt                                        7,731      5,334
-------------------------------------------------------------------------------------------------
Total                                                                       43,615     29,695
-------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                          8,130      5,909
=================================================================================================


(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation.

NOTES TO THE
FINANCIAL INFORMATION
22 FEBRUARY 2001

NOTE 4 NET FEE AND COMMISSION INCOME

                                                        Quarter ended              % change from         Year ended
                                                ------------------------------     --------------    --------------------
CHF million                                     31.12.00   30.9.00    31.12.99     3Q00      4Q99    31.12.00    31.12.99
-------------------------------------------------------------------------------------------------------------------------
CREDIT-RELATED FEES AND COMMISSIONS                96         69          72        39       33         310         372
-------------------------------------------------------------------------------------------------------------------------

SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting fees(1)                              480        364         307        32       56       1,434         905
Corporate finance fees(1)                         608        403         439        51       38       1,772       1,298
Brokerage fees                                  1,552      1,261       1,124        23       38       5,792       3,934
Investment fund fees                              820        641         510        28       61       2,821       1,915
Fiduciary fees                                     90         86          74         5       22         351         317
Custodian fees                                    364        349         305         4       19       1,439       1,583
Portfolio and other
management and advisory fees(1)                 1,156        890         717        30       61       3,677       2,612
Other                                               6         15         (18)      (60)      --          50          57
-------------------------------------------------------------------------------------------------------------------------
Total                                           5,076      4,009       3,458        27       47      17,336      12,621
-------------------------------------------------------------------------------------------------------------------------
COMMISSION INCOME FROM OTHER SERVICES             235        176         190        34       24         802         765
-------------------------------------------------------------------------------------------------------------------------
TOTAL FEE AND COMMISSION INCOME                 5,407      4,254       3,720        27       45      18,448      13,758
-------------------------------------------------------------------------------------------------------------------------

FEE AND COMMISSION EXPENSE
Brokerage fees paid                               258        244         228         6       13       1,084         795
Other                                             146        145         135         1        8         661         356
-------------------------------------------------------------------------------------------------------------------------
Total                                             404        389         363         4       11       1,745       1,151
-------------------------------------------------------------------------------------------------------------------------

NET FEE AND COMMISSION INCOME                   5,003      3,865       3,357        29       49      16,703      12,607
=========================================================================================================================

(1) In 1999, corporate finance related advisory fees were included in Portfolio and other management and advisory fees. These fees are now reported in Corporate finance fees together with merger and acquisition fees which were previously reported in Underwriting and corporate finance fees. 1999 figures have been restated accordingly.

NOTE 5 NET TRADING INCOME

                              Quarter ended             % change from        Year ended
                      --------------------------------  -------------   ----------------------
CHF million           31.12.00   30.9.00   31.12.99(1)  3Q00     4Q99   31.12.00   31.12.99(1)
----------------------------------------------------------------------------------------------
Foreign exchange(2)       352       255       216        38       63     1,287      1,108
Fixed income              168       101       575        66      (71)      912      2,603
Equities                1,396     2,012       371       (31)     276     7,754      4,008
----------------------------------------------------------------------------------------------
NET TRADING INCOME      1,916     2,368     1,162       (19)      65     9,953      7,719
==============================================================================================

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (2) Includes other trading income such as banknotes, precious metals and commodities.

                                                                    NOTES TO THE
                                                           FINANCIAL INFORMATION
                                                                22 FEBRUARY 2001

NOTE 6 OPERATING EXPENSES

                                                   Quarter ended            % change from         Year ended
                                           -----------------------------    -------------     --------------------
CHF million                                31.12.00   30.9.00   31.12.99    3Q00     4Q99     31.12.00    31.12.99
------------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSES
Salaries and bonuses                        3,228      3,025     2,200        7       47       13,523       9,872
Contractors                                   206        184       277       12      (26)         725         886
Insurance and social contributions            252        217       155       16       63          959         717
Contribution to retirement benefit plans      112        125      (329)     (10)      --          475           8
Employee share plans                           32         24        20       33       60           97         151
Other personnel expenses                      594        288       331      106       79        1,384         943
------------------------------------------------------------------------------------------------------------------
TOTAL                                       4,424      3,863     2,654       15       67       17,163      12,577
==================================================================================================================

GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy                                     294        211       248       39       19          979         847
Rent and maintenance
of machines and equipment                     164        100       194       64      (15)         520         410
Telecommunications and postage                288        214       208       35       38          914         756
Administration                                227        165       308       38      (26)         750         784
Marketing and public relations                165        106       143       56       15          480         335
Travel and entertainment                      220        144       173       53       27          656         552
Professional fees                             241        141       195       71       24          660         526
IT and other outsourcing                      389        293       384       33        1        1,246       1,289
Other                                         100        129       466      (22)     (79)         560         599
------------------------------------------------------------------------------------------------------------------
TOTAL                                       2,088      1,503     2,319       39      (10)       6,765       6,098
==================================================================================================================

DEPRECIATION AND AMORTIZATION
Property, equipment and software              586        350       479       67       22        1,608       1,517
Goodwill and other intangible assets          266        126        88      111      202          667         340
------------------------------------------------------------------------------------------------------------------
TOTAL                                         852        476       567       79       50        2,275       1,857
------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                    7,364      5,842     5,540       26       33       26,203      20,532
==================================================================================================================

NOTES TO THE
FINANCIAL INFORMATION
22 FEBRUARY 2001

NOTE 7 EARNINGS PER SHARE

                                                                Quarter ended                     % change from
                                                ---------------------------------------------     -------------
                                                  31.12.00         30.9.00        31.12.99(1)     3Q00     4Q99
-------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)               1,449            2,075            1,069     (30)      36
Net profit for the period before
goodwill amortization (CHF million)(2)                1,715            2,201            1,157     (22)      48
Weighted average shares outstanding:
Registered ordinary shares                      439,952,307      431,697,293      430,683,246       2        2
Own shares to be delivered                        8,232,849                0                0      --       --
Treasury shares                                 (21,313,375)     (28,873,507)     (33,786,574)     26       37
-------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
FOR BASIC EARNINGS PER SHARE                    426,871,781      402,823,786      396,896,672       6        8
===================================================================================================================
BASIC EARNINGS PER SHARE (CHF)                         3.39             5.15             2.69     (34)      26
BASIC EARNINGS PER SHARE
BEFORE GOODWILL AMORTIZATION (CHF)(2)                  4.02             5.46             2.92     (26)      38
===================================================================================================================
DILUTED EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)               1,449            2,075            1,069     (30)      36
Net profit for the period
before goodwill amortization (CHF million)(2)         1,715            2,201            1,157     (22)      48
Weighted average shares for
basic earnings per share                        426,871,781      402,823,786      396,896,672       6        8
Potential dilutive ordinary shares
resulting from outstanding options,
warrants and convertible debt securities          7,215,838        4,613,913        4,837,702      56       49
-------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES FOR
DILUTED EARNINGS PER SHARE                      434,087,619      407,437,699      401,734,374       7        8
===================================================================================================================
DILUTED EARNINGS PER SHARE (CHF)                       3.34             5.09             2.66     (34)      26
DILUTED EARNINGS PER SHARE
BEFORE GOODWILL AMORTIZATION (CHF)(2)                  3.95             5.40             2.88     (27)      37
===================================================================================================================

                                                          Year ended
                                                 --------------------------------
                                                  31.12.00        31.12.99(1)
---------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)                7,792            6,153
Net profit for the period before
goodwill amortization (CHF million)(2)                 8,459            6,493
Weighted average shares outstanding:
Registered ordinary shares                       433,486,003      430,497,026
Own shares to be delivered                         2,058,212                0
Treasury shares                                  (32,514,906)     (25,754,544)(3)
---------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
FOR BASIC EARNINGS PER SHARE                     403,029,309      404,742,482
=================================================================================
BASIC EARNINGS PER SHARE (CHF)                         19.33            15.20
BASIC EARNINGS PER SHARE
BEFORE GOODWILL AMORTIZATION (CHF)(2)                  20.99            16.04
=================================================================================
DILUTED EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)               7,778(5)          6,153
Net profit for the period
before goodwill amortization (CHF million)(2)         8,445(5)          6,493
Weighted average shares for
basic earnings per share                         403,029,309      404,742,482
Potential dilutive ordinary shares
resulting from outstanding options,
warrants and convertible debt securities           5,496,591        3,632,670(4)
---------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES FOR
DILUTED EARNINGS PER SHARE                       408,525,900      408,375,152
=================================================================================
DILUTED EARNINGS PER SHARE (CHF)                       19.04            15.07
DILUTED EARNINGS PER SHARE
BEFORE GOODWILL AMORTIZATION (CHF)(2)                  20.67            15.90
=================================================================================

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. (2) The amortization of goodwill and other intangible assets is excluded from this calculation. (3) Treasury shares have increased by 11,371,720 for the year ended 31 December 1999, due to a change in accounting policy. (4) Share amount has been adjusted by 1,414,114 representing other potentially dilutive instruments for the year ended 31 December 1999, due to a change in accounting policy. (5) Net profit has been adjusted for the dilutive impact of own equity derivative activity in accordance with International Accounting Standards.


1999 share figures are restated for the two-for-one share split, effective 8 May 2000.

                                                                    NOTES TO THE
                                                           FINANCIAL INFORMATION
                                                                22 FEBRUARY 2001


NOTE 8 SIGNIFICANT CURRENCY TRANSLATION RATES

The following table shows the significant rates used to translate the financial statements of foreign entities into Swiss francs.

                             SPOT RATE                       AVERAGE RATE
                               As of                         Year-to-date
                   ------------------------------   ------------------------------
                   31.12.00   30.9.00    31.12.99   31.12.00    30.9.00   31.12.99
----------------------------------------------------------------------------------
1 USD                1.64       1.73       1.59       1.69       1.67       1.50
1 EUR                1.52       1.52       1.61       1.56       1.57       1.60
1 GBP                2.44       2.53       2.58       2.57       2.58       2.43
100 JPY              1.43       1.60       1.56       1.57       1.57       1.33

UBS SHARE INFORMATION
22 FEBRUARY 2001

INFORMATION FOR SHAREHOLDERS

UBS Registered Shares (Par Value CHF 10),
ISIN Number CH0010740741, CUSIP Number H8920G155

TICKER SYMBOLS
----------------------------------------------------------------------------------------
Stock exchange listings               Bloomberg              Reuters            Telekurs
----------------------------------------------------------------------------------------
SWX (Swiss exchange)                    UBSN SW              UBSZn.S           UBSN, 004
----------------------------------------------------------------------------------------
NYSE (New York Stock Exchange)           UBS US                UBS.N             UBS, 65
----------------------------------------------------------------------------------------
Tokyo                                   8657 JP                UBS.T         N16631, 106
----------------------------------------------------------------------------------------

FINANCIAL CALENDAR
---------------------------------------------------------------------
Publication of 2000 Annual Report             Thursday, 15 March 2001
---------------------------------------------------------------------
Annual General Meeting                        Thursday, 26 April 2001
---------------------------------------------------------------------
Publication first-quarter 2001 results           Tuesday, 15 May 2001
---------------------------------------------------------------------
Publication second-quarter 2001 results       Tuesday, 14 August 2001
---------------------------------------------------------------------
Publication third-quarter 2001 results      Tuesday, 13 November 2001
---------------------------------------------------------------------


FOR INFORMATION CONTACT

UBS AG
Investor Relations G41B
P.O. Box
CH-8098 Zurich
Phone +41-1-234 41 00
Fax +41-1-234 34 15
E-Mail SH-investorrelations@ubs.com
www.ubs.com/investor-relations


CHANGE OF ADDRESS

UBS AG
Shareholder Services GUMV
P.O. Box CH-8098 Zurich
Phone +41-1-235 62 02
Fax +41-1-235 31 54
E-Mail SH-shareholder-services@ubs.com


UBS has also produced an interactive version of this Fourth Quarter 2000 Report. This can be viewed online in the Fourth Quarter Results section of the UBS Investor Relations website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains statements that constitute "forward-looking statements", including, without limitation, statements relating to the implementation of strategic initiatives, including the implementation of new European wealth management strategy and the implementation of a new business model for UBS Capital, and other statements relating to our future business development and economic performance.

While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations.

These factors include, but are not limited to, (1) general market, macro-economic, governmental and regulatory trends, (2) movements in local and international securities markets, currency exchange rates and interest rates,
(3) competitive pressures, (4) technological developments, (5) changes in the financial position or creditworthiness of our customers, obligors and counterparties, (6) legislative developments and (7) other key factors that we have indicated could adversely affect our business and financial performance which are contained in our past and future filings and reports, including those with the SEC.

More detailed information about those factors is set forth in documents furnished by UBS and filings made by UBS with the SEC. UBS is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.


IMPRINT

Publisher: UBS AG, Investor Relations Department
Production: UBS AG, Group Management Support
Language: English; Copyright: UBS AG, Switzerland
SAP-R/3 80834E-0101

[UBS LOGO]


UBS AG
P.O. Box, CH-8098 Zurich
P.O. Box, CH-4002 Basel

www.ubs.com

       [UBS LOGO]

          Handbook 2000/2001

[HANDBOOK PHOTOS]

OUR INFORMATION PORTFOLIO

This Handbook is available in English and German (SAP-80532-0101) and is supplemented by the following documents:
--------------------------------------------------------------------------------

ANNUAL REVIEW 2000
Our Annual Review provides brief descriptions of our business groups and a summary review of the year 2000. It is available in English, German, French, Italian and Spanish (SAP-80530-0101).
--------------------------------------------------------------------------------

FINANCIAL REPORT 2000
Our Financial Report contains our audited financial statements for the year 2000 and accompanying detailed analysis. It is available in English and German (SAP-80531-0101).
--------------------------------------------------------------------------------

QUARTERLY REPORTS
UBS provides detailed quarterly financial reporting and analysis, including comment on the progress of its businesses and key strategic initiatives.
--------------------------------------------------------------------------------

OUR COMMITMENT 1999/2000
The Report "Our Commitment 1999/2000" illustrates how we create value for our clients, employees, shareholders and the community and how we meet our responsibility to all our stakeholder groups. It is available in English, German and French (SAP-81011-0001).
--------------------------------------------------------------------------------

Each of these reports is available on the internet at:
www.ubs.com/investor-relations.

Alternatively, printed copies of these reports can be ordered, quoting the SAP number and language preference, from: UBS AG, Information Center, CA50-XMB, P.O. Box, CH-8098 Zurich, Switzerland.

                                                                    [EXCELLENCE]

                                                               [HANDBOOK PHOTOS]

TABLE OF CONTENTS

Introduction                                    2
The UBS Group
     UBS Group Financial Highlights             4
     Strategy, Structure and History            5

The Business Groups
     UBS Switzerland                           12
     UBS Asset Management                      22
     UBS Warburg                               26
     Corporate Center                          36

Risk
     Risk Management and Control               48
     Risk Analysis                             53
     Asset and Liability Management            66

Corporate Governance
     Corporate Organization                    78
     Directors and Officers of UBS             81
     Relations with Regulators                 86
     Financial Disclosure Principles           91

UBS Share Information
     The Global Registered Share               94
     UBS Shares 2000                           96

INTRODUCTION

The UBS Handbook, published here for the first time, brings together in one place a complete range of in-depth non-financial information about UBS.

INTRODUCTION

The Handbook describes the UBS Group: its strategy and organization, and the businesses it operates. It outlines the principles by which the Group manages risk, and reports on developments during 2000 in the areas of Credit Risk, Market Risk, and Asset and Liability Management. It contains a description of the Group's environmental performance.
  The Handbook introduces the value-based management processes that are being implemented at UBS, and describes the new brand management strategy that was put in place during 2000. It contains an extensive discussion of the Group's corporate governance arrangements and its relationships with regulators and shareholders, and provides detailed facts about the UBS share.
  The UBS Handbook should be read in conjunction with the other information published by UBS, in particular the Financial Report 2000, which provides full statutory reporting and discussion of the Group's financial results for 2000. In addition, UBS publishes detailed Quarterly Financial Reports, analyzing its performance during each quarter of the year, and an Annual Review, which provides a brief summary of the Group and its financial performance in 2000.
  We hope that you will find the information in these documents useful and informative. We believe that UBS is among the leaders in corporate disclosure, but we would be very interested to hear your views on how we might improve the content and presentation of our information portfolio.

Please contact UBS Investor Relations:

UBS AG
Investor Relations G41B
P.O. Box, CH-8098 Zurich
Phone +41-1-234 41 00
Fax +41-1-234 34 15
E-mail SH-investorrelations@ubs.com
www.ubs.com/investor-relations

THE UBS GROUP

THE UBS GROUP
UBS GROUP FINANCIAL HIGHLIGHTS

UBS GROUP
FINANCIAL HIGHLIGHTS

            CHF million, except where indicated                                                           % change from
                     FOR THE YEAR ENDED                       31.12.00    31.12.99 (1)    31.12.98 (1)         31.12.99
-----------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT KEY FIGURES
Operating income                                                36,402        28,425          22,247                 28
Operating expenses                                              26,203        20,532          18,376                 28
Operating profit before tax                                     10,199         7,893           3,871                 29
Net profit                                                       7,792         6,153           2,972                 27
Cost/income ratio(%) (2)                                          72.2          69.9            79.2
Cost/income ratio before goodwill(%) (2, 3)                       70.4          68.7            77.7
-----------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (CHF)
Basic earnings per share (4, 7)                                  19.33         15.20            7.33                 27
Basic earnings per share before goodwill (3, 4, 7)               20.99         16.04            8.18                 31
Diluted earnings per share (4, 7)                                19.04         15.07            7.20                 26
Diluted earnings per share before goodwill (3, 4, 7)             20.67         15.90            8.03                 30
-----------------------------------------------------------------------------------------------------------------------
RETURN ON SHAREHOLDERS' EQUITY(%)
Return on shareholders' equity (5)                                21.5          22.4            10.7
Return on shareholders' equity before goodwill (3, 5)             23.4          23.6            12.0
-----------------------------------------------------------------------------------------------------------------------

CHF million, except where indicated                                                                        % change from
AS OF                                                          31.12.00    31.12.99 (1)    31.12.98 (1)         31.12.99
------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET KEY FIGURES
Total assets                                                  1,087,552       896,556         861,282                 21
Shareholders' equity                                             44,833        30,608          28,794                 46
Market capitalization                                           112,666        92,642          90,720                 22
------------------------------------------------------------------------------------------------------------------------
BIS CAPITAL RATIOS
Tier 1(%)                                                          11.7          10.6             9.3
Total BIS(%)                                                       15.7          14.5            13.2
Risk-weighted assets                                            273,290       273,107         303,719                  0
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS UNDER MANAGEMENT (CHF BILLION)                       2,469         1,744           1,573                 42
------------------------------------------------------------------------------------------------------------------------
HEADCOUNT (FULL TIME EQUIVALENTS) (6)                            71,076        49,058          48,011                 45
------------------------------------------------------------------------------------------------------------------------
LONG-TERM RATINGS
Fitch, London                                                       AAA           AAA             AAA
Moody's, New York                                                   AA1           Aa1             Aa1
Standard & Poor's, New York                                         AA+           AA+             AA+
------------------------------------------------------------------------------------------------------------------------

EARNINGS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS (8)

                                                                                          % change
CHF million, except where indicated                                                           from
FOR THE YEAR ENDED                                            31.12.00    31.12.99 (1)    31.12.99
-------------------------------------------------------------------------------------------------------------------
Operating income                                                36,402        26,587            37
Operating expenses                                              25,763        20,534            25
Operating profit before tax                                     10,639         6,053            76
Net profit                                                       8,132         4,665            74
-------------------------------------------------------------------------------------------------------------------
Cost/income ratio before goodwill(%) (2, 3)                       69.2          73.3
Basic earnings per share before goodwill (CHF) (3, 4, 7)         21.83         12.37            76
Diluted earnings per share before goodwill (CHF) (3, 4, 7)       21.50         12.26            75
-------------------------------------------------------------------------------------------------------------------
Return on shareholders' equity before goodwill(%) (3, 5)          24.3          18.2
-------------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see UBS Financial Report
2000). (2) Operating expenses/operating income before credit loss recovery/(expense). (3) The amortization of goodwill and other intangible assets is excluded from the calculation. (4) For EPS calculation, see UBS Financial Report 2000. (5) Net profit/average shareholders' equity excluding dividends. (6) The Group headcount does not include the Klinik Hirslanden AG headcount of 1,839 and 1,853 for 31 December 2000 and 31 December 1999, respectively. (7) 1999 and 1998 share figures are restated for the two-for-one share split, effective 8 May 2000. (8) Details of Significant Financial Events can be found in the UBS Financial Report 2000.

Except where otherwise stated, all 31 December 2000 figures throughout this handbook include the impact of the acquisition of PaineWebber, which occurred on 3 November 2000.

                                                                   THE UBS GROUP
                                                             STRATEGY, STRUCTURE
                                                                     AND HISTORY

Our vision is to be the preeminent global integrated investment services firm and the leading bank in Switzerland. We are the world's leading provider of private banking services and one of the largest asset managers globally. In the investment banking and securities businesses, we are among the select bracket of major global houses. In Switzerland, we are the clear market leader in retail and corporate banking. As an integrated Group, not merely a holding company, we create added- value for clients by drawing on the combined resources and expertise of all our businesses.

STRATEGY, STRUCTURE
AND HISTORY

We will only succeed by providing our clients with innovative and high-quality service coupled with long-term personal relationships. Client focus is the main driver of all our activities.
  We seek to create value for our shareholders through sustainable growth of our business within appropriate risk parameters. Being dedicated to total value management means creating value for all stakeholders.
  We are committed to succeed in the fierce competition for talent. The expertise and integrity of our staff create value for our clients and for the Group as a whole. We seek to be a highly attractive firm for our employees.
  UBS's reputation is one of our most valuable assets. We aim to adhere to the highest ethical standards, and to manage our risks with the greatest care. We are committed to complying fully with the letter and spirit of the laws, rules and practices that govern UBS and its staff.

STRATEGY

UBS's strategy is to deliver top-quality investment products and advice to a premier client base across all client segments: individual, institutional and corporate. UBS aims to bring its content excellence to an ever wider client base, adding distribution organically, through acquisition or through strategic partnership.
  Choice is central to enhancing UBS's client offerings. The Group aims to increase product choice by supporting the in-house range with a quality-screened selection of third-party products.
  UBS believes that in the future, its clients will be global in outlook: either with global presence or global investments. All our businesses must compete on a global scale.
  UBS is committed to attaining scale and scope in all its key businesses: this is both desirable and necessary to enable us to deliver the full spectrum of services at maximum efficiency, though price will rarely be a first-line competitive weapon.
  UBS's client philosophy is advice-led, with intimacy stemming from the quality of its relationship managers. UBS's businesses offer convenient access through multiple conventional and online channels, but put advice at the heart of relationships.
  UBS is committed to being part of the technological elite, but sees e-commerce not as a business per se, nor as a discipline in its own right, but as integral to all its businesses. The Group aims to use technology to extend its reach to clients and markets it could not previously have accessed, to perfect clients' experience of UBS, to increase the number of products and services they buy, and to minimize the production cost of its services.

[UBS FUND SOLUTIONS GRAPHIC-BRINGING CONTENT EXCELLENCE TO AN EVER-WIDER CLIENT BASE OPEN PRODUCT CHOICE]

THE UBS GROUP
STRATEGY, STRUCTURE
AND HISTORY

[INTEGRATED CLIENT SERVICE MODEL GRAPH]

  The first GOALs deal marketed to PaineWebber clients, in November 2000, demonstrates the strength of this model. GOALs are equity-linked securities created by UBS Warburg that combine a bond with a short put option on a specific stock. This deal provided access to an entirely new investment product for PaineWebber clients, using UBS Warburg's expertise in packaging structured products for private clients. The credit element of the product relied on UBS Group's rating and capital strength. Combined with the equity derivative features, this was a product that PaineWebber could not have originated before joining the UBS Group, and UBS Warburg could not have distributed in the US.

[BIS TIER 1 RATIO GRAPH]

CAPITAL STRENGTH

UBS has a strong and well-managed capital structure. Our financial stability stems from the fact that we are one of the best capitalized banks in the world. UBS believes that this financial strength is a key part of the value proposition it offers to both clients and investors.
  UBS is committed to rigorous balance sheet management and the optimization of its capital structure. It uses the full range of capital management tools to apply any excess capital generated in the best interests of its shareholders, or to return it to them.

BUSINESS AND MANAGEMENT STRUCTURE

UBS pursues its strategies through three Business Groups, all of which are in the top echelon of their businesses globally, and aims to further enhance the competitive position of each one. However, UBS is not merely a holding company - it operates an integrated client service model.
  UBS's Business Groups are managed together to optimise shareholder value - to make the whole worth more than the sum of the parts.
  In practice this means that products from the wholesale-focused units, Corporate and Institutional Clients, UBS Capital and UBS Asset Management, are distributed to their own corporate and institutional clients and through the units focused on individual clients, International Private Clients, US Private Clients and UBS Switzerland. This benefits both sides - UBS's individual clients get access to sophisticated products and services; UBS's wholesale units have access to premier distribution; and the Group captures the whole of the value chain.
  Each Business Group is led by a member of the Group Executive Board who is individually responsible for the performance of the Business Group.

                                                                   THE UBS GROUP
                                                             STRATEGY, STRUCTURE
                                                                     AND HISTORY

[UBS's reporting structure in 2000 GRAPH]

UBS SWITZERLAND - STEPHAN HAERINGER
UBS Switzerland's Private Banking business unit offers comprehensive wealth management services for private clients from across the world, who bank in Switzerland and other financial centers world-wide.
  Private Banking is the world's biggest private bank. Its strategy is centered on the client advisor, combining strong personal relationships with a full range of products and services specifically designed for the wealthy client, complemented by leading-edge technology.
  Within Switzerland, the Private and Corporate Clients business unit provides a complete set of banking and securities services for individual and corporate clients, focused foremost on customer service excellence, profitability and growth via multi-channel distribution.

UBS ASSET MANAGEMENT - PETER WUFFLI
UBS Asset Management provides asset management services and products to a broad range of institutional and mutual fund clients across the world. It offers a diverse range of investment management capabilities from the traditional to the alternative, with a core focus on price/value management. UBS Asset Management also provides investment fund products for the UBS Group and intends to increasingly widen its reach through third parties to individual clients outside the UBS Group.
  UBS Asset Management is one of the top five institutional asset managers in the world, the largest investment fund manager in Europe and the leading fund manager in Switzerland.

UBS WARBURG - MARKUS GRANZIOL
UBS Warburg operates globally as a client-driven securities, investment banking and wealth management firm. For both its own corporate and institutional clients and for other parts of the UBS Group, UBS Warburg provides product innovation, top-quality research and advice, and complete access to the world's capital markets.
  Through UBS PaineWebber, the fourth largest private client firm in the US, we provide advisory services and best-in-class products to a uniquely affluent US client base.

CORPORATE CENTER - LUQMAN ARNOLD
The UBS Group's portfolio of businesses is planned and managed exclusively for the long-term maximization of shareholder value. Risk/ reward profiles are carefully monitored and controlled. Strong capitalization and ratings will remain key distinguishing characteristics of UBS. The Corporate Center ensures that the Business Groups operate as a coherent and effective whole with a common set of values and principles.
  Corporate Center is led by Luqman Arnold, President of the Group Executive Board from April 2001.

BOARD STRUCTURE
In order to further the highest standards of corporate governance, UBS has a dual board structure. UBS's Board of Directors, a majority of whom are independent non-executive directors, has the ultimate responsibility for the strategic direction of the Group's business and the supervision and control of executive management. The Group Executive Board, which is UBS's most senior executive body, assumes overall responsibility for the development of the Group's strategies, for implementation of strategy and for the results of the business.

UBS'S FINANCIAL TARGETS

UBS focuses on four key performance targets, designed to ensure that it delivers continually improving returns to its shareholders. UBS's performance against these targets is reported each quarter.
- UBS seeks to increase the value of the Group by achieving a sustainable, after-tax

THE UBS GROUP
STRATEGY, STRUCTURE
AND HISTORY

[SEC REGISTRATION AND BEYOND GRAPH]

  return on equity of 15-20%, across periods of varying market conditions.
- UBS aims to increase shareholder value through double-digit average annual earnings per share (EPS) growth, across periods of varying market conditions.
- Through cost reduction and earnings enhancement initiatives UBS aims to reduce the Group's cost/income ratio to a level that compares positively with best-in-class competitors.
- UBS aims to achieve a clear growth trend in net new money in the private client businesses.
The first three targets are all reported pre-good-will amortization, and adjusted for significant financial events (see Financial Disclosure Principles on pages 91 to 92).
  UBS seeks to achieve a fair market value by always communicating transparently, openly and consistently with investors and the financial markets.

PAINEWEBBER

On 14 December 1999, UBS announced its plans to apply for registration with the US Securities and Exchange Commission and to list its shares on the New York Stock Exchange. It achieved this goal on 16 May 2000, when its shares started trading in New York. On 12 July 2000, it announced an agreement to merge with PaineWebber Group, Inc. The merger and associated capital issuance by UBS were approved by PaineWebber and UBS shareholders, and the merger was completed on 3 November 2000.
  The progress of the integration of Paine Webber into UBS has been very successful with all businesses operationally integrated by the end of 2000, and no significant client advisor turnover. The merger has received an excellent reception from PaineWebber staff, with 98% of

[UBS HEADCOUNT PRE- AND POST-MERGER GRAPH]

                                                                   THE UBS GROUP
                                                             STRATEGY, STRUCTURE
                                                                     AND HISTORY

[ASSETS BY CLIENT DOMICILE GRAPH]

those offered jobs in the new Group accepting them.
  The merger with PaineWebber brings UBS a leading wealth management franchise in the US, with a focus on the higher end of the wealth management market. PaineWebber has a significantly higher average account size than its biggest rivals.
  PaineWebber provides a new route for product distribution in the US, and transforms the size and geographic spread of UBS's client base, making it unique in extent and global coverage.
  The impact of the merger extends beyond UBS's private client businesses. It expands UBS Warburg's US capabilities in asset-backed securities, real estate, corporate finance and fixed income sales, and transforms its US equities franchise, with UBS analysts now covering 90% of S&P 500 and NASDAQ 100 companies.
  As well as this direct impact, the integration with PaineWebber has also positioned UBS Warburg much more strongly as an employer of choice in the US investment banking market, providing a platform on which to take advantage of the ongoing industry consolidation and build capabilities by hiring new staff across a wide range of products.

INDUSTRY TRENDS

UBS believes that it is particularly well positioned to gain from the developing trends in global financial markets.
  The increasing reliance of individuals on equity investment, for their personal savings and for their pension provision, will benefit firms that manage assets or trade in capital market products.
  Commoditization of wholesale products, with increased competition and shrinking margins, is a fact of life, but one that is least harmful to institutions like UBS with the scale, global reach and technology infrastructure to support the volumes required to maintain profitability.
  UBS believes markets will further deregulate and globalize, driving sharp increases in crossborder investment, both corporate and institutional. These changes present enormous opportunities for a firm like UBS with a global presence and the expertise to capitalize on cross-border flows.
  The biggest trend that will drive UBS's business in the coming years is the anticipated expansion and concentration of private wealth. In the US, wealthy households (those with USD 500,000 or more in net investable assets), represented 65% of assets in 1999. By 2003 they are expected to represent 78% of total household assets. In Europe, the effect is less pronounced, but still, wealthy individuals (in this case with more than EUR 500,000 of investable assets), are expected to represent 43% of total household assets by 2005, up from 35% in 2000. The combination of this growth in wealth with the increasing shift towards equity investments, will provide huge opportunities for the best, most global, asset managers. Those securities firms with large institutional franchises will experience significant growth servicing the expanding asset management industry. And of course, the concentration and growth of wealth will bring

THE UBS GROUP
STRATEGY, STRUCTURE
AND HISTORY

with it a huge demand for private banking services, providing a further opportunity for the current market leaders to grow their market share.
  All of UBS's businesses are positioned to benefit from this increase in private wealth. UBS Asset Management is among the top five global asset managers, with an increasingly diversified range of investment styles. UBS Warburg has an extremely strong institutional client franchise - only 20% of its revenues derive from corporate clients. And the combination of Private Banking and PaineWebber already gives UBS the largest and most balanced share of the global wealth market.

 HISTORY AND DEVELOPMENT OF UBS

 UBS was formed on 29 June 1998, by the merger of two of Switzerland's leading banking Groups, Union Bank of Switzerland and Swiss Bank Corporation.
   Union Bank of Switzerland's history as a powerful force in banking began in the 1860s with the founding of the Bank in Winterthur and the Toggenburger Bank. In 1912, the merger of these two financial institutions resulted in the creation of the Union Bank of Switzerland. Subsequently, Union Bank of Switzerland developed primarily through internal growth, although it also made certain significant acquisitions such as the asset management firm Phillips & Drew in 1985.
   Swiss Bank Corporation celebrated its 125th anniversary in 1997. It was incorporated in Basel in 1872 and its history can be traced back to the creation of "Bankverein" from six private banking houses in 1854. Swiss Bank Corporation's expansion involved significant acquisitions, including:
 - O'Connor & Associates, a group of affiliated firms specializing in the trading of options and other derivative instruments, in 1992;
 - Brinson Partners, a leading institutional investment management firm, in 1995;
 - the investment banking and securities operations of S.G. Warburg Group, in 1995, and
 - Dillon Read & Co. Inc., a United States-based investment bank in 1997.

   All the entities that have joined UBS have, regardless of their size, had a significant impact on its culture and ethos. O'Connor & Associates was a much smaller firm than Swiss Bank Corporation, but brought an affinity for technology, which has remained with UBS ever since, and a trading approach and risk management sophistication which still remains core to UBS today. The most significant benefit was the reverse cultural revolution O'Connor brought to SBC. This was quite deliberate; it transformed SBC and helped it move into the modern age in a dramatic way. Later mergers reinforced this pattern of cultural change, with S.G. Warburg bringing a deep and passionate client focus, and Brinson Partners redefining the asset management process.
   This history of acquisition and openness to cultural diversity continues to be a key strength of the UBS Group. UBS is conscious of the importance of cultural change as a response to the growing challenges of the competitive global environment. The diversity of knowledge and experience offered by new acquisitions means UBS can import better corporate cultures, better ways of doing business and better insights.

   In May 2000, UBS listed its Global Registered Share on the New York Stock Exchange (NYSE). On 3 November 2000, UBS transformed the scope and scale of its private client business in the US, through the merger with PaineWebber, one of the leading US wealth management firms. Like previous merger partners, we expect that PaineWebber will transform UBS; not just through increased US presence, but through the proven strengths in marketing, technology, product development and training that PaineWebber can now bring to all our private client businesses, leveraging PaineWebber's skills to drive UBS's European private banking strategy.
 10

                              THE BUSINESS GROUPS

THE BUSINESS GROUPS
UBS SWITZERLAND

UBS Switzerland offers comprehensive wealth management services for private banking clients from across the world, banking in Switzerland and in other financial centers. Our strategy is centered on the client advisor, combining strong personal relationships with a full range of products and services specifically designed for the wealthy client, supplemented by leading-edge technology. Within Switzerland, we also provide a complete set of banking and securities services for individual and corporate clients, focused foremost on customer service excellence, profitability and growth via multi-channel distribution. We are the leading bank in Switzerland.

UBS SWITZERLAND
REPORTING BY BUSINESS UNITS

                                                  Private and
                                               Corporate Clients           Private Banking            UBS Switzerland
CHF million                                 -----------------------    -----------------------    -----------------------
FOR THE YEAR ENDED                          31.12.00    31.12.99(1)    31.12.00    31.12.99(1)    31.12.00    31.12.99(1)
-------------------------------------------------------------------------------------------------------------------------
Income                                         7,443        7,193         6,739        5,568        14,182       12,761
Credit loss expense                             (759)      (1,050)          (25)         (21)         (784)      (1,071)
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                         6,684        6,143         6,714        5,547        13,398       11,690
-------------------------------------------------------------------------------------------------------------------------
Personnel expenses                             3,187        3,363         1,572        1,328         4,759        4,691
General and administrative expenses            1,058        1,123         1,336        1,185         2,394        2,308
Depreciation                                     419          384            89           76           508          460
Goodwill amortization                             27            2            35           21            62           23
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                       4,691        4,872         3,032        2,610         7,723        7,482
-------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX          1,993        1,271         3,682        2,937         5,675        4,208
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Cost/income ratio (%)                             63           68            45           47            54           59
Assets under management (CHF billion)            440          439           681          671         1,121        1,110
Headcount (full time equivalents)             21,100       24,098         7,685        7,256        28,785       31,354
-------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy and changes in presentation. The Business Group reporting for 1999 has been rearranged to reflect the new business structure for the Group.

ORGANIZATION STRUCTURE

The UBS Switzerland Business Group is made up of two business units:
- Private Banking; wealth management services
- Private and Corporate Clients; banking for private individuals and commercial clients in Switzerland.
These two business units were brought together under a single management in February 2000, to benefit from the synergies available from the utilization of a common infrastructure in the domestic market and the potential for shared distribution and servicing of clients located outside of Switzerland. In addition, the centralization of core functions such as investment research and financial planning and wealth management, allows us to serve all UBS Switzerland's client groups consistently, efficiently, to the highest standard, and without duplication.

e-CHANNELS AND PRODUCTS

UBS Switzerland created a single "e-Channels and Products" business area in April 2000 to lead its e-banking activities and drive forward its e-commerce vision and strategy.
  This new business area is responsible for all electronic channels and products, as well as associated services and customer support centers. All revenues earned from e-banking activities are reflected in the results of the UBS Switzerland business units concerned and not within the "e-Channels and Products" business area which is run as a cost center. Its costs are shared between Private Banking and Private and Corporate Clients.

e-COMMERCE STRATEGY
e-commerce brings direct cost benefits to UBS Switzerland. Processing transactions which are entered online is less expensive and more efficient, and this is reflected in the new personal account charging structure introduced in Private and Corporate Clients in January 2001, which rewards clients for the use of electronic services.
  Cost savings are not our key focus however. UBS Switzerland aims to use e-banking to help perfect the client experience - offering the information and services that clients want in the most convenient way, and increasing the personalization of their interface with the bank. Through this, UBS increases client retention, and increases the proportion of their savings and investments that clients hold with UBS rather than elsewhere. As internet usage increases, and the public becomes more used to transacting online, a top-class e-banking service can also encourage client acquisition.
  There is obviously a risk of conflict between UBS's e-banking offerings and its traditional channels. However, despite the growth of online banking, UBS Switzerland has not experienced a significant level of cannibalization

                                                             THE BUSINESS GROUPS
                                                                 UBS SWITZERLAND

of its revenues. Based on continuous monitoring of customer behavior online, UBS estimates that 80% of revenue-generating e-banking transactions during 2000 represented additional revenue, as the ease of transacting online leads clients to do more.

e-COMMERCE HIGHLIGHTS
UBS Switzerland's internet offering continues to grow at a significant rate, as new functions and services are added and client acceptance of this convenient and easy to use distribution channel increases. The number of customers with e-banking contracts has risen during 2000 from 454,000 to 555,000. In December 2000, 22% of all payment orders processed by UBS Switzerland were initiated through e-banking, as were 14% of stock exchange transactions, up from 6% in December 1999.
  UBS Switzerland's comprehensive free on-line financial information service, UBS Quotes, is an integral part of UBS's e-commerce offering, acting both as a service for existing clients and a tool to attract new clients to the bank. UBS Quotes now has the broadest coverage of any free-access financial information system, with prices for more than 500,000 different financial instruments. It received an average of 22 million page views per month during 2000, up 60% from December 1999.
  UBS Switzerland's e-banking solution is particularly noted for its integrated approach and seamless navigation, permitting rapid access to all e-banking offerings through a consistent user interface. Forrester Research's "Best of Europe's Net Banking" report, published in November 2000, ranked UBS e-banking as the number two internet bank in Europe, and in January 2001, BlueSky Rating, an independent provider of on-line broker ratings, named UBS e-banking as the best online broker in Switzerland.
  UBS aims to remain at the forefront of technical developments in e-commerce, where clear client benefits are obvious. During 2000 we became one of the first banks in the world to offer stock market transactions via mobile phones, with the launch in August of a WAP-based mobile-telephone banking service. In September 2000, we were the first bank in Switzerland to introduce a fully integrated business to business electronic bill presentment and payment system.
  UBS Switzerland has invested heavily in its e-commerce offering, and expects to continue to invest approximately CHF 100 million per year, to remain a market leader. UBS Switzerland will build on these strengths, and intends to further enhance its leading position by developing increased personalization of its websites and a broadened content offering.

THE BUSINESS GROUPS
UBS SWITZERLAND

Private and Corporate Clients mission is to further develop its position as the most profitable bank serving private and corporate clients in Switzerland. To achieve its objectives, Private and Corporate Clients has established a clear business strategy focused on creating additional value for its clients, and centered on providing integrated solutions incorporating world-class products and services.

PRIVATE AND CORPORATE CLIENTS

BUSINESS DESCRIPTION AND ORGANIZATION
The Private and Corporate Clients business unit of UBS Switzerland is the leading bank in Switzerland. It aims to provide our clients with optimal levels of convenience and service by continuously expanding our comprehensive range of alternative distribution channels, built around a successful e-banking offering, full-service ATM's, customer service centers and more physical locations across Switzerland than any of our competitors. At the same time, we follow a program of business excellence to ensure that our operating infrastructure is efficient, cost effective and capable of supporting our overall objectives.
  Private and Corporate Clients is committed to providing its clients with innovative, personalized products, which consistently meet the highest standards, and to optimizing customer related processes.
  At 31 December 2000, this business unit had CHF 440 billion in assets under management and a loan portfolio of approximately CHF 155 billion. Private and Corporate Clients employs over 21,000 people.
  Private and Corporate Clients consists of six business areas, four of which have income generating activities (Individual Clients, Corporate Clients, Operations and Risk Transformation and Capital Management) and two of which provide essential support services (Resources and Information Technology).

INDIVIDUAL CLIENTS
This business area provides a comprehensive range of financial products and services for private clients, from residential mortgages to current accounts, savings products, wealth management and life insurance, combining UBS Group's own products with best-in-class third-party products, through an open product architecture.
  At year end, Private and Corporate Clients had in excess of 4 million individual client accounts of which more than one-quarter related to affluent clients, with an account balance of between approximately CHF 50,000 and CHF 1 million. The trend towards growth in wealth is expected to benefit this key client group, and represents a significant opportunity - providing the financial products and services necessary to support and attract this key segment is a clear focus. An example of this effort is the recent introduction of UBS Fund Solutions, which provides clients access to a quality-screened selection of third party and UBS investment funds. UBS Switzerland's Investment Center selects a recommended list of funds on the basis of their asset allocation, past performance and the quality of their management. Individual clients and their client advisors then select the appropriate combination of these funds to meet the client's investment philosophy and risk profile.
  Private and Corporate Clients also continues to promote its electronic services, both to

ASSETS UNDER MANAGEMENT

                                                                         For the year ended
                                                              ----------------------------------------
CHF BILLION                                                   31.12.00        31.12.99        31.12.98
------------------------------------------------------------------------------------------------------
Individual clients                                                 218             223             229
Corporate clients                                                  217             212             178
Banks                                                                5               4              27
------------------------------------------------------------------------------------------------------
Total                                                              440             439             434
------------------------------------------------------------------------------------------------------

ASSETS UNDER MANAGEMENT BY ASSET CLASS

                                                                         For the year ended
                                                              ----------------------------------------
CHF BILLION                                                   31.12.00        31.12.99        31.12.98
------------------------------------------------------------------------------------------------------
Deposit and current accounts                                       128             129             153
Securities accounts                                                312             310             281
------------------------------------------------------------------------------------------------------
Total                                                              440             439             434
------------------------------------------------------------------------------------------------------

                                                             THE BUSINESS GROUPS
                                                                 UBS SWITZERLAND

increase convenience for clients and to reduce costs. A new charging structure was introduced at the beginning of 2001, in which charges reflect more closely the type and cost of services used, rewarding customers who use low cost electronic alternatives such as e-banking and the extensive UBS ATM network. It is expected to further reduce the amount of routine transactional business carried out face to face or by phone to branches, giving client advisors more capacity, and allowing them to intensify sales efforts and enhance the quality of the advice they can offer.
  During 2000, we further expanded our range of alternative distribution channels and closed another 36 branches, bringing the total number of post-merger closures to 209. We believe that we are fast approaching the optimal number of physical locations required to adequately serve our clients, but will continue to develop the profitability of all our sites.

CORPORATE CLIENTS
Private and Corporate Clients' corporate client list consists of some 160 top-tier companies, many of which are multinationals and whose needs include frequent use of the capital markets; approximately 7,500 large companies who require expertise in handling complex financial transactions, and some 180,000 small and medium size enterprises with specific needs related to business financing.
  UBS Private and Corporate Clients provides its corporate clients with a full range of banking products and services including traditional credit products, transaction services, structured finance and investment advisory services. In addition, and in conjunction with UBS Warburg, it is able to assist its clients in accessing the world's capital markets. The Corporate Clients business area also supports promising Swiss-based enterprises by providing start-up financing, primarily in the form of equity participations, through its UBS Startcapital unit and the Aventic AG subsidiary.
  The Corporate Clients business area has also taken an equity stake in plenaxx.com, the first comprehensive B2B internet portal for small and medium sized enterprises (SME) in Switzerland serving as the hub for the daily internet activities of SME's and their employees, and intends to further take advantage of the rapidly growing B2B marketplace during 2001 and beyond.

OPERATIONS
Operations provides transaction processing support to UBS Switzerland and to Swiss-based offices of other UBS units. This combined approach reduces duplication of efforts and ensures that synergies between the different units in Switzerland are fully realized.
  The Operations business area also provides payment and custodial services to approximately 1,800 banking institutions throughout the industrialized world and some 700 in emerging markets.
  Following the merger between UBS and SBC in 1998, and the tremendous efforts required to integrate the transaction processes of the combined bank, this unit is now focused on generating additional operating efficiencies and on realizing further economies of scale from the combined volumes of Private and Corporate Clients and Private Banking.

RISK TRANSFORMATION AND CAPITAL
MANAGEMENT
This business area was formed in 1999 and has responsibility for clients with impaired or non-performing loans and for managing the risk in the Private and Corporate Clients' loan portfolio. It is also responsible for optimizing capital utilization in UBS Switzerland, including equity participations, and works closely with Group Treasury and UBS Warburg on funding and other asset and liability management matters.
  During 2000, Risk Transformation and Capital Management began implementation of its portfolio management strategy, which focuses on providing advice to the client servicing business areas within Private and Corporate Clients. It also achieved a number of "firsts" in the Swiss market by working closely with UBS Warburg on key secondary market initiatives.
  At the end of the second quarter 2000, a special purpose vehicle, Helvetic Asset Trust AG (HAT), was created by UBS in order to securitize parts of the credit risk attached to a CHF 2.5 billion reference portfolio consisting primarily of loans to Swiss small and medium sized enterprises. This was the first domestic Swiss franc capital market transaction of its kind, in which the credit default risk, but not

THE BUSINESS GROUPS
UBS SWITZERLAND

the loan itself, was transferred to the capital market in the form of a fixed-rate bond. The bond, which offered a higher yield than was previously available on debt of a similar quality, was well received by the markets and was named as the "Swiss Franc Bond of the Year" by the International Financial Review. HAT is another indication of the way in which UBS seeks to implement innovative solutions by providing investors, both institutional and private, with attractive portfolio diversification opportunities while, at the same time, optimizing the risk/return profile of its credit portfolio.
  Risk Transformation and Capital Management also helped to reduce Private and Corporate Clients large exposure to the Swiss real estate sector by the creation and sale of two real estate companies, Impris AG and Nurestra SA.

SUPPORT AREAS
UBS businesses in Switzerland are provided with real estate, marketing, personnel and administrative services by the Resources business area and information technology by the Information Technology business area.
  During 2000, the Information Technology business area embarked on a program to replace aging and multifaceted IT platforms with a new architecture utilizing components which can be used across all business units in Switzerland. This standardization will help to provide efficient support for our multichannel distribution strategy, enhanced flexibility and the ability to more rapidly deploy new applications.
  During fourth quarter 2000, UBS Warburg's mainframe computer system in Stamford, used for processing worldwide foreign exchange trading, was closed-down and the processing moved onto systems operated by the Operations business area in Switzerland. The integration of these systems not only allows for significant cost savings but also demonstrates the ability of UBS to work on a truly global scale, creating synergies through the utilization of common technical resources across its different business groups. Further consolidation is planned later this year, with the move of UBS Warburg's London-based securities transaction processing system onto mainframes in Zurich.

LOAN PORTFOLIO BY LOAN CATEGORY

                                                                         For the year ended
                                                              ----------------------------------------
CHF BILLION                                                   31.12.00        31.12.99        31.12.98
------------------------------------------------------------------------------------------------------
Commercial credits                                                  38              44              44
Mortgages                                                          117             121             121
------------------------------------------------------------------------------------------------------
Total                                                              155             165             165
------------------------------------------------------------------------------------------------------
of which recovery                                                   15              21              26
------------------------------------------------------------------------------------------------------

DEVELOPMENT IN UBS'S RECOVERY PORTFOLIO

CHF billion
--------------------------------------------------------------------
BALANCE, 1 JANUARY 1998                                           29
--------------------------------------------------------------------
CHANGES IN 1998:
New recovery loans added                                           7
Settlement of outstanding recovery loans                         (10)
--------------------------------------------------------------------
BALANCE, 31 DECEMBER 1998                                         26
--------------------------------------------------------------------
CHANGES IN 1999:
New recovery loans added                                           5
Settlement of outstanding recovery loans                         (10)
--------------------------------------------------------------------
BALANCE, 31 DECEMBER 1999                                         21
--------------------------------------------------------------------
CHANGES IN 2000:
New recovery loans added                                           3
Settlement of outstanding recovery loans                          (9)
--------------------------------------------------------------------
BALANCE, 31 DECEMBER 2000                                       15.0
--------------------------------------------------------------------

                                                             THE BUSINESS GROUPS
                                                                 UBS SWITZERLAND

LOAN PORTFOLIO

At 31 December 2000, about CHF 117 billion (or 75%) of the CHF 155 billion loan portfolio in Private and Corporate Clients related to mortgages, of which approximately 84% were secured by residential real estate.

RECOVERY PORTFOLIO
Private and Corporate Clients' impaired loans, which include non-performing loans, are transferred to the Risk Transformation and Capital Management business area to be managed by the Recovery Group, which specializes in working-out or otherwise recovering the value of those loans. At 31 December 2000, Private and Corporate Clients' loan portfolio included approximately CHF 15 billion in this recovery portfolio. CHF 13.7 billion of Private and Corporate Clients' year-end recovery portfolio was impaired and related to provisioned positions and positions which resulted from the weakness in Swiss commercial real estate markets during the 1990s. Total provisions of CHF 7.3 billion have been established against the portion of impaired loans not secured by collateral or otherwise deemed uncollectable. Approximately CHF 1.4 billion of UBS's recovery portfolio was performing and unimpaired at 31 December 2000. The unimpaired loans included in UBS's recovery portfolio are outstanding with counterparties for whom other loans have become impaired. No provisions have been established against these loans. UBS's lending officers actively manage the recovery portfolio, seeking to transform the lending relationship with a goal of removing the loan from the recovery portfolio.
  Approximately two-thirds of the loans that were originally included in UBS's recovery portfolio in 1997 have been worked-out and removed.

CREDIT QUALITY
Private and Corporate Clients concentrates its lending activities on seeking out quality counterparties, rather than simply chasing increased market share. This, together with the continued implementation of risk-adjusted pricing, which differentiates loan pricing based on risk profiles, has led to improved credit quality and higher margins on UBS Switzerland's lending portfolio, resulting in a more effective use of UBS's capital.
  Further information on the credit portfolio can be found in the Credit Risk section of the Review of Risk Management and Control on pages 53 to 61.

STRATEGIC INITIATIVES

STRATEGIC PROJECTS PORTFOLIO
One of the key aims of UBS when it was formed in 1998 from the merger of Union Bank of Switzerland and Swiss Bank Corporation, was to generate synergies and increased revenue opportunities from the integration of the two Groups' Swiss based retail and corporate banking businesses. This has been a major and successful effort, which is still continuing.
  A number of initiatives covering both revenue generation and cost saving, intended to enhance profitability and exploit merger synergies, are included within our Strategic Project Portfolio and continue to show good progress. UBS believes that in the two and half years since the merger, these strategic projects have contributed significant earnings enhancement, some of which has been reinvested in growth initiatives such as e-banking.
  Our revenue enhancement initiatives include offering personalized client relationship management, based on the utilization of sophisticated data mining technologies in order to optimize advisory processes and maximize cross-selling opportunities. In addition, we continue to optimize our credit portfolio by implementing risk adjusted pricing, securitizing parts of the portfolio and realigning the balance of our exposures towards preferred risk classes. In order to meet the changing needs of our clients, we have also successfully launched a number of new products and services such as the Money Line flexible mortgage and UBS Fund Solutions.
  The Strategic Projects Portfolio also has a strong focus on costs, primarily through process reengineering in logistics and IT areas, the automation of credit processes, and the rationalization of infrastructure, including branch closures and alternative distribution channels.
  Our multichannel distribution strategy is aimed at reducing counter traffic and provid-

THE BUSINESS GROUPS
UBS SWITZERLAND

ing our customers with convenient alternative points of service, including our e-banking services. During 2000, we started implementing a two-zone concept in our branches, creating a cash services zone and a flexible advisory zone. We also continue to replace increasing numbers of traditional automated teller machines with sophisticated multifunctional BancomatPlus and Multimat machines which allow clients to perform core banking transactions 24-hours a day at strategic sites throughout Switzerland.
  UBS has also continued to close branches, reducing the duplication and redundancy in the network it inherited from its predecessor banks. 209 branches, or 38% of the pre-merger network had been closed by the end of 2000. The pace of branch closures is expected to slow-down this year as the number of branches approaches the optimal level necessary to service UBS's clients effectively. However, UBS will not compromise the return requirements for its branch locations and will continue to evaluate each branch's profitability in light of changing client demands and willingness to utilize alternative distribution channels.

                                                             THE BUSINESS GROUPS
                                                                 UBS SWITZERLAND

UBS Private Banking's mission is to provide customized solutions through a comprehensive range of financial products and services to wealthy private individuals. Caring for our clients is central. To achieve our objectives, we combine strong personal relationships with state-of-the-art technology and are committed to accessibility, quality and confidentiality.
[GRAPH-UBS PRIVATE BANKING ASSETS UNDER MANAGEMENT BY CURRENCY]

PRIVATE BANKING

BUSINESS DESCRIPTION AND ORGANIZATION

The Private Banking business unit of UBS Switzerland is the leading provider of private banking services in Switzerland and in other financial centers internationally. Its client advisors cater to the needs of wealthy individuals worldwide.
  As of 31 December 2000, the Private Banking business unit had CHF 681 billion in assets under management with slightly more than 21% of these managed on a discretionary basis. Private Banking employs over 7,000 people and conducts business in more than 60 locations throughout the world, with products and services tailored to the specific needs of different markets and client segments. Key banking centers outside Switzerland include London, Luxembourg, Monaco, Jersey, New York, Singapore and Toronto.
  Private Banking tailors its advice and products to the specific needs of its clients. Client advisors are organized by client market, which allows them to make best use of their extensive local market knowledge and to provide a high level of dedicated client focus. We also meet the needs of specialized client segments across regions, and have formed dedicated client advisor teams to serve entrepreneurs, executives, and sports and entertainment professionals.
  The Private Banking business unit consists of four business areas which maintain direct client relationships:
- Europe, Middle East and Africa;
- Overseas - including the Americas and Asia;
- Swiss Clients - responsible for the domestic market;
- Private Banks: six independently branded, but wholly-owned Private Banks:
  Cantrade, Banco di Lugano, Ferrier Lullin, Ehinger, Armand von Ernst and Hyposwiss,
and other areas which provide services to the rest of Private Banking:
- Investment Center,
- Investment Products and Services (IP&S),
- Logistics.
As part of UBS Switzerland, Private Banking uses support services from the Private and Corporate Clients business unit, including its information technology platforms, securities and payment processing services and multichannel distribution platform. Private Banking also benefits from close cooperation with other parts of the UBS Group to help it provide its clients with a unique offering of global financial products.

INVESTMENT CENTER
The Investment Center, which started operations on 1 October 2000, is responsible for developing coherent and high quality investment strategies for the core investment products and services offered by UBS Switzerland. The strategies developed by the Investment Center guide the investment process through which the two business units manage private wealth and advise their clients on their global investment decisions. The strategies and advice developed by the Investment Center are primarily "buy-side" oriented. The Center filters and further analyzes research, sourced both from inside UBS and from complementary external providers, and transforms this into investment strategies and advice specifically suited to private clients. The Investment Center also controls the tactical asset allocation for active advisory products, the UBS Strategy Funds and for discretionary managed portfolios. It is central to UBS Switzerland's new open architecture strategy, taking responsibility for the "screening" of third party investment funds for the new UBS Fund Solutions products.

INVESTMENT PRODUCTS AND SERVICES
The Investment Products and Services business area includes the teams focusing on Active Advisory, Portfolio Management, Financial Planning and Wealth Management, and Credit Origination & Structuring. These units support the client-facing areas in delivering new, high quality products and providing active advisory services.

LOGISTICS
This area manages Private Banking's relations with other service providers within the UBS

THE BUSINESS GROUPS
UBS SWITZERLAND

Group, and provides additional IT and facilities management services where required.

MARKETING, DISTRIBUTION, PRODUCTS AND SERVICES

Private Banking's client advisors are central to the delivery of services to Private Banking's clients and retain primary responsibility for introducing new products and services to existing and prospective clients.
  Each business area is responsible for its own marketing activities, supported by a centralized UBS Switzerland marketing function, which is responsible for co-ordinating brand management activities, advertizing, market research, and for sponsoring and the preparation of standardized marketing materials.
  Private Banking is committed to leveraging UBS Switzerland's e-solutions and rolling out these services globally, adapting them to meet local requirements. Private Banking's e-strategy clearly places the client advisor at the center of the client relationship, with electronic channels providing complementary support and information. As well as offering UBS Switzerland's e-banking solutions to its clients, Private Banking is actively involved in the development of a personalized interface between the client and UBS. In addition to access to the full range of UBS's e-banking and information services, in a format designed by the client with his or her advisor, this will provide a direct channel between them for communication of advice and recommendations.
  Private Banking provides a full range of financial products and services, including:
- financial planning and wealth management consulting, covering proprietary trusts and foundations, the execution of wills, corporate and personal tax structuring, art banking and numismatics, and tax efficient investments;
- asset-based services such as portfolio management, custody, deposit accounts, loans and fiduciary products;
- transaction-based services, such as trading, brokerage, and investment funds;
- Private Banking also provides loan facilities to some of its clients. At 31 December 2000, outstanding loans amounted to CHF 28.6 billion, or 16% of UBS Switzerland's gross loan book.

STRATEGIC INITIATIVES

PRODUCT INITIATIVES
UBS is committed to developing an open product platform, widening the choices available to its clients by complementing its own range of products with the sale of top quality third party products through a screened open-architecture. During 2000, Private Banking has made significant progress towards this goal.
  In September 2000, Private Banking began offering GAM funds to its clients in Switzerland. GAM was acquired by UBS in December 1999 and is part of UBS Asset Management. Its business model is based on the belief that clients always deserve access to the best investment talent, and recognizes that this may not always be found in-house. GAM therefore operates a screened multi-manager program, giving access to the highest quality expertise in specialized areas. Private Banking clients now also have access to this investment talent.

TYPE OF ENGAGEMENT

                                                                       Assets under management
                                                              ------------------------------------------
                        CHF BILLION                           31.12.00        31.12.99         31.12.98
--------------------------------------------------------------------------------------------------------
Advisory                                                           535              517              437
Discretionary                                                      146              154              142
--------------------------------------------------------------------------------------------------------
Total                                                              681              671              579
--------------------------------------------------------------------------------------------------------
ASSET CLASS
Deposit and current accounts                                        63               59               50
Equities                                                           187              196              148
Bonds                                                              189              187              187
UBS Investment funds                                               104              119               93
Other                                                              138              110              101
--------------------------------------------------------------------------------------------------------
Total                                                              681              671              579
--------------------------------------------------------------------------------------------------------

                                                             THE BUSINESS GROUPS
                                                                 UBS SWITZERLAND

  In December 2000, UBS Switzerland extended this idea with the launch of UBS Fund Solutions. This new product offers access to a pre-screened selection of "best in class" investment funds from a range of UBS and third party fund managers, helping clients obtain the best funds from a "confusing universe".
  The entire population of funds available for sale in Switzerland is screened by the Investment Center using their expertise to select the best balance between performance and risk. Each individual client then receives a tailored sub-set of the screened funds, selected by their client advisor to suit their investment objectives and risk appetite, and pays an all-in "wrap" fee, based on the level of assets.
  Private Banking is also focused on generating increased asset-based revenues, which currently represent about 65% of total revenues, and further reducing its reliance on more volatile transaction fees. Two new products provided by the Active Advisory Team are designed to achieve this goal:
- Active Portfolio Supervision (APS) in which a client receives investment recommendations whenever their portfolio breaches specified parameters; and
- Active Portfolio Advisory (APA) which, in addition, provides direct access to a dedicated investment specialist and tailor-made strategies.
Both are structured advisory services based on an all-inclusive fee.

EUROPEAN WEALTH MANAGEMENT
Through its merger with PaineWebber, UBS now has scale and excellence in two different traditions of serving private clients: the banking model, through Private Banking; and the brokerage model, through UBS PaineWebber. UBS is therefore uniquely positioned to combine these capabilities, giving its clients access to the best of both traditions, and the full range of its combined expertise, wherever they hold their accounts, whether in their home countries or internationally.
  As an important step towards this vision, UBS is bringing together its domestic and international private client businesses in Europe, and infusing the new combination with the spirit and expertise of UBS PaineWebber - the key catalyst to build a successful future.
  UBS's strategy is to build on its successful domestic private client businesses in the key target markets of Germany, the UK, France, Italy and Spain, by adding the skills and experience of the UBS PaineWebber team - in marketing, product innovation, training and technology - and by transferring knowledge and resources from UBS Switzerland's International Private Banking business. Client advisors will be central to the success of our plans, and we see potential for increasing the number of advisors in this business at an average rate of 250 per annum over the next five years, obviously carefully tailoring that growth to the evolving market opportunities.
  The private banking industry will increasingly reflect the changing profile of high-net-worth individuals, emerging technologies and increased competition. Clients are taking a more active role in managing their wealth and are demanding more sophisticated products and a broader geographical range of services. They are focused on asset performance and allocation, quality of information and advice and extended availability of services, such as 24-hour, remote and internet access. More wealth now resides in the domestic markets where clients are domiciled, particularly in the form of equity and equity-linked investments, as capital markets become more developed. UBS believes that its unique mix of businesses positions it excellently to meet these trends.

THE BUSINESS GROUPS
UBS ASSET MANAGEMENT

UBS Asset Management provides asset management services and products to a retail and institutional client base across the world. We have a diverse range of investment management capabilities from the traditional to the alternative, with a core focus on price/value management. UBS Asset Management also provides investment fund products for the UBS Group and will increasingly widen its reach through third parties to individual clients outside the UBS Group.

UBS ASSET MANAGEMENT

REPORTING BY BUSINESS UNITS

                                                  Institutional             Investment Funds /                 UBS
                                                 Asset Management                  GAM                   Asset Management
                CHF million                  ------------------------    ------------------------    ------------------------
            FOR THE YEAR ENDED               31.12.00    31.12.99 (1)    31.12.00    31.12.99 (1)    31.12.00    31.12.99 (1)
-----------------------------------------------------------------------------------------------------------------------------
Income                                          1,301         1,099           652           270         1,953         1,369
Credit loss expense                                 0             0             0             0             0             0
-----------------------------------------------------------------------------------------------------------------------------
Total operating income                          1,301         1,099           652           270         1,953         1,369
-----------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                631           458           249            58           880           516
General and administrative expenses               243           178           196            93           439           271
Depreciation                                       27            25            22             7            49            32
Goodwill amortization                             173           113            90             0           263           113
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                        1,074           774           557           158         1,631           932
-----------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX             227           325            95           112           322           437
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Cost/income ratio (%)                              83            70            85            59            84            68
Assets under management (CHF billion)             496           574           219           225           522           598
Headcount (full time equivalents)               1,728         1,653         1,132           923         2,860         2,576
-----------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy and changes in presentation. The Business Group reporting for 1999 has been rearranged to reflect the new business structure for the Group.

BUSINESS DESCRIPTION AND ORGANIZATION

UBS Asset Management brings together all of UBS's asset management businesses. Formed in February 2000, it was organized in two business units during the year:
- Institutional Asset Management - one of the largest institutional asset managers in the world.
- Investment Funds / GAM - one of the two largest fund providers in Europe and the seventh largest in the world. GAM is a diversified asset management group focused on private client portfolios.
In 2001, these business units have been combined and will no longer be reported separately.
  In February 2001, UBS PaineWebber's asset management unit, Mitchell Hutchins, also became a part of UBS Asset Management. UBS Asset Management is headquartered in Chicago, with offices across the world.

INSTITUTIONAL ASSET MANAGEMENT

Based on assets under management, Institutional Asset Management is one of the largest institutional asset managers in the world and particularly prominent in the United States, the United Kingdom and Switzerland. At 31 December 2000, Institutional Asset Management had CHF 496 billion in assets under management, including CHF 300 billion of institutional assets and CHF 196 billion of non-institutional assets, including the UBS Investment Funds.
  Institutional Asset Management markets its services under the UBS Asset Management umbrella, with two major sub-brands: Brinson Partners in the US, and Phillips & Drew in the UK. Institutional Asset Management will pursue growth opportunities in Continental Europe and Asia-Pacific and maintain its strong positions in the mature markets it serves in the United States, the United Kingdom and Switzerland.
  Institutional Asset Management operates a client-centric business model with strong local presence through regional business areas in the UK, Americas, Asia and Europe. A new specialized unit branded O'Connor, was formed in June 2000. Reviving the name of the derivatives business which became part of the Group in 1992, O'Connor focuses on alternative investment strategies designed to provide attractive risk-adjusted returns with a low correlation to traditional investments.

CLIENTS
Institutional Asset Management has a diverse institutional client base located throughout the world. Its clients consist of
- corporate and public pension plans;
- endowments and private foundations;
- insurance companies;
- central banks and supranationals; and
- financial advisors.

                                                             THE BUSINESS GROUPS
                                                            UBS ASSET MANAGEMENT

ASSETS UNDER MANAGEMENT BY CLIENT TYPE

                        CHF BILLION                          31.12.00           31.12.99           31.12.98
-----------------------------------------------------------------------------------------------------------
Institutional                                                     300                376                360
Non-institutional                                                 196                198                171
-----------------------------------------------------------------------------------------------------------

INSTITUTIONAL ASSETS UNDER MANAGEMENT BY CLIENT LOCATION

                        CHF BILLION                          31.12.00           31.12.99           31.12.98
-----------------------------------------------------------------------------------------------------------
Europe, Middle East & Africa                                      160                185                202
The Americas                                                      100                140                122
Asia-Pacific                                                       40                 51                 36
-----------------------------------------------------------------------------------------------------------
Total                                                             300                376                360
-----------------------------------------------------------------------------------------------------------

INSTITUTIONAL ASSETS UNDER MANAGEMENT BY CLIENT MANDATE

                        CHF BILLION                          31.12.00           31.12.99           31.12.98
-----------------------------------------------------------------------------------------------------------
Equity                                                             89                125                115
Asset allocation                                                   94                130                148
Fixed income                                                       77                 90                 83
Private markets                                                    40                 31                 14
-----------------------------------------------------------------------------------------------------------
Total                                                             300                376                360
-----------------------------------------------------------------------------------------------------------

MARKETING AND DISTRIBUTION
Institutional Asset Management uses its longterm track record and strong client franchise to increase the penetration of its services with both new and existing clients. It is a full service institutional asset management firm, offering its clients a comprehensive range of research and investment analysis as part of its overall service and capability package.
  In consultant-driven markets, such as the United States and the United Kingdom, Institutional Asset Management relies on its strong relationships with the major consultants that advise corporate and public pension plans, endowments, foundations, and other institutions. It also dedicates resources to generating new business directly with large clients.
  Brinson Advisors, the former PaineWebber Mitchell Hutchins business, provides products and services to the wholesale intermediary market in the US, focusing on three core areas: quantitatively driven investments, short-term fixed income products and municipal securities.

INVESTMENT PROCESS AND RESEARCH
Institutional Asset Management's client mandates reflect the very broad range of its capabilities, from fully discretionary global asset allocation portfolios to equity or fixed income portfolios with a single country emphasis, including alternative asset classes such as real estate, timber, and private equity. These portfolios are available through separately managed portfolios as well as through a comprehensive range of pooled investment funds.
  Within this wide range of capabilities, Institutional Asset Management's core investment process is based on its efforts to determine and quantify investment value. Its method is to identify periodic discrepancies between market price and investment value and turn them to its clients' advantage.
  Institutional Asset Management operates a global investment platform. Research and strategies are coordinated across regions, giving clients access to the whole of Institutional Asset Management's expertise, wherever they are located.

INVESTMENT FUNDS

Investment Funds is the leading investment fund provider in Switzerland in terms of assets under management, and seventh largest in the world. As of 31 December 2000, Investment Funds had CHF 199 billion in assets under

THE BUSINESS GROUPS
UBS ASSET MANAGEMENT

FUND CATEGORY

                        CHF BILLION                          31.12.00           31.12.99           31.12.98
-----------------------------------------------------------------------------------------------------------
Asset allocation                                                   48                 44                 35
Money market                                                       44                 46                 45
Bond                                                               36                 40                 43
Equity                                                             60                 53                 36
Capital preservation                                                6                 12                 12
Real estate                                                         5                  6                  5
-----------------------------------------------------------------------------------------------------------
Total                                                             199                201                176
-----------------------------------------------------------------------------------------------------------

management, including CHF 9.3 billion in assets under management distributed through third-party partners. In addition, Investment Funds has a significant third-party fund administration business.
  Investment Funds has an extensive product range of approximately 159 funds. The continuing trend toward equity investments helped increase equity funds by
13% since the end of 1999, making it Investment Funds' largest asset category, accounting for 30% of total volume. UBS Switzerland's Investment Fund Accounts, which make it easy for clients to make regular savings in UBS Investment Funds, have grown in number by 57% to over 140,000 during 2000, with assets invested through them increasing by 20% to a total of CHF 3.1 billion at 31 December 2000.

MARKETING AND DISTRIBUTION
Investment Funds are distributed primarily through UBS Switzerland and UBS Warburg, with a minority of assets distributed through third-party providers.
  Investment Fund's penetration of UBS Group's existing client base is already very high, and the implementation of screened open architecture in UBS Switzerland will make sales within the group increasingly competitive. Investment Funds is therefore evolving towards an open, multichannel distribution architecture, in which an increasing proportion of its funds will be sold by third parties, outside the UBS Group.
  UBS's intermediary strategy, funds@ubs, was launched in November 2000. It is designed to boost third-party distribution of our funds by providing a turn-key solution for distribution partners, including technical, administrative and operational support. The first implementation, in partnership with Lufthansa, provides Lufthansa Miles and More clients with access to UBS Investment Funds. A new web-site dedicated to Lufthansa clients provides investment education, advice on investment strategies and online decision support tools, and will provide automated online fund purchases. Over the coming months, UBS expects to announce similar joint ventures with other non-traditional intermediaries, using the same strategy and technical platform.
  Other distribution initiatives include establishing additional partnerships with financial intermediaries, developing direct electronic sale channels and leveraging Institutional Asset Management's distribution efforts to better capture defined contribution opportunities for Investment Funds.
  UBS is also expanding its distribution in Asia, with the creation of a joint venture investment advisory firm to manage Real Estate Investment Trusts in Japan and the acquisition of a majority holding of Taiwan-based mutual fund provider, Fortune Securities Investment & Trust Company.

INVESTMENT PROCESS AND RESEARCH
The Institutional Asset Management business unit is responsible for managing almost all the investment funds offered by Investment Funds, other than some real estate funds. However, Investment Funds is responsible for managing its product range, which is tailored to meet the needs of individual investors, and for the development and marketing of individual funds.

GLOBAL ASSET MANAGEMENT

Acquired in late 1999, Global Asset Management, or GAM, is a diversified asset management group with CHF 20 billion of assets under management, slightly over 600 employees and operations in Europe, North America, Asia and the Middle East. Its mandates include private client portfolios, over 230 mutual funds, and institutional mandates. GAM

                                                             THE BUSINESS GROUPS
                                                            UBS ASSET MANAGEMENT

operates under its established brand name within UBS Asset Management and continues to employ its own distinctive investment style.
  UBS Asset Management will increasingly leverage GAM's range of mutual funds and its external manager selection process, in which it selects the best from over 4,000 third-party fund providers, to enhance the range of its investment styles and products. GAM products are now actively distributed by UBS Switzerland.

MARKETING AND DISTRIBUTION
GAM operates a client-centric business model with regional client acquisition and servicing responsibilities.

INVESTMENT PROCESS AND RESEARCH
GAM was founded in 1983 to give private clients "access to great investment talent". As a result, its investment process is based on selecting the world's leading investment talent, whether the manager selected for a particular fund or mandate is employed by GAM or an external manager. GAM has pioneered a unique and highly disciplined approach to identifying, selecting and managing external fund managers.
  An in-house team of investment professionals is responsible for managing the various internally managed mandates or funds, and also for creating external and multimanager mandates. Approximately 1,000 external managers are selected, using a quantitative database of 50,000 funds, and a qualitative database of over 4,000 investment managers. These are then subjected to detailed qualitative scrutiny to identify less than a hundred of the world's most talented investment managers, whose talents are then used to create single and multimanager funds for use by GAM clients.
  The range of funds and mandates extends from traditional equity and bond funds to a comprehensive range of alternative investment funds.

STRATEGY

INDUSTRY TRENDS AND COMPETITIVE POSITIONING
UBS Asset Management operates in a business which is growing across all market segments and geographic locations, with Europe and Japan leading the way. The US remains the largest market on an absolute basis, but shows slower growth rates and a much more competitive environment than other regions.
  Externally managed pension assets constitute the majority of worldwide available institutional assets. The pension market is undergoing a shift from traditional defined benefit plans to defined contribution schemes. This is especially true in the US, while in other major markets defined contribution business is still in a relatively embryonic state. However, the need for pension reform is widely recognized.
  UBS Asset Management believes that it is strongly positioned to take advantage of this growing and changing market:
- It has the reach to succeed in an increasingly global industry.
- It has a multispecialist offering of diverse investment capabilities matched by very few companies.
- It is one of very few investment management firms of its size with an equally strong institutional and mutual fund capability.

INVESTMENT PERFORMANCE
UBS Asset Management's biggest challenge in recent years has been the relative under-performance of its core value-based investment style compared to growth investment styles. 2000 saw a reversal of this trend, with a retreat in technology stock valuations and generally difficult market conditions, and consequently significant improvements in UBS Asset Management's performance relative to benchmarks and peers. UBS Asset Management has also invested in diversification of its investment approach, with the expansion of its growth capabilities and the very successful launch of O'Connor, its alternative investment business area. UBS Asset Management intends to further leverage the strengths of O'Connor and GAM to expand its range of investment capabilities and styles.
  UBS Asset Management will continue to develop the integrated global investment platform it created in 2000, increasing the coverage of its research in all major asset classes, broadening its search for future investment opportunities in alternative asset classes and committing to product innovation.

THE BUSINESS GROUPS
UBS WARBURG

UBS Warburg operates globally as a client-driven securities, investment banking and wealth management firm. For both its own corporate and institutional clients and for other parts of the UBS Group, UBS Warburg provides product innovation, top-quality research and advice, and complete access to the world's capital markets. Through UBS PaineWebber, the fourth largest private client firm in the US, UBS Warburg provides advisory services and best-in-class products to a uniquely affluent US client base.

UBS WARBURG

REPORTING BY BUSINESS UNITS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS

                                                      Corporate and
                                                  Institutional Clients           UBS Capital         US Private Clients
                  CHF million                    ------------------------   -----------------------   -------------------
              FOR THE YEAR ENDED                 31.12.00    31.12.99 (1)   31.12.00   31.12.99 (1)   31.12.00   31.12.99
-------------------------------------------------------------------------------------------------------------------------
Income                                             18,033         12,529         368          315        1,225
Credit loss expense                                  (243)          (330)          0            0            0
-------------------------------------------------------------------------------------------------------------------------
Total operating income                             17,790         12,199         368          315        1,225
-------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                  9,284          6,861         142          105          955
General and administrative expenses                 2,779          2,429          49           46          258
Depreciation                                          555            629           2            2           30
Goodwill amortization                                 149            134           2            5            1
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses                           12,767         10,053         195          158        1,244
-------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX               5,023          2,146         173          157          (19)
-------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)                                71             80          53           50          102
Assets under management (CHF billion)                                                                      794
Headcount (full time equivalents)                  15,262         12,694         129          116       21,490
-------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy and changes in presentation. The Business Group reporting for 1999 has been rearranged to reflect the new business structure for the Group.

                                                     International
                                                    Private Clients             e-services                UBS Warburg
                 CHF million                    -----------------------   -----------------------   -----------------------
              FOR THE YEAR ENDED                31.12.00   31.12.99 (1)   31.12.00   31.12.99 (1)   31.12.00   31.12.99 (1)
---------------------------------------------------------------------------------------------------------------------------
Income                                               286          197           (1)           0       19,779       13,041
Credit loss expense                                   (4)          (3)           0            0         (247)        (333)
---------------------------------------------------------------------------------------------------------------------------
Total operating income                               282          194           (1)           0       19,532       12,708
---------------------------------------------------------------------------------------------------------------------------
Personnel expenses                                   385          294          150           18       10,916        7,278
General and administrative expenses                  188          187          134           18        3,408        2,680
Depreciation                                          30           25           35            3          652          659
Goodwill amortization                                  7           15            1            0          298          154
---------------------------------------------------------------------------------------------------------------------------
Total operating expenses                             610          521          320           39       15,274       10,771
---------------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX               (328)        (327)        (321)         (39)       4,258        1,937
---------------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)                              213          264                                     77           83
Assets under management (CHF billion)                 33           36                                    827           36
Headcount (full time equivalents)                  1,154        1,386          410           70       38,445       14,266
---------------------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy and changes in presentation. The Business Group reporting for 1999 has been rearranged to reflect the new business structure for the Group.

BUSINESS DESCRIPTION AND ORGANIZATION

During 2000, UBS Warburg, was organized along the following lines:
- The Corporate and Institutional Clients business unit is one of the leading global investment banking and securities firms, providing products and advice to institutional and corporate clients. The former capital markets business of Paine Webber Group Inc. is integrated into this business unit.
  - UBS Capital is responsible for the private equity investment of UBS and third-party funds in a diverse global range of private companies.
  - US Private Clients is the fourth largest private client broker in the US, operating under the brand of UBS PaineWebber.
  - International Private Clients provides private banking products and services for high net worth individuals outside the US and Switzerland who bank in their country of residence. During 2001, the European part of this business is becoming part of UBS Switzerland's Private Banking business unit.
  - e-services.

                                                             THE BUSINESS GROUPS
                                                                     UBS WARBURG

The global reach, breadth and diversification of Corporate and Institutional Clients direct access to investors is unique, and its relationship-enhancing technology is among the best in the world. Corporate and Institutional Clients aims to maintain its position as one of the leading global financial services firms, rivaling the top competitors both in terms of client franchise and profitability.

CORPORATE AND INSTITUTIONAL CLIENTS

BUSINESS DESCRIPTION AND ORGANIZATION

The Corporate and Institutional Clients business unit is one of the leading global investment banking and securities firms. Its diverse heritage has shaped a business with a truly global client base and culture.
  Corporate and Institutional Clients provides wholesale products and advisory services globally to a diversified client base, which includes institutional investors, corporations, sovereign governments and supranational organizations. It has a significant corporate client financing and advisory business and is one of the top-ranked providers for institutional clients.
  Corporate and Institutional Clients also manages cash and collateral trading and interest rate risks on behalf of the UBS Group and executes the vast majority of securities, derivatives and foreign exchange transactions for UBS's retail clients. Corporate and Institutional Clients' headquarters are in London and it employs 15,000 people in over 40 countries throughout the world.
  Following the merger with PaineWebber in November 2000, the capital markets business of PaineWebber was integrated into the Corporate and Institutional Clients business unit, expanding its capabilities in asset-backed securities, real estate, equity research, corporate finance and equity and fixed income sales. As well as this direct and immediate impact, the integration of PaineWebber also positioned UBS Warburg much more strongly as an employer of choice in the critical US investment banking market.

BUSINESS AREAS
At 31 December 2000, Corporate and Institutional Clients operated four main business areas, organized by the type of products and services offered and the nature of business risks: Equities, Fixed Income, Corporate Finance and Treasury Products.

EQUITIES
The Equities business is a leading player in the secondary equity markets and in equity, equity-linked and equity derivative products for the primary markets. Primary areas of responsibility include
- researching companies, industry sectors, geographic markets and macro-economic trends;
- sales and trading of cash and derivative equity securities and equity structured products; and
- structuring, originating, distributing and trading newly issued equity, equity-linked and equity derivative products.
A multi-local model, with membership on over 28 different stock exchanges and a local presence in 40 offices globally, gives unparalleled market access. UBS also participates in a number of electronic exchange ventures.

FIXED INCOME
The Fixed Income business structures, originates, trades and distributes a variety of fixed income, banking and structured products. It is also responsible for loan syndication and the core loan portfolio.
  The Fixed Income business serves a broad client base of investors and borrowers and offers a range of fixed income products and services, including
- interest rate-based credit products, including loans and government bonds;
- a variety of banking products, including structured finance and leveraged finance products;

OPERATING INCOME BY CLIENT TYPE

                                                              For the year ended
                                                              -------------------------
                         % OF TOTAL                           31.12.00         31.12.99
---------------------------------------------------------------------------------------
Investment banking                                                  21               23
Other income from corporate clients                                  4                5
Institutional clients and markets                                   75               72
---------------------------------------------------------------------------------------
Total                                                              100              100
---------------------------------------------------------------------------------------

THE BUSINESS GROUPS
UBS WARBURG

OPERATING INCOME BY BUSINESS AREA(1)

                                                                           For the year ended
                                                              --------------------------------------------
                        CHF MILLION                           31.12.00          31.12.99          31.12.98
----------------------------------------------------------------------------------------------------------
Equities                                                        10,429             5,724             3,253
Fixed income                                                     2,969             2,464              (267)
Corporate finance                                                2,701             2,054             1,665
Treasury products                                                1,653             1,805             2,351
Non-core business                                                  281               482               (96)
----------------------------------------------------------------------------------------------------------
Total                                                           18,033            12,529             6,906
----------------------------------------------------------------------------------------------------------

(1) Before credit loss expense

- principal finance, which involves the purchase, origination and securitization of credit products;
- sales of investment-grade, high-yield and emerging market bonds;
- credit derivatives, including credit-linked notes and total return swaps;
- derivative products; and
- products structured to meet clients' individual risk management needs.

CORPORATE FINANCE
The Corporate Finance business manages UBS's relationships with large supranational, corporate and sovereign clients. It provides a variety of advisory services in areas such as mergers and acquisitions, strategic advisory and restructuring. The Corporate Finance business also provides primary capital markets and leveraged finance services, in co-operation with the Equity and Fixed Income businesses. Responsibilities include
- mergers and acquisitions;
- equity and equity-linked capital offerings, initial public offerings and other public and private equity offerings in conjunction with the Equities business area;
- investment grade and high-yield debt offerings in conjunction with the Fixed Income business area;
- leveraged debt offerings in conjunction with the Fixed Income business area;
  and
- structured finance.

TREASURY PRODUCTS
Treasury Products serves institutional investors, banks, sovereigns, and corporate clients, as well as retail and wholesale clients of UBS's other businesses. Treasury Products' primary areas of responsibility include
- sales and trading of foreign exchange (spot and derivatives), precious metals, short-term interest rate products and exchange-traded derivatives;
- collateral trading, securities lending and repurchase agreements;
- bank note sales and distribution; and
- foreign currency research.
With effect from the beginning of 2001, the Treasury Products and Fixed Income business areas have been reorganized into two new areas, the Credit Fixed Income business area (the former Fixed Income business less interest rate derivatives and government bonds) and the Interest Rates and Foreign Exchange business area (the former Treasury Products business area, with the addition of interest rate derivatives and government bonds).

e-COMMERCE INITIATIVES

The institutional client business worldwide is rapidly moving to an electronic basis. Corporate and Institutional Clients is well positioned to capitalize on this trend. Recent e-commerce initiatives include
- Investment Banking On-Line (IBOL). IBOL provides extensive functionality from a single home page with direct access to prices, research, trade ideas and analytical tools for UBS Warburg's clients. Corporate and Institutional Clients delivers electronic research to over 5,000 clients and has signed up over 21,000 individual users. UBS intends to expand IBOL to include wireless and video links.
- Electronic Transactions for Securities (ETS) and Electronic Transactions for OTC Products (ETOP). ETS and ETOP provide a further rollout of online order routing and trading capabilities for all securities, foreign exchange and derivatives products. 30% of all institutional orders are sent via the internet.

                                                             THE BUSINESS GROUPS
                                                                     UBS WARBURG
[GRAPH-UBS WARBURG CORPORATE AND INSTITUTIONAL CLIENTS BANKING
PRODUCTS EXPOSURE]

- Corporate Finance On-Line (CFOL). The CFOL initiative is intended to establish a secure connection for the exchange of transactional and pricing information with corporate clients to support the execution and origination of advisory mandates.
- Debtweb. Using Debtweb, about USD 80 billion of primary market bond issuance was distributed online in 2000.
- DealKey. Designed for primary equity investors, DealKey uses the web as an additional channel for the distribution of value-added information relating to current equity and equity-linked offerings and provides investors with the ability to communicate feedback and enter orders for all UBS Warburg's current primary equity issues.
Providing superior advice will be key to the Corporate and Institutional Clients business unit's future success. UBS believes its e-commerce initiatives enhance its ability to add value to clients, as well as allowing it to extract value from the scale of its core business processes. Corporate and Institutional Clients already processes 100,000 domestic and cross-border securities trades per day automatically, and has the capacity to increase this amount five-fold within the existing infrastructure.

LOAN PORTFOLIO

UBS took a strategic decision during 1998 to reduce the size of its international loan portfolio, limiting exposures unless they directly supported core client relationships. UBS continues to avoid engaging in balance-sheet-led earnings growth, with the result that the size of its international loan portfolio has reduced considerably from the level recorded in 1998.
  See the Credit Risk section on page 53 to 61 for a more in-depth review of UBS's credit portfolio and business, including a discussion of its impaired and non-performing loans.

[UBS WARBURG CORPORATE AND INSTITUTIONAL CLIENTS BANKING PRODUCTS EXPOSURE
GRAPH]

STRATEGIC INITIATIVES

UBS Warburg is one of the few truly global content and advice providers for institutional clients, with a full range of products. The global reach, breadth and diversification of its direct access to investors is best-in-class. UBS Warburg will seek to extend these advantages, fully exploiting the added distribution potential and expanded capital markets capabilities brought to it by PaineWebber.
  UBS Warburg is among the leaders in the provision of innovative e-commerce and technology solutions to institutional clients, using these to strengthen the link between advisors and their clients. It will continue to expand and enhance its web-based technology solutions, in order to simplify distribution of information and execution, and provide individualized services, analytic tools and transparency to its clients. UBS Warburg sees technology as an enabling tool, allowing clients to benefit from the expertise and skills of its advisors.
  UBS Warburg intends to continue to expand its Equities business organically, investing in top quality staff to broaden its geographical and sector coverage, particularly in US cash equities, and building presence in key Asian markets. It will closely monitor the moves to consolidate European stock exchanges and clearing houses, to ensure that it retains current levels of market access.
  The merger with PaineWebber, which positions UBS Warburg more strongly as an employer of choice in the key US market, provides an excellent opportunity for UBS Warburg to grow its investment banking capabilities, through strategic hires in key sectors and regions. This approach has already generated some success, with recruitment of several senior investment bankers in the US in the second half of 2000 and early part of 2001. UBS intends to continue to grow its corporate franchise.

THE BUSINESS GROUPS
UBS WARBURG

Actively adding value, UBS Capital is one of the few private equity operations with a truly global presence.

UBS CAPITAL

BUSINESS DESCRIPTION AND ORGANIZATION

The UBS Capital business unit of UBS Warburg is the private equity business of UBS.
  UBS Capital has increased the amount of its investments substantially in recent years with the book value of its investments increasing from about CHF 400 million at 31 December 1994, to about CHF 5.5 billion at 31 December 2000.
  UBS Capital has offices in London, Zurich, New York, Sao Paulo, Buenos Aires, Paris, The Hague, Munich, Milan, Singapore, Hong Kong, Seoul, Sydney and Tokyo and employs about 130 people.
  As a private equity group, UBS Capital invests primarily in unlisted companies, managing these investments over the medium-term to increase their value, and "exiting" the investments in a manner that will maximize capital gain. UBS Capital seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with UBS's own capital or through sponsored investment funds. Although the main focus of UBS's investments is late-stage financing, such as management buyouts, expansion or replacement capital, a minority of the portfolio targets early stage investments in the technology and telecommunications sectors. UBS Capital generally targets medium-sized businesses with enterprise values in the range of CHF 75 million to CHF 1.5 billion.
  In addition to its international breadth, UBS Capital endeavors to differentiate itself from its competitors by working together with the management of companies it invests in over a three to six-year period to optimize performance.

ORGANIZATIONAL STRUCTURE
UBS Capital is structured on a country and sector basis and has fourteen individual teams covering over 30 countries. UBS Capital's established local presence and expertise, coupled with the global reach of its operations, leads to the early identification of opportunities and their timely and effective development.
  UBS Capital's teams are divided geographically between Western Europe, Asia-Pacific and the Americas. UBS Capital's presence in the Asia-Pacific region started in Singapore and now includes Australia and new offices in South Korea and Hong Kong.
  In 1999, UBS Capital established two private equity investment funds in the Americas. One of these investment funds makes private equity investments primarily in North America, while the other investment fund makes private equity investments in Latin America. UBS is the largest investor in both funds.

COOPERATION WITH THE REST OF UBS
UBS Capital collaborates with the Corporate and Institutional Clients business unit on deal execution and IPOs. It has incentive schemes in place to encourage referrals of potential business leads from the investment banking business and from private banking, for example where a private banking client who is an owner-manager of a business faces management succession problems.
  UBS Capital also provides fund products for sale to UBS's private clients.

INVESTMENT PORTFOLIO
UBS Capital's investment portfolio had a book value of approximately CHF 5.5 billion and a fair-market value of approximately CHF 6.9 billion at 31 December 2000.
UBS Capital has designed its portfolio to reduce risk exposure by

INVESTMENT PORTFOLIO BY INVESTMENT STAGE

CHF MILLION; ALL AMOUNTS ARE BOOK VALUES                    31.12.00   31.12.99   31.12.98
------------------------------------------------------------------------------------------
Early stage                                                      917        488         49
Late stage                                                     4,632      2,505      1,735
------------------------------------------------------------------------------------------
Total                                                          5,549      2,993      1,784
------------------------------------------------------------------------------------------

                                                             THE BUSINESS GROUPS
                                                                     UBS WARBURG

AGING (BASED ON DATE OF INITIAL INVESTMENT)

CHF MILLION; ALL AMOUNTS ARE BOOK VALUES  31.12.00  31.12.99  31.12.98
----------------------------------------------------------------------
Pre-1994                                        65        89       112
1994                                           253       199       195
1995                                           272       308       282
1996                                           166       204       183
1997                                           520       496       450
1998                                           842       718       562
1999                                         1,490       979         -
2000                                         1,941         -         -
----------------------------------------------------------------------
Total                                        5,549     2,993     1,784
----------------------------------------------------------------------

GEOGRAPHIC REGION (BY HEADQUARTERS OF INVESTEE)

CHF MILLION; ALL AMOUNTS ARE BOOK VALUES  31.12.00  31.12.99  31.12.98
----------------------------------------------------------------------
North America                                2,406     1,389       939
Europe                                       2,284     1,153       689
Latin America                                  381       217       123
Asia-Pacific                                   478       234        33
----------------------------------------------------------------------
Total                                        5,549     2,993     1,784
----------------------------------------------------------------------

INDUSTRY SECTOR (BASED ON INDUSTRY CLASSIFICATION CODES)

CHF MILLION; ALL AMOUNTS ARE BOOK VALUES  31.12.00  31.12.99  31.12.98
----------------------------------------------------------------------
Consumer related                             1,023       610       400
Transportation                                 640       605       186
Communications                                 380       326       208
Computer related                               819       282       109
Energy                                         190       167       153
Other electronics related                      247        38        32
Other manufacturing                            106        45        53
Chemicals and materials                        106        23        52
Industrial products and services             1,361       635       436
Others                                         677       262       155
----------------------------------------------------------------------
Total                                        5,549     2,993     1,784
----------------------------------------------------------------------

- geographically diversifying its portfolio and minimizing concentration of investment in specific locations;
- diversifying by industry sector to obtain a good mix between manufacturing and services sectors;
- investing a minority of the portfolio in early stage growth opportunities, such as technology and telecommunications; and
- focusing on later-stage investments, such as management buy-outs of existing businesses.
At 31 December 2000, approximately 77% of the investment portfolio was three years old or less. Generally, investments are sold, and operating income recognized, between the third and the sixth year after the initial investment.

INVESTMENT PROCESS
UBS Capital concentrates on late-stage investments, believing that these have a better chance of producing superior risk-adjusted returns. At 31 December 2000, 83% of the book value of UBS Capital's investments was late-stage at the time of investment.
  Investment opportunities originate from a variety of sources, including referrals from UBS Switzerland and UBS Warburg. UBS Capital's investment policy concentrates on five aims:
- negotiate an attractive entry price;
- increase the company's efficiency;
- implement a sales growth strategy;
- repay company debt and reduce leverage; and
- achieve an exit at a higher multiple of earnings than the entry price.
Where appropriate, UBS Capital tries to participate actively with the management of companies it invests in, developing their businesses over the medium term (three to six years) in order to optimize their performance. UBS

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Capital's exit strategies for the businesses include direct sales to strategic buyers, initial public offerings, leveraged recapitalizations and sales to other financial sponsors.

STRATEGIC INITIATIVES

PRIVATE EQUITY FUNDS
UBS Capital has committed to form private equity investment funds concentrating on each of four regions - Europe, North America, Latin America and Asia - which will provide opportunities for third-party investors to participate in investments made by UBS Capital and provide a larger pool of capital for its investments.
  In late 1999, UBS Capital launched a USD 1 billion investment fund targeting North America to which it has committed up to USD 500 million, and a USD 500 million fund targeting Latin America, which UBS has committed to fund fully with the option to permit third-party investors to commit up to 25%. Two new funds were also launched in Europe during 1999. Phildrew Ventures V, a GBP 330 million United Kingdom private equity fund, and CapVis Equity Partners, which, at CHF 300 million, is Switzerland's largest private equity fund. Further funds are expected to be launched during 2001.
  To support its fund products, the private equity business is launching a marketing campaign during 2001 to build its public profile.

INDUSTRY TRENDS
Superior returns and the widespread recognition of private equity as an alternative asset class has led to a substantial growth in private equity funds raised in recent years. The number and amount of private equity funds raised has exceeded the number and amount of attractive and available private equity investments. This has led to increased competition among investment banks, investment funds and insurance companies and decreased returns for private equity investors.
  In spite of the changing environment, UBS believes that opportunities for profitable investment will continue to arise in the private equity business. UBS believes this potential will be enhanced by a number of factors working in combination to produce a favorable business environment for astute market participants. These include the introduction of the euro and the resulting changes in the structure of business ownership in Europe, the worldwide trend of industrial consolidation, a growing awareness of the importance of shareholder value and the increasing need to solve succession issues in family-owned businesses.

NEW STRUCTURE
During 2001, UBS will implement a unique new business model for its private equity business, designed to best capture the opportunities available from the growth of the international private equity market, and the strength of demand for the asset class.
  UBS Capital will increase the level of funding sourced from third parties, reducing its dependence on direct funding from the UBS balance sheet. To support this move towards wider participation, the new business model will center on the formation of an autonomous investment management firm known as a fund advisor. The fund advisor will be 80% owned by UBS Capital's current management and 20% by UBS, and will adopt a new corporate identity towards the end of 2001.
  The explicit autonomy of this structure is particularly attractive to third-party investors, and fully in line with best market practice in the private equity industry. Combined with UBS Capital's consistently impressive track record, it will provide a compelling investment proposition.
  The formation of the fund advisor will have a neutral effect on the earnings stream of UBS. UBS will remain a cornerstone investor in new funds, continuing to benefit from a strong commitment to this product. The new fund advisor will remain strongly affiliated with UBS. UBS's private client and investment banking businesses will retain their close links to the private equity business. Individual clients will be supplied with a full range of proprietary private equity products, while maintaining complete freedom of choice to select private equity investments from other providers. UBS Warburg will continue to benefit from IPO and M&A referrals.
  In tandem with supporting this new business model, UBS has raised its target overall commitment to private equity investment from CHF 5 billion to CHF 7.5 billion.

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                                                             THE BUSINESS GROUPS
                                                                     UBS WARBURG

The newest member of UBS, US Private Clients, operating under the UBS PaineWebber brand, is a growth firm in a growth industry.

US PRIVATE CLIENTS                                             [UBS/PAINEWEBBER]

BUSINESS DESCRIPTION AND ORGANIZATION

Operating under the brand name UBS Paine Webber, US Private Clients is the fourth largest private client business in the US, with one of the most affluent client bases in the industry. Its 9,000 financial advisors provide a full range of wealth management services to some 2.1 million affluent households in America. Its focus is on households with investable assets in excess of USD 500,000, the segment with the largest, fastest growing pool of assets in the US.
  US Private Clients was formed from the combination of the Private Client, Insurance and Transaction Services groups of PaineWebber, with the US business of the former UBS Warburg Private Clients business unit. From the date of the merger with PaineWebber until the start of 2001, it also included Mitchell Hutchins, Paine Webber's asset management arm, which has since been transferred to UBS Asset Management.

MARKETING, PRODUCTS AND SERVICES

UBS PaineWebber financial advisors are key to its client relationships, supported, but never replaced, by its top class online services. Financial advisors build and maintain strong relationships with their clients, taking the time to understand their financial objectives and risk appetite, in order to help them select the specific products and services they need. They also form the frontline in client acquisition, responsible for developing relationships with prospective investors and converting them into UBS PaineWebber clients. UBS PaineWebber's financial advisors are based in 383 offices across the US, with representation in every major region.
  Financial advisors' individual efforts are backed up by sophisticated and long-running marketing and advertising campaigns, featuring the long famous tag-line "Thank you, Paine Webber", and now its revised version "UBS Paine Webber, Thank you".
  This new tag-line reflects the introduction in March 2001 of the new brand, UBS PaineWebber. The decision to introduce the new brand so soon was taken in the light of the smooth progress of the PaineWebber integration and the benefits of interlocking UBS and PaineWebber. The new name is designed to underscore UBS and PaineWebber's complementary strengths and to reinforce the benefits of the merger to clients, financial advisors and other employees. UBS PaineWebber reflects PaineWebber's place as a core influence on UBS's future.
  US Private Clients' financial advisors are backed up by comprehensive online capabilities, centered on UBS PaineWebber Online Services. Launched in 1997, this now reaches 352,000 client households, representing more than USD 223 billion in assets at year-end 2000. The system provides a wealth of information and analysis to each client, about their accounts, the markets and stocks they might want to invest in, and gives them a convenient means to keep in touch with their financial advisor. It also provides a range of trading, bill payment and other transactional tools. Each client and their client advisor has the opportunity to customize these services, extending the advisory relationship online, and empowering the client to make more confident decisions.
  UBS PaineWebber provides a full range of wealth management services, including:
- financial planning and wealth management consulting;
- asset-based and advisory services such as discretionary and non-discretionary portfolio management, money market accounts, loans and fiduciary products; and
- transaction-based services, such as securities brokerage.

It covers the full range of products available to private clients, including purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts, wrap-fee products, alternative investments and selected insurance products.
  In addition the Transaction Services group provides prime brokerage and securities lending to major US and international investment
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firms, and execution and clearing services to correspondent broker-dealers across the US.

STRATEGIC INITIATIVES SINCE THE MERGER

UBS Private Clients remains clearly focused on increasing its market share of US household financial assets, by leveraging its broad domestic distribution capabilities and building the strength of the new UBS PaineWebber brand.

EMERGING WEALTH
Employee stock option plans are a major source of new wealth creation in the US. To help address this large potential market, UBS PaineWebber launched a major initiative at the end of 2000, to significantly expand its already successful stock option finance business through the formation of Corporate Employee Financial Services.
  Corporate Employee Financial Services features dedicated distribution, technology and service groups whose goal is to capture a larger share of the management and administration of the USD 1 trillion of stock options awarded to corporate executives in the US. UBS PaineWebber already provides these services to well known companies such as Cisco, Enron, General Electric and Texas Instruments, whose 300,000 option holders together own more than USD 70 billion of in-the-money stock options managed by UBS PaineWebber.
  The opportunity for UBS PaineWebber is twofold: to administer employee stock option services for additional Fortune 1000 and major international corporations, and simultaneously to offer the highest levels of online and personalized service through its financial advisors to the employees of those companies.
  When properly co-ordinated, the combination of these services will allow UBS PaineWebber not only to execute option exercises, but also to capture clients as long-term investors, managing the wealth they have generated.

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                                                             THE BUSINESS GROUPS
                                                                     UBS WARBURG

The PaineWebber merger is a transforming partnership for UBS, not just in the US, but through the strengths that UBS PaineWebber can bring across the private client businesses.

INTERNATIONAL PRIVATE CLIENTS AND E-SERVICES

INTERNATIONAL PRIVATE CLIENTS

During 2000, our International Private Clients business unit provided private banking products and services for high net worth clients outside the US and Switzerland, banking in their country of residence. The business has offices in Germany, France, Italy, Spain, the United Kingdom, Japan and Australia. It provides wealth management products and services tailored to the specific cultural, legal and regulatory environment of each country.

e-SERVICES

The e-services initiative made good progress during 2000, successfully creating the technology backbone for our renewed efforts in European domestic private banking.
  However, as a result of the merger with PaineWebber, UBS now has a unique opportunity to target the market for wealthy clients in Europe with an enhanced, advisor-centered wealth management service, taking advantage of the transforming potential of UBS PaineWebber's expertise and award winning online services. As part of this strategy, the e-services proposition has been integrated with our other wealth management businesses. UBS no longer plans to target the "mass affluent" segment separately.

EUROPEAN WEALTH MANAGEMENT

Following the PaineWebber merger, UBS now has scale and excellence in two different types of private client business: the brokerage model, through UBS PaineWebber, and the banking model, through Private Banking. It is therefore uniquely positioned to combine these capabilities to provide a complete range of wealth management services to its clients. With this combination UBS can meet all the needs of a sophisticated clientele, whether banking in their home country or internationally.
  As an important step towards this vision, UBS is bringing together its domestic and international private client businesses in Europe. The International Private Clients business unit will therefore cease to exist, with its European businesses being transferred to UBS Switzerland's Private Banking business unit.
  UBS's European strategy will focus on wealthy clients, with client self-segmentation based on content and pricing, and services designed primarily for those with more than EUR 500,000 of investable assets.
  Our domestic banking efforts will be centered on Germany, the UK, France, Italy and Spain, a scope that covers about 80% of Europe's investable assets, while our international offering will continue to be pan-European. We intend to extend the single brand, UBS Private Banking, from the top international private banking brand, to become the top wealth management brand within each of our targeted countries.
  UBS is clearly committed to open architecture and the provision of a full range of best-in-class investment products to all our clients. Client advisors will help to structure the appropriate range of products for each client, building portfolios to reflect their investment objectives and risk criteria. This advice-centered approach will be supported by online systems which combine the best of UBS PaineWebber's client interface technology with the core banking system developed by the e-services initiative.
  UBS PaineWebber's top-class abilities in marketing, product management and innovation, technology, and training will be deployed as the key catalyst for our European businesses. UBS will accelerate the positive momentum of the existing domestic business, transferring knowledge and resources from the Private Banking business unit to add to the 170 existing advisors in 17 local offices in Europe, and supplementing them with a program of new hires.

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Our Business Groups are managed together to optimize shareholder value - making the whole worth more than the sum of the parts.

CORPORATE CENTER

REPORTING BY BUSINESS UNITS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS

                                                                    Corporate Center
CHF million                                                   ----------------------------
FOR THE YEAR ENDED                                            31.12.00         31.12.99(1)
------------------------------------------------------------------------------------------
Income                                                             358                372
Credit loss recovery                                             1,161                448
------------------------------------------------------------------------------------------
Total operating income                                           1,519                820
------------------------------------------------------------------------------------------
Personnel expenses                                                 490                548
General and administrative expenses                                281                385
Depreciation                                                       320                366
Goodwill amortization                                               44                 50
------------------------------------------------------------------------------------------
Total operating expenses                                         1,135              1,349
------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                              384              (529)
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Headcount (full time equivalents)                                  986                862
------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy and changes in presentation. The Business Group reporting for 1999 has been rearranged to reflect the new business structure for the Group.

AIMS AND OBJECTIVES

UBS's commitment to an integrated business model remains as strong as ever. UBS is not merely a holding company. It is a portfolio of complementary businesses, managed together for optimal shareholder value, where the whole is worth more than the sum of its parts.
  UBS's Business Groups are accountable for their results and enjoy considerable autonomy in pursuing their business objectives - hence the need for a strong Corporate Center, with the mission to maximize sustainable shareholder value by co-ordinating the activities of the Business Groups. It ensures that they operate as a coherent and effective Group with a common set of values and principles. To perform its role, Corporate Center avoids process ownership wherever possible, but instead establishes standards and principles, thereby minimizing its own staffing levels.

FUNCTIONS

FINANCE AND RISK MANAGEMENT AND CONTROL
Corporate Center includes the Group's accounting, treasury and risk management and control functions. These teams are responsible for safeguarding UBS's long-term financial stability by maintaining an appropriate balance between risk and rewards, so that the Group is competitively positioned in growing market places with an optimal business model and adequate resources.
  Further details of risk management and control policies and Treasury activities can be found in the Risk Management and Control, and Asset and Liability Management sections of this Handbook.

GROUP CONTROLLING
Group Controlling is responsible for devising and implementing integrated and consistent controlling and accounting processes throughout the Group, in order to produce the Group's regulatory, financial and management accounts.

GROUP COMMUNICATIONS AND MARKETING
The Group Communications and Marketing function is responsible for the effective communication of our strategy, values and results to employees, clients, investors and the public, and for building the UBS brand worldwide.

GROUP HUMAN RESOURCES
Group Human Resources mission is to make UBS a global employer of choice, able to attract, develop, motivate and retain top talents by establishing standards, principles and procedures for performance evaluation, compensation and benefits, graduate and professional recruitment, training and development.

LEGAL AND COMPLIANCE
Legal and Compliance protects UBS's reputation by managing its legal, compliance and regulatory affairs.

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UBS's performance measurement framework considers the creation of value for shareholders and other stakeholders in a more explicit way than traditional profit-based measures. UBS believes that the measurement of value creation can only be effective in the context of a comprehensive value-based management (VBM) process which is truly embedded in its management decisions, and consistently applied across the organization.

VALUE-BASED MANAGEMENT

UBS's value-based management (VBM) framework supports value-based decisions, performance assessment and external communication. The heart of the framework is a process for monitoring the development of the value of the Group and its constituent businesses, based on the identification of the fundamental drivers of value creation.

OVERVIEW OF OBJECTIVES AND PROCESS

The aim of VBM is to create an understanding of the sources and drivers of value within all of UBS's businesses, and to integrate this understanding into its management processes and principles, translating the value creation mindset into action. The diagram below summarizes the VBM processes.
  Value-based business decisions: To ensure that UBS's actions are value-enhancing, the Group evaluates strategic initiatives, acquisitions and investments on the basis of the impact of their earnings potential and the inherent risk on shareholder value. Funding and capital resources are only allocated to business plans and projects that are expected to create value on a sustainable basis.
  UBS benchmarks the internal assessment of a project's potential against analysts' and investors' expectations. The Group also assesses and manages the risk of current and planned business strategies by analyzing the impact of long-term industry and macro-economic trends on value.
  Performance assessment: Performance measures are designed to communicate the extent to which value has been created: both the value derived from actual performance during the current reporting period and the value of future growth prospects resulting from tactical and strategic positioning.
  External communication: Value creation is the focal point of our communication to investors and analysts. The analysis and interpretation of sources of valuation gaps provides valuable evidence of the external evaluation of our internal plans.

[THE OBJECT OF THE VMB FRAMEWORK GRAPH]

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MEASURING VALUE CREATION

MEASURING VALUE CREATION AT THE GROUP LEVEL
The fundamental assumption underlying the VBM framework is that the creation of sustainable value is the primary objective of business activity. By emphasizing sustainable value creation, UBS considers the interests of both its shareholders and other important stakeholders such as employees, clients and regulators. The framework views the management as fiduciaries of shareholder wealth. They are responsible for generating adequate returns on a risk-adjusted basis through strategic decisions and their effective implementation.
  To ensure long-term success, a company must provide its owners with a total return greater than its risk-adjusted cost of capital. For the shareholders, the total return on their investment is a combination of dividends, capital repayments and share price appreciation over a specific period. Share price development is therefore a very important indicator of value creation at the corporate level, since it reflects the assessment by investors of current performance, of the ability of management to define, communicate and implement innovative and compelling strategies for the future and of the level of strategic risk those plans involve.

MEASURING VALUE CREATION AT THE BUSINESS UNIT LEVEL
The share price is a useful indicator of the value creation performance of the Group, but it cannot be used to evaluate the performance of business units. As business units are not listed on any stock exchange, UBS needs a measure that corresponds to the total return on shares but is applicable to business units. For this, UBS has chosen fair value and total return on fair value as the most suitable measures of value creation.
  The starting point in assessing value creation for a business unit is thus to assess its fair value, i.e., the theoretical value of the current franchise and associated earnings potential as well as the resources the business unit management has been entrusted with.
  By relating realized cash earnings and the incremental value of strategic plans and investments to the initial fair value, we then calculate the total return on fair value of the business unit. Actual total return is compared to the business unit hurdle rate, which represents the minimum required return for a given level of business risk.
  Technically, fair value is calculated as the sum of all future discounted free cash flows, which correspond to earnings adjusted for investments and depreciation. The discount rate reflects the financial and business risks of the unit and is also the targeted total return on fair value (the business unit hurdle rate). Discount rates are derived from historical market data using the capital asset pricing model (CAPM), which yields discount rates that account for the undiversifiable (systematic) risk of the business. Since our business units are not listed on any stock market, their cost of equity is inferred from stock market data of listed competitors and peers.

GENERATED FREE EQUITY
An important difference between a financial institution and industrial firms is that borrowing and lending form part of everyday business activities and are not used merely for financing and placement of excess liquidity. This makes the traditional definition of cash flow, as used in industrial firms, difficult to apply to a bank. In addition, banks face regulatory constraints in the form of capital adequacy regulation, which reduce their discretion to determine and implement an optimal capital structure.
  In view of these differences, free cash flow for banks is generally defined as residual cash, after investments and after all claims from debt holders (interests and amortization) have been serviced. UBS has dubbed this measure "Generated Free Equity" (GFE) as it is the amount that can be either reinvested or returned to shareholders via dividends and share repurchases. UBS uses GFE in the calculation of its fair value and the total return on fair value.
  GFE is the sum of adjusted net profit after tax adjusted for significant financial events and change in regulatory equity requirements.

THE VBM PROCESS

The implementation of a comprehensive VBM framework in a large organization like UBS is a complex task and the full benefit of it will only materialize over time. To be truly effec-

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                                                             THE BUSINESS GROUPS
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tive the VBM framework must become an integrated part of key management processes, such as the formulation and evaluation of strategic plans and investments, the measurement and evaluation of performance, and the definition of criteria for performance related compensation.

VALUE DRIVERS
In order to have an operational tool for analyzing the extent to which current and projected performance contribute to sustainable value creation, UBS has identified value drivers for each business unit, relating to revenue, cost and investment. Net new money growth and average margins on assets are examples of typical revenue drivers for the private banking and asset management businesses.
  The analysis of the future development of value drivers extends beyond the standard business plan horizon of three years to consider the potential impact on value of long-term industry and macroeconomic trends, and constitutes an important input in the evaluation of strategic options.
  Internal value driver projections and valuations are benchmarked against external assessments and the expectations of the stock market and leading analysts and against performance of key competitors. They are also subjected to a sensitivity analysis, both to understand the sensitivity of the valuation to assumptions, and to test the impact on value of failing to meet plans. Together these measures help to avoid the risk that over-optimistic planning might distort the VBM process.

VALUE-BASED DECISIONS IN STRATEGIC PLANNING
During 2000, the business units of UBS have begun to complement their standard business plans and budgets with explicit targets for key value drivers. Equity expenditures (investments and incremental working capital), which are required to increase or sustain current operating levels, are explicitly considered via their effect on generated free equity.
  The impact of business plans on valuation is analyzed on the basis of the internal value driver targets and long-term forecasts on the development of value drivers beyond the planning horizon. The valuation analysis considers the views on sector and macro-economic development of neutral internal and external experts and the impact of worst case scenarios.

VALUE-BASED DECISIONS AND STRATEGIC RISK
UBS considers strategic risk, such as the failure to recognize changing customer priorities, the failure to recognize opportunities and threats from emerging technologies and business models or the failure to define and implement innovative, compelling value propositions for customers and investors, as the major challenge in today's competitive environment.
  In order to meet this challenge, companies need to implement systematic and rigorous tools and processes (as has already been done in the case of market, credit and operational risk control) to identify and manage strategic risk. Valuebased analysis constitutes a key input for assessing and addressing strategic risk.
  In parallel with the changes in planning and investment appraisals, UBS has introduced a new value report. This quarterly report to management tracks actual generated free equity and the development of value drivers and also measures total return on fair value, which includes the incremental impact of new business initiatives. In addition, the value report contains a section which analyses the source of gaps between internal valuation and market capitalization and between internal valuation and leading external analysts' valuations of business units.

COMPENSATION
A key aspect of a comprehensive VBM framework is compensation. The objective of value based compensation is to reward sustainable shareholder value creation. Managers and employees should receive an appropriate share of the value created in order to align their interests to the interests of shareholders. As with all other professional services organizations, human resources costs in banking are the single largest operating expense. As a result compensation is a highly sensitive area, where market practice and cultural considerations need to be taken into account.
  Total return on fair value and the development of value drivers are very powerful measures for compensation and UBS currently is in the process of developing methods to include the VBM measures in its compensation scheme. However, UBS believes that compensation should never be formula driven, so,

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while these measures will become important inputs, they will not replace managerial judgement in determining compensation levels.

EXTERNAL COMMUNICATION
Although VBM is essentially an internal management tool, it can also provide useful information for investors and analysts. Future public disclosure will therefore contain further quantitative information on the development of key value drivers.

CONCLUSION

UBS believes that the focus on value drivers in planning and performance tracking is the most effective and efficient way to direct the organization towards building value. It also allows the linking of compensation to the key drivers of sustainable profitability in a pragmatic way. Value based management combines the analysis of current performance with the analysis of future earnings potential. This increases management's focus on strategic risk and further improves UBS's ability to create sustainable value.

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                                                             THE BUSINESS GROUPS
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Brands are becoming formal assets that provide tangible benefit. In free and fiercely contested markets, they are a vital communication tool for attracting target clients. Nowhere is this more so than in the competitive market of financial services providers. UBS is responding to this challenge with integrated brand management and a clear brand strategy, with responsibility for brand equity taken at the highest level.

BRAND STRATEGY AT UBS

BRANDS ARE INCREASINGLY IMPORTANT IN THE FINANCIAL SERVICES INDUSTRY

Until recently, banks seldom went far beyond national borders. Clients did not shop around for a financial advisor, but were directed towards prestigious companies through word-of-mouth and often remained loyal to these institutions throughout their whole lives. As a result of this privileged market position, financial services providers deliberately cultivated an image of discretion and exclusivity.
  The easing of regulatory restrictions, increased transparency of services and a shift to more consumer "activism", has led to a dramatic increase in competition, making it much easier for new players to enter the financial markets, significantly expanding choice and turning the previously restricted world of privileged providers into a buyer's market. Today, customer loyalty has weakened, and clients can change products and providers more easily than before. A new generation of wealthy clients is increasingly comfortable using the media to collect information on financial matters, often in the form of advertising and marketing messages. Clients increasingly select companies and products based on image and perception. Strong brands with a well-articulated and attractive message are becoming a crucial competitive factor in this type of environment. In a survey of American banking clients, at least 80 percent of those questioned said that the influence of brand was "fairly important" to "extremely important" in their choice of financial products.

A BRAND STRATEGY FOR HIGHLY COMPETITIVE FINANCIAL MARKETS

A strong and familiar brand with a clear profile offers the client focus and security, giving the company sustained competitive advantage. A firm such as UBS formed through merger and with a portfolio of legacy brands, faces particular challenges. UBS has therefore refined its brand strategy and, in July 2000, launched a brand campaign concentrating on the UBS brand as the focus for the entire UBS Group.

UBS'S BRAND IDENTITY
The only brands that make an impression amid the current flood of information and frenzied pace of communication are ones that are strong and communicate a clear message. Defining the brand message is therefore crucial to the success of brand communication.
  The Group's global reach, technology excellence, sophisticated products and services, integrated business platform and strong focus on advice are ideal brand attributes. "Partnership for success", the core message of the UBS corporate brand, reflects these strengths. UBS's brand stands for success through partnership: partnership with the outside world, partnership with our clients, partnership with shareholders, partnership with investors, but also partnership within UBS, thanks to the close co-operation that exists between the individual business areas.
  Supporting this core message are a number of subsidiary associations. The UBS brand also stands for "value added solutions" and transparency of benefits and price. Furthermore, it symbolizes the committed and motivated employee and embodies the collective power of the UBS Group which comes from the combination of services provided by a wide range of business units. And finally, the brand conveys the trust which is associated with characteristics such as quality, reliability, security, stability and sense of responsibility.

WORLDWIDE BRAND CAMPAIGN
The UBS brand with its powerful message was positioned in the major markets through a worldwide campaign during 2000. The core message, "The Power of Partnership", is based on a concept which can be applied across the board for all Business Groups, service and product categories. The pictures from the campaign symbolize the way to success through partnership.

UBS'S SYSTEMATIC APPROACH TO BRANDING

UBS's systematic approach to branding is based on a corporate brand and a limited number of subsidiary business brands.
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  The corporate brand identifies the Group as a whole and reflects its values.
It is aimed at steering clients towards the company when they make market decisions. Its visual appearance is determined by design guidelines which are binding, company-wide.
  As a general rule the business brands (such as UBS Warburg) are strongly linked to the corporate brand. They represent the individual business units and subsidiaries with their range of products and services, with the linkage reflecting the benefits offered by UBS as an integrated financial services group.
  For jurisdictional or strategic reasons, such as identification of an asset management style, other business units may have a "some link" or a "no link" status, though the medium-term plan for brand development clearly focuses on a smooth transition from the current brand portfolio to a single brand. Finally there are also simple word brands for products and services, like KeyClub or Fund Solutions.

[UBS BRAND ARCHITECTURE CHART]

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                                                             THE BUSINESS GROUPS
                                                                CORPORATE CENTER

UBS aims to maintain best-in-class environmental standards in all that it does.

UBS AND THE ENVIRONMENT

INTRODUCTION

UBS strives to be among the leaders in all its businesses, but will only succeed if it anticipates longterm opportunities and risks. UBS is convinced that it is not only financial market trends and political developments that will shape its business, but to an increasing extent environmental conditions and social expectations as well. This section describes briefly how environmental aspects affect UBS's shareholder value in the Group's different areas of activity. Further details are available in UBS's Environmental Report 2000, which is available at www.ubs.com/environment.
  UBS takes its responsibility towards its clients, shareholders and employees seriously. It believes that its international prominence confers "role model" status, and that its long-term success will only be guaranteed if the long-term consequences of all its actions are seen to be beneficial. For UBS it is self-evident that the Group should take as much care of natural resources as it does with the assets its clients entrust to it. A precondition for this is a forward-looking assessment of the environmental impact of the Group's actions.
  This is why UBS aims to observe international environmental standards in all that it does - not only with respect to its own conduct but also in terms of the transactions it finances. UBS's commitment to the environment is underpinned with a professional environmental management system.
  UBS views the ISO 14001 certification awarded to its environmental management system as the first important step towards comprehensive independent assessment of the corporate responsibility which it embodies in its corporate culture. During 2001, UBS will create a Corporate Responsibility Committee composed of Board, GEB and GMB members which will be responsible for corporate social responsibility issues, for supervision of the Group's adherence to relevant international standards, and for developing appropriate reporting in this area.

UBS - COMMITTED TO SUSTAINABILITY

UBS'S ENVIRONMENTAL POLICY
UBS's environmental policy has been approved by the Group Executive Board. The following extracts outline the key points of the policy.
  Environmental protection is one of the most pressing issues facing our world today. Consequently environmental issues are a challenge for all companies in all sectors. UBS regards sustainable development as a fundamental aspect of sound business management.
  UBS is committed to continuing the integration of environmental aspects into business activities.
  We seek to build shareholder value by taking advantage of environmental market opportunities. At the same time, we will incorporate due consideration of environmental risks into our risk management processes, especially in lending and investment banking.
  We will actively seek ways of reducing the environmental impact to air, soil and water from our in-house operations. The main focus is the reduction of greenhouse gas emissions.
  We seek to ensure the efficient implementation of our environmental policy via an environmental management system which includes sound objectives, programs and monitoring.

THE UN GLOBAL COMPACT AND THE UNEP
BANK DECLARATION - A GLOBAL
COMMITMENT
UBS has undertaken to comply with the UN Global Compact principles proposed at the 1999 World Economic Forum in Davos. These principles set out the framework in which a company can help ensure sustainable development worldwide. In addition to protecting the environment, the nine principles deal with aspects such as respecting human rights and workplace rights.
  UBS was one of the first signatories of the UNEP Bank Declaration and is helping to shape further developments through its role on the Steering Committee for financial institutions.
  UBS does not just acknowledge these principles in theory, but takes concrete action to

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THE BUSINESS GROUPS
CORPORATE CENTER

turn them into reality. Internally, compliance with social standards is a day-to-day reality within human resources. UBS is aware, however, that in the financial services industry the main focus of corporate social responsibility must be on client relationships. Financing transactions and managing assets for clients whose activities are seen as socially irresponsible can lead to financial and regulatory risks for the Group, and damage its reputation. UBS seeks to avoid these risks through the application of the highest standards of probity, and through its involvement in initiatives such as the Wolfsberg Anti-Money Laundering Principles.

THE UBS ENVIRONMENTAL MANAGEMENT
SYSTEM: THE ISO 14001 CERTIFICATE
In May 1999, UBS was the first bank to obtain ISO 14001 certification for its worldwide environmental management system in its banking business. ISO 14001 is an international standard for environmental management systems. UBS also received certification for its environmental management system for its corporate services in Switzerland. The certification was undertaken by an independent certification company, SGS International Certification Services AG.

ENVIRONMENTAL RATINGS
UBS's share price is part of the Dow Jones Sustainability Group Index (DJSGI). The DJSGI comprises around 230 companies from various sectors that rank as leaders in their field in terms of social and environmental performance.
  In October 2000, UBS was ranked first in the financial sector by DJSGI.
  In a survey published in January 2000, the Munich-based rating agency, Oekom Research, examined the environmental performance of larger European banks. The study, which looked at environmental management systems, products and services, and the quality of environmental data, ranked UBS first amongst the 26 banks examined.

THE ENVIRONMENTAL FACTOR IN ASSET MANAGEMENT

HIGHLIGHTS
- The performance of the "UBS (Lux) Equity Fund - Eco Performance" was 1.7% in 2000, outperforming the MSCI World Index by 15.7%.
- The size of the "UBS (Lux) Equity Fund - Eco Performance" and of the corresponding investment foundation for Swiss pension funds doubled in 2000 to 487 million Swiss francs.
- The Japanese fund "UBS Nihon Kabushiki Eco Fundo" was successfully launched on the market at the end of October 1999. The size of fund assets at end 2000 was around JPY 7 billion.
- UBS is currently reviewing the launch of a product which will allow clients to invest worldwide in projects aimed at reducing greenhouse gas emissions.
There are a number of factors involved in acquiring new client assets, including the financial performance of a company's products, the level of service it offers and its reputation. In addition, some clients now demand that asset management decisions take into account environmental and social aspects as well as economic ones. UBS's expertise in incorporating environmental and social aspects into its company research and portfolio management is becoming more and more important - particularly for institutional investors such as pension funds.
  UBS's environmental investment research looks at how companies' strategies, processes and products impact both their financial success and the environment, and what contribution these elements make to each company and its employees. The stocks selected through this process are shares in companies which demonstrate long-term success and generate sustainable financial revenues. Specialist studies and stock indices show that there can be a positive link between environmental, social and economic performance.
  Focusing on the concept of sustainability, UBS launched a new investment fund in 1997, the "UBS (Lux) Equity Fund - Eco Performance". This fund invests worldwide in stocks of exemplary sector leaders and forward-looking small and medium-sized companies. The selection criteria include above average envi-

 44
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                                                             THE BUSINESS GROUPS
                                                                CORPORATE CENTER

ronmental and social performance as well as a sound financial basis. This investment strategy and the fund's broad diversification has resulted in an excellent financial performance for the fund and a positive contribution to the value of UBS's asset management business.

THE ENVIRONMENTAL FACTOR IN
INVESTMENT BANKING

While no two investment banking transactions are the same, they all have a common element that is crucial to their success, namely the ability to identify opportunities and risks early on, and to assess them correctly. Although financial risks dominate this assessment, environmental aspects can also be an important part of risk analysis.
  First, environmental risks could become credit risks - for example, if a client can no longer repay a loan as a result of environmental problems. Second, liability risks could be incurred if, for example, UBS were to become owner of a company or were to sit on the management board of a company which finds itself facing environmental liabilities. Lastly, environmental risks could damage the Group's reputation if it were to be involved in a controversial transaction.
  Based on its Global Environmental Risk Policy, UBS Warburg has introduced processes that allow early identification of environmental risk in relation to a transaction. In an initial phase, environmental factors are screened by investment banking staff. If there are indications of increased risk, environment specialists are called in to investigate the issues as part of the due diligence process.

THE ENVIRONMENTAL FACTOR IN
CREDIT BUSINESS

HIGHLIGHTS
- The assessment of environmental risks is integrated fully into the loan review process and the set of tools used.
- Almost all employees in recovery departments in Zurich, Bern and Lausanne were trained in environmental risk management in 2000. Professional management of environmental risks is particularly relevant in these departments, as they manage distressed debt.

A prerequisite for a healthy loan portfolio is professional risk analysis that takes account of all types of risk, including environmental risks. Alongside traditional rating factors such as key financial data and management quality, a careful review of financially relevant environmental aspects is an important part of UBS's credit risk analysis. In assessing a loan application, the client advisor uses internal guidelines and up-to-date information to assess environmental risks, and includes environmental information in the data provided to the loan assessor.
  UBS can take several courses of action if a client's credit-worthiness is compromised by environmental risks. If the risks involved cannot be calculated or estimated, it can refuse the credit transaction; it can demand a higher risk premium or additional collateral; it can reduce the term of the loan or repayment period, or it can offer advisory services or act as an agent to help resolve the problem.
  The benefits of incorporating the "environmental factor" in lending business are threefold: UBS has a healthy loan portfolio, the client is aware of the environmental risks and opportunities for its company, and the environment itself benefits from the resulting improvements.

THE ENVIRONMENTAL FACTOR IN-HOUSE

HIGHLIGHTS
- Environmental aspects are incorporated as a core part of our procurement and design processes for services such as cleaning or waste disposal services and for products such as paper or office materials.

The more efficiently and sparingly UBS uses its resources and hence reduces emission levels, the less it will have to pay in terms of costs. Energy management and in-house environmental initiatives enhance operating margins.
  UBS impacts the environment primarily through its energy consumption, the running of its heating systems, its paper consumption and business travel. Professional know-how and an efficient environmental management

                                                                              45
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THE BUSINESS GROUPS
CORPORATE CENTER

system allow the Group to use resources better and bring down costs.
  Costs can be optimized in three different ways. Firstly, the necessary level of environmental performance to comply with regulatory requirements must be achieved in as effective and cost-efficient a manner as possible. Secondly, costs can be reduced by improving internal processes or implementing technical measures, such as adjusting the heating or air conditioning of a building. Lastly, UBS and the specialist companies it works with are continually working to reduce the im-pact on the environment using intelligent engineering, for example in the building services.

UBS'S ENVIRONMENTAL PERFORMANCE IN FIGURES

Full details of UBS's environmental performance can be found in UBS's Environmental Report 2000.
  The environmental report shows how UBS's environmental commitment affects its enterprise value, highlighting the effect of the "environmental factor" on some of the Group's key value drivers. It includes data on UBS's performance against key environmental metrics in banking and corporate services, based on the EPI-Finance 2000 standard which was jointly developed by eleven finance and insurance companies. It also provides further details about UBS's ISO 14001 certification.
  For further information please visit: www.ubs.com/environment, or contact: environment@ubs.com.

 46
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RISK

RISK
RISK MANAGEMENT AND CONTROL

Risk is an integral part of all our activities. Excellence in risk management and control is a key success factor and therefore requires every one's commitment within our organization.

RISK MANAGEMENT
AND CONTROL

RISK MANAGEMENT AND CONTROL PRINCIPLES

UBS's approach to risk management and control has evolved over a number of years, and has been reviewed and refined in 2000, resulting in a statement of the Risk Management and Control Principles, which lay the foundations on which UBS builds its risk culture and risk process:
  Business Management Accountability: The management of UBS's businesses owns the risks assumed throughout the Group and is responsible for the continuous and active management of all risk exposures so that risk and return are balanced.
  Independent Controls: An independent control process is implemented when required by the nature of the risks and the fundamental incentive structure of the business processes. The control functions are responsible for providing an independent and objective check on risk taking activities to safeguard the integrity of the entire risk process.
  Risk Disclosure: Comprehensive, transparent and objective risk reporting and disclosure to senior management and to shareholders is the cornerstone of the risk control process, reflecting the fundamental values of intellectual honesty and transparency.
  Earnings Protection: Operating limits are set to quantify risk appetite and allocated among business lines to control normal periodic adverse results, in an attempt to limit such losses relative to the potential profit of each business. The Group's risk capacity is expressed through stress loss limits with the aim of protecting the Group from unacceptable damage to its annual earnings capacity, its dividend paying ability and, ultimately, its reputation and ongoing business viability.
  Reputation Protection: Failure to manage and control any of the risks incurred in the course of its business could result in damage to UBS's reputation. For this reason:
- UBS continues to develop potential stress loss measures for credit and market risk;
- UBS will not take any extreme positions in tax, regulatory and accounting sensitive transactions;
- UBS aspires to the highest standards in protecting the confidentiality and integrity of its internal information; and
- UBS aims to maintain the highest ethical standards in all its businesses. Every employee, but in particular those involved in risk decisions, must make
UBS's reputation an overriding concern. Responsibility for the risk of reputation damage cannot be delegated or syndicated.

AN INTEGRATED APPROACH TO RISK MANAGEMENT AND CONTROL
Risk management and control are an integral part of UBS's commitment to providing consistent, high quality returns for its shareholders. UBS believes that delivery of superior shareholder returns depends on achieving the appropriate balance between risk and return, both in day-to-day business and in the strategic management of the balance sheet and capital. UBS recognizes that risk is integral to its business, but the approach to risk management and control seeks to limit the scope for adverse variations in earnings and, in particular, to protect UBS from the risk of severe loss in the event of unlikely, but plausible, stress scenarios arising from any of the material risks it faces.
  UBS has an integrated, Group-wide function at the Corporate Center addressing all aspects of finance, strategic planning, risk control, and balance sheet and capital management. The independent risk control organization is mirrored in the Business Groups. Excellence in risk management is, however, most fundamentally based upon a business management team that makes risk identification, management and control critical components of their processes and plans.

KEY RESPONSIBILITIES
The Board of Directors is responsible for the Group's fundamental approach to risk (the Risk Management and Control Principles), for the establishment and annual review of the Group's principal risk limits and for the determination of its risk capacity.
  The Group Executive Board (GEB) is responsible for implementing the Risk Management and Control Principles, for approving core risk policies, for allocating risk limits to the Business Groups, and for managing the risk profile of the Group as a whole.
  The Chief Credit Officer (CCO) is responsible for formulating credit risk policies, for determining methodologies to measure credit risks, and for setting and monitoring credit, settlement and country risk limits.

 48
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                                                                            RISK
                                                     RISK MANAGEMENT AND CONTROL

  The Chief Risk Officer (CRO) is responsible for the policies, methodologies and limits for all other risk categories, and for aggregating and assessing the total risk exposure of the Group.
  Business Group Risk Management Committees monitor all risks taken by the business units and are the primary risk management bodies. They are chaired by the Business Group Chief Executive Officers and include heads of business areas and delegates of the Group CRO and CCO.
  The Business Group CEOs are responsible for all risk exposures within their business units and must take corrective action where appropriate, given the aggregate risk profile of the portfolio or the risks of specific positions.
  The Business Group Risk Control Functions, headed by Chief Risk and Chief Credit Officers (CROs and CCOs), are empowered to enforce the Risk Management and Control Principles and are responsible for the implementation of independent control processes within their business units.

THE RISK CONTROL PROCESS
There are five critical elements in the independent risk control process:
- risk identification, particularly in new businesses and in complex or unusual transactions but also in response to external events and in the continuous monitoring of the portfolio;
- risk measurement, using approved methodologies and models which have been independently validated;
- risk policies, covering all risk categories, both at Group level and in the Business Groups, consistent with evolving business requirements and international best practice;
- comprehensive risk reporting to management at all levels against an approved risk limit framework, for all primary and consequential risk categories; and
- risk control, to enforce compliance with the Principles, and with policies, limits and regulatory requirements.

  There are co-ordinated processes covering all risk categories which are applied before commencement of any new business or significant change, and before the execution of any transaction which is complex or unusual in its structure or motivation, to ensure that all these critical elements are addressed, including the assurance that transactions can be booked in a way that will permit appropriate ongoing risk measurement, reporting and control.
  The risk control process extends beyond the independent risk control functions to Financial Control and the Logistics Areas, notably Operations, which are critical to establishing an effective control environment. Given their responsibility for the booking, settlement, and financial reporting processes, comprehensive

                  [UBS Risk Management and Control Framework Graphic]

RISK
RISK MANAGEMENT AND CONTROL

control by these functions creates a powerful defense against improper activity.
  Group Internal Audit provides an independent view to the Board of Directors of the effectiveness of the Risk Management and Control Principles and their enforcement, and of the effectiveness of the independent control units.

RISK CONTROL DEVELOPMENTS
UBS has continued, in 2000, to strengthen, formalize and enhance the risk control process. Principles, policies and processes are reinforced through a "risk awareness" education program which will be disseminated to all employees during 2001, including a series of recorded presentations by UBS risk control professionals covering all aspects of risk control for all categories of risk. The program will be extended and enhanced as the approach to risk management and control evolves.
  UBS monitors regulatory developments and strives to maintain good relationships with its lead regulator, the Swiss Federal Banking Commission, and other major regulators. This as an important aspect of the risk control process and UBS will continue to work closely with them to ensure a mutual understanding of the Group's control structure and the regulators' requirements.

HOW UBS MEASURES RISK

Potential loss is measured at three levels - expected loss, statistical loss and stress loss.
  Expected loss is the loss that is expected to arise on average in connection with an activity. It is the inherent cost of such activity, and should be budgeted and deducted from revenues directly. An example of expected loss is the valuation adjustments for liquidity or position size made in mark-to-market books. UBS is extending its expected loss framework to encompass all measurable risk categories.
  Statistical loss (also known as "unexpected loss") is the estimated loss in a typical adverse period, as statistically defined by a given confidence interval. UBS's tolerance for such adverse results - the Group's risk appetite, as determined by the Board of Directors - is the basis for the main operating limits. Formal statistical loss measures in the form of Value-at-Risk limits have been in place for market risk in UBS for a number of years, and are the basis of the market risk regulatory capital charge. Comparable portfolio measures are being developed for other risk categories, and the revision to the Basel Capital Accord, currently under discussion, is expected, ultimately, to extend the use of statistical loss measures for regulatory capital purposes.
  Stress loss is the loss that could arise from an extreme, but plausible, stress or "tail" event (an event that falls in the tail of the probability distribution of potential events,

                       [RISK MEASUREMENT GRAPHIC OMITTED]

                                                                            RISK
                                                     RISK MANAGEMENT AND CONTROL

beyond the level of confidence applied in the statistical loss measure). Risk capacity is defined as the maximum loss that the Board of Directors considers UBS could withstand in such stress events without unacceptable damage to earnings, dividend paying ability and, ultimately, reputation and ongoing business viability. It is formalized in stress loss limits. Stress loss measures are most extensively implemented for our trading activities and for country risk, but default stress loss measures have also been introduced for the UBS Warburg loan portfolio, with particular emphasis on lower rated borrowers. The stress loss framework will continue to be enhanced and progressively extended to all risk categories. The identification and quantification of potential tail risk, on a macro scale (affecting the Group in general or selected parts of the business or portfolio) and on a micro level (arising from individual transactions), is perhaps the most important function of the independent risk control units.

THE RISKS UBS TAKES

Business risks - the risks associated with the chosen business strategy, including business cycles, industry cycles, and technological change are the sole responsibility of the business, and are not subject to an independent control process. They are, however, factored into the Group planning and budgeting process.
  Inherent risks are the risks inherent in our business activities, which are subject to independent risk control. A distinction is made between primary and consequential risks.
  Primary risks are the exposures deliberately entered into for business reasons and which are actively traded and managed:
- credit risk is the risk of loss resulting from client or counterparty default and arises on exposure to clients and counterparties in all forms, including settlement risk;
- market risk is the exposure to observable market variables such as interest rates, exchange rates and equity markets;
- liquidity and funding risk is the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price. These risks are managed at the Group level, rather than in the business units, and are discussed in the Asset and Liability Management on pages 70 to 71.

  Consequential risks (also known as operational risks) are exposures that are not actively taken, but which are incurred as a consequence of business undertaken:
- transaction processing risk arises from errors, failures or shortcomings at any point in the transaction process, from deal execution and capture to final settlement;
- compliance risk is the risk of financial loss due to regulatory fines or penalties, restriction or suspension of business, or costs of mandatory corrective action. Such risks may be incurred by not adhering to applicable laws, rules, and regulations, local or international best practice (including ethical standards), and UBS's own internal standards;
- legal risk is the risk of financial loss resulting from the unenforceability of a contract due to inadequate or inappropriate contractual arrangements or other causes;
- liability risk is the risk of financial loss arising from a legal or equitable claim against the Group;
- security risk is the risk of loss of confidentiality, integrity, or availability of information or assets, through accident or crime, and includes both IT and physical security; and
- tax risk is the risk of financial loss due to tax authorities opposing the Group's position on tax matters.

  A failure to adequately identify, manage or control any of these risks, including business risks, may result not only in financial loss but also in loss of reputation. Reputation risk is not directly quantifiable and cannot be managed and controlled independently of the other risks. Each of the inherent risks, if inadequately managed, has the potential to damage UBS's reputation, and repeated or widespread failure compounds the impact.
  Credit and market risk are well established risk categories for which management and control processes, although constantly evolving, are widely established and understood in the industry. These risks are the basis of the Basel Capital Accord, which determines regulatory capital requirements for internationally active banks and which is currently under re-

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RISK
RISK MANAGEMENT AND CONTROL

view. The shortcomings of the current treatment of credit risk are recognized by both regulators and practitioners, and it is critical that the present round of revision to the Basel Capital Accord establishes a more flexible framework which can adapt to changing markets and reduce the scope for regulatory capital arbitrage.
  The Basel Capital Accord reform has also focused attention on consequential (or operational) risks. As the discussions have highlighted, risk categories are not insulated from each other (for example, an unenforceable contract or a transaction processing error can lead to unforeseen credit or market risk), nor is UBS's current categorization definitive. UBS will therefore continue to review the way risks are categorized. Stability of definition and approach is, however, critical to the establishment of a sound risk management and control process and to the creation of a loss database from which risks can be better understood and quantified.

                       [RISK CATEGORIES GRAPHIC OMITTED]

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                                                                            RISK
                                                                   RISK ANALYSIS

RISK ANALYSIS

CREDIT RISK

Credit risk represents the loss which UBS would suffer if a counterparty or issuer failed to meet its contractual obligations. It is inherent in traditional banking products - loans, commitments to lend and other contingent liabilities, such as letters of credit - and in foreign exchange and derivatives contracts, such as swaps and options ("traded products"). Positions in tradable assets such as bonds and equities, including both direct holdings and synthetic positions through derivatives, also carry credit risk, but where they are held for trading and are marked to market they fall under the market risk limits and controls described in the Market Risk section below. They are, however, included in the credit risk exposures reported in the Composition of Credit Risk section below.
  Credit risk management and control at UBS is governed by a Group Credit Policy Framework, and by detailed credit policies and procedures developed within the Business Groups.
  To ensure a consistent and unified approach, with appropriate checks and balances, all Business Groups where material credit risk is taken have independent credit risk control (CRC) functions headed by chief credit officers
(CCOs) reporting to the Group CCO and Business Group CEOs. Disciplined processes are in place, within the Business Groups and centrally, to promptly identify, accurately assess, properly approve and consistently monitor credit risk. Senior business management, the GEB and the Chairman's Office are provided with regular, standardized reports of aggregate Business Group credit risk exposure by the CRC organization.
  The approval and monitoring of new counterparties, and of new transactions giving rise to credit risk plays a central part in the risk control process. Credit approval authority is exercised within the independent CRC functions by authorized credit officers. The notional amount of their authority is dependent on the quality of the counterparty, the size and tenor of the exposure and any security, and on the experience and seniority of the credit officer.
  The CRC function continuously monitors the credit quality of counterparties and UBS's exposure to them, and the credit risk profile of the Business Group portfolios. CRC has sole authority over counterparty rating, credit risk assessment and approval, and the establishment of allowances and provisions.

RISK MEASUREMENT
UBS determines the amounts of credit loss expenses in its financial accounts and in the business unit reporting on a different basis. In the Group financial accounts, UBS reports its results according to International Accounting Standards (IAS) definitions. Under these rules, losses are recognized and charged to the financial accounts in the period when they arise (see the Provisioning Policies section on page 59). In contrast, in its segment and business unit reporting, UBS applies a different approach to the measurement of credit risk, which reflects the average annual cost that UBS anticipates will arise from transactions that become impaired. The following discussion describes this approach.
  UBS's approach to the measurement of credit risk is based on the premise that this risk exists in every credit engagement and that credit loss expenses must be expected as an inherent cost of the business.
  The occurrence of actual credit losses is erratic in both timing and amount and those that arise usually relate to transactions entered into in previous accounting periods. In order to manage credit risk effectively by earning, over time, sufficient income to compensate for intermittent losses caused by impairment, UBS uses the concept of "expected loss" to encourage appropriate pricing of transactions and income recognition.
  Expected loss, for UBS, is a statistical measure intended to reflect the average annual costs that it anticipates will arise from transactions that become impaired. The observed frequency of such events is expressed as counterparty default probability. The size of credit losses is determined from the exposure at default and the likely severity of the final loss, taking into account the seniority of the claim, collateral and other credit mitigation where available. Within UBS Switzerland, a model is used to project expected loss based on historical performance and an assessment of the economic outlook over the medium term. By contrast, the expected loss of the UBS Warburg portfolio is estimated primarily on the basis of market information including rating agencies, other default predicting models, and credit spreads. Once the expected loss has

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RISK ANALYSIS

UBS RATING SCALE AND MAPPING TO EXTERNAL RATINGS

                                             Moody's                        Standard
                                             Investor                          and
   UBS                                       Services                        Poor's
RATING    Description                       equivalent                     equivalent
--------------------------------------------------------------------------------------
     1                                         Aaa                             AAA
     2  Investment                          Aa1 to Aa3                     AA+ to AA-
     3  grade                                A1 to A3                       A1 to A3
     4                                     Baa1 to Baa2                    BBB+ to BBB
     5                                         Baa3                           BBB-
--------------------------------------------------------------------------------------
     6                                         Ba1                             BB+
     7                                         Ba2                             BB
     8  Sub-investment                         Ba3                             BB-
     9  grade                                   B1                             B+
    10                                          B2                              B
    11                                          B3                             B-
    12                                       Caa to C                       Ccc to C
--------------------------------------------------------------------------------------
    13  Impaired and                            D                               D
    14  defaulted                               D                               D
--------------------------------------------------------------------------------------

been estimated at business unit level, statistical methods are used to allocate the total to individual transactions in proportion to their stand-alone loss risk.
  The default probabilities of individual counterparties are assessed by means of rating tools that are tailored to the various categories of counterparty. For the major part of the business within UBS Switzerland, UBS uses a statistical approach or "score card" to form groups of clients with similar propensity to default. UBS Warburg, with its less homogeneous client base, uses an approach under which credit officers review counterparties and assess their credit standing, based on guidelines and an analytical format or "template" to ensure consistency across the Group. In all cases, the analysis is founded on an assessment of both financial ratios and qualitative factors. The result of this counterparty specific analysis is expressed in a rating. UBS allocates a defined probability of default to each rating category, which allows the transaction specific expected loss to be calculated.
  Clients are segmented into 14 rating classes, two being reserved for assets that are already impaired or defaulted. The UBS rating scale, which is based on probability of default, is shown in the table above. For information, comparable ratings by the major rating agencies are also shown, although there is not a direct match between UBS's categories and those of the rating agencies. The mapping is based on comparison of the probability of default attached to each UBS rating and the default observations published by the agencies. These represent long-term averages and it should be noted that the mappings might not be borne out by experience in any given period.
  The reports in the following section, Composition of Credit Risk, that show the rating distribution of UBS's counterparties refer to the probability of default only. Whether or not UBS benefits from collateral has no influence on these ratings.
  Once an expected probability of default has been assigned to a counterparty, the resulting expected loss at the transaction and counterparty level is determined from the credit exposure and an estimate of loss severity based on a set of assumptions.
  The concept of expected loss is employed within UBS for various business applications: individual credit policies refer to counterparty rating classes to determine, for example, the maximum tenor allowed for OTC derivative transactions; the rating concept is used to define credit authorities granted to individual credit officers across the Group and for some business processes within Private and Corporate Clients; and expected loss is used as an approximation for valuing the OTC derivative books and, thereby, accounting for the credit risk assumed on counterparties in these trades. UBS's internal measurement framework is consistent with the concepts emerging in the current review of the Basel Capital Accord which sets the rules under which banks determine minimum regulatory capital requirements.
  UBS is developing internal models for the comprehensive measurement of statistical loss and stress loss for credit risk at the portfolio level. In the meantime, limits and controls are being applied to certain segments of the portfolio, where credit quality is low or counterparty concentrations are high.

COMPOSITION OF CREDIT RISK

Credit risk is assumed, as an integral part of their businesses, by UBS Switzerland's Private and Corporate Clients business unit and by UBS Warburg's Corporate and Institutional Clients business unit and, to a lesser extent, by the private banking businesses of these Busi-

                                                                            RISK
                                                                   RISK ANALYSIS

STATUS OF TOTAL CREDIT RISK EXPOSURE

                                          UBS Switzerland       UBS Warburg           Other(1)                UBS Group
CHF million                              ------------------  ------------------  ------------------  ----------------------------
FOR THE YEAR ENDING                      31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99  31.12.98
---------------------------------------------------------------------------------------------------------------------------------
Loans utilization (gross)                 183,943   199,960    99,787    77,151       786       903   284,516   278,014   330,964
Contingent claims                          10,613     9,465    11,440    15,136         0         0    22,053    24,601    32,259
Unutilized committed lines                  3,574     3,444    47,402    60,412         0         0    50,976    63,856    82,311
---------------------------------------------------------------------------------------------------------------------------------
Total banking products                    198,130   212,869   158,629   152,699       786       903   357,545   366,471   445,534
---------------------------------------------------------------------------------------------------------------------------------
Unsecured OTC products                        883     2,415    61,340   107,898         0        11    62,223   110,324   121,433
Other derivatives (secured
 exchange-traded)                           2,288     2,338     8,994     8,133         0         0    11,282    10,471
Securities lending                          2,193        32    12,159    11,732         0         0    14,352    11,764    12,195
Repo                                            0        11    22,183    12,287         0         2    22,183    12,300
---------------------------------------------------------------------------------------------------------------------------------
Total traded products(2)                    5,364     4,796   104,676   140,050         0        13   110,040   144,859   133,628
---------------------------------------------------------------------------------------------------------------------------------
Total tradable assets(3)                    2,626     2,785   219,070   219,019       136       471   221,832   222,275    86,288
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CREDIT RISK EXPOSURE, GROSS         206,120   220,450   482,375   511,768       922     1,387   689,417   733,605   665,450
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CREDIT RISK EXPOSURE, NET OF
 ALLOWANCES                               198,839   210,003   479,134   508,972       917     1,381   678,890   720,356   650,902
---------------------------------------------------------------------------------------------------------------------------------

(1)Includes Corporate Center and UBS Asset Management. (2)Traded products valuation: valued based on internal valuation methodology. (3)Tradable assets valuation: net long, maximum default exposure.

                              UBS WARBURG CHARTS

RISK
RISK ANALYSIS
[GRAPH-UBS SWITZERLAND MORTGAGE EXPOSURE BY TYPE OF PROPERTY]

[GRAPH-UBS SWITZERLAND PRIVATE & CORPORATE CLIENTS CREDIT RISK EXPOSURE (EXCLUDING MORTGAGES) BY INDUSTRIES]

ness Groups. The table Status of Total Credit Risk Exposure provides an overview of the aggregate credit risk exposure of the UBS Group.
  UBS Warburg's total gross credit exposure of CHF 482 billion includes exposure not only in the Corporate and Institutional Clients business unit, but also CHF
25.5 billion in the International Private Clients and US Private Clients business units. In the following analysis, only the Corporate and Institutional Clients business is considered since almost all other lending within UBS Warburg is secured.
  A substantial majority of UBS Warburg Corporate and Institutional Clients' counterparties fall into the investment grade category (internal counterparty rating grades 1 to 5) for both banking products (82%) and the traded products portfolio (96%). These counterparties are primarily sovereigns, insurance companies, financial institutions, multinational corporate clients and investment funds. Exposure to lower rated counterparties is generally collateralized or otherwise structurally supported.
  In order to allow pro-active management of counterparty credit risk, UBS Warburg launched Alpine Partners, L.P., the first ever synthetic securitization of counterparty credit exposure in a portfolio of OTC derivatives covered by ISDA master agreements. The issue, which met stringent rating agency and regulatory requirements, transferred USD 750 million of credit exposure on positive replacement values to the market, to the extent they exceed the subordinated layer retained by UBS.
  UBS Warburg Corporate and Institutional Clients' banking products portfolio is widely diversified across industry sectors. At 31 December 2000, the largest exposure (35%) was to the Finance sector. The 6% exposure to the Transport, storage and communication sector includes CHF 8 billion exposure to the telecommunication industry.
  Of UBS Switzerland's loans to customers of CHF 175 billion, 69% or CHF 121 billion are secured by mortgages. The graph shows that UBS's exposure to the real estate sector is well diversified with 42% of its loans being secured on owner-occupied houses (single-family homes). The exposure on residential multi-family homes of 42% consists of owner occupied apartments and rented apartment buildings. In particular, the owner-occupied dwellings exhibit a low risk profile both in terms of individual assets and at portfolio level. Loans and other credit engagements with individual clients, excluding mortgages, are predominately extended against the pledge of marketable securities where UBS applies conservative standards to determine the advance value of the collateral.
  The remainder of the Private and Corporate Clients' portfolio, excluding mortgages, consists of exposures to corporate and individual clients. These clients are fairly widely spread across rating categories and industry sectors, which reflects UBS's position as a major lender to this segment of predominantly small to medium sized enterprises in Switzerland. The continued improvement in the Swiss economy and property markets has aided the overall improvement in the quality of this portfolio.
  At the end of the second quarter 2000, Helvetic Asset Trust AG, an independent special purpose vehicle, was used by UBS Switzerland

                 [GRAPH-UBS SWITZERLAND PRIVATE & CORPORATE
              CLIENTS BANKING PRODUCTS EXPOSURE BY COUNTERPARTY
                         RATING (EXCLUDING MORTGAGES)]

                                                                            RISK
                                                                   RISK ANALYSIS

[GRAPH-UBS GROUP OTC DERIVATIVE EXPOSURE BY PRODUCT TYPE AND MATURITY]

UBS WARBURG CORPORATE AND INSTITUTIONAL CLIENTS BANKING PRODUCTS

CHF BILLION                                                31.12.00           31.12.99           31.12.98
---------------------------------------------------------------------------------------------------------
Loans (gross)                                                  74.3               72.7              134.7
Commitments                                                    47.4               60.4               73.8
Contingent liabilities                                         11.4               15.0               24.7
---------------------------------------------------------------------------------------------------------
Total banking products                                        133.1              148.1              233.2
---------------------------------------------------------------------------------------------------------

to securitize credit risk attached to a CHF 2.5 billion reference portfolio consisting primarily of Swiss corporate loans, whereby part of the credit risk, but not the loans themselves, was transferred to the capital markets.

LOAN PORTFOLIO
The UBS Group loan portfolio increased by CHF 6.5 billion to a total of CHF
284.5 billion at year end 2000. UBS Switzerland's portfolio continued to shrink, partly due to the sale of Solothurner Bank, a Swiss retail subsidiary, and partly due to continuing work-out of impaired loans. UBS Warburg's portfolio, by contrast, increased, predominantly as a result of the integration of UBS PaineWebber's primarily secured loan portfolio of some CHF 20 billion. UBS Warburg's Corporate and Institutional Clients business unit continued the strategy, begun immediately after the 1998 merger between Union Bank of Switzerland and Swiss Bank Corporation, of reducing international banking products exposure (loans, unfunded commitments and contingent liabilities), with the aim of improving the risk/reward profile of the international lending business. It included a shift in focus away from emerging markets and into high quality credit in the major OECD countries. The table above highlights this reduction.

OVER-THE-COUNTER (OTC) DERIVATIVE CONTRACTS
A significant proportion of UBS Warburg's credit risk arises from its trading activities, including its trading of derivative products. The provision of risk management solutions involving the use of derivative products is a core service offered by UBS. Derivative products, by their nature, are sensitive to changes in market prices and UBS pays close attention to the management and control of these risks.
  Counterparty exposure on most OTC derivatives is measured by modeling the potential evolution of the value of the portfolio of trades with each counterparty over its life (potential credit exposure), taking into account legally enforceable close out netting agreements where applicable. Credit limits for individual counterparties are applied to the

TOTAL LOAN PORTFOLIO EXPOSURE BY BUSINESS GROUP

                                         UBS Switzerland       UBS Warburg           Other(1)                 UBS Group
CHF million                             ------------------  ------------------  ------------------  -----------------------------
FOR THE YEAR ENDED                      31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99   31.12.98
---------------------------------------------------------------------------------------------------------------------------------
Loans to banks (gross)                     8,482     8,780    21,038    21,481       544       524    30,064     30,785    69,543
Loans to customers (gross)               175,461   191,180    78,749    55,670       242       379   254,452    247,229   261,421
Loans (gross)                            183,943   199,960    99,787    77,151       786       903   284,516    278,014   330,964
---------------------------------------------------------------------------------------------------------------------------------
Counterparty allowance                     7,281    10,447     1,962     1,550         5         6     9,248     12,003    13,093
Country allowance                              0         0     1,280     1,246         0         0     1,280      1,246     1,450
---------------------------------------------------------------------------------------------------------------------------------
ALLOWANCES FOR LOAN LOSSES(2)              7,281    10,447     3,242     2,796         5         6    10,528     13,249    14,543
---------------------------------------------------------------------------------------------------------------------------------
LOANS, NET OF ALLOWANCES                 176,662   189,513    96,545    74,355       781       897   273,988    264,765   316,421
---------------------------------------------------------------------------------------------------------------------------------
Counterparty provision for contingent
 claims                                       22         0        19        19         0         0        41         19       435
Country provision for contingent
 claims                                        0         0        12       130         0         0        12        130         0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL PROVISIONS(3)                           22         0        31       149         0         0        53        149       435
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY
Allowances and provisions for
 counterparty risk                         7,303    10,447     1,981     1,569         5         6     9,289     12,022    13,528
Allowances and provisions for country
 risk                                          0         0     1,292     1,376         0         0     1,292      1,376     1,450
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES AND PROVISIONS            7,303    10,447     3,273     2,945         5         6    10,581     13,398    14,978
---------------------------------------------------------------------------------------------------------------------------------

(1)Includes Corporate Center and UBS Asset Management. (2)Deducted from assets. (3)Booked as liabilities.

RISK
RISK ANALYSIS

"maximum likely exposure", derived from this analysis, a 95% confidence statistical measure of the exposure in each counterparty portfolio. These measures will continue to be enhanced and their coverage is to be extended to include all market sensitive products and associated collateral.
  UBS's credit standards for entering into unsecured derivative contracts are high. Particular emphasis is placed on the maturity profile, and transactions with counterparties of lower quality are generally conducted only on a secured basis. In line with general market trends, UBS Warburg is increasingly entering into bilateral collateral agreements with other major banks to mitigate the potential concentrations of exposure arising from industry consolidation and the ongoing increase in volumes of OTC derivatives traded.

SETTLEMENT RISK
UBS is exposed to settlement risk as a consequence of its international transactional businesses. Settlement risk arises in transactions involving the exchange of values between counterparties when they must honor their obligation to deliver cash or securities without first being able to determine that they have received the counter-value. This risk is particularly significant in relation to foreign exchange and precious metals transactions. UBS limits and monitors the risk on a continuous basis against settlement tolerances set for each of its counterparties based on their credit standing as determined by UBS. Settlement risk reduction is a high priority for CRC, Operations and business units. They work together to achieve shorter settlement cycles from payment release to reconciliation, and to reduce the amount of exposure by establishing risk reduction arrangements with counterparties, such as payment netting and covered settlements.
  UBS participates in payment and securities clearing houses, and continues to play a major role in the Continuous Linked Settlement (CLS) project, an industry initiative to establish a global clearing house, CLS Bank, to settle foreign exchange transactions on a delivery versus payment basis. CLS is currently scheduled to go live at the end of 2001 and will substantially reduce both settlement and systemic risks faced by UBS and other major foreign exchange trading banks.

COUNTRY RISK
UBS's definition of country risk covers all crossborder exposures from banking products and traded products, including its own intra-Group cross-border positions, and exposure to issuers of tradable assets such as bonds and equities.
  The CRC function at the Corporate Center assigns ratings to all major countries based on internal analysis of size and economic fundamentals and on external information. Smaller economies to which UBS has little exposure are rated based on external information only. Like the counterparty ratings, the sovereign ratings express the probability of the occurrence of a country risk event that leads to an impairment of UBS's exposures. The default probabilities and the mapping to the ratings of the major rating agencies are the same as for counterparty credit risks (see table on page 54). Country ratings are classified as industrialized (2 and better), emerging markets (3 to 11) and distressed (12 to 14).
  At 31 December 2000, CHF 1,058 billion or 98.5% of UBS's country risk exposure was to industrialized countries, where the risk of default is judged to be negligible and, of this, CHF 593 billion, or 56% were intra-Group cross-border money market positions.
  The remaining 1.5%, or CHF 16.3 billion, of UBS's country risk exposure is to emerging markets and distressed countries. This exposure has continued to decrease during 2000 in line with the strategy of limiting exposure to these sectors. Total exposure to emerging markets and distressed countries fell by CHF
8.3 billion between 31 December 1999 and 31 December 2000, a reduction of 34%. In view of the higher risk associated with emerging markets, UBS closely and continuously monitors this exposure, within the country ceilings approved by the Chairman's Office.
  The country risk ceiling is a primary limit for all transactions with counterparties in these countries, and extension of credit may be denied on the basis of a country risk ceiling even if there are adequate counterparty limits available. The table on the following page analyzes the emerging markets and distressed countries exposures by major geographical areas at 31 December 2000 compared to 31 December 1999.
  Counterparty default resulting from multiple insolvencies (systemic risk) or general pre-

                                                                            RISK
                                                                   RISK ANALYSIS

EMERGING MARKETS EXPOSURES BY MAJOR GEOGRAPHICAL AREAS

                                                    Total               Banking products   Traded products(1)  Tradable assets(2)
REGION                                   ----------------------------  ------------------  ------------------  ------------------
CHF MILLION                              31.12.00  31.12.99  31.12.98  31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99
---------------------------------------------------------------------------------------------------------------------------------
Emerging Europe                             1,612     1,586     1,755       809       919       395       248       408       419
Emerging Asia                               7,642    10,055    14,406     4,053     5,003     1,355     3,873     2,234     1,179
Latin America                               4,268     9,647    11,528     2,352     8,169     1,025       665       891       813
Africa/Middle East                          2,736     3,314     4,740     1,564     2,539       669       659       503       116
---------------------------------------------------------------------------------------------------------------------------------
Total                                      16,258    24,602    32,429     8,778    16,630     3,444     5,445     4,036     2,527
---------------------------------------------------------------------------------------------------------------------------------

(1)Traded products consist of derivative instruments and repurchase agreements. (2)Tradable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

vention of payments by authorities (transfer risk) is the most significant long-term effect of a country crisis. In its internal measurement and control of country risk, however, UBS seeks to also consider the probable financial impact of market disruption arising during and following a country crisis: severe falls in the country's markets and assets, longer-term devaluation of the currency and potential immobilization of currency balances.
  As an enhancement to this wider measurement concept, UBS has started measuring country risk internally not only in nominal terms, but also on a stress loss basis covering market and credit risk, both at the country level, where individual country ceilings are applied, and across the portfolio, based on economic scenarios determined by country economists. Stress loss-based measures were first introduced at the country level in 2000 and will continue to be developed in the light of experience and changing market conditions.

PROVISIONING POLICIES
UBS classifies a claim as impaired if the book value of the claim exceeds the present value of the cash flows actually expected in future periods interest payments, scheduled principal repayments, or other payments due (for example on derivatives transactions), and including liquidation of collateral where available. Within this category, loans are also classified as non-performing where payment of interest, principal or fees is overdue by more than 90 days.
  UBS has established policies to determine the carrying values of impaired claims are determined on a consistent and fair basis, especially for impaired loans for which no market estimate or benchmark for the likely recovery value is available. Each case is assessed on its merits, and the work-out strategy and estimation of cash flows considered recoverable are independently approved by the CRC function. The recovery value of mortgage loans is determined by capitalizing an economically sustainable rental yield, adjusted for the discount generally observed in forced liquidations and related costs, if the strategy is based on a foreclosure. For commercial exposures, enterprise value is determined from an assessment of expected cash flows from future operations, if recovery is likely to be successful, or of the liquidation value of the assets, if bankruptcy proceedings are to be initiated against the borrower. All future cash flows considered recoverable are discounted to present value on the basis of the principles of International Accounting Standard 39. A provision is then made for the probable loss on the loan in question and charged to the income statement as credit loss expense.
  Allowances and provisions for credit losses also include a component for country risk. UBS's approach to country risk provisioning follows the guidelines of the Swiss Bankers' Association, which allow banks to establish provisions based on their own portfolio scenarios. UBS establishes country-specific scenarios, which are reviewed and used on an ongoing basis, to evaluate the current and future probability of default due to country risk incidents or country-specific systemic risks. The appropriate provisions are then determined by evaluating the type of credit exposure and the loss severities that have been attributed to each exposure type. Furthermore UBS has specific allowances against exposures in countries that are subject to a moratorium or have been rescheduled. The amount of such allowances is determined case-by-case from an assessment of the amounts that UBS deems to be irrecoverable.

RISK
RISK ANALYSIS

SUMMARY OF BANKING PRODUCTS EXPOSURE AND CREDIT RISK RESULTS

                                   UBS Switzerland         UBS Warburg            Other (1)                  UBS Group
          CHF million            -------------------   -------------------   -------------------   ------------------------------
      FOR THE YEAR ENDED         31.12.00   31.12.99   31.12.00   31.12.99   31.12.00   31.12.99   31.12.00   31.12.99   31.12.98
---------------------------------------------------------------------------------------------------------------------------------
Loans (gross)                     183,943    199,960     99,787     77,151        786        903    284,516    278,014    330,964
Contingent claims                  10,613      9,465     11,440     15,136          0          0     22,053     24,601     32,259
Unutilized committed lines          3,574      3,444     47,402     60,412          0          0     50,976     63,856     82,311
---------------------------------------------------------------------------------------------------------------------------------
TOTAL BANKING PRODUCTS EXPOSURE   198,130    212,869    158,629    152,699        786        903    357,545    366,471    445,534
ANNUAL EXPECTED LOSS                  784      1,071        247        333          0          0      1,031      1,404      1,696
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CREDIT LOSS
 (RECOVERY)/EXPENSE                  (695)       965        565          0          0         (9)      (130)       956        951
---------------------------------------------------------------------------------------------------------------------------------
CORPORATE CENTER BALANCING
 ITEMS                                                                                               (1,161)      (448)      (745)
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes Corporate Center and UBS Asset Management.

  In general, Swiss practice is to write off loans entirely only on final settlement of bankruptcy proceedings, sale of the underlying assets, or formal debt forgiveness. By contrast, US practice is generally to write off non-performing loans much sooner, reducing the amount of such loans and corresponding provisions recorded at any given date. A consequence of this practice is that, for UBS, recoveries of amounts written off in prior accounting periods tend to be small.

CREDIT LOSS EXPENSE
UBS reports its results according to IAS, under which credit loss expense charged to the financial accounts in any period are the sum of net allowances minus recoveries arising in that period, i.e. the credit losses actually incurred. In 2000, provisions on new impaired loans were more than offset by the effect of re-evaluating provisions on existing impaired loans resulting in a net credit to the income statement of CHF 130 million. This compares to a net credit loss expense charge in 1999 of CHF 956 million.
  This positive result was due to the strong economy in Switzerland combined with successful recovery efforts. Previous provisions had been established against a background of several years of relatively low growth in the Swiss economy and relatively high credit losses. During the year 2000, the Swiss economy expanded at the fastest rate in a decade. The growth was broadly based, especially in the domestic sector, and was markedly higher than could have been foreseen in 1999. This turnaround has positively affected real estate values and the real estate construction market, which has led to reductions in existing provisions against loans in these portfolios and a decreased level of new defaults and impairments. In view of its significant exposure to the Swiss market, UBS's overall credit quality is highly dependent on economic developments in Switzerland. As the graph shows, the better performance of the Swiss economy has translated into a sustained reduction in the bankruptcy rate since 1999.
  By contrast, mounting signs of a trend of increasing defaults in the international credit markets and particularly the US, required additional loan loss provisions to be taken on UBS Warburg's loan portfolio. Over the last few years UBS has pursued a strategy of active reduction of international and emerging markets credit exposures and has increasingly used credit derivatives to hedge credit exposures. Despite the increase in provisions, this strategy, coupled with a reluctance to engage in balance sheet led earnings growth, has positioned UBS relatively well for the less positive outlook in the international credit markets.
  The development of the total credit loss expense in 1998 and 1999 included the effect of allocations from the special reserve pools that had been established in 1996, by both Union

[Swiss Bankruptcy Rates Graph]

                                                                            RISK
                                                                   RISK ANALYSIS

ALLOWANCES AND PROVISIONS FOR CREDIT RISK

                                                      UBS Asset
                               UBS Switzerland        Management         UBS Warburg       Corporate Center        UBS Group
        CHF million           ------------------  ------------------  ------------------  ------------------  -------------------
           AS OF              31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99  31.12.00  31.12.99
---------------------------------------------------------------------------------------------------------------------------------
Loans (gross)                  183,943   199,960       561       213    99,787    77,151       225       690   284,516    278,014
---------------------------------------------------------------------------------------------------------------------------------
Impaired loans(1)               13,671    19,166         -         -     4,797     3,226        26        64    18,494     22,456
Allowances for impaired
 loans                           7,281    10,447         -         -     2,399     2,018         5         6     9,685     12,471
---------------------------------------------------------------------------------------------------------------------------------
of which:
 Non-performing loans            7,872    11,416         -         -     2,554     1,594        26        63    10,452     13,073
 Allowances for
   non-performing loans          4,702     7,315         -         -     2,143     1,341         5         5     6,850      8,661
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES FOR
 IMPAIRED AND NON-PERFORMING
 LOANS                           7,281    10,447         -         -     2,399     2,018         5         6     9,685     12,471
---------------------------------------------------------------------------------------------------------------------------------
Other allowances and
provisions for credit and
country risk                        22         -         -         -       874       927         -         -       896        927
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCES AND
 PROVISIONS                      7,303    10,447         -         -     3,273     2,945         5         6    10,581     13,398
---------------------------------------------------------------------------------------------------------------------------------
of which country allowances
 and provisions                      -         -         -         -     1,292     1,376         -         -     1,292      1,376
---------------------------------------------------------------------------------------------------------------------------------

RATIOS
Impaired loans as a % of
 gross loans(1)                    7.4       9.6         -         -       4.8       4.2      11.6       9.3       6.5        8.1
---------------------------------------------------------------------------------------------------------------------------------
 Non-performing loans as a %
   of gross loans                  4.3       5.7         -         -       2.6       2.1      11.6       9.1       3.7        4.7
---------------------------------------------------------------------------------------------------------------------------------
Allowances and provisions
for credit loss as a % of
gross loans                        4.0       5.2         -         -       3.3       3.8       2.2       0.9       3.7        4.8
---------------------------------------------------------------------------------------------------------------------------------
Allocated allowances as a %
of impaired loans(1)              53.3      54.5         -         -      50.0      62.6      19.2       9.4      52.4       55.5
---------------------------------------------------------------------------------------------------------------------------------
 Allocated allowances as a %
 of non-performing loans          59.7      64.1         -         -      83.9      84.1      19.2       7.9      65.5       66.3
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes non-performing loans.

Bank of Switzerland and Swiss Bank Corporation totaling some CHF 5.5 billion. These reserves were established in recognition of the fact that there might be a further deterioration in the quality of their loan portfolios as a result of adverse economic conditions, particularly in Switzerland. These reserves totaled CHF 3.6 billion at the beginning of 1998. CHF 3.3 billion was applied against specific loan exposures during 1998 and the remaining balance of CHF 300 million was applied or reversed in 1999. Following these allocations, the credit loss expense incurred in 1998 amounted to CHF 951 million and in 1999 to CHF 956 million.

IMPAIRED LOANS, ALLOWANCES AND PROVISIONS
As shown in the table above, the allowances and provisions for credit losses decreased by CHF 2,817 million, or 21%, from CHF 13,398 million at 31 December 1999 to CHF 10,581 million at 31 December 2000 (see also note 12b to the Financial Statements.) UBS believes that the probable losses in its portfolio are adequately covered by its allowances and provisions.
  The component of provisions and allowances for emerging market-related exposures stood at CHF 1,292 million at 31 December 2000, compared with CHF 1,376 million at 31 December 1999 and CHF 1,450 million at 31 December 1998. The reduction is a consequence of the overall size of UBS's emerging market exposures and the improved outlook for the major emerging market economies since the crisis of 1998. The country risk scenarios used to assess portfolio provisions have changed over the three years with the focus shifting to some extent from Asia to Latin America.
  Impaired loans have decreased to CHF 18,494 million at 31 December 2000 from CHF 22,456 million at 31 December 1999. Over the same period, the sub-set of non-performing loans has also decreased, to CHF 10,452 million from CHF 13,073 million and the non-performing loans ratio improved to 3.7% from 4.7%. This positive result was due

RISK
RISK ANALYSIS

in part to the unexpectedly strong performance of the economy in Switzerland, described above, which produced fewer new impaired and non-performing loans than in previous years, and in part to continuing efforts to conclude proceedings and reach settlement on existing nonperforming loans. UBS Switzerland's portfolio therefore saw decreases in the impaired and nonperforming loans of CHF 5,495 million and CHF 3,544 million, respectively.
  UBS Warburg's portfolio, on the other hand, saw an increase in impaired loans of CHF 1,571 million and in non-performing loans of CHF 960 million, in line with the trends in the international credit markets and especially the US. Although UBS's non-performing loans ratio is somewhat higher than that of comparable US banks, the comparison reflects different charge-off practices rather than underlying asset quality.

MARKET RISK

Market risk is the risk of loss arising from movements in observable market variables such as interest rates, exchange rates and equity markets. In addition to these and other general market risk factors, the risk of price movements specific to an individual issuer of securities or an individual issue are included in the measurement of market risk.
  UBS's market risk is incurred principally through the trading activities of UBS Warburg. It arises primarily from market making and client facilitation activity in equities, fixed income and interest rate products and in foreign exchange and precious metals. Activity is mainly in OECD markets, with some business in emerging markets. Proprietary positions based on market views are also taken.
  Group Treasury assumes market risk in the management of the Group's balance sheet where long-term interest rate risk is transferred from other Business Groups, and through the Group's structural foreign exchange positions. Group Treasury's activities are described in the Asset and Liability Management section on pages 66 to 75.
  Further market risks arise, but to a much lesser extent, in other businesses, again, primarily from the facilitation of customer business, but also in the form of interest rate risk in the banking books of the private label banks of UBS Switzerland.
  Market risk measures are applied to all the trading books of UBS Warburg, to all foreign exchange and precious metals exposures, to interest rate risk in the banking book taken by the private label banks and Group Treasury, and to any other material market risk arising.

RISK MEASUREMENT
The expected, statistical and stress loss framework is applied to market risk as follows:
- Expected loss is reflected in the valuation adjustments made to the portfolio. These cover price uncertainties resulting from a lack of market liquidity or the absence of a reliable market price for an instrument or position, and model risk in more complex models.
- Statistical loss is measured using a Value-at-Risk (VaR) methodology. VaR expresses the potential loss on the current portfolio assuming a specified time horizon before positions can be adjusted (holding period), and measured to a specified level of confidence. UBS measures VaR on both a one-day and a ten day holding period, in both cases to a 99% confidence level. Estimates are based on historical simulation, assessing the impact of historical market movements on today's portfolio, based on five years of historical data. One day VaR exposure expresses the maximum daily mark to market loss that UBS is likely to incur on the current portfolio under normal market conditions with a larger loss being statistically likely only once in a hundred times.
- Stress loss is measured based on extreme but plausible market scenarios, approved by the Board of Directors, using stress moves in market variables which are regularly reviewed and approved by the Group CRO. Scenarios may be derived from severe historical events or based on prospective crisis scenarios developed from the current economic situation and perceived market trends.

The Board of Directors has set limits on market risk at the Group level in terms of both ten-day VaR (risk appetite) and stress loss (risk capacity). The Group VaR limit is allocated by the GEB among the Business Groups, the largest limit being in UBS Warburg, and

                                                                            RISK
                                                                   RISK ANALYSIS

SUMMARY OF 10-DAY 99% CONFIDENCE VALUE AT RISK

UBS WARBURG

                                                      12 MONTHS ENDING 29.12.00(1)               12 months ending 31.12.99
                                                  -------------------------------------    --------------------------------------
                  CHF MILLION                      MIN.     MAX.    AVERAGE    29.12.00     MIN.     MAX.    AVERAGE     31.12.99
---------------------------------------------------------------------------------------------------------------------------------
RISK TYPE
Equities                                          144.7    245.9      199.4       146.5    121.8    207.6      162.5        172.8
Interest rates                                    113.8    202.3      149.8       132.8     87.7    187.6      140.2        140.1
Foreign exchange                                    7.6     97.5       32.5        31.6      9.5    144.7       57.5         76.1
Precious metals                                     2.1     27.4        9.7         5.3      5.3     35.8       21.0         27.8
Diversification effect                               -2       -2     (148.3)       (129)       -(2)     -(2)  (168.2)      (193.2)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UBS WARBURG                                 186.8    296.1      243.0       187.1    176.6    275.7      213.1        223.6
---------------------------------------------------------------------------------------------------------------------------------

(1) Positions from PaineWebber are included from legal merger date 3 November 2000 onwards. (2) As the minimum and maximum occur on different days for different risk types, it is not meaningful to calculate a portfolio diversification effect.

SUMMARY OF 10-DAY 99% CONFIDENCE VALUE AT RISK FOR UBS GROUP

UBS GROUP VAR(1)

                                                                                     Utilization
                                                                             ---------------------------
                        CHF million                           Limit          29.12.00           31.12.99
--------------------------------------------------------------------------------------------------------
BUSINESS GROUPS
UBS Warburg                                                   450.0             187.1              223.6
UBS Switzerland                                                50.0               3.7                4.3
Corporate Center                                              350.0              45.3               59.8
Reserves                                                      100.0
Diversification effect                                          n/a             (46.5)             (55.5)
--------------------------------------------------------------------------------------------------------
UBS GROUP                                                     600.0             189.6              232.2
--------------------------------------------------------------------------------------------------------

(1) Remark: VaR numbers include interest rate exposures in the banking books of the Private Label Banks and Group Treasury.

within the Business Groups to lower organizational levels as necessary. The internal ten-day VaR measure is also the basis of UBS's market risk regulatory capital requirement.
  All VaR models, while forward-looking, are based on past events and are dependent upon the quality of available market data. In order to enhance the continuing accuracy and effectiveness of the VaR model, actual revenues arising from closing positions are compared with the risk calculated on those positions, in a process known as backtesting. If the revenue, whether positive or negative, exceeds the one-day VaR, a "backtesting exception" is considered to have occurred. When VaR is measured at a 99% confidence level, a backtesting exception is expected, on average, one day in a hundred. A higher rate of occurrence may indicate that the VaR model (the combination of the inputs and the calculations) is not fully capturing all risks. UBS conducts backtesting daily at a number of organizational levels down to individual trading portfolios and investigates all backtesting exceptions to establish the cause and take remedial action where necessary.
  Backtesting is also a regulatory requirement, and negative backtesting exceptions (where revenue is negative and greater than the previous one-day VaR) must be reported to the regulators.
  The VaR and market risk stress loss limits are the principal controls on UBS's exposure to day-to-day movements in market prices, but complementary controls are also applied to prevent undue concentrations, including limits on exposure to individual market risk variables and limits on positions in the securities of individual issuers. These controls are set at levels which reflect variations in market depth and liquidity.

INVESTMENT POSITIONS
Investment positions, such as private equity, require different risk measures from those applied to trading positions, because their intended holding period and the time scale over which they can be hedged or liquidated is longer than the holding periods assumed in

RISK
RISK ANALYSIS

the trading book measures. They are not, therefore, included in the market risk measures described above, but are controlled through limits to prevent undue concentration in individual investments or sectors, and through close monitoring and management of exposures.

MARKET RISK DEVELOPMENTS
The table above shows average, minimum, maximum and year end market risk exposure for UBS Warburg, as measured by 10-day 99% confidence VaR exposure.
  Market risk in UBS Warburg, as measured by average VaR exposure, increased in 2000 compared with 1999, although the year end position was lower for 2000 than for 1999. The variations in VaR through the year can be seen in the graph on the following page.
  As in 1999, the major VaR exposures arose in the equity and interest rate risk classes. Average VaR increased for both, but most noticeably in equities where there were particularly good trading opportunities. UBS Warburg has kept direct price exposure to the new economy stocks deliberately low and, as a consequence, has not suffered exceptional P&L swings from these highly volatile stocks, as can be seen from the revenue line in the graph on the following page. The overall reduction in UBS Warburg's VaR at year end was caused largely by reductions in equities positions.

[UBS WARBURG-BACKTESTING REVENUE AND VAR]
  The PaineWebber merger did not cause a significant change in UBS Warburg's total VaR exposure.
  Market risk positions in UBS Switzerland and Corporate Center have only a marginal impact on total VaR at Group level, the main contribution being from UBS Warburg.
  UBS has had no regulatory backtesting exceptions in 2000.

CONSEQUENTIAL RISKS

The consequential risk (or operational risk) categories are transaction processing risk, liability risk, legal risk, compliance risk, security risk and tax risk.
  UBS is continuing to develop both qualitative and quantitative approaches to the management and control of consequential risks. A measurement framework has been formulated, but full implementation depends upon the existence of multiperiod exposure and loss data. Current efforts are therefore centered on building this history and on the qualitative aspects of risk management and control - identification and recording of risks and exposures, establishment of policies, standards and procedures, close monitoring and management of identified risks, and initiation of corrective action where necessary in response to incidents.
  By identifying and recording these risks and tracking their evolution, UBS will establish the basis from which the quantitative framework can be realized.
  The consideration of consequential risks is an important element in the assessment of new businesses and of transactions with unusual structure.

CONSEQUENTIAL RISK DEVELOPMENTS
Under the Group and Business Group CROs, all consequential risks are now formally integrated into the independent risk control process.
  With information security assuming ever increasing importance in today's banking environment, UBS has separated information security risk control from IT development and production functions by creating independent information security risk control units, reporting to the Group CRO. The successful parrying of recent virus attacks against UBS has shown the expertise and strength of the information security risk control and management organization in protecting the confidentiality and integrity of our client data and assets.
  UBS, as the largest Private Bank in the world, initiated and achieved international agreement with 11 major banks and Trans-

                                                                            RISK
                                                                   RISK ANALYSIS

parency International, the leading international organization dedicated to combating corruption, on global anti-money laundering guidelines for private banking - the "Wolfsberg Anti-Money Laundering Principles". Their purpose is to try to prevent the use of banks' worldwide operations for criminal purposes. Banks adopting these principles will endeavor to accept only those clients whose source of wealth and funds can be reasonably established to be legitimate. The principles deal with "know your customer" policies and the identification and follow-up of unusual or suspicious activities. UBS is committed to following these principles.

RISK
ASSET AND LIABILITY MANAGEMENT

ASSET AND LIABILITY
MANAGEMENT

UBS's Asset and Liability Management processes are designed to manage all balance-sheet related risks on a co-ordinated Group-wide basis. Group Treasury is responsible for the management of these risks so that the financial resources of the Group are efficiently used.
  The primary mission of our asset and liability management activities is to contribute to the maximization of UBS's shareholder value through the optimal management of the Group's financial resources. The individual goals of these processes are:
- Efficient management and control of the Group's non-trading interest rate and foreign exchange exposures.
- Sustainable and cost-efficient funding of the Group's balance sheet.
- Optimal liquidity management in order to generate cash when required.
- Efficient management of capital, while maintaining strategic flexibility, sound capitalization and strong ratings.
- Compliance with all applicable legal and regulatory requirements.

Group Treasury is governed by the Group's Risk Management and Control Principles, with its own specific processes and policies, tailored to the types of risk it manages: Group liquidity risk, Group funding risk and non-trading related foreign exchange and interest rate risk.

PRINCIPLES

The Group's approach to interest rate risk management is based on a comprehensive framework in which only a limited number of business areas are allowed to actively manage interest rate risk. All non-trading interest rate risk is transferred, as it is incurred, to either Group Treasury or to UBS Warburg's Cash and Collateral Trading book (CCT), depending on the maturity and currency of the underlying transaction.
  These two business areas manage these risks centrally, within pre-defined risk limits, exploiting the Group-wide netting potential. If appropriate, Group Treasury transfers some of its risk to CCT which, in turn, interacts with the external market.
  These processes aim to immunize the originating business unit from all interest rate risk, providing them with an interest rate risk-free margin.
  UBS's liquidity management ensures that the Group can at all times fulfil its payment obligations, without compromising its ability to take advantage of market opportunities as they arise. Liquidity management is based on an integrated system which encompasses all known cash flows within the Group, and takes account of the availability of high-grade collateral. The liquidity position is managed using scenario-based analysis taking stress factors into consideration.
  Group Treasury and CCT operate an integrated collateral management process which both provides collateral for CCT's securities lending activities and constitutes a key element of the Group's liquidity management. CCT is able to generate substantial revenues for the Group and its clients through securities lending transactions.
  Group Treasury co-ordinates all funding activities in order to ensure that the Group's businesses are funded at the lowest possible costs. It also seeks to maintain a well diversified portfolio of funding sources and to preserve a balanced liability structure.
  UBS's currency management seeks to shield UBS's equity and expected future cash flows from adverse currency fluctuations against the Swiss franc.
  Currency translation risk management ensures that UBS's equity is always invested in Swiss francs, while currency transaction risk management proactively hedges recognized future foreign currency exposures against the Swiss franc. The hedging process is centered on the use of a cost-efficient option strategy, designed to retain the upside potential of any favorable currency movements.
  UBS's capital management aims to guarantee sound capitalization, strong credit ratings and compliance with regulatory requirements, while maximizing shareholder value. UBS's capital needs are constantly analyzed to ensure that the individual business areas are always supplied with sufficient capital to meet their anticipated requirements. Where excess capital is identified, UBS is committed to the innovative use of capital management techniques to return surplus funds to shareholders.

                                                                            RISK
                                                  ASSET AND LIABILITY MANAGEMENT

INTEREST RATE RISK MANAGEMENT

Interest rate risk is inherent to many of UBS's businesses. Interest rate risks arise from a variety of factors, including differences in the timing between the contractual maturity or repricing of assets, liabilities and derivative instruments. Net interest income is affected by changes in market interest rates, because the repricing characteristics of loans and other interest earning assets do not necessarily match those of deposits, other borrowings and capital. In the case of floating rate assets and liabilities, UBS is also exposed to basis risk, which is the difference in repricing characteristics of the relevant pairs of floating rate indices, such as the savings rate and six months LIBOR. In addition, certain products have embedded options that affect their pricing and their effective maturity.
  UBS adopts a comprehensive Group-wide approach to managing interest rate risk, and allocates the responsibility for managing this risk to a limited number of business areas. Under this approach, interest rate risk is clearly segregated into trading and non-trading risk. All interest rate risks arising from non-trading business activities are captured at the point of business origination and transferred either to CCT or to the Group Treasury through a Group-wide transfer pricing mechanism. The risk is then managed centrally either by Group Treasury or by CCT in accordance with the relevant risk policies and limits. (The private label banks of UBS Switzerland, while subject to the same transfer prices, are an exception to this rule, and manage their own interest rate risk separately.)

INTERNAL HEDGING PROCESS
In the case of client businesses which have no contractual maturity date or directly marketlinked customer rate, such as savings accounts or current accounts, the interest rate risk is transferred from the business areas by pooled transactions to Group Treasury's Bank Book. Since these products effectively contain embedded options in respect of withdrawal/pre-payment and rate setting, they cannot be economically hedged by single back-to-back transactions. Group Treasury therefore manages the inherent interest rate risk in these products through the establishment of replicating portfolios of revolving fixed-rate transactions of predefined maturities which approximate the average cash flow behavior of these positions.
  Until the end of 2000, the interest rate risk of long-term Swiss franc transactions with fixed maturities beyond 1 year was transferred by single back-to-back transactions from the originating business area to CCT. In this way the originating business area was immunized from any residual interest rate risk and thus locked in an interestrate-risk-free margin on these products. Since the start of 2001 these back-to-back transactions have been carried out with Group Treasury rather than with CCT. This allows UBS to benefit directly from the netting potential between these transactions and the replicating portfolios. Group Treasury then economically hedges all remaining risks (after netting) through internal transactions with CCT.
  Short-term (fixed maturity below 1 year) and non-Swiss franc transactions continue to be transferred directly into the trading book of CCT.
  In addition to the interest rate risk associated with client business, a significant amount of interest rate risk arises in relation to non-business balance sheet items, such as in the refinancing of the Group's real estate, equity investments in associated companies and the investment of UBS's own equity. The refinancing of real estate and equity investments and the investment of equity are all strategic decisions which implicitly create nontrading interest rate exposures. The interest rate risks inherent in these balance sheet items are managed by Group Treasury by representing them as replicating portfolios, on the basis of decisions taken by the Group Executive Board as to the appropriate effective maturities.
  All the replicating portfolios in the Bank Book are updated monthly by replacing maturing tranches with new aggregate tranches which reflect the changes in the balance sheet over the period. By their nature, the staggered tranches, making up each replicating portfolio, reduce the volume that must be economically hedged by the Bank Book at each monthly rollover. Even so, the new aggregate tranches are of such a size that they cannot be offset instantly. The Bank Book therefore assumes intra-month interest rate exposure while it executes the necessary offsetting hedges with CCT. The exposure in the Bank

RISK
ASSET AND LIABILITY MANAGEMENT

INTEREST RATE SENSITIVITY OF THE BANK BOOK

                                                       Within 1   1 to 3   3 to 12   1 to 5    Over
            CHF thousand per basis point                month     months   months    years    5 years   Total
--------------------------------------------------------------------------------------------------------------
CHF                                                         (11)      60      239       493       (37)     744
USD                                                          13       58       11      (342)     (183)    (443)
EUR                                                           0        9        1        82       177      269
GBP                                                           0        0      (36)      270       585      819
JPY                                                           0        0        0        (1)       (4)      (5)
Others                                                        0        0        0         0         0        0
--------------------------------------------------------------------------------------------------------------
TOTAL                                                         2      127      215       502       538    1,384
--------------------------------------------------------------------------------------------------------------
of which equity replicating portfolio
--------------------------------------------------------------------------------------------------------------
CHF                                                          28       11      288     7,295     2,981   10,603
--------------------------------------------------------------------------------------------------------------
Bank Book without equity replicating portfolio
--------------------------------------------------------------------------------------------------------------
TOTAL                                                       (26)     116      (73)   (6,793)   (2,443)  (9,219)
--------------------------------------------------------------------------------------------------------------

Book therefore tends to fluctuate between monthly rollovers.
  Within its risk limits, CCT decides whether the internal hedge transactions will be offset with the external market or remain in its trading book.

INTEREST RATE SENSITIVITY OF THE BANK BOOK
The Group Executive Board has approved risk management policies, risk limits and a control framework for the entire interest rate risk management process, including the establishment of a Value-at-Risk (VaR) limit for the interest rate exposure of the Bank Book. The Market Risk Control function monitors the risk in both CCT and Group Treasury on a daily basis as part of UBS's overall market risk in order to ensure the integrity of the interest rate risk management process and its compliance with the defined risk limits.
  UBS's approach to managing the interest rate risks in the Bank Book follows the regulatory framework recently introduced by Swiss Federal Banking Commission
(FBC). In the course of 2000, it became mandatory for all Swiss banks to report to the Swiss National Bank the interest rate sensitivity of the Bank Book on a quarterly basis. Additionally, the specific composition of the underlying replicating portfolios used to manage individual balance sheet items must be disclosed in order to assist the regulators to identify "outliers" in terms of interest rate risk profiles - profiles which are not typical of a bank or the part of its business that is being monitored.
  The table above shows the interest rate sensitivity of the Bank Book as at 31 December 2000 measured in terms of the potential impact of a one basis point (0.01%) parallel rise in interest rates on the market value of each balance sheet item.
  The most significant component of the Bank Book sensitivity stems from the investment of the Group's equity. At 31 December 2000, the Group's equity was invested in a portfolio of fixed-rate CHF deposits with an average duration of
2.5 years and a sensitivity of CHF 10.6 million per basis point, in line with the strategic investment targets set by the Group Executive Board. In order to ensure that these targets are met, the Group's equity is offset by a liability position represented as a replicating portfolio reflecting this target bench mark. The Group's equity is thus automatically invested according to the strategic targets so as to offset the interest rate risk associated with this equity replicating portfolio. The interest rate sensitivity of these investments indicates the extent to which their fair value would be affected by a move in interest rates. This in turn is directly related to the chosen investment duration. However, when measured against the offsetting equity replicating portfolio, the residual interest rate risk is not significant. Moreover, any reduction in the interest rate sensitivity relating to the investment of UBS's equity would inevitably require investing at significantly shorter maturities, which would lead to a higher volatility in the Group's interest earnings.
  In addition to the standard sensitivity measure shown above, UBS uses the following two measures to help monitor the risk inherent in the Bank Book:
- Net interest income at risk, which is defined as the exposure of the net interest income

                                                                            RISK
                                                  ASSET AND LIABILITY MANAGEMENT

  arising in the Bank Book to an adverse movement in interest rates over the next twelve months. Since all client business with fixed maturities is "match funded", the product margins of these transactions are not affected by changes in interest rates. Therefore only net interest income positions resulting from replicating portfolios are exposed to market changes. The net interest income at risk figure estimates the impact of different changes in the level of interest rates using shock scenarios as well as gradual changes in interest rates over a period of time. All of the scenarios are compared with a scenario where current market rates are held constant for the next twelve months.
- Economic value sensitivity, which is the potential change in market value of the Bank Book resulting from large changes in interest rates. This estimates the effect of an immediate interest rate shock on the net position in the Bank Book.
The net interest income at risk measure on the Bank Book considers such variables as:
- Re-pricing characteristics of assets and liabilities.
- The effect of rate barrier, such as caps and floors, on assets and liabilities.
- Maturity effects of replicating portfolios.
- Behavior of competitors.

  The methodology is designed to highlight the effects of market changes in interest rates on existing balance sheet positions; it ignores future changes in the asset and liability mix and therefore it is not, by itself, a predictor of future net interest income.
  Both measures are based on the Bank Book's interest rate position excluding the liability position relating to the "equity replicating portfolio".
  The two methodologies provide different measures of the level of interest rate risk. The economic value sensitivity measure provides a longer-term view, since this considers the present value of all future cash flows generated from the existing balance sheet positions. The net interest income at risk measure provides a shorter-term view, as it considers the repricing effect from all maturing positions over the next twelve months. The table below shows the change in risk under both measures between 31 December 1999 and 31 December 2000.
  Among various scenarios that have been analyzed, the net interest income at risk figure shown is the worst case and relates to an interest rate shock (parallel shift) of -200 basis points. At 31 December 1999, the difference to the constant market rate scenario represented -5.6% of the year's total net interest income and -3.0% at 31 December 2000. In this extreme scenario the largest part of the decrease would occur due to lower margins on deposit accounts and lower returns on the investment of the Group's equity.
  The economic value sensitivity shows the effect of a 100 basis point adverse interest rate shock, implying that UBS had an exposure of CHF -555 million to that degree of rising rates at 31 December 1999 and CHF -908 million at 31 December 2000.
  The substantial increase in the economic value sensitivity in the course of 2000 was primarily due to the decision to lengthen the duration of the Group's equity investment. The other main contribution to the increase resulted from the USD refinancing of the PaineWebber acquisition, which lead to a negative sensitivity to USD rates.

OTHER EFFECTS OF INTEREST RATE CHANGES ON
UBS'S PROFITABILITY
Neither of these two methodologies gives a complete picture of the effect of interest rate changes on the Group's revenues and costs. In principle, higher rates give UBS opportunities to improve loan pricing and deposit margins. Income from invested equity also increases, particularly where the yield curve is steep, al-

CHANGE IN RISK UNDER TWO METHODOLOGIES

                                                                  For the year ended
                                                            ------------------------------
                       CHF MILLION                          31.12.00   31.12.99   31.12.98
------------------------------------------------------------------------------------------
Net interest income at risk                                     (247)      (355)      (265)
Economic value sensitivity                                      (908)      (555)      (493)
------------------------------------------------------------------------------------------

though as it is mostly invested long term the average rate only rises slowly. However, rising interest rates also cost the Group money, through the cost of funding its trading portfo-

RISK
ASSET AND LIABILITY MANAGEMENT

lios, especially if the yield curve is inverted. Loan demand may also reduce and deterioration in credit quality is likely, especially if rates rise towards the end of the yield cycle. At the same time, increased rates may reduce the prospects for growth in equity markets, leading to lower net new money and lower transaction volumes, both of which would impact our fee income. Furthermore, changes in rates in different currencies have stronger or weaker effects on different aspects of the overall picture - trading related revenues are more exposed to changes in USD rates, but loans and deposit margins to changes in CHF rates.
  A similarly complicated picture would apply to a reduction in interest rates. So, although the sensitivity of UBS's income to changes in the rates applied to its current balance sheet positions gives some indication of interest rate risk, the overall effect of a change in interest rates on the whole of the Group's business is much harder to model. It will partly depend on other factors, such as the shape of the yield curve, the position in the credit cycle and market perceptions of the progress of key economies.

LIQUIDITY AND FUNDING MANAGEMENT

The Group Executive Board (GEB) has approved a policy which establishes the core principles for liquidity management and has defined an appropriate contingency plan. A first set of principles relates to the establishment of liquidity risk limits (for example a net overnight funding limit). The risk limits are set by the GEB and monitored by the Group Treasury Committee which is chaired by the Group Treasurer and meets on a monthly basis to assess the Group's liquidity exposure. A second set of principles concentrates on liquidity crisis management for which detailed contingency plans have been developed. Regional committees constantly monitor the markets in which UBS operates for potential threats and regularly report their findings to the GTC. In the event of a liquidity crisis regional crisis task forces will perform all necessary contingency actions under the direction of senior management.
  The liquidity management process is undertaken jointly by Group Treasury and CCT. Group Treasury's function is to establish a comprehensive framework of policies and risk limits, while CCT undertakes operational cash and collateral management transactions within the established parameters. UBS's centralized cash and collateral management structure permits a tight control on both its global cash position and the stock of highly liquid and rediscountable securities.

LIQUIDITY MANAGEMENT APPROACH
UBS's approach to liquidity management seeks to ensure that the Group will always have sufficient liquidity to meet its liabilities when due, without compromising its ability to respond quickly to strategic market opportunities. UBS's centralized approach to liquidity management encompasses the entire network of branches and all subsidiaries and ensures that the liquidity position is more than adequate to cover short-term liabilities at all times. UBS's liquidity management is based on an integrated framework that incorporates an assessment of all known cash flows within the Group and the availability of high-grade collateral, which could be used to secure additional funding if required. The liquidity position is prudently managed under a variety of potential scenarios, taking stress factors into due consideration. The range of scenarios analyzed encompasses both normal market conditions and stressed conditions, including both bank-specific and general market crises. For each scenario considered, the short-term liquidity position arising out of nontrading activities is determined by matching liabilities running off against maturing assets repaid. This gap is then augmented by that of the trading book by ascertaining the value of assets which could be liquidated as compared to the liabilities which would have to be repaid. Here, due account is also taken of UBS's large stock of high-quality collateral.

BENEFITS OF CENTRALIZATION
Being a globally integrated financial services firm, UBS's range of business activities naturally generate asset and liability portfolios which are highly diversified with respect to market, product and currency. This lowers UBS's exposure to individual funding sources, and also provides a broader range of investment opportunities, which in turn reduces liquidity risk. The centralized approach to liquidity management adopted at UBS allows

                                                                            RISK
                                                  ASSET AND LIABILITY MANAGEMENT

these advantages to be exploited. Group Treasury is, furthermore, instrumental in implementing an integrated collateral management process on a Group-wide basis to ensure that the large, high-quality pool of collateral gathered across the Group is made accessible to UBS Warburg's CCT activities. Through securities lending transactions, CCT creates additional revenues for both UBS Group and its clients. These activities also generate substantial funding on a secured basis and provide an additional liquidity cushion which could be crucial in crisis situations.

FUNDING MANAGEMENT APPROACH
UBS's funding strategy seeks to ensure that business activities are funded at the lowest possible cost. With a broad diversification of funding sources (by market, product and currency), UBS maintains a well-balanced portfolio of liabilities which generates a stable flow of financing and additionally provides protection in the event of market disruptions. In this context UBS's strong domestic retail business is a very valuable, cost efficient and reliable source of funding. Through the establishment of short, medium and long-term funding programs in Europe, in the US and in Asia, UBS can raise funds globally in a very efficient manner and minimize its dependence on any particular source of funding.

DEVELOPMENT DURING 2000
In the course of 2000, UBS's long-term debt portfolio has decreased from CHF
56.3 billion at 31 December 1999 to CHF 54.9 billion at 31 December 2000 as maturing issues were not fully replaced. The maturity profile of the long-term debt portfolio is well balanced with a slight bias towards shorter-term maturities. See note 21 to the Financial Statements in UBS's Financial Report 2000 for further information concerning long-term debt.

CURRENCY MANAGEMENT

UBS reports its results in Swiss francs (CHF), the currency of the country in which it is incorporated. UBS's corporate currency management activities are designed to protect the Group's equity and expected future foreign currency cash flows from adverse currency movements against the Swiss franc, while preserving the option of exploiting any market opportunities which may arise. While managing this risk the following overarching principles are adhered to
- Equity must be invested in Swiss francs.
- Currency management processes must be designed to minimize exposures against the Swiss franc.
- Core currency exposures must be actively managed to protect them against adverse currency movements.

TRANSLATION (BALANCE SHEET) CURRENCY RISK
UBS aims to maintain the flexibility to allow foreign assets (a business unit or a non-financial asset) to be divested at any time without adverse currency impacts. Foreign currency assets are therefore match funded in the relevant currency. The match-funding principle is also applied to the financing of foreign investments, including foreign equity investments. This strategy, together with the repatriation into Swiss francs of foreign currency dividends and capital, ensures that the Group's equity is always fully invested in Swiss francs.

TRANSACTION (REVENUES/COSTS) CURRENCY RISK
From 1 January 2001, a new process has been implemented to improve and streamline the process of transforming foreign currency results into Swiss francs, creating greater transparency for the currency risk management, budgeting and performance measurement processes.
  The new process involves the regular conversion of each month's profits or losses from the original transaction currencies directly into Swiss francs at month end instead of the previous, annual, two-step process initially involving a conversion into the local reporting currency and only then into Swiss francs. Foreign currency exposures will be translated into Swiss francs at prevailing month end foreign exchange rates rather than at the yearly average rates previously used. The benefits of the new transaction currency risk management process are
- the monthly sell-down into Swiss francs will reduce volatility in the Group's earnings due to currency fluctuations;
- the visibility of the break-down into the underlying original transaction currencies enables UBS to more effectively manage the

RISK
ASSET AND LIABILITY MANAGEMENT

  currency exposures inherent in the Group's cost and revenue flows;
- the foreign exchange rates used in the financial accounts will be the same as those used in management accounting.
While the new process will reduce the susceptibility of annual earnings to adverse currency movements, it will not completely immunize the Group against them. Group Treasury will therefore proactively hedge significant currency exposures (mainly USD, EUR and GBP), in accordance with the instructions of the Group Executive Board and subject to the VaR limit which has been established for this risk. Hedging strategies employed include a cost-efficient option strategy, providing a safety net against unfavorable currency fluctuations while preserving the upside potential.

PROCESS IN USE DURING 2000
The transaction currency risk management process in use during 2000 was designed to protect the budgeted annual foreign currency net profits against adverse currency movements during the year. Foreign currency net profits in each currency were actively managed by Group Treasury on behalf of the Group. The non-trading foreign currency exposures were mainly hedged with foreign exchange forward contracts, although foreign exchange options were also used, particularly where there was a measure of uncertainty about the magnitude of the underlying income. During the year, actual results were continuously monitored, and major budget deviations were communicated to Group Treasury for potential additional hedge transactions.
  The table below summarizes the VaR usage in relation to transaction currency risk in the course of 2000.
  The net position of the budgeted net profits and the corresponding hedges is the basis for the VaR calculation on Group Treasury's non-trading currency position.
  The principal contributors to non-trading currency exposure are operations in the UK and the US. In general under this previous process, the VaR position was highest at the beginning of the year when the budgeted net profits were transferred to Group Treasury and was gradually reduced during the year, depending on the exact hedge strategy being used. The underlying policy was to keep the VaR of the non-trading currency position as low as practicable.
  Non-trading currency risk VaR exposure in 2001 is expected to be lower, thanks to the new currency management process.

NON-TRADING CURRENCY RISK VAR

                                                                                                Last value
                   CHF million                     Minimum        Maximum        Average        of period
----------------------------------------------------------------------------------------------------------
1999                                                   1.4           77.8           37.1              59.7
2000                                                  11.6          113.4           33.7              12.7
----------------------------------------------------------------------------------------------------------

CAPITAL ADEQUACY

                CHF MILLION, EXCEPT RATIOS                  31.12.00           31.12.99           31.12.98
----------------------------------------------------------------------------------------------------------
BIS Tier 1 capital                                            31,892             28,952             28,220
BIS Tier 1 and Tier 2 capital                                 42,860             39,682             40,306
----------------------------------------------------------------------------------------------------------
BIS Tier 1 capital ratio (%)                                    11.7               10.6                9.3
BIS Tier 1 and Tier 2 capital ratio (%)                         15.7               14.5               13.2
----------------------------------------------------------------------------------------------------------
Balance sheet assets                                         223,528            214,012            237,042
Off balance sheet and other positions                         39,002             48,282             50,659
Market risk positions                                         10,760             10,813             16,018
----------------------------------------------------------------------------------------------------------
Total BIS risk-weighted assets                               273,290            273,107            303,719
----------------------------------------------------------------------------------------------------------

CAPITAL MANAGEMENT

Capital management is undertaken by Group Treasury as an integral part of the Group's asset and liability management function. UBS's overall capital needs are continually reviewed to ensure that our capital base can appropriately support the anticipated needs of

                                                                            RISK
                                                  ASSET AND LIABILITY MANAGEMENT

business units as well as regulatory capital requirements.
  As the table above shows, UBS is very well capitalized. In the course of 2000, the BIS Tier 1 ratio increased from 10.6% at 31 December 1999 to 11.7% at 31 December 2000. This improvement was possible despite the merger with PaineWebber thanks to the increase in retained earnings and the issuance of new equity and hybrid capital (a share capital increase of 12 million new shares to help fund the PaineWebber merger and the issuance of USD 1.5 billion Trust Preferred Securities) and a substantial decrease from UBS's in risk-weighted assets excluding the effect of adding PaineWebber business.
  The table above shows the key capital figures and ratios as of 31 December 2000 and 31 December 1999.
  The ratios measure capital adequacy by comparing UBS's eligible capital with its risk-weighted assets, which include balance sheet assets, net positions in securities not held in the trading portfolio, off-balance sheet transactions converted into their credit equivalents and market risk positions at a weighted amount to reflect their relative risk.
  The calculation of capital requirements applicable to UBS under Swiss Federal Banking Commission regulations differs in certain respects from the calculation under the BIS guidelines. Most importantly
- where the BIS currently does not apply risk weightings above 100% to any asset category, the Swiss Federal Banking Commission applies risk weightings of greater than 100% to certain kinds of assets (for example real estate, bank premises, other fixed assets, equity securities and unconsolidated equity investments);
- where the BIS guidelines apply 20% risk weighting to obligations of OECD banks, the Swiss Federal Banking Commission's regulations apply risk weightings of 25% to 75% (depending on maturities) to debts from OECD banks.
As a result of these differences, UBS's risk-weighted assets are higher, and its ratios of total capital and Tier 1 capital are lower when calculated under the Swiss Federal Banking Commission regulations as compared to BIS guidelines. Nevertheless, UBS and its predecessor banks have always had total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission, since the regulations and guidelines were first implemented in 1988.

INITIATIVES IN 2000
UBS's capital management is primarily driven by shareholder value considerations, respecting the need to maintain strategic flexibility, sound capitalization and strong ratings. During the course of 2000 several major measures were taken to achieve these goals.

Share buy back and cancellation
In view of the continuous increase of capital from retained earnings experienced during 1999, the Group introduced a share buy-back program in January 2000, in order to reduce the number of issued shares and enhance earnings per share. The program ran until June 2000, during which time a total of 18.4 million shares were repurchased at an average price of CHF 217, representing a total expenditure of CHF 4 billion and repurchase of about 4.3% of shares outstanding. These shares will be cancelled in July 2001, following the approval of shareholders at the Annual General Meeting on 26 April 2001.

Stock Split
At the Annual General Meeting in April 2000, shareholders approved a 2-for-1 stock split, effective 8 May 2000, reducing the par value of the share to the minimum of CHF 10 then permissible under Swiss law. The motivation behind the split was that, in absolute terms, the UBS share was of relatively high value per share compared to stocks of other European, and particularly US financial services providers.

New York Stock Exchange (NYSE) listing
On 16 May 2000 our shares were listed on the NYSE in the form of global registered shares creating one global share traded in Zurich, New York and Tokyo. As the first Swiss company to list a global share in New York, UBS contributed to a significant enhancement in clearing and settlement infrastructure, most notably the creation of a link between the US and Swiss securities depositories to facilitate cross-border settlement.

RISK
ASSET AND LIABILITY MANAGEMENT

EQUITY FUNDING OF THE PAINEWEBBER MERGER
UBS merged with Paine Webber Group Inc. on 3 November 2000. Half of the consideration was paid in UBS shares, requiring a total of 41 million shares.
  At an extraordinary general meeting on 7 September 2000, UBS shareholders approved the creation of 38 million new shares in the form of authorized capital for the merger with PaineWebber and 17 million new shares in the form of conditional capital for PaineWebber options outstanding beyond the merger date. In order to minimize the dilutive effects of the merger to existing shareholders, UBS issued only 12 million new shares from authorized capital on the completion date. 7 million shares were re-issued out of the Group's Treasury holdings and 22 million shares were borrowed.
  On 6 November 2000 a new share buy-back program was launched, which ran until 2 March 2001. Unlike the program which ran in the first half of 2000 it was not designed to result in cancellation of the repurchased shares. 22 million shares were purchased under this program between November 2000 and January 2001, at an average price of CHF 262, and used to repay the shares borrowed to pay the PaineWebber merger consideration. The remaining 8 million shares purchased under this program will primarily be used to cover the requirements of UBS's employee share schemes.

CAPITAL MANAGEMENT PLANS FOR 2001

NEW SECOND-LINE BUY-BACK PROGRAM
Given its continuing strong capital generation, UBS intends again to repurchase shares for capital reduction purposes under a "second-line" buyback program, aimed at institutional investors, allowing tax efficient cancellation of shares.
  This new second-line program becomes available from 5 March 2001 and may run until 5 March 2002. A maximum of CHF 5 billion worth of shares may be repurchased under the program. These shares will be cancelled following approval by the Annual General Meeting in April 2002.

[Share Buy-back and Tier 1 Ratio Graphic]

SHARE SPLIT AND DISTRIBUTION BY PAR VALUE REDUCTION
The minimum par value allowed under law for a Swiss share is CHF 10. The share split that UBS implemented in May last year brought the par value of its share down to this level, removing any further opportunity to split the share.
  Under new regulations, which are currently passing through the Swiss legislative process and are expected to become effective on 1 May 2001, the minimum par value is expected to be reduced to CHF 0.01. UBS intends to utilize this change to lower the market price per share to a level more in line with that of its global peer group, and to make a tax efficient payment to its shareholders in the form of a reduction in the nominal value of its shares.
  If shareholder approval is granted, a distribution of CHF 1.60, in respect of the fourth quarter 2000, will be paid in the form of a par value reduction. This is treated in Switzerland as a return of capital to shareholders, not as income, and is therefore tax efficient for shareholders who pay tax in Switzerland. The par value reduction also has advantages for shareholders outside Switzerland, as no Swiss withholding tax is payable on it. Holders outside of Switzerland should consult their tax advisors in determining the tax implications in their country.
  The distribution will reduce the par value of the share to CHF 8.40. UBS will then split its share 3 for 1, resulting in a new par value of CHF 2.80 per share.
  Because of the legal and regulatory processes involved, the par value reduction is expected to take place on 16 July 2001, for

                                                                            RISK
                                                  ASSET AND LIABILITY MANAGEMENT

payment on 18 July 2001 to holders of record on 13 July 2001 if the relevant legislation has come into force. The share split will also be implemented on 16 July 2001.

PROPOSED CHANGES TO PAR VALUE

                                                                CHF
---------------------------------------------------------------------
PAR VALUE AT 01.01.01                                            10.0
Proposed distribution in the form of par value reduction          1.6
---------------------------------------------------------------------
New par value                                                     8.4
Proposed stock split                                          3 FOR 1
---------------------------------------------------------------------
NEW PER VALUE AFTER PROPOSED DISTRIBUTION AND STOCK SPLIT         2.8
---------------------------------------------------------------------

                           [INTENTIONALLY LEFT BLANK]

                              CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
CORPORATE ORGANIZATION

UBS is committed to meeting the highest international standards of corporate governance in its organizational structure. Corporate and executive bodies are organized in line with the leading codes of best practice.

CORPORATE ORGANIZATION

UBS's organizational structure, based on two separate boards having different functions and responsibilities, guarantees clear controls and a balance between the Board of Directors (Board) and the Group Executive Board (GEB).
  The functions of Chairman of the Board of Directors (Chairman) and President of the Group Executive Board (President) are conferred on two different people, guaranteeing separation of powers.

ORGANIZATIONAL PRINCIPLES

The shareholders elect each member of the Board. The Board appoints the Chairman, the Vice Chairmen and the members of the various Board committees from among the elected Board members. It also appoints the President and members of the GEB and the Group Managing Board (GMB).
  The Board is the highest corporate body with responsibility for the ultimate direction and strategy of the company and the appointment and supervision of its executive management. A large majority of the Board members are non-executive and fully independent. The Chairman and at least one Vice Chairman have executive roles and assume supervisory and leadership responsibilities for matters including strategy, risk supervision, compensation principles and succession planning.
  The GEB has executive management responsibility for the company. Together with the Chairman's Office it assumes overall responsibility for the development of UBS's strategies. It is responsible for the implementation and results of those strategies. Its membership includes the CEOs of the Business Groups, who are accountable to the President for the financial results and management of their Business Groups. The President and the GEB are accountable to the Chairman and his Board for the Group results, and the Board in turn is accountable to shareholders.
  In order to ensure that the Board and GEB are independent of each other, no member of one board may also be a member of the other.

THE BOARD OF DIRECTORS
As at 31 December 2000, the Board consisted of eight Directors (see list on page
81). Alex Krauer, Chairman since 1998, and Andreas Reinhart will step down from their functions at the Annual General Meeting of Shareholders (AGM), to be held on 26 April 2001. The Board will propose to the AGM that Marcel Ospel, currently Group Chief Executive Officer, be elected to the Board, and has decided to then appoint Marcel Ospel as its Chairman. In order to reflect UBS's global reach at board level, the AGM will also be asked to elect three new non-Swiss Directors:
Sir Peter Davis (born 1941), CEO of Sainsbury plc, London; Johannes Antonie de Gier (1944), former Chairman and CEO of Warburg Dillon Read (now UBS Warburg), London; Lawrence Allen Weinbach (1940), Chairman and CEO of Unisys Corporation, New York.
  The Board is organized as follows:
  The Chairman operates a Chairman's Office, including the Vice-Chairmen, which meets regularly with the President and his appointees from the GEB to address fundamental issues for the Group, such as overall strategy, mid-term financial and business planning, mid-term succession plans, global compensation principles, and the risk profile of the Group. The Chairman's Office assumes special authority in the credit approval process. It also acts as the Audit Supervisory Board, with responsibility for the supervision of Group Internal Audit, and as the Nomination Committee.
  Following the 2001 AGM, a separate Compensation Committee will be appointed, mainly from among the non-executive directors. It will have responsibility for setting the global compensation policy of the organization and for determining the individual compensation and bonus for the members of the Chairman's Office, GEB and GMB.
  The Board appoints an Audit Committee from among its non-executive members. The Audit Committee meets at least three times a year to oversee the performance of the external Group and Statutory Auditors. It also monitors interaction between Group Internal Audit and the external auditors. All three members - Peter Bockli as Chairman, Rolf Meyer and Andreas Reinhart - are fully independent from UBS. They are financially literate and familiar with the accounting practices of international financial services groups. The Audit Committee does not itself perform audits, but supervises the auditing work done by internal and external auditors. Its primary responsibility is thereby to review the organization and efficiency of internal control

                                                            CORPORATE GOVERNANCE
                                                          CORPORATE ORGANIZATION

procedures and the financial reporting process.
  Following the 2001 AGM, the Board will appoint a Corporate Responsibility Committee, composed of Board, GEB and GMB members. The Committee will be responsible for corporate social responsibility issues, for supervision of the Group's adherence to relevant international standards, and for appropriate associated reporting.

THE GROUP EXECUTIVE BOARD
From 1 January 2001, the Group Executive Board (GEB) consisted of eight members (see list on page 83). Joseph J. Grano joined the GEB on 1 January 2001, following UBS's merger with PaineWebber. Marcel Ospel, Chief Executive Officer, will step down from his function after the 2001 AGM when he is to be proposed for election to the Board. Luqman Arnold, currently Chief Financial Officer, will assume the role of President of the GEB.
  The GEB appoints the following major committees:
  The Group Governance Committee is responsible for the co-ordination of the Group's interface with central banks and regulators, and for minimizing the Group's reputation risks.
  The Group Finance Committee is responsible for co-ordinating the Group's accounting, risk management and control, treasury and financial communication processes, aiming for the long-term maximization of shareholder value. The Group Finance Committee includes the chairmen of the associated functional committees:
Group Risk Committee, Group Controlling Committee, and Group Treasury Committee.
  The Group Communications and Marketing Committee ensures that communication to all stakeholders, internally and externally, is transparent, accurate, concise, timely and consistent.
  The Group Human Resources Committee has responsibility for the definition of human resources policies and standards which contribute to the identification, recruitment, development and retention of high-caliber staff.
  The Group IT Committee ensures Groupwide coordination of policies and standards in the information technology area.

THE GROUP MANAGING BOARD
As of 1 March 2001 the Group Managing Board (GMB) had 30 members all of whom hold high-level functions in the business groups, or the Corporate Center (see list on page 85).
  The GMB, is regularly informed of important decisions, and meets physically at least once a year to discuss fundamental Group issues.

AUDIT

GROUP INTERNAL AUDIT
To guarantee full independence, the head of Group Internal Audit - Walter Sturzinger until 31 December 2000, Markus Ronner from 1 January 2001 - reports directly to the Chairman of the Board.
  With 240 professionals worldwide, Group Internal Audit provides an independent review of the effectiveness of the system of internal controls and compliance with key rules and regulations. All key issues raised by Group Internal Audit are communicated to the management responsible, to the President and to the Chairman's Office via formal Audit Reports. The Audit Supervisory Board and the Audit Committee of the Board are regularly informed of important findings.
  Extensive coordination and close cooperation with the external auditors enhances the efficiency of Group Internal Audit's work.

EXTERNAL AUDITORS
Ernst & Young Ltd., Basel, have been assigned the mandate of global auditors for the UBS Group. They assume all auditing functions according to laws, regulatory requests, and the UBS Articles of Association (see also paragraph on Relations with Regulators). Ernst & Young Ltd. meets all independence requirements established by the Securities and Exchange Commission (SEC). As part of its audit process, Ernst & Young Ltd. informs the Audit Committee of the measures it takes to ensure its and its employees' independence from UBS, and outlines the nonaudit services which it delivers to UBS.
  At the Extraordinary General Meeting on 7 September 2000, UBS shareholders appointed Deloitte & Touche Experta AG, Basel, as Special auditors according to
Article 31 paragraph 3 of the UBS Articles of Associa-

CORPORATE GOVERNANCE
CORPORATE ORGANIZATION

tion. The Special auditors provided an audit opinion in respect of the details of the capital increase required for the PaineWebber transaction, independently from the normal auditors.

SENIOR MANAGEMENT COMPENSATION PRINCIPLES

OVERALL PHILOSOPHY
UBS operates in extremely competitive labor markets around the world. Accordingly, it seeks to attract, retain, motivate and develop highly qualified employees at all levels. In particular, it is critical to achieve this for positions where performance is most important to the UBS's overall success. UBS is prepared to provide superior compensation opportunities in return for superior performance, and has developed the measurement systems and decision processes necessary to ensure that pay is tied directly to performance.
  Individual performance is measured on the basis of business area, Business Group, or Groupwide results, as appropriate to a particular executive's responsibilities. In assessing performance, the Group considers both quantitative and qualitative factors. It also makes a balanced assessment of both current results and key performance indicators - longer-term value drivers crucial to the Group's ability to deliver future performance and growth. This assessment is closely linked to the value-based management process which UBS is now implementing.
  In conducting its assessments of executive performance, UBS reviews changes to its overall performance and the performance of its business units over time, against specifically established performance targets, and against the performance of our competitors, to the extent that such data are available.

COMPONENTS OF COMPENSATION
Compensation of senior executives consists of base salary and discretionary (performance-based) bonus, a significant portion of which is paid in the form of forfeitable restricted stock and employee stock option grants. Annual examination of competitors' pay practices is conducted to ensure that UBS's compensation policies and practices continue to support the objectives of attracting outstanding new executives, and motivating and retaining valuable employees.
  Bonuses are discretionary, and generally represent a substantial portion of total compensation for UBS's senior management.

SHARE OWNERSHIP COMMITMENT
It is UBS's long-standing policy to strongly encourage significant levels of stock ownership among its senior management, aligning the interests of management closely with those of our shareholders. Share ownership is encouraged in the following ways:
- A significant portion of each senior executive's annual performance-based compensation is delivered in the form of UBS shares or employee stock options, on a mandatory basis.
- Additional incentives are provided for senior managers who voluntarily elect to take an even greater portion of their annual performance-based compensation in the form of shares or employee stock options.
- Below the senior executive level, significant numbers of employees are required to take a significant portion of their annual performance-based compensation in the form of shares, employee stock options, or other UBS equity-linked vehicles. Additionally, they are provided with opportunities to own stock through various programs.

                                                            CORPORATE GOVERNANCE
                                                   DIRECTORS AND OFFICERS OF UBS

DIRECTORS AND
OFFICERS OF UBS

THE BOARD OF DIRECTORS

Each member of the Board is elected at the Annual General Meeting of Shareholders for a four-year term. The initial term of office for each Director is, however, fixed in such a way as to ensure that about a quarter of all the members have to be newly elected or reelected every year.
  The table below shows information about the Board of Directors as at 31 December 2000.

                                                                                              Expiration of
                                                                            Year of initial    current term
Name and business address          Position held                                appointment       of office
-----------------------------------------------------------------------------------------------------------
ALEX KRAUER                        CHAIRMAN                                            1998         2002(1)
UBS AG                             MEMBER OF THE AUDIT SUPERVISORY BOARD
Bahnhofstrasse 45
CH-8098 Zurich
-----------------------------------------------------------------------------------------------------------
ALBERTO TOGNI                      VICE CHAIRMAN                                       1998            2001
UBS AG                             CHAIRMAN OF THE AUDIT SUPERVISORY BOARD
Bahnhofstrasse 45
CH-8098 Zurich
-----------------------------------------------------------------------------------------------------------
MARKUS KUNDIG                      VICE CHAIRMAN                                       1998            2002
Bundesplatz 10                     MEMBER OF THE AUDIT SUPERVISORY BOARD
CH-6304 Zug
-----------------------------------------------------------------------------------------------------------
PETER BOCKLI                       CHAIRMAN OF THE AUDIT COMMITTEE                     1998            2003
Bockli Bodmer & Partners
St. Jakobs-Strasse 41
P.O. Box 2348
CH-4002 Basel
-----------------------------------------------------------------------------------------------------------
ROLF A. MEYER                      MEMBER OF THE AUDIT COMMITTEE                       1998            2003
Heiniweidstrasse 18
CH-8806 Bach
-----------------------------------------------------------------------------------------------------------
HANS PETER MING                    BOARD MEMBER                                        1998            2004
Sika Finanz AG
Wiesenstrasse 7
CH-8008 Zurich
-----------------------------------------------------------------------------------------------------------
ANDREAS REINHART                   MEMBER OF THE AUDIT COMMITTEE                       1998         2004(1)
Volkart Brothers Holding Ltd.
P.O. Box 343
CH-8401 Winterthur
-----------------------------------------------------------------------------------------------------------
ERIC HONEGGER                      BOARD MEMBER                                        1999            2003
SAirGroup
CH-8058 Zurich-Airport
-----------------------------------------------------------------------------------------------------------

 (1) Alex Krauer and Andreas Reinhart will step down from their functions at the Annual General Meeting in April 2001.

CORPORATE GOVERNANCE
DIRECTORS AND OFFICERS OF UBS

  Alex Krauer, Chairman of the Board of Directors since 1998, joined the Board of Directors of Swiss Bank Corporation in 1988. In 1994, he became First Vice Chairman of Swiss Bank Corporation, and following the merger between Swiss Bank Corporation and Union Bank of Switzerland was named Vice Chairman of UBS AG in 1998. Mr. Krauer previously held various management functions in Ciba Ltd. and subsequently Ciba-Geigy Ltd. He was Chairman and CEO of Ciba-Geigy Ltd. from 1987 to 1996, and after the merger between Ciba-Geigy Ltd. and Sandoz Ltd. Chairman of Novartis Inc. from 1996 to 1999. He also served as a member of the Boards of Directors of Baloise Holding from 1980 to 1999 and of Chiron Corporation from 1995 to 1999. Mr. Krauer was born on 3 June 1931.
  Alberto Togni, Vice Chairman of the Board of Directors, has been with UBS and SBC since 1959. From 1994 to 1997 he was Chief Risk Officer and a member of the Group Executive Committee of Swiss Bank Corporation. He previously held various functions in the Commercial division, becoming its head in 1993. In 1987 he was named General Manager and member of the Executive Board. Prior to that, he assumed different management roles in Zurich, New York, Tokyo and as representative for the Middle East in Beirut. Mr. Togni serves as a director of Unilever (Schweiz) AG, Zurich; Thomson Multimedia Ltd., Zurich; and Swiss National Bank, Zurich. Mr. Togni was born on 30 October 1938.
  Markus Kundig, Vice Chairman of the Board of Directors, is also the Chairman of the Board of Directors of LZ Medien Holding AG and the Vice Chairman of the Board of Directors of Clariant. He is a member of the Boards of Directors of Metro International AG, Merck AG and Pelikan Holding AG. Until 1999, Mr. Kundig was the proprietor of Kundig Printers Ltd. Mr. Kundig was born on 12 October 1931.
  Peter Bockli, Chairman of the Audit Committee, is a partner in the law office of Bockli Bodmer & Partners and a part-time professor of tax and business law at the University of Basel. He is a member of the Boards of Directors of Nestle S.A., and Firmenich. In addition, he is the Vice Chairman of the Board of Directors of Manufacture des Montres Rolex S.A. Mr. Bockli was born on 7 May 1936.
  Rolf A. Meyer, a member of the Audit Committee, was until recently Chairman and CEO of Ciba Specialty Chemicals. He is now a consultant and is also a member of the Board of Siber Hegner AG. Mr. Meyer was born on 31 October 1943.
  Hans Peter Ming, a member of the Board, is the Chairman of the Board of Directors of Sika Finanz AG. He is also a member of the Board of Directors of Swiss Steel and sits on the Board of the Swiss Society of Chemical Industries. Mr. Ming was born on 12 October 1938.
  Andreas Reinhart, a member of the Audit Committee, is proprietor and Chairman of Volkart Group and a member of the Board of Directors of Volkart Foundation and Volkart Vision. He is Chairman of SAM Sustainability Group and of Non-Violence Project AG. He is a member of the Board of Directors of Scalo Publishers. Mr. Reinhart was born on 24 December 1944.
  Eric Honegger, a member of the Board, is the Chairman of the Board of Directors of SAirGroup. He is also the Chairman of the Board of Directors of Neue Zurcher Zeitung. Before joining SAirGroup Mr. Honegger was a member of the Zurich Government. Mr. Honegger was born on 29 April 1946.

                                                            CORPORATE GOVERNANCE
                                                   DIRECTORS AND OFFICERS OF UBS

THE GROUP EXECUTIVE BOARD

The table below shows the membership of the Group Executive Board at 1 January 2001, following the appointment to the board of Joseph J. Grano.

                                                                                          Year of initial
Name                          Position held                                                   appointment
---------------------------------------------------------------------------------------------------------
MARCEL OSPEL                  PRESIDENT AND GROUP CHIEF EXECUTIVE OFFICER                            1998
---------------------------------------------------------------------------------------------------------
LUQMAN ARNOLD                 CHIEF FINANCIAL OFFICER                                                1999
---------------------------------------------------------------------------------------------------------
GEORGES GAGNEBIN              CHIEF EXECUTIVE OFFICER, UBS PRIVATE BANKING                           2000
---------------------------------------------------------------------------------------------------------
JOSEPH J. GRANO JR.           PRESIDENT AND CEO, UBS PAINEWEBBER                                     2001
---------------------------------------------------------------------------------------------------------
MARKUS GRANZIOL               CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UBS WARBURG                      1999
---------------------------------------------------------------------------------------------------------
STEPHAN HAERINGER             CHIEF EXECUTIVE OFFICER, UBS SWITZERLANDS                              1998
---------------------------------------------------------------------------------------------------------
PIERRE DE WECK                CHIEF EXECUTIVE OFFICER, UBS CAPITAL                                   1998
---------------------------------------------------------------------------------------------------------
PETER A. WUFFLI               CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UBS ASSET MANAGEMENT             1998
---------------------------------------------------------------------------------------------------------

 The business address of all members of the Group Executive Board is UBS AG, Bahnhofstrasse 45, Zurich, Switzerland.

Marcel Ospel, Group Chief Executive Officer, was the President and Group Chief Executive Officer of Swiss Bank Corporation (SBC), from 1996 to 1998. He was made CEO of SBC Warburg in 1995, having been a member of the Executive Board of SBC since 1990. From 1987 to 1990, he was in charge of Securities Trading and Sales at SBC. From 1984 to 1987 Mr. Ospel was Managing Director with Merrill Lynch Capital Markets; and from 1980 to 1984, he worked at SBC London and New York in the Capital Markets division. He began his career at Swiss Bank Corporation in the Central Planning and Marketing Division in 1977. Mr. Ospel was born on 8 February 1950.
  Luqman Arnold previously served as Chief Operating Officer of Warburg Dillon Read. Mr. Arnold joined SBC Warburg in 1996 as Chairman of the Asia/Pacific division and was later named Chief Executive Officer of the successor organization in Asia/Pacific. From 1993 to 1996 he was employed by Banque Paribas and was appointed to the Executive and Management Committees. Between 1983 and 1992 Mr. Arnold held various senior management positions at Credit Suisse First Boston. From 1973 to 1983 he worked at Manufacturers Hanover Corporation and at First National Bank in Dallas. Mr. Arnold was born on 16 April 1950.
  Georges Gagnebin is the CEO of the Private Banking unit of UBS Switzerland. Before holding this function, he was the Head of the International Clients Europe, Middle East & Africa business area in the Private Banking division. In 1994, he was named General Manager and Member of the SBC Group Executive Board, and in 1992, he became Deputy General Manager and a Member of the Executive Board. Between 1987 and 1992, he served as Head of Finance & Investment at SBC in Berne and Lausanne. In 1982, he was named Head of the Finance & Investment unit of SBC in Berne. Mr. Gagnebin began his career in 1969 at SBC in Berne. Mr. Gagnebin was born on 3 March 1946.
  Joseph J. Grano, Jr., President and CEO of UBS PaineWebber, joined the UBS AG Group Executive Board on 1 January 2001. In 1994, he was named President of PaineWebber Inc. He joined PaineWebber in 1988 as President of Retail Sales and Marketing. Before working for PaineWebber, Mr. Grano was with Merrill Lynch for 16 years holding various senior management positions including director of National Sales for Merrill Lynch Consumer Markets. Prior to joining Merrill Lynch in 1972, Mr. Grano served in the US Special Forces. Mr. Grano was born on 7 March 1948.
  Markus Granziol, Chairman and CEO of UBS Warburg, served from 1998 to 1999 as Global Head Equities and Fixed Income at Warburg Dillon Read and was a member of the Group Managing Board. From 1996 to

CORPORATE GOVERNANCE
DIRECTORS AND OFFICERS OF UBS

1998, he was General Manager and member of the SBC Group Executive Board. Between 1995 and 1996 he served with SBC Warburg as the Joint Global Head of Equities. In 1994, he became Global Head of Equities at SBC in Hong Kong. Mr. Granziol joined SBC in 1987 as Head of the Securities Department at SBC in Zurich. Prior to that, he was Chief of Staff at the Swiss National Bank, and was also lecturer in macroeconomics and financial theory at the University of Zurich. Mr. Granziol was born on 21 January 1952.
  Stephan Haeringer, CEO of UBS Switzerland and of its Private and Corporate Clients business unit, has held several positions with UBS during the last three decades. From 1996 to 1998, he was Chief Executive Officer Region Switzerland. From 1991 to 1996, he served as Division Head, Private Banking and Institutional Asset Management. In 1991, he was appointed member of the Group Executive Board, and in 1987 he became Executive Vice President and served as Head of the Financial division. During the years 1967 to 1988, Mr. Haeringer assumed various management roles within the areas of Investment Counseling, Specialized Investments, Portfolio Management, Securities Administration and Collateral Loans. Mr. Haeringer was born on 6 December 1946.
  Pierre de Weck, CEO of UBS Capital, has assumed several functions at UBS. Until 1999, he served as Chief Credit Officer and Head of Private Equity. From 1995 to 1998, he served as a member of the Group Executive Board and Division Head Corporate and Institutional Finance. In 1994, Mr. de Weck was named Executive Vice President and member of the Group Executive Board while heading the Corporate Finance, Primary Markets and Merchant Banking division. Between 1992 and 1994 he was Chief Executive Officer Europe and between 1991 and 1992 Chief Executive Officer North America. In 1987, Mr. de Weck became Branch Manager in New York. He joined UBS in 1985 as Head of Project Finance in Zurich. Between 1976 and 1985 he held various positions at Citicorp in Zurich and New York. Mr. de Weck was born on 15 July 1950.
  Peter A. Wuffli is the Chairman and CEO of UBS Asset Management. Most recently, he was Group Chief Financial Officer of UBS. From 1994 to 1998, he was the Chief Financial Officer at SBC and a member of SBC's Group Executive Committee. In 1984, he joined McKinsey & Co as management consultant and in 1990 became a partner of the McKinsey Switzerland senior management. Mr. Wuffli was born on 26 October 1957.

                                                            CORPORATE GOVERNANCE
                                                   DIRECTORS AND OFFICERS OF UBS

GROUP MANAGING BOARD

In addition to the members of the Group Executive Board, the following members belonged to the Group Managing Board as at 1 March 2001:

Colin Buchan                 Global Head Equities, UBS Warburg
-----------------------------------------------------------------------------------------
Crispian Collins             Vice Chairman, UBS Asset Management
-----------------------------------------------------------------------------------------
John Costas                  President and Chief Operating Officer, UBS Warburg
-----------------------------------------------------------------------------------------
Arthur Decurtins             Head Business Area Asia, UBS Private Banking
-----------------------------------------------------------------------------------------
Jeffrey J. Diermeier         Chief Investment Officer, UBS Asset Management
-----------------------------------------------------------------------------------------
Regina Dolan                 Chief Administrative Officer, UBS PaineWebber
-----------------------------------------------------------------------------------------
Thomas K. Escher             Head Business Area IT, UBS Switzerland
-----------------------------------------------------------------------------------------
John A. Fraser               Head Business Area Asia Pacific, UBS Asset Management
-----------------------------------------------------------------------------------------
Robert Gillespie             Joint Global Head, Corporate Finance, UBS Warburg
-----------------------------------------------------------------------------------------
Jurg Haller                  Head Business Area Risk Transformation and Capital
                             Management, UBS Switzerland
-----------------------------------------------------------------------------------------
Eugen Haltiner               Head Business Area Corporate Clients, UBS Switzerland
-----------------------------------------------------------------------------------------
Gabriel Herrera              Head Business Area Europe, Middle East and Africa, UBS Asset
                             Management
-----------------------------------------------------------------------------------------
Alan C. Hodson               Head of European Equities, UBS Warburg
-----------------------------------------------------------------------------------------
Benjamin F. Lenhardt, Jr.    Head Business Area Americas, UBS Asset Management
-----------------------------------------------------------------------------------------
Donald Marron                Chairman UBS Americas
-----------------------------------------------------------------------------------------
Urs. B. Rinderknecht         Group Mandates
-----------------------------------------------------------------------------------------
Alain Robert                 Head Business Area Individual Clients, UBS Switzerland
-----------------------------------------------------------------------------------------
Marcel Rohner                Chief Operating Officer, Deputy CEO, UBS Private Banking
-----------------------------------------------------------------------------------------
Gian Pietro Rossetti         Head Business Area Swiss Clients, UBS Private Banking
-----------------------------------------------------------------------------------------
Hugo Schaub                  Group Controller
-----------------------------------------------------------------------------------------
Jean Francis Sierro          Head Business Area Resources, UBS Switzerland
-----------------------------------------------------------------------------------------
Robert H. Silver             Head Operations and Systems, UBS PaineWebber
-----------------------------------------------------------------------------------------
J. Richard Sipes             Joint Head Business Area Europe, UBS Private Banking
-----------------------------------------------------------------------------------------
Clive Standish               CEO Asia Pacific, UBS Warburg
-----------------------------------------------------------------------------------------
Walter Sturzinger            Group Chief Risk Officer
-----------------------------------------------------------------------------------------
Marco Suter                  Group Chief Credit Officer
-----------------------------------------------------------------------------------------
Mark B. Sutton               Head US Private Clients, UBS PaineWebber
-----------------------------------------------------------------------------------------
Rory Tapner                  Joint Global Head, Corporate Finance, UBS Warburg
-----------------------------------------------------------------------------------------
Raoul Weil                   Joint Head Business Area Europe, UBS Private Banking
-----------------------------------------------------------------------------------------
Stephan Zimmermann           Head Business Area Operations, UBS Switzerland

AUDITORS

EXTERNAL AUDITORS
Ernst & Young, Ltd., Basel                Auditors for the Parent Bank and for the Group
                                          (term expires AGM 2001, proposed for reelection)
Deloitte&Touche Experta, Ltd., Basel      Special auditors (term expires AGM 2003)
------------------------------------------------------------------------------------------------------
INTERNAL AUDIT
Markus Ronner                             Head of Group Internal Audit

CORPORATE GOVERNANCE
RELATIONS WITH REGULATORS

RELATIONS WITH REGULATORS

THE GROUP GOVERNANCE COMMITTEE

The Group Governance Committee, chaired by the President of the GEB, ensures that adequate policies and procedures to minimize the Group's reputational risks exist and are enforced. The Committee co-ordinates the Group's public policy interface with governments, central banks and regulators. The permanent members of the committee are the Group Controller, Group Chief Risk Officer and Group Chief Credit Officer, the head of Group Internal Audit, the Group General Counsel and the Business Groups' heads of Corporate Governance and of Legal and Compliance.
  As a Swiss-registered company, UBS's main regulator is the Swiss Federal Banking Commission, but it is also regulated by key regulators worldwide. UBS aims to comply with all local and regional provisions and to work closely with the regulators in all jurisdictions where it has offices, branches and subsidiaries.

REGULATION AND SUPERVISION

UBS's operations throughout the world are regulated and supervised by the relevant central banks and regulatory authorities in each of the jurisdictions in which it has offices, branches and subsidiaries. These authorities impose reserve and reporting requirements and controls on banks, including those relating to capital adequacy, depositor protection and prudential supervision. In addition, a number of countries where UBS operates impose additional limitations on or affecting foreign-owned or controlled banks and financial institutions, including
- restrictions on the opening of local offices, branches or subsidiaries and the types of banking and non-banking activities that may be conducted by those local offices, branches or subsidiaries;
- restrictions on the acquisition or level of ownership of local banks; and
- restrictions on investment and other financial flows entering or leaving the country.
Changes in the supervisory and regulatory regimes of the countries where UBS operates will determine, to some degree, its ability to expand into new markets, the services and products that it will be able to offer in those markets and how it structures specific operations.
  The following sections describe the regulation and supervision of UBS's business in Switzerland, and, to extend discussion of our regulatory relationships, we also discuss regulation of our business in the United States and the United Kingdom, where a total of 49% of our staff are employed.

REGULATION AND SUPERVISION IN SWITZERLAND

UBS is regulated in Switzerland under a system established by the Swiss Federal Law relating to Banks and Savings Banks of 8 November 1934, as amended, and the related Implementing Ordinance of 17 May 1972, as amended, known as the Federal Banking Law (FBL). Under the FBL, banks in Switzerland are permitted to engage in a full range of financial services activities, including commercial banking, investment banking and funds management. Banking groups may also engage in insurance activities, but these must be undertaken through a separate subsidiary.
  The FBL establishes a framework for supervision by the Federal Banking Commission (FBC). The FBC implements this framework through the issuance of Ordinances or Circular Letters to the banks that it supervises. In addition, the regulatory framework in Switzerland relies on self-regulation through the Swiss Bankers Association (SBA). The SBA issues guidelines to banks on conduct of business issues, such as
- The Due Diligence Convention, which established know your customer standards to protect against money laundering;
- Risk Management Guidelines for Trading and for the Use of Derivatives, which set out standards based on the recommendations on this subject from the Group of Thirty, The Basel Committee on Banking Supervision and The International Organization of Securities Commissions;
- Portfolio Management Guidelines, which set standards for banks when managing customer funds and administering assets on their behalf;
- Guidelines for the Management of Country Risk; and
- Guidelines on the Treatment of Dormant Accounts, Custody Accounts and Safe Deposit Boxes held in Swiss Banks.
In its capacity as a securities broker, UBS is governed by the Swiss Federal Law on Stock Exchanges and Trading in Securities of
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

                                                            CORPORATE GOVERNANCE
                                                       RELATIONS WITH REGULATORS

24 March 1995, as amended, which appoints the FBC as prime regulator for these activities. Certain aspects of securities broking, such as the organization of trading, are subject to self-regulation through the SWX Swiss Exchange and the SBA, but under the overall supervision of the FBC.

MANDATORY ANNUAL AUDITS
The approach to supervising banks in Switzerland places a particular emphasis on the role of the external auditor. UBS's auditors, who must be approved by the FBC to perform this role, are required to submit an annual report to the FBC that assesses UBS's financial situation and its compliance with the regulations and self-regulatory guidelines that are applicable to its business. If the audit reveals violations or other irregularities, the independent auditors must (1) inform the FBC if a correction is not carried out within a designated time limit or (2) inform the FBC immediately in the case of serious violations or irregularities. The FBC may issue directives as necessary to require a bank to address any issues identified by the auditors and may also appoint an expert to act as an observer of a bank if the claims of the bank's creditors appear to be seriously jeopardized.

SUPERVISION BY THE FBC
In July 1999, the FBC established a dedicated unit called the Large Banking Groups Department which focuses solely on the supervision of UBS AG and the Credit Suisse Group. The group, which consists of experts covering all the main business activities in which UBS operates, supervises UBS directly through regular meetings with management and on-site visits. The group also co-ordinates the activities of the FBC with those of UBS's main overseas supervisors and the external auditors.
  The FBC also monitors UBS's compliance with capital and liquidity requirements. These are described in detail in the Asset and Liability Management section, on pages 70 to 71 and 73 to 74.

DISCLOSURES TO THE SWISS NATIONAL BANK
Although the primary responsibility for supervision of banks under the FBL lies with the FBC, UBS also submits an annual statement of condition and detailed monthly interim balance sheets to the Swiss National Bank, which it uses to monitor compliance with liquidity rules. The Swiss National Bank may require further disclosures from UBS concerning its financial condition and other information relevant to its regulatory oversight.

REGULATION AND SUPERVISION IN THE UNITED STATES

BANKING REGULATION
UBS's operations in the United States are subject to a variety of regulatory regimes. UBS maintains branches in California, Connecticut, Illinois and New York and agencies in Florida and Texas. UBS refers to these as its US "banking offices". UBS's California branches are located in Los Angeles and San Francisco and are licensed by the Office of the Comptroller of the Currency. Each of UBS's other US banking offices is licensed by the state banking authority of the state in which it is located. Each US banking office is subject to regulation and examination by its licensing authority. In addition, the Board of Governors of the Federal Reserve System exercises examination and regulatory authority over UBS's statelicensed US banking offices. None of UBS's US banking offices are insured by the Federal Deposit Insurance Corporation. The regulation of UBS's US banking offices imposes restrictions on the activities of those offices, as well as prudential restrictions, such as limits on extensions of credit to a single borrower, including UBS subsidiaries.
  The licensing authority of each US banking office has the authority to take possession of the business and property of the office it licenses in certain circumstances. Such circumstances generally include violations of law, unsafe business practices and insolvency. So long as UBS maintains one or more federal branches, such as its California branches, state insolvency regimes that would otherwise be applicable to its state licensed offices may be preempted by US federal law. As a result, if the Office of the Comptroller of the Currency exercised its authority over UBS's US banking offices pursuant to federal law in the event of a UBS insolvency, all of UBS's US assets would be applied first to satisfy creditors of its US banking offices as a group, and then made available for application pursuant to any Swiss insolvency proceeding.

CORPORATE GOVERNANCE
RELATIONS WITH REGULATORS

  In addition to the direct regulation of its US banking offices, operating its US banking offices subjects UBS to regulation by the Board of Governors of the Federal Reserve System under various laws, including the International Banking Act of 1978, as amended, and the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act imposes significant restrictions on UBS's US non-banking operations and on its worldwide holdings of equity in companies operating in the United States. Historically, UBS's US non-banking activities were principally limited to activities that the Board of Governors of the Federal Reserve System found to be so "closely related to banking as to be a proper incident thereto". Moreover, prior approval by the Board of Governors of the Federal Reserve System has been required to engage in new activities and to make acquisitions in the United States.
  The Gramm-Leach-Bliley Financial Modernization Act of 1999 was enacted last year, liberalizing the restrictions on the non-banking activities of banking organizations, including non-US banks operating US banking offices. Among other things, the Gramm-Leach-Bliley Act
- allows bank holding companies meeting management and capital standards to engage in a substantially broader range of non-banking activities than previously was permissible, including insurance underwriting and making merchant banking investments;
- allows insurers and other financial services companies to acquire banks;
- removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies; and
- revises the overall regulatory structure applicable to bank holding companies, including those that also engage in insurance and securities operations.
These provisions of the Gramm-Leach-Bliley Act became effective on 11 March 2000. On 10 April 2000, UBS AG was designated a "financial holding company" under the Gramm-Leach-Bliley Act, which generally permits it to exercise the new powers granted by that act.
  The Gramm-Leach-Bliley Act also modifies other current financial laws, including laws related to the conduct of securities activities by US banks and US banking offices. As a result, UBS will relocate certain activities now conducted by its US banking offices to a UBS subsidiary or elsewhere.

OTHER US REGULATION
In the United States, UBS's US registered broker-dealer entities, including Paine Webber, Incorporated, are subject to regulations that cover all aspects of the securities business, including
- sales methods,
- trade practices among broker-dealers,
- use and safekeeping of customers' funds and securities,
- capital structure,
- record-keeping,
- the financing of customers' purchases, and
- the conduct of directors, officers and employees.
These entities are regulated by a number of different government agencies and self-regulatory organizations, including the Securities and Exchange Commission and the National Association of Securities Dealers. Depending upon the specific nature of a broker-dealer's business, it may also be regulated by some or all of the New York Stock Exchange, the Municipal Securities Rulemaking Board, the US Department of the Treasury, the Commodities Futures Trading Commission, and other exchanges of which it may be a member. These regulators have available a variety of sanctions, including the authority to conduct administrative proceedings that can result in censure, fines, the issuance of cease-and-desist orders of the suspension or expulsion of the broker-dealer or its directors, officers or employees.
  UBS subsidiaries in the United States, including the former PaineWebber businesses, are also subject to regulation by applicable federal and state regulators of their activities in the investment advisory, trust company, mortgage lending and insurance businesses.

REGULATION AND SUPERVISION IN THE UNITED KINGDOM

UBS operates in the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at establishing the Financial Services Authority (FSA), as the

 88
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                                                            CORPORATE GOVERNANCE
                                                       RELATIONS WITH REGULATORS

United Kingdom's unified regulator. The Bank of England's responsibilities for regulation of banking activities were transferred to the FSA by the Bank of England Act 1998.
  During 2000, UBS was regulated by the FSA in respect of its banking activities, the Securities and Futures Authority in respect of its investment banking, individual asset management, brokerage and principal trading activities, and by the Investment Management Regulatory Organization in respect of its institutional asset management and fund management activities.
  Full implementation of the Financial Services and Markets Act 2000, the legislation establishing the complete role of the FSA, is currently anticipated in the second half of 2001. When it is fully implemented the responsibilities of the Securities and Futures Authority and Investment Management Regulatory Organization will be taken over by the FSA.
  Some of UBS's subsidiaries and affiliates are also regulated by the London Stock Exchange and other United Kingdom securities and commodities exchanges of which UBS is a member.
  The investment services that are subject to oversight by United Kingdom regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under applicable US law.
  A number of UBS's United Kingdom incorporated subsidiaries have the benefit of the "passport" conferred by European Directives, enabling them to establish branches in, and provide services cross-border into, other European Union countries without the need to comply with local (or "host state") licensing requirements, although host state customer protection requirements will often apply.

BASEL COMMITTEE ON BANKING SUPERVISION

UBS supports the current initiative of the Basel Committee on Banking Supervision to reform the Capital Accord introduced in 1988, and is an active participant in industry dialogue with the Committee and with international regulators on this reform. It is critically important that the revision of the Capital Accord achieves a more flexible and risk-sensitive assessment of capital requirements, without undue complexity, and particularly that banks are not disadvantaged relative to securities firms that are not subject to the same capital requirements.

RELATIONS WITH SHAREHOLDERS

UBS has almost 250,000 registered shareholders, ranging from sophisticated investment institutions to individual investors. All registered shareholders receive an illustrated Annual Review providing an overview of the Group during the year, and a short letter each quarter outlining new initiatives and UBS's financial performance during the quarter. More detailed financial reports are produced each quarter and each year, and can be received on request. All registered shareholders are informed by mail about extraordinary general meetings, or other special events.

SHAREHOLDER RIGHTS
Shareholders, as the owners of the company, have specific rights under Swiss law. UBS is committed to make it as easy as possible for shareholders to take part in its decision-making processes. There are no restrictions with regard to share ownership and voting rights, except for nominees and trustees, whose voting rights are limited to a maximum of 5% of the outstanding shares. This limitation exists in order to avoid the risk of unknown shareholders with extensive holdings being entered in the share register. An exception from the strict 5% rule exists for securities clearing organizations such as the Depository Trust Company (DTC) in New York and SegaInterSettle (SIS) in Switzerland, which both fulfil a special fiduciary function for UBS shareholders.
  UBS Annual General Meetings (AGMs) are open for participation to all shareholders. Per-

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

CORPORATE GOVERNANCE
RELATIONS WITH REGULATORS

sonal invitations are sent to every registered shareholder at least 20 days ahead of the meeting. Shareholders may, if they do not wish to attend in person, issue instructions to accept, reject or abstain on each individual item on the agen da. They may also appoint UBS, another bank or the Independent Proxy to vote on their behalf AGMs offer the opportunity to shareholders to raise any questions regarding the development of the company and the events of the year under review. The members of the Board and Group Executive Board as well as the internal and external auditors are present to answer these questions. Decisions are normally taken by the majority of votes cast and in some cases, defined by law or UBS Articles of Association, a two-third majority of the votes represented at the AGM is required.
  Shareholders representing shares with an aggregate par value of one million Swiss francs may submit proposals for matters to be placed on the agenda for consideration by the AGM, provided that their proposals are submitted in writing within the deadline published by the company. Shareholders representing at least ten percent of the share capital, may ask that an Extraordinary General Meeting be convened to deal with a specific issue put forward by these shareholders.

UBS GROUP LEGAL ENTITY STRUCTURE

The legal entity group structure of UBS is designed to support the Group's businesses within an efficient legal, tax, regulatory and funding framework. Neither the Business Groups of UBS (UBS Warburg, UBS Switzerland and UBS Asset Management) nor the Corporate Center operate through their own individual legal entities but rather they generally operate out of the parent bank, UBS AG, through its Swiss and foreign branches.
  The goal of the focus on the parent bank structure is to capitalize on the synergies offered by the use of a single legal platform, enable the flexible use of capital in an efficient manner and to provide a structure where the activities of the Business Groups may be carried on without the need to set up separate subsidiaries beforehand.
  Where it is either not possible or not efficient to operate out of the parent bank, usually due to local legal, tax or regulatory rules or due to additional legal entities joining the UBS Group via acquisition, then the businesses operate through local subsidiary companies. The significant operating subsidiary companies in the Group are listed in note 38 to the financial statements, in UBS's Financial Report 2000.

                                                            CORPORATE GOVERNANCE
                                                 FINANCIAL DISCLOSURE PRINCIPLES

UBS's financial disclosure policies aim to achieve a fair market value for the UBS share by communicating transparently, openly and consistently with investors and the financial markets at all times.

FINANCIAL DISCLOSURE
PRINCIPLES

UBS believes that the market accords a "transparency premium" to the share prices of companies who provide clear, consistent and informative disclosure about their business. UBS aims to communicate its strategy and results in such a way that investors can gain a full and accurate understanding of how the company works, what its growth prospects are and what risks there are that this growth will not be realized.
  To continue to achieve these goals, UBS applies the following principles:
- Transparency: disclosure aims to enhance the understandability of the economic drivers and detailed results of the business building trust and credibility;
- Consistency: disclosure should be consistent and comparable within each reporting period and between reporting periods;
- Simplicity: disclosure of information is made in as simple a manner as possible to facilitate the required level of understanding of business performance;
- Relevance: information is disclosed only when relevant to UBS's stakeholders, or required by regulation or statute;
- Best practice: disclosure is in line with and, if possible, leads industry norms.
UBS reports its results quarterly, including a breakdown of results by business unit and extensive disclosures relating to credit and market risk. The quantity of disclosure and the quality of analysis and comment provided put UBS's reporting among the leaders in the banking sector, worldwide.
  UBS also aims to take a prominent role in developing industry standards for disclosure. The Group is actively represented in committees and similar bodies helping to develop new accounting standards and risk disclosure standards.
  UBS recently took the lead in proposing a new standard for measuring and reporting client assets. This has been well received by investors, analysts and peers and UBS is optimistic that the International Accounting Standards Committee will include such a standard in its revised publication of IAS 30 relating to bank-specific disclosure.

PERFORMANCE MEASURES AND TARGETS

GROUP TARGETS
UBS focuses on four key performance targets, designed to ensure that it delivers continually improving returns to its shareholders. UBS's performance against these targets is reported each quarter:
- UBS seeks to increase the value of the Group by achieving a sustainable, after-tax return on equity of 15-20%, across periods of varying market conditions.
- UBS aims to increase shareholder value through double-digit average annual earnings per share (EPS) growth, across periods of varying market conditions.
- Through cost reduction and earnings enhancement initiatives UBS aims to reduce the Group's cost/income ratio, to a level that compares positively with best-in-class competitors.
- UBS aims to achieve a clear growth trend in net new money in its private client businesses.

  The first three targets are all reported pregoodwill amortization, and adjusted for significant financial events (see page 92).

BUSINESS UNIT KEY PERFORMANCE INDICATORS
UBS reports carefully chosen key performance indicators for each of its business units. These do not carry explicit targets, but are indicators of the business units' success in creating value for shareholders. They include financial metrics, such as the cost/income ratio and non-financial metrics such as client assets.
  The key performance indicators are used for internal performance measurement as well as external reporting. This ensures that management have a clear responsibility to lead their businesses towards achieving success in the externally reported value drivers and reduce the risk of managing to purely internal performance measures.

FINANCIAL REPORTING POLICIES

ACCOUNTING PRINCIPLES
UBS Group prepares its accounts according to International Accounting Standards, and provides additional information to reconcile its accounts to U.S. GAAP. A detailed explana-

CORPORATE GOVERNANCE
FINANCIAL DISCLOSURE PRINCIPLES

tion of the basis of UBS's accounting is given in Note 1 to the Financial Statements, which are published in the Financial Report 2000.

SIGNIFICANT FINANCIAL EVENTS
UBS's financial targets and the analysis of financial results which is provided in quarterly and annual reports, concentrate on figures which have been adjusted by the exclusion of what UBS calls Significant Financial Events. This facilitates meaningful comparisons between different reporting periods, illustrating the underlying operational performance of the business, insulated from the impact of one-off gains or losses outside the normal course of business.
  Treatment of an item as a significant financial event is at the discretion of the Group Executive Board, but in general the item should be:
- Non-recurring
- Event specific
- Material at Group level
- UBS-specific, not industry-wide
and should not be a consequence of the normal run of business.
  Examples of items that are treated as significant financial events include the gain or loss on the sale of a significant subsidiary or associate, such as the divestment in 1999 of UBS's stake in Swiss Life/Rentenanstalt, or the restructuring costs associated with a major integration, such as the merger with PaineWebber.
  Significant financial events are not a recognized accounting concept under International Accounting Standards, and are therefore not separately reflected in our financial statements. The use of numbers which have been adjusted for significant financial events is restricted to the business group and business unit reporting and to the analysis of the Group results and the accompanying illustrative tables. All adjusted figures are clearly identified as such, and the pre-tax amount of each individual significant financial event is disclosed in the quarter in which it is recorded, and in the annual report for that year, as is the net tax benefit or loss associated with the significant financial events recorded in each period.

RESTATEMENT OF RESULTS
As required under IAS, UBS is committed to maintaining the transparency of its reported results and to ensuring that analysts and investors can make meaningful comparisons with previous periods. If there is a major reorganization of its business units or if changes to accounting standards or interpretations lead to a material change in the Group's reported results, UBS restates results for previous periods to show how they would have been reported according to the new basis, and provides clear explanations of all changes.

DISCLOSURE CHANNELS

UBS meets with its institutional investors regularly throughout the year, holding results presentations, specialist investor seminars, roadshows and one-on-one or group meetings across the world. Where possible, these events involve UBS senior management in addition to the UBS Investor Relations team. UBS is also developing the use of technology to further broaden access to its presentations through webcasting, audio links and cross-location video-conferencing for external audiences.
  UBS fully subscribes to the principle of equal treatment of all shareholders. To ensure fair access to information, all UBS publications are made available to shareholders at the same time and key documents are generally available in both English and German. Shareholder letters and media releases are also translated into French and Italian. Letters to shareholders and material information related to corporate events are posted direct to all shareholders, while other information is distributed via press release and posted to UBS's website, at www.ubs.com/investorrelations.

US REGULATORY DISCLOSURE REQUIREMENTS
As a Swiss company listed on the New York Stock Exchange, UBS complies with disclosure requirements of the Securities and Exchange Commission (SEC) and the NYSE for foreign issuers with registered securities listed on the NYSE. These include the requirement to make certain filings with the SEC. As a foreign issuer, some of the SEC's regulations and requirements which apply to domestic issuers are not applicable to UBS. Instead, UBS files its regular quarterly reports with the SEC under cover of Form 6-K, and files an annual report on Form 20-F. These reports, as well as materials sent to shareholders in connection with annual and special meetings, are all available on our website, at www.ubs.com/investor-relations.

                             UBS Share Information

UBS SHARE INFORMATION
THE GLOBAL REGISTERED SHARE

THE GLOBAL REGISTERED SHARE

UBS ordinary shares are registered shares with a par value of CHF 10 per share, fully paid up and non-assessable. As outlined in the Capital Management section on page 74, UBS plans to reduce the par value of its shares through a distribution and share split, which are expected to take place on 16 July 2001. If these plans are implemented the par value of the share will be reduced to CHF 2.80.
  UBS is the first Swiss company pioneering the use of Global Registered Shares
(GRS), which allows for cross-market portability at minimal cost to investors. The concept behind American Depository Receipts (ADRs), the most popular alternative to the GRS for accessing the US market, is the creation of tailor-made securities for individual unlinked markets, following local regulations. UBS believes that, with the globalization of financial markets, this concept is becoming less valid, and that securities will increasingly be traded in multiple markets. UBS also believes that a global fungible security can best track the changing patterns of liquidity across the world.
  A Global Registered Share is a security that provides direct and equal ownership for all shareholders. It can be traded and transferred across applicable borders without the need for conversion, with identical shares traded on different stock exchanges in different currencies. For example, the same share purchased on the New York Stock Exchange (NYSE) can be sold on the SWX Swiss Exchange or vice versa. The UBS GRS is listed on the New York, Zurich and Tokyo Stock Exchanges.
  The UBS ADR program was terminated at the time of the listing of the GRS on the New York Stock Exchange (NYSE) - 16 May 2000. UBS ADR owners still have the option to exchange any outstanding ADRs for UBS shares. The exchange ratio is 10 ADRs for 1 GRS. This option is open until May 2001, after which only a cash equivalent will be available.

REGISTRATION
A single register exists for UBS ordinary shares, split into two parts - a Swiss register, which is maintained by UBS acting as Swiss transfer agent, and a US register, which is maintained by The Bank of New York, as US transfer agent. A shareholder is entitled to hold shares registered in their name on either register and transfer shares from one register to the other upon giving proper instruction to the transfer agents.

SHARE LIQUIDITY AND CURRENCY EFFECTS
For the foreseeable future, because of the greater volume of UBS shares traded on the SWX Swiss Exchange, Swiss trading will be the primary determinant of the share price and liquidity on the SWX Swiss Exchange will be higher.
  During the hours in which both the SWX and NYSE are simultaneously open (currently 1530 to 1700 CET), price differences are likely to be arbitraged away by professional market makers. The NYSE price will therefore depend on both the SWX price and the prevailing USD/CHF exchange rate. When the SWX is closed, traded volumes will be lower, however the specialist firm making a market in UBS shares on the NYSE, Van der Moolen, will facilitate sufficient liquidity and an orderly market.
  As a global financial services firm, UBS earns profits in many currencies. Since UBS prepares its accounts in CHF, changes in currency exchange rates, particularly CHF/USD and CHF/GBP, may have an effect on reported earnings.
  With the PaineWebber merger the USD earnings component of UBS will increase.

THE UBS DIVIDEND
UBS normally pays its regular annual dividend to shareholders registered as of the date of the Annual General Meeting (the record date). Payment is usually scheduled 3 business days thereafter.
  Following an AGM, UBS shares typically begin trading ex-dividend. As a result of this structure, shareholders that sell shares on the SWX Swiss Exchange two business days prior to the payment date are required to compensate the purchaser for the amount of the dividend. An automated compensation system properly allocates the dividend for those transactions and allows SegaInterSettle participants to execute transactions between the record date and the payment date.
  These practices differ from the US norm of declaring dividends at least ten days in advance of the applicable record date and the commencement of ex-dividend trading two days before the record date. To ensure Swiss shareholders and US shareholders are simi-

                                                           UBS SHARE INFORMATION
                                                     THE GLOBAL REGISTERED SHARE

larly treated in connection with dividend payments, and to avoid disparities between the two markets, NYSE trading will be with due bills for the two business day period preceding the dividend record date.
  UBS pays dividends in Swiss francs. For UBS ordinary shares held in street name through The Depository Trust Company, any dividend will be converted into US dollars. Holders of UBS ordinary shares registered on the US register will receive dividend payments in US dollars, unless they provide notice to The Bank of New York, UBS's US transfer agent, that they wish to receive dividend payments in Swiss franc
  UBS will fix the USD dividend amount on the basis of the DJ Interbank Foreign Exchange rate for sale of CHF against USD. The date for this fixing will be set at the same time as the respective ex-dividend, record and payment dates are set.
  Holders of UBS shares who are US taxpayers are normally subject to 35% withholding tax on dividends they receive from UBS, although they can normally reclaim part of this, bringing their withholding tax rate down to 15%. UBS is currently in discussions with the Swiss tax authorities to change the withholding tax treatment of Global Registered Shares, so that either tax is only withheld at 15% for US tax payers, or to allow approved processors to file bulk reclamations on behalf of qualified UBS shareholders. Despite our efforts, there can be no assurance that this withholding tax will be reduced or eliminated.

UBS SHARE INFORMATION
UBS SHARES 2000

UBS SHARES 2000
UBS SHARE DATA

                                                                       For the year ended
                                                              -------------------------------------
              REGISTERED SHARES IN 1000 UNITS                 31.12.00       31.12.99      31.12.98
---------------------------------------------------------------------------------------------------
Total shares outstanding                                        444,380       430,893       429,953
Total shares ranking for dividend                               425,958       430,893       429,953
Treasury shares (average)                                        31,199        27,882        18,601
Treasury shares (year end)                                       18,422        36,874        24,457
Weighted average shares (for basic EPS calculation)             403,029       404,742       405,222
Weighted average shares (for diluted EPS calculation)           408,526       408,375       412,881
---------------------------------------------------------------------------------------------------
PER SHARE DATA CHF
Basic earnings per share                                          19.33         15.20          7.33
Basic earnings per share before goodwill                          20.99         16.04          8.18
Diluted earnings per share                                        19.04         15.07          7.20
Diluted earnings per share before goodwill                        20.67         15.90          8.03
Distribution                                                       6.10          5.50          5.00
---------------------------------------------------------------------------------------------------
MARKET CAPITALIZATION - CHF BILLION
Year-end                                                          112.7          92.6          90.7
% change year-on-year                                             21.70          2.09          0.55
As a % of the Swiss Market Index (SMI)                            10.80         10.62         11.76
As a % of the Swiss Performance Index (SPI)                        9.08          8.51          9.56
---------------------------------------------------------------------------------------------------
TRADING VOLUMES - 1000 UNITS
SWX total                                                       403,767       346,405       244,080
SWX daily average                                                 1,609         1,364         1,878
NYSE total                                                       27,767
NYSE daily average                                                  175
---------------------------------------------------------------------------------------------------

UBS SHARE PRICE PERFORMANCE IN 2000

UBS's share price performed strongly in 2000, rising 23% through the year and generating a total return of 28% to investors if dividends are included.
  UBS believes that three key factors underly this strong performance. Firstly UBS firmly demonstrated its commitment to achieving its strategic goals, improving investors' confidence in the Group's ability to revitalize under-performing businesses and position itself excellently to tap growth markets and opportunities. Secondly, financial results demonstrated the attractiveness of the Group's mix of businesses, and its ability to weather deteriorating international market conditions during the year and maintain its strong financial performance. Finally, UBS has maintained its commitment to manage its capital for the benefit of its shareholders, minimizing the dilution to existing shareholders that resulted from the PaineWebber merger and buying back over 18 million shares for cancellation.
  The year started poorly for most banking stocks, including UBS, following concerns over the sustainability of the "new economy" paradigm. Opening the year at CHF 215, the share price fell to its lowest point for the year of CHF 190.75 on 25 January. However, the stock recovered quickly and went on to reach CHF 250 in mid June as UBS began to deliver on its strategic commitments, with particularly positive reactions to the New York Stock Exchange listing and the communication of e-commerce strategy in May, and to our record first quarter results.
  Announcement of the merger with PaineWebber brought a temporary technical arbitrage driven drop in the stock price, to CHF 224, but by 18 August the price recovered to a year-to-date high of CHF 264 as arbitrage pressures reduced. Investor concerns over losses in the investment banking sector, and increasing signs of a weakening US economy began to put downward pressure on the share price, which fell to CHF 213.50 on 11 October.
  The shares recovered to close at a year's high of 264.50 as strong third quarter results demonstrated the resilience of UBS's earnings, and investors saw the benefits of exposure to the strong Swiss economy as a hedge against a potential downturn in international markets.

                                                           UBS SHARE INFORMATION
                                                                 UBS SHARES 2000

STOCK EXCHANGE PRICES(1)

                                                 SWX Swiss Exchange          New York Stock Exchange
                                            ----------------------------   ----------------------------
                                             High     Low     Period end    High     Low     Period end
                                            (CHF)    (CHF)      (CHF)      (USD)    (USD)      (USD)
-------------------------------------------------------------------------------------------------------
2000                                        264.50   190.75       264.50   153.00   129.85       163.40
Fourth quarter 2000                         264.50   213.50       264.50   163.40   141.80       163.40
Third quarter 2000                          264.00   224.00       230.00   153.25   135.19       135.45
Second quarter 2000                         250.00   209.50       239.00   153.00   129.85       147.00
First quarter 2000                          218.50   190.75       218.50
-------------------------------------------------------------------------------------------------------
1999                                        264.00   202.50       215.00
Fourth quarter 1999                         239.75   202.50       215.00
Third quarter 1999                          246.75   202.50       211.50
Second quarter 1999                         264.00   221.00       232.00
First quarter 1999                          246.00   207.25       232.50
-------------------------------------------------------------------------------------------------------
1998(2)                                     326.50   135.00       211.00
-------------------------------------------------------------------------------------------------------

(1) The share prices and volumes have been adjusted for the two-for-one stock split that became effective on 8 May 2000. (2) 2 As a result of the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation, shares of UBS AG began trading on 29 June 1998. UBS ordinary shares did not trade at any time prior to that date.

UBS SHARE PRICE CHART

UBS SHARES AND MARKET CAPITALIZATION

                                                        Number of shares               % change from
                                             ---------------------------------------   -------------
                   AS OF                      31.12.00      31.12.99      31.12.98       31.12.99
----------------------------------------------------------------------------------------------------
TOTAL ORDINARY SHARES ISSUED(1)              444,379,729   430,893,162   429,952,612               3
Less second trading line treasury shares      18,421,783
----------------------------------------------------------------------------------------------------
NET SHARES OUTSTANDING                       425,957,946   430,893,162   429,952,612              (1)
----------------------------------------------------------------------------------------------------
MARKET CAPITALIZATION (CHF MILLION)              112,666        92,642        90,720              22
----------------------------------------------------------------------------------------------------

Second trading line treasury shares           18,421,783
Other treasury shares                                  0    36,873,714    24,456,698            (100)
----------------------------------------------------------------------------------------------------
TOTAL NUMBER OF TREASURY SHARES               18,421,783    36,873,714    24,456,698             (50)
----------------------------------------------------------------------------------------------------

(1) Excludes 9,481,596 of shares to be delivered against borrowed own equity contracts, at 31 December 2000.

UBS SHARE INFORMATION
UBS SHARES 2000

DISTRIBUTION OF UBS SHARES AT 31 DECEMBER 2000

                             Shareholders registered            Shares registered
                             -----------------------     --------------------------------   TOTAL SHARES
Number of shares registered   Number            %          Number      % of shares issued      ISSUED
--------------------------------------------------------------------------------------------------------
1-100                         110,697          49.0        5,744,131                  1.3
101-1,000                     102,038          45.1       31,548,461                  7.1
1,001-5,000                    10,962           4.8       21,951,728                  4.9
5,001-10,000                    1,176           0.5        8,242,804                  1.9
10,001-50,000                     924           0.4       19,204,403                  4.3
50,001-100,000                    127           0.1        8,663,750                  2.0
100,001-2,583,506 (1%)            207           0.1      115,639,346                 26.0
1-2%                                1                      4,516,000                  1.0
2-3%                                0                              0
3-4%                                1                     14,852,677                  3.3
4-5%                                0                              0
Over 5%                             1(3)                  27,987,339                  6.3
--------------------------------------------------------------------------------------------------------
Total registered              226,134         100.0      258,350,639                 58.1    258,350,639
Non-registered(2)                                                                            186,029,090
--------------------------------------------------------------------------------------------------------
TOTAL                                                                                        444,379,729
--------------------------------------------------------------------------------------------------------

(1) 46,705,889 shares registered do not carry voting rights. (2) Shares not entered in the share register at 31.12.2000. (3) As at 31.12.2000, Chase Nominees Ltd., London, was entered as a trustee/nominee holding 6.3% of all shares issued. No beneficial owner held more than 5% of the total of outstanding shares.

DETAILS ON SHAREHOLDERS AND SHARES REGISTERED

                           Shareholders           Shares
                         ----------------   -------------------
                          Number      %       Number        %
---------------------------------------------------------------
Individual shareholders   216,549    95.7    67,703,420    26.2
Legal entities              8,969     4.0   120,451,892    46.6
Nominees, fiduciaries         616     0.3    70,195,327    27.2
---------------------------------------------------------------
TOTAL                     226,134   100.0   258,350,639   100.0
---------------------------------------------------------------
Switzerland               210,860    93,3   144,552,709    56.0
Europe                      9,580     4,2    63,850,105    24.7
North America               2,980     1,3    31,112,987    12.0
Other countries             2,714     1,2    18,834,838     7.3
---------------------------------------------------------------
TOTAL                     226,134   100.0   258,350,639   100.0
---------------------------------------------------------------

UBS employees held approximately 8% of all shares issued, and options equivalent to about 6%.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This communication contains statements that constitute "forward-looking statements", including, without limitation, statements relating to the implementation of strategic initiatives, including the implementation of the new European wealth management strategy and the implementation of a new business model for UBS Capital, and other statements relating to our future business development and economic performance. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations.
These factors include, but are not limited to, (1) general market, macro-economic, governmental and regulatory trends, (2) movements in local and international securities markets, currency exchange rates and interest rates,
(3) competitive pressures, (4) technological developments, (5) changes in the financial position or credit-worthiness of our customers, obligors and counterparties, (6) legislative developments and (7) other key factors that we have indicated could adversely affect our business and financial performance which are contained in our past and future filings and reports, including those with the SEC.
More detailed information about those factors is set forth in documents furnished by UBS and filings made by UBS with the SEC. UBS is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

FOR INFORMATION CONTACT:
UBS AG, Investor Relations G41B, P.O. Box, CH-8098 Zurich
Phone: +41-1-234 41 00, Fax: +41-1-234 34 15
E-mail: SH-investorrelations@ubs.com, Internet: www.ubs.com/investor-relations

CHANGE OF ADDRESS
UBS AG, Shareholder Services GUMV, P.O. Box, CH-8098 Zurich
Phone: +41-1-235 62 02, Fax: +41-1-235 31 54
E-mail: SH-shareholder-services@ubs.com

PUBLISHED BY UBS AG
Edited by: UBS AG, Investor Relations
Languages: English, German. Copyright: UBS AG.

[UBS LOGO]

UBS AG
P.O. Box, CH-8098 Zurich
P.O. Box, CH-4002 Basel

www.ubs.com

       UBS Logo

       Financial Report 2000

[People graphic]

OUR INFORMATION PORTFOLIO

This Financial Report 2000 contains our audited financial statements for the year 2000 and accompanying detailed analysis. It is available in English and German (SAP-80531-0101). It is supplemented by the following documents:
--------------------------------------------------------------------------------

ANNUAL REVIEW 2000
Our Annual Review provides brief descriptions of our business groups and a summary review of the year 2000. It is available in English, German, French, Italian and Spanish (SAP-80530-0101).
--------------------------------------------------------------------------------

HANDBOOK 2000/2001
Our Handbook contains detailed descriptions of our business groups and other in-depth information about UBS, including risk management and control, asset and liability management, corporate governance and our financial disclosure principals. It is available in English and German (SAP-80532-0101). ENVIRONMENTAL REPORTING: The Handbook also contains information on UBS and the environment.
--------------------------------------------------------------------------------

QUARTERLY REPORTS
UBS provides detailed quarterly financial reporting and analysis, including comment on the progress of its businesses and key strategic initiatives.
--------------------------------------------------------------------------------

OUR COMMITMENT 1999/2000
The Report "Our Commitment 1999/2000" illustrates how we create value for our clients, employees, shareholders and the community and how we meet our responsibility to all our stakeholder groups. It is available in English, German and French (SAP-81011-0001).
--------------------------------------------------------------------------------

Each of these reports is available on the internet at:
www.ubs.com/investor-relations.

Alternatively, printed copies of these reports can be ordered, quoting the SAP number and language preference, from: UBS AG, Information Center, CA50-XMB, P.O. Box, CH-8098 Zurich, Switzerland.

"Excellence"

As sponsor of the UBS Verbier Festival Youth Orchestra, we provide support and encouragement for talented young musicians from all over the world as they rise to the top of their profession. Our Annual Review 2000 carries portraits of some of these young musicians, who are also shown on the front cover of this document.

[People graphic]

TABLE OF CONTENTS

Introduction                                                      2
Information for Readers                                           3
UBS Group Financial Highlights                                    7
Group Financial Review                                            9
Review of Business Group Performance                             23
      Principles                                                 24
      UBS Switzerland                                            26
      UBS Asset Management                                       32
      UBS Warburg                                                38
      Corporate Center                                           52

UBS Group Financial Statements                                   55
      Table of Contents                                          56
      Financial Statements                                       58
      Notes to the Financial Statements                          63
      Report of the Group Auditors                              143

UBS AG (Parent Bank) Financial Statements                       146
      Table of Contents                                         147
      Parent Bank Review                                        148
      Financial Statements                                      149
      Notes to the Financial Statements                         152
      Report of the Statutory Auditors                          156
Information for Shareholders                                    157

INTRODUCTION

INTRODUCTION

The UBS Financial Report 2000, published for the first time in this format, forms an essential part of UBS's reporting portfolio. It includes the audited consolidated financial statements of UBS Group for 2000 and 1999, prepared according to International Accounting Standards and reconciled to U.S. GAAP, and the audited financial statements of the UBS Parent Bank for 2000, prepared according to Swiss Banking Law requirements. It contains the discussion and analysis of the results of UBS Group required for the US Securities and Exchange Commission's Form 20-F.
  The UBS Financial Report 2000 is complemented by another new publication, the UBS Handbook 2000/2001, which describes the Group's strategy and organization, the businesses it operates, the way it manages risk and its arrangements for corporate governance.
  In addition, UBS publishes Quarterly Financial Reports, analyzing its performance during each quarter of the year, and an Annual Review, which provides a brief summary of the Group and its financial performance in 2000.
  We hope that you will find the information in these documents useful and informative. We believe that UBS is among the leaders in corporate disclosure, but we would be very interested to hear your views on how we might improve the content and presentation of our information portfolio.
Please contact UBS Investor Relations with any enquiries:

UBS AG
Investor Relations G41B
P.O. Box, CH-8098 Zurich
Phone +41-1-234 41 00
Fax +41-1-234 34 15
E-mail SH-investorrelations@ubs.com
www.ubs.com/investor-relations

                                                         INFORMATION FOR READERS

INFORMATION FOR READERS

The discussion and analysis in the Group Financial Review and Review of Business Group Performance should be read in conjunction with the UBS Group's consolidated financial statements and the related notes, which are shown in pages 58 to 142 of this document.

PARENT BANK

Pages 147 to 154 contain the financial statements for the UBS AG Parent
Bank - the Swiss company, including branches worldwide, which owns all the UBS Group companies, directly or indirectly. Except in those pages, or where otherwise explicitly stated, all references to "UBS" refer to the UBS Group and not to the Parent Bank.

ACCOUNTING STANDARDS

The UBS Group's consolidated financial statements have been prepared in accordance with International Accounting Standards (IAS). As a US listed company, UBS provides a description in Note 41 to its consolidated financial statements of the significant differences which would arise were our accounts to be presented under U.S. GAAP, and a specific reconciliation of the two methods of calculating shareholders' equity and net profit.
  Unless otherwise stated, all of UBS Group's financial information presented in this document is presented on a consolidated basis under IAS.
  The Parent Bank's financial statements have been prepared in accordance with Swiss Banking Law requirements.
  All references to 2000, 1999 and 1998 refer to the UBS Group and the Parent Bank's fiscal years ended 31 December 2000, 1999 and 1998, respectively. The financial statements for the UBS Group and the Parent Bank for each of these periods have been audited by Ernst & Young Ltd., as described in the Reports of the Independent Auditors on pages 143 and 155.

ACCOUNTING CHANGES AND RESTATEMENTS

For comparative purposes, UBS Group's 1999 and 1998 figures have been restated to conform to the 2000 presentation, reflecting certain changes in accounting standards and methods of presentation, including
- the removal from net trading income of profit on UBS ordinary shares held for trading purposes;
- the treatment of these shares as treasury shares, reducing both the number of shares and the shareholders' equity used in ratio calculations;
- the reclassification of trading-related interest and dividend revenues from net trading income to net interest income; and
- the removal of the credit to net interest income and matching debit to net trading income for the cost of funding trading positions.
  Note 1 of UBS's consolidated financial statements includes a complete explanation of these and other accounting changes.

PAINEWEBBER

Except where otherwise stated, all 2000 figures for UBS Group throughout this report, include the impact of the merger with Paine Webber Group, Inc., which was completed on 3 November 2000. Under purchase accounting rules, the results reflect PaineWebber's income and expenses for two months only, from 3 November 2000 until year end.

RESTRUCTURING PROVISION

The 1998 merger of Swiss Bank Corporation and Union Bank of Switzerland, which was completed on 29 June 1998, was accounted for under the "pooling-of-interests" method of accounting. Under the pooling-of-interests method, a single uniform set of accounting policies was adopted and applied retrospectively for the restatement of comparative information.
  After the merger was effected, UBS began integrating the operations of the two banks. This process included streamlining operations, eliminating duplicate information technology infrastructure, and consolidating banking premises. At the time of the merger, UBS established a restructuring provision of CHF 7 billion to cover its expected costs associated with the integration process.
  An additional pre-tax restructuring charge of CHF 300 million in respect of the merger,

INFORMATION FOR READERS

RESTRUCTURING PROVISION USED

                                                                                   For the year ended
                                                                            --------------------------------
CHF million                     Personnel     IT       Premises    Other    31.12.00    31.12.99    31.12.98
------------------------------------------------------------------------------------------------------------
UBS Switzerland                       176     32              4       16         228         916         821
UBS Asset Management                    7      0              0        0           7          15          22
UBS Warburg                             0      0              0        0           0         348       2,423
Corporate Center                        5     31            395       33         464         565         761
------------------------------------------------------------------------------------------------------------
GROUP TOTAL                           188     63            399       49         699       1,844       4,027
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Initial restructuring provision in 1997                                        7,000
Additional provision in 1999                                                     300
Used in 1998                                                                   4,027
Used in 1999                                                                   1,844
Used in 2000                                                                     699
------------------------------------------------------------------------------------------------------------
Total used through 31.12.2000                                                  6,570
------------------------------------------------------------------------------------------------------------
RESTRUCTURING PROVISION REMAINING AT 31.12.2000                                  730
------------------------------------------------------------------------------------------------------------

representing about 4% of the original CHF 7 billion provision, was recognized in December 1999. The majority of the additional provision was due to revised estimates of the cost of lease breaks and property disposals.
  UBS has now largely completed the integration and restructuring process relating to the merger and, at 31 December 2000, had used approximately CHF 6.6 billion of the CHF 7.3 billion restructuring provision. UBS expects to have utilized the entire provision by the end of 2001.

SIGNIFICANT FINANCIAL EVENTS

UBS analyses its performance on a reported basis determined in accordance with International Accounting Standards, and on a normalized basis which excludes from the reported amounts certain items UBS calls significant financial events.
  Figures adjusted for significant financial events are used to illustrate the underlying operational performance of the business, insulated from the impact of one off gains or losses outside the normal run of business. In particular, UBS's financial targets have been set in terms of adjusted results, excluding significant financial events. A policy approved by the Group Executive Board defines which items may be classified as significant financial events.
  The use of numbers which have been adjusted for significant financial events is restricted to UBS's business unit reporting and to the discussion and analysis of the Group's results and the accompanying illustrative tables. All segmental reporting includes tables showing both reported figures and adjusted ones, if applicable.
  All adjusted figures are clearly identified as such, and the pre-tax amount of each individual significant financial event is clearly disclosed, as is the net tax benefit or loss associated with all the significant financial events in each period.
  UBS introduced the concept of significant financial events for the first time in its 1999 Reporting, and did not define significant financial events for 1998. The comparison of results for 1999 against 1998 therefore considers only unadjusted figures.
  Significant financial events during 1999 and 2000 are shown in the table on page 5 and described in more detail below.
- During 2000, UBS recorded restructuring charges and provisions of CHF 290 million pre-tax relating to the integration of PaineWebber into UBS.
- During 1999, UBS recognized pre-tax gains of CHF 1,490 million on the sale of its 25% stake in Swiss Life/Rentenanstalt; CHF 110 million on the disposal of Julius Baer registered shares; CHF 200 million on the sale of its international Global Trade Finance business; and CHF 38 million from its residual holding in Long Term Capital Management.
- In fourth quarter 1999, UBS recognized a one-time credit of CHF 456 million in con-

                                                         INFORMATION FOR READERS

SIGNIFICANT FINANCIAL EVENTS

                                                                 For the year ended
                                                              -------------------------
CHF MILLION                                                   31.12.00         31.12.99
---------------------------------------------------------------------------------------
OPERATING INCOME AS REPORTED                                    36,402           28,425(1)
Julius Baer registered shares divestment                                           (110)
International Global Trade Finance divestment                                      (200)
Swiss Life / Rentenanstalt divestment                                            (1,490)
LTCM gain                                                                           (38)
---------------------------------------------------------------------------------------
ADJUSTED OPERATING INCOME                                       36,402           26,587
---------------------------------------------------------------------------------------
OPERATING EXPENSES AS REPORTED                                  26,203           20,532
US Global Settlement Fund provision                               (150)            (154)
Pension Fund accounting credit                                                      456
UBS / SBC Restructuring provision                                                  (300)
PaineWebber integration costs                                     (290)
---------------------------------------------------------------------------------------
ADJUSTED OPERATING EXPENSES                                     25,763           20,534
---------------------------------------------------------------------------------------
ADJUSTED OPERATING PROFIT BEFORE TAX AND MINORITY INTERESTS     10,639            6,053
---------------------------------------------------------------------------------------
Tax expense                                                      2,320            1,686
Tax effect of significant financial events                         100             (352)
---------------------------------------------------------------------------------------
Adjusted tax expense                                             2,420            1,334
Minority interests                                                 (87)             (54)
---------------------------------------------------------------------------------------
ADJUSTED NET PROFIT                                              8,132            4,665
---------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

nection with excess pension fund employer pre-payments.
- In fourth quarter 1999, UBS recognized an additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger between Union Bank of Switzerland and Swiss Bank Corporation.
- During 1998, UBS established a provision of CHF 842 million in connection with the US Global Settlement of World War II related claims. UBS recognized additional pre-tax provisions relating to this claim of CHF 154 million in 1999 and CHF 150 million in 2000.

RISK FACTORS

As a global financial services firm, UBS's businesses are affected by the external environment in the markets in which UBS operates. In particular, the results of UBS's business in Switzerland, and notably the results of its credit-related activities, would be adversely affected by any deterioration in the state of the Swiss economy because of the impact this would have on UBS's customers' creditworthiness. More generally, global economic and political conditions can impact UBS's results and financial position by affecting the demand for UBS's products and services, and the credit quality of UBS's borrowers and counterparties. Similarly, any prolonged weakness in international securities markets would affect UBS's business revenues through its effect on UBS's clients' investment activity and the value of portfolios under management, which would in turn reduce UBS's revenues from its private banking and asset management businesses.

COMPETITIVE FORCES
UBS faces intense competition in all aspects of its business. UBS competes with asset managers, retail and commercial banks, private banking firms, investment banking firms, brokerage firms and other investment services firms. In addition, the trend toward consolidation in the global financial services industry is creating competitors with broader ranges of product and service offerings, increased access to capital, and greater efficiency and pricing power.


INFORMATION FOR READERS

FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND INTEREST RATES
Because UBS prepares its accounts in Swiss francs, changes in currency exchange rates, particularly between the Swiss franc and the US dollar, may have an effect on the earnings that it reports. UBS's approach to managing this risk is explained in the Currency Management section of the discussion of Asset and Liability Management in the UBS Handbook 2000/2001.
  In addition, changes in financial market structures can affect UBS's earnings. For example, the establishment of the euro during 1999 affected foreign exchange markets in Europe by reducing the extent of foreign exchange dealings among member countries and generating more harmonized financial products. Movements in interest rates can also affect UBS's results. UBS's interest income is affected by changes in interest rates, although the precise mechanisms are complicated. Interest rate movements can also affect UBS's fixed income trading portfolio and the investment performance of its asset management businesses. For further discussion of the effect of interest rate changes on UBS's business see the Interest Rate Risk Management section of the discussion of Asset and Liability Management in the UBS Handbook 2000/2001.

OPERATIONAL RISKS
UBS's businesses are dependent on its ability to process a large number of complex transactions across numerous and diverse markets in different currencies and subject to many different legal and regulatory regimes. UBS's systems and processes are designed to ensure that the risks associated with UBS's activities are appropriately controlled, but UBS recognizes that any weaknesses in these systems could have a negative impact on its results of operations.
  As a result of these and other factors beyond its control, UBS's revenues and operating profit have been and are likely to continue to be subject to a measure of variability from period to period. Therefore UBS's revenues and operating profit for any particular fiscal period may not be indicative of sustainable results, may vary from year to year and may impact UBS's ability to achieve its strategic objectives.
  For a discussion of UBS's risk management and control procedures see the Risk Management and Control section of the UBS Handbook 2000/2001.

                                                                       UBS GROUP
                                                            FINANCIAL HIGHLIGHTS

UBS GROUP
FINANCIAL HIGHLIGHTS

         CHF million, except where indicated                                                             % change from
                 FOR THE YEAR ENDED                   31.12.00          31.12.99(1)         31.12.98(1)    31.12.99
----------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT KEY FIGURES
Operating income                                         36,402            28,425              22,247               28
Operating expenses                                       26,203            20,532              18,376               28
Operating profit before tax                              10,199             7,893               3,871               29
Net profit                                                7,792             6,153               2,972               27
Cost / income ratio (%)(2)                                 72.2              69.9                79.2
Cost / income ratio before goodwill (%)(2, 3)              70.4              68.7                77.7
----------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (CHF)
Basic earnings per share(4, 7)                            19.33             15.20                7.33               27
Basic earnings per share before goodwill(3, 4, 7)         20.99             16.04                8.18               31
Diluted earnings per share(4, 7)                          19.04             15.07                7.20               26
Diluted earnings per share before goodwill(3, 4, 7)       20.67             15.90                8.03               30
----------------------------------------------------------------------------------------------------------------------
RETURN ON SHAREHOLDERS' EQUITY (%)
Return on shareholders' equity(5)                          21.5              22.4                10.7
Return on shareholders' equity before goodwill(3,5)        23.4              23.6                12.0
----------------------------------------------------------------------------------------------------------------------

         CHF million, except where indicated                                                             % change from
                        AS OF                         31.12.00          31.12.99(1)         31.12.98(1)    31.12.99
----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET KEY FIGURES
Total assets                                          1,087,552           896,556             861,282               21
Shareholders' equity                                     44,833            30,608              28,794               46
Market capitalization                                   112,666            92,642              90,720               22
----------------------------------------------------------------------------------------------------------------------
BIS CAPITAL RATIOS
Tier 1 (%)                                                 11.7              10.6                 9.3
Total BIS (%)                                              15.7              14.5                13.2
Risk-weighted assets                                    273,290           273,107             303,719                0
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS UNDER MANAGEMENT (CHF BILLION)               2,469             1,744               1,573               42
----------------------------------------------------------------------------------------------------------------------
HEADCOUNT (FULL TIME EQUIVALENTS)(6)                     71,076            49,058              48,011               45
----------------------------------------------------------------------------------------------------------------------
LONG-TERM RATINGS
Fitch, London                                               AAA               AAA                 AAA
Moody's, New York                                           AA1               Aa1                 Aa1
Standard & Poor's, New York                                 AA+               AA+                 AA+
----------------------------------------------------------------------------------------------------------------------

EARNINGS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS(8)

         CHF million, except where indicated                                         % change from
                 FOR THE YEAR ENDED                   31.12.00          31.12.99(1)    31.12.99
-------------------------------------------------------------------------------------------------------------------
Operating income                                         36,402            26,587               37
Operating expenses                                       25,763            20,534               25
Operating profit before tax                              10,639             6,053               76
Net profit                                                8,132             4,665               74
-------------------------------------------------------------------------------------------------------------------
Cost / income ratio before goodwill (%)(2, 3)              69.2              73.3
Basic earnings per share before goodwill
 (CHF)(3, 4, 7)                                           21.83             12.37               76
Diluted earnings per share before goodwill
 (CHF)(3, 4, 7)                                           21.50             12.26               75
-------------------------------------------------------------------------------------------------------------------
Return on shareholders' equity before goodwill
 (%)(3, 5)                                                 24.3              18.2
-------------------------------------------------------------------------------------------------------------------

(1)The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2)Operating expenses / operating income before credit loss recovery / (expense). (3)The amortization of goodwill and other intangible assets is excluded from the calculation. (4)For EPS calculation, see Note 10 to the Financial Statements. (5)Net profit / average shareholders' equity excluding dividends. (6)The Group headcount does not include the Klinik Hirslanden AG headcount of 1,839 and 1,853 for 31 December 2000 and 31 December 1999, respectively. (7)1999 and 1998 share figures are restated for the two-for-one share split, effective 8 May 2000. (8)Details of Significant Financial Events can be found on pages 4 and 5.

Except where otherwise stated, all 31 December 2000 figures throughout this report include the impact of the acquisition of PaineWebber, which occurred on 3 November 2000.

                      (This page intentionally left blank)

GROUP FINANCIAL
REVIEW

GROUP FINANCIAL REVIEW
GROUP PERFORMANCE

GROUP PERFORMANCE

INTRODUCTION

UBS is a global integrated investment services firm and the leading bank in Switzerland. We are the world's leading provider of private banking services and one of the largest asset managers globally. In the investment banking and securities businesses we are among the select bracket of major global houses. In Switzerland we are the clear market leader in corporate and retail banking. As an integrated group, not merely a holding company, we create added value for clients by drawing on the combined resources and expertise of all our businesses.
  UBS operates through three Business Groups and its Corporate Center. The three Business Groups are:
- UBS Switzerland, which is made up of two business units: Private and Corporate Clients and Private Banking;
- UBS Asset Management, which, until January 2001, consisted of two business units: Institutional Asset Management and Investment Funds/GAM; and,
- UBS Warburg, which, until January 2001, was composed of five business units:
  Corporate & Institutional Clients, UBS Capital, US Private Clients, International Private Clients and e-services.
  Within each Business Group, business units share senior management, infrastructure and other resources.
  A full description of UBS and its Business Groups can be found in the UBS Handbook 2000/2001.

THE FINANCIAL IMPACT ON UBS OF THE PAINEWEBBER MERGER

RESTRUCTURING COSTS
UBS has incurred a total of CHF 746 million (USD 431 million) of restructuring costs and other one-off merger-related costs as a result of the PaineWebber merger.
  In accordance with IAS purchase accounting rules, CHF 456 million of these costs have been accounted for as a pre-acquisition liability of PaineWebber and were therefore added to the goodwill amount for the transaction.
  The remaining expenses, of CHF 290 million, were charged in fourth quarter 2000, and treated as a significant financial event. CHF 152 million was charged in UBS Warburg's e-services business unit, representing the costs of closure of telephone call centers and the write-down of capitalized software no longer required in light of changes in the strategy due to the PaineWebber acquisition. CHF 106 million was charged in the Corporate and Institutional Clients business unit, principally covering severance and other personnel costs. The remaining CHF 32 million was charged in Corporate Center.

GOODWILL
The amount of goodwill and intangible assets resulting from the merger was USD
10.0 billion, or CHF 17.5 billion.
  Within this total USD 2.7 billion relates to identified intangible assets, including the value of PaineWebber's brand and infrastructure.
  The goodwill and intangible assets will be amortized over 20 years. Amortization costs amounted to CHF 138 million in the fourth quarter 2000.

RETENTION PAYMENTS
As part of the merger, UBS agreed to make retention payments to PaineWebber financial advisors, senior executives, and other staff, subject to these employees' continued employment and other restrictions. The value of these payments is expected to amount to a total of USD 875 million (CHF 1,541 million), the vast majority of which will be paid in the form of UBS shares. The payments will vest over periods of up to four years from the merger. USD 76 million (CHF 128 million) was charged in fourth quarter 2000, and approximately USD 280 million (approximately CHF 458 million at year end 2000 exchange rates) is expected to be charged in 2001.

CASH CONSIDERATION
The cash portion of the merger consideration was USD 6.0 billion, or CHF 10.6 billion. UBS took advantage of the focus on the company in US markets as a result of the PaineWebber transaction to make its inaugural US public offering, issuing USD 1.5 billion of 8.622% Trust Preferred Securities on 10 October 2000.

                                                          GROUP FINANCIAL REVIEW
                                                               GROUP PERFORMANCE

ISSUE OF SHARES TO FINANCE THE PAINEWEBBER MERGER
At an Extraordinary General Meeting on 7 September 2000, UBS shareholders approved a resolution to create 38 million shares of authorized capital in connection with the PaineWebber merger. UBS shareholders also granted the Board of Directors a "green shoe option" giving them the flexibility to issue some of these shares at the time of the merger, and then to issue additional shares as required during the three months following completion of the merger, up to the 38 million shares limit.
  As announced at the completion of the merger, 40.6 million shares were delivered to PaineWebber shareholders as part of the merger consideration. UBS chose to fund this amount by issuing 12 million new ordinary shares, re-issuing 7 million shares held in Treasury and borrowing the remaining 21.6 million ordinary shares that were required.
  On 6 November 2000, following completion of the merger, UBS launched a new treasury share buy-back program in Switzerland, designed principally to repurchase shares to cover the borrowings. When the program was completed on 2 March 2000, a total of 30 million shares had been repurchased at an average price of CHF 266. By 31 December 2000, 14.2 million shares had been purchased through this program, and 13.8 million of them had been delivered to cover the borrowed shares, leaving 7.8 million borrowed shares still outstanding. UBS completed the repurchase of sufficient shares to cover all the borrowed shares on 24 January 2001, having paid an average price of CHF 262 per share.
  With no requirement to issue further shares in connection with the PaineWebber merger, the green shoe option lapsed. UBS has met its commitment to minimize the dilution of earnings and voting power, by keeping the final number of new UBS shares issued as small as possible. The weighted average number of shares in the fourth quarter was 5% higher than if the PaineWebber transaction had not occurred.
  The Annual General Meeting on 26 April 2001 will be asked to give formal approval for the elimination of the remaining 26 million shares of authorized capital which were not required for the transaction. It will also be asked to reduce the conditional capital created to cover future exercise of options held by PaineWebber staff from 16.3 million to the 5.6 million required to cover the remaining outstanding options.

GROUP FINANCIAL REVIEW
GROUP PERFORMANCE
graphs

UBS GROUP PERFORMANCE AGAINST TARGETS

FOR THE YEAR ENDED                                            31.12.00   31.12.99(1)
------------------------------------------------------------------------------------
ROE (%)
as reported                                                       21.5         22.4
before goodwill and adjusted for significant financial
 events(2)                                                        24.3         18.2
------------------------------------------------------------------------------------
BASIC EPS (CHF)
as reported(3)                                                   19.33        15.20
before goodwill and adjusted for significant financial
 events(2, 3)                                                    21.83        12.37
------------------------------------------------------------------------------------
COST / INCOME RATIO (%)
as reported                                                       72.2         69.9
before goodwill and adjusted for significant financial
 events(2)                                                        69.2         73.3
------------------------------------------------------------------------------------

ASSETS UNDER MANAGEMENT

                                                                                    NET NEW        NET NEW
                                                                                    MONEY(4)      MONEY(4)
CHF BILLION                                            31.12.00      31.12.99         2000            1999
----------------------------------------------------------------------------------------------------------
UBS GROUP                                                 2,469          1,744
----------------------------------------------------------------------------------------------------------
UBS SWITZERLAND
Private and Corporate Clients                               440            439            0
Private Banking                                             681            671           (1)            1
----------------------------------------------------------------------------------------------------------
UBS ASSET MANAGEMENT
Institutional Asset Management(5)                           496            574          (67)          (50)
Investment Funds / GAM                                      219            225            4             1
----------------------------------------------------------------------------------------------------------
UBS WARBURG
US Private Clients(6)                                       794                           8
International Private Clients                                33             36           10             4
----------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) The amortization of goodwill and other intangible assets is excluded from the calculation. (3) 1999 share figures are restated for the two-for-one share split, effective 8 May 2000. (4) Excludes interest and dividend income. (5) Includes non-institutional assets also reported in the Investment Funds / GAM business unit. (6) Client Assets were CHF 890 billion at 3 November 2000.

GROUP RESULTS 2000

GROUP TARGETS

UBS focuses on four key performance targets, designed to drive us to deliver continually improving returns to our shareholders.
- UBS seeks to achieve a sustainable, after-tax return on equity of 15-20%, across periods of varying market conditions.
- UBS aims to increase shareholder value through double-digit average annual earnings per share (EPS) growth, across periods of varying market conditions.
- Through cost reduction and earnings enhancement initiatives, UBS aims to reduce the Group's cost/income ratio to a level that compares positively with best-in-class competitors.
- UBS aims to achieve a clear growth trend in net new money in its private client businesses.
  The first three targets are all measured pre-goodwill amortization, and adjusted for significant financial events.
  Adjusted for significant financial events, our pre-goodwill return on equity for the year 2000 was 24.3%, clearly above our target range of 15-20%. Pre-goodwill earnings per share, again on an adjusted basis, were CHF 21.83 in 2000, representing an increase of 76% over 1999, well in excess of our target of double-digit growth over the cycle. Continued focus on cost control has brought the pre-goodwill cost/income ratio, adjusted for significant financial events, down to 69.2% in 2000, from 73.3% in 1999.

                                                          GROUP FINANCIAL REVIEW
                                                               GROUP PERFORMANCE

  Net new money in the private client businesses (Private Banking, US Private Clients and International Private Clients) was CHF 18 billion for the year, compared to CHF 4 billion in 1999, and including CHF 8 billion of net new money in PaineWebber in only two months. PaineWebber's net new money growth since completion of the merger demonstrates the strength of its franchise and the momentum that it brings to UBS's asset gathering performance.

NET PROFIT
Full year net profit was CHF 7,792 million, up 27% from the CHF 6,153 million reported in 1999. When adjusted for significant financial events, net profit for 2000 was CHF 8,132 million, up 74% from the CHF 4,665 million achieved in 1999. These results reflect the very strong and consistent performance recorded by the Group in every quarter of 2000.
  Operating income and expense includes income and expense of the former PaineWebber businesses from 3 November 2000, the date of the completion of the merger with PaineWebber.

OPERATING INCOME
Total operating income increased 28% from 1999, to CHF 36,402 million, from CHF 28,425 million. Adjusted for significant financial events, total operating income increased 37%, to CHF 36,402 million, from CHF 26,587 million in 1999. This strong performance relative to 1999, was driven by excellent trading results, improved credit conditions in the Swiss market, much higher fee and commission income, and a successful year for the Group's investment banking business.
  The principal significant financial events affecting the income comparison were from the one-off sales of businesses and investments in 1999, including pre-tax gains of CHF 1,490 million on the sale of UBS's 25% stake in Swiss Life/Rentenanstalt and CHF 110 million on the disposal of Julius Baer registered shares, recorded in Net gains from disposal of associates and subsidiaries, and CHF 200 million on the sale of UBS's international Global Trade Finance business, which was recorded in Other income. In addition UBS recognized a CHF 38 million gain in 1999 from its residual holdings in Long Term Capital Management, L.P., which was also recorded in Other income.
  Net interest income before credit loss increased by CHF 2,221 million, or 38%, from CHF 5,909 million in 1999 to CHF 8,130 million in 2000. This was principally the result of much stronger trading-related perform-

NET INTEREST INCOME

                     CHF million                                                                   % change from
                 FOR THE YEAR ENDED                   31.12.00      31.12.99(1)      31.12.98(1)     31.12.99
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest earned on loans and advances to banks           5,615           6,105            7,687               (8)
Interest earned on loans and advances to customers      14,692          12,077           14,111               22
Interest from finance leasing                               36              49               60              (27)
Interest earned on securities borrowed and reverse
repurchase agreements                                   19,088          11,422           10,380               67
Interest and dividend income from financial
investments                                                202             160              372               26
Interest and dividend income from trading portfolio     11,842           5,598            3,901              112
Other                                                      270             193              931               40
----------------------------------------------------------------------------------------------------------------
Total                                                   51,745          35,604           37,442               45
----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on amounts due to banks                         6,155           5,515            8,205               12
Interest on amounts due to customers                     9,505           8,330            9,890               14
Interest on securities lent and repurchase agreements   14,915           8,446            7,543               77
Interest and dividend expense from trading portfolio     5,309           2,070            1,741              156
Interest on medium and long term debt                    7,731           5,334            5,045               45
----------------------------------------------------------------------------------------------------------------
Total                                                   43,615          29,695           32,424               47
----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                      8,130           5,909            5,018               38
----------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

GROUP FINANCIAL REVIEW
GROUP PERFORMANCE

NET FEE AND COMMISSION INCOME

CHF million                                                                                    % change from
FOR THE YEAR ENDED                                      31.12.00      31.12.99      31.12.98        31.12.99
------------------------------------------------------------------------------------------------------------
CREDIT-RELATED FEES AND COMMISSIONS                          310           372           559             (17)
------------------------------------------------------------------------------------------------------------
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting fees(1)                                       1,434           905         1,122              58
Corporate finance fees(1)                                  1,772         1,298         1,016              37
Brokerage fees                                             5,792         3,934         3,670              47
Investment fund fees                                       2,821         1,915         1,778              47
Fiduciary fees                                               351           317           349              11
Custodian fees                                             1,439         1,583         1,386              (9)
Portfolio and other management and advisory fees(1)        3,677         2,612         2,891              41
Other                                                         50            57           110             (12)
------------------------------------------------------------------------------------------------------------
Total                                                     17,336        12,621        12,322              37
------------------------------------------------------------------------------------------------------------
COMMISSION INCOME FROM OTHER SERVICES                        802           765           776               5
------------------------------------------------------------------------------------------------------------
TOTAL FEE AND COMMISSION INCOME                           18,448        13,758        13,657              34
------------------------------------------------------------------------------------------------------------
FEE AND COMMISSION EXPENSE
Brokerage fees paid                                        1,084           795           704              36
Other                                                        661           356           327              86
------------------------------------------------------------------------------------------------------------
Total                                                      1,745         1,151         1,031              52
------------------------------------------------------------------------------------------------------------
NET FEE AND COMMISSION INCOME                             16,703        12,607        12,626              32
------------------------------------------------------------------------------------------------------------

(1) In prior periods, Corporate finance related advisory fees were included in Portfolio and other management and advisory fees. These fees are now reported in the new disclosure line Corporate finance fees together with merger and acquisition fees which were previously reported in Underwriting and corporate finance fees. All previous periods have been restated accordingly.

ance, as a result of buoyant markets, and the return of the balance sheet to more normal proportions after the contraction implemented as part of the Group's precautions against potential Year 2000 related problems.
  Net interest income from loans and advances to banks and amounts due to banks fell from CHF 590 million in 1999 to a net expense of CHF 540 million in 2000 due to increased average liabilities as UBS used its unsecured funding power to take advantage of opportunities for investments in low risk assets such as collateralized lending. Net interest income from collateralized lending - repos, reverse repos, securities borrowing and lending - increased 40%, or CHF 1,197 million to CHF 4,173 million in 2000.
  Interest paid on medium and long term debt (including commercial paper) increased 45% or CHF 2,397 million from CHF 5,334 million in 1999 to CHF 7,731 million in 2000 as interest rates rose and UBS's funding requirements increased, due to balance sheet growth in more active markets. UBS also changed the mix of its debt to include a higher proportion of short-term financing.
  Credit loss expense. As a result of the significant recovery of the Swiss economy in 2000 and especially its effect on the real estate and construction markets, UBS was able to write back CHF 695 million of credit loss provisions in UBS Switzerland in 2000. These write-backs were offset by additional provisions for the UBS Warburg portfolio of CHF 565 million, leading to an overall net credit recovery of CHF 130 million for 2000, compared to an expense of CHF 956 million in 1999.
  Net fee and commission income increased by CHF 4,096 million, or 32%, from CHF 12,607 million in 1999 to CHF 16,703 million in 2000. This was principally the result of high levels of brokerage fees, due to increased client activity in strong markets, especially in the first quarter of 2000, and the addition of PaineWebber. In addition, two other new businesses, Global Asset Management
(GAM), acquired at the end of 1999, and O'Connor, created in June 2000, contributed to the increase, as did the strong performance of UBS's investment banking business during 2000.
  Credit-related fees and commissions decreased CHF 62 million in 2000 mainly as a result of the sale of UBS's international Global Trade Finance business in 1999.

                                                          GROUP FINANCIAL REVIEW
                                                               GROUP PERFORMANCE

  Underwriting fees increased by 58% over 1999 with strong results in both fixed income and equity underwriting, despite UBS's relatively limited involvement in the Technology, Media and Telecoms (TMT) sector, which led to lower equity league table rankings in 2000 than in 1999. Corporate Finance fees grew 37%, or CHF 474 million, from CHF 1,298 million in 1999 to CHF 1,772 million in 2000, reflecting good results in Europe and a strong performance in Mergers and Acquisitions, where our league table rankings improved compared to 1999.
  Net brokerage fees were 50% higher in 2000 than in 1999 as a result of high levels of client activity in the exuberant markets of the early part of the year, and the inclusion of two months of results from PaineWebber. The increase of 47% in Investment fund fees from 1999 to 2000 resulted from higher average volumes in 2000 and a shift in the product mix, with a higher proportion of assets under management invested in higher margin equity funds. In addition, Investment fund fees in 2000 benefited from the inclusion of GAM and PaineWebber's contribution in the last two months. Custodian fees and portfolio and other management and advisory fees increased by a total of CHF 921 million, or 22%, from 1999, due to higher asset-related fees in 2000 and the inclusion of PaineWebber and the new O'Connor business.
  Net trading income increased CHF 2,234 million, or 29%, to CHF 9,953 million for 2000, compared to CHF 7,719 million for 1999, driven by strong growth in equity trading income as a result of increased global market activity, especially in the first quarter of 2000, and the increasing strength of UBS Warburg's secondary client franchise.
  Net trading income from foreign exchange increased CHF 179 million, or 16%, from 1999 to 2000 despite difficult trading conditions at the start of the year, with lower levels of market activity and narrowing margins on derivative products, compared to 1999.
  This income statement line does not fully capture the revenues of UBS Group's foreign exchange business, which is amongst the largest in the world. The revenues generated by all business areas of the UBS Group from sales and trading of foreign exchange, precious metals, and banknotes products in 2000 were CHF 1,519 million as compared to CHF 1,155 million in 1999.
  Net trading income from fixed income decreased CHF 1,691 million, or 65%, from CHF 2,603 million in 1999 to CHF 912 million in 2000. Fixed income net trading income does not reflect the full picture of trading-related income in the Fixed Income business, which also includes a considerable contribution from coupon income, which is managed as an integral part of the trading portfolio and is reported as part of net interest income. The relative revenue contributions of mark-to-market gains, coupon income and other factors are somewhat volatile, because they depend on trading strategies and the instrument composition of the portfolio. In 2000, while fixed income trading income fell, net coupon income, which is reported in net interest income, rose from CHF 2,918 million to CHF 5,545 million.
  Net trading income from equities increased CHF 3,746 million, or 93%, from 1999 to 2000. Positive markets led to an exceptionally good first quarter of 2000, with record client volumes. Performance in subsequent quarters of 2000 fell slightly in more varied market conditions, but was still well ahead of the same periods in 1999.
  Net gains from disposal of associates and subsidiaries fell 95% from CHF 1,821 million to CHF 83 million. 1999 included gains from the sales of our holdings in SwissLife/ Rentenanstalt and Julius Baer registered shares.

NET TRADING INCOME

CHF million                                                                                       % change from
FOR THE YEAR ENDED                                         31.12.00   31.12.99(1)   31.12.98(1)     31.12.99
---------------------------------------------------------------------------------------------------------------
Foreign exchange                                              1,287        1,108         1,992               16
Fixed income                                                    912        2,603           162              (65)
Equities                                                      7,754        4,008         1,159               93
---------------------------------------------------------------------------------------------------------------
NET TRADING INCOME                                            9,953        7,719         3,313               29
---------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).
                                                                              15

GROUP FINANCIAL REVIEW
GROUP PERFORMANCE

  Other income increased CHF 78 million, or 6%, from CHF 1,325 million in 1999 to CHF 1,403 million in 2000, with income from investments in associates lower, following sales in 1999, more than offset by higher income from the sale of private equity investments and a reduction of losses on property sales.

OPERATING EXPENSES
Total operating expenses increased 28% from CHF 20,532 million to CHF 26,203 million in 2000. Adjusted for significant financial events, total operating expenses increased 25% to CHF 25,763 million from CHF 20,534 million in 1999. The increase was principally due to increased personnel expenses, reflecting higher performance-related pay driven by UBS's excellent results in 2000, the inclusion of PaineWebber and the cost of retention payments for PaineWebber staff.
  The principal significant financial events affecting the comparison of operating expenses are the CHF 150 million additional provision for the US Global Settlement of World War II related claims, recorded in 2000 in General and administrative expenses, and CHF 290 million of costs from the integration of PaineWebber, also recorded in 2000. Of this CHF 290 million, CHF 118 million were charged to Personnel expenses and amortization, CHF 93 million to General and administrative expenses and CHF 79 million to Depreciation.
  The various significant financial events affecting expenses in 1999, described on pages 4 and 5, resulted in an increase in expense of CHF 2 million, made up of a CHF 456 million increase to personnel expenses and a decrease of CHF 454 million in General and administrative expenses.
  Personnel expenses increased CHF 4,586 million, or 36%, from CHF 12,577 million in 1999 to CHF 17,163 million in 2000. This increase was driven by increased bonus compensation, in line with the Group's excellent results, and CHF 1,083 million resulting from the inclusion of PaineWebber. Approximately 48% of the annual total represented bonus and other variable compensation.
  As part of the merger, UBS agreed to make retention payments to PaineWebber financial advisors, senior executives and other staff, subject to these employees' continued employment and other restrictions. These payments are expected to amount to a total of USD 875 million (CHF 1,541 million), the vast majority of which will be paid in the form of UBS shares. The payments will vest over periods of up to four years from the merger. USD 76 million (CHF 128 million) was charged in fourth quarter 2000, and approximately USD 280 million (CHF 458 million at year-end 2000 rates) is expected to be charged in 2001. Because they are a regular and continuing cost of the business, these payments are not treated as significant financial events.
  UBS's headcount grew 45% over the year from 31 December 1999, to 71,076. The vast majority of this change was due to the inclusion of 23,000 PaineWebber staff.

HEADCOUNT(1)

(FULL-TIME EQUIVALENTS)                                       31.12.00        31.12.99   CHANGE IN %
----------------------------------------------------------------------------------------------------
UBS SWITZERLAND                                                 28,785          31,354            (8)
Private and Corporate Clients                                   21,100          24,098           (12)
Private Banking                                                  7,685           7,256             6
----------------------------------------------------------------------------------------------------
UBS ASSET MANAGEMENT                                             2,860           2,576            11
Institutional Asset Management                                   1,728           1,653             5
Investment Funds / GAM                                           1,132             923            23
----------------------------------------------------------------------------------------------------
UBS WARBURG                                                     38,445          14,266           169
Corporate and Institutional Clients                             15,262          12,694            20
UBS Capital                                                        129             116            11
US Private Clients                                              21,490
e-services                                                         410              70           486
International Private Clients                                    1,154           1,386           (17)
----------------------------------------------------------------------------------------------------
CORPORATE CENTER                                                   986             862            14
----------------------------------------------------------------------------------------------------
GROUP TOTAL                                                     71,076          49,058            45
----------------------------------------------------------------------------------------------------

(1) The Group headcount does not include the Klinik Hirslanden AG headcount of 1,839 as of 31 December 2000 and 1,853 as of 31 December 1999.
 16

                                                          GROUP FINANCIAL REVIEW
                                                               GROUP PERFORMANCE

  General and administrative expenses increased CHF 667 million, or 11%, from CHF 6,098 million in 1999 to CHF 6,765 million in 2000.
  General and administrative expenses in 2000 included a final provision of CHF 150 million related to the US Global Settlement of World War II related claims, and CHF 93 million of PaineWebber integration costs, which were both treated as significant financial events. General and administrative expenses in 1999 included a provision of CHF 154 million related to the US global settlement of World War II related claims, and CHF 300 million of additional provisions in respect of the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation.
  Adjusting for these effects, General and administrative costs rose 16%, reflecting the incremental costs from the inclusion of PaineWebber offset by the success of UBS's continued efforts to control non-revenue driven costs.
  Depreciation and amortization expenses increased CHF 418 million, or 23%, from CHF 1,857 million in 1999 to CHF 2,275 million in 2000, mainly due to the PaineWebber merger.
  Tax expense increased CHF 634 million, or 38%, from CHF 1,686 million in 1999 to CHF 2,320 million in 2000, principally due to increased operating profit. The effective tax rate of 22.8% in 2000 is slightly higher than the 21.4% effective tax rate in 1999, reflecting increased income in higher taxation jurisdictions.

UBS GROUP'S PERFORMANCE WITHOUT THE IMPACT OF PAINEWEBBER
There are limitations to our ability to track the effect of the PaineWebber merger on the Group's performance. Principally this is because of the full integration of PaineWebber's capital markets business into the Corporate and Institutional Clients unit. This was carried out very soon after the merger was completed on 3 November 2000, with staff and revenues completely integrated into the existing UBS Warburg structure. It is therefore not possible to identify clearly the specific impact of the capital markets business on results. However, the remaining PaineWebber businesses are reported as a separate business unit:
US Private Clients. It is possible therefore to distinguish their contribution to Group profits. If additional adjustments are made for
- goodwill amortization,
- funding costs,
- the share issuance, borrowing and subsequent repurchase,
- restructuring costs, and
- retention payments,
it is possible to make an approximate estimate of the underlying performance of UBS for 2000.
  Although this analysis should not be relied on as a definitive indication of the performance of the continuing UBS businesses during the year, it demonstrates the very positive underlying performance of the Group in 2000.

EARNINGS ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS AND
THE ESTIMATED IMPACT OF THE PAINEWEBBER MERGER

CHF million, except where indicated                                     % change from
FOR THE YEAR ENDED                                  31.12.00  31.12.99       31.12.99
-------------------------------------------------------------------------------------
Operating income                                      35,309    26,587             33
Operating expenses                                    24,319    20,534             18
Operating profit before tax                           10,990     6,053             82
Net profit                                             8,403     4,665             80
-------------------------------------------------------------------------------------
Cost / income ratio before goodwill (%)                 67.6      73.3
Basic earnings per share before goodwill (CHF)         22.44     12.37             81
Diluted earnings per share before goodwill (CHF)       22.16     12.26             81
-------------------------------------------------------------------------------------
RETURN ON SHAREHOLDERS' EQUITY BEFORE GOODWILL (%)      27.5      18.2
-------------------------------------------------------------------------------------

GROUP FINANCIAL REVIEW
GROUP PERFORMANCE

DIVIDEND AND DISTRIBUTION BY PAR VALUE REDUCTION
In October 2000, UBS paid a dividend of CHF 4.50 per share in respect of the first three quarters of 2000, as part of the arrangements for the merger with PaineWebber. The Board of Directors recommended a distribution in respect of the fourth quarter of 2000 of CHF 1.60 per share, in the form of a par value reduction. This brings the total distribution for the year to CHF 6.10 per share, compared to the dividend of CHF 5.50 per share for 1999.
  Until this year, the minimum par value allowed under law for a Swiss share was CHF 10. The share split that UBS implemented in May last year brought the par value of its share down to this level, removing any further opportunity to split the share.
  Under new regulations, which are currently passing through the Swiss legislative process and are expected to become effective on 1 May 2001, the minimum par value is expected to be reduced to CHF 0.01. UBS intends to utilize this change to lower the market price per share to a level more in line with that of its global peer group, and to make a payment to its shareholders in the form of a reduction in the nominal value of its shares.
  If shareholder approval is granted, and the legislation becomes effective, the distribution of CHF 1.60 per share, in respect of the fourth quarter 2000, will be paid in the form of a par value reduction. This is treated in Switzerland as a return of capital to shareholders, not as income, and is therefore tax efficient for shareholders who pay tax in Switzerland. Treatment in other jurisdictions will vary, although under US tax regulations the distribution will be treated as income. However, the par value reduction does still have advantages for shareholders outside Switzerland, as no Swiss withholding tax is payable. Each shareholder should consult with a tax advisor for applicable tax implications of this distribution.
  The distribution will reduce the par value of the share to CHF 8.40. UBS then intends to split its share 3 for 1, resulting in a new par value of 2.80 per share.
  Because of the legal and regulatory processes involved, the distribution is expected to take place on 18 July 2001, for holders of record on 13 July 2001. The shares are expected to start trading at the new par value on 16 July 2001.

BALANCE SHEET
Total assets increased CHF 191 billion, or 21%, from CHF 897 billion at 31 December 1999 to CHF 1,088 billion at 31 December 2000, including CHF 99 billion as a result of the merger with PaineWebber. The remainder of the increase was principally a result of the unwinding of precautionary measures taken at the end of 1999 in preparation for the millennium, and the currency impact of the weakness of the Swiss franc. The increase in cash collateral on securities borrowed, reverse repurchase agreements and trading portfolio assets was partially offset by decreases in cash and balances with central banks and money market paper, as liquidity levels were adjusted following Y2K, and a reduction in positive replacement values due to netting, thanks to improved systems and new reporting practices. Goodwill and intangible assets increased CHF 16 billion, due to goodwill and intangible assets resulting from the PaineWebber merger.
  Total liabilities increased 20%, from CHF 866 billion at 31 December 1999, to CHF 1,040 billion at 31 December 2000, reflecting the unwinding of millennium related precautions. The increase in amounts due under repurchase agreements, cash collateral on securities lent and trading portfolio liabilities and an increase in money market paper issued, was offset in part by a decrease in negative replacement values, again principally due to netting.
  UBS's long-term debt portfolio decreased from CHF 56.3 billion at 31 December 1999 to CHF 54.8 billion at 31 December 2000. During this year CHF 14.9 billion of long-term securities were issued while CHF 24.6 billion matured. UBS believes the maturity profile of the long-term debt portfolio is well balanced with a slight bias towards shorter-term maturities to match the maturity profile of UBS's assets.
  Shareholders' equity increased CHF 14 billion, or 46%, from 31 December 1999 to 31 December 2000, reflecting the increase in capital required for the PaineWebber merger, increased retained earnings and the reduced holding of treasury shares.

                                                          GROUP FINANCIAL REVIEW
                                                               GROUP PERFORMANCE

  UBS maintains a significant percentage of liquid assets, including collateralized receivables and trading portfolios that can be converted into cash on relatively short notice and without adversely affecting UBS's ability to conduct its ongoing businesses, in order to meet short-term funding needs. Collateralized receivables include reverse repurchase agreements and cash collateral on securities borrowed, and marketable corporate debt and equity securities and a portion of UBS's loans and due from banks which are secured primarily by real estate. The value of UBS's collateralized receivables and trading portfolio will fluctuate depending on market conditions and client business. The individual components of UBS's total assets, including the proportion of liquid assets, may vary significantly from period to period due to changing client needs, economic and market conditions and trading strategies.

CONSOLIDATED CASH FLOWS
In the twelve-month period to December 2000, cash equivalents decreased by CHF 8,907 million, principally as a result of investment activities, which generated negative cash flow of CHF 19,135 million. This was mainly due to CHF 10,722 million of cash required for the PaineWebber merger and the purchase of CHF 8,770 million of financial investments.
  The positive cash flow of CHF 11,697 million from operating activities principally resulted from net profit of CHF 7,792 million, a net increase in amounts due to customers and amounts due from customers of CHF 12,381 million, CHF 11,553 million from an increase in the size of the trading portfolio and a net cash inflow of CHF 10,236 million from other assets and liabilities and accrued income and expenses. These were partially offset by a net cash outflow of CHF 30,292 million for repurchase and reverse repurchase agreements and cash collateral on securities borrowed and lent.
  Financing activities generated net cash outflow of CHF 1,581 million. CHF 10,125 million from the issuance of money market paper. CHF 14,884 million from long-term debt and CHF 2,594 million from the issuance of trust preferred securities was offset by CHF 24,640 million for repayment of long-term debt and CHF 3,928 million for dividend payments.

GROUP RESULTS 1999

UBS's current performance targets were first implemented at the beginning of 2000. Performance against targets is not therefore discussed in relation to 1999.

OPERATING INCOME
Net interest income before credit loss expense increased by CHF 891 million, or 18%, from CHF 5,018 million in 1998 to CHF 5,909 million in 1999. Increased trading-related interest income and higher interest margins in the domestic loan portfolio in 1999 derived from more consistent application of UBS's risk-adjusted pricing model were partially offset by the sale of business activities which had contributed to net interest income in 1998, as well as the impact of lower returns on invested equity and the reduction of the international loan portfolio.
  Credit loss expense recorded a slight increase of CHF 5 million from CHF 951 million in 1998 to CHF 956 million in 1999. During 1999, UBS experienced general improvements in the economy and in the credit performance of its loan portfolio, and a reduction in impaired loans in the aggregate. Although impaired loans decreased, additional provisions were required for some of the impaired domestic loans remaining in the portfolio.
  Net fee and commission income decreased by CHF 19 million from CHF 12,626 million in 1998 to CHF 12,607 million in 1999. Excluding the effect of divestments in 1998, the decrease was roughly 1%.
  Credit-related fees and commissions decreased in 1999 in line with reduced emerging market exposures and the sale of UBS's international Global Trade Finance operations. Underwriting and corporate finance fees increased 3% relative to exceptionally strong performance in 1998. Brokerage fees were higher in 1999 than in 1998 mainly due to strong volumes in the UK, US and Asia. A CHF 137 million increase in investment fund fees was attributable to higher volumes and pricing adjustments from the integration of the two pre-1998 merger product platforms. Strong increases in custodian fees reflected higher custodian assets and a new pricing model.

GROUP FINANCIAL REVIEW
GROUP PERFORMANCE

  Net trading income increased CHF 4,406 million, or 133%, from CHF 3,313 million in 1998 to CHF 7,719 million in 1999.
  Net trading income from foreign exchange decreased CHF 884 million, or 44%, from 1998 to 1999 mostly as a result of lower volumes in key markets. The reduced levels of activity resulted from the introduction of the euro and narrowing margins from increased competition in global markets.
  Net trading income from fixed income increased CHF 2,441 million from CHF 162 million in 1998 to CHF 2,603 million in 1999. During 1998, net trading income from fixed income was negatively impacted by the pre-tax CHF 793 million write-down of UBS's trading position in Long Term Capital Management, L.P. and approximately CHF 690 million in losses in UBS's emerging markets trading portfolios. Excluding those write-downs from the 1998 results, net trading income from fixed income increased approximately 58% in 1999 over 1998. Fixed income trading revenues were strong across all major products during 1999, led by swaps and options and investment grade debt.
  Net trading income from equities increased CHF 2,849 million or 246% from 1998, to CHF 4,008 million in 1999. During 1998, net trading income was negatively impacted by pre-tax CHF 762 million in losses from the Global Equities Derivatives business area. In 1999, net trading income benefited from very strong customer volumes in equity products globally.
  Other income, including net gains from disposal of associates and subsidiaries, increased CHF 905 million, or 40%, from CHF 2,241 million in 1998 to CHF 3,146 million in 1999. Total net gains on disposal of associates and subsidiaries were CHF 1,821 million in 1999 compared to disposal-related pre-tax gains of CHF 1,119 million in 1998. The first-time consolidation of Klinik Hirslanden in 1999, resulting in Other income of CHF 395 million, was partially offset by lower income from investments in associates as a result of the divestments as well as lower income from other properties. The CHF 367 million portion of the Long Term Capital Management write-down negatively impacted other income in 1998.

OPERATING EXPENSES
Personnel expenses increased CHF 2,761 million, or 28%, from CHF 9,816 million in 1998 to CHF 12,577 million in 1999, despite only a minor increase in headcount from 48,011 at 31 December 1998 to 49,058 at 31 December 1999. At the end of 1997, UBS foresaw the probability of a shortfall in profit in its investment banking business as a result of the then-pending 1998 merger. In order to protect its investment banking franchise, UBS realized it would probably need to make payments to personnel in excess of amounts determined by normal compensation methodologies. An amount of approximately CHF 1 billion was recorded as part of the merger-related restructuring reserve for this purpose. By the end of 1998, this shortfall had materialized, and CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998 as planned. The shortfall in profits noted above was aggravated by losses associated with Long Term Capital Management and the Global Equity Derivatives portfolio. Adjusting the prior year for the CHF 1,007 million, personnel expenses in 1999 increased by 16%, which was primarily attributable to higher performance-related compensation based on the good investment banking result in 1999. Personnel expense in 1999 was reduced by the recognition of CHF 456 million in pre-paid employer pension contributions.
  General and administrative expenses decreased CHF 637 million, or 9%, from CHF 6,735 million in 1998 to CHF 6,098 million in 1999. General and administrative expenses in 1998 include the provision of CHF 842 million for the US Global Settlement of World War II related claims. In 1999, the following were included:
- the additional restructuring provision of CHF 300 million;
- an additional provision of CHF 154 million for the US Global Settlement of World War II related claims; and
- CHF 130 million from the first-time consolidation of Klinik Hirslanden. Excluding the impact of these items in 1998 and 1999, General and administrative expenses decreased 6% year-on-year, reflecting stringent cost reduction programs.
  Depreciation and amortization increased CHF 32 million, or 2%, from CHF 1,825 mil-

                                                          GROUP FINANCIAL REVIEW
                                                               GROUP PERFORMANCE

lion in 1998 to CHF 1,857 million in 1999. Excluding the impact of the first-time consolidation of Klinik Hirslanden in 1999, depreciation and amortization remained flat.
  Tax expense increased CHF 782 million, or 87%, from CHF 904 million in 1998 to CHF 1,686 million in 1999, principally due to increased operating profit. The effective tax rate of 21.4% is lower than 23.4%, the effective rate in 1998, primarily due to the utilization of tax loss carry forwards.

OUTLOOK FOR 2001

The year 2000 was an outstanding one for UBS, and a good one overall for the markets. Moving into 2001, the prospects for markets and for the international credit environment are particularly difficult to predict. The recent upswing in the economic cycle in Switzerland may, however, afford UBS some protection.
  We believe that our credit business is well positioned, thanks to our avoidance of balance sheet-led earnings growth, although we do not expect to see the net credit loss write-backs we experienced this year. UBS Asset Management is cautiously optimistic about prospects for growth as its core price/value investment style demonstrates its strengths in less bullish markets, and UBS Warburg has already demonstrated the quality and sustainability of its earnings in the less positive conditions of the second half of 2000.
  The biggest opportunity for UBS in 2001 lies in realizing the full transforming value of the PaineWebber merger, not only in the US, but through leveraging the marketing and client skills, product innovation and energy of our new partners to build the best wealth management firm in the world.

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

REVIEW OF
BUSINESS GROUP
PERFORMANCE

REVIEW OF
BUSINESS GROUP PERFORMANCE
PRINCIPLES

PRINCIPLES

MANAGEMENT ACCOUNTING PRINCIPLES

The following discussion reviews the 1999 and 2000 results by Business Group and business unit.
  UBS's management reporting system and policies determine the revenues and expenses directly attributable to each business unit. Internal charges and transfer pricing adjustments are reflected in the performance of each business unit.
  Inter-business unit revenues and expenses include transfers between business units and between geographical locations. Revenue sharing agreements are used to allocate external customer revenues to Business Groups on a reasonable basis. Transactions between Business Groups are conducted at arms length. Inter-business unit charges are recorded as a reduction to expenses in the business unit providing the service. Corporate Center expenses are allocated to the operating business units, to the extent possible.
  Interest revenues are apportioned to business units based on the opportunity costs of funding their activities. Accordingly, all assets and liabilities are refinanced with the Group Treasury based on market rates. Revenues relating to balance sheet products are calculated on a fully-funded basis. As a result, business units are additionally credited with the risk-free return on the average equity used.
  Commissions are credited to the business unit with the corresponding customer relationship.
  Regulatory equity is allocated to business units based on the average regulatory capital requirement during the period. Only utilized equity is taken into account, and a buffer of 10% is added. The remaining equity, mainly covering real estate, and any unallocated equity, remains in Corporate Center.
  Assets under management are defined as third-party on- and off-balance sheet assets for which the Group has investment responsibility. This includes both discretionary assets, where the Group has a mandate to invest and manage the assets, as well as assets where the Group advises clients on their investment decisions. Where two business units share responsibility for management of funds (such as UBS investment funds held within private client portfolios), the assets under management are included in both business segments. Wholesale custody-only assets are excluded.
  During 2001, UBS expects to introduce a new way of defining and measuring the client assets it has responsibility for, replacing assets under management with a new concept, distinguishing those assets held with UBS for investment purposes.
  Net new money is defined as the net inflow or outflow of assets under management during a period, excluding interest and dividend income and the effects of market or currency movements.
  Headcount includes trainees and staff in management development programs, but not contractors.

CREDIT LOSS EXPENSE
Credit loss expense represents the charges to the profit and loss account relating to amounts due to UBS from loans and advances or other off-balance sheet products, including OTC derivatives, that have had to be written-down because they are impaired or uncollectable.
  UBS determines the amounts of Credit loss expense in its financial accounts and in the business unit reporting on different bases. In the Group financial accounts, UBS reports its results according to International Accounting Standards (IAS) definitions. Under these rules, Credit loss expense is the total of net new allowances and direct write-offs less recoveries. Losses are recognized and charged to the financial accounts in the period when they arise. In contrast, in its segment and business unit reporting, UBS applies a different approach to the measurement of credit risk which reflects the average annual cost that UBS anticipates will arise from transactions that become impaired. In order to manage exposure to credit risk more effectively, UBS prices transactions with a view to earning - over time - sufficient income to compensate for the losses that are expected to be caused by value adjustments for impaired assets. The basis for measuring these inherent risks in the credit portfolios is the concept of "Expected Loss" (see the Credit Risk section of the UBS Handbook 2000/2001). UBS therefore quantifies the Credit loss expense at business unit level based on the Expected Loss rather than

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                      PRINCIPLES

the actual loss reported in its financial accounts.
  As each business unit is ultimately responsible for its credit decisions, the difference between the actual credit losses and the annual expected credit loss calculated for management reporting purposes will be charged or credited back to the business units over a three-year period, so that the risks and rewards of credit decisions are fully reflected in their results.

CREDIT LOSS

                                                      Expected credit loss          IAS Actual credit expense
                                                 ------------------------------   ------------------------------
CHF million                                      31.12.00   31.12.99   31.12.98   31.12.00   31.12.99   31.12.98
----------------------------------------------------------------------------------------------------------------
UBS Switzerland                                       784      1,071      1,186       (695)       965        445
UBS Asset Management                                    0          0          0          0          0          0
UBS Warburg                                           247        333        510        565          0        506
Corporate Center                                                                         0         (9)         0
----------------------------------------------------------------------------------------------------------------
TOTAL                                               1,031      1,404      1,696       (130)       956        951
----------------------------------------------------------------------------------------------------------------
Balancing item in Corporate Center                 (1,161)      (448)      (745)
----------------------------------------------------------------------------------------------------------------

  UBS reconciles the difference between the Credit loss expense in its financial accounts and the Expected Loss shown in business unit reporting with a balancing item in the Corporate Center. UBS also shows the allocation of actual Credit loss expense to the business units in the footnotes to Note 3a of the financial statements.

KEY PERFORMANCE INDICATORS

UBS reports carefully chosen key performance indicators for each of its business units. These do not carry explicit targets, but are intended as indicators of the business units' success in creating value for shareholders. They include both financial metrics, such as the cost/income ratio, and non-financial metrics, such as Assets under management.
  The key performance indicators are used for internal performance measurement as well as external reporting. This ensures that management have a clear responsibility to lead their businesses towards achieving success in the Group's key value drivers and reduces any risk of managing to purely internal performance measures.

BUSINESS GROUP TAX RATES

The Business Groups of UBS do not represent separate legal entities. Business Group results are prepared through the application of UBS's management accounting policies to the results of the entities through which they operate.
  Indicative business unit tax rates are calculated on an annual basis based on the results and statutory tax rates of the previous financial year. These rates are approximate calculations, based upon the application to the year's adjusted earnings of statutory tax rates for the locations in which the Business Groups operated. These tax rates therefore give guidance on the tax cost to each Business Group of doing business during 2000 and on a standalone basis, without the benefit of tax losses brought forward from earlier years:

UBS SWITZERLAND                                 21%
Private and Corporate Clients                   21%
Private Banking                                 22%

UBS ASSET MANAGEMENT                            22%
Institutional Asset Management                  23%
Investment Funds/GAM                            22%

UBS WARBURG                                     22%
Corporate and Institutional Clients             23%
UBS Capital                                     26%
US Private Clients                              37%
International Private Clients                   32%
e-services                                      30%

These tax rates are not necessarily indicative of future tax rates for the businesses or UBS Group as a whole.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS SWITZERLAND

UBS SWITZERLAND

BUSINESS GROUP REPORTING

        CHF million, except where indicated                                                  % change from
For the year ended                                    31.12.00      31.12.99 (1)  31.12.98 (1)      31.12.99
----------------------------------------------------------------------------------------------------------
Income                                                  14,182        12,761        13,958              11
Credit loss expense (2)                                   (784)       (1,071)       (1,186)            (27)
----------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                  13,398        11,690        12,772              15
----------------------------------------------------------------------------------------------------------
Personnel expenses                                       4,759         4,691         4,448               1
General and administrative expenses                      2,394         2,308         2,226               4
Depreciation                                               508           460           771              10
Amortization of goodwill and other intangible
assets                                                      62            23             4             170
----------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                 7,723         7,482         7,449               3
----------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                    5,675         4,208         5,323              35
----------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION
Assets under management (CHF billion)                    1,121         1,110         1,013               1
----------------------------------------------------------------------------------------------------------
Cost / income ratio (%) (3)                                 54            59            53
Cost / income ratio before goodwill (%) (3, 4)              54            58            53
----------------------------------------------------------------------------------------------------------

                                                                                            % change from
As of                                                 31.12.00      31.12.99      31.12.98       31.12.99
---------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                            10,500        10,059         9,519              4
Headcount (full time equivalents)                       28,785        31,354        30,589             (8)
---------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see Note 3a). (3) Operating expenses / operating income before credit loss expense. (4) The amortization of goodwill and other intangible assets is excluded from this calculation.

 COMPONENTS OF OPERATING INCOME
 ------------------------------------------------------------------------------

Private and Corporate Clients derives its operating income principally from
- net interest income from its loan portfolio and customer deposits;
- fees for investment management services; and
- transaction fees.

As a result, Private and Corporate Clients' operating income is affected by movements in interest rates, fluctuations in assets under management, client activity levels, investment performance and changes in market conditions.

Private Banking derives its operating income from
- fees for financial planning and wealth management services;
- fees for investment management services; and
- transaction-related fees.

Private Banking's fees are based on the market value of assets under management and the level of transaction-related activity. As a result, Private Banking's operating income is affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                 UBS SWITZERLAND

PRIVATE AND CORPORATE CLIENTS

BUSINESS UNIT REPORTING

CHF million, except where indicated                                                      % change from
FOR THE YEAR ENDED                             31.12.00    31.12.99(1)    31.12.98(1)      31.12.99
------------------------------------------------------------------------------------------------------
Individual clients                                5,026         4,553          4,785                10
Corporate clients                                 1,975         1,855          1,728                 6
Risk transformation and capital management          307           330              0                (7)
Operations                                          205           313            448               (35)
Other                                               (70)          142             64
------------------------------------------------------------------------------------------------------
Income                                            7,443         7,193          7,025                 3
Credit loss expense(2)                             (759)       (1,050)        (1,170)              (28)
------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                            6,684         6,143          5,855                 9
------------------------------------------------------------------------------------------------------
Personnel expenses                                3,187         3,363          3,238                (5)
General and administrative expenses               1,058         1,123          1,025                (6)
Depreciation                                        419           384            680                 9
Amortization of goodwill and other intangible
 assets                                              27             2              4
------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                          4,691         4,872          4,947                (4)
------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX              1,993         1,271            908                57
------------------------------------------------------------------------------------------------------
KPI'S
Assets under management (CHF billion)(3)            440           439            434                 0
Net new money (CHF billion)                         0.4
------------------------------------------------------------------------------------------------------
Cost/income ratio (%)(4)                             63            68             70
Cost/income ratio before goodwill (%)(4,5)           63            68             70
------------------------------------------------------------------------------------------------------
Non-performing loans/Gross loans outstanding
 (%)                                                5.0           6.6
------------------------------------------------------------------------------------------------------

           ADDITIONAL INFORMATION                                                    % change from
                    AS OF                      31.12.00    31.12.99     31.12.98       31.12.99
--------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                      8,550        8,550        8,250                0
Headcount (full time equivalents)                21,100       24,098       24,043              (12)
--------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see Note 3a). (3) Bank transaction accounts are included. (4) Operating expenses / operating income before credit loss expense. (5) The amortization of goodwill and other intangible assets is excluded from this calculation.

2000

There were no significant financial events that affected this business unit in 1999 or 2000.

KEY PERFORMANCE INDICATORS

Assets under management increased slightly by CHF 1 billion from CHF 439 billion in 1999 to CHF 440 billion during 2000, including net new money of CHF 0.4 billion. Market performance was slightly positive over the year, offsetting transfers of CHF 5 billion to other business units.
  The pre-goodwill cost / income ratio in 2000, at 63%, improved significantly from 68% in 1999. This was principally due to lower operating expenses resulting from continuing strict cost control, as the benefits of the 1998 merger between Union Bank of Switzerland and Swiss Bank Corporation continued to be realized.
  The quality of the Private and Corporate Clients' loan portfolio improved considerably during the year, resulting in a non-performing loans / total loans ratio of 5.0% at 31 December 2000, compared to 6.6% at the end of 1999. This improvement was due in part to the unexpected strengthening of the Swiss economy, and also to Private and Corporate

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS SWITZERLAND

Clients' efforts to further enhance the risk/return profile of its loan portfolio through selective origination, secondary market transactions, the disposal of subsidiaries, and the continued work-out of the recovery portfolio, which decreased from CHF 21 billion to CHF 15 billion during the year.
  Although UBS Switzerland's non-performing loans ratio is somewhat higher than some comparable banks particularly in the US, the comparison reflects different structural practices rather than underlying asset quality. In general, Swiss practice is to write off loans entirely only on final settlement of bankruptcy proceedings, the sale of the underlying assets or a formal debt forgiveness. In contrast, US practice is to write off non-performing loans much sooner, reducing the amount of such loans and corresponding provisions recorded at any given date.

RESULTS

Record pre-tax profit for the year, at CHF 1,993 million, was an increase of CHF 722 million, or 57%, over 1999, clearly demonstrating the substantial benefits of the merger between UBS and SBC for the combined domestic banking franchise.

OPERATING INCOME
Private and Corporate Clients' operating income in 2000 was CHF 6,684 million, CHF 541 million, or 9%, higher than in 1999. This improved performance primarily reflected higher fee income, particularly in the first half of the year, and reduced expected loss as the quality of the loan portfolio improved.
  Both of Private and Corporate Clients' two main operating business areas recorded increases in their operating income in 2000 as compared to 1999.
- Individual Clients: Operating income in 2000 was CHF 5,026 million, an increase of CHF 473 million, or 10%, from CHF 4,553 million in 1999. This was primarily due to increases in brokerage and investment fund fees resulting from increased investment activity, and minor gains on sales of subsidiaries and participations.
- Corporate Clients: Operating income in 2000 was CHF 1,975 million, an increase of CHF 120 million, or 6%, from CHF 1,855 million in 1999, primarily due to higher interest income resulting from improved margins as well as increased fee and commission income.
On the other hand, the two support areas saw their incomes reduce.
- Risk Transformation and Capital Management: Income was CHF 307 million in 2000. This was a decrease of CHF 23 million, or 7%, from the CHF 330 million recorded in 1999, primarily as a result of the reduced average size of the recovery loan portfolio, managed by this unit.
- Operations: Revenues in 2000 were CHF 205 million, a decrease of CHF 108 million, or 35%, from CHF 313 million in 1999. Operations revenues were affected by lower interest revenues as a result of reduced correspondent bank overdraft balances, partially offset by small one-off revenues from the revaluation of minority holdings in other companies.

OPERATING EXPENSES
Full year operating expenses in 2000 were CHF 4,691 million, down 4%, or CHF 181 million, from 1999. This was primarily due to falling personnel costs as headcount was reduced.

OPERATING INCOME BEFORE CREDIT LOSS EXPENSE BY BUSINESS AREA

                     CHF million
                  FOR THE YEAR ENDED                    31.12.00         31.12.99         31.12.98
--------------------------------------------------------------------------------------------------
Individual Clients                                         5,026            4,553            4,785
Corporate Clients                                          1,975            1,855            1,728
Risk transformation and Capital Management                   307              330
Operations                                                   205              313              448
Other                                                        (70)             142               64
--------------------------------------------------------------------------------------------------
TOTAL                                                      7,443            7,193            7,025
--------------------------------------------------------------------------------------------------

 28

  Personnel expense fell by CHF 176 million, or 5%, from CHF 3,363 million in 1999 to CHF 3,187 million in 2000. Increased performance-related compensation, reflecting the good

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                 UBS SWITZERLAND

results, was more than offset by a substantial reduction in headcount during the year.
  General and administrative expenses fell 6% over the year, despite our continued investments in online services, reflecting continued cost control efforts.
  Depreciation expense increased by CHF 35 million, or 9%, to CHF 419 million, primarily due to the implementation of IAS 38, relating to the capitalization of software costs.
  Amortization of goodwill and other intangible assets increased CHF 25 million, from CHF 2 million in 1999 to CHF 27 million in 2000. This increase was primarily due to the acquisition of a credit card portfolio during second quarter 2000.

HEADCOUNT
Private and Corporate Clients' headcount declined by almost 3,000 in 2000 from 24,098 at the end of 1999 to 21,100 at 31 December 2000. This reduction includes 948 staff transferred with Systor, which became an independent company at the start of 2000, 413 staff of Solothurner Bank, which was sold during 2000, and the transfer of 148 financial planning and wealth management staff to Private Banking. The remaining reduction of 1,489 staff demonstrates UBS's continued success in realizing UBS/SBC merger-related synergies.

--------------------------------------------------------------------------------

1999

OPERATING INCOME

Operating income before credit loss expense increased CHF 168 million, or 2%, from CHF 7,025 million in 1998 to CHF 7,193 million in 1999. This improvement was primarily due to higher margins on interest-related business, such as mortgages, as well as the first full-year impact of the amalgamation and repricing of products from the two former banks. In conjunction with the creation of the Risk Transformation and Capital Management business area in October 1999, the business areas within Private and Corporate Clients were realigned in 1999. These realignments and the resulting effects on 1999 operating income were as follows:
- The Business Client segment was transferred from Individual Clients to Corporate Clients, resulting in a decrease in operating income from Individual Clients from 1998 to 1999.
- Operating income from Corporate Clients increased from 1998 to 1999, primarily due to the transfer in of the Business Client segment, the transfer in of the Swiss Global Trade Finance business from UBS Warburg, and improving interest margins. The transfer out of the Recovery portfolio to Risk Transformation and Capital Management partially offset these increases.
- Operating income from Operations decreased compared to 1998. This was the net effect of the transfer of emerging market bank activities from UBS Warburg into UBS Private and Corporate Clients and the transfer of industrialized bank activities to UBS Warburg during 1999.

Private and Corporate Clients' expected loss decreased CHF 120 million, or 10%, from CHF 1,170 million in 1998 to CHF 1,050 million in 1999 as a result of the accelerated reduction of impaired positions and the movement to higher quality businesses. This was partially offset by increased expected loss primarily resulting from the transfer of the remainder of the Swiss Global Trade Finance business from UBS Warburg during 1999.

OPERATING EXPENSES
Personnel, general and administrative expenses increased CHF 223 million, or 5%, from CHF 4,263 million in 1998 to CHF 4,486 million in 1999. This increase was due primarily to merger related IT integration work, work relating to the Year 2000 transition and the costs associated with the shift of the Swiss Global Trade Finance business from UBS Warburg. This business, with approximately 400 professionals, was transferred from UBS Warburg in early 1999. These increases were partially offset by cost savings resulting from the closure of redundant branches.
  Depreciation and amortization expense decreased CHF 298 million, or 44%, from CHF 684 million in 1998 to CHF 386 million in 1999, primarily due to reduced assets employed subsequent to the 1998 merger.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS SWITZERLAND

PRIVATE BANKING

BUSINESS UNIT REPORTING

       CHF million, except where indicated                                                   % change from
               FOR THE YEAR ENDED                  31.12.00     31.12.99(1)    31.12.98(1)     31.12.99
----------------------------------------------------------------------------------------------------------
Income                                                 6,739        5,568          6,933                21
Credit loss expense(2)                                   (25)         (21)           (16)               19
----------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                 6,714        5,547          6,917                21
----------------------------------------------------------------------------------------------------------
Personnel expenses                                     1,572        1,328          1,210                18
General and administrative expenses                    1,336        1,185          1,201                13
Depreciation                                              89           76             91                17
Amortization of goodwill and other intangible
 assets                                                   35           21              0                67
----------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                               3,032        2,610          2,502                16
----------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                   3,682        2,937          4,415                25
----------------------------------------------------------------------------------------------------------
KPI'S
Assets under management (CHF billion)                    681          671            579                 1
----------------------------------------------------------------------------------------------------------
Net new money (CHF billion)(3)                          (0.7)         0.7
Gross AuM margin (bps)                                    98           90                                9
----------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(4)                                45           47             36
Cost / income ratio before goodwill (%)(4, 5)             44           46             36
----------------------------------------------------------------------------------------------------------

             ADDITIONAL INFORMATION                                                  % change from
                     AS OF                        31.12.00     31.12.99    31.12.98    31.12.99
--------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                          1,950       1,509       1,269             29
Headcount (full time equivalents)                     7,685       7,256       6,546              6
--------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see Note 3a). (3) Excludes dividend and interest income. (4) Operating expenses / operating income before credit loss expense. (5) The amortization of goodwill and other intangible assets is excluded from this calculation.

2000

There were no significant financial events that affected this business unit in 1999 or 2000.

KEY PERFORMANCE INDICATORS

Assets under management increased slightly by CHF 10 billion, or 1%, from CHF 671 billion to CHF 681 billion during 2000, primarily reflecting market performance and currency effects. Net new money during the year was disappointing, with net outflows of CHF 0.7 billion.
  Gross margin for the year, at 98 basis points, partly reflects the very strong performance in the exceptional markets of the first quarter. The more recent rates of 95 basis points in second and fourth quarters, and 94 basis points in third quarter, represent a solid improvement over the average of 90 basis points recorded in 1999, as we introduce more value-added products to our client base.
  The pre-goodwill cost / income ratio of 44% improved slightly from 46% in 1999, principally due to significantly higher revenues.

RESULTS

Net profit before tax for the year increased significantly, by CHF 745 million, or 25%, to CHF 3,682 million, from CHF 2,937 million in 1999. This reflects strong markets in the early part of 2000, and the margin-enhancing benefits of introducing more added-value products during the year.

OPERATING INCOME
The increase in gross margin to 98 basis points resulted in operating income of CHF 6,714 million, which was 21%, or CHF 1,167 million, higher than in 1999. Revenue quality has also improved with asset-

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                 UBS SWITZERLAND

based fees growing faster over the year than transaction-based fees.

OPERATING EXPENSES
Full year operating expenses were CHF 3,032 million, CHF 422 million or 16% higher than in 1999.
  Personnel expenses increased CHF 244 million, or 18%, partly due to increased hiring in client-focused areas, the transfer of financial planning and wealth management staff from the Private and Corporate Clients unit, as well as higher performance-related compensation.
  General and administrative expenses increased CHF 151 million, or 13%, primarily due to recruitment and training expenses, volume-driven transaction processing costs, as well as project-related technology costs.
  Depreciation expense increased by CHF 13 million, or 17%, due to increased investments in both software and the refurbishment of premises.

HEADCOUNT
Headcount at year end 2000 was 7,685, representing an increase of 429 during the year. This was mainly the result of the transfer of 148 financial planning and wealth management staff from the Private and Corporate Clients business unit and the completion in first quarter 2000 of previous initiatives to strengthen product capabilities.
  It is Private Banking's policy to shift the balance of its staff towards client-facing roles, reducing the number of support staff. During the year there were net increases of 302 staff in client-focused market areas and 127 in product areas, such as financial planning, Active Advisory, and portfolio management.

--------------------------------------------------------------------------------

1999

OPERATING INCOME

Operating income decreased CHF 1,370 million, or 20%, from CHF 6,917 million in 1998 to CHF 5,547 million in 1999. This significant decrease principally reflected lower transaction-based revenues due to lower levels of client transaction activity. CHF 1,058 million gains from the divestitures of Banca della Svizzera Italiana (BSI) and Adler, as well as CHF 268 million of operating income relating to BSI's operations, are included in operating income for 1998 and did not recur in 1999.
Notwithstanding the decrease in operating income, assets under management increased during 1999 by CHF 92 billion, or 16%. Strong markets, especially in Europe, in the United States, and in the technology sector, as well as the stronger US dollar, led to a performance increase of CHF 80 billion for 1999. In addition, the acquisition of the international private banking operations of Bank of America accounted for an additional CHF 5 billion, while inter-business unit transfers resulted in another CHF 6 billion. This increase was partially offset, however, by decreased volumes from existing clients during the second half of 1999.

OPERATING EXPENSES
Operating expenses, adjusted for CHF 125 million in divestiture-related operating expenses, increased 4%, or CHF 108 million, to CHF 2,610 million in 1999, to a large extent as a result of UBS's expansion in the front-line staff as well as infrastructure related investments.
  Personnel, general and administrative expenses increased CHF 102 million, or 4%, from CHF 2,411 million in 1998 to CHF 2,513 million 1999. Personnel costs increased 10%, or CHF 118 million, to CHF 1,328 million in 1999 due to an increase in headcount of 710 from 6,546 at 31 December 1998 to 7,256 at 31 December 1999. Headcount growth resulted from the acquisition in 1999 of Bank of America's international private banking operations, enhancement of UBS's logistics capabilities and support for the introduction of new portfolio monitoring and advisory capabilities. Operating expenses in 1998 also included CHF 125 million related to BSI that did not occur in 1999.
  As a result of the acquisition of the international private banking operations of Bank of America, goodwill amortization increased to CHF 21 million in 1999. Depreciation decreased CHF 15 million, or 16%, from CHF 91 million in 1998 to CHF 6 million in 1999.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS ASSET MANAGEMENT

UBS ASSET MANAGEMENT
BUSINESS GROUP REPORTING

     CHF million, except where indicated                                                     % change from
              FOR THE YEAR ENDED                31.12.00      31.12.99(1)      31.12.98(1)     31.12.99
----------------------------------------------------------------------------------------------------------
Income                                             1,953          1,369            1,358                43
Credit loss expense                                    0              0                0
----------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                             1,953          1,369            1,358                43
----------------------------------------------------------------------------------------------------------
Personnel expenses                                   880            516              515                71
General and administrative expenses                  439            271              228                62
Depreciation                                          49             32               35                53
Amortization of goodwill and other intangible
 assets                                              263            113               78               133
----------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                           1,631            932              856                75
----------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                322            437              502               (26)
----------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION
Assets under management (CHF billion)                522            598              532               (13)
----------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(2)                            84             68               63
Cost / income ratio before goodwill (%)(2, 3)         70             60               57
----------------------------------------------------------------------------------------------------------

                                                                                      % change from
                   AS OF                      31.12.00       31.12.99      31.12.98     31.12.99
---------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                      1,250           162           102             672
Headcount (full time equivalents)                 2,860         2,576         1,863              11
---------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) Operating expenses / operating income before credit loss expense. (3) The amortization of goodwill and other intangible assets is excluded from this calculation.

 COMPONENTS OF REVENUE
 ------------------------------------------------------------------------------
 UBS Asset Management generates most of its revenue from the asset management services it provides to institutional clients, and from the distribution of investment funds. Fees charged to institutional clients and on investment funds are based on the market value of assets under management. As a result, UBS Asset Management's revenues are affected by changes in market levels as well as flows of client funds.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                            UBS ASSET MANAGEMENT

INSTITUTIONAL ASSET MANAGEMENT

BUSINESS UNIT REPORTING

    CHF million, except where indicated                                                     % change from
             FOR THE YEAR ENDED               31.12.00       31.12.99(1)      31.12.98(1)     31.12.99
---------------------------------------------------------------------------------------------------------
Institutional                                     1,103            906              968                22
Non-institutional                                   198            193              195                 3
---------------------------------------------------------------------------------------------------------
Income                                            1,301          1,099            1,163                18
Credit loss expense                                   0              0                0
---------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                            1,301          1,099            1,163                18
---------------------------------------------------------------------------------------------------------
Personnel expenses                                  631            458              465                38
General and administrative expenses                 243            178              154                37
Depreciation                                         27             25               29                 8
Amortization of goodwill and other
 intangible assets                                  173            113               78                53
---------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                          1,074            774              726                39
---------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                227            325              437               (30)
---------------------------------------------------------------------------------------------------------
KPI'S
Assets under management (CHF billion)               496            574              531               (14)
Net new money (CHF billion)(2)                    (66.6)         (50.1)
Gross AuM margin (bps)(3)                            33             25                                 32
---------------------------------------------------------------------------------------------------------
Cost / income ratio (%)(4)                           83             70               62
Cost / income ratio before goodwill (%)(4,
 5)                                                  69             60               56
---------------------------------------------------------------------------------------------------------

           ADDITIONAL INFORMATION                                                     % change from
                   AS OF                      31.12.00       31.12.99      31.12.98     31.12.99
---------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                        500           160           100             213
Headcount (full time equivalents)                 1,728         1,653         1,497               5
---------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) Excludes dividend and interest income. (3) Revenues divided by average assets under management, for the institutional portion of the business only. (4) Operating expenses / operating income before credit loss expense. (5) The amortization of goodwill and other intangible assets is excluded from this calculation.

2000

There were no significant financial events that affected this business unit in 1999 or 2000.

KEY PERFORMANCE INDICATORS

Assets under management decreased 14%, or CHF 78 billion, from CHF 574 billion at 31 December 1999 to CHF 496 billion at 31 December 2000, with the majority of the decline due to client losses in the institutional business, particularly in the earlier part of the year.
  Net new money for the year saw a net outflow of CHF 66.6 billion. Net new money outflows moderated as the year progressed, as losses of equity mandates continued to decline. Client losses continued to be concentrated primarily within US and to a lesser degree UK mandates, reflecting past investment performance issues.
  The gross margin in 2000 was 33 basis points, an increase of 8 basis points over 1999. This rise reflects the contributions from two new higher margin businesses: O'Connor, created in June 2000, and UBS Realty Investors (formerly Allegis), purchased in December 1999.
  The cost/income ratio before goodwill increased to 69% in 2000 from 60% in 1999, principally as a result of the inclusion of

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS ASSET MANAGEMENT

O'Connor and UBS Realty Investors (which generate higher gross margins than the rest of the business, but at higher cost), spending on strategic initiatives to expand global reach, and lower asset-based revenues towards the end of the year.

INVESTMENT PERFORMANCE IN 2000

The return of global equity markets towards fundamental values was the predominant development during 2000. This trend accelerated during the fourth quarter as the US economy began to slow, and many companies within the Technology, Media and Telecommunications (TMT) sector posted disappointing earnings. Within this challenging environment, strategic positions benefiting from the decline in the TMT sector, the associated drop in equity markets, the under-performance of the very largest capitalization equities, and the year-end turnaround in the euro, helped Institutional Asset Management deliver the best relative annual investment performance in its history.
  US equity strategies outperformed benchmarks by wide margins. Global, international and UK equity strategies were also significantly positive. Phillips & Drew was ranked the top-performing pension fund manager in Britain for the year 2000 by Combined Actuarial Performance Services (CAPS), the leading UK performance measurement consultancy. Phillips & Drew's flagship Managed Exempt fund (equities mixed with property) outperformed the average fund manager by more than 10% for the full year. Phillips & Drew's strong performance in 2000 also benefited their balanced fund's three and five year records, moving its ranking up from fourth quartile at the end of 1999 to second quartile at the end of 2000.

RESULTS

The full year pre-tax profit of CHF 227 million was 30% lower than 1999. Despite asset losses in the core institutional business, income increased as a result of the launch of the O'Connor business and the acquisition of Allegis; but this was more than offset by higher performance-related personnel expenses, goodwill amortization relating to Allegis and increased general and administrative expenses.

OPERATING INCOME
Operating income increased CHF 202 million, or 18%, from CHF 1,099 million in 1999 to CHF 1,301 million in 2000. Despite the decrease in assets under management, operating income increased as a result of the acquisition of Allegis and the creation of the new O'Connor alternative asset management business, partially offset by lost revenue from client losses.

OPERATING EXPENSES
Full year expenses increased by CHF 300 million, to CHF 1,074 million. Personnel expenses increased 38%, or CHF 173 million, from CHF 458 million in 1999 to CHF 631 million in 2000 and General and administrative expenses increased 37%, or CHF 65 million, over 1999 to CHF 243 million in 2000. Both categories of expense increased as a result of the acquisition of Allegis, the addition of the new O'Connor business and currency movements.
  Depreciation and amortization expense increased CHF 62 million, or 45%, from CHF 138 million in 1999 to CHF 200 million in 2000, including CHF 46 million from the acquisition of Allegis.

HEADCOUNT
Headcount increased 5% from 1,653 at 31 December 1999 to 1,728 at 31 December 2000, primarily as a result of the creation of the new O'Connor business in June 2000.

--------------------------------------------------------------------------------

1999

OPERATING INCOME

Operating income decreased CHF 64 million, or 6%, from CHF 1,163 million in 1998 to CHF 1,099 million in 1999. Assets under management increased 8%, or CHF 43 billion, to CHF 574 billion at 31 December 1999 from CHF 531 at 31 December 1998, with increases in both institutional and non-institutional categories year-on-year. Despite the 4% increase in institutional assets under management, which primarily resulted from investment performance, the acquisition of Allegis and growth in private client mandates, institu-

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                            UBS ASSET MANAGEMENT

tional revenues decreased. This decrease from CHF 968 million in 1998 to CHF 906 million in 1999 reflects a slight decline in average institutional assets under management from 1998 to 1999, as gains from performance and currency were offset by loss of clients and performance issues in certain mandate types. Average non-institutional assets increased by 16% during 1999; however, non-institutional revenues declined slightly to CHF 193 million as a result of new interbusiness unit fee arrangements with UBS Private Banking.

OPERATING EXPENSES
Personnel, general and administrative expenses increased CHF 17 million, or 3%, from CHF 619 million in 1998 to CHF 636 million in 1999. Headcount increased from 1,497 as of 31 December 1998 to 1,653 as of 31 December 1999, primarily as a result of the acquisition of Allegis in December 1999. Personnel expenses decreased slightly from CHF 465 million in 1998 to CHF 458 million in 1999 reflecting decreased incentive compensation. General and administrative expenses increased 16% from CHF 154 million in 1998 to CHF 178 million in 1999 as a result of revisions in cost-sharing arrangements between Institutional Asset Management and other business units of UBS.
  Depreciation and amortization expense increased CHF 31 million, or 29%, from CHF 107 million in 1998 to CHF 138 million in 1999, reflecting increased goodwill amortization related to the buy-out of UBS's joint venture with the Long-Term Credit Bank of Japan.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS ASSET MANAGEMENT

INVESTMENT FUNDS/GAM

BUSINESS UNIT REPORTING

CHF million, except where indicated                                                       % change from
FOR THE YEAR ENDED                                    31.12.00  31.12.99(1)  31.12.98(1)       31.12.99
-------------------------------------------------------------------------------------------------------
Income                                                     652        270          195              141
Credit loss expense                                          0          0            0
-------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                     652        270          195              141
-------------------------------------------------------------------------------------------------------
Personnel expenses                                         249         58           50              329
General and administrative expenses                        196         93           74              111
Depreciation                                                22          7            6              214
Amortization of goodwill and other intangible assets        90          0            0
-------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                   557        158          130              253
-------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                        95        112           65              (15)
-------------------------------------------------------------------------------------------------------
KPI'S
Assets under management (CHF billion)                      219        225          176               (3)
Net new money (CHF billion)(2)                             4.4        1.3
Gross AuM margin (bps)(3)                                   38         24                            58
-------------------------------------------------------------------------------------------------------
Cost/income ratio (%)(4)                                    85         59           67
Cost/income ratio before goodwill(%)(4,5)                   72         59           67
-------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION                                                                    % change from
As of                                                 31.12.00   31.12.99     31.12.98         31.12.99
-------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                               750          2            2
Headcount (full time equivalents)                        1,132        923          366               23
-------------------------------------------------------------------------------------------------------

(1)The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2)Excludes dividend and interest income. (3)All non-institutional revenues, including those booked in Institutional Asset Management, divided by average assets under management. (4)Operating expenses/operating income before credit loss expense. (5)The amortization of goodwill and other intangible assets is excluded from this calculation.

2000

There were no significant financial events that affected this business unit in 1999 or 2000.

KEY PERFORMANCE INDICATORS

Assets under management decreased 3% from CHF 225 billion at 31 December 1999 to CHF 219 billion at year end 2000, largely a result of currency and market movements, partly offset by net new money of CHF 4.4 billion.
  The cost/income ratio before goodwill increased from 59% to 72% mainly as a result of the inclusion of Global Asset Management (GAM), but also reflecting spending on new business initiatives, chiefly targeted at marketing investment funds outside UBS's own client base.
  The gross margin for the year, at 38 basis points, is significantly higher than the 24 basis points recorded in 1999, principally due to the contribution from GAM.

RESULTS

Net profit for 2000 fell 15%, or CHF 17 million, to CHF 95 million in 2000, reflecting the additional costs of spending on new business initiatives, chiefly targeted at marketing investment funds outside UBS.

OPERATING INCOME
Operating income increased CHF 382 million, or 141%, from CHF 270 million in 1999 to
 36

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                            UBS ASSET MANAGEMENT

CHF 652 million in 2000, primarily as a result of the GAM acquisition.

OPERATING EXPENSES
Personnel expenses increased 329%, or CHF 191 million, from CHF 58 million in 1999 to CHF 249 million in 2000 due to the acquisition of GAM, and increased headcount for growth initiatives in the Investment Funds area. General and administrative expenses increased 111%, from CHF 93 million in 1999 to CHF 196 million in 2000, as a result of the acquisition of GAM and marketing and distribution initiatives in the Investment Funds area.
  Depreciation and amortization expense increased CHF 105 million, from CHF 7 million in 1999 to CHF 112 million in 2000, reflecting goodwill amortization following the acquisition of GAM.

HEADCOUNT
Headcount increased 23% from 923 at 31 December 1999 to 1,132 at 31 December 2000, primarily a result of an increase of staff to support distribution initiatives in the Investment Funds area.

--------------------------------------------------------------------------------

1999

OPERATING INCOME

Operating income increased CHF 75 million, or 38%, from CHF 195 million in 1998 to CHF 270 million in 1999. This was principally due to higher Investment Funds assets and the transfer from Private Banking of some client responsibility and related income. The acquisition of GAM did not significantly impact income or expenses in 1999.
  Assets under management increased 28%, or CHF 49 billion, to CHF 225 billion at 31 December 1999 from CHF 176 billion at 31 December 1998. CHF 24 billion of this increase was due to the acquisition of GAM in December 1999. The remainder was mainly due to positive investment performance.

OPERATING EXPENSES
Personnel, general and administrative expenses increased CHF 27 million, or 22%, from CHF 124 million in 1998 to CHF 151 million in 1999. Headcount increased from 366 as of 31 December 1998 to 923 as of 31 December 1999, primarily as a result of the acquisition of GAM in December 1999. Excluding GAM, headcount increased by 69, as a result of efforts to build the Investment Funds business, including the launching of new funds and expansion of distribution efforts. Personnel expenses increased 16% from CHF 50 million in 1998 to CHF 58 million in 1999 in line with the increase in headcount. General and administrative expenses increased 26% to CHF 93 million in 1999 reflecting increased investment in international distribution and the costs of launching new funds, offset by synergies from the 1998 merger, including reduced fees for market data systems and the combination of fund valuation and management systems.
  Depreciation and amortization expense increased CHF 1 million, or 17%, from CHF 6 million in 1998 to CHF 7 million in 1999, as a result of changes in the holding structure of some of the business unit's real estate funds.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

UBS WARBURG

BUSINESS GROUP REPORTING

           CHF million, except where indicated                                                        % change from
                   FOR THE YEAR ENDED                      31.12.00    31.12.99( 1)    31.12.98( 1)     31.12.99
-------------------------------------------------------------------------------------------------------------------
Income                                                       19,779(4)     13,241           7,691                49
Credit loss expense( 2)                                        (247)         (333)           (510)              (26)
-------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                       19,532        12,908           7,181                51
-------------------------------------------------------------------------------------------------------------------
Personnel expenses                                           11,002         7,278           4,641                51
General and administrative expenses                           3,501         2,680           2,625                31
Depreciation                                                    731           659             549                11
Amortization of goodwill and other intangible assets            298(4)        154             173                94
-------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                     15,532        10,771           7,988                44
-------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                         4,000         2,137            (807)               87
-------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION
Assets under management (CHF billion)( 6)                       827            36              27
-------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)( 7)                                      79            81             104
Cost / income ratio before goodwill (%)( 7, 8)                   77            80             102
-------------------------------------------------------------------------------------------------------------------

                                                                                              % change from
AS OF                                                      31.12.00    31.12.99    31.12.98     31.12.99
-----------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                                 24,900      10,679      13,779             133
Headcount (full time equivalents)                            38,445      14,266      14,638             169
-----------------------------------------------------------------------------------------------------------

BUSINESS GROUP REPORTING ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS

CHF million, except where indicated                                                                   % change from
FOR THE YEAR ENDED                                         31.12.00    31.12.99( 1)    31.12.98( 1)     31.12.99
-------------------------------------------------------------------------------------------------------------------
Income                                                       19,779(4)     13,041(5)        7,691                52
Credit loss expense( 2)                                        (247)         (333)           (510)              (26)
-------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                       19,532        12,708           7,181                54
-------------------------------------------------------------------------------------------------------------------
Personnel expenses                                           10,916(3)      7,278           4,641                50
General and administrative expenses                           3,408(3)      2,680           2,625                27
Depreciation                                                    652(3)        659             549                (1)
Amortization of goodwill and other intangible assets            298(4)        154             173                94
-------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                     15,274        10,771           7,988                42
-------------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                         4,258         1,937            (807)              120
-------------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION
-------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)( 7)                                      77            83             104
Cost / income ratio before goodwill (%)( 7, 8)                   76            81             102
-------------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see Note 3a). (3) The year ended 31 December 2000 Personnel, General and administrative expenses and Depreciation were adjusted for the significant financial events in respect of the PaineWebber integration costs by CHF 86 million, CHF 93 million and CHF 79 million, respectively. (4) Goodwill funding costs of CHF 132 million and amortization of goodwill and other intangible assets of CHF 138 million in respect of the PaineWebber acquisition are included in UBS Warburg results but are not reflected in any of the individual business units. (5) Year ended 31 December 1999 has been adjusted for the Significant Financial Event of CHF 200 million for the sale of the international Global Trade Finance business. (6) US Private Clients' Client Assets at 3 November 2000 were CHF 890 billion. (7) Operating expenses / operating income before credit loss expense. (8) The amortization of goodwill and other intangible assets is excluded from this calculation.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

GOODWILL COSTS

UBS Warburg's Business Group operating expenses include CHF 138 million amortization of goodwill and intangible assets and CHF 132 million of goodwill funding costs relating to the merger with PaineWebber which are recorded at the Business Group level, but are not allocated to the individual business units.
  In particular, the results of the US Private Clients business unit, which includes the former PaineWebber private client businesses, do not reflect goodwill amortization or funding costs relating to the merger.

 COMPONENTS OF OPERATING INCOME
 ------------------------------------------------------------------------------

 The Corporate and Institutional Clients unit generates operating income from

 - commissions on agency transactions and spreads or markups on principal transactions;

 - fees from debt and equity capital markets transactions, leveraged finance, and the structuring of derivatives and complex transactions;

 - mergers and acquisitions and other advisory fees;

 - interest income on principal transactions and from the loan portfolio; and

 - gains and losses on market making, proprietary, and arbitrage positions.

 As a result, Corporate and Institutional Clients' operating income is affected by movements in market conditions, interest rate swings, the level of trading activity in primary and secondary markets and the extent of merger and acquisition activity. These and other factors have had and may in the future have a significant impact on results of operations from year to year.

 UBS Capital's primary source of operating income is capital gains from the disposal or sale of its investments, which are recorded at the time of ultimate divestment. As a result, appreciation in fair market value is recognized as operating income only at the time of sale. The level of annual operating income from UBS Capital is directly affected by the level of investment disposals that take place during the year.
 The private clients business units, US Private Clients and International Private Clients, principally derive their operating income from
 - fees for financial planning and wealth management services;
 - fees for discretionary services; and
 - transaction-related fees.

 These fees are based on the market value of assets under management and the level of transaction-related activity. As a result, operating income is affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

CORPORATE AND INSTITUTIONAL CLIENTS

BUSINESS UNIT REPORTING

         CHF million, except where indicated                                                         % change from
                  FOR THE YEAR ENDED                      31.12.00    31.12.99( 1)    31.12.98( 1)     31.12.99
------------------------------------------------------------------------------------------------------------------
Corporate Finance                                            2,701         2,054           1,665                31
Equities                                                    10,429         5,724           3,253                82
Fixed income                                                 2,969         2,464            (267)               20
Treasury products                                            1,653         1,805           2,351                (8)
Non-core business                                              281           482(2)          (96)              (42)
------------------------------------------------------------------------------------------------------------------
Income                                                      18,033        12,529(2)        6,906                44
Credit loss expense( 3)                                       (243)         (330)           (500)              (26)
------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                      17,790        12,199           6,406                46
------------------------------------------------------------------------------------------------------------------
Personnel expenses                                           9,284(4,      6,861           4,333                35
                                                                  5)
General and administrative expenses                          2,779(4)      2,429           2,483                14
Depreciation                                                   555(4)        629             535               (12)
Amortization of goodwill and other intangible assets           149           134             157                11
------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                    12,767        10,053           7,508                27
------------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                         5,023         2,146          (1,102)              134
------------------------------------------------------------------------------------------------------------------

KPI'S
Compensation / income (%)                                       51            55              63
------------------------------------------------------------------------------------------------------------------
Cost / income ratio (%)( 6)                                     71            80             109
Cost / income ratio before goodwill (%)( 6, 7)                  70            79             106
------------------------------------------------------------------------------------------------------------------
Non-performing loans / Gross loans outstanding (%)             3.4           2.2             1.5
Average VaR (10-day 99%)                                       242           213             295(8)
------------------------------------------------------------------------------------------------------------------

LEAGUE TABLE RANKINGS( 9)
FOR THE YEAR ENDED                                        31.12.00    31.12.99
----------------------------------------------------------------------------------------------------------
Global Mergers and Acquisitions completed( 10)
 Rank                                                            6           6
 Market share                                                 16.7        20.3
International Equity New Issues( 11)
 Rank                                                            7          11
 Market share                                                  5.1         3.8
International Bonds( 11)
 Rank                                                            5           5
 Market share                                                  7.9         8.0
Eurobonds( 11)
 Rank                                                            1           1
 Market share                                                  8.8         8.7
----------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION                                                                       % change from
AS OF                                                     31.12.00    31.12.99    31.12.98     31.12.99
----------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                                10,000      10,050      13,300               0
Headcount (full time equivalents)                           15,262      12,694      13,794              20
----------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) Year ended 31 December 1999 income was adjusted for the Significant Financial Event of CHF 200 million related to the sale of the international Global Trade Finance business. (3) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see Note 3a). (4) The year ended 31 December 2000 Personnel, General and administrative expenses and Depreciation were adjusted for the Significant Financial Events in respect of the PaineWebber integration by CHF 86 million, CHF 13 million and CHF 7 million, respectively. (5) The year ended 31 December 2000 Personnel expenses include CHF 11 million of the CHF 128 million retention payments in respect of the PaineWebber acquisition. (6) Operating expenses / operating income before credit loss expense. (7) The amortization of goodwill and other intangible assets is excluded from this calculation. (8) VaR average for 1998 is from the date of the UBS / SBC merger, 26 June 1998, until 31 December 1998. (9) The league table rankings reflect recent industry consolidation. (10) Source: Thomson Financial Securities data. (11) Source: Capital Data Bondware.
 40

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

2000

The results for Corporate and Institutional Clients include the costs and revenues for November and December 2000 of the former PaineWebber capital markets businesses, which were integrated into this business unit from the completion of the merger on 3 November 2000.

  PaineWebber integration costs were treated as a significant financial event, and are not shown in the table. The amounts involved were: personnel expenses CHF 86 million, general and administrative expenses CHF 13 million and depreciation CHF 7 million.
In addition, a CHF 200 million gain on the sale of UBS's international Global Trade Finance business in 1999 was treated as a significant financial event and is not reflected in the operating income shown in the table.

KEY PERFORMANCE INDICATORS

UBS Warburg measures its expense base primarily in terms of percentage of revenues, looking at both personnel costs and non-personnel costs on this basis.
  Continued strong revenue performance and active cost management led to a pre-goodwill cost/income ratio of 70%, from 79% in the previous year, representing the result of significant cost management efforts on both personnel and non-personnel expenses.
  Corporate and Institutional Clients' ratio of personnel cost to income fell to 51% in 2000, from 55% last year. UBS Warburg continues to invest in top quality professionals to help expand its capabilities and client reach and aims to compensate its employees at similar levels to its global competitors.
  Changes in non-personnel costs are less directly related to changes in income than personnel costs.
  As a percentage of income, non-personnel costs decreased to 19% in 2000, from 25% in 1999. Improvements in overall cost management were offset by increased expenditure on technology and professional fees and the incremental costs of the PaineWebber capital markets business.
  The value of Corporate and Institutional Clients' non-performing loans rose CHF 933 million, or 59%, from CHF 1,586 million at 31 December 1999 to CHF 2,519 million at 31 December 2000, reflecting the weaker credit environment in the US. At the same time, the gross loans outstanding rose from CHF 72,717 million at 31 December 1999 to CHF 74,253 million at 31 December 2000. As a result, the ratio of non-performing loans to total loans increased to 3.4% at the end of 2000 from 2.2% at the end of 1999. UBS Warburg does not believe that extensive lending is critical to the expansion of its client franchise and does not intend to engage in balance sheet led earnings growth.
  Market risk utilization, as measured by average Value at Risk, continued to remain well within the limit of CHF 450 million, although increasing from an average of CHF 213 million in 1999 to an average of CHF 242 million in 2000, reflecting the exceptional trading opportunities in the early part of 2000.

RESULTS

UBS Warburg's Corporate and Institutional Clients business unit delivered record financial results in 2000, with each quarter performing significantly above the levels in the comparable quarter of 1999. Pre-tax profit of CHF 5,023 million was more than double the CHF 2,146 million achieved in 1999, itself a good year.

OPERATING INCOME
Corporate and Institutional Clients generated revenues of CHF 18,033 million in 2000, an increase of 44% over 1999.
  Equities revenues during 2000 were CHF 10,429 million, or 82% higher than 1999's revenues of CHF 5,724 million reflecting the strength of UBS Warburg's global client franchise and increased market share in significantly stronger secondary markets, and strong market-making and trading revenues. UBS Warburg's secondary equity sales business continues to be ranked as one of the global leaders, and the leading non-US equities house.
  Fixed Income experienced an exceptionally strong 2000, driven by strong markets, significant principal finance activity and a strong government bond and derivatives business, contributing to overall revenues for the year 2000 of CHF 2,969 million, an improvement of 20%, or CHF 505 million over 1999's revenues of CHF 2,464 million.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

OPERATING INCOME BEFORE CREDIT LOSS EXPENSE BY BUSINESS AREA

                                                                       For the year ended
                                                                --------------------------------
CHF MILLION                                                     31.12.00    31.12.99    31.12.98
------------------------------------------------------------------------------------------------
Equities                                                          10,429       5,724       3,253
Fixed income                                                       2,969       2,464        (267)
Corporate finance                                                  2,701       2,054       1,665
Treasury products                                                  1,653       1,805       2,351
Non-core business                                                    281         482         (96)
------------------------------------------------------------------------------------------------
Total                                                             18,033      12,529       6,906
------------------------------------------------------------------------------------------------

  Despite commoditization of products and the continuing pressure on margins across its businesses, the Treasury Products business area recorded a slight increase in underlying revenues, reflecting the recovery of euro trading as the currency strengthened, and a growing client franchise. The business area also increased market share through extensive use of e-channels to extend client reach. Revenues for 1999 included revenues relating to exchange-traded derivatives and alternative asset management, which were transferred to the Equities business area in 2000. Full year performance reflected this transfer, with revenues of CHF 1,653 million in 2000, down 8% on the previous year.
  Market conditions for mergers and acquisitions, advisory work and primary underwriting continued to be strong, driving Corporate Finance's excellent performance. UBS Warburg's corporate client franchise continued to develop, with strong performance in critical sectors in 2000, particularly Telecommunications and Consumer Goods. Productivity per head also increased in comparison to prior years. Overall, 2000 was a year of very strong growth in this area for UBS Warburg, with revenues of CHF 2,701 million, 31% ahead of 1999.
  The Corporate Finance business area within Corporate and Institutional Clients provides both advisory services and financing services. Financing services include both equity and fixed-income offerings undertaken in cooperation with the Equities and Fixed income business areas. Accordingly, a portion of operating income associated with these services is allocated to those areas.
  Non-core revenues in 2000, which include income from the work-out of the Global Equity Derivatives portfolio and the non-core loan portfolio (described below) fell 42% compared to 1999, to CHF 281 million.

OPERATING EXPENSES

Corporate and Institutional Clients continues to carefully manage its cost base, with the pre-goodwill cost/income ratio remaining well below 1999 levels at 70%. Personnel expenses increased 35% from 1999, to CHF 9,284 million, reflecting increased headcount and growth in performance-related compensation in line with the excellent results. Personnel expenses include CHF 11 million of retention payments made to former PaineWebber staff.
  General and administrative expenses increased 14% compared to 1999, as a result of increased expenditure on technology outsourcing, professional fees and the incremental costs of the PaineWebber capital markets business.
  Overall costs grew at a significantly slower rate than revenues, delivering continued strong pre-tax profit growth.

HEADCOUNT

Corporate and Institutional Clients headcount rose 20% during the year, to 15,262, mainly due to business growth in the Corporate Finance and Equities areas, including the impact of the integration of 1,628 staff from the PaineWebber capital markets businesses.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

1999

In October and November 1998, UBS's Board of Directors mandated and undertook a review of UBS's risk profile and risk management as well as UBS's control processes and procedures. The review placed particular emphasis on the Fixed Income business area, which had experienced losses on credit exposures in certain emerging market assets. Each of the business areas selected for review was assessed as to whether it supported the UBS and UBS Warburg franchises and, if so, whether the expected return as compared to the estimated risk justified a continuation of the business. Corporate and Institutional Clients used the review to define its core and non-core business areas, and decided to wind down over time the identified non-core businesses.
  The businesses identified as non-core in late 1998 were
- Lease Finance;
- Commodities Trading (energy, base metals, electricity);
- Non-structured Asset-Backed Finance;
- Distressed Debt Trading;
- Global Trade Finance, with the exception of the Swiss Corporate business;
- Conduit Finance;
- Non-core loans - loans and commitments that are not part of UBS's tradeable asset portfolio, that are not issued in conjunction with UBS's Leveraged Finance business or that are credit exposures UBS wishes to reduce; and
- Project Finance.
  The identified non-core businesses are being wound down over time and will be disposed of as appropriate. While UBS considers all of its non-core businesses to be held for sale (including those listed above), none of these businesses constitutes a segment to be treated as a discontinued operation, as defined by U.S. GAAP. Businesses designated as non-core businesses remain consolidated for purposes of both IAS and U.S. GAAP unless and until such businesses are actually sold or otherwise disposed of. Most of UBS's international Global Trade Finance business was sold during the first quarter of 1999 and its Conduit Finance business was sold during the third quarter of 1999. UBS's non-core loan portfolio decreased approximately CHF 65 billion, or 61%, from approximately CHF 106 billion as of 31 December 1998 to CHF 41 billion as of 31 December 1999.
  Negotiations for the sale of the Project Finance portfolio and residual Global Trade Finance positions were completed in December 1999 for proceeds approximating their carrying values. As a result, no material losses were realized. Certain aspects of UBS's Global Equities Derivatives portfolio previously identified at the time of the 1998 merger as inconsistent with UBS's risk profile were also designated as a non-core business during late 1998 in order to segregate this activity from the rest of its Equities business. UBS accrued CHF 154 million as a restructuring reserve for this portion of the portfolio.

OPERATING INCOME
In 1999, Corporate and Institutional Clients' operating income before credit loss expense from core businesses amounted to CHF 12,047 million and its operating income before credit loss expense from non-core businesses was CHF 482 million.
  Operating income from Equities increased CHF 2,471 million, or 76%, from CHF 3,253 million in 1998 to CHF 5,724 million in 1999. This increase was primarily due to continued strong growth throughout 1999 compared to weaker results and losses in 1998 that did not recur. Equities performed well during the six months ended 30 June 1998, but experienced a more difficult trading environment in the second half of 1998 as a result of higher volatility levels in equity markets. In 1999, Equities performed strongly in all major markets. Continuing strong secondary cash and derivatives business with institutional and corporate clients contributed significantly to the positive results.
  Operating income from Fixed income increased CHF 2,731 million from CHF (267) million in 1998 to CHF 2,464 million in 1999. The improvement in Fixed income largely reflected particularly strong performance in swaps and options and investment grade corporate debt products during 1999. Strong client flows drove both investor and issuer activities, resulting in increased revenues. Weaker than expected results in Fixed income in 1998 were due primarily to signifi-

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

cant losses in the Group's emerging market portfolio, which were largely attributable to Corporate and Institutional Clients and a write-down of CHF 793 million in the business unit's Long Term Capital Management trading position.
  Operating income from Corporate Finance increased CHF 389 million, or 23%, from CHF 1,665 million in 1998 to CHF 2,054 million in 1999. Strong performance in mergers and acquisitions in 1999, resulting in higher advisory fees, and contributions from UBS's Equity and Debt Capital Management Groups were the primary drivers of the increase.
  Operating income from Treasury Products decreased CHF 546 million, or 23%, from CHF 2,351 million in 1998 to CHF 1,805 million in 1999. Foreign exchange trading, while continuing to be profitable, was adversely affected by diminished volumes in key markets in 1999. The reduced levels of activity resulted from the introduction of the euro and narrowing margins from increased competition in the global markets. Corporate and Institutional Clients' precious metals business was adversely impacted by the dramatic volatility in the gold market in the fourth quarter of 1999.
  Operating income from the non-core businesses identified above increased CHF 578 million, from CHF (96) million in 1998 to CHF 482 million in 1999. In 1998, Equities recognized losses of CHF 762 million from the Global Equity Derivatives portfolio, as compared to 1999, during which this portfolio generated CHF 74 million in positive revenues. The losses recognized in 1998 were partially offset by CHF 498 million in revenues generated by Global Trade Finance. In 1999, the Global Trade Finance business was sold for a CHF 200 gain after generating approximately CHF 160 million in revenues in 1999.
  Credit loss expense decreased CHF 170 million, or 34%, from CHF 500 million in 1998 to CHF 330 million in 1999. This reflected a decrease in Expected Losses due primarily to the continued wind-down of the non-core loan portfolio and the sale of the international Global Trade Finance business in mid-1999. The section entitled "UBS Switzerland - Private and Corporate Clients" includes a discussion of the impact of the transfer of UBS's Swiss Global Trade Finance business to Private and Corporate Clients. The non-core loan portfolio will continue to be wound-down.

OPERATING EXPENSES
Personnel, general and administrative expenses increased CHF 2,474 million, or 36%, from CHF 6,816 million in 1998 to CHF 9,290 million in 1999. Despite a reduction in headcount of 1,100, or 8%, from 13,794 at 31 December 1998 to 12,694 at 31 December 1999, personnel expenses increased CHF 2,528 million, or 58%, to CHF 6,861 in 1999, due primarily to performance-related compensation tied directly to the strong business unit results for the year. In addition, in 1998, CHF 1,007 million of accrued payments to personnel was charged against the restructuring reserve relating to the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation. The shortfall in profits in 1998 was aggravated by losses associated with Long Term Capital Management and the Global Equity Derivatives portfolio. After adjusting 1998 for the amount charged to the restructuring reserve, personnel expenses in 1999 increased 28% against the comparative prior period.
  General and administrative expenses remained relatively flat from 1998 to 1999.
  Depreciation and amortization increased CHF 71 million, or 10%, from CHF 692 million in 1998 to CHF 763 million in 1999, primarily reflecting accelerated amortization of the goodwill on a Latin-American subsidiary.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

UBS CAPITAL

BUSINESS UNIT REPORTING

CHF million, except where indicated                                                               % change from
FOR THE YEAR ENDED                                        31.12.00    31.12.99(1)    31.12.98(1)    31.12.99
---------------------------------------------------------------------------------------------------------------
Income                                                         368           315            585              17
Credit loss expense                                              0             0              0
---------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                         368           315            585              17
---------------------------------------------------------------------------------------------------------------
Personnel expenses                                             142           105            121              35
General and administrative expenses                             49            46             35               7
Depreciation                                                     2             2              0               0
Amortization of goodwill and other intangible assets             2             5              1             (60)
---------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                       195           158            157              23
---------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                           173           157            428              10
---------------------------------------------------------------------------------------------------------------

KPI'S
---------------------------------------------------------------------------------------------------------------
Value creation (CHF billion)                                   0.6           0.6            0.8
---------------------------------------------------------------------------------------------------------------

                                                                                              % change from
AS OF                                                         31.12.00  31.12.99   31.12.98     31.12.99
-----------------------------------------------------------------------------------------------------------
Portfolio book value (CHF billion)                                 5.5        3.0        1.8             83
-----------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION
-----------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                                       600        340        250             76
Headcount (full time equivalents)                                  129        116        122             11
-----------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

2000

There were no significant financial events that affected this business unit in 1999 or 2000.

KEY PERFORMANCE INDICATORS

The book value of UBS Capital's private equity investments has grown from CHF
3.0 billion at the end of 1999 to CHF 5.5 billion at 31 December 2000. New investments of CHF 2.1 billion were made during the full year, including new shareholdings across a diverse range of sectors. In addition, CHF 0.8 billion of investments made by PaineWebber were added to UBS Capital's private equity portfolio in December 2000. The portfolio value was reduced by certain write-downs in investments in second and fourth quarters 2000.
  UBS Capital accounts for its private equity investments at cost less permanent impairments, showing only realized gains or losses in the profit and loss statement. The portfolio review and valuation at 31 December 2000 resulted in an approximate current fair value of CHF 6.9 billion, compared to CHF 4.2 billion at 31 December 1999. This equates to unrealized gains of approximately CHF 1.3 billion, compared to CHF 1.2 billion at year-end 1999. The value creation during the year 2000, including realized gains since 1 January 2000, and the increase in the portfolio's unrealized gains, is approximately CHF 0.6 billion.

RESULTS

In 2000, net profit was CHF 173 million, up CHF 16 million or 10% from CHF 157 million in 1999.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

OPERATING INCOME
Operating income increased 17% to CHF 368 million in 2000, from CHF 315 million in 1999. This reflects the realized gains from sales of investments in the year, partially offset by write-downs of the value of several under-performing companies in different sectors of the portfolio.

OPERATING EXPENSES
Personnel, general and administrative expenses were CHF 191 million in 2000, an increase from the previous year of CHF 40 million, or 26%, driven mainly by bonus expenses. Bonuses are accrued when an investment is successfully exited, so personnel expenses move in line with divestments.

--------------------------------------------------------------------------------

1999

OPERATING INCOME

Operating income decreased CHF 270 million, or 46%, from CHF 585 million in 1998 to CHF 315 million in 1999. This reflects a decrease in realized gains resulting from a reduced number of sales of investments in 1999 as compared to 1998.

OPERATING EXPENSES
Personnel, general and administrative expenses decreased slightly by CHF 5 million, or 3%, from CHF 156 million in 1998 to CHF 151 million 1999. These expenses remained stable despite the business unit's expansion into new regions and sectors, the recruitment of new professionals, the high level of investment activity during 1999 and the associated investment costs. As part of the restructuring related to the 1998 merger, one team from UBS Capital moved to Corporate and Institutional Clients unit effective 1 January 1999. This resulted in a lower headcount during most of 1999 when compared to 1998, and therefore personnel costs decreased 13% from CHF 121 million in 1998 to CHF 105 million in 1999. General and administrative expenses increased CHF 11 million, or 31%, to CHF 46 million in 1999 mainly due to deal-related expenses.
  UBS Capital made approximately CHF 1.4 billion of new investments and add-ons during 1999.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

US PRIVATE CLIENTS

BUSINESS UNIT REPORTING

CHF million, except where indicated
FOR THE YEAR ENDED                                            31.12.00(1)
-------------------------------------------------------------------------
Income                                                             1,225
Credit loss expense                                                    0
-------------------------------------------------------------------------
TOTAL OPERATING INCOME                                             1,225
-------------------------------------------------------------------------
Personnel expenses(2)                                                955
General and administrative expenses                                  258
Depreciation                                                          30
Amortization of goodwill and other intangible assets                   1
-------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                           1,244
-------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                                 (19)
-------------------------------------------------------------------------
KPI'S
Client assets (CHF billion)(3)                                       794
-------------------------------------------------------------------------
Net new money (CHF billion)(4)                                       8.3
Gross AuM margin (bps)                                                86
-------------------------------------------------------------------------
Cost/income ratio (%)(5)                                             102
Cost/income ratio before goodwill (%)(5, 6)                          101
Cost/income ratio before goodwill and retention payments
 (%)(5, 6)                                                            92
-------------------------------------------------------------------------
Recurring fees(7)                                                    430
Financial advisors (full time equivalents)                         8,871
-------------------------------------------------------------------------

                   ADDITIONAL INFORMATION
                           AS OF                              31.12.00
-----------------------------------------------------------------------
Regulatory equity used (avg)                                      2,450
Headcount (full time equivalents)                                21,490
-----------------------------------------------------------------------

(1) The US Private Clients results cover the period from the date of acquisition of PaineWebber, 3 November 2000. (2) Includes CHF 117 million of the CHF 128 million retention payments in respect of the PaineWebber acquisition. (3) Corresponds to UBS's current definition of Assets under management. Client assets at 3 November 2000 were CHF 890 billion. (4) Excludes interest and dividend income. (5) Operating expenses/operating income before credit loss expense. 6 The amortization of goodwill and other intangible assets is excluded from this calculation. (7) Asset based and advisory revenues including fees from mutual funds, wrap fee products, insurance products and institutional asset management products.

The merger between UBS and PaineWebber was completed on 3 November 2000 and was accounted for using purchase accounting. Accordingly, the results shown for US Private Clients are for the period from that date until 31 December 2000. Results for prior periods are not shown.
  The business unit represents the former PaineWebber businesses, excluding the PaineWebber capital markets business transferred to the Corporate and Institutional Clients business unit. Although the US businesses of the former UBS Warburg Private Clients business unit were integrated into PaineWebber's management structure soon after completion of the merger, their results are still included in the International Private Clients unit for 2000.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

2000

There were no significant financial events that affected this business unit in 2000.

KEY PERFORMANCE INDICATORS
At the end of the fourth quarter 2000, US Private Clients had CHF 794 billion of client assets. This represents a fall of CHF 96 billion from the level at completion of the merger on 3 November 2000, reflecting the decline in equity markets, particularly in the US, and the effect of the fall of the US dollar against the Swiss franc.
  PaineWebber's asset gathering continues successfully, with net new money flows averaging CHF 202.3 million (USD 119.0 million) per day in November and December 2000, comparing very favorably to the average rate for the third quarter of CHF
172.5 million (USD 103.3 million) per day, despite the effects of the holiday season.

RESULTS

US Private Clients recorded a net loss for November and December 2000 of CHF 19 million. Adjusting for the effect of retention payments of CHF 117 million, this represents a pre-tax operating profit of CHF 98 million for the two months.
  PaineWebber's strong asset gathering performance during November and December was in contrast to the seasonal slow down in transactional business, compounded this year by the delay in the results of the US Presidential election, which had a negative effect on client confidence and investment activity. As a result, net profit per month was about 39% lower than the rate in PaineWebber's individual client segment in third quarter 2000, after adjusting for the benefit of PaineWebber's invested equity. (Within UBS's management accounts, the net benefit of invested equity is reflected in Corporate Center.)

OPERATING INCOME
Total revenues for November and December were CHF 1,225 million, including approximately CHF 430 million of recurring fee revenue. This represents an overall decline of 2% from the run-rate recorded in PaineWebber's individual client business in the third quarter, reflecting the effects of the seasonal slow-down.

OPERATING EXPENSES
Total expenses for November and December were CHF 1,244 million. Personnel expenses were CHF 955 million, including CHF 117 million of retention payments for PaineWebber staff. Excluding these payments, overall expenses rose slightly from prior levels, reflecting investments in the development of wrap fee products and the new Corporate Employee Financial Services business.

HEADCOUNT
Total headcount at 31 December 2000 was 21,490, including 8,871 financial advisors, up from 8,688 financial advisors at 30 September 2000.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

INTERNATIONAL PRIVATE CLIENTS

BUSINESS UNIT REPORTING

           CHF million, except where indicated                                                    % change from
                   FOR THE YEAR ENDED                      31.12.00   31.12.99(1)   31.12.98(1)     31.12.99
---------------------------------------------------------------------------------------------------------------
Income                                                          286          197           200               45
Credit loss expense(2)                                           (4)          (3)          (10)              33
---------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                          282          194           190               45
---------------------------------------------------------------------------------------------------------------
Personnel expenses                                              385          294           187               31
General and administrative expenses                             188          187           107                1
Depreciation                                                     30           25            14               20
Amortization of goodwill and other intangible assets              7           15            15              (53)
---------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                        610          521           323               17
---------------------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                           (328)        (327)         (133)               0
---------------------------------------------------------------------------------------------------------------

KPI'S
Assets under management (CHF billion)                            33           36            27               (8)
Net new money (CHF billion)(3)                                 10.4          3.6
Gross AuM margin (bps)                                           75           67                             12
---------------------------------------------------------------------------------------------------------------

                 Additional information                                                       % change from
                          AS OF                            31.12.00   31.12.99    31.12.98         31.12.99
-----------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                                    350         289         229              21
Headcount (full time equivalents)                             1,154       1,386         722             (17)
-----------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see Note 3a). (3) Excludes interest and dividend income.

2000

There were no significant financial events that affected this business unit in 1999 or 2000.

KEY PERFORMANCE INDICATORS

Assets under management decreased from CHF 36 billion at the end of 1999 to CHF 33 billion at 31 December 2000, reflecting poor performance in world equity markets during the year, particularly in the technology sector.
  Net new money of CHF 10.4 billion and the increase in the gross margin from 67 bps in 1999 to 75 bps in 2000 reflect the successful efforts to build International Private Clients client franchise.

RESULTS

OPERATING INCOME
Operating income increased CHF 88 million, or 45%, from CHF 194 million in 1999 to CHF 282 million in 2000. Revenues have increased as average assets under management have grown, a wider range of products and services has been offered to clients and new staff and offices have built their client franchises. International Private Clients' businesses are generally in a relatively early stage of development and its client relationships will continue to build towards their full revenue potential.

OPERATING EXPENSES
Operating expenses increased 17%, or CHF 89 million, from CHF 521 million in 1999 to CHF 610 million in 2000, mainly due to the expansion of offices early in 2000. This total included restructuring costs of CHF 93 million related to integration of the International Private Clients businesses into UBS Warburg in February 2000.
  Excluding this restructuring charge, expenses fell 1% compared to 1999.

REVIEW OF
BUSINESS GROUP PERFORMANCE
UBS WARBURG

HEADCOUNT

Headcount fell from 1,386 to 1,154, as a result of the restructuring undertaken in 2000, matching staffing levels more exactly to market opportunities.

--------------------------------------------------------------------------------

1999

OPERATING INCOME
Results for the year ended 31 December 1998 were driven by a business that consisted primarily of the private banking operations of Schroder Munchmeyer Hengst, a German private bank acquired by the former Union Bank of Switzerland in August 1997, domestic private banking activities in Australia, and limited onshore private banking activities conducted in the United States and Italy, established by the former Union Bank of Switzerland.
  Operating income increased CHF 4 million, or 2%, from CHF 190 million in 1998 to CHF 194 million in 1999.
  Assets under management increased during 1999 by CHF 9 billion, or 33%.

OPERATING EXPENSES
Operating expenses increased 61%, or CHF 198 million, to CHF 521 million in 1999 from CHF 323 million in 1998, as a result of expansion in front-line and support staff, office locations, and infrastructure related investments.
  Personnel, general and administrative expenses increased CHF 187 million, or 64%, from CHF 294 million in 1998 to CHF 481 million in 1999. Personnel costs increased 57%, or CHF 107 million, to CHF 294 million in 1999 due to an increase in headcount of 664, or 92%, from 722 at 31 December 1998 to 1,386 at 31 December 1999. General and administrative expenses increased CHF 80 million, or 75%, from 1998 to CHF 187 million in 1999, due to increases in information technology, property and other infrastructure costs to support the new offices and increased headcount.

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                     UBS WARBURG

E-SERVICES

BUSINESS UNIT REPORTING

            CHF million, except where indicated                                      % change from
                     For the year ended                       31.12.00    31.12.99     31.12.99
--------------------------------------------------------------------------------------------------
Income                                                              (1)          0
Credit loss expense                                                  0           0
--------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                              (1)          0
--------------------------------------------------------------------------------------------------
Personnel expenses                                                 150          18             733
General and administrative expenses                                134(1)       18             644
Depreciation                                                        35(1)        3
Amortization of goodwill and other intangible assets                 1           0
--------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                           320          39             721
--------------------------------------------------------------------------------------------------
BUSINESS UNIT PERFORMANCE BEFORE TAX                              (321)        (39)           (723)
--------------------------------------------------------------------------------------------------

                   ADDITIONAL INFORMATION                                           % change from
                           As of                              31.12.00   31.12.99        31.12.99
-------------------------------------------------------------------------------------------------
Headcount (full time equivalents)                                  410         70             486
-------------------------------------------------------------------------------------------------

(1) The year ended 31 December 2000 General and administrative expenses and Depreciation were adjusted for Significant Financial Events in respect of the PaineWebber integration by CHF 80 million and CHF 72 million, respectively.

2000

UBS Group established the e-services project in the third quarter of 1999. Following the merger with PaineWebber, the e-services strategy was re-assessed and focus shifted to more upscale clients than those originally targeted.
  The multi-currency and multi-entity core banking systems developed by the e-services initiative will be integrated into the core of UBS's new wealth management strategy in Europe.
  Those parts of the infrastructure that were relevant to the mass affluent market, such as telephone call-centers, have been closed and the investment in them has been written off. This has resulted in a charge of CHF 80 million to General and administrative expenses. In addition, capitalized software costs relating to parts of the systems which will not now be used have been written off, resulting in a CHF 72 million charge to depreciation. These two amounts form part of the PaineWebber integration costs, treated as a significant financial event, and as a result these costs do not appear in the adjusted business unit results above.

OPERATING EXPENSES
Operating expenses were CHF 320 million in 2000, mainly related to infrastructure-related investments in core technologies. Personnel expenses were CHF 150 million in 2000 and CHF 18 million in 1999. General and administrative expenses were CHF 134 million in 2000 and CHF 18 million in 1999.
  These increases were primarily the result of the establishment of operations infrastructure, the installation and testing of systems platforms, and the testing of marketing concepts.
  As explained above, the restructuring costs associated with the end of the e-services initiative were treated as a significant financial event and are therefore not included in these figures.

REVIEW OF
BUSINESS GROUP PERFORMANCE
CORPORATE CENTER

CORPORATE CENTER

BUSINESS GROUP REPORTING

CHF million, except where indicated                                                                % change from
FOR THE YEAR ENDED                                    31.12.00      31.12.99(2)      31.12.98(2)     31.12.99
----------------------------------------------------------------------------------------------------------------
Income                                                     358          2,010              191               (82)
Credit loss recovery(3)                                  1,161            448              745               159
----------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                   1,519          2,458              936               (38)
----------------------------------------------------------------------------------------------------------------
Personnel expenses                                         522             92              212               467
General and administrative expenses                        431            839            1,656               (49)
Depreciation                                               320            366              128               (13)
Amortization of goodwill and other intangible assets        44             50               87               (12)
----------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                 1,317          1,347            2,083                (2)
----------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                      202          1,111           (1,147)              (82)
----------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION                                                                       % change from
AS OF                                                 31.12.00      31.12.99      31.12.98     31.12.99
----------------------------------------------------------------------------------------------------------
Regulatory equity used (avg)                             8,450         7,850         6,350               8
Headcount (full time equivalents)                          986           862           921              14
----------------------------------------------------------------------------------------------------------

BUSINESS GROUP REPORTING ADJUSTED FOR SIGNIFICANT FINANCIAL EVENTS(1)

CHF million, except where indicated                                                                % change from
FOR THE YEAR ENDED                                    31.12.00      31.12.99(2)      31.12.98(2)        31.12.99
----------------------------------------------------------------------------------------------------------------
Income                                                     358            372              191                (4)
Credit loss recovery(3)                                  1,161            448              745               159
----------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                   1,519            820              936                85
----------------------------------------------------------------------------------------------------------------
Personnel expenses                                         490            548              212               (11)
General and administrative expenses                        281            385            1,656               (27)
Depreciation                                               320            366              128               (13)
Amortization of goodwill and other intangible assets        44             50               87               (12)
----------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                 1,135          1,349            2,083               (16)
----------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                      384           (529)          (1,147)
----------------------------------------------------------------------------------------------------------------

(1) Figures have been adjusted for the significant financial events. Year ended 31 December 1999 income has been adjusted for the CHF 38 million income from the Long Term Capital Management (LTCM) fund, CHF 1,490 million for the sale of our 25% stake in Swiss Life / Rentenanstalt and CHF 110 million for the sale of Julius Baer registered shares. Year ended 31 December 2000 Personnel expenses were adjusted for the PaineWebber integration costs of CHF 32 million. Year ended 31 December 2000 General and administrative expenses have been adjusted for the net additional CHF 150 million provision relating to the US Global Settlement. Year ended 31 December 1999 Personnel expenses have been adjusted for CHF 456 million for the Pension Fund Accounting Credit. Year ended 31 December 1999 General and administrative expenses have been adjusted for CHF 300 million for the UBS/SBC Restructuring Provision and CHF 154 million for the increase in the provision for the US Global Settlement. (2) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (3) In management accounts, statistically derived adjusted expected loss rather than net IAS credit loss (expense) / recovery is reported in the business units (see
Note 3a).

                                                                       REVIEW OF
                                                      BUSINESS GROUP PERFORMANCE
                                                                CORPORATE CENTER

2000

Significant financial events booked in Corporate Center in 1999 and 2000 were:
- Personnel expenses of CHF 32 million relating to the integration of PaineWebber into UBS in 2000.
- Operating income of CHF 1,490 million from the sale of UBS's 25% stake in Swiss Life/ Rentenanstalt, CHF 110 million from the sale of Julius Baer registered shares, and CHF 38 million from UBS's residual holding in Long Term Capital Management L.P., all in 1999.
- A credit to Personnel expenses in 1999 of CHF 456 million in connection with excess pension fund employer pre-payments.
- Costs of CHF 154 million in 1999 and CHF 150 million in 2000 in General and administrative expenses in connection with the US Global Settlement of World War II related claims.
- Costs of CHF 300 million in General and administrative expenses in respect of an additional restructuring charge relating to the 1998 merger between UBS and SBC.

RESULTS

OPERATING INCOME
Adjusted for significant financial events, operating income before credit loss expense decreased CHF 14 million, or 4%, from CHF 372 million in 1999 to CHF 358 million in 2000. Gains and losses attributable to Corporate Center arise from funding, capital and balance sheet management, the management of corporate real estate and the management of foreign currency activities.
  Credit loss expense in Corporate Center reconciles the difference between management accounting and financial accounting, that is between the adjusted statistically calculated expected losses charged to the business units and the actual credit loss expense recognized in the Group financial accounts. The Swiss economy has been strong in 2000, leading to credit loss expenses below the statistically calculated expected level, and to a net write back of credit loss provisions of CHF 695 million, resulting in a credit of CHF 130 million at the Group level. Corporate Center's credit loss expense of CHF 1,161 million reflects the balancing item between this amount and the CHF 1,031 million Expected Loss charged to the business units.

OPERATING EXPENSES
Operating expenses decreased from CHF 1,349 million to CHF 1,135 million.

HEADCOUNT
Headcount in Corporate Center increased 124 during the year, reflecting the addition of staff from PaineWebber, and expansion in our Corporate Language Services subsidiary.

--------------------------------------------------------------------------------

1999

OPERATING INCOME

Operating income before credit loss expense increased CHF 1,819 million, or 952%, from CHF 191 million in 1998 to CHF 2,010 million in 1999, primarily due to the following:
- Gains on the divestments of UBS's 25% interest in Swiss Life/Rentenanstalt of CHF 1,490 million and of UBS's interest in Julius Baer registered shares of CHF 110 million included in 1999.
- Approximately CHF 380 million due to the consolidation of Klinik Hirslanden AG for the first time in 1999.
- The negative impact on 1998 operating income due to the loss of CHF 367 million from Long Term Capital Management.
  In addition, revenues attributable to Corporate Center arise from funding, capital and balance sheet management, and the management of foreign currency earnings activities undertaken by Group Treasury.

OPERATING EXPENSES
Personnel, general and administrative expenses decreased CHF 937 million, or 50%,

REVIEW OF
BUSINESS GROUP PERFORMANCE
CORPORATE CENTER

from CHF 1,868 million in 1998 to CHF 931 million in 1999.
  Personnel costs decreased 57% to CHF 92 million in 1999 from CHF 212 million in 1998, primarily as a result of the recognition in 1999 of pre-paid employer pension contributions of CHF 456 million. This represents the difference between previously recorded and actuarially determined pension expenses and was recognized in 1999 after the resolution of certain legal and regulatory issues. Excluding the recognition of this benefit, personnel expenses increased from 1998 to 1999 despite a slight decrease in headcount from 921 in 1998 to 862 in 1999. This increase year-on-year is largely attributable to the consolidation of Klinik Hirslanden AG for the first time in 1999.
  General and administrative expenses decreased CHF 817 million, or 49%, to CHF 839 million in 1999 from CHF 1,656 million in 1998, primarily as a result of a charge of CHF 842 million for the US global settlement of World War II-related claims in 1998. In addition, the following items were included in general and administrative expenses for 1999:
- An additional charge of CHF 154 million related to the settlement of World War II-related claims in the United States.
- An additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger.
- Expenses of Klinik Hirslanden AG as a result of the consolidation of this entity for the first time in 1999.
  In addition, total operating expenses in Corporate Center were reduced from 1998 to 1999 mainly due to a further refinement of service level agreements with the Business Groups.
  Depreciation and amortization increased CHF 201 million, or 93%, from CHF 215 million in 1998 to CHF 416 million in 1999, principally as a result of a reclassification of certain items which appeared in General and administrative expenses in 1998.

UBS GROUP
FINANCIAL STATEMENTS

UBS GROUP FINANCIAL STATEMENTS
TABLE OF CONTENTS

FINANCIAL STATEMENTS
TABLE OF CONTENTS

FINANCIAL STATEMENTS
-------------------------
                                                                    58
                                                                    --

UBS Group Income Statement
                                                                    58
UBS Group Balance Sheet
                                                                    59
UBS Group Statement of Changes in Equity
                                                                    60
UBS Group Statement of Cash Flows
                                                                    61

NOTES TO THE FINANCIAL STATEMENTS
------------------------------------------
                                                                    63
                                                                    --

1    Summary of Significant Accounting Policies
                                                                    63
2    Acquisition of PaineWebber Group, Inc.
                                                                    69
3a   Segment Reporting by Business Group
                                                                    70
3b   Segment Reporting by Geographic Location
                                                                    73

INCOME STATEMENT
                                                                    74
4    Net Interest Income
                                                                    74
5    Net Fee and Commission Income
                                                                    74
6    Net Trading Income
                                                                    75
7    Net Gains from Disposal of Associates and Subsidiaries
                                                                    75
8    Other Income
                                                                    76
9    Operating Expenses
                                                                    76
10   Earnings per Share
                                                                    77

BALANCE SHEET: ASSETS
                                                                    78
11   Money Market Paper
                                                                    78
12a  Due from Banks and Loans to Customers
                                                                    78
12b  Allowance and Provision for Credit Losses
                                                                    79
12c  Impaired Loans
                                                                    79
12d  Non-Performing Loans
                                                                    80
13   Securities Borrowing, Securities Lending, Repurchase,
     Reverse Repurchase and Other Collateralized Transactions       81
14   Trading Portfolio
                                                                    82
15   Financial Investments
                                                                    83
16   Investments in Associates
                                                                    83
17   Property and Equipment
                                                                    84
18   Goodwill and other Intangible Assets
                                                                    84
19   Other Assets
                                                                    85

                                                  UBS GROUP FINANCIAL STATEMENTS
                                                               TABLE OF CONTENTS


BALANCE SHEET: LIABILITIES
                                                                    86
20   Due to Banks and Customers
                                                                    86
21   Long-Term Debt
                                                                    86
22   Other Liabilities
                                                                    93
23   Provisions, including Restructuring Provision
                                                                    93
24   Income Taxes
                                                                    95
25   Minority Interests
                                                                    96
26   Derivative Instruments
                                                                    97

OFF-BALANCE SHEET AND OTHER INFORMATION
                                                                   102
27   Pledged Assets
                                                                   102
28   Fiduciary Transactions
                                                                   102
29   Commitments and Contingent Liabilities
                                                                   103
30   Operating Lease Commitments
                                                                   104
31   Litigation
                                                                   104
32   Financial Instruments Risk Position
                                                                   105
     a)  Interest Rate Risk
                                                                   105
     b) Credit Risk
                                                                   107
     (b)(i)  On-balance sheet assets
                                                                   107
     (b)(ii)  Off-balance sheet financial instruments
                                                                   108
     (b)(iii) Credit risk mitigation techniques
                                                                   108
     c)  Currency Risk
                                                                   109
     d) Liquidity Risk
                                                                   110
     e)  Capital Adequacy
                                                                   111
33   Fair Value of Financial Instruments
                                                                   112
34   Retirement Benefit Plans and other Employee Benefits
                                                                   115
35   Equity Participation Plans
                                                                   119
36   Related Parties
                                                                   122
37   Post-Balance Sheet Events
                                                                   122
38   Significant Subsidiaries and Associates
                                                                   123
39   Significant Currency Translation Rates
                                                                   126
40   Swiss Banking Law Requirements
                                                                   126
41   Reconciliation to U.S. GAAP
                                                                   128
42   Additional U.S. GAAP Disclosures
                                                                   141

SELECTED FINANCIAL DATA
                                                                   143

REPORT OF THE GROUP AUDITORS
                                                                   144

UBS GROUP FINANCIAL STATEMENTS
FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

UBS GROUP INCOME STATEMENT

CHF million, except where indicated                                                                % change from
For the year ended                               Note    31.12.00    31.12.99(1)    31.12.98(1)         31.12.99
----------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income                                     4      51,745        35,604         37,442               45
Interest expense                                    4     (43,615)      (29,695)       (32,424)              47
----------------------------------------------------------------------------------------------------------------
Net interest income                                         8,130         5,909          5,018               38
Credit loss recovery / (expense)                              130          (956)          (951)
----------------------------------------------------------------------------------------------------------------
Net interest income after credit loss recovery /
(expense)                                                   8,260         4,953          4,067               67
----------------------------------------------------------------------------------------------------------------
Net fee and commission income                       5      16,703        12,607         12,626               32
Net trading income                                  6       9,953         7,719          3,313               29
Net gains from disposal of associates and
 subsidiaries                                       7          83         1,821          1,119              (95)
Other income                                        8       1,403         1,325          1,122                6
----------------------------------------------------------------------------------------------------------------
Total operating income                                     36,402        28,425         22,247               28
----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES PERSONNEL                        9      17,163        12,577          9,816               36
General and administrative                          9       6,765         6,098          6,735               11
Depreciation and amortization                       9       2,275         1,857          1,825               23
----------------------------------------------------------------------------------------------------------------
Total operating expenses                                   26,203        20,532         18,376               28
----------------------------------------------------------------------------------------------------------------
OPERATING PROFIT BEFORE TAX AND MINORITY
INTERESTS                                                  10,199         7,893          3,871               29
----------------------------------------------------------------------------------------------------------------
Tax expense                                        24       2,320         1,686            904               38
----------------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                        7,879         6,207          2,967               27
----------------------------------------------------------------------------------------------------------------
Minority interests                                 25         (87)          (54)             5               61
----------------------------------------------------------------------------------------------------------------
NET PROFIT                                                  7,792         6,153          2,972               27
----------------------------------------------------------------------------------------------------------------
Basic earnings per share (CHF) (3)                 10       19.33         15.20           7.33               27
Basic earnings per share before goodwill
(CHF) (2,3)                                        10       20.99         16.04           8.18               31
Diluted earnings per share (CHF) (3)               10       19.04         15.07           7.20               26
Diluted earnings per share before goodwill
(CHF) (2,3)                                        10       20.67         15.90           8.03               30
----------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) The amortization of goodwill and other intangible assets is excluded from this calculation. (3) 1999 and 1998 share figures are restated for the two-for-one share split, effective 8 May 2000.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                                            FINANCIAL STATEMENTS

UBS GROUP BALANCE SHEET

                                                                                  % change from
               CHF million                    Note      31.12.00    31.12.99(1)     31.12.99
-----------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central banks                        2,979       5,073               (41)
Money market paper                                 11      66,454      69,717                (5)
Due from banks                                     12      29,147      29,907                (3)
Cash collateral on securities borrowed             13     177,857     113,162                57
Reverse repurchase agreements                      13     193,801     132,391                46
Trading portfolio assets                           14     253,296     211,932                20
Positive replacement values                        26      57,875      62,957                (8)
Loans, net of allowance for credit losses          12     244,842     234,858                 4
Financial investments                              15      16,405       7,039               133
Accrued income and prepaid expenses                         7,062       5,167                37
Investments in associates                          16         880       1,102               (20)
Property and equipment                             17       8,910       8,701                 2
Goodwill and other intangible assets               18      19,537       3,543               451
Other assets                                       19       8,507      11,007               (23)
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                            1,087,552     896,556                21
-----------------------------------------------------------------------------------------------
Total subordinated assets                                     475         600               (21)
-----------------------------------------------------------------------------------------------
LIABILITIES
Money market paper issued                                  74,780      64,655                16
Due to banks                                       20      82,240      76,365                 8
Cash collateral on securities lent                 13      23,418      12,832                82
Repurchase agreements                              13     295,513     196,914                50
Trading portfolio liabilities                      14      82,632      54,638                51
Negative replacement values                        26      75,923      95,786               (21)
Due to customers                                   20     310,679     279,960                11
Accrued expenses and deferred income                       21,038      12,040                75
Long-term debt                                     21      54,855      56,332                (3)
Other liabilities                          22, 23, 24      18,756      15,992                17
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                       1,039,834     865,514                20
-----------------------------------------------------------------------------------------------
Minority interests                                 25       2,885         434               565
-----------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Share capital                                               4,444       4,309                 3
Share premium account                                      20,885      14,437                45
Foreign currency translation                                 (687)       (442)              (55)
Retained earnings                                          24,191      20,327                19
Treasury shares                                            (4,000)     (8,023)              (50)
-----------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                 44,833      30,608                46
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTERESTS AND
SHAREHOLDERS' EQUITY                                    1,087,552     896,556                21
-----------------------------------------------------------------------------------------------
Total subordinated liabilities                             14,508      14,801                (2)
-----------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

UBS GROUP FINANCIAL STATEMENTS
FINANCIAL STATEMENTS

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

(2) Comprising 444,379,729 ordinary shares as of 31 December 2000, 430,893,162 ordinary shares as of 31 December 1999 and 429,952,612 ordinary shares as of 31 December 1998, at CHF 10 each, fully paid.

(3) In prior periods, a portion of income on own equity derivative contract activity was included in Premium / (discount) on treasury shares issued and treasury share contract activity. This amount is now included in Net premium / (discount) on treasury share and own equity derivative activity for all periods.

(4) In January 2001, all remaining shares borrowed to complete the acquisition of PaineWebber were settled resulting in a net CHF 103 million decrease in share premium.

(5) Includes interim dividend paid in respect of the period from 1 January 2000 to 30 September 2000 of CHF 1,764 million.

(6) The Board of Directors is proposing to repay CHF 1.60 of the par value of each CHF 10.00 share, instead of distributing a final dividend in respect of the period from 1 October 2000 to 31 December 2000.

(7) Comprising 18,421,783 ordinary shares as of 31 December 2000, 36,873,714 ordinary shares as of 31 December 1999 and 24,456,698 ordinary shares as of 31 December 1998.

(8) Includes shares issued for employee option plans.

UBS GROUP STATEMENT OF CHANGES IN EQUITY

                       CHF million
                   FOR THE YEAR ENDED                      31.12.00   31.12.99(1)    31.12.98(1)
-------------------------------------------------------------------------------------------------
ISSUED AND PAID UP SHARE CAPITAL
Balance at the beginning of the year                          4,309        4,300          4,296
Issue of share capital                                          135            9              4
-------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR(2)                             4,444        4,309          4,300
-------------------------------------------------------------------------------------------------
SHARE PREMIUM
Balance at the beginning of the year                         13,929       13,740         13,260
Change in accounting policy                                     508         (123)         1,406
Balance at the beginning of the year (restated)              14,437       13,617         14,666
Premium on shares issued and warrants exercised(3)              139           45            111
Net premium / (discount) on treasury share and own equity
derivative activity(3)                                         (391)         775         (1,160)
Share premium increase due to PaineWebber acquisition         4,198
Borrow of own shares to be delivered(4)                       5,895
Settlement of own shares to be delivered                     (3,393)
-------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR                               20,885       14,437         13,617
-------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION
Balance at the beginning of the year                           (442)        (456)          (111)
Movements during the year                                      (245)          14           (345)
-------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR                                 (687)        (442)          (456)
-------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at the beginning of the year                         20,501       16,293         15,464
Change in accounting policy                                    (174)         (69)             0
Balance at the beginning of the year (restated)              20,327       16,224         15,464
Net profit for the year                                       7,792        6,153          2,972
Dividends paid(5,6)                                          (3,928)      (2,050)        (2,212)
-------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR                               24,191       20,327         16,224
-------------------------------------------------------------------------------------------------
TREASURY SHARES, AT COST
Balance at the beginning of the year                         (3,462)      (1,482)        (1,982)
Change in accounting policy                                  (4,561)      (3,409)        (2,345)
Balance at the beginning of the year (restated)              (8,023)      (4,891)        (4,327)
Acquisitions                                                (16,330)      (6,595)        (3,860)
Disposals                                                    20,353        3,463          3,296
-------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR(7)                            (4,000)      (8,023)        (4,891)
-------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                   44,833       30,608         28,794
-------------------------------------------------------------------------------------------------

RECONCILIATION OF SHARES ISSUED

                                                            Number of shares               % change from
                                                 ---------------------------------------   -------------
                     AS OF                        31.12.00      31.12.99      31.12.98       31.12.99
--------------------------------------------------------------------------------------------------------
BALANCE AT THE BEGINNING OF THE YEAR             430,893,162   429,952,612   428,724,700              0
Issue of share capital                               804,502       940,550     1,227,912            (14)
Issue of share capital due to PaineWebber(8)      12,682,065
--------------------------------------------------------------------------------------------------------
TOTAL ORDINARY SHARES ISSUED, AT THE END OF THE
YEAR                                             444,379,729   430,893,162   429,952,612              3
--------------------------------------------------------------------------------------------------------

In addition to treasury shares, a maximum of 42,571,341 shares (1,057,908 at 31 December 1999 and 1,998,458 at 31 December 1998) can be issued without further approval of the shareholders. The amount of shares consists of 26,000,000 authorized shares contingently issuable by the Board of Directors in reference to the PaineWebber share exchange until February 2001 at the latest. The option to issue authorized shares expired unused. Additionally 16,571,341 shares out of conditional capital had been set aside by the Extraordinary General Meeting on 7 September 2000. Those shares are issuable against the exercise of options from former PaineWebber employee option plans. The Board of Directors will propose to the shareholders at the Annual General Meeting on 26 April 2001 a reduction of the issuable amount to 5,643,205 shares which is the number of shares required to settle the outstanding PaineWebber employee options at year end.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                                            FINANCIAL STATEMENTS

UBS GROUP STATEMENT OF CASH FLOWS

CHF million
FOR THE YEAR ENDED                                            31.12.00   31.12.99(1)   31.12.98(1)
--------------------------------------------------------------------------------------------------

CASH FLOW FROM / (USED IN) OPERATING ACTIVITIES
Net profit                                                       7,792       6,153          2,972
ADJUSTMENTS TO RECONCILE TO CASH FLOW FROM / (USED IN)
OPERATING ACTIVITIES
Non-cash items included in net profit and other adjustments:
   Depreciation and amortization                                 2,275       1,857          1,825
   Provision for credit losses                                    (130)        956            951
   Income from associates                                          (58)       (211)          (377)
   Deferred tax expense                                            544         479            491
   Net gain from investing activities                             (730)     (2,282)        (1,803)
 Net increase / (decrease) in operating assets:
   Net due from / to banks                                        (915)     (5,298)       (65,172)
   Reverse repurchase agreements, cash collateral on
   securities borrowed                                         (81,054)    (12,656)        66,031
   Trading portfolio including net replacement values           11,553     (49,956)        45,089
   Loans due to / from customers                                12,381      17,222         (5,626)
   Accrued income, prepaid expenses and other assets             6,923       2,545          2,107
 Net increase / (decrease) in operating liabilities:
   Repurchase agreements, cash collateral on securities lent    50,762      52,958        (49,145)
   Accrued expenses and other liabilities                        3,313      (7,366)         1,686
Income taxes paid                                                 (959)     (1,063)          (733)
--------------------------------------------------------------------------------------------------
NET CASH FLOW FROM / (USED IN) OPERATING ACTIVITIES             11,697       3,338         (1,704)
--------------------------------------------------------------------------------------------------
CASH FLOW (USED IN) / FROM INVESTING ACTIVITIES
Investments in subsidiaries and associates                      (9,729)     (1,720)        (1,563)
Disposal of subsidiaries and associates                            669       3,782          1,858
Purchase of property and equipment                              (1,640)     (2,820)        (1,813)
Disposal of property and equipment                                 335       1,880          1,134
Net (investment) / divestment in financial investments          (8,770)        356          6,134
--------------------------------------------------------------------------------------------------
NET CASH FLOW (USED IN) / FROM INVESTING ACTIVITIES            (19,135)      1,478          5,750
--------------------------------------------------------------------------------------------------
CASH FLOW (USED IN) / FROM FINANCING ACTIVITIES
Money market paper issued                                       10,125      13,128         (4,073)
Net movements in treasury shares and treasury share contract
activity                                                          (647)     (2,312)        (2,552)
Capital issuance                                                    15           9              4
Dividends paid                                                  (3,928)     (2,050)        (2,212)
Issuance of long-term debt                                      14,884      12,661          5,566
Repayment of long-term debt                                    (24,640)     (7,112)        (9,068)
Issuance of minority interests                                   2,683
Repayment of minority interests                                    (73)       (689)             0
--------------------------------------------------------------------------------------------------
NET CASH FLOW (USED IN) / FROM FINANCING ACTIVITIES             (1,581)     13,635        (12,335)
Effects of exchange rate differences                               112         148           (386)
--------------------------------------------------------------------------------------------------
NET INCREASE / (DECREASE) IN CASH EQUIVALENTS                   (8,907)     18,599         (8,675)
Cash and cash equivalents, beginning of the year               102,277      83,678         92,353
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF THE YEAR                      93,370     102,277         83,678
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and balances with central banks                             2,979       5,073          3,267
Money market paper                                              66,454      69,717         18,390
Due from banks maturing in less than three months               23,937      27,487         62,021
--------------------------------------------------------------------------------------------------
TOTAL                                                           93,370     102,277         83,678
--------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

UBS GROUP FINANCIAL STATEMENTS
FINANCIAL STATEMENTS

ADDITIONAL INFORMATION ON THE CASH FLOW STATEMENT

Cash and cash equivalents increased by CHF 1,311 million as a result of acquisitions and disposals of subsidiaries in 2000 (see Note 38).

The principal assets and liabilities of PaineWebber upon consolidation are made up as follows:

CHF BILLION                                                   03.11.00
----------------------------------------------------------------------
Loans, net of allowances for credit losses                          20
Trading portfolio assets                                            42
Cash collateral on securities borrowed / reverse repurchase
 agreements                                                         45
Cash collateral on securities lent / repurchase agreements          58
Due to customers                                                    26
Long-term debt                                                       9
----------------------------------------------------------------------

For more information relating to the PaineWebber acquisition please see Note 2:
Acquisition of Paine Webber Group, Inc.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTES TO THE
FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A) BASIS OF ACCOUNTING

UBS AG and subsidiaries (the "Group") provides a broad range of financial services such as advisory services, underwriting, financing, market making, asset management, brokerage, and retail banking on a global level. The Group was formed on 29 June 1998 when Swiss Bank Corporation and Union Bank of Switzerland merged. The merger was accounted for using the pooling of interests method of accounting.
  The consolidated financial statements are stated in Swiss francs (CHF), the currency of the country in which UBS AG is incorporated. They are prepared in accordance with International Accounting Standards. In preparing the consolidated Financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results could differ from such estimates and the differences may be material to the consolidated financial statements.

B) CONSOLIDATION
The consolidated financial statements comprise those of the parent company (UBS
AG), its subsidiaries and certain special purpose entities, presented as a single economic entity. Subsidiaries and special purpose entities which are directly or indirectly controlled by the Group are consolidated. Subsidiaries acquired are consolidated from the date control passes. Subsidiaries where control is temporary because they are acquired and held with a view to their subsequent disposal are recorded as Financial investments.
  The effects of intra-group transactions are eliminated in preparing the Group financial statements.
  Equity and net income attributable to minority interests are shown separately in the Balance sheet and Income statement respectively.

C) TRADE DATE/SETTLEMENT DATE ACCOUNTING
When the Group becomes party to a contract in its trading activities it recognizes from that date (trade date) any unrealized profits and losses arising from revaluing that contract to fair value. These unrealized profits and losses are recognized in the income statement.
  On a date subsequent to the trade date, the terms of spot and forward trading transactions are fulfilled (settlement date) and a resulting financial asset or liability is recognized on the balance sheet at the fair value of the consideration given or received.

D) FOREIGN CURRENCY TRANSLATION
Foreign currency transactions are recorded at the rate of exchange on the date of the transaction. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are reported using the closing exchange rate. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealized foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the income statement.
  Assets and liabilities of foreign entities are translated at the exchange rates at the balance sheet date, while income statement items and cash flows are translated at average rates over the year. Differences resulting from the use of these different exchange rates are recognized directly in foreign currency translation within Shareholders' equity.

E) BUSINESS AND GEOGRAPHICAL SEGMENTS
The Group is organized on a worldwide basis into three major Business Groups and the Corporate Center. This organizational structure is the basis upon which the Group reports its primary segment information.
  Segment revenue, segment expenses and segment performance include transfers between business segments and between geographical segments. Such transfers are accounted for at competitive prices in line with charges to unaffiliated customers for similar services.

F) SECURITIES BORROWING AND LENDING
Securities borrowed and lent that are collateralized by cash are included in the balance

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

sheet at amounts equal to the collateral advanced or received.
  Income arising from the securities lending and borrowing business is recognized in the income statement on an accrual basis.

G) REPURCHASE AND REVERSE REPURCHASE TRANSACTIONS
The Group enters into purchases of securities under agreements to resell and sales of securities under agreements to repurchase substantially identical securities. Securities which have been sold subject to repurchase agreements continue to be recognized in the balance sheet and are measured in accordance with the accounting policy for trading balances or financial investments as appropriate. The proceeds from sale of these securities are treated as liabilities and included in repurchase agreements.
  Securities purchased subject to commitments to resell at a future date are treated as loans collateralized by the security and are included in reverse repurchase agreements.
  Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income and interest expense respectively over the life of each agreement. The Group offsets reverse repurchase agreements and repurchase agreements with the same counterparty for transactions covered by legally enforceable master netting agreements when net or simultaneous settlement is intended.

H) TRADING PORTFOLIO
The trading portfolio consists of debt and equity securities as well as of precious metals. The trading portfolio is carried at fair value and marked to market daily. Short positions in securities are reported as Trading portfolio liabilities. Realized and unrealized gains and losses, net of related transaction expenses, are recognized as Net trading income.

I) LOANS AND ALLOWANCE FOR CREDIT LOSSES
Loans are initially recorded at cost. For loans originated by the Group, the cost is the amount lent to the borrower. For loans acquired from a third party the cost is the fair value at the time of acquisition.
  Interest income on performing loans, including amortization of premiums and discounts, is recognized on an accrual basis.
  Loans are stated at their principal amount net of any allowance for credit losses. The allowance and provisions for credit losses provides for probable losses in the credit portfolio, including loans and lending-related commitments. Such commitments include letters of credit, guarantees and commitments to extend credit.
  The carrying amounts of impaired loans are reduced to their estimated realizable value through allowances. Increases or decreases in allowances are charged or credited, respectively, to the income statement. A write-off is made when all or part of a loan is deemed uncollectible or in the case of debt forgiveness. Write-offs are charged against previously established allowances and reduce the principal amount of a loan. Recoveries are credited to the allowances for credit losses.
  A loan is considered impaired when it becomes probable that the bank will not be able to collect all amounts due according to the contractual terms. The reason for impairment includes both counterparty-specific and country-specific elements. The evaluation is based on the following principles:
  Counterparty-specific: Individual credit exposures are evaluated based upon the borrower's character, overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. Impairment is measured and allowances are established based on discounted expected cash flows.
  Country-specific: Probable losses resulting from exposures in countries experiencing political and transfer risk, countrywide economic distress, or problems regarding the legal enforceability of contracts are assessed using country specific scenarios and taking into consideration the nature of the individual exposures and their importance for the economy. Specific country allowances are established based on this assessment, and exclude exposures addressed in counterparty-specific allowances.
  All impaired loans are periodically reviewed and analyzed and the allowance for credit losses is reassessed on a loan-by-loan basis at least annually and if necessary adjusted for further impairments identified. If there are indications that there are significant probable losses in the portfolio that have not been spe-

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

cifically identified, allowances would also be provided for on a portfolio basis.

  A loan is classified as non-performing when the contractual payments of principal and/or interest are in arrears for 90 days or more. After the 90-day period the recognition of interest income ceases and a charge is recognized for the unpaid and accrued interest receivable.

J) FINANCIAL INVESTMENTS

Financial investments are debt and equity securities held for the accretion of wealth through distributions, such as interest and dividends, and for capital appreciation. Financial investments also include real estate held for sale.

  Debt securities held to maturity are carried at amortized cost. If necessary, the carrying amount is reduced to its estimated realizable value. Interest income on debt securities, including amortization of premiums and discounts, is recognized on an accrual basis and reported as Net interest income.

  Financial investments held for sale are carried at the lower of cost or market value. Reductions to market value and reversals of such reductions as well as gains and losses on disposal are included in Other income. Interest earned and dividends received are included in Net interest income.

  Private equity investments are carried at cost less write-downs for impairments in value. Reductions of the carrying amount and reversals of such reductions as well as gains and losses on disposal are included in Other income.

K) INVESTMENTS IN ASSOCIATES

Investments in associates in which the Group has a significant influence are accounted for by the equity method. Investments in which the Group has a temporary significant influence because they are acquired and held with a view to their subsequent disposal, are included in Financial investments (see private equity above).

  Investments in companies in which the Group does not hold a significant influence are recorded at cost less value adjustments for other than temporary declines in value.

L) PROPERTY AND EQUIPMENT
Property and equipment includes bank occupied properties, investment properties, software, IT and communication and other machines and equipment. Property and equipment is carried at cost less accumulated depreciation and is periodically reviewed for impairment.
  Property and equipment is depreciated on a straight-line basis over its estimated useful life as follows:

Properties                    Not exceeding 50 years
----------------------------------------------------
IT, software and
 communication                 Not exceeding 3 years
----------------------------------------------------
Other machines and equipment   Not exceeding 5 years
----------------------------------------------------

M) GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of net identifiable assets of the acquired entity at the date of acquisition.
  Other intangible assets are comprised of separately identifiable intangible items arising from acquisitions and certain purchased trademarks and similar items.
  Goodwill and other intangible assets are recognized as assets and are amortized using the straight-line basis over their estimated useful economic life, not exceeding 20 years. At each balance sheet date, goodwill and other intangible assets are reviewed for indications of impairment. If such indications exist an analysis is performed to assess if a write-down is necessary.
  Goodwill and fair value adjustments arising on the acquisition of foreign subsidiaries are treated as local currency balances and are translated into Swiss francs at the closing rate at subsequent balance sheet dates. Software development costs are capitalized when they meet certain criteria relating to identifiability and future economic benefits can be reasonably estimated. Internally developed software is classified in Property and equipment in the balance sheet.

N) INCOME TAXES
Income tax payable on profits, based on the applicable tax laws in each jurisdiction, is recognized as an expense in the period in which profits arise. The tax effects of income tax losses available for carry-forward are recog-

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

nized as an asset when it is probable that future taxable profit will be available against which those losses can be utilized.
  Deferred tax liabilities are recognized for temporary differences between the carrying amounts of assets and liabilities in the Group balance sheet and their amounts as measured for tax purposes, which will result in taxable amounts in future periods. Deferred tax assets are recognized for temporary differences which will result in deductible amounts in future periods, but only to the extent it is probable that sufficient taxable profits will be available against which these differences can be utilized.
  Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period in which the asset will be realized or the liability will be settled based on enacted rates.
  Current and deferred tax assets and liabilities are offset when they arise from the same tax reporting group and relate to the same tax authority and when the legal right to offset exists.
  Current and deferred taxes are recognized as tax income or expense except for deferred taxes recognized or disposed of on the acquisition or disposal of a subsidiary.

O) TREASURY SHARES
UBS AG shares held by the Group are classified in the Shareholders' equity as Treasury shares and accounted for at weighted average cost. The difference between the proceeds from sales of treasury shares and their cost (net of tax) is classified as Share premium.
  Contracts that require physical settlement or net share settlement are classified as Shareholders' equity and reported as Share premium. The difference between the proceeds from the settlement of the contract and its cost (net of tax) are reported as Share premium.

P) RETIREMENT BENEFITS
The Group sponsors a number of retirement benefit plans for its employees worldwide. These plans include both defined benefit and defined contribution plans and various other retirement benefits such as post-employment medical benefits. Group contributions to defined contribution plans are expensed when employees have rendered services in exchange for such contributions, generally in the year of contribution.
  The Group uses the projected unit credit actuarial method to determine the present value of its defined benefit obligations and the related current service cost and, where applicable, past service cost.
  The principal actuarial assumptions used by the actuary are set out in Note
34.
  The Group recognizes a portion of its actuarial gains and losses as income or expenses if the net cumulative unrecognized actuarial gains and losses at the end of the previous reporting period exceeded the greater of:

------------------------------------------------------
a)   10% of present value of the defined benefit
     obligation at that date (before deducting plan
     assets); and
------------------------------------------------------
b)   10% of the fair value of any plan assets at that
     date.
------------------------------------------------------

  The unrecognized actuarial gains and losses exceeding the greater of the two values are recognized in the income statement over the expected average remaining working lives of the employees participating in the plans.

Q) DERIVATIVE INSTRUMENTS
Derivative instruments are carried at fair value. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models as appropriate. The fair values of derivative instruments are shown in the balance sheet as Positive and Negative replacement values. Realized and unrealized gains and losses are recognized in Net trading income.
  Transactions in derivative instruments entered into for hedging of non-trading positions are recognized in the income statement on the same basis as to the underlying item being hedged.
  The Group offsets positive and negative replacement values with the same counterparty for transactions covered by legally enforceable master netting agreements.

R) COMPARABILITY
Certain amounts have been reclassified from previous years to conform to the 2000 presentation.
  The prior year financial statements reflect the requirements of the following revised or new International Accounting Standards or

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

changes in accounting policies which the Group implemented in 2000:

-----------------------------------------------------
IAS 10 (revised)       Events after the balance sheet
                       date
-----------------------------------------------------
IAS 37                 Provisions, contingent
                       liabilities and contingent
                       assets
-----------------------------------------------------
IAS 38                 Intangible assets
-----------------------------------------------------
Interpretation SIC 12  Consolidation - special
                       purpose entities
-----------------------------------------------------
Interpretation SIC 16  Share capital - reacquired own
                       equity instruments (treasury
                       shares)
-----------------------------------------------------
Interpretation SIC 24  Earnings per share - financial
                       instruments and other
                       contracts that may be settled
                       in shares
-----------------------------------------------------
Offsetting of amounts related to certain contracts
-----------------------------------------------------
Interest and dividend income on trading assets
-----------------------------------------------------

  The implementation of the above standards or accounting policies had no material impact for the Group except for the following:

IAS 38 Intangible assets
In July 1998, the IASC issued IAS 38 Intangible Assets, which the Group adopted prospectively as of 1 January 2000. The standard requires the capitalization and amortization of certain intangible assets, if it is probable that the future economic benefits that are attributable to the assets will flow to the enterprise and the cost can be measured reliably.
  Capitalized costs relating to internally developed software amounted to CHF 248 million as of 31 December 2000 and are reported within Note 17 Property and equipment as IT, software and communication, and operating expenses were reduced accordingly.

Interpretation SIC 16, Share Capital - Reacquired Own Equity Instruments (Treasury Shares)
In May 1999, the IASC issued Interpretation SIC 16, Share Capital - Reacquired Own Equity Instruments (Treasury Shares), which the Group adopted as of 1 January 2000. The interpretation provides guidance for the recognition, presentation and disclosure of treasury shares. SIC 16 applies to own shares and derivatives on own shares held for trading and non-trading purposes. SIC 16 requires own shares and derivatives on own shares to be presented as Treasury shares and deducted from Shareholders' equity. Gains and losses relating to the sale of own shares are recognized as a change in shareholders' equity.
  As a result of the adoption of Interpretation SIC 16, financial information has been retroactively restated. Net trading income was reduced by CHF 196 million for the year ended 31 December 1999. Shareholders' equity and Total assets were reduced by CHF 4,227 million as of 31 December 1999 and CHF 3,601 million as of 31 December 1998.

Offsetting of amounts related to certain contracts
In order to improve comparability with its competitors, the Group has decided to offset positive and negative replacement values and reverse repurchase agreements and repurchase agreements with the same counterparty for transactions covered by legally enforceable master netting agreements. This change became effective as of 1 January 2000 and all prior periods represented have been restated. Positive and negative replacement values have been reduced by CHF 66,136 million for the year ended 31 December 1999. Reverse repurchase and repurchase agreements have been reduced by CHF 12,322 million for the year ended 31 December 1999.

Interest and dividend income and expense on trading assets
In prior periods, interest and dividend income and expense on trading assets and liabilities were included in Net trading income. In order to improve comparability with its competitors, the Group has included interest and dividend income and expense on trading assets and liabilities in interest income and interest expense respectively. This change in presentation became effective 1 January 2000. The comparative financial information for 1999 has been restated to comply with this change. Interest income was increased by CHF 17,281 million for the year ended 31 December 1999. Interest expense was increased by CHF 17,728 million for the year ended 31 December 1999. In addition, Net trading income was increased by CHF 447 million for the year ended 31 December 1999.
  In addition to the above, other changes have been made to prior years to conform to current presentation.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

S) RECENT ACCOUNTING STANDARDS NOT YET ADOPTED

----------------------------------------------------
IAS 12            Revised, income taxes
----------------------------------------------------
IAS 39            Recognition and measurement of
                  financial instruments
----------------------------------------------------
IAS 40            Investment property
----------------------------------------------------

  The implementation of the above standards will have no material impact for the Group except for the following:

IAS 39, Recognition and measurement of financial instruments
In December 1998, the IASC issued IAS 39, Recognition and Measurement of Financial Instruments, which is required to be adopted for the Group's financial statements as of 1 January 2001 on a prospective basis.
  The Standard provides comprehensive guidance on accounting for financial instruments. Financial instruments include conventional financial assets and liabilities and derivatives. IAS 39 requires that all financial instruments should be recognized on the balance sheet. The Group will disclose its financial assets either as loans originated by the bank and not held for trading, financial assets held for trading, investments held to maturity or financial assets available for sale.
  Loans originated by the bank are initially measured at cost, which is the fair value of the consideration given to originate the loan, including any transaction costs. Loans will subsequently be measured at amortized cost minus any write-down for impairment or uncollectibility.
  Financial assets held for trading are valued at fair value and changes in the fair value are recognized in trading income.
  Held-to-maturity investments are recognized at cost and interest is accrued using the effective interest method. Held-to-maturity investments are subject to review for impairment.
  Financial assets available for sale are recognized at fair value on the balance sheet. Changes in fair value are booked to equity and disclosed in the statement of changes in equity until the financial asset is sold, collected or otherwise disposed of, or until the financial asset is determined to be impaired, at which time the cumulative profit or loss previously recognized in equity should be included in net profit or loss for the period.
  In a qualifying hedge of exposures to changes in fair value, the change in fair value of the hedging instrument is recognized as an adjustment to its carrying amount and in net profit and loss. The change in fair value of the hedged item attributable to the hedged risks adjusts the carrying value of the hedged item and is also recognized in net profit or loss.
  In a qualifying cash flow hedge, the effective portion of the gain or loss on the hedging instrument is recognized as an adjustment to its carrying amount and in equity. The ineffective portion of the gain or loss on the hedging transaction also adjusts the hedging instrument's carrying amount, but is reported in net profit or loss. If the forecasted transaction is no longer expected to occur, the cumulative gain or loss on the hedging instrument is recognized in net profit or loss.
  A qualifying hedge of a net investment in a foreign entity is accounted for similar to a cash flow hedge. The gain or loss on the hedging instrument relating to the effective portion of the hedge is classified in the same manner as the foreign currency translation gain or loss.
  The adoption of IAS 39 is expected to have a material impact on certain financial assets and liabilities including long-term debt. An opening adjustment to Other comprehensive income will also be required, representing unrealized gains and losses on financial assets recorded as available for sale and derivatives designated as cash flow hedges.

IAS 40 Investment property
In April 2000, the IASC issued IAS 40 Investment property, which is required to be adopted for the Group's financial statements as of 1 January 2001. The Standard prescribes the accounting treatment and disclosure requirements for investment property. Investment properties are measured at cost less accumulated depreciation and any accumulated impairment losses. As of 1 January 2001 investment properties amounted to CHF 1,280 million.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 2   ACQUISITION OF PAINE WEBBER GROUP, INC.

On 3 November 2000, UBS completed its acquisition of 100% of the outstanding common stock of the Paine Webber Group, Inc., a full-service broker-dealer and one of the largest securities and commodities firms in the United States servicing both individual and institutional clients. The transaction was accounted for using the purchase method of accounting, making PaineWebber a wholly owned subsidiary of UBS. Results of operations of PaineWebber are included in the consolidated results beginning on the date of acquisition. Under International Accounting Standards, the valuation of shares and options issued is measured as of the date the acquisition was completed, 3 November 2000. Purchase consideration of CHF 22.0 billion (USD 12.5 billion) consists of the following:

                                                               CHF                 USD
                                                             MILLION             million
-----------------------------------------------------------------------------------------
Value of shares issued (40,580,570 shares issued)              10,246               5,817
Value of options issued (options on 6,325,270 shares issued)      992                 563
Cash consideration                                             10,607               6,021
Direct costs of the acquisition                                   115                  65
-----------------------------------------------------------------------------------------
Total purchase price                                           21,960              12,466
Fair value of net assets acquired                              (5,630)             (3,196)
-----------------------------------------------------------------------------------------
Total intangible assets (1)                                    16,330               9,270
Intangible assets other than goodwill                          (4,695)             (2,665)
-----------------------------------------------------------------------------------------
Goodwill arising from acquisition                              11,635               6,605
Purchased goodwill                                              1,202                 682
-----------------------------------------------------------------------------------------
TOTAL GOODWILL AT 3 NOVEMBER 2000                              12,837               7,287
Effect of translation adjustments                                (898)
Amortization from 3 November 2000                                (103)                (61)
-----------------------------------------------------------------------------------------
Balance of goodwill at 31 December 2000                        11,836               7,226
-----------------------------------------------------------------------------------------

(1) Excluding purchased goodwill.

The resulting goodwill and intangible assets will be amortized using the straight-line method over their estimated useful lives of 20 years.
  In addition, UBS has entered into employee retention agreements that provide for payments to key PaineWebber employees which are subject to the employee's continued employment and other restrictions. The estimated cost to the Group for the agreements is approximately CHF 1.5 billion (USD 875 million) over a four-year period.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3a   SEGMENT REPORTING BY BUSINESS GROUP

UBS is organized into three Business Groups: UBS Switzerland, UBS Warburg and UBS Asset Management, and our Corporate Center.

UBS SWITZERLAND
UBS Switzerland encompasses two business units, Private Banking and Private and Corporate Clients.
  The Private Banking business unit offers comprehensive wealth management services for private clients globally, who bank in Switzerland and other financial centers worldwide.
  Within Switzerland, the Private and Corporate Clients business unit provides a complete set of banking and securities services for individual and corporate clients, focused foremost on customer service excellence, profitability and growth via multichannel distribution.
  The two business units share technological and physical infrastructure, and have joint departments supporting major functions such as e-commerce, financial planning and wealth management, and investment policy and strategy.

UBS ASSET MANAGEMENT
UBS Asset Management is organized into two business units, Institutional Asset Management and Investment Funds / GAM.
  Institutional Asset Management offers a diverse range of institutional investment management capabilities, in every major asset class, from the traditional to the alternative.
  Investment Funds provides retail investment fund products, marketed principally through UBS Switzerland. Investment management for these funds is generally undertaken by Institutional Asset Management, with the Investment Funds unit concentrating on product development and distribution.
  Global Asset Management (GAM), acquired in late 1999, is a diversified asset management group, offering a wide range of investment styles. Dedicated to giving its clients access to the world's best investment talent, GAM's funds are managed by its own staff and by about 80 carefully selected external managers. GAM products are marketed both independently and through Private Banking.

UBS WARBURG
UBS Warburg is a client-driven securities, investment banking and wealth management firm. It is made up of five business units.
  The Corporate and Institutional Clients business unit is one of the leading global investment banking and securities firms. For both its own corporate and institutional clients and the other parts of the UBS Group, UBS Warburg provides product innovation, top-quality research and advice, and complete access to the world's capital markets.
  UBS Capital is the private equity business unit of UBS Warburg, investing UBS and third-party funds primarily in unlisted companies.
  US Private Clients, operating under the brand of UBS PaineWebber, provides a full range of wealth management services.
  The International Private Clients business unit provides private banking products and services for high net worth clients outside the US and Switzerland who bank in their country of residence. During 2001 the European part of this business will become part of UBS Switzerland's Private Banking business unit and the Asia-Pacific part will be merged with US Private Clients.
  The e-services business unit was created in fourth quarter 1999. During 2000, e-services progressed successfully towards its goal of creating a new business providing wealth management for affluent European clients, through internet, call centers and investment centers. Following the merger with PaineWebber, UBS's European wealth management strategy has evolved. As a result, key components of the e-services business unit's infrastructure will become part of Private Banking's new European wealth management strategy and e-services will no longer be reported separately.

CORPORATE CENTER
The Corporate Center encompasses Group level functions which cannot be devolved to the operating divisions, and ensures that the Business Groups operate as a coherent and effective whole with a common set of values and principles. Corporate Center's remit covers areas such as risk management, financial reporting, marketing and communications, funding, capital and balance sheet management and management of foreign currency earnings.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 3a   SEGMENT REPORTING BY BUSINESS GROUP (CONTINUED)

The Business Group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Revenue sharing agreements are used to allocate external customer revenues to a Business Group on a reasonable basis. Transactions between Business Groups are conducted at arms length.

FOR THE YEAR ENDED 31 DECEMBER 2000

                                     UBS        UBS Asset           UBS       Corporate             UBS
CHF million                  Switzerland       Management       Warburg          Center           Group
-------------------------------------------------------------------------------------------------------
Income                            14,182            1,953        19,779             358          36,272
Credit loss recovery /
(expense)(1)                        (784)               0          (247)          1,161             130
-------------------------------------------------------------------------------------------------------
Total operating income            13,398            1,953        19,532           1,519          36,402
-------------------------------------------------------------------------------------------------------
Personnel expenses                 4,759              880        11,002             522          17,163
General and administrative
expenses                           2,394              439         3,501             431           6,765
Depreciation                         508               49           731             320           1,608
Amortization of goodwill and
other intangible assets               62              263           298              44             667
-------------------------------------------------------------------------------------------------------
Total operating expenses           7,723            1,631        15,532           1,317          26,203
-------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE
BEFORE TAX                         5,675              322         4,000             202          10,199
Tax expense                                                                                       2,320
-------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY
INTERESTS                                                                                         7,879
Minority interests                                                                                  (87)
-------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                        7,792
-------------------------------------------------------------------------------------------------------
OTHER INFORMATION AS OF 31 DECEMBER 2000(2)
Total assets                     281,780            6,727       870,608         (71,563)      1,087,552
Total liabilities                272,134            5,513       846,451         (81,379)      1,042,719
-------------------------------------------------------------------------------------------------------

(1)In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit expense / recovery are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net IAS credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit recovery / (expense) for financial reporting purposes of CHF 130 million for the year ended 31 December 2000 is as follows:
UBS Switzerland CHF 695 million, UBS Warburg CHF (565) million. (2)The funding surplus or requirement is reflected in each Business Group and adjusted in Corporate Center.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3a   SEGMENT REPORTING BY BUSINESS GROUP (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 1999 (1)

                                                        UBS       UBS Asset      UBS     Corporate     UBS
CHF million                                         Switzerland   Management   Warburg    Center      Group
------------------------------------------------------------------------------------------------------------
Income                                                   12,761        1,369    13,241       2,010    29,381
Credit loss recovery / (expense) (2)                     (1,071)           0      (333)        448      (956)
------------------------------------------------------------------------------------------------------------
Total operating income                                   11,690        1,369    12,908       2,458    28,425
------------------------------------------------------------------------------------------------------------
Personnel expenses                                        4,691          516     7,278          92    12,577
General and administrative expenses                       2,308          271     2,680         839     6,098
Depreciation                                                460           32       659         366     1,517
Amortization of goodwill and other intangible
assets                                                       23          113       154          50       340
------------------------------------------------------------------------------------------------------------
Total operating expenses                                  7,482          932    10,771       1,347    20,532
------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                     4,208          437     2,137       1,111     7,893
Tax expense                                                                                            1,686
------------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                                                                   6,207
Minority interests                                                                                       (54)
------------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                             6,153
------------------------------------------------------------------------------------------------------------
OTHER INFORMATION AS OF 31 DECEMBER 1999 (3)
Total assets                                            254,577       10,451   719,568     (88,040)  896,556
Total liabilities                                       270,137        4,614   693,633    (102,436)  865,948
------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss recovery / (expense) for financial reporting purposes of CHF (956) million for the year ended 31 December 1999 is as follows: UBS Switzerland CHF (965) million, Corporate Center CHF 9 million. (3) The funding surplus / requirement is reflected in each Business Group and adjusted in Corporate Center.

FOR THE YEAR ENDED 31 DECEMBER 1998 (1)

                                                         UBS       UBS Asset      UBS     Corporate    UBS
CHF million                                          Switzerland   Management   Warburg    Center     Group
------------------------------------------------------------------------------------------------------------
Income                                                    13,958        1,358     7,691         191   23,198
Credit loss recovery / (expense) (2)                      (1,186)           0      (510)        745     (951)
------------------------------------------------------------------------------------------------------------
Total operating income                                    12,772        1,358     7,181         936   22,247
------------------------------------------------------------------------------------------------------------
Personnel expenses                                         4,448          515     4,641         212    9,816
General and administrative expenses                        2,226          228     2,625       1,656    6,735
Depreciation                                                 771           35       549         128    1,483
Amortization of goodwill and other intangible assets           4           78       173          87      342
------------------------------------------------------------------------------------------------------------
Total operating expenses                                   7,449          856     7,988       2,083   18,376
------------------------------------------------------------------------------------------------------------
BUSINESS GROUP PERFORMANCE BEFORE TAX                      5,323          502      (807)     (1,147)   3,871
Tax expense                                                                                              904
------------------------------------------------------------------------------------------------------------
NET PROFIT BEFORE MINORITY INTERESTS                                                                   2,967
Minority interests                                                                                         5
------------------------------------------------------------------------------------------------------------
NET PROFIT                                                                                             2,972
------------------------------------------------------------------------------------------------------------

(1) The 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) In order to show the relevant Business Group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all Business Groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expenses recorded at Group level for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss recovery / (expense) for financial reporting purposes of CHF (951) million for the year ended 31 December 1998 is as follows: UBS Switzerland CHF (445) million and UBS Warburg CHF (506) million.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 3b   SEGMENT REPORTING BY GEOGRAPHIC LOCATION

The geographic analysis of total assets is based on customer domicile whereas operating income and capital investment is based on the location of the office in which the transactions and assets are recorded. Because of the global nature of financial markets the Group's business is managed on an integrated basis worldwide, with a view to profitability by product line. The geographical analysis of operating income, total assets, and capital investment is provided in order to comply with International Accounting Standards, and does not reflect the way the Group is managed. Management believes that analysis by Business Group, as shown in Note 3a to these financial statements, is a more meaningful representation of the way in which the Group is managed.

FOR THE YEAR ENDED 31 DECEMBER 2000

                                          Total operating income        Total assets         Capital investment
                                          -----------------------   ---------------------   ---------------------
                                          CHF million    Share %    CHF million   Share %   CHF million   Share %
-----------------------------------------------------------------------------------------------------------------
Switzerland                                     15,836        44        211,851        19         1,135        43
Rest of Europe                                  10,907        30        305,342        28           311        12
Americas                                         6,976        19        474,617        44         1,169        44
Asia / Pacific                                   2,626         7         87,831         8            36         1
Africa / Middle East                                57         0          7,911         1             8         0
-----------------------------------------------------------------------------------------------------------------
TOTAL                                           36,402       100      1,087,552       100         2,659       100
-----------------------------------------------------------------------------------------------------------------

FOR THE YEAR ENDED 31 DECEMBER 1999(1)

                                          Total operating income        Total assets         Capital investment
                                          -----------------------   ---------------------   ---------------------
                                          CHF million    Share %    CHF million   Share %   CHF million   Share %
-----------------------------------------------------------------------------------------------------------------
Switzerland                                     14,976        52        207,702        23         1,990        70
Rest of Europe                                   7,626        27        303,365        34           356        13
Americas                                         3,861        14        281,974        31           386        14
Asia / Pacific                                   1,945         7         96,469        11            87         3
Africa / Middle East                                17         0          7,046         1             1         0
-----------------------------------------------------------------------------------------------------------------
TOTAL                                           28,425       100        896,556       100         2,820       100
-----------------------------------------------------------------------------------------------------------------

FOR THE YEAR ENDED 31 DECEMBER 1998(1)

                                          Total operating income
                                          -----------------------
                                          CHF million    Share %
-----------------------------------------------------------------
Switzerland                                     16,757        75
Rest of Europe                                   1,655         8
Americas                                         2,548        11
Asia / Pacific                                   1,251         6
Africa / Middle East                                36         0
----------------------------------------------------
TOTAL                                           22,247       100
-----------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

INCOME STATEMENT

NOTE 4   NET INTEREST INCOME

                     CHF million                                                                     % change from
                  FOR THE YEAR ENDED                    31.12.00       31.12.99(1)      31.12.98(1)    31.12.99
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest earned on loans and advances to banks              5,615          6,105            7,687               (8)
Interest earned on loans and advances to customers         14,692         12,077           14,111               22
Interest from finance leasing                                  36             49               60              (27)
Interest earned on securities borrowed and reverse
repurchase agreements                                      19,088         11,422           10,380               67
Interest and dividend income from financial
investments                                                   202            160              372               26
Interest and dividend income from trading portfolio        11,842          5,598            3,901              112
Other                                                         270            193              931               40
------------------------------------------------------------------------------------------------------------------
Total                                                      51,745         35,604           37,442               45
------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on amounts due to banks                            6,155          5,515            8,205               12
Interest on amounts due to customers                        9,505          8,330            9,890               14
Interest on securities lent and repurchase agreements      14,915          8,446            7,543               77
Interest and dividend expense from trading portfolio        5,309          2,070            1,741              156
Interest on medium and long-term debt                       7,731          5,334            5,045               45
------------------------------------------------------------------------------------------------------------------
Total                                                      43,615         29,695           32,424               47
------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                         8,130          5,909            5,018               38
------------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

NOTE 5   NET FEE AND COMMISSION INCOME

                    CHF million                                                             % change from
                FOR THE YEAR ENDED                   31.12.00       31.12.99      31.12.98    31.12.99
---------------------------------------------------------------------------------------------------------
CREDIT-RELATED FEES AND COMMISSIONS                        310           372           559            (17)
---------------------------------------------------------------------------------------------------------
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting fees(1)                                     1,434           905         1,122             58
Corporate finance fees(1)                                1,772         1,298         1,016             37
Brokerage fees                                           5,792         3,934         3,670             47
Investment fund fees                                     2,821         1,915         1,778             47
Fiduciary fees                                             351           317           349             11
Custodian fees                                           1,439         1,583         1,386             (9)
Portfolio and other management and advisory fees(1)      3,677         2,612         2,891             41
Other                                                       50            57           110            (12)
---------------------------------------------------------------------------------------------------------
Total                                                   17,336        12,621        12,322             37
---------------------------------------------------------------------------------------------------------
COMMISSION INCOME FROM OTHER SERVICES                      802           765           776              5
---------------------------------------------------------------------------------------------------------
TOTAL FEE AND COMMISSION INCOME                         18,448        13,758        13,657             34
---------------------------------------------------------------------------------------------------------
FEE AND COMMISSION EXPENSE
Brokerage fees paid                                      1,084           795           704             36
Other                                                      661           356           327             86
---------------------------------------------------------------------------------------------------------
Total                                                    1,745         1,151         1,031             52
---------------------------------------------------------------------------------------------------------
NET FEE AND COMMISSION INCOME                           16,703        12,607        12,626             32
---------------------------------------------------------------------------------------------------------

(1) In prior periods, Corporate finance related advisory fees were included in Portfolio and other management and advisory fees. These fees are now reported in the new disclosure line Corporate finance fees together with merger and acquisition fees which were previously reported in Underwriting and corporate finance fees. All previous periods have been restated accordingly.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 6   NET TRADING INCOME

  Foreign exchange net trading income include gains and losses from spot and forward contracts, options, futures, and translation of foreign currency assets and liabilities, bank notes, precious metals, and commodities. Fixed income net trading income includes the results of making markets in instruments of both developed and emerging countries in government securities, corporate debt securities, money market instruments, interest rate and currency swaps, options, and other derivatives. Equities net trading income includes the results of making markets globally in equity securities and equity derivatives such as swaps, options, futures, and forward contracts.

                   CHF million                                                                   % change from
                FOR THE YEAR ENDED                  31.12.00       31.12.99(1)      31.12.98(1)    31.12.99
--------------------------------------------------------------------------------------------------------------
Foreign exchange                                        1,287          1,108             1,992              16
Fixed income                                              912          2,603               162             (65)
Equities                                                7,754          4,008             1,159              93
--------------------------------------------------------------------------------------------------------------
NET TRADING INCOME                                      9,953          7,719             3,313              29
--------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

NOTE 7   NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES

                    CHF million                                                             % change from
                FOR THE YEAR ENDED                   31.12.00       31.12.99      31.12.98    31.12.99
---------------------------------------------------------------------------------------------------------
Net gains from disposal of consolidated
 subsidiaries                                               57             8         1,149            613
Net gains/(losses) from disposal of investments in
associates                                                  26         1,813          (30)            (99)
---------------------------------------------------------------------------------------------------------
NET GAINS FROM DISPOSAL OF ASSOCIATES AND
SUBSIDIARIES                                                83         1,821         1,119            (95)
---------------------------------------------------------------------------------------------------------

While the 1999 figure represents mainly the disposal gains from our investments in Swiss Life/ Rentenanstalt and Julius Baer registered shares, the 1998 figure is mainly attributable to the disposal of the BSI -- Banca della Svizzera Italiana.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 8   OTHER INCOME

                     CHF million                                                                % change from
                  FOR THE YEAR ENDED                    31.12.00       31.12.99      31.12.98     31.12.99
-------------------------------------------------------------------------------------------------------------
INVESTMENTS IN FINANCIAL ASSETS (DEBT AND EQUITY)
Net gain from disposal of private equity investments          919           374           587             146
Net gain from disposal of other financial assets              162           180           398             (10)
Impairment charges in private equity investments and
other financial assets                                       (507)         (102)         (556)            397
-------------------------------------------------------------------------------------------------------------
TOTAL                                                         574           452           429              27
-------------------------------------------------------------------------------------------------------------
INVESTMENTS IN PROPERTY
Net gain from disposal of properties held for resale           85            78            33               9
Net loss from revaluation of properties held for
resale                                                       (108)          (49)         (106)            120
Net income from other properties                               96           (20)          328
-------------------------------------------------------------------------------------------------------------
TOTAL                                                          73             9           255             711
-------------------------------------------------------------------------------------------------------------
EQUITY INCOME FROM INVESTMENTS IN ASSOCIATES                   58           211           377             (73)
-------------------------------------------------------------------------------------------------------------
OTHER                                                         698           653            61               7
-------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                          1,403         1,325         1,122               6
-------------------------------------------------------------------------------------------------------------

NOTE 9   OPERATING EXPENSES

                     CHF million                                                                % change from
                  FOR THE YEAR ENDED                    31.12.00       31.12.99      31.12.98     31.12.99
-------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSES
Salaries and bonuses                                       13,523         9,872         7,082              37
Contractors                                                   725           886           535             (18)
Insurance and social contributions                            959           717           542              34
Contribution to retirement benefit plans                      475             8           614
Employee share plans                                           97           151           201             (36)
Other personnel expenses                                    1,384           943           842              47
-------------------------------------------------------------------------------------------------------------
TOTAL                                                      17,163        12,577         9,816              36
-------------------------------------------------------------------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy                                                     979           847           822              16
Rent and maintenance of machines and equipment                520           410           390              27
Telecommunications and postage                                914           756           820              21
Administration                                                750           784           759              (4)
Marketing and public relations                                480           335           262              43
Travel and entertainment                                      656           552           537              19
Professional fees                                             660           526           532              25
IT and other outsourcing                                    1,246         1,289         1,260              (3)
Other                                                         560           599         1,353              (7)
-------------------------------------------------------------------------------------------------------------
TOTAL                                                       6,765         6,098         6,735              11
-------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Property, equipment and software                            1,608         1,517         1,483               6
Goodwill and other intangible assets                          667           340           342              96
-------------------------------------------------------------------------------------------------------------
TOTAL                                                       2,275         1,857         1,825              23
-------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                   26,203        20,532        18,376              28
-------------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 10   EARNINGS PER SHARE

                                                                                                              % change from
                     FOR THE YEAR ENDED                        31.12.00        31.12.99(1)      31.12.98(1)     31.12.99
---------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)                             7,792            6,153            2,972              27
Net profit for the period before goodwill amortization (CHF
million)(2)                                                         8,459            6,493            3,314              30
Weighted average shares outstanding:
Registered ordinary shares                                    433,486,003      430,497,026      429,710,128               1
Own shares to be delivered                                      2,058,212
Treasury shares                                               (32,514,906)     (25,754,544)(3)  (24,487,833)(3)            26
---------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES FOR BASIC EARNINGS PER SHARE          403,029,309      404,742,482      405,222,295               0
---------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE (CHF)                                      19.33            15.20             7.33              27
BASIC EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION
(CHF)(2)                                                            20.99            16.04             8.18              31
---------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million)                          7,778(5)            6,153            2,972              26
Net profit for the period before goodwill amortization (CHF
million)(2)                                                      8,445(5)            6,493            3,314              30
Weighted average shares for basic earnings per share          403,029,309      404,742,482      405,222,295               0
Potential dilutive ordinary shares resulting from
outstanding options, warrants and convertible debt
securities(6)                                                   5,496,591      3,632,670(4)     7,658,746(4)             51
---------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER SHARE        408,525,900      408,375,152      412,881,041               0
---------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE (CHF)                                    19.04            15.07             7.20              26
DILUTED EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION
(CHF)(2)                                                            20.67            15.90             8.03              30
---------------------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) The amortization of goodwill and other intangible assets is excluded from this calculation. (3) Treasury shares have increased by 11,371,720 and by 18,372,661 for the periods ended 31 December 1999 and 31 December 1998, due to a change in accounting policy (see Note 1: Summary of Significant Accounting Policies). (4) Share amount has been adjusted by 1,414,114 and by 5,371,922 representing other potentially dilutive instruments for the periods ended 31 December 1999 and 31 December 1998, due to a change in accounting policy (see Note 1: Summary of Significant Accounting
Policies). (5) Net profit has been adjusted for the dilutive impact of own equity derivative activity in accordance with International Accounting Standards. (6) Total equivalent shares outstanding on options that were not dilutive for the respective periods but could potentially dilute earnings per share in the future were 9,174,760, 24,045,261 and 11,367,184 for the years ended 31 December 2000, 31 December 1999 and 31 December 1998, respectively.

1999 and 1998 share figures are restated for the two-for-one share split, effective 8 May 2000.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

BALANCE SHEET: ASSETS

NOTE 11   MONEY MARKET PAPER

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Government treasury notes and bills                             22,551             32,724
Money market placements                                         43,477             36,540
Other bills and cheques                                            426                453
-----------------------------------------------------------------------------------------
TOTAL MONEY MARKET PAPER                                        66,454             69,717
-----------------------------------------------------------------------------------------
thereof eligible for discount at central banks                  60,689             64,671
-----------------------------------------------------------------------------------------

NOTE 12a   DUE FROM BANKS AND LOANS TO CUSTOMERS

The composition of Due from banks, the Loan portfolio and the Allowance for credit losses by type of exposure at the end of the year was as follows:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Banks                                                           30,064             30,785
Allowance for credit losses                                       (917)              (878)
-----------------------------------------------------------------------------------------
Net due from banks                                              29,147             29,907
-----------------------------------------------------------------------------------------
Loans to customers
 Mortgages                                                     120,554            127,987
 Other loans                                                   133,898            119,242
-----------------------------------------------------------------------------------------
Subtotal                                                       254,452            247,229
Allowance for credit losses                                     (9,610)           (12,371)
-----------------------------------------------------------------------------------------
Net loans to customers                                         244,842            234,858
-----------------------------------------------------------------------------------------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS                      273,989            264,765
-----------------------------------------------------------------------------------------
thereof subordinated                                               393                 86
-----------------------------------------------------------------------------------------

The composition of Due from banks and Loans to customers by geographical region based on the location of the borrower at the end of the year was as follows:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Switzerland                                                    164,645            183,944
Rest of Europe                                                  46,882             44,796
Americas                                                        52,939             31,285
Asia / Pacific                                                  16,504             13,451
Africa / Middle East                                             3,546              4,538
-----------------------------------------------------------------------------------------
Subtotal                                                       284,516            278,014
Allowance for credit losses                                    (10,527)           (13,249)
-----------------------------------------------------------------------------------------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS                      273,989            264,765
-----------------------------------------------------------------------------------------

The composition of Due from banks and Loans to customers by type of collateral at the end of the year was as follows:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Secured by real estate                                         122,898            130,835
Collateralized by securities                                    37,714             19,061
Guarantees and other collateral                                 28,373             28,725
Unsecured                                                       95,531             99,393
-----------------------------------------------------------------------------------------
Subtotal                                                       284,516            278,014
Allowance for credit losses                                    (10,527)           (13,249)
-----------------------------------------------------------------------------------------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS                      273,989            264,765
-----------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 12b   ALLOWANCE AND PROVISION FOR CREDIT LOSSES

The allowance and provision for credit losses developed as follows:

                                                                        COUNTRY RISK
                                                            SPECIFIC    ALLOWANCE AND    TOTAL      TOTAL
                       CHF MILLION                          ALLOWANCE     PROVISION     31.12.00   31.12.99
-----------------------------------------------------------------------------------------------------------
Balance at the beginning of the year                           12,022           1,376     13,398     14,978
Write-offs                                                     (2,963)            (32)    (2,995)    (3,275)
Recoveries                                                        150              13        163         65
Increase / (decrease) in credit loss allowance and
 provision                                                        (49)            (81)      (130)       956
Net foreign exchange and other adjustments                        129              16        145        674
-----------------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR                                  9,289           1,292     10,581     13,398
-----------------------------------------------------------------------------------------------------------

At the end of the year the aggregate allowances and provisions were apportioned and displayed as follows:

                        CHF MILLION                           31.12.00         31.12.99
---------------------------------------------------------------------------------------
As a reduction of Due from banks                                   917              878
As a reduction of Loans to customers                             9,610           12,371
---------------------------------------------------------------------------------------
Subtotal                                                        10,527           13,249
Included in other liabilities related to commitments and
 contingent liabilities                                             54              149
---------------------------------------------------------------------------------------
TOTAL ALLOWANCE AND PROVISION FOR CREDIT LOSSES                 10,581           13,398
---------------------------------------------------------------------------------------

NOTE 12c   IMPAIRED LOANS

UBS classifies a loan as impaired when there is a probability of incurring a partial or full loss. A provision is then made with respect to the loan in question.

The impaired loans were as follows:

                        CHF MILLION                           31.12.99         31.12.00
---------------------------------------------------------------------------------------
Impaired loans (1, 2)                                           18,494           22,456
Amount of allowance for credit losses related to impaired
 loans                                                           9,685           12,471
Average impaired loans (3)                                      20,804           24,467
---------------------------------------------------------------------------------------

(1) All impaired loans have a specific allowance for credit losses.
 (2) Interest income on impaired loans is immaterial. (3) Average balances were calculated from quarterly data.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 12d   NON-PERFORMING LOANS

When principal, interest or commission are overdue by 90 days, loans are classified as non-performing, the recognition of interest or commission income ceases and a charge is recognized against income for the unpaid interest or commission receivable. Allowances are provided for non-performing loans to reflect their net estimated recoverable amount. Unrecognized interest related to such loans totalled CHF 182 million for the year ended 31 December 2000 and CHF 409 million for the year ended 31 December 1999.

The non-performing loans were as follows:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Non-performing loans                                            10,452             13,073
Amount of allowance for credit losses related to
 non-performing loans                                            6,850              8,661
Average non-performing loans (1)                                11,884             14,615
-----------------------------------------------------------------------------------------

(1) Average balances were calculated from quarterly data.

An analysis of changes in non-performing loans is presented in the following table:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Non-performing loans at the beginning of the year               13,073             16,113
Net reductions                                                    (290)              (638)
Write-offs and disposals                                        (2,331)            (2,402)
-----------------------------------------------------------------------------------------
NON-PERFORMING LOANS AT THE END OF THE YEAR                     10,452             13,073
-----------------------------------------------------------------------------------------

The non-performing loans by type of exposure were as follows:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Banks                                                              172                499
-----------------------------------------------------------------------------------------
Loans to customers
 Mortgages                                                       4,586              7,105
 Other                                                           5,694              5,469
-----------------------------------------------------------------------------------------
Total loans to customers                                        10,280             12,574
-----------------------------------------------------------------------------------------
TOTAL NON-PERFORMING LOANS                                      10,452             13,073
-----------------------------------------------------------------------------------------

The non-performing loans by geographical region based on the location of the borrower were as follows:

                        CHF MILLION                           31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Switzerland                                                      7,588             11,435
Rest of Europe                                                     342                223
Americas                                                         1,865                697
Asia / Pacific                                                     307                373
Africa / Middle East                                               350                345
-----------------------------------------------------------------------------------------
TOTAL NON-PERFORMING LOANS                                      10,452             13,073
-----------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 13   SECURITIES BORROWING, SECURITIES LENDING, REPURCHASE,
REVERSE REPURCHASE AND OTHER COLLATERALIZED TRANSACTIONS

The Group enters into collateralized reverse repurchase and repurchase agreements and securities borrowing and securities lending transactions that may result in credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations. The Group minimizes credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.
  The following table presents cash collateral received and paid under securities lending, repurchase agreements, securities borrowing and reverse repurchase agreements.

                                                   SECURITIES      SECURITIES      SECURITIES      SECURITIES
                                                    BORROWED          LENT          BORROWED          LENT
                   CHF MILLION                      31.12.00        31.12.00        31.12.99        31.12.99
-------------------------------------------------------------------------------------------------------------
CASH COLLATERAL BY COUNTERPARTIES
Banks                                                 159,619          18,291          99,810           8,926
Customers                                              18,238           5,127          13,352           3,906
-------------------------------------------------------------------------------------------------------------
TOTAL CASH COLLATERAL ON SECURITIES BORROWED AND
LENT                                                  177,857          23,418         113,162          12,832
-------------------------------------------------------------------------------------------------------------

                                                    REVERSE                          Reverse
                                                   REPURCHASE      REPURCHASE      REPURCHASE       REPURCHASE
                                                   AGREEMENTS      AGREEMENTS      AGREEMENTS       AGREEMENTS
                   CHF MILLION                      31.12.00        31.12.00       31.12.99(1)      31.12.99(1)
---------------------------------------------------------------------------------------------------------------
AGREEMENTS BY COUNTERPARTIES
Banks                                                 144,505         175,421          93,104          125,054
Customers                                              49,296         120,092          39,287           71,860
---------------------------------------------------------------------------------------------------------------
TOTAL REPURCHASE AND REVERSE REPURCHASE
AGREEMENTS                                            193,801         295,513         132,391          196,914
---------------------------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

Under reverse repurchase, securities borrowing, and other collateralized arrangements, the Group obtains securities on terms which permit it to repledge or resell the securities to others. At 31 December 2000, the Group held CHF 478 billion of securities on such terms, CHF 407 billion of which have been either pledged or otherwise transferred to others in connection with its financing activities or to satisfy its commitments under short sale transactions.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 14   TRADING PORTFOLIO

Trading assets and liabilities are carried at fair value. The following table presents the carrying value of trading assets and liabilities at the end of the reporting period.

                        CHF MILLION                           31.12.00         31.12.99(1)
------------------------------------------------------------------------------------------
TRADING PORTFOLIO ASSETS
DEBT INSTRUMENTS
Swiss government and government agencies                         1,104             7,391
US Treasury and government agencies                             19,769            21,816
Other government                                                33,222            65,804
Corporate listed instruments                                    64,514            13,420
Other unlisted instruments                                      26,583             8,322
------------------------------------------------------------------------------------------
TOTAL                                                          145,192           116,753
------------------------------------------------------------------------------------------
EQUITY INSTRUMENTS
Listed instruments                                             102,571            87,089
Unlisted instruments                                             2,320             2,963
------------------------------------------------------------------------------------------
TOTAL                                                          104,891            90,052
------------------------------------------------------------------------------------------
PRECIOUS METALS                                                  3,213             5,127
------------------------------------------------------------------------------------------
TOTAL TRADING PORTFOLIO ASSETS                                 253,296           211,932
------------------------------------------------------------------------------------------
TRADING PORTFOLIO LIABILITIES
DEBT INSTRUMENTS
Swiss government and government agencies                           439                 0
US Treasury and government agencies                             13,645            24,535
Other government                                                 5,070            11,917
Corporate listed instruments                                    31,905             6,502
Other unlisted instruments                                         192                 9
------------------------------------------------------------------------------------------
TOTAL                                                           51,251            42,963
------------------------------------------------------------------------------------------
LISTED EQUITY INSTRUMENTS                                       31,381            11,675
------------------------------------------------------------------------------------------
TOTAL TRADING PORTFOLIO LIABILITIES                             82,632            54,638
------------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

The Group trades debt, equity, precious metals, foreign currency and derivatives to meet the financial needs of its customers and to generate revenue through its trading activities. Note 26 provides a description of the various classes of derivatives together with the related volumes used in the Group's trading activities, whereas Note 13 provides further details about cash collateral on securities borrowed and lent and repurchase and reverse repurchase agreements.
  Included in total trading portfolio assets above are CHF 59 billion of securities pledged to others under terms which permit the counterparty to sell or repledge and CHF 12 billion of securities pledged to others under terms which do not permit the counterparty to resell or repledge.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 15   FINANCIAL INVESTMENTS

CHF MILLION                                                   31.12.00      31.12.99
------------------------------------------------------------------------------------
DEBT INSTRUMENTS
Listed                                                           1,403         1,357
Unlisted                                                         4,803           609
------------------------------------------------------------------------------------
Total                                                            6,206         1,966
------------------------------------------------------------------------------------
EQUITY INVESTMENTS
Listed                                                           1,119           356
Unlisted                                                         1,438           557
------------------------------------------------------------------------------------
Total                                                            2,557           913
------------------------------------------------------------------------------------
PRIVATE EQUITY INVESTMENTS                                       6,658         3,001
PROPERTIES HELD FOR RESALE                                         984         1,159
------------------------------------------------------------------------------------
TOTAL FINANCIAL INVESTMENTS                                     16,405         7,039
------------------------------------------------------------------------------------
thereof eligible for discount at central banks                     381           563
------------------------------------------------------------------------------------

The following table gives additional disclosure in respect of the valuation methods used.

                                                    BOOK VALUE      FAIR VALUE      BOOK VALUE      FAIR VALUE
CHF MILLION                                          31.12.00        31.12.00        31.12.99        31.12.99
--------------------------------------------------------------------------------------------------------------
VALUED AT AMORTIZED COST
Debt instruments                                         5,851           5,853             677             687
--------------------------------------------------------------------------------------------------------------
VALUED AT THE LOWER OF COST OR MARKET VALUE
Debt instruments                                           355             367           1,289           1,314
Equity instruments                                       2,557           3,031             913             939
Properties held for resale                                 984           1,150           1,159           1,194
--------------------------------------------------------------------------------------------------------------
Total                                                    3,896           4,548           3,361           3,447
--------------------------------------------------------------------------------------------------------------
VALUED AT COST LESS ADJUSTMENTS FOR IMPAIRMENTS
Private equity investments                               6,658           7,940           3,001           4,146
--------------------------------------------------------------------------------------------------------------
TOTAL FINANCIAL INVESTMENTS                             16,405          18,341           7,039           8,280
--------------------------------------------------------------------------------------------------------------

NOTE 16   INVESTMENTS IN ASSOCIATES

                                     CARRYING                                                               CARRYING
                                      AMOUNT                                                                 AMOUNT
                                        AT                                                      CHANGE IN      AT
CHF million                          31.12.99   ADDITIONS   DISPOSAL(1)   INCOME   WRITE-OFFS    EQUITY     31.12.00
--------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS IN ASSOCIATES         1,102          65         (287)       62           (4)        (58)       880
--------------------------------------------------------------------------------------------------------------------

(1) The figure of CHF 287 million for disposals for the year ended 31 December 2000 primarily consists of disposal of a stake in National Versicherung AG.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 17   PROPERTY AND EQUIPMENT

                                                                         IT, soft-     Other
                                                  Bank                   ware and    machines
                                                occupied    Investment   communi-       and
CHF million                                    properties   properties    cation     equipment   31.12.00   31.12.99
--------------------------------------------------------------------------------------------------------------------
HISTORICAL COST
Balance at the beginning of the year                9,085        2,006      3,321        2,798     17,210     18,505
Additions                                             233          138      1,032          237      1,640      1,813
Additions from acquired companies                       0            0        201          818      1,019        755
Disposals                                            (224)        (176)      (279)         (90)      (769)    (4,333)
Reclassifications (1)                                (287)        (145)         0            0       (432)         0
Foreign currency translation                            0            7        (18)         (26)       (37)       470
Balance at the end of the year                      8,807        1,830      4,257        3,737     18,631     17,210
--------------------------------------------------------------------------------------------------------------------
ACCUMULATED DEPRECIATION
Balance at the beginning of the year
                                                    3,625          539      2,416        1,929      8,509      8,619
Depreciation (2)
                                                      395          119        952          419      1,885      2,105
Disposals
                                                      (84)         (31)      (268)         (70)      (453)    (2,500)
Reclassifications (1)
                                                      (97)         (79)         0            0       (176)         0
Foreign currency translation
                                                        1            2        (26)         (21)       (44)       285
Balance at the end of the year                      3,840          550      3,074        2,257      9,721      8,509
--------------------------------------------------------------------------------------------------------------------
NET BOOK VALUE AT THE END OF THE YEAR (3)           4,967        1,280      1,183        1,480      8,910      8,701
--------------------------------------------------------------------------------------------------------------------

(1) Properties held for sale of CHF 256 million (CHF 432 million acquisition costs and CHF 176 million accumulated depreciation) have been reclassified to
Note 15 Financial Investments. (2) Depreciation of CHF 1,885 million includes CHF 277 million that was charged against the restructuring provision. (3) Fire insurance value of property and equipment is CHF 14,570 million (1999: CHF 15,004 million).

NOTE 18   GOODWILL AND OTHER INTANGIBLE ASSETS

                                                                        OTHER
                                                                      INTANGIBLE
CHF MILLION                                             GOODWILL        ASSETS        31.12.00      31.12.99
------------------------------------------------------------------------------------------------------------
HISTORICAL COST
Balance at the beginning of the year                       4,229             305         4,534         3,000
Additions                                                 12,939           4,902        17,841         1,467
Write-offs                                                   (16)              0           (16)         (192)
Reclassifications                                            (41)             41             0           (88)
Foreign currency translation                                (839)           (354)       (1,193)          347
Balance at the end of the year                            16,272           4,894        21,166         4,534
------------------------------------------------------------------------------------------------------------
ACCUMULATED AMORTIZATION
Balance at the beginning of the year
                                                             951              40           991           790
Amortization
                                                             533             134           667           340
Write-offs
                                                             (16)              0           (16)         (183)
Reclassifications
                                                             (16)             16             0            (2)
Foreign currency translation
                                                              (7)             (6)          (13)           46
Balance at the end of the year                             1,445             184         1,629           991
------------------------------------------------------------------------------------------------------------
NET BOOK VALUE AT THE END OF THE YEAR                     14,827           4,710        19,537         3,543
------------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 19   OTHER ASSETS

CHF million                                                   Note      31.12.00      31.12.99
----------------------------------------------------------------------------------------------
Deferred tax assets                                             24         2,208           742
Settlement and clearing accounts                                           3,153         4,911
VAT and other tax receivables                                                419           702
Prepaid pension costs                                                        405           456
Other receivables                                                          2,322         4,196
----------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                         8,507        11,007
----------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

BALANCE SHEET: LIABILITIES

NOTE 20   DUE TO BANKS AND CUSTOMERS

                        CHF MILLION                           31.12.00         31.12.99
---------------------------------------------------------------------------------------
Due to banks                                                    82,240           76,365
---------------------------------------------------------------------------------------
Due to customers in savings and investment accounts             68,213           78,640
Amounts due to customers on demand and time                    242,466          201,320
---------------------------------------------------------------------------------------
Total due to customers                                         310,679          279,960
---------------------------------------------------------------------------------------
TOTAL DUE TO BANKS AND CUSTOMERS                               392,919          356,325
---------------------------------------------------------------------------------------

NOTE 21   LONG-TERM DEBT

The Group issues both CHF and non-CHF denominated fixed and floating rate debt. Publicly placed fixed rate debt pays interest at rates up to 21.5% including structured note issues. Floating rate debt pays interest based on the three-month or six-month London Interbank Offered Rate "LIBOR".
  Subordinated debt securities are unsecured obligations of the Group and are subordinated in right of payment to all present and future senior indebtedness and certain other obligations of the Group. At 31 December 2000 and 31 December 1999, the Group had CHF 13,018 million and CHF 13,106 million, respectively, in subordinated debt excluding convertible and exchangeable debt and notes with warrants which have been included in the following paragraph. Subordinated debt usually pays interest annually and provides for single principal payments upon maturity. At 31 December 2000 and 31 December 1999, the Group had CHF 40,428 million and CHF 41,093 million, respectively, in unsubordinated debt.
  The Group issues convertible obligations that can be exchanged for common stock of UBS AG and notes with warrants attached on UBS AG shares. Furthermore, the Group issues notes exchangeable into common stock or preferred stock of other companies, or repaid based on the performance of an index or group of securities. At 31 December 2000 and 31 December 1999, the Group had CHF 1,409 million and CHF 2,133 million, respectively, in convertible and exchangeable debt and notes with warrants attached outstanding.
  The Group, as part of its interest-rate risk management process, utilizes derivative instruments to modify the repricing characteristics of the notes/bonds issued. The Group also utilizes other derivative instruments to manage the foreign exchange impact of certain long-term debt obligations.
  The Group issues credit-linked notes generally through private placements. The credit-linked notes are usually senior unsecured obligations of UBS AG, acting through one of its branches, and can be subject to early redemption in the event of a defined credit event. Payment of interest and/or principal is dependent upon the performance of a reference entity or security. The rate of interest on each credit-linked note is either floating and determined by reference to LIBOR plus a spread or fixed. Medium-term and credit-linked notes have been included in the amounts disclosed above as unsubordinated debt.

CHF MILLION                                                   31.12.00  31.12.99
--------------------------------------------------------------------------------
Total bond issues                                               48,179    48,305
Shares in bond issues of the Swiss Regional or Cantonal
 Banks' Central Bond Institutions                                1,305     2,055
Medium-term notes                                                5,371     5,972
--------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                            54,855    56,332
--------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 21   LONG-TERM DEBT (CONTINUED)

CONTRACTUAL MATURITY DATE

                                             UBS AG (PARENT)             SUBSIDIARIES
                                         -----------------------         ------
                                          FIXED         FLOATING          FIXED
CHF MILLION                                RATE             RATE           RATE
-------------------------------------------------------------------------------
2001                                     13,021              251          2,033
2002                                      7,645              153          2,407
2003                                      4,232              135          1,275
2004                                      1,327                8          1,261
2005                                      3,463               81            664
2006 - 2010                               5,888              107          1,923
Thereafter                                3,150               55          1,214
-------------------------------------------------------------------------------
TOTAL                                    38,726              790         10,777
-------------------------------------------------------------------------------

                                       SUBSIDIARIES
                                            ----------
                                              FLOATING            TOTAL
CHF MILLION                                       RATE         31.12.00
---------------------------------------     ---------------------------
2001                                               373           15,678
2002                                               889           11,094
2003                                                19            5,661
2004                                             1,836            4,432
2005                                               249            4,457
2006 - 2010                                      1,173            9,091
Thereafter                                          23            4,442
-------------------------------------------------------------------------------
TOTAL                                            4,562           54,855
-------------------------------------------------------------------------------

PUBLICLY PLACED BOND ISSUES OF UBS AG (PARENT COMPANY) OUTSTANDING AT 31.12.2000

                                                                         Premature
Year of   Interest                                                      redemption                   Amount
issue    rate in %                  Remarks      Maturity                 possible    Currency  in millions
-----------------------------------------------------------------------------------------------------------
1999        10.250                             12.01.2001                                  EUR          160(1)
1996         3.000                             07.02.2001                                  USD          100
1999        10.000                             12.02.2001                                  CHF          375(2)
1999        12.250                             15.02.2001                                  GBP           20(3)
1999        14.100                             27.02.2001                                  SEK          193(4)
1999        12.000                             29.03.2001                                  GBP           10(5)
1999        11.000                             30.03.2001                                  USD           10(6)
1996         3.625                             10.04.2001                                  CHF          400
1991         5.000                             15.04.2001                                  CHF           60
1998         7.500                             11.05.2001                                  CHF           60(7)
1998         7.500                             11.05.2001                                  CHF          801(7)
1998         7.000                             18.05.2001                                  CHF          738(8)
1999        12.500                             06.06.2001                                  GBP           10(9)
1999         5.250                             14.06.2001                                  CHF          410(10)
1999        10.750                             15.06.2001                                  EUR           50(11)
2000        17.750                             05.07.2001                                  EUR          100(12)
1999        11.000                             06.07.2001                                  EUR           40(13)
1998         7.500                             10.07.2001                                  CHF          372(10)
1998         7.500                             10.07.2001                                  CHF           40(10)
2000        21.500                             12.07.2001                                  EUR           45(14)
1993         5.125                             15.07.2001                                  CHF           30
1997         1.750                             25.07.2001                                  USD           96(15)
2000        17.000                             30.07.2001                                  EUR           80(16)
1998         8.000                             03.08.2001                                  CHF          920(17)
2000        15.500                             06.08.2001                                  EUR           60(18)
2000        14.250                             10.08.2001                                  USD           25(19)
1998         8.000                             17.08.2001                                  CHF           50(20)
1998         8.000                             17.08.2001                                  CHF          450(20)
2000        15.500                             24.08.2001                                  EUR          145(21)
2000        17.500                             24.08.2001                                  EUR           95(22)
2000        15.750                             03.09.2001                                  EUR          105(23)
1991         7.000             subordinated    04.09.2001                                  CHF          250
2000        15.000                             06.09.2001                                  USD           45(24)
1994         5.375                             07.09.2001                                  CHF          200
2000        17.000                             10.09.2001                                  EUR           10(25)
2000        16.500                             25.09.2001                                  EUR           15(26)
2000        16.250                             04.10.2001                                  EUR           15(27)
1999         8.500                             05.10.2001                                  CHF          120(28)
2000        14.500                             11.10.2001                                  EUR          135(29)
2000         8.750                             11.10.2001                                  CHF           50(10)
2000        15.000                             19.10.2001                                  USD           20(30)
-----------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 21   LONG-TERM DEBT (CONTINUED)

PUBLICLY PLACED BOND ISSUES OF UBS AG (PARENT COMPANY) OUTSTANDING AT 31.12.2000

                                                                         Premature
Year of   Interest                                                      redemption                   Amount
issue    rate in %                  Remarks      Maturity                 possible    Currency  in millions
-----------------------------------------------------------------------------------------------------------
2000        16.500                             29.10.2001                                  EUR           75(31)
2000        16.000                             02.11.2001                                  USD           40(32)
2000        11.750                             09.11.2001                                  CHF          110(7)
2000        18.750                             19.11.2001                                  USD           30(33)
2000        20.250                             27.11.2001                                  USD           20(34)
1999        11.625                             06.12.2001                                  GBP           10(35)
2000        16.500                             21.12.2001                                  USD           20(36)
2000        14.250                             28.12.2001                                  USD           10(37)
2000        12.250                             11.01.2002                                  EUR           30(38)
2000        13.250                             18.01.2002                                  EUR           20(39)
2000        12.500                             18.01.2002                                  EUR           20(40)
2000         0.100                             28.01.2002                                  JPY       10,000(15)
1992         7.000             subordinated    06.02.2002                                  CHF          200
2000         9.000                             14.03.2002                                  CHF          256(28)
1998         5.750                             18.03.2002                                  USD          250
2000        10.000                             10.04.2002                                  CHF          100(17)
1996         4.000                             18.04.2002                                  CHF          200
2000        18.500                             28.05.2002                                  USD           75(41)
1999        11.000                             06.06.2002                                  GBP           15(42)
1990         7.500             subordinated    07.06.2002                                  CHF          300
2000        18.250                             27.06.2002                                  USD           50(32)
2000         6.500                             28.06.2002                                  CHF           50(43)
1992         7.500             subordinated    10.07.2002                                  CHF          200
1997         6.500                             18.07.2002                                  USD          300
1997         1.000                             07.08.2002                                  DEM           19(44)
2000         8.375                             07.08.2002                                  EUR           45(45)
1996         2.000                             23.08.2002                                  CHF          301
2000         9.000                             02.10.2002                                  CHF          220(17)
1992         7.000             subordinated    16.10.2002                                  CHF          200
1996         6.750                             18.10.2002                                  USD          250
1995         4.375                             07.11.2002                                  CHF          250
1996         3.250                             20.12.2002                                  CHF          350
2000         8.000                             11.02.2003                                  USD           15
1991         7.500             subordinated    15.02.2003               15.02.2001         CHF          300
1998         1.000                             25.02.2003                                  EUR           60(46)
1993         4.875             subordinated    03.03.2003                                  CHF          200
1997         1.500                             14.03.2003                                  DEM           80(47)
1998         1.000                             20.03.2003                                  NLG          125(48)
1993         4.000             subordinated    31.03.2003                                  CHF          200
1993         3.500             subordinated    31.03.2003                                  CHF          200
1999         1.000                             05.05.2003                                  USD           80(49)
1998         1.625                             14.05.2003                                  USD          100(50)
1991         7.000             subordinated    16.05.2003               16.05.2001         CHF          200
1995         5.250             subordinated    20.06.2003                                  CHF          200
2000         0.000                             14.07.2003                                  USD           10(51)
2000         0.000                             14.07.2003                                  USD           10(51)
2000         5.200                             28.08.2003                                  CHF           26
1996         1.500                             20.11.2003                                  CHF           27(52)
2000         1.850                             25.11.2003                                  CHF           13
1993         3.000                             26.11.2003                                  CHF          200
1994         6.250             subordinated    06.01.2004                                  USD          300
1992         7.250             subordinated    10.01.2004               10.01.2002         CHF          150
2000         0.500                             10.02.2004                                  USD           75(53)
2000         1.000                             07.06.2004                                  USD           25(54)
1991         4.250             subordinated    25.06.2004                                  CHF          300
1999         3.500                             01.07.2004                                  EUR          250
1997         7.375             subordinated    26.11.2004                                  GBP          250
-----------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 21   LONG-TERM DEBT (CONTINUED)

PUBLICLY PLACED BOND ISSUES OF UBS AG (PARENT COMPANY) OUTSTANDING AT 31.12.2000

                                                                         Premature
Year of   Interest                                                      redemption                   Amount
issue    rate in %                  Remarks      Maturity                 possible    Currency  in millions
-----------------------------------------------------------------------------------------------------------
1993         4.750             subordinated    08.01.2005               08.01.2003         CHF          200
1995         4.000             subordinated    07.02.2005                                  CHF          150
1995         5.500                             10.02.2005                                  CHF          150
2000         1.000                             18.02.2005                                  USD           30(55)
2000         1.000                             21.03.2005                                  EUR           50(56)
1995         5.625             subordinated    13.04.2005                                  CHF          150
2000         0.000                             31.05.2005                                  JPY        5,000(15)
1995         8.750             subordinated    20.06.2005                                  GBP          250
2000         0.000                             14.07.2005                                  USD           10(51)
1995         6.750             subordinated    15.07.2005                                  USD          200
1995         5.250             subordinated    18.07.2005                                  CHF          200
1995         5.000             subordinated    24.08.2005                                  CHF          250
2000         7.300                             06.09.2005                                  HKD          200
1995         4.500                             21.11.2005                                  CHF          300
1999         0.000                             08.12.2005                                  USD           50(57)
1999         3.500                             26.01.2006                                  EUR          650
1996         4.250             subordinated    06.02.2006                                  CHF          250
1996         4.000                             14.02.2006                                  CHF          200
1999         2.500                             29.03.2006                                  CHF          250
1999         1.500                             12.07.2006                                  USD          100(58)
1996         7.250             subordinated    17.07.2006                                  USD          500
1996         7.250             subordinated    01.09.2006                                  USD          150
1995         5.000             subordinated    07.11.2006                                  CHF          250
1996         6.250             subordinated    06.12.2006                                  DEM          500
1997         8.000             subordinated    08.01.2007                                  GBP          450
1997         5.750             subordinated    12.03.2007                                  DEM          350
1998         3.500                             27.08.2008                                  CHF          300
1997         5.875             subordinated    18.08.2009                                  FRF        2,000
1986         5.000             subordinated    10.02.2011               10.02.2001         CHF          250
1995         7.375             subordinated    15.07.2015                                  USD          150
1995         7.000             subordinated    15.10.2015                                  USD          300
1997         7.375             subordinated    15.06.2017                                  USD          300
1990         0.000                             31.03.2020                                  CHF           59
1995         7.500             subordinated    15.07.2025                                  USD          350
1995         8.750             subordinated    18.12.2025                                  GBP          150
1996         7.750             subordinated    01.09.2026                                  USD          300
-----------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 21   LONG-TERM DEBT (CONTINUED)

PUBLICLY PLACED BOND ISSUES OF UBS SUBSIDIARIES OUTSTANDING AT 31.12.2000

                                                                         Premature
Year of   Interest                                                      redemption                   Amount
issue    rate in %                  Remarks      Maturity                 possible    Currency  in millions
-----------------------------------------------------------------------------------------------------------
UBS AMERICAS INC. (FORMER PAINEWEBBER)
1999         7.460                             11.01.2001                                  USD           15
1999         5.830                             25.01.2001                                  USD           20
2000         6.924                             26.01.2001                                  USD           50
2000         6.820                             05.04.2001                                  USD           30
1999         7.060                             16.05.2001                                  USD            8
2000         7.500                             17.05.2001                                  USD           49
1998         6.185                             21.05.2001                                  USD           25
1999         5.810                             08.06.2001                                  USD           10
2000         7.540                             18.06.2001                                  USD           49
1999         7.060                             20.06.2001                                  USD            8
1998         6.870                             26.06.2001                                  USD            7
1997         6.585                             23.07.2001                                  USD           25
1997         6.520                             26.09.2001                                  USD           22
1997         6.440                             28.09.2001                                  USD           22
1999         7.090                             19.11.2001                                  USD           12
1997         6.580                             14.12.2001                                  USD           10
1991         9.250                             17.12.2001                                  USD          154
2000         6.910                             19.02.2002                                  USD           20
1997         6.990                             18.03.2002                                  USD           10
1999         6.015                             28.03.2002                                  USD           20
1999         6.020                             22.04.2002                                  USD           45
1995         8.250                             01.05.2002                                  USD          128
2000         7.590                             02.05.2002                                  USD           25
1999         7.060                             14.05.2002                                  USD           25
1999         7.030                             20.05.2002                                  USD           12
2000         1.010                             01.07.2002                                  JPY          900
2000         7.358                             15.07.2002                                  USD          101
1992         8.390             subordinated    24.07.2002                                  USD            6
1997         7.035                             14.08.2002                                  USD           25
1997         7.010                             27.08.2002                                  USD           15
1992         7.750                             02.09.2002                                  USD          178
1997         7.010                             19.09.2002                                  USD           25
1997         6.650                             15.10.2002                                  USD           25
1999         7.210                             30.10.2002                                  USD           10
1999         7.259                             18.11.2002                                  USD           40
1999         7.160                             18.12.2002                                  USD           11
1998         7.140                             03.02.2003                                  USD           12
1998         6.250                             04.02.2003                                  USD           25
2000         7.020                             14.02.2003                                  USD           12
1993         7.875                             17.02.2003                                  USD          103
1998         7.110                             13.03.2003                                  USD           10
2000         1.270                             13.03.2003                                  JPY          900
1998         6.320                             18.03.2003                                  USD           45
1998         6.331                             20.05.2003                                  USD           25
1998         6.980                             23.06.2003                                  USD           10
1993         6.785                             01.07.2003                                  USD           30
1999         1.340                             01.07.2003                                  JPY          900
1993         7.130             subordinated    02.07.2003                                  USD            7
2000         7.250                             23.07.2003                                  USD            7
1994         6.900             subordinated    15.08.2003                                  USD           10
1994         6.930             subordinated    15.08.2003                                  USD           28
1996         7.300                             15.10.2003                                  USD           20
1998         6.450                             01.12.2003                                  USD          340
1998         8.010                             01.12.2003                                  USD           26
1994         6.730                             20.01.2004                                  USD           21
2000         6.730                             26.01.2004                                  USD           20
-----------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 21   LONG-TERM DEBT (CONTINUED)

PUBLICLY PLACED BOND ISSUES OF UBS SUBSIDIARIES OUTSTANDING AT 31.12.2000

                                                                         Premature
Year of   Interest                                                      redemption                   Amount
issue    rate in %                  Remarks      Maturity                 possible    Currency  in millions
-----------------------------------------------------------------------------------------------------------
USB AMERICAS INC. (FORMER PAINEWEBBER) (CONTINUED)
1999         7.580                             28.01.2004                                  USD           10
1997         6.900             subordinated    09.02.2004                                  USD           15
1994         6.680                             10.02.2004                                  USD           21
1999         7.510                             10.02.2004                                  USD           13
1999         7.015                             10.02.2004                                  USD           14
2000         7.660                             12.02.2004                                  USD           11
1999         7.360                             11.05.2004                                  USD           46
1999         6.375                             17.05.2004                                  USD          534
1999         7.280                             27.05.2004                                  USD           12
1997         7.060                             18.08.2004                                  USD           25
1996         7.550                             04.10.2004                                  USD           25
1997         6.790                             04.10.2004                                  USD           14
1999         7.260                             13.10.2004                                  USD           31
1996         7.490                             15.10.2004                                  USD           12
1997         7.010                             25.10.2004                                  USD           20
2000         7.410                             27.01.2005                                  USD           26
2000         7.410                             11.02.2005                                  USD           12
1995         8.875                             15.03.2005                                  USD          125
1999         7.380                             15.03.2005                                  USD           57
1998         6.520                             06.04.2005                                  USD           31
2000         7.678                             15.07.2005                                  USD           26
1993         6.500                             01.11.2005                                  USD          208
1999         7.460                             14.11.2005                                  USD           32
1996         6.750                             01.02.2006                                  USD          102
1999         7.330                             01.05.2006                                  USD           10
1999         7.330                             01.05.2006                                  USD           11
1997         7.220                             20.02.2007                                  USD           10
1997         7.110                             22.10.2007                                  USD           26
1998         6.720                             01.04.2008                                  USD           36
1998         6.730                             03.04.2008                                  USD           44
1998         6.550                             15.04.2008                                  USD          257
1998         6.520                             21.04.2008                                  USD           10
1998         7.180                             31.07.2008                                  USD           10
1996         7.625                             15.10.2008                                  USD          157
1999         6.640                             05.02.2009                                  USD           27
1999         7.625                             01.12.2009                                  USD          290
1998         6.650                             13.04.2010                                  USD           26
1998         6.640                             14.04.2010                                  USD           31
1999         6.760                             16.05.2011                                  USD           11
1997         7.740                             30.01.2012                                  USD           21
1994         7.625                             17.02.2014                                  USD          212
1997         8.060                             17.01.2017                                  USD           28
1997         7.930                             06.02.2017                                  USD           11
1997         7.810                             13.02.2017                                  USD           17
1997         7.910                             17.03.2017                                  USD           22
1997         7.990                             09.06.2017                                  USD           11
1997         7.605                             17.07.2017                                  USD           21
1997         7.633                             11.09.2017                                  USD           11
1997         7.390                             16.10.2017                                  USD           27
1998         7.310                             07.05.2018                                  USD           14
1996         8.300             subordinated    12.01.2036               12.03.2001         USD          198
1997         8.080             subordinated    03.01.2037               03.01.2002         USD          203
-----------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS
FOOTNOTES
( 1) GOAL on Royal Dutch shares
( 2) GOAL on Swisscom shares
( 3) GOAL on Lloyds TSB shares
( 4) Convertible into Omvand Konvertible Svensk Basportfolj
( 5) GOAL on British Telecom shares
( 6) GOAL on S&P Index
( 7) GOAL on Credit Suisse shares
( 8) GOAL on Novartis shares
( 9) GOAL on BP Amoco shares
(10) GOAL on Roche GS
(11) GOAL on SAP shares
(12) GOAL on Philips shares
(13) GOAL on Bank Austria shares
(14) GOAL on Sonera shares
(15) Convertible into Nikkei 225 Index
(16) GOAL on Sony ADR's
(17) GOAL on UBS AG shares
(18) GOAL on Telefonica shares
(19) GOAL on Cisco shares
(20) GOAL on Zurich Fin. Services shares
(21) GOAL on Nokia shares
(22) GOAL on Vivendi shares
(23) GOAL on Ericsson shares
(24) GOAL on Lucent shares
(25) GOAL on Kyocera shares
(26) GOAL on Telecom Italia Mobile shares
(27) GOAL on ICI shares
(28) GOAL on ABB shares
(29) GOAL on Siemens shares
(30) GOAL on Telmex shares
(31) GOAL on Deutsche Telekom shares
(32) GOAL on Intel shares
(33) GOAL on Texas Instruments shares
(34) GOAL on Nortel shares
(35) GOAL on Granada Group shares
(36) GOAL on IBM shares
(37) GOAL on Nasdaq 100 Index
(38) GOAL on Banco Bilbao shares
(39) GOAL on Carrefour shares
(40) GOAL on Bayer shares
(41) GOAL on Motorola shares
(42) GOAL on Glaxo shares
(43) GOAL on Swiss Re shares
(44) Convertible into European Insurance Shares Basket
(45) GOAL on Daimler Chrysler shares
(46) Convertible into FTSE Index
(47) Indexed to UBS Currency Portfolio
(48) Convertible into UBS Dutch Corporate Basket
(49) Convertible into Sony shares
(50) Convertible into UBS Oil Basket
(51) Convertible into UBS Global Equity Arbitrage
(52) Convertible into SMI Index
(53) Convertible into NTT shares
(54) Convertible into Blue Chip Basket
(55) Convertible into Nasdaq 100 Index
(56) Convertible into STOXX 50 Index
(57) PEP on Internet Perf. Basket
(58) Convertible into AT&T shares
(59) PIP on Worldbasket

PIP  Protected Index Participation
PEP  Protected Equity Participation
GOAL Geld- oder Aktien-Lieferung (cash or share delivery)

NOTE 21   LONG-TERM DEBT (CONTINUED)
PUBLICLY PLACED BOND ISSUES OF UBS SUBSIDIARIES OUTSTANDING AT 31.12.2000

                                                                         Premature
Year of   Interest                                                      redemption                   Amount
issue    rate in %                  Remarks      Maturity                 possible    Currency  in millions
-----------------------------------------------------------------------------------------------------------
UBS FINANCE (CURACAO) N.V.
1996         2.500                             30.10.2001                                  DEM          100
1996         2.500                             30.10.2001                                  DEM          150
1997         2.500                             30.10.2001                                  DEM          100
1990         9.125                             08.02.2002                                  USD          225
1992           FRN                             13.11.2002                                  USD          250
1997         0.000                             29.01.2027                                  LIT      226'955
1998         0.000                             03.03.2028               03.03.2003         DEM          136
-----------------------------------------------------------------------------------------------------------
UBS AUSTRALIA LTD.
1997         3.250                             02.10.2001                                  USD          101
1999         5.000                             25.02.2002                                  AUD          104
1999         5.000                             25.02.2004                                  AUD          104
-----------------------------------------------------------------------------------------------------------
S.G.W. FINANCE PLC
1991        13.250                             30.03.2001                                  AUD           60
-----------------------------------------------------------------------------------------------------------
S.G. WARBURG GROUP PLC
1994         9.000             subordinated     perpetual                                  GBP           12
-----------------------------------------------------------------------------------------------------------
UBS FINANCE (CAYMAN ISLANDS) LTD.
1991         0.000                             28.02.2001                                  STG          200
2000         0.000                             10.02.2005                                  USD           22(59)
-----------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 22   OTHER LIABILITIES

                        CHF million                           Note      31.12.00      31.12.99
----------------------------------------------------------------------------------------------
Provisions, including restructuring provision                   23         3,024         3,611
Provisions for commitments and contingent liabilities                         54           149
Current tax liabilities                                                    2,423         1,747
Deferred tax liabilities                                        24         1,565           994
VAT and other tax payables                                                 1,071           888
Settlement and clearing accounts                                           4,906         4,789
Other payables                                                             5,713         3,814
----------------------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                                                   18,756        15,992
----------------------------------------------------------------------------------------------

NOTE 23   PROVISIONS, INCLUDING RESTRUCTURING PROVISION

BUSINESS RISK PROVISIONS

Business risk provisions consist mainly of provisions for operational risks and reserves for litigation.

                        CHF MILLION                                     31.12.00      31.12.99
----------------------------------------------------------------------------------------------
Balance at the beginning of the year                                       2,182         4,121
New provisions charged to income                                             746           539
Provisions applied                                                        (1,316)         (705)
Recoveries and adjustments                                                   682        (1,773)(1)
----------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR                                             2,294         2,182
----------------------------------------------------------------------------------------------

(1) Includes reclassification of valuation adjustments of CHF 2,384 million to related trading assets and liabilities.

UBS/SBC MERGER RESTRUCTURING PROVISION
At the announcement of the UBS/SBC merger in December 1997, it was communicated that the merged firm's operations in various locations would be combined, resulting in vacant properties, reductions in personnel, elimination of redundancies in the information technology platforms, exit costs and other costs. As a result, a restructuring provision of CHF 7,300 million (of which CHF 7,000 million was recognized as a restructuring expense in 1997 and CHF 300 million was recognized as a component of general and administrative expense in the fourth quarter of 1999) was established, to be used over a period of four years. At 31 December 2000, the Group had utilized CHF 6,570 million of the provisions.
  The restructuring provision included approximately CHF 3,000 million for employee termination benefits, CHF 1,500 million for sale and lease breakage costs associated with the closure of premises, CHF 1,650 for IT integration projects and write-offs or equipment which management had committed to dispose of and CHF 1,150 million for other costs classified as Personal expenses, General and administrative expense or Other income.
  The employee terminations affected all functional levels and all operating Business Groups. CHF 2,000 million of the provision related to employee termination benefits reflects the costs of eliminating approximately 7,800 positions, after considering attrition and redeployment within the Company. CHF 1,000 million of the provision related to payments to maintain stability in the workforce during the integration period. As of 31 December 2000, approximately 6,200 employees had been made redundant or retired early and the remaining personnel restructuring provision balance was CHF 410 million.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 23   PROVISIONS, INCLUDING RESTRUCTURING PROVISION (CONTINUED)

                        CHF MILLION                           31.12.00          31.12.99
----------------------------------------------------------------------------------------
Balance at the beginning of the year                             1,429             2,973
Addition                                                             0               300
Applied (1)
 Personnel                                                        (188)             (378)
 IT                                                                (63)             (642)
 Premises                                                         (399)             (673)
 Other                                                             (49)             (151)
----------------------------------------------------------------------------------------
Total utilized during the year                                    (699)           (1,844)
----------------------------------------------------------------------------------------
BALANCE AT THE END OF THE YEAR                                     730             1,429
----------------------------------------------------------------------------------------
TOTAL PROVISIONS, INCLUDING RESTRUCTURING PROVISION              3,024             3,611
----------------------------------------------------------------------------------------

(1) The expense categories refer to the nature of the expense rather than the income statement expense line.

CUMULATIVE UTILIZATION, SINCE ESTABLISHMENT OF UBS/SBC MERGER RESTRUCTURING PROVISION THROUGH 31 DECEMBER 2000

    CHF million       Personnel   IT    Premises  Other  TOTAL
--------------------------------------------------------------
UBS Switzerland            476   1,086       184    220  1,966
UBS Asset Management        32       9                3     44
UBS Warburg              1,983     373         1    413  2,770
Corporate Center            99      34     1,154    503  1,790
--------------------------------------------------------------
GROUP TOTAL              2,590   1,502     1,339  1,139  6,570
--------------------------------------------------------------

TOTAL PROVISION                                          7,300
--------------------------------------------------------------
FUTURE UTILIZATION                                         730
--------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 24   INCOME TAXES

                        CHF million
                     FOR THE YEAR ENDED                       31.12.00      31.12.99      31.12.98
--------------------------------------------------------------------------------------------------
FEDERAL AND CANTONAL
 Current payable                                                 1,325           849           213
 Deferred                                                          233           511           463
FOREIGN
 Current payable                                                   451           359           200
 Deferred                                                          311           (33)           28
--------------------------------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE                                         2,320         1,686           904
--------------------------------------------------------------------------------------------------

The Group made net tax payments, including domestic federal, cantonal and foreign taxes, of CHF 959 million, CHF 1,063 million and CHF 733 million for the full years of 2000, 1999 and 1998, respectively.
  The components of operating profit before tax, and the differences between income tax expense reflected in the financial statements and the amounts calculated at the Swiss statutory rate of 25% are as follows:

                        CHF million
                     FOR THE YEAR ENDED                       31.12.00      31.12.99      31.12.98
--------------------------------------------------------------------------------------------------
Operating profit before tax                                     10,199         7,893         3,871
 Domestic                                                        7,079         6,957        10,287
 Foreign                                                         3,120           936        (6,416)
--------------------------------------------------------------------------------------------------
Income taxes at Swiss statutory rate of 25%                      2,550         1,973           968
Increase/(decrease) resulting from:
Applicable tax rates differing from Swiss statutory rate          (336)           55            88
Tax losses not recognized                                          164            39         1,436
Previously unrecorded tax losses now recognized                   (655)         (215)         (142)
Lower taxed income                                                (401)         (278)       (1,849)
Non-deductible goodwill amortization                               159            98           117
Other non-deductible expenses                                      432            34            55
Adjustments related to prior years                                 245          (112)            7
Change in deferred tax valuation allowance                         162            92           224
--------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE                                               2,320         1,686           904
--------------------------------------------------------------------------------------------------

As of 31 December 2000 the Group had accumulated unremitted earnings from foreign subsidiaries on which deferred taxes had not been provided as the undistributed earnings of these foreign subsidiaries are indefinitely reinvested.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 24   INCOME TAXES (CONTINUED)

Significant components of the Group's deferred income tax assets and liabilities (gross) are as follows:

                        CHF MILLION                           31.12.00          31.12.99
----------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Compensation and benefits                                        1,705               316
Restructuring provision                                            160               316
Allowance for credit losses                                        148               138
Net operating loss carry forwards                                1,690             2,194
Others                                                           1,069               237
----------------------------------------------------------------------------------------
Total                                                            4,772             3,201
Valuation allowance                                             (2,564)           (2,459)
----------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                          2,208               742
----------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Property and equipment                                             457               342
Investment in associates                                            86               153
Other provisions                                                   133               142
Unrealized gains on investment securities                          306                93
Others                                                             583               264
----------------------------------------------------------------------------------------
TOTAL                                                            1,565               994
----------------------------------------------------------------------------------------

The change in the balance of the net deferred tax assets does not equal the deferred tax expense. This is due to the effect of foreign currency rate changes on tax assets and liabilities denominated in currencies other than CHF and also due to the integration of PaineWebber.
  Certain foreign branches and subsidiaries of the Group have deferred tax assets related to net operating loss carry forwards and other items. Because recognition of these assets is uncertain, the Group has established valuation allowances of CHF 2,564 million and CHF 2,459 million at 31 December 2000 and 31 December 1999, respectively.
  Net operating loss carry forwards totalling CHF 6,520 million at 31 December 2000 are available to reduce future taxable income of certain branches and subsidiaries.

         THE CARRY FORWARDS HAVE LIVES AS FOLLOWS:            31.12.00
----------------------------------------------------------------------
One year                                                             5
2 to 4 years                                                       170
More than 4 years                                                6,345
----------------------------------------------------------------------
TOTAL                                                            6,520
----------------------------------------------------------------------

NOTE 25   MINORITY INTERESTS

                        CHF MILLION                           31.12.00          31.12.99
----------------------------------------------------------------------------------------
Balance at the beginning of the year                               434               990
Issuances and increases (1)                                      2,596                17
Decreases and dividend payments                                    (73)             (689)
Foreign currency translation                                      (159)               62
Minority interest in profit                                         87                54
----------------------------------------------------------------------------------------
Balance at the end of the year                                   2,885               434
----------------------------------------------------------------------------------------

(1) Thereof issuance of Trust Preferred securities USD 1,500 million (CHF 2,594 million at issuance) in connection with the PaineWebber acquisition.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 26   DERIVATIVE INSTRUMENTS

DERIVATIVES HELD OR ISSUED FOR TRADING PURPOSES
Most of the Group's derivative transactions relate to sales and trading activities. Sales activities include the structuring and marketing of derivative products to customers at competitive prices to enable them to transfer, modify or reduce current or expected risks. Trading involves market-making, positioning and arbitrage activities. Market-making involves quoting bid and offer prices to other market participants with the intention of generating revenues based on spread and volume. Positioning involves managing market risk positions with the expectation of profiting from favourable movements in prices, rates or indices. Arbitrage activities involve identifying and profiting from price differentials between markets and products.

DERIVATIVES HELD OR ISSUED FOR NON-TRADING PURPOSES
The Group also uses derivatives as part of its asset and liability management activities.
  The majority of derivative positions used in UBS's asset and liability management activities are established via intercompany transactions with independently managed units within the Group. When the Group purchases assets and issues liabilities at fixed interest rates it subjects itself to fair value fluctuations as market interest rates change. These fluctuations in fair value are managed by entering into interest rate contracts, mainly interest rate swaps which change the fixed rate instrument into a variable rate instrument.
  When the Group purchases foreign currency denominated assets, issues foreign currency denominated debt or has foreign net investments, it subjects itself to changes in value as exchange rates move. These fluctuations are managed by entering into currency swaps and forwards.

TYPE OF DERIVATIVES
The Group uses the following derivative financial instruments for both trading and non-trading purposes:
  Swaps: Swaps are transactions in which two parties exchange cash flows on a specified notional amount for a predetermined period.
  Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of a single currency, based on a notional amount and an interest reference rate.
  Cross currency interest rate swaps generally involve the exchange of payments which are based on the interest reference rates available at the inception of the contract on two different currency principal balances that are exchanged. The principal balances are re-exchanged at an agreed upon rate at a specified future date.
  Forwards and futures: Forwards and futures are contractual obligations to buy or sell a financial instrument on a future date at a specified price. Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market (OTC), whereas futures are standardized contracts that are transacted on regulated exchanges.
  Options: Options are contractual agreements under which the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or sell (put option) by or at a set date, a specified amount of a financial instrument at a predetermined price. The seller receives a premium from the purchaser for this right.

NOTIONAL AMOUNTS AND REPLACEMENT VALUES
The following table provides the notional amounts and the positive and negative replacement values of the Group's derivative transactions.
  The notional amount is the amount of a derivative's underlying asset, reference rate or index and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the volume of business transacted by the Group but does not provide any measure of risk.
  Some derivatives are standardized in terms of their nominal amounts and settlement dates, and these are designed to be bought and sold in active markets (exchange traded). Others are packaged specifically for individual customers and are not exchange traded although they may be bought and sold between

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 26   DERIVATIVE INSTRUMENTS (CONTINUED)

counterparties at negotiated prices (OTC instruments).
  Positive replacement value represents the cost to the Group of replacing all transactions with a receivable amount if all the Group's counterparties were to default. This measure is the industry standard for the calculation of current credit exposure. Negative replacement value is the cost to the Group's counterparties of replacing all the Group's transactions with a commitment if the Group were to default. The total positive and negative replacement values after netting are included in the balance sheet separately.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 26   DERIVATIVE INSTRUMENTS (CONTINUED)

   AS AT 31 DECEMBER 2000                                                                                                 Total
                                                           Term to maturity                                              notional
                               WITHIN 3 MONTHS      3-12 MONTHS        1-5 YEARS        OVER 5 YEARS    TOTAL    TOTAL    AMOUNT
         CHF million           PRV(1)   NRV(2)      PRV     NRV       PRV     NRV       PRV     NRV      PRV      NRV     CHF bn
---------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts                517      791        167     360       284     256                        968    1,407  1,066.3
 Swaps                          1,879    4,231      5,398   1,785    16,846   9,246    28,248  20,993   52,371   36,255  3,033.2
 Options                          542      541        865   2,969     1,512   6,862       701   4,541    3,620   14,913    864.6
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts(3)
 Futures                                                                                                                   454.6
 Options                            0        6                 10                                            0       16     24.1
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                           2,938    5,569      6,430   5,124    18,642  16,364    28,949  25,534   56,959   52,591  5,442.8
---------------------------------------------------------------------------------------------------------------------------------
FOREIGN EXCHANGE CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts             22,652   20,140      8,098   9,410       939   1,084        35      27   31,724   30,661  1,250.3
 Interest and currency swaps    2,563    1,621      2,921   2,507     8,715   7,031     3,019   2,098   17,218   13,257    345.9
 Options                        2,958    2,726      2,896   3,031       821     438        28      35    6,703    6,230    786.8
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts(3)
 Futures                                                                                                                     1.0
 Options                            4        1         21       4                                           25        5      1.2
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                          28,177   24,488     13,936  14,952    10,475   8,553     3,082   2,160   55,670   50,153  2,385.2
---------------------------------------------------------------------------------------------------------------------------------
PRECIOUS METALS CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts                176      187        211     181       369     394         2      17      758      779     15.3
 Options                          128       80        206     201       934     936        85     119    1,353    1,336     75.2
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts(3)
 Futures                                                                                                                     0.7
 Options                            1        2          6      12                                            7       14      1.3
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                             305      269        423     394     1,303   1,330        87     136    2,118    2,129     92.5
---------------------------------------------------------------------------------------------------------------------------------
EQUITY / INDEX CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts              1,417    3,186      1,170   2,271     2,424   3,019     1,715   2,948    6,726   11,424     32.2
 Options                        1,751    3,867      6,977  12,358     4,752  17,985       311   2,648   13,791   36,858    283.8
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts(3)
 Futures                                                                                                                    15.3
 Options                        1,771    1,647        819   1,051       400     446         2       3    2,992    3,147     45.2
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                           4,939    8,700      8,966  15,680     7,576  21,450     2,028   5,599   23,509   51,429    376.5
---------------------------------------------------------------------------------------------------------------------------------
COMMODITY CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts                           1                                    1                          0        2      0.0
 Options                                     1          1                 3       3                          4        4      0.0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                        2          1                 3       4                          4        6      0.0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL DERIVATIVE INSTRUMENTS   36,359   39,028     29,756  36,150    37,999  47,701    34,146  33,429  138,260  156,308
Replacement value netting                                                                               80,385   80,385
---------------------------------------------------------------------------------------------------------------------------------
REPLACEMENT VALUES AFTER
 NETTING                                                                                                57,875   75,923
---------------------------------------------------------------------------------------------------------------------------------

(1) PRV: Positive replacement value. (2) NRV: Negative replacement value. (3) Exchange-traded products include proprietary trades only.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 26   DERIVATIVE INSTRUMENTS (CONTINUED)

 AS AT 31 DECEMBER 1999( 1)                                                                                               Total
                                                           Term to maturity                                              notional
                               WITHIN 3 MONTHS      3-12 MONTHS        1-5 YEARS        OVER 5 YEARS    TOTAL    TOTAL    AMOUNT
         CHF million           PRV( 2)  NRV( 3)     PRV     NRV       PRV     NRV       PRV     NRV      PRV      NRV     CHF bn
---------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts                 34       55         68      19         6       1                        108       75    554.0
 Swaps                          5,248    2,100      3,125   2,871    22,565  24,168    35,557  30,301   66,495   59,440  2,650.9
 Options                          108       27         47     742       268      12         4   2,018      427    2,799  1,877.0
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts( 4)
 Futures                                                                                                                   774.1
 Options                                                                                                                    54.4
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                           5,390    2,182      3,240   3,632    22,839  24,181    35,561  32,319   67,030   62,314  5,910.4
---------------------------------------------------------------------------------------------------------------------------------
FOREIGN EXCHANGE CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts              9,657   14,264      3,628   7,008       411     851        13      37   13,709   22,160  1,077.1
 Interest and currency swaps      622      520      2,036   1,826       529   6,076     2,567   1,518    5,754    9,940    252.3
 Options                        3,344    2,708      3,934   3,138     8,883     411        30      10   16,191    6,267    813.5
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts( 4)
 Futures                            0        1                                                               0        1      3.5
 Options                            0        1          4       1                                            4        2      3.7
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                          13,623   17,494      9,602  11,973     9,823   7,338     2,610   1,565   35,658   38,370  2,150.1
---------------------------------------------------------------------------------------------------------------------------------
PRECIOUS METALS CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts              1,092    1,047         44      62        70      60         0       0    1,206    1,169     30.0
 Options                          277      215        594     466     1,168   1,059       117     130    2,156    1,870     82.9
---------------------------------------------------------------------------------------------------------------------------------
EXCHANGE-TRADED CONTRACTS( 4)
 Futures                                                                                                                     0.8
 Options                                     5          5       8                10                          5       23      4.9
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                           1,369    1,267        643     536     1,238   1,129       117     130    3,367    3,062    118.6
---------------------------------------------------------------------------------------------------------------------------------
EQUITY / INDEX CONTRACTS
Over the counter (OTC)
 contracts
Forward contracts                 526    1,721      1,148   2,044       503   5,325     1,762   2,787    3,939   11,877    149.4
 Options                        1,840    1,611      3,814  10,021     9,766  27,182       350   2,985   15,770   41,799    264.7
---------------------------------------------------------------------------------------------------------------------------------
Exchange-traded contracts( 4)
 Futures                           74       46                                                              74       46     25.1
 Options                        1,395      304      1,744   4,047        72      63                      3,211    4,414     79.8
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                           3,835    3,682      6,706  16,112    10,341  32,570     2,112   5,772   22,994   58,136    519.0
---------------------------------------------------------------------------------------------------------------------------------
COMMODITY CONTRACTS
Over the counter (OTC)
 contracts
 Forward contracts                 29       25                                                              29       25      0.2
 Options                           15       15                                                              15       15      0.1
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                              44       40                                                              44       40      0.2
---------------------------------------------------------------------------------------------------------------------------------
TOTAL DERIVATIVE INSTRUMENTS   24,261   24,665     20,191  32,253    44,241  65,218    40,400  39,786  129,093  161,922
Replacement value netting                                                                               66,136   66,136
---------------------------------------------------------------------------------------------------------------------------------
REPLACEMENT VALUES AFTER
 NETTING                                                                                                62,957   95,786
---------------------------------------------------------------------------------------------------------------------------------

(1 )The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2 )PRV: Positive replacement value. (3 )NRV: Negative replacement value. (4 )Exchange-traded products include proprietary trades only.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 26   DERIVATIVE INSTRUMENTS (CONTINUED)

The Group uses derivative instruments for trading and non-trading purposes as explained in the previous paragraphs. All derivatives instruments held or issued for trading or used to hedge another financial instrument carried at fair value are accounted for at fair value with changes in fair value recorded in Net trading income. The Group uses interest rate swaps in its asset / liability management. These interest rate swaps are accounted for on the accrual basis of accounting as an adjustment of Net interest income. They are disclosed under "non-trading" in the table below. Gains and losses on terminations of non-trading interest rate swaps are deferred and amortized to Net interest income over the remaining original maturity of the contract. All other derivatives used in asset/liability management are accounted for on a fair value basis of accounting due to the short term nature of these derivatives.
  The following table presents the fair value, average fair value and notional amounts for each class of derivative financial instrument, before netting, for the years ended 31 December 2000 and 31 December 1999 distinguished between held or issued for trading purposes and held or issued for non-trading purposes. Average balances for the years ended 31 December 2000 and 31 December 1999 are calculated from quarterly data.

                                                     31 DECEMBER 2000                            31 December 1999(1)
                                       --------------------------------------------  --------------------------------------------
                                                                            TOTAL                                         total
                                        TOTAL   AVERAGE   TOTAL   AVERAGE  NOTIONAL   TOTAL   AVERAGE   TOTAL   AVERAGE  NOTIONAL
             CHF MILLION                 PRV      PRV      NRV      NRV     CHF BN     PRV      PRV      NRV      NRV     CHF BN
---------------------------------------------------------------------------------------------------------------------------------
TRADING
Interest Rate contracts                 52,626   55,447   49,202   54,803     5,244   62,082   75,923   58,107   75,129     5,775
Foreign Exchange contracts              55,299   42,820   49,314   37,138     2,374   34,632   35,843   37,479   37,075     2,137
Precious Metal contracts                 2,118    2,809    2,129    2,659        92    3,367    4,630    3,062    4,501       119
Equity/Index contracts                  23,509   22,224   51,429   46,591       377   22,994   18,366   58,136   42,984       519
Commodity contracts                          4       18        6       18         0       44      383       40      213         0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                  133,556  123,318  152,080  141,209            123,119  135,145  156,824  159,902
---------------------------------------------------------------------------------------------------------------------------------
NON-TRADING
Interest Rate contracts                  4,333    3,997    3,389    3,400       199    4,948    5,014    4,207    4,212       135
Foreign Exchange contracts                 371      364      839    1,057        11    1,026      669      891      622        13
Precious Metal contracts                     0        0        0        0         0        0        0        0        0         0
Equity/Index contracts                       0        0        0        0         0        0        0        0        0         0
Commodity contracts                          0        0        0        0         0        0        0        0        0         0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                    4,704    4,361    4,228    4,457              5,974    5,683    5,098    4,834
---------------------------------------------------------------------------------------------------------------------------------
TOTAL TRADING AND NON-TRADING
Interest Rate contracts                 56,959   59,444   52,591   58,203     5,443   67,030   80,937   62,314   79,341     5,910
Foreign Exchange contracts              55,670   43,184   50,153   38,195     2,385   35,658   36,512   38,370   37,697     2,150
Precious Metal contracts                 2,118    2,809    2,129    2,659        92    3,367    4,630    3,062    4,501       119
Equity/Index contracts                  23,509   22,224   51,429   46,591       377   22,994   18,366   58,136   42,984       519
Commodity contracts                          4       18        6       18         0       44      383       40      213         0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                  138,260  127,679  156,308  145,666            129,093  140,828  161,922  164,736
---------------------------------------------------------------------------------------------------------------------------------

(1)The 1999 figures have been restated to reflect retroactive changes in presentation.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

OFF-BALANCE SHEET AND OTHER INFORMATION

NOTE 27   PLEDGED ASSETS

ASSETS PLEDGED OR ASSIGNED AS SECURITY FOR LIABILITIES AND ASSETS SUBJECT TO RESERVATION OF TITLE

                                                    CARRYING         RELATED         CARRYING         RELATED
                                                     AMOUNT         LIABILITY         AMOUNT         LIABILITY
CHF MILLION                                         31.12.00        31.12.00         31.12.99        31.12.99
--------------------------------------------------------------------------------------------------------------
Money market paper                                    28,395               5           35,578             707
Mortgage loans                                         1,639           1,121            2,536           1,736
Securities( 1)                                        87,871          62,611           23,837             585
Property and equipment                                   137              66              170              91
Other                                                      1               0            2,110               0
--------------------------------------------------------------------------------------------------------------
TOTAL PLEDGED ASSETS                                 118,043          63,803           64,231           3,119
--------------------------------------------------------------------------------------------------------------

(1) For the year ended 31 December 2000 includes securities pledged in respect of securities lending and repurchase agreements.

Assets are pledged as collateral for collateralized credit lines with central banks, loans from central mortgage institutions, deposit guarantees for savings banks, security deposits relating to stock exchange membership and mortgages on the Group's property.

NOTE 28   FIDUCIARY TRANSACTIONS

Fiduciary placement represents funds which customers have instructed the Group to place in foreign banks. The Group is not liable to the customer for any default by the foreign bank nor do creditors of the Group have a claim on the assets placed.

CHF MILLION                                                   31.12.00           31.12.99
-----------------------------------------------------------------------------------------
Placements with third parties                                   69,300             60,221
Fiduciary credits and other fiduciary financial transactions     1,234              1,438
-----------------------------------------------------------------------------------------
TOTAL FIDUCIARY TRANSACTIONS                                    70,534             61,659
-----------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 29   COMMITMENTS AND CONTINGENT LIABILITIES

Commitments and contingencies represent potential future liabilities of the Group resulting from credit facilities available to clients, but not yet drawn upon by them. They are subject to expiration at fixed dates. The Group engages in providing open credit facilities to allow clients quick access to funds required to meet their short-term obligations as well as their long-term financing needs. The credit facilities can take the form of guarantees, whereby the Group might guarantee repayment of a loan taken out by a client with a third party; standby letters of credit, which are credit enhancement facilities enabling the client to engage in trade finance at lower cost; documentary letters of credit, which are trade finance-related payments made on behalf of a client; commitments to enter into repurchase agreements; note issuance facilities and revolving underwriting facilities, which allow clients to issue money market paper or medium-term notes when needed without engaging in the normal underwriting process each time.
  The figures disclosed in the accompanying tables represent the amounts at risk should clients draw fully on all facilities and then default, and there is no collateral. Determination of the creditworthiness of the clients is part of the normal credit risk management process, and the fees charged for maintenance of the facilities reflect the various credit risks.

CHF MILLION                                                  31.12.00           31.12.99
----------------------------------------------------------------------------------------
CONTINGENT LIABILITIES
Credit guarantees and similar instruments( 1)                  18,651             18,822
Sub-participations                                             (5,669)            (3,665)
----------------------------------------------------------------------------------------
Total                                                          12,982             15,157
----------------------------------------------------------------------------------------
Performance guarantees and similar instruments( 2)              6,337              6,782
Sub-participations                                                (62)               (42)
----------------------------------------------------------------------------------------
Total                                                           6,275              6,740
----------------------------------------------------------------------------------------
Irrevocable commitments under documentary credits               2,798              2,704
----------------------------------------------------------------------------------------
GROSS CONTINGENT LIABILITIES                                   27,786             28,308
SUB-PARTICIPATIONS                                             (5,731)            (3,707)
----------------------------------------------------------------------------------------
NET CONTINGENT LIABILITIES                                     22,055             24,601
----------------------------------------------------------------------------------------
IRREVOCABLE COMMITMENTS
Undrawn irrevocable credit facilities                          53,510             65,693
Sub-participations                                               (788)            (1,836)
----------------------------------------------------------------------------------------
Total                                                          52,722             63,857
----------------------------------------------------------------------------------------
Liabilities for calls on shares and other equities                133                 57
----------------------------------------------------------------------------------------
GROSS IRREVOCABLE COMMITMENTS                                  53,643             65,750
SUB-PARTICIPATIONS                                               (788)            (1,836)
----------------------------------------------------------------------------------------
NET IRREVOCABLE COMMITMENTS                                    52,855             63,914
----------------------------------------------------------------------------------------
GROSS COMMITMENTS AND CONTINGENT LIABILITIES                   81,429             94,058
SUB-PARTICIPATIONS                                             (6,519)            (5,543)
----------------------------------------------------------------------------------------
NET COMMITMENTS AND CONTINGENT LIABILITIES                     74,910             88,515
----------------------------------------------------------------------------------------

(1) Credit guarantees in the form of bill of exchange and other guarantees, including guarantees in the form of irrevocable letters of credit, endorsement liabilities from bills rediscounted, advance payment guarantees and similar facilities. (2) Bid bonds, performance bonds, builders' guarantees, letters of indemnity, other performance guarantees in the form of irrevocable letters of credit and similar facilities.

                                                      Mortgage           Other
CHF million                                          collateral        collateral      Unsecured          TOTAL
----------------------------------------------------------------------------------------------------------------
OVERVIEW OF COLLATERAL
Gross contingent liabilities                               154             12,703         14,929          27,786
Gross irrevocable commitments                            1,124              7,455         44,931          53,510
Liabilities for calls on shares and other equities           0                  0            133             133
----------------------------------------------------------------------------------------------------------------
TOTAL 31.12.2000                                         1,278             20,158         59,993          81,429
----------------------------------------------------------------------------------------------------------------
Total 31.12.1999                                           577             20,130         73,351          94,058
----------------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 30   OPERATING LEASE COMMITMENTS

Our minimum commitments for non-cancellable leases of premises and equipment are as follows:

CHF MILLION                                                  31.12.00
---------------------------------------------------------------------
OPERATING LEASES DUE 2001                                         686
2002                                                              652
2003                                                              634
2004                                                              580
2005                                                              503
2006 and thereafter                                             3,958
---------------------------------------------------------------------
TOTAL COMMITMENTS FOR MINIMUM PAYMENTS UNDER OPERATING
 LEASES                                                         7,013
---------------------------------------------------------------------

Operating expenses include CHF 816 million and CHF 742 million in respect of operating lease rentals for the year ended 31 December 2000 and 31 December 1999, respectively.

NOTE 31   LITIGATION

In the United States, several class actions, in relation to the business activities of Swiss Companies during World War II, have been brought against the bank (as legal successor to Swiss Bank Corporation and Union Bank of Switzerland) in the United States District Court for the Eastern District of New York (Brooklyn). These lawsuits were initially filed in October 1996. Another Swiss bank was designated as a defendant alongside us. On 12 August 1998, however, a settlement was reached between the parties. This settlement provides for a payment by the defendant banks to the plaintiffs, under certain terms and conditions, of an aggregate amount of USD 1.25 billion. UBS agreed to contribute up to two-thirds of this amount. As a result of contributions by Swiss industrial companies to the settlement, UBS' share was reduced by CHF 50 million. A number of persons have elected to opt out of the settlement and not to participate in the class action. Based on our estimates of forthcoming contributions, we provided USD 610 million in 1998, an additional USD 95 million in 1999 and USD 123 million in 2000. Several payments have been made approximating the reserved amount. The settlement agreement was approved by the competent judge on 26 July 2000, and on 22 November 2000 the distribution plan was approved. Appeals against these decisions are still pending, but we do not believe they should have a financial impact on the Group.
  In addition, UBS AG and other companies within the UBS Group are subject to various claims, disputes and legal proceedings, as part of the normal course of business. The Group makes provision for such matters when, in the opinion of management and its professional advisors, it is probable that a payment will be made by the Group, and the amount can be reasonably estimated. All litigation provisions are included within Business risk provisions.
  In respect of the further claims asserted against the Group of which management is aware (which, according to the principles outlined above, have not been provided for), it is the opinion of management that such claims are either without merit, can be successfully defended or will result in exposure to the Group which is immaterial to both financial position and results of operations.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION

OVERALL RISK POSITION

The Group manages risk in a number of ways, including the use of a Value-at-Risk model combined with a system of trading limits.
  This section presents information about the results of the Group's management of the risks associated with the use of financial instruments.

a) INTEREST RATE RISK

Interest rate risk is the potential impact of changes in market interest rates on the fair values of assets and liabilities on the balance sheet and on the annual interest income and expense in the income statement.

INTEREST RATE SENSITIVITY
One commonly used method to present the potential impact of market movements is to show the effect of a one basis point (0.01%) change in interest rates on the fair values of assets and liabilities, analyzed by time bands within which the Group is committed. This type of presentation, described as a sensitivity analysis, is set out below. Interest rate sensitivity is one of the inputs to the Value-at-Risk (VaR) model used by the Group to manage its overall market risk, of which interest rate risk is a part.
  The following table sets out the extent to which the Group was exposed to interest rate risk at 31 December 2000. The table shows the potential impact of a one basis point (0.01%) increase in market interest rates which would influence the fair values of both assets and liabilities that are subject to fixed interest rates. The impact of such an increase in rates depends on the net asset or net liability position of the Group in each category, currency and time band in the table. A negative amount in the table reflects a potential loss to the Group due to the changes in fair values as a result of an increase in interest rates. A positive amount reflects a potential gain as a result of an increase in interest rates. Both primary and derivative instruments in trading and non-trading activities, as well as off-balance-sheet commitments are included in the table.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)
a) INTEREST RATE RISK (CONTINUED)

INTEREST RATE SENSITIVITY POSITION

                                                Interest sensitivity by time bands as of 31.12.2000
CHF thousand                          Within 1      1 to 3      3 to 12       1 to 5       Over 5
per basis point                        month        months      months        years        years        TOTAL
--------------------------------------------------------------------------------------------------------------
CHF              Trading                    41        (471)        854            63         (478)           9
                 Non-trading               (39)         49         (49)       (6,802)      (3,018)      (9,859)
--------------------------------------------------------------------------------------------------------------
USD              Trading                  (493)      2,007         293        (2,293)         380         (106)
                 Non-trading                13          58          11          (342)        (183)        (443)
--------------------------------------------------------------------------------------------------------------
EUR              Trading                   (82)       (152)        114         1,190       (1,801)        (731)
                 Non-trading                 0           9           1            82          177          269
--------------------------------------------------------------------------------------------------------------
GBP              Trading                  (227)        152         145          (229)         521          362
                 Non-trading                 0           0         (36)          270          585          819
--------------------------------------------------------------------------------------------------------------
JPY              Trading                   293      (1,532)      1,088            62         (450)        (539)
                 Non-trading                 0           0           0            (1)          (4)          (5)
--------------------------------------------------------------------------------------------------------------
Others           Trading                    (2)        (41)        124           (50)         (44)         (13)
                 Non-trading                 0           0           0             0            0            0
--------------------------------------------------------------------------------------------------------------

                                                Interest sensitivity by time bands as of 31.12.1999
CHF thousand                          Within 1      1 to 3      3 to 12       1 to 5       Over 5
per basis point                        month        months      months        years        years        TOTAL
--------------------------------------------------------------------------------------------------------------
CHF              Trading                   171        (902)        466           506         (417)        (176)
                 Non-trading               (30)         (8)       (398)       (6,204)      (1,220)      (7,860)
--------------------------------------------------------------------------------------------------------------
USD              Trading                  (411)      1,018         386          (109)        (908)         (24)
                 Non-trading                 3         (33)        (10)           83        1,207        1,250
--------------------------------------------------------------------------------------------------------------
EUR              Trading                   (39)       (239)        113           600       (1,406)        (971)
                 Non-trading                 0          (3)          3            30          210          240
--------------------------------------------------------------------------------------------------------------
GBP              Trading                     1          43          10           (34)         (77)         (57)
                 Non-trading                 0           5         (39)           77          815          858
--------------------------------------------------------------------------------------------------------------
JPY              Trading                   484      (1,708)        927          (101)         135         (263)
                 Non-trading                 0           0           0            (1)          (4)          (5)
--------------------------------------------------------------------------------------------------------------
Others           Trading                   (34)         46          50          (195)          24         (109)
                 Non-trading                 0           0           0             0            0            0
--------------------------------------------------------------------------------------------------------------

TRADING
The major part of trading-related interest rate risk is generated in fixed income securities trading, fixed income derivatives trading, trading in currency forward contracts and money market trading and is managed within the Value at Risk model. Interest rate sensitivity arising from trading activities is quite sizeable in USD, EUR, GBP and JPY as these are still the predominantly traded currencies in the global interest rate markets. It should be noted that it is management's view that an interest sensitivity analysis at a particular point in time has limited relevance with respect to trading positions, which can vary significantly on a daily basis.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)
a) INTEREST RATE RISK (CONTINUED)

NON-TRADING
The interest rate risk related to client business with undefined maturities and non-interest bearing business including the strategic management of overall balance sheet interest rate exposure is managed by the Corporate Center. Significant contributors to the overall USD and GBP interest rate sensitivity were strategic long-term subordinated notes issues which are intentionally unhedged since they are regarded as constituting a part of the Group's equity for asset and liability management purposes as well as funding transactions related to the acquisition of PaineWebber. At 31 December 2000, the Group's equity was invested in a portfolio of fixed rate CHF deposits with an average duration of 2.5 years. As this equity investment is the most significant component of the CHF book, this results in the entire book having an interest rate sensitivity of CHF (9.9) million, which is reflected in the table above. This is in line with the duration and sensitivity targets set by the Group Executive Board. Investing in shorter-term or variable rate instruments would mean exposing the earnings stream (interest income) to higher fluctuations.

b) CREDIT RISK

Credit risk represents the loss which UBS would suffer if a counterparty or issuer failed to perform its contractual obligations in all forms. It is inherent in traditional banking products - loans, commitments to lend, and contracts to support counterparties' obligations to third parties such as letters of credit - and in foreign exchange and derivatives contracts, such as swaps and options ("traded products"). Positions in tradeable assets such as bonds and equities, including both direct holdings and synthetic positions through derivatives, also carry credit risk.
  This risk is managed primarily based on reviews of the financial status of each specific counterparty, which are rated on a 14 point rating scale, based on probability of default. Credit risk is higher when counterparties are concentrated in a single industry or geographical region. This is because a group of otherwise unrelated counterparties could be adversely affected in their ability to honor their obligations because of economic developments affecting their common industry or region.
  Concentrations of credit risk exist if a number of clients are engaged in similar activities, or are located in the same geographic region or have comparable economic characteristics such that their ability to meet contractual obligations would be similarly affected by changes in economic, political or other conditions. Concentrations of credit risk indicate the relative sensitivity of the bank's performance to developments affecting a particular industry or geographic location.

(b)(i) ON-BALANCE SHEET ASSETS
As of 31 December 2000, due from banks and loans to customers amounted to CHF 285 billion. 57.9% of the gross loans were with clients domiciled in Switzerland. Please refer to Note 12 for a breakdown by region.
  The issuer default risk of securities positions reported at fair value in the trading portfolio assets amounted to CHF 253 billion as of 31 December 2000. Please refer to Note 14 for a further breakdown by type of issuer.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)
b) CREDIT RISK (CONTINUED)

(b)(ii) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

CREDIT COMMITMENTS AND CONTINGENT LIABILITIES
Of the CHF 81 billion in credit commitment and contingent liabilities as at 31 December 2000, 15% related to clients domiciled in Switzerland, 30% Europe (excluding Switzerland) and 45% North America.

DERIVATIVES
Credit risk represents the current replacement value of all outstanding derivative contracts with an unrealized gain by taking into consideration legally enforceable master netting agreements. Positive replacement values amounted to CHF 58 billion as at 31 December 2000. Based on the location of the ultimate counterparty, 6% of this credit risk amount related to Switzerland, 45% to Europe (excluding Switzerland) and 32% to North America. 42% of the positive replacement values are with other banks.

(b)(iii) CREDIT RISK MITIGATION TECHNIQUES
Credit risk associated with derivative instruments is mitigated by the use of master netting agreements. A further method of reducing credit exposure arising from derivative transactions is to use collateralization arrangements.
  Master netting agreements eliminate risk to the extent that only the net claim is due to be settled in the case of a default of the counterparty. The impact of master netting agreements as at 31 December 2000 is to mitigate credit risk on derivative instruments by approximately CHF 80 billion. The impact can change substantially over short periods of time, because the exposure is affected by each transaction subject to the arrangement.
  The Group subjects its derivative-related credit risks to the same credit approval, limit and monitoring standards that it uses for managing other transactions that create credit exposure. This includes evaluation of counterparties as to creditworthiness, and managing the size, diversification and maturity structure of the portfolio. Credit utilization for all products is compared against established limits on a continual basis and is subject to a standard exception reporting process.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)

c) CURRENCY RISK

The Group views itself as a Swiss entity, with the Swiss franc as its reporting currency. Hedging transactions are used to manage risks in other currencies.

BREAKDOWN OF ASSETS AND LIABILITIES BY CURRENCIES

                                               31.12.00                                               31.12.99
CHF BILLION                  CHF           USD          EUR          OTHER          CHF           USD          EUR          OTHER
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with
central banks                 1.9           0.2          0.5           0.4           3.4           0.2          0.5           1.0
Money market paper            0.5          51.5         11.1           3.4           1.5          38.6          0.7          28.9
Due from banks                5.8          10.4          8.0           4.9           7.5           7.7          5.3           9.4
Cash collateral on
securities borrowed           0.5         169.2          2.4           5.8           0.1         106.4          1.1           5.6
Reverse repurchase
agreements                    5.3          83.7         37.4          67.4           2.0          42.5         37.8          50.1
Trading portfolio assets     16.0         134.5         27.3          75.5          29.4          77.1         26.9          78.5
Positive replacement
values                       11.7           6.9          0.6          38.7           7.7           5.2          0.5          49.6
Loans, net of allowance
for credit losses           154.2          52.3          7.1          31.2         166.4          35.0          5.3          28.2
Financial investments         7.1           6.4          0.7           2.2           2.5           2.9          0.7           0.9
Accrued income and prepaid
expenses                      1.6           4.4          0.2           0.9           1.7           1.8          0.5           1.2
Investments in associates     0.7           0.0          0.1           0.1           0.9           0.1          0.0           0.1
Property and equipment        6.9           1.4          0.0           0.6           7.4           0.5          0.1           0.7
Goodwill and other
intangible assets             0.3          19.1          0.0           0.1           1.2           2.2          0.0           0.1
Other assets                  2.2           3.3          0.6           2.4           3.1           1.9          2.5           3.5
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                214.7         543.3         96.0         233.6         234.8         322.1         81.9         257.8
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Money market paper issued     0.2          67.2          0.5           6.8           1.0          55.7          0.3           7.7
Due to banks                  6.5          46.5         10.6          18.6           8.1          36.3         14.5          17.5
Cash collateral on
securities                    0.1          12.6          5.0           5.7           0.1           6.5          1.0           5.2
Repurchase agreements        10.0         194.6         16.1          74.9          16.5          91.3         27.8          61.3
Trading portfolio
liabilities                   2.0          52.4         11.4          16.8           0.0          38.2          5.4          11.0
Negative replacement
values                        8.6           6.3          2.0          59.0          12.8           7.0          2.0          74.0
Due to customers            118.8         129.7         29.9          32.4         127.5          93.8         23.7          35.0
Accrued expenses and
deferred income               3.0          11.8          1.7           4.5           3.1           4.8          0.5           3.6
Long-term debt               18.1          23.5          3.9           9.4          23.7          17.6          3.1          11.9
Other liabilities             9.9           3.6          2.5           2.8           8.5           3.2          0.7           3.7
Minority interests            0.2           2.5          0.1           0.1           0.3           0.0          0.0           0.1
Shareholders' equity         44.8           0.0          0.0           0.0          30.6           0.0          0.0           0.0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES,
MINORITY INTERESTS AND
SHAREHOLDERS' EQUITY        222.2         550.7         83.7         231.0         232.2         354.4         79.0         231.0
---------------------------------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)

d) LIQUIDITY RISK

MATURITY ANALYSIS OF ASSETS AND LIABILITIES

                                                                          Due       Due
                                                                Due     between   between     Due
                                        On        Subject      within    3 and     1 and     after
CHF billion                           demand   to notice (1)   3 mths   12 mths   5 years   5 years    Total
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central banks     3.0                                                              3.0
Money market paper                       0.0           0.0       42.4      24.0       0.0       0.0      66.4
Due from banks                          12.0           1.5       12.0       2.3       1.1       0.3      29.2
Cash collateral on securities
borrowed                                 0.0           0.5      177.0       0.0       0.4       0.0     177.9
Reverse repurchase agreements            0.0           0.0      164.6      21.1       0.3       7.9     193.9
Trading portfolio assets               253.3           0.0        0.0       0.0       0.0       0.0     253.3
Positive replacement values             57.9           0.0        0.0       0.0       0.0       0.0      57.9
Loans, net of allowance for credit
losses                                   0.0          36.8      106.2      37.5      56.7       7.6     244.8
Financial investments                   10.1           0.0        0.1       2.4       2.3       1.5      16.4
Accrued income and prepaid expenses      7.0           0.0        0.0       0.0       0.0       0.0       7.0
Investments in associates                0.0           0.0        0.0       0.0       0.0       0.9       0.9
Property and equipment                   0.0           0.0        0.0       0.0       0.0       8.9       8.9
Goodwill and other intangible assets     0.0           0.0        0.0       0.0       0.0      19.5      19.5
Other assets                             8.5           0.0        0.0       0.0       0.0       0.0       8.5
-------------------------------------------------------------------------------------------------------------
TOTAL 31.12.00                         351.8          38.8      502.3      87.3      60.8      46.6   1,087.6
-------------------------------------------------------------------------------------------------------------
Total 31.12.99                         309.5          53.4      395.2      44.8      72.7      21.0     896.6
-------------------------------------------------------------------------------------------------------------
LIABILITIES
Money market paper issued                0.0           0.0       48.7      26.1       0.0       0.0      74.8
Due to banks                             8.6           4.7       59.3       3.7       5.5       0.4      82.2
Cash collateral on securities lent       0.0           0.1       23.3       0.0       0.0       0.0      23.4
Repurchase agreements                    0.0           0.0      251.3      32.7       0.4      11.1     295.5
Trading portfolio liabilities           82.6           0.0        0.0       0.0       0.0       0.0      82.6
Negative replacement values             75.9           0.0        0.0       0.0       0.0       0.0      75.9
Due to customers                        76.2          72.3      150.1      10.0       1.7       0.4     310.7
Accrued expenses and deferred income    21.0           0.0        0.0       0.0       0.0       0.0      21.0
Long-term debt                           0.0           0.1        3.8      11.8      25.7      13.5      54.9
Other liabilities                       18.8           0.0        0.0       0.0       0.0       0.0      18.8
-------------------------------------------------------------------------------------------------------------
TOTAL 31.12.00                         283.1          77.2      536.5      84.3      33.3      25.4   1,039.8
-------------------------------------------------------------------------------------------------------------
Total 31.12.99                         247.1          83.6      416.2      72.6      30.0      16.0     865.5
-------------------------------------------------------------------------------------------------------------

(1) Deposits without a fixed term, on which notice of withdrawal or termination has not been given. (Such funds may be withdrawn by the depositor or repaid by the borrower subject to an agreed period of notice.)

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)

e) CAPITAL ADEQUACY

RISK-WEIGHTED ASSETS (BIS)

                                                             BALANCE                  Balance
                                                             SHEET /      RISK-       SHEET /      RISK-
                                                            NOTIONAL     WEIGHTED    NOTIONAL     WEIGHTED
                                                             AMOUNT       AMOUNT      AMOUNT       AMOUNT
CHF MILLION                                                 31.12.00     31.12.00    31.12.99     31.12.99
----------------------------------------------------------------------------------------------------------
BALANCE SHEET ASSETS
Due from banks and other collateralized lendings              333,270       7,409      229,737       9,486
Net positions on securities (1)                                83,739      10,979       77,858       5,806
Positive replacement values                                    57,875      18,763       62,957      18,175
Loans, net of allowances for credit losses and other
collateralized lendings                                       312,376     162,539      292,902     159,835
Accrued income and prepaid expenses                             7,062       4,653        5,167       3,164
Property and equipment (2)                                     13,620      14,604(2)     8,701       9,860(2)
Other assets                                                    8,507       4,581       11,007       7,686
----------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET AND OTHER POSITIONS
Contingent liabilities                                         27,786      12,548       28,308      14,459
Irrevocable commitments                                        53,643      12,599       65,693      17,787
Forward and swap contracts (3)                              5,743,239      10,933    4,881,483      13,213
Purchased options (3)                                         380,411       2,922      406,208       2,823
----------------------------------------------------------------------------------------------------------
MARKET RISK POSITIONS (4)                                                  10,760                   10,813
----------------------------------------------------------------------------------------------------------
TOTAL RISK-WEIGHTED ASSETS                                                273,290                  273,107
----------------------------------------------------------------------------------------------------------

(1) Excluding positions in the trading book, included in market risk positions. (2) Including for the year 2000, intangible assets of CHF 4,710 million. The risk-weighted amount includes CHF 984 million (1999: CHF 1,159 million) foreclosed properties and properties held for disposal, which are recorded in the balance sheet under financial investments. (3) The risk-weighted amount corresponds to the security margin (add-on) of the contracts. (4) Value at Risk according to the internal model multiplied by a factor of 12.5 to create the risk-weighted amount of the market risk positions in the trading book.

BIS CAPITAL RATIOS

                                                         CAPITAL        RATIO        CAPITAL        RATIO
                                                       CHF MILLION        %        CHF MILLION        %
                                                         31.12.00      31.12.00      31.12.99      31.12.99
-----------------------------------------------------------------------------------------------------------
Tier 1(1)                                                    31,892        11.7          28,952        10.6
Tier 2                                                       10,968                      10,730
-----------------------------------------------------------------------------------------------------------
TOTAL BIS                                                    42,860        15.7          39,682        14.5
-----------------------------------------------------------------------------------------------------------

(1) The Tier 1 capital includes USD 1,500 million (CHF 2,456 million) Trust Preferred securities issued in connection with the PaineWebber acquisition.

Among other measures UBS monitors the adequacy of its capital using ratios established by the Bank for International Settlements (BIS). The BIS ratio is required to be at least 8%. The Group has complied with all BIS and Swiss capital adequacy rules for all periods presented. These ratios measure capital adequacy by comparing the Group's eligible capital with its risk weighted positions which include balance sheet assets, net positions in securities not held in the trading book, off-balance sheet transactions converted into their credit equivalents and market risk positions at a weighted amount to reflect their relative risk.
  The capital adequacy rules require a minimum amount of capital to cover credit and market risk exposures. For the calculation of the capital required for credit risk the balance sheet assets are weighted according to broad categories of notional credit risk, being assigned a risk weighting according to the amount of capital deemed to be necessary to support them. Four categories of risk weights (0%, 20%, 50%, 100%) are applied; for example cash, claims collateralized by cash or claims collateralized by OECD central-government securities have a zero risk weighting which means that no capital is required to be held in respect of these assets.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS


NOTE 32   FINANCIAL INSTRUMENTS RISK POSITION (CONTINUED)

e) CAPITAL ADEQUACY (CONTINUED)

  Uncollateralized loans granted to corporate or private customers carry a 100% risk weighting, meaning that they must be supported by capital equal to 8% of the carrying amount. Other asset categories have weightings of 20% or 50% which require 1.6% or 4% capital.
  The net positions in securities not held in the trading book reflect the Group's exposure to an issuer of securities arising from its physical holdings and other related transactions in that security.
  For contingent liabilities and irrevocable facilities granted, the credit equivalent is calculated by multiplying the nominal value of each transaction by its corresponding credit conversion factor. The resulting amounts are then weighted for credit risk using the same percentage as for balance sheet assets. In the case of OTC forward contracts and purchased options, the credit equivalent is computed on the basis of the current replacement value of the respective contract plus a security margin (add-on) to cover the future potential credit risk during the remaining duration of the contract.
  UBS calculates its capital requirement for market risk positions, which includes interest-rate instruments and equity securities in the trading book as well as positions in foreign exchange and commodities throughout the Group, using an internal Value at Risk (VaR) model. This approach was introduced in the BIS 1996 market risk amendment to the Basel Accord of July 1988 and incorporated in the Swiss capital adequacy rules of the Swiss Banking Ordinance.
  The BIS proposal requires that the regulators perform tests of the bank internal models before giving permission for these models to be used to calculate the market risk capital. Based on extensive checks, the use of the Group internal models was accepted by the Swiss Federal Banking Commission in July 1999.
  Tier 1 capital consists of permanent shareholders' equity, trust preferred securities and retained earnings less goodwill and investments in unconsolidated subsidiaries. Tier 2 capital includes the Group's subordinated long-term debt.

NOTE 33   FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the fair value of on- and off-balance sheet financial instruments based on certain valuation methods and assumptions. It is presented because not all financial instruments are reflected in the financial statements at fair value.
  Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's-length transaction. A market price, where an active market (such as a recognized stock exchange) exists, is the best evidence of the fair value of a financial instrument. However, market prices are not available for a significant number of the financial assets and liabilities held and issued by the Group. Therefore, for financial instruments where no market price is available, the fair values presented in the following table have been estimated using present value or other estimation and valuation techniques based on market conditions existing at balance sheet date.
  The values derived using these techniques are significantly affected by underlying assumptions concerning both the amounts and timing of future cash flows and the discount rates used. The following methods and assumptions have been used:
(a) trading assets, derivatives and other transactions undertaken for trading purposes are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or discounted cash flows. Fair value is equal to the carrying amount for these items;

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

(b) the fair value of liquid assets and other assets maturing within 12 months is assumed to approximate their carrying amount. This assumption is applied to liquid assets and the short-term elements of all other financial assets and financial liabilities;
(c) the fair value of demand deposits and savings accounts with no specific maturity is assumed to be the amount payable on demand at the balance sheet date;
(d) the fair value of variable rate financial instruments is assumed to approximate their carrying amounts;
(e) the fair value of fixed rate loans and mortgages is estimated by comparing market interest rates when the loans were granted with current market rates offered on similar loans. Changes in the credit quality of loans within the portfolio are not taken into account in determining gross fair values as the impact of credit risk is recognized separately by deducting the amount of the allowance for credit losses from both book and fair values.
  The assumptions and techniques have been developed to provide a consistent measurement of fair value for the Group's assets and liabilities. However, because other institutions may use different methods and assumptions, such fair value disclosures cannot necessarily be compared from one financial institution to another.

                                             CARRYING     FAIR     UNREALIZED    CARRYING     FAIR     UNREALIZED
                                              VALUE      VALUE     GAIN/(LOSS)    VALUE      VALUE     GAIN/(LOSS)
CHF BILLION                                  31.12.00   31.12.00    31.12.00     31.12.99   31.12.99    31.12.99
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central banks              3.0        3.0          0.0         5.0        5.0          0.0
Money market paper                               66.5       66.5          0.0        69.7       69.7          0.0
Due from banks                                   29.1       29.1          0.0        30.0       30.0          0.0
Cash collateral on securities borrowed          177.9      177.9          0.0       113.2      113.2          0.0
Reverse repurchase agreements                   193.8      193.8          0.0       132.4      132.4          0.0
Trading portfolio assets                        253.3      253.3          0.0       211.9      211.9          0.0
Positive replacement values                      57.9       57.9          0.0        62.9       62.9          0.0
Loans, net of allowance for credit losses       245.1      244.9         (0.2)      235.1      235.3          0.2
Financial investments                            15.4       17.2          1.8         5.9        7.1          1.2
------------------------------------------------------------------------------------------------------------------
LIABILITIES
Money market paper issued                        74.8       74.8          0.0        64.7       64.7          0.0
Due to banks                                     82.8       82.8          0.0        76.9       76.9          0.0
Cash collateral on securities lent               23.4       23.4          0.0        12.8       12.8          0.0
Repurchase agreements                           295.5      295.5          0.0       196.9      196.9          0.0
Trading portfolio liabilities                    82.6       82.6          0.0        54.6       54.6          0.0
Negative replacement values                      75.9       75.9          0.0        95.8       95.8          0.0
Due to customers                                311.2      311.2          0.0       280.1      280.1          0.0
Long-term debt                                   55.7       56.6         (0.9)       56.4       57.6         (1.2)
------------------------------------------------------------------------------------------------------------------
Fair value effect on income of hedging
derivatives recorded on the accrual basis                                (0.5)                                0.5
------------------------------------------------------------------------------------------------------------------
NET DIFFERENCE BETWEEN CARRYING VALUE AND
FAIR VALUE                                                                0.2                                 0.7
------------------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

  The table does not reflect the fair values of non-financial assets and liabilities such as property, equipment, goodwill, intangible assets, prepayments, and non-interest accruals. The interest amounts accrued to date for financial instruments are included, for purposes of the above fair value disclosure, in the carrying value of the respective financial instruments.
  Substantially all of the Group's commitments to extend credit are at variable rates. Accordingly, the Group has no significant exposure to fair value fluctuations related to these commitments.
  Changes in the fair value of the Group's fixed rate loans, long- and medium-term notes and bonds issued are hedged by derivative instruments, mainly interest rate swaps. The interest rate risk inherent in the balance sheet positions with no specific maturity is also hedged with derivative instruments based on the management view on the economic maturity of the products.
  The hedging derivative instruments are carried at fair value on the balance sheet and are part of the replacement values in the above table. The difference between the total amount of valuation gains and losses and the amortized amount is deferred and shown net in the table as Fair value effect on income of hedging derivatives recorded on the accrual basis.
  During 2000, the interest rate level of leading economies continued to increase. The moves in rates had a direct impact on the fair value calculation of fixed term transactions.
  As the bank has an excess volume of fixed rate long-term assets over fixed rate long-term liabilities, the net fair value unrealized gain reduced substantially. In addition to fixed rate balance sheet positions, the bank has a number of retail products traditionally offered in Switzerland, such as variable rate mortgage loans and customer savings and deposits. These instruments have no maturity or have a contractual repricing maturity of less than one year. Based on the assumptions and the guidance under IAS, they are excluded from the fair value calculations of the table above.
  The exclusion of the above traditional banking products from the fair value calculation leads to certain fair value swings. If the calculation took into account the fair value differences based on the economic maturity of the non-maturity liabilities, such as savings and deposits, in an environment of rising interest rates, they would generate fair value gains which may offset most of the fair value loss reported for fixed term transactions and for hedging derivative transactions.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 34   RETIREMENT BENEFIT PLANS AND OTHER EMPLOYEE BENEFITS

The Group has established various pension plans inside and outside of Switzerland. The major plans are located in Switzerland, the UK, the US and Germany. Independent actuarial valuations are performed for the plans in these locations.

SWISS PENSION PLANS UNTIL 30 JUNE 1999
The pension funds of the Group were set up as trusts, domiciled in Basel and Zurich. All domestic employees were covered. The pension funds were defined benefit plans. The pension plan benefits exceeded the minimum benefits required under Swiss law.
  Contributions were paid for by the Group and the employees. The employee contributions were calculated as a percentage of the insured annual salary and were deducted monthly. The percentages deducted from salary were dependent on age and varied between 8% and 12%. The Group contributions were variable and amount to 125% to 250% of the employees contributions depending on the financial situation of the pension fund.
  The pension plan formula was based on years of contributions and final covered salary. The benefits covered included retirement benefits, disability, death and survivor pension.

SWISS PENSION PLANS STARTING 1 JULY 1999
The pension plans of both former banks in Switzerland are in the process of being liquidated and a new foundation with domicile in Zurich was created as of 21 January 1999. The new pension scheme became operational as of 1 July 1999.
  As a result of the merger of the plans of the former banks in Switzerland, on 1 July 1999 there was an increase of vested plan benefits for the beneficiaries of such plans due to the allocation of the excess of the fair value of plan assets over the benefit obligation. This had the effect of increasing the Defined benefit obligation by CHF 3,525 million. In accordance with IAS 19 (revised 1998) this resulted in a one-time charge to income which was offset by the recognition of assets previously unrecognized due to the paragraph 58(b) limitation of IAS 19 (revised 1998) used to fund this increase in benefits.
  The pension plan covers practically all employees in Switzerland and exceeds the minimum benefit requirements under Swiss law. Contributions to the pension plan are paid for by employees and the Group. The employee contributions are calculated as a percentage of insured annual salary and are deducted monthly. The percentages deducted from salary for full benefit coverage (including risk benefits) depend on age and vary between 7% and 10%. The Group pays a variable contribution that ranges between 150% and 220% of the sum of employees' contributions.
  The pension plan formula is based on years of contributions and final covered salary. The benefits covered include retirement benefits, disability, death and survivor pension.
  In 1999, the Group recognized a prepaid pension asset of CHF 456 million representing excess employer contributions. In 2000, CHF 100 million of this asset was used to satisfy the benefit obligation.

FOREIGN PENSION PLANS
The foreign locations of UBS operate various pension schemes in accordance with local regulations and practices. Among these schemes are defined contribution plans as well as defined benefit plans. The locations with defined benefit plans of a material nature are in the UK, the US and Germany. These locations together with Switzerland cover nearly 90% of the active work-force. Certain of these schemes permit employees to make contributions and earn matching or other contributions from the Group.
  The retirement plans provide benefits in the event of retirement, death, disability or employment termination. The plans' retirement benefits depend on age, contributions and level of compensation. The principal plans are financed in full by the Group. The funding policy for these plans is consistent with local government and tax requirements.
  The assumptions used in foreign plans take into account local economic conditions.
  The amounts shown for foreign plans reflect the net funded positions of the major foreign plans.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

                        CHF MILLION                          31.12.00           31.12.99           31.12.98
-----------------------------------------------------------------------------------------------------------
SWISS PENSION PLANS
Defined benefit obligation at the beginning of the year       (17,011)           (14,944)           (14,431)
Service cost                                                     (545)              (464)              (535)
Interest cost                                                    (666)              (636)              (726)
Plan amendments                                                     0             (3,517)              (119)
Special termination benefits                                     (211)             1,000                  0
Actuarial gain (loss)                                               0                571                 (6)
Benefits paid                                                     721                979                873
-----------------------------------------------------------------------------------------------------------
DEFINED BENEFIT OBLIGATION AT THE END OF THE YEAR             (17,712)           (17,011)           (14,944)
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at the beginning of the year         18,565             17,885             17,224
Actual return on plan assets                                      535              2,136                856
Employer contributions                                            490                515                493
Plan participant contributions                                    205                180                185
Benefits paid                                                    (721)              (979)              (873)
Special termination benefits                                        0             (1,172)                 0
-----------------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT THE END OF THE YEAR               19,074             18,565             17,885
-----------------------------------------------------------------------------------------------------------
PLAN ASSETS IN EXCESS OF BENEFIT OBLIGATION                     1,362              1,554              2,941
Unrecognized net actuarial gains                                 (331)              (724)              (385)
Unrecognized assets                                              (675)              (374)            (2,556)
-----------------------------------------------------------------------------------------------------------
PREPAID PENSION COST                                              356                456                  0
-----------------------------------------------------------------------------------------------------------
ADDITIONAL DETAILS TO FAIR VALUE OF PLAN ASSETS
Own financial instruments and securities lent to UBS
included in plan assets                                         4,643              6,785              2,761
Any assets used by UBS included in plan assets                    179                187                176
-----------------------------------------------------------------------------------------------------------

RETIREMENT BENEFITS EXPENSE
Current service cost                                              545                464                535
Interest cost                                                     666                636                726
Expected return on plan assets                                   (928)              (883)              (856)
Adjustment to limit prepaid pension cost                          301               (150)               148
Amortization of unrecognized prior service costs                  211                172                  6
Employee contributions                                           (204)              (180)              (185)
-----------------------------------------------------------------------------------------------------------
ACTUARIALLY DETERMINED NET PERIODIC PENSION COST                  591                 59                374
-----------------------------------------------------------------------------------------------------------
Actual return on plan assets (%)                                  2.9               11.9                6.7
PRINCIPAL ACTUARIAL ASSUMPTIONS USED (%)
-----------------------------------------------------------------------------------------------------------
Discount rate                                                     4.0                4.0                5.0
Expected rate of return on plan assets                            5.0                5.0                5.0
Expected rate of salary increase                                  2.5                2.5                4.5
Rate of pension increase                                          1.5                1.5                2.0
-----------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

                        CHF MILLION                          31.12.00       31.12.99       31.12.98
---------------------------------------------------------------------------------------------------
PENSION PLANS ABROAD
Defined benefit obligation at the beginning of the year        (2,444)        (2,009)        (1,950)
Service cost                                                     (165)          (118)          (116)
Interest cost                                                    (162)          (123)          (140)
Plan amendments                                                     0             (2)            (7)
Special termination benefits                                       (3)             0             40
Actuarial gain / (loss)                                           (99)             2             32
Benefits paid                                                      84            133             60
Acquisition of PaineWebber                                       (740)             0              0
Currency adjustment                                               123           (269)             5
Other                                                               0            (58)            67
---------------------------------------------------------------------------------------------------
DEFINED BENEFIT OBLIGATION AT THE END OF THE YEAR              (3,406)        (2,444)        (2,009)
---------------------------------------------------------------------------------------------------
Fair value of plan assets at the beginning of the year          2,880          2,173          2,188
Actual return on plan assets                                        0            352            267
Employer contributions                                             13             22             43
Plan participant contributions                                     23             15              9
Benefits paid                                                     (84)          (133)           (60)
Acquisition of PaineWebber                                        676              0              0
Currency adjustment                                              (130)           333              0
Other                                                               0            118           (274)
---------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT THE END OF THE YEAR                3,378          2,880          2,173
---------------------------------------------------------------------------------------------------
PLAN ASSETS IN EXCESS OF BENEFIT OBLIGATION                       (28)           436            164
Unrecognized net actuarial gains                                  (81)          (474)           (63)
Unrecognized transition amount                                      1              1              2
Unrecognized past service cost                                      2              2              0
Unrecognized assets                                               (47)           (28)           (60)
---------------------------------------------------------------------------------------------------
(UNFUNDED ACCRUED) / PREPAID PENSION COST                        (153)           (63)            43
---------------------------------------------------------------------------------------------------
MOVEMENT OF NET (LIABILITY) OR ASSET
(Unfunded accrued) / prepaid pension cost at the beginning
 of the year                                                      (63)            43             36
Net periodic pension cost                                         (55)          (123)           (33)
Employer contributions                                             13             22             43
Acquisition of PaineWebber                                        (63)             0              0
Currency adjustment                                                15             (5)            (3)
---------------------------------------------------------------------------------------------------
(UNFUNDED ACCRUED) / PREPAID PENSION COST AT THE END OF THE
YEAR                                                             (153)           (63)            43
---------------------------------------------------------------------------------------------------
RETIREMENT BENEFITS EXPENSE
Current service cost                                              165            118            116
Interest cost                                                     162            123            140
Expected return on plan assets                                   (243)          (195)          (191)
Amortization of net transition liability                            0              0              2
Adjustment to limit prepaid pension cost                            0             21              2
Immediate recognition of transition assets under IAS 8              0              0            (23)
Amortization of unrecognized prior service costs                    3             77              7
Amortization of unrecognized net (gain) / losses                   (9)            (6)            (3)
Effect of any curtailment or settlement                             0              0             (8)
Employee contributions                                            (23)           (15)            (9)
---------------------------------------------------------------------------------------------------
ACTUARIALLY DETERMINED NET PERIODIC PENSION COST                   55            123             33
---------------------------------------------------------------------------------------------------
Actual return on plan assets (%)                                 (0.9)          15.3            5.2
PRINCIPAL ACTUARIAL ASSUMPTIONS USED (WEIGHTED AVERAGE %)
---------------------------------------------------------------------------------------------------
Discount rate                                                     6.3            6.0            7.3
Expected rates of return on plan assets                           8.1            8.1            8.6
Expected rate of salary increase                                  4.4            4.6            6.8
Rate of pension increase                                          1.6            2.2            3.3
---------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

POSTRETIREMENT MEDICAL AND LIFE PLANS

In the US and the UK the Group offers retiree medical benefits that contribute to the health care coverage of employees and beneficiaries after retirement. In addition to retiree medical benefits, the Group in the US also provides retiree life insurance benefits.
  The benefit obligation in excess of plan assets for those plans amounts to CHF 111 million as of 31 December 2000 (1999 CHF 113 million, 1998 CHF 93 million) and the total unfunded accrued postretirement liabilities to CHF 108 million as of 31 December 2000 (1999 CHF 83 million, 1998 CHF 62 million). The actuarially determined net postretirement cost amounts to CHF 22 million as of 31 December 2000 (1999 CHF 17 million, 1998 CHF 17 million).

POSTRETIREMENT MEDICAL AND LIFE PLANS

                       CHF MILLION                         31.12.00           31.12.99           31.12.98
---------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT OBLIGATION AT THE BEGINNING OF THE
YEAR                                                           (117)               (96)              (103)
Service cost                                                     (6)                (2)                (7)
Interest cost                                                    (8)                (6)                (8)
Plan amendments                                                  (7)                 0                 (5)
Actuarial gain / (loss)                                          27                  0                 (9)
Benefits paid                                                     5                  4                  4
Acquisition of PaineWebber                                       (9)                 0                  0
Currency adjustment                                               0                (16)                 5
Other                                                             0                 (1)                27
---------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT OBLIGATION AT THE END OF THE YEAR       (115)              (117)               (96)
---------------------------------------------------------------------------------------------------------

                       CHF MILLION                         31.12.00           31.12.99           31.12.98
---------------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT THE BEGINNING OF THE YEAR            4                  3                  3
Actual return on plan assets                                      0                  1                  1
Company contributions                                             4                  4                  3
Benefits paid                                                    (4)                (4)                (4)
---------------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT THE END OF THE YEAR                  4                  4                  3
---------------------------------------------------------------------------------------------------------

The assumed health care cost trend used in determining the benefit expense for 2000 is 5.33%. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in the assumed health care cost trend rates would change the US postretirement benefit obligation and the service and interest cost components of the net periodic postretirement benefit costs as follows:

                        CHF MILLION                           1% INCREASE         1% DECREASE
---------------------------------------------------------------------------------------------
Effect on total service and interest cost                             2.4                (1.7)
Effect on the postretirement benefit obligation                      11.0                (8.3)
---------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 35   EQUITY PARTICIPATION PLANS

UBS AG has established various equity participation plans in the form of stock plans and stock option plans to further align the long-term interests of managers, staff and shareholders.
  Under the Equity Ownership Plan, selected personnel are awarded a portion of their performance-related compensation in UBS AG shares or warrants, which are restricted for a specified number of years. Under the Long Term Incentive Plan, key employees are granted long-term stock options to purchase UBS AG shares at a price not less than the fair market value of the shares on the date the option is granted. Participation in both plans is mandatory. Long-term stock options are blocked for three or five years, during which they cannot be exercised. One option gives the right to purchase one registered UBS AG share at the option's strike price. UBS AG has additional plans under which new recruits and members of senior management may be granted UBS AG shares, options and warrants.
  Under the Equity Investment Plan, employees have the choice to invest part of their annual bonus in UBS AG shares or in warrants or derivatives on UBS AG shares, which may be exercised or settled in cash. A number of awards under these plans are made in notional shares or instruments, which generally are settled in cash. A holding period, generally three years, applies during which the instruments cannot be sold or exercised. In addition, participants in the plan receive a restricted matching contribution of additional UBS AG shares or derivatives. Shares awarded under the plan are purchased or hedged in the market. Under the PAP plan, employees in Switzerland are entitled to purchase a specified number of UBS AG shares at a predetermined discounted price each year (the discount is recorded as compensation expense). The number of shares that can be purchased depends primarily on years of service and rank. Any such shares purchased must be held for a specified period of time. Information on shares available for issuance under these plans is included in the Group Statement of Changes in Equity.
  The Group has adopted the equity-based compensation plans of PaineWebber for its eligible employees. The PaineWebber Equity Plus Program allows eligible employees to purchase UBS AG shares at a price equal to fair market value on the purchase date and receive stock options to purchase UBS AG shares based upon the number of shares purchased under the Program. The non-qualified stock options have a price equal to the fair market value of the stock on the date the option is granted. Shares purchased under the Equity Plus Program are restricted from resale for two years from the time of purchase, and the options that are granted under the Equity Plus Program have a three-year vesting requirement and expire seven years after the date of grant. PaineWebber has additional plans under which new recruits, senior management and other key employees may receive option grants. Options granted under the plans of PaineWebber are denominated in US dollars.
  In addition, UBS has entered into employee retention agreements that provide for the payment to key PaineWebber employees which are subject to the employees' continued employment and other restrictions. The awards are primarily in the form of UBS stock and option grants. The estimated cost to the Group for the agreements is approximately CHF 1.5 billion (USD 875 million) over a four-year period.
  Generally, the Group's policy is to recognize expense as of the date of grant for equity participation instruments (stocks, warrants, options and other derivatives for which the underlying is the Group's own shares). The amount of expense recognized is equal to the intrinsic value (excess of the UBS AG share price over the instrument's strike price, if any) of the instrument at such date. The accrued expense for the years ended 31 December 2000, 1999 and 1998 was CHF 1,749 million, CHF 1,684 million and CHF 996 million, respectively. The accruals include awards earned currently but issued in the following year.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

OPTIONS ON UBS AG SHARES

                                                           WEIGHTED-                      Weighted-                     Weighted-
                                                            AVERAGE                        average                       average
                                                           EXERCISE                       exercise                      exercise
                                               NUMBER OF     PRICE        NUMBER OF         PRICE        NUMBER OF        PRICE
                                                OPTIONS    (IN CHF)        OPTIONS        (IN CHF)        OPTIONS       (IN CHF)
                                               31.12.00    31.12.00        31.12.99       31.12.99       31.12.98       31.12.98
---------------------------------------------------------------------------------------------------------------------------------
Outstanding, at the beginning of the year      10,138,462        197       7,202,786            177      1,899,924            186
Options due to acquisition of PaineWebber      6,325,270(1)       102              0              0              0              0
Granted during the year                        7,082,682(2)       215      3,439,142            237      5,811,778            182
Exercised during the year                      (1,796,769)       150         (71,766)           179        (22,970)           178
Forfeited during the year                       (646,811)        193        (431,700)           190       (485,946)           268
---------------------------------------------------------------------------------------------------------------------------------
Outstanding, at the end of the year            21,102,834        175      10,138,462            197      7,202,786            177
---------------------------------------------------------------------------------------------------------------------------------
Exercisable, at the end of the year            6,103,613         101         650,640            186              0              0
---------------------------------------------------------------------------------------------------------------------------------

(1 )UBS AG issued options in exchange for vested options of PaineWebber, which have been included in the purchase price for PaineWebber at fair value (see Note 2: Acquisition of Paine Webber Group, Inc.). (2 )Includes options granted to key employees of PaineWebber, vesting over a 3-year period, subject to the employee's continued employment and other restrictions.

Some of the options in the table above have exercise prices denominated in US dollars, which have been converted to Swiss francs for inclusion in the table.

THE FOLLOWING TABLE SUMMARIZES INFORMATION ABOUT STOCK OPTIONS OUTSTANDING AT 31 DECEMBER 2000:

                                                              Options outstanding
                                   -------------------------------------------------------------------------
        Range of exercise               Number of           Weighted-average           Weighted-average
        prices per share           options outstanding       exercise price       remaining contractual life
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHF                                                                      CHF                           YEARS
------------------------------------------------------------------------------------------------------------
170.00-225.00                                9,755,040                186.81                             4.1
------------------------------------------------------------------------------------------------------------
225.01-270.00                                3,436,805                237.80                             4.1
------------------------------------------------------------------------------------------------------------
170.00-270.00                               13,191,845                200.09                             4.1
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
USD                                                                      USD                           YEARS
------------------------------------------------------------------------------------------------------------
14.65-25.00                                  1,129,643                 21.84                             3.2
------------------------------------------------------------------------------------------------------------
25.01-50.00                                  1,236,743                 32.11                             3.9
------------------------------------------------------------------------------------------------------------
50.01-75.00                                  1,194,960                 70.40                             4.3
------------------------------------------------------------------------------------------------------------
75.01-100.00                                 1,880,768                 80.50                             6.4
------------------------------------------------------------------------------------------------------------
100.01-125.00                                        -                     -                               -
------------------------------------------------------------------------------------------------------------
125.01-143.07                                2,468,875                141.01                             6.8
------------------------------------------------------------------------------------------------------------
14.65-143.07                                 7,910,989                 81.92                             5.4
------------------------------------------------------------------------------------------------------------

                                              Options exercisable
                                   -----------------------------------------
        Range of exercise               Number of           Weighted-average
        prices per share           options exercisable       exercise price
---------------------------------  -----------------------------------------
---------------------------------------------------------------------------------------------
CHF                                                                      CHF
------------------------------------------------------------------------------------------------------------
170.00-225.00                                  460,408                184.24
------------------------------------------------------------------------------------------------------------
225.01-270.00                                        -                     -
------------------------------------------------------------------------------------------------------------
170.00-270.00                                  460,408                184.24
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
USD                                                                      USD
------------------------------------------------------------------------------------------------------------
14.65-25.00                                  1,129,643                 21.84
------------------------------------------------------------------------------------------------------------
25.01-50.00                                  1,236,743                 32.11
------------------------------------------------------------------------------------------------------------
50.01-75.00                                  1,194,960                 70.40
------------------------------------------------------------------------------------------------------------
75.01-100.00                                 1,880,768                 80.50
------------------------------------------------------------------------------------------------------------
100.01-125.00                                        -                     -
------------------------------------------------------------------------------------------------------------
125.01-143.07                                  201,091                142.96
------------------------------------------------------------------------------------------------------------
14.65-143.07                                 5,643,205                 58.24
------------------------------------------------------------------------------------------------------------

  During 1998, options that had been issued to Swiss Bank Corporation employees were revised to reflect the 1 1/13 SBC to UBS AG share conversion rate of the merger. Also, during 1998, because of a significant drop in the UBS AG share price in the third quarter, employees were given the opportunity to convert options received earlier in the year with a strike price of CHF 270 to a reduced number ( 2/3) of options with a strike price of CHF 170.
  Had the Group determined compensation cost for its stock-based compensation plans based on fair value at the award grant dates, the net income and earnings per share for 2000, 1999 and 1998 would approximate the amounts in the following table.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

CHF MILLION, EXCEPT PER SHARE DATA                        31.12.00           31.12.99           31.12.98
--------------------------------------------------------------------------------------------------------
Net income                          As reported              7,792              6,153              2,972
                                      Pro forma              7,614              6,027              2,893
Basic EPS                           As reported              19.33              15.20               7.33
                                      Pro forma              18.89              14.89               7.14
Diluted EPS                         As reported              19.04              15.07               7.20
                                      Pro forma              18.61              14.76               7.01
--------------------------------------------------------------------------------------------------------

The pro forma amounts in the table above reflect the vesting periods of all options granted. The effects of recognizing compensation expense and providing pro forma disclosures are not likely to be representative of the effects on reported Net profit for future years.
  The weighted-average fair-value of options granted in 2000, 1999 and 1998 was CHF 48, CHF 59 and CHF 54 per share, respectively. The fair value of options granted was determined as of the date of issuance using a proprietary option pricing model, substantially similar to the Black-Scholes model, with the following assumptions:

                                                           31.12.2000         31.12.1999         31.12.1998
-----------------------------------------------------------------------------------------------------------
Expected volatility                                               30%                33%                40%
Risk free interest rate (CHF)                                   3.27%              2.07%              2.56%
Risk free interest rate (USD)                                   5.66%                  -                  -
Expected dividend rate                                          2.44%              1.44%              1.64%
Expected life                                                 4 YEARS            6 years            6 years
-----------------------------------------------------------------------------------------------------------

STOCK BONUS AND STOCK PURCHASE PLANS

The following table shows the shares awarded and the weighted-average fair value per share for the Group's equity-based compensation plans. The fair values for the stock purchase awards reflect the purchase price paid. The stock bonus awards for 2000 include approximately 6,622,000 shares granted under the retention agreements with key employees of PaineWebber and the bonus awards for 1999, in addition to the 1998 plan-year awards, include 1,405,000 shares issued in exchange for previously issued non-share awards and for special bonuses. The stock purchase awards for 1999 include 666,000 shares issued for the 1999 plan-year.

STOCK BONUS PLANS                                          31.12.2000         31.12.1999         31.12.1998
-----------------------------------------------------------------------------------------------------------
Shares awarded                                             12,780,000          3,469,000          2,524,000
Weighted-average fair market value per share (in CHF)             228                220                210

STOCK PURCHASE PLANS                                       31.12.2000         31.12.1999         31.12.1998
-----------------------------------------------------------------------------------------------------------
Shares awarded                                                322,000          1,802,000          1,338,000
Weighted-average fair market value per share (in CHF)             104                148                155

  Shares awarded in 1998 under both types of plans included Swiss Bank Corporation shares issued to employees prior to the merger. For the above table, the number of these shares and their fair market value have been adjusted for the 1 1/13 Swiss Bank Corporation to UBS AG share conversion rate of the merger.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 36   RELATED PARTIES

Related parties include the Board of Directors, the Group Executive Board, the Group Managing Board, close family members and enterprises which are controlled by these individuals as well as certain persons performing similar functions.
  Total remuneration of related parties recognized in the income statement amounted to CHF 272.3 million in 2000 and CHF 193.1 million in 1999, including accrued pension benefits of approximately CHF 30.0 million in 2000 and CHF 21.2 million in 1999.
  The number of long-term stock options outstanding from equity plans was 1,564,486 at 31 December 2000 and 274,616 at 31 December 1999. This scheme is further explained in Note 35 Equity Participation Plans.
  The external members of the Board of Directors do not have employment or service contracts with UBS, and thus are not entitled to benefits upon termination of their service on the Board of Directors. The full-time Chairman and Vice-Chairman have top-management employment contracts and receive pension benefits upon retirement.
  The total amounts of shares and warrants held by members of the Board of Directors, Group Executive Board and Group Managing Board were 2,527,728 and 69,504,577 as of 31 December 2000 and 2,456,092 and 11,424,514 as of 31 December
1999.

TOTAL LOANS AND ADVANCES RECEIVABLE (MORTGAGES ONLY) FROM RELATED PARTIES WERE AS FOLLOWS:

CHF MILLION                                                   2000        1999
------------------------------------------------------------------------------
Mortgages at the beginning of the year                          28          27
Additions                                                        9           6
Reductions                                                      (1)         (5)
------------------------------------------------------------------------------
MORTGAGES AT THE END OF THE YEAR                                36          28
------------------------------------------------------------------------------

Members of the Board of Directors, Group Executive Board and Group Managing Board are granted mortgages at the same terms and conditions as other employees. Terms and conditions are based on third party conditions excluding credit margin.

LOANS AND ADVANCES TO SIGNIFICANT ASSOCIATED COMPANIES WERE AS FOLLOWS:

CHF MILLION                                                   2000        1999
------------------------------------------------------------------------------
Loans and advances at the beginning of the year                 62         165
Additions                                                        0          42
Reductions                                                     (62)       (145)
------------------------------------------------------------------------------
LOANS AND ADVANCES AT THE END OF THE YEAR                        0          62
------------------------------------------------------------------------------

Note 38 provides a list of significant associates.

NOTE 37   POST-BALANCE SHEET EVENTS

There have been no material post-balance sheet events which would require disclosure or adjustment to the December 2000 financial statements.
  Long-term debt, excluding medium-term notes, has decreased by CHF 582 million since the balance sheet date to 5 March 2001.
  On 14 February 2001, the Board of Directors reviewed the financial statements and authorised them for issue. These financial statements will be submitted to the Annual General Meeting of Shareholders to be held on 26 April 2001 for approval.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS
FOOTNOTES
(1) CH: UBS Switzerland
(2) AM: UBS Asset Management
(3) WA: UBS Warburg
(4) CC: Corporate Center
(5) Share Capital and Share Premium
(6) Joined UBS Asset Management on 20 February 2001 and was renamed Brinson Advisors Inc

NOTE 38   SIGNIFICANT SUBSIDIARIES AND ASSOCIATES

The legal entity group structure of UBS is designed to support the Group's businesses within an efficient legal, tax, regulatory and funding framework. Neither the Business Groups of UBS (namely UBS Warburg, UBS Switzerland and UBS Asset Management) nor Corporate Center are replicated in their own individual legal entities but rather they generally operate out of the parent bank, UBS AG, through its Swiss and foreign branches.
  The goal of the focus on the parent bank is to capitalize on the synergies offered by the use of a single legal platform, enable the flexible use of capital in an efficient manner and to provide a structure where the activities of the Business Groups may be carried on without the need to set up separate subsidiaries beforehand.
  Where, usually due to local legal, tax or regulatory rules or due to additional legal entities joining the UBS Group via acquisition, it is either not possible or not efficient to operate out of the parent bank then local subsidiary companies host the appropriate businesses. The significant operating subsidiary companies in the Group are listed below:

SIGNIFICANT SUBSIDIARIES

                                                                                                      Equity
                                                                                           Share    interest
                                                      Registered      Business           capital    accumul-
Company                                               office          Group          in millions   ated in %
------------------------------------------------------------------------------------------------------------
Armand von Ernst & Cie AG                             Bern            CH(1)     CHF          5.0       100.0
Aventic AG                                            Zurich          CH        CHF         30.0       100.0
Bank Ehinger & Cie AG                                 Basel           CH        CHF          6.0       100.0
BDL Banco di Lugano                                   Lugano          CH        CHF         50.0       100.0
Brinson Partners Inc                                  Chicago         AM(2)     USD          1.9(5)    100.0
Brunswick UBS Warburg Limited                         George Town     WA(3)     USD         25.0(5)     50.0
Cantrade Privatbank AG                                Zurich          CH        CHF         10.0       100.0
Cantrade Private Bank Switzerland (CI) Limited        St. Helier      CH        GBP          0.7       100.0
Correspondent Services Corporation                    Delaware        WA        USD         26.8(5)    100.0
Credit Industriel SA                                  Zurich          CH        CHF         10.0       100.0
EIBA "Eidgenossische Bank"
Beteiligungs- und Finanzgesellschaft                  Zurich          WA        CHF         14.0       100.0
Factors AG                                            Zurich          CH        CHF          5.0       100.0
Ferrier Lullin & Cie SA                               Geneva          CH        CHF         30.0       100.0
Fondvest AG                                           Zurich          AM        CHF          4.3       100.0
Global Asset Management Limited                       Hamilton        AM        USD          2.0       100.0
HYPOSWISS, Schweizerische Hypotheken- und                                       CHF
Handelsbank                                           Zurich          CH                    26.0       100.0
IL Immobilien-Leasing AG                              Opfikon         CH        CHF          5.0       100.0
Klinik Hirslanden AG                                  Zurich          CC(4)     CHF         22.5        91.2
Mitchell Hutchins Asset Management Inc(6)             Delaware        WA        USD         35.1(5)    100.0
NYRE Holding Corporation                              Delaware        WA        USD         30.3(5)    100.0
PaineWebber Capital Inc                               Delaware        WA        USD         25.5(5)    100.0
PaineWebber Incorporated                              Delaware        WA        USD      1,625.6(5)    100.0
PaineWebber Incorporated of Puerto Rico               Puerto Rico     WA        USD         24.2(5)    100.0
PaineWebber Life Insurance Company                    California      WA        USD         29.3(5)    100.0
PT UBS Warburg Indonesia                              Jakarta         WA        IDR     11,000.0        85.0
PW Trust Company                                      New Jersey      WA        USD          4.4(5)     99.6
Schroder Munchmeyer Hengst AG                         Hamburg         WA        DEM        100.0       100.0
SG Warburg & Co International BV                      Amsterdam       WA        GBP         40.5       100.0
SG Warburg Securities SA                              Geneva          WA        CHF         14.5       100.0
Thesaurus Continentale Effekten-Gesellschaft Zurich   Zurich          CH        CHF         30.0       100.0
UBS (Bahamas) Ltd                                     Nassau          CH        USD          4.0       100.0
UBS (Cayman Islands) Ltd                              George Town     CH        USD          5.6       100.0
UBS (France) SA                                       Paris           WA        EUR         10.0       100.0
UBS (Italia) SpA                                      Milan           WA        ITL     43,000.0       100.0
UBS (Luxembourg) SA                                   Luxembourg      CH        CHF        150.0       100.0
UBS (Monaco) SA                                       Monte Carlo     CH        EUR          9.2       100.0

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

SIGNIFICANT SUBSIDIARIES (CONTINUED)

                                                                                                      Equity
                                                                                           Share    interest
                                                      Registered      Business           capital    accumul-
Company                                               office          Group          in millions   ated in %
------------------------------------------------------------------------------------------------------------
UBS (Panama) SA                                       Panama          CH        USD          6.0       100.0
UBS (Sydney) Limited                                  Sydney          CH        AUD         12.7       100.0
UBS (Trust and Banking) Limited                       Tokyo           WA        JPY     10,500.0       100.0
UBS (USA) Inc                                         New York        WA        USD        315.0       100.0
UBS Americas Inc                                      Stamford        WA        USD      3,562.9(5)    100.0
UBS Asset Management (Australia) Ltd                  Sydney          AM        AUD          8.0       100.0
UBS Asset Management (France) SA                      Paris           AM        EUR          0.8       100.0
UBS Asset Management (Japan) Ltd                      Tokyo           AM        JPY      2,200.0       100.0
UBS Asset Management (New York) Inc                   New York        AM        USD         72.7(5)    100.0
UBS Asset Management (Singapore) Ltd                  Singapore       AM        SGD          4.0       100.0
UBS Asset Management (Taiwan) Ltd                     Taipei          AM        TWD        340.0        82.0
UBS Asset Management Holding Limited                  London          AM        GBP          8.0(5)    100.0
UBS Australia Holdings Ltd                            Sydney          WA        AUD         11.7       100.0
UBS Australia Limited                                 Sydney          WA        AUD         15.0       100.0
UBS Bank (Canada)                                     Toronto         CH        CAD         20.7       100.0
UBS Beteiligungs-GmbH & Co KG                         Frankfurt       WA        EUR        398.8       100.0
UBS Capital AG                                        Zurich          WA        CHF          0.5       100.0
UBS Capital Asia Pacific Limited                      George Town     WA        USD          5.0       100.0
UBS Capital BV                                        The Hague       WA        EUR        104.1(5)    100.0
UBS Capital GmbH                                      Munich          WA        EUR            -       100.0
UBS Capital II LLC                                    Delaware        WA        USD          2.6(5)    100.0
UBS Capital LLC                                       New York        WA        USD         18.5(5)    100.0
UBS Capital Partners Limited                          London          WA        GBP          6.7       100.0
UBS Capital SpA                                       Milan           WA        ITL     50,000.0       100.0
UBS Card Center AG                                    Glattbrugg      CH        CHF         40.0       100.0
UBS Espana SA                                         Madrid          WA        EUR         55.3       100.0
UBS Finance (Cayman Islands) Limited                  George Town     CC        USD          0.5       100.0
UBS Finance (Curacao) NV                              Willemstad      CC        USD          0.1       100.0
UBS Finance (Delaware) LLC                            Delaware        WA        USD         37.3(5)    100.0
UBS Finanzholding AG                                  Zurich          CC        CHF         10.0       100.0
UBS Fund Holding (Luxembourg) SA                      Luxembourg      AM        CHF         42.0       100.0
UBS Fund Holding (Switzerland) AG                     Basel           AM        CHF         18.0       100.0
UBS Fund Management (Switzerland) AG                  Basel           AM        CHF          1.0       100.0
UBS Fund Services (Luxembourg) SA                     Luxembourg      AM        CHF          2.5       100.0
UBS Futures & Options Limited                         London          WA        GBP          2.0       100.0
UBS Global Trust Corporation                          St. John        CH        CAD          0.1       100.0
UBS Immoleasing AG                                    Zurich          CH        CHF          3.0       100.0
UBS Inc                                               New York        WA        USD        375.3(5)    100.0
UBS International Holdings BV                         Amsterdam       CC        CHF          5.5       100.0
UBS Invest Kapitalanlagegesellschaft mbH              Frankfurt       AM        DEM         15.0       100.0
UBS Investment Management Pte Ltd                     Singapore       WA        SGD          0.5        90.0
UBS Lease Finance LLC                                 Delaware        WA        USD         16.7       100.0
UBS Leasing AG                                        Brugg           CH        CHF         10.0       100.0
UBS Life AG                                           Zurich          CH        CHF         25.0       100.0
UBS Limited                                           London          WA        GBP         10.0       100.0
UBS O'Connor Limited                                  London          AM        GBP          8.8       100.0
UBS Overseas Holding BV                               Amsterdam       WA        EUR         18.1       100.0
UBS Preferred Funding Company LLC I                   Delaware        WA        USD            -       100.0
UBS Securities Limited                                London          WA        GBP         10.0       100.0
UBS Services Limited                                  London          WA        GBP            -       100.0
UBS Trust (Canada)                                    Toronto         CH        CAD         12.5       100.0
UBS Trustees (Singapore) Ltd                          Singapore       CH        SGD          0.8       100.0
UBS UK Holding Limited                                London          WA        GBP          5.0       100.0
UBS UK Limited                                        London          WA        GBP        609.0       100.0
UBS Warburg Asia Limited                              Hong Kong       WA        HKD         20.0       100.0
UBS Warburg (France) SA                               Paris           WA        EUR         22.9       100.0
UBS Warburg (Italia) SIM SpA                          Milan           WA        EUR          1.9       100.0

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

SIGNIFICANT SUBSIDIARIES (CONTINUED)

                                                                                                      Equity
                                                                                           Share    interest
                                                      Registered      Business           capital    accumul-
Company                                               office          Group          in millions   ated in %
------------------------------------------------------------------------------------------------------------
UBS Warburg (Japan) Limited                           George Town     WA        JPY     30,000.0        50.0
UBS Warburg (Malaysia) Sdn Bhd                        Kuala Lumpur    WA        MYR          0.5        70.0
UBS Warburg (Nederland) BV                            Amsterdam       WA        EUR         10.9       100.0
UBS Warburg AG                                        Frankfurt       WA        EUR        155.7       100.0
UBS Warburg Australia Corporation Pty Limited         Sydney          WA        AUD         50.4(5)     100.0
UBS Warburg Australia Limited                         Sydney          WA        AUD        571.5(5)     100.0
UBS Warburg Derivatives Limited                       Hong Kong       WA        HKD         20.0       100.0
UBS Warburg Futures Inc                               Delaware        WA        USD          2.0       100.0
UBS Warburg Hong Kong Limited                         Hong Kong       WA        HKD         30.0       100.0
UBS Warburg International Ltd                         London          WA        GBP         18.0       100.0
UBS Warburg LLC                                       Delaware        WA        USD        450.1       100.0
UBS Warburg Ltd                                       London          WA        GBP         17.5       100.0
UBS Warburg Pte Limited                               Singapore       WA        SGD          3.0       100.0
UBS Warburg Real Estate Securities Inc                Delaware        WA        USD          0.4(5)     100.0
UBS Warburg Securities (Espana) SV SA                 Madrid          WA        EUR         13.4       100.0
UBS Warburg Securities (South Africa) (Pty) Limited   Sandton         WA        ZAR         22.1       100.0
UBS Warburg Securities Co Ltd                         Bangkok         WA        THB        400.0       100.0
UBS Warburg Securities India Private Limited          Mumbai          WA        INR        237.8        75.0
UBS Warburg Securities Ltd                            London          WA        GBP        140.0       100.0
UBS Warburg Securities Philippines Inc                Makati City     WA        PHP        120.0       100.0
------------------------------------------------------------------------------------------------------------

SIGNIFICANT ASSOCIATES

                                                              Equity interest  Share capital
Company                                                                  in %    in millions
--------------------------------------------------------------------------------------------
FSG Swiss Financial Services Group AG, Zurich                            33.0        CHF  26
Giubergia UBS Warburg SIM SpA, Milan                                     50.0        EUR  15
Motor Columbus AG, Baden                                                 35.6        CHF 253
Telekurs Holding AG, Zurich                                              33.3        CHF  45
Volbroker.com Limited, London                                            20.6        GBP  16
--------------------------------------------------------------------------------------------

None of the above investments carry voting rights that are significantly different from the proportion of shares held.

CONSOLIDATED COMPANIES: CHANGES IN 2000

SIGNIFICANT NEW COMPANIES
--------------------------------------------------------------------------------
Correspondent Services Corporation, Delaware
Fondvest AG, Zurich
Mitchell Hutchins Asset Management Inc, Delaware(6)
PaineWebber Capital Inc, Delaware
PaineWebber Incorporated of Puerto Rico, Puerto Rico
PaineWebber Incorporated, Delaware
PaineWebber Life Insurance Company, California
PW Trust Company, New Jersey
UBS Americas Inc, Stamford
UBS Asset Management (Taiwan) Ltd, Taipei (formerly Fortune Securities Investment & Trust Co Ltd)
UBS Global Trust Corporation, St. John
UBS Life AG, Zurich
UBS Preferred Funding Company LLC I, Delaware
UBS Trustees (Singapore) Ltd, Singapore
UBS Warburg Real Estate Securities Inc, Delaware
--------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

DECONSOLIDATED COMPANIES

SIGNIFICANT DECONSOLIDATED COMPANIES

                                                               REASON FOR DECONSOLIDATION
-----------------------------------------------------------------------------------------
IMPRIS AG, Zurich                                                                    Sold
Solothurner Bank, Solothurn                                                          Sold
-----------------------------------------------------------------------------------------

NOTE 39   SIGNIFICANT CURRENCY TRANSLATION RATES

The following table shows the significant rates used to translate the financial statements of foreign entities into Swiss francs.

                                                                SPOT RATE               AVERAGE RATE
                                                                    At                  Year-to-date
                                                            ------------------  ----------------------------
                                                            31.12.00  31.12.99  31.12.00  31.12.99  31.12.98
------------------------------------------------------------------------------------------------------------
1 USD                                                           1.64      1.59      1.69      1.50      1.45
1 EUR                                                           1.52      1.61      1.56      1.60
1 GBP                                                           2.44      2.58      2.57      2.43      2.41
100 JPY                                                         1.43      1.56      1.57      1.33      1.11
100 DEM                                                                  82.07               81.88     82.38
------------------------------------------------------------------------------------------------------------

NOTE 40   SWISS BANKING LAW REQUIREMENTS

The significant differences between International Accounting Standards (IAS), which are the principles followed by the Group, and the accounting requirements for banks under Swiss laws and regulations, are as follows:

SECURITIES BORROWING AND LENDING
Under IAS only the cash collateral delivered or received is recognized in the balance sheet. There is no recognition or derecognition for the securities received or delivered. Up to 31 December 1999, the Swiss requirement was to recognize the securities received or delivered in the balance sheet along with any collateral in respect of those securities for which control is transferred.
  For the year ended 31 December 2000 the Swiss regulators accepted the same treatment as for IAS and therefore there is no difference in the balance sheet.

TREASURY SHARES
Treasury shares is the term used to describe the holding by an enterprise of its own equity instruments. In accordance with IAS treasury shares are presented in the balance sheet as a deduction from equity. No gain or loss is recognized in the income statement on the sale, issuance, or cancellation of those shares. Consideration received is presented in the financial statement as a change in equity.
  Under Swiss requirements, treasury shares would be carried in the balance sheet (trading portfolio assets, financial investments or other liabilities) with gains and losses on the sale, issuance, or cancellation of treasury shares reflected in the income statement.

EXTRAORDINARY INCOME AND EXPENSE
Under IAS most items of income and expense arise in the course of ordinary business, and extraordinary items are expected to be rare. Under the Swiss requirements, income and expense items not directly related with the core business activities of the enterprise (e.g. sale of fixed assets or bank premises) are recorded as extraordinary income or expense.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 40   SWISS BANKING LAW REQUIREMENTS (CONTINUED)

CHF MILLION                                                   31.12.00   31.12.99(1)
------------------------------------------------------------------------------------
DIFFERENCES IN THE BALANCE SHEET
Securities borrowing and lending
 Assets
   Trading portfolio / Money market paper                                    47,401
   Due from banks / customers                                               273,093
 Liabilities
   Due to banks / customers                                                 375,080
   Trading portfolio liabilities                                            (54,586)
------------------------------------------------------------------------------------
Treasury shares
 Assets
   Trading portfolio                                                          4,561
   Financial investments                                         4,007        3,136
 Liabilities
   Other liabilities                                             2,516            0
------------------------------------------------------------------------------------
DIFFERENCES IN THE INCOME STATEMENT
Treasury shares                                                    201         (182)
------------------------------------------------------------------------------------
RECLASSIFICATION OF EXTRAORDINARY INCOME AND EXPENSE
Other income, including income from associates                    (211)      (1,726)
------------------------------------------------------------------------------------
DIFFERENCES IN THE SHAREHOLDERS' EQUITY
Share premium                                                   (2,509)
Treasury shares(1)                                               4,000        8,023
------------------------------------------------------------------------------------

(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies).

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 41 RECONCILIATION OF INTERNATIONAL ACCOUNTING STANDARDS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

NOTE 41.1 VALUATION AND INCOME RECOGNITION DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Group have been prepared in accordance with IAS. The principles of IAS differ in certain respects from United States Generally Accepted Accounting Principles ("U.S. GAAP").
  The following is a summary of the relevant significant accounting and valuation differences between IAS and U.S. GAAP.

a. PURCHASE ACCOUNTING (MERGER OF UNION BANK OF SWITZERLAND AND SWISS BANK CORPORATION)

Under IAS, the Group accounted for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation under the pooling of interests method. The balance sheets and income statements of the banks were combined and no adjustments to the carrying values of the assets and liabilities were made.
  Under U.S. GAAP, the business combination creating UBS AG is accounted for under the purchase method with Union Bank of Switzerland being considered the acquirer. Under the purchase method, the cost of acquisition is measured at fair value and the acquirer's interests in identifiable tangible assets and liabilities of the acquiree are restated to fair values at the date of acquisition. Any excess consideration paid over the fair value of net tangible assets acquired is allocated, first to identifiable intangible assets based on their fair values, if determinable, with the remainder allocated to goodwill.

GOODWILL
Under U.S. GAAP, goodwill and other intangible assets acquired are capitalized and amortized over the expected periods to be benefited with adjustments for any impairment.
  For purposes of the U.S. GAAP reconciliation, the excess of the consideration paid for Swiss Bank Corporation over the fair value of the net tangible assets received has been recorded as goodwill and is being amortized on a straight line basis over a weighted average life of 13 years beginning 29 June 1998.
  In 2000 and 1999, goodwill was reduced by CHF 211 million and CHF 118 million respectively, due to recognition of deferred tax assets of Swiss Bank Corporation which had previously been subject to valuation reserves.

OTHER PURCHASE ACCOUNTING ADJUSTMENTS
Under U.S. GAAP, the results of operations of Swiss Bank Corporation would have been included in the Group's consolidated financial statements beginning 29 June 1998. For purposes of the U.S. GAAP reconciliation, Swiss Bank Corporation's Net profit for the six-month period ended 29 June 1998 has been excluded from the Group's Net profit. For purposes of the U.S. GAAP reconciliation, the restatement of Swiss Bank Corporation's net assets to fair value resulted in decreasing net tangible assets by CHF 1,077 million. This amount will be amortized over a period ranging from two years to 20 years.

b. HARMONIZATION OF ACCOUNTING POLICIES

The business combination noted above was accounted for under the pooling of interests method under IAS. Under the pooling interest method of accounting, a single uniform set of accounting policies was adopted and applied to all periods presented. This resulted in a restatement of 1997 Shareholders' equity and Net loss.
  U.S. GAAP requires that accounting changes be accounted for in the income statement in the period the change is made. For purposes of the U.S. GAAP reconciliation the accounting policy harmonization recorded in 1997 was reversed because the business combination noted above is being accounted for under the purchase method and the impact of the accounting changes was recorded in 1998.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

HARMONIZATION OF ACCOUNTING POLICIES

The income statement effect of this conforming adjustment was as follows:

CHF million
For the year ended                                            31.12.99          31.12.98
----------------------------------------------------------------------------------------
Depreciation policies                                              (20)             (338)
Credit risk adjustments on derivatives                               0              (193)
Policies for other real estate                                       0              (140)
Retirement benefit and equity participation plans                    0               (47)
Settlement-risk adjustments on derivatives                           0               (33)
----------------------------------------------------------------------------------------
TOTAL                                                              (20)             (751)
----------------------------------------------------------------------------------------

There was no income statement effect after year 1999.

c. RESTRUCTURING PROVISION

Under IAS, restructuring provisions are recognized when a legal or constructive obligation has been incurred. In 1997, the Group recognized a CHF 7,000 million restructuring provision to cover personnel, IT, premises and other costs associated with combining and restructuring the merged Group. A further CHF 300 million provision was recognized in 1999, reflecting the impact of increased precision in the estimation of certain leased and owned property costs.
  Under U.S. GAAP, the criteria for establishing restructuring provisions were more stringent than under IAS prior to 2000. For purposes of the U.S. GAAP reconciliation, the aggregate CHF 7,300 million restructuring provision was reversed. As a result of the business combination with Swiss Bank Corporation and the decision to combine and streamline certain activities of the banks for the purpose of reducing costs and improving efficiencies, Union Bank of Switzerland recognized a restructuring provision of CHF 1,575 million during 1998 for purposes of the U.S. GAAP reconciliation. CHF 759 million of this provision related to estimated costs for restructuring the operations and activities of Swiss Bank Corporation and that amount was recorded as a liability of the acquired business. The remaining CHF 816 million of estimated costs were charged to restructuring expense during 1998. The reserve is expected to be substantially utilized by 2001.
  The U.S. GAAP restructuring provision was adjusted in 1999 (increase of CHF 600 million) and 2000 (increase of CHF 130 million) as shown in the table below.
  During 2000, the IAS requirements for restructuring provisions were changed such that they became substantially identical to the U.S. GAAP requirements. As of 31 December 2000, the remaining IAS provision was higher than the remaining U.S. GAAP provision by approximately CHF 114 million. This amount represents an accrual permitted under IAS for lease costs on properties to be vacated. Under U.S. GAAP, such costs may not be recognized until the premises are actually vacated.

RESTRUCTURING PROVISION

The usage of the U.S. GAAP restructuring provision was as follows:

                                      BALANCE    REVISION    USAGE   BALANCE    REVISION    USAGE   BALANCE     USAGE   PROVISION
CHF MILLION                           31.12.00     2000      2000    31.12.99     1999      1999    31.12.98    1998      1998
---------------------------------------------------------------------------------------------------------------------------------
Personnel                                  422        (71)    (188)       681        553     (254)       382     (374)        756
Premises                                   143        194     (291)       240        179     (244)       305      (27)        332
IT                                          31         67      (63)        27          7       (5)        25      (68)         93
Other                                       20        (60)     (49)       129       (139)     (45)       313      (81)        394
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                      616        130     (591)     1,077        600     (548)     1,025     (550)      1,575
---------------------------------------------------------------------------------------------------------------------------------

Additionally, for purposes of the U.S. GAAP reconciliation, CHF 138 million, CHF 150 million and CHF 273 million of restructuring costs were expensed as incurred in 2000, 1999 and 1998, respectively.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

d. DERIVATIVES INSTRUMENTS HELD OR ISSUED FOR NON-TRADING PURPOSES

Under IAS, the Group recognizes transactions in derivative instruments hedging non-trading positions in the income statement using the accrual or deferral method, which is generally the same accounting as the underlying item being hedged.
  U.S. GAAP requires that derivatives be reported at fair value with changes in fair value recorded in income unless specified criteria are met to obtain hedge accounting treatment (accrual or deferral method).
  The Group does not comply with all of the criteria necessary to obtain hedge accounting treatment under U.S. GAAP. Accordingly, for purposes of the U.S. GAAP reconciliation, derivative instruments held or issued for non-trading purposes that did not meet U.S. GAAP hedging criteria have been carried at fair value with changes in fair value recognized as adjustments to Net trading income.

e. FINANCIAL INVESTMENTS

Under IAS, financial investments are classified as either current investments or long-term investments. The Group considers current financial investments to be held for sale and carried at lower of cost or market value ("LOCOM"). The Group accounts for long-term financial investments at cost, less any permanent impairments.
  Under U.S. GAAP, investments are classified as either held to maturity (essentially debt securities) which are carried at amortized cost or available for sale (debt and marketable equity securities), which are carried at fair value with changes in fair value recorded as a separate component of Shareholders' equity. Realized gains and losses are recognized in net profit in the period sold.
  For purposes of the U.S. GAAP reconciliation, marketable equity securities are adjusted from LOCOM to fair value and classified as available for sale investments. Held to maturity investments that do not meet U.S. GAAP criteria are also reclassified to the available for sale category. Unrealized gains or unrealized losses relating to these investments are recorded as a component of Shareholders' equity.

f. RETIREMENT BENEFIT PLANS

Under IAS, the Group has recorded pension expense based on a specific method of actuarial valuation of projected plan liabilities for accrued service including future expected salary increases and expected return on plan assets. Plan assets are held in a separate trust to satisfy plan liabilities. Plan assets are recorded at fair value. The recognition of a prepaid asset on the books of the Group is subject to certain limitations. These limitations generally cause amounts recognized as expense to equal amounts funded in the same period. Any amount not recognized as a prepaid asset and the corresponding impact on pension expense has been disclosed in the financial statements.
  Generally, under U.S. GAAP, pension expense is based on the same method of valuation of liabilities and assets as under IAS. Differences in the levels of expense and liabilities (or prepaid assets) exist due to the different transition date rules and the stricter provisions for recognition of a prepaid asset.
  As a result of the merger of the benefit plans of Union Bank of Switzerland and Swiss Bank Corporation, there was a one time increase of the vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation by CHF 3,525 million. Under IAS this resulted in a one time charge to income which was offset by the recognition of assets (previously unrecognized due to certain limitations under IAS).
  Under U.S. GAAP, in a business combination that is accounted for under the purchase method, the assignment of the purchase price to individual assets acquired and liabilities assumed must include a liability for the projected plan liabilities in excess of plan assets or an asset for plan assets in excess of the projected plan liabilities, thereby recognizing any previously existing unrecognized net gains or losses, unrecognized prior service cost, or unrecognized net liabilities or assets.
  For purposes of the U.S. GAAP reconciliation, the Group recorded a prepaid asset for the Union Bank of Switzerland plans as of 1 January 1998. Swiss Bank Corporation recorded a purchase accounting adjustment to recognize its prepaid asset at 29 June 1998. The recognition of these assets impacts the pension expense recorded under U.S. GAAP versus IAS. The assets recognized under IAS

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

(which had been previously unrecognized due to certain limitations under IAS) were already recognized under U.S. GAAP due to the absence of such limitations under U.S. GAAP.

G. OTHER EMPLOYEE BENEFITS

Under IAS, the Group has recorded expenses and liabilities for post-retirement benefits determined under a methodology similar to that described above under retirement benefit plans.
  Under U.S. GAAP, expenses and liabilities for post-retirement benefits would be determined under a similar methodology as under IAS. Differences in the levels of expenses and liabilities have occurred due to different transition date rules and the treatment of the merger of Union Bank of Switzerland and Swiss Bank Corporation under the purchase method.

H. EQUITY PARTICIPATION PLANS

IAS does not specifically address the recognition and measurement requirements for equity participation plans.
  U.S. GAAP permits the recognition of compensation cost on the grant date for the estimated fair value of equity instruments issued (Statement of Financial Accounting Standard "SFAS" No. 123) or based on the intrinsic value of equity instruments issued (Accounting Principles Board "APB" No. 25), with the disclosure of the pro forma effects of equity participation plans on net profit and earnings per share, as if the fair value had been recorded on the grant date. The Group recognizes only intrinsic values at the grant date with subsequent changes in value not recognized.
  For purposes of the U.S. GAAP reconciliation, certain of the Group's option awards have been determined to be variable pursuant to APB No. 25, primarily because they may be settled in cash or the Group has offered to hedge their value. Additional compensation expense from these options awards for the years ended 31 December 2000, 1999 and 1998, is CHF 85 million, CHF 41 million and CHF 1 million, respectively. In addition, certain of the Group's equity participation plans provide for deferral and diversification of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on the Group's balance sheet for U.S. GAAP presentation. The net effect on income of recording these assets and liabilities is a debit to expense of CHF 82 million, CHF 8 million and nil for the years ended 31 December 2000, 1999 and 1998, respectively.

I. SOFTWARE CAPITALIZATION

Under IAS, effective 1 January 2000, certain costs associated with the acquisitions or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the Income statement over estimated lives. Under U.S. GAAP, the same principle applies, however this standard was effective 1 January 1999. For purposes of the U.S. GAAP reconciliation, the costs associated with the acquisition or development of internal use software that met the U.S. GAAP software capitalization criteria in 1999 have been reversed from Operating expenses and amortized over a life of two years once it is ready for its intended use. From 1 January 2000, the only remaining reconciliation item is the amortization of software capitalized in 1999 for U.S. GAAP purposes.

J. TRADING IN OWN SHARES AND DERIVATIVES ON OWN SHARES

As of 1 January 2000, upon adoption of the Standing Interpretations Committee's ("SIC") interpretation 16 "Share Capital - Reacquired Own Equity Instruments (Treasury Shares)" for IAS, all own shares are treated as treasury shares and reduce total shareholders' equity. This applies also to the number of shares outstanding. Derivatives on own shares are classified as assets, liabilities or in shareholders' equity depending upon the manner of settlement. As a result of this adoption, there is no difference between IAS and U.S. GAAP. For 1999 and 1998, figures have been retroactively restated (see Note 1, Summary of Significant Accounting Policies).

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

K. RECENTLY ISSUED US ACCOUNTING STANDARDS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In June 1998, the US Financial Accounting Standards board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended, is required to be adopted for financial statements as of 1 January 2001. The standard establishes accounting and reporting standards for derivative instruments, including certain derivative instrument embedded in other contracts, and for hedging activities. Under International Accounting Standards, the Group is not required to comply with all the criteria necessary to obtain hedge accounting under U.S. GAAP. Accordingly, for future U.S. GAAP reconciliation, derivative instruments held or issued for non-trading purposes that do not meet U.S. GAAP hedging criteria under SFAS No. 133 will be carried at fair value with changes in fair value recognized as adjustments to trading income. The specific impact on earnings and financial position as a result of SFAS No. 133 is not possible to quantify as the Group will be complying with hedge accounting criteria necessary to obtain hedge accounting for certain activity, but not all.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES
In 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". That statement provided standards for distinguishing transfers of financial assets that are sales from those that are financing transactions. In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - a replacement of SFAS No. 125". SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain new disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. Generally, the new provisions of this standard are to be applied prospectively and become effective 31 March 2001. However, certain recognition and classification requirements for collateral and disclosures for collateral and securitization transactions have been adopted by the Group as of 31 December 2000. Adoption of the remaining provisions of this revised accounting standard is not expected to have a material impact on the Group.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 41.2 RECONCILIATION OF IAS SHAREHOLDERS' EQUITY AND NET PROFIT/LOSS TO U.S. GAAP

                                                    Shareholders' equity              Net profit/(loss)
                                               ------------------------------   ------------------------------
CHF MILLION                                    31.12.00   31.12.99   31.12.98   31.12.00   31.12.99   31.12.98
--------------------------------------------------------------------------------------------------------------
AMOUNTS DETERMINED IN ACCORDANCE WITH IAS        44,833     30,608     28,794      7,792      6,153      2,972
Adjustments in respect of
a. SBC purchase accounting:
  Goodwill                                       17,835     19,765     21,612     (1,719)    (1,729)      (864)
  Other purchase accounting adjustments            (808)      (858)      (895)        50         37     (2,415)
b. Harmonization of accounting policies               0          0         20          0        (20)      (751)
c. Restructuring provision                          112        350       1948       (238)    (1,598)    (3,982)
d. Derivative instruments held or issued for
   non-trading purposes                            (857)       507      1,052     (1,353)      (545)      (405)
e. Financial investments                            379         52        108         28         36         23
f. Retirement benefit plans                       1,898      1,839      1,858         59        (19)        88
g. Other employee benefits                          (16)       (24)       (26)         8          2        (20)
h. Equity participation plans                      (311)      (113)       (40)      (167)       (47)        (1)
i. Software capitalization                          229        389          0       (160)       389          0
Tax adjustments                                    (334)      (682)       330        137        178      1,690
--------------------------------------------------------------------------------------------------------------
TOTAL ADJUSTMENTS                                18,127     21,225     25,967     (3,355)    (3,316)    (6,637)
--------------------------------------------------------------------------------------------------------------

AMOUNTS DETERMINED IN ACCORDANCE WITH U.S.
GAAP                                             62,960     51,833     54,761      4,437      2,837     (3,665)
--------------------------------------------------------------------------------------------------------------

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 41.3   EARNINGS PER SHARE

Under IAS and U.S. GAAP, basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

The computations of basic and diluted EPS for the years ended 31 December 2000, 31 December 1999 and 31 December 1998 are presented in the following table. The adjustment in 1998 is due to the difference in weighted average shares calculated under purchase accounting for U.S. GAAP versus the pooling method under IAS for the Union Bank of Switzerland merger with Swiss Bank Corporation on 29 June 1998. There is otherwise no difference between IAS and U.S. GAAP for the calculation of weighted average shares for EPS.

                                                                                            % change from
FOR THE YEAR ENDED                             31.12.00       31.12.99        31.12.98        31.12.99
---------------------------------------------------------------------------------------------------------
NET PROFIT / (LOSS) AVAILABLE
FOR BASIC EARNINGS PER SHARE (CHF MILLION)
IAS                                                 7,792          6,153           2,972               27
U.S. GAAP                                           4,437          2,837          (3,665)              56
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING
IAS                                           403,029,309    404,742,482     405,222,295                0
U.S. GAAP                                     403,029,309    404,742,482     414,609,886                0
BASIC EARNINGS / (LOSS) PER SHARE (CHF)
IAS                                                 19.33          15.20            7.33               27
U.S. GAAP                                           11.01           7.01           (8.84)              57

NET PROFIT / (LOSS) AVAILABLE
FOR DILUTED EARNINGS PER SHARE (CHF MILLION)
IAS                                                 7,778          6,153           2,972               26
U.S. GAAP                                           4,423          2,837          (3,665)              56
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING
IAS                                           408,525,900    408,375,152      412,881,04(1)             0
U.S. GAAP                                     408,525,900    408,375,152     414,609,886(1)             0
DILUTED EARNINGS / (LOSS) PER SHARE (CHF)
IAS                                                 19.04          15.07            7.20               26
U.S. GAAP                                           10.83           6.95           (8.84)(1)            56
---------------------------------------------------------------------------------------------------------

The following are adjustments to the calculation of weighted average outstanding common shares which result from valuation and presentation differences between IAS and U.S. GAAP:

WEIGHTED AVERAGE SHARES OUTSTANDING            31.12.00       31.12.99        31.12.98
---------------------------------------------------------------------------------------------------------
Basic weighted-average ordinary shares (IAS)  403,029,309    404,742,482     405,222,295
add: Treasury shares adjustments                        0              0       9,387,591
Basic weighted-average ordinary shares (U.S.
GAAP)                                         403,029,309    404,742,482     414,609,886
---------------------------------------------------------------------------------------------------------

(1) No potential ordinary shares may be included in the computation of any diluted per-share amount when a loss from continuing operations exists.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 41.4   PRESENTATION DIFFERENCES BETWEEN IAS AND U.S. GAAP

In addition to the differences in valuation and income recognition, other differences, essentially related to presentation, exist between IAS and U.S. GAAP. Although these differences do not cause differences between IAS and U.S. GAAP reported shareholders' equity and net profit, it may be useful to understand them to interpret the financial statements presented in accordance with U.S. GAAP. The following is a summary of presentation differences that relate to the basic IAS financial statements.

1. PURCHASE ACCOUNTING
As described in Note 42.1, under U.S. GAAP the business combination creating UBS AG was accounted for under the purchase method with Union Bank of Switzerland being considered the acquirer. In the U.S. GAAP Condensed Consolidated Balance Sheet, the assets and liabilities of Swiss Bank Corporation have been restated to fair value at the date of acquisition (29 June 1998). In addition, the following table presents summarized financial results of SBC for the period from 1 January to 29 June 1998 which, under U.S. GAAP, would be excluded from the U.S. GAAP condensed consolidated Income statement for the year ended 31 December 1998.

2. SETTLEMENT DATE VS. TRADE DATE ACCOUNTING
The Group's transactions from securities activities are recorded on the settlement date for balance sheet and on the trade date for income statement purposes. This results in recording an off-balance sheet forward transaction during the period between the trade date and the settlement date. Forward positions relating to trading activities are revalued to fair value and any unrealized profits and losses are recognized in Net profit.
  Under U.S. GAAP, trade date accounting is required for purchases and sales of securities. For purposes of U.S. GAAP presentation, all purchases and sales of securities previously recorded on settlement date have been recorded as of trade date for balance sheet purposes. Trade date accounting has resulted in receivables and payables to broker-dealers and clearing organizations recorded in Other assets and Other liabilities.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

SBC'S SUMMARIZED INCOME STATEMENT
FOR THE PERIOD 1 JANUARY 1998 TO 29 JUNE 1998

CHF million
-------------------------------------------------------------------
OPERATING INCOME
Interest income                                               8,205
Less: Interest expense                                        6,630
-------------------------------------------------------------------
Net interest income                                           1,575
Less: Credit loss expense                                       164
-------------------------------------------------------------------
Total                                                         1,411
-------------------------------------------------------------------
Net fee and commission income                                 3,701
Net trading income                                            2,135
Income from disposal of associates and subsidiaries           1,035
Other income                                                    364
-------------------------------------------------------------------
TOTAL                                                         8,646
-------------------------------------------------------------------
OPERATING EXPENSES
Personnel                                                     3,128
General and administrative                                    1,842
Depreciation and amortization                                   511
-------------------------------------------------------------------
TOTAL                                                         5,481
-------------------------------------------------------------------
OPERATING PROFIT BEFORE TAXES AND MINORITY INTERESTS          3,165
-------------------------------------------------------------------
Tax expense                                                     552
-------------------------------------------------------------------
PROFIT                                                        2,613
-------------------------------------------------------------------
Less: Minority interests                                         (1)
-------------------------------------------------------------------
NET PROFIT                                                    2,614
-------------------------------------------------------------------

3. SECURITIES LENDING, SECURITIES BORROWING, REPURCHASE, REVERSE REPURCHASE AND OTHER COLLATERALIZED TRANSACTIONS
Under IAS, the Group's repurchase agreements and securities lending are accounted for as collateralized borrowings. Reverse repurchase agreements and securities borrowing are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.
  Under U.S. GAAP, these transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. U.S. GAAP (SFAS No. 125) required recognition of securities collateral controlled, and an offsetting obligation to return such securities collateral on certain financing transactions, when specific control conditions existed. Pursuant to the guidance in SFAS No. 140, Accounting for Transfers of Servicing of Financial Assets and Extinguishment of Liabilities (a replacement of SFAS No. 125) issued in 2000, the Group has restated its 1999 U.S. GAAP Balance sheet to derecognize securities collateral received that are no longer required to be recognized.
  Additionally, SFAS No. 140 requires segregation of the balance, as of 31 December 2000, of the Group's Trading portfolio assets which it has pledged under agreements permitting the transferee to repledge or resell such collateral. For presentation purposes, such reclassifications are reflected in the U.S. GAAP Balance Sheet in Trading portfolio assets, pledged.

4. FINANCIAL INVESTMENTS
Under IAS, the Group's private equity investments, real estate held for sale and non-marketable equity financial investments have been included in Financial investments.
  Under U.S. GAAP, private equity investments, real estate held for sale and non-marketable financial investments generally are

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

reported in Other assets or reported as a separate caption in the Balance sheet.
  For purposes of U.S. GAAP presentation, private equity investments are reported as a separate caption in the Balance sheet and real estate held for sale and non-marketable equity financial investments are reported in Other assets.

5. EQUITY PARTICIPATION PLANS
Certain of the Group's equity participation plans provide for deferral and diversification of the awards. The shares and other diversified instruments are held in trusts for the participants. Certain of these trusts are recorded on the Group's balance sheet for U.S. GAAP presentation, the effect of which is to increase assets by CHF 1,298 million and CHF 655 million, liabilities by CHF 1,377 million and CHF 717 million, and decrease shareholders' equity by CHF 69 million and CHF 62 million (for UBS AG shares held by the trusts which are treated as treasury shares) at 31 December 2000 and 31 December 1999, respectively.

6. NET TRADING INCOME
The Group has implemented a change in accounting policy for interest and dividend income and expenses on trading related assets and liabilities (see Note 1, Summary of Significant Accounting Policies). For the years ended 31 December 1999 and 31 December 1998, figures have been retroactively restated. As a result of this change, there is no longer a difference between IAS and U.S. GAAP.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 41.5   CONSOLIDATED INCOME STATEMENT

The following is a Consolidated Income Statement of the Group, for the years ended 31 December 2000, 31 December 1999 and 31 December 1998, restated to reflect the impact of valuation and income recognition differences and presentation differences between IAS and U.S. GAAP.

                                                          31.12.00             31.12.99(1)           31.12.98(1)
For the year ended                                   -------------------   -------------------   -------------------
CHF million                          Reference       U.S. GAAP     IAS     U.S. GAAP     IAS     U.S. GAAP     IAS
--------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income                            a, d, 1     51,565     51,745     35,404     35,604     29,136     37,442
Less: Interest expense                        a, 1    (43,584)   (43,615)   (29,660)   (29,695)   (25,773)   (32,424)
--------------------------------------------------------------------------------------------------------------------
Net interest income                                     7,981      8,130      5,744      5,909      3,363      5,018
Less: Credit loss expense                        1        130        130       (956)      (956)      (787)      (951)
--------------------------------------------------------------------------------------------------------------------
Total                                                   8,111      8,260      4,788      4,953      2,576      4,067
--------------------------------------------------------------------------------------------------------------------
Net fee and commission income                    1     16,703     16,703     12,607     12,607      8,925     12,626
Net trading income                         b, d, 1      8,597      9,953      7,174      7,719        455      3,313
Net gains from disposal of
associates and subsidiaries                      1         83         83      1,821      1,821         84      1,119
Other income                               b, e, 1      1,431      1,403      1,361      1,325        641      1,122
--------------------------------------------------------------------------------------------------------------------
Total                                                  34,925     36,402     27,751     28,425     12,681     22,247
--------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Personnel                         b, c, f, g, h, 1     17,262     17,163     12,483     12,577      7,938      9,816
General and administrative              a, c, i, 1      6,813      6,765      6,664      6,098      6,259      6,735
Depreciation and amortization           a, b, i, 1      3,952      2,275      3,454      1,857      2,403      1,825
Restructuring costs                              c        191          0        750          0      1,089          0
--------------------------------------------------------------------------------------------------------------------
Total                                                  28,218     26,203     23,351     20,532     17,689     18,376
--------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT/(LOSS) BEFORE
TAX AND MINORITY INTERESTS                              6,707     10,199      4,400      7,893     (5,008)     3,871
--------------------------------------------------------------------------------------------------------------------
Tax expense/(benefit)                            1      2,183      2,320      1,509      1,686     (1,339)       904
--------------------------------------------------------------------------------------------------------------------
NET PROFIT/(LOSS) BEFORE
MINORITY INTERESTS                                      4,524      7,879      2,891      6,207     (3,669)     2,967
--------------------------------------------------------------------------------------------------------------------
Minority interests                               1        (87)       (87)       (54)       (54)         4          5
--------------------------------------------------------------------------------------------------------------------
NET PROFIT/(LOSS)                                       4,437      7,792      2,837      6,153     (3,665)     2,972
--------------------------------------------------------------------------------------------------------------------

(1) Certain IAS and U.S. GAAP 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1, Summary of Significant Accounting Policies).

Note: References above coincide with the discussions in Note 41.1 and Note 41.4. These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 41.6   CONSOLIDATED BALANCE SHEET

The following is a Consolidated Balance Sheet of the Group, as of 31 December 2000 and 31 December 1999 restated to reflect the impact of valuation and income recognition principles and presentation differences between IAS and U.S. GAAP.

                                                                          31.12.00           31.12.99(1)
                                                                    --------------------  ------------------
             CHF million                      Reference             U.S. GAAP     IAS     U.S. GAAP    IAS
------------------------------------------------------------------------------------------------------------
ASSETS
Cash and balances with central banks                                    2,979      2,979      5,073    5,073
Money market paper                                                     66,454     66,454     69,717   69,717
Due from banks                                            a, 3         29,182     29,147     29,954   29,907
Cash collateral on securities borrowed                                177,857    177,857    113,162  113,162
Reverse repurchase agreements                                         193,801    193,801    132,391  132,391
Trading portfolio assets                                b, 2,3        197,048    253,296    184,085  211,932
Trading portfolio assets, pledged                            3         59,448
Positive replacement values                                  2         57,775     57,875     62,294   62,957
Loans, net of allowance for credit
 losses                                                   a, 3        245,214    244,842    235,401  234,858
Financial investments                                  b, e, 4          7,807     16,405      2,378    7,039
Accrued income and prepaid expenses                                     7,062      7,062      5,167    5,167
Investments in associates                                                 880        880      1,102    1,102
Property and equipment                                 a, b, i          9,692      8,910      9,655    8,701
Intangible assets and goodwill                               a         35,726     19,537     21,428    3,543
Private equity investments                                   4          6,658          0      3,001        0
Other assets                            b, d, f, g, h, 2, 4, 5         26,971      8,507     18,717   11,007
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        1,124,554  1,087,552    893,525  896,556
------------------------------------------------------------------------------------------------------------
LIABILITIES
Money market paper issued                                    a         74,780     74,780     64,655   64,655
Due to banks                                                 3         82,240     82,240     76,363   76,365
Cash collateral on securities lent                           3         23,418     23,418     12,832   12,832
Repurchase agreements                                        3        295,513    295,513    173,840  196,914
Trading portfolio liabilities                             2, 3         87,832     82,632     52,658   54,638
Negative replacement values                                  2         75,423     75,923     95,004   95,786
Due to customers                                          a, 3        310,686    310,679    279,971  279,960
Accrued expenses and deferred income                                   21,038     21,038     12,040   12,040
Long-term debt                                               a         54,970     54,855     56,049   56,332
Other liabilities                       a, b, c, d, e, h, 2, 3         32,809     18,756     17,846   15,992
------------------------------------------------------------------------------------------------------------
Total liabilities                                                   1,058,709  1,039,834    841,258  865,514
------------------------------------------------------------------------------------------------------------
Minority interests                                                      2,885      2,885        434      434
------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                             62,960     44,833     51,833   30,608
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY      1,124,554  1,087,552    893,525  896,556
------------------------------------------------------------------------------------------------------------

(1) Certain IAS and U.S. GAAP 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1, Summary of Significant Accounting Policies).

Note: References above coincide with the discussions in Note 41.1 and Note 41.4. These references indicate which IAS and U.S. GAAP adjustments affect an individual financial statement caption.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 41.7   COMPREHENSIVE INCOME

Comprehensive income is defined as the change in Shareholders' equity excluding transactions with shareholders. Comprehensive income has two major components:
Net profit, as reported in the income statement, and Other comprehensive income. Other comprehensive income includes such items as foreign currency translation and unrealized gains in available-for-sale securities. The components and accumulated other comprehensive income amounts for the years ended 31 December 2000, 31 December 1999 and 31 December 1998 are as follows:

                                                                 Unrealized       Accumulated
                                                   Foreign        gains in           other
                                                  currency     available-for-    comprehensive   Comprehensive
                  CHF million                    translation   sale securities      income          income
--------------------------------------------------------------------------------------------------------------
BALANCE, 1 JANUARY 1998                                 (111)               47             (64)
Net loss                                                                                                (3,665)
Other comprehensive income:
Foreign currency translation                            (345)                             (345)
Unrealized gains, arising during the year, net
of CHF 89 million tax                                                      267             267
Reclassification adjustment for gains realized
in net profit, net of CHF 76 million tax                                  (229)           (229)           (307)
--------------------------------------------------------------------------------------------------------------
Comprehensive loss                                                                                      (3,972)
--------------------------------------------------------------------------------------------------------------
BALANCE, 31 DECEMBER 1998                               (456)               85            (371)
--------------------------------------------------------------------------------------------------------------

NET PROFIT                                                                                               2,837
Other comprehensive income:
Foreign currency translation                              14                                14
Unrealized gains, arising during the year, net
of CHF 18 million tax                                                       74              74
Reclassification adjustment for gains realized
in net profit, net of CHF 40 million tax                                  (143)           (143)            (55)
--------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                     2,782
--------------------------------------------------------------------------------------------------------------
BALANCE, 31 DECEMBER 1999                               (442)               16            (426)
--------------------------------------------------------------------------------------------------------------

NET PROFIT                                                                                               4,437
Other comprehensive income:
Foreign currency translation                            (245)                             (245)
Unrealized gains, arising during the year, net
of CHF 152 million tax                                                     456             456
Reclassification adjustment for gains realized
in net profit, net of CHF 40 million tax                                  (121)           (121)             90
--------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                     4,527
--------------------------------------------------------------------------------------------------------------
BALANCE, 31 DECEMBER 2000                               (687)              351            (336)
--------------------------------------------------------------------------------------------------------------

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

NOTE 42   ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

In addition to the differences in valuation and income recognition and presentation, disclosure differences exist between IAS and U.S. GAAP. The following are additional U.S. GAAP disclosures that relate to the basic financial statements.

NOTE 42.1   BUSINESS COMBINATIONS

On 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation consummated a merger of the banks, resulting in the formation of UBS AG. New shares totaling 428,746,982 were issued exclusively for the exchange of the existing shares of Union Bank of Switzerland and Swiss Bank Corporation. Under the terms of the merger agreement, Union Bank of Switzerland shareholders received 5 registered shares for each bearer share held and 1 registered share for each registered share held, totaling 257,500,000 shares of UBS AG. Swiss Bank Corporation shareholders received 11/13 registered shares of the Group for each Swiss Bank Corporation registered share held, totaling 171,246,982 shares. The combined share capital amounted to CHF 5,754 million. As a result of the exchange of shares, CHF 1,467 million were transferred from share capital to the share premium account. The merger was accounted for under the pooling of interests method and, accordingly, the information included in the financial statements presents the combined results of Union Bank of Switzerland and Swiss Bank Corporation as if the merger had been in effect for all periods presented.
  Summarized results of operations of the separate companies for the period from 1 January 1998 through 29 June 1998, the date of combination, are as follows:

                                                                Union Bank      Swiss Bank
                        CHF million                           of Switzerland    Corporation
-------------------------------------------------------------------------------------------
Total operating income                                                 5,702          8,646
Net profit                                                               739          2,614
-------------------------------------------------------------------------------------------

As a result of the merger, the Group harmonized its accounting policies that have been retrospectively applied for the restatement of comparative information and opening retained earnings at 1 January 1997. As a result, adjustments were required for the accounting for treasury shares, netting of balance sheet items, repurchase agreements, depreciation, and employee share plans.

Summarized results of operations of the separate companies for the year ended 31 December 1997 are as follows:

                                                              Total operating
                        CHF million                               income         Net loss
-----------------------------------------------------------------------------------------
Union Bank of Switzerland                                              13,114        (129)
Swiss Bank Corporation                                                 13,026        (248)
-----------------------------------------------------------------------------------------
Total as previously reported                                           26,140        (377)
Impact of accounting policy harmonization                              (1,260)       (290)
-----------------------------------------------------------------------------------------
CONSOLIDATED                                                           24,880        (667)
-----------------------------------------------------------------------------------------

Prior to 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation entered into certain transactions with each other in the normal course of business. These intercompany transactions have been eliminated in the accompanying financial statements.

UBS GROUP FINANCIAL STATEMENTS
NOTES TO THE FINANCIAL STATEMENTS

NOTE 42.2   FINANCIAL INVESTMENTS

See Note 15 for information on financial investments. The following table summarizes the Group's financial investments as of 31 December 2000 and 31 December 1999:

                                                                          Gross       Gross
                                                             Amortized  unrealized  unrealized      Fair
                        CHF million                            cost       gains       losses        value
---------------------------------------------------------------------------------------------------------
31 DECEMBER 2000
Equity securities(1)                                             1,147         447           6      1,588
Debt securities issued by the Swiss national government and
agencies                                                            34           2           0         36
Debt securities issued by Swiss local governments                   46           1           1         46
Debt securities issued by the U.S. Treasury and agencies             0           0           0          0
Debt securities issued by foreign governments and official
institutions                                                     4,852           7           3      4,856
Corporate debt securities                                        1,139           5           1      1,143
Mortgage-backed securities                                          47           0           0         47
Other debt securities                                               88           4           0         92
---------------------------------------------------------------------------------------------------------
TOTAL                                                            7,353         466          11      7,808
---------------------------------------------------------------------------------------------------------

31 DECEMBER 1999
Equity securities 1                                                388           3          14        377
Debt securities issued by the Swiss national government and
agencies                                                            78           3           0         81
Debt securities issued by Swiss local governments                   81           3           1         83
Debt securities issued by the U.S. Treasury and agencies           410           0           0        410
Debt securities issued by foreign governments and official
institutions                                                       321           6           1        326
Corporate debt securities                                          851          24           6        869
Mortgage-backed securities                                         109           1           1        109
Other debt securities                                              120           3           0        123
---------------------------------------------------------------------------------------------------------
TOTAL                                                            2,358          43          23      2,378
---------------------------------------------------------------------------------------------------------

(1) The LOCOM value of the equity securities as reported in Note 15 is adjusted to cost basis for the purpose of fair value calculation.

The following table presents an analysis of the contractual maturities of the investments in debt securities as of 31 December 2000:

                                                                            1-5 years          5-10 years         Over 10 years
                                                      Within 1 year     -----------------   -----------------   -----------------
         CHF million, except percentages            Amount   Yield(%)   Amount   Yield(%)   Amount   Yield(%)   Amount   Yield(%)
---------------------------------------------------------------------------------------------------------------------------------
Swiss national government and agencies                   2       6.90       16       5.13       16       6.45        0
Swiss local governments                                  1       6.11       27       5.19       18       4.43        0
U.S. Treasury and agencies                               0                   0                   0                   0
Foreign governments and official institutions        2,451       1.62    1,236       1.80    1,165       0.85        0
Corporate debt securities                               16       5.20      917       6.02      206       2.21        0
Mortgage-backed securities                              20       6.02        5       6.54       22      14.46        0
Other debt securities                                   21       6.57       56       4.33       11       3.68        0
---------------------------------------------------------------------------------------------------------------------------------
Total amortized cost                                 2,511               2,257               1,438                   0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL MARKET VALUE                                   2,514               2,272               1,434                   0
---------------------------------------------------------------------------------------------------------------------------------

Proceeds from sales and maturities of investment securities available for sale during the year ended 31 December 2000 and the year ended 31 December 1999 were CHF 325 million and CHF 1,482 million, respectively. Gross gains of CHF 162 million and gross losses of CHF 1 million were realized in 2000 on those sales, and gross gains of CHF 180 million and gross losses of CHF 3 million were realized in 1999.

                                                  UBS GROUP FINANCIAL STATEMENTS
                                               NOTES TO THE FINANCIAL STATEMENTS

SELECTED FINANCIAL DATA

          CHF million, except where indicated
                   FOR THE YEAR ENDED                      31.12.00     31.12.99(1)   31.12.98(1)    31.12.97
---------------------------------------------------------------------------------------------------------------
INCOME STATEMENT KEY FIGURES
Interest income                                                51,745        35,604        37,442        23,669
Interest expense                                               43,615        29,695        32,424        16,733
Net interest income                                             8,130         5,909         5,018         6,936
Credit loss recovery / (expense)                                  130          (956)         (951)       (1,278)
Net interest income after credit loss expense                   8,260         4,953         4,067         5,658
Net fee and commission income                                  16,703        12,607        12,626        12,234
Net trading income                                              9,953         7,719         3,313         5,491
Other income                                                    1,486         3,146         2,241         1,497
Operating income                                               36,402        28,425        22,247        24,880
Operating expenses                                             26,203        20,532        18,376        18,636
Operating profit before tax                                    10,199         7,893         3,871         6,244
Restructuring costs                                                 0             0             0         7,000
Tax expense (benefit)                                           2,320         1,686           904          (105)
Minority interests                                                (87)          (54)            5           (16)
Net profit                                                      7,792         6,153         2,972          (667)
Cost / income ratio (%)(2)                                       72.2          69.9          79.2          71.2
Cost / income ratio before goodwill amortization
 (%)(2,3)                                                        70.4          68.7          77.7          70.7
---------------------------------------------------------------------------------------------------------------
PER SHARE DATA(CHF)
Basic earnings per share(4,7)                                   19.33         15.20          7.33         (1.59)
Basic earnings per share before goodwill(3,4,7)                 20.99         16.04          8.18
Diluted earnings per share(4,7)                                 19.04         15.07          7.20         (1.59)
Diluted earnings per share before goodwill(3,4,7)               20.67         15.90          8.03
Dividend payout ratio(%)                                        31.56         36.18         68.21
---------------------------------------------------------------------------------------------------------------
As of                                                        31.12.00   31.12.99(1)   31.12.98(1)      31.12.97
---------------------------------------------------------------------------------------------------------------
BALANCE SHEET KEY FIGURES
Total assets                                                1,087,552       896,556       861,282     1,086,414
Shareholders' equity                                           44,833        30,608        28,794        30,927
Market capitalization                                         112,666        92,642        90,720
---------------------------------------------------------------------------------------------------------------
OUTSTANDING SHARES (WEIGHTED AVERAGE)(7)
Registered ordinary shares                                433,486,003   430,497,026   429,710,128   426,994,240
Own shares to be delivered                                  2,058,212
Treasury shares                                           (32,514,906)  (25,754,544)  (24,487,833)   (7,724,236)
Shares for basic earnings per share                       403,029,309   404,742,482   405,222,295   419,270,004
---------------------------------------------------------------------------------------------------------------
BIS CAPITAL RATIOS
Tier 1 (%)                                                       11.7          10.6           9.3           8.3
Total BIS (%)                                                    15.7          14.5          13.2          12.6
Risk-weighted assets                                          273,290       273,107       303,719       345,904
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS UNDER MANAGEMENT (CHF BILLION)                     2,469         1,744         1,573
---------------------------------------------------------------------------------------------------------------
HEADCOUNT (FULL TIME EQUIVALENTS)(6)                           71,076        49,058        48,011
---------------------------------------------------------------------------------------------------------------
LONG-TERM RATINGS
Fitch, London                                                     AAA           AAA           AAA
Moody's, New York                                                 AA1           Aa1           Aa1
Standard & Poor's, New York                                       AA+           AA+           AA+
---------------------------------------------------------------------------------------------------------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation (see Note 1: Summary of Significant Accounting Policies). (2) Operating expenses/operating income before credit loss expense. (3) The amortization of goodwill and other purchased intangible assets are excluded from the calculation. (4) For EPS calculation, see Note 10 to the Financial Statements. (5) Net profit/average shareholders' equity excluding dividends. (6) The Group headcount does not include the Klinik Hirslanden AG headcount of 1,839 and 1,853 for 31 December 2000 and 31 December 1999, respectively. (7) 1999, 1998 and 1997 share figures are restated for the two-for-one share split, effective 8 May 2000.

UBS GROUP FINANCIAL STATEMENTS
REPORT OF THE GROUP AUDITORS

[Ernst & Young Logo]                                               [Letter Head]

REPORT OF THE GROUP AUDITORS

to the General Meeting of

UBS AG, ZURICH AND BASEL

Mr. Chairman,
Ladies and Gentlemen,

As auditors of the Group, we have audited the Group financial statements (income statement, balance sheet, statement of changes in equity, statement of cash flows and notes) of UBS AG for the year ended 31 December 2000.

These Group financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these Group financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards generally accepted in the United States of America as well as those promulgated by the profession in Switzerland, which require that an audit be planned and performed to obtain reasonable assurance about whether the Group financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the Group financial statements. We have also assessed the accounting principles used, significant estimates made and the overall Group financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Group financial statements give a true and fair view of the financial position, the results of operations and the cash flows in accordance with International Accounting Standards (IAS) and comply with the Swiss law.

We recommend that the Group financial statements submitted to you be approved.

BASEL, 5 MARCH 2001                           ERNST & YOUNG LTD.


                                     [PERKIN SIGNATURE]       [HECKENDORN
                                                              SIGNATURE]
                                     Roger K. Perkin          Peter Heckendorn
                                     Chartered Accountant     lic. oec.
                                     in charge of the         in charge of the
                                       audit                  audit

Enclosures

[Address Line]
 144

                           [INTENTIONALLY LEFT BLANK]

UBS AG
(PARENT BANK)

                                                            UBS AG (PARENT BANK)
                                                               TABLE OF CONTENTS

NOTE 24   INCOME TAXES (CONTINUED)

UBS AG (PARENT BANK)
TABLE OF CONTENTS

PARENT BANK REVIEW                                        148
FINANCIAL STATEMENTS                                      149
Income Statement                                          149
Balance Sheet                                             150
Statement of Appropriation of Retained Earnings           151
NOTES TO THE FINANCIAL STATEMENTS                         152
ADDITIONAL INCOME STATEMENT INFORMATION                   153
Net Trading Income                                        153
Extraordinary Income and Expenses                         153
ADDITIONAL BALANCE SHEET INFORMATION                      154
Value Adjustments and Provisions                          154
Statement of Shareholders' Equity                         154
Share Capital                                             154
OFF-BALANCE SHEET AND OTHER INFORMATION                   155
Assets Pledged or Assigned as Security for own
Obligations, Assets Subject to Reservation of Title       155
Fiduciary Transactions                                    155
Due to UBS Pension Plans, Loans to Corporate Bodies /
Related Parties                                           155
REPORT OF THE STATUTORY AUDITORS                          156

UBS AG (PARENT BANK)
PARENT BANK REVIEW

PARENT BANK REVIEW

INCOME STATEMENT

  UBS AG net profit increased CHF 1,118 million from CHF 6,788 million in 1999 to CHF 7,906 million in 2000.
  Income from investments in associates decreased to CHF 896 million in 2000, from CHF 1,669 million in 1999, mainly due to lower dividends received.
  Sundry operating expenses were CHF 614 million, up from CHF 21 million in 1999. This was mainly due to a net write-down of financial investments.
  Allowances, provisions and losses were CHF 345 million in 2000, down from CHF 1,815 million in 1999, mainly due to the release of previously established provisions as credit quality improved as a result of the strong performance of the Swiss economy in 2000.
  Extraordinary income contains CHF 496 million from the sale of former subsidiaries, down from CHF 2,100 million in 1999, and CHF 15 million from the sale of tangible fixed assets, down from CHF 417 million in 1999. It also contains CHF 139 million from the release of provisions.
  Extraordinary expenses consist mainly of losses of CHF 20 million from the sale of tangible fixed assets, compared to losses of CHF 254 million in 1999. There were no losses from the disposal of investments in associated companies in 2000, compared to losses of CHF 157 million in 1999.

BALANCE SHEET

Total assets declined by CHF 164 billion to CHF 935 billion at 31 December 2000. This decline is principally due to changes in the accounting treatment of the securities lending and borrowing business, bringing it closer into line with the treatment in UBS Group's Financial Statements.

                                                            UBS AG (PARENT BANK)
                                                            FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

INCOME STATEMENT

CHF million                                                                                 % change from
FOR THE YEAR ENDED                                           31.12.00         31.12.99        31.12.99
---------------------------------------------------------------------------------------------------------
Interest and discount income(1)                                40,375           24,172                 67
Interest and dividend income from financial assets                 93               41                127
Interest expense(1)                                           (32,161)         (18,148)                77
---------------------------------------------------------------------------------------------------------
Net interest income                                             8,307            6,065                 37
---------------------------------------------------------------------------------------------------------
Credit-related fees and commissions                               292              361                (19)
Fee and commission income from securities and investment
 business                                                       9,574            7,758                 23
Other fee and commission income                                   492              534                 (8)
Fee and commission expense                                     (1,229)            (763)                61
---------------------------------------------------------------------------------------------------------
Net fee and commission income                                   9,129            7,890                 16
---------------------------------------------------------------------------------------------------------
Net trading income(1)                                           7,378            5,593                 32
---------------------------------------------------------------------------------------------------------
Net income from disposal of financial assets                      785              440                 78
Income from investments in associated companies                   896            1,669                (46)
Income from real estate holdings                                   41               30                 37
Sundry income from ordinary activities                            380              894                (57)
Sundry ordinary expenses                                         (614)             (21)
---------------------------------------------------------------------------------------------------------
Other income from ordinary activities                           1,488            3,012                (51)
---------------------------------------------------------------------------------------------------------
OPERATING INCOME                                               26,302           22,560                 17
---------------------------------------------------------------------------------------------------------
Personnel expenses                                             10,292            9,178                 12
General and administrative expenses                             5,405            5,154                  5
---------------------------------------------------------------------------------------------------------
OPERATING EXPENSES                                             15,697           14,332                 10
---------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                               10,605            8,228                 29
---------------------------------------------------------------------------------------------------------
Depreciation and write-offs on fixed assets                     1,623              423                284
Allowances, provisions and losses                                 345            1,815                (81)
---------------------------------------------------------------------------------------------------------
PROFIT BEFORE EXTRAORDINARY ITEMS AND TAXES                     8,637            5,990                 44
---------------------------------------------------------------------------------------------------------
Extraordinary income                                              650            2,518                (74)
Extraordinary expenses                                             20              411                (95)
Tax expense / (benefit)                                         1,361            1,309                  4
---------------------------------------------------------------------------------------------------------
PROFIT FOR THE PERIOD                                           7,906            6,788                 16
---------------------------------------------------------------------------------------------------------

(1) The figures for 2000 are not comparable to 1999. See Notes to the Financial Statements for further details.

UBS AG (PARENT BANK)
FINANCIAL STATEMENTS

BALANCE SHEET

                                                                                            % change from
CHF MILLION                                                 31.12.00         31.12.99         31.12.99
---------------------------------------------------------------------------------------------------------

ASSETS
Liquid assets                                                  2,242             3,975                (44)
Money market paper                                            61,152            62,154                 (2)
Due from banks                                               243,911           356,858                (32)
Due from customers                                           175,255           195,464                (10)
Mortgage loans                                               117,830           123,151                 (4)
Trading balances in securities and precious metals           155,342           196,782                (21)
Financial assets                                              12,133             5,067                139
Investments in associated companies                           10,587             6,727                 57
Tangible fixed assets                                          5,949             5,709                  4
Accrued income and prepaid expenses                            3,239             3,555                 (9)
Positive replacement values                                  141,516           131,730                  7
Other assets                                                   6,242             7,923                (21)
---------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 935,398         1,099,095                (15)
---------------------------------------------------------------------------------------------------------
Total subordinated assets                                        805               939                (14)
Total amounts receivable from Group companies                187,724           197,211                 (5)
---------------------------------------------------------------------------------------------------------
LIABILITIES
Money market paper issued                                     36,340            47,931                (24)
Due to banks                                                 228,928           352,775                (35)
Due to customers on savings and deposit accounts              68,069            76,414                (11)
Other amounts due to customers                               263,459           341,509                (23)
Medium-term note issues                                        5,408             5,918                 (9)
Bond issues and loans from central mortgage
 institutions                                                 42,731            44,254                 (3)
Accruals and deferred income                                  11,230             8,746                 28
Negative replacement values                                  155,059           159,713                 (3)
Other liabilities                                             73,585             7,835                839
Value adjustments and provisions                               7,817            18,554                (58)
Share capital                                                  4,444             4,309                  3
General statutory reserve                                     18,047            14,528                 24
Reserve for own shares                                         4,007             3,462                 16
Other reserves                                                 8,361             6,356                 32
Profit brought forward                                             7                 3                133
Profit for the period                                          7,906             6,788                 16
---------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                            935,398         1,099,095                (15)
---------------------------------------------------------------------------------------------------------
Total subordinated liabilities                                15,302            13,362                 15
Total liabilities to Group companies                         142,263           160,055                (11)
---------------------------------------------------------------------------------------------------------

                                                            UBS AG (PARENT BANK)
                                                            FINANCIAL STATEMENTS

STATEMENT OF APPROPRIATION OF RETAINED EARNINGS

CHF million
---------------------------------------------------------------------------
The Board of Directors proposes to the Annual General
 Meeting the following appropriation:
---------------------------------------------------------------------------
Profit for the financial year 2000 as per the Parent Bank's
 Income Statement                                                     7,906
Retained earnings from prior years                                        7
Release of other reserves                                             1,764
---------------------------------------------------------------------------
Available for appropriation                                           9,677
---------------------------------------------------------------------------
Appropriation to General statutory reserve                              165
Distributed partial dividend (1.1.00-30.9.00)                         1,764
Appropriation to other reserve                                        7,748
---------------------------------------------------------------------------
Total appropriation                                                   9,677
---------------------------------------------------------------------------

The Extraordinary General Meeting on 7 September 2000 accepted a proposal to pay a partial dividend of CHF 4.50 gross per CHF 10.00 share in respect of the first three quarters of the reporting year. This payment, after deduction of 35% Swiss withholding tax, was made on 5 October 2000, to all UBS shareholders on record on 2 October 2000.

The Board of Directors proposes to repay CHF 1.60 of the par value of each CHF
10.00 share, instead of distributing a final dividend for the remaining months of the reporting year: October, November and December. This repayment would reduce the share capital by CHF 682 million and reduce the par amount per share to CHF 8.40. This proposal would be approved on the explicit condition that the revised article 622 paragraph 4 of the Swiss Code of Obligations comes into force. If the proposal is approved and the condition met, the repayment of CHF
1.60 of the par value would be made on 18 July 2001 to those shareholders who hold UBS shares on 13 July 2001, through their depository banks.

UBS AG (PARENT BANK)
NOTES TO THE FINANCIAL STATEMENTS

NOTES TO THE
FINANCIAL STATEMENTS

ACCOUNTING AND VALUATION PRINCIPLES

The Parent Bank's accounting and valuation policies are in compliance with Swiss federal banking law. The accounting and valuation policies are principally the same as outlined for the Group in Note 1 to the Group Financial Statements. Major differences between the Swiss federal banking law requirements and International Accounting Standards are described in Note 40 to the Group Financial Statements.
  In addition, the following principles are applied for the Parent Bank:

TREASURY SHARES
Treasury shares is the term used to describe a company's holdings in its own equity instruments. In accordance with IAS, treasury shares are presented in the balance sheet as a deduction from equity. No gain or loss is recognised in the income statement on the sale, issuance, or cancellation of those shares. Consideration received is presented in the financial statement as a change in equity.
  Under Swiss federal banking requirements, treasury shares are carried in the balance sheet as trading balances, financial assets or other liabilities with gains and losses on the sale, issuance or cancellation, unrealised losses on treasury shares, and unrealised gains on treasury shares included in trading balances and other liabilities reflected in the income statement.

SECURITIES BORROWING AND LENDING
At 31 December 1999, securities received or delivered were recognised in the balance sheet together with any collateral in respect of those securities for which control was transferred. At 31 December 2000, securities borrowed and lent that are collateralized by cash are included in the balance sheet at amounts equal to the collateral advanced or received. Non-cash collateral is not reflected in the balance sheet.

INVESTMENTS IN ASSOCIATED COMPANIES
Investments in associated companies are equity interests which are held on a long-term basis for the purpose of the Parent Bank's business activities. They are carried at a value no higher than their cost price.

PROPERTY AND EQUIPMENT
Bank buildings and other real estate are carried at cost less depreciation at a rate which takes account of the economic and business situation and which is permissible for tax purposes. Depreciation of computer and telecommunication equipment, as well as other equipment, fixtures and fittings is recognised on a straight-line basis over the estimated useful lives of the related assets. The useful lives of Property and Equipment are summarised in Note 1 to the Group Financial Statements.

INTEREST AND DIVIDEND INCOME ON TRADING ASSETS
In 1999, interest and dividend income and expense on trading assets and liabilities were included in Net trading income. In order to improve comparability with the main competitors, interest and dividend income and expense on trading assets and liabilities are now included in Interest income and interest expense respectively.

EXTRAORDINARY INCOME AND EXPENSES
Certain items of income and expense appear as extraordinary within the Parent Bank Financial Statements, whereas in the Group Financial Statements they are considered to be operating income or expenses and appear within the appropriate income or expense category. These are separately identified below.

TAXATION
Deferred Tax Assets, except those relating to Restructuring Provisions, and Deferred Tax Liabilities, except for a few immaterial exceptions, are not recognised in the Parent Bank Financial Statements as it is not required by Swiss federal banking law to do so.

                                                            UBS AG (PARENT BANK)
                                               NOTES TO THE FINANCIAL STATEMENTS

ADDITIONAL INCOME STATEMENT INFORMATION

NET TRADING INCOME

                        CHF million
                     FOR THE YEAR ENDED                       31.12.00         31.12.99
---------------------------------------------------------------------------------------
Foreign exchange and bank notes                                  1,151              717
Bonds and other interest rate instruments                           88            1,816
Equities                                                         6,117            3,089
Precious metals and commodities                                     22              (29)
---------------------------------------------------------------------------------------
Total                                                            7,378            5,593
---------------------------------------------------------------------------------------

EXTRAORDINARY INCOME AND EXPENSES

Extraordinary income contains CHF 496 million (1999: CHF 2,100 million) from the sale of subsidiaries, CHF 15 million (1999: CHF 417 million) from the sale of tangible fixed assets and CHF 139 million from the release of provisions no longer operationally necessary.
  Extraordinary expenses consist mainly of losses of CHF 20 million (1999: CHF 254 million) from the sale of tangible fixed assets. There were no losses from the disposal of investments in associated companies in 2000 (1999: CHF 157 million).

UBS AG (PARENT BANK)
NOTES TO THE FINANCIAL STATEMENTS

ADDITIONAL BALANCE SHEET INFORMATION

VALUE ADJUSTMENTS AND PROVISIONS

                                               Provisions   Recoveries,
                                               applied in    doubtful
                                               accordance    interest,       New        Provisions
                                               with their    currency     provisions   released and
                                  Balance at   specified    translation    charged       credited     BALANCE AT
          CHF million              31.12.99     purpose     differences   to income     to income      31.12.00
----------------------------------------------------------------------------------------------------------------
Default risks (credit and
country risk)                         12,929       (2,890)          489           0            (139)      10,389
Other business risks(1)                3,267       (1,211)          404         473               0        2,933
Capital and income taxes               1,153         (421)           (8)      1,330               0        2,054
Other provisions                       2,380         (659)         (344)        196               0        1,573
----------------------------------------------------------------------------------------------------------------
TOTAL ALLOWANCE FOR GENERAL
CREDIT LOSSES AND OTHER
PROVISIONS                            19,729       (5,181)          541       1,999            (139)      16,949
----------------------------------------------------------------------------------------------------------------
Allowances deducted from assets        1,175                                                               9,132
----------------------------------------------------------------------------------------------------------------
TOTAL PROVISIONS AS PER BALANCE
SHEET                                 18,554                                                               7,817
----------------------------------------------------------------------------------------------------------------

(1) Provisions for litigation, settlement and other business risks.

STATEMENT OF SHAREHOLDERS' EQUITY

                    CHF MILLION                       31.12.00         31.12.99         CHANGE          %
----------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Share capital at the beginning of the year               4,309            4,300              9           0
General statutory reserve                               14,528           14,295            233           2
Reserves for own shares                                  3,462              490          2,972         607
Other reserves                                           6,356           10,806         (4,450)        (41)
Retained earnings                                        6,791              653          6,138         940
----------------------------------------------------------------------------------------------------------
Total shareholders' equity at the beginning of the
period (before distribution of profit)                  35,446           30,544          4,902          16
----------------------------------------------------------------------------------------------------------
Capital increase                                           135                9            126
Increase in General statutory reserve                      215              190             25          13
Premium                                                  3,304               45          3,259
Other allocations (1)                                   (1,979)             (38)        (1,941)
Prior-year dividend                                     (2,255)          (2,092)          (163)          8
Profit for the period                                    7,906            6,788          1,118          16
----------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY AT THE END OF THE YEAR
(BEFORE DISTRIBUTION OF PROFIT)                         42,772           35,446          7,326          21
of which:
 Share capital                                           4,444            4,309            135           3
 General statutory reserve                              18,047           14,528          3,519          24
 Reserves for own shares                                 4,007            3,462            545          16
 Other reserves                                          8,361            6,356          2,005          32
 Retained earnings                                       7,913            6,791          1,122          17
----------------------------------------------------------------------------------------------------------

(1) Includes distributed partial dividend (1.1.-30.9.2000).

SHARE CAPITAL

                                                              Par value                   Ranking for dividends
                                      ---------------------------------       ---------------------------------
                                      NO. OF SHARES      CAPITAL IN CHF       NO. OF SHARES      CAPITAL IN CHF
---------------------------------------------------------------------------------------------------------------
Issued and paid up                      444,379,729       4,443,797,290         444,379,729       4,443,797,290
---------------------------------------------------------------------------------------------------------------
Conditional share capital                16,571,341         165,713,410
---------------------------------------------------------------------------------------------------------------

                                                            UBS AG (PARENT BANK)
                                               NOTES TO THE FINANCIAL STATEMENTS

OFF-BALANCE SHEET AND OTHER INFORMATION

ASSETS PLEDGED OR ASSIGNED AS SECURITY FOR OWN OBLIGATIONS, ASSETS SUBJECT TO RESERVATION OF TITLE

                                                        31.12.00                 31.12.99             Change in %
                                             -------------------      -------------------      ------------------
                                              BOOK     EFFECTIVE       BOOK     EFFECTIVE      BOOK     EFFECTIVE
                CHF MILLION                  VALUE     LIABILITY      VALUE     LIABILITY      VALUE    LIABILITY
-----------------------------------------------------------------------------------------------------------------
Money market paper                           28,355            0      35,475          702       (20)
Mortgage loans                                1,565        1,066       1,869        1,325       (16)          (20)
Securities                                   40,649       24,721       3,722          188       992
-----------------------------------------------------------------------------------------------------------------
TOTAL                                        70,569       25,787      41,066        2,215        72
-----------------------------------------------------------------------------------------------------------------

Assets are pledged as collateral for securities borrowing and repo transactions, for collateralized credit lines with central banks, loans from mortgage institutions and security deposits relating to stock exchange membership.

FIDUCIARY TRANSACTIONS

                       CHF MILLION                         31.12.00       31.12.99       CHANGE        %
----------------------------------------------------------------------------------------------------------
Deposits
with other banks                                             50,274         47,802        2,472          5
with Group banks                                                682            759          (77)       (10)
----------------------------------------------------------------------------------------------------------
Loans and other financial transactions                          403            415          (12)        (3)
----------------------------------------------------------------------------------------------------------
TOTAL                                                        51,359         48,976        2,383          5
----------------------------------------------------------------------------------------------------------

DUE TO UBS PENSION PLANS, LOANS TO CORPORATE BODIES/RELATED PARTIES

                       CHF MILLION                         31.12.00       31.12.99       CHANGE        %
----------------------------------------------------------------------------------------------------------
Due to UBS pension plans (including securities borrowed)
and UBS securities held by pension plans                      4,644          6,785       (2,141)       (32)
Loans to directors, senior executives and auditing
 bodies(1)                                                                      61          (61)      (100)
----------------------------------------------------------------------------------------------------------

(1) Loans to directors, senior executives and auditing bodies are loans to members of the Board of Directors, the Group Executive Board, the Group Managing Board and the Group's official auditors under Swiss company law. This also includes loans to companies which are controlled by these natural or legal persons.

                                                            UBS AG (PARENT BANK)
                                                REPORT OF THE STATUTORY AUDITORS

[ERNST & YOUNG LOGO]                                               [LETTER HEAD]

REPORT OF THE STATUTORY AUDITORS

to the General Meeting of

UBS AG, ZURICH AND BASEL

Mr. Chairman,
Ladies and Gentlemen,

As statutory auditors, we have audited the accounting records and the financial statements (income statement, balance sheet and notes) of UBS AG for the year ended 31 December 2000.

These financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the Swiss profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting records and financial statements and the proposed appropriation of available earnings comply with the Swiss law and the company's articles of incorporation.

We recommend that the financial statements submitted to you be approved.

BASEL, 5 MARCH 2001                           ERNST & YOUNG LTD.


                                     [PERKIN SIGNATURE]       [HECKENDORN
                                                              SIGNATURE]
                                     Roger K. Perkin          Peter Heckendorn
                                     Chartered Accountant     lic. oec.
                                     in charge of the         in charge of the
                                       audit                  audit

Enclosures

[Address Line]
 156

                                                                 INFORMATION FOR
                                                                    SHAREHOLDERS

INFORMATION FOR
SHAREHOLDERS

UBS REGISTERED SHARES (PAR VALUE CHF 10),
ISIN NUMBER CH0010740741, CUSIP NUMBER H8920G155

TICKER SYMBOLS
----------------------------------------------------------------------------------------------------------
STOCK EXCHANGE LISTINGS                                      BLOOMBERG         REUTERS            TELEKURS
----------------------------------------------------------------------------------------------------------
SWX (Swiss exchange)                                           UBSN SW         UBSZn.S           UBSN, 004
----------------------------------------------------------------------------------------------------------
NYSE (New York Stock Exchange)                                  UBS US           UBS.N             UBS, 65
----------------------------------------------------------------------------------------------------------
Tokyo                                                          8657 JP           UBS.T         N16631, 106
----------------------------------------------------------------------------------------------------------

FINANCIAL CALENDAR
Annual General Meeting                         Thursday, 26 April 2001
----------------------------------------------------------------------
Publication of first quarter 2001 results         Tuesday, 15 May 2001
----------------------------------------------------------------------
Publication of second quarter 2001 results     Tuesday, 14 August 2001
----------------------------------------------------------------------
Publication of third quarter 2001 results    Tuesday, 13 November 2001

FOR INFORMATION CONTACT              CHANGE OF ADDRESS
UBS AG                               UBS AG
Investor Relations G41B              Shareholder Services GUMV
P.O. Box                             P.O. Box
CH-8098 Zurich                       CH-8098 Zurich
Phone +41-1-234 41 00                Phone +41-1-235 62 02
Fax +41-1-234 34 15                  Fax +41-1-235 31 54
E-Mail SH-investorrelations@ubs.com  E-Mail SH-shareholder-services@ubs.com
www.ubs.com/investor-relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This communication contains statements that constitute "forward-looking statements", including, without limitation, statements relating to the implementation of strategic initiatives, including the implementation of the new European wealth management strategy and the implementation of a new business model for UBS Capital, and other statements relating to our future business development and economic performance.
While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations.
These factors include, but are not limited to, (1) general market, macro-economic, governmental and regulatory trends, (2) movements in local and international securities markets, currency exchange rates and interest rates,
(3) competitive pressures, (4) technological developments, (5) changes in the financial position or credit-worthiness of our customers, obligors and counterparties, (6) legislative developments and (7) other key factors that we have indicated could adversely affect our business and financial performance which are contained in our past and future filings and reports, including those with the SEC.
More detailed information about those factors is set forth in documents furnished by UBS and filings made by UBS with the SEC. UBS is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

FOR INFORMATION CONTACT:
UBS AG, Investor Relations G41B, P.O. Box, CH-8098 Zurich
Phone: +41-1-234 41 00, Fax: +41-1-234 34 15
E-mail: SH-investorrelations@ubs.com, Internet: www.ubs.com/investor-relations

CHANGE OF ADDRESS
UBS AG, Shareholder Services GUMV, P.O. Box, CH-8098 Zurich
Phone: +41-1-235 6202, Fax: +41-1-235 31 54
E-mail: SH-shareholder-services@ubs.com

PUBLISHED BY UBS AG
Content: UBS AG, Investor Relations and Corporate Control and Accounting.
Languages: English, German. Copyright: UBS AG.

[UBS LOGO]

UBS AG
P.O. Box, CH-8098 Zurich
P.O. Box, CH-4002 Basel

www.ubs.com